Form 10-K405, Exhibit 13
period 1995-12-31
INTERNATIONAL BANCSHARES CORP
filed 1996-04-01
CIK 315709

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                                 (Consolidated)

                             SELECTED FINANCIAL DATA
                  (Dollars in Thousands, Except Per Share Data)

                                1995           1994          1993         1992          1991
                            -----------    ----------    ----------    ---------    ----------
BALANCE SHEET

At December 31:
   Assets ...............   $ 2,935,606     2,659,392     2,115,786     1,883,883     1,736,705
   Net loans ............     1,186,456     1,125,489       997,883       884,853       749,008
   Deposits .............     2,143,346     2,061,638     1,723,919     1,626,935     1,571,394
   Other borrowed funds .        66,500       123,500         4,500         5,500         6,500
   Shareholders' equity .       245,761       178,536       163,055       131,154       101,945

INCOME STATEMENT

Years ended December 31:
   Interest income ......   $   218,867       159,260       131,829       135,972       144,898
   Interest expense .....      (112,361)      (66,754)      (51,155)      (60,769)      (84,982)
                            -----------    ----------    ----------    ----------    ----------
   Net interest income ..       106,506        92,506        80,674        75,203        59,916
   Provision for possible
     loan losses ........        (5,150)       (3,804)       (4,540)       (4,664)       (5,227)
   Non-interest income ..        26,009        22,483        25,935        24,657        14,099
   Non-interest expense .       (68,989)      (59,893)      (60,236)      (51,224)      (39,181)
                            -----------    ----------    ----------    ----------    ----------
   Income before income
     taxes ..............        58,376        51,292        41,833        43,972        29,607

   Income taxes .........       (18,315)      (13,402)       (9,971)      (14,262)       (9,752)
                            -----------    ----------    ----------    ----------    ----------
   Net income ...........   $    40,061        37,890        31,862        29,710        19,855
                            -----------    ----------    ----------    ----------    ----------
   Cash dividend per
     share ..............   $       .50          1.10          --            --            --

   Per common share:

     Primary ............   $      5.81          5.31          4.48          4.11          2.76

     Fully diluted ......   $      5.81          5.31          4.29          3.94          2.64

     Note 1: See note l of notes to the consolidated financial statements regarding the adoption of Statement of Financial Accounting Standards No. 115.

     Note 2: See note 2 of notes to the consolidated financial statements regarding the acquisitions in 1995 and 1994.

     Note 3: See note 8 of notes to the consolidated financial statements regarding the other borrowed funds.

                                        1

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and Subsidiaries ("Company"), a bank holding company with four subsidiary banks operating in 42 locations in South Texas and three non-bank subsidiaries, for the three year period ended December 31, 1995. This discussion should be read in conjunction with the Selected Financial Data and consolidated financial statements included elsewhere herein.

                              RESULTS OF OPERATIONS

Net income for 1995 was $40,061,000 or $5.81 per share - primary ($5.81 per share- fully diluted) compared with $37,890,000 or $5.31 per share - primary ($5.31 per share - fully diluted) in 1994 and $31,862,000 or $4.48 per share - primary ($4.29 per share -fully diluted) in 1993.

Total assets at December 31, 1995 grew 10% to $2,935,606,000 from $2,659,392,000 while net loans increased 5% to $1,186,456,000 from $1,125,489,000 for the prior year. Deposits at December 31, 1995 were $2,143,346,000, an increase of 4% over the $2,061,638,000 amount reported at December 31, 1994. Total assets at December 31, 1994 grew 26% to $2,659,392,000 from $2,115,786,000 while net loans increased 13% to $1,125,489,000 from $997,883,000 in 1993. Deposits at December 31, 1994 were $2,061,638,000 an increase of 20% over the $1,723,919,000 amount reported at December 31, 1993. The increase in assets and deposits during 1995 is partially the result of the acquisition of The Bank of Corpus Christi, Corpus Christi, Texas, ("BCC") and the Stone Oak National Bank, San Antonio, Texas, ("SONB"), (see note 2 of notes to consolidated financial statements). Also, reflected in total assets is the increase in repurchase agreements with the Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") to $359,500,000 at December 31, 1995, from $ 180,000,000 of repurchase agreements with the Federal Home Loan Bank of Dallas ("FHLB") at December 31, 1994, which funds were used to expand the earning asset base of the Company.

In order to achieve a net yield that is relatively immune from major swings in market rates, the Company strives to manage both assets and liabilities so that interest sensitivities match. In this way, the Company attempts to cause both earning assets and funding sources of the Company to respond to changes in a similar time frame. Net interest income is the spread between income on interest earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, such as deposits, repurchase agreements and funds borrowed. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest earning assets and interest bearing liabilities. The net yield on average interest earning assets is the difference between the average rate earned on earning assets and the average rate incurred on interest bearing liabilities.

One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that reprice or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will reprice faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. However, this type of analysis should be used with caution as the positions at any given point in time can be quickly changed by management as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. Management currently believes that the Company is properly positioned for interest rate changes; however if
                                        2

management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to minimize the effect of the interest rate changes.

Net interest income increased by $14,000,000 or 15%, over that in 1994 despite the slight decrease in the net yield on average interest earning assets of .25% from 4.30% in 1994 to 4.04% in 1995. The net yield on average interest earning assets decreased by .21% in 1994 to 4.30% from 4.51% in 1993 while net interest income increased $11,832,000 or 15% over 1993. A 23% increase in average interest earning assets from $2,149,599,000 in 1994 to $2,635,174,000 in 1995 and a 20% increase from $1,787,364,000 in 1993 to $2,149,599,000 in 1994 contributed to the continued increase in net interest income for 1995 and 1994, respectively. The growth in net interest income for 1995 was due to the .91% increase in the yield on average interest earning assets to 8.31% in 1995 from 7.41% in 1994. The growth in net interest income for 1994 can be attributed to the maintenance of an adequate interest rate spread between interest earning assets and interest bearing liabilities. In 1994 a .03% increase was reflected in the yield on average interest earning assets to 7.41% from 7.38% in 1993 and an increase was reflected on the rates paid on average interest bearing liabilities to 3.52% in 1994 from 3.21% in 1993.

Non-interest income increased 16% in 1995 to $26,009,000 over $22,483,000 in 1994 and increased .29% over $25,935,000 in 1993. The 1995 increase in non-interest income is primarily due to the increase in service charges. The 1994 decrease is primarily due to the $1,783,000 investment securities loss recorded in 1994 compared to the $6,931,000 investment securities gains recorded in 1993.

Successful expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. The Company's overhead ratio (operating expenses divided by net interest income and other operating income) has been under 57% for each of the last five years, which is well below peer group ratios. Non- interest expense includes such items as salaries and wages and employee benefits, net occupancy expenses, equipment expenses and other operating expenses such as FDIC insurance. Non-interest expense increased 15% in 1995 to $68,989,000 from $59,893,000 in 1994 and increased 15% from $60,236,000 in 1993. The 1995 increase in non-interest expense is primarily due to the increased operations at each of the subsidiary banks and in particular, was the result of the $2,800,000 reserve for litigation costs created by the Company in connection with certain pending litigation involving a lender liability claim. The 1994 decrease in non-interest expense is primarily due to certain non-recurring expenses reflected in 1993 related to other real estate provisions, writedown of capitalized fees related to leveraged lease transactions and the $2,072,000 of writedown of certain leveraged lease assets.

The Company has 1,235,352 treasury shares. The Company does not have a formal stock repurchase program; however, the Company occasionally repurchases shares of Common Stock including repurchases related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders. As of December 31, 1995, the Company had repurchased shares in the total amount of $7,782,000. The Board of Directors has stated that it will not approve repurchases of more than a total of $9,000,000; however, the board has increased previous caps related to treasury shares once they were met but there are no assurances that an increase of the $9,000,000 cap will occur in the future. The Company has no definite plans for the treasury shares; however, the treasury shares may be used to fulfill option exercises under the Company's Stock Option Plan.

Most of the Company's lending activities involve commercial (domestic and foreign), consumer and real estate mortgage financing. The Company's acquisitions and efforts to increase its loan volume in 1995 resulted in an increase of 15% in average domestic loans and a increase of 7% in average foreign loans for an increase in total average loans of 14% over 1994. The yield for these loans increased 1.16% for domestic loans and .92% for foreign loans in 1995 as compared to 1994, due to increasing interest rates. The Company experienced an increase of 14% in average domestic loans and a 1% decrease in average foreign loans in 1994 as compared to 1993. The yield for these

                                        3

loans increased .95% for domestic loans and .74% for foreign loans in 1994 as compared to 1993, due to increasing interest rates.

The Company experienced an increase of 36% in average balances of taxable investment securities from $1,016,871,000 during 1994 to $1,381,781,000 for 1995 and an increase of 23% from $825,864,000 during 1993 to $1,016,871,000 for 1994.
These trends are the results of continued increases in deposits, repurchase agreements and borrowings during 1995 and 1994 providing available funds for investments.

The allowance for possible loan losses increased 8% from $17,025,000 in 1994 to $18,455,000 in 1995 and 23% from $13,831,000 in 1993 to $17,025,000 in 1994. The provision for possible loan losses charged to expense increased 35% from $3,804,000 in 1994 to $5,150,000 in 1995 and decreased 16% from $4,540,000 in
1993 to $3,804,000 in 1994. Increases in the allowance for possible loan losses were largely due to the increase in the loan portfolio and uncertain economic conditions. The allowance for possible loan losses was 1.53% of total loans at December 31, 1995 compared to 1.49% at 1994 and 1.36% at 1993. Non-performing assets as a percentage of total loans and total assets were 1.27% and .52%, respectively, at December 31, 1995, and .87% and .37% in 1994, respectively. Loans accounted for on a non-accrual basis increased 72% from $3,627,000 in 1994 to $6,233,000 in 1995. As loans are placed on a non-accrual status, interest previously accrued and recorded is reversed unless the loans are well secured and in the process of collection. Foreclosed assets increased 53% from $6,145,000 in 1994 compared to $9,372,000 in 1995. The increases in the non-performing loans and foreclosed assets are primarily due to the negative effect of the devaluation of the Mexican peso. While further increases in non-performing loans and foreclosed assets are anticipated, the Company does not expect the peso devaluation to have a materially negative impact on the operations of the Company. In 1994, non-accruals decreased 41% from $6,104,000 in 1993 to $3,627,000 in 1994 while foreclosed assets had a decrease of 47% from $11,622,000 in 1993 to $6,145,000 in 1994.

The allowance for possible loan losses consists of the aggregate loan loss allowances of the subsidiary banks. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses (or recoveries) are charged (or credited) directly to the allowances. The provision for possible loan losses of each subsidiary bank is determined by management of each bank upon consideration of several factors such as loss experience in relation to outstanding loans and the existing level of its allowance; independent appraisals for significant properties; a continuing review and appraisal of its loan portfolio with particular emphasis on problem loans by management and the credit department staff of International Bank of Commerce ("IBC"), the Company's lead bank; results of examinations by bank examiners and continuous review of current and anticipated economic conditions in the market area served by the subsidiary banks. Management of each of the subsidiary banks, along with management of the Company, continually review the allowances to determine whether additional provisions should be made after considering the preceding factors. Please see note 4 of the notes to the Consolidated Financial Statements for a discussion of impaired loans pursuant to SFAS 114 as amended by SFAS 118. No additional provision to the allowance for possible loan losses was required by the adoption of SFAS 114 by the Company on January 1, 1995.

The subsidiary banks charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial and industrial or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further collection of the loss portion is anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. Generally, unsecured consumer loans are charged-off when 90 days past due.

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the
                                        4

determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 1995, was adequate to absorb possible losses from loans in the portfolio at that date.


On December 31, 1995, the Company had $2,935,606,000 of consolidated assets of which approximately $120,748,000 or 4% were related to loans outstanding to borrowers from Mexico. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 1995 were as follows:
                                                                   RELATED
                                                   AMOUNT OF    ALLOWANCE FOR
                                                     LOANS     POSSIBLE LOSSES
                                                    --------   ---------------
                                                    (Dollars in Thousands)
Secured by certificates of deposit in
  United States banks ........................      $ 51,762          23
Secured by United States real estate .........        38,697         516
Secured by other United States collateral
  (securities, gold, silver, etc.) ...........        12,131         134
Direct unsecured Mexican sovereign debt
  (principally former FICORCA debt) ..........         1,681         188
Other ........................................        16,477         174
                                                    --------       -----
                                                    $120,748       1,035
                                                    --------       -----

The transactions for the year ended December 31, 1995 in that portion of the allowance for possible loan losses related to Mexican debt were as follows:

                                           (Dollars in Thousands)

Balance at January 1, 1995 ................        $ 949

   Charge-offs ............................         (176)
   Recoveries .............................          113

Net charge-offs ...........................          (63)

Provision for possible loan losses ........          149

Balance at December 31, 1995 ..............      $ 1,035
                                                   -----


The financial results of the Company have been influenced by inflation in many ways. The principal component of earnings is net interest income, which is primarily affected by earnings, asset growth and the sensitivity of assets and liabilities to changes in the level of interest rates. Although the rate of inflation in the United States has declined significantly over the past several years, inflation's impact is still felt in many foreign nations such as the recent high inflation in Mexico. Since inflation induces an increase in earning assets and interest rates, a large part of the impact of inflation on net income is reflected in the net interest yield on earning assets. It is difficult to precisely measure the impact because it is not possible to accurately differentiate between growth resulting from inflation and growth resulting from increased business activity. Inflation also raises costs of operation, primarily those of employment and services.
                                        5

                         LIQUIDITY AND CAPITAL RESOURCES

The maintenance of adequate liquidity provides the Company's subsidiary banks with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The subsidiary banks of the Company derive their liquidity largely from deposits of individuals and business entities; however, the deposits are not growing at as high a rate as they did in the past. Consequently, the Company is relying more on other funding sources. Other important funding sources for the Company's bank subsidiaries during 1995 and 1994 have been securities sold under agreement to repurchase, FHLB certificates of indebtedness and large time certificates of deposit requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. The Company does not have or solicit brokered deposits. Primary liquidity of each bank has been maintained by means of increased investment in securities, certificates of deposit and loans. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

Principal sources of liquidity and funding for the Company are earnings of subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the subsidiary banks as disclosed in Note 16 to the consolidated financial statements. At December 31, 1995, the aggregate amount legally available to be distributed to the Company from subsidiary banks as dividends was approximately $85,670,000. The restricted capital of the subsidiary banks was approximately $138,289,000 as of December 31, 1995. The Company has outstanding $66,500,000 in borrowed funds. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

The Company maintains an adequate level of capital as a margin of safety for its depositors and stockholders. At December 31, 1995, stockholders' equity was $245,761,000 compared to $178,536,000 at December 31, 1994, an increase of $67,225,000 or 38%. This increase in capital resulted primarily from the retention of earnings and the unrealized gains recorded in accordance with Statement of Financial Accounting Standards, No. 115 (see note 1 of notes to consolidated financial statements) and cash dividends.

During 1990, the Federal Reserve Board adopted a minimum leverage ratio of 3% for the most highly-rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's ratio (defined as stockholders' equity less goodwill and certain other intangibles divided by average quarterly assets) was 7.46% at December 31, 1995 and 7.20% at December 31, 1994. The core deposit intangibles and goodwill of $16,560,000 booked in connection with financial institution acquisition of the Company are deducted from the sum of core capital elements when determining the capital ratios of the Company.

The Federal Reserve Board has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have core capital (Tier 1) of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill and certain other intangibles, while total capital consists of core capital, certain debt instruments and a portion of the reserve for credit losses. The Company had risk-weighted Tier 1 capital ratios of 14.78% and 13.19% and risk weighted total capital ratios of 15.93% and 14.30% for December 31, 1995 and 1994, respectively, which are well above the minimum regulatory requirements.

During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 1995 and 1994 were certain capital
                                        6

expenditures as they related to modernization and improvement of several existing bank facilities and expansion of the bank branch network.

                      ADOPTION OF NEW ACCOUNTING STANDARDS

During 1993 the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which required that an enterprise classify debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. SFAS No. 115 also states that these classifications need to be reassessed for appropriate classification at each reporting date. Securities classified as "held- to-maturity" are to be carried at amortized cost for financial statement reporting, while securities classified as "available for sale" and "trading" are to be carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported as a net amount in a separate component of shareholders' equity until realized. This statement was adopted by the Company on January 1, 1994. The effect of the change in accounting treatment as of January 1, 1994, resulted in an increase in shareholders' equity of $5,312,000, and is reported separately in the consolidated statement of shareholders' equity (see note 1 of notes to consolidated financial statements).

The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure", effective January 1, 1995. These Statements are applicable to all creditors and to all loans, uncollateralized as well as collateralized, except consumer loans. These Statements require that impaired loans be measured based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or, (3) the fair value of the collateral if the loan is collateral dependent. The adoption of this accounting standard did not have a material effect on the Company's financial position or results of operations since the Company's previous recognition and measurement policies regarding non-performing loans were consistent with the accounting requirements for impaired loans.

                ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Long-lived assets and certain identifiable intangibles to be disposed of must be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30. Management believes that these Statements, which must be implemented by the Company in 1996, will not have a material effect on the consolidated financial statements of the Company when implemented.

In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights" which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995. This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights that are capitalized after the adoption of this Statement based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum. Management believes that these Statements, which must be implemented by the Company in 1996, will not have a material effect on the consolidated financial statements of the Company when implemented.

                                        7

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995. Companies are permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but will be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting, as outlined in SFAS No. 123. The Company has not yet determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.

                           COMMON STOCK AND DIVIDENDS

The Company had outstanding 6,961,674 shares of $1.00 par value Common Stock held by approximately 1,344 holders of record at March 28, 1996. The book value of the stock at December 31, 1995 was $41.00 per share compared with $35.51 per share, adjusted for stock dividends, one year ago. On March 25, 1996 shares of the Common Stock were most recently sold for $41.00 per share.

On August 28, 1995, the Common Stock began to trade on the OTC Bulletin Board under the trading symbol IBNC; however, trading in the Common Stock of the Company has not been extensive and such trades cannot be characterized as amounting to an active trading market. The Common Stock is not listed on any exchange. Most of the transactions in the Company's stock are handled privately; however, local brokerage firms, acting independently of the Company, handle some of the transactions for buyers and sellers of the stock on a negotiated basis.

The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 1994 and 1995, as quoted on the OTC Bulletin Board, as recorded by local brokerage firms or from information in the Company's records for each of the quarters in the two year period ended December 31, 1995:
                                            HIGH       LOW
    1995:
            First quarter                $  41.60   $  40.00
            Second quarter                  41.60      40.00
            Third quarter                   41.00      40.00
            Fourth quarter                  42.00      40.00

                                            HIGH       LOW
    1994:
            First quarter                $  51.63   $  46.00
            Second quarter                  40.00      36.80
            Third quarter                   41.60      40.00
            Fourth quarter                  44.00      40.80

The Company's Common Stock prices, because of the limited market, do not necessarily represent the actual fair market value during the above periods and, in the opinion of the Board of Directors, should not be relied upon as representative of such market value.

The Company in 1994 and 1995 paid a $6,012,000 and $2,771,000, or $1.10 and $.50 per share respectively, special cash dividend to the shareholders. In addition, the Company has issued stock dividends during the last five year period as follows:

                                          Stock
                DATE                     DIVIDEND

            May 16, 1991                    15 %
            May 22, 1992                    20
            May 20, 1993                    25
            May 19, 1994                    25
            May 19, 1995                    25
                                        8

A covenant of the Company's $2,500,000 note payable (see note 16 of notes to consolidated financial statements) restricts the Company from declaring or paying any dividends to its shareholders, other than stock dividends. The subsidiary banks are subject to certain dividend restrictions as disclosed in note 16 of notes to consolidated financial statements. The Company paid a special cash dividend on June 12, 1995. A dividend waiver was received from the lender regarding the covenant restricting the payment of cash dividends, which would permit current and future dividends up to a certain amount.

                                        9

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders
International Bancshares Corporation:

We have audited the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 4 to the consolidated financial statements effective January 1, 1995, the Company changed its method of accounting for impairment of loans receivable to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures".

As discussed in Note 1 in notes to the consolidated financial statements, the Company changed its method of accounting for investment securities in 1994.

/s/ KPMG PEAT MARWICK LLP

San Antonio, Texas
March 22, 1996

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Condition

                           December 31, 1995 and 1994

                             (Dollars in Thousands)

     ASSETS                                               1995          1994
                                                      -----------    ----------
Cash and due from banks ...........................   $    86,827        86,200
Federal funds sold ................................        37,000         4,000
                                                      -----------    ----------
             Total cash and cash equivalents ......       123,827        90,200

Time deposits with banks ..........................         1,800           495

Investment securities:
  Held to maturity
    (Market value of $2,895 on December 31, 1995
    and $612,420 on December 31, 1994 .............         2,909       647,832
  Available for sale
    (Amortized cost of $1,439,823 on December 31,
    1995 and $671,957 on December 31, 1994 ........     1,460,432       646,402
                                                      -----------    ----------
             Total investment securities ..........     1,463,341     1,294,234
Loans:
   Commercial, financial and agricultural .........       718,364       664,449
   Lease financing receivables, net ...............         3,910         3,910
   Real estate - mortgage .........................       200,998       201,998
   Real estate - construction .....................        39,527        46,584
   Consumer .......................................       124,843       122,751
   Foreign ........................................       120,748       106,707
                                                      -----------    ----------
             Total loans ..........................     1,208,390     1,146,399

   Less unearned discounts ........................        (3,479)       (3,885)
                                                      -----------    ----------
             Loans, net of unearned discounts .....     1,204,911     1,142,514

   Less allowance for possible loan losses ........       (18,455)      (17,025)
                                                      -----------    ----------
             Net loans ............................     1,186,456     1,125,489
                                                      -----------    ----------
Bank premises and equipment, net ..................        80,410        70,686
Accrued interest receivable .......................        22,204        20,941
Other assets ......................................        57,568        57,347
                                                      -----------    ----------
             Total assets .........................   $ 2,935,606     2,659,392
                                                      -----------    ----------
                                       11

     LIABILITIES AND SHAREHOLDERS' EQUITY                 1995          1994
                                                      -----------    ----------
Liabilities:

   Deposits:
     Demand - non-interest bearing ................   $   295,301       274,563
     Savings and interest bearing demand ..........       576,878       562,824
     Time .........................................     1,271,167     1,224,251
                                                      -----------    ----------
             Total deposits .......................     2,143,346     2,061,638

   Securities sold under repurchase agreements ....       462,602       284,113
   Other borrowed funds ...........................        66,500       123,500
   Other liabilities ..............................        17,397        11,605
                                                      -----------    ----------
             Total liabilities ....................     2,689,845     2,480,856
                                                      -----------    ----------
Shareholders' equity:

   Common stock of $1.00 par value ................
     Authorized 15,000,000 shares;
     issued 8,159,814 shares in 1995
     and 6,466,307 shares in 1994 .................         8,160         6,466
   Surplus ........................................        10,637        10,154
   Retained earnings ..............................       221,350       185,685
   Net unrealized holding gains (losses) on
     available for sale securities, net of
     deferred income taxes ........................        13,396       (16,611)
                                                      -----------    ----------
                                                          253,543       185,694
   Less cost of shares in treasury,
     1,229,332 shares in 1995 and
     971,257 shares in 1994 .......................        (7,782)       (7,158)
                                                      -----------    ----------
             Total shareholders' equity ...........       245,761       178,536
                                                      -----------    ----------
             Total liabilities and
                shareholders' equity ..............   $ 2,935,606     2,659,392
                                                      -----------    ----------

See accompanying notes to consolidated financial statements.

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 1995, 1994 and 1993

                (Dollars in Thousands, Except Per Share Amounts)

                                             1995         1994         1993
                                         -----------   ----------    ---------
Interest income:
   Loans, including fees ................. $   124,411       97,057       77,602
   Time deposits with banks ..............          43           38           40
   Federal funds sold ....................         991        1,022          657
   Investment securities:
     Taxable .............................      91,178       58,983       52,410
     Tax-exempt ..........................       1,825        1,691        1,120
   Other .................................         419          469         --
                                           -----------   ----------    ---------
             Total interest income .......     218,867      159,260      131,829
                                           -----------   ----------    ---------
Interest expense:
   Savings and interest bearing demand
     deposits ............................      16,741       10,930        9,590
   Time deposits .........................      62,078       43,119       36,467
   Federal funds purchased and securities
     sold under repurchase agreements ....      25,594       10,311        4,685
   Other borrowings ......................       7,948        2,365          299
   Subordinated debt .....................        --             29          114
                                           -----------   ----------    ---------
             Total interest expense ......     112,361       66,754       51,155
                                           -----------   ----------    ---------
             Net interest income .........     106,506       92,506       80,674

Provision for possible loan losses .......       5,150        3,804        4,540
                                           -----------   ----------    ---------
             Net interest income after
                provision for possible
                loan losses ..............     101,356       88,702       76,134
                                           -----------   ----------    ---------
Non-interest income:
   Service charges on deposit accounts ...       5,488        4,535        4,037
   Other service charges, commissions
     and fees ............................      13,684       12,033       10,722
   Investment securities transactions, net          (2)      (1,783)       6,931
   Other income ..........................       6,839        7,698        4,245
                                           -----------   ----------    ---------
             Total non-interest income ...      26,009       22,483       25,935
                                           -----------   ----------    ---------
                                       13
Non-interest expense:
   Employee compensation and benefits ....      25,701       22,113       19,294
   Occupancy .............................       5,105        4,161        4,014
   Depreciation of bank premises and
     equipment ...........................       5,478        5,964        4,963
   Regulatory and deposit insurance fees .       4,578        4,756        4,170
   Legal expense including settlements ...       5,045        1,481        1,906
   Net cost of operations for other real
     estate owned ........................         558         --          2,887
   Lease asset write-downs and expenses ..         471          787        4,003
   Stationary and supplies ...............       2,176        1,821        1,770
   Other .................................      19,877       18,810       17,229
                                           -----------   ----------    ---------
             Total non-interest expense ..      68,989       59,893       60,236
                                           -----------   ----------    ---------
             Income before income
                taxes ....................      58,376       51,292       41,833

Income taxes .............................      18,315       13,402        9,971
                                           -----------   ----------    ---------
             Net income .................. $    40,061       37,890       31,862
                                           -----------   ----------    ---------
Per share:

   Net income - primary .................. $      5.81         5.31         4.48

   Net income - fully diluted ............ $      5.81         5.31         4.29

   Weighted average number of shares
     outstanding .........................   6,896,370    7,131,455    7,442,208

See accompanying notes to consolidated financial statements.

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                 Consolidated Statements of Shareholders' Equity

                  Years ended December 31, 1995, 1994 and 1993

                             (Dollars in Thousands)

                                                                                                             UNREALIZED
                                                                                                             GAIN (LOSS)
                                                                                                            ON AVAILABLE
                                                   NUMBER     COMMON                RETAINED      FOR SALE    TREASURY
                                                  OF SHARES   STOCK      SURPLUS    EARNINGS     SECURITIES    STOCK         TOTAL
                                                    -----     ------     ------     --------      -------      ------      --------
Balances at January 1, 1993 ...................     3,939     $3,939      8,362      124,261         --        (5,408)      131,154

  Net income ..................................      --         --         --         31,862         --          --          31,862
  Stock dividends:
    Shares issued .............................     1,019      1,019       --         (1,019)        --          --            --
  Cash dividend in lieu
    of fractional shares ......................      --         --         --            (10)        --          --             (10)
  Purchase of treasury stock ..................      --         --         --           --           --        (1,291)       (1,291)
  Exercise of stock options ...................       155        155      1,185         --           --          --           1,340
                                                    -----     ------     ------     --------      -------      ------      --------
Balances at December 31, 1993 .................     5,113     $5,113      9,547      155,094         --        (6,699)      163,055

  Net income ..................................      --         --         --         37,890         --          --          37,890
  Effect of adopting Financial
    Statement of Financial
    Accounting Statement No. 115
    at January 1, 1994, net of
    deferred income taxes .....................      --         --         --           --          5,312        --           5,312
  Stock dividends:
    Shares issued .............................     1,287      1,287       --         (1,287)        --          --            --
  Cash dividends ..............................      --         --         --         (6,012)        --          --          (6,012)
  Purchase of treasury stock ..................      --         --         --           --           --          (459)         (459)
  Exercise of stock options ...................        66         66        607         --           --          --             673
  Net change in unrealized loss
    on available for sale
    securities, net of deferred
    income taxes ..............................      --         --         --           --        (21,923)       --         (21,923)
                                                    -----     ------     ------     --------      -------      ------      --------
Balances at December 31, 1994 .................     6,466     $6,466     10,154      185,685      (16,611)     (7,158)      178,536

  Net income ..................................      --         --         --         40,061         --          --          40,061
  Stock dividends:
    Shares issued .............................     1,625      1,625       --         (1,625)        --          --            --
  Cash dividends ..............................      --         --         --         (2,771)        --          --          (2,771)
  Purchase of treasury stock ..................      --         --         --           --           --          (624)         (624)
  Exercise of stock options ...................        69         69        483         --           --          --             552
  Net change in unrealized gain
    on available for sale
    securities, net of deferred
    income taxes ..............................      --         --         --           --         30,007        --          30,007
                                                    -----     ------     ------     --------      -------      ------      --------
Balances at December 31, 1995 .................     8,160     $8,160     10,637      221,350       13,396      (7,782)      245,761
                                                    =====     ======     ======     ========      =======      ======      ========

See accompanying notes to consolidated financial statements.

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1995, 1994 and 1993

                             (Dollars in Thousands)

                                                                                      1995                1994               1993
                                                                                    ---------           --------           --------
Operating activities:
  Net income .............................................................          $  40,061             37,890             31,862

  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for possible loan losses .................................              5,150              3,804              4,540
      Recoveries on charged-off loans ....................................                609              1,668              1,012
      Net cost (profit) of operations for other real
        estate owned .....................................................                558               (761)             2,887
      Lease asset write-downs ............................................                471                787              4,003
      Depreciation of bank premises and equipment ........................              5,478              5,964              4,963
      Accretion of investment securities discounts .......................             (1,736)              (593)              (264)
      Amortization of investment securities premiums .....................             10,831             14,818             10,792
      Realized loss (gain) on investment securities
        transactions, net ................................................                  2              1,783             (6,931)
      Gain on sale of bank premises and equipment ........................                (11)               (26)                (3)
      (Increase) decrease in accrued interest
        receivable .......................................................               (333)            (2,839)             2,113
      Increase (decrease) in other liabilities ...........................              5,484            (24,443)             1,527
                                                                                    ---------           --------           --------
            Net cash provided by operating
              activities .................................................             66,564             38,052             56,501
                                                                                    ---------           --------           --------
Investing activities:

  Cash acquired in purchase transactions .................................              7,123             21,938              8,150
  Proceeds from sales of held to maturity
    securities ...........................................................               --                 --              223,732
  Proceeds from maturities of securities .................................             30,154              3,757              3,046
  Purchases of held to maturity securities ...............................               --             (323,309)          (728,642)
  Proceeds from sales of available for sale
    securities ...........................................................            154,506            395,656               --
  Purchases of available for sale securities .............................           (490,489)          (531,552)              --
  Principal collected on mortgage-backed securities ......................            209,262            249,899            396,051
  Principal collected on other investment securities .....................               --                   15               --
  Proceeds from matured time deposits with banks .........................                297              1,091                507
  Purchases of time deposits with banks ..................................             (1,602)              (297)              (794)
  Net increase in loans ..................................................            (30,154)           (84,874)           (96,801)
  Net (increase) decrease in other assets ................................             (2,909)           (20,646)             2,355
  Purchases of bank premises and equipment ...............................            (11,582)           (11,978)           (16,879)
  Proceeds from sale of bank premises
    and equipment ........................................................                 48                 83                356
                                                                                    ---------           --------           --------
            Net cash used in investing activities ........................           (135,346)          (300,217)          (208,919)
                                                                                    ---------           --------           --------
                                       16
Financing activities:

  Net increase in non-interest bearing demand
    deposits .............................................................          $   3,486             27,364             37,791
  Net (decrease) increase in savings and
    interest bearing demand deposits .....................................            (34,712)               837             29,888
  Net increase (decrease) in time deposits ...............................             24,614             83,652            (24,068)
  Net increase in federal funds purchased and
    securities sold under repurchase agreements ..........................            168,864             69,207            103,122
  Proceeds from issuance of other borrowed funds .........................             93,500            120,000               --
  Principal payments on other borrowed funds and
    subordinated debt ....................................................           (150,500)            (2,451)            (2,000)
  Purchase of treasury stock .............................................               (624)              (459)            (1,291)
  Proceeds from exercise of stock options ................................                552                673              1,340
  Payment of cash dividends ..............................................             (2,762)            (6,012)              --
  Payments of cash dividends in lieu of fractional
    shares ...............................................................                 (9)              --                  (10)
                                                                                    ---------           --------           --------
            Net cash provided by
              financing activities .......................................            102,409            292,811            144,772
                                                                                    ---------           --------           --------

            Increase (decrease) in cash and cash
              equivalents ................................................             33,627             30,646             (7,646)

Cash and cash equivalents at beginning of year ...........................             90,200             59,554             67,200
                                                                                    ---------           --------           --------

Cash and cash equivalents at end of year .................................          $ 123,827             90,200             59,554
                                                                                    ---------           --------           --------

Supplemental cash flow information:
  Interest paid ..........................................................          $ 114,685             69,506             58,023
  Income taxes paid ......................................................             18,966             18,177              8,041

Supplemental schedule of noncash investing and
  financing activities relating to various purchase
  transactions:
    Loans acquired .......................................................          $  37,043             48,991             23,853
    Investment securities and other assets acquired ......................             54,087            183,030             21,739
    Deposit liabilities assumed ..........................................             98,253            253,959             53,742

See accompanying notes to consolidated financial statements.

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of International Bancshares Corporation ("Corporation") and Subsidiaries ("Company") conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of those policies.

         CONSOLIDATION AND BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Corporation and its wholly-owned bank subsidiaries, International Bank of Commerce ("IBC"), Commerce Bank, International Bank of Commerce, Zapata, International Bank of Commerce, Brownsville, and the Corporation's wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Life Insurance Company and IBC Trading Company. All significant intercompany balances and transactions have been eliminated in consolidation.

         The Company through its bank subsidiaries, is in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans principally located in Webb, Bexar, and Zapata counties and the lower Rio Grande Valley and Texas Coastal Bend area. Each bank subsidiary is very active in facilitating international trade along the United States border with Mexico and elsewhere. The issuance of commercial letters of credit forms a substantial part of this business. Although the Company's loan portfolio is diversified, the ability of the Company's debtors to honor their contracts is primarily dependent upon the economic conditions in the above mentioned counties and areas. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgements or changes in law and regulations.

         The financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and income and expenses for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for possible loan losses.

         INVESTMENT SECURITIES

         On January 1, 1994, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company classified debt securities, including mortgage-backed securities (MBS's), as either held-to-maturity or available-for-sale as of January 1, 1994. Under Statement 115, debt securities classified as held-to-maturity are those which the Company has the positive intent and ability to hold until maturity. These securities are carried at amortized cost with premiums and discounts being amortized using the effective interest method over the estimated remaining life of the security. Securities classified as available-for sale are carried at fair
                                       18
         value with unrealized gains or losses (net of deferred income taxes) reflected in shareholders' equity. The effect of this change in accounting principle as of January 1, 1994, resulted in an increase in shareholders' equity of $5,312,000 and is reported separately in the consolidated statement of shareholders' equity. Gains and losses recognized on the sale of securities are based on the specific identification method.

         Mortgage-backed securities held at December 31, 1995 and 1994, represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans adjusted for anticipated prepayments. Income recognized under the straight line method is not materially different from income that would be recognized under the level yield or "interest method". Mortgage-backed securities are either issued or guaranteed by the U.S. Government or it's agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

         UNEARNED DISCOUNTS

         Consumer loans are frequently made on a discount basis. The amount of the discount is subsequently included in interest income ratably over the term of the related loans under the sum-of-the-digits (Rule of 78th's) method. Income recognized under the sum-of-the-digits method is not materially different than income that would be recognized under the level yield or "interest method".

         PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The allowance for possible loan losses is maintained at a level considered adequate by management to provide for potential loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The provision for possible loan losses is the amount which, in the judgement of management, is necessary to establish the allowance for possible loan losses at a level that is adequate to absorb known and inherent risks in the loan portfolio.

         Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's bank subsidiaries allowances for possible loan losses. Such agencies may require the Company's bank subsidiaries to recognize additions or reductions to their allowances based on their judgments of information available to them at the time of their examination.

         The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosure" effective January 1, 1995. These Statements are applicable to all creditors and to all loans, uncollateralized as well as collateralized, except consumer loans. These Statements require that impaired loans be measured based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or, (3) the fair value of the collateral if the loan is collateral dependent. The adoption of this accounting standard did not have a material effect on the Comapany's financial position or results of operations since the

                                       19

         Company's previous recognition and measurement policies regarding non-performing loans were consistent with the accounting requirements for impaired loans.

         NON-ACCRUAL LOANS

         The non-accrual loan policy of the banking subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be uncollectible. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the creditor's financial condition warrants reestablishment of interest accruals.

         MORTGAGE SERVICING RIGHTS

         In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights" which requires adoption of the disclosure provisions beginning after December 15, 1995. This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights that are capitalized after the adoption of this Statement based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum. Management believes that this Statement, which must be implemented by the Company in 1996, will not have a material effect on the consolidated financial statements of the Company when implemented.

         OTHER REAL ESTATE OWNED

         Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against other non-interest expenses. Operating expenses of such properties and gains and losses on their disposition are included in other non-interest expenses.

         BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets. Repairs and maintenance are charged to operations as incurred and expenditures for renewals and betterments are capitalized.

         INCOME TAXES

         The Company recognizes certain income and expenses in different time periods for financial reporting and income tax purposes. The provision for deferred income taxes is based on the asset and liability method and represents the change in the deferred income tax accounts during the year, including the effect of enacted tax rate changes.

                                       20
         STOCK OPTION PLAN

         The stock option plan provides for the granting of options to purchase common stock at the market price on the date of the grant as determined by the Board of Directors of the Company. Consequently, no accounting is made for options until they are exercised, at which time the aggregate option price is credited to the common stock and surplus accounts.

         NET INCOME PER SHARE

         Primary net income per common and common equivalent shares has been computed on the basis of the weighted average shares outstanding. All share and per share information has been restated giving retroactive effect to stock dividends distributed.

         Because the Company redeemed the outstanding mandatory convertible subordinate notes in the aggregate principal amount of $1,451,000 on April 29, 1994, the related as-if-converted common shares are not included in the determination of fully-diluted earnings per share for the years ended December 31, 1994 and 1995.

         ACQUISITIONS AND AMORTIZATION OF INTANGIBLES

         Operations of companies acquired in purchase transactions are included in the consolidated statements of income from the respective dates of acquisition. The excess of the purchase price over net identifiable assets acquired (goodwill) and core deposit intangibles are included in other assets and are being amortized over varying remaining lives not exceeding 15 years.

         CONSOLIDATED STATEMENT OF CASH FLOWS

         For purposes of the statement of cash flows, the Company considers all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, the Company reports transactions related to deposits with other financial institutions, customer time deposits and loans to customers on a net basis.

(2)      ACQUISITIONS

         On February 27, 1996, the Company entered into a purchase and assumption agreement whereby IBC will purchase certain assets and will assume certain liabilities of River Valley Bank, F.S.B., headquartered in Weslaco, Texas. This agreement is subject to regulatory approval. IBC will purchase loans of approximately $22,915,000 and assume deposits of approximately $137,780,000 and will receive cash or other assets in the amount of approximately $114,865,000.

         Effective September 8, 1995, Stone Oak National Bank, in San Antonio, Texas, ("SONB") a national banking association organized under the laws of the United States, was merged with and into IBC. At the date of closing, total assets acquired were approximately $18,000,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $1,387,000. These assets are being amortized on a straight line basis over a fifteen year period.

         Effective February 1, 1995, The Bank of Corpus Christi, Corpus Christi, Texas ("BCC") a state bank organized under the laws of the state of Texas, was merged with and into IBC. At the date of closing, total assets acquired were approximately $80,000,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $4,062,000. These assets will be amortized on a straight line basis over a fifteen year period.
                                       21

         Effective as of the close of business on August 31, 1994, First State Bank and Trust Company, Port Lavaca, Texas ("LAVACA"), a wholly-owned subsidiary of Michigan National Corporation ("MNC"), was merged with IBC. At the date of closing, total assets acquired were approximately $254,000,000. The acquisition was accounted for as a purchase. IBC recorded intangible assets, goodwill and core deposit premium totalling approximately $8,300,000. These assets are being amortized on a straight line basis over a fifteen year period.

         The following unaudited pro forma financial information presents the consolidated results of operations as if the acquisition of LAVACA had occurred on January 1 of each respective year (dollars in thousands, except per share data, for the years ended December 31):

                                                          1994         1993

         Interest and other income                     $ 192,706      176,966
         Net Income                                       39,452       35,831

         Per Share:
         Net income - primary                              6.92         6.31
         Net income - fully diluted                        6.92         5.97

         The acquisitions of SONB and BCC did not have a material pro forma impact on operations.

         Effective October 1, 1993, International Bank of Commerce, Brownsville, Texas acquired certain assets and assumed deposits and certain other liabilities of International Bank, N.A. ("IBNA"), Brownsville, Texas through a purchase and assumption agreement. Total assets acquired and liabilities assumed, at the date of the transaction, each totalled approximately $53,472,000. The acquisition was accounted for as a purchase transaction.

(3)      INVESTMENT SECURITIES

         The amortized cost and estimated market value by type of investment security at December 31, 1995 are as follows:

                                                                                       HELD TO MATURITY
                                                       -----------------------------------------------------------------------------
                                                                          GROSS           GROSS          ESTIMATED
                                                       AMORTIZED       UNREALIZED      UNREALIZED          MARKET           CARRYING
                                                          COST            GAINS          LOSSES            VALUE              VALUE
                                                       ----------         ------         ------          ---------         ---------
                                                                                   (Dollars in Thousands)

Mortgage-backed securities ...................         $    1,044           --              (14)             1,030             1,044
Obligations of states and
  political subdivisions .....................               --             --             --                 --                --
Other securities .............................              1,865           --             --                1,865             1,865
                                                       ----------         ------         ------          ---------         ---------


Total investment securities ..................         $    2,909           --              (14)             2,895             2,909
                                                       ==========         ======         ======          =========         =========
                                                                                         AVAILABLE FOR SALE
                                                       -----------------------------------------------------------------------------
                                                        AMORTIZED          GROSS         GROSS            ESTIMATED         CARRYING
                                                          COST             GAINS         LOSSES            VALUE             VALUE
                                                       ----------         ------         ------          ---------         ---------
                                                                                     (Dollars in Thousands)
U.S. Treasury securities .....................         $    6,877            181           --                7,058             7,058
Mortgage-backed securities ...................          1,388,292         22,335         (1,922)         1,408,705         1,408,705
Obligations of states and
  political subdivisions .....................             29,960            200           (185)            29,975            29,975
Equity securities ............................             14,694           --             --               14,694            14,694
                                                       ----------         ------         ------          ---------         ---------
Total investment securities ..................         $1,439,823         22,716         (2,107)         1,460,432         1,460,432
                                                       ==========         ======         ======          =========         =========

                                       22

         The amortized cost and estimated market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                                           HELD TO MATURITY                    AVAILABLE FOR SALE
                                                                     --------------------------        -----------------------------
                                                                                      ESTIMATED                            ESTIMATED
                                                                     AMORTIZED         MARKET           AMORTIZED            MARKET
                                                                       COST            VALUE              COST               VALUE
                                                                      ------           -----           ---------           ---------
                                                                                         (Dollars in Thousands)
Due in one year or less ...................................           $  180             180               2,520               2,563
Due after one year through five years .....................              880             870               5,359               5,524
Due after five years through ten years ....................            1,849           1,845              11,780              11,746
Due after ten years .......................................             --              --                17,178              17,200
Mortgage-backed securities ................................             --              --             1,388,292           1,408,705
Equity securities .........................................             --              --                14,694              14,694
                                                                      ------           -----           ---------           ---------
Total investment securities ...............................           $2,909           2,895           1,439,823           1,460,432
                                                                      ======           =====           =========           =========

         The amortized cost and estimated market value by type of investment security at December 31, 1994 are as follows:

                                                                                         HELD TO MATURITY
                                                          --------------------------------------------------------------------------
                                                                          GROSS           GROSS            ESTIMATED
                                                          AMORTIZED      UNREALIZED     UNREALIZED           MARKET         CARRYING
                                                             COST          GAINS          LOSSES             VALUE            VALUE
                                                           --------        -----          -------           -------          -------
                                                                                   (Dollars in Thousands)
U.S. Treasury securities ........................          $ 23,074          --               (74)           23,000           23,074
Mortgage-backed securities ......................           610,553          302          (35,224)          575,631          610,553

Obligations of states and
  political subdivisions ........................            10,564           34             (450)           10,148           10,564
Other securities ................................             3,641          --              --               3,641            3,641
                                                           --------          ---          -------           -------          -------
Total investment securities .....................          $647,832          336          (35,748)          612,420          647,832
                                                           ========          ===          =======           =======          =======
                                                                                         AVAILABLE FOR SALE
                                                          --------------------------------------------------------------------------
                                                                          GROSS           GROSS            ESTIMATED
                                                          AMORTIZED      UNREALIZED     UNREALIZED           MARKET         CARRYING
                                                             COST          GAINS          LOSSES             VALUE            VALUE
                                                           --------        -----          -------           -------          -------
                                                                                   (Dollars in Thousands)
U.S. Treasury securities ........................          $  5,998          --              (170)            5,828            5,828
Mortgage-backed securities ......................           628,543          2,142        (25,488)          605,197          605,197
Obligations of states and
  political subdivisions ........................            25,052           34           (2,073)           23,013           23,013
Equity securities ...............................            12,364          --              --              12,364           12,364
                                                           --------          ---          -------           -------          -------
Total investment securities .....................          $671,957          2,176        (27,731)          646,402          646,402
                                                           ========          ===          =======           =======          =======

                                       23

         The Company may invest in collateralized mortgage obligations and structured notes; however, such investments at December 31, 1995 are not significant to the financial position of the Company.

         Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation, ("Freddie Mac") and the Federal National Mortgage Association ("Fannie Mae").

         The amortized cost and fair market value of investment securities pledged to qualify for fiduciary powers and to secure public monies as required by law and for repurchase agreements was $921,180,000 and 937,015,000 at December 31, 1995, respectively.

         Gross gains of $541,000 and gross losses of $543,000 were realized in 1995 primarily from the sale of mortgage-backed securities. Gross gains and losses of $1,310,000 and $3,093,000, and $7,071,000 and $140,000
         were realized in 1994 and 1993, respectively.

         During 1995, the Company decided to transfer certain securities from held-to-maturity to available-for-sale as allowed for under the Financial Accounting Standard Board's Special Report on the Implementation of Statement of Financial Accounting Standards No. 115. Effective November 30, 1995, securities with a amortized cost of $484,196,000 were reclassified from held-to-maturity to available-for-sale, and the unrealized gain as of the date of the transfer was $4,366,000.

         The bank maintains the required level of stock at the Federal Home Loan Bank of Dallas, Texas. The stock included in the equity securities is recorded at cost and totalled $14,694,000 at December 31, 1995.

(4)      ALLOWANCE FOR POSSIBLE LOAN LOSSES

         A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                                                    1995                  1994                1993
                                                                                   --------             -------             -------
                                                                                                 (Dollars in Thousands)
Balance at January 1 ..................................................            $ 17,025              13,831              10,055
                                                                                   --------             -------             -------
  Losses charged to allowance .........................................              (4,764)             (2,722)             (2,473)
  Recoveries credited to allowance ....................................                 609               1,668               1,012
                                                                                   --------             -------             -------
  Net losses charged to allowance .....................................              (4,155)             (1,054)             (1,461)

  Provision charged to operations .....................................               5,150               3,804               4,540
                                                                                   --------             -------             -------
  Allowances acquired in purchase transactions ........................                 435                 444                 697
                                                                                   --------             -------             -------
Balance at December 31 ................................................            $ 18,455              17,025              13,831
                                                                                   --------             -------             -------

         Loans accounted for on a non-accrual basis at December 31, 1995, 1994 and 1993 amounted to $6,233,000, $3,627,000 and $6,104,000, respectively. The effect of such non-accrual loans reduced interest income by $1,010,000, $667,000 and $588,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

         On January 1, 1995, the Company adopted SFAS 114 as amended by SFAS
         118. The Company classifies as impaired those loans where it is probable that all amounts due according

                                       24

         to contractual terms of the loan agreement will not be collected. The Company has identified these loans through its normal loan review procedures. Impaired loans included 1) all non-accrual loans, 2) loans which are 90 days or over past due unless they are well secured (the collateral value is sufficient to cover principal and accrued interest) and are in the process of collection, and 3) other loans which management believes are impaired. Substantially all of the Company's impaired loans are measured at the fair value of the collateral. In limited cases the Company may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

         At December 31, 1995, the recorded investment in loans considered impaired was approximately $14,287,000, including trouble debt restructured loans in the amount of approximately $2,742,000. The allowance for possible loan losses related to impaired loans totaled approximately $782,000. The average recorded investment in impaired loans during the twelve months ended December 31, 1995 (using December 31, 1994, June 30, 1995 September 30, 1995 and December 31, 1995
         balances), was approximately $14,100,000.

         The following table shows, for those loans accounted for as impaired loans, the gross interest that would have been recorded if the loans had been current in accordance with their original terms, and the amount of interest income that was included in net income for the period.
                                                     For the Twelve months ended
                                                           December 31, 1995
                                                         (Dollars in Thousands)

Principal amount at December 31, 1995 .................        $14,287
                                                               =======
Interest income in accordance with original terms .....          1,646
Interest income recognized ............................            863
                                                               -------
   Net impact on interest income ......................        $   783
                                                                =======


         Management of the Company recognizes the risks associated with these impaired loans. However, management's decision to place loans in this category does not necessarily mean that the Company expects losses to occur.

         The Company had previously measured the allowance for credit losses using methods similar to the prescribed method in SFAS 114. As a result, no additional provision was required by the adoption of SFAS
         114. The subsidiary banks charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial and industrial or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further collection of the loss portion is anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. Generally, unsecured consumer loans are charged-off when 90 days past due.

         While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss, is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 1995, was adequate to absorb possible losses from loans in the portfolio at that date.
                                       25

(5)  BANK PREMISES AND EQUIPMENT

         A summary of bank premises and equipment, by asset classification, at December 31, 1995 and 1994 follows:
                                          ESTIMATED
                                        USEFUL LIVES        1995        1994
                                        ------------        ------     ------
                                                          (Dollars in Thousands)

Bank buildings and improvements          5 - 40 years     $ 54,734     47,277
Less:  accumulated depreciation                            (10,134)    (8,304)
                                                            ------     ------
                                                            44,600     38,973

Furniture, equipment and vehicles        1 - 20 years       39,025     34,214
Less:  accumulated depreciation                            (21,990)   (17,739)
                                                            ------     ------

                                                            17,035     16,475

Land                                                        17,346     13,758
                                                            ------     ------
Real estate held for future expansion:
Land, building, furniture,
  fixture and equipment                  7 - 27 years        2,215      2,215
Less:  accumulated depreciation                               (786)      (735)
                                                            ------     ------
                                                             1,429      1,480

Bank premises and equipment, net                          $ 80,410     70,686
                                                            ------     ------
                                       26
(6)  DEPOSITS

         Deposits as of December 31, 1995 and 1994 and related interest expense for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                         1995             1994
                                                      ----------       ---------
                                                         (Dollars in Thousands)
Deposits:
Demand - non-interest bearing
      Domestic ................................       $  258,710         245,787
      Foreign .................................           36,592          28,776
                                                      ----------       ---------
      Total demand non-interest
         bearing ..............................          295,302         274,563
                                                      ----------       ---------
Savings and interest bearing demand
      Domestic ................................          396,999         381,066
      Foreign .................................          179,879         181,758
                                                      ----------       ---------
      Total savings and interest
         bearing demand .......................          576,878         562,824
                                                      ----------       ---------
Time, certificates of deposit
   $100,000 or more
      Domestic ................................          253,960         248,938
      Foreign .................................          515,415         491,126

   Less than $100,000
      Domestic ................................          308,182         298,694
      Foreign .................................          193,609         185,493
                                                      ----------       ---------
      Total time, certificates
         of deposits ..........................        1,271,166       1,224,251
                                                      ----------       ---------
Total deposits ................................       $2,143,346       2,061,638
                                                      ==========       =========

                                                   1995        1994        1993
                                                 -------      ------      ------
                                                       (Dollars in Thousands)
Interest Expense:
Savings and interest bearing demand
       Domestic ...........................      $12,341       7,271       5,571
       Foreign ............................        4,400       3,659       4,019
                                                 -------      ------      ------
Total savings and interest
  bearing demand ..........................       16,741      10,930       9,590
                                                 -------      ------      ------
Time, certificates of deposit
  $100,000 or more
       Domestic ...........................       13,151       8,502       6,466
       Foreign ............................       25,713      18,692      16,407

  Less than $100,000
       Domestic ...........................       14,877       9,788       8,064
       Foreign ............................        8,337       6,137       5,530
                                                 -------      ------      ------
Total time, certificates of deposit .......      $62,078      43,119      36,467
                                                 =======      ======      ======

(7)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         Information related to repurchase agreements (securities sold under agreements to repurchase) at December 31, 1995 and 1994 is set forth in the following table:
                                       27

                                                      COLLATERAL SECURITIES                     REPURCHASE BORROWING
                                            -------------------------------------       -----------------------------------
                                                                                                                WEIGHTED
                                              BOOK VALUE          MARKET VALUE OF        BALANCE OF              AVERAGE
DECEMBER 31, 1995                           SECURITIES SOLD       SECURITIES SOLD         LIABILITY           INTEREST RATE
                                            ---------------       ---------------          -------               --------
                                                                           (Dollars in Thousands)
Term:
Overnight agreements ...............           $ 40,014                40,423                23,075                  5.13%
1 to 29 days .......................            272,730               277,713               210,879                  5.04%
30 to 90 days ......................            178,350               178,793               176,840                  5.37%
Over 90 days .......................             62,529                63,907                51,308                  5.23%
                                               --------               -------               -------               --------
Total ..............................           $553,623               560,836               462,102                  5.21%
                                               ========               =======               =======               ========
December 31, 1994

Term:
Overnight agreements ...............           $ 47,617                44,835                25,113                  4.22%
1 to 29 days .......................            281,150               263,210               200,407                  3.96%
30 to 90 days ......................             28,546                27,258                14,188                  3.93%
Over 90 days .......................             56,354                54,166                43,905                  4.26%
                                               --------               -------               -------               --------
Total ..............................           $413,667               389,469               283,613                  4.10%
                                               ========               =======               =======               ========

         The book value and market value of securities sold includes the entire book value and market value of securities partially or fully pledged under repurchase agreements.

         The Company's subsidiary banks have entered into repurchase agreements with the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation and individual customers of the subsidiary banks. The purchasers have agreed to resell to the subsidiary banks identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $444,389,000 and $248,817,000 during 1995 and 1994, respectively, and the maximum amount outstanding at any month end during 1995 and 1994 was $552,628,000 and $337,296,000, respectively.

(8)      OTHER BORROWED FUNDS

         Other borrowed funds at December 31, 1995 and 1994 consist of one note payable to an unaffiliated bank at a floating prime rate in the amounts of $2,500,000 and $3,500,000 respectively, (with an average rate of 8.81% in 1995 and 7.04% in 1994). The note is secured by the stock of IBC. It was renewed in 1990 with interest only payable quarterly until October 4, 1991, with principal installments of $250,000 plus accrued interest payable quarterly until maturity on June 4, 1997 (See Note
         16). A note payable requires the Company to maintain certain covenants which at December 31, 1995, the Company was in compliance with or had obtained a written waiver with respect to the covenant of the note payable agreement. Also, included in other borrowed funds at December 31, 1995 are $64,000,000 of short-term fixed borrowings with the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. As of December 31, 1994, the Company had two certificates of indebtedness outstanding in the amounts of $100,000,000 and $20,000,000 payable to Federal Home Loan Bank of Dallas at a one month Libor rate minus five basis points and a three month Libor rate minus six basis points, respectively.

(9)      SUBORDINATED DEBT

         The Company redeemed the outstanding mandatory convertible subordinate notes in the aggregate principal amount of $1,451,000 on April 29, 1994.
                                       28

(10)     EMPLOYEES' PROFIT SHARING PLAN

         The Company has a deferred profit sharing plan for full-time employees with one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers' and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $861,000, $610,000 and $559,000 were charged to income for the years ended December 31, 1995, 1994 and 1993, respectively.

(11)     INTERNATIONAL OPERATIONS

         The Company provides international banking services for its customers through its banking subsidiaries. Neither the Company nor its banking subsidiaries have facilities located outside the United States. International operations are distinguished from domestic operations on the basis of the domicile of the customer.

         Because the resources employed by the Company are common to both international and domestic operations, it is not practical to determine net income generated exclusively from international activities.

         A summary of assets attributable to international operations at December 31, 1995 and 1994 are as follows:

                                                        1995             1994
                                                     ---------         --------
                                                       (Dollars in Thousands)
Loans:
Commercial ..................................        $ 100,795           98,352
Others ......................................           19,953            8,355
                                                     ---------         --------
                                                       120,748          106,707

Less allowance for possible loan losses .....           (1,035)            (949)
                                                     ---------         --------
         Net loans ..........................        $ 119,713          105,758
                                                     =========         ========
Accrued interest receivable .................        $   1,191            1,151
                                                     =========         ========

         Included in accrued interest receivable is $105,000 in 1995 and $114,000 in 1994 on loans to international customers totalling $6,243,000 and $7,260,000 which were past due five days and greater of which $942,000 and $732,000 have been placed on a non-accrual status at December 31, 1995 and 1994, respectively.

         At December 31, 1995, the Company had $6,833,000 in outstanding international commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities which are available to various Mexican banks doing business with the Company.

         Income directly attributable to international operations was $9,447,000, $7,725,000, and $6,989,000 for the years ended December 31,
         1995, 1994 and 1993, respectively.

(12)     INCOME TAXES

         The Company files a consolidated U.S. Federal income tax return. The current and deferred portions of income tax expense (benefit) included in the consolidated statements of income are presented in the following page for the years ended December 31:

                                       29
                                              1995         1994          1993
                                           --------       -------       -------
                                                   (Dollars in Thousands)
Current
   U.S ..............................      $ 19,271        14,610        12,066
   Foreign ..........................            22           109            80
   State ............................          --             130            85
                                           --------       -------       -------

            Total current taxes .....        19,293        14,849        12,231

Deferred ............................          (978)       (1,447)       (2,260)
                                           --------       -------       -------

            Total income taxes ......      $ 18,315        13,402         9,971
                                           ========       =======       =======

         Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 1995, 1994 and 1993 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

                                             1995          1994           1993
                                           --------       -------       -------
                                                  (Dollars in Thousands)
Computed expected tax expense .......      $ 20,424        17,952        14,642

Change in taxes resulting from:
   Tax-exempt interest income .......          (636)         (629)         (385)
   Lease financing ..................        (1,587)       (3,624)       (4,653)
   Other ............................           114          (297)          367
                                           --------       -------       -------
                   Actual tax expense      $ 18,315        13,402         9,971
                                           ========       =======       =======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are reflected below:
                                                         1995           1994
                                                       --------        -------
                                                        (Dollars in Thousands)
Deferred tax assets:
 Loans receivable, principally due to the
   allowance for possible loan losses ...........       $  6,406          5,745
 Other real estate owned ........................          1,090            913
 Net unrealized losses on available for sale
   investment securities ........................           --            8,944
 Accrued Expenses ...............................            980           --
 Other ..........................................            379            558
                                                        --------        -------
 Total deferred tax assets ......................          8,855         16,160
                                                        --------        -------
Deferred tax liabilities:
 Lease financing receivable .....................           (420)          (843)
 Bank premises and equipment, principally
   due to differences in depreciation ...........         (1,968)        (1,731)
 Net unrealized gains on available for
   sale investment securities ...................         (7,213)             _
 Other ..........................................           (417)           (64)
                                                        --------        -------
 Total deferred tax liabilities .................        (10,018)        (2,638)
                                                        --------        -------
  Net deferred tax asset (liability) ............       $ (1,163)        13,522
                                                        ========        =======
                                       30

         The Company did not record a valuation allowance against deferred tax assets at December 31, 1995 and 1994 because management believes that it is more likely than not the Company will have future taxable earnings in excess of the future tax deductions.

(13)     STOCK OPTIONS

         Under the 1987 International Bancshares Corporation Key Contributor Stock Option Plan as Amended and Restated both qualified incentive stock options ("ISO's") and nonqualified stock options ("NQSO's") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISO's granted to 10% shareholders, which may be exercisable for a period of up to only five years. The following schedule summarizes the pertinent information (adjusted for stock distributions) with regard to stock options from January 1, 1993 through December 31, 1995 which were granted by the Company.
                                      OPTION PRICE      OPTIONS
                                       PER SHARE       OUTSTANDING
                                   ----------------     ----------

Balance at January 1, 1993 ...                           667,182

  Terminated .................      $ 6.49 - 10.67        (9,294)
   Granted ...................      20.00 - 26.24         17,031
   Exercised .................      5.20 - 13.34        (161,647)
                                                        --------

Balance at December 31, 1993 .                           513,272

   Terminated ................      5.20 - 6.49           (4,681)
   Granted ...................         40.80               3,750
   Exercised .................      5.20 - 13.34         (74,328)
                                                        --------

Balance at December 31, 1994 .                           438,013

   Terminated ................      5.20 - 10.67          (2,737)
   Granted ...................         38.40             188,437
   Exercised .................      5.20 - 10.67         (67,779)

Balance at December 31, 1995 .                           555,934
                                                        ========

         At December 31, 1995 and 1994, 94,814 and 121,794 options were exercisable, respectively and as of December 31, 1995, 17,502 shares were available for future grants.

         The Company does not have a formal stock repurchase program; however, the Company occasionally repurchases shares of Common Stock, which repurchases are usually related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders. Stock repurchases are presented quarterly at the Company's Board of Director meetings and the Board of Directors has stated that they will not permit purchases of more than a total of $9,000,000 of stock. In the past, the board has increased previous caps once they were met, but there are no assurances that an increase of the $9,000,000 cap will occur in the future.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995. Companies are permitted to continue to account for such transactions under Accounting Principles Board Opinion N. 25, "Accounting for Stock Issued to Employees," but will be required to disclose in a note to the financial statements pro

                                       31

         forma net income and, if presented, earnings per share as if the company had applied the new method of accounting, as outlined in SFAS No. 123. The Company has not yet determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.

(14)     COMMITMENTS AND CONTINGENT LIABILITIES

         The Company is involved in various legal proceedings that are in various stages of litigation by the Company and its legal counsel. Some of these actions allege "lender liability" claims on a variety of theories and claim substantial actual and punitive damages. The Company has determined, based on discussions with its counsel, that any material loss in such action, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material. However, many of these matters are in various stages of proceedings and further developments could cause Management to revise its assessment of these matters.

         The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 1995, 1994 and 1993 and noncancellable lease commitments at December 31, 1995 were not significant.

         Certain subsidiary banks of the Company are required to maintain average reserve balances with the Federal Reserve Bank. The amounts of such balances are calculated based upon specified percentages of a bank's deposits. The average amount of those reserve balances during 1995 was approximately $2,256,000. At December 31, 1995, IBC had $564,549,000 available through various line of credit agreements with banks. Also see note 17 regarding other commitments.

(15)     TRANSACTIONS WITH RELATED PARTIES

         In the ordinary course of business, the Company and its subsidiaries make loans to directors and executive officers of the Company and the subsidiary banks, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $58,285,000 and $50,802,000 at December 31, 1995 and 1994, respectively. During 1995, $37,287,000 of new loans were made and repayments totalled $29,805,000.

         Between June 29 and July 15, 1994, IBC sold for an approximate aggregate appraised value of $4,700,000, (44%) of its other real estate portfolio to IBC Partners, LTD., a Texas real estate limited partnership owned by certain shareholders of the Company.

(16)     DIVIDEND RESTRICTIONS

         Bank regulatory agencies limit the amount of dividends which the subsidiary banks can pay the Company, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 1995, the aggregate amount legally available to be distributed to the Company from subsidiary banks as dividends was approximately $85,670,000. The restricted capital of the subsidiaries was approximately $138,289,000. In addition to legal requirements, regulatory authorities also consider the adequacy of the subsidiary banks' total capital in relation to its deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.
                                       32

         A covenant of the Company's $2,500,000 note payable (Note 8) restricts the Company from declaring or paying any dividends to its shareholders, other than stock dividends. The Company paid a special cash dividend on June 12, 1995. The appropriate waiver was received from the lender regarding the covenant restricting the payment of cash dividends.

(17) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

         In the normal course of business, the subsidiary banks are party to financial instruments with off-balance sheet risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the subsidiary banks have in particular classes of financial instruments. At December 31, 1995, the following financial instruments, whose contract amounts represent credit risks, were outstanding:

                  Commitments to extend credit           $ 161,808,000
                  Credit card lines                        152,499,000
                  Letters of credit                         25,099,000

         The subsidiary banks' exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The subsidiary banks use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. The subsidiary banks control the credit risk of these transactions through credit approvals, limits and monitoring procedures. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates normally less than one year or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiary banks upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include residential and commercial real estate, bank certificates of deposit, accounts receivable and inventory.

         Letters of credit are written conditional commitments issued by the subsidiary banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

         The subsidiary banks make commercial, real estate and consumer loans to customers principally located in Webb, Bexar, Hidalgo, Cameron, Starr and Zapata counties in South Texas as well as Matagorda and Calhoun counties in the Texas Coastal Bend area. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions in these areas, especially in the real estate and commercial business sectors.

         To date, the Company has not experienced a material adverse impact related to the recent devaluation of the peso in Mexico.

(18)     CAPITAL REQUIREMENTS

         The Company is currently required to meet certain minimum regulatory capital guidelines utilizing total capital-to-risk weighted assets and Tier 1 (core) capital elements. At December 31, 1995, the Company's ratio of total capital-to-risk-weighted assets was

                                       33

         15.93%. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, taking off-balance sheet exposure into account in assessing capital adequacy and encourage the holding of liquid, low-risk assets. At least one-half of the minimum total capital must be comprised of Tier 1 Capital elements. Tier 1 Capital of the Company is comprised of common stockholders' equity.

         Effective December 31, 1990, the Office of the Comptroller of the Currency, the Federal Reserve Board and, effective April 10, 1991, the FDIC revised their respective capital requirements to a minimum 3% Tier 1 leverage capital ratio to complement the risk-based capital standards. The 3% ratio will apply only to the most highly-rated banks or bank holding companies that are not anticipating or experiencing any significant growth. All other banks and bank holding companies will need to meet a minimum leverage ratio in connection with the risk based ratio that is at least 100 to 200 basis points above this minimum. As of December 31, 1995, the Company's Tier 1 leverage capital ratio was 7.46%. Core deposit intangibles are deducted from the sum of core capital elements when determining the capital ratios of the Company.

(19)     FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 1995 and 1994 are outlined below.

                   Cash, Due From Banks and Federal Funds Sold

         For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                            Time Deposits with Banks

         As the contract interest rates are comparable to current market rates, the carrying amount approximates fair market value.

                              Investment Securities

         For investment securities, which include U. S. Treasury securities, obligations of other U. S. government agencies, obligations of states and political subdivisions and mortgage passthrough and related securities, fair values are based on quoted market prices or dealer quotes. Fair values are based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. See disclosures of fair value of investment securities in Note 3.

                                      Loans

         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans as outlined by regulatory reporting guidelines. Each category is segmented into fixed and variable interest rate terms and by performing and non- performing categories.

         For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market.
                                       34

         Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgementally determined using available market and specific borrower information. As of December 31, 1995 and 1994, the carrying amount of net loans is a reasonable estimate of the fair value.

                                    Deposits

         The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, is equal to the amount payable on demand as of December 31, 1995 and 1994. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. As of December 31, 1995 and 1994, the carrying amount of time deposits is a reasonable estimate of the fair value.


    Federal Funds Purchased and Securities Sold Under Repurchase Agreements,
                   Other Borrowed Funds and Subordinated Debt

         Due to the contractual terms of these financial instruments, the carrying amounts approximate fair value at December 31, 1995 and 1994.


               Commitments to Extend Credit and Letters of Credit

         For commitments to extend credit and letters of credit, the carrying amount is based on the notional amount of the agreements and fair value is based on the discounted value of fees charged.

                                   Limitations

         Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include the bank premises and equipment and core deposit value. In addition, the tax ramifications related to the effect of fair value estimates have not been considered in the above estimates.

                                       35

(20) INTERNATIONAL BANCSHARES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION
                             Statements of Condition

                              (Parent Company Only)

                           December 31, 1995 and 1994

                             (Dollars in Thousands)
    ASSETS                                              1995             1994
                                                     ---------         --------
Cash ........................................        $     151               73
Time deposits with banks ....................             --                600
Notes receivable ............................           76,078           69,953
Investment in subsidiaries ..................          157,442           99,733
Other assets ................................           14,964           11,767
                                                     ---------         --------
         Total assets .......................          248,635          182,126
                                                     =========         ========
    LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Notes payable ............................            2,500            3,500
   Other liabilities ........................              374               90
                                                     ---------         --------
         Total liabilities ..................            2,874            3,590
                                                     ---------         --------
Shareholders' equity:
   Common stock .............................            8,160            6,466
   Surplus ..................................           10,637           10,154
   Retained earnings ........................          221,350          185,685
   Net unrealized holding gains (losses)
     on available for sale securities,
     net of deferred income taxes ...........           13,396          (16,611)
                                                     ---------         --------
                                                       253,543          185,694

   Less cost of shares in treasury ..........           (7,782)          (7,158)
                                                     ---------         --------
         Total shareholders' equity .........          245,761          178,536
                                                     ---------         --------
         Total liabilities and
            shareholders' equity ............        $ 248,635          182,126
                                                     =========         ========
                                       36

                              Statements of Income

                              (Parent Company Only)

                  Years ended December 31, 1995, 1994 and 1993

                             (Dollars in Thousands)


                                                 1995        1994         1993
                                               -------      ------      -------
Income:
   Dividends from subsidiaries ..........      $13,332      16,053        3,123
   Interest income on notes receivable ..        7,218       6,881        6,800
   Interest income on time deposits
      with banks ........................           11           6            3
   Other interest income ................          419         469         --
   Other ................................        3,368       1,615        1,141
                                               -------      ------      -------
            Total income ................       24,348      25,024       11,067
                                               -------      ------      -------
Expenses:
   Interest expense on notes payable ....          255         275          300
   Interest expense on subordinated debt          --            29           87
   Other ................................          271       1,029          768
                                               -------      ------      -------
            Total expenses ..............          526       1,333        1,155
                                               -------      ------      -------
            Income before federal income
               taxes and equity in
               undistributed net income
               of subsidiaries ..........       23,822      23,691        9,912

Federal income tax expense (benefit) ....        1,302         333          (48)
                                               -------      ------      -------
            Income before equity
               in undistributed net
               income of subsidiaries ...       22,520      23,358        9,960

Equity in undistributed net income
   of subsidiaries ......................       17,541      14,532       21,902
                                               -------      ------      -------
            Net income ..................      $40,061      37,890       31,862
                                               =======      ======      =======
                                       37

                            Statements of Cash Flows

                              (Parent Company Only)

                  Years ended December 31, 1995, 1994 and 1993

                             (Dollars in Thousands)

                                                          1995           1994         1993
                                                        --------       -------       -------
Operating activities:
  Net income .....................................      $ 40,061        37,890        31,862

  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Increase (decrease) in other liabilities ...           284           (29)           (8)
      Equity in undistributed net income of
        subsidiaries .............................       (17,541)      (14,532)      (21,902)
                                                        --------       -------       -------
        Net cash provided by operating activities         22,804        23,329         9,952
                                                        --------       -------       -------
Investing activities:

  Contributions to subsidiaries ..................       (10,161)       (6,870)       (6,797)
  Purchase of time deposits with banks ...........          (728)         (600)         --
  Proceeds from time deposits with banks .........         1,328          --            --
  Net increase in loans ..........................        (6,125)       (1,953)         --
  Increase in other assets .......................        (3,197)       (5,654)       (2,215)
                                                        --------       -------       -------
        Net cash used in investing activities ....       (18,883)      (15,077)       (9,012)
                                                        --------       -------       -------
Financing activities:

  Principal payments on notes payable and
    subordinated debt ............................        (1,000)       (2,451)       (1,000)
  Proceeds from exercise of stock options ........           552           673         1,340
  Payments of cash dividends .....................        (2,762)       (6,012)         --
  Payments of cash dividends in lieu of fractional
    shares .......................................            (9)         --             (10)
  Purchase of treasury stock .....................          (624)         (459)       (1,291)
                                                        --------       -------       -------
        Net cash used in financing activities ....        (3,843)       (8,249)         (961)
                                                        --------       -------       -------
        Increase (decrease) in cash and cash
          equivalents ............................            78             3           (21)

Cash at beginning of year ........................            73            70            91
                                                        --------       -------       -------
Cash at end of year ..............................      $    151            73            70
                                                        ========       =======       =======
Supplemental cash flow information:
  Interest paid ..................................      $    239           275           379

                                       38

                      INTERNATIONAL BANCSHARES CORPORATION

                             OFFICERS AND DIRECTORS


      OFFICERS                                DIRECTORS

      DENNIS E. NIXON                         DENNIS E. NIXON
      Chairman of the Board and President     President
                                              International Bank of Commerce
      ROY JENNINGS, JR.
      Vice Chairman of the Board              ROY JENNINGS, JR.
                                              Investments
      ALBERTO SANTOS
      Secretary of the Board                  ALBERTO SANTOS
                                              Investments
      R. DAVID GUERRA                         Chairman of the Board
      Vice President                          International Bank of Commerce

      LEONARDO SALINAS                        LEONARDO SALINAS
      Vice President                          Senior Executive Vice President
                                              International Bank of Commerce
      ARNOLDO CISNEROS
      Secretary - Treasurer                   LESTER AVIGAEL
                                              Retail Merchant
      WILLIAM J. CUELLAR                      (Las Novedades, Inc.)
      Auditor
                                              IRVING GREENBLUM
      AMELIA A. BENAVIDES                     Retail Merchant
         Assistant Secretary                     (Muebleria Mexico, S.A.)

      IMELDA NAVARRO                          RICHARD E. HAYNES
      Assistant Treasurer                     Attorney at Law; Real
                                              Estate Investments

                                              SIOMA NEIMAN
                                              An International Entrepreneur

                                              R. DAVID GUERRA
                                              President
                                              International Bank of Commerce
                                              Branch in McAllen, Texas

                                              ANTONIO R. SANCHEZ, JR.
                                              Chairman of the Board of Sanchez
                                              O'Brien Oil & Gas Corporation;
                                              Investments
                                       39