Form 10-K405, Exhibit 13
period 1996-12-31
INTERNATIONAL BANCSHARES CORP
filed 1997-03-31
CIK 315709

EXHIBIT 13

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                                 (Consolidated)

                             SELECTED FINANCIAL DATA

                                    At Or For The Years Ended December 31,
                          -------------------------------------------------------
                             1996        1995       1994       1993       1992
                          ----------- ---------- ---------- ---------- ----------
                                (Dollars in Thousands, Except Per Share Data)
BALANCE SHEET

   Assets                 $ 3,351,231 $2,935,606 $2,659,392 $2,115,786 $1,883,883
   Net loans                1,214,959  1,186,456  1,125,489    997,883    884,853
   Deposits                 2,662,153  2,143,346  2,061,638  1,723,919  1,626,935
   Other borrowed funds       239,000     66,500    123,500      4,500      5,500
   Shareholders' equity       283,767    245,761    178,536    163,055    131,154

INCOME STATEMENT

   Interest income        $   221,779 $  218,867 $  159,260 $  131,829 $  135,972
   Interest expense           107,372    112,361     66,754     51,155     60,769
                          ----------- ---------- ---------- ---------- ----------
   Net interest income        114,407    106,506     92,506     80,674     75,203
   Provision for possible
     loan losses                6,630      5,150      3,804      4,540      4,664
   Non-interest income         30,194     26,009     20,945     25,935     24,657
   Non-interest expense        73,457     68,989     58,355     60,236     51,224
                          ----------- ---------- ---------- ---------- ----------

   Income before income
     taxes                     64,514     58,376     51,292     41,833     43,972

   Income taxes                20,164     18,315     13,402      9,971     14,262
                          ----------- ---------- ---------- ---------- ----------

   Net income             $    44,350 $   40,061 $   37,890 $   31,862 $   29,710
                          =========== ========== ========== ========== ==========
   Per common share:
     Primary              $      4.87 $     4.43 $     4.17 $     3.58 $     3.29
     Fully diluted        $      4.87 $     4.43 $     4.17 $     3.43 $     3.15
   Cash dividend per
     share                $       .50 $     0.50 $     1.10       -          -

     Note 1: See note l of notes to the consolidated financial statements regarding the adoption of Statement of Financial Accounting Standards No. 115.

     Note 2: See note 2 of notes to the consolidated financial statements regarding the acquisitions made by International Bancshares Corporation and its subsidiaries in 1996 and 1995.

     Note 3: See note 8 of notes to the consolidated financial statements regarding the other borrowed funds of the Company and its subsidiaries.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation (the "Company") on a consolidated basis for the three year period ended December 31, 1996. The Company is a bank holding company with four bank subsidiaries operating in 62 locations in South Texas and four non-bank subsidiaries. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

                              RESULTS OF OPERATIONS

Net income for 1996 was $44,350,000, or $4.87 per share, compared with $40,061,000, or $4.43 per share, in 1995 and $37,890,000, or $4.17 per share in
1994.

Total assets at December 31, 1996 grew 14% to $3,351,231,000 from $2,935,606,000 while net loans increased 2% to $1,214,959,000 from $1,186,456,000 for the prior year. Deposits at December 31, 1996 were $2,662,153,000, an increase of 24% over the $2,143,346,000 amount reported at December 31, 1995. Deposits at December 31, 1995 were $2,143,346,000, an increase of 4% over the $2,061,638,000 amount reported at December 31, 1994. Total assets at December 31, 1995 grew 10% to $2,935,606,000 from $2,659,392,000 at December 31, 1994 while net loans increased 5% in 1995 to $1,186,456,000 from $1,125,489,000 in 1994. The increase in assets and deposits during 1996 was primarily attributable to the acquisition of The River Valley Bank, F.S.B. ("RVB") and three branches of Home Savings of America, F.S.B. ("Savings of America"). See note 2 of notes to Consolidated Financial Statements. The aggregate amount of repurchase agreements, short term fixed borrowings and certificates of indebtedness with the Federal Home Loan Bank of Dallas ("FHLB"), Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") decreased to $237,000,000 at December 31, 1996 from the $359,500,000 reflected at December 31, 1995. The decrease in wholesale liabilities, repurchase agreements, short term fixed borrowings and certificates of indebtedness is related to the Company's assumption of the RVB and Savings of America deposits and the payment of the premiums for said deposits.

Net interest income increased by $7,901,000, or 7%, over that in 1995 due to a slight increase in the net yield on average interest earning assets of .18% from 4.04% in 1995 to 4.22% in 1996. The net yield on average interest earning assets decreased by .26% in 1995 to 4.04% from 4.30% in 1994 while net interest income increased by $14,000,000 or 15% over 1994. A 2.8% increase in average interest earning assets from $2,635,174,000 in 1995 to $2,708,371,000 in 1996 and a 23%
increase from $2,149,599,000 in 1994 to $2,635,174,000 in 1995 contributed to the continued increase in net interest income for 1996 and 1995, respectively. The Company experienced a .12% decrease in the yield on average interest earning assets to 8.19% in 1996 from 8.31% in 1995. In 1995 a .90% increase was reflected in the yield on average interest earning assets to 8.31% from 7.41% in 1994 and an increase was reflected on the rates paid on average interest bearing liabilities to 4.78% in 1995 from 3.52% in 1994.

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

As part of its strategy to manage interest rate risk, the Company strives to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that reprice or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will reprice faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change the Company's interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. Management currently believes that the Company is properly positioned for interest rate changes; however if management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to minimize the effect of interest rate changes.

Non-interest income increased 16% in 1996 to $30,194,000 over $26,009,000 in 1995 and increased 44% over $20,945,000 in 1994. The 1996 and 1995 increases in non-interest income were primarily due to the increases in service charges. The increase in service charges is attributable to the amount of account transaction fees received as a result of the deposit growth and increased collection efforts.

Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. The Company's efficiency ratio (other operating expenses divided by net interest income and other operating income) has been under 57% for each of the last five years, which the Company believes is well below national peer group ratios. Non-interest expense includes such items as salaries and wages and employee benefits, net occupancy expenses, equipment expenses and other operating expenses such as FDIC insurance. Non-interest expense increased 6% in 1996 to $73,457,000 from $68,989,000 in 1995 and increased 26% from $58,355,000 in 1994. The 1996 increase in non-interest expense was primarily due to the increased operations at certain of the bank subsidiaries as a result of acquisitions. The 1995 increase was due to the increased operations at each of the bank subsidiaries and, in particular, was the result of the $2,800,000 reserve for litigation costs created by the Company in connection with certain pending litigation involving a lender liability claim.

Most of the Company's lending activities involve commercial (domestic and foreign), consumer and real estate mortgage financing. In 1996, average domestic loans decreased by 1% and average foreign loans increased by 9% for a decrease in total average loans of .21% over 1995. The Company believes that the decrease in loan demand, while not material, was due in part to the effect of the 1994 peso devaluations. The average yield for these loans decreased .45% for domestic loans and increased by .11% for foreign loans in 1996 as compared to 1995. Although the economic conditions in the U.S./Mexico border region have improved, loan demand has not improved significantly. Competition for loans in the Company's market area has intensified and has resulted in loan pricing by certain competitors which management believes is not commensurate with the risk associated with making such loans. The result of which has been a reduction of the Company's market penetration for loans. The Company experienced an increase of 15% in average domestic loans and a 7% increase in average foreign loans in 1995 as compared to 1994. The yield for these loans increased 1.16% for domestic loans and .92% for foreign loans in 1995 as compared to 1994, due to increasing interest rates.

The Company experienced an increase of 5% in average balances of taxable investment securities from $1,381,781,000 during 1995 to $1,449,211,000 for 1996 and an increase of 36% from $1,016,871,000 during 1994 to $1,381,781,000 for
1995. These trends were the results of continued increases in deposits, repurchase agreements and borrowings during 1996 and 1995 providing the Company with available funds for investments.

The allowance for possible loan losses increased 14% from $18,455,000 in 1995 to $21,036,000 in 1996 and increased 8% from $17,025,000 in 1994 to $18,455,000 in
1995. The provision for possible loan losses charged to expense increased 29% from $5,150,000 in 1995 to $6,630,000 in 1996 and increased 35% from $3,804,000 in 1994 to $5,150,000 in 1995. Increases in the allowance for possible loan losses were largely due to uncertain, although improving, economic conditions. The allowance for possible loan losses was 1.70% of total loans at December 31, 1996 compared to 1.53% at 1995 and 1.49% at 1994. Non-performing assets as a percentage of total loans and total assets were .99% and .37%, respectively, at December 31, 1996, and 1.27% and .52% at December 31, 1995, respectively. Loans accounted for on a non-accrual basis decreased 29% from $6,233,000 in 1995 to $4,425,000 in 1996. As loans are placed on a non-accrual status, interest previously accrued and recorded is reversed unless the loans are well secured and in the process of collection. Foreclosed assets decreased 48% from $9,372,000 in 1995 compared to $4,874,000 in 1996. The decreases in the non-performing loans and foreclosed assets were primarily due to improving conditions in the Company's loan portfolio as economic conditions have improved, as well as the sale of foreclosed assets. In 1995, non-accruals increased 72% from $3,627,000 in 1994 to $6,233,000 in 1995 while foreclosed assets had an increase of 53% from $6,145,000 in 1994 to $9,372,000 in 1995.

The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses (or recoveries) are charged (or credited) directly to the allowances. The provision for possible loan losses of each bank subsidiary is determined by management of each bank upon consideration of several factors such as loss experience in relation to outstanding loans and the existing level of its allowance; independent appraisals for significant properties; a continuing review and appraisal of its loan portfolio with particular emphasis on problem loans by management and the credit department staff of International Bank of Commerce, Laredo, Texas ("IBC"), the Company's largest bank subsidiary; results of examinations by bank examiners and continuous review of current and anticipated economic conditions in the market area served by the bank subsidiaries. Management of each of the bank subsidiaries, along with management of the Company, continually review the allowances to determine whether additional provisions should be made after considering the preceding factors. Please see note 4 of the notes to the Consolidated Financial Statements included elsewhere herein for a discussion of impaired loans pursuant to SFAS No. 114 as amended by SFAS No. 118. No additional provision to the allowance for possible loan losses was required by the adoption of SFAS No. 114 by the Company on January 1, 1995.

The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial and industrial or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further collection of the portion of the loan so exposed is anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. Generally, unsecured consumer loans are charged off when 90 days past due.

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 1996 was adequate to absorb possible losses from loans in the portfolio at that date.

On December 31, 1996, the Company had $3,351,231,000 of consolidated assets of which approximately $128,932,000 or 4% were related to loans outstanding to borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in Mexico be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 1996 were as follows:

                                                                    Related
                                                     Amount of   Allowance for
                                                       LOANS    POSSIBLE LOSSES
                                                      --------      --------
                                                      (Dollars in Thousands)
Secured by certificates of deposit in
         United States banks ...................      $ 55,706      $     28
Secured by United States real estate ...........        37,590           443
Secured by other United States collateral
      (securities, gold, silver, etc.) .........        12,453           197
Direct unsecured Mexican sovereign debt
      (principally former FICORCA debt) ........         1,961           188
Other ..........................................        21,222           245
                                                      --------      --------
                                                      $128,932      $  1,101
                                                      ========      ========

The transactions for the year ended December 31, 1996 in that portion of the allowance for possible loan losses related to Mexican debt were as follows:

                                                  (Dollars in Thousands)

              Balance at January 1, 1996 .............   $ 1,035

                 Charge-offs .........................       (23)
                 Recoveries ..........................        31
                                                         -------
              Net recoveries .........................         8
                                                         -------
              Provision for possible loan losses .....        58
                                                         -------
              Balance at December 31, 1996 ...........   $ 1,101
                                                         =======

                         LIQUIDITY AND CAPITAL RESOURCES

The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The bank subsidiaries of the Company derive their liquidity largely from deposits of individuals and business entities. In recent years, deposit growth has largely been attributable to acquisitions. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Deposits from persons and entities domiciled in Mexico comprise a significant portion of the deposit base of the Company's bank subsidiaries. Such deposits comprised approximately 39%, 43% and 43% of the Company's bank subsidiaries' total deposits as of December 31, 1996, 1995 and 1994, respectively. Other important funding sources for the Company's bank subsidiaries during 1996 and 1995 have been securities sold under agreements to repurchase, FHLB certificates of indebtedness and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and loans. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 15 to the Consolidated Financial Statements. At December 31, 1996, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $74,230,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital of the bank subsidiaries was approximately $186,789,000 as of December 31, 1996. The undivided profits of the bank subsidiaries were approximately $116,286,000 as of December 31, 1996.

As of December 31, 1996, the Company has outstanding $239,000,000 in short-term and long-term borrowed funds. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 1996, shareholders' equity was $283,767,000 compared to $245,761,000 at December 31, 1995, an increase of $38,006,000 or 15%. This increase in capital resulted primarily from the retention of earnings.

During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly-rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as stockholders' equity less goodwill and certain other intangibles divided by average quarterly assets) was 7.80% at December 31, 1996 and 7.55% at December 31, 1995. The core deposit intangibles and goodwill of $28,983,000 booked in connection with financial institution acquisitions of the Company are deducted from the sum of core capital elements when determining the capital ratios of the Company.

The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have core capital (Tier 1) of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity less goodwill and certain other intangibles, while total capital consists of core capital, certain debt instruments and a portion of the reserve for credit losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk- weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 16.02% and 14.94% and risk weighted total capital ratios of 17.27% and 16.19% for December 31, 1996 and 1995, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 17 to notes to Consolidated Financial Statements).

The Company had 1,603,467 treasury shares as of March 21, 1997. The Company does not have a formal stock repurchase program; however, the Company occasionally repurchases shares of Common Stock, including repurchases related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders. As of December 31, 1996, the Company had repurchased shares in the cumulative total amount of $10,043,000. The Board of Directors has stated that it will not approve repurchases of more than a total of $12,000,000. While the Board has increased previous caps related to treasury shares once they were met, there are no assurances that an increase of the $12,000,000 cap will occur in the future. The Company has no definite plans for the treasury shares; however, the treasury shares may be used to fulfill option exercises under the Company's Stock Option Plan.

During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 1996 and 1995 were certain capital expenditures as they related to modernization and improvement of several existing bank facilities and expansion of the bank branch network. The Company has budgeted an amount of approximately $6.8 million to fund certain capital expenditures during 1997 relating to the modernization, improvement and expansion of the main bank buildings and branch facilities of the bank subsidiaries.

                              EFFECTS OF INFLATION

The principal component of earnings is net interest income, which is affected by changes in the level of interest rates. Changes in rates of inflation affect interest rates. It is difficult to precisely measure the impact of inflation on net interest income because it is not possible to accurately differentiate between increases in net interest income resulting from inflation and increases resulting from increased business activity. Inflation also raises costs of operation, primarily those of employment and services.

                           FORWARD LOOKING INFORMATION

Certain matters discussed in this report, excluding historical information, include forward-looking statements. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. These forward-looking statements involve certain risks and uncertainties. Such statements are made in reliance on the "safe harbor" protection provided under the Private Securities Litigation Reform Act of 1995.

Factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others, the following possibilities:
(I) changes in local, state, national and international economic conditions,
(II) changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins, (III) changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, banking, tax, securities, insurance and employment laws and regulations, and (IV) increased competition from both within and without the banking industry.

                      ADOPTION OF NEW ACCOUNTING STANDARDS

During 1993 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which required that an enterprise classify debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. SFAS No. 115 also states that these classifications need to be reassessed for appropriate classification at each reporting date. Securities classified as "held- to-maturity" are to be carried at amortized cost for financial statement reporting, while securities classified as "available for sale" and "trading" are to be carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported at a net amount as a separate component of shareholders' equity until realized. This Statement was adopted by the Company on January 1, 1994. The effect of the change in accounting treatment as of January 1, 1994 resulted in an increase in shareholders' equity of $5,312,000, and is reported separately in the consolidated statement of shareholders' equity.

The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of Loan-Income Recognition and Disclosure," effective January 1, 1995. These are applicable to all creditors and to all loans, uncollateralized as well as collateralized, except consumer loans. These Statements require that impaired loans be measured based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. The adoption of these accounting standards did not have a material effect on the Company's consolidated financial position or results of operations since the Company's previous recognition and measurement policies regarding non-performing loans were consistent with the accounting requirements for impaired loans.

The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective January 1, 1996. This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles which must be disposed. Long-lived assets and certain identifiable intangibles to be disposed of must be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30. Adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operations or liquidity.

The Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" effective January 1, 1996. This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights that are capitalized after the adoption of this Statement based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum. The adoption of this accounting standard did not have a material effect on the Company's consolidated financial position, results of operation or liquidity.

In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 permits companies to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. In management's opinion, the existing stock option valuation models do not necessarily provide a reliable single measure of stock option fair value. Therefore, as permitted, the Company will continue to apply the existing accounting rules under APB No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and subsequent years as if the fair-value-based method defined in SFAS No.
123 had been applied.

Effective January 1, 1996, the Company adopted the American Institute of Certified Public Accountants Statement Of Position ("SOP") 96-1, "Environmental Remediation Liabilities." SOP 96-1 requires, among other things, environmental remediation liabilities to be accrued when the criteria of SFAS No. 5, "Accounting for Contingencies," have been met and also provides guidance with respect to the measurement of remediation liabilities. Such accounting is consistent with the Company's previous method of accounting for environmental remediation costs and therefore, adoption of this new Statement did not have a material impact on the Company's consolidated financial position, results of operations or liquidity.

                ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. SFAS No. 127 defers portions of SFAS No. 125 to be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1997. These Statements are to be applied prospectively. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS No. 125 will have a material impact on the Company's consolidated financial position, results of operations or liquidity.

                           COMMON STOCK AND DIVIDENDS

The Company had issued and outstanding 8,777,058 shares of $1.00 par value Common Stock held by approximately 1,482 holders of record at March 21, 1997. The book value of the stock at December 31, 1996 was $34.82 per share compared with $30.50 per share, adjusted for stock dividends, one year ago.

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

The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 1995 and 1996, as quoted on the OTC Bulletin Board, as recorded by local brokerage firms or from information in the Company's records for each of the quarters in the two year period ended December 31, 1996. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                            HIGH       LOW
                                            ----       ---
    1996:
            First quarter                 $ 41.00   $ 41.00
            Second quarter                  40.00     37.00
            Third quarter                   43.00     40.50
            Fourth quarter                  50.00     47.00

                                            HIGH       LOW
                                            ----       ---
    1995:
            First quarter                 $ 33.28   $ 32.00
            Second quarter                  33.28     32.00
            Third quarter                   32.80     32.00
            Fourth quarter                  33.60     32.00

The Company's Common Stock prices, because of the limited market, do not necessarily represent the actual fair market value during the above periods and, in the opinion of the Board of Directors, should not be relied upon as representative of such market value.

The Company in 1996 and 1995 paid a $3,507,000 and $2,771,000, or $0.50 per share respectively, special cash dividend to the shareholders. In addition, the Company has issued stock dividends during the last five year period as follows:

                                          Stock
                DATE                     DIVIDEND

            May 22, 1992                    20 %
            May 20, 1993                    25
            May 19, 1994                    25
            May 19, 1995                    25
            May 17, 1996                    25

A covenant of the Credit Agreement governing the Company's $10,000,000 note payable (see note 8 of notes to consolidated financial statements) restricts the Company from declaring or paying any dividends to its shareholders, other than stock dividends, provided, however, so long as no default then exists, or would result therefrom, the Company may pay cash dividends on its capital stock or redeem, purchase, retire or otherwise acquire its capital stock in an aggregate amount in any fiscal year not exceeding twenty percent (20%) of the Company's consolidated net income after taxes for such fiscal year. As of December 31, 1996, the Company was in compliance with the dividend restrictions of said Credit Agreement. The Company plans on paying the remaining outstanding indebtedness on said note on April 2, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
International Bancshares Corporation:

We have audited the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of and its method of accounting for mortgage servicing rights in 1996. The Company also adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation".

As discussed in Notes 1 and 4 to the consolidated financial statements, the Company changed its method of accounting for impairment of loans receivable in 1995.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investment securities in 1994.

/s/ KPMG PEAT MARWICK LLP

San Antonio, Texas
March 14, 1997

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Condition

                           December 31, 1996 and 1995

                             (Dollars in Thousands)

     ASSETS                                           1996           1995
     ------                                        -----------    -----------

Cash and due from banks                            $   135,992    $    86,827
Federal funds sold                                      36,000         37,000
                                                   -----------    -----------

             Total cash and cash equivalents           171,992        123,827

Time deposits with banks                                   198          1,800

Investment securities:
  Held to maturity
    (Market value of $2,840 on December 31, 1996
    and $2,895 on December 31, 1995)                     2,848          2,909
  Available for sale
    (Amortized cost of $1,739,198 on December 31,
    1996 and $1,439,823 on December 31, 1995)        1,756,719      1,460,432
                                                   -----------    -----------

             Total investment securities             1,759,567      1,463,341

Loans:
   Commercial, financial and agricultural              719,151        718,364
   Lease financing receivables, net                      3,910          3,910
   Real estate - mortgage                              193,101        200,998
   Real estate - construction                           32,610         39,527
   Consumer                                            161,594        124,843
   Foreign                                             128,932        120,748
                                                   -----------    -----------

             Total loans                             1,239,298      1,208,390

   Less unearned discounts                              (3,303)        (3,479)
                                                   -----------    -----------

             Loans, net of unearned discounts        1,235,995      1,204,911

   Less allowance for possible loan losses             (21,036)       (18,455)
                                                   -----------    -----------

             Net loans                               1,214,959      1,186,456
                                                   -----------    -----------

Bank premises and equipment, net                        94,195         80,410
Accrued interest receivable                             22,913         22,204
Other assets                                            87,407         57,568
                                                   -----------    -----------

             Total assets                          $ 3,351,231    $ 2,935,606
                                                   ===========    ===========

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                             (Dollars in Thousands)


     LIABILITIES AND SHAREHOLDERS' EQUITY             1996            1995
     ------------------------------------          -----------    -----------

Liabilities:

   Deposits:
     Demand - non-interest bearing                 $   346,162    $   295,301
     Savings and interest bearing demand               684,867        576,878
     Time                                            1,631,124      1,271,167
                                                   -----------    -----------

             Total deposits                          2,662,153      2,143,346

   Securities sold under repurchase agreements         148,483        462,602
   Other borrowed funds                                239,000         66,500
   Other liabilities                                    17,828         17,397
                                                   -----------    -----------

             Total liabilities                       3,067,464      2,689,845
                                                   -----------    -----------

Shareholders' equity:

   Common stock of $1.00 par value.
     Authorized 15,000,000 shares;
     issued 10,353,202 shares in 1996
     and 8,159,814 shares in 1995                       10,353          8,160
   Surplus                                              11,935         10,637
   Retained earnings                                   260,134        221,350
   Net unrealized holding gains on
     available for sale securities,
     net of deferred income taxes                       11,388         13,396
                                                   -----------    -----------
                                                       293,810        253,543
   Less cost of shares in treasury,
     1,599,788 shares in 1996 and
     1,229,332 shares in 1995                          (10,043)        (7,782)
                                                   -----------    -----------
             Total shareholders' equity                283,767        245,761
                                                   -----------    -----------
             Total liabilities and
                shareholders' equity               $ 3,351,231    $ 2,935,606
                                                   ===========    ===========

See accompanying notes to consolidated financial statements.

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 1996, 1995 and 1994

                (Dollars in Thousands, Except Per Share Amounts)

                                                 1996          1995           1994
                                             -----------   -----------    -----------
Interest income:
   Loans, including fees                     $   119,183   $   124,411    $    97,057
   Time deposits with banks                           53            43             38
   Federal funds sold                              1,540           991          1,022
   Investment securities:
     Taxable                                      99,411        91,178         58,983
     Tax-exempt                                    1,292         1,825          1,691
   Other                                             300           419            469
                                             -----------   -----------    -----------
             Total interest income               221,779       218,867        159,260
                                             -----------   -----------    -----------
Interest expense:
   Savings and interest bearing demand
     deposits                                     18,390        16,741         10,930
   Time deposits                                  69,717        62,078         43,119
   Federal funds purchased and securities
     sold under repurchase agreements             12,151        25,594         10,311
   Other borrowings                                7,114         7,948          2,365
   Subordinated debt                                --            --               29
                                             -----------   -----------    -----------
             Total interest expense              107,372       112,361         66,754
                                             -----------   -----------    -----------
             Net interest income                 114,407       106,506         92,506
Provision for possible loan losses                 6,630         5,150          3,804
                                             -----------   -----------    -----------
             Net interest income after
                provision for possible
                loan losses                      107,777       101,356         88,702
                                             -----------   -----------    -----------
Non-interest income:
   Service charges on deposit accounts            15,642        13,522         13,012
   Other service charges, commissions
     and fees                                      6,780         5,717          5,466
   Investment securities transactions, net            31            (2)        (1,783)
   Other income                                    7,741         6,772          4,250
                                             -----------   -----------    -----------
             Total non-interest income            30,194        26,009         20,945
                                             -----------   -----------    -----------

                                                                   (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                  Years ended December 31, 1996, 1995 and 1994

                (Dollars in Thousands, Except Per Share Amounts)

                                                 1996          1995           1994
                                             -----------   -----------    -----------
Non-interest expense:
   Employee compensation and benefits             28,882        25,701         22,113
   Occupancy                                       5,336         5,105          4,119
   Depreciation of bank premises and
     equipment                                     7,024         5,478          5,964
   Regulatory and deposit insurance fees           3,813         4,578          4,756
   Legal expense including settlements             2,043         5,045          1,481
   Net cost of operations for other real
     estate owned                                    308           558           --
   Lease asset write-downs and expenses              931           471            787
   Stationary and supplies                         2,479         2,176          1,821
   Other                                          22,641        19,877         17,314
                                             -----------   -----------    -----------
             Total non-interest expense           73,457        68,989         58,355
                                             -----------   -----------    -----------
             Income before income
                taxes                             64,514        58,376         51,292
Income taxes                                      20,164        18,315         13,402
                                             -----------   -----------    -----------
             Net income                      $    44,350   $    40,061    $    37,890
                                             -----------   -----------    -----------
Per share:
   Net income - primary and fully diluted    $      4.87   $      4.43    $      4.17
                                             ===========   ===========    ===========
   Weighted average number of shares
     outstanding                               9,109,001     9,045,806      9,093,301

See accompanying notes to consolidated financial statements.

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                 Consolidated Statements of Shareholders' Equity

                  Years ended December 31, 1996, 1995 and 1994

                             (Dollars in Thousands)

                                                                                           Unrealized Gain (Loss)
                                                                                              on Available
                                               Number      Common                  Retained    for Sale      Treasury
                                              Of Shares     Stock      Surplus     Earnings    Securities      Stock        Total
                                              ---------   ---------   ---------    ---------    ---------    ---------    ---------
Balances at January 1, 1994                       5,113   $   5,113   $   9,547    $ 155,094         --      $  (6,699)   $ 163,055
   Net income                                      --          --          --         37,890         --           --         37,890
   Effect of adopting Statement
     of  Financial Accounting
     Standards No. 115
     at January 1, 1994, net of
     deferred income taxes                         --          --          --           --          5,312         --          5,312
  Stock dividends:
     Shares issued                                1,287       1,287        --         (1,287)        --           --           --
 Cash dividends                                    --          --          --         (6,012)        --           --         (6,012)
 Purchase of treasury stock                        --          --          --           --           --           (459)        (459)
 Exercise of stock options                           66          66         607         --           --           --            673
 Net change in unrealized loss
    on available for sale
    securities, net of deferred
    income taxes                                   --          --          --           --        (21,923)        --        (21,923)
                                              ---------   ---------   ---------    ---------    ---------    ---------    ---------
Balances at December 31, 1994                 $   6,466   $   6,466   $  10,154    $ 185,685    $ (16,611)   $  (7,158)   $ 178,536
   Net income                                      --          --          --         40,061         --           --         40,061
   Stock dividends:
     Shares issued                                1,625       1,625        --         (1,625)        --           --           --
     Cash dividends                                --          --          --         (2,771)        --           --         (2,771)
  Purchase of treasury stock                       --          --          --           --           --           (624)        (624)
  Exercise of stock options                          69          69         483         --           --           --            552
  Net change in unrealized gain
     on available for sale
     securities, net of deferred
     income taxes                                  --          --          --           --         30,007         --         30,007
                                              ---------   ---------   ---------    ---------    ---------    ---------    ---------
Balances at December 31, 1995                     8,160   $   8,160   $  10,637    $ 221,350    $  13,396    $  (7,782)   $ 245,761
   Net income                                      --           --         --         44,350         --           --         44,350
   Stock dividends:
      Shares issued                               2,059       2,059        --         (2,059)        --           --           --
      Cash dividends                               --          --          --         (3,507)        --           --         (3,507)
  Purchase of treasury stock                       --          --          --           --           --         (2,261)      (2,261)
  Exercise of stock options                         134         134         831         --           --           --            965
  Tax effect of  non-qualified stock
     options exercised                             --          --           467         --           --           --            467
  Net change in unrealized gain
     on available for sale
     securities, net of deferred
     income taxes                                  --          --          --           --         (2,008)        --         (2,008)
                                              ---------   ---------   ---------    ---------    ---------    ---------    ---------
Balances at December 31, 1996                    10,353   $  10,353   $  11,935    $ 260,134    $  11,388    $ (10,043)   $ 283,767
                                              =========   =========   =========    =========    =========    =========    =========

See accompanying notes to consolidated financial statements.

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1996, 1995 and 1994

                             (Dollars in Thousands)

                                                           1996           1995           1994
                                                       -----------    -----------    -----------
Operating activities:
  Net income                                           $    44,350    $    40,061    $    37,890

  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Provision for possible loan losses                     6,630          5,150          3,804
      Recoveries on charged-off loans                        1,116            609          1,668
      Net profit (cost) of operations for other real
        estate owned                                           308            558           (761)
      Lease asset write-downs                                  931            471            787
      Depreciation of bank premises and equipment            7,024          5,478          5,964
      Accretion of investment securities discounts          (1,382)        (1,736)          (593)
      Amortization of investment securities premiums         6,762         10,831         14,818
      Realized (gain) loss on investment securities
        transactions, net                                      (31)             2          1,783
      Gain on sale of bank premises and equipment             (115)           (11)           (26)
      Increase in accrued interest receivable                 (709)          (333)        (2,839)
      Increase (decrease) in other liabilities               1,996          5,484        (24,443)
                                                       -----------    -----------    -----------
           Net cash provided by operating activities        66,880         66,564         38,052
                                                       -----------    -----------    -----------
Investing activities:

  Cash acquired in purchase transactions                   284,395          7,123         21,938
  Proceeds from maturities of securities                       582         30,154          3,757
  Purchases of held to maturity securities                    --             --         (323,309)
  Proceeds from sales of available for sale
    securities                                             441,151        154,506        395,656
  Purchases of available for sale securities            (1,038,351)      (490,489)      (531,552)
  Principal collected on mortgage-backed securities        285,822        209,262        249,899
  Principal collected on other investment securities          --             --               15
  Proceeds from matured time deposits with banks             2,295            297          1,091
  Purchases of time deposits with banks                       (693)        (1,602)          (297)
  Net increase in loans                                    (15,003)       (30,154)       (84,874)
  Net increase in other assets                              (6,829)        (2,909)       (20,646)
  Purchases of bank premises and equipment                 (16,068)       (11,582)       (11,978)
  Proceeds from sale of bank premises
    and equipment                                              545             48             83
                                                       -----------    -----------    -----------
            Net cash used in investing activities          (62,154)      (135,346)      (300,217)
                                                       -----------    -----------    -----------

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                  Years ended December 31, 1996, 1995 and 1994

                             (Dollars in Thousands)

                                                           1996           1995           1994
                                                       -----------    -----------    -----------
Financing activities:

  Net increase in non-interest bearing demand
    deposits                                           $    27,831    $     3,486    $    27,364
  Net increase (decrease) in savings and
    interest bearing demand deposits                        58,604        (34,712)           837
  Net increase in time deposits                            103,426         24,614         83,652
  Net (decrease) increase in federal funds purchased
    and securities sold under repurchase agreements       (314,119)       168,864         69,207
  Proceeds from issuance of other borrowed funds         1,181,000         93,500        120,000
  Principal payments on other borrowed funds and
    subordinated debt                                   (1,008,500)      (150,500)        (2,451)
  Purchase of treasury stock                                (2,261)          (624)          (459)
  Proceeds from exercise of stock options                      965            552            673
  Payment of cash dividends                                 (3,489)        (2,762)        (6,012)
  Payments of cash dividends in lieu of fractional
    shares                                                     (18)            (9)          --
                                                       -----------    -----------    -----------
            Net cash provided by
              financing activities                          43,439        102,409        292,811
                                                       -----------    -----------    -----------
            Increase in cash and cash equivalents           48,165         33,627         30,646
Cash and cash equivalents at beginning of year             123,827         90,200         59,554
                                                       -----------    -----------    -----------
Cash and cash equivalents at end of year               $   171,992    $   123,827    $    90,200
                                                       ===========    ===========    ===========
Supplemental cash flow information:
  Interest paid                                        $   107,187    $   114,685    $    69,506
  Income taxes paid                                         19,059         18,966         18,177

Supplemental schedule of noncash investing and
  financing activities relating to various
  purchase transactions:
    Loans acquired                                     $    22,177    $    37,043    $    48,991
    Investment securities and other assets acquired         22,442         54,087        183,030
    Deposit liabilities assumed                            329,014         98,253        253,959

See accompanying notes to consolidated financial statements.

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of International Bancshares Corporation ("Corporation") and Subsidiaries (the Corporation and Subsidiaries collectively referred to herein as the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of those policies.

         CONSOLIDATION AND BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Corporation and its wholly-owned bank subsidiaries, International Bank of Commerce, Laredo ("IBC"), Commerce Bank, International Bank of Commerce, Zapata, International Bank of Commerce, Brownsville, and the Corporation's wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Life Insurance Company, IBC Trading Company and IBC Capital Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

         The Company, through its bank subsidiaries, is engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The primary markets of the Company are South and Southeast Texas. Each bank subsidiary is very active in facilitating international trade along the United States border with Mexico and elsewhere. Although the Company's loan portfolio is diversified, the ability of the Company's debtors to honor their contracts is primarily dependent upon the economic conditions in the Company's trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain agencies as well as the Texas Department of Banking and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgements or changes in law and regulations.

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

         INVESTMENT SECURITIES

         The Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         Debt and Equity Securities," requires that an enterprise classify debt and equity securities into one of these categories: held-to maturity, available-for-sale, or trading. SFAS No. 115 also states that these classifications need to be reassessed for appropriate classification at each reporting date. Securities classified as "held-to-maturity" are carried at amortized cost for financial statement reporting, while securities classified as "available-for-sale" and "trading" are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported at a net amount as a separate component of shareholders' equity until realized. The Company adopted SFAS No. 115 on January 1, 1994.

         Mortgage-backed securities held at December 31, 1996 and 1995 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans adjusted for anticipated prepayments. Income recognized under the straight line method is not materially different from income that would be recognized under the level yield or "interest method". Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

         UNEARNED DISCOUNTS

         Consumer loans are frequently made on a discount basis. The amount of the discount is subsequently included in interest income ratably over the term of the related loans under the sum-of-the-digits (Rule of 78's) method. Income recognized under the sum-of-the-digits method is not materially different than income that would be recognized under the level yield or "interest method".

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

         Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries allowances for possible loan losses. Such agencies may require the Corporation's bank subsidiaries' to recognize additions or reductions to their allowances based on their judgments of information available to them at the time of their examination.

         The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure", effective January 1, 1995. These Statements are applicable to all creditors and to all loans, uncollateralized as well as collateralized, except consumer loans. These Statements require that impaired loans be measured based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. The adoption of these accounting standards did not have a material effect on the Company's financial position or results of operations since the Company's previous recognition and measurement policies regarding non-performing loans were consistent with the accounting requirements for impaired loans.

         NON-ACCRUAL LOANS

         The non-accrual loan policy of the Corporation's bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be uncollectible. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the creditor's financial condition warrants reestablishment of interest accruals.

         MORTGAGE SERVICING RIGHTS

         The Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" effective January 1, 1996. This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights that are capitalized after the adoption of this Statement based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum. The adoption of this accounting standard did not have a material effect on the Company's financial position or results of operations or liquidity.

         OTHER REAL ESTATE OWNED

         Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses if necessary. Any subsequent write-downs are charged against other non-interest expenses. Operating expenses of such properties and gains and losses on their disposition are included in other non-interest expenses.

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

         STOCK OPTIONS

         Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

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

      IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective January 1, 1996. This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles which must be disposed. Long-lived assets and certain identifiable intangibles to be disposed of must be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations or liquidity.

         CONSOLIDATED STATEMENT OF CASH FLOWS

         For purposes of the statement of cash flows, the Company considers all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, the Company reports transactions related to deposits with other financial institutions, customer time deposits and loans to customers on a net basis.

         ENVIRONMENTAL REMEDIATION

         Effective January 1, 1996, the Company adopted the American Institute of Certified Public Accountants Statement Of Position ("SOP") 96-1, "Environmental Remediation Liabilities." SOP 96-1 requires, among other things, environmental remediation liabilities to be accrued when the criteria of SFAS No. 5, "Accounting for Contingencies," have been met and also provides guidance with respect to the measurement of remediation liabilities. Such accounting is consistent with the Company's previous method of accounting for environmental remediation costs and therefore, adoption of this new Statement did not have a material impact on the Company's financial position, results of operations or liquidity.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS

         In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. SFAS No. 127 defers portions of SFAS No. 125 to be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1997. These Standards are to be applied prospectively. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS No. 125 will have a material impact on the Company's financial position, results of operations or liquidity.

(2)      ACQUISITIONS

         Effective March 7, 1997, IBC purchased certain assets and assumed certain liabilities of five branches of Bank of America Texas, N. A., Irving, Texas. IBC purchased loans of approximately $397,000 and assumed deposits of approximately $86,314,000 and received cash or other assets in the amount of approximately $85,917,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $3,754,000 at such date. These assets are being amortized on a straight line basis over a fifteen year period.

         Effective November 21, 1996, IBC purchased certain assets and assumed certain liabilities of three branches of Home Savings of America F.S.B., Irwindale, California. IBC purchased loans of approximately $769,000 and assumed deposits of approximately $196,813,000 and received cash and other assets in the amount of approximately $196,081,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $9,670,000 at such date. These assets are being amortized on a straight line basis over a fifteen year period.

         Effective June 27, 1996, IBC purchased certain assets and assumed certain liabilities of River Valley Bank, F.S.B., in Weslaco, Texas, a federal savings bank organized under the laws of the United States. At the date of closing, total loans acquired were approximately $21,408,000, deposits assumed were approximately $132,133,000 and cash and other assets received were in the amount of approximately $110,756,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $6,599,000 at such date. These assets are being amortized on a straight line basis over a fifteen year period.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Effective September 8, 1995, Stone Oak National Bank, in San Antonio, Texas, a national banking association organized under the laws of the United States, was merged with and into IBC. At the date of closing, total assets acquired were approximately $18,000,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $1,387,000 at such date. These assets are being amortized on a straight line basis over a fifteen year period.

         Effective February 1, 1995, The Bank of Corpus Christi, Corpus Christi, Texas a state bank organized under the laws of the state of Texas, was merged with and into IBC. At the date of closing, total assets acquired were approximately $80,000,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $4,062,000 at such date. These assets are being amortized on a straight line basis over a fifteen year period.

         Effective August 31, 1994, First State Bank and Trust Company, Port Lavaca, Texas, a wholly-owned subsidiary of Michigan National Corporation, was merged with and into IBC. At the date of closing, total assets acquired were approximately $254,000,000 at such date. The acquisition was accounted for as a purchase. IBC recorded intangible assets, goodwill and core deposit premium totaling approximately $8,300,000. These assets are being amortized on a straight line basis over a fifteen year period.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(3)   INVESTMENT SECURITIES
         The amortized cost and estimated market value by type of investment security at December 31, 1996 are as follows:

                                                      Held To Maturity
                              ---------------------------------------------------------------
                                             Gross        Gross       Estimated
                              Amortized    unrealized   unrealized     market       Carrying
                                 Cost        Gains        Losses        Value        Value
                              ----------   ----------   ----------    ----------   ----------
                                                       (Dollars in Thousands)
Obligations of states and
  political subdivisions      $      858   $     --     $       (8)   $      850   $      858
Other securities                   1,990                      --           1,990        1,990
                              ----------   ----------   ----------    ----------   ----------
Total investment securities   $    2,848   $     --     $       (8)   $    2,840   $    2,848
                              ==========   ==========   ==========    ==========   ==========

                                                     Available For Sale
                              ---------------------------------------------------------------
                                             Gross        Gross       Estimated
                              Amortized    unrealized   unrealized     market       Carrying
                                 Cost        Gains        Losses        Value        Value
                              ----------   ----------   ----------    ----------   ----------
                                                       (Dollars in Thousands)
U.S. Treasury securities      $    4,942   $       78   $     --      $    5,020   $    5,020
Mortgage-backed securities     1,716,996       18,536       (1,048)    1,734,484    1,734,484
Obligations of states and
  political subdivisions           1,059            1          (46)        1,014        1,014
Equity securities                 16,201         --           --          16,201       16,201
                              ----------   ----------   ----------    ----------   ----------
Total investment securities   $1,739,198   $   18,615   $   (1,094)   $1,756,719   $1,756,719
                              ==========   ==========   ==========    ==========   ==========

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

The amortized cost and estimated market value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                            Held To Maturity         Available For Sale
                                         -----------------------   -----------------------
                                                      Estimated                 Estimated
                                         Amortized      market     Amortized      market
                                            Cost        Value         Cost        Value
                                         ----------   ----------   ----------   ----------
                                                           (Dollars in Thousands)
Due in one year or less                  $      160   $      160   $    2,483   $    2,501
Due after one year through five years         2,278        2,270        2,957        3,018
Due after five years through ten years          410          410          561          515
Mortgage-backed securities                     --           --      1,716,996    1,734,484
Equity securities                              --           --         16,201       16,201
                                         ----------   ----------   ----------   ----------
Total investment securities              $    2,848   $    2,840   $1,739,198   $1,756,719
                                         ==========   ==========   ==========   ==========

The amortized cost and estimated market value by type of investment security at December 31, 1995 are as follows:

                                                        Held To Maturity
                              ---------------------------------------------------------------
                                              Gross       Gross       Estimated
                              Amortized    unrealized   unrealized      market      Carrying
                                 Cost         Gains       Losses        Value        Value
                              ----------   ----------   ----------    ----------   ----------
                                                      (Dollars in Thousands)
Mortgage-backed securities    $    1,044   $     --     $      (14)   $    1,030   $    1,044
Other securities                   1,865         --           --           1,865        1,865
                              ----------   ----------   ----------    ----------   ----------
Total investment securities   $    2,909   $     --     $      (14)   $    2,895   $    2,909
                              ==========   ==========   ==========    ==========   ==========

                                                     Available For Sale
                              ---------------------------------------------------------------
                                              Gross       Gross       Estimated
                              Amortized    unrealized   unrealized      market      Carrying
                                 Cost         Gains       Losses        Value        Value
                              ----------   ----------   ----------    ----------   ----------
                                                      (Dollars in Thousands)
U.S. Treasury securities      $    6,877   $      181   $     --      $    7,058   $    7,058
Mortgage-backed securities     1,388,292       22,335       (1,922)    1,408,705    1,408,705
Obligations of states and
  political subdivisions          29,960          200         (185)       29,975       29,975
Equity securities                 14,694         --           --          14,694       14,694
                              ----------   ----------   ----------    ----------   ----------

Total investment securities   $1,439,823   $   22,716   $   (2,107)   $1,460,432   $1,460,432
                              ==========   ==========   ==========    ==========   ==========

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

The Company may invest in collateralized mortgage obligations and structured notes; however, such investments at December 31, 1996 is not significant to the financial position of the Company.

Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac") and the Federal National Mortgage Association ("Fannie Mae").

The amortized cost and fair market value of investment securities pledged to qualify for fiduciary powers and to secure public monies as required by law and for repurchase agreements was $687,776,000 and $696,860,000, respectively, at December 31, 1996.

Proceeds from the sale of securities available-for-sale were $441,151,000, $154,506,000 and $395,656,000 during 1996, 1995 and 1994, respectively. Gross gains of $1,953,000 and gross losses of $1,922,000 were realized in 1996 primarily from the sale of available-for- sale mortgage-backed securities. Gross gains and losses of $541,000 and $543,000 and $1,310,000 and $3,093,000 were realized in 1995 and 1994, respectively.

During 1995, the Company decided to transfer certain securities from held-to-maturity to available-for-sale as allowed for under the Financial Accounting Standards Board's Special Report on the Implementation of Statement of Financial Accounting Standards No. 115. Effective November 30, 1995, securities with an amortized cost of $484,196,000 were reclassified from held-to-maturity to available-for-sale. The unrealized gain as of the date of the transfer was $4,366,000.

The Company maintains the required level of stock at the Federal Home Loan Bank of Dallas, Texas (the "FHLB"). The FHLB stock is included in equity securities and is recorded at cost and totaled $16,201,000 at December 31, 1996.

(4)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                               1996         1995         1994
                                             --------     --------     --------
                                                    (Dollars in Thousands)

Balance at January 1                         $ 18,455     $ 17,025     $ 13,831
                                             --------     --------     --------
  Losses charged to allowance                  (5,165)      (4,764)      (2,722)
  Recoveries credited to allowance              1,116          609        1,668
                                             --------     --------     --------
  Net losses charged to allowance              (4,049)      (4,155)      (1,054)
  Provision charged to operations               6,630        5,150        3,804
                                             --------     --------     --------
  Allowances acquired in purchase
    transactions                                 --            435          444
                                             --------     --------     --------
Balance at December 31                       $ 21,036     $ 18,455     $ 17,025
                                             --------     --------     --------

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

Loans accounted for on a non-accrual basis at December 31, 1996, 1995 and 1994 amounted to $4,425,000, $6,233,000 and $3,627,000, respectively. The effect of such non-accrual loans reduced interest income by $644,000, $1,010,000 and $667,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

On January 1, 1995, the Company adopted SFAS No. 114 as amended by SFAS No. 118. The Company classifies as impaired those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. The Company has identified these loans through its normal loan review procedures. Impaired loans included (1) all non-accrual loans, (2) loans which are 90 days or more past due, unless they are well secured (i.e. the collateral value is sufficient to cover principal and accrued interest) and are in the process of collection, and (3) other loans which management believes are impaired. Substantially all of the Company's impaired loans are measured at the fair value of the collateral. In limited cases the Company may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

Impairment of loans having recorded investments of $10,927,000 at December 31, 1996 and $14,287,000 at December 31, 1995 has been recognized in conformity with Statement No. 114, as amended by Statement No. 118. The average recorded investment in impaired loans during 1996 and 1995 was $10,940,000 and $14,100,000, respectively. The total allowance for possible loan losses related to these loans was $972,000 and $782,000 at December 31, 1996 and 1995, respectively. Interest income on impaired loans of $566,000 and $863,000 was recognized for cash payments received in 1996 and 1995, respectively.

Management of the Company recognizes the risks associated with these impaired loans. However, management's decision to place loans in this category does not necessarily mean that the Company expects losses to occur.

The Company had previously measured the allowance for loan losses using methods similar to the prescribed method in SFAS No. 114. As a result, no additional provision was required by the adoption of SFAS No. 114. The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial and industrial or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further collection of the loss portion is anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. Generally, unsecured consumer loans are charged-off when 90 days past due.

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss, is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 1996 was adequate to absorb possible losses from loans in the portfolio at that date.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(5)  BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment, by asset classification, at December 31, 1996 and 1995 follows:

                                           Estimated
                                         Useful Lives        1996        1995
                                        -------------     --------    --------
                                                          (Dollars in Thousands)

Bank buildings and improvements          5 - 40 years     $ 66,314    $ 54,734
Less:  accumulated depreciation                            (12,044)    (10,134)
                                                          --------    --------
                                                            54,270      44,600

Furniture, equipment and vehicles        1 - 20 years       46,374      39,025
Less:  accumulated depreciation                            (26,949)    (21,990)
                                                          --------    --------
                                                            19,425      17,035

Land                                                        19,122      17,346
                                                          --------    --------
Real estate held for future expansion:
Land, building, furniture,
  fixture and equipment                  7 - 27 years        2,215       2,215
Less:  accumulated depreciation                               (837)       (786)
                                                          --------    --------
                                                             1,378       1,429

                Bank premises and equipment, net          $ 94,195    $ 80,410
                                                          ========    ========

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(6)  DEPOSITS
Deposits as of December 31, 1996 and 1995 and related interest expense for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                    1996         1995
                                                 ----------   ----------
                                                 (Dollars in Thousands)
        Deposits:
           Demand - non-interest bearing
                 Domestic                        $  294,746   $  258,710
                 Foreign                             51,416       36,592
                                                 ----------   ----------
           Total demand non-interest
             bearing                                346,162      295,302
                                                 ----------   ----------
           Savings and interest bearing demand
                 Domestic                           513,086      396,999
                 Foreign                            171,781      179,879
                                                 ----------   ----------
           Total savings and interest
             bearing demand                         684,867      576,878
                                                 ----------   ----------
           Time, certificates of deposit
              $100,000 or more
                 Domestic                           323,601      253,960
                 Foreign                            591,066      515,415
               Less than $100,000
                 Domestic                           501,484      308,182
                 Foreign                            214,973      193,609
                                                 ----------   ----------
           Total time, certificates
                    of deposits                   1,631,124    1,271,166
                                                 ----------   ----------
           Total deposits                        $2,662,153   $2,143,346
                                                 ==========   ==========

                                                1996      1995      1994
                                               -------   -------   -------
                                                  (Dollars in Thousands)
      Interest Expense:
         Savings and interest bearing demand
                Domestic                       $14,079   $12,341   $ 7,271
                Foreign                          4,311     4,400     3,659
                                               -------   -------   -------
         Total savings and interest
           bearing demand                       18,390    16,741    10,930
                                               -------   -------   -------
         Time, certificates of deposit
           $100,000 or more
                Domestic                        14,193    13,151     8,502
                Foreign                         28,561    25,713    18,692
           Less than $100,000
                Domestic                        17,872    14,877     9,788
                Foreign                          9,091     8,337     6,137
                                               -------   -------   -------
         Total time, certificates of deposit   $69,717   $62,078   $43,119
                                               =======   =======   =======

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(7)  SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

The Company's bank subsidiaries have entered into repurchase agreements with the FHLB, the FHLMC and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $236,223,000 and $444,389,000 during 1996 and 1995, respectively, and the maximum amount outstanding at any month end during 1996 and 1995 was $477,874,000 and $552,628,000, respectively.

Further information related to repurchase agreements (securities sold under agreements to repurchase) at December 31, 1996 and 1995 is set forth in the following table:

                                Collateral Securities            Repurchase Borrowing
                          ---------------------------------   -------------------------
                           Book Value      Market Value of  Balance of  Weighted Average
                          Securities Sold   Securities Sold   Liability   Interest Rate
                          ---------------   ---------------   ---------   -------------
                                                (Dollars in Thousands)
December 31, 1996 Term:
Overnight agreements      $        59,730   $        76,028   $  50,313   $        4.93%
1 to 29 days                       43,520            43,791      22,154            4.92%
30 to 90 days                      32,943            33,430      23,526            5.15%
Over 90 days                       55,938            57,122      52,490            5.23%
                          ---------------   ---------------   ---------   -------------
Total                     $       192,131   $       210,371   $ 148,483   $        5.07%
                          ===============   ===============   =========   =============
December 31, 1995 Term:
Overnight agreements      $        40,014   $        40,423   $  23,075   $        5.13%
1 to 29 days                      272,730           277,713     210,879            5.04%
30 to 90 days                     178,350           178,793     176,840            5.37%
Over 90 days                       62,529            63,907      51,308            5.23%
                          ---------------   ---------------   ---------   -------------
Total                     $       553,623   $       560,836   $ 462,102   $        5.21%
                          ===============   ===============   =========   =============

The book value and market value of securities sold includes the entire book value and market value of securities partially or fully pledged under repurchase agreements.

(8)  OTHER BORROWED FUNDS

Other borrowed funds at December 31, 1996 included a $10,000,000 note payable to an unaffiliated bank governed by a Credit Agreement dated of even date with the note, which had an outstanding balance of $2,000,000 as of such date. Such note bears interest at a floating rate which resulted in an average interest rate of 7.61% per annum in 1996. Such loan is unsecured. Accrued interest thereon is due and payable quarterly. On January 2, 1997, the Company made payments and additional draws on said credit facility resulting in a principal balance of $8,333,333. No further advances are available under such credit facility. The principal balance of the loan is due and payable in equal installments quarterly through and including April 1, 1998. At December 31, 1995, the Company had

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

borrowed funds evidenced by a note payable to an unaffiliated bank in the amount of $2,500,000 bearing interest at a floating rate of interest, with an average rate of interest of 8.81% per annum in 1995. Said $2,500,000 loan was secured by all of the capital stock of each of the Company's bank subsidiaries. This loan was fully paid on June 5, 1996, and the security interest covering such stock was released. The terms of the Credit Agreement governing the Company's $10,000,000 note payable require the Company to maintain compliance with certain covenants which at December 31, 1996, the Company was in compliance with or with respect to which the Company had obtained a written waiver.
(See note 15)

Also included in other borrowed funds at December 31, 1996 are $137,000,000 of short-term fixed borrowings with the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. As of December 31, 1996, the Company had two certificates of indebtedness outstanding in the amounts of $50,000,000 payable to the FHLB at a three month Libor rate minus fifteen basis points.

(9) EMPLOYEES' PROFIT SHARING PLAN

The Company has a deferred profit sharing plan for full-time employees with one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers' and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $939,000, $861,000 and $610,000 were charged to income for the years ended December 31, 1996, 1995 and 1994, respectively.

(10) INTERNATIONAL OPERATIONS

The Corporation provides international banking services for its customers through its bank subsidiaries. Neither the Corporation nor its bank subsidiaries have facilities located outside the United States. International operations are distinguished from domestic operations on the basis of the domicile of the customer.

Because the resources employed by the Company are common to both international and domestic operations, it is not practical to determine net income generated exclusively from international activities.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

A summary of assets attributable to international operations at December 31, 1996 and 1995 are as follows:
                                                       1996          1995
                                                     ---------    ---------
                                                     (Dollars in Thousands)
   Loans:
           Commercial                                $ 107,452    $ 100,795
           Others                                       21,480       19,953
                                                     ---------    ---------
                                                       128,932      120,748

           Less allowance for possible loan losses      (1,101)      (1,035)
                                                     ---------    ---------
                    Net loans                        $ 127,831    $ 119,713
                                                     =========    =========
           Accrued interest receivable               $   1,317    $   1,191
                                                     =========    =========

Included in accrued interest receivable is $155,000 in 1996 and $105,000 in 1995 on loans to international customers totaling $8,577,000 and $6,243,000 which were past due five days or more, of which $1,062,000 and $942,000 had been placed on non-accrual status at December 31, 1996 and 1995, respectively.

At December 31, 1996, the Company had $6,910,000 in outstanding international commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities which are available to various Mexican banks doing business with the Company.

Income directly attributable to international operations was $10,331,000, $9,447,000 and $7,725,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

(11) INCOME TAXES

The Company files a consolidated U.S. Federal income tax return. The current and deferred portions of income tax expense (benefit) included in the consolidated statements of income are presented below for the years ended December 31:

                                           1996       1995        1994
                                         --------   --------    --------
                                              (Dollars in Thousands)
       Current
          U.S                            $ 19,643   $ 19,271    $ 14,610
          Foreign                              80         22         109
          State                              --         --           130
                                         --------   --------    --------
                   Total current taxes     19,723     19,293      14,849
        Deferred                              441       (978)     (1,447)
                                         --------   --------    --------
                   Total income taxes    $ 20,164   $ 18,315    $ 13,402
                                         --------   --------    --------

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 1996, 1995 and 1994 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

                                          1996        1995        1994
                                        --------    --------    --------
                                              (Dollars in Thousands)

      Computed expected tax expense     $ 22,580    $ 20,424    $ 17,952

      Change in taxes resulting from:
         Tax-exempt interest income         (481)       (636)       (629)
         Lease financing                  (1,792)     (1,587)     (3,624)
         Other                              (143)        114        (297)
                                        --------    --------    --------

                   Actual tax expense   $ 20,164    $ 18,315    $ 13,402
                                        ========    ========    ========


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are reflected below:

                                                          1996           1995
                                                        --------       --------
                                                         (Dollars in Thousands)
Deferred tax assets:
 Loans receivable, principally due to the
   allowance for possible loan losses                   $  7,290       $  6,406
 Other real estate owned                                     533          1,090
 Accrued expenses                                          1,076            980
 Other                                                       582            379
                                                        --------       --------
 Total deferred tax assets                                 9,481          8,855
                                                        --------       --------
Deferred tax liabilities:
 Lease financing receivable                               (1,215)          (420)
 Bank premises and equipment, principally
   due to differences in depreciation                     (2,032)        (1,968)
 Net unrealized gains on available for
   sale investment securities                             (6,132)        (7,213)
 Other                                                      (626)          (417)
                                                        --------       --------
 Total deferred tax liabilities                          (10,005)       (10,018)
                                                        --------       --------
           Net deferred tax liability                   $   (524)      $ (1,163)
                                                        ========       ========

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


The Company did not record a valuation allowance against deferred tax assets at December 31, 1996 and 1995 because management has concluded it is more likely than not the Company will have future taxable earnings in excess of the future tax deductions.

(12) STOCK OPTIONS

On April 3, 1996, the Board of Directors adopted the 1996 International Bancshares Corporation Stock Option Plan (the "1996 Plan"). The 1996 Plan replaced the 1987 International Bancshares Corporation Key Contributor Stock Option Plan (the "1987 Plan"). Under the 1987 Plan and the 1996 Plan both qualified incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. The following schedule summarizes the pertinent information (adjusted for stock distributions) with regard to stock options from January 1, 1994 through December 31, 1996 which were granted by the Company under the 1987 Plan or the 1996 Plan.


                                                   Option Price      Options
                                                    Per Share      Outstanding
                                                    ---------      -----------
Balance at January 1, 1994                                          594,958

            Terminated                         $  4.16 - 5.19        (4,681)
            Granted                                  32.64            4,687
            Exercised                             4.16 - 10.67      (74,328)
                                                                     ------

Balance at December 31, 1994                                        520,636

            Terminated                         $  4.16 -  8.53       (2,737)
            Granted                                  30.72          224,442
            Exercised                             4.16 -  8.53      (67,779)
                                                                     ------

Balance at December 31, 1995                                        674,562

            Terminated                         $ 10.67 - 32.72      (25,676)
            Granted                              38.00 - 46.50        2,000
            Exercised                             5.34 - 30.72     (134,013)
                                                                    -------

Balance at December 31, 1996                                        516,873
                                                                    -------

At December 31, 1996 and 1995, 119,420 and 54,218 options were exercisable, respectively, and as of December 31, 1996, 373,000 shares were available for future grants under the 1996 Plan. All options granted under the 1987 Plan and the 1996 Plan had an option price of not less than the fair market value of the Company's common stock at the date of grant and a vesting period of five years.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

The following table summarizes information about stock options outstanding at December 31, 1996:
                                 Weighted-
                                  Average     Weighted                Weighted-
                     Number      Remaining     Average     Number      Average
   Range of       Outstanding   Contractual   Exercise   Exercisable  Exercise
Exercise Prices   At 12/31/96      Life        Price     At 12/31/96   Price
---------------   -----------      ----        ------    -----------   ------
$  5.34 -  7.51       13,475     1.5  years    $ 6.76      13,475      $ 6.76
   8.19 - 10.24      253,137     1.25 years      8.56     175,968        8.56
  15.98 - 21.03       19,132     2.05 years     17.42      11,478       17.42
      32.64            4,687     3.8  years     32.64       1,874       32.64
      30.72          224,442     6.4  years     30.72      44,888       30.72
  38.00 - 46.50        2,000     7.75 years     42.25        -          42.25
                     -------                              -------
$  5.34 - 46.50      516,873                              247,683
                     =======                              =======

Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

The per-share weighted average fair value of stock options granted in 1996 and 1995 was $42.25 and $30.72, respectively. The fair value was estimated as of the grant date using the Black-Scholes option pricing model. Input variables used in the model included a weighted-average risk free interest rate of 6.78% and 6.28% for 1996 and 6.09% for 1995; an expected volatility factor of 41% for each of 1996 and 1995; and an estimated option life of ten years. The pro forma impact on income assumes no options will be forfeited. The pro forma effects may not be representative of the effects on reported net income for future years as most of the Company's employee stock options have an option life of 6 to 8 years.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     The following schedule shows total net income as reported and the pro forma results:

                                                     1996            1995
                                                     ----            ----

         Net income                As reported    $ 44,350        $ 40,061
                                   Pro forma        43,476          39,480

         Primary earnings          As reported    $   4.87        $   4.43
                                   Pro forma          4.77            4.36

         Fully diluted earnings    As reported    $   4.87        $   4.43
                                   Pro forma          4.77            4.36

The Company does not have a formal stock repurchase program; however, the Company occasionally repurchases shares of Common Stock including repurchases related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders. Stock repurchases are presented quarterly at the Company's Board of Director meetings and the Board of Directors has stated that they will not permit purchases of more than a total of $12,000,000 of stock. In the past, the Board has increased previous caps once they were met, but there are no assurances that an increase of the $12,000,000 cap will occur in the future.

(13) COMMITMENTS AND CONTINGENT LIABILITIES

The Company is involved in various legal proceedings that are in various stages of litigation. Some of these actions allege "lender liability" claims on a variety of theories and claim substantial actual and punitive damages. The Company has determined, based on discussions with its counsel, that any material loss in such actions, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material. However, many of these matters are in various stages of proceedings and further developments could cause Management to revise its assessment of these matters.

The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 1996, 1995 and 1994 and noncancellable lease commitments at December 31, 1996 were not significant.

Certain bank subsidiaries of the Corporation are required to maintain average reserve balances with the FRB. The amounts of such balances are calculated based upon specified percentages of a bank's deposits. The average amount of those reserve balances during 1996 was approximately $3,560,000.

The American Institute of Certified Public Accountants issued Statement Of Position ("SOP") 96-1, "Environmental Remediation Liabilities." SOP 96-1 was adopted by the Company on January 1, 1996 and requires, among other things, environmental remediation liabilities to be accrued when the criteria of SFAS No. 5, "Accounting for Contingencies," have been met.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

The SOP also provides guidance with respect to the measurement of the remediation liabilities. Such accounting is consistent with the Company's previous method of accounting for environmental remediation costs and therefore, adoption of this new Statement did not have a material impact on the Company's financial position, results of operations or liquidity.

(14) TRANSACTIONS WITH RELATED PARTIES

In the ordinary course of business, the Corporation and its subsidiaries make loans to directors and executive officers of the Corporation and the bank subsidiaries, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $80,342,000 and $58,285,000 at December 31, 1996 and 1995,
respectively. During 1996, $49,346,000 of new loans were made and repayments totaled $27,289,000. Between June 29 and July 15, 1994, IBC sold for an approximate aggregate appraised value of $4,700,000, forty four percent (44%) of its other real estate portfolio to IBC Partners, Ltd. (the "Partnership"), a Texas real estate limited partnership owned by certain shareholders of the Company. On May 21, 1996, IBC sold an approximately 417.67 acres of land in Travis County, Texas, to the Partnership for an approximate aggregate appraised value of $400,000.

(15) DIVIDEND RESTRICTIONS

Bank regulatory agencies limit the amount of dividends which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 1996, the aggregate amount legally available to be distributed to the Corporation from bank subsidiaries as dividends was approximately $74,230,000, assuming that each subsidiary bank continues to be classified as "well capitalized" pursuant to the applicable regulations (see note 17). The restricted capital of the bank subsidiaries was approximately $186,789,000. The undivided profits of the bank subsidiaries was $116,286,000. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Corporation historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

A covenant of the Credit Agreement governing the Company's $10,000,000 note payable (see note 8) restricts the Company from declaring or paying any dividends to its shareholders, other than stock dividends, provided, however, that so long as no default then exists, or would result therefrom, the Company may pay cash dividends on its capital stock or redeem, purchase, retire or otherwise acquire its capital stock in an aggregate amount in any fiscal year not exceeding twenty percent (20%) of the Company's consolidated net income after taxes for such fiscal year. The Company paid a special cash dividend on May 17, 1996. As of December 31, 1996, the Company was in compliance with the dividend restrictions under the terms of the above referenced Credit Agreement.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the bank subsidiaries are party to financial instruments with off-balance sheet risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 1996, the following financial instruments, whose contract amounts represent credit risks, were outstanding:

                  Commitments to extend credit           $ 201,936,000
                  Credit card lines                        288,180,000
                  Letters of credit                         29,856,000

The bank subsidiaries' exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The bank subsidiaries use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. The bank subsidiaries control the credit risk of these transactions through credit approvals, limits and monitoring procedures. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates normally less than one year or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank subsidiaries evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiary banks upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include residential and commercial real estate, bank certificates of deposit, accounts receivable and inventory.

Letters of credit are written conditional commitments issued by the bank subsidiaries to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The bank subsidiaries make commercial, real estate and consumer loans to customers principally located in Webb, Bexar, Hidalgo, Cameron, Starr and Zapata counties in South Texas as well as Matagorda, Brazoria, Galveston, Fort Bend and Calhoun counties in the Texas Coastal Bend area. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions in these areas, especially in the real estate and commercial business sectors.

To date, the Company has not experienced a material adverse impact related to the 1994 devaluation of the peso in Mexico.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(17) CAPITAL REQUIREMENTS

The Corporation and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off- balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Corporation and the bank subsidiaries met all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Corporation and the bank subsidiaries must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Corporation or any of the bank subsidiaries as well capitalized.

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

The Corporation's and the bank subsidiaries' actual capital amounts and ratios for 1996 are also presented in the table.

                                                                                            To Be Well
                                                                                         Capitalized Under
                                                                        For Capital      Prompt Corrective
                                                      Actual         Adequacy Purposes   Action Provisions
                                                 ----------------    ----------------    ----------------
                                                  Amount      Ratio   Amount    Ratio     Amount    Ratio
                                                 --------   -----    --------   -----    --------   -----
                                                                     (greater  (greater  (greater  (greater
                                                                      than or   than or   than or   than or
                                                                     equal to) equal to) equal to) equal to)

                                                                    (Dollars in thousands)
As of December 31, 1996:
Total Capital (to Risk Weighted Assets):
   Consolidated                                  $262,413   17.27%   $121,547    8.00%   $151,933   10.00%
   International Bank of Commerce, Laredo         189,462   14.49     104,591    8.00     130,739   10.00
   International Bank of Commerce, Brownsville     20,429   16.69       9,794    8.00      12,243   10.00
   International Bank of Commerce, Zapata          11,094   33.14       2,678    8.00       3,348   10.00
   Commerce Bank                                   13,384   22.76       4,705    8.00       5,881   10.00

Tier 1 Capital (to Risk Weighted Assets):
   Consolidated                                  $243,396   16.02%   $ 60,773    4.00%   $ 91,160    6.00%
   International Bank of Commerce, Laredo         173,099   13.24      52,295    4.00      78,443    6.00
   International Bank of Commerce, Brownsville     19,174   15.66       4,897    4.00       7,346    6.00
   International Bank of Commerce, Zapata          10,675   31.89       1,339    4.00       2,009    6.00
   Commerce Bank                                   12,646   21.50       2,352    4.00       3,529    6.00

Tier 1 Capital (to Average Assets):
   Consolidated                                  $243,396    7.80%   $124,761    4.00%   $155,951    5.00%
   International Bank of Commerce, Laredo         173,099    6.79     101,979    4.00     127,474    5.00
   International Bank of Commerce, Brownsville     19,174    5.70      13,449    4.00      16,811    5.00
   International Bank of Commerce, Zapata          10,675    9.97       4,282    4.00       5,353    5.00
   Commerce Bank                                   12,646    9.47       5,342    4.00       6,678    5.00

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

The Corporation's and the bank subsidiaries' actual capital amounts and ratios for 1995 are also presented in the table.

                                                                                            To Be Well
                                                                                         Capitalized Under
                                                                        For Capital      Prompt Corrective
                                                      Actual         Adequacy Purposes   Action Provisions
                                                 ----------------    ----------------    ----------------
                                                  Amount      Ratio   Amount    Ratio     Amount    Ratio
                                                 --------   -----    --------   -----    --------   -----
                                                                     (greater  (greater  (greater  (greater
                                                                      than or   than or   than or   than or
                                                                     equal to) equal to) equal to) equal to)

                                                                    (Dollars in thousands)
As of December 31, 1995:
Total Capital (to Risk Weighted Assets):
   Consolidated                                  $236,520   16.19%   $116,891    8.00%   $146,114   10.00%
   International Bank of Commerce, Laredo         173,123   13.93      99,403    8.00     124,253   10.00
   International Bank of Commerce, Brownsville     16,064   14.97       8,588    8.00      10,735   10.00
   International Bank of Commerce, Zapata           9,607   30.14       2,550    8.00       3,188   10.00
   Commerce Bank                                   12,981   21.76       4,771    8.00       5,964   10.00

Tier 1 Capital (to Risk Weighted Assets):
   Consolidated                                  $218,253   14.94%   $ 58,446    4.00%   $ 87,668    6.00%
   International Bank of Commerce, Laredo         157,583   12.68      49,701    4.00      74,552    6.00
   International Bank of Commerce, Brownsville     15,058   14.03       4,294    4.00       6,441    6.00
   International Bank of Commerce, Zapata           9,208   28.89       1,275    4.00       1,913    6.00
   Commerce Bank                                   12,235   20.51       2,386    4.00       3,579    6.00

Tier 1 Capital (to Average Assets):
   Consolidated                                  $218,253    7.55%   $115,647    4.00%   $144,559    5.00%
   International Bank of Commerce, Laredo         157,583    6.35      99,255    4.00     124,068    5.00
   International Bank of Commerce, Brownsville     15,058    5.94      10,146    4.00      12,682    5.00
   International Bank of Commerce, Zapata           9,208    9.62       3,828    4.00       4,785    5.00
   Commerce Bank                                   12,235    8.92       5,486    4.00       6,857    5.00

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 1996 and 1995 are outlined below.

                   Cash, Due From Banks and Federal Funds Sold

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                            Time Deposits with Banks

As the contract interest rates are comparable to current market rates, the carrying amount approximates fair market value.

                              Investment Securities

For
, which include U. S. Treasury securities, obligations of other U. S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are based on quoted market prices or dealer quotes. Fair values are based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. See disclosures of fair value of investment securities in Note 3.

                                      Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans as outlined by regulatory reporting guidelines. Each category is segmented into fixed and variable interest rate terms and by performing and non-performing categories.

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

Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

regarding credit risk, cash flows and discount rates are judgementally determined using available market and specific borrower information. As of December 31, 1996 and 1995, the carrying amount of net loans was a reasonable estimate of the fair value.

                                    Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. As of December 31, 1996 and 1995, the carrying amount of time deposits was a reasonable estimate of the fair value.

    Federal Funds Purchased and Securities Sold Under Repurchase Agreements,
                   Other Borrowed Funds and Subordinated Debt

Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 1996 and 1995.

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

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(19) INTERNATIONAL BANCSHARES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                             Statements of Condition

                              (Parent Company Only)

                           December 31, 1996 and 1995

                             (Dollars in Thousands)


  ASSETS                                                1996            1995
  ------                                              ---------       ---------
Cash                                                  $     336       $     151
Notes receivable                                         67,401          76,078
Investment in subsidiaries                              199,108         157,442
Other assets                                             18,956          14,964
                                                      ---------       ---------
         Total assets                                   285,801         248,635
                                                      =========       =========
  LIABILITIES AND SHAREHOLDERS' EQUITY
  ------------------------------------

Liabilities:
   Notes payable                                          2,000           2,500
   Other liabilities                                         34             374
                                                      ---------       ---------
         Total liabilities                                2,034           2,874
                                                      ---------       ---------
Shareholders' equity:
   Common stock                                          10,353           8,160
   Surplus                                               11,935          10,637
   Retained earnings                                    260,134         221,350
   Net unrealized holding gains on
     available for sale securities,
     net of deferred income taxes                        11,388          13,396
                                                      ---------       ---------
                                                        293,810         253,543
   Less cost of shares in treasury                      (10,043)         (7,782)
                                                      ---------       ---------
         Total shareholders' equity                     283,767         245,761
                                                      ---------       ---------
         Total liabilities and
            shareholders' equity                      $ 285,801       $ 248,635
                                                      =========       =========

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                              Statements of Income

                              (Parent Company Only)

                  Years ended December 31, 1996, 1995 and 1994

                             (Dollars in Thousands)

                                                    1996       1995       1994
                                                   -------    -------    -------
Income:
   Dividends from subsidiaries                     $ 7,250    $13,332    $16,053
   Interest income on notes receivable               6,944      7,218      6,881
   Interest income on time deposits
      with banks                                        15         11          6
   Other interest income                               299        419        469
   Other                                             4,603      3,368      1,615
                                                   -------    -------    -------
            Total income                            19,111     24,348     25,024
                                                   -------    -------    -------
Expenses:
   Interest expense on notes payable                   158        255        275
   Interest expense on subordinated debt              --         --           29
   Other                                               338        271      1,029
                                                   -------    -------    -------
            Total expenses                             496        526      1,333
                                                   -------    -------    -------
            Income before federal income
               taxes and equity in
               undistributed net income
               of subsidiaries                      18,615     23,822     23,691
Federal income tax expense                           1,847      1,302        333
                                                   -------    -------    -------
            Income before equity
               in undistributed net
               income of subsidiaries               16,768     22,520     23,358
Equity in undistributed net income
   of subsidiaries                                  27,582     17,541     14,532
                                                   -------    -------    -------
            Net income                             $44,350    $40,061    $37,890
                                                   =======    =======    =======

                                                                     (Continued)

              INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                            Statements of Cash Flows
                              (Parent Company Only)

                  Years ended December 31, 1996, 1995 and 1994
                             (Dollars in Thousands)

                                                      1996        1995        1994
                                                    --------    --------    --------
Operating activities:

  Net income                                        $ 44,350    $ 40,061    $ 37,890
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Increase (Decrease) in other liabilities           127         284         (29)
      Equity in undistributed net income of
        subsidiaries                                 (27,582)    (17,541)    (14,532)
                                                    --------    --------    --------
        Net cash provided by operating activities     16,895      22,804      23,329
                                                    --------    --------    --------
Investing activities:

  Contributions to subsidiaries                      (16,092)    (10,161)     (6,870)
  Purchase of time deposits with banks                  --          (728)       (600)
  Proceeds from time deposits with banks                --         1,328        --
  Net decrease (increase) in notes receivable          8,677      (6,125)     (1,953)
  Increase in other assets                            (3,992)     (3,197)     (5,654)
                                                    --------    --------    --------
        Net cash used in investing activities        (11,407)    (18,883)    (15,077)
                                                    --------    --------    --------
Financing activities:

  Principal payments on notes payable and
    subordinated debt                                   (500)     (1,000)     (2,451)
  Proceeds from exercise of stock options                965         552         673
  Payments of cash dividends                          (3,489)     (2,762)     (6,012)
  Payments of cash dividends in lieu of
    fractional shares                                    (18)         (9)       --
  Purchase of treasury stock                          (2,261)       (624)       (459)
                                                    --------    --------    --------
        Net cash used in financing activities         (5,303)     (3,843)     (8,249)
                                                    --------    --------    --------
        Increase in cash and cash equivalents            185          78           3
Cash at beginning of year                                151          73          70
                                                    --------    --------    --------
Cash at end of year                                 $    336    $    151    $     73
                                                    ========    ========    ========
Supplemental cash flow information:
  Interest paid                                     $    117    $    239    $    275

                      INTERNATIONAL BANCSHARES CORPORATION

                             OFFICERS AND DIRECTORS

         OFFICERS                                DIRECTORS
         --------                                ---------
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

         LEONARDO SALINAS                        LEONARDO SALINAS
         Vice President                          Senior Executive Vice President
                                                 International Bank of Commerce
         RICHARD CAPPS
         Vice President                          LESTER AVIGAEL
                                                 Retail Merchant
         EDUARDO J. FARIAS                       (Las Novedades, Inc.)
         Vice President
                                                 IRVING GREENBLUM
         ARNOLDO CISNEROS                        Retail Merchant
         Treasurer                               (Muebleria Mexico, S.A.)

         WILLIAM J. CUELLAR                      RICHARD E. HAYNES
         Auditor                                 Attorney at Law; Real
                                                 Estate Investments
         AMELIA A. BENAVIDES
         Secretary                               SIOMA NEIMAN
                                                 An International Entrepreneur
         IMELDA NAVARRO
         Assistant Treasurer                     R. DAVID GUERRA
                                                 President
         LUISA D. BENAVIDES                      International Bank of Commerce
         Assistant Secretary                   Branch in McAllen, Texas

                                               ANTONIO R. SANCHEZ, JR.
                                               Chairman of the Board of Sanchez
                                               O'Brien Oil & Gas Corporation;
                                               Investments