Form 10-K405, Exhibit 13
period 1998-12-13
INTERNATIONAL BANCSHARES CORP
filed 1999-03-31
CIK 315709

                                                                      EXHIBIT 13

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                                 (CONSOLIDATED)
                            SELECTED FINANCIAL DATA

                                                      AT OR FOR THE YEARS ENDED DECEMBER 31,
                                       --------------------------------------------------------------------
                                           1998          1997          1996          1995          1994
                                       ------------  ------------  ------------  ------------  ------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET
     Assets..........................  $  4,987,877  $  4,517,846  $  3,351,231  $  2,935,606  $  2,659,392
     Net loans.......................     1,589,788     1,420,180     1,214,959     1,186,456     1,125,489
     Deposits........................     3,369,637     3,175,560     2,662,153     2,143,346     2,061,638
     Other borrowed funds............     1,074,000       490,000       239,000        66,500       123,500
     Shareholders' equity............       370,283       341,244       283,767       245,761       178,536
INCOME STATEMENT
     Interest income.................  $    326,174  $    275,732  $    221,779  $    218,867  $    159,260
     Interest expense................       181,909       145,371       107,372       112,361        66,754
                                       ------------  ------------  ------------  ------------  ------------
     Net interest income.............       144,265       130,361       114,407       106,506        92,506
     Provision for possible loan
       losses........................         8,571         7,740         6,630         5,150         3,804
     Non-interest income.............        41,698        36,776        30,194        26,009        20,945
     Non-interest expense............        99,047        85,745        73,457        68,989        58,355
                                       ------------  ------------  ------------  ------------  ------------
     Income before income taxes......        78,345        73,652        64,514        58,376        51,292
     Income taxes....................        24,620        24,771        20,164        18,315        13,402
                                       ------------  ------------  ------------  ------------  ------------
     Net income......................  $     53,725  $     48,881  $     44,350  $     40,061  $     37,890
                                       ============  ============  ============  ============  ============
     Per common share:
          Basic......................  $       4.12  $       3.84  $       3.52  $       3.22  $       3.07
          Diluted....................  $       4.02  $       3.70  $       3.41  $       3.08  $       2.92
     Cash dividend per share.........  $        .90  $        .50  $       0.50  $        .50  $       1.10

------------

     Note 1: See note 2 of notes to the consolidated financial statements regarding the acquisitions made by International Bancshares Corporation and its subsidiaries in 1997 and 1996.

     Note 2: See note 8 of notes to the consolidated financial statements regarding the other borrowed funds of the Company and its subsidiaries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation (the "Company") on a consolidated basis for the three year period ended December 31, 1998. The Company is a bank holding company with four bank subsidiaries operating in 93 main banking and branch facilities in South and Southeast Texas and four non-bank subsidiaries. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

RESULTS OF OPERATIONS

     Net income for 1998 was $53,725,000 or $4.12 per share -- basic ($4.02 per share -- diluted) compared with $48,881,000 or $3.84 per share -- basic ($3.70 per share -- diluted) in 1997 and $44,350,000 or $3.52 per share -- basic ($3.41 per share -- diluted) in 1997.

     Historically, the Company's acquisitions have been accounted for using the purchase method of accounting which results in the creation of goodwill. The Company's goodwill is being amortized as a non-cash reduction of net income over time periods from ten to twenty years. "Cash" earnings reflect the net income of the Company excluding goodwill amortization. In computing the income tax adjustment, Management has considered tax deductible goodwill separately from non-tax deductible goodwill in making this calculation. The income tax on tax deductible goodwill has been computed using the standard corporate tax rate of 35%, and non-tax deductible goodwill has been grossed-up using the same 35% tax rate to reflect the earnings result. These two calculations have been combined to reflect the net income tax adjustment displayed in the cash earnings table below. The following table reconciles reported earnings to net income excluding intangible amortization ("cash" earnings) to help facilitate peer group comparisons:

                                          YEARS ENDED DECEMBER 31,
                                       -------------------------------
                                         1998       1997       1996
                                       ---------  ---------  ---------
                                        (DOLLARS IN THOUSANDS, EXCEPT
                                               PER SHARE DATA)
Reported net income..................  $  53,725  $  48,881  $  44,350
Amortization of intangible assets....      3,936      2,949      1,802
Income tax adjustment................       (322)      (645)      (349)
                                       ---------  ---------  ---------
Cash earnings........................  $  57,339  $  51,185  $  45,803
                                       =========  =========  =========
Cash earnings per common share:
     Basic...........................  $    4.40  $    4.02  $    3.63
     Diluted.........................       4.29       3.87       3.52

     Total assets at December 31, 1998 grew 10% to $4,987,877,000 from $4,517,846,000 at December 31, 1997 while net loans increased 12% to $1,589,788,000 at December 31, 1998 from $1,420,180,000 at December 31, 1997.
Deposits at December 31, 1998 were $3,369,637,000, an increase of 6% over the $3,175,560,000 at December 31, 1997. Deposits at December 31, 1997 were $3,175,560,000, an increase of 19% over the $2,662,153,000 at December 31, 1996.
Total assets at December 31, 1997 grew 35% to $4,517,846,000 from $3,351,231,000 at December 31, 1996 while net loans increased 17% to $1,420,180,000 at December 31, 1997 from $1,214,959,000 at December 31, 1996. The increase in assets and deposits during 1998 was partially the result in growth in the Company's branch system. The aggregate amount of repurchase agreements, short term fixed borrowings and certificates of indebtedness with the Federal Home Loan Bank of Dallas ("FHLB"), Federal National Mortgage Association ("FNMA") and Federal
Home Loan Mortgage Corporation ("FHLMC") increased to $1,074,000,000 at
December 31, 1998 from the $855,000,000 at December 31, 1997. Such funds were used to expand the earning asset base of the Company.

     Net interest income in 1998 increased by $13,904,000, or 11%, over that in 1997 despite the slight decrease in the net yield on average interest earning assets of .45% from 3.81% in 1997 to 3.36% in 1998.

The net yield on average interest earning assets decreased by .41% in 1997 from 4.22% to 3.81% in 1996 while net interest income increased by $15,954,000 or 14% over 1996. A 25.5% increase in average interest earning assets from $3,422,639,000 in 1997 to $4,296,845,000 in 1998 and a 26.4% increase from
$2,708,371,000 in 1996 to $3,422,639,000 in 1997 contributed to the continued
increase in net interest income for 1998 and 1997, respectively. The Company experienced a .47% decrease in the yield on average interest earning assets to 7.59% in 1998 from 8.06% in 1997. In 1997 a .13% decrease was reflected in the yield on average interest earning assets to 8.06% from 8.19% in 1996 and an increase was reflected on the rates paid on average interest bearing liabilities to 4.72% in 1997 from 4.50% in 1996.

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

     Non-interest income increased 13% in 1998 to $41,698,000 over $36,776,000 in 1997 and increased 22% over $30,194,000 in 1996. The 1998 and 1997 increases in non-interest income were primarily due to the increases in service charge income. The increases in service charges were attributable to the amount of account transaction fees received as a result of the deposit growth and increased collection efforts. Investment securities gains of $3,893,000 was recorded in 1998 compared to $484,000 in 1997.

     Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. The Company's efficiency ratio (other operating expenses divided by net interest income and other operating income) has been under 53% for each of the last five years, which the Company believes is below national peer group ratios. Non-interest expense includes such items as salaries and wages and employee benefits, net occupancy expenses, equipment expenses and other operating expenses such as FDIC insurance. Non-interest expense increased 16% in 1998 to $99,047,000 from $85,745,000 in 1997 and increased 17% from $73,457,000 in 1996. The 1998 and
1997 increases in non-interest expense were primarily due to the increased operations at certain of the bank subsidiaries as a result of acquisitions, and expanded branch operations.

     Most of the Company's lending activities involve commercial (domestic and foreign), consumer and real estate mortgage financing. In 1998, the Company's efforts to increase its loan volume resulted in an increase of 17% in average domestic loans and an increase of 10% in average foreign loans for an increase in total average loans of 17% over 1997. The average yield for these loans decreased .16% for domestic loans and decreased by .86% for foreign loans in 1998 as compared to 1997. The Company experienced an increase of 7% in average domestic loans and a 2% increase in average foreign loans in 1997 as compared to 1996. The yield for these loans decreased .12% for domestic loans and increased by .98% for foreign loans in 1997 as compared to 1996.

     The Company experienced an increase of 31% in average balances of taxable investment securities from $2,121,927,000 for 1997 to $2,771,927,000 for 1998 and an increase of 46% from $1,449,211,000 for 1996 to $2,121,927,000 for 1997.
These trends were the results of continued increases in deposits, repurchase agreements and borrowings during 1998 and 1997 providing the Company with available funds for investments.

     The allowance for possible loan losses increased 4% from $24,516,000 at December 31, 1997 to $25,551,000 at December 31, 1998 and increased 17% from $21,036,000 at December 31, 1996 to $24,516,000 at December 31, 1997. The
provision for possible loan losses charged to expense increased 11% from $7,740,000 in 1997 to $8,571,000 in 1998 and increased 17% from $6,630,000 in
1996 to $7,740,000 in 1997. Increases in the allowance for possible loan losses were largely due to the increase in the size of the loan portfolio. The allowance for possible loan losses was 1.57% of total loans at December 31, 1998 compared to 1.69% at 1997 and 1.70% at 1996. Non-performing assets as a percentage of total loans and total assets were .92% and .30%, respectively, at December 31, 1998, and 1.23% and .40% at December 31, 1997, respectively. Loans accounted for on a non-accrual basis decreased 4% from $5,742,000 at December 31, 1997 to $5,538,000 at December 31, 1998. As loans are placed on non-accrual status, interest previously accrued and recorded is reversed unless the loans are well secured and in the process of collection. Foreclosed assets decreased 43% from $5,510,000 at December 31, 1997 to $3,129,000 at December 31, 1998. The
decreases in the non-performing loans and foreclosed assets were primarily due to improving conditions in the Company's loan portfolio as well as the sale of foreclosed assets. In 1997, non-accruals increased 30% from $4,425,000 at December 31, 1996 to $5,742,000 at December 31, 1997 and foreclosed assets increased 13% from $4,874,000 at December 31, 1996 to $5,510,000 at December 31, 1997.

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

     While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 1998 was adequate to absorb possible losses from loans in the portfolio at that date.

     On December 31, 1998, the Company had $4,987,877,000 of consolidated assets of which approximately $166,324,000 or 3% were related to loans outstanding to borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in Mexico be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 1998 were as follows:

                                                          RELATED
                                        AMOUNT OF      ALLOWANCE FOR
                                          LOANS       POSSIBLE LOSSES
                                        ---------     ---------------
                                           (DOLLARS IN THOUSANDS)
Secured by certificates of deposit in
  United States banks................   $  72,548         $    35
Secured by United States real
  estate.............................      30,964             314
Secured by other United States
  collateral (securities, gold,
  silver, etc.)......................       9,416             142
Direct unsecured Mexican sovereign
  debt (principally former FICORCA
  debt)..............................       1,585              59
Other................................      51,811             574
                                        ---------     ---------------
                                        $ 166,324         $ 1,124
                                        =========     ===============

     The transactions for the year ended December 31, 1998 in that portion of the allowance for possible loan losses related to Mexican debt were as follows:

                                        (DOLLARS IN THOUSANDS)
Balance at January 1, 1998...........           $1,184
     Charge-offs.....................              (65)
     Recoveries......................                5
                                              --------
Net charge-offs......................              (60)
                                              --------
Balance at December 31, 1998.........           $1,124
                                              ========

LIQUIDITY AND CAPITAL RESOURCES

     The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The bank subsidiaries of the Company derive their liquidity largely from deposits of individuals and business entities. In recent years, deposit growth has largely been attributable to acquisitions. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Deposits from persons and entities domiciled in Mexico comprise a significant and stable portion of the deposit base of the Company's bank subsidiaries. Such deposits comprised approximately 38%, 35% and 39% of the Company's bank subsidiaries' total deposits as of December 31, 1998, 1997 and 1996, respectively. Other important funding sources for the Company's bank subsidiaries during 1998 and 1997 have been wholesale liabilities with, FHLB, FNMA, FHLMC and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and loans. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

     The Company's funds management policy's primary focus is to measure and manage the earnings to interest rate risk. The earliest and most simplistic concept of interest rate risk and its measurement is the gap report, which is used to generate a rough estimate of the vulnerability of net interest income to changes in market rates as implied by the relative repricings of assets and liabilities. The gap report calculates the difference between the amounts of assets and liabilities repricing across a series of intervals in time, with emphasis typically placed on the one-year period. This difference, or gap, is usually expressed as a percentage of total assets.

     If an excess of liabilities over assets matures or reprices within the one-year period, the balance sheet is said to be negatively gapped. This condition is sometimes interpreted to suggest that an institution is liability-sensitive, indicating that earnings would suffer from rising rates and benefit from falling rates. If a surplus of assets over liabilities occurs in the one-year time frame, the balance sheet is said to be positively gapped, suggesting a condition of asset sensitivity in which earnings would benefit from rising rates and suffer from falling rates.

     The gap report thus consists of an inventory of dollar amounts of assets and liabilities that have the potential to mature or reprice within a particular period. The flaw in drawing conclusions about interest rate risk from the gap report is that it takes no account of the probability that potential maturities or repricings of interest-rate-sensitive accounts will occur, or at what relative magnitudes. Because simplicity, rather than utility, is the only virtue of gap analysis, financial institutions increasingly have either abandoned gap analysis or accorded it a distinctly secondary role in managing their interest-rate risk exposure. See page 18 of the Company's Form 10-K for the table that summarizes interest rate sensitive assets and liabilities by their repricing dates at December 31, 1998.

     The detailed inventory of balance sheet items contained in gap reports is the starting point of income simulation analysis. Income simulation analysis also focuses on the variability of net interest income and net income, but without the limitations of gap analysis. In particular, gone is the fundamental, but often unstated, assumption of the gap approach that every balance sheet item that can reprice will do so to the full extent of any movement in market interest rates.

     Accordingly, income simulation analysis captures not only the potential of assets and liabilities to mature or reprice but also the probability that they will do so. Moreover, income simulation analysis focuses on the relative sensitivities of these balance sheet items and projects their behavior over an extended period of time in a motion picture rather than snapshot fashion. Finally, income simulation analysis permits management to assess the probable effects on balance sheet items not only of changes in market interest rates but also of proposed strategies for responding to such changes. The Company and many other institutions rely primarily upon income simulation analysis in measuring and managing exposure to interest rate risk.

     At December 31, 1998, based on these simulations, a rate shift of 200 basis points in earnings either up or down will not vary earnings by more than 8 percent of projected 1999 after-tax net income. A 200 basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments.

     All the measurements of risk described above are made based upon the Company's business mix and interest rate exposures at the particular point in time. The exposure changes continuously as a result of the Company's ongoing business and its risk management initiatives. While management believes these measures provide a meaningful representation of the Company's interest rate sensitivity, they do not necessarily take into account all business developments that have an affect on net income, such as changes in credit quality or the size and composition of the balance sheet.

     Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 17 to the Consolidated Financial Statements. At December 31, 1998, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $38,208,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital of the bank subsidiaries was approximately $292,574,000 as of

December 31, 1998. The undivided profits of the bank subsidiaries were approximately $140,653,000 as of December 31, 1998.

     As of December 31, 1998, the Company has outstanding $1,074,000,000 in short-term and long-term borrowed funds. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

     The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 1998, shareholders' equity was $370,283,000 compared to $341,244,000 at December 31, 1997, an increase of $29,039,000 or 9%. This increase in capital resulted primarily from the retention of earnings.

     During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly-rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as stockholders' equity less goodwill and certain other intangibles divided by average quarterly assets) was 6.50% at December 31, 1998 and 6.41% at December 31, 1997. The core deposit intangibles and goodwill of $43,692,000 as of December 31, 1998, recorded in connection with financial institution acquisitions of the Company, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

     The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have core capital (Tier 1) of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity less goodwill and certain other intangibles, while total capital consists of core capital, certain debt instruments and a portion of the reserve for credit losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 13.36% and 13.95% and risk weighted total capital ratios of 14.45% and 15.20% for December 31, 1998 and 1997, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 17 to notes to Consolidated Financial Statements).

     The Company had 2,689,513 treasury shares as of March 19, 1999. The Company does not have a formal stock repurchase program; however, the Company occasionally repurchases shares of Common Stock, including repurchases related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders. As of December 31, 1998, the Company had repurchased shares in the cumulative total amount of $18,580,000. The Board of Directors has stated that it will not approve repurchases of more than a total of $21,000,000. While the Board has increased previous caps related to treasury shares once they were met, there are no assurances that an increase of the $21,000,000 cap will occur in the future. The Company has no definite plans for the treasury shares; however, the treasury shares may be used to fulfill option exercises under the Company's Stock Option Plan.

     During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 1998 and 1997 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

YEAR 2000

     This section contains forward-looking statements that have been prepared on the basis of the Company's best judgments and currently available information. These forward-looking statements are inherently subject to significant business, third party, and regulatory uncertainties and other contingencies, many of which are beyond the control of the Company. In addition, these forward-looking statements are based upon the Company's current internal assessments and remediation plans, incorporating certain representations of third-party servicers, and are subject to change. Accordingly, there can be no assurance that the Company's results of operations will not be adversely affected by difficulties or delays in the Company's or third parties' Year 2000 readiness efforts.

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without considering the impact of the upcoming change in the century. If uncorrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.

     The Company has developed and implemented a plan to deal with the Year 2000 problem. The plan consists of a five-phase program ("Action Plan") recommended by the Federal Financial Institutions Examination Council. This Action Plan consists of awareness, assessment, renovation, validation and implementation processes. The Action Plan provides for addressing critical and noncritical issues, with the assignment of responsibility and target dates for completion, and as of December 31, 1998, the Company was principally involved in the validation and implementation phases of the Action Plan. Testing of core applications, such as mainframe software, hardware, and network applications were substantially complete by December 31, 1998.

     Currently, the Company estimates that the total dollar amount to remediate its Year 2000 issue will be less than one million dollars. The data processing system which the Company purchased in 1990 was substantially Year 2000 compliant. The cost of remediating the remaining Year 2000 issues are based on management's best estimates which were derived utilizing assumptions of future events including the continued availability of certain resources, third party vendor remediation plans and other factors. The related costs totaled approximately $620,000 for the year 1998. The eligible costs are being expensed as incurred.

     The Company does not expect that the cost of addressing the Year 2000 issue will be a material event or uncertainty that would cause its reported financial information not to be indicative of future operating results or future financial condition, or that the costs or consequences of incomplete or untimely resolution of any Year 2000 issue represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be indicative of future operating results or future financial condition. However, the Year 2000 issue is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that Year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

     Additionally, the federal bank regulators have enforcement powers with respect to Year 2000 compliance. Failure to institute an acceptable Year 2000 readiness plan could result in the disapproval of expansion applications filed with bank regulatory agencies or the imposition of cease and desist orders or civil money penalties.

     Regardless of the Year 2000 compliance of the Company's systems, there is no complete assurance that the Company will not be adversely affected to the extent other entities not affiliated with the Company are unsuccessful in properly addressing this issue. In an effort to minimize this possibility, active communication has been ongoing between the Company and its external service providers and intermediaries. In addition, a risk reduction program was initiated in 1998 that addresses potential Year 2000 exposure in the loan portfolio. Correspondence has been sent by the Company to customers and suppliers during 1998 urging them to adequately address their Year 2000 issues, and such communication is planned to continue throughout 1999. However, there can be no guarantee that customers and suppliers will become Year 2000 compliant on a timely basis or in a manner that is compatible with the Company's systems. Significant business interruptions or failures by key business customers, suppliers, trading partners or governmental agencies resulting from the effects of the Year 2000 issue could have a material adverse effect on the Company.

     The Company currently has in place a remediation and contingency plan in the event an application has unresolved Year 2000 issues as well as a disaster recovery plan in the event of an unforeseen interruption in the Company's data processing capabilities. These plans focus on an application-by-application strategy that would be implemented in the event of Year 2000 related problems in particular applications, which strategies include, among others, the replacement of the faulty application as well as strategies to be employed should the Company suffer an area wide interruption of data processing capabilities due to loss of power or communications or a similar failure, which strategies would include, among others, alternate processing facilities.

     While the Company will have contingency plans in place to address a temporary disruption in these services, there can be no assurance that any disruption or failure will be only temporary, that the Company's contingency plans will function as anticipated, or that the results of operations, financial condition, or liquidity of the Company will not be adversely affected in the event of a prolonged disruption or failure.

     Additionally, there can be no assurance that the banking or other federal regulators will not issue new regulatory requirements that require additional work by the Company and, if issued, that new regulatory requirements will not increase the cost or delay the completion of the Company's Action Plan.

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

FORWARD LOOKING INFORMATION

     Certain matters discussed in this report, excluding historical information, include forward-looking statements. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words "estimate,"
"expect," "intend" and "project," as well as other words or expressions of similar meaning are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this annual report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

     Factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others, the following possibilities:
(I) changes in local, state, national and international economic conditions,
(II) changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins, (III) changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, banking, tax, securities, insurance and employment laws and regulations, and (IV) the loss of senior management or operating personnel, (V) the Company's inability to complete its Year 2000 action plan on a timely basis, and (VI) increased competition from both within and without the banking industry. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

ADOPTION OF NEW ACCOUNTING STANDARDS

     The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective January 1, 1996. This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles which must be disposed. Long-lived assets and certain identifiable intangibles to be disposed of must be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion

No. 30. The adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

     The Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" effective January 1, 1996. This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights that are capitalized after the adoption of this Statement based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum. The adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operation, or liquidity.

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

     Effective January 1, 1996, the Company adopted the American Institute of Certified Public Accountants Statement Of Position ("SOP") 96-1,
"Environmental Remediation Liabilities." SOP 96-1 requires, among other things, environmental remediation liabilities to be accrued when the criteria of SFAS No. 5, "Accounting for Contingencies," have been met and also provides guidance with respect to the measurement of remediation liabilities. Such accounting is consistent with the Company's previous method of accounting for environmental remediation costs and therefore, adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. SFAS No. 127 defers portions of SFAS No. 125 to be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1997. These Statements are to be applied prospectively. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. SFAS No. 128 replaces primary EPS and fully diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the basic EPS computation to the diluted EPS. Basic EPS is calculated by dividing net income available to common shareholders, by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options are considered in earnings per share calculations if dilutive, using the treasury stock method. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company adopted SFAS No. 128 in 1997, accordingly, all prior-period earnings per share data presented in the accompanying consolidated financial statements has been restated to conform to the requirements of SFAS No. 128.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 lists required disclosures about capital structure that had been included in a number of previously existing separate statements and opinions. It applies to all entities, public and nonpublic. SFAS No. 129 is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this Statement did not have a material impact on the Company's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS
No. 131 establishes standards for the way that public business enterprises report information about operation segments in annual financial statements and requires that those enterprises report selected information about operation segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. Management of the Company believes that it does not have separate reportable operating segments under the provision of SFAS No. 131. The provisions of SFAS No. 131 are effective for financial statements for periods beginning after December 15, 1997.

ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a "fair value hedge," a "cash flow hedge," or a hedge of a foreign currency exposure of a net investment in a foreign operation. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management of the Company does not expect that the adoption of SFAS No. 133 will have a material impact on the Company's financial position, results of operation, or liquidity.

     In October 1998, the Financial Accounting Standards Board issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 further amends Statement 65, "Accounting for Certain Mortgage Banking Activities, as amended by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires that after securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Management of the Company does not expect that the adoption of SFAS No. 134 will have a material impact on the Company's financial position, results of operation, or liquidity.

COMMON STOCK AND DIVIDENDS

     The Company had issued and outstanding 14,118,158 shares of $1.00 par value Common Stock held by approximately 1,813 holders of record at March 19, 1999. The book value of the stock at December 31, 1998 was $28.03 per share compared with $26.32 per share, adjusted for stock dividends, one year ago.

     On August 28, 1995, the Common Stock began to trade on the OTC Bulletin Board under the trading symbol IBNC; however, trading in the Common Stock of the Company was not extensive and such trades could not be characterized as amounting to an active trading market. As of March 4, 1998, the Common Stock was listed on the Nasdaq National Market under the trading symbol IBOC.

     The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 1997 and 1998, as quoted on the OTC Bulletin Board and as recorded by local brokerage firms or from information in the Company's records for the periods prior to March 4, 1998 and as quoted on the Nasdaq National Market for the periods after March 4, 1998 for each of the quarters in the two year period ended December 31, 1998 and 1997. Some of the quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                            HIGH        LOW
                                           ------      ------
1998:
     First quarter......................   $64.00      $62.00
     Second quarter.....................    67.80       63.60
     Third quarter......................    62.69       56.50
     Fourth quarter.....................    54.88       50.63

                                            HIGH        LOW
                                           ------      ------
1997:
     First quarter......................   $44.30      $38.40
     Second quarter.....................    42.80       35.84
     Third quarter......................    51.20       40.40
     Fourth quarter.....................    62.80       49.50

     The closing sales price of the Company's Common Stock was $46.75 per share at March 19, 1999. The Company's Common Stock prices, because of the limited market, do not necessarily represent the actual fair market value during the above periods and, in the opinion of the Board of Directors, should not be relied upon as representative of such market value.

     The Company in 1998 paid a $5,683,000 and $5,655,000 or $0.50 and $0.40 per share respectively, and in 1997 paid a $4,426,000, or $0.50 per share, special cash dividends to the shareholders. In addition, the Company has issued stock dividends during the last five year period as follows:

                                         STOCK
                DATE                    DIVIDEND
-------------------------------------   --------
May 19, 1994.........................       25%
May 19, 1995.........................       25
May 17, 1996.........................       25
May 16, 1997.........................       25
May 22, 1998.........................       25

     The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from the bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 17 of notes to consolidated financial statements.

RECENT SALES OF UNREGISTERED SECURITIES

     No securities were sold by the Company during the fiscal year ended December 31, 1998 that were not registered under the Securities Act of 1933.

     On December 19, 1997, the Company issued 65,772 shares of Common Stock to Federal National Mortgage Association for $76.02 per share for a total of $5,000,000 in cash. The transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
International Bancshares Corporation:

     We have audited the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                         /s/ KPMG LLP

San Antonio, Texas
March 5, 1999

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 1998 AND 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          1998         1997
                                       -----------  -----------
               ASSETS
Cash and due from banks..............  $    94,594  $   229,788
Federal funds sold...................       26,000        7,975
                                       -----------  -----------
         Total cash and cash
           equivalents...............      120,594      237,763
Time deposits with banks.............        1,373        1,587
Investment securities:
  Held to maturity (Market value of
    $2,505 on December 31, 1998 and
    $2,705 on December 31, 1997).....        2,508        2,710
  Available for sale (Amortized cost
    of $2,991,836 on December 31,
    1998 and $2,547,545 on December
    31, 1997)........................    3,005,369    2,580,748
                                       -----------  -----------
         Total investment
           securities................    3,007,877    2,583,458
Loans:
    Commercial, financial and
     agricultural....................      896,060      800,964
    Real estate -- mortgage..........      215,689      188,122
    Real estate -- construction......       94,374       59,239
    Consumer.........................      250,917      272,478
    Foreign..........................      166,324      130,401
                                       -----------  -----------
         Total loans.................    1,623,364    1,451,204
    Less unearned discounts..........       (8,025)      (6,508)
                                       -----------  -----------
         Loans, net of unearned
           discounts.................    1,615,339    1,444,696
    Less allowance for possible loan
     losses..........................      (25,551)     (24,516)
                                       -----------  -----------
         Net loans...................    1,589,788    1,420,180
                                       -----------  -----------
Bank premises and equipment, net.....      137,568      129,621
Accrued interest receivable..........       31,542       31,271
Intangible assets....................       44,971       49,692
Other assets.........................       54,164       64,274
                                       -----------  -----------
         Total assets................  $ 4,987,877  $ 4,517,846
                                       ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
    Demand -- non-interest bearing...  $   414,412  $   450,537
    Savings and interest bearing
     demand..........................      947,408      819,759
    Time.............................    2,007,817    1,905,264
                                       -----------  -----------
         Total deposits..............    3,369,637    3,175,560
    Securities sold under repurchase
     agreements......................      135,700      478,409
    Other borrowed funds.............    1,074,000      490,000
    Other liabilities................       38,257       32,633
                                       -----------  -----------
         Total liabilities...........    4,617,594    4,176,602
                                       -----------  -----------
Shareholders' equity:
    Common stock of $1.00 par value.
     Authorized 40,000,000 shares;
     issued 16,790,999 shares in 1998
     and 13,196,469 shares in 1997...       16,791       13,196
    Surplus..........................       22,250       19,012
    Retained earnings................      341,025      301,988
    Accumulated other comprehensive
     income..........................        8,797       21,582
                                       -----------  -----------
                                           388,863      355,778
Less cost of shares in treasury,
  2,670,927 shares in 1998 and
  2,079,126 shares in 1997...........      (18,580)     (14,534)
                                       -----------  -----------
         Total shareholders'
           equity....................      370,283      341,244
                                       -----------  -----------
         Total liabilities and
           shareholders' equity......  $ 4,987,877  $ 4,517,846
                                       ===========  ===========

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            1998            1997            1996
                                       --------------  --------------  --------------
Interest income:
     Loans, including fees...........  $      145,016  $      127,348  $      119,183
     Time deposits with banks........              89              47              53
     Federal funds sold..............           1,462           1,120           1,540
     Investment securities:
          Taxable....................         179,030         146,820          99,411
          Tax-exempt.................             241              90           1,292
     Other...........................             336             307             300
                                       --------------  --------------  --------------
               Total interest
                  income.............         326,174         275,732         221,779
Interest expense:
     Savings and interest bearing
       demand deposits...............          26,419          22,152          18,390
     Time deposits...................         101,823          89,413          69,717
     Federal funds purchased and
       securities sold under
       repurchase agreements.........          13,396          15,754          12,151
     Other borrowings................          39,969          18,052           7,114
     Other...........................             302        --              --
                                       --------------  --------------  --------------
               Total interest
                  expense............         181,909         145,371         107,372
                                       --------------  --------------  --------------
               Net interest income...         144,265         130,361         114,407
Provision for possible loan losses...           8,571           7,740           6,630
                                       --------------  --------------  --------------
               Net interest income
                  after provision for
                  possible loan
                  losses.............         135,694         122,621         107,777
                                       --------------  --------------  --------------
Non-interest income:
     Service charges on deposit
       accounts......................          21,679          18,511          15,642
     Other service charges,
       commissions and fees..........           9,352           8,295           6,780
     Investment securities
       transactions, net.............           3,893             484              31
     Other income....................           6,774           9,486           7,741
                                       --------------  --------------  --------------
               Total non-interest
                  income.............          41,698          36,776          30,194
                                       --------------  --------------  --------------
Non-interest expense:
     Employee compensation and
       benefits......................          39,733          33,431          28,882
     Occupancy.......................           7,675           6,258           5,336
     Depreciation of bank premises
       and equipment.................          10,388           8,256           7,024
     Regulatory and deposit insurance
       fees..........................           2,073           1,803           3,813
     Legal expense including
       settlements...................           1,388           2,036           2,043
     Stationery and supplies.........           3,186           3,026           2,479
     Amortization of intangible
       assets........................           3,936           2,949           1,802
     Other...........................          30,668          27,986          22,078
                                       --------------  --------------  --------------
               Total non-interest
                  expense............          99,047          85,745          73,457
                                       --------------  --------------  --------------
               Income before income
                  taxes..............          78,345          73,652          64,514
Income taxes.........................          24,620          24,771          20,164
                                       --------------  --------------  --------------
               Net income............  $       53,725  $       48,881  $       44,350
                                       ==============  ==============  ==============
Basic earnings per common share:
     Net Income......................  $         4.12  $         3.84  $         3.52
                                       ==============  ==============  ==============
     Weighted average number of
       shares outstanding............      13,028,929      12,743,638      12,608,599
Diluted earnings per common share:
     Net Income......................  $         4.02  $         3.70  $         3.41
                                       ==============  ==============  ==============
     Weighted average number of
       shares outstanding............      13,365,218      13,212,488      13,022,862

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                             (DOLLARS IN THOUSANDS)

                                         1998       1997       1996
                                       ---------  ---------  ---------
Net Income...........................  $  53,725  $  48,881  $  44,350
                                       ---------  ---------  ---------
Other comprehensive income, net of
  tax:
     Unrealized holding gains
       (losses) on securities
       available for sale arising
       during the year...............     (9,021)    10,346     (1,759)
     Reclassification adjustment for
       (gains) losses on securities
       available for sale included in
       net income....................     (3,764)      (152)      (249)
                                       ---------  ---------  ---------
Comprehensive income.................  $  40,940  $  59,075  $  42,342
                                       =========  =========  =========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                          ACCUMULATED
                                                                                             OTHER
                                         NUMBER      COMMON                RETAINED      COMPREHENSIVE      TREASURY
                                        OF SHARES     STOCK     SURPLUS    EARNINGS          INCOME          STOCK       TOTAL
                                        ---------    -------    -------    ---------    ----------------    --------    --------
Balances at January 1, 1996..........      8,160     $8,160     $10,637    $ 221,350        $ 13,396        $ (7,782)   $245,761
    Net income.......................      --          --         --          44,350         --                --         44,350
    Stock dividends:
         Shares issued...............      2,059      2,059       --          (2,059)        --                --          --
         Cash dividends..............      --          --         --          (3,507)        --                --         (3,507)
    Purchase of treasury stock.......      --          --         --          --             --               (2,261)     (2,261)
    Exercise of stock options........        134        134         831       --             --                --            965
    Tax effect of non-qualified stock
      options exercised..............      --          --           467       --             --                --            467
    Other comprehensive income, net
      of tax:
      Net change in unrealized gains
        (losses) on available for
        sale securities, net of
        reclassification adjustment..      --          --         --          --              (2,008)          --         (2,008)
                                        ---------    -------    -------    ---------    ----------------    --------    --------
Balances at December 31, 1996........     10,353     $10,353    $11,935    $ 260,134        $ 11,388        $(10,043)   $283,767
                                        =========    =======    =======    =========    ================    ========    ========
    Net income.......................      --          --         --          48,881         --                --         48,881
    Stock dividends:
         Shares issued...............      2,601      2,601       --          (2,601)        --                --          --
         Cash dividends..............      --          --         --          (4,426)        --                --         (4,426)
    Purchase of treasury stock.......      --          --         --          --             --               (4,491)     (4,491)
    Exercise of stock options........        176        176       1,602       --             --                --          1,778
    Sale of stock....................         66         66       4,934       --             --                --          5,000
    Tax effect of non-qualified stock
      options exercised..............      --          --           541       --             --                --            541
    Other comprehensive income, net
      of tax:
      Net change in unrealized gains
        (losses) on available for
        sale securities, net of
        reclassification adjustment..      --          --         --          --              10,194           --         10,194
                                        ---------    -------    -------    ---------    ----------------    --------    --------
Balances at December 31, 1997........     13,196     $13,196    $19,012    $ 301,988        $ 21,582        $(14,534)   $341,244
                                        =========    =======    =======    =========    ================    ========    ========
    Net income.......................      --          --         --          53,725         --                --         53,725
    Stock dividends:
         Shares issued...............      3,350      3,350       --          (3,350)        --                --          --
         Cash dividends..............      --          --         --         (11,338)        --                --        (11,338)
    Purchase of treasury stock.......      --          --         --          --             --               (4,046)     (4,046)
    Exercise of stock options........        245        245       2,520       --             --                --          2,765
    Tax effect of non-qualified stock
      options exercised..............      --          --           718       --             --                --            718
    Other comprehensive income, net
      of tax:
      Net change in unrealized gains
        (losses) on available for
        sale securities, net of
        reclassification adjustment..      --          --         --          --             (12,785)          --        (12,785)
                                        ---------    -------    -------    ---------    ----------------    --------    --------
Balances at December 31, 1998........     16,791     $16,791    $22,250    $ 341,025        $  8,797        $(18,580)   $370,283
                                        =========    =======    =======    =========    ================    ========    ========

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                              1998          1997          1996
                                          ------------  ------------  ------------
Operating activities:
    Net income..........................  $     53,725  $     48,881  $     44,350
    Adjustments to reconcile net income
      to net cash provided by operating
      activities:
         Provision for possible loan
           losses.......................         8,571         7,740         6,630
         Recoveries on charged-off
           loans........................         1,349           997         1,116
         Net cost of operations for
           other real estate owned......           106           161           308
         Lease asset expenses...........           948           931           931
         Depreciation of bank premises
           and equipment................        10,388         8,256         7,024
         Accretion of investment
           securities discounts.........       (10,708)       (1,445)       (1,382)
         Amortization of investment
           securities premiums..........        14,260        10,017         6,762
         Realized gain on investment
           securities transactions,
           net..........................        (3,893)         (484)          (31)
         Gain on sale of bank premises
           and equipment................        (1,715)          (51)         (115)
         Increase in accrued interest
           receivable...................          (271)       (7,145)         (709)
         Increase in other
           liabilities..................        13,953        12,676         1,996
                                          ------------  ------------  ------------
             Net cash provided by
               operating activities.....        86,713        80,534        66,880
                                          ------------  ------------  ------------
Investing activities:
    Cash acquired in purchase
      transactions......................       --            102,664       284,395
    Proceeds from maturities of
      securities........................           975         2,660           582
    Proceeds from sales of available for
      sale securities...................       541,362       229,287       441,151
    Purchases of available for sale
      securities........................    (1,967,527)   (1,366,791)   (1,038,351)
    Principal collected on
      mortgage-backed securities........       976,706       355,675       285,822
    Proceeds from matured time deposits
      with banks........................         1,290           198         2,295
    Purchases of time deposits with
      banks.............................        (1,076)         (603)         (693)
    Net increase in loans...............      (179,528)      (74,777)      (15,003)
    Net decrease (increase) in other
      assets............................        17,787         2,743        (6,829)
    Purchases of bank premises and
      equipment.........................       (19,193)      (24,626)      (16,068)
    Proceeds from sale of bank premise
      and equipment.....................         2,573           101           545
                                          ------------  ------------  ------------
             Net cash used in investing
               activities...............      (626,631)     (773,469)      (62,154)
                                          ------------  ------------  ------------
Financing activities:
    Net (decrease) increase in
      non-interest bearing demand
      deposits..........................  $    (36,125) $     57,137  $     27,831
    Net increase in savings and interest
      bearing demand deposits...........       127,649        23,996        58,604
    Net increase in time deposits.......       102,553       141,511       103,426
    Net (decrease) increase in federal
      funds purchased and securities
      sold under repurchase
      agreements........................      (342,709)      287,201      (314,119)
    Proceeds from issuance of other
      borrowed funds....................     2,440,000       997,347     1,181,000
    Principal payments on other borrowed
      funds.............................    (1,856,000)     (746,347)   (1,008,500)
    Purchase of treasury stock..........        (4,046)       (4,491)       (2,261)
    Proceeds from stock transactions....         2,765         6,778           965
    Payment of cash dividends...........       (11,297)       (4,400)       (3,489)
    Payments of cash dividends in lieu
      of fractional shares..............           (41)          (26)          (18)
                                          ------------  ------------  ------------
             Net cash provided by
               financing activities.....       422,749       758,706        43,439
                                          ------------  ------------  ------------
             (Decrease) increase in cash
               and cash equivalents.....      (117,169)       65,771        48,165
Cash and cash equivalents at beginning
  of year...............................       237,763       171,992       123,827
                                          ------------  ------------  ------------
Cash and cash equivalents at end of
  year..................................  $    120,594  $    237,763  $    171,992
                                          ============  ============  ============
Supplemental cash flow information:
    Interest paid.......................  $    185,402  $    148,825  $    107,187
    Income taxes paid...................        21,691        23,815        19,059
Supplemental schedule of noncash
  investing and financing activities
  relating to various purchase
  transactions:
    Loans acquired......................       --       $    140,112  $     22,177
    Investment securities and other
      assets acquired...................       --             93,382        22,442
    Deposit and other liabilities
      assumed...........................       --            336,158       329,014

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

     The Company, through its bank subsidiaries, is engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The primary markets of the Company are South and Southeast Texas. Each bank subsidiary is very active in facilitating international trade along the United States border with Mexico and elsewhere. Although the Company's loan portfolio is diversified, the ability of the Company's debtors to honor their contracts is primarily dependent upon the economic conditions in the Company's trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain Federal agencies as well as the Texas Department of Banking and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgements or changes in law and regulations.

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

  PER SHARE DATA

     All share and per share information has been restated giving retroactive effect to stock dividends distributed.

  INVESTMENT SECURITIES

     The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities classified as "held-to-maturity" are carried at amortized cost for financial statement reporting, while securities classified as "available-for-sale" and "trading" are carried at their fair value.
Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and as a separate component of shareholders' equity until realized.

     Mortgage-backed securities held at December 31, 1998 and 1997 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

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

     Impaired loans are measured based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent.

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

  OTHER REAL ESTATE OWNED

     Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses if necessary. Any subsequent write-downs are charged against other non-interest expenses. Operating expenses of such properties and gains and losses on their disposition are included in other non-interest expenses.

  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets. Repairs and

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

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

  NET INCOME PER SHARE

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. SFAS No. 128 replaces primary EPS and fully diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of basic EPS to diluted EPS. Basic EPS is calculated by dividing net income available to common shareholders, by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations if dilutive, using the treasury stock method. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company adopted SFAS No. 128 in 1997, accordingly, all prior-period earnings per share data presented in the accompanying consolidated financial statements has been restated to conform to the requirements of SFAS No. 128.

  CAPITAL STRUCTURE

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 lists required disclosures about capital structure that had been included in a number of previously existing separate statements and opinions. It applies to all entities, public and nonpublic. SFAS No. 129 is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this Statement did not have a material impact or significantly alter the Company's consolidated financial statements.

  ACQUISITIONS AND AMORTIZATION OF INTANGIBLES

     Operations of companies acquired in purchase transactions are included in the consolidated statements of income from the respective dates of acquisition. The excess of the purchase price over net identifiable

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

assets acquired (goodwill) and core deposit intangibles are included in other assets and are being amortized over varying remaining lives not exceeding 15 years.

  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective January 1, 1996. This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles which must be disposed. Long-lived assets and certain identifiable intangibles to be disposed of must be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30. The adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

  CONSOLIDATED STATEMENT OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, the Company reports transactions related to deposits with other financial institutions, customer time deposits and loans to customers on a net basis.

  ENVIRONMENTAL REMEDIATION

     Effective January 1, 1996, the Company adopted the American Institute of Certified Public Accountants Statement Of Position ("SOP") 96-1,
"Environmental Remediation Liabilities." SOP 96-1 requires, among other things, environmental remediation liabilities to be accrued when the criteria of SFAS No. 5, "Accounting for Contingencies," have been met and also provides guidance with respect to the measurement of remediation liabilities. Such accounting is consistent with the Company's previous method of accounting for environmental remediation costs and therefore, adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

  ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. SFAS No. 127 defers portions of SFAS No. 125 to be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1997. These Statements are to be applied prospectively. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

  COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operation, or liquidity.

  SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS
131 establishes standards for the way that public business enterprises report information about operation segments in annual financial statements and requires that those enterprises report selected information about operation segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. Management of the Company believes that it does not have separate reportable operating segments under the provision of SFAS No. 131. The provisions of SFAS No. 131 are effective for financial statements for periods beginning after December 15, 1997.

(2)  ACQUISITIONS

     Effective February 19, 1999, IBC purchased certain assets and assumed certain liabilities of the Laredo branch of Pacific Southwest Bank, Corpus Christi, Texas. IBC purchased loans of approximately $4,590,000 and assumed deposits of approximately $28,399,000 and received cash and other assets in the amount of approximately $23,809,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $2,525,000 which are being amortized on a straight line basis over a fifteen year period.

     Effective November 5, 1997, University Bank, Houston, Texas a state bank organized under the laws of the state of Texas, was merged with and into IBC. At the date of closing, total assets acquired were approximately $250,978,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $17,613,000 which are being amortized on a straight line basis over a fifteen year period.

     Effective March 7, 1997, IBC purchased certain assets and assumed certain liabilities of five branches of Bank of America Texas, N. A., Irving, Texas. IBC purchased loans of approximately $381,000 and assumed deposits of approximately $84,834,000 and received cash or other assets in the amount of approximately $84,799,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $3,705,000 which are being amortized on a straight line basis over a fifteen year period.

     Effective November 21, 1996, IBC purchased certain assets and assumed certain liabilities of three branches of Home Savings of America F.S.B., Irwindale, California. IBC purchased loans of approximately $769,000 and assumed deposits of approximately $196,813,000 and received cash and other assets in the amount of approximately $196,081,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $9,670,000 which are being amortized on a straight line basis over a fifteen year period.

     Effective June 27, 1996, IBC purchased certain assets and assumed certain liabilities of River Valley Bank, F.S.B., in Weslaco, Texas, a federal savings bank organized under the laws of the United States. At the date of closing, total loans acquired were approximately $21,408,000, deposits assumed were approximately $132,133,000 and cash and other assets received were in the amount of approximately $110,756,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $6,599,000 which are being amortized on a straight line basis over a fifteen year period.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3)  INVESTMENT SECURITIES

     The amortized cost and estimated market value by type of investment security at December 31, 1998 are as follows:

                                                                 HELD TO MATURITY
                                        -------------------------------------------------------------------
                                                         GROSS          GROSS       ESTIMATED
                                        AMORTIZED     UNREALIZED     UNREALIZED       MARKET      CARRYING
                                           COST          GAINS         LOSSES         VALUE         VALUE
                                        ----------    -----------    -----------    ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions.......................     $  518        $--            $    (3)       $  515       $   518
Other securities.....................      1,990         --             --             1,990         1,990
                                        ----------    -----------    -----------    ----------    ---------
     Total investment securities.....     $2,508        $--            $    (3)       $2,505       $ 2,508
                                        ==========    ===========    ===========    ==========    =========

                                                                 AVAILABLE FOR SALE
                                        --------------------------------------------------------------------
                                                         GROSS          GROSS       ESTIMATED
                                        AMORTIZED     UNREALIZED     UNREALIZED       MARKET       CARRYING
                                           COST          GAINS         LOSSES         VALUE         VALUE
                                        ----------    -----------    -----------    ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
U.S. Treasury securities.............   $  207,543      $   145        $--          $  207,688    $  207,688
Mortgage-backed securities...........    2,534,867       19,747         (3,219)      2,551,395     2,551,395
Obligations of states and political
  subdivisions.......................       28,234       --                (34)         28,200        28,200
Other securities.....................      158,916          628         (4,453)        155,091       155,091
Equity securities....................       62,276          719         --              62,995        62,995
                                        ----------    -----------    -----------    ----------    ----------
     Total investment securities.....   $2,991,836      $21,239        $(7,706)     $3,005,369    $3,005,369
                                        ==========    ===========    ===========    ==========    ==========

     The amortized cost and estimated market value of investment securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                             HELD TO MATURITY               AVAILABLE FOR SALE
                                        --------------------------      --------------------------
                                                        ESTIMATED                       ESTIMATED
                                        AMORTIZED         MARKET        AMORTIZED         MARKET
                                           COST           VALUE            COST           VALUE
                                        ----------      ----------      ----------      ----------
                                                          (DOLLARS IN THOUSANDS)
Due in one year or less..............     $--             $--           $    1,490      $    1,500
Due after one year through five
  years..............................      2,348           2,345               538             537
Due after five years through ten
  years..............................        160             160             5,479           5,490
Due after ten years..................      --              --              387,186         383,452
Mortgage-backed securities...........      --              --            2,534,867       2,551,395
Equity securities....................      --              --               62,276          62,995
                                        ----------      ----------      ----------      ----------
     Total investment securities.....     $2,508          $2,505        $2,991,836      $3,005,369
                                        ==========      ==========      ==========      ==========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and estimated market value by type of investment security at December 31, 1997 are as follows:

                                                               HELD TO MATURITY
                                        --------------------------------------------------------------
                                                       GROSS         GROSS       ESTIMATED
                                        AMORTIZED    UNREALIZED    UNREALIZED     MARKET      CARRYING
                                          COST         GAINS         LOSSES        VALUE       VALUE
                                        ---------    ----------    ----------    ---------    --------
                                                            (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions.......................    $   695       $--           $   (5)      $   690      $  695
Other securities.....................      2,015        --            --            2,015       2,015
                                        ---------    ----------    ----------    ---------    --------
     Total investment securities.....    $ 2,710       $--           $   (5)      $ 2,705      $2,710
                                        =========    ==========    ==========    =========    ========

                                                                 AVAILABLE FOR SALE
                                        --------------------------------------------------------------------
                                                         GROSS          GROSS       ESTIMATED
                                        AMORTIZED     UNREALIZED     UNREALIZED       MARKET       CARRYING
                                           COST          GAINS         LOSSES         VALUE         VALUE
                                        ----------    -----------    -----------    ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
U.S. Treasury securities.............   $  201,906      $   218        $    (1)     $  202,123    $  202,123
Mortgage-backed securities...........    2,315,455       32,367           (100)      2,347,722     2,347,722
Obligations of states and political
  subdivisions.......................          555            5            (40)            520           520
Equity securities....................       29,629          754         --              30,383        30,383
                                        ----------    -----------    -----------    ----------    ----------
     Total investment securities.....   $2,547,545      $33,344        $  (141)     $2,580,748    $2,580,748
                                        ==========    ===========    ===========    ==========    ==========

     Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac") and the Federal National Mortgage Association ("Fannie Mae").

     The amortized cost and fair market value of investment securities pledged to qualify for fiduciary powers and to secure public monies as required by law and for repurchase agreements was $1,740,976,000 and $1,753,435,000, respectively, at December 31, 1998.

     Proceeds from the sale of securities available-for-sale were $541,362,000, $229,287,000 and $441,151,000 during 1998, 1997 and 1996, respectively. Gross gains of $4,374,000 and gross losses of $481,000 were realized in 1998 primarily from the sale of available-for-sale mortgage-backed securities. Gross gains and losses of $619,000 and $135,000 and $1,953,000 and $1,922,000 were realized in
1997 and 1996, respectively.

     The Company maintains the required level of stock at the Federal Home Loan Bank of Dallas, Texas (the "FHLB"). The FHLB stock is included in equity securities and is recorded at cost and totaled $60,848,000 at December 31, 1998.

(4)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

     A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                         1998       1997       1996
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Balance at January 1.................  $  24,516  $  21,036  $  18,455
                                       ---------  ---------  ---------
     Losses charged to allowance.....     (8,885)    (6,336)    (5,165)
     Recoveries credited to
       allowance.....................      1,349        997      1,116
                                       ---------  ---------  ---------
     Net losses charged to
       allowance.....................     (7,536)    (5,339)    (4,049)
     Provision charged to
       operations....................      8,571      7,740      6,630
                                       ---------  ---------  ---------
     Allowances acquired in purchase
       transactions..................     --          1,079     --
                                       ---------  ---------  ---------
Balance at December 31...............  $  25,551  $  24,516  $  21,036
                                       =========  =========  =========

     Loans accounted for on a non-accrual basis at December 31, 1998, 1997 and 1996 amounted to $5,538,000, $5,742,000 and $4,425,000, respectively. The effect of such non-accrual loans reduced interest

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

income by $708,000, $602,000 and $644,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

     Impaired loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. The Company has identified these loans through its normal loan review procedures. Impaired loans included (1) all non-accrual loans, (2) loans which are 90 days or more past due, unless they are well secured (i.e. the collateral value is sufficient to cover principal and accrued interest) and are in the process of collection, and (3) other loans which management believes are impaired. Substantially all of the Company's impaired loans are measured at the fair value of the collateral. In limited cases the Company may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent.

     Impaired loans were $8,440,000 at December 31, 1998, $12,854,000 at December 31, 1997 and $10,927,000 at December 31, 1996. The average recorded investment in impaired loans during 1998, 1997, and 1996 was $8,962,000, $12,507,000 and $10,940,000, respectively. The total allowance for possible loan losses related to these loans was $1,384,000, $1,144,000 and $972,000 at December 31, 1998, 1997 and 1996, respectively. Interest income on impaired loans of $443,000, $777,000 and $566,000 was recognized for cash payments received in 1998, 1997 and 1996, respectively.

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

     While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss, is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 1998 was adequate to absorb possible losses from loans in the portfolio at that date.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5)  BANK PREMISES AND EQUIPMENT

     A summary of bank premises and equipment, by asset classification, at December 31, 1998 and 1997 follows:

                                         ESTIMATED
                                        USEFUL LIVES      1998        1997
                                        ------------   ----------  ----------
                                                       (DOLLARS IN THOUSANDS)
Bank buildings and improvements......   5 - 40 years   $   98,986  $   91,971
Less: accumulated depreciation.......                     (17,174)    (14,336)
                                                       ----------  ----------
                                                           81,812      77,635
                                                       ----------  ----------
Furniture, equipment and vehicles....   1 - 20 years       67,691      60,408
Less: accumulated depreciation.......                     (39,119)    (32,693)
                                                       ----------  ----------
                                                           28,572      27,715
                                                       ----------  ----------
Land.................................                      25,908      22,944
                                                       ----------  ----------
Real estate held for future
  expansion:
Land, building, furniture, fixture
  and equipment......................   7 - 27 years        2,215       2,215
Less: accumulated depreciation.......                        (939)       (888)
                                                       ----------  ----------
                                                            1,276       1,327
                                                       ----------  ----------
          Bank premises and equipment, net..........   $  137,568  $  129,621
                                                       ==========  ==========

(6)  DEPOSITS

     Deposits as of December 31, 1998 and 1997 and related interest expense for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                           1998          1997
                                       ------------  ------------
                                         (DOLLARS IN THOUSANDS)
Deposits:
  Demand -- non-interest bearing
     Domestic........................  $    364,954  $    388,851
     Foreign.........................        49,458        61,686
                                       ------------  ------------
  Total demand non-interest
     bearing.........................       414,412       450,537
                                       ------------  ------------
  Savings and interest bearing demand
     Domestic........................       729,275       650,806
     Foreign.........................       218,133       168,953
                                       ------------  ------------
  Total savings and interest bearing
     demand..........................       947,408       819,759
                                       ------------  ------------
  Time, certificates of deposit
     $100,000 or more
     Domestic........................       460,946       446,038
     Foreign.........................       746,994       655,957
  Less than $100,000
     Domestic........................       530,732       567,853
     Foreign.........................       269,145       235,416
                                       ------------  ------------
  Total time, certificates of
     deposit.........................     2,007,817     1,905,264
                                       ============  ============
  Total deposits.....................  $  3,369,637  $  3,175,560
                                       ============  ============

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                          1998        1997       1996
                                       -----------  ---------  ---------
                                            (DOLLARS IN THOUSANDS)
Interest Expense:
  Savings and interest bearing demand
     Domestic........................  $    21,580  $  17,559  $  14,079
     Foreign.........................        4,839      4,593      4,311
                                       -----------  ---------  ---------
  Total savings and interest bearing
     demand..........................  $    26,419  $  22,152  $  18,390
                                       ===========  =========  =========
  Time, certificates of deposit
     $100,000 or more
     Domestic........................  $    24,484  $  19,256  $  14,193
     Foreign.........................       36,865     32,532     28,561
  Less than $100,000
     Domestic........................       28,746     27,200     17,872
     Foreign.........................       11,728     10,425      9,091
                                       -----------  ---------  ---------
  Total time, certificates of
     deposit.........................  $   101,823  $  89,413  $  69,717
                                       ===========  =========  =========

(7)  SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

     The Company's bank subsidiaries have entered into repurchase agreements with the FHLB, FNMA, FHLMC and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $257,589,000, $301,511,000 and $236,223,000 during 1998, 1997 and 1996, respectively, and the maximum amount outstanding at any month end during 1998, 1997 and 1996 was $518,450,000, $540,370,000 and $477,874,000, respectively.

     Further information related to repurchase agreements (securities sold under agreements to repurchase) at December 31, 1998 and 1997 is set forth in the following table:

                                               COLLATERAL SECURITIES              REPURCHASE BORROWING
                                         ---------------------------------    -----------------------------
                                          BOOK VALUE OF    MARKET VALUE OF    BALANCE OF   WEIGHTED AVERAGE
                                         SECURITIES SOLD   SECURITIES SOLD    LIABILITY     INTEREST RATE
                                         ---------------   ---------------    ----------   ----------------
                                                               (DOLLARS IN THOUSANDS)
December 31, 1998 Term:
     Overnight agreements...............    $  56,172         $  58,802        $  41,130         4.60%
     1 to 29 days.......................       15,416            15,634            6,128         5.11%
     30 to 90 days......................       37,867            38,330           28,211         5.22%
     Over 90 days.......................       89,162            90,412           60,231         4.61%
                                         ---------------   ---------------    ----------        -----
          Total.........................    $ 198,617         $ 203,178        $ 135,700         4.76%
                                         ===============   ===============    ==========        =====
December 31, 1997 Term:
     Overnight agreements...............    $  54,648         $  55,769        $  30,355         5.28%
     1 to 29 days.......................      399,737           403,951          378,988         5.88%
     30 to 90 days......................       24,878            25,552           16,325         5.41%
     Over 90 days.......................       64,738            66,271           52,741         5.39%
                                         ---------------   ---------------    ----------        -----
          Total.........................    $ 544,001         $ 551,543        $ 478,409         5.77%
                                         ===============   ===============    ==========        =====

     The book value and market value of securities sold includes the entire book value and market value of securities partially or fully pledged under repurchase agreements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  OTHER BORROWED FUNDS

     Other borrowed funds at December 31, 1998 and 1997 are $974,000,000 and $390,000,000, respectively, of short-term fixed borrowings with the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. The weighted average interest rate on the short-term fixed borrowings outstanding at December 31, 1998 and 1997 was 5.03% and 5.91%, respectively, and the weighted average interest rate for the year 1998 and 1997 was 5.48% and 5.72%, respectively. The average daily balance on short-term fixed borrowings was $34,705,000 and $241,407,000 during 1998 and 1997, respectively, and the maximum amount outstanding at any month end during 1998 and 1997 was $1,004,000,000 and $390,000,000, respectively.

     At December 31, 1998, the Company had two long-term fixed rate certificates of indebtedness outstanding each in the amounts of $50,000,000 payable to the FHLB at a ten year Treasury rate minus forty-five basis points and mature on June 9, 2008 and July 7, 2008. At December 31, 1997, the Company had two long-term certificates of indebtedness outstanding each in the amounts of $50,000,000 payable to the FHLB at a three month Libor floating rate minus fifteen basis points that mature on June 7, 1998 and July 3, 1998. These borrowings are secured by a blanket lien of $133,000,000 of 1-4 family first lien mortgage loans at both December 31, 1998 and 1997.

(9)  EARNINGS PER SHARE

     Basic EPS is calculated by dividing net income available to common shareholders, by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS at December 31, 1998, 1997, and 1996 is set forth in the following table:

                                          INCOME           SHARES         PER-SHARE
                                        (NUMERATOR)     (DENOMINATOR)      AMOUNT
                                        -----------     -------------     ---------
                                               (DOLLARS IN THOUSANDS, EXCEPT
                                                    PER SHARE AMOUNTS)
December 31, 1998:
Basic EPS
     Income available to common
       stockholders..................     $53,725         13,028,929        $4.12
     Potential dilutive common
       shares........................                        336,289
                                        -----------     -------------
Diluted EPS..........................     $53,725         13,365,218        $4.02
                                        ===========     =============
December 31, 1997:
Basic EPS
     Income available to common
       stockholders..................     $48,881         12,743,638        $3.84
     Potential dilutive common
       shares........................                        468,850
                                        -----------     -------------
Diluted EPS..........................     $48,881         13,212,488        $3.70
                                        ===========     =============
December 31, 1996:
Basic EPS
     Income available to common
       stockholders..................     $44,350         12,608,599        $3.52
     Potential dilutive common
       shares........................                        414,263
                                        -----------     -------------
Diluted EPS..........................     $44,350         13,022,862        $3.41
                                        ===========     =============

(10)  EMPLOYEES' PROFIT SHARING PLAN

     The Company has a deferred profit sharing plan for full-time employees with one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

among officers' and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $1,546,700, $1,161,000 and $939,000 were charged to income for the years ended December 31, 1998, 1997, and 1996, respectively.

(11)  INTERNATIONAL OPERATIONS

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

     A summary of assets attributable to international operations at December 31, 1998 and 1997 are as follows:

                                          1998        1997
                                       ----------  ----------
                                       (DOLLARS IN THOUSANDS)
Loans:
     Commercial......................  $  135,328  $   91,945
     Others..........................      30,996      38,456
                                       ----------  ----------
                                          166,324     130,401
     Less allowance for possible loan
       losses........................      (1,124)     (1,184)
                                       ----------  ----------
          Net loans..................  $  165,200  $  129,217
                                       ==========  ==========
Accrued interest receivable..........  $    1,327  $    1,198
                                       ==========  ==========

     At December 31, 1998, the Company had $6,999,000 in outstanding international commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities which are available to various Mexican banks doing business with the Company.

     Income directly attributable to international operations was $11,795,000, $11,821,000 and $10,331,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

(12)  INCOME TAXES

     The Company files a consolidated U.S. Federal income tax return. The current and deferred portions of income tax expense (benefit) included in the consolidated statements of income are presented below for the years ended December 31:

                                         1998       1997       1996
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Current
     U.S.............................  $  22,443  $  23,565  $  19,643
     Foreign.........................         55         67         80
                                       ---------  ---------  ---------
          Total current taxes........     22,498     23,632     19,723
Deferred.............................      2,122      1,139        441
                                       ---------  ---------  ---------
          Total income taxes.........  $  24,620  $  24,771  $  20,164
                                       =========  =========  =========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 1998, 1997 and 1996 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

                                         1998       1997       1996
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Computed expected tax expense........  $  27,416  $  25,846  $  22,580
Change in taxes resulting from:
     Tax-exempt interest income......       (151)      (111)      (481)
     Lease financing.................     (2,309)    (1,397)    (1,792)
     Other...........................       (336)       433       (143)
                                       ---------  ---------  ---------
          Actual tax expense.........  $  24,620  $  24,771  $  20,164
                                       =========  =========  =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are reflected below:

                                          1998        1997
                                       ----------  ----------
                                       (DOLLARS IN THOUSANDS)
Deferred tax assets:
     Loans receivable, principally
       due to the allowance for
       possible loan losses..........  $    8,042  $    8,147
     Other real estate owned.........         516         512
     Accrued expenses................       1,286       1,181
     Other...........................         523         475
                                       ----------  ----------
     Total deferred tax assets.......      10,367      10,315
                                       ----------  ----------
Deferred tax liabilities:
     Lease financing receivable......      (4,964)     (2,423)
     Bank premises and equipment,
       principally due to differences
       in depreciation...............      (2,175)     (2,078)
     Net unrealized gains on
       available for sale investment
       securities....................      (4,733)    (11,614)
     Purchase accounting
       adjustment....................      --            (460)
     Other...........................      (1,347)     (1,351)
                                       ----------  ----------
     Total deferred tax
       liabilities...................     (13,219)    (17,926)
                                       ----------  ----------
          Net deferred tax
             liability...............  $   (2,852) $   (7,611)
                                       ==========  ==========

     The Company did not record a valuation allowance against deferred tax assets at December 31, 1998 and 1997 because management has concluded it is more likely than not the Company will have future taxable earnings in excess of the future tax deductions.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13)  STOCK OPTIONS

     On April 3, 1996, the Board of Directors adopted the 1996 International Bancshares Corporation Stock Option Plan (the "1996 Plan"). The 1996 Plan replaced the 1987 International Bancshares Corporation Key Contributor Stock Option Plan (the "1987 Plan"). Under the 1987 Plan and the 1996 Plan both qualified incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. The following schedule summarizes the pertinent information (adjusted for stock distributions) with regard to stock options from January 1, 1996 through December 31, 1998 which were granted by the Company under the 1987 Plan or the 1996 Plan.

                                            OPTION PRICE       OPTIONS
                                              PER SHARE      OUTSTANDING
                                           ---------------   -----------
Balance at January 1, 1996..............                        885,706
     Terminated.........................    $8.54 - 26.18       (25,676)
     Granted............................    24.32 - 29.76         2,812
     Exercised..........................    4.28 - 24.58       (134,013)
                                                             -----------
Balance at December 31, 1996............                        728,829
     Terminated.........................    $6.01 - 24.60       (13,897)
     Granted............................    37.12 - 52.00       399,193
     Exercised..........................    6.01 - 24.60       (176,424)
                                                             -----------
Balance at December 31, 1997............                        937,701
     Terminated.........................    $6.83 - 37.82       (40,445)
     Granted............................    48.00 - 49.75        14,750
     Exercised..........................    6.83 - 37.82       (244,753)
                                                             -----------
Balance at December 31, 1998............                        667,253
                                                             ===========

     At December 31, 1998 and 1997, 201,419 and 274,861 options were exercisable, respectively, and as of December 31, 1998, 153,784 shares were available for future grants under the 1996 Plan. All options granted under the 1987 Plan and the 1996 Plan had an option price of not less than the fair market value of the Company's common stock at the date of grant and a vesting period of five years.

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                 OPTIONS OUTSTANDING
                       ---------------------------------------       OPTIONS EXERCISABLE
                                       WEIGHTED-                  -------------------------
                                        AVERAGE      WEIGHTED-                    WEIGHTED-
                         NUMBER        REMAINING      AVERAGE        NUMBER        AVERAGE
      RANGE OF         OUTSTANDING    CONTRACTUAL    EXERCISE     EXERCISABLE     EXERCISE
  EXERCISE PRICES      AT 12/31/98       LIFE          PRICE      AT 12/31/98       PRICE
--------------------   -----------    -----------    ---------    ------------    ---------
$10.24 - 13.47......       8,083         .9 years     $ 12.25          8,083       $ 12.25
20.90...............       5,858        1.1 years       20.90          4,392         20.90
19.67...............     236,557        2.5 years       19.67        111,081         19.67
24.32 - 29.76.......       2,812        2.8 years       27.37            936         27.04
37.12 - 52.00.......     399,193        4.5 years       38.11         76,927         38.08
48.00 - 49.75.......      14,750        5.8 years       48.30         --             48.30
                       -----------                                ------------
$10.24 - 52.00......     667,253                                     201,419
                       ===========                                ============

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

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

     The fair values of options at date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                         1998       1997       1996
                                       ---------  ---------  ---------
Expected life (years)................          6          6          6
Interest rate........................       4.46%      6.62%      6.53%
Volatility...........................      36.40%     30.08%     41.00%

     The following schedule shows total net income as reported and the pro forma results:

                                                         1998       1997       1996
                                                       ---------  ---------  ---------
Net income...........................     As reported  $  53,725  $  48,881  $  44,350
                                            Pro forma     52,123     47,667     43,782
Basic earnings.......................     As reported  $    4.12  $    3.84  $    3.52
                                            Pro forma       4.00       3.74       3.47
Diluted earnings.....................     As reported  $    4.02  $    3.70  $    3.41
                                            Pro forma       3.90       3.61       3.36

     The Company does not have a formal stock repurchase program; however, the Company occasionally repurchases shares of Common Stock including repurchases related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders. Stock repurchases are presented quarterly at the Company's Board of Director meetings and the Board of Directors has stated that they will not permit purchases of more than a total of $21,000,000 of stock. In the past, the Board has increased previous caps once they were met, but there are no assurances that an increase of the $21,000,000 cap will occur in the future.

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

     The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 1998, 1997 and 1996 and noncancellable lease commitments at December 31, 1998 were not significant.

     Cash of approximately $25,434,000 and $58,710,000 at December 31, 1998 and 1997, respectively, was maintained to satisfy regulatory reserve requirements.

     The Company's lead bank subsidiary has invested in several lease financing transactions. Two of the lease financing transactions have been examined by the Internal Revenue Service ("IRS"). In both

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

transactions, a subsidiary of the lead bank is the owner of a ninety-nine percent (99%) limited partnership interest. The IRS has issued a Notice of Proposed Adjustments to Affected Items of a partnership for one of the transactions and the affected partnership has submitted a Protest contesting the adjustments. The Company has been advised that the IRS intends to issue a Notice of Proposed Adjustments to Affected Items of a Partnership for the other transaction and that the partnership intends to file a Protest contesting the proposed adjustments. No reliable prediction can be made at this time as to the likely outcome of the Protests; however, if the Protests are decided adversely to the partnerships, all or a portion of the $12 million in tax benefits previously recognized by the Company in connection with these lease financing transactions would be in question.

(15)  TRANSACTIONS WITH RELATED PARTIES

     In the ordinary course of business, the Corporation and its subsidiaries make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $42,782,000 and $36,913,000 at December 31, 1998 and 1997, respectively. During
1998, $23,136,000 of new loans were made and repayments totaled $17,267,000.

(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     In the normal course of business, the bank subsidiaries are party to financial instruments with off-balance sheet risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 1998, the following financial instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit.........  $   415,854,000
Credit card lines....................      540,437,000
Letters of credit....................       41,859,000

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

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The bank subsidiaries make commercial, real estate and consumer loans to customers principally located in Webb, Bexar, Hidalgo, Cameron, Starr and Zapata counties in South Texas as well as Matagorda, Brazoria, Galveston, Fort Bend, Calhoun, and Harris counties in Southeast Texas. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions in these areas, especially in the real estate and commercial business sectors.

     To date, the Company has not experienced a material adverse impact related to the 1994 devaluation of the peso in Mexico. Although the economic conditions have improved in Mexico, the Company will continue to monitor Mexico's economic progress.

(17)  DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS

     Bank regulatory agencies limit the amount of dividends which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 1998, the aggregate amount legally available to be distributed to the Corporation from bank subsidiaries as dividends was approximately $38,208,000, assuming that each subsidiary bank continues to be classified as "well capitalized" pursuant to the applicable regulations. The restricted capital of the bank subsidiaries was approximately $292,574,000. The undivided profits of the bank subsidiaries was $140,653,000. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Corporation historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

     The Corporation and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Corporation and the bank subsidiaries met all capital adequacy requirements to which it is subject.

     As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Corporation and the bank subsidiaries must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Corporation or any of the bank subsidiaries as well capitalized.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Corporation's and the bank subsidiaries' actual capital amounts and ratios for 1998 are also presented in the table.

                                                                                                   TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                        FOR CAPITAL            PROMPT CORRECTIVE
                                                 ACTUAL              ADEQUACY PURPOSES         ACTION PROVISIONS
                                          ---------------------    ----------------------    ----------------------
                                            AMOUNT      RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                                          ----------  ---------    ---------    ---------    ---------    ---------
                                                                   (GREATER     (GREATER     (GREATER     (GREATER
                                                                    THAN OR      THAN OR      THAN OR      THAN OR
                                                                   EQUAL TO)    EQUAL TO)    EQUAL TO)    EQUAL TO)

                                                                   (DOLLARS IN THOUSANDS)
As of December 31, 1998:
Total Capital (to Risk Weighted Assets):
     Consolidated.......................  $  343,669      14.45%   $ 190,239       8.00%     $ 237,798      10.00%
     International Bank of Commerce,
       Laredo...........................     248,814      12.03      165,426       8.00        206,783      10.00
     International Bank of Commerce,
       Brownsville......................      30,436      18.20       13,375       8.00         16,719      10.00
     International Bank of Commerce,
       Zapata...........................      14,404      28.18        4,089       8.00          5,112      10.00
     Commerce Bank......................      18,768      24.18        6,208       8.00          7,760      10.00
Tier 1 Capital (to Risk Weighted
  Assets):
     Consolidated.......................  $  317,794      13.36%   $  95,119       4.00%     $ 142,679       6.00%
     International Bank of Commerce,
       Laredo...........................     226,595      10.96       82,713       4.00        124,070       6.00
     International Bank of Commerce,
       Brownsville......................      28,806      17.23        6,688       4.00         10,031       6.00
     International Bank of Commerce,
       Zapata...........................      13,893      27.18        2,045       4.00          3,067       6.00
     Commerce Bank......................      17,795      22.93        3,104       4.00          4,656       6.00
Tier 1 Capital (to Average Assets):
     Consolidated.......................  $  317,794       6.50%   $ 195,546       4.00%     $ 244,433       5.00%
     International Bank of Commerce,
       Laredo...........................     226,595       5.46      166,115       4.00        207,644       5.00
     International Bank of Commerce,
       Brownsville......................      28,806       6.98       16,508       4.00         20,634       5.00
     International Bank of Commerce,
       Zapata...........................      13,893       9.38        5,924       4.00          7,404       5.00
     Commerce Bank......................      17,795      10.12        7,037       4.00          8,796       5.00

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Corporation's and the bank subsidiaries' actual capital amounts and ratios for 1997 are also presented in the table.

                                                                                                   TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                        FOR CAPITAL            PROMPT CORRECTIVE
                                                 ACTUAL              ADEQUACY PURPOSES         ACTION PROVISIONS
                                          ---------------------    ----------------------    ----------------------
                                            AMOUNT      RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                                          ----------  ---------    ---------    ---------    ---------    ---------
                                                                   (GREATER     (GREATER     (GREATER     (GREATER
                                                                    THAN OR      THAN OR      THAN OR      THAN OR
                                                                   EQUAL TO)    EQUAL TO)    EQUAL TO)    EQUAL TO)

                                                                   (DOLLARS IN THOUSANDS)
As of December 31, 1997:
Total Capital (to Risk Weighted Assets):
     Consolidated.......................  $  296,235      15.20%   $ 155,898       8.00%     $ 194,872      10.00%
     International Bank of Commerce,
       Laredo...........................     201,776      12.10      133,378       8.00        166,722      10.00
     International Bank of Commerce,
       Brownsville......................      25,305      17.07       11,862       8.00         14,827      10.00
     International Bank of Commerce,
       Zapata...........................      12,548      32.62        3,077       8.00          3,847      10.00
     Commerce Bank......................      15,949      24.09        5,296       8.00          6,620      10.00
Tier 1 Capital (to Risk Weighted
  Assets):
     Consolidated.......................  $  271,874      13.95%   $  77,949       4.00%     $ 116,923       6.00%
     International Bank of Commerce,
       Laredo...........................     180,926      10.85       66,689       4.00        100,033       6.00
     International Bank of Commerce,
       Brownsville......................      23,946      16.15        5,931       4.00          8,896       6.00
     International Bank of Commerce,
       Zapata...........................      12,067      31.37        1,539       4.00          2,308       6.00
     Commerce Bank......................      15,119      22.84        2,648       4.00          3,972       6.00
Tier 1 Capital (to Average Assets):
     Consolidated.......................  $  271,874       6.41%   $ 169,560       4.00%     $ 211,950       5.00%
     International Bank of Commerce,
       Laredo...........................     180,926       5.15      140,431       4.00        175,539       5.00
     International Bank of Commerce,
       Brownsville......................      23,946       6.17       15,523       4.00         19,404       5.00
     International Bank of Commerce,
       Zapata...........................      12,067      10.06        4,798       4.00          5,997       5.00
     Commerce Bank......................      15,119      10.19        5,933       4.00          7,417       5.00

(18)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 1998 and 1997 are outlined below.

  CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

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

     Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgementally determined using available market and specific borrower information. As of December 31, 1998 and 1997, the carrying amount of net loans was a reasonable estimate of the fair value.

  DEPOSITS

     The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 1998 and 1997. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. As of December 31, 1998 and 1997, the carrying amount of time deposits was a reasonable estimate of the fair value.

  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, OTHER BORROWED FUNDS AND SUBORDINATED DEBT

     Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 1998 and 1997.

  COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

     For commitments to extend credit and letters of credit, the carrying amount is based on the notional amount of the agreements and fair value is based on the discounted value of fees charged.

     Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

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

(19) INTERNATIONAL BANCSHARES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                            STATEMENTS OF CONDITION
                             (PARENT COMPANY ONLY)
                           DECEMBER 31, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                          1998        1997
                                       ----------  ----------
               ASSETS
Cash.................................  $       97  $      350
Repurchase agreements................       1,600       7,500
Other investments....................      10,708       2,021
Notes receivable.....................      49,925      57,209
Investment in subsidiaries...........     296,422     251,002
Other assets.........................      12,244      23,393
                                       ----------  ----------
          Total assets...............     370,996     341,475
                                       ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Other liabilities...............         713         231
                                       ----------  ----------
          Total liabilities..........         713         231
                                       ----------  ----------
Shareholders' equity:
     Common stock....................      16,791      13,196
     Surplus.........................      22,250      19,012
     Retained earnings...............     341,025     301,988
     Net unrealized holding gains on
      available for sale securities,
      net of deferred income taxes...       8,797      21,582
                                       ----------  ----------
                                          388,863     355,778
Less cost of shares in treasury......     (18,580)    (14,534)
                                       ----------  ----------
          Total shareholders'
             equity..................     370,283     341,244
                                       ----------  ----------
          Total liabilities and
             shareholders' equity....  $  370,996  $  341,475
                                       ==========  ==========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                              STATEMENTS OF INCOME
                             (PARENT COMPANY ONLY)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                         1998       1997       1996
                                       ---------  ---------  ---------
Income:
     Dividends from subsidiaries.....  $   3,455  $  17,035  $   7,250
     Interest income on notes
       receivable....................      5,202      6,134      6,944
     Interest income on
       investments...................        745         36         15
     Other interest income...........        289        307        299
     Other...........................     (1,377)     4,517      4,603
                                       ---------  ---------  ---------
          Total income...............      8,314     28,029     19,111
                                       ---------  ---------  ---------
Expenses:
     Interest expense on notes
       payable.......................     --            142        158
     Other...........................        695        380        338
                                       ---------  ---------  ---------
          Total expenses.............        695        522        496
                                       ---------  ---------  ---------
          Income before federal
             income taxes and equity
             in undistributed net
             income of
             subsidiaries............      7,619     27,507     18,615
Federal income tax expense...........       (277)     1,785      1,847
                                       ---------  ---------  ---------
          Income before equity in
             undistributed net income
             of subsidiaries.........      7,896     25,722     16,768
Equity in undistributed net income of
  subsidiaries.......................     45,829     23,159     27,582
                                       ---------  ---------  ---------
          Net income.................  $  53,725  $  48,881  $  44,350
                                       =========  =========  =========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                             (PARENT COMPANY ONLY)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                 1998        1997        1996
                                              ----------  ----------  ----------
Operating activities:
  Net income................................  $   53,725  $   48,881  $   44,350
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Gain on sale of other real estate....      --            (113)     --
       Increase (decrease) in other
          liabilities.......................         482         197        (340)
       Equity in undistributed net income of
          subsidiaries......................     (45,829)    (23,159)    (27,582)
                                              ----------  ----------  ----------
             Net cash provided by operating
               activities...................       8,378      25,806      16,428
                                              ----------  ----------  ----------
Investing activities:
  Contributions to subsidiaries.............     (11,648)    (18,656)    (15,625)
  Repayment from subsidiaries...............      --             166      --
  Purchase of time deposits with banks......      --          (2,900)     --
  Proceeds from time deposits with banks....      --           2,900      --
  Purchase of repurchase agreement with
     banks..................................      (3,550)     (7,500)     --
  Proceeds from repurchase agreement with
     banks..................................       9,450      --          --
  Purchase of available for sale other
     securities.............................     (10,036)     (1,156)       (375)
  Principal collected on mortgage-backed
     securities.............................       1,339      --          --
  Net decrease in notes receivable..........       7,284      10,192       8,677
  Decrease (increase) in other assets.......      11,149      (5,364)     (3,617)
  Proceeds from sale of other real estate...      --             665      --
                                              ----------  ----------  ----------
             Net cash provided (used) in
               investing activities.........       3,988     (21,653)    (10,940)
                                              ----------  ----------  ----------
Financing activities:
  Proceeds from issuance of other borrowed
     funds..................................      --           6,333      --
  Principal payments on notes payable.......      --          (8,333)       (500)
  Proceeds from stock transactions..........       2,765       6,778         965
  Payments of cash dividends................     (11,297)     (4,400)     (3,489)
  Payments of cash dividends in lieu of
     fractional shares......................         (41)        (26)        (18)
  Purchase of treasury stock................      (4,046)     (4,491)     (2,261)
                                              ----------  ----------  ----------
             Net cash used in financing
               activities...................     (12,619)     (4,139)     (5,303)
                                              ----------  ----------  ----------
             (Decrease) increase in cash and
               cash equivalents.............        (253)         14         185
Cash at beginning of year...................         350         336         151
                                              ----------  ----------  ----------
Cash at end of year.........................  $       97  $      350  $      336
                                              ==========  ==========  ==========
Supplemental cash flow information:
  Interest paid.............................  $   --      $      131  $      117

                      INTERNATIONAL BANCSHARES CORPORATION
                             OFFICERS AND DIRECTORS

OFFICERS

DENNIS E. NIXON
Chairman of the Board and President

ROY JENNINGS, JR.
Vice Chairman of the Board

R. DAVID GUERRA
Vice President

LEONARDO SALINAS
Vice President

RICHARD CAPPS
Vice President

EDUARDO J. FARIAS
Vice President

ARNOLDO CISNEROS
Vice President

IMELDA NAVARRO
Treasurer

WILLIAM CUELLAR
Auditor

LUISA D. BENAVIDES
Secretary

MARISA V. SANTOS
Assistant Secretary

DIRECTORS

DENNIS E. NIXON
President
International Bank of Commerce

ROY JENNINGS, JR.
Investments

LESTER AVIGAEL
Retail Merchant
Chairman of the Board
International Bank of Commerce

LEONARDO SALINAS
Senior Executive Vice President
International Bank of Commerce

IRVING GREENBLUM
Retail Merchant

RICHARD E. HAYNES
Attorney at Law; Real
Estate Investments

SIOMA NEIMAN
An International Entrepreneur

R. DAVID GUERRA
President
International Bank of Commerce
Branch in McAllen, Texas

ANTONIO R. SANCHEZ, JR.
Chairman of the Board of Sanchez
O'Brien Oil & Gas Corporation;
Investments

PEGGY J. NEWMAN
Investments