Form 10-K405, Exhibit 13
period 1999-12-31
INTERNATIONAL BANCSHARES CORP
filed 2000-03-30
CIK 315709

EXHIBIT 13


             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                                 (CONSOLIDATED)
                            SELECTED FINANCIAL DATA

                                                      AT OR FOR THE YEARS ENDED DECEMBER 31,
                                       --------------------------------------------------------------------
                                           1999          1998          1997          1996          1995
                                       ------------  ------------  ------------  ------------  ------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET
     Assets..........................  $  5,421,804  $  4,987,877  $  4,517,846  $  3,351,231  $  2,935,606
     Net loans.......................     1,876,754     1,589,788     1,420,180     1,214,959     1,186,456
     Deposits........................     3,527,212     3,369,637     3,175,560     2,662,153     2,143,346
     Other borrowed funds............     1,380,000     1,074,000       490,000       239,000        66,500
     Shareholders' equity............       353,436       370,283       341,244       283,767       245,761

INCOME STATEMENT
     Interest income.................  $    340,736  $    326,174  $    275,732  $    221,779  $    218,867
     Interest expense................       185,205       181,909       145,371       107,372       112,361
                                       ------------  ------------  ------------  ------------  ------------
     Net interest income.............       155,531       144,265       130,361       114,407       106,506
     Provision for possible loan
       losses........................         6,379         8,571         7,740         6,630         5,150
     Non-interest income.............        60,966        41,698        36,776        30,194        26,009
     Non-interest expense............       106,983        99,047        85,745        73,457        68,989
                                       ------------  ------------  ------------  ------------  ------------
     Income before income taxes......       103,135        78,345        73,652        64,514        58,376
     Income taxes....................        36,887        24,620        24,771        20,164        18,315
                                       ------------  ------------  ------------  ------------  ------------
     Net income......................  $     66,248  $     53,725  $     48,881  $     44,350  $     40,061
                                       ============  ============  ============  ============  ============

     Per common share:
          Basic......................  $       4.11  $       3.30  $       3.07  $       2.81  $       2.57
          Diluted....................  $       4.03  $       3.22  $       2.96  $       2.72  $       2.46
     Cash dividends per share........  $       1.10  $        .90  $        .50  $       0.50  $        .50

------------

     Note 1: See note 2 of notes to the consolidated financial statements regarding the acquisitions made by International Bancshares Corporation and its subsidiaries in 1999 and 1997.

     Note 2: See note 8 of notes to the consolidated financial statements regarding the other borrowed funds of the Company and its subsidiaries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation (the "Company") on a consolidated basis for the three year period ended December 31, 1999. The Company is a bank holding company with four bank subsidiaries operating in 93 main banking and branch facilities in South and Southeast Texas, and four non-bank subsidiaries. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

RESULTS OF OPERATIONS

     Net income for 1999 was $66,248,000 or $4.11 per share -- basic ($4.03 per share -- diluted) compared with $53,725,000 or $3.30 per share -- basic ($3.22 per share -- diluted) in 1998 and $48,881,000 or $3.07 per share -- basic ($2.96 per share -- diluted) in 1997.

     Historically, the Company's acquisitions have been accounted for using the purchase method of accounting which results in the creation of goodwill. The Company's goodwill is being amortized as a non-cash reduction of net income over time periods from ten to twenty years. "Income before goodwill charges" reflects the net income of the Company excluding goodwill amortization. In computing the income tax adjustment, management has considered tax deductible goodwill separately from non-tax deductible goodwill in making this calculation. The income tax on tax deductible goodwill has been computed using the standard corporate tax rate of 35%, and the non-tax deductible goodwill has been grossed-up using the same 35% tax rate to reflect the earnings result. These two calculations have been combined to reflect the net income tax adjustment displayed in the income before goodwill charges table below. The table reconciles reported earnings to net income excluding intangible amortization ("income before goodwill charges") to help facilitate peer group comparisons.


                                          YEARS ENDED DECEMBER 31,
                                       -------------------------------
                                         1999       1998       1997
                                       ---------  ---------  ---------
                                        (DOLLARS IN THOUSANDS, EXCEPT
                                               PER SHARE DATA)
Reported net income..................  $  66,248  $  53,725  $  48,881
Amortization of intangible assets....      3,898      3,936      2,949
Income tax adjustment................       (309)      (322)      (645)
                                       ---------  ---------  ---------
Income before goodwill charges.......  $  69,837  $  57,339  $  51,185
                                       =========  =========  =========
Income before goodwill charges per
  common share:
     Basic...........................  $    4.33  $    3.52  $    3.21
     Diluted.........................       4.25       3.43       3.10

     Total assets at December 31, 1999 grew 9% to $5,421,804,000 from $4,987,877,000 at December 31, 1998 while net loans increased 18% to $1,876,754,000 at December 31, 1999 from $1,589,788,000 at December 31, 1998.
Deposits at December 31, 1999 were $3,527,212,000, an increase of 5% over the $3,369,637,000 at December 31, 1998, an increase of 6% over the $3,175,560,000 at December 31, 1997. Total assets at December 31, 1998 grew 10% to $4,987,877,000 from $4,517,846,000 at December 31, 1997 while net loans increased 12% to $1,589,788,000 at December 31, 1998 from $1,420,180,000 at
December 31, 1997. The increase in assets and deposits during 1999 reflects growth opportunities in the Company's market through its branch system. The aggregate amount of certificates of indebtedness with the Federal Home Loan Bank of Dallas ("FHLB") increased to $1,380,000,000 at December 31, 1999 from the $1,074,000,000 at December 31, 1998. Such funds were used to fund the earning asset base of the Company.

     Net interest income in 1999 increased by $11,266,000, or 8%, over that in 1998. The net yield on average interest earning assets increased by .02% from 3.36% in 1998 to 3.38% in 1999. The net yield on average interest earning assets decreased by .45% in 1998 to 3.36% from 3.81% in 1997 while net interest income increased by $13,904,000 or 11% over 1997. A 7.1% increase in average interest earning assets from $4,296,845,000 in 1998 to $4,600,812,000 in 1999 and a 25.5% increase from $3,422,639,000 in 1997 to $4,296,845,000 in 1998 contributed to the continued increase in net interest income for 1999 and 1998, respectively. The Company experienced a .18% decrease in the yield on average interest earning assets to 7.41% in 1999 from 7.59% in 1998 and a .28% decrease was reflected on the rates paid on average interest bearing liabilities to 4.44% in 1999 from 4.72% in 1998. In 1998 a .47% decrease was reflected in the yield on average interest earning assets to 7.59% from 8.06% in 1997 and there was no change reflected on the rates paid on average interest bearing liabilities of 4.72% in 1998 and 1997.

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

     Non-interest income increased 46% in 1999 to $60,966,000 over $41,698,000 in 1998 and increased 13% over $36,776,000 in 1997. The 1999 and 1998 increases in non-interest income were due to the increases in service charge income and the $6,530,000 gain recognition on the 1999 sale of $62,400,000 of credit card receivables and the premium paid on the related transfer of $87,454,000 of deposits in the third quarter. The increase in service charges was attributable to the amount of account transaction fees received as a result of the deposit growth, new deposit products and increased collection efforts.

     Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. Non-interest expense includes such items as salaries and wages and employee benefits, net occupancy expenses, equipment expenses and other operating expenses such as FDIC insurance. Non-interest expense increased 8% in 1999 to $106,983,000 from $99,047,000 in 1998 and increased 16% from $85,745,000 in 1997. The 1999 and
1998 increases in non-interest expense were primarily due to the increased operations at certain of the bank subsidiaries as a result of acquisitions, and expanded branch operations.

     The efficiency ratio, a measure of non-interest expense to net interest income plus non-interest income was 49% for the year ended December 31, 1999, compared to the year ago ratio of 53%. The Company's efficiency ratio has been under 53% for each of the last five years, which the Company believes is below national peer group ratios.

     Most of the Company's lending activities involve commercial (domestic and foreign), consumer and real estate mortgage financing. In 1999, the Company's efforts to increase its loan volume resulted in an increase of 14% in average domestic loans and an increase of 35% in average foreign loans for an increase in total average loans of 16% over 1998. The average yield for these loans decreased .46% for domestic loans and decreased by .30% for foreign loans in 1999 as compared to 1998. The Company experienced an increase of 17% in average domestic loans and a 10% increase in average foreign loans in 1998 as compared to 1997. The yield for these loans decreased .16% for domestic loans and decreased by .86% for foreign loans in 1998 as compared to 1997.

     The Company experienced a decrease of .33% in average balances of taxable investment securities from $2,771,927,000 for 1998 to $2,762,895,000 for 1999 and an increase of 31% from $2,121,927,000 for 1997 to $2,771,927,000 for 1998.
The slight decrease reflected in 1999 is primarily from the impact of carrying the available for sale securities at fair value.

     The allowance for possible loan losses increased 5% from $25,551,000 at December 31, 1998 to $26,770,000 at December 31, 1999 and increased 4% from $24,516,000 at December 31, 1997 to $25,551,000 at December 31, 1998. The
provision for possible loan losses charged to expense decreased 26% from $8,571,000 in 1998 to $6,379,000 in 1999 and increased 11% from $7,740,000 in
1997 to $8,571,000 in 1998. The decrease in the provision for possible loan losses was largely due to the sale of the credit card receivables in the third quarter. The allowance for possible loan losses was 1.40% of total loans at December 31, 1999 compared to 1.57% at 1998 and 1.69% at 1997. Non-performing assets as a percentage of total loans and total assets were 1.17% and .41%, respectively, at December 31, 1999, and .92% and .30% at December 31, 1998, respectively. Loans accounted for on a non-accrual basis increased 38% from $5,538,000 at December 31, 1998 to $7,662,000 at December 31, 1999. As loans are placed on non-accrual status, interest previously accrued and recorded is reversed unless the loan is well secured and in the process of collection. The increase in non-performing loans was primarily due to consumer credit problems and other credit problems that a financial institution faces in the normal course of business. Foreclosed assets decreased 27% from $3,129,000 at December 31, 1998 to $2,285,000 at December 31, 1999. The decrease in foreclosed assets were primarily due to the sale of foreclosed assets. In 1998, non-accruals decreased 4% from $5,742,000 at December 31, 1997 to $5,538,000 at December 31, 1998 and foreclosed assets decreased 43% from $5,510,000 at December 31, 1997 to $3,129,000 at December 31, 1998.

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

     While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 1999 was adequate to absorb possible losses from loans in the portfolio at that date.

     On December 31, 1999, the Company had $5,421,804,000 of consolidated assets of which approximately $216,632,000 or 4% were related to loans outstanding to borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in Mexico be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 1999 is presented below.

                                                          RELATED
                                        AMOUNT OF      ALLOWANCE FOR
                                          LOANS       POSSIBLE LOSSES
                                        ---------     ---------------
                                           (DOLLARS IN THOUSANDS)
Secured by certificates of deposit in
  United States banks................   $  85,415         $    43
Secured by United States real
  estate.............................      33,073             321
Secured by other United States
  collateral (securities, gold,
  silver, etc.)......................      10,755             142
Direct unsecured Mexican sovereign
  debt (principally former FICORCA
  debt)..............................       1,346              42
Other................................      86,043             774
                                        ---------     ---------------
                                        $ 216,632         $ 1,322
                                        =========     ===============

     The transactions for the year ended December 31, 1999 in that portion of the allowance for possible loan losses related to Mexican debt were as follows:

                                        (DOLLARS IN THOUSANDS)
Balance at January 1, 1999...........           $1,124
Recoveries...........................                1
Provision charged to operations......              197
                                              --------
Balance at December 31, 1999.........           $1,322
                                              ========

LIQUIDITY AND CAPITAL RESOURCES

     The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The bank subsidiaries of the Company derive their liquidity largely from deposits of individuals and business entities. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Deposits from persons and entities domiciled in Mexico comprise a significant and stable portion of the deposit base of the Company's bank subsidiaries. Such deposits comprised approximately 41%, 38% and 35% of the Company's bank subsidiaries' total deposits as of December 31, 1999, 1998 and 1997, respectively. Other important funding sources for the Company's bank subsidiaries during 1999 and 1998 have been wholesale liabilities with FHLB, FNMA, FHLMC and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and loans. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

     The Company's funds management policy has as its primary focus the measurement and management of the banks' earnings at risk in the face of rising and falling interest rate forecasts. The earliest and most simplistic concept of earnings at risk measurement is the gap report, which is used to generate a rough estimate of the vulnerability of net interest income to changes in market rates as implied by the relative repricings of assets and liabilities. The gap report calculates the difference between the amounts of assets and liabilities repricing across a series of intervals in time, with emphasis typically placed on the one-year period. This difference, or gap, is usually expressed as a percentage of total assets.

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

     The gap report thus consists of an inventory of dollar amounts of assets and liabilities that have the potential to mature or reprice within a particular period. The flaw in drawing conclusions about interest rate risk from the gap report is that it takes no account of the probability that potential maturities or repricings of interest-rate-sensitive accounts will occur, or at what relative magnitudes. Because simplicity, rather than utility, is the only virtue of gap analysis, financial institutions increasingly have either abandoned gap analysis or accorded it a distinctly secondary role in managing their interest-rate risk exposure. See page 18 of the Company's Form 10-K for the table that summarizes interest rate sensitive assets and liabilities by their repricing dates at December 31, 1999.

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

     At December 31, 1999, based on these simulations, a rate shift of 200 basis points in earnings either up or down will not vary earnings by more than 8 percent of projected 2000 after-tax net income. A 200 basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments.

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

     Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 17 to the Consolidated Financial Statements. At December 31, 1999, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $58,641,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital of the bank subsidiaries was approximately $306,263,000 as of December 31, 1999. The undivided profits of the bank subsidiaries were approximately $152,078,000 as of December 31, 1999.

     As of December 31, 1999, the Company has outstanding $1,380,000,000 in short-term and long-term borrowed funds. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

     The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 1999, shareholders' equity was $353,436,000 compared to $370,283,000 at December 31, 1998, a decrease of $16,847,000 or 5%. The decrease in shareholders' equity resulted from the stock repurchase program and the negative impact of comprehensive income. An accounting standard relating to comprehensive income requires that unrealized losses on securities held available for sale, net of tax, be deducted from shareholders' equity.

     During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly-rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as stockholders' equity less goodwill and certain other intangibles divided by average quarterly assets) was 6.58% at December 31, 1999 and 6.50% at December 31, 1998. The core deposit intangibles and goodwill of $42,568,000 as of December 31, 1999, recorded in connection with financial institution acquisitions of the Company, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

     The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have core capital (Tier 1) of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity less goodwill and certain other intangibles, while total capital consists of core capital, certain debt instruments and a portion of the reserve for credit losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 13.41% and 13.36% and risk weighted total capital ratios of 14.46% and 14.45% for December 31, 1999 and 1998, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 17 to notes to Consolidated Financial Statements).

     The Company announced a new formal stock repurchase program on June 22, 1999 and announced it expanded the stock repurchase program on July 16, 1999 and on January 11, 2000. Under the stock repurchase program, the Company is authorized to repurchase up to $35,000,000 of its common stock through June 2000. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of March 20, 2000 a total of 487,865 shares had been repurchased under this program at a cost of $21,224,000. Stock repurchases are presented quarterly at the Company's Board of Directors meetings and the Board of Directors has stated that the aggregate investment in treasury stock should not exceed $60,000,000. In the past, the board has increased previous caps on treasury stock once they were met, but there are no assurances that an increase of the $60,000,000 cap will occur in the future. As of March 20, 2000 the Company has approximately $42,197,000 invested in treasury shares, which amount has been accumulated since the inception of the Company.

     During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 1999 and 1998 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

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

FORWARD LOOKING INFORMATION

     Certain matters discussed in this report, excluding historical information, include forward-looking statements. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words "estimate,"
"expect," "intend" and "project," as well as other words or expressions of similar meaning are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

     Factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others, the following possibilities:
(I) changes in local, state, national and international economic conditions,
(II) changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins, (III) changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, banking, tax, securities, insurance and employment laws and regulations, and (IV) the loss of senior management or operating personnel, and (V) increased competition from both within and without the banking industry. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

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

ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a "fair value hedge," a "cash flow hedge," or a hedge of a foreign currency exposure of a net investment in a foreign operation. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management of the Company does not expect that the adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial position, results of operation, or liquidity.

COMMON STOCK AND DIVIDENDS

     The Company had issued and outstanding 17,226,715 shares of $1.00 par value Common Stock held by approximately 1,918 holders of record at March 20, 2000. The book value of the stock at December 31, 1999 was $22.05 per share compared with $22.42 per share, adjusted for stock dividends, one year ago.

The decrease in the book value of the stock resulted primarily from the negative impact of the comprehensive income reporting requirements.

     On August 28, 1995, the Common Stock began to trade on the OTC Bulletin Board under the trading symbol IBNC; however, trading in the Common Stock of the Company was not extensive and such trades could not be characterized as amounting to an active trading market. As of March 4, 1998, the Common Stock was listed on the Nasdaq National Market under the trading symbol IBOC.

     The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 1998 and 1999, as quoted on the OTC Bulletin Board and as recorded by local brokerage firms or from information in the Company's records for the periods prior to March 4, 1998 and as quoted on the Nasdaq National Market for the periods after March 4, 1998 for each of the quarters in the two year period ended December 31, 1999 and 1998. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $39.88 per share at March 20, 2000.

                                         HIGH        LOW
                                       ---------  ---------
1999:
     First quarter...................  $   41.80  $   34.20
     Second quarter..................      42.50      35.40
     Third quarter...................      47.50      41.19
     Fourth quarter..................      48.00      41.59


                                         HIGH        LOW
                                       ---------  ---------
1998:
     First quarter...................  $   51.20  $   49.60
     Second quarter..................      54.24      50.88
     Third quarter...................      50.15      45.20
     Fourth quarter..................      43.90      40.50


     The Company in 1999 paid a $8,499,000 and $8,628,000 or $0.60 and $0.50 per share respectively, and in 1998 paid a $5,683,000 and $5,655,000 or $0.50 and $.40 per share respectively, special cash dividends to the shareholders. In addition, the Company has issued stock dividends during the last five year period as follows:

                                         STOCK
                DATE                    DIVIDEND
-------------------------------------   --------
May 19, 1995.........................       25%
May 17, 1996.........................       25
May 16, 1997.........................       25
May 22, 1998.........................       25
May 20, 1999.........................       25


     The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from the bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 17 of notes to consolidated financial statements.

RECENT SALES OF UNREGISTERED SECURITIES

     No securities were sold by the Company during the fiscal year ended December 31, 1999 that were not registered under the Securities Act of 1933.

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

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
International Bancshares Corporation:

     We have audited the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                         /s/ KPMG LLP

San Antonio, Texas
March 15, 2000

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 1999 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                          1999         1998
                                       -----------  -----------
               ASSETS
Cash and due from banks..............  $   121,695  $    94,594
Federal funds sold...................       13,300       26,000
                                       -----------  -----------
         Total cash and cash
       equivalents...................      134,995      120,594
Time deposits with banks.............        1,877        1,373
Investment securities:
  Held to maturity (Market value of
  $2,405 on December 31, 1999 and
  $2,505 on December 31, 1998).......        2,406        2,508
  Available for sale (Amortized cost
  of $3,050,099 on December 31, 1999
  and $2,991,836 on December 31,
  1998)..............................    2,993,311    3,005,369
                                       -----------  -----------
         Total investment
       securities....................    2,995,717    3,007,877
Loans:
  Commercial, financial and
    agricultural.....................    1,115,511      896,060
  Real estate -- mortgage............      278,819      215,689
  Real estate -- construction........      129,813       94,374
  Consumer...........................      171,104      250,917
  Foreign............................      216,632      166,324
                                       -----------  -----------
         Total loans.................    1,911,879    1,623,364
  Less unearned discounts............       (8,355)      (8,025)
                                       -----------  -----------
         Loans, net of unearned
           discounts.................    1,903,524    1,615,339
  Less allowance for possible loan
    losses...........................      (26,770)     (25,551)
                                       -----------  -----------
         Net loans...................    1,876,754    1,589,788
                                       -----------  -----------
Bank premises and equipment, net.....      145,342      137,568
Accrued interest receivable..........       34,827       31,542
Other investments....................      130,089       16,026
Intangible assets....................       43,598       44,971
Other assets.........................       58,605       38,138
                                       -----------  -----------
         Total assets................  $ 5,421,804  $ 4,987,877
                                       ===========  ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
    Demand -- non-interest bearing...  $   499,369  $   414,412
    Savings and interest bearing
     demand..........................      928,455      947,408
    Time.............................    2,099,388    2,007,817
                                       -----------  -----------
         Total deposits..............    3,527,212    3,369,637
    Securities sold under repurchase
     agreements......................      123,752      135,700
    Other borrowed funds.............    1,380,000    1,074,000
    Other liabilities................       37,404       38,257
                                       -----------  -----------
         Total liabilities...........    5,068,368    4,617,594
                                       -----------  -----------
Shareholders' equity:
    Common stock of $1.00 par value.
     Authorized 40,000,000 shares;
      issued 21,091,754 shares in
     1999 and 16,790,999 shares in
     1998............................       21,092       16,791
    Surplus..........................       24,050       22,250
    Retained earnings................      385,942      341,025
    Accumulated other comprehensive
     income (loss)...................      (36,912)       8,797
                                       -----------  -----------
                                           394,172      388,863
Less cost of shares in treasury,
  3,851,844 shares in 1999 and
  2,670,927 shares in 1998...........      (40,736)     (18,580)
                                       -----------  -----------
         Total shareholders'
       equity........................      353,436      370,283
                                       -----------  -----------
         Total liabilities and
       shareholders' equity..........  $ 5,421,804  $ 4,987,877
                                       ===========  ===========

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            1999            1998            1997
                                       --------------  --------------  --------------
Interest income:
     Loans, including fees...........  $      160,105  $      145,016  $      127,348
     Time deposits with banks........             104              89              47
     Federal funds sold..............             710           1,462           1,120
     Investment securities:
          Taxable....................         175,042         179,030         146,820
          Tax-exempt.................           4,432             241              90
     Other...........................             343             336             307
                                       --------------  --------------  --------------
               Total interest
                  income.............         340,736         326,174         275,732
                                       --------------  --------------  --------------
Interest expense:
     Savings and interest bearing
       demand deposits...............          27,182          26,419          22,152
     Time deposits...................          97,626         101,823          89,413
     Federal funds purchased and
       securities sold under
       repurchase agreements.........           6,047          13,396          15,754
     Other borrowings................          54,340          39,969          18,052
     Other...........................              10             302        --
                                       --------------  --------------  --------------
               Total interest
                  expense............         185,205         181,909         145,371
                                       --------------  --------------  --------------
               Net interest income...         155,531         144,265         130,361
Provision for possible loan losses...           6,379           8,571           7,740
                                       --------------  --------------  --------------
               Net interest income
                  after provision for
                  possible loan
                  losses.............         149,152         135,694         122,621
                                       --------------  --------------  --------------
Non-interest income:
     Service charges on deposit
       accounts......................          30,629          21,679          18,511
     Other service charges,
       commissions and fees..........           9,129           9,352           8,295
     Investment securities
       transactions, net.............              13           3,893             484
     Other investments...............           6,441          (1,391)          4,474
     Gain on sale of loans...........           6,449             178             157
     Other income....................           8,305           7,987           4,855
                                       --------------  --------------  --------------
               Total non-interest
                  income.............          60,966          41,698          36,776
                                       --------------  --------------  --------------
Non-interest expense:
     Employee compensation and
       benefits......................          42,857          39,733          33,431
     Occupancy.......................           7,537           7,675           6,258
     Depreciation of bank premises
       and equipment.................          11,700          10,388           8,256
     Professional fees...............           4,953           3,461           3,839
     Stationery and supplies.........           3,157           3,186           3,026
     Amortization of intangible
       assets........................           3,898           3,936           2,949
     Other...........................          32,881          30,668          27,986
                                       --------------  --------------  --------------
               Total non-interest
                  expense............         106,983          99,047          85,745
                                       --------------  --------------  --------------
               Income before income
                  taxes..............         103,135          78,345          73,652
Income taxes.........................          36,887          24,620          24,771
                                       --------------  --------------  --------------
               Net income............  $       66,248  $       53,725  $       48,881
                                       ==============  ==============  ==============
Basic earnings per common share:
     Net Income......................  $         4.11  $         3.30  $         3.07
                                       ==============  ==============  ==============
     Weighted average number of
       shares outstanding............      16,118,661      16,286,161      15,929,548
Diluted earnings per common share:
     Net Income......................  $         4.03  $         3.22  $         2.96
                                       ==============  ==============  ==============
     Weighted average number of
       shares outstanding............      16,422,774      16,706,522      16,515,611

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                             (DOLLARS IN THOUSANDS)

                                         1999       1998       1997
                                       ---------  ---------  ---------
Net Income...........................  $  66,248  $  53,725  $  48,881
                                       ---------  ---------  ---------
Other comprehensive income, net of
  tax:
     Unrealized holding gains
       (losses) on securities
       available for sale arising
       during the year...............    (48,751)    (9,021)    10,346
     Reclassification adjustment for
       (gains) losses on securities
       available for sale included in
       net income....................      3,042     (3,764)      (152)
                                       ---------  ---------  ---------
Comprehensive income.................  $  20,539  $  40,940  $  59,075
                                       =========  =========  =========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                                          ACCUMULATED
                                                                                             OTHER
                                         NUMBER      COMMON                RETAINED      COMPREHENSIVE      TREASURY
                                        OF SHARES     STOCK     SURPLUS    EARNINGS          INCOME          STOCK       TOTAL
                                        ---------    -------    -------    ---------    ----------------    --------    --------
Balances at January 1, 1997..........     10,353     $10,353    $11,935    $ 260,134        $ 11,388        $(10,043)   $283,767
    Net income.......................      --          --         --          48,881         --                --         48,881
    Stock dividends:
         Shares issued...............      2,601      2,601       --          (2,601)        --                --          --
         Cash dividends..............      --          --         --          (4,426)        --                --         (4,426)
    Purchase of treasury stock.......      --          --         --          --             --               (4,491)     (4,491)
    Exercise of stock options........        176        176       1,602       --             --                --          1,778
    Sale of stock....................         66         66       4,934       --             --                --          5,000
    Tax effect of non-qualified stock
      options exercised..............      --          --           541       --             --                --            541
    Other comprehensive income, net
      of tax:
      Net change in unrealized gains
         (losses) on available for
         sale securities, net of
         reclassification
         adjustment..................      --          --         --          --              10,194           --         10,194
                                        ---------    -------    -------    ---------    ----------------    --------    --------
Balances at December 31, 1997........     13,196     $13,196    $19,012    $ 301,988        $ 21,582        $(14,534)   $341,244
                                        =========    =======    =======    =========    ================    ========    ========
    Net income.......................      --          --         --          53,725         --                --         53,725
    Stock dividends:
         Shares issued...............      3,350      3,350       --          (3,350)        --                --          --
         Cash dividends..............      --          --         --         (11,338)        --                --        (11,338)
    Purchase of treasury stock.......      --          --         --          --             --               (4,046)     (4,046)
    Exercise of stock options........        245        245       2,520       --             --                --          2,765
    Tax effect of non-qualified stock
      options exercised..............      --          --           718       --             --                --            718
    Other comprehensive income, net
      of tax:
      Net change in unrealized gains
         (losses) on available for
         sale securities, net of
         reclassification
         adjustment..................      --          --         --          --             (12,785)          --        (12,785)
                                        ---------    -------    -------    ---------    ----------------    --------    --------
Balances at December 31, 1998........     16,791     $16,791    $22,250    $ 341,025        $  8,797        $(18,580)   $370,283
                                        =========    =======    =======    =========    ================    ========    ========
    Net income.......................      --          --         --          66,248         --                --         66,248
    Stock dividends:
         Shares issued...............      4,204      4,204       --          (4,204)        --                --          --
         Cash dividends..............      --          --         --         (17,127)        --                --        (17,127)
    Purchase of treasury stock.......      --          --         --          --             --              (22,156)    (22,156)
    Exercise of stock options........         97         97       1,800       --             --                --          1,897
    Other comprehensive income, net
      of tax:
      Net change in unrealized gains
         (losses) on available for
         sale securities, net of
         reclassification
         adjustment..................      --          --         --          --             (45,709)          --        (45,709)
                                        ---------    -------    -------    ---------    ----------------    --------    --------
Balances at December 31, 1999........     21,092     $21,092    $24,050    $ 385,942        $(36,912)       $(40,736)   $353,436
                                        =========    =======    =======    =========    ================    ========    ========

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                              1999          1998          1997
                                          ------------  ------------  ------------
Operating activities:
    Net income..........................  $     66,248  $     53,725  $     48,881
    Adjustments to reconcile net income
      to net cash provided by operating
      activities:
         Provision for possible loan
           losses.......................         6,379         8,571         7,740
         Recoveries on charged-off
           loans........................         1,389         1,349           997
         Net cost of operations of other
           real estate owned............           509           106           161
         Write down of credit card
           receivables to net realizable
           value........................         2,766       --            --
         Gain on sale of loans..........        (6,449)         (178)         (157)
         Depreciation of bank premises
           and equipment................        11,700        10,388         8,256
         Depreciation and amortization
           of leasing assets............         1,796           948           931
         Accretion of investment
           securities discounts.........       (15,460)      (10,708)       (1,445)
         Amortization of investment
           securities premiums..........        12,611        14,260        10,017
         Realized gain on investment
           securities transactions,
           net..........................           (13)       (3,893)         (484)
         Gain on sale of bank premises
           and equipment................           (45)       (1,715)          (51)
         Deferred tax expense...........         4,372         2,122         1,139
         Increase in accrued interest
           receivable...................        (3,261)         (271)       (7,145)
         (Decrease) increase other
           liabilities..................        (5,287)       11,831        11,537
                                          ------------  ------------  ------------
             Net cash provided by
               operating activities.....        77,255        86,535        80,377
                                          ------------  ------------  ------------
Investing activities:
    Cash acquired in purchase
      transactions......................        20,320       --            102,664
    Proceeds from maturities of
      securities........................         2,350           975         2,660
    Proceeds from sales of available for
      sale securities...................       616,080       541,362       229,287
    Purchases of available for sale
      securities........................    (1,325,652)   (1,967,527)   (1,366,791)
    Principal collected on
      mortgage-backed securities........       676,535       976,706       355,675
    Proceeds from matured time deposits
      with banks........................           684         1,290           198
    Purchases of time deposits with
      banks.............................        (1,188)       (1,076)         (603)
    Net increase in loans...............      (286,548)     (179,350)      (74,620)
    Net (increase) decrease in other
      assets............................      (132,896)       17,787         2,743
    Purchases of bank premises and
      equipment.........................       (18,983)      (19,193)      (24,626)
    Proceeds from sale of bank premises
      and equipment.....................            76         2,573           101
                                          ------------  ------------  ------------
             Net cash used in investing
               activities...............      (449,222)     (626,453)     (773,312)
                                          ------------  ------------  ------------
Financing activities:
    Net increase (decrease) in
      non-interest bearing demand
      deposits..........................  $     84,031  $    (36,125) $     57,137
    Net (decrease) increase in savings
      and interest bearing demand
      deposits..........................       (27,177)      127,649        23,996
    Net increase in time deposits.......        72,848       102,553       141,511
    Net (decrease) increase in federal
      funds purchased and securities
      sold under repurchase
      agreements........................       (11,948)     (342,709)      287,201
    Proceeds from issuance of other
      borrowed funds....................     2,045,000     2,440,000       997,347
    Principal payments on other borrowed
      funds.............................    (1,739,000)   (1,856,000)     (746,347)
    Purchase of treasury stock..........       (22,156)       (4,046)       (4,491)
    Proceeds from stock transactions....         1,897         2,765         6,778
    Payments of cash dividends..........       (17,101)      (11,297)       (4,400)
    Payments of cash dividends in lieu
      of fractional shares..............           (26)          (41)          (26)
                                          ------------  ------------  ------------
             Net cash provided by
               financing activities.....       386,368       422,749       758,706
                                          ------------  ------------  ------------
             Increase (decrease) in cash
               and cash equivalents.....        14,401      (117,169)       65,771
Cash and cash equivalents at beginning
  of year...............................       120,594       237,763       171,992
                                          ------------  ------------  ------------
Cash and cash equivalents at end of
  year..................................  $    134,995  $    120,594  $    237,763
                                          ============  ============  ============
Supplemental cash flow information:
    Interest paid.......................  $    189,137  $    185,402  $    148,825
    Income taxes paid...................        26,753        21,691        23,815
Supplemental schedule of noncash
  investing and financing activities
  relating to various purchase
  transactions:
    Loans acquired......................         4,503  $    --       $    140,112
    Investment securities and other
      assets acquired...................         3,112       --             93,382
    Deposit and other liabilities
      assumed...........................        27,935       --            336,158

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

     The Company, through its bank subsidiaries, is engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The primary markets of the Company are South and Southeast Texas. Each bank subsidiary is very active in facilitating international trade along the United States border with Mexico and elsewhere. Although the Company's loan portfolio is diversified, the ability of the Company's debtors to honor their contracts is primarily dependent upon the economic conditions in the Company's trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain Federal agencies as well as the Texas Department of Banking and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

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

     Mortgage-backed securities held at December 31, 1999 and 1998 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


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

  UNEARNED DISCOUNTS

     Consumer loans are frequently made on a discount basis. The amount of the discount is subsequently included in interest income ratably over the term of the related loans to approximate the effective interest method.

  PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The allowance for possible loan losses is maintained at a level considered adequate by management to provide for potential loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The provision for possible loan losses is the amount which, in the judgment of management, is necessary to establish the allowance for possible loan losses at a level that is adequate to absorb known and inherent risks in the loan portfolio.

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

  INCOME TAXES

     The Company recognizes certain income and expenses in different time periods for financial reporting and income tax purposes. The provision for deferred income taxes is based on the asset and liability method

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


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

  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CONSOLIDATED STATEMENT OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, the Company reports transactions related to deposits with other financial institutions, customer time deposits and loans to customers on a net basis.

  ENVIRONMENTAL REMEDIATION

     Environmental remediation liabilities are accrued when the criteria of SFAS No. 5, "Accounting for Contingencies," have been met.

  ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS

     The Company accounts for transfers and servicing of financial assets and extinguishments of liabilities based on the application of a financial-components approach that focuses on control. After a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

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

(2)  ACQUISITIONS

     Effective February 19, 1999, IBC purchased certain assets and assumed certain liabilities of the Laredo branch of Pacific Southwest Bank, Corpus Christi, Texas. IBC purchased loans of approximately $4,503,000 and assumed deposits of approximately $27,873,000 and received cash and other assets in the amount of approximately $23,432,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $2,525,000 which are being amortized on a straight line basis over a fifteen year period.

     Effective November 5, 1997, University Bank, Houston, Texas a state bank organized under the laws of the state of Texas, was merged with and into IBC. At the date of closing, total assets acquired were approximately $250,978,000. The acquisition was accounted for as a purchase transaction. IBC recorded

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


intangible assets, goodwill and core deposit premium totaling $17,613,000 which are being amortized on a straight line basis over a fifteen year period.

     Effective March 7, 1997, IBC purchased certain assets and assumed certain liabilities of five branches of Bank of America Texas, N.A., Irving, Texas. IBC purchased loans of approximately $381,000 and assumed deposits of approximately $84,834,000 and received cash or other assets in the amount of approximately $84,799,000. The acquisition was accounted for as a purchase transaction. IBC recorded intangible assets, goodwill and core deposit premium totaling $3,705,000 which are being amortized on a straight line basis over a fifteen year period.

(3)  INVESTMENT SECURITIES

     The amortized cost and estimated market value by type of investment security at December 31, 1999 are as follows:

                                                                 HELD TO MATURITY
                                        -------------------------------------------------------------------
                                                         GROSS          GROSS       ESTIMATED
                                        AMORTIZED     UNREALIZED     UNREALIZED       MARKET      CARRYING
                                           COST          GAINS         LOSSES         VALUE         VALUE
                                        ----------    -----------    -----------    ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions.......................     $  321        $--            $    (1)       $  320       $   321
Other securities.....................      2,085         --             --             2,085         2,085
                                        ----------    -----------    -----------    ----------    ---------
     Total investment securities.....     $2,406        $--            $    (1)       $2,405       $ 2,406
                                        ==========    ===========    ===========    ==========    =========

                                                                 AVAILABLE FOR SALE
                                        --------------------------------------------------------------------
                                                         GROSS          GROSS       ESTIMATED
                                        AMORTIZED     UNREALIZED     UNREALIZED       MARKET       CARRYING
                                           COST          GAINS         LOSSES         VALUE         VALUE
                                        ----------    -----------    -----------    ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
U.S. Treasury securities.............   $  261,980     $  --          $   (1,000)   $  260,980    $  260,980
Mortgage-backed securities...........    2,534,461          4,695        (47,193)    2,491,963     2,491,963
Obligations of states and political
  subdivisions.......................      102,210              2        (11,796)       90,416        90,416
Other securities.....................       76,212             45         (2,103)       74,154        74,154
Equity securities....................       75,236            603            (41)       75,798        75,798
                                        ----------    -----------    -----------    ----------    ----------
     Total investment securities.....   $3,050,099     $    5,345     $  (62,133)   $2,993,311    $2,993,311
                                        ==========    ===========    ===========    ==========    ==========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and estimated market value of investment securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                             HELD TO MATURITY               AVAILABLE FOR SALE
                                        --------------------------      --------------------------
                                                        ESTIMATED                       ESTIMATED
                                        AMORTIZED         MARKET        AMORTIZED         MARKET
                                           COST           VALUE            COST           VALUE
                                        ----------      ----------      ----------      ----------
                                                          (DOLLARS IN THOUSANDS)
Due in one year or less..............     $  260          $  260        $      807      $      808
Due after one year through five
  years..............................      1,886           1,885               792             794
Due after five years through ten
years................................        260             260            10,000           9,600
Due after ten years..................      --              --              428,803         414,348
Mortgage-backed securities...........      --              --            2,534,461       2,491,963
Equity securities....................      --              --               75,236          75,798
                                        ----------      ----------      ----------      ----------
     Total investment securities.....     $2,406          $2,405        $3,050,099      $2,993,311
                                        ==========      ==========      ==========      ==========

     The amortized cost and estimated market value by type of investment security at December 31, 1998 are as follows:

                                                               HELD TO MATURITY
                                        --------------------------------------------------------------
                                                       GROSS         GROSS       ESTIMATED
                                        AMORTIZED    UNREALIZED    UNREALIZED     MARKET      CARRYING
                                          COST         GAINS         LOSSES        VALUE       VALUE
                                        ---------    ----------    ----------    ---------    --------
                                                            (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions.......................    $   518       $--           $   (3)      $   515      $  518
Other securities.....................      1,990        --            --            1,990       1,990
                                        ---------    ----------    ----------    ---------    --------
     Total investment securities.....    $ 2,508       $--           $   (3)      $ 2,505      $2,508
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

     The amortized cost and fair market value of investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $2,450,133,000 and $2,405,878,000, respectively, at December 31, 1999.

     Proceeds from the sale of securities available-for-sale were $616,080,000, $541,362,000 and $229,287,000 during 1999, 1998 and 1997, respectively. Gross gains of $2,639,000 and gross losses of $2,626,000 were realized in 1999 primarily from the sale of available-for-sale mortgage-backed securities.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Gross gains and losses of $4,374,000 and $481,000 and $619,000 and $135,000 were realized in 1998 and 1997, respectively.

     The Company maintains the required level of stock at the Federal Home Loan Bank of Dallas, Texas (the "FHLB"). The FHLB stock is included in equity securities and is recorded at cost and totaled $73,808,000 at December 31, 1999.

(4)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

     A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                         1999       1998       1997
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Balance at January 1, 1999...........  $  25,551  $  24,516  $  21,036
                                       ---------  ---------  ---------
     Losses charged to allowance.....     (6,549)    (8,885)    (6,336)
     Recoveries credited to
       allowance.....................      1,389      1,349        997
                                       ---------  ---------  ---------
     Net losses charged to
       allowance.....................     (5,160)    (7,536)    (5,339)
     Provision charged to
       operations....................      6,379      8,571      7,740
                                       ---------  ---------  ---------
     Allowances acquired in purchase
       transactions..................     --         --          1,079
                                       ---------  ---------  ---------
Balance at December 31, 1999.........  $  26,770  $  25,551  $  24,516
                                       =========  =========  =========

     Loans accounted for on a non-accrual basis at December 31, 1999, 1998 and 1997 amounted to $7,662,000, $5,538,000 and $5,742,000, respectively. The effect of such non-accrual loans reduced interest income by $874,000, $708,000 and $602,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

     Impaired loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. The Company has identified these loans through its normal loan review procedures. Impaired loans include (1) all non-accrual loans, (2) loans which are 90 days or more past due, unless they are well secured (i.e. the collateral value is sufficient to cover principal and accrued interest) and are in the process of collection, and (3) other loans which management believes are impaired. Impaired loans are measured based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's impaired loans are measured at the fair value of the collateral. In limited cases the Company may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent.

     Impaired loans were $7,738,000 at December 31, 1999, $8,440,000 at December 31, 1998 and $12,854,000 at December 31, 1997. The average recorded investment in impaired loans during 1999, 1998, and 1997 was $8,028,000, $8,962,000 and
$12,507,000, respectively. The total allowance for possible loan losses related to these loans was $882,000, $1,384,000 and $1,144,000 at December 31, 1999,
1998 and 1997, respectively. Interest income on impaired loans of $371,000, $443,000 and $777,000 was recognized for cash payments received in 1999, 1998 and 1997, respectively.

     Management of the Company recognizes the risks associated with these impaired loans. However, management's decision to place loans in this category does not necessarily mean that the Company expects losses to occur.

     The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial and industrial or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


collection of the loss portion is anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. Generally, unsecured consumer loans are charged-off when 90 days past due.

     While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss, is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 1999 was adequate to absorb possible losses from loans in the portfolio at that date.

(5)  BANK PREMISES AND EQUIPMENT

     A summary of bank premises and equipment, by asset classification, at December 31, 1999 and 1998 were as follows:


                                         ESTIMATED
                                        USEFUL LIVES      1999        1998
                                        ------------   ----------  ----------
                                                       (DOLLARS IN THOUSANDS)
Bank buildings and improvements......   5 - 40 years   $  108,165  $   98,986
Furniture, equipment and vehicles....   1 - 20 years       76,199      67,691
Land.................................                      27,270      25,908
Real estate held for future
  expansion:
Land, building, furniture, fixture
  and equipment......................   7 - 27 years        2,215       2,215
Less: accumulated depreciation.......                     (68,507)    (57,232)
                                                       ----------  ----------
          Bank premises and equipment, net..........   $  145,342  $  137,568
                                                       ==========  ==========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6)  DEPOSITS

     Deposits as of December 31, 1999 and 1998 and related interest expense for the years ended December 31, 1999, 1998 and 1997 were as follows:


                                           1999          1998
                                       ------------  ------------
                                         (DOLLARS IN THOUSANDS)
Deposits:
  Demand -- non-interest bearing
     Domestic........................  $    438,028  $    364,954
     Foreign.........................        61,341        49,458
                                       ------------  ------------
  Total demand non-interest
     bearing.........................       499,369       414,412
                                       ------------  ------------
  Savings and interest bearing demand
     Domestic........................       709,104       729,275
     Foreign.........................       219,351       218,133
                                       ------------  ------------
  Total savings and interest bearing
     demand..........................       928,455       947,408
                                       ------------  ------------
  Time, certificates of deposit
     $100,000 or more
     Domestic........................       469,607       460,946
     Foreign.........................       859,164       746,994
  Less than $100,000
     Domestic........................       472,217       530,732
     Foreign.........................       298,400       269,145
                                       ------------  ------------
  Total time, certificates of
     deposit.........................     2,099,388     2,007,817
                                       ============  ============
  Total deposits.....................  $  3,527,212  $  3,369,637
                                       ============  ============


                                          1999         1998        1997
                                       -----------  ----------  ----------
                                             (DOLLARS IN THOUSANDS)
Interest Expense:
  Savings and interest bearing demand
     Domestic........................  $    21,678  $   21,580  $   17,559
     Foreign.........................        5,504       4,839       4,593
                                       -----------  ----------  ----------
  Total savings and interest bearing
     demand..........................  $    27,182  $   26,419  $   22,152
                                       ===========  ==========  ==========
  Time, certificates of deposit
     $100,000 or more
     Domestic........................  $    22,790  $   24,484  $   19,256
     Foreign.........................       38,497      36,865      32,532
  Less than $100,000
     Domestic........................       24,158      28,746      27,200
     Foreign.........................       12,181      11,728      10,425
                                       -----------  ----------  ----------
  Total time, certificates of
     deposit.........................  $    97,626  $  101,823  $   89,413
                                       ===========  ==========  ==========
  Total interest expense on
     deposits........................  $   124,808  $  128,242  $  111,565
                                       ===========  ==========  ==========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7)  SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

     The Company's bank subsidiaries have entered into repurchase agreements with the FHLB and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $124,276,000, $257,589,000 and $301,511,000 during 1999, 1998 and 1997, respectively, and the maximum amount outstanding at any month end during 1999, 1998 and 1997 was $136,066,000, $518,450,000 and $540,370,000, respectively.

     Further information related to repurchase agreements (securities sold under agreements to repurchase) at December 31, 1999 and 1998 is set forth in the following table:

                                               COLLATERAL SECURITIES              REPURCHASE BORROWING
                                         ---------------------------------    -----------------------------
                                          BOOK VALUE OF    MARKET VALUE OF    BALANCE OF   WEIGHTED AVERAGE
                                         SECURITIES SOLD   SECURITIES SOLD    LIABILITY     INTEREST RATE
                                         ---------------   ---------------    ----------   ----------------
                                                               (DOLLARS IN THOUSANDS)
December 31, 1999 Term:
     Overnight agreements...............    $  37,091         $  36,040        $  21,799         4.65%
     1 to 29 days.......................        8,776             8,173            6,249         4.77%
     30 to 90 days......................       37,370            35,439           34,469         5.03%
     Over 90 days.......................       62,178            57,219           61,235         5.30%
                                         ---------------   ---------------    ----------        -----
          Total.........................    $ 145,415         $ 136,871        $ 123,752         5.09%
                                         ===============   ===============    ==========        =====
December 31, 1998 Term:
     Overnight agreements...............    $  56,172         $  58,802        $  41,130         4.60%
     1 to 29 days.......................       15,416            15,634            6,128         5.11%
     30 to 90 days......................       37,867            38,330           28,211         5.22%
     Over 90 days.......................       89,162            90,412           60,231         4.61%
                                         ---------------   ---------------    ----------        -----
          Total.........................    $ 198,617         $ 203,178        $ 135,700         4.76%
                                         ===============   ===============    ==========        =====

     The book value and market value of securities sold includes the entire book value and market value of securities partially or fully pledged under repurchase agreements.

(8)  OTHER BORROWED FUNDS

     Other borrowed funds at December 31, 1999 and 1998 are $1,330,000,000 and $974,000,000, respectively, of short-term fixed borrowings with the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities. The weighted average interest rate on the short-term fixed borrowings outstanding at December 31, 1999 and 1998 was 5.86% and 5.03%, respectively, and the weighted average interest rate for the year 1999 and 1998 was 5.27% and 5.48%, respectively. The average daily balance on short-term fixed borrowings was $948,446,000 and $633,167,000 during 1999 and 1998, respectively, and the maximum amount outstanding at any month end during 1999 and 1998 was $1,335,000,000 and $1,004,000,000, respectively.

     At December 31, 1999, the Company had a $50,000,000 long-term fixed rate certificate of indebtedness outstanding payable to the FHLB at a ten year Treasury rate minus forty-five basis points, maturing December 8, 2009. At December 31, 1998, the Company had two long-term certificates of indebtedness outstanding, each in the amounts of $50,000,000 payable to the FHLB at a ten year Treasury rate minus forty-five basis points, maturing June 9, 2008 and July 7, 2008. Both certificates were called by the FHLB in 1999. These borrowings are secured by a blanket lien of 1-4 family first lien mortgage loans.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9)  EARNINGS PER SHARE

     Basic EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS at December 31, 1999, 1998, and 1997 is set forth in the following table:

                                          INCOME           SHARES         PER-SHARE
                                        (NUMERATOR)     (DENOMINATOR)      AMOUNT
                                        -----------     -------------     ---------
                                               (DOLLARS IN THOUSANDS, EXCEPT
                                                    PER SHARE AMOUNTS)
December 31, 1999:
Basic EPS
     Income available to common
       stockholders..................     $66,248         16,118,661        $4.11
     Potential dilutive common
       shares........................                        304,113
                                        -----------     -------------
Diluted EPS..........................     $66,248         16,422,774        $4.03
                                        ===========     =============
December 31, 1998:
Basic EPS
     Income available to common
       stockholders..................     $53,725         16,286,161        $3.30
     Potential dilutive common
       shares........................                        420,361
                                        -----------     -------------
Diluted EPS                               $53,725         16,706,522        $3.22
                                        ===========     =============
December 31, 1997:
Basic EPS
     Income available to common
       stockholders..................     $48,881         15,929,548        $3.07
     Potential dilutive common
       shares........................                        586,063
                                        -----------     -------------
Diluted EPS..........................     $48,881         16,515,611        $2.96
                                        ===========     =============

(10)  EMPLOYEES' PROFIT SHARING PLAN

     The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers' and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $1,722,600, $1,546,700 and $1,161,000 were charged to income for the years ended December 31, 1999, 1998, and 1997, respectively.

(11)  INTERNATIONAL OPERATIONS

     The Corporation provides international banking services for its customers through its bank subsidiaries. Neither the Corporation nor its bank subsidiaries have facilities located outside the United States. International operations are distinguished from domestic operations based upon the domicile of the customer.

     Because the resources employed by the Company are common to both international and domestic operations, it is not practical to determine net income generated exclusively from international activities.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of assets attributable to international operations at December 31, 1999 and 1998 are as follows:


                                          1999        1998
                                       ----------  ----------
                                       (DOLLARS IN THOUSANDS)
Loans:
     Commercial......................  $  184,129  $  135,328
     Others..........................      32,503      30,996
                                       ----------  ----------
                                          216,632     166,324
     Less allowance for possible loan
       losses........................      (1,322)     (1,124)
                                       ----------  ----------
          Net loans..................  $  215,310  $  165,200
                                       ==========  ==========
Accrued interest receivable..........  $    1,725  $    1,327
                                       ==========  ==========


     At December 31, 1999, the Company had $6,865,000 in outstanding international commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities which are available to various Mexican banks doing business with the Company.

     Income directly attributable to international operations was $15,317,000, $11,795,000 and $11,821,000 for the years ended December 31, 1999, 1998 and
1997, respectively.

(12)  INCOME TAXES

     The Company files a consolidated U.S. Federal income tax return. The current and deferred portions of income tax expense (benefit) included in the consolidated statements of income are presented below for the years ended December 31:

                                         1999       1998       1997
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Current
     U.S.                              $  32,413  $  22,443  $  23,565
     Foreign.........................        102         55         67
                                       ---------  ---------  ---------
          Total current taxes........     32,515     22,498     23,632
Deferred.............................      4,372      2,122      1,139
                                       ---------  ---------  ---------
          Total income taxes.........  $  36,887  $  24,620  $  24,771
                                       =========  =========  =========

     Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 1999, 1998 and 1997 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:


                                         1999       1998       1997
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Computed expected tax expense........  $  36,097  $  27,416  $  25,846
Change in taxes resulting from:
     Tax-exempt interest income......     (1,397)      (151)      (111)
     Lease financing.................      3,193     (2,309)    (1,397)
     Employee benefits...............     (1,609)    --         --
     Other...........................        603       (336)       433
                                       ---------  ---------  ---------
          Actual tax expense.........  $  36,887  $  24,620  $  24,771
                                       =========  =========  =========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are reflected below:


                                           1999         1998
                                       ------------  ----------
                                        (DOLLARS IN THOUSANDS)
Deferred tax assets:
     Loans receivable, principally
       due to the allowance for
       possible loan losses..........  $      8,561  $    8,042
     Other real estate owned.........           766         516
     Accrued expenses................         1,466       1,286
     Net unrealized losses on
       available for sale investment
       securities....................        19,876      --
     Other...........................           284       1,701
                                       ------------  ----------
     Total deferred tax assets.......        30,953      11,545
Deferred tax liabilities:
     Lease financing receivable......        (8,772)     (4,964)
     Bank premises and equipment,
       principally due to differences
       in depreciation...............        (1,684)     (2,175)
     Net unrealized gains on
       available for sale investment
       securities....................       --           (4,733)
     FHLB stock......................        (2,842)     (2,046)
     Other...........................          (267)       (479)
                                       ------------  ----------
     Total deferred tax
       liabilities...................       (13,565)    (14,397)
                                       ------------  ----------
          Net deferred tax asset
             (liability)               $     17,388  $   (2,852)
                                       ============  ==========


     The Company did not record a valuation allowance against deferred tax assets at December 31, 1999 and 1998 because management has concluded it is more likely than not the Company will have future taxable earnings in excess of future tax deductions.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13)  STOCK OPTIONS

     On April 3, 1996, the Board of Directors adopted the 1996 International Bancshares Corporation Stock Option Plan (the "1996 Plan"). The 1996 Plan replaced the 1987 International Bancshares Corporation Key Contributor Stock Option Plan (the "1987 Plan"). Under the 1987 Plan and the 1996 Plan both qualified incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. The following schedule summarizes the pertinent information (adjusted for stock distributions) with regard to stock options from January 1, 1997 through December 31, 1999 which were granted by the Company under the 1987 Plan or the 1996 Plan.


                                            OPTION PRICE       OPTIONS
                                              PER SHARE      OUTSTANDING
                                           ---------------   -----------
Balance at January 1, 1997..............                         837,386
     Terminated.........................    $6.01 - 24.60        (13,897)
     Granted............................    29.70 - 41.60        440,833
     Exercised..........................    6.01 - 24.60        (176,424)
                                                             -----------
Balance at December 31, 1997............                       1,087,898
     Terminated.........................    $6.83 - 37.82        (40,445)
     Granted............................    38.40 - 39.80         17,813
     Exercised..........................    6.83 - 37.82        (244,753)
                                                             -----------
Balance at December 31, 1998............                         820,513
     Terminated.........................   $15.00 - 43.00        (50,610)
     Granted............................    36.80 - 43.00        193,900
     Exercised..........................    15.74 - 30.23        (96,504)
                                                             -----------
Balance at December 31, 1999............                         867,299
                                                             ===========


     At December 31, 1999 and 1998, 316,698 and 201,419 options were exercisable, respectively, and as of December 31, 1999, 39,622 shares were available for future grants under the 1996 Plan. All options granted under the 1987 Plan and the 1996 Plan had an option price of not less than the fair market value of the Company's common stock at the date of grant and a vesting period of five years.

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                 OPTIONS OUTSTANDING
                       ---------------------------------------       OPTIONS EXERCISABLE
                                       WEIGHTED-                  -------------------------
                                        AVERAGE      WEIGHTED-                    WEIGHTED-
                         NUMBER        REMAINING      AVERAGE        NUMBER        AVERAGE
      RANGE OF         OUTSTANDING    CONTRACTUAL    EXERCISE     EXERCISABLE     EXERCISE
  EXERCISE PRICES      AT 12/31/99       LIFE          PRICE      AT 12/31/99       PRICE
--------------------   -----------    -----------    ---------    ------------    ---------
$16.72..............       5,492        .11 years     $ 16.72          5,492       $ 16.72
15.74...............     212,102        3.5 years       15.74        145,400         15.74
19.44...............         784        4.8 years       19.44         --             19.44
30.23 - 41.60.......     440,833        5.4 years       30.54        162,182         30.54
38.40 - 39.80.......      17,813        7.1 years       38.60          3,624         38.60
36.80 - 43.00.......     190,275        8.3 years       38.13         --             38.13
                       -----------                                ------------
$15.74 - 43.00......     867,299                                     316,698
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

     The fair values of options at date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:
                                         1999       1998       1997
                                       ---------  ---------  ---------
Expected life (years)................          6          6          6
Interest rate........................       5.54%      4.46%      6.62%
Volatility...........................      33.68%     36.40%     30.08%


     The following schedule shows total net income as reported and the pro forma results:

                                                         1999       1998       1997
                                                       ---------  ---------  ---------
Net income...........................     As reported  $  66,248  $  53,725  $  48,881
                                        Pro forma....     64,478     52,123     47,667
Basic earnings.......................     As reported  $    4.11  $    3.30  $    3.07
                                            Pro forma       4.00       3.20       2.99
Diluted earnings.....................     As reported  $    4.03  $    3.22  $    2.96
                                            Pro forma       3.93       3.12       2.89

     The Company has a formal stock repurchase program and as part of the program, the Company occasionally repurchases shares of Common Stock related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders.

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

     The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 1999, 1998 and 1997 and noncancellable lease commitments at December 31, 1999 were not significant.

     Cash of approximately $29,171,000 and $25,434,000 at December 31, 1999 and 1998, respectively, was maintained to satisfy regulatory reserve requirements.

     The Company's lead bank subsidiary has invested in several lease financing transactions. Two of the lease financing transactions have been examined by the Internal Revenue Service ("IRS"). In both transactions, a subsidiary of the lead bank is the owner of a ninety-nine percent (99%) limited partnership interest. The IRS has issued a Notice of Proposed Adjustments to Affected Items of a partnership for one of the transactions and the affected partnership has submitted a Protest contesting the adjustments. The IRS has issued a Notice of Proposed Adjustments to Affected Items of a Partnership for the other transaction and

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


the partnership intends to file a Protest contesting the proposed adjustments. No reliable prediction can be made at this time as to the likely outcome of the Protests; however, if the Protests are decided adversely to the partnerships, all or a portion of the $12 million in tax benefits previously recognized by the Company in connection with these lease financing transactions would be in question.Management currently estimates its exposure to be approximately $4,800,000, which amount has been accrued for and included in income tax expense. Management intends to continue to evaluate the merits of this matter and make appropriate revisions if warranted.

(15)  TRANSACTIONS WITH RELATED PARTIES

     In the ordinary course of business, the Corporation and its subsidiaries make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $39,938,000 and $48,712,000 at December 31, 1999 and 1998, respectively. During
1999, $16,397,000 of new loans were made and repayments totaled $25,171,000.

(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     In the normal course of business, the bank subsidiaries are party to financial instruments with off-balance sheet risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 1999, the following financial instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit.........  $   577,480,000
Credit card lines....................       50,981,000
Letters of credit....................       50,011,000

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

     The bank subsidiaries make commercial, real estate and consumer loans to customers principally located in Webb, Bexar, Hidalgo, Cameron, Starr and Zapata counties in South Texas as well as Matagorda,

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Brazoria, Galveston, Fort Bend, Calhoun, and Harris counties in Southeast Texas. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions in these areas, especially in the real estate and commercial business sectors.

(17)  DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS

     Bank regulatory agencies limit the amount of dividends which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 1999, the aggregate amount legally available to be distributed to the Corporation from bank subsidiaries as dividends was approximately $58,641,000, assuming that each subsidiary bank continues to be classified as "well capitalized" pursuant to the applicable regulations. The restricted capital of the bank subsidiaries was approximately $306,263,000. The undivided profits of the bank subsidiaries was $152,078,000. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Corporation historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, that the Corporation and the bank subsidiaries met all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Corporation and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Corporation or any of the bank subsidiaries as well capitalized.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Corporation's and the bank subsidiaries' actual capital amounts and ratios for 1999 are also presented in the following table:

                                                                                                   TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                        FOR CAPITAL            PROMPT CORRECTIVE
                                                 ACTUAL              ADEQUACY PURPOSES         ACTION PROVISIONS
                                          ---------------------    ----------------------    ----------------------
                                            AMOUNT      RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                                          ----------  ---------    ---------    ---------    ---------    ---------
                                                                   (GREATER     (GREATER     (GREATER     (GREATER
                                                                    THAN OR      THAN OR      THAN OR      THAN OR
                                                                   EQUAL TO)    EQUAL TO)    EQUAL TO)    EQUAL TO)

                                                                   (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1999:
Total Capital (to Risk Weighted Assets):
     Consolidated.......................  $  374,803      14.46%   $ 207,412       8.00%     $ 259,266      10.00%
     International Bank of Commerce,
       Laredo...........................     274,551      12.29      178,752       8.00        223,441      10.00
     International Bank of Commerce,
       Brownsville......................      36,833      19.37       15,211       8.00         19,014      10.00
     International Bank of Commerce,
       Zapata...........................      16,835      27.20        4,951       8.00          6,189      10.00
     Commerce Bank......................      19,705      21.47        7,343       8.00          9,178      10.00
Tier 1 Capital (to Risk Weighted Assets):
     Consolidated.......................  $  347,780      13.41%   $ 103,706       4.00%     $ 155,559       6.00%
     International Bank of Commerce,
       Laredo...........................     251,450      11.25       89,376       4.00        134,064       6.00
     International Bank of Commerce,
       Brownsville......................      34,982      18.40        7,605       4.00         11,408       6.00
     International Bank of Commerce,
       Zapata...........................      16,315      26.36        2,476       4.00          3,713       6.00
     Commerce Bank......................      18,556      20.22        3,671       4.00          5,507       6.00
Tier 1 Capital (to Average Assets):
     Consolidated.......................  $  347,780       6.58%   $ 211,527       4.00%     $ 264,409       5.00%
     International Bank of Commerce,
       Laredo...........................     251,450       5.70      176,321       4.00        220,401       5.00
     International Bank of Commerce,
       Brownsville......................      34,982       8.18       17,110       4.00         21,387       5.00
     International Bank of Commerce,
       Zapata...........................      16,315       8.18        7,983       4.00          9,978       5.00
     Commerce Bank......................      18,556       8.52        8,715       4.00         10,894       5.00

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Corporation's and the bank subsidiaries' actual capital amounts and ratios for 1998 are also presented in the following table:

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

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(18)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 1999 and 1998 are outlined below.

  CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

  TIME DEPOSITS WITH BANKS

     As the contract interest rates are comparable to current market rates, the carrying amount approximates fair market value.

  INVESTMENT SECURITIES

     For investment securities, which include U.S. Treasury securities, obligations of other U.S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are based on quoted market prices or dealer quotes. Fair values are based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. See disclosures of fair value of investment securities in Note 3.

  LOANS

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans as outlined by regulatory reporting guidelines. Each category is segmented into fixed and variable interest rate terms and by performing and non-performing categories.

     For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 1999 and 1998, the carrying amount of fixed rate performing loans was $677,616,000 and $558,386,000, respectively, and the estimated fair value was $673,973,000 and $559,128,000, respectively.

     Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgementally determined using available market and specific borrower information. As of December 31, 1999 and 1998, the net carrying amount of non-performing loans was a reasonable estimate of the fair value.

  DEPOSITS

     The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 1999 and 1998. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 1999 and 1998, the carrying amount of time deposits was $2,099,388,000 and $2,007,817,000, respectively, and the estimated fair value was $2,109,599,000 and $1,996,975,000, respectively.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, OTHER
    BORROWED FUNDS AND SUBORDINATED DEBT

     Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 1999 and 1998.

  COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

     Commitments to extend credit and fund letters of credit are principally at current interest rates and therefore the carrying amount approximates fair value.

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

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(19) INTERNATIONAL BANCSHARES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                            STATEMENTS OF CONDITION
                             (PARENT COMPANY ONLY)
                           DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)


                                          1999        1998
                                       ----------  ----------
               ASSETS
Cash.................................  $      227  $       97
Repurchase agreements................      --           1,600
Other investments....................       8,390      10,708
Notes receivable.....................      42,374      49,925
Investment in subsidiaries...........     292,284     296,422
Other assets.........................      10,196      12,244
                                       ----------  ----------
          Total assets...............     353,471     370,996
                                       ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Other liabilities...............          35         713
                                       ----------  ----------
          Total liabilities..........          35         713
                                       ----------  ----------
Shareholders' equity:
     Common stock....................      21,092      16,791
     Surplus.........................      24,050      22,250
     Retained earnings...............     385,942     341,025
     Accumulated other comprehensive
      income (loss)..................     (36,912)      8,797
                                       ----------  ----------
                                          394,172     388,863
     Less cost of shares in
      treasury.......................     (40,736)    (18,580)
                                       ----------  ----------
          Total shareholders'
             equity..................     353,436     370,283
                                       ----------  ----------
          Total liabilities and
             shareholders' equity....  $  353,471  $  370,996
                                       ==========  ==========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                              STATEMENTS OF INCOME
                             (PARENT COMPANY ONLY)
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)


                                         1999       1998       1997
                                       ---------  ---------  ---------
Income:
     Dividends from subsidiaries.....  $  30,500  $   3,455  $  17,035
     Interest income on notes
       receivable....................      4,463      5,202      6,134
     Interest income on
       investments...................        506        745         36
     Other interest income...........        343        289        307
     Other...........................      1,316     (1,377)     4,517
                                       ---------  ---------  ---------
          Total income...............     37,128      8,314     28,029
                                       ---------  ---------  ---------
Expenses:
     Interest expense on notes
       payable.......................     --         --            142
     Other...........................        382        695        380
                                       ---------  ---------  ---------
          Total expenses.............        382        695        522
                                       ---------  ---------  ---------
          Income before federal
             income taxes and equity
             in undistributed net
             income of
             subsidiaries............     36,746      7,619     27,507
Federal income tax expense...........        873       (277)     1,785
                                       ---------  ---------  ---------
          Income before equity in
             undistributed net income
             of subsidiaries.........     35,873      7,896     25,722
Equity in undistributed net income of
  subsidiaries.......................     30,375     45,829     23,159
                                       ---------  ---------  ---------
          Net income.................  $  66,248  $  53,725  $  48,881
                                       =========  =========  =========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                             (PARENT COMPANY ONLY)
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                 1999        1998        1997
                                              ----------  ----------  ----------
Operating activities:
  Net income................................  $   66,248  $   53,725  $   48,881
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Gain on sale of other real estate....      --          --            (113)
       (Decrease) increase in other
          liabilities.......................        (678)        482         197
       Equity in undistributed net income of
          subsidiaries......................     (30,375)    (45,829)    (23,159)
                                              ----------  ----------  ----------
             Net cash provided by operating
               activities...................      35,195       8,378      25,806
                                              ----------  ----------  ----------
Investing activities:
  Contributions to subsidiaries.............     (10,965)    (11,648)    (18,656)
  Repayment from subsidiaries...............      --          --             166
  Purchase of time deposits with banks......      --          --          (2,900)
  Proceeds from time deposits with banks....      --          --           2,900
  Purchase of repurchase agreement with
     banks..................................      (2,500)     (3,550)     (7,500)
  Proceeds from repurchase agreement with
     banks..................................       4,100       9,450      --
  Purchase of available for sale other
     securities.............................      --         (10,036)     (1,156)
  Principal collected on mortgage-backed
     securities.............................       2,087       1,339      --
  Net decrease in notes receivable..........       7,551       7,284      10,192
  Decrease (increase) in other assets.......       2,048      11,149      (5,364)
  Proceeds from sale of other real estate...      --          --             665
                                              ----------  ----------  ----------
             Net cash provided (used) in
               investing activities.........       2,321       3,988     (21,653)
                                              ----------  ----------  ----------
Financing activities:
  Proceeds from issuance of other borrowed
     funds..................................      --          --           6,333
  Principal payments on notes payable.......      --          --          (8,333)
  Proceeds from stock transactions..........       1,898       2,765       6,778
  Payments of cash dividends................     (17,102)    (11,297)     (4,400)
  Payments of cash dividends in lieu of
     fractional shares......................         (26)        (41)        (26)
  Purchase of treasury stock................     (22,156)     (4,046)     (4,491)
                                              ----------  ----------  ----------
             Net cash used in financing
               activities...................     (37,386)    (12,619)     (4,139)
                                              ----------  ----------  ----------
             Increase (decrease) in cash and
               cash equivalents.............         130        (253)         14
Cash at beginning of year...................          97         350         336
                                              ----------  ----------  ----------
Cash at end of year.........................  $      227  $       97  $      350
                                              ==========  ==========  ==========
Supplemental cash flow information:
  Interest paid.............................  $   --      $   --      $      131

                      INTERNATIONAL BANCSHARES CORPORATION
                             OFFICERS AND DIRECTORS

OFFICERS                                    DIRECTORS

DENNIS E. NIXON                             DENNIS E. NIXON
Chairman of the Board and President         President
                                            International Bank of Commerce
R. DAVID GUERRA
Vice President                              R. DAVID GUERRA
                                            President
LEONARDO SALINAS                            International Bank of Commerce
Vice President                              Branch in McAllen, Texas

EDUARDO J. FARIAS                           LEONARDO SALINAS
Vice President                              Senior Executive Vice President
                                            International Bank of Commerce
RICHARD CAPPS
Vice President                              LESTER AVIGAEL
                                            Retail Merchant
IMELDA NAVARRO                              Chairman of the Board
Treasurer                                   International Bank of Commerce

WILLIAM CUELLAR                             IRVING GREENBLUM
Auditor                                     Retail Merchant

LUISA D. BENAVIDES                          RICHARD E. HAYNES
Secretary                                   Attorney at Law; Real
                                            Estate Investments
MARISA V. SANTOS
Assistant Secretary                         SIOMA NEIMAN
                                            An International Entrepreneur

                                            ANTONIO R. SANCHEZ, JR.
                                            Chairman of the Board of Sanchez
                                            Oil & Gas Corporation;
                                            Investments

                                            PEGGY J. NEWMAN
                                            Investments