Form 10-K, Exhibit 13
period 2000-12-31
INTERNATIONAL BANCSHARES CORP
filed 2001-03-28
CIK 315709

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                                 (CONSOLIDATED)

                            SELECTED FINANCIAL DATA

                                                 AT OR FOR THE YEARS ENDED DECEMBER 31,
                                     --------------------------------------------------------------
                                        2000         1999         1998         1997         1996
                                     ----------   ----------   ----------   ----------   ----------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET

  Assets...........................  $5,860,714   $5,421,804   $4,987,877   $4,517,846   $3,351,231
  Net loans........................   2,212,467    1,876,754    1,589,788    1,420,180    1,214,959
  Deposits.........................   3,744,598    3,527,212    3,369,637    3,175,560    2,662,153
  Other borrowed funds.............   1,432,500    1,380,000    1,074,000      490,000      239,000
  Shareholders' equity.............     416,892      353,436      370,283      341,244      283,767

INCOME STATEMENT

  Interest income..................  $  421,627   $  340,736   $  326,174   $  275,732   $  221,779
  Interest expense.................     251,756      185,205      181,909      145,371      107,372
                                     ----------   ----------   ----------   ----------   ----------
  Net interest income..............     169,871      155,531      144,265      130,361      114,407
  Provision for possible loan
    losses.........................       6,824        6,379        8,571        7,740        6,630
  Non-interest income..............      57,501       60,966       41,698       36,776       30,194
  Non-interest expense.............     111,957      106,983       99,047       85,745       73,457
                                     ----------   ----------   ----------   ----------   ----------
  Income before income taxes.......     108,591      103,135       78,345       73,652       64,514
  Income taxes.....................      33,417       36,887       24,620       24,771       20,164
                                     ----------   ----------   ----------   ----------   ----------
  Net income.......................  $   75,174   $   66,248   $   53,725   $   48,881   $   44,350
                                     ==========   ==========   ==========   ==========   ==========
  Per common share:
    Basic..........................  $     3.51   $     3.03   $     2.44   $     2.28   $     2.08
    Diluted........................  $     3.46   $     2.98   $     2.38   $     2.20   $     2.02
  Cash dividends per share.........  $     1.10   $     1.10   $      .90   $      .50   $      .50

    Note 1: See note 2 of notes to the consolidated financial statements regarding the acquisitions made by International Bancshares Corporation and its subsidiaries in 2000 and 1999.

    Note 2: See note 8 of notes to the consolidated financial statements regarding the other borrowed funds of the Company and its subsidiaries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation (the "Company") on a consolidated basis for the three year period ended December 31, 2000. The Company is a financial holding company with four bank subsidiaries operating in over 100 main banking and branch facilities in South and Southeast Texas, and four non-bank subsidiaries. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

RESULTS OF OPERATIONS

    Net income for 2000 was $75,174,000 or $3.51 per share--basic ($3.46 per share--diluted) compared with $66,248,000 or $3.03 per share--basic ($2.98 per share--diluted) in 1999 and $53,725,000 or $2.44 per share--basic ($2.38 per share--diluted) in 1998.

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

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     2000       1999       1998
                                                   --------   --------   --------
                                                   (DOLLARS IN THOUSANDS, EXCEPT
                                                          PER SHARE DATA)
Reported net income..............................  $75,174    $66,248    $53,725
Amortization of intangible assets................    4,219      3,898      3,936
Income tax adjustment............................     (421)      (309)      (322)
                                                   -------    -------    -------
Income before goodwill charges...................  $78,972    $69,837    $57,339
                                                   =======    =======    =======
Income before goodwill charges per common share:
  Basic..........................................  $  3.69    $  3.20    $  2.60
  Diluted........................................     3.64       3.14       2.54

    Total assets at December 31, 2000 grew 8% to $5,860,714,000 from $5,421,804,000 at December 31, 1999 while net loans increased 18% to $2,212,467,000 at December 31, 2000 from $1,876,754,000 at December 31, 1999.
Deposits at December 31, 2000 were $3,744,598,000, an increase of 6% over the $3,527,212,000 at December 31, 1999, an increase of 5% over the $3,369,637,000 at December 31, 1998. Total assets at December 31, 1999 grew 9% to $5,421,804,000 from $4,987,877,000 at December 31, 1998 while net loans increased 18% to $1,876,574,000 at December 31, 1999 from $1,589,788,000 at
December 31, 1998. The increase in assets and deposits during 2000 reflects growth opportunities in the Company's market through its branch system. The aggregate amount of certificates of indebtedness with the Federal Home Loan Bank of Dallas ("FHLB") increased to $1,432,500,000 at December 31, 2000 from the $1,380,000,000 at December 31, 1999. Certificates of indebtedness and the deposits are used to fund the earning asset base of the Company.

    Net interest income in 2000 increased by $14,340,000, or 9%, over that in 1999. The net yield on average interest earning assets decreased by .08% from 3.38% in 1999 to 3.30% in 2000. The net yield on average interest earning assets increased by .02% in 1999 to 3.38% from 3.36% in 1998 while net interest income increased by $11,266,000 or 8% over 1998. Average interest earning assets increased 12% from $4,600,812,000 in 1999 to $5,147,489,000 in 2000 and a 7%
increase from $4,296,845,000 in 1998 to $4,600,812,000 in 1999 which contributed to the growth in net interest income for 2000 and 1999, respectively. The Company experienced a .78% increase in the yield on average interest earning assets to 8.19% in 2000 from 7.41% in 1999 and a .89% increase was reflected on the rates paid on average interest bearing liabilities to 5.33% in 2000 from 4.44% in 1999. In 1999 a .18% decrease was reflected in the yield on average interest earning assets to 7.41% from 7.59% in 1998 and a .28% decrease on the rates paid on average interest bearing liabilities to 4.44% in 1999 from 4.72% in 1998.

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

    Non-interest income decreased 6% in 2000 to $57,501,000 from $60,966,000 in 1999 which increased 46% over $41,698,000 in 1998. The 2000 decrease and 1999 increase in non-interest income were primarily due to a $6,530,000 gain recognition on the partial sale of credit card receivables recorded in 1999. Excluding the gain related to the sale of the credit card receivables in 1999, the non-interest income would have increased by $3,065,000 in 2000 due to the increases in service charges. The increase in service charges was attributable to the amount of account transaction fees received as a result of the deposit growth, new deposit products and increased collection efforts. Investment securities losses of $4,248,000 were recorded in 2000 compared to gains of $13,000 for 1999. These losses occurred due to a bond program initiated by management in 2000 to reposition a portion of the Company's bond portfolio and take advantage of higher bond yields.

    Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. Non-interest expense includes such items as salaries and wages and employee benefits, net occupancy expenses, equipment expenses and other operating expenses such as FDIC insurance. Non-interest expense increased 5% in 2000 to $111,957,000 from $106,983,000 in 1999 which increased 8% from $99,047,000 in 1998. The 2000 and
1999 increases in non-interest expense increased due to the Company's expanded operations at the bank subsidiaries.

    The efficiency ratio, a measure of non-interest expense to net interest income plus non-interest income was 49.24% for the year ended December 31, 2000, compared to the year ago ratio of 49.42%. The Company's efficiency ratio has been under 53% for each of the last five years, which the Company believes is below national peer group ratios.

    Most of the Company's lending activities involve commercial (domestic and foreign), consumer and real estate mortgage financing. In 2000, the Company's efforts to increase its loan volume resulted in an increase of 21% in average domestic loans and an increase of 29% in average foreign loans for an increase in total average loans of 21% over 1999. The average yield for these loans increased .82% for domestic loans and increased by 1.23% for foreign loans in 2000 as compared to 1999. The Company experienced an increase of 14% in average domestic loans and a 35% increase in average foreign loans in 1999 as compared to 1998. The yield for these loans decreased .46% for domestic loans and decreased by .30% for foreign loans in 1999 as compared to 1998.

    The Company experienced an increase of 6% in average balances of taxable investment securities from $2,762,895,000 for 1999 to $2,932,778,000 for 2000 and a decrease of .33% from $2,771,927,000 for 1998 to $2,762,985,000 for 1999.
The changes reflected during 2000 and 1999 were primarily from the results of continued increases in deposits, repurchase agreements and borrowings, which provide the Company with available funds for investments. The slight decrease in 1999 is primarily from the impact of carrying the available for sale securities at fair value.

    The allowance for possible loan losses increased 15% from $26,770,000 at December 31, 1999 to $30,812,000 at December 31, 2000 and increased 5% from $25,551,000 at December 31, 1998 to $26,770,000 at December 31, 1999. The
provision for possible loan losses charged to expense increased 7% from $6,379,000 in 1999 to $6,824,000 in 2000 and decreased 26% from $8,571,000 in
1998 to $6,379,000 in 1999. The increase in the allowance for possible loan losses was largely due to the increase in the size of the loan portfolio. The allowance for possible loan losses was 1.37% of total loans, net of unearned income, at December 31, 2000 compared to 1.41% at 1999 and 1.58% at 1998. Non-performing assets as a percentage of total loans and total assets were .63% and .24%, respectively, at December 31, 2000, and 1.17% and .41% at December 31, 1999, respectively. Loans accounted for on a non-accrual basis decreased 18% from $7,662,000 at December 31, 1999 to $6,273,000 at
December 31, 2000. As loans are placed on non-accrual status, interest previously accrued and recorded is reversed unless the loan is well secured and in the process of collection. Foreclosed assets decreased 19% from $2,285,000 at December 31, 1999 to $1,854,000 at December 31, 2000. The decreases in the non-performing loans and foreclosed assets were primarily due to improving conditions in the Company's loan portfolio as economic conditions have improved, as well as the sale of foreclosed assets. In 1999, non-accruals increased 38% from $5,538,000 at December 31, 1998 to $7,662,000 at December 31, 1999 and
foreclosed assets decreased 27% from $3,129,000 at December 31, 1998 to $2,285,000 at December 31, 1999.

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

    The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further collection of the portion of the loan so exposed is anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. Generally, unsecured consumer loans are charged off when 90 days past due.

    While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2000 was adequate to absorb possible losses from loans in the portfolio at that date.

    On December 31, 2000, the Company had $5,860,714,000 of consolidated assets of which approximately $278,119,000 or 5% were related to loans outstanding to borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in Mexico be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 2000 is presented below.

                                                                       RELATED
                                                       AMOUNT OF    ALLOWANCE FOR
                                                         LOANS     POSSIBLE LOSSES
                                                       ---------   ---------------
                                                         (DOLLARS IN THOUSANDS)
Secured by certificates of deposit in United States
  banks..............................................  $109,191          $   55
Secured by United States real estate.................    30,336             376
Secured by other United States collateral
  (securities, gold, silver, etc.)...................     9,782             118
Foreign real estate guaranteed under lease
  obligations primarily by U.S. companies............    41,233             367
Direct unsecured Mexican sovereign debt (principally
  former FICORCA debt)...............................     1,074              18
Other (principally Mexico real estate)...............    86,503             897
                                                       --------          ------
                                                       $278,119          $1,831
                                                       ========          ======

    The transactions for the year ended December 31, 2000 in that portion of the allowance for possible loan losses related to Mexican debt were as follows:

                                                           (DOLLARS IN THOUSANDS)
                                                           ----------------------
Balance at January 1, 2000...............................          $1,322
  Charge-offs............................................             (49)
  Recoveries.............................................              49
                                                                   ------
  Net charge-offs........................................               0
  Provision charged to operations........................             509
                                                                   ------
Balance at December 31, 2000.............................          $1,831
                                                                   ======

LIQUIDITY AND CAPITAL RESOURCES

    The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The bank subsidiaries of the Company derive their liquidity largely from deposits of individuals and business entities. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Deposits from persons and entities domiciled in Mexico comprise a significant and stable portion of the deposit base of the Company's bank subsidiaries. Such deposits comprised approximately 42%, 41% and 38% of the Company's bank subsidiaries' total deposits as of December 31, 2000, 1999 and 1998, respectively. Other important funding sources for the Company's bank subsidiaries during 2000 and 1999 have been wholesale liabilities with FHLB, FNMA, FHLMC and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and loans. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

    The gap report thus consists of an inventory of dollar amounts of assets and liabilities that have the potential to mature or reprice within a particular period. The flaw in drawing conclusions about interest rate risk from the gap report is that it takes no account of the probability that potential maturities or repricings of interest-rate-sensitive accounts will occur, or at what relative magnitudes. Because simplicity, rather than utility, is the only virtue of gap analysis, financial institutions increasingly have either abandoned gap analysis or accorded it a distinctly secondary role in managing their interest-rate risk exposure. See page 15 of the Company's Form 10-K for the table that summarizes interest rate sensitive assets and liabilities by their repricing dates at December 31, 2000.

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

    At December 31, 2000, based on these simulations, a rate shift of 200 basis points in interest rates either up or down will not vary earnings by more than 7 percent of projected 2001 after-tax net income. A 200 basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments.

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

    Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in
Note 17 to the Consolidated Financial Statements. At December 31, 2000, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $68,119,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital of the bank subsidiaries was approximately $335,481,000 as of December 31, 2000. The undivided profits of the bank subsidiaries were approximately $187,211,000 as of December 31, 2000.

    As of December 31, 2000, the Company has outstanding $1,432,500,000 in short-term and long-term borrowed funds. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

    The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2000, shareholders' equity was $416,892,000 compared to $353,436,000 at December 31, 1999, an increase of $63,456,000 or 18%. The increase in shareholders equity resulted from the retention of earnings and comprehensive income. Comprehensive income includes unrealized gains or losses on securities held available for sale, net of tax. The net unrealized gains or losses on securities are not included in the calculation of regulatory capital requirements.

    During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly-rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as stockholders' equity less goodwill and certain other intangibles divided by average quarterly assets) was 6.54% at December 31, 2000 and 6.58% at December 31, 1999. The core deposit intangibles and goodwill of $54,795,000 as of December 31, 2000, recorded in connection with financial institution acquisitions of the Company, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

    The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have core capital (Tier 1) of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity less goodwill and certain other intangibles, while total capital consists of core capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 13.23% and 13.41% and risk weighted total capital ratios of 14.29% and 14.46% for December 31, 2000 and 1999, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 17 to notes to Consolidated Financial Statements).

    The Company announced a new formal stock repurchase program on June 22, 1999 and announced it expanded the stock repurchase program on July 16, 1999, January 11, 2000 and on December 21, 2000. Under the stock repurchase program, the Company is authorized to repurchase up to $45,000,000 of its common stock through December 2001. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of March 20, 2001, a total of 781,794 shares were repurchased under this program at a cost of $31,968,000. Stock repurchases are presented quarterly at the Company's Board of Directors meetings and the Board of Directors has stated that the aggregate investment in treasury stock should not exceed $70,000,000. In the past, the board has increased previous caps on treasury stock once they were met, but there are no assurances that an increase of the $70,000,000 cap will occur in the future. As of March 20, 2001, the Company has approximately $52,941,000 invested in treasury shares, which amount has been accumulated since the inception of the Company.

    During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2000 and 1999 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

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

    Factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others, the following possibilities:
(I) changes in local, state, national and international economic conditions,
(II) changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins, (III) changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, banking, tax, securities, insurance and employment laws and regulations, and (IV) the loss of senior management or operating personnel, and (V) increased competition from both within and without the banking industry. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a "fair value hedge," a "cash flow hedge," or a hedge of a foreign currency exposure of a net investment in a foreign operation. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. In June 1999, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company currently does not engage in hedging activities and does not hold any derivative instruments or embedded derivatives. The Company adopted SFAS No. 133 on January 1, 2001 and the adoption did not have any impact on its consolidated financial statements.

    In September 2000, the Financial Accounting Standards Board's issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces the Financial Accounting Standards Board's Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", but carries over most of SFAS No. 125's provisions without change. SFAS No. 140 elaborates on the qualifications necessary for a special-purpose entity, clarifies sales accounting criteria in certain circumstances, refines accounting for collateral, and adds disclosures for collateral, securitizations, and retained interests in securitized assets. This statement should be applied prospectively and is effective for transactions occurring after March 31, 2001. Disclosure requirements of this statement and any changes in accounting for collateral are effective for fiscal years ending after December 15, 2000. The Company has adopted the disclosure requirements and does not expect that the adoption of the remaining provisions of SFAS No. 140 will have a material impact on its consolidated financial statements.

COMMON STOCK AND DIVIDENDS

    The Company had issued and outstanding 21,307,510 shares of $1.00 par value Common Stock held by approximately 2,000 holders of record at March 20, 2001. The book value of the stock at December 31, 2000 was $20.98 per share compared with $17.64 per share, adjusted for stock dividends, one year ago.

    On August 28, 1995, the Common Stock began to trade on the OTC Bulletin Board under the trading symbol IBNC; however, trading in the Common Stock of the Company was not extensive and such trades could not be characterized as amounting to an active trading market. As of March 4, 1998, the Common Stock was listed on the NASDAQ National Market under the trading symbol IBOC.

    The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 1999 and 2000, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2000. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $36.50 per share at March 20, 2001.

                                                                HIGH       LOW
                                                              --------   --------
2000:  First quarter........................................   $35.40     $29.40
       Second quarter.......................................    39.00      30.00
       Third quarter........................................    34.94      30.00
       Fourth quarter.......................................    35.94      30.00

                                                                HIGH       LOW
                                                              --------   --------
1999:  First quarter........................................   $33.44     $27.36
       Second quarter.......................................    34.00      28.32
       Third quarter........................................    38.00      32.95
       Fourth quarter.......................................    38.40      33.27

    The Company paid cash dividends to the shareholders in 2000 of $1.10 per share or $21,040,000 and in 1999 paid cash dividends of $1.10 per share or $17,127,000. In addition, the Company has issued stock dividends during the last five year period as follows:

DATE                                                          STOCK DIVIDEND
----                                                          --------------
May 17, 1996................................................        25%
May 16, 1997................................................        25
May 22, 1998................................................        25
May 20, 1999................................................        25
May 18, 2000................................................        25

    The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from the bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 17 of notes to consolidated financial statements.

RECENT SALES OF UNREGISTERED SECURITIES

    No securities were sold by the Company during the fiscal year ended December 31, 2000 that were not registered under the Securities Act of 1933.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
International Bancshares Corporation:

    We have audited the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

San Antonio, Texas
February 23, 2001

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION

                           DECEMBER 31, 2000 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 2000         1999
                                                              ----------   ----------
                                       ASSETS

Cash and due from banks.....................................  $  125,628   $  121,695
Federal funds sold..........................................         500       13,300
                                                              ----------   ----------
      Total cash and cash equivalents.......................     126,128      134,995
Time deposits with banks....................................       2,471        1,877
Investment securities:
Held to maturity (Market value of $2,220 on December 31,
  2000 and $2,405 on December 31, 1999).....................       2,220        2,406
Available for sale (Amortized cost of $3,126,107 on
  December 31, 2000 and $3,050,099 on December 31, 1999)....   3,096,626    2,993,311
                                                              ----------   ----------
      Total investment securities...........................   3,098,846    2,995,717
Loans:
  Commercial, financial and agricultural....................   1,286,576    1,115,511
  Real estate--mortgage.....................................     287,319      278,819
  Real estate--construction.................................     232,589      129,813
  Consumer..................................................     165,875      171,104
  Foreign...................................................     278,119      216,632
                                                              ----------   ----------
      Total loans...........................................   2,250,478    1,911,879
  Less unearned discounts...................................      (7,199)      (8,355)
                                                              ----------   ----------
      Loans, net of unearned discounts......................   2,243,279    1,903,524
  Less allowance for possible loan losses...................     (30,812)     (26,770)
                                                              ----------   ----------
      Net loans.............................................   2,212,467    1,876,754
Bank premises and equipment, net............................     155,523      145,342
Accrued interest receivable.................................      40,159       34,827
Other investments...........................................     132,848      130,089
Intangible assets...........................................      55,580       43,598
Other assets................................................      36,692       58,605
                                                              ----------   ----------
      Total assets..........................................  $5,860,714   $5,421,804
                                                              ==========   ==========

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
    Demand--non-interest bearing............................     573,681   $  499,369
    Savings and interest bearing demand.....................     913,894      928,455
    Time....................................................   2,257,023    2,099,388
                                                              ----------   ----------
      Total deposits........................................   3,744,598    3,527,212
  Securities sold under repurchase agreements...............     230,108      123,752
  Other borrowed funds......................................   1,432,500    1,380,000
  Other liabilities.........................................      36,616       37,404
                                                              ----------   ----------
      Total liabilities.....................................   5,443,822    5,068,368
                                                              ----------   ----------
Shareholders' equity:
  Common stock of $1.00 par value. Authorized 40,000,000
    shares; issued 26,481,211 shares in 2000 and 21,091,754
    shares in 1999..........................................      26,481       21,092
  Surplus...................................................      25,933       24,050
  Retained earnings.........................................     434,796      385,942
  Accumulated other comprehensive loss......................     (19,163)     (36,912)
                                                              ----------   ----------
                                                                 468,047      394,172
  Less cost of shares in treasury, 5,139,863 shares in 2000
    and 3,851,844 shares in 1999............................     (51,155)     (40,736)
                                                              ----------   ----------
      Total shareholders' equity............................     416,892      353,436
                                                              ----------   ----------
      Total liabilities and shareholders' equity............  $5,860,714   $5,421,804
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 2000          1999          1998
                                                              -----------   -----------   -----------
Interest income:
  Loans, including fees.....................................  $   212,522   $   160,105   $   145,016
  Time deposits with banks..................................          157           104            89
  Federal funds sold........................................          929           710         1,462
  Investment securities:
    Taxable.................................................      202,579       175,042       179,030
    Tax-exempt                                                      5,119         4,432           241
  Other.....................................................          321           343           336
                                                              -----------   -----------   -----------
      Total interest income.................................      421,627       340,736       326,174
                                                              -----------   -----------   -----------
Interest expense:
  Savings and interest bearing demand deposits..............       27,945        27,182        26,419
  Time deposits.............................................      120,743        97,626       101,823
  Federal funds purchased and securities sold under
    repurchase agreements...................................        8,160         6,047        13,396
  Other borrowings..........................................       94,908        54,340        39,969
  Other.....................................................           --            10           302
                                                              -----------   -----------   -----------
      Total interest expense................................      251,756       185,205       181,909
                                                              -----------   -----------   -----------
      Net interest income...................................      169,871       155,531       144,265
Provision for possible loan losses..........................        6,824         6,379         8,571
                                                              -----------   -----------   -----------
      Net interest income after provision for possible loan
        losses..............................................      163,047       149,152       135,694
                                                              -----------   -----------   -----------
Non-interest income:
  Service charges on deposit accounts.......................       35,348        30,629        21,679
  Other service charges, commissions and fees...............        8,423         9,129         9,352
  Investment securities transactions, net...................       (4,248)           13         3,893
  Other investments.........................................        7,646         6,441        (1,391)
  Gain on sale of loans.....................................           51         6,449           178
  Other income..............................................       10,281         8,305         7,987
                                                              -----------   -----------   -----------
      Total non-interest income.............................       57,501        60,966        41,698
                                                              -----------   -----------   -----------
Non-interest expense:
  Employee compensation and benefits........................       47,900        42,857        39,733
  Occupancy.................................................        9,204         7,537         7,675
  Depreciation of bank premises and equipment...............       12,220        11,700        10,388
  Professional fees.........................................        4,565         4,953         3,461
  Stationery and supplies...................................        3,268         3,157         3,186
  Amortization of intangible assets.........................        4,219         3,898         3,936
  Other.....................................................       30,581        32,881        30,668
                                                              -----------   -----------   -----------
      Total non-interest expense............................      111,957       106,983        99,047
                                                              -----------   -----------   -----------
      Income before income taxes............................      108,591       103,135        78,345
Income taxes................................................       33,417        36,887        24,620
                                                              -----------   -----------   -----------
      Net income............................................  $    75,174   $    66,248   $    53,725
                                                              ===========   ===========   ===========
Basic earnings per common share:
  Net Income................................................  $      3.51   $      3.03   $      2.44
                                                              ===========   ===========   ===========
  Weighted average number of shares outstanding.............   21,428,764    21,828,496    22,055,944
Diluted earnings per common share:
  Net Income................................................  $      3.46   $      2.98   $      2.38
                                                              ===========   ===========   ===========
  Weighted average number of shares outstanding.............   21,699,549    22,208,637    22,581,395

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                 YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                             (DOLLARS IN THOUSANDS)

                                                                2000       1999       1998
                                                              --------   --------   --------
Net Income..................................................  $75,174    $ 66,248   $53,725
                                                              -------    --------   -------
Other comprehensive income, net of tax:
  Unrealized holding gains (losses) on securities available
    for sale arising during the year........................   11,902     (48,751)   (9,021)
  Reclassification adjustment for (gains) losses on
    securities available for sale included in net income....    5,847       3,042    (3,764)
                                                              -------    --------   -------
Comprehensive income........................................  $92,923    $ 20,539   $40,940
                                                              =======    ========   =======

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                 (IN THOUSANDS)

                                                                                             ACCUMULATED
                                                                                                OTHER
                                                NUMBER      COMMON               RETAINED   COMPREHENSIVE    TREASURY
                                               OF SHARES    STOCK     SURPLUS    EARNINGS       INCOME        STOCK      TOTAL
                                               ---------   --------   --------   --------   --------------   --------   --------
Balances at January 1, 1998..................   13,196     $13,196    $19,012    $301,988      $ 21,582      $(14,534)  $341,244
  Net income.................................       --          --         --     53,725             --           --      53,725
  Stock dividends:
    Shares issued............................    3,350       3,350         --     (3,350)            --           --          --
    Cash dividends...........................       --          --         --    (11,338)            --           --     (11,338)
  Purchase of treasury stock.................       --          --         --         --             --       (4,046)     (4,046)
  Exercise of stock options..................      245         245      2,520         --             --           --       2,765
  Tax effect of non-qualified stock options
    exercised................................       --          --        718         --             --           --         718
  Other comprehensive income, net of tax:
    Net change in unrealized gains (losses)
      on available for sale securities, net
      of reclassification adjustment.........       --          --         --         --        (12,785)          --     (12,785)
                                                ------     -------    -------    --------      --------      --------   --------
Balances at December 31, 1998................   16,791     $16,791    $22,250    $341,025      $  8,797      $(18,580)  $370,283
                                                ======     =======    =======    ========      ========      ========   ========
  Net income.................................       --          --         --     66,248             --           --      66,248
  Stock dividends:
    Shares issued............................    4,204       4,204         --     (4,204)            --           --          --
    Cash dividends...........................       --          --         --    (17,127)            --           --     (17,127)
  Purchase of treasury stock.................       --          --         --         --             --      (22,156)    (22,156)
  Exercise of stock options..................       97          97      1,800         --             --           --       1,897
  Other comprehensive income, net of tax:
    Net change in unrealized gains (losses)
      on available for sale securities, net
      of reclassification adjustment.........       --          --         --         --        (45,709)          --     (45,709)
                                                ------     -------    -------    --------      --------      --------   --------
Balances at December 31, 1999................   21,092     $21,092    $24,050    $385,942      $(36,912)     $(40,736)  $353,436
                                                ======     =======    =======    ========      ========      ========   ========
  Net income.................................       --          --         --     75,174             --           --      75,174
  Stock dividends:
    Shares issued............................    5,280       5,280         --     (5,280)            --           --          --
    Cash dividends...........................       --          --         --    (21,040)            --           --     (21,040)
  Purchase of treasury stock.................       --          --         --         --             --      (10,419)    (10,419)
  Exercise of stock options..................      109         109      1,883         --             --           --       1,992
  Other comprehensive income, net of tax:
    Net change in unrealized gains (losses)
      on available for sale securities, net
      of reclassification adjustment.........       --          --         --         --         17,749           --      17,749
                                                ------     -------    -------    --------      --------      --------   --------
Balances at December 31, 2000................   26,481     $26,481    $25,933    $434,796      $(19,163)     $(51,155)  $416,892
                                                ======     =======    =======    ========      ========      ========   ========

          See accompanying notes to consolidated financial statements.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                             (DOLLARS IN THOUSANDS)

                                                                 2000          1999          1998
                                                              -----------   -----------   -----------
Operating activities:
  Net income................................................  $    75,174   $    66,248   $    53,725
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Provision for possible loan losses......................        6,824         6,379         8,571
    Recoveries on charged-off loans.........................          900         1,389         1,349
    Net cost of operations of other real estate owned.......           36           509           106
    Write down of credit card receivables to net realizable
      value.................................................           --         2,766            --
    Gain on sale of loans...................................          (51)       (6,449)         (178)
    Depreciation of bank premises and equipment.............       12,220        11,700        10,388
    Depreciation and amortization of leasing assets.........        1,747         1,796           948
    Accretion of investment securities discounts............      (18,371)      (15,460)      (10,708)
    Amortization of investment securities premiums..........       10,313        12,611        14,260
    Realized loss (gain) on investment securities
      transactions, net.....................................        4,248           (13)       (3,893)
    Gain on sale of bank premises and equipment.............         (171)          (45)       (1,715)
    Deferred tax expense....................................        7,592         4,372         2,122
    Increase in accrued interest receivable.................       (5,332)       (3,261)         (271)
    (Decrease) increase other liabilities...................         (788)       (5,287)       11,831
                                                              -----------   -----------   -----------
      Net cash provided by operating activities.............       94,341        77,255        86,535
                                                              -----------   -----------   -----------
Investing activities:
  Cash acquired in purchase transactions....................           --        20,320            --
  Proceeds from maturities of securities....................        1,572         2,350           975
  Proceeds from sales of available for sale securities......      163,085       616,080       541,362
  Purchases of available for sale securities................     (599,926)   (1,325,652)   (1,967,527)
  Principal collected on mortgage-backed securities.........      353,699       676,535       976,706
  Proceeds from matured time deposits with banks............        1,184           684         1,290
  Purchases of time deposits with banks.....................       (1,778)       (1,188)       (1,076)
  Net increase in loans.....................................     (343,386)     (286,548)     (179,350)
  Net (increase) decrease in other assets...................       (2,203)     (132,896)       17,787
  Purchases of bank premises and equipment..................      (22,676)      (18,983)      (19,193)
  Proceeds from sale of bank premise and equipment..........          446            76         2,573
                                                              -----------   -----------   -----------
      Net cash used in investing activities.................     (449,983)     (449,222)     (626,453)
                                                              -----------   -----------   -----------
Financing activities:
  Net increase (decrease) in non-interest bearing demand
    deposits................................................       74,312        84,031       (36,125)
  Net (decrease) increase in savings and interest bearing
    demand deposits.........................................      (14,561)      (27,177)      127,649
  Net increase in time deposits.............................      157,635        72,848       102,553
  Net increase (decrease) in federal funds purchased and
    securities sold under repurchase agreements.............      106,356       (11,948)     (342,709)
  Proceeds from issuance of other borrowed funds............    2,365,500     2,045,000     2,440,000
  Principal payments on other borrowed funds................   (2,313,000)   (1,739,000)   (1,856,000)
  Purchase of treasury stock................................      (10,419)      (22,156)       (4,046)
  Proceeds from stock transactions..........................        1,992         1,897         2,765
  Payments of cash dividends................................      (21,016)      (17,101)      (11,297)
  Payments of cash dividends in lieu of fractional shares...          (24)          (26)          (41)
                                                              -----------   -----------   -----------
      Net cash provided by financing activities.............      346,775       386,368       422,749
                                                              -----------   -----------   -----------
(Decrease) increase in cash and cash equivalents............       (8,867)       14,401      (117,169)
Cash and cash equivalents at beginning of year..............      134,995       120,594       237,763
                                                              -----------   -----------   -----------
Cash and cash equivalents at end of year....................  $   126,128   $   134,995   $   120,594
                                                              ===========   ===========   ===========
Supplemental cash flow information:
  Interest paid.............................................  $   247,699   $   189,137   $   185,402
  Income taxes paid.........................................       26,520        26,753        21,691
Supplemental schedule of noncash investing and financing
  activities relating to various purchase transactions:
  Loans acquired............................................  $        --   $     4,503   $        --
  Investment securities and other assets acquired...........           --         3,112            --
  Deposit and other liabilities assumed.....................           --        27,935            --

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

    The Company, through its subsidiaries, is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The primary markets of the Company are South and Southeast Texas. Each bank subsidiary is very active in facilitating international trade along the United States border with Mexico and elsewhere. Although the Company's loan portfolio is diversified, the ability of the Company's debtors to honor their contracts is primarily dependent upon the economic conditions in the Company's trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain Federal agencies as well as the Texas Department of Banking and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

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

INVESTMENT SECURITIES

    The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities classified as "held-to-maturity" are carried at amortized cost for financial statement reporting, while securities classified as "available-for-sale" and "trading" are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and as a separate component of shareholders' equity until realized. The Company did not maintain any trading securities during the three year period ending December 31, 2000.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Mortgage-backed securities held at December 31, 2000 and 1999 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans adjusted for anticipated prepayments. Income recognized under the straight-line method is not materially different from income that would be recognized under the level yield or "interest method". Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

NON-ACCRUAL LOANS

    The non-accrual loan policy of the Company's bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be uncollectible. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the creditor's financial condition warrants reestablishment of interest accruals.

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

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BANK PREMISES AND EQUIPMENT

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

NET INCOME PER SHARE

    Per share amounts are computed in accordance with SFAS No. 128, "Earnings per Share." Basic EPS is calculated by dividing net income available to common shareholders, by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations if dilutive, using the treasury stock method.

ACQUISITIONS AND AMORTIZATION OF INTANGIBLES

    Operations of companies acquired in purchase transactions are included in the consolidated statements of income from the respective dates of acquisition. The excess of the purchase price over net identifiable assets acquired (goodwill) and core deposit intangibles are included in other assets and are being amortized over varying lives not exceeding 15 years.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and the carrying value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONSOLIDATED STATEMENT OF CASH FLOWS

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

COMPREHENSIVE INCOME

    The Company reports comprehensive income in accordance with SFAS No. 130. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

    The Company applies the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in determining it's reportable segments and related disclosures. Management of the Company believes that it does not have separate reportable operating segments under the provision of SFAS No. 131.

(2) ACQUISITIONS

    Effective February 16, 2001, IBC acquired the assets of First Equity Corporation, an Austin-based mortgage banker. The acquisition was accounted for as a purchase transaction. In connection with the acquisition, IBC recorded goodwill totaling $5,304,000 which is being amortized on a straight line basis over a fifteen year period.

    Effective October 2, 2000, the Company purchased a controlling interest in the GulfStar Group, a Houston-based investment banking firm serving middle-market corporations primarily in Texas. The acquisition was accounted for as a purchase transaction. In connection with the acquisition, the Company recorded goodwill totaling $13,199,000 which is being amortized on a straight line basis over a fifteen year period.

    During 2000, IBC established an insurance subsidiary and acquired the assets of two insurance agencies in Texas. The acquisitions were accounted for as a purchase transaction. In connection with the acquisitions, IBC recorded goodwill totaling $3,003,000 which is being amortized on a straight line basis over a fifteen year period.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(2) ACQUISITIONS (CONTINUED)
    Effective February 19, 1999, IBC purchased certain assets and assumed certain liabilities of the Laredo branch of Pacific Southwest Bank, Corpus Christi, Texas. IBC purchased loans of approximately $4,503,000 and assumed deposits of approximately $27,873,000 and received cash and other assets in the amount of approximately $23,432,000. The acquisition was accounted for as a purchase transaction. IBC recorded core deposit premium totaling $2,525,000 which is being amortized on a straight line basis over a fifteen year period.

(3) INVESTMENT SECURITIES

    The amortized cost and estimated market value by type of investment security at December 31, 2000 are as follows:

                                                               HELD TO MATURITY
                                        --------------------------------------------------------------
                                                       GROSS        GROSS      ESTIMATED
                                        AMORTIZED    UNREALIZED   UNREALIZED     MARKET      CARRYING
                                           COST        GAINS        LOSSES       VALUE        VALUE
                                        ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions........................  $       60     $    --     $           $       60   $       60
Other securities......................       2,160          --           --         2,160        2,160
                                        ----------     -------     --------    ----------   ----------
Total investment securities...........  $    2,220     $    --     $           $    2,220   $    2,220
                                        ==========     =======     ========    ==========   ==========

                                                              AVAILABLE FOR SALE
                                        --------------------------------------------------------------
                                                       GROSS        GROSS      ESTIMATED
                                        AMORTIZED    UNREALIZED   UNREALIZED     MARKET      CARRYING
                                           COST        GAINS        LOSSES       VALUE        VALUE
                                        ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
U.S. Treasury securities..............  $  278,885     $    --     $(34,074)   $  244,811   $  244,811
Mortgage-backed securities............   2,565,642      19,895       (2,214)    2,583,323    2,583,323
Obligations of states and political
  subdivisions........................     102,388           2       (5,599)       96,791       96,791
Other securities......................      93,232          --       (7,509)       85,723       85,723
Equity securities.....................      85,960         108          (90)       85,978       85,978
                                        ----------     -------     --------    ----------   ----------
Total investment securities...........  $3,126,107     $20,005     $(49,486)   $3,096,626   $3,096,626
                                        ==========     =======     ========    ==========   ==========

    The amortized cost and estimated market value of investment securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                      HELD TO MATURITY        AVAILABLE FOR SALE
                                                    ---------------------   -----------------------
                                                                ESTIMATED                ESTIMATED
                                                    AMORTIZED    MARKET     AMORTIZED      MARKET
                                                      COST        VALUE        COST        VALUE
                                                    ---------   ---------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS)
Due in one year or less...........................   $1,610      $1,610     $      743   $      743
Due after one year through five years.............      485         485            537          530
Due after five years through ten years............      125         125         20,000       19,900
Due after ten years...............................       --          --        453,225      406,152
Mortgage-backed securities........................       --          --      2,565,642    2,583,323
Equity securities.................................       --          --         85,960       85,978
                                                     ------      ------     ----------   ----------
Total investment securities.......................   $2,220      $2,220     $3,126,107   $3,096,626
                                                     ======      ======     ==========   ==========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(3) INVESTMENT SECURITIES (CONTINUED)
    The amortized cost and estimated market value by type of investment security at December 31, 1999 are as follows:

                                                               HELD TO MATURITY
                                        --------------------------------------------------------------
                                                       GROSS        GROSS      ESTIMATED
                                        AMORTIZED    UNREALIZED   UNREALIZED     MARKET      CARRYING
                                           COST        GAINS        LOSSES       VALUE        VALUE
                                        ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions........................  $      321     $   --      $     (1)   $      320   $      321
Other securities......................       2,085         --            --         2,085        2,085
                                        ----------     ------      --------    ----------   ----------
Total investment securities...........  $    2,406     $   --      $     (1)   $    2,405   $    2,406
                                        ==========     ======      ========    ==========   ==========

                                                              AVAILABLE FOR SALE
                                        --------------------------------------------------------------
                                                       GROSS        GROSS      ESTIMATED
                                        AMORTIZED    UNREALIZED   UNREALIZED     MARKET      CARRYING
                                           COST        GAINS        LOSSES       VALUE        VALUE
                                        ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
U.S. Treasury securities..............  $  261,980     $   --      $ (1,000)   $  260,980   $  260,980
Mortgage-backed securities............   2,534,461      4,695       (47,193)    2,491,963    2,491,963
Obligations of states and political
  subdivisions........................     102,210          2       (11,796)       90,416       90,416
Other securities......................      76,212         45        (2,103)       74,154       74,154
Equity securities.....................      75,236        603           (41)       75,798       75,798
                                        ----------     ------      --------    ----------   ----------
Total investment securities...........  $3,050,099     $5,345      $(62,133)   $2,993,311   $2,993,311
                                        ==========     ======      ========    ==========   ==========

    Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac") and the Federal National Mortgage Association ("Fannie Mae").

    The amortized cost and fair market value of investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $2,190,700,000 and $2,172,637,000, respectively, at December 31, 2000.

    Proceeds from the sale of securities available-for-sale were $163,085,000, $616,080,000 and $541,362,000 during 2000, 1999 and 1998, respectively. Gross gains of $434,000 and gross losses of $4,682,000 were realized in 2000 primarily from the sale of available-for-sale mortgage-backed securities. Gross gains and losses of $2,639,000 and $2,626,000 and $4,374,000 and $481,000 were realized in
1999 and 1998, respectively.

    The Company maintains the required level of stock at the Federal Home Loan Bank of Dallas, Texas (the "FHLB"). The FHLB stock is included in equity securities and is recorded at cost and totaled $85,550,000 at December 31, 2000.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(4) ALLOWANCE FOR POSSIBLE LOAN LOSSES

    A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Balance at January 1, 2000..................................  $26,770    $25,551    $24,516
                                                              -------    -------    -------
  Losses charged to allowance...............................   (3,682)    (6,549)    (8,885)
  Recoveries credited to allowance..........................      900      1,389      1,349
                                                              -------    -------    -------
  Net losses charged to allowance...........................   (2,782)    (5,160)    (7,536)
  Provision charged to operations...........................    6,824      6,379      8,571
                                                              -------    -------    -------
Balance at December 31, 2000                                  $30,812    $26,770    $25,551
                                                              =======    =======    =======

    Loans accounted for on a non-accrual basis at December 31, 2000, 1999 and 1998 amounted to $6,273,000, $7,662,000 and $5,538,000, respectively. The effect of such non-accrual loans reduced interest income by $842,000, $874,000 and $708,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

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

    Impaired loans were $5,226,000 at December 31, 2000, $7,738,000 at December 31, 1999 and $8,440,000 at December 31, 1998. The average recorded investment in impaired loans during 2000, 1999, and 1998 was $6,064,000, $8,028,000 and $8,962,000, respectively. The total allowance for possible loan losses related to these loans was $1,722,000, $882,000 and $1,384,000 at December 31, 2000, 1999 and 1998, respectively. Interest income on impaired loans of $279,000, $371,000 and $443,000 was recognized for cash payments received in 2000, 1999 and 1998, respectively.

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

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(4) ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)
    While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2000 was adequate to absorb possible losses from loans in the portfolio at that date.

(5) BANK PREMISES AND EQUIPMENT

    A summary of bank premises and equipment, by asset classification, at December 31, 2000 and 1999 were as follows:

                                                              ESTIMATED
                                                             USEFUL LIVES     2000         1999
                                                             ------------  ----------   ----------
                                                                           (DOLLARS IN THOUSANDS)
Bank buildings and improvements............................  5 - 40 years   $119,682     $108,165
Furniture, equipment and vehicles..........................  1 - 20 years     86,758       76,199
Land.......................................................                   27,499       27,270
Real estate held for future expansion:
  Land, building, furniture, fixture and equipment.........  7 - 27 years      1,174        2,215
Less: accumulated depreciation.............................                  (79,590)     (68,507)
                                                                            --------     --------
    Bank premises and equipment, net.......................                 $155,523     $145,342
                                                                            ========     ========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(6) DEPOSITS

    Deposits as of December 31, 2000 and 1999 and related interest expense for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                                 2000         1999
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Deposits:
  Demand--non-interest bearing
      Domestic..............................................  $  503,863   $  438,028
      Foreign...............................................      69,818       61,341
                                                              ----------   ----------
  Total demand non-interest bearing                              573,681      499,369
                                                              ----------   ----------
  Savings and interest bearing demand
      Domestic..............................................     692,513      709,104
      Foreign...............................................     221,381      219,351
                                                              ----------   ----------
  Total savings and interest bearing demand.................     913,894      928,455
                                                              ----------   ----------
  Time, certificates of deposit
    $100,000 or more
      Domestic..............................................     504,293      469,607
      Foreign...............................................     961,902      859,164
  Less than $100,000
      Domestic..............................................     464,290      472,217
      Foreign...............................................     326,538      298,400
                                                              ----------   ----------
  Total time, certificates of deposit.......................   2,257,023    2,099,388
                                                              ----------   ----------
  Total deposits............................................  $3,744,598   $3,527,212
                                                              ==========   ==========

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Interest Expense:
  Savings and interest bearing demand
      Domestic..............................................  $ 21,756   $ 21,678   $ 21,580
      Foreign...............................................     6,189      5,504      4,839
                                                              --------   --------   --------
  Total savings and interest bearing demand.................    27,945     27,182     26,419
                                                              --------   --------   --------
  Time, certificates of deposit
    $100,000 or more
      Domestic..............................................    28,359     22,790     24,484
      Foreign...............................................    51,675     38,497     36,865
  Less than $100,000
      Domestic..............................................    24,756     24,158     28,746
      Foreign...............................................    15,953     12,181     11,728
                                                              --------   --------   --------
  Total time, certificates of deposit.......................   120,743     97,626    101,823
                                                              --------   --------   --------
  Total interest expense on deposits........................  $148,688   $124,808   $128,242
                                                              ========   ========   ========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(7) SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

    The Company's bank subsidiaries have entered into repurchase agreements with the FHLB and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $145,096,000, $124,276,000 and $257,589,000 during 2000, 1999 and 1998, respectively, and the maximum amount outstanding at any month end during 2000, 1999 and 1998 was $231,663,000, $136,066,000 and $518,450,000, respectively.

    Further information related to repurchase agreements at December 31, 2000 and 1999 is set forth in the following table:

                                                COLLATERAL SECURITIES             REPURCHASE BORROWING
                                          ---------------------------------   -----------------------------
                                           BOOK VALUE OF    MARKET VALUE OF   BALANCE OF   WEIGHTED AVERAGE
                                          SECURITIES SOLD   SECURITIES SOLD   LIABILITY     INTEREST RATE
                                          ---------------   ---------------   ----------   ----------------
                                                               (DOLLARS IN THOUSANDS)
December 31, 2000 Term:
  Overnight agreements..................       $ 16,214        $ 16,252        $  8,161          5.70%
  1 to 29 days..........................         36,400          36,381          29,664          6.15%
  30 to 90 days.........................         75,938          76,129          50,072          6.17%
  Over 90 days                                  173,224         175,514         142,211          5.87%
                                               --------        --------        --------         -----
  Total.................................       $301,776        $304,276        $230,108          5.96%
                                               ========        ========        ========         =====
December 31, 1999 Term:
  Overnight agreements..................       $ 37,091        $ 36,040        $ 21,799          4.65%
  1 to 29 days..........................          8,776           8,173           6,249          4.77%
  30 to 90 days.........................         37,370          35,439          34,469          5.03%
  Over 90 days..........................         62,178          57,219          61,235          5.30%
                                               --------        --------        --------         -----
  Total.................................       $145,415        $136,871        $123,752          5.09%
                                               ========        ========        ========         =====

    The book value and market value of securities sold includes the entire book value and market value of securities partially or fully pledged under repurchase agreements.

(8) OTHER BORROWED FUNDS

    Other borrowed funds at December 31, 2000 and 1999 were $1,232,500,000 and $1,330,000,000, respectively, of short-term fixed borrowings with the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities. The weighted average interest rate on the short-term fixed borrowings outstanding at December 31, 2000 and 1999 was 6.56% and 5.86%, respectively, and the weighted average interest rate for the year 2000 and 1999 was 6.46% and 5.27%, respectively. The average daily balance on short-term fixed borrowings was $1,396,537,000 and $948,446,000 during 2000 and 1999, respectively, and the maximum amount outstanding at any month end during 2000 and 1999 was $1,609,000,000 and $1,335,000,000, respectively.

    At December 31, 2000, the Company had a $200,000,000 long-term certificate of indebtedness outstanding payable to the FHLB at a three month Libor rate minus ten basis points which resets quarterly, maturing October 18, 2002. At December 31, 1999, the Company had a $50,000,000 long-term fixed rate certificate of indebtedness outstanding payable to the FHLB at a ten year Treasury rate minus forty-five basis points, maturing December 8, 2009. These borrowings are secured by a blanket lien of 1-4 family first lien mortgage loans.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(9) EARNINGS PER SHARE

    Basic EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS at December 31, 2000, 1999, and 1998 is set forth in the following table:

                                                              INCOME         SHARES       PER-SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                           AMOUNTS)
December 31, 2000:
Basic EPS
  Income available to common stockholders.................    $75,174       21,428,764      $3.51
  Potential dilutive common shares........................                     270,785
                                                              -------       ----------
Diluted EPS...............................................    $75,174       21,699,549      $3.46
                                                              =======       ==========
December 31, 1999:
Basic EPS
  Income available to common stockholders.................    $66,248       21,828,496      $3.03
  Potential dilutive common shares........................                     380,141
                                                              -------       ----------
Diluted EPS...............................................    $66,248       22,208,637      $2.98
                                                              =======       ==========
December 31, 1998:
Basic EPS
  Income available to common stockholders.................    $53,725       22,055,944      $2.44
  Potential dilutive common shares........................                     525,451
                                                              -------       ----------
Diluted EPS...............................................    $53,725       22,581,395      $2.38
                                                              =======       ==========

(10) EMPLOYEES' PROFIT SHARING PLAN

    The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers' and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $1,844,878, $1,722,600 and $1,546,700 were charged to income for the years ended
December 31, 2000, 1999, and 1998, respectively.

(11) INTERNATIONAL OPERATIONS

    The Company provides international banking services for its customers through its bank subsidiaries. Neither the Company nor its bank subsidiaries have facilities located outside the United States. International operations are distinguished from domestic operations based upon the domicile of the customer.

    Because the resources employed by the Company are common to both international and domestic operations, it is not practical to determine net income generated exclusively from international activities.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(11) INTERNATIONAL OPERATIONS (CONTINUED)
    A summary of assets attributable to international operations at December 31, 2000 and 1999 are as follows:

                                                             2000         1999
                                                          ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Loans:
  Commercial............................................   $242,450     $184,129
  Others................................................     35,669       32,503
                                                           --------     --------
                                                            278,119      216,632
  Less allowance for possible loan losses...............     (1,831)      (1,322)
                                                           --------     --------
    Net loans...........................................   $276,288     $215,310
                                                           ========     ========
  Accrued interest receivable...........................   $  2,630     $  1,725
                                                           --------     --------

    At December 31, 2000, the Company had $7,100,000 in outstanding international commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities which are available to various Mexican banks doing business with the Company.

    Income directly attributable to international operations was $22,826,000, $15,317,000 and $11,795,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

(12) INCOME TAXES

    The Company files a consolidated U.S. Federal income tax return. The current and deferred portions of income tax expense (benefit) included in the consolidated statements of income are presented below for the years ended December 31:

                                                     2000       1999       1998
                                                   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
Current
  U.S............................................  $25,702    $32,413    $22,443
  Foreign........................................      123        102         55
                                                   -------    -------    -------
    Total current taxes..........................   25,825     32,515     22,498
  Deferred.......................................    7,592      4,372      2,122
                                                   -------    -------    -------
    Total income taxes...........................  $33,417    $36,887    $24,620
                                                   =======    =======    =======

    Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2000, 1999 and 1998 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

                                                     2000       1999       1998
                                                   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
Computed expected tax expense....................  $38,007    $36,097    $27,416
Change in taxes resulting from:
  Tax-exempt interest income.....................   (1,596)    (1,397)      (151)
  Lease financing................................   (1,386)     3,193     (2,309)
  Employee benefits..............................   (1,994)    (1,609)        --
  Other..........................................      386        603       (336)
                                                   -------    -------    -------
    Actual tax expense...........................  $33,417    $36,887    $24,620
                                                   =======    =======    =======

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(12) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are reflected below:

                                                              2000       1999
                                                            --------   --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
Deferred tax assets:
  Loans receivable, principally due to the allowance for
    possible loan losses..................................  $10,144    $ 8,561
  Other real estate owned.................................      251        766
  Accrued expenses........................................       42      1,466
  Net unrealized losses on available for sale investment
    securities............................................   10,318     19,876
  Other...................................................      236        284
                                                            -------    -------
  Total deferred tax assets...............................   20,991     30,953
Deferred tax liabilities:
  Lease financing receivable..............................  (12,951)    (8,772)
  Bank premises and equipment, principally due to
    differences in depreciation...........................   (2,146)    (1,684)
  FHLB stock..............................................   (5,040)    (2,842)
  Other...................................................     (616)      (267)
                                                            -------    -------
  Total deferred tax liabilities..........................  (20,753)   (13,565)
                                                            -------    -------
    Net deferred tax asset (liability)....................  $   238    $17,388
                                                            =======    =======

    The Company did not record a valuation allowance against deferred tax assets at December 31, 2000 and 1999 because management has concluded it is more likely than not the Company will have future taxable earnings in excess of future tax deductions.

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

    The Company granted nonqualified stock options exercisable for a total of 120,000 shares of Common Stock to certain employees of the GulfStar Group. The grants were not made under either the 1987 Plan or the 1996 Plan. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on or about the date of grant.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(13) STOCK OPTIONS (CONTINUED)
    The schedule on the following page summarizes the pertinent information (adjusted for stock distributions) with regard to stock.

                                                     OPTION PRICE      OPTIONS
                                                      PER SHARE      OUTSTANDING
                                                    --------------   -----------
Balance at January 1, 1998........................                    1,297,213
  Terminated......................................  $6.83 - 37.82       (40,445)
  Granted.........................................  30.72 - 31.84        17,813
  Exercised.......................................  6.83 - 37.82       (244,753)
                                                                     ----------
Balance at December 31, 1998......................                    1,029,828
  Terminated......................................  $15.00 - 43.00      (50,610)
  Granted.........................................  29.44 - 34.40       193,900
  Exercised.......................................  15.74 - 30.23       (96,504)
                                                                     ----------
Balance at December 31, 1999......................                    1,076,614
  Terminated......................................  $        30.40         (750)
  Granted.........................................  31.00 - 32.87       133,000
  Exercised.......................................  12.58 - 34.40      (108,954)
                                                                     ----------
Balance at December 31, 2000......................                    1,099,910
                                                                     ==========

    At December 31, 2000 and 1999, 534,004 and 316,698 options were exercisable, respectively, and as of December 31, 2000, 37,465 shares were available for future grants under the 1996 Plan. All options granted under the 1987 Plan and the 1996 Plan had an option price of not less than the fair market value of the Company's common stock at the date of grant and a vesting period of five years.

    The following table summarizes information about stock options outstanding at December 31, 2000:

                                                    OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                           -------------------------------------   -----------------------
                                                          WEIGHTED-
                                                           AVERAGE     WEIGHTED-                 WEIGHTED-
                                             NUMBER       REMAINING     AVERAGE      NUMBER       AVERAGE
RANGE OF                                   OUTSTANDING   CONTRACTUAL   EXERCISE    EXERCISABLE   EXERCISE
EXERCISE PRICES                            AT 12/31/00      LIFE         PRICE     AT 12/31/00     PRICE
---------------                            -----------   -----------   ---------   -----------   ---------
$12.58...................................     197,922     2.5 years     $12.58       197,922      $12.58
 15.57...................................         492     3.8 years      15.57           492       15.57
 24.17 - 33.28...........................     510,516     4.4 years      24.44       282,855       24.44
 30.72 - 31.84...........................      23,047     6.1 years      30.88         8,900       30.88
 29.44 - 34.40...........................     234,933     7.3 years      30.51        43,835       30.51
 31.00 - 32.87...........................     133,000     6.8 years      31.81            --       31.81
                                            ---------                                -------
$12.58 - 34.40...........................   1,099,910                                534,004
                                            =========                                =======

    The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the following pro forma disclosure required by SFAS No. 123.

    The fair values of options at date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                           2000       1999       1998
                                                         --------   --------   --------
Expected life (years)..................................       5          6          6
Interest rate..........................................    5.81%      5.54%      4.46%
Volatility.............................................   35.54%     33.68%     36.40%

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(13) STOCK OPTIONS (CONTINUED)
    The following schedule shows total net income as reported and the pro forma results:

                                                      2000       1999       1998
                                                    --------   --------   --------
Net income                As reported.............  $75,174    $66,248    $53,725
                          Pro forma...............   73,199     64,478     52,123
Basic earnings            As reported.............  $  3.51    $  3.03    $  2.44
                          Pro forma...............     3.42       2.95       2.36
Diluted earnings          As reported.............  $  3.46    $  2.98    $  2.38
                          Pro forma...............     3.37       2.90       2.31

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

    The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2000, 1999 and 1998 and noncancellable lease commitments at December 31, 2000 were not significant.

    Cash of approximately $28,480,000 and $29,171,000 at December 31, 2000 and 1999, respectively, was maintained to satisfy regulatory reserve requirements.

    The Company's lead bank subsidiary has invested in several lease financing transactions. Two of the lease financing transactions have been examined by the Internal Revenue Service ("IRS"). In both transactions, a subsidiary of the lead bank is the owner of a ninety-nine percent (99%) limited partnership interest. The IRS has issued a Notice of Proposed Adjustments to Affected Items of a partnership for each of the transactions and the affected partnership has submitted a Protest contesting the adjustments. No reliable prediction can be made at this time as to the likely outcome of the IRS proceedings regarding the lease transactions; however, if the IRS proceedings are decided adversely to the partnerships, all or a portion of the $12 million in tax benefits previously recognized by the Company in connection with these lease financing transactions would be in question. Management has estimated the Company's exposure in connection with these transactions and has reserved the estimated amount. Management intends to continue to evaluate the merits of this matter and make appropriate revisions if warranted.

(15) TRANSACTIONS WITH RELATED PARTIES

    In the ordinary course of business, the Corporation and its subsidiaries make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $37,959,000 and $42,115,000 at December 31, 2000 and 1999, respectively. During
2000, $10,053,000 of new loans were made and repayments totaled $14,209,000.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business, the bank subsidiaries are party to financial instruments with off-balance sheet risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At
December 31, 2000, the following financial instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit................................  $610,923,000
Credit card lines...........................................    39,299,000
Letters of credit...........................................    50,878,000

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

(17) DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS

    Bank regulatory agencies limit the amount of dividends which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2000, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $68,119,000, assuming that each subsidiary bank continues to be classified as "well capitalized" pursuant to the applicable regulations. The restricted capital of the bank subsidiaries was approximately $335,481,000. The undivided profits of the bank subsidiaries was $187,211,000. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(17) DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS (CONTINUED)
    The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2000, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

    As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(17) DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS (CONTINUED)
    The Company's and the bank subsidiaries' actual capital amounts and ratios for 2000 are also presented in the following table:

                                                                                                          TO BE WELL
                                                                                                       CAPITALIZED UNDER
                                                                                  FOR CAPITAL          PROMPT CORRECTIVE
                                                             ACTUAL            ADEQUACY PURPOSES       ACTION PROVISIONS
                                                       -------------------   ---------------------   ---------------------
                                                        AMOUNT     RATIO      AMOUNT       RATIO      AMOUNT       RATIO
                                                       --------   --------   ---------   ---------   ---------   ---------
                                                                             (GREATER    (GREATER    (GREATER    (GREATER
                                                                              THAN OR     THAN OR     THAN OR     THAN OR
                                                                             EQUAL TO)   EQUAL TO)   EQUAL TO)   EQUAL TO)
                                                                             (DOLLARS IN THOUSANDS)
As of December 31, 2000:
Total Capital (to Risk Weighted Assets):
  Consolidated.......................................  $412,080    14.29%    $230,631      8.00%     $288,288      10.00%
  International Bank of Commerce, Laredo.............   310,379    12.51      198,414      8.00       248,018      10.00
  International Bank of Commerce, Brownsville........    44,738    19.32       18,522      8.00        23,153      10.00
  International Bank of Commerce, Zapata.............    16,846    25.96        5,192      8.00         6,490      10.00
  Commerce Bank......................................    19,736    19.98        7,902      8.00         9,877      10.00
Tier 1 Capital (to Risk Weighted Assets):
  Consolidated.......................................  $381,260    13.23%    $115,315      4.00%     $172,973       6.00%
  International Bank of Commerce, Laredo.............   283,885    11.45       99,207      4.00       148,811       6.00
  International Bank of Commerce, Brownsville........    42,333    18.28        9,261      4.00        13,892       6.00
  International Bank of Commerce, Zapata.............    16,279    25.08        2,596      4.00         3,894       6.00
  Commerce Bank......................................    18,500    18.73        3,951      4.00         5,926       6.00
Tier 1 Capital (to Average Assets):
  Consolidated.......................................  $381,260     6.54%    $233,028      4.00%     $291,286       5.00%
  International Bank of Commerce, Laredo.............   283,885     5.86      193,687      4.00       242,109       5.00
  International Bank of Commerce, Brownsville........    42,333     8.01       21,152      4.00        26,440       5.00
  International Bank of Commerce, Zapata.............    16,279     7.05        9,235      4.00        11,544       5.00
  Commerce Bank......................................    18,500     7.49        9,878      4.00        12,347       5.00

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(17) DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS (CONTINUED)
    The Company's and the bank subsidiaries' actual capital amounts and ratios for 1999 are also presented in the following table:

                                                                                                          TO BE WELL
                                                                                                       CAPITALIZED UNDER
                                                                                  FOR CAPITAL          PROMPT CORRECTIVE
                                                             ACTUAL            ADEQUACY PURPOSES       ACTION PROVISIONS
                                                       -------------------   ---------------------   ---------------------
                                                        AMOUNT     RATIO      AMOUNT       RATIO      AMOUNT       RATIO
                                                       --------   --------   ---------   ---------   ---------   ---------
                                                                             (GREATER    (GREATER    (GREATER    (GREATER
                                                                              THAN OR     THAN OR     THAN OR     THAN OR
                                                                             EQUAL TO)   EQUAL TO)   EQUAL TO)   EQUAL TO)
                                                                             (DOLLARS IN THOUSANDS)
As of December 31, 1999:
Total Capital (to Risk Weighted Assets):
  Consolidated.......................................  $374,803    14.46%    $207,412      8.00%     $259,266      10.00%
  International Bank of Commerce, Laredo.............   274,551    12.29      178,752      8.00       223,441      10.00
  International Bank of Commerce, Brownsville........    36,833    19.37       15,211      8.00        19,014      10.00
  International Bank of Commerce, Zapata.............    16,835    27.20        4,951      8.00         6,189      10.00
  Commerce Bank......................................    19,705    21.47        7,343      8.00         9,178      10.00
Tier 1 Capital (to Risk Weighted Assets):
  Consolidated.......................................  $347,780    13.41%    $103,706      4.00%     $155,559       6.00%
  International Bank of Commerce, Laredo.............   251,450    11.25       89,376      4.00       134,064       6.00
  International Bank of Commerce, Brownsville........    34,982    18.40        7,605      4.00        11,408       6.00
  International Bank of Commerce, Zapata.............    16,315    26.36        2,476      4.00         3,713       6.00
  Commerce Bank......................................    18,556    20.22        3,671      4.00         5,507       6.00
Tier 1 Capital (to Average Assets):
  Consolidated.......................................  $347,780     6.58%    $211,527      4.00%     $264,409       5.00%
  International Bank of Commerce, Laredo.............   251,450     5.70      176,321      4.00       220,401       5.00
  International Bank of Commerce, Brownsville........    34,982     8.18       17,110      4.00        21,387       5.00
  International Bank of Commerce, Zapata.............    16,315     8.18        7,983      4.00         9,978       5.00
  Commerce Bank......................................    18,556     8.52        8,715      4.00        10,894       5.00

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2000 and 1999 are outlined below.

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

    For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2000 and 1999, the carrying amount of fixed rate performing loans was $789,028,000 and $677,616,000 respectively, and the estimated fair value was $788,619,000 and $673,973,000, respectively.

    Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market and specific borrower information. As of December 31, 2000 and 1999, the net carrying amount of non-performing loans was a reasonable estimate of the fair value.

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    DEPOSITS

    The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2000 and 1999. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2000 and 1999, the carrying amount of time deposits was $2,257,023,000 and $2,099,388,000, respectively, and the estimated fair value was $2,259,960,000 and $2,109,599,000, respectively.

   FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, OTHER BORROWED FUNDS AND SUBORDINATED DEBT

    Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2000 and 1999.

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

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(19) INTERNATIONAL BANCSHARES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                            STATEMENTS OF CONDITION
                             (PARENT COMPANY ONLY)
                           DECEMBER 31, 2000 AND 1999

                                                                 2000         1999
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                 ASSETS
Cash........................................................   $    733     $    227
Other investments...........................................      5,788        8,390
Notes receivable............................................     35,381       42,374
Investment in subsidiaries..................................    369,217      292,284
Other assets................................................      6,270       10,196
                                                               --------     --------
      Total assets..........................................   $417,389     $353,471
                                                               ========     ========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Other liabilities.........................................        497           35
                                                               --------     --------
      Total liabilities.....................................        497           35
                                                               --------     --------
Shareholders' equity:
  Common stock..............................................     26,481       21,092
  Surplus...................................................     25,933       24,050
  Retained earnings.........................................    434,796      385,942
  Accumulated other comprehensive loss......................    (19,163)     (36,912)
                                                               --------     --------
                                                                468,047      394,172
  Less cost of shares in treasury...........................    (51,155)     (40,736)
                                                               --------     --------
      Total shareholders' equity............................    416,892      353,436
                                                               --------     --------
      Total liabilities and shareholders' equity............   $417,389     $353,471
                                                               ========     ========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(19) INTERNATIONAL BANCSHARES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)
                              STATEMENTS OF INCOME
                             (PARENT COMPANY ONLY)
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Income:
  Dividends from subsidiaries...............................  $22,000    $30,500    $ 3,455
  Interest income on notes receivable.......................    3,771      4,463      5,202
  Interest income on investments............................      399        506        745
  Other interest income.....................................      321        343        289
  Gain on sale of other securities..........................      386         --         --
  Other.....................................................      904      1,316     (1,377)
                                                              -------    -------    -------
      Total income..........................................   27,781     37,128      8,314
                                                              -------    -------    -------
Expenses:
  Other.....................................................      476        382        695
                                                              -------    -------    -------
      Total expenses........................................      476        382        695
                                                              -------    -------    -------
      Income before federal income taxes and equity in
        undistributed net income of subsidiaries............   27,305     36,746      7,619
Federal income tax expense..................................      663        873       (277)
                                                              -------    -------    -------
      Income before equity in undistributed net income of
        subsidiaries........................................   26,642     35,873      7,896
Equity in undistributed net income of subsidiaries..........   48,532     30,375     45,829
                                                              -------    -------    -------
      Net income............................................  $75,174    $66,248    $53,725
                                                              =======    =======    =======

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(19) INTERNATIONAL BANCSHARES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)
                            STATEMENTS OF CASH FLOWS
                             (PARENT COMPANY ONLY)
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Operating activities:
  Net income................................................  $ 75,174   $ 66,248   $ 53,725
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Gain on sale of other investments.....................      (386)        --         --
      Increase (decrease) in other liabilities..............       462       (678)       482
      Equity in undistributed net income of subsidiaries....   (48,532)   (30,375)   (45,829)
                                                              --------   --------   --------
      Net cash provided by operating activities.............    26,718     35,195      8,378
                                                              --------   --------   --------
Investing activities:
  Contributions to subsidiaries.............................   (10,494)   (10,965)   (11,648)
  Purchase of repurchase agreement with banks...............        --     (2,500)    (3,550)
  Proceeds from repurchase agreement with banks.............        --      4,100      9,450
  Proceeds from sales of available for sale securities......     1,404         --         --
  Purchase of available for sale other securities...........        --         --    (10,036)
  Principal collected on mortgage-backed securities.........     1,426      2,087      1,339
  Net decrease in notes receivable..........................     6,993      7,551      7,284
  Decrease in other assets..................................     3,926      2,048     11,149
                                                              --------   --------   --------
  Net cash provided in investing activities.................     3,255      2,321      3,988
                                                              --------   --------   --------
Financing activities:
  Proceeds from stock transactions..........................     1,992      1,898      2,765
  Payments of cash dividends................................   (21,016)   (17,102)   (11,297)
  Payments of cash dividends in lieu of fractional shares...       (24)       (26)       (41)
  Purchase of treasury stock................................   (10,419)   (22,156)    (4,046)
                                                              --------   --------   --------
  Net cash used in financing activities.....................   (29,467)   (37,386)   (12,619)
                                                              --------   --------   --------
  Increase (decrease) in cash and cash equivalents..........       506        130       (253)
Cash at beginning of year...................................       227         97        350
                                                              --------   --------   --------
Cash at end of year.........................................  $    733   $    227   $     97
                                                              ========   ========   ========

             INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
                     CONDENSED QUARTERLY INCOME STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        FOURTH     THIRD      SECOND     FIRST
                                                       QUARTER    QUARTER    QUARTER    QUARTER
                                                       --------   --------   --------   --------
2000
  Interest income....................................  $111,167   $108,115   $104,993   $97,352
  Interest expense...................................    69,108     66,106     60,546    55,996
                                                       --------   --------   --------   -------
  Net interest income................................    42,059     42,009     44,447    41,356
  Provision for possible loan losses.................     1,734      1,756      1,758     1,576
  Non-interest income................................    13,760     15,634     14,888    13,219
  Non-interest expense...............................    31,455     28,655     26,730    25,117
                                                       --------   --------   --------   -------
  Income before income taxes.........................    22,630     27,232     30,847    27,882
  Income taxes.......................................     6,463      8,492      9,760     8,702
                                                       --------   --------   --------   -------
  Net income.........................................  $ 16,167   $ 18,740   $ 21,087   $19,180
                                                       ========   ========   ========   =======
  Per common share:
    Basic............................................  $    .76   $    .88   $    .98   $   .89
    Diluted..........................................  $    .75   $    .87   $    .97   $   .87

1999
  Interest income....................................  $ 92,459   $ 87,680   $ 79,423   $81,174
  Interest expense...................................    53,013     47,472     40,984    43,736
                                                       --------   --------   --------   -------
  Net interest income................................    39,446     40,208     38,439    37,438
  Provision for possible loan losses.................     1,229        636      2,327     2,187
  Non-interest income................................    14,685     19,703     13,877    12,701
  Non-interest expense...............................    28,232     28,408     26,325    24,018
  Income before income taxes.........................    24,670     30,867     23,664    23,934
  Income taxes.......................................     8,245     12,982      7,621     8,039
                                                       --------   --------   --------   -------
  Net income.........................................  $ 16,425   $ 17,885   $ 16,043   $15,895
                                                       ========   ========   ========   =======
  Per common share:
    Basic............................................  $    .76   $    .82   $    .73   $   .72
    Diluted..........................................  $    .75   $    .81   $    .71   $   .71

                      INTERNATIONAL BANCSHARES CORPORATION
                             OFFICERS AND DIRECTORS

OFFICERS
DENNIS E. NIXON
Chairman of the Board and President

R. DAVID GUERRA
Vice President

EDUARDO J. FARIAS
Vice President

RICHARD CAPPS
Vice President

IMELDA NAVARRO
Treasurer

WILLIAM CUELLAR
Auditor

LUISA D. BENAVIDES
Secretary

MARISA V. SANTOS
Assistant Secretary

DIRECTORS

DENNIS E. NIXON
President
International Bank of Commerce

R. DAVID GUERRA
President
International Bank of Commerce
Branch in McAllen, Texas

LEONARDO SALINAS
Investments

LESTER AVIGAEL
Retail Merchant
Chairman of the Board
International Bank of Commerce

IRVING GREENBLUM
Retail Merchant

RICHARD E. HAYNES
Attorney at Law
Real Estate Investments

SIOMA NEIMAN
An International Entrepreneur

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation;
Investments

PEGGY J. NEWMAN
Investments

DANIEL B. HASTINGS, JR.
Licensed U.S. Custom Broker
President
Daniel B. Hastings, Inc.