Form 10-K, Exhibit 13
period 2001-12-31
INTERNATIONAL BANCSHARES CORP
filed 2002-04-01
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

SELECTED FINANCIAL DATA

	AT OR FOR THE YEARS ENDED DECEMBER 31,
	2001	2000	1999	1998	1997
	(Dollars in Thousands, Except Per Share Data)
BALANCE SHEET
Assets	$6,381,401	$5,860,714	$5,421,804	$4,987,877	$4,517,846
Net loans	2,608,467	2,212,467	1,876,754	1,589,788	1,420,180
Deposits	4,332,834	3,744,598	3,527,212	3,369,637	3,175,560
Other borrowed funds	777,296	1,432,500	1,380,000	1,074,000	490,000
Shareholders' equity	497,028	416,892	353,436	370,283	341,244
INCOME STATEMENT
Interest income	$394,419	$421,627	$340,736	$326,174	$275,732
Interest expense	200,808	251,756	185,205	181,909	145,371

Net interest income	193,611	169,871	155,531	144,265	130,361
Provision for possible loan losses	8,631	6,824	6,379	8,571	7,740
Non-interest income	75,524	57,501	60,966	41,698	36,776
Non-interest expense	135,441	111,957	106,983	99,047	85,745

Income before income taxes	125,063	108,591	103,135	78,345	73,652
Income taxes	41,721	33,417	36,887	24,620	24,771

Net income	$83,342	$75,174	$66,248	$53,725	$48,881

Per common share:
Basic	$3.15	$2.81	$2.43	$1.95	$1.82
Diluted	$3.09	$2.77	$2.39	$1.90	$1.76
Cash dividends per share	$.90	$1.10	$1.10	$.90	$.50

Note 1: See note 2 of notes to the consolidated financial statements regarding the acquisitions made by International Bancshares Corporation and its subsidiaries in 2001 and 2000.

Note 2: See note 8 of notes to the consolidated financial statements regarding the other borrowed funds of the Company and its subsidiaries.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company") on a consolidated basis for the three year period ended December 31, 2001. The Company is a financial holding company with four bank subsidiaries operating in over 100 main banking and branch facilities in South and Southeast Texas, and four non-bank subsidiaries. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward Looking Information

        Certain matters discussed in this report, excluding historical information, include forward-looking statements. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words "estimate," "expect," "intend," and "project," as well as other words or expressions of a similar meaning are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

        Factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others the following possibilities: (I) changes in interest rates and market prices, which could reduce the Company's net interest margins, asset valuations and expense expectations, (II) changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins, (III) changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, banking, tax, securities, insurance and employment laws and regulations, (IV) the loss of senior management or operating personnel, (V) increased competition from both within and without the banking industry, (VI) changes in local, national and international economic business conditions which adversely affect the Company's customers and their ability to transact profitable business with the Company, including the ability of its borrowers to repay their loans according to their terms or a change in the value of the related collateral, (VII) the timing, impact and other uncertainties of the Company's potential future acquisitions including the Company's ability to identify suitable potential future acquisition candidates, the success or failure in the integration of their operations, and the Company's ability to maintain its current branch network and to enter new markets successfully and capitalize on growth opportunities, (VIII) changes in the Company's ability to pay dividends on its Common Stock, (IX) the effects of the litigation pending with the Internal Revenue Service regarding the Company's lease financing transactions, and (X) changes in economic and business conditions which would adversely affect the value of the Company's investment in the Aircraft Finance Trust ("AFT"). It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Results of Operations

  Overview

        Net income for 2001 was $83,342,000 or $3.15 per share—basic ($3.09 per share—diluted) compared with $75,174,000 or $2.81 per share—basic ($2.77 per share—diluted) in 2000 and $66,248,000 or $2.43 per share—basic ($2.39 per share—diluted) in 1999.

        Net income for the fourth quarter 2001 was negatively affected by a $3.6 million impairment charge recognized by a company in which the Company holds an investment accounted for under the equity method of accounting. During the year-ended December 31, 1999, IBC Aircraft Services, Inc., a wholly owned subsidiary of the Company's lead bank, International Bank of Commerce, Laredo, Texas, acquired for approximately $15 million, a 20% ownership interest in the Aircraft Finance Trust ("AFT"), a special purpose business trust formed to acquire, finance, refinance, own, lease, sublease, sell and maintain aircraft. During 1999, AFT issued approximately $1.209 billion in aggregate principal amount of notes in five debt classes. AFT used the proceeds from the debt offering to initially purchase 36 leased aircraft located in at least thirteen different countries from General Electric Capital Corporation and certain of its affiliates. The expected final payment date of the AFT notes is August 15, 2016 and the final maturity date of the AFT notes is May 15, 2024. GE Capital Aviation Services Limited acts as servicer of the AFT aircraft portfolio.

        Management believes its investment in AFT has been impaired by the events of September 11 and the impact on the airline industry including declines in air travel and reduced demand for commercial aircraft. During the third quarter of 2001, AFT recorded an impairment charge of $18,158,000 related to two airplanes. Accordingly, the Company recognized an impairment charge to income and reduced the carrying amount of the investment by $3.6 million in the fourth quarter of 2001. The Company's carrying amount in AFT was $8.9 million at December 31, 2001. AFT may suffer further significant impairment charges as a result of continuing weakness in the airline industry, which would result in the Company recognizing further reductions in the carrying amount of the Company's AFT investment.

        On March 13, 2002, Albertson's, Inc. announced its intention to exit substantially all of the Company's markets. The Company began its relationship with Albertson's in 1995 and has added over 46 Albertson's branches since that time. Ten Albertson's supermarkets and the related in-store branches of the Company located in Brownsville, Corpus Christi, Laredo, Endinburg, San Juan, Pharr, Mission, Weslaco and Harlingen have already been closed or will be closed in the near future. Albertson's has advised the Company that the remaining Albertson's supermarkets in the Houston and San Antonio areas will remain open during the immediate future while Albertson's markets them to potential buyers. As soon as the potential buyers of the Houston and San Antonio Albertson's stores are identified, the Company will assess the possibility of the Company's continued presence within the stores. After the Company determines if a continued presence within the former Albertson's stores is suitable with the potential buyers, the Company will be better able to formulate a plan on its in-store and traditional branch network. In either case, the Company plans to aggressively expand its branch banking operations to service its existing and future deposit base. The Company currently has 27 Albertson's in-store branches in the Houston and San Antonio markets and has an additional seven in-store branches in five other markets. The Company has an extensive traditional branch network that the in-store branch deposit base can utilize. The Company is unable to predict the ultimate impact of the branch closings on its consolidated financial condition or results of operations; however, the Company does not expect a significant loss of its deposit base or a significant impact from the branch closings on its consolidated financial condition or results of operations.

        Total assets at December 31, 2001 grew 9% to $6,381,401,000 from $5,860,714,000 at December 31, 2000, while net loans increased 18% to $2,608,467,000 at December 31, 2001 from $2,212,467,000 at December 31, 2000. Deposits at December 31, 2001 were $4,332,834,000, an increase of 16% over the $3,744,598,000 at December 31, 2000, which represented an increase of 23% over the $3,527,212,000 at

December 31, 1999. Total assets at December 31, 2000 grew 8% to $5,860,714,000 from $5,421,804,000 at December 31, 1999, while net loans increased 18% to $2,212,467,000 at December 31, 2000 from $1,876,754,000 at December 31, 1999. The increase in assets and deposits during 2001 reflects internal growth through the Company's branch system and the acquisition of National Bancshares Corporation of Texas ("NBC") in the fourth quarter of 2001. The aggregate amount of certificates of indebtedness with the Federal Home Loan Bank of Dallas ("FHLB") decreased to $709,296,000 at December 31, 2001 from the $1,432,500,000 at December 31, 2000. Long term debt of $68,000,000 in the form of trust preferred securities was issued in 2001. Trust preferred securities, certificates of indebtedness and the deposits are used to fund the earning asset base of the Company.

  Net Interest Income

        Net interest income in 2001 increased by $23,740,000, or 14%, over that in 2000, while net interest income in 2000 increased by $14,340,000, or 9% over that in 1999. The net yield on average interest earning assets increased by .3% from 3.30% in 2000 to 3.56% in 2001. The net yield on average interest earning assets decreased by .08% in 2000 to 3.30% from 3.38% in 1999. Average interest earning assets increased 6% from $5,147,489,000 in 2000 to $5,443,962,000 in 2001 and increased 12% from $4,600,812,000 in 1999 to $5,147,589,000 in 2000 which contributed to the growth in net interest income for 2001 and 2000, respectively. The yield on average interest earning assets decreased .94% from 8.19% in 2000 to 7.25% in 2001 and the rates paid on average interest bearing liabilities decreased 1.2% from 5.33% in 2000 to 4.13% in 2001. The yield on average interest earning assets increased .78% from 7.41% in 1999 to 8.19% in 2000 and the rates paid on average interest bearing liabilities increased .89% from 4.44% in 1999 to 5.33% in 2000.

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

        As part of its strategy to manage interest rate risk, the Company strives to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change the Company's interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. Management currently believes that the Company is properly positioned for interest rate changes; however if management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to minimize the effect of interest rate changes.

  Non-Interest Income

        Non-interest income increased 31% in 2001 to $75,524,000 from $57,501,000 in 2000, which represented a decrease of 6% from $60,966,000 in 1999. The 2001 increase in non-interest income occurred due to increased service charges and fees on both deposit accounts and other services provided. The 2000 decrease in non-interest income was primarily due to a $6,530,000 gain recognition on the partial sale of credit card receivables recorded in 1999. Excluding the gain related to the sale of the credit card receivables in 1999, the non-interest income would have increased by $3,065,000 in 2000 due to the increases in service charges. The increase in service charges in 2001 and 2000 was attributable to the amount of account transaction fees received as a result of the deposit growth, new deposit products and increased collection efforts. Investment securities losses of $1,010,000 were recorded in 2001 compared to losses of $4,248,000 for 2000. These losses occurred due to a bond program initiated by management in 2000 and completed in 2001 to reposition a portion of the Company's bond portfolio and take advantage of higher bond yields.

  Non-Interest Expense

        Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. Non-interest expense includes such items as salaries and wages and employee benefits, net occupancy expenses, equipment expenses and other operating expenses such as Federal Deposit Insurance Corporation ("FDIC") insurance. Non-interest expense increased 21% in 2001 to $135,441,000 from $111,957,000 in 2000 which increased 5% from $106,489,000 in 1999. The increases in non-interest expense for the three years ended 2001 increased due to the expanded operations of the Company's bank subsidiaries.

        The efficiency ratio, a measure of non-interest expense to net interest income plus non-interest income was 50.32% for the year ended December 31, 2001, compared to 49.24% for the year ended December 31, 2000. The Company's efficiency ratio has been under 53% for each of the last five years, which the Company believes is better than national peer group ratios.

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

Financial Condition

  Loans and Allowance for Possible Loan Loss

        Most of the Company's lending activities involve commercial (domestic and foreign), consumer and real estate mortgage financing. In 2001, the Company's efforts to increase its loan volume resulted in an increase of 13.7% in average domestic loans from $1,856,462,000 for 2000 to $2,111,103,000 in 2001 and a increase of .26% in average foreign loans from $247,130,000 for 2000 to $247,784,000 in 2001 for an increase of 12.1% in total average loans from $2,103,592,000 for 2000 to $2,358,887,000 in 2001. The average yield for these loans decreased 1.8% for domestic loans and decreased by .2% for foreign loans in 2001 as compared to 2000. The Company experienced an increase of 21% in average domestic loans from 1999 to 2000 and a 29% increase in average foreign loans from 1999 to 2000. The yield for these loans increased .82% for domestic loans and increased by 1.2% for foreign loans in 2000 as compared to 1999.

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans which have not been funded, were $742,081,000 at December 31, 2001. See Note 17 to the Consolidated Financial Statements.

        The allowance for possible loan losses increased 30% from $30,812,000 at December 31, 2000 to $40,065,000 at December 31, 2001 and increased 15% from $26,770,000 at December 31, 1999 to $30,812,000 at December 31, 2000. The provision for possible loan losses charged to expense increased 26% from $6,824,000 in 2000 to $8,631,000 in 2001 and increased 7% from $6,379,000 in 1999 to $6,824,000 in 2000. The increase in the allowance for possible loan losses was largely due to the increase in the size of the loan portfolio and the addition of $3,995,000 in existing loan loss reserve as part of the loan portfolio acquired in the NBC acquisition. The allowance for possible loan losses was 1.51% of total loans, net of unearned income, at December 31, 2001 compared to 1.37% at 2000 and 1.41% at 1999. Non-performing assets as a percentage of total loans and total assets were .43% and .18%, respectively, at December 31, 2001, and .63% and .24% at December 31, 2000, respectively. Loans accounted for on a non-accrual basis increased 32% from $6,273,000 at December 31, 2000 to $8,252,000 at December 31, 2001. As loans are placed on non-accrual status, interest previously accrued and recorded is reversed unless the loan is well secured and in the process of collection. Foreclosed assets increased 186% from $1,854,000 at December 31, 2000 to $5,308,000 at December 31, 2001. The increases in the non-performing loans and foreclosed assets were primarily due to deteriorating conditions in the Company's loan portfolio as economic conditions have deteriorated. In 2000, non- accruals decreased 18% from $7,665,000 at December 31, 1999 to $6,273,000 at December 31, 2000 and foreclosed assets decreased 19% from $2,285,000 at December 31, 1999 to $1,854,000 at December 31, 2000.

        The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The provision for possible loan losses of each bank subsidiary is determined by management of each bank upon consideration of several factors such as loss experience in relation to outstanding loans and the existing level of its allowance; independent appraisals for significant properties; a continuing review and appraisal of its loan portfolio with particular emphasis on problem loans identified by management and the credit department staff of International Bank of Commerce, Laredo, Texas ("IBC"), the Company's largest bank subsidiary; results of examinations by bank examiners and continuous review of current economic conditions in the market area served by the bank subsidiaries. Management of each of the bank subsidiaries, along with management of the Company, continually review the allowances to determine whether additional provisions should be made after considering the preceding factors.

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2001 was adequate to absorb probable losses from loans in the portfolio at that date.

  Investment Securities

        The average balances of taxable investment securities increased .5% from $2,932,778,000 for 2000 to $2,921,396,000 for 2001 and increased 6.70% from $2,762,895,000 for 1999 to $2,932,778,000 for 2000. The changes reflected during 2001 and 2000 were primarily from the results of continued increases in deposits, repurchase agreements and borrowings, which provide the Company with available funds for investments.

  Mexico

        On December 31, 2001, the Company had $6,381,401,000 of consolidated assets of which approximately $273,038,000 or 4% were related to loans outstanding to borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in Mexico be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 2001 is presented below.

	Amount of Loans	Related Allowance for Possible Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$133,225	$64
Secured by United States real estate	34,897	327
Secured by other United States collateral (securities, gold, silver, etc.)	10,864	95
Foreign real estate guaranteed under lease obligations primarily by U.S. companies	14,802	157
Direct unsecured Mexican sovereign debt (principally former FICORCA debt)	832	—
Other (principally Mexico real estate)	78,418	859

	$273,038	$1,502

        The transactions for the year ended December 31, 2001 in that portion of the allowance for possible loan losses related to Mexican debt were as follows:

(Dollars in Thousands)
Balance at January 1, 2001	$1,831
Charge-offs	(16)
Recoveries	9
Net charge-offs	7
Provision charged to operations	(322)

Balance at December 31, 2001	$1,502

Liquidity and Capital Resources

  Generally

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The bank subsidiaries of the Company derive their liquidity largely from deposits of individuals and business entities. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Deposits from persons and entities domiciled in Mexico comprise a significant and stable portion of the deposit base of the Company's bank subsidiaries. Such deposits comprised approximately 40%, 42% and 41% of the Company's bank subsidiaries' total deposits as of December 31, 2001, 2000 and 1999, respectively. Other important funding sources for the Company's bank subsidiaries during 2001 and 2000 have been wholesale liabilities with FHLB and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and loans. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

        The Company's funds management policy has as its primary focus the measurement and management of the banks' earnings at risk in the face of rising and falling interest rate forecasts. The earliest and most simplistic concept of earnings at risk measurement is the gap report, which is used to generate a rough estimate of the vulnerability of net interest income to changes in market rates as implied by the relative re-pricings of assets and liabilities. The gap report calculates the difference between the amounts of assets and liabilities re-pricing across a series of intervals in time, with emphasis typically placed on the one-year period. This difference, or gap, is usually expressed as a percentage of total assets.

        If an excess of liabilities over assets matures or re-prices within the one-year period, the balance sheet is said to be negatively gapped. This condition is sometimes interpreted to suggest that an institution is liability-sensitive, indicating that earnings would suffer from rising rates and benefit from falling rates. If a surplus of assets over liabilities occurs in the one-year time frame, the balance sheet is said to be positively gapped, suggesting a condition of asset sensitivity in which earnings would benefit from rising rates and suffer from falling rates.

        The gap report thus consists of an inventory of dollar amounts of assets and liabilities that have the potential to mature or re-price within a particular period. The flaw in drawing conclusions about interest rate risk from the gap report is that it takes no account of the probability that potential maturities or re-pricings of interest-rate-sensitive accounts will occur, or at what relative magnitudes. Because simplicity, rather than utility, is the only virtue of gap analysis, financial institutions increasingly have either abandoned gap analysis or accorded it a distinctly secondary role in managing their interest-rate risk exposure. See page 16 of the Company's Form 10-K for the table that summarizes interest rate sensitive assets and liabilities by their re-pricing dates at December 31, 2001.

        The detailed inventory of balance sheet items contained in gap reports is the starting point of income simulation analysis. Income simulation analysis also focuses on the variability of net interest income and net income, but without the limitations of gap analysis. In particular, the fundamental, but often unstated, assumption of the gap approach that every balance sheet item that can re-price will do so to the full extent of any movement in market interest rates is taken into consideration in income simulation analysis.

        Accordingly, income simulation analysis captures not only the potential of assets and liabilities to mature or re-price but also the probability that they will do so. Moreover, income simulation analysis focuses on the relative sensitivities of these balance sheet items and projects their behavior over an extended period of time in a motion picture rather than snapshot fashion. Finally, income simulation analysis permits management to assess the probable effects on balance sheet items not only of changes in market interest rates but also of proposed strategies for responding to such changes. The Company and many other institutions rely primarily upon income simulation analysis in measuring and managing exposure to interest rate risk.

        At December 31, 2001, based on these simulations, a rate shift of 200 basis points in interest rates either up or down will not vary earnings by more than 5 percent of projected 2002 after-tax net income. A 200 basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments.

        All the measurements of risk described above are made based upon the Company's business mix and interest rate exposures at the particular point in time. The exposure changes continuously as a result of the Company's ongoing business and its risk management initiatives. While management believes these measures provide a meaningful representation of the Company's interest rate sensitivity, they do not necessarily take into account all business developments that have an effect on net income, such as changes in credit quality or the size and composition of the balance sheet.

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 18 to the Consolidated Financial Statements. At December 31, 2001, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $81,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital (capital, surplus and certified surplus) of the bank subsidiaries was approximately $438,694,000 as of December 31, 2001. The undivided profits of the bank subsidiaries were approximately $179,533,000 as of December 31, 2001.

        As of December 31, 2001, the Company has outstanding $777,296,000 in short-term borrowed funds and long-term debt. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2001, shareholders' equity was $497,028,000 compared to $416,892,000 at December 31, 2000, an increase of $80,136,000, or 19%. The increase in shareholders equity resulted from the retention of earnings and comprehensive income. Comprehensive income includes unrealized gains or losses on securities held available for sale and changes in the fair value of derivative instruments of an equity method investee, net of tax. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly-rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as stockholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 6.67% at December 31, 2001 and 6.54% at December 31, 2000. The core deposit intangibles and goodwill of $96,748,000 as of December 31, 2001, recorded in connection with financial institution acquisitions of the Company after February 1992, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 13.83% and 13.23% and risk weighted total capital ratios of 15.06% and 14.29% as of December 31,

2001 and 2000, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 18 to notes to Consolidated Financial Statements).

        During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2001 and 2000 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

  Trust Preferred Securities

        On March 16, 2001, the Company formed International Bancshares Capital Trust I ("Trust I"), a statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On March 28, 2001, Trust I issued $10,000,000 of 10.18% Capital Securities and $400,000 of 10.18% Common Securities, and invested the proceeds thereof in an equivalent amount of the 10.18% Junior Subordinated Deferrable Interest Debentures (the "March Debentures") issued by the Company. The March Debentures accrue interest at a fixed rate of 10.18%, payable semi-annually beginning on June 8, 2001. The March Debentures will mature June 8, 2031; however, the March Debentures may be redeemed at specified prepayment prices (a) in whole or in part on or after June 8, 2011, or (b) in whole within 90 days upon the occurrence prior to June 8, 2011, and continuance of any one of certain legal, regulatory or tax events specified in the Indenture.

        On June 28, 2001, the Company formed International Bancshares Capital Trust II ("Trust II"), a statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On July 16, 2001, Trust II issued $25,000,000 of Capital Securities and $774,000 of Common Securities, and invested the proceeds thereof in an equivalent amount of the Junior Subordinated Debt Security (the "July Debentures") issued by the Company. The July Debentures accrue interest at a floating rate of 3.75% over the London Interbank Offer Rate ("LIBOR") as determined in accordance with the Indenture, payable semi-annually beginning January 25, 2002. The July Debentures will mature July 25, 2031; however, the July Debentures may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after July 25, 2006, or (b) in whole within 90 days upon the occurrence of any one of certain legal, regulatory, or tax events specified in the Indenture.

        On November 9, 2001, the Company formed International Bancshares Capital Trust III ("Trust III"), a statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On November 28, 2001, Trust III issued $33,000,000 of Capital Securities and $1,021,000 of Common Securities, and invested the proceeds thereof in an equivalent amount of the Junior Subordinated Debt Security (the "November Debentures") issued by the Company. The November Debentures accrue interest at a floating rate of 3.75% over the LIBOR as determined in accordance with the Indenture, payable semi-annually beginning June 8, 2002. The November Debentures will mature December 8, 2031; however, the November Debentures may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after December 8, 2006, or (b) in whole within 90 days upon the occurrence of any one of certain legal, regulatory, or tax events specified in the Indenture.

        Each of the March, July, and November Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the Indenture) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of, the March, July, and November Debentures is the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by Trusts I, II, and III. The Company has fully and unconditionally guaranteed the obligations of each of Trusts I, II, and III with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indenture) has occurred and is continuing, to defer payment of interest on the March, July, or

November Debentures for up to ten consecutive semi-annual periods. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture will also be deferred. The redemption prior to maturity of any of the March, July, or November Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, Trusts I, II, and III are treated as subsidiaries of the Company and consolidated in the corporate financial statements. Although the trust preferred securities issued by each of Trusts I, II, and III (i.e. the Capital and Common Securities) are included as long-term debt and not as a component of shareholder's equity on the balance sheet, they are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the trust preferred securities qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. Management of the Company believes that the treatment of the trust preferred securities as Tier 1 capital, in addition to the ability to deduct the expense of the related Debentures for federal income tax purposes, provided the Company with a cost-effective method of raising capital.

        On March 25, 2002, the Company formed International Bancshares Capital Trust IV, a statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

  Stock Repurchase Program

        The Company announced a new formal stock repurchase program on June 22, 1999 and announced it expanded the stock repurchase program on July 16, 1999, January 11, 2000, December 21, 2000, July 24, 2001 and January 28, 2002. Under the expanded stock repurchase program, the Company is authorized to repurchase up to $80,000,000 of its common stock through December 2002. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of March 25, 2002, a total of 1,662,252 shares had been repurchased under this program at a cost of $67,440,000, which shares are now reflected as 2,039,288 shares of treasury stock as adjusted for stock dividends. Stock repurchases are reviewed quarterly at the Company's Board of Directors meetings and the Board of Directors has stated that the aggregate investment in treasury stock should not exceed $100,973,000. In the past, the board has increased previous caps on treasury stock once they were met, but there are no assurances that an increase of the $100,973,000 cap will occur in the future. As of March 25, 2002, the Company has approximately $88,413,000 invested in treasury shares, which amount has been accumulated since the inception of the Company.

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2001 (dollars in thousands):

	Payments due by Period
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Four to Five Years	After Five Years
Securities sold under repurchase Agreements	$714,675	$414,675	$—	$—	$300,000
Federal Home Loan Bank borrowings	$709,296	708,000	—	1,206	$90
Trust Preferred Securities	$68,000	—	—	—	$68,000

Total Contractual Cash Obligations	$1,491,971	$1,122,675	$—	$1,206	$368,090

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2001(dollars in thousands):

	Amount of Commitment Expiration Per Period
Commercial Commitments	Total	Less than One Year	One to Three Years	Four to Five Years	After Five Years
Financial & Performance
Standby Letters of Credit	$51,206	$42,866	$8,174	$166	$—
Commercial Letters of Credit	$2,140	2,140	—	—	$—
Credit Card Lines	$33,058	33,058	—	—	$—
Other Commercial Commitments	$655,677	417,268	108,820	75,115	$54,474

Total Commercial Commitments	$742,081	$495,332	$116,994	$75,281	$54,474

        Due to the nature of the Company's commercial commitments, including unfunded loans commitments and lines of credit, the amounts presented above do not necessarily reflect the amounts the Company anticipates funding in the periods presented above.

Critical Accounting Policies

        The Company considers its Allowance for Possible Loan Losses policy as a policy critical to the sound operations of the Banks. The Company provides for loan losses each period by an amount resulting from both (a) an estimate by management of loan losses that occurred during the period and (b) the ongoing adjustment of prior estimates of losses occurring in prior periods. The provision for possible loan losses increases the allowance for possible loan losses which is netted against loans on the consolidated balance sheet. As losses are confirmed, the loan is written down, reducing the allowance for possible loan losses. See discussion regarding the allowance for possible loan losses and provision for possible loan losses included in the results of operations and "Provision and Allowance for Possible Loan Losses" included in Notes 1 and 4 of the Notes to Consolidated Financial Statements for further information regarding the Company's provision and allowance for possible loan losses policy.

Recent Accounting Standards Issued

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a "fair value hedge,"

a "cash flow hedge," or a hedge of a foreign currency exposure of a net investment in a foreign operation. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. In June 1999, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of SFAS No. 133", which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company currently does not directly engage in hedging activities and does not directly hold any derivative instruments or embedded derivatives. However, the Company's equity method investee, Aircraft Finance Trust ("AFT"), uses derivative instruments to manage the interest rate on the bonds that AFT has issued. The derivative instruments qualify as cash flow hedges using SFAS 133 and as such, the Company's proportionate share of changes in fair value of the derivative instruments are included in comprehensive income and accumulated other comprehensive income, net of tax. The Company adopted SFAS No. 133 on January 1, 2001 and the adoption did not have a significant impact on its consolidated financial statements.

        In September 2000, the Financial Accounting Standards Board's issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces the Financial Accounting Standards Board's Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", but carries over most of SFAS No. 125's provisions without change. SFAS No. 140 elaborates on the qualifications necessary for a special-purpose entity, clarifies sales accounting criteria in certain circumstances, refines accounting for collateral, and adds disclosures for collateral, securitizations, and retained interests in securitized assets. This statement should be applied prospectively and is effective for transactions occurring after March 31, 2001. Disclosure requirements of this statement and any changes in accounting for collateral are effective for fiscal years ending after December 15, 2000. The Company's adoption of SFAS No. 140 did not have an impact on its consolidated financial statements.

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 141 "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS no 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assts to Be Disposed Of." SFAS No 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes SFAS No. 121 and is effective for fiscal years beginning after December 15, 2001.

        On July 1, 2001, the Company adopted the provisions of SFAS 141 and certain provisions of SFAS 142 as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The Company acquired approximately 71% of outstanding common shares of National Bancshares Corporation of Texas on November 20, 2001 and the remaining 29% outstanding common shares on December 31, 2001. The Company recorded an identified intangible asset and goodwill of $35,126,000 related to the acquisition. Under the provisions of SFAS No. 142, the amount of goodwill acquired in the acquisition that was not amortized during 2001 was not significant.

        SFAS No. 141 requires upon adoption of SFAS No. 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company is required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

        In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase allocation in accordance with SFAS NO. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's consolidated statements of income.

        The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and will no longer amortize goodwill relating to business combinations consummated before July 1, 2001. As of the date of the adoption, the Company had unamortized goodwill in the amount of $75,869,000 and unamortized identifiable intangible assets in the amount of $21,436,000, all of which are subject to the transition provisions of SFAS No. 141 and No. 142. Amortization expense related to goodwill that will no longer be amortized was $4,189,000, $3,014,000 and $2,645,000, for the years ended December 31, 2001, 2000 and 1999, respectively. The Company is in the process of determining the fair value of its reporting units to determine if there is an indication that goodwill may be impaired. In addition, the Company has evaluated its existing intangible assets and determined that no reclassifications were necessary to conform to the new criteria in SFAS No. 141 for recognition apart from goodwill. The Company is in the process of reassessing the useful lives and residual values of all intangible assets acquired in purchase business combinations and will make any necessary amortization period adjustments by the end of the first interim period after adoption.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," it retains many of the fundamental provisions of SFAS No. 121, establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by SFAS No. 121. SFAS No. 144 also supercedes the accounting and reporting provisions of Financial Accounting Standards Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of a Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity, rather than a segment of a business, that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after

December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the Company's consolidated financial statements.

Common Stock and Dividends

        The Company had issued and outstanding 25,903,870 shares of $1.00 par value Common Stock held by approximately 2,046 holders of record at March 25, 2002. The book value of the stock, adjusted for stock dividends, at December 31, 2001 was $20.48 per share compared with $16.78 per share at December 31, 2000.

        On August 28, 1995, the Common Stock began to trade on the OTC Bulletin Board under the trading symbol IBNC; however, trading in the Common Stock of the Company was not extensive and such trades could not be characterized as amounting to an active trading market. As of March 4, 1998, the Common Stock was listed on the NASDAQ National Market under the trading symbol IBOC.

        The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 2000 and 2001, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2001. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $43.54 per share at March 25, 2002.

		High	Low
2001:	First quarter	$39.75	$31.50
	Second quarter	48.47	33.50
	Third quarter	41.00	34.30
	Fourth quarter	44.80	31.07
		High	Low
2000:	First quarter	$28.32	$23.52
	Second quarter	31.20	24.00
	Third quarter	27.95	24.00
	Fourth quarter	28.75	24.00

        The Company paid cash dividends to the shareholders in 2001 of $.90 per share or $21,182,000 in the aggregate and in 2000 paid cash dividends of $1.10 per share or $21,040,000 in the aggregate. In addition, the Company has issued stock dividends during the last five year period as follows:

Date	Stock Dividend
May 17, 1996	25%
May 16, 1997	25%
May 22, 1998	25%
May 20, 1999	25%
May 18, 2000	25%
May 17, 2001	25%

        The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 18 of notes to Consolidated Financial Statements.

Recent Sales of Unregistered Securities

        No equity securities were sold by the Company during the fiscal year ended December 31, 2001 that were not registered under the Securities Act of 1933.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, effective July 1, 2001, International Bancshares Corporation adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

                      /s/ KPMG LLP

San Antonio, Texas
February 22, 2002

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2001 and 2000

(Dollars in Thousands, Except Per Share Amounts)

	2001	2000
ASSETS
Cash and due from banks	$177,122	$125,628
Federal funds sold	108,100	500

Total cash and cash equivalents	285,222	126,128
Time deposits with banks	1,253	2,471
Investment securities:
Held to maturity (Market value of $2,085 on December 31, 2001 and $2,220 on December 31, 2000)	2,085	2,220
Available for sale (Amortized cost of $2,951,588 on December 31, 2001 and $3,126,107 on December 31, 2000)	2,987,167	3,096,626

Total investment securities	2,989,252	3,098,846
Loans:
Commercial, financial and agricultural	1,488,196	1,286,576
Real estate—mortgage	441,296	287,319
Real estate—construction	271,026	232,589
Consumer	180,652	165,875
Foreign	273,038	278,119

Total loans	2,654,208	2,250,478
Less unearned discounts	(5,676)	(7,199)

Loans, net of unearned discounts	2,648,532	2,243,279
Less allowance for possible loan losses	(40,065)	(30,812)

Net loans	2,608,467	2,212,467
Bank premises and equipment, net	190,051	155,523
Accrued interest receivable	33,850	40,159
Other investments	129,541	132,848
Intangible assets	97,305	55,580
Other assets	46,460	36,692

Total assets	$6,381,401	$5,860,714

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand—non-interest bearing	$695,218	$573,681
Savings and interest bearing demand	1,213,243	913,894
Time	2,424,373	2,257,023

Total deposits	4,332,834	3,744,598
Securities sold under repurchase agreements	714,675	230,108
Other borrowed funds and long term debt	777,296	1,432,500
Other liabilities	59,568	36,616

Total liabilities	5,884,373	5,443,822

Shareholders' equity:
Common shares of $1.00 par value. Authorized 40,000,000 shares; issued 33,214,263 shares in 2001 and 26,481,211 shares in 2000	33,214	26,481
Surplus	27,564	25,933
Retained earnings	490,328	434,796
Accumulated other comprehensive income (loss)	18,221	(19,163)

	569,327	468,047
Less cost of shares in treasury, 6,991,148 shares in 2001 and 5,139,863 shares in 2000	(72,299)	(51,155)

Total shareholders' equity	497,028	416,892

Total liabilities and shareholders' equity	$6,381,401	$5,860,714

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2001, 2000 and 1999

(Dollars in Thousands, Except Per Share Amounts)

	2001	2000	1999
Interest income:
Loans, including fees	$200,036	$212,522	$160,105
Time deposits with banks	162	157	104
Federal funds sold	1,142	929	710
Investment securities:
Taxable	187,632	202,579	175,042
Tax-exempt	4,861	5,119	4,432
Other	586	321	343

Total interest income	394,419	421,627	340,736

Interest expense:
Savings and interest bearing demand deposits	23,585	27,945	27,182
Time deposits	106,754	120,743	97,626
Federal funds purchased and securities sold under repurchase agreements	23,100	8,160	6,047
Other borrowings and Long term debt	45,418	94,908	54,340
Other	1,951	—	10

Total interest expense	200,808	251,756	185,205

Net interest income	193,611	169,871	155,531
Provision for possible loan losses	8,631	6,824	6,379

Net interest income after provision for possible loan losses	184,980	163,047	149,152

Non-interest income:
Service charges on deposit accounts	42,496	35,348	30,629
Other service charges, commissions and fees
Banking	9,993	8,423	8,480
Non-Banking	6,132	1,130	649
Investment securities transactions, net	(1,010)	(4,248)	13
Other investments	7,580	7,646	6,441
Gain on sale of loans	357	51	6,449
Other income	9,976	9,151	8,305

Total non-interest income	75,524	57,501	60,966

Non-interest expense:
Employee compensation and benefits	58,962	47,900	42,857
Occupancy	11,190	9,204	7,537
Depreciation of bank premises and equipment	13,434	12,220	11,700
Professional fees	5,019	4,565	4,953
Stationery and supplies	3,664	3,268	3,157
Amortization of intangible assets	5,378	4,219	3,898
Advertising	5,569	4,257	3,619
Other	32,225	26,324	29,262

Total non-interest expense	135,441	111,957	106,983

Income before income taxes	125,063	108,591	103,135
Income taxes	41,721	33,417	36,887

Net income	$83,342	$75,174	$66,248

Basic earnings per common share:
Net Income	$3.15	$2.81	$2.43

Weighted average number of shares outstanding	26,460,845	26,785,955	27,285,620
Diluted earnings per common share:
Net Income	$3.09	$2.77	$2.39

Weighted average number of shares outstanding	26,945,890	27,124,436	27,760,796

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2001, 2000, and 1999

(Dollars in Thousands)

	2001	2000	1999
Net Income	$83,342	$75,174	$66,248

Other comprehensive income, net of tax:
Net Unrealized gains (losses) on securities available for sale arising during the year	16,648	11,902	(48,751)
Reclassification adjustment for losses on securities available for sale included in net income	25,642	5,847	3,042
Change in fair value of equity method investee's derivatives	(4,906)	—	—

Comprehensive income	$120,726	$92,923	$20,539

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2001, 2000 and 1999

(in Thousands)

	Number of Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balances at December 31, 1998	16,791	$16,791	$22,250	$341,028	$8,797	$(18,580)	$370,283
Net income	—	—	—	66,248	—	—	66,248
Stock dividends:
Shares issued	4,204	4,204	—	(4,204)	—	—	—
Cash dividends	—	—	—	(17,727)	—	—	(17,727)
Purchase of treasury stock	—	—	—	—	—	(22,156)	(22,156)
Exercise of stock options	97	97	1,800	—	—	—	1,897
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	(45,709)	—	(45,709)

Balances at December 31, 1999	21,092	21,092	24,050	385,942	(36,912)	(40,736)	353,436
Net income	—	—	—	75,174	—	—	75,174
Stock dividends:
Shares issued	5,280	5,280	—	(5,280)	—	—	—
Cash dividends	—	—	—	(21,040)	—	—	(21,040)
Purchase of treasury stock	—	—	—	—	—	(10,419)	(10,419)
Exercise of stock options	109	109	1,883	—	—	—	1,992
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	17,749	—	17,749

Balances at December 31, 2000	26,481	26,481	25,933	434,796	(19,163)	(51,155)	416,892
Net income	—	—	—	83,342	—	—	83,342
Stock dividends:
Shares issued	6,628	6,628	—	(6,628)	—	—	—
Cash dividends	—	—	—	(21,182)	—	—	(21,182)
Purchase of treasury stock	—	—	—	—	—	(21,144)	(21,144)
Exercise of stock options	105	105	1,631	—	—	—	1,736
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	42,290	—	42,290
Change in fair value of equity method investee's derivatives	—	—	—	—	(4,906)	—	(4,906)

Balances at December 31, 2001	33,214	$33,214	$27,564	$490,328	$18,221	$(72,299)	$497,028

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2001, 2000 and 1999

(Dollars in Thousands)

	2001	2000	1999
Operating activities:
Net income	$83,342	$75,174	$66,248
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible loan losses	(8,631)	(6,824)	(6,379)
Gain on sale of loans	357	51	(6,449)
Depreciation of bank premises and equipment	13,420	12,222	11,700
Gain on sale of bank premises and equipment	(13)	(171)	(45)
Depreciation and amortization of leasing assets	3,069	1,747	1,796
Accretion of investment securities discounts	(9,213)	(18,371)	(15,460)
Amortization of investment securities premiums	9,579	10,313	12,611
Loss on investment securities transactions	1,010	4,248	(13)
Amortization of intangible assets	5,378	4,219	3,898
Equity earnings from affiliates and other investments	(7,580)	(7,646)	(6,441)
Deferred tax expense	2,802	7,592	4,372
(Increase) decrease in accrued interest receivable	8,402	(5,332)	(3,261)
Net (Increase) decrease in other assets	(12,098)	3,016	(2,309)
Net increase (decrease) in other liabilities	(1,227)	(788)	1,937

Net cash provided by operating activities	88,597	79,450	62,205

Investing activities:
Proceeds from maturities of securities	2,060	1,572	2,350
Proceeds from sales of available for sale securities	568,058	163,085	616,080
Purchases of available for sale securities	(1,284,871)	(590,369)	(1,350,264)
Principal collected on mortgage-backed securities	1,051,167	353,648	676,535
Proceeds from matured time deposits with banks	2,669	1,184	684
Purchases of time deposits with banks	(594)	(1,778)	(1,188)
Net increase in loans	(111,150)	(328,889)	(269,635)
Purchases of other investments	(3,544)	(1,055)	(105,222)
Distributions from other investments	1,519	5,942	3,288
Purchases of bank premises and equipment	(29,661)	(22,676)	(18,983)
Proceeds from sales of bank premise and equipment	119	446	76
Cash paid in excess of net assets acquired	(41,415)	(16,202)	(8,213)
Cash acquired in purchase transaction	73,881	—	20,320

Net cash provided by (used in) investing activities	228,238	(435,092)	(434,172)

Financing activities:
Net increase in non-interest bearing demand deposits	27,109	74,312	84,031
Net increase (decrease) in savings and interest bearing demand deposits	83,701	(14,561)	(27,177)
Net (decrease) increase in time deposits	(57,324)	157,635	72,848
Net increase (decrease) in securities sold under repurchase agreements	484,567	106,356	(11,948)
Proceeds from issuance of other borrowed funds and long term debt	1,825,296	2,365,500	2,045,000
Principal payments on other borrowed funds	(2,480,500)	(2,313,000)	(1,739,000)
Purchase of treasury stock	(21,144)	(10,419)	(22,156)
Proceeds from stock transactions	1,736	1,992	1,897
Payments of cash dividends	(21,158)	(21,016)	(17,101)
Payments of cash dividends in lieu of fractional shares	(24)	(24)	(26)

Net cash provided by (used in) financing activities	(157,741)	346,775	386,368

Increase (decrease) in cash and cash equivalents	159,094	(8,867)	14,401
Cash and cash equivalents at beginning of year	126,128	134,995	120,594

Cash and cash equivalents at end of year	$285,222	$126,128	$134,995

Supplemental cash flow information:
Interest paid	$209,384	$247,698	$181,723
Income taxes paid	35,993	26,520	26,673

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

        The accounting and reporting policies of International Bancshares Corporation ("Corporation") and Subsidiaries (the Corporation and Subsidiaries collectively referred to herein as the "Company") conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a description of the more significant of those policies.

Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Corporation and its wholly-owned bank subsidiaries, International Bank of Commerce, Laredo ("IBC"), Commerce Bank, International Bank of Commerce, Zapata, International Bank of Commerce, Brownsville, and the Corporation's wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Life Insurance Company, IBC Trading Company and IBC Capital Corporation, International Bancshares Capital Trust I, International Bancshares Capital Trust II, International Bancshares Capital Trust III and NBC Acquisitions Corp. All significant inter-company balances and transactions have been eliminated in consolidation.

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

        The preparation of the consolidated financial statements in conformity with accounting policies generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statement of condition and income and expenses for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for possible loan losses.

Per Share Data

        All share and per share information has been restated giving retroactive effect to stock dividends distributed.

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities classified as "held-to-maturity" are carried at amortized cost for financial statement reporting, while securities classified as "available-for-sale" and "trading" are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2001.

        Mortgage-backed securities held at December 31, 2001 and 2000 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans adjusted for anticipated prepayments. Income recognized under the straight-line method is not materially different from income that would be recognized under the level yield or "interest method". Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

Unearned Discounts

        Consumer loans are frequently made on a discount basis. The amount of the discount is subsequently included in interest income ratably over the term of the related loans to approximate the effective interest method.

Provision and Allowance for Possible Loan Losses

        The allowance for possible loan losses is maintained at a level considered adequate by management to provide for probable loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The provision for possible loan losses is the amount which, in the judgment of management, is necessary to establish the allowance for probable loan losses at a level that is adequate to absorb known and inherent risks in the loan portfolio.

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

Non-Accrual Loans

        The non-accrual loan policy of the Company's bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be un-collectible. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the creditor's financial condition warrants reestablishment of interest accruals.

Other Real Estate Owned

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan possible losses if necessary. Any subsequent write-downs are charged against other non-interest expense. Operating expenses of such properties and gains and losses on their disposition are included in other non-interest expense.

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

Net Income Per Share

        Basic Earnings Per Share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations if dilutive, using the treasury stock method.

Acquisitions and Amortization of Intangible Assets

        Operations of companies acquired in purchase transactions are included in the consolidated statements of income from the respective dates of acquisition. The excess of the purchase price over net identifiable assets acquired (goodwill) and core deposit intangibles are included in intangible assets.

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 141 "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer by amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS no 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assts to Be Disposed Of." SFAS No 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes SFAS No. 121 and is effective for fiscal years beginning after December 15, 2001.

        SFAS No. 141 requires upon adoption of SFAS No. 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill.

        In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. The Company will have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the transitional impairment test. The transitional impairment test is required to be completed as soon as possible, but not later that the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's consolidated statements of income.

        On July 1, 2001, the Company adopted the provisions of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and intangible assets resulting from business combinations after June 30, 2001. The goodwill related to the National Bancshares Corporation of Texas acquisition discussed in Note 2 was not amortized.

        The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and will no longer amortize goodwill related to business combinations consummated before July 1, 2001. As of the date of the adoption, the Company had unamortized goodwill in the amount of $75,869,000 and unamortized identifiable intangible assets in the amount of $21,436,000, all of which are subject to the transition provisions of SFAS No. 141 and No. 142. Amortization expense related to goodwill that will no longer be amortized was $4,189,000, $3,014,000 and $2,645,000, for the years ended December 31, 2001, 2000 and 1999, respectively.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and the carrying value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30. Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes SFAS No. 120, "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed of," and APB Opinion No. 30. The adoption of SFAS No. 144 did not have an impact on the consolidated financial statements.

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

Segments of an Enterprise and Related Information

        The Company applies the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in determining its reportable segments and related disclosures. Management of the Company believes that it does not have separate reportable operating segments under the provisions of SFAS No. 131. The Company's non-banking operations do not meet the threshold for reporting as separate segments.

Derivative Instruments

        The Company currently does not directly engage in hedging activities and does not directly hold any derivative instruments or embedded derivatives. However, the Company's equity method investee, Aircraft Finance Trust ("AFT"), uses derivative instruments to manage the interest rate on the bonds that AFT has issued. The derivative instruments qualify as cash flow hedges using SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" and as such, the Company's proportionate share of changes in fair value of the derivative instruments are included in comprehensive income and accumulated other comprehensive income, net of tax. The Company adopted SFAS No. 133 on January 1, 2001 and the adoption did not have a significant impact on its consolidated financial statements.

Reclassifications

        Certain amounts in the prior year's presentations have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income.

(2) Acquisitions

        On November 20, 2001, the Company acquired approximately 71% of the outstanding common shares of National Bancshares Corporation of Texas ("NBC") through a tender offer by the Company's subsidiary, NBC Acquisitions Corp. ("NBC Acquisitions"), for all the outstanding shares of NBC. On December 31, 2001, the Company acquired the remaining 29% of the outstanding common shares of NBC through the merger of NBC Acquisitions with and into NBC. Prior to the acquisition, NBC was a bank holding company incorporated in Texas and registered under the Bank Holding Company Act. Through its subsidiary, NBC Bank, N.A. Eagle Pass, Texas ("NBC Bank"), NBC conducted a commercial banking business through twelve locations.

        Additionally, on December 31, 2001, NBC Bank was merged with and into the Company's lead bank, International Bank of Commerce, Laredo, Texas, and the three former NBC Bank branches located in Laredo, Texas were transferred to another subsidiary of the Company, Commerce Bank, Laredo, Texas.

        The acquisition of NBC was accounted for as a purchase under the provisions of SFAS No. 141. The purchase price for the outstanding common shares of NBC in the tender offer and the merger was $24.75 per common share, and the total consideration paid to NBC shareholders was $93,681,000 (exclusive of amounts paid to option holders).

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition, in thousands. The Company is in the process of obtaining third party valuations of certain intangible assets; thus, the allocation of the purchase price is subject to refinement.

Cash and due from banks	$73,881
Investments	222,445
Net loans	278,200
Goodwill	24,192
Intangible asset	10,934
Other assets	26,079

Total assets acquired	635,731

Deposits	(531,461)
Other liabilities	(10,589)

Total liabilities assumed	(542,050)

Net assets acquired	$93,681

        The intangible asset is core deposit premium and has a useful life of approximately 10 years. Goodwill and the intangible asset in the amount of approximately $35,126,000 is deductible for tax purposes. The amount of goodwill that was not amortized under the provisions of SFAS No. 142 was not significant.

        The minority income for the period from November 20, 2001 through December 31, 2001 was approximately $122,000 and is included in other non-interest expense in the accompanying consolidated statements of income.

        The following unaudited pro forma financial information is presented to show the impact on the Company's results of operations assuming that the NBC acquisition was consummated on January 1, 2000.

	(Unaudited)
	For the years ended December 31,
	2001	2000
	(Dollars in Thousands, except Per Share Data)
Interest income	$430,161	$461,578
Interest expense	216,396	270,971

Net interest income	213,765	190,607
Provision for possible loan losses	9,546	7,408
Non-interest income	81,967	63,582
Non-interest expense	161,380	131,964

Income before income taxes	124,806	114,817
Income taxes	41,942	36,321

Net income	$82,864	$78,496

Per common share:
Basic	$3.12	$2.93
Diluted	$3.06	$2.89

        Effective April 1, 2001, IBC through its insurance agency subsidiary, acquired the assets of Grove Agency Insurance, Inc., of Corpus Christi, Texas. The acquisition was accounted for as a purchase transaction. In connection with the acquisition, IBC recorded goodwill totaling $1,575,000.

        Effective February 16, 2001, IBC acquired the assets of First Equity Corporation, an Austin-based mortgage banker. The acquisition was accounted for as a purchase transaction. In connection with the acquisition, IBC recorded goodwill totaling $4,864,000.

        Effective October 2, 2000, the Company purchased a controlling interest in the GulfStar Group, a Houston-based investment banking firm serving middle-market corporations primarily in Texas. The acquisition was accounted for as a purchase transaction. In connection with the acquisition, the Company recorded goodwill totaling $13,199,000.

        During 2000, IBC established an insurance agency subsidiary and acquired the assets of two insurance agencies in Texas. The acquisitions were accounted for as purchase transactions. In connection with the acquisitions, IBC recorded goodwill totaling $3,003,000.

        Effective February 19, 1999, IBC purchased certain assets and assumed certain liabilities of the Laredo branch of Pacific Southwest Bank, Corpus Christi, Texas. IBC purchased loans of approximately $4,503,000 and assumed deposits of approximately $27,873,000 and received cash and other assets in the amount of approximately $23,432,000. The acquisition was accounted for as a purchase transaction. IBC recorded goodwill and intangible assets totaling $2,525,000.

(3) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2001 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Obligations of states and political subdivisions	$—	$—	$—	$—	$—
Other securities	2,085	—	—	2,085	2,085

Total investment securities	$2,085	$—	$—	$2,085	$2,085

	Available for sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$151,645	$48	$(3,552)	$148,141	$148,141
Mortgage-backed securities	2,613,236	43,381	(1,200)	2,655,417	2,655,417
Obligations of states and political subdivisions	92,219	42	(2,775)	89,486	89,486
Other securities	27,859	1,121	(1,513)	27,467	27,467
Equity securities	66,629	95	(68)	66,656	66,656

Total investment securities	$2,951,588	$44,687	$(9,108)	$2,987,167	$2,987,167

        The amortized cost and estimated fair value of investment securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$75	$75	$87,091	$87,104
Due after one year through five years	300	300	1,004	1,038
Due after five years through ten years	110	110	—	—
Due after ten years	1,600	1,600	183,628	176,952
Mortgage-backed securities	—	—	2,613,236	2,655,417
Equity securities	—	—	66,629	66,656

Total investment securities	$2,085	$2,085	$2,951,588	$2,987,167

        The amortized cost and estimated fair value by type of investment security at December 31, 2000 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Obligations of states and political subdivisions	$60	$—	$—	$60	$60
Other securities	2,160	—	—	2,160	2,160

Total investment securities	$2,220	$—	$—	$2,220	$2,220

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$278,885	$—	$(34,074)	$244,811	$244,811
Mortgage-backed securities	2,565,642	19,895	(2,214)	2,583,323	2,583,323
Obligations of states and political subdivisions	102,388	2	(5,599)	96,791	96,791
Other securities	93,232	—	(7,509)	85,723	85,723
Equity securities	85,960	108	(90)	85,978	85,978

Total investment securities	$3,126,107	$20,005	$(49,486)	$3,096,626	$3,096,626

        Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac") and the Federal National Mortgage Association ("Fannie Mae").

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $1,951,773,000 and $1,982,624,000, respectively, at December 31, 2001.

        Proceeds from the sale of securities available-for-sale were $568,058,000, $163,085,000 and $616,080,000 during 2001, 2000 and 1999, respectively. Gross gains of $5,693,000, $434,000 and $2,639,000 and gross losses of $6,703,000, $4,632,000 and $2,626,000 were realized on the sales in 2001, 2000 and 1999, respectively.

        The Company maintains the required level of stock at the Federal Home Loan Bank of Dallas, Texas (the "FHLB"). The FHLB stock is included in equity securities and is recorded at cost and totaled $62,046,000 and $85,550,000 at December 31, 2001 and 2000, respectively.

(4) Allowance for Possible Loan Losses

        A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 2001, 2000 and 1999 is as follows:

	2001	2000	1999
	(Dollars in Thousands)
Balance at January 1, 2001	$30,812	$26,770	$25,551

Losses charged to allowance	(4,269)	(3,682)	(6,549)
Recoveries credited to allowance	936	900	1,389

Net losses charged to allowance	(3,333)	(2,782)	(5,160)
Provision charged to operations	8,631	6,824	6,379
Acquired in purchase transaction	3,955	—	—

Balance at December 31, 2001	$40,065	$30,812	$26,770

        Loans accounted for on a non-accrual basis at December 31, 2001, 2000 and 1999 amounted to $8,252,000, $6,273,000 and $7,662,000, respectively. The effect of such non-accrual loans reduced interest income by $695,000, $842,000 and $874,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

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

        Impaired loans were $4,958,000 at December 31, 2001, $5,226,000 at December 31, 2000 and $7,738,000 at December 31, 1999. The average recorded investment in impaired loans during 2001, 2000, and 1999 was $5,997,000, $6,064,000 and $8,028,000, respectively. The total allowance for possible loan losses related to these loans was $515,000, $1,772,000 and $882,000 at December 31, 2001, 2000 and 1999, respectively. Interest income on impaired loans of $412,000, $279,000 and $371,000 was recognized for cash payments received in 2001, 2000 and 1999, respectively.

        Management of the Company recognizes the risks associated with these impaired loans. However, management's decision to place loans in this category does not necessarily mean that losses will occur.

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2001 was adequate to absorb probable losses from loans in the portfolio at that date.

(5) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2001 and 2000 were as follows:

	Estimated useful lives	2001	2000
		(Dollars in Thousands)
Bank buildings and improvements	5-40 years	$141,661	$119,682
Furniture, equipment and vehicles	1-20 years	103,752	86,758
Land		36,042	27,499
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7-27 years	1,123	1,174
Less: accumulated depreciation		(92,527)	(79,590)

Bank premises and equipment, net		$190,051	$155,523

(6) Deposits

        Deposits as of December 31, 2001 and 2000 and related interest expense for the years ended December 31, 2001, 2000 and 1999 were as follows:

	2001	2000
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$627,135	$503,863
Foreign	68,083	69,818

Total demand non-interest bearing	695,218	573,681

Savings and interest bearing demand
Domestic	930,861	692,513
Foreign	282,382	221,381

Total savings and interest bearing demand	1,213,243	913,894

Time, certificates of deposit $100,000 or more
Domestic	519,819	504,293
Foreign	1,024,136	961,902
Less than $100,000
Domestic	519,480	464,290
Foreign	360,938	326,538

Total time, certificates of deposit	2,424,373	2,257,023

Total deposits	$4,332,834	$3,744,598

	2001	2000	1999
	(Dollars in Thousands)
Interest Expense:
Savings and interest bearing demand
Domestic	$18,636	$21,756	$21,678
Foreign	4,949	6,189	5,504

Total savings and interest bearing demand	23,585	27,945	27,182

Time, certificates of deposit 100,000 or more
Domestic	25,609	28,359	22,790
Foreign	46,447	51,675	38,497
Less than $100,000
Domestic	21,402	24,756	24,158
Foreign	13,296	15,953	12,181

Total time, certificates of deposit	106,754	120,743	97,626

Total interest expense on deposits	$130,339	$148,688	$124,808

(7) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with the FHLB and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $478,875,000, $145,096,000 and $124,276,000 during 2001, 2000 and 1999, respectively, and the maximum amount outstanding at any month end during 2001, 2000 and 1999 was $769,262,000, $231,663,000 and $136,066,000, respectively.

        Further information related to repurchase agreements at December 31, 2001 and 2000 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2001 Term:
Overnight agreements	$272,657	$272,401	$274,946	1.76%
1 to 29 days	45,282	45,810	31,594	3.74%
30 to 90 days	84,606	86,133	59,874	3.22%
Over 90 days	354,064	358,740	348,261	4.90%

Total	$756,609	$763,084	$714,675	2.83%

December 31, 2000 Term:
Overnight agreements	$16,214	$16,252	$8,161	5.70%
1 to 29 days	36,400	36,381	29,664	6.15%
30 to 90 days	75,938	76,129	50,072	6.17%
Over 90 days	173,224	175,514	142,211	5.87%

Total	$301,776	$304,276	$230,108	5.96%

        The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(8) Other Borrowed Funds and Long Term Debt

        Other borrowed funds and long term debt as of December 31, 2001 and 2000 were as follows:

	2001	2000
	(Dollars in Thousands)
Federal Home Loan Bank borrowings	$709,296	$1,432,500
Capital Securities	68,000	—

Total other borrowings and long term debt	$777,296	$1,432,500

        Federal Home Loan Bank borrowings are short term fixed borrowings issued by the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities. The weighted average interest rate on the short-term fixed borrowings outstanding at December 31, 2001 and 2000 was 1.96% and 6.56%, respectively, and the weighted average interest rate for the year 2001 and 2000 was 2.06% and 6.46%, respectively. The average daily balance on short-term fixed borrowings was $1,337,947,000 and $1,396,537,000 during

2001 and 2000, respectively, and the maximum amount outstanding at any month end during 2001 and 2000 was $1,605,000,000 and $1,609,000,000, respectively.

        On March 16, 2001, the Company formed International Bancshares Capital Trust I ("Trust I"), a statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On March 28, 2001, Trust I issued $10,000,000 of 10.18% Capital Securities. The Capital Securities accrue interest at a fixed rate of 10.18%, payable semi-annually beginning June 8, 2001. The Capital Securities will mature June 8, 2031; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on or after June 8, 2011, or (b) in whole within 90 days upon the occurrence prior to June 8, 2011, and continuance of any one of certain legal, regulatory, or tax events.

        On June 28, 2001, the Company formed International Bancshares Capital Trust II ("Trust II"), a statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On July 16, 2001, Trust II issued $25,000,000 of Capital Securities. The Capital Securities accrue interest at a floating rate (7.57% as of December 31, 2001) of 3.75% over the London Interbank Offer Rate ("LIBOR"), payable semi-annually beginning January 25, 2002. The Capital Securities will mature July 25, 2031; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after July 25, 2006, or (b) in whole within 90 days upon the occurrence of any one of certain legal, regulatory, or tax events.

        On November 9, 2001, the Company formed International Bancshares Capital Trust III ("Trust III"), a statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On November 28, 2001, Trust III issued $33,000,000 of Capital Securities. The Capital Securities accrue interest at a floating rate (5.97% as of December 31, 2001) of 3.75% over the LIBOR, payable semi-annually beginning June 8, 2002. The Capital Securities will mature December 8, 2031; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after December 8, 2006, or (b) in whole within 90 days upon the occurrence of any one of certain legal, regulatory, or tax events.

        The Capital Securities are subordinated and junior in right of payment to all present and future senior indebtedness of the Company, and are pari passu with one another. The Company has fully and unconditionally guaranteed the obligations of each of Trusts I, II, and III with respect to the Capital Securities. The Company has the right, unless an Event of Default has occurred and is continuing, to defer payment of interest on the Capital Securities for up to ten consecutive semi-annual periods. The redemption prior to maturity of any of the Capital Securities may require the prior approval of the Federal Reserve and/or other regulatory bodies.

(9) Earnings per Share

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS at December 31, 2001, 2000, and 1999 is set forth in the following table:

	Income (Numerator)	Shares (Denominator)	Per-Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2001:
Basic EPS
Net income	$83,342	26,460,845	$3.15
Potential dilutive common shares		485,045

Diluted EPS	$83,342	26,945,890	$3.09

December 31, 2000:
Basic EPS
Net income	$75,174	26,785,955	$2.81
Potential dilutive common shares		338,481

Diluted EPS	$75,174	27,124,436	$2.77

December 31, 1999:
Basic EPS
Net income	$66,248	27,285,620	$2.43
Potential dilutive common shares		475,176

Diluted EPS	$66,248	27,760,796	$2.39

(10) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $2,084,490, $1,844,878 and $1,722,600 were charged to income for the years ended December 31, 2001, 2000, and 1999, respectively.

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

        A summary of assets attributable to international operations at December 31, 2001 and 2000 are as follows:

	2001	2000
	(Dollars in Thousands)
Loans:
Commercial	$228,610	$242,450
Others	44,428	35,669

	273,038	278,119
Less allowance for possible loan losses	(1,502)	(1,831)

Net loans	$271,536	$276,288

Accrued interest receivable	$1,282	$2,630

        At December 31, 2001, the Company had $8,443,000 in outstanding international commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities which are available to various Mexican banks doing business with the Company.

        Income directly attributable to international operations was $22,389,000, $22,826,000 and $15,317,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

(12) Income Taxes

        The Company files a consolidated U.S. Federal income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2001	2000	1999
	(Dollars in Thousands)
Current
U.S.	$38,849	$25,702	$32,413
Foreign	70	123	102

Total current taxes	38,919	25,825	32,515
Deferred	2,802	7,592	4,372

Total income taxes	$41,721	$33,417	$36,887

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2001, 2000 and 1999 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2001	2000	1999
	(Dollars in Thousands)
Computed expected tax expense	$43,772	$38,007	$36,097
Change in taxes resulting from:
Tax-exempt interest income	(1,590)	(1,596)	(1,397)
Leasing activities	1,239	(1,386)	3,193
Employee benefits	(2,110)	(1,994)	(1,609)
Other	410	386	603

Actual tax expense	$41,721	$33,417	$36,887

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are reflected below:

	2001	2000
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for possible loan losses	$11,863	$10,144
Net unrealized loss on derivative instruments of equity method investee	2,641	—
Other real estate owned	267	251
Accrued expenses	—	42
Net unrealized losses on available for sale investment securities	—	10,318
Other	348	236

Total deferred tax assets	15,119	20,991

Deferred tax liabilities:
Net unrealized gains on available for sale investment securities	(12,439)	—
Lease financing receivable	(16,871)	(12,951)
Bank premises and equipment, principally due to differences in depreciation	(2,822)	(2,146)
FHLB stock	(4,433)	(5,040)
Other	(1,234)	(616)

Total deferred tax liabilities	(37,799)	(20,753)

Net deferred tax asset (liability)	$(22,680)	$238

        The net deferred tax liability of $22,680,000 at December 31, 2001 is included in other liabilities and the net deferred tax asset of $238,000 at December 31, 2000 is included in other assets in the consolidated statement of condition.

        The Company did not record a valuation allowance against deferred tax assets at December 31, 2001, 2000 and 1999 because management has concluded it is more likely than not the Company will have future taxable earnings in excess of future tax deductions.

(13) Other Investments

        Included in other investments is the Company's 20% investment in Aircraft Finance Trust ("AFT"), a special purpose business trust formed to acquire, finance, refinance, own, lease, sublease, sell and maintain aircraft. As of December 31, 2001 and 2000 the Company's investment in AFT was $8,900,000 and $11,780,000, respectively. The Company accounts for the investment in AFT under the equity method of accounting. AFT uses interest rate swap derivatives to convert variable rate debt to fixed rate debt. The interest rate swap derivatives meet the SFAS No. 133 requirements for cash flow hedges and as such, the Company's proportionate share of the change in the fair value of the interest rate swap derivatives is recorded in comprehensive income and accumulated comprehensive income.

(14) Stock Options

        On April 3, 1996, the Board of Directors adopted the 1996 International Bancshares Corporation Stock Option Plan (the "1996 Plan"). The 1996 Plan replaced the 1987 International Bancshares Corporation Key Contributor Stock Option Plan (the "1987 Plan"). On April 5, 2001, the Board of Directors amended the 1996 plan and added 300,000 shares to the plan. Under the 1987 Plan and the 1996 Plan both qualified incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years.

        The Company granted nonqualified stock options exercisable for a total of 150,000 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under either the 1987 Plan or the 1996 Plan. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on or about the date of grant.

        The following schedule summarizes the pertinent information (adjusted for stock distributions) with regard to stock.

	Option Price per share	Options outstanding
Balance at December 31, 1998		1,215,853
Terminated	$5.46 - 30.25	(50,610)
Granted	24.57 - 25.47	242,375
Exercised	5.46 - 30.25	(96,504)

Balance at December 31, 1999		1,311,114
Terminated	$12.00 - 34.40	(750)
Granted	25.60 - 26.30	166,250
Exercised	12.59 - 24.18	(108,954)

Balance at December 31, 2000		1,367,660
Terminated	$10.06	(54,263)
Granted	34.00 - 36.50	245,750
Exercised	10.48 - 27.52	(105,513)

Balance at December 31, 2001		1,453,634

        At December 31, 2001 and 2000, 732,012 and 531,004 options were exercisable, respectively, and as of December 31, 2001, 228,879 shares were available for future grants under the 1996 Plan, as amended. All options granted under the 1987 Plan and the 1996 Plan had an option price of not less than the fair market value of the Company's common stock at the date of grant and a vesting period of five years.

        The following table summarizes information about stock options outstanding at December 31, 2001:

	Options Outstanding
				Options Exercisable
		Weighted- Average Remaining Contractual Life
Range of Exercise prices	Number Outstanding at 12/31/01		Weighted- Average Exercise Price	Number Exercisable At 12/31/01	Weighted- Average Exercise Price
$10.06	194,541	1.5 years	$10.06	194,541	$10.06
19.34 - 26.62	547,006	3.4 years	19.55	437,604	19.55
24.58 - 25.47	27,832	4.10 years	24.70	16,699	24.70
23.55 - 27.52	271,505	6.3 years	19.53	50,918	19.53
25.60 - 26.30	166,250	6.10 years	25.94	32,250	25.94
34.00 - 36.50	246,500	7.9 years	34.18	—	34.18

$10.06 - 36.50	1,453,634			732,012

        The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the following pro forma disclosure required by SFAS No. 123.

        The fair values of options at date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2001	2000	1999
Expected life (years)	5	5	6
Interest rate	4.42%	5.81%	5.54%
Volatility	31.14%	35.54%	33.68%

        The following schedule shows total net income as reported and the pro forma results:

		2001	2000	1999
Net income	As reported	$83,342	$75,174	$66,248
	Pro forma	81,145	73,199	64,478
Basic earnings	As reported	$3.15	$2.81	$2.43
	Pro forma	3.07	2.73	2.36
Diluted earnings	As reported	$3.09	$2.77	$2.39
	Pro forma	3.01	2.70	2.32

        The Company has a formal stock repurchase program and as part of the program, the Company occasionally repurchases shares of Common Stock related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders.

(15) Commitments and Contingent Liabilities

        The Company is involved in various legal proceedings that are in various stages of litigation. Some of these actions allege "lender liability" claims on a variety of theories and claim substantial actual and punitive damages. The Company has determined, based on discussions with its counsel that any material loss in such actions, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material to the consolidated financial position or results of operations of the Company. However, many of these matters are in various stages of proceedings and further developments could cause management to revise its assessment of these matters.

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2001, 2000 and 1999 and non-cancellable lease commitments at December 31, 2001 were not significant.

        Cash of approximately $43,671,000 and $28,480,000 at December 31, 2001 and 2000, respectively, was maintained to satisfy regulatory reserve requirements.

        The Company's lead bank subsidiary has invested in partnerships which have entered into several lease financing transactions. The lease financing transactions in two of the partnerships have been examined by the Internal Revenue Service ("IRS"). In both partnerships, the lead bank subsidiary is the owner of a ninety-nine percent (99%) limited partnership interest. The IRS has issued a Notice of Proposed Adjustments to Affected Items of a Partnership to each of the partnerships for the lease financing transactions. Each of the partnerships has submitted a Protest contesting the adjustments. The IRS has issued a Notice of Final Partnership Administrative Adjustment ("FTPAA") to one of the partnerships and on September 25, 2001 the Company filed a lawsuit contesting the FPAA. Prior to filing the lawsuit the Company was required to deposit the estimated tax due of approximately $4,083,000 with the IRS pursuant to the Internal Revenue Code. No reliable prediction can be made at this time as to the likely outcome of the lawsuit or the IRS proceedings regarding the other partnership. However, if the lawsuit and the IRS proceedings are decided adversely to the partnerships, all or a portion of the $12 million in tax benefits previously recognized by the Company in connection with the partnerships' lease financing transactions would be in question. Management has estimated the Company's exposure in connection with these transactions and has reserved an appropriate amount based on the estimated exposure at December 31, 2001. Management intends to continue to evaluate the merits of each matter and make appropriate revisions to the reserve amount as deemed necessary.

(16) Transactions with Related Parties

        In the ordinary course of business, the Corporation and its subsidiaries make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $31,014,000 and $38,701,000 at December 31, 2001 and 2000, respectively. During 2001, $15,810,000 of new loans were made and repayments totaled $23,497,000.

(17) Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-balance sheet risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2001, the following financial instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$655,677,000
Credit card lines	33,058,000
Letters of credit	53,346,000

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

(18) Dividend Restrictions and Capital Requirements

        Bank regulatory agencies limit the amount of dividends which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2001, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $81,000,000, assuming that each subsidiary bank continues to be classified as "well capitalized" pursuant to the applicable regulations. The restricted capital of the bank subsidiaries was approximately $438,694,000. The undivided profits of the bank subsidiaries was $179,533,000. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

        The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2001, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

        As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2001 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in thousands)
As of December 31, 2001:
Total Capital (to Risk Weighted Assets):
Consolidated	$490,124	15.06%	$260,339	8.00%	$325,424	10.00%
International Bank of Commerce, Laredo	370,123	13.42	220,595	8.00	275,743	10.00
International Bank of Commerce, Brownsville	43,797	18.42	19,022	8.00	23,777	10.00
International Bank of Commerce, Zapata	20,291	28.66	5,665	8.00	7,081	10.00
Commerce Bank	22,180	12.96	13,694	8.00	17,117	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$450,059	13.83%	$130,170	4.00%	$195,524	6.00%
International Bank of Commerce, Laredo	336,486	12.20	110,297	4.00	165,446	6.00
International Bank of Commerce, Brownsville	40,822	17.17	9,511	4.00	14,266	6.00
International Bank of Commerce, Zapata	19,737	27.88	2,832	4.00	4,249	6.00
Commerce Bank	20,034	11.70	6,847	4.00	10,270	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$450,059	6.67%	$270,032	4.00%	$337,540	5.00%
International Bank of Commerce, Laredo	336,486	7.00	192,178	4.00	240,223	5.00
International Bank of Commerce, Brownsville	40,822	8.15	20,037	4.00	25,046	5.00
International Bank of Commerce, Zapata	19,737	9.72	8,126	4.00	10,158	5.00
Commerce Bank	20,034	8.33	9,624	4.00	12,030	5.00

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2000 are also presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in thousands)
As of December 31, 2000:
Total Capital (to Risk Weighted Assets):
Consolidated	$412,080	14.29%	$230,631	8.00%	$288,288	10.00%
International Bank of Commerce, Laredo	310,379	12.51	198,414	8.00	248,018	10.00
International Bank of Commerce, Brownsville	44,738	19.32	18,522	8.00	23,153	10.00
International Bank of Commerce, Zapata	16,846	25.96	5,192	8.00	6,490	10.00
Commerce Bank	19,736	19.98	7,902	8.00	9,877	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$381,260	13.23%	$115,315	4.00%	$172,973	6.00%
International Bank of Commerce, Laredo	283,885	11.45	99,207	4.00	148,811	6.00
International Bank of Commerce, Brownsville	42,333	18.28	9,261	4.00	13,892	6.00
International Bank of Commerce, Zapata	16,279	25.08	2,596	4.00	3,894	6.00
Commerce Bank	18,500	18.73	3,951	4.00	5,926	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$381,260	6.54%	$233,028	4.00%	$291,286	5.00%
International Bank of Commerce, Laredo	283,885	5.86	193,687	4.00	242,109	5.00
International Bank of Commerce, Brownsville	42,333	8.01	21,152	4.00	26,440	5.00
International Bank of Commerce, Zapata	16,279	7.05	9,235	4.00	11,544	5.00
Commerce Bank	18,500	7.49	9,878	4.00	12,347	5.00

(19) Fair Value of Financial Instruments

      The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2001 and 2000 are outlined below.

  Cash and Due From Banks and Federal Funds Sold

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

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2001 and 2000, the carrying amount of fixed rate performing loans was $1,406,367,000 and $789,028,000 respectively, and the estimated fair value was $1,406,633,000 and $788,619,000, respectively.

        Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market and specific borrower information. As of December 31, 2001 and 2000, the net carrying amount of non-performing loans was a reasonable estimate of the fair value.

  Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2001 and 2000. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2001 and 2000, the carrying amount of time deposits was $2,424,673,000 and $2,257,023,000, respectively, and the estimated fair value was $2,395,652,000 and $2,259,960,000, respectively.

  Securities Sold Under Repurchase Agreements, Other Borrowed Funds and Subordinated Debt

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2001 and 2000.

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

(20) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2001 and 2000
(Dollars in Thousands)

	2001	2000
ASSETS
Cash	$551	$733
Repurchase Agreements	2,600	—
Other investments	6,654	5,788
Notes receivable	30,683	35,381
Investment in subsidiaries	518,263	369,217
Other assets	8,417	6,270

Total assets	567,168	417,389

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Due to IBC Trusts (Subordinated Debentures)	68,000	—
Due to IBC Trading	21	21
Due to IBC Capital Trust	28	—
Other liabilities	2,091	476

Total liabilities	70,140	497

Shareholders' equity:
Common shares	33,214	26,481
Surplus	27,564	25,933
Retained earnings	490,328	434,796
Accumulated other comprehensive income (loss)	18,221	(19,163)

	569,327	468,047
Less cost of shares in treasury	(72,299)	(51,155)

Total shareholders' equity	497,028	416,892

Total liabilities and shareholders' equity	$567,168	$417,389

(21) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2001, 2000 and 1999
(Dollars in Thousands)

	2001	2000	1999
Income:
Dividends from subsidiaries	$88,245	$22,000	$30,500
Interest income on notes receivable	2,985	3,771	4,463
Interest income on investments	899	399	506
Other interest income	310	321	343
Gain on sale of other securities	—	386	—
Other	3,097	904	1,316

Total income	95,536	27,781	37,128

Expenses:
Interest Expense (Debentures)	2,014	—	—
Other	967	476	382

Total expenses	2,981	476	382

Income before federal income taxes and equity in undistributed net income of subsidiaries	92,555	27,305	36,746
Federal income tax expense	578	663	873

Income before equity in undistributed net income of subsidiaries	91,977	26,642	35,873
Equity in undistributed (dividends in excess of) net income of subsidiaries	(8,635)	48,532	30,375

Net income	$83,342	$75,174	$66,248

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2001, 2000 and 1999
(Dollars in Thousands)

	2001	2000	1999
Operating activities:
Net income	$83,342	$75,174	$66,248
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of other investments	—	(386)	—
Increase (decrease) in other liabilities	1,643	462	(678)
Equity in undistributed net income of subsidiaries	8,635	(48,532)	(30,375)

Net cash provided by operating activities	93,620	26,718	35,195

Investing activities:
Contributions to subsidiaries	(119,157)	(10,494)	(10,965)
Purchase of repurchase agreement with banks	(2,600)	—	(2,500)
Proceeds from repurchase agreement with banks	—	—	4,100
Proceeds from sales of available for sale securities	—	1,404	—
Purchase of available for sale other securities	(5,000)	—	—
Principal collected on mortgage-backed securities	3,223	1,426	2,087
Net decrease in notes receivable	4,698	6,993	7,551
Decrease in other assets	(2,377)	3,926	2,048

Net cash provided by (used in) investing activities	(121,213)	3,255	2,321

Financing activities:
Proceeds from issuance of subordinated debentures	68,000	—	—
Proceeds from stock transactions	1,736	1,992	1,898
Payments of cash dividends	(21,158)	(21,016)	(17,102)
Payments of cash dividends in lieu of fractional shares	(24)	(24)	(26)
Purchase of treasury stock	(21,143)	(10,419)	(22,156)

Net cash provided by (used in) financing Activities	27,411	(29,467)	(37,386)

Increase (decrease) in cash and cash equivalents	(182)	506	130
Cash at beginning of year	733	227	97

Cash at end of year	$551	$733	$227

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2001
Interest income	$88,155	$93,748	$101,936	$109,572
Interest expense	37,075	45,817	54,882	63,034

Net interest income	51,080	47,931	47,054	46,538
Provision for possible loan losses	2,114	1,962	2,428	2,127
Non-interest income	18,772	20,196	18,810	18,754
Non-interest expense	37,199	33,928	33,488	30,826

Income before income taxes	30,539	32,237	29,948	32,339
Income taxes	10,146	10,793	10,048	10,734

Net income	$20,393	$21,444	$19,900	$21,605

Per common share:
Basic	$.78	$.81	$.75	$1.01
Diluted	$.76	$.80	$.73	$1.00
2000
Interest income	$111,167	$108,115	$104,993	$97,352
Interest expense	69,108	66,106	60,546	55,996

Net interest income	42,059	42,009	44,447	41,356
Provision for possible loan losses	1,734	1,756	1,758	1,576
Non-interest income	13,760	15,634	14,888	13,219
Non-interest expense	31,455	28,655	26,730	25,117

Income before income taxes	22,630	27,232	30,847	27,882
Income taxes	6,463	8,492	9,760	8,702

Net income	$16,167	$18,740	$21,087	$19,180

Per common share:
Basic	$.61	$.70	$.79	$.89
Diluted	$.60	$.69	$.78	$.89

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS
DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	President
International Bank of Commerce
R. DAVID GUERRA	R. DAVID GUERRA
Vice President	President
International Bank of Commerce
EDUARDO J. FARIAS	Branch in McAllen, Texas
Vice President
LEONARDO SALINAS
RICHARD CAPPS	Investments
Vice President
LESTER AVIGAEL
IMELDA NAVARRO	Retail Merchant
Treasurer	Chairman of the Board
International Bank of Commerce
WILLIAM CUELLAR
Auditor	IRVING GREENBLUM
Retail Merchant
LUISA D. BENAVIDES
Secretary	RICHARD E. HAYNES
Attorney at Law
MARISA V. SANTOS	Real Estate Investments
Assistant Secretary
SIOMA NEIMAN
International Entrepreneur
PEGGY J. NEWMAN
Investments
DANIEL B. HASTINGS, JR.
Licensed U.S. Custom Broker
President
Daniel B. Hastings, Inc.
ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation;
Investments

QuickLinks

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES (Consolidated)
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
Financial Condition
Liquidity and Capital Resources
Contractual Obligations and Commercial Commitments
Critical Accounting Policies
Recent Accounting Standards Issued
Common Stock and Dividends
Recent Sales of Unregistered Securities
INDEPENDENT AUDITORS' REPORT
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2001 and 2000 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2001, 2000 and 1999 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2001, 2000, and 1999 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2001, 2000 and 1999 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2001, 2000 and 1999 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only)
December 31, 2001 and 2000 (Dollars in Thousands)
Statements of Income (Parent Company Only)
Years ended December 31, 2001, 2000 and 1999 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only)
Years ended December 31, 2001, 2000 and 1999 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS