Form 10-K, Exhibit 13
period 2002-12-31
INTERNATIONAL BANCSHARES CORP
filed 2003-03-31
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

SELECTED FINANCIAL DATA

	AT OR FOR THE YEARS ENDED DECEMBER 31,
	2002	2001	2000	1999	1998
	(Dollars in Thousands, Except Per Share Data)
BALANCE SHEET
Assets	$6,495,635	$6,381,401	$5,860,714	$5,421,804	$4,987,877
Net loans	2,725,349	2,608,467	2,212,467	1,876,754	1,589,788
Deposits	4,239,899	4,332,834	3,744,598	3,527,212	3,369,637
Other borrowed funds	1,185,857	777,296	1,432,500	1,380,000	1,074,000
Shareholders' equity	547,264	497,028	416,892	353,436	370,283
INCOME STATEMENT
Interest income	$353,928	$390,355	$415,332	$337,219	$323,632
Interest expense	116,415	200,808	251,756	185,205	181,909

Net interest income	237,513	189,547	163,576	152,014	141,723
Provision for possible loan losses	8,541	8,631	6,824	6,379	8,571
Non-interest income	85,645	79,588	63,796	64,483	44,240
Non-interest expense	154,843	135,441	111,957	106,983	99,047

Income before income taxes and cumulative change in accounting principle	159,774	125,063	108,591	103,135	78,345
Income taxes	54,013	41,721	33,417	36,887	24,620
Cumulative effect of a change in accounting principle, net of taxes	5,130	—	—	—	—

Net income	$100,631	$83,342	$75,174	$66,248	$53,725

Adjusted net income	$100,631	$86,188	$77,266	$68,132	$55,633

Per common share:
Basic	$3.15	$2.52	$2.25	$1.94	$1.56
Diluted	$3.08	$2.47	$2.22	$1.91	$1.52
Adjusted per common share:
Basic	$3.15	$2.61	$2.31	$2.00	$1.61
Diluted	$3.08	$2.56	$2.28	$1.96	$1.58

        Note 1: See note 2 of notes to the consolidated financial statements regarding the acquisitions made by International Bancshares Corporation and its subsidiaries in 2002 and 2001.

        Note 2: See note 8 of notes to the consolidated financial statements regarding the other borrowed funds of the Company and its subsidiaries.

        Note 3: See note 15 of notes to the consolidated financial statements regarding the discontinuation of goodwill amortization. On January 1, 2002, the Company adopted the remaining provisions of SFAS No. 142, which discontinued amortization of goodwill. Accordingly, there is no adjusted net income or per common share data for the year ended December 31, 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company") on a consolidated basis for the three-year period ended December 31, 2002. The Company is a financial holding company with four bank subsidiaries operating in over 95 main banking and branch facilities in South and Southeast Texas, and ten non-bank subsidiaries. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

        Risk factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others the following possibilities: (I) changes in interest rates and market prices, which could reduce the Company's net interest margins, asset valuations and expense expectations, (II) changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins, (III) changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, banking, tax, securities, insurance and employment laws and regulations, (IV) the loss of senior management or operating personnel, (V) increased competition from both within and outside the banking industry, (VI) changes in local, national and international economic business conditions which adversely affect the Company's customers and their ability to transact profitable business with the Company, including the ability of its borrowers to repay their loans according to their terms or a change in the value of the related collateral, (VII) the timing, impact and other uncertainties of the Company's potential future acquisitions including the Company's ability to identify suitable potential future acquisition candidates, the success or failure in the integration of their operations, and the Company's ability to maintain its current branch network and to enter new markets successfully and capitalize on growth opportunities, (VIII) changes in the Company's ability to pay dividends on its Common Stock, (IX) the effects of the litigation and proceedings pending with the Internal Revenue Service regarding the Company's lease financing transactions, and (X) additions to the Company's loan loss reserves as the result of changes in local, national, or international conditions which adversely affect the Company's customers. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Results of Operations

  Overview

        Net income for 2002 was $100,631,000, or $3.15 per share—basic ($3.08 per share—diluted), compared with $83,342,000, or $2.52 per share—basic ($2.47 per share—diluted), in 2002 and $75,174,000, or $2.25 per share—basic ($2.22 per share—diluted), in 2001.

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

        The Company accounts for its investment in AFT under the equity method of accounting. AFT utilizes derivative instruments to manage the interest rate on bonds that it has issued. The derivatives qualify as cash flow hedges and are reported at fair value. The Company records its proportionate share of the fair value of the derivatives as an increase or decrease in the investment in AFT and accumulated other comprehensive income, net of tax. The Company's proportionate share of earnings or losses of AFT were losses of $6,799,000 and $1,766,000 for the years ended December 31, 2002 and 2001, respectively, and earnings of $1,069,000 for the year ended December 31, 2000. Because of the losses from operations that AFT has reported as a result of the events of September 11 and the impact on the airline industry including continued declines in air travel and continued reduced demand for commercial aircraft, the Company evaluated its investment, which resulted in the Company recording an impairment charge of $6,081,000 in 2002. At December 31, 2002 and 2001, the Company's investment in AFT, excluding its proportionate share of the fair value of the AFT derivatives, was $948,000 and $13,828,000, respectively. The Company's investment including the proportionate share of the fair value of the AFT derivatives at December 31, 2002 and 2001, was $0 and $6,281,000, respectively.

        On March 13, 2002, Albertson's, Inc. announced its intention to exit substantially all of the Company's markets. The Company began its relationship with Albertson's in 1995. 39 Albertson's supermarkets and the related in-store branches of the Company located in Houston, San Antonio, Brownsville, Corpus Christi, Laredo, Endinburg, San Juan, Pharr, Mission, Weslaco and Harlingen have been closed. On June 7, 2002, H-E-B agreed to purchase certain former Albertson's locations in San Antonio and the Rio Grande Valley. The Company subsequently agreed with H-E-B to open in 5 of the Company's previous in-store locations and the Company also agreed to open an in-store branch in another former Albertson's store that was not occupied by the Company. On May 10, 2002, Kroger Co. agreed to purchase certain former Albertson's locations in Houston. The Company subsequently agreed with Kroger to open in 3 of the Company's previous in-store locations. During the third quarter 2002, the Company concluded that the remaining in-store locations would not be re-opened and wrote off $1,159,000 of its investment in the related in-store branches. The Company will continue to maintain 1 Albertson's in-store branch in the New Braunfels market that was not closed by Albertson's. As a result of the new branch arrangements in Houston and San Antonio and the Company's extensive branch network, the Company does not expect any further significant loss of its deposit base or a significant impact from the branch closings on its consolidated financial condition or results of operations.

        On August 1, 2002, the Company completed its sale of three non-strategic bank branches in Rockdale, Taylor and Giddings, Texas to Citizens National Bank located in Cameron, Texas. The branches were previously acquired by the Company as part of its acquisition of National Bancshares Corporation in the fourth quarter of 2001 and represented approximately $36.3 million in loans and $93.1 million in deposits. As a result of the sale, the Company recorded a gain of $3.1 million.

        Total assets at December 31, 2002 grew 1.8% to $6,495,635,000 from $6,381,401,000 at December 31, 2001, and grew 8.9% in 2001 from $5,860,714,000 at December 31, 2000. Net loans increased 4.5% to $2,725,349,000 at December 31, 2002 from $2,608,467,000 at December 31, 2001 and grew 17.9% in 2001 from $2,212,467,000 at December 31, 2000. Deposits at December 31, 2002 were $4,239,899,000, a decrease of 2.1% from $4,332,834,000 at December 31, 2001, which represented an increase of 15.7% over $3,744,598,000 at December 31, 2000. The decrease in deposits and slight increase in assets from 2002 to 2001 is primarily attributed to the sale of the bank branches. The aggregate amount of certificates of indebtedness with the Federal Home Loan Bank of Dallas ("FHLB") increased to $1,050,857,000 at December 31, 2002 from the $709,296,000 at December 31, 2001. Long term debt of $135,000,000 in the form of trust preferred securities was issued in 2002 and 2001. Trust preferred securities, certificates of indebtedness and the deposits are used to fund the earning asset base of the Company.

  Net Interest Income

        Net interest income in 2002 increased by $47,966,000, or 25.3%, over that in 2001, while net interest income in 2001 increased by $25,971,000, or 15.9%, over that in 2000. The net yield on average interest earning assets increased by 0.61% from 3.53% in 2001 to 4.14% in 2002. The net yield on average interest earning assets increased by 0.3% in 2001 to 3.53% from 3.23% in 2000. Average interest earning assets increased 6.8% from $5,376,790,000 in 2001, to $5,741,369,000 in 2002 and increased 4.5% from $5,147,489,000 in 2000 to $5,376,790,000 in 2001, which contributed to the growth in net interest income for 2002 and 2001, respectively. Due to decreasing market rates in 2002 and 2001, the Company consequently lowered interest rates on loans and deposits, which in turn affected the yield on interest earning assets and interest bearing liabilities. The yield on average interest earning assets decreased 1.1% from 7.26% in 2001 to 6.16% in 2002, and the rates paid on average interest bearing liabilities decreased 1.86% from 4.13% in 2001 to 2.27% in 2002. The yield on average interest earning assets decreased .93% from 8.19% in 2000 to 7.26% in 2001 and the rates paid on average interest bearing liabilities decreased 1.2% from 5.33% in 2000 to 4.13% in 2001.

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

        As part of its strategy to manage interest rate risk, the Company strives to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change the Company's interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. Management currently believes that the Company is properly positioned for interest rate changes; however if management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

  Non-Interest Income

        Non-interest income increased 7.6% in 2002 to $85,645,000 from $79,588,000 in 2001, and increased 24.8% in 2001 from $63,796,000 in 2000. Service charges and fees on deposit accounts and other banking services provided increased $3,007,000 from 2001 to 2002 as a result of the acquisition of NBC Bank and new products offerred by the Company. Investment securities gains of $2,303,000 were recorded in 2002 compared to losses of $1,010,000 for 2001. These gains in 2002 and losses in 2001 occurred due to a bond program to reposition a portion of the Company's bond portfolio and take advantage of higher bond yields. Non-interest income includes income on other investments. Income on other investments decreased by 124.4% in 2002 to $(2,598,000) from $10,536,000 in 2001, which represented a 23.7% decrease from $13,941,000 in 2000. The decrease in 2002 can be attributed to losses taken by the Company on its investment in AFT. Other non-interest income increased $3,383,000 primarily from the gain recorded on the sale of the branches.

  Non-Interest Expense

        Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. Non-interest expense includes such items as wages and employee benefits, net occupancy expenses, equipment expenses and other operating expenses such as Federal Deposit Insurance Corporation ("FDIC") insurance. Non-interest expense increased 14.3% in 2002 to $154,843,000 from $135,441,000 in 2001, which increased 21.0% from $111,957,000 in 2000. The increases in non-interest expense for the three years ended 2002 were due to the expanded operations of the Company's bank subsidiaries.

        The efficiency ratio, a measure of non-interest expense to net interest income plus non-interest income, was 47.92% for the year ended December 31, 2002, compared to 50.32% for the year ended December 31, 2001. The Company's efficiency ratio has been under 53% for each of the last five years, which the Company believes is better than national peer group ratios.

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

Financial Condition

  Loans and Allowance for Possible Loan Loss

        Most of the Company's lending activities involve commercial (domestic and foreign), consumer and real estate mortgage financing. In 2002, the Company's efforts to increase its loan volume resulted in an increase of 14.5% in average domestic loans from $2,111,103,000 for 2001 to $2,416,259,000 in 2002 and an increase of 0.3% in average foreign loans from $247,784,000 for 2001 to $248,597,000 in 2002 for an increase of 13.0% in total average loans from $2,358,887,000 for 2001 to $2,664,856,000 in 2002. The average yield for these loans decreased 1.4% for domestic loans and decreased by 3.4% for foreign loans in 2002 as compared to 2001. The Company experienced an increase of 14% in average domestic loans from 2000 to 2001 and a .26% increase in average foreign loans from 2000 to 2001. The yield for these loans decreased 1.9% for domestic loans and decreased by 0.2% for foreign loans in 2001 as compared to 2000.

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, which have not been funded, were $722,453,000 at December 31, 2002. See Note 18 to the Consolidated Financial Statements.

        The allowance for possible loan losses increased 10.4% from $40,065,000 at December 31, 2001 to $44,213,000 at December 31, 2002 and increased 30.0% from $30,812,000 at December 31, 2000 to $40,065,000 at December 31, 2001. The provision for possible loan losses charged to expense decreased 1.0% from $8,631,000 in 2001 to $8,541,000 in 2002 and increased 26.5% from $6,824,000 in 2000 to $8,631,000 in 2001. The 2001 increase in the allowance for possible loan losses was largely due to the increase in the size of the loan portfolio and the addition of $3,995,000 in existing allowance for loan losses as part of the loan portfolio acquired in the NBC acquisition. The allowance for possible loan losses was 1.6% of total loans, net of unearned income, at December 31, 2002 compared to 1.5% at 2001 and 1.4% at 2000. Non-performing assets as a percentage of total loans and total assets were .34% and .14%, respectively, at December 31, 2002, and .43% and .18%, respectively, at December 31, 2001. Loans accounted for on a non-accrual basis decreased 52.3% from $8,252,000 at December 31, 2001 to $3,903,000 at December 31, 2002. As loans are placed on non-accrual status, interest previously accrued and recorded is reversed unless the loan is well secured and in the process of collection. Foreclosed assets increased 20.2% from $5,308,000 at December 31, 2001 to $6,381,000 at December 31, 2002. In 2001, non-accruals increased 31.5% from $6,273,000 at December 31, 2000 to $8,252,000 at December 31, 2001 and foreclosed assets increased 186.3% from $1,854,000 at December 31, 2000 to $5,308,000 at December 31, 2001.

        The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. Management of each of the bank subsidiaries, along with management of the Company, continually reviews the allowances to determine whether additional provisions should be made after considering the preceding factors.

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2002 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 13.

  Investment Securities

        The average balances of taxable investment securities increased 2.6% from $2,854,225,000 for 2001 to $2,927,420,000 for 2002 and decreased 2.7% for 2001 from $2,932,778,000 for 2000.

  Mexico

        On December 31, 2002, the Company had $6,495,635,000 of consolidated assets of which approximately $233,277,000 or 3.6% were related to loans outstanding to borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in Mexico be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 2002 is presented below.

	Amount of Loans	Related Allowance for Possible Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$132,224	$63
Secured by United States real estate	35,235	383
Secured by other United States collateral (securities, gold, silver, etc.)	8,275	15
Foreign real estate guaranteed under lease obligations primarily by U.S. companies	5,755	51
Direct unsecured Mexican sovereign debt (principally former FICORCA debt)	3,293	—
Other (principally Mexico real estate)	48,495	667

	$233,277	$1,179

        The transactions for the year ended December 31, 2002 in that portion of the allowance for possible loan losses related to Mexican debt were as follows:

(Dollars in Thousands)
Balance at December 31, 2001	$1,502
Charge-offs	(115)
Recoveries	35

Net charge-offs	(80)
Provision charged to operations	(243)

Balance at December 31, 2002	$1,179

  Deposits

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2002 were $4,239,899,000, a decrease of 2.1% over $4,332,834,000 at December 31, 2001, which represented an increase of 15.7% from $3,744,598,000 at December 31, 2000. The decrease in deposits from 2002 to 2001 is primarily attributable to the sale of the bank branches.

Liquidity and Capital Resources

  Generally

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The bank subsidiaries of the Company derive their liquidity largely from deposits of individuals and business entities. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Deposits from persons and entities domiciled in Mexico comprise a significant and stable portion of the deposit base of the Company's bank subsidiaries. Such deposits comprised approximately 41%, 40%

and 42% of the Company's bank subsidiaries' total deposits as of December 31, 2002, 2001 and 2000, respectively. Other important funding sources for the Company's bank subsidiaries during 2002 and 2001 have been wholesale liabilities with the Federal Home Loan Bank ("FHLB") and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and loans. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

        The gap report thus consists of an inventory of dollar amounts of assets and liabilities that have the potential to mature or re-price within a particular period. The flaw in drawing conclusions about interest rate risk from the gap report is that it takes no account of the probability that potential maturities or re-pricings of interest-rate-sensitive accounts will occur, or at what relative magnitudes. Because simplicity, rather than utility, is the only virtue of gap analysis, financial institutions increasingly have either abandoned gap analysis or accorded it a distinctly secondary role in managing their interest-rate risk exposure. See page 15 of the Company's Form 10-K for a tabular summary of the Company's interest rate sensitive assets and liabilities by their re-pricing dates at December 31, 2002.

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

        At December 31, 2002, based on these simulations, a rate shift of 200 basis points in interest rates either up or down will not vary earnings by more than 3 percent of projected 2003 net interest income. A 200 basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 19 to the Consolidated Financial Statements. At December 31, 2002, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $188,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital (capital, surplus and certified surplus) of the bank subsidiaries was approximately $399,042,000 as of December 31, 2002. The undivided profits of the bank subsidiaries were approximately $251,625,000 as of December 31, 2002.

        As of December 31, 2002, the Company has outstanding $1,185,857,000 in other borrowed funds and long-term debt. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2002, shareholders' equity was $547,264,000 compared to $497,028,000 at December 31, 2001, an increase of $50,236,000, or 10%. The increase in shareholders' equity resulted from the retention of earnings and comprehensive income. Comprehensive income includes unrealized gains or losses on securities held available for sale and changes in the fair value of derivative instruments of an equity method investee, net of tax. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 8.71% at December 31, 2002 and 6.67% at December 31, 2001. The core deposit intangibles and goodwill of $74,611,000 as of December 31, 2002, recorded in connection with financial institution acquisitions of the Company after February 1992, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 15.95% and 13.83% and risk weighted total capital ratios of 17.21% and 15.06% as of December 31, 2002 and 2001, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 19 to notes to Consolidated Financial Statements).

        During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2002 and 2001 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

  Trust Preferred Securities

        The Company has formed six statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities (the "Trusts"). The Trusts have issued Capital and Common Securities and invested the proceeds in an equivalent amount thereof in Junior Subordinated Deferrable Interest Debentures (the "Debentures") issued by the Company. The Debentures will mature on various dates; however the Debentures may be redeemed at specified prepayment prices, in whole or in part after the specified dates, or in whole within 90 days upon the occurrence of any one of certain legal, regulatory or tax events specified in the Indenture. Through December 31, 2002, the amount of Capital Securities outstanding totaled $135,000,000.

        The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the Indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures is the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to ten consecutive semi-annual periods. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, the Trusts are treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are included as long-term debt and not as a component of shareholders' equity on the statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. To date, all of the Capital Securities qualify as Tier 1 capital. Management of the Company believes that the treatment of the trust preferred securities as Tier 1 capital, in addition to the ability to deduct the expense of the related Debentures for federal income tax purposes, provided the Company with a cost-effective method of raising capital.

        The following table illustrates key information about each of the Capital Securities and their interest rate at December 31, 2002:

	Capital Securities Issued	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,000	Fixed	10.18%	Fixed	June 2031	June 2011
Trust II	$25,000	Semi-Annually	5.61%	LIBOR + 3.75	July 2031	July 2006
Trust III	$33,000	Semi-Annually	5.17%	LIBOR + 3.75	December 2031	December 2006
Trust IV	$22,000	Semi-Annually	5.32%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,000	Quarterly	5.51%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,000	Quarterly	5.27%	LIBOR + 3.45	November 2032	November 2007

	$135,000

  Stock Repurchase Program

        The Company expanded its formal stock repurchase program on January 28, 2002, June 6, 2002, September 19, 2002 and November 6, 2002. Under the expanded stock repurchase program, the Company is authorized to repurchase up to $140,000,000 of its common stock through December 2003. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of March 24, 2003, a total of 3,208,112 shares had been repurchased under this program at a cost of $127,674,000, which shares are now reflected as 4,145,394 shares of treasury stock as adjusted for stock dividends. Stock repurchases are reviewed quarterly at the Company's Board of Directors meetings and the Board of Directors has stated that the aggregate investment in treasury stock should not exceed $160,973,000. In the past, the Board of Directors has increased previous caps on treasury stock once they were met, but there are no assurances that an increase of the $160,973,000 cap will occur in the future. As of March 24, 2003, the Company has approximately $148,737,000 invested in treasury shares, adjusted for stock dividends, which amount has been accumulated since the inception of the Company.

  Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2002 (dollars in thousands):

	Payments due by Period
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Four to Five Years		After Five Years
Securities sold under repurchase Agreements	$457,915	$157,915	$—		$—	$300,000
Federal Home Loan Bank borrowings	$1,050,857	1,050,080	690		—	87
Trust Preferred Securities	$135,000	125,000	—		—	10,000

Total Contractual Cash Obligations	$1,643,772	$1,332,995	$690	$		$310,087

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2002 (dollars in thousands):

	Amount of Commitment Expiration Per Period
Commercial Commitments	Total	Less than One Year	One to Three Years	Four to Five Years	After Five Years
Financial & Performance
Standby Letters of Credit	$59,657	$55,871	$3,752	$34	$—
Commercial Letters of Credit	$3,176	3,176	—	—	—
Credit Card Lines	$33,290	33,290	—	—	—
Other Commercial Commitments	$626,330	382,692	243,489	3,359	790

Total Commercial Commitments	$722,453	$475,029	$243,241	$3,393	$790

        Due to the nature of the Company's commercial commitments, including unfunded loans commitments and lines of credit, the amounts presented above do not necessarily reflect the amounts the Company anticipates funding in the periods presented above.

Critical Accounting Policies

        The Company has established various accounting policies which govern the application of accounting principles in the preparation of the Company's consolidated financial statements. The significant accounting policies are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies.

        The Company considers its Allowance for Possible Loan Losses policy as a policy critical to the sound operations of the Banks. See also discussion regarding the allowance for possible loan losses and provision for possible loan losses included in the results of operations and "Provision and Allowance for Possible Loan Losses" included in Notes 1 and 4 of the Notes to Consolidated Financial Statements for further information regarding the Company's provision and allowance for possible loan losses policy.

        The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for possible loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific loans, and (ii) allowances based on historical loss experience on the Company's remaining loan portfolio.

        The specific loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the servicing loan officer to determine if the loan has any potential problem and if the loan should be placed on the Company's internal classified report. The Company's credit department reviews the majority of the loans regardless of past due status and to determine if the loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history. As part of its review process, the credit department will discuss the loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, any analysis on loans that is provided through examinations by regulatory authorities is considered in the review process.

        The Company's internal classified report is segregated into the following categories: (i) "Pass Credits," (ii) "Special Review Credits," or (iii) "Watch List Credits." The loans placed in the "Pass Credits" category reflect the Company's opinion that the loan conforms to the bank's lending policies, which includes the borrower's ability to repay, the value of the underlying collateral, if any, as it relates to the outstanding indebtedness of the loan, and the economic environment and industry in which the borrower operates. The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which required monitoring on a more frequent basis; however, the "Special Review Credits" are not considered to need a specific reserve at the time, but are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watchlist Credits" category reflect the Company's opinion that the loans contain clearly pronounced credit weaknesses and/or inherent financial weaknesses of the borrower. Credits classified as "Watch List Credits" are evaluated under Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," criteria and, if deemed necessary a specific reserve is allocated to the credit. The specific reserve allocated under SFAS No. 114, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent.

        The allowances based on historical loss experience on the Company's remaining loan portfolio is determined by segregating the remaining loan portfolio into similar categories such as commercial loans, installment loans, international loans and overdrafts. Installment loans are then further segregated by number of days past due. A historical loss percentage, adjusted for management's evaluation of changes in lending policies and procedures and current economic conditions in the market area served by the Company is applied to each category.

        The Company's management continually reviews the loan loss allowance of the bank subsidiaries using the amounts determined from the allowances established on specific loans, the allowance established based on historical percentages and the loans charged off and recoveries to establish an appropriate amount to maintain in the Company's loan loss allowance. If the basis of the Company's assumptions change, the loan loss allowance would either decrease or increase and the Company would increase or decrease the provision for loan loss charged to operations accordingly.

Recent Accounting Standards Issued

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 141 "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

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

        The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and no longer amortizes goodwill relating to business combinations consummated before July 1, 2001. As of the date of the adoption, the Company had unamortized goodwill in the amount of $69,639,000 and unamortized identifiable intangible assets in the amount of $21,978,000, all of which are subject to the transition provisions of SFAS No. 141 and No. 142. Amortization expense related to goodwill that will no longer be amortized was $2,846,000 and $2,092,000 for the years ended December 31, 2001 and 2000, respectively. In addition, the Company has evaluated its existing intangible assets and determined that no reclassifications were necessary to conform to the new criteria in SFAS No. 141 for recognition apart from goodwill. The Company performed a transitional assessment of whether there is an indication that goodwill is impaired.

The Company concluded that it is probable that its investment services reporting unit is impaired. The amount of the impairment is $5,130,000, net of tax, which is reported as a cumulative effect of a change in accounting principle, net of tax, in 2002.

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

        In October 2002, the Financial Accounting Standards Board issued SFAS No. 147 "Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9". SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 is effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 on October 1, 2002. Upon the adoption of SFAS No. 147, the Company reclassified $10,487,000 from intangible assets to goodwill and reversed $792,000 of amortization expense recognized during 2002 related to the SFAS 72 unidentified intangible asset.

        In December 2002, the Financial Accounting Standards Board issue SFAS No. 148, "Accounting for Stock-Based Compensation—Transition Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." The adoption of SFAS No. 148 did not have an impact on the Company's consolidated financial statements.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This Interpretation also incorporates, without change, the guidance in Financial Accounting Standards Board Interpretation No. 34 ("FIN 34"), "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superceded. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligations to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002 and are included in the notes to the Company's consolidated financial statements. The adoption of FIN 45 did not have an impact on the Company's consolidated financial statements.

Common Stock and Dividends

        The Company had issued and outstanding 30,921,327 shares of $1.00 par value Common Stock held by approximately 2,120 holders of record at March 24, 2003. The book value of the stock, adjusted for stock dividends, at December 31, 2002 was $18.91 per share compared with $16.38 per share at December 31, 2001.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 2001 and 2002, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2002. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $40.74 per share at March 24, 2003.

	High	Low
2002:
First quarter	$35.89	$32.93
Second quarter	41.99	38.00
Third quarter	42.59	30.25
Fourth quarter	41.51	34.35
	High	Low
2001:
First quarter	$31.80	$25.20
Second quarter	38.78	26.80
Third quarter	32.80	27.44
Fourth quarter	35.84	24.86

        The Company paid cash dividends to the shareholders in 2002 of $.32 per share on April 15, and $.37 per share on October 15, adjusted for stock dividends, or $22,015,000 in the aggregate. In 2001, the Company paid cash dividends of $.32 per share on April 16, and $.32 per share on October 15, adjusted for stock dividends, or $21,182,000 in the aggregate. The Company has no set schedule for paying cash or stock dividends and does not guarantee that they will continue to be declared. In addition, the Company has issued stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 16, 1997	25%
May 22, 1998	25%
May 20, 1999	25%
May 18, 2000	25%
May 17, 2001	25%
May 20, 2002	25%

        The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 19 of notes to Consolidated Financial Statements.

Recent Sales of Unregistered Securities

        No equity securities were sold by the Company during the fiscal year ended December 31, 2002 that were not registered under the Securities Act of 1933.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2002, with respect to the Company's compensation plans:

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	1,353,295	$17.97	313,030
Equity Compensation plans not approved by security holders(1)	187,500	$20.80	—

Total	1,540,795	$18.31	313,030

(1)
The Company granted non-qualified stock options exercisable for a total of 187,500 shares, adjusted for stock dividends, of Common Stock to certain employees of the Gulfstar Group. The grants were not made under any of the approved Stock Option Plans. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the Gulfstar Group employees had an option price of not less than the fair market value of the Common Stock on or about the date of grant.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Notes 1 and 15 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets.

                      /s/ KPMG LLP

San Antonio, Texas
February 21, 2003,
    except as to the fifth
    paragraph of Note 16,
    which is as of March 7, 2003

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2002 and 2001

(Dollars in Thousands, Except Per Share Amounts)

	2002	2001
ASSETS
Cash and due from banks	$141,204	$177,122
Federal funds sold	13,000	108,100

Total cash and cash equivalents	154,204	285,222
Time deposits with banks	99	1,253
Investment securities:
Held to maturity (Market value of $2,060 on December 31, 2002 and $2,085 on December 31, 2001)	2,060	2,085
Available for sale (Amortized cost of $2,992,906 on December 31, 2002 and $2,889,542 on December 31, 2001)	3,070,711	2,925,121

Total investment securities	3,072,771	2,927,206
Loans:
Commercial, financial and agricultural	1,595,140	1,488,196
Real estate—mortgage	507,837	441,296
Real estate—construction	276,595	271,026
Consumer	160,546	180,652
Foreign	233,276	273,038

Total loans	2,773,394	2,654,208
Less unearned discounts	(3,832)	(5,676)

Loans, net of unearned discounts	2,769,562	2,648,532
Less allowance for possible loan losses	(44,213)	(40,065)

Net loans	2,725,349	2,608,467
Bank premises and equipment, net	185,477	190,051
Accrued interest receivable	35,193	33,850
Other investments	203,733	197,275
Identified intangible assets	7,169	21,978
Goodwill	67,442	69,639
Other assets	44,198	46,460

Total assets	$6,495,635	$6,381,401

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand—non-interest bearing	$683,966	$695,218
Savings and interest bearing demand	1,262,907	1,213,243
Time	2,293,026	2,424,373

Total deposits	4,239,899	4,332,834
Securities sold under repurchase agreements	457,915	714,675
Other borrowed funds and long term debt	1,185,857	777,296
Other liabilities	64,700	59,568

Total liabilities	5,948,371	5,884,373

Shareholders' equity:
Common shares of $1.00 par value. Authorized 75,000,000 shares; issued 41,766,439 shares in 2002 and 33,214,263 shares in 2001	41,766	33,214
Surplus	30,821	27,564
Retained earnings	560,613	490,328
Accumulated other comprehensive income	49,957	18,221

	683,157	569,327
Less cost of shares in treasury, 10,506,298 shares in 2002 and 6,991,148 shares in 2001	(135,893)	(72,299)

Total shareholders' equity	547,264	497,028

Total liabilities and shareholders' equity	$6,495,635	$6,381,401

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2002, 2001 and 2000

(Dollars in Thousands, Except Per Share Amounts)

	2002	2001	2000
Interest income:
Loans, including fees	$183,803	$199,028	$212,522
Time deposits with banks	36	162	157
Federal funds sold	671	1,142	929
Investment securities:
Taxable	164,272	184,576	196,284
Tax-exempt	4,990	4,861	5,119
Other	156	586	321

Total interest income	353,928	390,355	415,332

Interest expense:
Savings and interest bearing demand deposits	14,185	23,585	27,945
Time deposits	57,907	106,754	120,743
Federal funds purchased and securities sold under repurchase agreements	19,696	23,100	8,160
Other borrowings and Long term debt	24,627	47,369	94,908

Total interest expense	116,415	200,808	251,756

Net interest income	237,513	189,547	163,576
Provision for possible loan losses	8,541	8,631	6,824

Net interest income after provision for possible loan losses	228,972	180,916	156,752

Non-interest income:
Service charges on deposit accounts	52,648	42,497	35,348
Other service charges, commissions and fees
Banking	13,000	9,993	8,423
Non-Banking	5,669	6,132	1,130
Investment securities transactions, net	2,303	(1,010)	(4,248)
Other investments, net	(2,598)	10,636	13,941
Other income	14,623	11,340	9,202

Total non-interest income	85,645	79,588	63,796

Non-interest expense:
Employee compensation and benefits	65,907	58,962	47,900
Occupancy	13,211	11,190	9,204
Depreciation of bank premises and equipment	16,153	13,434	12,220
Professional fees	6,089	5,019	4,565
Stationery and supplies	4,079	3,664	3,268
Amortization of intangible assets	1,812	5,378	4,220
Advertising	6,010	6,846	4,257
Other	41,582	30,948	26,323

Total non-interest expense	154,843	135,441	111,957

Income before income taxes	159,774	125,063	108,591
Income taxes	54,013	41,721	33,417

Income before cumulative change in accounting principle	105,761	83,342	75,174

Cumulative effect of a change in accounting principle, net of tax	5,130	—	—

Net income	$100,631	$83,342	$75,174

Basic earnings per common share:
Weighted average number of shares outstanding	31,964,465	33,076,056	33,482,444
Income before cumulative effect of a change in accounting principle	$3.31	$2.52	$2.25
Cumulative effect of a change in accounting principle, net of tax	(.16)	—	—

Net income	$3.15	$2.52	$2.25

Diluted earnings per common share:
Weighted average number of shares outstanding	32,695,278	33,682,362	33,905,545
Income before cumulative effect of a change in accounting principle	$3.23	$2.47	$2.22
Cumulative effect of a change in accounting principle, net of tax	(.15)	—	—

Net income	$3.08	$2.47	$2.22

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2002, 2001, and 2000

(Dollars in Thousands)

	2002	2001	2000
Net income	$100,631	$83,342	$75,174

Other comprehensive income, net of tax:
Net unrealized gains on securities available for sale arising during the year	31,809	16,648	11,902
Reclassification adjustment for gains on securities available for sale included in net income	543	25,642	5,847
Change in fair value of equity method investee's derivatives	(616)	(4,906)	—

Comprehensive income	$132,367	$120,726	$92,923

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2002, 2001 and 2000

(in Thousands)

	Number of Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances at December 31, 1999	21,092	$21,092	$24,050	$385,942	$(36,912)	$(40,736)	$353,436
Net income	—	—	—	75,174	—	—	75,174
Dividends:
Shares issued	5,280	5,280	—	(5,280)	—	—	—
Cash	—	—	—	(21,040)	—	—	(21,040)
Purchase of treasury stock	—	—	—	—	—	(10,419)	(10,419)
Exercise of stock options	109	109	1,883	—	—	—	1,992
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	17,749	—	17,749

Balances at December 31, 2000	26,481	26,481	25,933	434,796	(19,163)	(51,155)	416,892
Net income	—	—	—	83,342	—	—	83,342
Dividends:
Shares issued	6,628	6,628	—	(6,628)	—	—	—
Cash	—	—	—	(21,182)	—	—	(21,182)
Purchase of treasury stock	—	—	—	—	—	(21,144)	(21,144)
Exercise of stock options	105	105	1,631	—	—	—	1,736
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment					42,290		42,290
Change in fair value of equity method investee's derivatives					(4,906)		(4,906)

Balances at December 31, 2001	33,214	33,214	27,564	490,328	18,221	(72,299)	497,028
Net income	—	—	—	100,631	—	—	100,631
Dividends:
Shares issued	8,331	8,331	—	(8,331)	—	—	—
Cash	—	—	—	(22,015)	—	—	(22,015)
Purchase of treasury stock	—	—	—	—	—	(63,594)	(63,594)
Exercise of stock options	221	221	3,257	—	—	—	3,478
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment					32,352		32,352
Change in fair value of equity method investee's derivatives					(616)		(616)

Balances at December 31, 2002	41,766	$41,766	$30,821	$560,613	$49,957	$(135,893)	$547,264

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2002, 2001 and 2000

(Dollars in Thousands)

	2002	2001	2000
Operating activities:
Net income	$100,631	$83,342	$75,174
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charges and write downs on investments	9,393	—	—
Provision for possible loan losses	8,541	8,631	6,824
Depreciation of bank premises and equipment	16,153	13,434	12,222
Gain on sale of bank premises and equipment	(2,129)	(13)	(171)
Depreciation and amortization of leasing assets	2,694	3,069	1,747
Gain on sale of branch banks	(3,087)	—	—
Accretion of investment securities discounts	(4,046)	(9,213)	(18,397)
Amortization of investment securities premiums	16,909	9,579	10,313
Gain/Loss on investment securities transactions	(2,303)	1,010	4,248
Amortization of intangible assets	1,812	5,378	4,220
Equity loss (earnings) from affiliates and other investments	4,531	(7,666)	(7,647)
Deferred tax expense (benefit)	(655)	2,788	7,593
(Increase) decrease in accrued interest receivable	(1,537)	8,402	(5,332)
Net (increase) decrease in other assets	(897)	(12,098)	3,014
Net (decrease) in other liabilities	(11,254)	(1,227)	(788)

Net cash provided by operating activities	134,756	105,416	93,020

Investing activities:
Proceeds from maturities of securities	5,330	2,060	1,573
Proceeds from sales of available for sale securities	330,152	568,058	163,085
Purchases of available for sale securities	(1,749,496)	(1,284,871)	(578,602)
Principal collected on mortgage-backed securities	1,300,115	1,051,520	353,699
Proceeds from matured time deposits with banks	1,253	2,669	1,184
Purchases of time deposits with banks	(99)	(594)	(1,778)
Net increase in loans	(161,450)	(128,412)	(342,537)
Purchases of other investments	(11,166)	(3,544)	(12,797)
Distributions from other investments	5,275	1,609	5,943
Purchases of bank premises and equipment	(15,056)	(29,661)	(22,676)
Proceeds from sales of bank premises and equipment	3,371	119	446
Cash paid in excess of net assets acquired	—	(41,415)	(16,202)
Cash acquired in purchase transactions	—	73,881	—
Cash disposed in sale transactions	(44,010)	—	—

Net cash provided by (used in) investing activities	(335,781)	211,419	(448,662)

Financing activities:
Net (decrease) increase in non-interest bearing demand deposits	(11,272)	27,109	74,312
Net increase (decrease) in savings and interest bearing demand deposits	107,068	83,701	(14,561)
Net (decrease) increase in time deposits	(95,459)	(57,324)	157,635
Net (decrease) increase in securities sold under repurchase agreements	(256,760)	484,567	106,356
Proceeds from issuance of other borrowed funds and long term debt	2,055,329	1,825,296	2,365,500
Principal payments on other borrowed funds	(1,646,768)	(2,480,500)	(2,313,000)
Purchase of treasury stock	(63,594)	(21,144)	(10,419)
Proceeds from stock transactions	3,478	1,736	1,992
Payments of cash dividends	(21,984)	(21,158)	(21,016)
Payments of cash dividends in lieu of fractional shares	(31)	(24)	(24)

Net cash provided by (used in) financing activities	70,007	(157,741)	346,775

(Decrease) increase in cash and cash equivalents	(131,018)	159,094	(8,867)
Cash and cash equivalents at beginning of year	285,222	126,128	134,995

Cash and cash equivalents at end of year	$154,204	$285,222	$126,128

Supplemental cash flow information:
Interest paid	$123,963	$209,384	$247,698
Income taxes paid	51,759	35,993	26,520

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

Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Corporation and its wholly-owned bank subsidiaries, International Bank of Commerce, Laredo ("IBC"), Commerce Bank, International Bank of Commerce, Zapata, International Bank of Commerce, Brownsville, and the Corporation's wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Life Insurance Company, IBC Trading Company and IBC Capital Corporation, International Bancshares Capital Trust I, International Bancshares Capital Trust II, International Bancshares Capital Trust III, International Bancshares Capital Trust IV, International Bancshares Capital Trust V, International Bancshares Capital Trust VI and NBC Acquisitions Corp. All significant inter-company balances and transactions have been eliminated in consolidation.

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

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities classified as "held-to-maturity" are carried at amortized cost for financial statement reporting, while securities classified as "available-for-sale" and "trading" are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as

"trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2002.

        Mortgage-backed securities held at December 31, 2002 and 2001 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans adjusted for anticipated prepayments. Income recognized under the straight-line method is not materially different from income that would be recognized under the level yield or "interest method". Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

Unearned Discounts

        Consumer loans are frequently made on a discount basis. The amount of the discount is subsequently included in interest income ratably over the term of the related loans to approximate the effective interest method.

Provision and Allowance for Possible Loan Losses

        The allowance for possible loan losses is maintained at a level considered adequate by management to provide for probable loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The provision for possible loan losses is the amount, which, in the judgment of management, is necessary to establish the allowance for probable loan losses at a level that is adequate to absorb known and inherent risks in the loan portfolio.

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

Other Real Estate Owned

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan possible losses, if necessary. Any subsequent write-downs are charged against other non-interest expense. Operating expenses of such properties and gains and losses on their disposition are included in other non-interest expense.

Bank Premises and Equipment

        Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets. Repairs and maintenance are charged to operations as incurred and expenditures for renewals and betterments are capitalized.

Income Taxes

        Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. The Company files a consolidated federal income tax return with its subsidiaries.

Stock Options

        In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." The adoption of SFAS No. 148 did not have an impact on the Company's consolidated financial statements.

        At December 31, 2002, the Company had one stock-based employee compensation plan, which is described more fully in Note 14. The Company accounts for the plan under the recognition and measurement principles of APB 25 and related interpretations. No stock-based employee cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation.

	Years Ended December 31,
	2002	2001	2000
	(Dollars in Thousands, except per share data)
Net income, as reported	$100,631	$83,342	$75,174
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax related tax effects	(1,535)	(1,814)	(2,029)

Pro forma net income	$99,096	$81,528	$73,145

Earnings per share:
Basic earnings
As reported	$3.15	$2.52	$2.25
Pro forma	3.10	2.46	2.18
Diluted earnings
As reported	$3.08	$2.47	$2.22
Pro forma	3.03	2.42	2.16

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

Goodwill and Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with acquisition transactions. Through 2001, the Company amortized goodwill related to acquisitions prior to July 1, 2001 on a straight-line basis over 15 years and identifiable intangibles on a straight-line basis over their estimated periods of benefit. In addition, the Company reviewed its intangible assets periodically for other-than-temporary impairments. If such impairments were indicated, recoverability of the asset was assessed based on expected undiscounted net cash flows.

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141 ("SFAS No. 141"), "Business Combinations", and SFAS No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

        On July 1, 2001, the Company adopted the provisions of SFAS 141 and certain provisions of SFAS 142 as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

        The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002. See Note 15 for the effects of the adoption of SFAS No. 142.

        In October 2002, the Financial Accounting Standards Board issued SFAS No. 147 ("SFAS No. 147") "Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No 72 and 144 and FASB Interpretation No. 9". SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 is effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 as of October 1, 2002. Upon the adoption of SFAS No. 147, the Company reclassified $10,487,000 from intangible assets to goodwill and reversed $792,000 of amortization expense recognized during 2002 related to the SFAS 72 unidentified intangible asset.

Impairment of Long-Lived Assets

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of SFAS No 121, establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by SFAS No. 121. SFAS No. 144 also supercedes the accounting and reporting provisions of Financial Accounting Standards Board Opinion No. 30, ("Opinion No. 30") "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business; however, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity, rather than a segment of a business, that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the Company's consolidated financial statements.

Consolidated Statements of Cash Flows

        For purposes of the consolidated statements of cash flows, the Company considers all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, the Company reports transactions related to deposits with other financial institutions, customer time deposits and loans to customers on a net basis.

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

Derivative Instruments

        The Company currently does not directly engage in hedging activities and does not directly hold any derivative instruments or embedded derivatives. However, the Company's equity method investee, Aircraft Finance Trust ("AFT"), uses derivative instruments to manage the interest rate on the bonds that AFT has issued. The derivative instruments qualify as cash flow hedges under the provisions of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" and as such, the Company's proportionate share of changes in fair value of the derivative instruments are included in comprehensive income and accumulated other comprehensive income, net of tax. The Company adopted SFAS No. 133 on January 1, 2001 and the adoption did not have a significant impact on its consolidated financial statements.

Guarantor's Accounting and Disclosure Requirements for Guarantees

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This Interpretation also incorporates, without change, the guidance in Financial Accounting Standards Board Interpretation No. 34 ("FIN 34"), "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superceded. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligations to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, and are included in the notes to the Company's consolidated financial statements. The adoption of FIN 45 did not have an impact on the Company's consolidated financial statements.

Reclassifications

        Certain amounts in the prior year's presentations have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income.

(2) Acquisitions

        Effective December 31, 2001, the Company completed its acquisition of National Bancshares Corporation of Texas. The acquisition was effected through a tender offer by the Company's subsidiary, NBC Acquisitions Corp. ("NBC Acquisition"), for all the outstanding shares of National Bancshares Corporation of Texas, ("NBC"), followed by the merger of NBC Acquisitions with and into NBC. Additionally, on December 31, 2001, NBC's subsidiary commercial bank, NBC Bank, N.A. ("NBC Bank"), was merged with and into the Company's lead bank, IBC, and the three former NBC Bank branches located in Laredo, Texas were transferred to another subsidiary bank, Commerce Bank, Laredo, Texas.

        The acquisition of NBC was accounted for as a purchase under the provisions of SFAS No. 141. The purchase price for the outstanding common shares of NBC in the tender offer and the merger was $24.75 per common share, and the total consideration paid to NBC shareholders was $93,681,000 (exclusive of amounts paid to option holders).

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition, in thousands.

Cash and due from banks	$73,881
Investments	222,445
Net loans	278,200
Goodwill	24,192
Other intangible asset	10,934
Other assets	26,079

Total assets acquired	635,731

Deposits	(531,461)
Other liabilities	(10,589)
Total liabilities assumed	(542,050)

Net assets acquired	$93,681

        The intangible asset is core deposit premium and has a useful life of approximately 10 years. Goodwill and the other intangible asset in the amount of approximately $35,126,000 are deductible for tax purposes. The amount of goodwill that was not amortized under the provisions of SFAS No. 142 for the year ended December 31, 2001 was not significant.

        The following unaudited pro forma financial information is presented to show the impact on the Company's results of operations assuming that the NBC acquisition was consummated on January 1, 2001.

For the year ended December 31, 2001
(Dollars in Thousands, except Per Share Data) (Unaudited)
Interest income	$430,161
Interest expense	216,396

Net interest income	213,765
Provision for possible loan losses	9,546
Non-interest income	81,967
Non-interest expense	161,380

Income before income taxes	124,806
Income taxes	41,942

Net income	$82,864

Per common share:
Basic	$2.50
Diluted	$2.45

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

(3) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2002 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,060	$—	$—	$2,060	$2,060

Total investment securities	$2,060	$—	$—	$2,060	$2,060

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$12,344	$245	$—	$12,589	$12,589
Mortgage-backed securities	2,820,538	74,908	(108)	2,895,338	2,895,338
Obligations of states and political subdivisions	105,489	827	(364)	105,952	105,952
Other securities	47,125	2,250	(600)	48,775	48,775
Equity securities	7,410	647	—	8,057	8,057

Total investment securities	$2,992,906	$78,877	$(1,072)	$3,070,711	$3,070,711

        The amortized cost and estimated fair value of investment securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$225	$225	$1,509	$1,509
Due after one year through five years	1,735	1,735	973	984
Due after five years through ten years	100	100	—	—
Due after ten years	—	—	162,476	164,823
Mortgage-backed securities	—	—	2,820,538	2,895,338
Equity securities	—	—	7,410	8,057

Total investment securities	$2,060	$2,060	$2,992,906	$3,070,711

        The amortized cost and estimated fair value by type of investment security at December 31, 2001 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,085	$—	$—	$2,085	$2,085

Total investment securities	$2,085	$—	$—	$2,085	$2,085

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$151,645	$48	$(3,552)	$148,141	$148,141
Mortgage-backed securities	2,613,236	43,381	(1,200)	2,655,417	2,655,417
Obligations of states and political subdivisions	92,219	42	(2,775)	89,486	89,486
Other securities	27,859	1,121	(1,513)	27,467	27,467
Equity securities	4,583	95	(68)	4,610	4,610

Total investment securities	$2,889,542	$44,687	$(9,108)	$2,925,121	$2,925,121

        Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Gennie Mae").

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $1,439,122,000 and $1,486,472,000, respectively, at December 31, 2002.

        Proceeds from the sale of securities available-for-sale were $330,152,000, $568,058,000 and $163,085,000 during 2002, 2001 and 2000, respectively. Gross gains of $2,396,000, $5,693,000 and $434,000 and gross losses of $93,000, $6,703,000 and $4,682,000 were realized on the sales in 2002, 2001 and 2000, respectively.

(4) Allowance for Possible Loan Losses

        A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 2002, 2001 and 2000 is as follows:

	2002	2001	2000
	(Dollars in Thousands)
Balance at December 31, 2001	$40,065	$30,812	$26,770

Losses charged to allowance	(5,257)	(4,269)	(3,682)
Recoveries credited to allowance	1,329	936	900

Net losses charged to allowance	(3,928)	(3,333)	(2,782)
Provision charged to operations	8,541	8,631	6,824
Acquired (disposed)in purchase or sale transactions	(465)	3,955	—

Balance at December 31, 2002	$44,213	$40,065	$30,812

        Loans accounted for on a non-accrual basis at December 31, 2002, 2001 and 2000 amounted to $3,903,000, $8,252,000 and $6,273,000, respectively. The effect of such non-accrual loans reduced interest income by $567,000, $695,000 and $842,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

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

        Impaired loans were $3,428,000 at December 31, 2002, $4,958,000 at December 31, 2001 and $5,226,000 at December 31, 2000. The average recorded investment in impaired loans during 2002, 2001, and 2000 was $4,289,000, $5,997,000 and $6,064,000, respectively. The total allowance for possible loan losses related to these loans was $266,000, $515,000 and $1,772,000 at December 31, 2002, 2001 and 2000, respectively. Interest income on impaired loans of $112,000, $412,000 and $279,000 was recognized for cash payments received in 2002, 2001 and 2000, respectively.

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2002 was adequate to absorb probable losses from loans in the portfolio at that date.

(5) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2002 and 2001 were as follows:

	Estimated useful lives	2002	2001
		(Dollars in Thousands)
Bank buildings and improvements	5 - 40 years	$146,670	$141,661
Furniture, equipment and vehicles	1 - 20 years	109,679	103,752
Land		34,750	36,042
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	1,072	1,123
Less: accumulated depreciation		(106,694)	(92,527)

Bank premises and equipment, net		$185,477	$190,051

(6) Deposits

        Deposits as of December 31, 2002 and 2001 and related interest expense for the years ended December 31, 2002, 2001 and 2000 were as follows:

	2002	2001
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$613,215	$627,135
Foreign	70,751	68,083

Total demand non-interest bearing	683,966	695,218

Savings and interest bearing demand
Domestic	962,019	930,861
Foreign	300,888	282,382

Total savings and interest bearing demand	1,262,907	1,213,243

Time, certificates of deposit $100,000 or more
Domestic	500,622	519,819
Foreign	1,010,610	1,024,136
Less than $100,000
Domestic	437,514	519,480
Foreign	344,280	360,938

Total time, certificates of deposit	2,293,026	2,424,373

Total deposits	$4,239,899	$4,332,834

	2002	2001	2000
	(Dollars in Thousands)
Interest Expense:
Savings and interest bearing demand
Domestic	$11,320	$18,636	$21,756
Foreign	2,865	4,949	6,189

Total savings and interest bearing demand	14,185	23,585	27,945

Time, certificates of deposit $100,000 or more
Domestic	13,442	25,609	28,359
Foreign	24,743	46,447	51,675
Less than $100,000
Domestic	12,652	21,402	24,756
Foreign	7,070	13,296	15,953

Total time, certificates of deposit	57,907	106,754	120,743

Total interest expense on deposits	$72,092	$130,339	$148,688

(7) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with Salomon Brothers and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $498,869,000, $478,875,000 and $145,096,000 during 2002, 2001 and 2000, respectively, and the maximum amount outstanding at any month end during 2002, 2001 and 2000 was $684,839,000, $769,262,000 and $231,663,000, respectively.

        Further information related to repurchase agreements at December 31, 2002 and 2001 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2002 Term:
Overnight agreements	$70,384	$72,362	$28,990	1.18%
1 to 29 days	23,154	23,602	18,223	2.03%
30 to 90 days	60,637	62,121	46,327	2.05%
Over 90 days	430,715	449,013	364,375	4.66%

Total	$584,890	$607,098	$457,915	3.99%

December 31, 2001 Term:
Overnight agreements	$272,657	$272,401	$274,946	1.76%
1 to 29 days	45,282	45,810	31,594	3.74%
30 to 90 days	84,606	86,133	59,874	3.22%
Over 90 days	354,064	358,740	348,261	4.90%

Total	$756,609	$763,084	$714,675	2.83%

        The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(8) Other Borrowed Funds and Long Term Debt

        Other borrowed funds and long-term debt as of December 31, 2002 and 2001 were as follows:

	2002	2001
	(Dollars in Thousands)
Federal Home Loan Bank borrowings	$1,050,857	$709,296
Capital Securities	135,000	68,000

Total other borrowings and long term debt	$1,185,857	$777,296

        Federal Home Loan Bank borrowings are short term fixed borrowings issued by the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities. The weighted average interest rate on the short-term fixed borrowings outstanding at December 31, 2002 and 2001 was 1.80% and 1.96%, respectively, and the weighted average interest rate for the year 2002 and 2001 was 1.96% and 2.06%, respectively. The average daily balance on short-term fixed borrowings was $747,772,000 and $1,337,947,000 during 2002 and 2001, respectively, and the maximum amount outstanding at any month end during 2002 and 2001 was $1,020,000,000 and $1,605,000,000, respectively.

        Beginning in March 2001, the Company began issuing debt in the form of Capital Securities. The Capital Securities are subordinated and junior in right of payment to all present and future senior indebtedness of the Company, and are pari passu with one another. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts issuing the Capital Securities. The Company has the right, unless an Event of Default has occurred and is continuing, to defer payment of interest on the Capital Securities for up to ten consecutive semi-annual periods. The redemption prior to maturity of any of the Capital Securities may require the prior approval of the Federal Reserve and/or other regulatory bodies The following table illustrates key information about each of the Capital Securities and their interest rate at December 31, 2002:

	Capital Securities Issued	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,000	Fixed	10.18%	Fixed	June 2031	June 2011
Trust II	$25,000	Semi-Annually	5.61%	LIBOR + 3.75	July 2031	July 2006
Trust III	$33,000	Semi-Annually	5.17%	LIBOR + 3.75	December 2031	December 2006
Trust IV	$22,000	Semi-Annually	5.32%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,000	Quarterly	5.51%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,000	Quarterly	5.27%	LIBOR + 3.45	November 2032	November 2007

	$135,000

(9) Earnings per Share

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2002, 2001, and 2000 is set forth in the following table:

	Income (Numerator)	Shares (Denominator)	Per-Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2002:
Basic EPS
Net income	$100,631	31,964,465	$3.15
Potential dilutive common shares		730,813

Diluted EPS	$100,631	32,695,278	$3.08

December 31, 2001:
Basic EPS
Net income	$83,342	33,076,056	$2.52
Potential dilutive common shares		606,306

Diluted EPS	$83,342	33,682,362	$2.47

December 31, 2000:
Basic EPS
Net income	$75,174	33,482,444	$2.25
Potential dilutive common shares		423,101

Diluted EPS	$75,174	33,905,545	$2.22

(10)  Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $2,662,000, $2,084,000 and $1,845,000 were charged to income for the years ended December 31, 2002, 2001, and 2000, respectively.

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

        A summary of assets attributable to international operations at December 31, 2002 and 2001 are as follows:

	2002	2001
	(Dollars in Thousands)
Loans:
Commercial	$180,209	$228,610
Others	53,068	44,428

	233,277	273,038
Less allowance for possible loan losses	(1,179)	(1,502)

Net loans	$232,098	$271,536

Accrued interest receivable	$1,357	$1,282

        At December 31, 2002, the Company had $62,833,000 in outstanding international commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Income directly attributable to international operations was $14,128,000, $22,389,000 and $22,826,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

(12)  Income Taxes

        The Company files a consolidated U.S. Federal income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2002	2001	2000
	(Dollars in Thousands)
Current
U.S.	$54,550	$38,849	$25,702
Foreign	118	84	122

Total current taxes	54,668	38,933	25,824
Deferred	(655)	2,788	7,593

Total income taxes	$54,013	$41,721	$33,417

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2002, 2001 and 2000 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2002	2001	2000
Computed expected tax expense	$55,921	$43,772	$38,007
Change in taxes resulting from:
Tax-exempt interest income	(1,692)	(1,590)	(1,596)
Leasing activities	3,031	1,239	(1,386)
Employee benefits	(2,707)	(2,110)	(1,994)
Other	(540)	410	386

Actual tax expense	$54,013	$41,721	$33,417

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are reflected below:

	2002	2001
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for possible loan losses	$13,422	$11,863
Net unrealized loss on derivative instruments of equity method investee	332	2,641
Other real estate owned	553	267
Goodwill	2,763	—
Other	259	348

Total deferred tax assets	17,329	15,119

Deferred tax liabilities:
Net unrealized gains on available for sale investment securities	(27,231)	(12,439)
Lease financing receivable	(16,549)	(16,871)
Bank premises and equipment, principally due to differences in depreciation	(3,592)	(2,822)
FHLB stock	(5,139)	(4,433)
Other	(1,181)	(1,234)

Total deferred tax liabilities	(53,692)	(37,799)

Net deferred tax liability	$(36,363)	$(22,680)

(12)  Income Taxes (Continued)

        The net deferred tax liability of $36,363,000 and $22,680,000 at December 31, 2002 and 2001, respectively, is included in other liabilities in the consolidated statements of condition.

        The Company did not record a valuation allowance against deferred tax assets at December 31, 2002, 2001 and 2000 because management has concluded it is more likely than not the Company will have future taxable earnings in excess of future tax deductions.

(13)    Other Investments

        Included in other investments is the Company's investment in Aircraft Finance Trust ("AFT"), a special purpose business trust formed to acquire and lease aircraft. The Company accounts for its investment in AFT under the equity method of accounting. AFT utilizes derivative instruments to manage the interest rate on bonds that it has issued. The derivatives qualify as cash flow hedges and are reported at fair value. The Company records its proportionate share of the fair value of the derivatives as an increase or decrease in the investment in AFT and accumulated other comprehensive income, net of tax.

        The Company's proportionate share of earnings or losses of AFT were losses of $6,799,000 and $1,766,000 for the years ended December 31, 2002 and 2001, respectively, and earnings of $1,069,000 for the year ended December 31, 2000. Because of the losses from operations that AFT has reported as a result of the events of September 11 and the impact on the airline industry including continued declines in air travel and continued reduced demand for commercial aircraft, the Company evaluated its investment, which resulted in the Company recording an impairment charge of $6,081,000 in 2002.

        At December 31, 2002 and 2001, the Company's investment in AFT, excluding its proportionate share of the fair value of the AFT derivatives was $948,000 and $13,828,000, respectively. The Company's investment including the proportionate share of the fair value of the AFT derivatives at December 31, 2002 and 2001, was $0 and $6,281,000, respectively.

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

        The Company granted nonqualified stock options exercisable for a total of 187,500 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under either the 1987 Plan or the 1996 Plan. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on or about the date of grant.

        The following table summarizes the pertinent information (adjusted for stock distributions) with regard to the Company's stock options.

	Option Price per share			Options outstanding
Balance at December 31, 1999				1,355,760
Terminated	$12.00	-	34.40	(750)
Granted	23.55	-	27.52	395,312
Exercised	12.59	-	24.18	(108,954)
Balance at December 31, 2000				1,641,368
Terminated	$10.06			(54.263)
Granted	24.32	-	27.20	307,187
Exercised	10.48	-	27.52	(105,513)

Balance at December 31, 2001				1,788,779
Terminated	$10.06	-	27.24	(26,932)
Granted			—	—
Exercised	8.05	-	27.24	(221,052)

Balance at December 31, 2002				1,540,795

        At December 31, 2002, 2001, and 2000, 1,057,089, 732,012, and 531,004 options were exercisable, respectively, and as of December 31, 2002, 313,030 shares were available for future grants under the 1996 Plan, as amended. All options granted under the 1987 Plan and the 1996 Plan had an option price of not less than the fair market value of the Company's common stock at the date of grant and a vesting period of five years.

        The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise prices	Number Outstanding at 12/31/02	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable At 12/31/02	Weighted- Average Exercise Price
$ 8.04	179,119	.5 years	$8.04	179,119	$8.04
15.47 - 21.30	529,913	2.4 years	15.70	529,913	15.70
19.66 - 20.37	30,643	3.10 years	19.77	24,514	19.77
18.84 - 22.02	305,488	5.3 years	18.58	183,992	18.58
20.48 - 20.80	205,627	5.10 years	20.43	82,250	20.43
27.20 - 29.20	290,005	6.9 years	27.27	58,001	27.27

$ 8.04 - 29.20	1,540,795			1,057,089

        The fair values of options at date of grant were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2001	2000
Expected life (years)	5	5
Interest rate	4.42%	5.81%
Volatility	31.14%	35.54%

        The Company has a formal stock repurchase program and as part of the program, the Company occasionally repurchases shares of Common Stock related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders.

(15)    Adoption of SFAS 142

        The Company fully adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and discontinued amortizing goodwill relating to business combinations consummated before July 1, 2001. As of the date of the adoption, the Company had unamortized goodwill in the amount of $69,639,000 and unamortized identifiable intangible assets in the amount of $21,978,000. The Company evaluated its existing intangible assets and goodwill that were acquired in prior purchase business combinations and determined that no reclassifications were necessary in order to conform with the new classification criteria in SFAS No. 141 for recognition apart from goodwill. The Company has reassessed the useful lives and residual values of all intangible assets acquired in purchase business combinations and determined that no amortization adjustments were necessary and no intangible assets had indefinite lives.

        The Company performed a transitional assessment of whether there is an indication that goodwill is impaired. The Company concluded that it is probable that the goodwill related to its investment services reporting unit is impaired. The amount of the impairment is $7,893,000, or $5,130,000, net of tax, which is reported as a cumulative effect of a change in accounting principle, net of tax. The fair value of the investment services reporting unit was estimated using a combination of capitalized cash flows, discounted cash flows and multiples based on publicly traded company's market capitalization to sales.

        The following table reconciles the Company's reported net income and earnings per share amounts to the adjusted amounts adding back previous amounts of goodwill amortization:

	Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands, except for per share data)
Reported net income	$100,631	$83,342	$75,174
Add back:
Goodwill amortization, net of tax	—	2,846	2,092

Adjusted net income	$100,631	$86,188	$77,266

Basic earnings per share:
Reported net income	$3.15	$2.52	$2.25
Goodwill amortization	—	.09	.06

Adjusted net income	$3.15	$2.61	$2.31

Diluted earnings per share:
Reported net income	$3.08	$2.47	$2.22
Goodwill amortization	—	.08	.06

Adjusted net income	$3.08	$2.56	$2.28

        Changes in the carrying amount of goodwill are as follows for the year ended December 31, 2002:

Balance as of December 31, 2001	$69,639
Adjustments to deferred tax asset and goodwill relating to a 2001 acquisition	(488)
Record disposition of goodwill related to the sale of branches acquired in 2001	(4,303)
Impairment charge	(7,893)
Reclassification of intangible assets to goodwill upon adoption of SFAS No. 147 (Note 1)	10,487

Balance as of December 31, 2002	$67,442

        Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
December 31, 2002
Core deposit premium	$14,150	$6,981	$7,169

Total	$14,150	$6,981	$7,169

December 31, 2001
Core deposit premium	$16,660	$5,169	$11,492
SFAS 72 unidentified intangible	15,279	4,792	10,487

Total	$31,939	$9,961	$21,978

        Amortization expense of intangible assets for the years ended December 31, 2002, 2001 and 2000 was $1,812,000, $5,378,000, and $4,220,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

Fiscal year ended:

Total
(in thousands)
2003	$1,276
2004	984
2005	798
2006	690
2007	690
Thereafter	2,731

Total	$7,169

(16)    Commitments and Contingent Liabilities

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

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2002, 2001 and 2000 and non-cancellable lease commitments at December 31, 2002 were not significant.

        Cash of approximately $62,628,000 and $43,671,000 at December 31, 2002 and 2001, respectively, was maintained to satisfy regulatory reserve requirements.

        The Company's lead bank subsidiary has invested in partnerships, which have entered into several lease-financing transactions. The lease-financing transactions in two of the partnerships have been examined by the Internal Revenue Service ("IRS"). In both partnerships, the lead bank subsidiary is the owner of a ninety-nine percent (99%) limited partnership interest. The IRS has issued separate Notice of Final Partnership Administrative Adjustments ("FPAAs") to the partnerships and on September 25, 2001, and January 10, 2003, the Company filed lawsuits contesting the adjustments asserted in the FPAAs. Prior to filing the lawsuits, the Company was required to deposit the estimated tax due of approximately $4,083,000 with respect to the first FPAA, and $7,710,606 with respect to the second FPAA, with the IRS pursuant to the Internal Revenue Code. No reliable prediction can be made at this time as to the likely outcome of the lawsuits; however, if the lawsuits are decided adversely to the partnerships, all or a portion of the $12 million in tax benefits previously recognized by the Company in connection with the partnerships' lease-financing transactions would be in question and penalties and interest could be assessed by the IRS.

        In order to curtail the accrual of additional interest related to the disputed tax benefits and because interest rates are unfavorable, the Company decided to submit to the IRS the interest which would have accrued based on the adjustments proposed in the FPAAs related to both of the lease-financing transactions. On March 7, 2003, the Company submitted to the IRS a total of $13,640,797 of interest on the proposed adjustments. If the lawsuits are decided in favor of the Company the prepaid interest and deposits will be returned to the Company plus interest thereon.

        Management has estimated the Company's exposure in connection with these transactions and has reserved an appropriate amount based on the estimated exposure at December 31, 2002. Management intends to continue to evaluate the merits of each matter and make appropriate revisions to the reserve amount as deemed necessary.

(17)    Transactions with Related Parties

        In the ordinary course of business, the Corporation and its subsidiaries make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $50,780,000 and $31,014,000 at December 31, 2002 and 2001, respectively.

(18)    Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2002, the following amounts of financial instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$626,330,000
Credit card lines	33,290,000
Standby letters of credit	59,657,000
Commercial letters of credit	3,176,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2002, the maximum potential amount of future payments is $59,657,000.

        The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the Company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

        The bank subsidiaries' exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The bank subsidiaries use the same credit policies in making commitments and conditional obligations as they do for on-statement of condition instruments. The bank subsidiaries control the credit risk of these transactions through credit approvals, limits and monitoring procedures. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates normally less than one year or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank subsidiaries evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiary banks upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include residential and commercial real estate, bank certificates of deposit, accounts receivable and inventory.

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

(19)    Dividend Restrictions and Capital Requirements

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2002, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $188,000,000, assuming that each subsidiary bank continues to be classified as "well capitalized" pursuant to the applicable regulations. The restricted capital of the bank subsidiaries was approximately $399,042,000. The undivided profits of the bank subsidiaries were $251,625,000. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

        The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-statement of condition items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2002, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

        As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2002 also presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in thousands)
As of December 31, 2002:
Total Capital (to Risk Weighted Assets):
Consolidated	$603,001	17.21%	$280,365	8.00%	$350,456	10.00%
International Bank of Commerce, Laredo	445,668	15.40	231,582	8.00	289,478	10.00
International Bank of Commerce, Brownsville	55,314	18.45	23,986	8.00	29,983	10.00
International Bank of Commerce, Zapata	25,988	21.35	9,737	8.00	12,171	10.00
Commerce Bank	29,650	17.09	13,882	8.00	17,343	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$559,025	15.95%	$140,182	4.00%	$210,273	6.00%
International Bank of Commerce, Laredo	409,373	14.14	115,791	4.00	173,687	6.00
International Bank of Commerce, Brownsville	52,095	17.38	11,993	4.00	17,990	6.00
International Bank of Commerce, Zapata	25,203	20.71	4,868	4.00	7,303	6.00
Commerce Bank	27,451	15.82	6,941	4.00	10,412	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$559,025	8.71%	$256,640	4.00%	$320,800	5.00%
International Bank of Commerce, Laredo	409,373	7.98	205,229	4.00	256,537	5.00
International Bank of Commerce, Brownsville	52,095	8.78	23,729	4.00	29,661	5.00
International Bank of Commerce, Zapata	25,203	8.22	12,260	4.00	15,325	5.00
Commerce Bank	27,451	6.68	16,440	4.00	20,550	5.00

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2001 are also presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in thousands)
As of December 31, 2001:
Total Capital (to Risk Weighted Assets):
Consolidated	$490,124	15.06%	$260,339	8.00%	$325,424	10.00%
International Bank of Commerce, Laredo	370,123	13.42	220,595	8.00	275,743	10.00
International Bank of Commerce, Brownsville	43,797	18.42	19,022	8.00	23,777	10.00
International Bank of Commerce, Zapata	20,291	28.66	5,665	8.00	7,081	10.00
Commerce Bank	22,180	12.96	13,694	8.00	17,117	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$450,059	13.83%	$130,170	4.00%	$195,524	6.00%
International Bank of Commerce, Laredo	336,486	12.20	110,297	4.00	165,446	6.00
International Bank of Commerce, Brownsville	40,822	17.17	9,511	4.00	14,266	6.00
International Bank of Commerce, Zapata	19,737	27.88	2,832	4.00	4,249	6.00
Commerce Bank	20,034	11.70	6,847	4.00	10,270	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$450,059	6.67%	$270,032	4.00%	$337,540	5.00%
International Bank of Commerce, Laredo	336,486	7.00	192,178	4.00	240,223	5.00
International Bank of Commerce, Brownsville	40,822	8.15	20,037	4.00	25,046	5.00
International Bank of Commerce, Zapata	19,737	9.72	8,126	4.00	10,158	5.00
Commerce Bank	20,034	8.33	9,624	4.00	12,030	5.00

(20) Fair Value of Financial Instruments

      The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2002 and 2001 are outlined below.

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

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2002 and 2001, the carrying amount of fixed rate performing loans was $970,967,000 and $1,407,367,000 respectively, and the estimated fair value was $977,985,000 and $1,406,633,000, respectively.

        Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market and specific borrower information. As of December 31, 2002 and 2001, the net carrying amount of non-performing loans was a reasonable estimate of the fair value.

  Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2002 and 2001. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2002 and 2001, the carrying amount of time deposits was $2,293,026,000 and $2,424,373,000, respectively, and the estimated fair value was $2,273,994,000 and $2,395,652,000, respectively.

  Securities Sold Under Repurchase Agreements, Other Borrowed Funds and Long-term Debt

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2002 and 2001.

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

        Fair value estimates are based on existing on-and off-statement of condition financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include the bank premises and equipment and core deposit value. In addition, the tax ramifications related to the effect of fair value estimates have not been considered in the above estimates.

(21) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2002 and 2001
(Dollars in Thousands)

	2002	2001
ASSETS
Cash	$4,783	$551
Repurchase Agreements	12,750	2,600
Other investments	5,464	6,654
Notes receivable	20,374	30,683
Investment in subsidiaries	634,665	518,263
Other assets	6,921	8,417

Total assets	$684,957	$567,168

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Due to IBC Trusts (Subordinated Debentures)	135,000	68,000
Due to IBC Trading	21	21
Due to IBC Capital Trusts	1,068	28
Other liabilities	1,604	2,091

Total liabilities	137,693	70,140

Shareholders' equity:
Common shares	41,766	33,214
Surplus	30,821	27,564
Retained earnings	560,613	490,328
Accumulated other comprehensive income	49,957	18,221

	683,157	569,327
Less cost of shares in treasury	(135,893)	(72,299)

Total shareholders' equity	547,264	497,028

Total liabilities and shareholders' equity	$684,957	$567,168

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2002, 2001 and 2000
(Dollars in Thousands)

	2002	2001	2000
Income:
Dividends from subsidiaries	$27,500	$88,245	$22,000
Interest income on notes receivable	2,297	2,985	3,771
Interest income on other investments	778	899	399
Other interest income	—	310	321
Gain on sale of other securities	—	—	386
Other	2,334	3,097	904

Total income	32,909	95,536	37,781

Expenses:
Interest Expense (Debentures)	7,040	2,014	—
Other	1,126	967	476

Total expenses	8,166	2,981	476

Income before federal income taxes and equity in undistributed net income of subsidiaries	24,743	92,555	27,305
Income tax (benefit) expense	(1,578)	578	663

Income before equity in undistributed net income of subsidiaries	26,321	91,977	26,642
Equity in undistributed (dividends in excess of) net income of subsidiaries	74,310	(8,635)	48,532

Net income	$100,631	$83,342	$75,174

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2002, 2001 and 2000
(Dollars in Thousands)

	2002	2001	2000
Operating activities:
Net income	$100,631	$83,342	$75,174
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of other investments	—	—	(386)
Increase in other liabilities	553	1,643	462
(Equity in undistributed) dividends in excess of net income of subsidiaries	(74,310)	8,635	(48,532)

Net cash provided by operating activities	26,874	93,620	26,718

Investing activities:
Contributions to subsidiaries	(8,937)	(119,157)	(10,494)
Purchase of repurchase agreement with banks	(10,150)	(2,600)	—
Proceeds from sales of available for sale securities	—	—	1,404
Purchase of available for sale other securities	—	(5,000)	—
Principal collected on mortgage-backed securities	1,556	3,223	1,426
Net decrease in notes receivable	10,309	4,698	6,993
Decrease in other assets	(289)	(2,377)	3,926

Net cash (used in) provided by investing activities	(7,511)	(121,213)	3,255

Financing activities:
Proceeds from issuance of subordinated debentures	67,000	68,000	—
Proceeds from stock transactions	3,478	1,736	1,992
Payments of cash dividends	(21,984)	(21,158)	(21,016)
Payments of cash dividends in lieu of fractional shares	(31)	(24)	(24)
Purchase of treasury stock	(63,594)	(21,143)	(10,419)

Net cash (used in) provided by financing Activities	(15,131)	27,411	(29,467)

Increase (decrease) in cash and cash equivalents	4,232	(182)	506
Cash at beginning of year	551	733	227

Cash at end of year	$4,783	$551	$733

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2002
Interest income		$87,007		$91,486		$88,444		$86,993
Interest expense		27,652		29,695		28,773		30,297

Net interest income		59,355		61,791		59,671		56,696
Provision for possible loan losses		2,178		2,232		2,057		2,074
Non-interest income		25,347		26,629		18,456		15,213
Non-interest expense		42,170		38,921		38,531		35,222

Income before income taxes		40,354		47,267		37,539		34,613
Income taxes		12,890		16,394		12,674		12,054

Income before cumulative effect of a change in accounting principle		27,464		30,873		24,865		22,559

Cumulative effect of a change in accounting principle, net of tax		—		—		—		(5,130)

Net income		$27,464		$30,873		$24,865		$17,429

Per common share:
Basic
Income before cumulative effect of a change in accounting principle	$	..87	$	..97	$	..77	$	..69
Cumulative effect of a change in accounting principle, net of tax		—		—		—		(.16)

Net income	$	..87	$	..97	$	..77	$	..53

Diluted
Income before cumulative effect of a change in accounting principle	$	..85	$	..95	$	..75	$	..68
Cumulative effect of a change in accounting principle, net of tax		—		—		—		(.15)

Net income	$	..85	$	..95	$	..75	$	..53

Net income and per common share amounts for the first three quarters have been re-stated to reflect the reversal of $792,000 amortization expense in accordance with SFAS No. 147 (see note 1 to the Consolidated Financial Statements)

2001
Interest income		$85,099		$91,159		$99,681		$108,174
Interest expense		37,075		45,817		54,882		63,034

Net interest income		48,024		45,342		44,799		45,140
Provision for possible loan losses		2,114		1,962		2,428		2,127
Non-interest income		21,828		22,785		21,065		20,152
Non-interest expense		37,199		33,928		33,488		30,826

Income before income taxes		30,539		32,237		29,948		32,339
Income taxes		10,146		10,793		10,048		10,734

Net income		$20,393		$21,444		$19,900		$21,605

Adjusted net income		$21,105		$22,156		$20,611		$22,316

Per common share:
Basic		$.62		$.65		$.60		$.81
Diluted	$	..61	$	..64	$	..58	$	..80
Adjusted per common share:
Basic		$.64		$.67		$.62		$.84
Diluted	$	..63	$	..66	$	..61	$	..83

        Adjusted net income and adjusted net income per common share are adjusted for the exclusion of goodwill amortization, net of tax. Beginning 2002, new accounting standards eliminated the amortization of goodwill.

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS
DENNIS E. NIXON
Chairman of the Board and President

R. DAVID GUERRA
Vice President

EDUARDO J. FARIAS
Vice President

RICHARD CAPPS
Vice President

IMELDA NAVARRO
Treasurer

WILLIAM CUELLAR
Auditor

LUISA D. BENAVIDES
Secretary

MARISA V. SANTOS
Assistant Secretary	DENNIS E. NIXON
President
International Bank of Commerce

R. DAVID GUERRA
President
International Bank of Commerce
Branch in McAllen, Texas

LEONARDO SALINAS
Investments

IMELDA NAVARRO
Senior Executive Vice President
International Bank of Commerce

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
Investments

QuickLinks

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES (Consolidated) SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDEPENDENT AUDITORS' REPORT
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2002 and 2001 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2002, 2001 and 2000 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2002, 2001, and 2000 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2002, 2001 and 2000 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2002, 2001 and 2000 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only) December 31, 2002 and 2001 (Dollars in Thousands)
Statements of Income (Parent Company Only) Years ended December 31, 2002, 2001 and 2000 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only) Years ended December 31, 2002, 2001 and 2000 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS