Form 10-K, Exhibit 13
period 2003-12-31
INTERNATIONAL BANCSHARES CORP
filed 2004-03-12
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

INTERNATIONAL BANCSHARES CORPORATION
ALL BANKS MEMBER FDIC
MEMBER BANKS:

  INTERNATIONAL BANK OF COMMERCE
  1200 San Bernando Avenue
  (956) 722-7611

LAREDO

4501 San Bernardo

(956) 722-0485

1300 Guadalupe

(956) 726-6601

1002 Matamoros

(956) 726-6622

7002 San Bernando Ave.

(956) 728-0060

5300 San Dario Ste. 440D

(956) 728-0063

5300 San Dario Ste. 202

(956) 790-6500

2415 S. Zapata Hwy.

(956) 728-0061

7909 McPherson

(956) 728-0064

9710 Mines Road

(956) 728-0092

2442 San Isidro Parkway

(956) 726-6611

2418 Jacaman Rd.

(956) 764-6123

In-Store Banking Center

5610 San Bernando

(956) 726-6688

2320 Bob Bullock Lp 20
@ Clark

(956) 728-0062

SAN ANTONIO

130 East Travis
(210) 518-2500

5300 Walzem Rd.

(210) 564-2300

6630 Callaghan

(210) 341-7277

2201 Northwest Military Dr.

(210) 366-0617

1500 NE Loop 410

(210) 281-2450

18750 Stone Oak Parkway
Ste. 100

(210) 496-6111

20450 Huebner Rd.

(210) 499-4238

5029 Broadway

(210) 518-2523

12400 HWY 281 N

(210) 369-2905

In-Store Banking Center

14610 Huebner

(210) 369-2918

12018 Perrin Beitel Rd.

(210) 369-2916

24165 IH 10 West Suite 3

(210) 369-2912

6301 NW Lp. 410 Ste Q14
(210) 369-2910

7400 San Pedro

(210) 369-2940

6909 N. Lp. 1604 E. Ste

(210) 369-2922

2310 SW Military Dr. Ste 216

(210) 518-2558

999 E. Basse Rd. Ste 150

(210) 369-2920

20760 US Hwy 281 N, Ste 100

(210) 369-2914

LULING

200 South Pecan

(830) 875-2445

MARBLE FALLS

700 Highway 281

(830) 693-4301

SAN MARCOS

1081 Wonder World

(512) 353-1011

NEW BRAUNFELS

In-Store Banking Center

955 N. Walnut Ave.

(830) 608-9665

MCALLEN

One South Broadway

(956) 686-0263

3600 N. 10th St.

(956) 688-3690

301 S. 10th St.

(956) 688-3610

2200 S. 10th St.
(East La Plaza)

(956) 686-3770

2200 S. 10th St.
(West La Plaza)

(956) 688-3660

2225 Nolana
(956) 688-3600

In-Store Banking Center

1200 E. Jackson

(956) 668-3685

4001 N. 23rd St

(956) 688-3620

EDINBURG

400 South Closner

(956) 688-3640

In-Store Banking Center

1724 W. University Dr. Suite B

(958) 688-3680

MISSION

900 N. Bryan Rd.

(956) 688-3630

In-Store Banking Center

200 East Griffin Parkway

(956) 632-3512

2410 E. Expressway 83

(956) 688-3625

PHARR

401 South Cage

(956) 688-3635

ALAMO

1421 W. Frontage Rd

(956) 688-3645

WESLACO

606 S. Texas Blvd.

(956) 688-3605

CORPUS CHRISTI

221 South Shoreline

(361) 888-4000

6130 South Staples

(361) 991-4000

ROCKPORT

2701 N. Hwy. 35

(361) 729-0500

ARANSAS PASS

In-Store Banking Center

2501 W. Wheeler

(361) 725-0500

PORT LAVACA

311 N. Virginia St.

(361) 552-9771

BAY CITY

1916 7th Street

(979) 245-5781

ANGLETON

200 East Mulberry

(976) 849-7711

FREEPORT

1208 N. Brazosport Blvd.

(976) 233-2677

LAKE JACKSON

212 That Way

(979) 297-2466

VICTORIA

6411 N. Navarro

(361) 575-8394

HOUSTON

5615 Kirby Dr.

(713) 526-1211

8203 South Kirkwood

(713) 285-2162

1010 Richmond

(713) 285-2189

1001 McKinney Suite 150

(713) 285-2138

1777 Sage

(713) 285-2128

Kelvin @ Nottingham

(713) 526-1211

5706 Kirby

(713) 526-1211

In-Store Banking Center

5085 Westheimer Suite 4640

(713) 285-2292

12400 FM 1960 West

(832) 285-2212

7747 Kirby Dr.

(713) 285-2118

12555 Westheimer Rd
@ Dairy

(713) 285-2275

KATY

In-Store Banking Center

1525 Mason Rd

(713) 285-2196

FRIENDSWOOD

3135 FM 528

(281) 316-0670

GALVESTON

In-Store Banking Center

2931 Central City Blvd.

(409) 741-2573

SUGARLAND

In-Store Banking Center

1565 State Highway 6 S.

(713) 285-2203

RICHMOND

5250 FM 1460

(832) 595-0920

EAGLE PASS

439 E. Main Street

(830) 773-2313

2538 E. Main Street

(830) 773-2313

455 Bibb Ave.

(830) 773-4930

2410 Del Rio Blvd.

(830) 773-2313

DEL RIO

2410 Dodson St.

(830) 772-4265

AUSTIN

9606 N. Mopac Expway,

(512) 338-3900

International Bank of Commerce, Brownsville
1600 FM 802
Brownsville, TX 78522-1031
(956) 547-1000

1623 Central Blvd.

(956) 547-1200

4520 E. 14th St.

(956) 547-1300

1365 FM 802

(956) 547-1350

2370 N. Expressway Suite 7222

(956) 547-1380

630 E. Elizabeth St.

(956) 547-1356

In-Store Banking Center

3600 W. Alton Gloor Blvd

(956) 547-1390

HARLINGEN

501 S. Dixieland

(956) 428-6902

902 N. 77th Sunshine Strip

(956) 547-1424

In-Store Banking Center

1801 W. Lincoln

(956) 428-4559

PORT ISABEL

1601 W. Hwy 100

(956) 547-1471

SOUTH PADRE ISLAND

911 Padre Blvd.

(956) 761-6156

Commerce Bank 2120 E. Saunders Laredo, Texas 78044 (956) 724-1616			International Bank of Commerce, Zapata U.S Hwy. 83 at 10th Ave. Zapata, TX 78076 (956) 765-8361
IH 35 and Mann Rd. (956) 724-2424	Zapata Hwy at Blaine St. (956) 725-2525	1200 Welby Court (956) 728-1010	ROMA U.S Hwy. 83 at Port Aleza (956) 849-1047	RIO GRANDE CITY E. Hwy. 83 # 4015 (956) 487-5531	In-Store Banking Center 4534 E. Hwy. 83 (956) 488-6367

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2003. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands, Except Per Share Data)
BALANCE SHEET
Assets	$6,578,310	$6,495,635	$6,381,401	$5,860,714	$5,421,804
Net loans	2,700,354	2,725,349	2,608,467	2,212,467	1,876,754
Deposits	4,435,699	4,239,899	4,332,834	3,744,598	3,527,212
Other borrowed funds	845,276	1,185,857	777,296	1,432,500	1,380,000
Junior subordinated deferrable interest debentures	172,254	—	—	—	—
Shareholders' equity	577,383	547,264	497,028	416,892	353,436
INCOME STATEMENT
Interest income	$318,051	$353,928	$390,355	$415,332	$337,219
Interest expense	94,725	116,415	200,808	251,756	185,205

Net interest income	223,326	237,513	189,547	163,576	152,014
Provision for possible loan losses	8,291	8,541	8,631	6,824	6,379
Non-interest income	127,273	85,645	79,588	63,796	64,483
Non-interest expense	159,754	154,843	135,441	111,957	106,983

Income before income taxes and cumulative change in accounting principle	182,554	159,774	125,063	108,591	103,135
Income taxes	60,426	54,013	41,721	33,417	36,887
Cumulative effect of a change in accounting principle, net of taxes	—	(5,130)	—	—	—

Net income	$122,128	$100,631	$83,342	$75,174	$66,248

Adjusted net income	$122,128	$100,631	$86,188	$77,266	$68,132

Per common share:
Basic	$3.16	$2.52	$2.02	$1.80	$1.55
Diluted	$3.09	$2.46	$1.98	$1.77	$1.53
Adjusted per common share:
Basic	$3.16	$2.52	$2.08	$1.85	$1.60
Diluted	$3.09	$2.46	$2.05	$1.82	$1.57

        Note 1: See note 16 of notes to the consolidated financial statements regarding the discontinuation of goodwill amortization. On January 1, 2002, the Company adopted the remaining provisions of SFAS No. 142, which discontinued amortization of goodwill. Accordingly, adjusted net income and per common share data for the years ended December 31, 2003 and 2002 is the same as actual numbers.

        Note 2: See note 9 of notes to the consolidated financial statements regarding the adoption of FIN 46, as revised. The Company early-adopted the provisions of FIN 46, as revised, as of December 31, 2003 and thus deconsolidated its investment in eight special purpose business trusts established for the issuance of trust preferred securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2003. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

        Factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others the following possibilities:

  •
  Changes in interest rates and market prices, which could reduce the Company's net interest margins, asset valuations and expense expectations.

  •
  Changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins.

  •
  Changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance and employment laws and regulations.

  •
  Changes in U.S.—Mexico trade, including, without limitation, reductions in border crossings and commerce resulting from the planned Homeland Security Programs called "US-VISIT," which is derived from Section 110 of the Illegal Immigration Reform and Immigrant Responsibility Act of 1996.

  •
  The loss of senior management or operating personnel.

  •
  Increased competition from both within and outside the banking industry.

  •
  Changes in local, national and international economic business conditions that adversely affect the Company's customers and their ability to transact profitable business with the Company, including the ability of its borrowers to repay their loans according to their terms or a change in the value of the related collateral.

  •
  The timing, impact and other uncertainties of the Company's potential future acquisitions including the Company's ability to identify suitable potential future acquisition candidates, the success or failure in the integration of their operations, and the Company's ability to maintain its current branch network and to enter new markets successfully and capitalize on growth opportunities.

  •
  Changes in the Company's ability to pay dividends on its Common Stock.

  •
  The effects of the litigation and proceedings pending with the Internal Revenue Service regarding the Company's lease financing transactions.

  •
  Additions to the Company's loan loss allowance as the result of changes in local, national or international conditions which adversely affect the Company's customers.

        It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Overview

        The Company, which is headquartered in Laredo, Texas and serves the South and Southeast Texas regions, provides banking services for commercial, consumer and international customers. The Company is the second largest independent commercial bank holding company in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company also owns an insurance agency and a majority interest in an investment banking unit. The Company's primary earnings come from the spread between the interest earned on interest bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk and interest rate risk. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2003 was 22.68% as compared to 20.44% for the year ended December 31, 2002.

        The Company is very active in facilitating trade along the United States border with Mexico. The Company does a significant amount of business with customers domiciled in Mexico. Deposits from persons and entities domiciled in Mexico comprise a significant and stable portion of the deposit base of the Company. Many of the Texas markets served by the Company have a large Hispanic population.

        Expense control is another essential element in the Company's profitability. As a result, one of the key ratios the Company monitors is the efficiency ratio, which is a measure of non-interest expense to net-interest income plus non-interest income. The Company's efficiency ratio has been under 53% for each of the last five years, which the Company believes is better than average compared to its national peer group. One of the benefits derived from such operating efficiencies is that the Company is not subject to undue pressure to generate interest income from high-risk loans.

        During the fourth quarter of 2003, the Company reduced its assets by approximately $1 billion dollars in anticipation of a large acquisition. On January 22, 2004, the Company entered into a definitive agreement to acquire Local Financial Corporation ("LFIN"), an Oklahoma based bank holding company with $2.9 billion in assets. The transaction is subject to regulatory approvals, approval by the shareholders of LFIN and certain other conditions set forth in the definitive agreement. It is anticipated that the transaction will close in the summer of 2004. The reduction in the assets of the Company is expected to reduce net interest income in the near term. Once the LFIN transaction is consummated, the Company believes it will be immediately accretive to its earnings per share.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2003	December 31, 2002	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$6,578,310	$6,495,635	1.3%
Net loans	2,700,354	2,725,349	(.9)
Deposits	4,435,699	4,239,899	4.6
Other borrowed funds	845,272	1,185,857	(28.7)
Shareholders' equity	577,383	547,264	5.5

Consolidated Statements of Income Information

	Year Ended December 31, 2003	Year Ended December 31, 2002	Percent Increase (Decrease) 2003 vs. 2002	Year ended December 31, 2001	Percent Increase (Decrease) 2002 vs. 2001
	(Dollars in Thousands)
Interest income	$318,051	$353,928	(10.1)%	$390,355	(9.3)%
Interest expense	94,725	116,415	(18.6)	200,808	(42.0)
Net interest income	223,326	237,513	(6.0)	189,547	25.3
Provision for possible loan losses	8,291	8,541	(2.9)	8,631	(1.0)
Non-interest income	127,273	85,645	48.6	79,588	7.6
Non-interest expense	159,754	154,843	3.2	135,441	14.3
Net income	122,128	100,631	21.4	83,342	20.7
Per common share:
Basic	$3.16	$2.52	25.4%	$2.02	24.8%
Diluted	3.09	2.46	25.6	1.98	24.2
Efficiency Ratio	45.6%	47.9%	(4.8)%	50.3%	(4.8)%

Net Income

        Net income increased by 21.4% for 2003 from 2002 despite the current low interest rate environment. Net income for 2003 was positively affected by gains recognized on bond sales, which were made to reposition a portion of the Company's bond portfolio to realize the equity that was eroding in the portfolio due to rapid principal repayments.

        Net income for 2002 was negatively affected by an impairment charge of $6,081,000 relating to the Company's investment in the Aircraft Finance Trust ("AFT"). The Company accounts for its investment in AFT under the equity method of accounting. AFT utilizes derivative instruments to manage the interest rate on bonds that it has issued. The derivatives qualify as cash flow hedges and are reported at fair value. The Company records its proportionate share of the fair value of the derivatives as an increase or decrease in the investment in AFT and accumulated other comprehensive income, net of tax. The Company's proportionate share of earnings or losses of AFT were losses of $948,000, $6,799,000 and $1,766,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Because of the losses from operations that AFT had reported as a result of the events of September 11 and the resulting impact on the airline industry, the Company evaluated its investment, which resulted in the Company recording the charge in 2002. At December 31, 2003 and 2002, the Company's investment in AFT, without the proportionate share of the fair value of the AFT derivatives was $0 and $948,000, respectively. At December 31, 2003 and 2002, the Company's investment in AFT, including the proportionate share of the fair value of the AFT derivatives was $0.

        Net income for 2002 was also negatively affected by a write-off of $1,159,000 relating to the closure of several in-store branches previously located in Albertson's supermarkets. On March 13, 2002, Albertson's, Inc. announced its intention to exit substantially all of the Company's markets. The Company began its relationship with Albertson's in 1995. Thirty nine Albertson's supermarkets and the related in-store branches of the Company located in Houston, San Antonio, Brownsville, Corpus Christi, Laredo, Edinburg, San Juan, Pharr, Mission, Weslaco and Harlingen were closed. On June 7, 2002, H-E-B agreed to purchase certain former Albertson's locations in San Antonio and the Rio Grande Valley. The Company subsequently agreed with H-E-B to open in 4 of the Company's previous in-store locations and the Company also agreed to open an in-store branch in another former Albertson's store that was not occupied by the Company. On May 10, 2002, Kroger Co. agreed to purchase certain former Albertson's locations in Houston. The Company subsequently agreed with Kroger to open in 3 of the Company's previous in-store locations. During the third quarter 2002, the Company concluded that the remaining in-store locations would not be re-opened and wrote off $1,159,000 of its investment in the related in-store branches. The Company continues to maintain one Albertson's in-store branch in the New Braunfels market that was not closed by Albertson's. As a result of the new branch arrangements in Houston and San Antonio and the Company's extensive branch network, including additional traditional branches that were opened in 2003, the Company does not believe that the Albertson's closures had any material long term negative effects on its deposit base, consolidated financial condition or results of operations.

        On August 1, 2002, the Company completed its sale of three bank branches in Rockdale, Taylor and Giddings, Texas to Citizens National Bank located in Cameron, Texas. The branches were previously acquired by the Company as part of its acquisition of National Bancshares Corporation in the fourth quarter of 2001 and represented approximately $36.3 million in loans and $93.1 million in deposits. As a result of the sale, the Company recorded a gain of $3.1 million in 2002. The Company sold these branches because they did not fit into the long-term strategic plans of the Company.

Net Interest Income

        Net interest income is the spread between income on interest earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, such as deposits, repurchase agreements and funds borrowed. Net interest income is the Company's largest source of revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest earning assets and interest bearing liabilities.

	For the years ended December 31,
	2003 Average Rate/Cost	2002 Average Rate/Cost	2001 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	6.53%	7.02%	10.22%
Foreign	5.15	5.68	9.24
Investment securities:
Taxable	4.18	5.61	6.47
Tax-exempt	4.81	4.91	4.97
Time deposits with banks	5.59	2.18	7.73
Federal funds sold	.92	1.53	1.90
Other	10.01	4.55	8.52

Total interest-earning assets	5.16%	6.16%	7.26%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	.77%	1.16%	2.39%
Time deposits:
Domestic	1.18	2.73	4.77
Foreign	3.05	2.31	4.54
Securities sold under repurchase agreements and federal funds purchased	3.97	3.95	4.82
Other borrowings and junior subordinated deferrable interest debentures	1.71	2.30	4.32

Total interest bearing liabilities	1.73%	2.27%	4.13%

        Due to decreasing market interest rates in 2003, 2002 and 2001, the Company accordingly lowered interest rates on loans and deposits, which in turn affected the yield on interest earning assets and interest bearing liabilities. The yield on average interest earning assets decreased 16.2% from 6.16% in 2002 to 5.16% in 2003, and the rates paid on average interest bearing liabilities decreased 23.4% from 2.27% in 2002 to 1.73% in 2003. The yield on average interest earning assets decreased 15.2% from 7.26% in 2001 to 6.16% in 2002 and the rates paid on average interest bearing liabilities decreased 45.0% from 4.13% in 2001 to 2.27% in 2002.

        The following table analyzes the changes in net interest income during 2003 and 2002 and the relative effect of changes in interest rates and volumes for each major classification of interest earning assets and interest-bearing liabilities. Nonaccrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2003 compared to 2002 Net increase (decrease) due to			2002 compared to 2001 Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$7,737	$(12,238)	$(4,501)	$23,648	$(30,612)	$(6,964)
Foreign	(1,243)	(1,259)	(2,502)	73	(8,334)	(8,261)
Investment securities:
Taxable	15,877	(45,017)	(29,140)	4,656	(24,960)	(20,304)
Tax-exempt	258	(102)	156	188	(59)	129
Time deposits with banks	(12)	(15)	(27)	(188)	62	(126)
Federal funds sold	250	(327)	(77)	(274)	(197)	(471)
Other	13	201	214	(33)	(397)	(430)

Total interest income	$22,880	$(58,757)	$(35,877)	$28,070	$(64,497)	$(36,427)

Interest incurred on:
Savings and interest bearing demand deposits	$1,041	$(5,058)	$(4,017)	$4,699	$(14,430)	$(9,400)
Time deposits:
Domestic	9,967	(18,856)	(8,889)	(1,488)	(19,430)	(20,918)
Foreign	(16,343)	8,338	(8,005)	2,746	(30,675)	(27,929)
Securities sold under repurchase agreements and federal funds purchased	(1,024)	98	(926)	926	(4,330)	(3,404)
Other borrowings and junior subordinated deferrable interest debentures	7,404	(7,257)	147	(1,054)	(21,688)	(22,742)

Total interest expense	$1,045	$(22,735)	$(21,690)	$5,830	$(90,223)	$(84,393)

Net interest income	$21,835	$(36,022)	$(14,187)	$22,240	$25,726	$47,966

(Note 1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

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

        At December 31, 2003, based on these simulations, a rate shift of 200 basis points in interest rates either up or down will not vary earnings by more than 3 percent of projected 2004 net interest income. A 200 basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential rate increase or decrease.

Allowance for Possible Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more category:

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$20,960	$3,649	$8,170	$6,191	$7,234
Loans contractually past due ninety days or more as to interest or principal payments	7,666	5,241	2,937	7,064	13,758
Loans accounted for as "troubled debt restructuring"	213	165	103	491	543

        The increase in non-accrual loans from 2002 to 2003 can be attributed to two fully secured credits the Company placed on non-accrual status, totaling approximately $17,800,000. On January 7, 2004, management determined that one of the fully secured credits be returned to accrual status and on March 1, 2004, management determined that the second of the two fully secured credits also be returned to accrual status.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in Mexico or to the Mexican Government, certain loans may be classified in one or more category:

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$85	$254	$82	$82	$428
Loans contractually past due ninety days or more as to interest or principal payments	597	21	66	258	490

        The gross income that would have been recorded during 2003 and 2002 on non-accrual and restructured loans in accordance with their original contract terms was $1,814,000 and $511,000 on domestic loans and $56,000 and $56,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2003 and 2002 was $1,086,000 and $42,000 on domestic loans and $5,000 and $2,000 for foreign loans, respectively.

        The non-accrual loan policy of the bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be uncollectible. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the creditor's financial condition warrants reestablishment of interest accruals. Under special circumstances, a loan may be more than 90 days delinquent as to interest or principal and not be placed on non-accrual status. When any of the above occurs, loan officers are required to recommend placing a loan on non-accrual status by sending a memo to the senior loan officer. When a loan is placed on non-accrual status, any interest accrued but not paid is reversed and charged to operations against interest income.

        The preceding tables indicate that there are certain loans technically past due 90 days or more on performing status. This situation generally results when a bank subsidiary has a borrower who is experiencing financial difficulties but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there has been a recent history of payments.

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $770,896,000 and $722,453,000 at December 31, 2003 and 2002, respectively. See Note 19 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for possible loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$2,749,000	$2,769,562	$2,648,532	$2,243,279	$1,903,524

Average loans outstanding during the year (Note 1)	$2,756,003	$2,664,856	$2,358,886	$2,103,593	$1,731,640

Balance of allowance at January 1	$44,213	$40,065	$30,812	$26,770	$25,551
Provision charged to expense	8,291	8,541	8,631	6,824	6,379
Loans charged off:
Domestic:
Commercial, financial and agricultural	(2,174)	(2,490)	(2,023)	(1,161)	(1,634)
Real estate—mortgage	(489)	(240)	(335)	(176)	(227)
Consumer	(2,173)	(2,412)	(1,895)	(2,323)	(4,688)
Foreign	(107)	(115)	(16)	(22)	—

Total loans charged off:	(4,943)	(5,257)	(4,269)	(3,682)	(6,549)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	313	495	435	502	735
Real estate—mortgage	41	247	21	69	89
Consumer	287	553	471	327	564
Foreign	444	34	9	2	1

Total recoveries	1,085	1,329	936	900	1,389

Net loans charged off	(3,858)	(3,928)	(3,333)	(2,782)	(5,160)
Allowance acquired (disposed) in purchase or sale transactions	—	(465)	3,955	—	—

Balance of allowance at December 31	$48,646	$44,213	$40,065	$30,812	$26,770

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.14%	.15%	.14%	.13%	.30%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.77%	1.60%	1.51%	1.37%	1.41%

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances.

        The allowance for possible loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2003		2002		2001		2000		1999
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$26,359	50.9%	$27,024	57.5%	$24,101	56.1%	$18,904	57.2%	$16,745	58.4%
Real estate—Mortgage	9,328	18.0	8,604	18.3	7,147	16.6	4,222	12.8	4,185	14.6
Real estate—Construction	9,266	17.9	4,686	10.0	4,389	10.2	3,418	10.3	1,949	6.8
Consumer	2,635	5.1	2,720	5.8	2,926	6.8	2,437	7.4	2,569	8.9
Foreign	1,058	8.1	1,179	8.4	1,502	10.3	1,831	12.3	1,322	11.3

	$48,646	100.0%	$44,213	100.0%	$40,065	100.0%	$30,812	100.0%	$26,770	100.0%

        The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances.

        The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further collection of the portion of the loan so exposed is anticipated based on actual results and on the borrower's financial condition. Generally, unsecured consumer loans are charged off when 90 days past due.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2003 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 21.

Non-Interest Income

	Year Ended December 31, 2003	Year Ended December 31, 2002	Percent Increase (Decrease) 2003 vs. 2002	Year Ended December 31, 2001	Percent Increase (Decrease) 2002 vs. 2001
	(Dollars in Thousands)
Service charges on deposit accounts	$60,022	$52,648	14.0%	$42,497	23.9%
Other service charges, commissions and fees
Banking	14,104	13,000	8.5	9,993	30.1
Non-banking	11,801	5,669	108.2	6,132	(7.6)
Investment securities transactions, net	23,390	2,303	915.6	(1,010)	(328.0)
Other investments, net	8,606	(2,598)	(431.3)	10,636	(124.4)
Other income	9,350	14,623	(36.1)	11,340	29.0

Total non-interest income	$127,273	$85,645	48.6%	$79,588	7.6%

        The Company recorded investment securities gains of $23,390,000 in 2003 compared to gains of $2,303,000 for 2002. These gains in 2003 and 2002 occurred due to a program to reposition a portion of the Company's bond portfolio to realize the equity that was eroding in the portfolio due to rapid principal repayments, the result of which, in effect, accelerated future earnings. Non-interest income also includes income on other investments. Income on other investments increased to $8,606,000 in 2003 from $(2,598,000) in 2002, which decreased from $10,636,000 in 2001. The decrease in 2002 can be attributed to losses taken by the Company on its investment in AFT. In 2002, other non-interest income increased $3,283,000 primarily from the gain recorded on the sale of the former National Bancshares Corporation branches.

Non-Interest Expense

	Year Ended December 31, 2003	Year Ended December 31, 2002	Percent Increase (Decrease) 2003 vs. 2002	Year Ended December 31, 2001	Percent Increase (Decrease) 2002 vs. 2001
	(Dollars in Thousands)
Employee compensation and benefits	$72,860	$65,907	10.5%	$58,962	11.8%
Occupancy	12,050	13,211	(8.8)	11,190	18.1
Depreciation of bank premises and equipment	18,105	16,153	12.1	13,434	20.2
Professional fees	7,545	6,089	23.9	5,019	21.3
Stationery and supplies	3,855	4,079	(5.5)	3,664	11.3
Amortization of identified intangible assets	1,276	1,812	(29.6)	5,378	(66.3)
Advertising	7,011	6,010	16.7	6,846	(12.2)
Other	37,052	41,582	(10.9)	30,948	34.4

Total non-interest expense	$159,754	$154,843	3.2%	$135,441	400.3%

        Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. The increases in non-interest expense for the three years ended 2003 were due to the expanded operations of the Company's bank subsidiaries (including the acquisition of National Bancshares

Corporation at the end of 2001, which added approximately 83 employees) and increased fees paid by the Company's investment banking unit, the GulfStar Group in 2003.

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

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2003, 2002 and 2001:

	December 31,
	2003	2002	2001
	(Dollars in Thousands)
U.S. Treasury and Government Securities
Available for sale	$22,011	$12,589	$148,141
Mortgage-backed securities
Available for sale	2,868,293	2,895,338	2,655,417
Obligations of states and political subdivisions
Available for sale	110,382	105,952	89,486
Equity securities
Available for sale	10,455	8,057	4,610
Other securities
Held to maturity	2,160	2,060	2,085
Available for sale	28,200	48,775	27,467

Total	$3,041,501	$3,072,771	$2,927,206

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2003 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
U.S. Treasury and obligations of U.S. Government agencies	$1,809	2.37%	$—	—	$9,925	4.08%	$10,091	7.43%
Mortgage-backed securities	4,345	7.36%	39,906	6.48%	365,637	4.43%	2,449,162	4.76%
Obligations of states and political subdivisions	449	7.63%	—	—	750	4.45%	103,537	4.69%
Other securities	—	—	—	—	—	—	24,148	9.25%
Equity securities	325	—	—	—	—	—	9,500	3.67%

Total	$6,928	5.73%	$39,906	6.48%	$376,312	4.41%	$2,596,438	4.81%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$25	8.10%	$135	5.74%	$1,900	5.39%	$100	7.00%

Total	$25	8.10%	$135	5.74%	$1,900	5.39%	$100	7.00%

        Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Ginnie Mae").

Loans

        The amounts of loans outstanding, by classification, at December 31, 2003, 2002, 2001, 2000 and 1999 are shown in the following table:

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Commercial, financial and agricultural	$1,400,173	$1,595,140	$1,488,196	$1,286,576	$1,115,511
Real estate—mortgage	495,481	507,837	441,296	287,319	278,819
Real estate—construction	492,208	276,595	271,026	232,589	129,813
Consumer	139,987	160,546	180,652	165,875	171,104
Foreign	222,797	233,276	273,038	278,119	216,632

Total loans	2,750,646	2,773,394	2,654,208	2,250,478	1,911,879
Unearned discount	(1,646)	(3,832)	(5,676)	(7,199)	(8,355)

Loans, net of unearned discount	$2,749,000	$2,769,562	$2,648,532	$2,243,279	$1,903,524

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2003 which, based on remaining scheduled repayments of principal, are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$425,494	$857,734	$116,945	$1,400,173
Real estate—construction	273,179	207,676	11,353	492,208
Foreign	143,011	74,832	4,954	222,797

Total	$841,684	$1,140,242	$133,252	$2,115,178

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$152,289	$987,953
Due after five years	17,097	116,155

Total	$169,386	$1,104,108

Mexico

        On December 31, 2003, the Company had $222,797,000 (3.4% of total assets) in loans outstanding to borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in Mexico be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 2003 is presented below.

	Amount of Loans	Related Allowance for Possible Losses
	(Dollars in Thousands)
Secured by certificates of deposits in United States banks	$128,165	$64
Secured by United States real estate	35,922	399
Secured by other United States collateral (securities, gold, silver, etc.)	9,154	92
Foreign real estate guaranteed under lease obligations primarily by U.S. companies	1,280	13
Direct unsecured Mexican sovereign debt (principally former FICORCA debt)	2,074	21
Other (principally Mexico real estate)	46,202	469

	$222,797	$1,058

        The transactions for the year ended December 31, 2003, in that portion of the allowance for possible loan losses related to Mexican debt were as follows:

(Dollars in Thousands)
Balance at December 31, 2002	$1,179
Charge-offs	(107)
Recoveries	444

Net recoveries	337
Provision charged to operations	(458)

Balance at December 31, 2003	$1,058

Deposits

	2003	2002
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$671,771	$616,035
Foreign	80,206	72,609

Total demand non-interest bearing	751,977	688,644

Savings and interest bearing demand
Domestic	1,008,259	935,740
Foreign	309,487	286,450

Total savings and interest bearing demand	1,317,746	1,222,190

Time certificates of deposit
$100,000 or more:
Domestic	506,628	509,132
Foreign	951,368	1,027,791
Less than $100,000:
Domestic	416,217	444,952
Foreign	363,019	350,133

Total time, certificates of deposit	2,237,232	2,332,008

Total deposits	$4,306,955	$4,242,841

	2003	2002	2001
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$8,145	$11,320	$18,636

Foreign	2,023	2,865	4,949

Total savings and interest bearing demand	10,168	14,185	23,585
Time, certificates of deposit $100,000 or more
Domestic	9,314	13,442	25,609
Foreign	19,026	24,743	46,447
Less than $100,00
Domestic	7,890	12,652	21,402
Foreign	4,783	7,070	13,296

Total time, certificates of deposit	41,013	57,907	106,754

Total interest expense on deposits	$51,181	$72,092	$130,339

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2003 were $4,435,699,000, an increase of 4.6% over $4,239,899,000 at December 31, 2002. The increase in deposits from 2002 to 2003 is the result of a strong retail and commercial sales program initiated by the Company. The Company's deposits increased despite the continued pressure from competition inside and outside of the Company's markets and the unprecedented low interest rate environment.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2003, 2002 and 2001 follows (Note 1):

	Years ended December 31,
	2003	2002	2001
Percentage of net income to:
Average shareholders' equity	22.68%	20.44%	17.78%
Average total assets	1.79	1.58	1.39
Percentage of average shareholders' equity to average total assets	7.89	7.74	7.84
Percentage of cash dividends per share to net income per share	26.62	23.92	28.32

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The bank subsidiaries of the Company derive their liquidity largely from deposits of individuals and business entities. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Deposits from persons and entities domiciled in Mexico comprise a significant and stable portion of the deposit base of the Company's bank subsidiaries. Such deposits comprised approximately 39%, 41% and 40% of the Company's bank subsidiaries' total deposits as of December 31, 2003, 2002 and 2001, respectively. Other important funding sources for the Company's bank subsidiaries have been wholesale liabilities with the Federal Home Loan Bank ("FHLB") and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and loans. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

Asset/Liability Management

        The Company's fund management policy has as its primary focus the measurement and management of the banks' earnings at risk in the face of rising and falling interest rate forecasts. The earliest and most simplistic concept of earnings at risk measurement is the gap report, which is used to generate a rough estimate of the vulnerability of net interest income to changes in market rates as implied by the relative re-pricings of assets and liabilities. The gap report calculates the difference between the amounts of assets and liabilities re-pricing across a series of intervals in time, with emphasis typically placed on the one-year period. This difference, or gap, is usually expressed as a percentage of total assets.

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

        The net interest rate sensitivity at December 31, 2003 is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability sensitive during the early time periods and is asset sensitive in the longer periods. The table shows the sensitivity of the balance sheet at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2003	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Federal funds sold	$63,500	$—	$—	$—	$63,500
Time deposits with banks	100	—	—	—	100
Investment securities	106,207	263,973	600,750	2,070,571	3,041,501
Loans, net of non-accruals	1,976,504	180,976	230,452	341,754	2,729,686

Total earning assets	$2,146,311	$444,949	$831,202	$2,412,325	$5,834,787

Cumulative earning assets	$2,146,311	$2,591,260	$3,422,462	$5,834,787

Rate sensitive liabilities
Time deposits	$1,031,896	$939,457	$253,968	$290	$2,225,611
Other interest bearing deposits	1,395,618	—	—	—	1,395,618
Fed funds purchased and securities old under repurchase agreement	126,340	69,321	2,875	302,760	501,296
Other borrowed funds	845,062	127	—	83	845,272
Junior subordinated deferrable interest debentures	80,911	81,196	—	10,147	172,254

Total interest bearing liabilities	$3,479,827	$1,090,101	$256,843	$313,280	$5,140,051

Cumulative sensitive liabilities	$3,479,827	$4,569,928	$4,826,771	$5,140,051

Repricing gap	$(1,333,516)	$(645,152)	$574,359	$2,099,045	$694,736
Cumulative repricing gap	(1,333,516)	(1,978,668)	(1,404,309)	694,736
Ratio of interest-sensitive assets to liabilities	.617	.408	3.236	7.700	1.135
Ratio of cumulative, interest-sensitive assets to liabilities	.617	.567	.709	1.135

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

        At December 31, 2003, based on these simulations, a rate shift of 200 basis points in interest rates either up or down will not vary earnings by more than 3 percent of projected 2004 net interest income. A 200 basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2003, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $250,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations and excluding certified surplus. Pursuant to Texas law, a Texas state bank's lending limit is twenty-five percent of the bank's capital and certified surplus. The board of directors of the bank determines how much surplus will be certified. Except to absorb losses in excess of undivided profits and uncertified surplus, certified surplus may not be reduced without the prior written approval of the Texas banking commissioner. The restricted capital (capital, surplus and certified surplus) of the bank subsidiaries was approximately $455,068,000 as of December 31, 2003. The undivided profits of the bank subsidiaries were approximately $410,975,000 as of December 31, 2003.

        At December 31, 2003, the Company has outstanding $845,272,000 in other borrowed funds and $172,254,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2003, shareholders' equity was $577,383,000 compared to $547,264,000 at December 31, 2002, an increase of $30,119,000, or 5.5%. The increase in shareholders' equity resulted from the retention of earnings. Accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 8.75% at December 31, 2003 and 8.71% at December 31, 2002. The core deposit intangibles and goodwill of $73,334,000 as of December 31, 2003, recorded in connection with financial institution acquisitions of the Company after February 1992, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 17.30% and 15.95% and risk weighted total capital ratios of 19.33% and 17.21% as of December 31, 2003 and 2002, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 20 to notes to Consolidated Financial Statements).

        During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2003 and 2002 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

Junior Subordinated Deferrable Interest Debentures

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity ("VIE"), to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE's expected losses if they occur, receive a majority of the VIE's residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003)," which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The Company early adopted the provisions of FIN 46R as of December 31, 2003.

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, (the "Trusts") for the purpose of issuing trust preferred securities. The Trusts have issued Capital and Common Securities and invested the proceeds in an equivalent amount thereof in Junior Subordinated Deferrable Interest Debentures (the "Debentures") issued by the Company. The Debentures will mature on various dates; however the Debentures may be redeemed at specified prepayment prices, in whole or in part after the specified dates, or in whole within 90 days upon the occurrence of any one of certain legal, regulatory or tax events specified in the Indenture. Under the provisions of FIN 46R, the Company de-consolidated its investment in the Trusts as of December 31, 2003. Through December 31, 2003, the amount of Debentures outstanding totaled $172,254,000.

        The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the Indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures is the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to ten consecutive semi-annual periods on Trusts I through IV and for up to twenty consecutive quarterly periods on Trusts V through VIII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, the Trusts are treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements prior to December 31, 2003. Upon adoption of FIN 46R, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2003, $140,000,000 of the total $170,000,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rate at December 31, 2003:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,147	Fixed	10.18%	Fixed	June 2031	June 2011
Trust II	$25,421	Semi-Annually	4.90%	LIBOR + 3.75	July 2031	July 2006
Trust III	$33,527	Semi-Annually	4.98%	LIBOR + 3.75	December 2031	December 2006
Trust IV	$22,248	Semi-Annually	4.92%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,199	Quarterly	4.80%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,211	Quarterly	4.63%	LIBOR + 3.45	November 2032	November 2007
Trust VII	$10,310	Quarterly	4.41%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,191	Quarterly	4.19%	LIBOR + 3.05	October 2033	October 2008

	$172,254

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2003:

	Payments due by Period
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Four to Five Years	After Five Years
	(Dollars in Thousands)
Securities sold under repurchase agreements	$501,296	$198,421	$1,328	$1,547	$300,000
Federal Home Loan Bank borrowings	845,272	305,061	540,128	—	83
Junior subordinated deferrable interest debentures	172,254	—	—	—	172,254

Total Contractual Cash Obligations	$1,518,822	$503,482	$541,456	$1,547	$472,337

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2003:

	Amount of Commitment Expiration Per Period
Commercial Commitments	Total	Less than One Year	One to Three Years	Four to Five Years	After Five Years
	Dollars in Thousands)
Financial and Performance Standby Letters of Credit	$62,890	$60,090	$2,581	$219	$—
Commercial Letters of Credit	1,679	1,679	—	—	—
Credit Card Lines	27,893	27,893	—	—	—
Other Commercial Commitments	678,434	461,327	185,247	21,929	9,931

Total Commercial Commitments	$770,896	$550,989	$187,828	$22,148	$9,931

        Due to the nature of the Company's commercial commitments, including unfunded loan commitments and lines of credit, the amounts presented above do not necessarily reflect the amounts the Company anticipates funding in the periods presented above.

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

        The Company considers its Allowance for Possible Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for possible loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific loans, and (ii) allowances based on historical loss experience on the Company's remaining loan portfolio, which includes general economic conditions and other qualitative risk factors both internal and external to the Company. See also discussion regarding the allowance for possible loan losses and provision for possible loan losses included in the results of operations and "Provision and Allowance for Possible Loan Losses" included in Notes 1 and 4 of the Notes to Consolidated Financial Statements for further information regarding the Company's provision and allowance for possible loan losses policy.

        The specific loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the servicing loan officer to determine if a loan has any potential problem and if a loan should be placed on the Company's internal classified report. Additionally, the Company's credit department reviews the majority of the loans regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, any analysis on loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, the Company will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

        The Company's internal classified report is segregated into the following categories: (i) "Pass Credits," (ii) "Special Review Credits," or (iii) "Watch List Credits." The loans placed in the "Pass Credits" category reflect the Company's opinion that the loan conforms to the bank's lending policies, which includes the borrower's ability to repay, the value of the underlying collateral, if any, as it relates to the outstanding indebtedness of the loan, and the economic environment and industry in which the borrower operates. The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis; however, the "Special Review Credits" are not considered to need a specific reserve at the time, but are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List Credits" category reflect the Company's opinion that the loans contain clearly pronounced credit weaknesses and/or inherent financial weaknesses of the borrower. Credits classified as "Watch List Credits" are evaluated under Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," criteria and, if deemed necessary a specific reserve is allocated to the credit. The specific reserve allocated under SFAS No. 114, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent.

        The allowance, based on historical loss experience on the Company's remaining loan portfolio, which includes the "Pass Credits," "Special Review Credits," and "Watch List Credits," is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Installment loans are then further segregated by number of days past due. A historical loss percentage, adjusted for (i) management's evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area served by the Company, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under Statement of Financial Accounting Standards No. 5.

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

Recent Accounting Standards Issued

        In October 2002, the Financial Accounting Standards Board issued SFAS No. 147 "Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9". SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 was effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 on October 1, 2002. Upon the adoption of SFAS No. 147, the Company reclassified $10,487,000 from intangible assets to goodwill and reversed $792,000 of amortization expense recognized during 2002 related to the SFAS No. 72 unidentified intangible asset.

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

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This Interpretation also incorporates, without change, the guidance in Financial Accounting Standards Board Interpretation No. 34 ("FIN 34"), "Disclosure of Indirect Guarantees of Indebtedness of Others," which has been superceded. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligations to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002 and are included in the notes to the Company's consolidated financial statements. The adoption of FIN 45 did not have a significant impact on the Company's consolidated financial statements.

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity ("VIE"), to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE's expected losses if they occur, receive a majority of the VIE's residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003)," which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004.

        The Company early adopted FIN 46R in connection with its consolidated financial statements as of December 31, 2003. The implementation of FIN 46R requires the Company to de-consolidate the statutory business trusts formed for the purpose of issuing trust preferred securities as of December 31, 2003.

        The trust preferred securities issued by the statutory business trusts are currently included in the Tier 1 capital of the Company for regulatory capital purposes. However, because the implementation of FIN 46R requires the deconsolidation of these types of entities, the Federal Reserve Board may in the future disallow inclusion of the trust preferred securities in Tier 1 capital for regulatory capital purposes. In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. The Company will continue to monitor the Federal Reserve's position on this issue.

        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 149 ("SFAS No. 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The amendments (i) reflect decisions of the Derivatives Implementation Group (DIG); (ii) reflect decisions made by the Financial Accounting Standards Board in conjunction with other projects dealing with financial instruments; and (iii) address implementation issues related to the application of the definition of a derivative. SFAS No. 149 also modifies various other existing pronouncements to conform with the changes made to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with all provisions applied prospectively. Adoption of SFAS No. 149 did not have an impact on the Company's consolidated financial statements.

        In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, ("SFAS No. 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies, measures and discloses in its financial statements certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify financial instruments that are within its scope as liabilities, in most circumstances. Such financial instruments include (i) financial instruments that are issued in the form of shares that are mandatorily redeemable; (ii) financial instruments that embody an obligation to repurchase the issuer's equity shares, or are indexed to such an obligation, and that require the issuer to settle the obligation by transferring assets; (iii) financial instruments that embody an obligation that the issuer may settle by issuing a variable number of its equity shares if, at inception, the monetary value of the obligation is predominantly based on a fixed amount, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares; and (iv) certain freestanding financial instruments. SFAS No. 150 was originally effective for contracts entered into or modified after May 31, 2003, and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003. At its October 29, 2003, meeting, the Financial Accounting Standards Board decided to defer the effective date of SFAS No. 150, as it relates to classification and measurement requirements for manditorily redeemable financial instruments that become subject to SFAS No. 150 solely as a result of consolidation. Adoption of the remaining provisions of SFAS No. 150 did not have an impact on the Company's consolidated financial statements.

        In December 2003, the AICPA issued Statement of Position 03-3 ("SOP 03-3"), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 provides guidance on the accounting for differences between contractual and expected cash flows from the purchaser's initial investment in loans or debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. Among other things, SOP 03-3: (i) prohibits the recognition of the excess of contractual cash flows over expected cash flows as an adjustment of yield, loss accrual or valuation allowance at the time of purchase; (ii) requires that subsequent increases in expected cash flows be recognized prospectively through an adjustment of yield; and (iii) requires that subsequent decreases in expected cash flows be recognized as an impairment. In addition, SOP 03-3 prohibits the creation or carrying over of a valuation allowance in the initial accounting of all loans within its scope that are acquired in a transfer. SOP 03-3 becomes effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004.

Common Stock and Dividends

        The Company had issued and outstanding 38,777,088 shares of $1.00 par value Common Stock held by approximately 2,282 holders of record at March 5, 2004. The book value of the stock, adjusted for stock dividends, at December 31, 2003 was $16.16 per share compared with $15.13 per share at December 31, 2002.

        The common stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 2002 and 2003, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2003. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $54.30 per share at March 5, 2004.

		High	Low
2003:	First quarter	$41.96	$35.75
	Second quarter	49.24	34.25
	Third quarter	44.57	35.01
	Fourth quarter	47.72	41.50
		High	Low
2002:	First quarter	$28.71	$26.34
	Second quarter	33.59	30.40
	Third quarter	34.07	24.20
	Fourth quarter	33.21	27.48

        The Company paid cash dividends to the shareholders in 2003 of $.34 per share on April 15, and $.50 per share on October 15, adjusted for stock dividends, or $32,625,000 in the aggregate. In 2002, the Company paid cash dividends of $.26 per share on April 15, and $.26 per share on October 15, adjusted for stock dividends, or $22,015,000 in the aggregate. The Company has no set schedule for paying cash or stock dividends and does not guarantee that they will be declared in the future. In addition, the Company has issued stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 20, 1999	25%
May 18, 2000	25%
May 17, 2001	25%
May 20, 2002	25%
May 19, 2003	25%

        The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 20 of notes to Consolidated Financial Statements.

Stock Repurchase Program

        The Company expanded its formal stock repurchase program on August 6, 2003 and December 18, 2003. Under the expanded stock repurchase program, the Company is authorized to repurchase up to $175,000,000 of its common stock through December 2004. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of March 5, 2004, a total of 3,641,700 shares had been repurchased under this program at a cost of $144,754,000, which shares are now reflected as 5,672,373 shares of treasury stock as adjusted for stock dividends. Stock repurchases are reviewed quarterly at the Company's Board of Directors meetings and the Board of Directors has stated that the aggregate investment in treasury stock should not exceed $195,973,000. In the past, the Board of Directors has increased previous caps on treasury stock once they were met, but there are no assurances that an increase of the $195,973,000 cap will occur in the future. As of March 5, 2004, the Company has approximately $165,727,000 invested in treasury shares, which amount has been accumulated since the inception of the Company.

        Share repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about share repurchases for the quarter ended December 31, 2003.

	Total Shares Purchased	Average Price Per Share	Shares Purchased as Part of a Publicly- Announced Program	Maximum Shares Still Available for Repurchase(1)
October 1—October 31, 2003	22,082	$44.87	22,082	671,162
November 1—November 30, 2003	—	—	—	663,782
December 1—December 31, 2003	8,744	46.70	8,744	644,271

	30,826	$45.78	30,826

(1)
The formal stock repurchase program was initiated in 1999 and has been expanded periodically through 2004. The current program allows for the repurchase of up to $175,000,000 of treasury stock through December 2004 of which $30,267,000 is remaining.

Recent Sales of Unregistered Securities

        On November 3, 2003, 105,462 shares of unregistered securities were exercised at an exercise price of $16.65, adjusted for stock dividends, by certain employees of the GulfStar Group, who are not executive officers of the Company. The shares of Common Stock of the Company underlying these options are not registered under the Company's 1996 Stock Option Plan. The shares were issued in a transaction by the Company not involving a public offering, which was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933. The shares of Company Common Stock issued are restricted securities and are subject to resale restrictions.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2003, with respect to the Company's compensation plans:

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	1,317,196	$17.42	307,622
Equity Compensation plans not approved by securityholders (1)	128,906	$16.65	—

Total	1,446,102	$17.35	307,622

(1)
The Company granted non-qualified stock options exercisable for a total of 234,368 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under any of the approved Stock Option Plans. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on or about the date of grant.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Notes 1 and 9 to the consolidated financial statements, effective December 31, 2003, the Company changed its method of accounting for its investment in its statutory business trusts, and as discussed in Notes 1 and 16 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

                      /s/ KPMG LLP

San Antonio, Texas

March 5, 2004

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2003 and 2002

(Dollars in Thousands, Except Per Share Amounts)

	2003	2002
Assets
Cash and due from banks	$152,229	$141,204
Federal funds sold	63,500	13,000

Total cash and cash equivalents	215,729	154,204
Time deposits with banks	100	99
Investment securities:
Held to maturity (Market value of $2,160 on December 31, 2003 and $2,060 on December 31, 2002)	2,160	2,060
Available for sale (Amortized cost of $3,019,584 on December 31, 2003 and $2,992,906 on December 31, 2002)	3,039,341	3,070,711

Total investment securities	3,041,501	3,072,771
Loans:
Commercial, financial and agricultural	1,400,173	1,595,140
Real estate—mortgage	495,481	507,837
Real estate—construction	492,208	276,595
Consumer	139,987	160,546
Foreign	222,797	233,276

Total loans	2,750,646	2,773,394
Less unearned discounts	(1,646)	(3,832)

Loans, net of unearned discounts	2,749,000	2,769,562
Less allowance for possible loan losses	(48,646)	(44,213)

Net loans	2,700,354	2,725,349
Bank premises and equipment, net	220,602	185,477
Accrued interest receivable	28,891	35,193
Other investments	244,113	203,733
Identified intangible assets, net	5,892	7,169
Goodwill, net	67,442	67,442
Other assets	53,686	44,198

Total assets	$6,578,310	$6,495,635

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition, continued

December 31, 2003 and 2002

(Dollars in Thousands, Except Per Share Amounts)

	2003	2002
Liabilities
Deposits:
Demand—non-interest bearing	$814,470	$683,966
Savings and interest bearing demand	1,395,618	1,262,907
Time	2,225,611	2,293,026

Total deposits	4,435,699	4,239,899
Federal funds purchased and securities sold under repurchase agreements	501,296	457,915
Other borrowed funds	845,272	1,185,857
Junior subordinated deferrable interest debentures	172,254	—
Other liabilities	46,406	64,700

Total liabilities	6,000,927	5,948,371

Shareholders' equity:
Common shares of $1.00 par value. Authorized 75,000,000 shares; issued 52,774,176 shares on December 31, 2003 and 41,766,439 shares on December 31, 2002	52,774	41,766
Surplus	37,777	30,821
Retained earnings	639,606	560,613
Accumulated other comprehensive income	12,842	49,957

	742,999	683,157
Less cost of shares in treasury, 14,068,296 shares on December 31, 2003 and 10,506,298 shares on December 31, 2002	(165,616)	(135,893)

Total shareholders' equity	577,383	547,264

Total liabilities and shareholders' equity	$6,578,310	$6,495,635

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2003, 2002 and 2001

(Dollars in Thousands, Except Per Share Amounts)

	2003	2002	2001
Interest income:
Loans, including fees	$176,800	$183,803	$199,028
Time deposits with banks	9	36	162
Federal funds sold	594	671	1,142
Investment securities:
Taxable	135,132	164,272	184,576
Tax-exempt	5,146	4,990	4,861
Other interest income	370	156	586

Total interest income	318,051	353,928	390,355

Interest expense:
Savings deposits	10,168	14,185	23,585
Time deposits	41,013	57,907	106,754
Federal funds purchased and securities sold under repurchase agreements	18,770	19,696	23,100
Other borrowings and junior subordinated deferrable interest debentures	24,774	24,627	47,369

Total interest expense	94,725	116,415	200,808

Net interest income	223,326	237,513	189,547
Provision for possible loan losses	8,291	8,541	8,631

Net interest income after provision for possible loan losses	215,035	228,972	180,916

Non-interest income:
Service charges on deposit accounts	60,022	52,648	42,497
Other service charges, commissions and fees
Banking	14,104	13,000	9,993
Non-banking	11,801	5,669	6,132
Investment securities transactions, net	23,390	2,303	(1,010)
Other investments, net	8,606	(2,598)	10,636
Other income	9,350	14,623	11,340

Total non-interest income	127,273	85,645	79,588

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2003, 2002 and 2001

(Dollars in Thousands, Except Per Share Amounts)

	2003	2002	2001
Non-interest expense:
Employee compensation and benefits	$72,860	$65,907	$58,962
Occupancy	12,050	13,211	11,190
Depreciation of bank premises and equipment	18,105	16,153	13,434
Professional fees	7,545	6,089	5,019
Stationery and supplies	3,855	4,079	3,664
Amortization of identified intangible assets	1,276	1,812	5,378
Advertising	7,011	6,010	6,846
Other	37,052	41,582	30,948

Total non-interest expense	159,754	154,843	135,441

Income before income taxes	182,554	159,774	125,063
Provision for income taxes	60,426	54,013	41,721

Income before cumulative effect of a change in accounting principle	122,128	105,761	83,342
Cumulative effect of a change in accounting principle, net of tax	—	(5,130)	—

Net income	$122,128	$100,631	$83,342

Basic earnings per common share:
Weighted average number of shares outstanding:	38,689,959	39,955,581	41,345,070
Income before cumulative effect of a change in accounting principle	$3.16	$2.65	$2.02
Cumulative effect of a change in accounting principle, net of tax	—	(.13)	—

Net income	$3.16	$2.52	$2.02

Fully diluted earnings per common share:
Weighted average number of shares outstanding:	39,469,287	40,869,097	42,102,953
Income before cumulative effect of a change in accounting principle	$3.09	$2.59	$1.98
Cumulative effect of a change in accounting principle, net of tax	—	(.13)	—

Net income	$3.09	$2.46	$1.98

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2003, 2002, and 2001

(Dollars in Thousands)

	2003	2002	2001
Net income	$122,128	$100,631	$83,342
Other comprehensive income, net of tax:
Net unrealized (losses) gains on securities available for sale arising during the year	(82,728)	31,809	16,648
Reclassification adjustment for gains on securities available for sale included in net income	44,997	543	25,642
Change in fair value of equity method investee's derivatives	616	(616)	(4,906)

Comprehensive income	$85,013	$132,367	$120,726

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2003, 2002 and 2001

(in Thousands)

	Number of Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2000	26,481	$26,481	$25,933	$434,796	$(19,163)	$(51,155)	$416,892
Net income	—	—	—	83,342	—	—	83,342
Dividends:
Shares issued	6,628	6,628	—	(6,628)	—	—	—
Cash	—	—	—	(21,182)	—	—	(21,182)
Purchase of treasury stock	—	—	—	—	—	(21,144)	(21,144)
Exercise of stock options	105	105	1,631	—	—	—	1,736
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	42,290	—	42,290
Change in fair value of equity method investee's derivatives	—	—	—	—	(4,906)	—	(4,906)

Balance at December 31, 2001	33,214	33,214	27,564	490,328	18,221	(72,299)	497,028
Net income	—	—	—	100,631	—	—	100,631
Dividends:
Shares issued	8,331	8,331	—	(8,331)	—	—	—
Cash	—	—	—	(22,015)	—	—	(22,015)
Purchase of treasury stock	—	—	—	—	—	(63,594)	(63,594)
Exercise of stock options	221	221	3,257	—	—	—	3,478
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	32,352	—	32,352
Change in fair value of equity method investee's derivatives	—	—	—	—	(616)	—	(616)

Balance at December 31, 2002	41,766	41,766	30,821	560,613	49,957	(135,893)	547,264
Net income	—	—	—	122,128	—	—	122,128
Dividends:
Shares issued	10,510	10,510	—	(10,510)	—	—	—
Cash	—	—	—	(32,625)	—	—	(32,625)
Purchase of treasury stock	—	—	—	—	—	(29,723)	(29,723)
Exercise of stock options	498	498	6,956	—	—	—	7,454
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	(37,731)	—	(37,731)
Change in fair value of equity method investee's derivatives	—	—	—	—	616	—	616

Balance at December 31, 2003	52,774	$52,774	$37,777	$639,606	$12,842	$(165,616)	$577,383

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2003, 2002 and 2001

(Dollars in Thousands)

	2003	2002	2001
Operating activities:
Net income:	$122,128	$100,631	$83,342
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charges and write downs on investments	—	9,393	—
Provision for possible loan losses	8,291	8,541	8,631
Depreciation of bank premises and equipment	18,105	16,153	13,434
Loss (Gain) on sale of bank premises and equipment	121	(2,129)	(13)
Depreciation and amortization of leasing assets	1,890	2,694	3,069
Gain on sale of branch banks	—	(3,087)	—
Accretion of investment securities discounts	(861)	(4,046)	(9,213)
Amortization of investment securities premiums	32,303	16,909	9,579
(Gain) Loss on investment securities transactions	(23,390)	(2,303)	1,010
Amortization of identified intangible assets	1,276	1,812	5,378
Equity in (earnings) loss from affiliates and other investments	(6,866)	4,531	(7,666)
Deferred tax expense (benefit)	6,153	(655)	2,788
Decrease (increase) in accrued interest receivable	6,302	(1,537)	8,402
Net increase in other assets	(14,794)	(896)	(12,098)
Net decrease in other liabilities	(4,756)	(11,254)	(1,227)

Net cash provided by operating activities	145,902	134,756	105,416

Investing activities:
Proceeds from maturities of securities	5,400	5,330	2,060
Proceeds from sales of available for sale securities	1,239,766	330,152	568,058
Purchases of available for sale securities	(3,098,209)	(1,749,496)	(1,284,871)
Principal collected on mortgage-backed securities	1,818,213	1,300,115	1,051,520
Proceeds from matured time deposits with banks	—	1,253	2,669
Purchases of time deposits with banks	(1)	(99)	(594)
Net decrease (increase) in loans	16,704	(161,450)	(128,412)
Purchases of other investments	(30,565)	(11,166)	(3,544)
Distributions from other investments	2,562	5,275	1,609
Purchases of bank premises and equipment	(54,003)	(15,056)	(29,661)
Proceeds from sales of bank premises and equipment	652	3,371	119
Cash paid in excess of net assets acquired	—	—	(41,415)
Cash acquired in purchase transactions	—	—	73,881
Cash disposed in sale transactions	—	(44,010)	—

Net cash (used in) provided by investing activities	(99,481)	(335,781)	211,419

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

Years ended December 31, 2003, 2002 and 2001

(Dollars in Thousands)

	2003	2002	2001
Financing activities:
Net increase (decrease) in non-interest bearing demand deposits	130,504	(11,272)	27,109
Net increase in savings and interest bearing demand deposits	132,711	107,068	83,701
Net decrease in time deposits	(67,415)	(95,459)	(57,324)
Net increase (decrease) in securities sold under repurchase agreements	43,381	(256,760)	484,567
Proceeds from issuance of other borrowed funds and long term debt	3,140,000	2,055,329	1,825,296
Principal payments on other borrowed funds	(3,345,585)	(1,646,768)	(2,480,500)
Proceeds from issuance of junior subordinated deferrable interest debentures	36,402	—	—
Purchase of treasury stock	(29,723)	(63,594)	(21,144)
Proceeds from stock transactions	7,454	3,478	1,736
Payments of cash dividends	(32,599)	(21,984)	(21,158)
Payments of cash dividends in lieu of fractional shares	(26)	(31)	(24)

Net cash provided by (used in) financing activities	15,104	70,007	(157,741)

Increase (decrease) in cash and cash equivalents	61,525	(131,018)	159,094
Cash and cash equivalents at beginning of year	154,204	285,222	126,128

Cash and cash equivalents at end of year	$215,729	$154,204	$285,222

Supplemental cash flow information:
Interest paid	$93,337	$123,963	$209,384
Income taxes paid	54,866	51,759	35,993

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

Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Corporation and its wholly-owned bank subsidiaries, International Bank of Commerce, Laredo ("IBC"), Commerce Bank, International Bank of Commerce, Zapata, International Bank of Commerce, Brownsville, and the Corporation's wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Life Insurance Company, IBC Trading Company and IBC Capital Corporation. All significant inter-company balances and transactions have been eliminated in consolidation.

        The Company early adopted the provisions of FIN 46R as of December 31, 2003 and deconsolidated its investment in eight statutory business trusts formed for the purpose of issuing trust preferred securities.

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

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities classified as "held-to-maturity" are carried at amortized cost for financial statement reporting, while securities classified as "available-for-sale" and "trading" are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as

"available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the two year period ended December 31, 2003.

        Mortgage-backed securities held at December 31, 2003 and 2002 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans adjusted for anticipated prepayments. Income recognized under the straight-line method is not materially different from income that would be recognized under the level yield or "interest method". Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Loans

        Loans are reported at the principal balance outstanding, net of unearned discounts. Interest income on loans is reported on an accrual basis. Loan commitment fees and costs associated with servicing the loans are reported on a cash basis. The Company believes that recognition of loan commitment fees and the related costs for servicing on a cash basis will not be materially different compared to recognition of such fees over the life of the loan commitment and amortization of the associated costs over the same period using the straight-line method.

Non-Accrual Loans

        The non-accrual loan policy of the Company's bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be un-collectible. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the debtor's financial condition warrants reestablishment of interest accruals.

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

        At December 31, 2003, the Company had one stock-based employee compensation plan and certain options granted outside the plan. The Company accounts for options under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table, as prescribed by SFAS No. 148, illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation.

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Thousands, except per share data)
Net income, as reported	$122,128	$100,631	$83,342
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax related effects	(604)	(962)	(1,134)

Pro forma net income	$121,524	$99,669	$82,208

Earnings per share:
Basic earnings
As reported	$3.16	$2.52	$2.02
Pro forma	3.14	2.49	1.99
Diluted earnings
As reported	$3.09	$2.46	$1.98
Pro forma	3.08	2.44	1.95

Advertising

        Advertising costs are expensed as incurred.

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

        The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002. See Note 16 for the effects of the adoption of SFAS No. 142.

        In October 2002, the Financial Accounting Standards Board issued SFAS No. 147 ("SFAS No. 147"), "Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No 72 and 144 and FASB Interpretation No. 9". SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 was effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 as of October 1, 2002. Upon the adoption of SFAS No. 147, the Company reclassified $10,487,000 from intangible assets to goodwill and reversed $792,000 of amortization expense recognized during 2002 related to the SFAS 72 unidentified intangible asset.

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

        In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the statement of condition.

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

Segments of an Enterprise and Related Information

        The Company operates as one segment. The operating information used by the Company's chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated statements presented in this report. The Company has four active operating subsidiaries, namely, the bank subsidiaries, otherwise known as International Bank of Commerce, Laredo, Commerce Bank, International Bank of Commerce, Zapata and International Bank of Commerce, Brownsville. The Company applies the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in determining its reportable segments and related disclosures. None of the Company's other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

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

Guarantor's Accounting and Disclosure Requirements for Guarantees

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This Interpretation also incorporates, without change, the guidance in Financial Accounting Standards Board Interpretation No. 34 ("FIN 34"), "Disclosure of Indirect Guarantees of Indebtedness of Others," which has been superceded. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligations to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, and are included in the notes to the Company's consolidated financial statements. The adoption of FIN 45 did not have a significant impact on the Company's consolidated financial statements.

Reclassifications

        Certain amounts in the prior year's presentations have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income.

Recently Issued Accounting Standards

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity ("VIE"), to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE's expected losses if they occur, receive a majority of the VIE's residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003)," which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004.

        The Company early adopted FIN 46R in connection with its consolidated financial statements as of December 31, 2003. The implementation of FIN 46R requires the Company to de-consolidate the statutory business trusts formed for the purpose of issuing trust preferred securities as of December 31, 2003.

        In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, ("SFAS No. 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS

No. 150 establishes standards for how an issuer classifies, measures and discloses in its financial statements certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify financial instruments that are within its scope as liabilities, in most circumstances. Such financial instruments include (i) financial instruments that are issued in the form of shares that are mandatorily redeemable; (ii) financial instruments that embody an obligation to repurchase the issuer's equity shares, or are indexed to such an obligation, and that require the issuer to settle the obligation by transferring assets; (iii) financial instruments that embody an obligation that the issuer may settle by issuing a variable number of its equity shares if, at inception, the monetary value of the obligation is predominantly based on a fixed amount, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares; and (iv) certain freestanding financial instruments. SFAS No. 150 was originally effective for contracts entered into or modified after May 31, 2003, and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003. At its October 29, 2003, meeting, the Financial Accounting Standards Board decided to defer the effective date of SFAS No. 150, as it relates to classification and measurement requirements for manditorily redeemable financial instruments that become subject to SFAS No. 150 solely as a result of consolidation. Adoption of the remaining provisions of SFAS No. 150 did not have an impact on the Company's consolidated financial statements.

Recently Adopted Accounting Standards

        In June 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also would record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation would be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 had no effect on the Company's consolidated financial statements.

        In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13, "Accounting for Leases," to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," were applied in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 had no effect on the Company's consolidated financial statements.

        In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3," Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." The provisions of SFAS No. 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 had no effect on the Company's consolidated financial statements.

        In December 2003, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued. SFAS No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The Statement revises the disclosure requirements contained in the original SFAS No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003.

(2) Potential Acquisition

        On January 22, 2004, the Company signed a definitive agreement pursuant to which the Company will acquire Local Financial Corporation ("LFIN"), an Oklahoma based bank holding company with $2.9 billion in assets. Under the terms of the agreement, the Company will acquire LFIN for approximately $364 million in cash and stock. LFIN stockholders will be entitled to elect to either receive cash or Common Stock of the Company, valued at $22.00 per share (subject to adjustment in certain circumstances) for each share of LFIN common stock they own. The election of LFIN's stockholders will be subject to the requirement that 75 percent of LFIN's shares be exchanged for cash and 25 percent exchanged for IBC stock.

        The transaction is expected to close in the summer of 2004 and is subject to various closing conditions, including receipt of all requisite regulatory approvals and the approval of LFIN's stockholders. The Board of Directors of both the Company and LFIN have approved the transaction.

        The Company intends to file certain materials with the Securities and Exchange Commission ("SEC"), including a registration statement on Form S-4 concerning the transaction. The Form S-4 registration statement will include a proxy statement/prospectus, which the Company and LFIN intend to mail to LFIN stockholders in connection with the transaction.

(3) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2003 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,160	$—	$—	$2,160	$2,160

Total investment securities	$2,160	$—	$—	$2,160	$2,160

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$21,825	$187	$—	$22,011	$22,011
Mortgage-backed securities	2,859,050	19,283	(10,040)	2,868,293	2,868,293
Obligations of states and political subdivisions	104,736	5,654	(8)	110,382	110,382
Other securities	24,148	4,052	—	28,200	28,200
Equity securities	9,825	629	—	10,455	10,455

Total investment securities	$3,019,584	$29,805	$(10,048)	$3,039,341	$3,039,341

        The amortized cost and estimated fair value of investment securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$25	$25	$2,258	$2,287
Due after one year through five years	2,035	2,035	—	—
Due after five years through ten years	100	100	10,675	10,737
Due after ten years	—	—	137,775	147,570
Mortgage-backed securities	—	—	2,859,051	2,868,292
Equity securities	—	—	9,825	10,455

Total investment securities	$2,160	$2,160	$3,019,584	$3,039,341

        The amortized cost and estimated fair value by type of investment security at December 31, 2002 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,060	$—	$—	$2,060	$2,060

Total investment securities	$2,060	$—	$—	$2,060	$2,060

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$12,344	$245	$—	$12,589	$12,589
Mortgage-backed securities	2,820,538	74,908	(108)	2,895,338	2,895,338
Obligations of states and political subdivisions	105,489	827	(364)	105,952	105,952
Other securities	47,125	2,250	(600)	48,775	48,775
Equity securities	7,410	647	—	8,057	8,057

Total investment securities	$2,992,906	$78,877	$(1,072)	$3,070,711	$3,070,711

        Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and the Government National Mortgage Association ("Ginnie Mae").

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $565,050,000 and $571,623,000, respectively, at December 31, 2003.

        Proceeds from the sale of securities available-for-sale were $1,239,766,000, $330,152,000 and $568,058,000 during 2003, 2002 and 2001, respectively. Gross gains of $29,517,000, $2,396,000 and $5,693,000 and gross losses of $6,127,000, $93,000 and $6,703,000 were realized on the sales in 2003, 2002 and 2001, respectively.

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Mortgage-backed securities	$1,487,542	$(10,034)	$49	$(6)	$1,487,591	$(10,040)
Obligations of states and political subdivisions	116	(8)	—	—	116	(8)
Other securities	—	—	—	—	—	—

	$1,487,658	$(10,042)	$49	$(6)	$1,487,707	$(10,048)

        The unrealized losses on investments in mortgage-backed securities are caused by changes in market interest rates. The contractual cash obligations of the securities are guaranteed by Freddie Mac, Fannie Mae, and Ginnie Mae. Because the decrease in fair value is due to market interest rates and not other factors, and because the Company has the ability to hold these investments until a market price recovery, maturity of the securities, or a modification of the Company's investment strategy, it is the conclusion of the Company that the investments are not considered other-than-temporarily impaired.

        The unrealized losses on investments in obligations of state and political subdivision securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the municipality underwriting the debt instrument. It is the belief of the Company that the municipality issuing the debt will honor its interest payment schedule, as well as the full debt at maturity. The securities are purchased by the Company for their economic value. Because the decrease in fair value is due to market interest rates and not other factors, and because the Company has the ability to hold these investments until a market price recovery, maturity of the securities, or a modification of the Company's investment strategy, it is the conclusion of the Company that the investments are not considered other-than-temporarily impaired.

(4) Allowance for Possible Loan Losses

        A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001
	(Dollars in Thousands)
Balance at December 31,	$44,213	$40,065	$30,812

Losses charged to allowance	(4,943)	(5,257)	(4,269)
Recoveries credited to allowance	1,085	1,329	936

Net losses charged to allowance	(3,858)	(3,928)	(3,333)
Provision charged to operations	8,291	8,541	8,631
Acquired (disposed) in purchase or sale transactions	—	(465)	3,955

Balance at December 31,	$48,646	$44,213	$40,065

        Loans accounted for on a non-accrual basis at December 31, 2003, 2002 and 2001 amounted to $20,960,000, $3,649,000 and $8,170,000, respectively. The effect of such non-accrual loans reduced interest income by $1,870,000, $567,000 and $695,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

        The increase in non-accrual loans from 2002 to 2003 can be attributed to two fully secured credits the Company placed on non-accrual status, totaling approximately $17,800,000. On January 7, 2004, management determined that one of the fully secured credits be returned to accrual status and on March 1, 2004, management determined that the second of the two fully secured credits also be returned to accrual status.

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

        Impaired loans were $23,227,000 at December 31, 2003, $3,428,000 at December 31, 2002 and $4,958,000 at December 31, 2001. The average recorded investment in impaired loans during 2003, 2002, and 2001 was $10,160,000, $4,289,000 and $5,997,000, respectively. Interest income on impaired loans of $1,936,000, $112,000 and $412,000 was recognized for cash payments received in 2003, 2002 and 2001, respectively.

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2003 was adequate to absorb probable losses from loans in the portfolio at that date.

(5) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2003 and 2002 were as follows:

	Estimated useful lives	2003	2002
		(Dollars in Thousands)
Bank buildings and improvements	5 - 40 years	$171,352	$146,670
Furniture, equipment and vehicles	1 - 20 years	132,699	109,679
Land		37,819	34,750
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	1,021	1,072
Less: accumulated depreciation		(122,289)	(106,694)

Bank premises and equipment, net		$220,602	$185,477

(6) Deposits

        Deposits as of December 31, 2003 and 2002 and related interest expense for the years ended December 31, 2003, 2002 and 2001 were as follows:

	2003	2002
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$726,500	$613,215
Foreign	87,970	70,751

Total demand non-interest bearing	814,470	683,966

Savings and interest bearing demand
Domestic	1,060,365	962,019
Foreign	335,253	300,888

Total savings and interest bearing demand	1,395,618	1,262,907

Time, certificates of deposit $100,000 or more
Domestic	510,766	500,622
Foreign	956,986	1,010,610
Less than $100,000
Domestic	417,302	437,514
Foreign	340,557	344,280

Total time, certificates of deposit	2,225,611	2,293,026

Total deposits	$4,435,699	$4,239,899

	2003	2002	2001
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$8,145	$11,320	$18,636
Foreign	2,023	2,865	4,949

Total savings and interest bearing demand	10,168	14,185	23,585

Time, certificates of deposit $100,000 or more
Domestic	9,314	13,442	25,609
Foreign	19,026	24,743	46,447
Less than $100,000
Domestic	7,890	12,652	21,402
Foreign	4,783	7,070	13,296

Total time, certificates of deposit	41,013	57,907	106,754
Total interest expense on deposits	$51,181	$72,092	$130,339

(7) Federal Funds Purchased and Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with Salomon Brothers and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $473,365,000 and $498,869,000 during 2003 and 2002, respectively, and the maximum amount outstanding at any month end during 2003 and 2002 $501,296,000 and $684,839,000, respectively.

        Further information related to repurchase agreements at December 31, 2003 and 2002 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2003 term:
Overnight agreements	$46,561	$46,827	$33,531	1.22%
1 to 29 days	1,239	1,274	362	1.00%
30 to 90 days	19,520	19,806	15,516	1.29%
Over 90 days	496,241	502,167	451,887	4.09%

Total	$563,561	$570,074	$501,296	3.81%

December 31, 2002 term:
Overnight agreements	$70,384	$72,362	$28,990	1.18%
1 to 29 days	23,154	23,602	18,223	2.03%
30 to 90 days	60,637	62,121	46,327	2.05%
Over 90 days	430,715	449,013	364,375	4.66%

Total	$584,890	$607,098	$457,915	3.99%

        The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(8) Other Borrowed Funds

        Other borrowed funds include Federal Home Loan Bank borrowings, which are short term fixed borrowings issued by the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities. For the year ended December 31, 2002, other borrowed funds included long term debt of $135,000,000 issued in the form of Trust Preferred Securities issued by statutory business trusts formed by the Company. Under the provisions of FIN 46R, which the Company adopted at December 31, 2003, the statutory business trusts were de-consolidated. The weighted average interest rate on the short-term fixed borrowings outstanding at December 31, 2003 and 2002 was 1.07% and 1.80%, respectively, and the weighted average interest rate for the year 2003 and 2002 was 1.22% and 1.96%, respectively. The average daily balance on short-term fixed borrowings was $388,123,000 and $747,772,000 during 2003 and 2002, respectively, and the maximum amount outstanding at any month end during 2003 and 2002 was $1,505,000,000 and $1,020,000,000, respectively.

(9) Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, (the "Trusts") for the purpose of issuing trust preferred securities. The Trusts have issued Capital and Common Securities and invested the proceeds in an equivalent amount thereof in Junior Subordinated Deferrable Interest Debentures (the "Debentures") issued by the Company. The Debentures will mature on various dates; however the Debentures may be redeemed at specified prepayment prices, in whole or in part after the specified dates, or in whole within 90 days upon the occurrence of any one of certain legal, regulatory or tax events specified in the Indenture. As discussed in Note 1 to the consolidated financial statements, under the provisions of FIN 46R, the Company de-consolidated its investment in the Trusts as of December 31, 2003. As of December 31, 2003, the amount of Debentures outstanding totaled $172,254,000.

        The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the Indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures is the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to ten consecutive semi-annual periods on Trusts I through IV and for up to twenty consecutive quarterly periods on Trusts V through VIII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies. The following table illustrates key information about each of the Capital Securities and their interest rate at December 31, 2003:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,147	Fixed	10.18%	Fixed	June 2031	June 2011
Trust II	$25,421	Semi-Annually	4.90%	LIBOR + 3.75	July 2031	July 2006
Trust III	$33,527	Semi-Annually	4.98%	LIBOR + 3.75	December 2031	December 2006
Trust IV	$22,248	Semi-Annually	4.92%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,199	Quarterly	4.80%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,211	Quarterly	4.63%	LIBOR + 3.45	November 2032	November 2007
Trust VII	$10,310	Quarterly	4.41%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,191	Quarterly	4.19%	LIBOR + 3.05	October 2033	October 2008

	$172,254

        Prior to the issuance of FIN No. 46R, the eight statutory business trusts were considered fully consolidated subsidiaries of the Company and reported on the consolidated statement of condition under the heading "Other borrowed funds." With the early adoption of FIN 46R, the Company deconsolidated the eight statutory business trusts and as a result the Debentures issued by the trust are reported in a separate line item, "Junior subordinated deferrable interest debentures."

(10) Earnings per Share

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2003, 2002, and 2001 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2003:
Basic EPS
Net income	$122,128	38,689,959	$3.16
Potential dilutive common shares	—	779,328

Diluted EPS	$122,128	39,469,287	$3.09

December 31, 2002:
Basic EPS
Net income	$100,631	39,955,581	$2.52
Potential dilutive common shares	—	913,516

Diluted EPS	$100,631	40,869,097	$2.46

December 31, 2001:
Basic EPS
Net income	$83,342	41,345,070	$2.02
Potential dilutive common shares	—	757,883

Diluted EPS	$83,342	42,102,953	$1.98

(11) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $2,897,000, $2,662,000 and $2,084,000 were charged to income for the years ended December 31, 2003, 2002, and 2001, respectively.

(12) International Operations

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

        A summary of assets attributable to international operations at December 31, 2003 and 2002 are as follows:

	2003	2002
	(Dollars in Thousands)
Loans:
Commercial	$161,707	$180,209
Others	61,090	53,068

	222,797	233,277
Less allowance for possible loan losses	(1,050)	(1,179)

Net loans	$221,747	$232,098

Accrued interest receivable	$1,243	$1,357

        At December 31, 2003, the Company had $64,569,000 in outstanding international commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Income directly attributable to international operations was $11,626,000, $14,128,000 and $22,389,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

(13) Income Taxes

        The Company files a consolidated U.S. Federal income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2003	2002	2001
	(Dollars in Thousands)
Current
U.S.	$54,199	$54,550	$38,849
Foreign	74	118	84

Total current taxes	54,273	54,668	38,933
Deferred	6,153	(655)	2,788

Total income taxes	$60,426	$54,013	$41,721

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2003, 2002 and 2001 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2003	2002	2001
	(Dollars in Thousands)
Computed expected tax expense	$63,894	$55,921	$43,772
Change in taxes resulting from:
Tax-exempt interest income	(1,762)	(1,692)	(1,590)
Leasing activities	(461)	3,031	1,239
Employee benefits	(2,113)	(2,707)	(2,110)
Other	868	(540)	410

Actual tax expense	$60,426	$54,013	$41,721

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are reflected below:

	2003	2002
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for possible loan losses	$15,088	$13,422
Net unrealized loss on derivative instruments of equity method investee	—	332
Other real estate owned	534	553
Goodwill	2,763	2,763
Other	234	259

Total deferred tax assets	18,619	17,329

Deferred tax liabilities:
Net unrealized gains on available for sale investment securities	(6,915)	(27,231)
Lease financing receivable	(19,244)	(16,549)
Bank premises and equipment, principally due to differences on depreciation	(4,336)	(3,592)
FHLB stock	(5,887)	(5,139)
Other	(4,769)	(1,181)

Total deferred tax liabilities	(41,151)	(53,692)

Net deferred tax liability	$(22,532)	$(36,363)

        The net deferred tax liability of $22,532,000 and $36,363,000 at December 31, 2003 and 2002, respectively, is included in other liabilities in the consolidated statements of condition.

        The Company did not record a valuation allowance against deferred tax assets at December 31, 2003, 2002, and 2001 because management has concluded it is more likely than not the Company will have future taxable earnings in excess of future tax deductions.

(14)    Other Investments

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

        The Company's proportionate share of earnings or losses of AFT were losses of $948,000 and $6,799,000 for the years ended December 31, 2003 and 2002, respectively. Because of the losses from operations that AFT has reported as a result of the events of September 11 and the impact on the airline industry including continued declines in air travel and continued reduced demand for commercial aircraft, the Company evaluated its investment, which resulted in the Company recording an impairment charge of $6,081,000 in 2002.

        At December 31, 2003 and 2002, the Company's investment in AFT, excluding its proportionate share of the fair value of the AFT derivatives was $0 and $948,000, respectively. The Company's investment including the proportionate share of the fair value of the AFT derivatives at December 31, 2003 and 2002, was $0.

(15)    Stock Options

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

        The Company granted nonqualified stock options exercisable for a total of 234,368 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under either the 1987 Plan or the 1996 Plan. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on or about the date of grant.

        The following schedule summarizes the pertinent information (adjusted for stock distributions) with regard to the Company's stock options.

	Option Price per share			Options outstanding
Balance at December 31, 2000				1,701,730
Terminated	$8.04			(54,263)
Granted	19.45	-	21.76	383,983
Exercised	8.38	-	22.01	(105,513)

Balance at December 31, 2001				1,925,937
Terminated	$8.04	-	21.79	(26,932)
Granted			—	—
Exercised	6.44	-	21.79	(221,052)

Balance at December 31, 2002				1,677,953
Terminated	$10.06	-	27.24	(13,444)
Granted	28.80	-	34.25	98,312
Exercised	8.05	-	27.24	(316,719)

Balance at December 31, 2003				1,446,102

        At December 31, 2003, 2002, and 2001, 1,017,708, 1,057,089, and 732,012 options were exercisable, respectively, and as of December 31, 2003, 307,622 shares were available for future grants under the 1996 Plan, as amended. All options granted under the 1987 Plan and the 1996 Plan had an option price of not less than the fair market value of the Company's common stock at the date of grant and a vesting period of five years.

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/03	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/03	Weighted Average Exercise Price
$12.38 - 17.04	484,015	1.5 years	$12.37	484,015	$12.37
15.73 - 16.30	38,304	2.1 years	15.82	38,304	15.82
15.07 - 17.62	337,707	4.3 years	15.64	270,165	15.64
16.38 - 16.83	150,597	5.1 years	16.57	90,358	16.57
27.20 - 29.20	337,166	6.9 years	21.82	134,866	21.82
28.80 - 45.40	98,313	7.6 years	33.72	—	33.72

$12.38 - 45.40	1,446,102			1,017,708

        The fair values of options at date of grant were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

2003
Expected Life (Years)	5
Dividend yield	2.50%
Interest rate	2.96%
Volatility	30.86%

        The Company has a formal stock repurchase program and as part of the program, the Company occasionally repurchases shares of Common Stock related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders.

(16)    Adoption of SFAS No. 142

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

        As of January 1, 2002, the Company performed an assessment of whether there is an indication that goodwill was impaired. The Company concluded that it was probable that the goodwill related to its investment services reporting unit was impaired. The amount of the impairment was $7,893,000, or $5,130,000, net of tax, which has been reported as a cumulative effect of a change in accounting principle, net of tax for the year ended December 31, 2002. The fair value of the investment services reporting unit was estimated using a combination of capitalized cash flows, discounted cash flows and multiples based on publicly traded company's market capitalization to sales.

        The following table reconciles the Company's reported net income and earnings per share amounts to the adjusted amounts adding back previous amounts of goodwill amortization:

	Years Ended December 31,
	2003	2002	2001
	Amounts in thousands, except per share data)
Reported net income	$122,128	$100,631	$83,342
Add back:
Goodwill amortization, net of tax	—	—	2,846

Adjusted net income	$122,128	$100,631	$86,188

Basic earning sper share:
Reported net income	$3.16	$2.52	$2.02
Goodwill amortization	—	—	.07

Adjusted net income	$3.16	$2.52	$2.09

Diluted earnings per share:
Reported net income	$3.09	$2.46	$1.98
Goodwill amortization	—	—	.07

Adjusted net income	$3.09	$2.46	$2.05

        There were no changes in the carrying amount of goodwill for the year ended December 31, 2003. Changes in the carrying amount of goodwill are as follows for the year ended December 31, 2002:

Balance at December 31, 2001	$69,639
Adjustments to deferred tax asset and goodwill relating to a 2001 acquisition	(488)
Record disposition of goodwill related to the sale of branches acquired in 2001	(4,303)
Impairment charge	(7,893)
Reclassification of intangible assets to goodwill upon adoption of SFAS No. 147	10,487

Balance as of December 31, 2002	$67,442

        The Company has performed its annual impairment test of goodwill as of September 30, 2003 and 2002, and has concluded that no additional impairment of goodwill is necessary.

        Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2003
Core deposit premium	$14,150	$8,258	$5,892

December 31, 2002
Core deposit premium	$14,150	$6,981	$7,169

        Amortization expense of intangible assets for the years ended December 31, 2003, 2002 and 2001, was $1,276,000, $1,812,000 and $5,378,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

Fiscal year ended:

Total
(in thousands)
2004	$981
2005	798
2006	690
2007	690
2008	690
Thereafter	2,043

Total	$5,892

(17)    Commitments and Contingent Liabilities

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

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2003, 2002 and 2001 and non-cancellable lease commitments at December 31, 2003 were not significant.

        Cash of approximately $35,865,000 and $62,628,000 at December 31, 2003 and 2002, respectively, was maintained to satisfy regulatory reserve requirements.

        The Company's lead bank subsidiary has invested in partnerships, which entered into several lease-financing transactions. The lease-financing transactions in two of the partnerships have been examined by the Internal Revenue Service ("IRS"). In both partnerships, the lead bank subsidiary is the owner of a ninety-nine percent (99%) limited partnership interest. The IRS has issued separate Notice of Final Partnership Administrative Adjustments ("FPAA") to the partnerships and on September 25, 2001, and January 10, 2003, the Company filed lawsuits contesting the adjustments asserted in the FPAAs.

        Prior to filing the lawsuit the Company was required to deposit the estimated tax due of approximately $4,083,000 with respect to the first FPAA, and $7,710,606 with respect to the second FPAA, with the IRS pursuant to the Internal Revenue Code. If it is determined that the amount of tax due, if any, related to the lease-financing transactions is less than the amount of the deposits, the remaining amount of the deposits would be returned to the Company.

        In order to curtail the accrual of additional interest related to the disputed tax benefits and because interest rates were unfavorable, on March 7, 2003, the Company submitted to the IRS a total of $13,640,797, which constitutes the interest that would have accrued based on the adjustments proposed in the FPAAs related to both of the lease-financing transactions. If it is determined that the amount of interest due, if any, related to the lease-financing transactions is less than $13,640,797, the remaining amount of the prepaid interest will be refunded to the Company, plus interest thereon.

        No reliable prediction can be made at this time as to the likely outcome of the lawsuits; however, if the lawsuits are decided adversely to the partnerships, all or a portion of the $12 million in tax benefits previously recognized by the Company in connection with the Partnerships' lease-financing transactions would be in question and penalties and interest could be assessed by the IRS. The Company has accrued approximately $12 million at December 31, 2003 in connection with the lawsuits. Management intends to continue to evaluate the merits of each matter and make appropriate revisions to the accrued amount as deemed necessary.

(18)    Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $48,431,000 and $55,435,000 at December 31, 2003 and 2002, respectively.

(19)    Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2003, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$678,434,000
Credit card lines	27,893,000
Standby letters of credit	62,890,000
Commercial letters of credit	1,679,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2003, the maximum potential amount of future payments is $62,890,000. At December 31, 2003, the fair value of these guarantees is not significant.

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

        The bank subsidiaries make commercial, real estate and consumer loans to customers principally located in Webb, Bexar, Caldwell, Travis, Comal, Hays, Burnet, Maverick, Hidalgo, Cameron, Starr and Zapata counties in Central and South Texas as well as Matagorda, Brazoria, Galveston, Fort Bend, Calhoun, and Harris counties in Southeast Texas. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions in these areas, especially in the real estate and commercial business sectors.

(20) Dividend Restrictions and Capital Requirements

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2003, the subsidiary banks could pay dividends of up to $250,000,000 to the Company without prior regulatory approval and without adversely affecting their "well capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2003, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

        As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2003 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in thousands)
As of December 31, 2003:
Total Capital (to Risk Weighted Assets):
Consolidated	$708,940	19.33%	$293,409	8.00%	$366,761	10.00%
International Bank of Commerce, Laredo	540,856	17.70	244,507	8.00	305,634	10.00
International Bank of Commerce, Brownsville	66,515	21.31	24,971	8.00	31,213	10.00
International Bank of Commerce, Zapata	33,387	28.06	9,519	8.00	11,898	10.00
Commerce Bank	37,003	22.18	13,345	8.00	16,681	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$634,525	17.30%	$146,704	4.00%	$220,057	6.00%
International Bank of Commerce, Laredo	502,536	16.44	122,254	4.00	183,380	6.00
International Bank of Commerce, Brownsville	63,442	20.33	12,485	4.00	18,728	6.00
International Bank of Commerce, Zapata	32,503	27.32	4,759	4.00	7,139	6.00
Commerce Bank	34,895	20.92	6,672	4.00	10,008	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$634,525	8.75%	$290,122	4.00%	$362,653	5.00%
International Bank of Commerce, Laredo	502,536	8.64	232,796	4.00	290,995	5.00
International Bank of Commerce, Brownsville	63,442	8.36	30,363	4.00	37,954	5.00
International Bank of Commerce, Zapata	32,503	11.24	11,571	4.00	14,464	5.00
Commerce Bank	34,895	9.21	15,159	4.00	18,948	5.00

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2002 are also presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in thousands)
As of December 31, 2002:
Total Capital (to Risk Weighted Assets):
Consolidated	$603,001	17.21%	$280,365	8.00%	$350,456	10.00%
International Bank of Commerce, Laredo	445,668	15.40	231,582	8.00	289,478	10.00
International Bank of Commerce, Brownsville	55,314	18.45	23,986	8.00	29,983	10.00
International Bank of Commerce, Zapata	25,988	21.35	9,737	8.00	12,171	10.00
Commerce Bank	29,650	17.09	13,882	8.00	17,343	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$559,025	15.95%	$140,182	4.00%	$210,273	6.00%
International Bank of Commerce, Laredo	409,373	14.14	115,791	4.00	173,687	6.00
International Bank of Commerce, Brownsville	52,095	17.38	11,993	4.00	17,990	6.00
International Bank of Commerce, Zapata	25,203	20.71	4,868	4.00	7,303	6.00
Commerce Bank	27,451	15.82	6,941	4.00	10,412	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$559,025	8.71%	$256,640	4.00%	$320,800	5.00%
International Bank of Commerce, Laredo	409,373	7.98	205,229	4.00	256,537	5.00
International Bank of Commerce, Brownsville	52,095	8.78	23,729	4.00	29,661	5.00
International Bank of Commerce, Zapata	25,203	8.22	12,260	4.00	15,325	5.00
Commerce Bank	27,451	6.68	16,440	4.00	20,550	5.00

(21) Fair Value of Financial Instruments

       The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2003 and 2002 are outlined below.

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

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2003 and 2002, the carrying amount of fixed rate performing loans was $765,458,000 and $970,967,000 respectively, and the estimated fair value was $775,280,000 and $977,985,000, respectively.

        Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market and specific borrower information. As of December 31, 2003 and 2002, the net carrying amount of non-performing loans was a reasonable estimate of the fair value.

  Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2003 and 2002. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2003 and 2002, the carrying amount of time deposits was $2,225,611,000 and $2,293,026,000, respectively, and the estimated fair value was $2,211,589,000 and $2,273,994,000, respectively.

  Federal Funds Purchased and Securities Sold Under Repurchase Agreements and Other Borrowed Funds

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2003 and 2002.

  Junior Subordinated Deferrable Interest Debentures

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2003.

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

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2003 and 2002
(Dollars in Thousands)

	2003	2002
ASSETS
Cash	$1,170	$4,783
Repurchase Agreements	4,100	12,750
Other investments	11,526	5,464
Notes receivable	11,525	20,374
Investment in subsidiaries	716,323	634,665
Other assets	7,401	6,921

Total assets	$752,045	$684,957

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$172,254	$135,000
Due to IBC Trading	21	21
Due to IBC Capital Trusts	465	1,068
Other liabilities	1,922	1,604

Total liabilities	174,662	137,693

Shareholders' equity:
Common shares	52,774	41,766
Surplus	37,777	30,821
Retained earnings	639,606	560,613
Accumulated other comprehensive income	12,842	49,957

	742,999	683,157
Less cost of shares in treasury	(165,616)	(135,893)

Total shareholders' equity	577,383	547,264

Total liabilities and shareholders' equity	$752,045	$684,957

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2003, 2002 and 2001
(Dollars in Thousands)

	2003	2002	2001
Income:
Dividends from subsidiaries	$8,000	$27,500	$88,245
Interest income on notes receivable	1,330	2,297	2,985
Interest income on other investments	876	778	899
Other interest income	—	—	310
Gain on sale of other securities	100	—	—
Other	2,522	2,334	3,097

Total income	12,828	32,909	95,536
Expenses:
Interest expense (Debentures)	9,125	7,040	2,014
Other	554	1,126	967

Total expenses	9,679	8,166	2,981

Income before federal income taxes and equity in undistributed net income of subsidiaries	3,149	24,743	92,555
Income tax (benefit) expense	(1,394)	(1,578)	578

Income before equity in undistributed net income of subsidiaries	4,543	26,321	91,977
Equity in undistributed (dividends in excess of) net income of subsidiaries	117,585	74,310	(8,635)

Net income	$122,128	$100,631	$83,342

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2003, 2002 and 2001
(Dollars in Thousands)

	2003	2002	2001
Operating activities:
Net income	$122,128	$100,631	$83,342
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of other investments	(58)	—	—
Increase in other liabilities	567	553	1,643
(Equity in undistributed) dividends in excess of net income of subsidiaries	(117,585)	(74,310)	8,635

Net cash provided by operating activities	5,052	26,874	93,620

Investing activities:
Contributions to subsidiaries	(8,227)	(8,937)	(119,157)
Proceeds (repurchase) of repurchase agreement with banks	8,650	(10,150)	(2,600)
Purchase of available for sale other securities	—	—	(5,000)
Proceeds of sales of available for sale securities	85	—	—
Principal collected on mortgage-backed securities	93	1,556	3,223
Net decrease in notes receivable	8,849	10,309	4,698
Increase (decrease) in other assets	377	(289)	(2,377)

Net cash provided by (used in) investing activities	9,827	(7,511)	(121,213)

Financing activities:
Proceeds from issuance of subordinated debentures	36,402	67,000	68,000
Proceeds from stock transactions	7,454	3,478	1,736
Payments of cash dividends	(32,599)	(21,984)	(21,158)
Payments of cash dividends in lieu of fractional shares	(26)	(31)	(24)
Purchase of treasury stock	(29,723)	(63,594)	(21,143)

Net cash (used in) provided by financing activities	(18,492)	(15,131)	27,411

(Decrease) increase in cash	(3,613)	4,232	(182)
Cash at beginning of year	4,783	551	733

Cash at end of year	$1,170	$4,783	$551

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2003, 2002, and 2001:

	2003			2002			2001
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$2,530,318	$165,174	6.53%	$2,416,259	$169,675	7.02%	$2,111,103	$176,639	8.37%
Foreign	225,685	11,626	5.15	248,597	14,128	5.68	247,784	22,389	9.04
Investment securities:
Taxable	3,233,500	135,132	4.18	2,927,420	164,272	5.61	2,854,225	184,576	6.47
Tax-exempt	106,876	5,146	4.81	101,585	4,990	4.91	97,808	4,861	4.97
Time deposits with banks	161	9	5.59	294	36	2.18	2,097	162	7.73
Federal funds sold	64,885	594.92		43,784	671	1.53	60,123	1,142	1.90
Other	3,695	370	10.01	3,430	156	4.55	3,650	586	8.52

Total interest-earning assets	6,165,120	318,051	5.16%	5,741,369	353,928	6.16%	5,376,790	390,355	7.26%
Non-interest earning assets:
Cash and due from banks	126,451			129,252			125,907
Bank premises and equipment, net	199,637			185,958			166,390
Other assets	377,218			349,820			344,351
Less allowance for possible loan losses	(46,928)			(42,376)			(34,233)

Total	$6,821,498			$6,364,023			$5,979,205

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$1,317,746	$10,168.77%		$1,222,190	$14,185	1.16%	$988,132	$23,585	2.39%
Time deposits:
Domestic	922,845	17,204	1.86	954,084	26,093	2.73	986,379	47,011	4.77
Foreign	1,314,387	23,809	1.81	1,377,924	31,814	2.31	1,314,481	59,743	4.54
Securities sold under repurchase agreements and federal funds purchased	473,365	18,770	3.97	498,869	19,696	3.95	478,875	23,100	4.82
Other borrowings and junior subordinated interest deferrable debentures	1,449,768	24,774	1.71	1,072,381	24,627	2.30	1,097,315	47,369	4.32

Total interest bearing liabilities	5,478,111	94,725	1.73%	5,125,448	116,415	2.27%	4,865,182	200,808	4.13%
Non-interest bearing liabilities:
Demand Deposits	751,977			688,644			578,026
Other liabilities	53,174			57,670			67,139
Shareholders' equity	538,236			492,261			468,858

Total	$6,821,498			$6,364,023			$5,979,205

Net interest income		$223,326			$237,513			$189,547

Net yield on interest earning assets			3.62%			4.14%			3.53%

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2003
Interest income	$76,967	$80,510	$78,601	$81,973
Interest expense	23,107	23,923	23,702	23,993

Net interest income	53,860	56,587	54,899	57,980
Provision for possible loan losses	2,101	2,077	2,124	1,989
Non-interest income	32,713	34,051	31,364	29,145
Non-interest expense	41,465	38,009	42,193	38,087

Income before income taxes	43,007	50,552	41,946	47,049
Income taxes	14,537	16,694	13,471	15,724

Net income	$28,470	$33,858	$28,475	$31,325

Per common share:
Basic
Net income	$.74	$.88	$.74	$.80

Diluted
Net income	$.72	$.86	$.72	$.79

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2002
Interest income		$87,005		$91,486		$88,444		$86,993
Interest expense		27,650		29,695		28,773		30,297

Net interest income		59,355		61,791		59,671		56,696
Provision for possible loan losses		2,178		2,232		2,057		2,074
Non-interest income		25,347		26,629		18,456		15,213
Non-interest expense		42,170		38,921		38,531		35,222

Income before income taxes		40,354		47,267		37,539		34,613
Income taxes		12,890		16,394		12,674		12,054

Income before cumulative effect of a change in accounting principle		27,464		30,873		24,865		22,559

Cumulative effect of a change in accounting principle, net of tax		—		—		—		(5,130)

Net income		$27,464		$30,873		$24,865		$17,429

Per common share:
Basic
Income before cumulative effect of a change in accounting principle	$	..70	$	..78	$	..61	$	..56
Cumulative effect of a change in accounting principle, net of tax		—		—		—		(.13)

Net income	$	..70	$	..78	$	..61	$	..43

Diluted
Income before cumulative effect of a change in accounting principle	$	..68	$	..76	$	..60	$	..55
Cumulative effect of a change in accounting principle, net of tax		—		—		—		(.13)

Net income	$	..68	$	..76	$	..60	$	..41

        Net income and per common share amounts for the first three quarters have been re-stated to reflect the reversal of $792,000 of amortization expense in accordance with SFAS No. 147. (See Note 1 to the consolidated financial statements)

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS
DENNIS E. NIXON
Chairman of the Board and President

R. DAVID GUERRA
Vice President

EDWARD J. FARIAS
Vice President

RICHARD CAPPS
Vice President

IMELDA NAVARRO
Treasurer

WILLIAM CUELLAR
Auditor

LUISA D. BENAVIDES
Secretary

MARISA V. SANTOS
Assistant Secretary	DENNIS E. NIXON
President,
International Bank of Commerce

LESTER AVIGAEL
Retail Merchant
Chairman of the Board
International Bank of Commerce

IRVING GREENBLUM
Investments

R. DAVID GUERRA
President
International Bank of Commerce
Branch in McAllen, Texas

DANIEL B. HASTINGS, JR.
Licensed U.S. Custom Broker
President
Daniel B. Hastings, Inc.

RICHARD E. HAYNES
Attorney at Law
Real Estate Investments

IMELDA NAVARRO
Senior Executive Vice President
International Bank of Commerce

SIOMA NEIMAN
International Entrepreneur

PEGGY J. NEWMAN
Investments

LEONARDO SALINAS
Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments

QuickLinks

SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDEPENDENT AUDITORS' REPORT
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2003 and 2002 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition, continued December 31, 2003 and 2002 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2003, 2002 and 2001 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income, continued Years ended December 31, 2003, 2002 and 2001 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2003, 2002, and 2001 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2003, 2002 and 2001 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2003, 2002 and 2001 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows, continued Years ended December 31, 2003, 2002 and 2001 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only) December 31, 2003 and 2002 (Dollars in Thousands)
Statements of Income (Parent Company Only) Years ended December 31, 2003, 2002 and 2001 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only) Years ended December 31, 2003, 2002 and 2001 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS