Form 10-K, Exhibit 13
period 2004-12-31
INTERNATIONAL BANCSHARES CORP
filed 2005-03-15
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2004. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2004	2003	2002	2001	2000
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$9,917,951	$6,578,310	$6,495,635	$6,381,401	$5,860,714
Net loans	4,804,069	2,700,354	2,725,349	2,608,467	2,212,467
Deposits	6,571,104	4,435,699	4,239,899	4,332,834	3,744,598
Other borrowed funds	1,670,199	845,276	1,185,857	777,296	1,432,500
Junior subordinated deferrable interest debentures	235,395	172,254	—	—	—
Shareholders' equity	753,090	577,383	547,264	497,028	416,892
INCOME STATEMENT
Interest income	$352,378	$318,051	$353,928	$390,355	$415,332
Interest expense	108,602	94,725	116,415	200,808	251,756

Net interest income	243,776	223,326	237,513	189,547	163,576
Provision for possible loan losses	6,500	8,291	8,541	8,631	6,824
Non-interest income	134,816	127,273	85,645	79,588	63,796
Non-interest expense	195,180	159,754	154,843	135,441	111,957

Income before income taxes and cumulative change in accounting principle	176,912	182,554	159,774	125,063	108,591
Income taxes	57,880	60,426	54,013	41,721	33,417
Cumulative effect of a change in accounting principle, net of taxes	—	—	(5,130)	—	—

Net income	$119,032	$122,128	$100,631	$83,342	$75,174

Adjusted net income	$119,032	$122,128	$100,631	$86,188	$77,266

Per common share:
Basic	$2.39	$2.53	$2.01	$1.62	$1.44
Diluted	$2.35	$2.48	$1.97	$1.58	$1.42
Adjusted per common share:
Basic	$2.39	$2.53	$2.01	$1.66	$1.48
Diluted	$2.35	$2.48	$1.97	$1.64	$1.46

        Note 1: See note 1 of notes to the consolidated financial statements regarding the adoption of SFAS No. 142. On January 1, 2002, the Company adopted the remaining provisions of SFAS No. 142, which discontinued amortization of goodwill. Accordingly, adjusted net income and per common share data for the years ended December 31, 2004, 2003 and 2002 is the same as actual numbers.

        Note 2: See note 11 of notes to the consolidated financial statements regarding the adoption of FIN 46, as revised. The Company early-adopted the provisions of FIN 46, as revised, as of December 31, 2003 and thus deconsolidated its investment in eight special purpose business trusts established for the issuance of trust preferred securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2004. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward Looking Information

        Certain matters discussed in this report, excluding historical information, include forward-looking statements, within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by these sections. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words "estimate," "expect," "intend," "believe" and "project," as well as other words or expressions of a similar meaning are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

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

  •
  Changes in U.S.—Mexico trade, including, without limitation, reductions in border crossings and commerce resulting from the Homeland Security Programs called "US-VISIT," which is derived from Section 110 of the Illegal Immigration Reform and Immigrant Responsibility Act of 1996.

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

  •
  The timing, impact and other uncertainties of the Company's potential future acquisitions including the Company's ability to identify suitable potential future acquisition candidates, the success or failure in the integration of their operations and the Company's ability to maintain its current branch network and to enter new markets successfully and capitalize on growth opportunities.

  •
  Changes in the Company's ability to pay dividends on its Common Stock.

  •
  The effects of the litigation and proceedings pending with the Internal Revenue Service regarding the Company's lease financing transactions.

  •
  Additions to the Company's loan loss allowance as a result of changes in local, national or international conditions which adversely affect the Company's customers.

  •
  Political instability.

  •
  Technological changes.

  •
  Acts of war or terrorism.

  •
  The effect of changes in accounting policies and practices as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standards setters.

        It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Overview

        The Company, which is headquartered in Laredo, Texas, with more than 160 facilities and more than 250 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is the second largest independent commercial bank holding company headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a broker/dealer and a majority interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2004 was 18.17% as compared to 22.68% for the year ended December 31, 2003.

        The Company is very active in facilitating trade along the United States border with Mexico. The Company does a significant amount of business with customers domiciled in Mexico. Deposits from persons and entities domiciled in Mexico comprise a significant and stable portion of the deposit base of the Company's bank subsidiaries. The Company also serves the growing Hispanic population through the Company's facilities located throughout South, Central and Southeast Texas.

        Expense control is another essential element in the Company's long-term profitability. As a result, one of the key ratios the Company monitors is the efficiency ratio, which is a measure of non-interest expense to net-interest income plus non-interest income. The Company's efficiency ratio has been under 53% for each of the last five years, which the Company believes is better than average compared to its national peer group. One of the benefits derived from such operating efficiencies is that the Company is not subject to undue pressure to generate interest income from high-risk loans.

        During the fourth quarter of 2003, the Company reduced its assets by approximately $1 billion dollars in anticipation of the Local Financial Corporation ("LFIN") acquisition. The Company also increased its overnight liquidity in the form of fed funds sold to prepare for the cash payment required as part of the transaction. On June 18, 2004, the Company completed its acquisition of LFIN. The Company paid consideration totaling approximately $276.6 million in cash and 2.11 million shares of Company stock. As a result of the strategic management of earning assets in anticipation of the LFIN acquisition, net interest income for the first, second and third quarters of 2004 was negatively affected.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2004	December 31, 2003	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$9,917,951	$6,578,310	50.8%
Net loans	4,804,069	2,700,354	77.9
Deposits	6,571,104	4,435,699	48.1
Other borrowed funds	1,670,199	845,272	97.6
Shareholders' equity	753,090	577,383	30.4

Consolidated Statements of Income Information

	Year Ended December 31, 2004	Year Ended December 31, 2003	Percent Increase (Decrease) 2004 vs. 2003	Year ended December 31, 2002	Percent Increase (Decrease) 2003 vs. 2002
	(Dollars in Thousands)
Interest income	$352,378	$318,051	10.8%	$353,928	(10.1)%
Interest expense	108,602	94,725	14.6	116,415	(18.6)
Net interest income	243,776	223,326	9.2	237,513	(6.0)
Provision for possible loan losses	6,500	8,291	(21.6)	8,541	(2.9)
Non-interest income	134,816	127,273	5.9	85,645	48.6
Non-interest expense	195,180	159,754	22.6	154,843	3.2
Net income	119,032	122,128	(2.5)	100,631	21.4
Per common share:
Basic	$2.39	$2.53	(5.5)%	$2.01	25.9%
Diluted	2.35	2.48	(5.2)	1.97	25.9
Efficiency Ratio	51.6%	45.6%	13.2%	47.9%	(4.8)%

Net Income

        Net income decreased for the year ended December 31, 2004 as compared to the year ended December 31, 2003 primarily because of differences created by the Company's recognition of securities gains in 2003 as compared to 2004 and the Company's strategic management of earning assets in anticipation of the Local Financial Corporation ("LFIN") acquisition. During the fourth quarter of 2003, the Company reduced its assets by approximately $1 billion in anticipation of the LFIN acquisition. The Company also increased its overnight liquidity in the form of fed funds sold to prepare for the cash payment required as part of the transaction. On June 18, 2004, the Company completed its acquisition of LFIN. As a result of the strategic management of earning assets, net interest income for the first, second and third quarters of 2004 was negatively affected. Net income for 2004 was positively affected by certain gains on sales of Company-owned property in the amount of $2,080,000, net of tax. Additionally, net income for 2003 was positively affected by gains recognized on bond sales, which were made to reposition a portion of the Company's bond portfolio to realize the equity that was eroding in the portfolio due to rapid principal repayments. The Company recorded gains on the bond portfolio of $15,203,000 in 2003 compared to $5,775,000, net of tax in 2004.

        Net income for 2002 was negatively affected by an impairment charge of $3,953,000 relating to the Company's investment in the Aircraft Finance Trust ("AFT"), net of tax. The Company accounts for its investment in AFT under the equity method of accounting. AFT utilizes derivative instruments to manage the interest rate on bonds that it has issued. The derivatives qualify as cash flow hedges and are reported at fair value. The Company records its proportionate share of the fair value of the derivatives as an increase or decrease in the investment in AFT and accumulated other comprehensive income, net of tax. The Company's proportionate share of earnings or losses of AFT were losses of $0, $616,000 and $4,419,000 for the years ended December 31, 2004, 2003 and 2002, respectively, net of tax. Because of the losses from operations that AFT had reported as a result of the events of September 11 and the resulting impact on the airline industry, the Company evaluated its investment, and recorded the impairment charge in 2002. At December 31, 2004 and 2003, the Company's investment in AFT, with and without the proportionate share of the fair value of the AFT derivatives, was $0.

        Net income for 2002 was also negatively affected by a write-off of $753,000, net of tax, relating to the closure of several in-store branches previously located in Albertson's supermarkets. On March 13, 2002, Albertson's, Inc. announced its intention to exit substantially all of the Company's markets. The Company began its relationship with Albertson's in 1995. Thirty nine Albertson's supermarkets and the related in-store branches of the Company located in Houston, San Antonio, Brownsville, Corpus Christi, Laredo, Edinburg, San Juan, Pharr, Mission, Weslaco and Harlingen were closed. On June 7, 2002, H-E-B agreed to purchase certain former Albertson's locations in San Antonio and the Rio Grande Valley. The Company subsequently agreed with H-E-B to open in four of the Company's previous in-store locations and the Company also agreed to open an in-store branch in another former Albertson's store that was not occupied by the Company. On May 10, 2002, Kroger Co. agreed to purchase certain former Albertson's locations in Houston. The Company subsequently agreed with Kroger to open in three of the Company's previous in-store locations. During the third quarter 2002, the Company concluded that the remaining in-store locations would not be re-opened and wrote off $753,000, net of tax of its investment in the related in-store branches. The Company continues to maintain one Albertson's in-store branch in the New Braunfels market that was not closed by Albertson's. The Company does not believe that the Albertson's closures had any negative effects on its deposit base, consolidated financial condition or results of operations.

        Additionally, net income was negatively affected in 2002 by the adoption of Statement of Financial Accounting Standards Number 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). As part of the adoption, the Company concluded that it was probable that its investment services reporting unit was impaired. The amount of the impairment was $5,130,000, net of tax, and was reported as a cumulative effect of a change in accounting principle.

        On August 1, 2002, the Company completed its sale of three bank branches in Rockdale, Taylor and Giddings, Texas to Citizens National Bank located in Cameron, Texas. The branches were previously acquired by the Company as part of its acquisition of National Bancshares Corporation in the fourth quarter of 2001 and represented approximately $36.3 million in loans and $93.1 million in deposits. As a result of the sale, the Company recorded a gain of $2.0 million, net of tax in 2002. The Company sold these branches because they did not fit into the long-term strategic plans of the Company.

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

	For the years ended December 31,
	2004 Average Rate/Cost	2003 Average Rate/Cost	2002 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.99%	6.53%	7.02%
Foreign	4.91	5.15	5.68
Investment securities:
Taxable	3.64	4.18	5.61
Tax-exempt	4.54	4.81	4.91
Time deposits with banks	1.69	5.59	2.18
Federal funds sold	1.22	.92	1.53
Other	7.59	10.01	4.55

Total interest-earning assets	4.87%	5.16%	6.16%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	.75%	.77%	1.16%
Time deposits:
Domestic	1.44	1.18	2.73
Foreign	1.85	3.05	2.31
Securities sold under repurchase agreements	3.64	3.97	3.95
Other borrowings	1.55	1.22	1.83
Junior subordinated deferrable interest debentures	6.38	5.97	6.93
Senior notes	11.47	—	—

Total interest bearing liabilities	1.69%	1.73%	2.27%

        Due to decreasing market interest rates in 2003 and 2002, the Company accordingly lowered interest rates on loans and deposits, which in turn affected the yield on interest earning assets and interest bearing liabilities. In 2004, as short term interest rates began to increase, the Company accordingly increased interest rates on loans and deposits. The yield on average interest earning assets decreased 5.6% from 5.16% in 2003 to 4.87% in 2004, and the rates paid on average interest bearing liabilities decreased 2.3% from 1.73% in 2003 to 1.69% in 2004. The yield on average interest earning assets decreased 16.2% from 6.16% in 2002 to 5.16% in 2003 and the rates paid on average interest bearing liabilities decreased 23.8% from 2.27% in 2002 to 1.73% in 2003.

        The following table analyzes the changes in net interest income during 2004 and 2003 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Nonaccrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2004 compared to 2003 Net increase (decrease) due to			2003 compared to 2002 Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$74,455	$(14,627)	$59,828	$7,737	$(12,238)	$(4,501)
Foreign	(6)	(543)	(549)	(1,243)	(1,259)	(2,502)
Investment securities:
Taxable	(9,438)	(16,602)	(26,040)	15,877	(45,017)	(29,140)
Tax-exempt	223	(298)	(75)	258	(102)	156
Time deposits with banks	94	(11)	83	(12)	(15)	(27)
Federal funds sold	741	242	983	250	(327)	(77)
Other	202	(105)	97	13	201	214

Total interest income	$66,271	$(31,944)	$34,327	$22,880	$(58,757)	$(35,877)

Interest incurred on:
Savings and interest bearing demand deposits	$3,897	$(268)	$3,629	$1,041	$(5,058)	$(4,017)
Time deposits:
Domestic	1,658	4,017	5,675	9,967	(18,856)	(8,889)
Foreign	9,433	(11,462)	(2,029)	(16,343)	8,338	(8,005)
Securities sold under repurchase agreements	2,731	(1,636)	1,095	(1,024)	98	(926)
Other borrowings	(2,928)	3,835	907	4,963	(6,941)	(1,978)
Junior subordinated deferrable interest debentures	3,570	647	4,217	3,171	(1,046)	2,125
Senior notes	383	—	383	—	—	—

Total interest expense	$18,744	$(4,867)	$13,877	$1,775	$(23,465)	$(21,690)

Net interest income	$47,527	$(27,077)	$20,450	$21,105	$(35,292)	$(14,187)

(Note 1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

        As part of its strategy to manage interest rate risk, the Company strives to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change the Company's interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. The Investment Committee is comprised of certain senior managers of the various Company bank subsidiaries along with consultants when needed. Management currently believes that the Company is properly positioned for interest rate changes; however, if management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

        At December 31, 2004, based on these simulations, a rate shift of 200 basis points in interest rates up or a rate shift of 100 basis points down will not vary earnings by more than 3 percent of projected 2005 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Possible Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more category:

	December 31,
	2004	2003	2002	2001	2000
		(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$30,773	$20,960	$3,649	$8,170	$6,191
Loans contractually past due ninety days or more as to interest or principal payments	7,833	7,666	5,241	2,937	7,064
Loans accounted for as "troubled debt restructuring"	—	213	165	103	491

        The allowance for possible loan losses increased 74.5% to $84,905,000 at December 31, 2004 from $48,646,000 at December 31, 2003. The increase in the allowance for possible loan losses can be primarily attributed to the additional allowance for possible loan losses related to the LFIN acquisition, totaling $33,865,000. On October 29, 2004, an approximately $9.6 million original loan relationship was refinanced by the borrower with a non-affiliated third party lender and as a result the Company recovered approximately $3.05 million of interest and principal. This recovery positively affected the Company's 2004 provision for possible loan losses. The increase in non-accrual loans from 2003 to 2004 can be attributed to certain non-accrual loans acquired as a result of the LFIN acquisition.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$13,741	$85	$254	$82	$82
Loans contractually past due ninety days or more as to interest or principal payments	104	597	21	66	258

        The gross income that would have been recorded during 2004 and 2003 on non-accrual and restructured loans in accordance with their original contract terms was $962,000 and $1,814,000 on domestic loans and $241,000 and $56,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2004 and 2003 was $195,000 and $1,086,000 on domestic loans and $41,000 and $5,000 for foreign loans, respectively.

        The non-accrual loan policy of the bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be uncollectible. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the creditor's financial condition warrants reestablishment of interest accruals. Under special circumstances, a loan may be more than 90 days delinquent as to interest or principal and not be placed on non-accrual status. This situation generally results when a bank subsidiary has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there has been a recent history of payments. When a loan is placed on non-accrual status, any interest accrued, not paid is reversed and charged to operations against interest income.

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $1,406,598,000 and $770,896,000 at December 31, 2004 and 2003, respectively. The increase in loan commitments can be attributed to the LFIN acquisition. See Note 20 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for possible loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2004	2003	2002	2001	2000
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$4,888,974	$2,749,000	$2,769,562	$2,648,532	$2,243,279

Average loans outstanding during the year (Note 1)	$3,982,580	$2,756,003	$2,664,856	$2,358,886	$2,103,593

Balance of allowance at December 31	$48,646	$44,213	$40,065	$30,812	$26,770
Provision charged to expense	6,500	8,291	8,541	8,631	6,824
Loans charged off:
Domestic:
Commercial, financial and agricultural	(5,732)	(2,174)	(2,490)	(2,023)	(1,161)
Real estate—mortgage	(1,179)	(489)	(240)	(335)	(176)
Real estate—construction	(295)	—	—	—	—
Consumer	(2,034)	(2,173)	(2,412)	(1,895)	(2,323)
Foreign	(273)	(107)	(115)	(16)	(22)

Total loans charged off:	(9,513)	(4,943)	(5,257)	(4,269)	(3,682)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	4,841	313	495	435	502
Real estate—mortgage	93	41	247	21	69
Real estate—construction	17	—	—	—	—
Consumer	451	287	553	471	327
Foreign	5	444	34	9	2

Total recoveries	5,407	1,085	1,329	936	900

Net loans charged off	(4,106)	(3,858)	(3,928)	(3,333)	(2,782)
Allowance acquired (disposed) in purchase or sale transactions	33,865	—	(465)	3,955	—

Balance of allowance at December 31	$84,905	$48,646	$44,213	$40,065	$30,812

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.10%	.14%	.15%	.14%	.13%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.74%	1.77%	1.60%	1.51%	1.37%

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

        The allowance for possible loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2004		2003		2002		2001		2000
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$48,132	55.5%	$26,359	50.9%	$27,024	57.5%	$24,101	56.1%	$18,904	57.2%
Real estate—Mortgage	17,060	19.6	9,328	18.0	8,604	18.3	7,147	16.6	4,222	12.8
Real estate—Construction	13,314	15.3	9,266	17.9	4,686	10.0	4,389	10.2	3,418	10.3
Consumer	4,072	4.7	2,635	5.1	2,720	5.8	2,926	6.8	2,437	7.4
Foreign	2,327	4.9	1,058	8.1	1,179	8.4	1,502	10.3	1,831	12.3

	$84,905	100.0%	$48,646	100.0%	$44,213	100.0%	$40,065	100.0%	$30,812	100.0%

        The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances.

        The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower's financial condition would so indicate. Generally, unsecured consumer loans are charged off when 90 days past due.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2004 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 23.

Non-Interest Income

	Year Ended December 31, 2004	Year Ended December 31, 2003	Percent Increase (Decrease) 2004 vs. 2003	Year Ended December 31, 2002	Percent Increase (Decrease) 2003 vs. 2002
	(Dollars in Thousands)
Service charges on deposit accounts	$73,877	$60,022	23.1%	$52,648	14.0%
Other service charges, commissions and fees
Banking	19,320	14,104	37.0	13,000	8.5
Non-banking	7,083	11,801	(40.0)	5,669	108.2
Investment securities transactions, net	8,884	23,390	(62.0)	2,303	915.6
Other investments, net	13,012	8,606	51.2	(2,598)	(431.3)
Other income	12,640	9,350	35.2	14,623	(36.1)

Total non-interest income	$134,816	$127,273	5.9%	$85,645	48.6%

        Non-interest income for 2004 was positively affected by the Company's expansion into the state of Oklahoma through its acquisition of LFIN. The Company recorded investment securities gains of $8,884,000 in 2004 compared to gains of $23,390,000 for 2003 and gains of $2,303,000 in 2002. These gains in 2003 occurred due to a program to reposition a portion of the Company's bond portfolio to realize the equity that was eroding in the portfolio due to rapid principal repayments, the result of which, in effect, accelerated future earnings. The decreases in non-banking service charges for 2004 can be attributed to a decrease in fees earned by the Company's investment services unit. Non-interest income also includes income on other investments. Income on other investments increased to $13,012,000 in 2004 compared to $8,606,000 in 2003, and $(2,598,000) in 2002. The increase in 2004 can be attributed to the LFIN acquisition. The decrease in 2002 can be attributed to losses taken by the Company on its investment in AFT. Other income for 2002 was positively affected by the sale of three bank branches in Rockdale, Taylor and Giddings, Texas to Citizen's National Bank located in Cameron, Texas. The branches were previously acquired by the Company in 2001 as part of its acquisition of National Bancshares Corporation. The gain recognized on the sale totaled $3,100,000.

Non-Interest Expense

	Year Ended December 31, 2004	Year Ended December 31, 2003	Percent Increase (Decrease) 2004 vs. 2003	Year Ended December 31, 2002	Percent Increase (Decrease) 2003 vs. 2002
	(Dollars in Thousands)
Employee compensation and benefits	$83,631	$72,860	14.8%	$65,907	10.5%
Occupancy	18,403	12,050	52.7	13,211	(8.8)
Depreciation of bank premises and equipment	18,975	18,105	4.8	16,153	12.1
Professional fees	6,513	7,545	(13.7)	6,089	23.9
Stationery and supplies	5,075	3,855	31.6	4,079	(5.5)
Amortization of identified intangible assets	3,681	1,276	188.5	1,812	(29.6)
Advertising	10,082	7,011	43.8	6,010	16.7
Other	48,820	37,052	31.8	41,582	(10.9)

Total non-interest expense	$195,180	$159,754	22.2%	$154,843	3.2%

        Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. The increases in non-interest expense for the three years ended 2004 were due to the expanded operations of the Company's bank subsidiaries (including the acquisition of LFIN in June 2004, which added approximately 700 employees, 52 branches and $42,188,000 in identified intangible assets) and increased fees paid by the Company's investment banking unit, the GulfStar Group in 2003.

Effects of Inflation

        The principal component of earnings is net interest income, which is affected by changes in the level of interest rates. Changes in rates of inflation affect interest rates. It is difficult to precisely measure the impact of inflation on net interest income because it is not possible to accurately differentiate between increases in net interest income resulting from inflation and increases resulting from increased business activity. Inflation also raises costs of operations, primarily those of employment and services.

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2004, 2003 and 2002:

	December 31,
	2004	2003	2002
	(Dollars in Thousands)
U.S. Treasury and Government Securities
Available for sale	$9,276	$22,011	$12,589
Mortgage-backed securities
Available for sale	3,743,225	2,868,293	2,895,338
Obligations of states and political subdivisions
Available for sale	104,317	110,382	105,952
Equity securities
Available for sale	13,235	10,455	8,057
Other securities
Held to maturity	2,385	2,160	2,060
Available for sale	4,780	28,200	48,775

Total	$3,877,218	$3,041,501	$3,072,771

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2004 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
U.S. Treasury and obligations of U.S. Government agencies	$9,285	1.79%	$—	—%	$—	—%	$—	—%
Mortgage-backed securities	353	8.13	57,204	5.36	215,879	4.40	3,452,315	4.54
Obligations of states and political subdivisions	—	—	—	—	2,300	4.52	96,940	4.69
Other securities	—	—	—	—	—	—	12,000	3.61
Equity securities	325	—	—	—	—	—	5,140	20.02

Total	$9,963	1.96%	$57,204	5.36%	$218,179	4.36%	$3,566,395	4.57%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$235	7.09%	$2,150	5.22%	$—	—	$—	—

Total	$235	7.09%	$2,150	5.22%	$—	—	$—	—

        Mortgage-backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Ginnie Mae").

Loans

        The amounts of loans outstanding, by classification, at December 31, 2004, 2003, 2002, 2001 and 2000 are shown in the following table:

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,710,270	$1,400,173	$1,595,140	$1,488,196	$1,286,576
Real estate—mortgage	960,599	495,481	507,837	441,296	287,319
Real estate—construction	749,689	492,208	276,595	271,026	232,589
Consumer	229,302	139,987	160,546	180,652	165,875
Foreign	239,622	222,797	233,276	273,038	278,119

Total loans	4,889,482	2,750,646	2,773,394	2,654,208	2,250,478
Unearned discount	(508)	(1,646)	(3,832)	(5,676)	(7,199)

Loans, net of unearned discount	$4,888,974	$2,749,000	$2,769,562	$2,648,532	$2,243,279

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2004, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)

Commercial, financial and agricultural	$718,987	$1,580,583	$410,700	$2,710,270
Real estate—construction	382,840	332,932	33,917	749,689
Foreign	163,192	73,166	3,264	239,622

Total	$1,265,019	$1,986,681	$447,881	$3,699,581

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)

Due after one but within five years	$401,705	$1,584,976
Due after five years	95,862	352,019

Total	$497,567	$1,936,995

International Operations

        On December 31, 2004, the Company had $239,622,000 (2.4% of total assets) in loans outstanding to borrowers domiciled in foreign countries. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 2004 is presented below.

	Amount of Loans	Related Allowance for Possible Losses
	(Dollars in Thousands)

Secured by certificates of deposits in United States banks	$131,140	$68
Secured by United States real estate	33,440	339
Secured by other United States collateral (securities, gold, silver, etc.)	26,692	138
Foreign real estate guaranteed under lease obligations primarily by U.S. companies	1,213	12
Direct unsecured Mexican sovereign debt (principally former FICORCA debt)	3,071	31
Other (principally Mexico real estate)	44,066	1,739

	$239,622	$2,327

        The transactions for the year ended December 31, 2004, in that portion of the allowance for possible loan losses related to foreign debt were as follows:

(Dollars in Thousands)

Balance at December 31, 2003	$1,058
Chargeoffs	(299)
Recoveries	5

Net chargeoffs	(294)
Provision charged to operations	1,563

Balance at December 31, 2004	$2,327

Deposits

	2004	2003
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$883,567	$671,771
Foreign	105,092	80,206

Total demand non-interest bearing	988,659	751,977

Savings and interest bearing demand
Domestic	1,545,905	1,008,259
Foreign	286,809	309,487

Total savings and interest bearing demand	1,832,714	1,317,746

Time certificates of deposit
$100,000 or more:
Domestic	793,940	506,628
Foreign	873,721	951,368
Less than $100,000:
Domestic	796,289	416,217
Foreign	305,054	363,019

Total time, certificates of deposit	2,769,004	2,237,232

Total deposits	$5,590,377	$4,306,955

	2004	2003	2002
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$11,991	$8,145	$11,320
Foreign	1,806	2,023	2,865

Total savings and interest bearing demand	13,797	10,168	14,185

Time, certificates of deposit $100,000 or more
Domestic	10,483	9,314	13,442
Foreign	17,327	19,026	24,743
Less than $100,000
Domestic	12,396	7,890	12,652
Foreign	4,453	4,783	7,070

Total time, certificates of deposit	44,659	41,013	57,907

Total interest expense on deposits	$58,456	$51,181	$72,092

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2004 were $6,571,104,000, an increase of 48.1% over $4,435,699,000 at December 31, 2003. The increase in deposits from 2003 to 2004 is primarily the result of the LFIN acquisition completed on June 18, 2004, and the Company's increased sales efforts.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2004, 2003 and 2002 follows (Note 1):

	Years ended December 31,
	2004	2003	2002
Percentage of net income to:
Average shareholders' equity	18.17%	22.68%	20.44%
Average total assets	1.46	1.79	1.58
Percentage of average shareholders' equity to average total assets	8.05	7.89	7.74
Percentage of cash dividends per share to net income per share	38.42	26.62	23.92

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The bank subsidiaries of the Company derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 28%, 39% and 41% of the Company's bank subsidiaries' total deposits as of December 31, 2004, 2003 and 2002, respectively. The decline in the concentration of Mexico based deposits can be attributed to recent acquisitions, including LFIN, and the growth in the Company's deposit base in Texas. Other important funding sources for the Company's bank subsidiaries have been wholesale liabilities with the Federal Home Loan Bank ("FHLB") and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and loans. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

Asset/Liability Management

        The Company's fund management policy has as its primary focus the measurement and management of the banks' earnings at risk in the face of rising or falling interest rate forecasts. The earliest and most simplistic concept of earnings at risk measurement is the gap report, which is used to generate a rough estimate of the vulnerability of net interest income to changes in market rates as implied by the relative re-pricings of assets and liabilities. The gap report calculates the difference between the amounts of assets and liabilities re-pricing across a series of intervals in time, with emphasis typically placed on the one-year period. This difference, or gap, is usually expressed as a percentage of total assets.

        If an excess of liabilities over assets matures or re-prices within the one-year period, the statement of condition is said to be negatively gapped. This condition is sometimes interpreted to suggest that an institution is liability-sensitive, indicating that earnings would suffer from rising rates and benefit from falling rates. If a surplus of assets over liabilities occurs in the one-year time frame, the statement of condition is said to be positively gapped, suggesting a condition of asset sensitivity in which earnings would benefit from rising rates and suffer from falling rates.

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

        The net interest rate sensitivity at December 31, 2004, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability sensitive during the early time periods and is asset sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

	INTEREST RATE SENSITIVITY (Dollars in Thousands)
	Rate/Maturity
December 31, 2004	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Federal funds sold	$21,000	$—	$—	$—	$21,000
Time deposits with banks	396	—	—	—	396
Investment securities	144,675	536,555	1,050,800	2,145,188	3,877,218
Loans, net of non-accruals	2,932,781	432,095	708,756	785,108	4,858,740

Total earning assets	$3,098,852	$968,650	$1,759,556	$2,930,296	$8,757,354

Cumulative earning assets	$3,098,852	$4,067,502	$5,827,058	$8,757,354

Rate sensitive liabilities
Time deposits	$1,403,276	$1,280,123	$503,454	$1,150	$3,188,003
Other interest bearing deposits	2,232,102	—	—	—	2,232,102
Fed funds purchased and securities old under repurchase agreement	215,906	97,179	6,721	300,000	619,806
Other borrowed funds	1,670,120	—	—	79	1,670,199
Junior subordinated deferrable interest debentures	127,523	56,194	—	51,678	235,395

Total interest bearing liabilities	$5,648,927	$1,433,496	$510,175	$352,907	$7,945,505

Cumulative sensitive liabilities	$5,648,927	$7,082,423	$7,592,598	$7,945,505

Repricing gap	$(2,550,075)	$(464,846)	$1,249,381	$2,577,389	$811,849
Cumulative repricing gap	(2,550,075)	(3,014,921)	(1,765,540)	811,849
Ratio of interest-sensitive assets to liabilities	.549	.676	3.449	8.303	1.102
Ratio of cumulative, interest- sensitive assets to liabilities	.549	.574	.767	1.102

        The detailed inventory of statement of condition items contained in gap reports is the starting point of income simulation analysis. Income simulation analysis also focuses on the variability of net interest income and net income, but without the limitations of gap analysis. In particular, the fundamental, but often unstated, assumption of the gap approach that every statement of condition item that can re-price will do so to the full extent of any movement in market interest rates is taken into consideration in income simulation analysis.

        Accordingly, income simulation analysis captures not only the potential of assets and liabilities to mature or re-price, but also the probability that they will do so. Moreover, income simulation analysis focuses on the relative sensitivities of these balance sheet items and projects their behavior over an extended period of time in a motion picture rather than snapshot fashion. Finally, income simulation analysis permits management to assess the probable effects on balance sheet items not only of changes in market interest rates, but also of proposed strategies for responding to such changes. The Company and many other institutions rely primarily upon income simulation analysis in measuring and managing exposure to interest rate risk.

        At December 31, 2004, based on these simulations, a rate shift of 200 basis points in interest rates up or 100 basis points down will not vary earnings by more than 3% of projected 2005 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential rate increase or decrease.

        All the measurements of risk described above are made based upon the Company's business mix and interest rate exposures at the particular point in time. The exposure changes continuously as a result of the Company's ongoing business and its risk management initiatives. While management believes these measures provide a meaningful representation of the Company's interest rate sensitivity, they do not necessarily take into account all business developments that have an effect on net income, such as changes in credit quality or the size and composition of the statement of condition.

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 21 to the Consolidated Financial Statements. At December 31, 2004, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $61,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations and excluding certified surplus. Pursuant to Texas law, a Texas state bank's lending limit is twenty-five percent of the bank's capital and certified surplus. The board of directors of the bank determines how much surplus will be certified. Except to absorb losses in excess of undivided profits and uncertified surplus, certified surplus may not be reduced without the prior written approval of the Texas banking commissioner. The restricted capital (capital, surplus and certified surplus) of the bank subsidiaries was approximately $863,604,000 as of December 31, 2004. The undivided profits of the bank subsidiaries were approximately $417,388,000 as of December 31, 2004.

        At December 31, 2004, the Company has outstanding $1,670,199,000 in other borrowed funds and $235,395,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2004, shareholders' equity was $753,090,000 compared to $577,383,000 at December 31, 2003, an increase of $175,706,000, or 30.4%. The increase in shareholders' equity can be attributed to the retention of earnings and the issuance of 2,114,558 shares of the Company's Common Stock as part of the LFIN acquisition. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 6.91% at December 31, 2004 and 8.75% at December 31, 2003. The core deposit intangibles and goodwill of $333,662,000 as of December 31, 2004, recorded in connection with financial institution acquisitions of the Company after February 1992, are deducted from the sum of core capital elements when determining the capital ratios of the Company. The substantial increase in core deposit intangibles and goodwill and the resulting decrease in the Company's leverage ratio can be attributed to the LFIN acquisition.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 10.74% and 17.30% and risk weighted total capital ratios of 11.99% and 19.33% as of December 31, 2004 and 2003, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 21 to notes to Consolidated Financial Statements).

        During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2004 and 2003 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

Junior Subordinated Deferrable Interest Debentures

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity ("VIE") to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE's expected losses if they occur, receive a majority of the VIE's residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003)," which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The Company early adopted the provisions of FIN 46R as of December 31, 2003.

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the LFIN acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. The Company has succeeded to the obligations of LFIN under the LFIN Debentures, which have an outstanding principal balance of $62,115,000. The Debentures will mature on various dates; however the Debentures may be redeemed at specified prepayment prices, in whole or in part after the optional redemption dates specified in the respective indentures or in whole upon the occurrence of any one of certain legal, regulatory or tax events specified in respective indentures. As of December 31, 2004, the principal amount of debentures outstanding totaled $235,395,000.

        The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the respective indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to ten consecutive semi-annual periods on Trusts I through IV and LFIN Trust II and for up to twenty consecutive quarterly periods on Trusts V through VIII and LFIN Trusts I and III. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, the Trusts are treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements prior to December 31, 2003. Since the Company's adoption of FIN 46R on December 31, 2003, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2004, the total $235,395,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2004:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)

Trust I	$10,183	Fixed	10.18%	Fixed	June 2031	June 2011
Trust II	$25,597	Semi-Annually	5.74%	LIBOR + 3.75	July 2031	July 2006
Trust III	$33,789	Semi-Annually	6.44%	LIBOR + 3.75	December 2031	December 2006
Trust IV	$22,405	Semi-Annually	6.00%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,319	Quarterly	5.72%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,361	Quarterly	5.74%	LIBOR + 3.45	November 2032	November 2007
Trust VII	$10,310	Quarterly	5.41%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,316	Quarterly	5.12%	LIBOR + 3.05	October 2033	October 2008
LFIN Trust I	$41,495	Fixed	9.00%	Fixed	September 2031	September 2006
LFIN Trust II	$10,310	Semi-Annually	5.61%	LIBOR + 3.625	July 2032	July 2007
LFIN Trust III	$10,310	Quarterly	5.74%	LIBOR + 3.45	November 2032	November 2007

	$235,395

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2004:

	Payments due by Period
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Securities sold under repurchase agreements	$619,806	$316,162	$3,544	$100	$300,000
Federal Home Loan Bank borrowings	1,670,199	1,430,120	240,000	—	79
Junior subordinated deferrable interest debentures	235,395	—	—	—	235,395

Total Contractual Cash Obligations	$2,525,400	$1,746,282	$243,544	$100	$535,474

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2004:

	Amount of Commitment Expiration Per Period
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Financial and Performance Standby Letters of Credit	$91,171	$82,692	$8,469	$10	$—
Commercial Letters of Credit	4,486	4,486	—	—	—
Credit Card Lines	27,135	27,135	—	—	—
Other Commercial Commitments	1,283,806	744,439	413,796	55,807	69,764

Total Commercial Commitments	$1,406,598	$858,752	$422,265	$55,817	$69,764

        Due to the nature of the Company's commercial commitments, including unfunded loan commitments and lines of credit, the amounts presented above do not necessarily reflect the amounts the Company anticipates funding in the periods presented above.

Critical Accounting Policies

        The Company has established various accounting policies which govern the application of accounting principles in the preparation of the Company's consolidated financial statements. The significant accounting policies are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant subjective judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies.

        The Company considers its Allowance for Possible Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for possible loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific loans and (ii) allowances based on historical loss experience on the Company's remaining loan portfolio, which includes general economic conditions and other qualitative risk factors both internal and external to the Company. See also discussion regarding the allowance for possible loan losses and provision for possible loan losses included in the results of operations and "Provision and Allowance for Possible Loan Losses" included in Notes 1 and 5 of the Notes to Consolidated Financial Statements for further information regarding the Company's provision and allowance for possible loan losses policy.

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

        The Company's internal classified report is segregated into the following categories: (i) "Pass Credits," (ii) "Special Review Credits," (iii) "Watch List Credits-Pass Credits," or (iv) "Watch List Credits-Substandard and Doubtful Credits." The loans placed in the "Pass Credits" category reflect the Company's opinion that the loan conforms to the bank's lending policies, which includes the borrower's ability to repay, the value of the underlying collateral, if any, as it relates to the outstanding indebtedness of the loan, and the economic environment and industry in which the borrower operates. The loans placed in the "Special Review Credits" or the "Watch List Credits-Pass Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis; however, the "Special Review Credits" or the "Watch List Credits-Pass Credits" are not considered to need a specific reserve at the time, but are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List Credits-Substandard and Doubtful Credits" category reflect the Company's opinion that the loans contain clearly pronounced credit weaknesses and/or inherent financial weaknesses of the borrower. Credits classified as "Watch List Credits-Substandard and Doubtful Credits" are potentially evaluated under Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," criteria and, if deemed necessary a specific reserve is allocated to the credit. The specific reserve allocated under SFAS No. 114, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent.

        The allowance, based on historical loss experience on the Company's remaining loan portfolio, which includes the "Pass Credits," "Special Review Credits," "Watch List Credits-Pass Credits," and "Watch List Credits-Substandard and Doubtful Credits" is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Installment loans are then further segregated by number of days past due. A historical loss percentage, adjusted for (i) management's evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area served by the Company, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under Statement of Financial Accounting Standards No. 5.

        The Company's management continually reviews the allowance for loan loss of the bank subsidiaries using the amounts determined from the allowances established on specific loans, the allowance established based on historical percentages and the loans charged off and recoveries to establish an appropriate amount to maintain in the Company's allowance for loan loss. If the basis of the Company's assumptions change, the allowance for loan loss would either decrease or increase and the Company would increase or decrease the provision for loan loss charged to operations accordingly.

Recent Accounting Standards Issued

        See Note 1—New Accounting Standards in the accompanying notes to the consolidated financial statements for details of recently issued and recently adopted accounting standards and their impact on the Company's consolidated financial statements.

Common Stock and Dividends

        The Company had issued and outstanding 50,899,550 shares of $1.00 par value Common Stock held by approximately 2,447 holders of record at March 7, 2005. The book value of the stock, adjusted for stock dividends, at December 31, 2004 was $16.49 per share compared with $12.94 per share at December 31, 2003.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 2003 and 2004, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2004. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $36.75 per share at March 7, 2005.

		High	Low
2004:	First quarter	$44.17	$36.80
	Second quarter	43.52	32.20
	Third quarter	40.42	32.96
	Fourth quarter	41.52	35.36
		High	Low
2003:	First quarter	$33.57	$28.60
	Second quarter	39.39	27.40
	Third quarter	35.66	28.01
	Fourth quarter	38.18	33.20

        The Company paid cash dividends to the shareholders in 2004 of $.50 ($.40, adjusted for the effect of stock dividends) and $.40 per share on April 30, 2004 and November 1, 2004, respectively to all holders of record on April 15, 2004 and October 15, 2004, respectively, or $39,767,000 in the aggregate during 2004. In 2003, the Company paid cash dividends of $.27 per share on April 15, and $.40 per share on October 15, adjusted for stock dividends, or $32,625,000 in the aggregate. The Company has no set schedule for paying cash or stock dividends and does not guarantee that they will be declared in the future. In addition, the Company has issued stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 18, 2000	25%
May 17, 2001	25%
May 20, 2002	25%
May 19, 2003	25%
May 3, 2004	25%

        The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 21 of notes to Consolidated Financial Statements.

Stock Repurchase Program

        The Company expanded its formal stock repurchase program on December 16, 2004. Under the expanded stock repurchase program, the Company is authorized to repurchase up to $175,000,000 of its Common Stock through December 31, 2005. Stock repurchases may be made from time to time on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of March 7, 2005, a total of 3,663,577 shares had been repurchased under this program at a cost of $145,650,000, which shares are now reflected as 7,253,456 shares of treasury stock as adjusted for stock dividends. Stock repurchases are reviewed quarterly at the Company's Board of Directors meetings and the Board of Directors has stated that the aggregate investment in treasury stock should not exceed $195,973,000. In the past, the Board of Directors has increased previous caps on treasury stock once they were met, but there are no assurances that an increase of the $195,973,000 cap will occur in the future. As of March 7, 2005, the Company has approximately $166,624,000 invested in treasury shares, which amount has been accumulated since the inception of the Company.

        Share repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about share repurchases for the quarter ended December 31, 2004.

	Total Number of Shares Purchased	Average Price Paid Per Share	Shares Purchased as Part of a Publicly- Announced Program	Approximate Dollar Value of Shares Available for Repurchase(1)
October 1—October 31, 2004	—	$—	—	$29,675,000
November 1—November 30, 2004	—	—	—	29,675,000
December 1—December 31, 2004	7,324	39.90	—	29,383,000

	7,324	$39.90	—

(1)
The formal stock repurchase program was initiated in 1999 and has been expanded periodically. The current program allows for the repurchase of up to $175,000,000 of treasury stock through December 2005 of which $29,383,000 is remaining.

Recent Sales of Unregistered Securities

        On December 31, 2004, 7,324 shares of unregistered Common Stock were issued pursuant to the exercise of options at an exercise price of $13.32, adjusted for stock dividends, by certain employees of the GulfStar Group, who are not executive officers of the Company. Neither the options nor the shares of Common Stock of the Company underlying these options were registered under the Company's 1996 Stock Option Plan. The shares were issued in a transaction by the Company not involving a public offering, which was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933. The shares of Company Common Stock issued are restricted securities and are subject to resale restrictions.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2004, with respect to the Company's equity compensation plans:

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	1,298,745	$14.90	388,157
Equity Compensation plans not approved by security holders(1)	139,160	13.32	—

Total	1,437,905	$14.75	388,157

(1)
The Company granted non-qualified stock options exercisable for a total of 139,160 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under any of the approved Stock Option Plans. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on or about the date of grant.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        As discussed in notes 1 and 11 to the consolidated financial statements, effective December 31, 2003, the Company changed its method of accounting for its investment in its statutory business trusts, and as discussed in note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

        We also have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

San Antonio, Texas
March 15, 2005

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2004 and 2003

(Dollars in Thousands, Except Per Share Amounts)

	2004	2003
Assets
Cash and due from banks	$174,770	$152,229
Federal funds sold	21,000	63,500

Total cash and cash equivalents	195,770	215,729
Time deposits with banks	396	100
Investment securities:
Held to maturity (Market value of $2,385 on December 31, 2004 and $2,160 on December 31, 2003)	2,385	2,160
Available for sale (Amortized cost of $3,851,741 on December 31, 2004 and $3,019,584 on December 31, 2003)	3,874,833	3,039,341

Total investment securities	3,877,218	3,041,501
Loans, net of unearned discounts	4,888,974	2,749,000
Less allowance for possible loan losses	(84,905)	(48,646)

Net loans	4,804,069	2,700,354
Bank premises and equipment, net	302,230	220,602
Accrued interest receivable	41,140	28,891
Other investments	301,578	244,113
Identified intangible assets, net	44,400	5,892
Goodwill, net	289,262	67,442
Other assets	61,888	53,686

Total assets	$9,917,951	$6,578,310

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition, continued

December 31, 2004 and 2003

(Dollars in Thousands, Except Per Share Amounts)

	2004	2003
Liabilities
Deposits:
Demand—non-interest bearing	$1,150,999	$814,470
Savings and interest bearing demand	2,232,102	1,395,618
Time	3,188,003	2,225,611

Total deposits	6,571,104	4,435,699
Federal funds purchased and securities sold under repurchase agreements	619,806	501,296
Other borrowed funds	1,670,199	845,272
Junior subordinated deferrable interest debentures	235,395	172,254
Other liabilities	68,357	46,406

Total liabilities	9,164,861	6,000,927

Shareholders' equity:
Common shares of $1.00 par value. Authorized 75,000,000 shares; issued 68,431,225 shares on December 31, 2004 and 52,774,176 shares on December 31, 2003	68,431	52,774
Surplus	130,597	37,777
Retained earnings	705,642	639,606
Accumulated other comprehensive income	15,010	12,842

	919,680	742,999
Less cost of shares in treasury, 17,610,126 shares on December 31, 2004 and 14,068,296 shares on December 31, 2003	(166,590)	(165,616)

Total shareholders' equity	753,090	577,383

Total liabilities and shareholders' equity	$9,917,951	$6,578,310

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2004, 2003 and 2002

(Dollars in Thousands, Except Per Share Amounts)

	2004	2003	2002
Interest income:
Loans, including fees	$236,079	$176,800	$183,803
Time deposits with banks	92	9	36
Federal funds sold	1,577	594	671
Investment securities:
Taxable	109,092	135,132	164,272
Tax-exempt	5,071	5,146	4,990
Other interest income	467	370	156

Total interest income	352,378	318,051	353,928

Interest expense:
Savings deposits	13,797	10,168	14,185
Time deposits	44,659	41,013	57,907
Federal funds purchased and securities sold under repurchase agreements	19,865	18,770	19,696
Other borrowings	16,746	15,839	17,587
Junior subordinated deferrable interest debentures	13,152	8,935	7,040
Senior notes	383	—	—

Total interest expense	108,602	94,725	116,415

Net interest income	243,776	223,326	237,513
Provision for possible loan losses	6,500	8,291	8,541

Net interest income after provision for possible loan losses	237,276	215,035	228,972

Non-interest income:
Service charges on deposit accounts	73,877	60,022	52,648
Other service charges, commissions and fees
Banking	19,320	14,104	13,000
Non-banking	7,083	11,801	5,669
Investment securities transactions, net	8,884	23,390	2,303
Other investments, net	13,012	8,606	(2,598)
Other income	12,640	9,350	14,623

Total non-interest income	134,816	127,273	85,645

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2004, 2003 and 2002

(Dollars in Thousands, Except Per Share Amounts)

	2004	2003	2002
Non-interest expense:
Employee compensation and benefits	$83,631	$72,860	$65,907
Occupancy	18,403	12,050	13,211
Depreciation of bank premises and equipment	18,975	18,105	16,153
Professional fees	6,513	7,545	6,089
Stationery and supplies	5,075	3,855	4,079
Amortization of identified intangible assets	3,681	1,276	1,812
Advertising	10,082	7,011	6,010
Other	48,820	37,052	41,582

Total non-interest expense	195,180	159,754	154,843

Income before income taxes	176,912	182,554	159,774
Provision for income taxes	57,880	60,426	54,013

Income before cumulative effect of a change in accounting principle	119,032	122,128	105,761
Cumulative effect of a change in accounting principle, net of tax	—	—	(5,130)

Net income	$119,032	$122,128	$100,631

Basic earnings per common share:
Weighted average number of shares outstanding:	49,707,319	48,362,449	49,944,476
Income before cumulative effect of a change in accounting principle	$2.39	$2.53	$2.12
Cumulative effect of a change in accounting principle, net of tax	—	—	(.11)

Net income	$2.39	$2.53	$2.01

Fully diluted earnings per common share:
Weighted average number of shares outstanding:	50,704,445	49,334,313	51,086,371
Income before cumulative effect of a change in accounting principle	$2.35	$2.48	$2.07
Cumulative effect of a change in accounting principle, net of tax	—	—	(.10)

Net income	$2.35	$2.48	$1.97

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2004, 2003, and 2002

(Dollars in Thousands)

	2004	2003	2002
Net income	$119,032	$122,128	$100,631
Other comprehensive income, net of tax:
Net unrealized (losses) gains on securities available for sale arising during the year	(6,361)	(82,728)	31,809
Reclassification adjustment for gains on securities available for sale included in net income	8,529	44,997	543
Change in fair value of equity method investee's derivatives	—	616	(616)

Comprehensive income	$121,200	$85,013	$132,367

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2004, 2003 and 2002

(in Thousands)

	Number of Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2001	33,214	$33,214	$27,564	$490,328	$18,221	$(72,299)	$497,028
Net income	—	—	—	100,631	—	—	100,631
Dividends:
Shares issued	8,331	8,331	—	(8,331)	—	—	—
Cash	—	—	—	(22,015)	—	—	(22,015)
Purchase of treasury stock	—	—	—	—	—	(63,594)	(63,594)
Exercise of stock options	221	221	3,257	—	—	—	3,478
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	32,352	—	32,352
Change in fair value of equity method investee's derivatives	—	—	—	—	(616)	—	(616)

Balance at December 31, 2002	41,766	41,766	30,821	560,613	49,957	(135,893)	547,264
Net income	—	—	—	122,128	—	—	122,128
Dividends:
Shares issued	10,510	10,510	—	(10,510)	—	—	—
Cash	—	—	—	(32,625)	—	—	(32,625)
Purchase of treasury stock	—	—	—	—	—	(29,723)	(29,723)
Exercise of stock options	498	498	6,956	—	—	—	7,454
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	(37,731)	—	(37,731)
Change in fair value of equity method investee's derivatives	—	—	—	—	616	—	616

Balance at December 31, 2003	52,774	52,774	37,777	639,606	12,842	(165,616)	577,383
Net income	—	—	—	119,032	—	—	119,032
Dividends:
Shares issued	13,229	13,229	—	(13,229)	—	—	—
Cash	—	—	—	(39,767)	—	—	(39,767)
Purchase of treasury stock	—	—	—	—	—	(974)	(974)
Exercise of stock options	313	313	3,761	—	—	—	4,074
Tax benefit for exercise of stock options	—	—	1,192	—	—	—	1,192
Stock issued in acquisition	2,115	2,115	87,867	—	—	—	89,982
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	2,168	—	2,168

Balance at December 31, 2004	68,431	$68,431	$130,597	$705,642	$15,010	$(166,590)	$753,090

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

(Dollars in Thousands)

	2004	2003	2002
Operating activities:
Net income:	$119,032	$122,128	$100,631
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charges and write downs on investments	—	—	9,393
Provision for possible loan losses	6,500	8,291	8,541
Depreciation of bank premises and equipment	18,975	18,105	16,153
(Gain) Loss on sale of bank premises and equipment	(3,230)	121	(2,129)
Depreciation and amortization of leasing assets	1,687	1,890	2,694
Gain on sale of branch banks	—	—	(3,087)
Accretion of investment securities discounts	(611)	(861)	(4,046)
Amortization of investment securities premiums	29,215	32,303	16,909
Investment securities transactions, net	(8,884)	(23,390)	(2,303)
Accretion of junior subordinated debenture discounts	1,026	—	—
Amortization of identified intangible assets	3,681	1,276	1,812
Equity in (earnings) loss from affiliates and other investments	(11,993)	(6,866)	4,531
Deferred tax expense (benefit)	11,353	6,153	(655)
(Increase) decrease in accrued interest receivable	(3,983)	6,302	(1,537)
Decrease (increase) in other assets	20,341	(14,794)	(896)
Net decrease in other liabilities	(24,840)	(4,756)	(11,254)

Net cash provided by operating activities	158,269	145,902	134,756

Investing activities:
Proceeds from maturities of securities	29,558	5,400	5,330
Proceeds from sales of available for sale securities	875,816	1,239,766	330,152
Purchases of available for sale securities	(2,223,915)	(3,098,209)	(1,749,496)
Principal collected on mortgage-backed securities	791,425	1,818,213	1,300,115
Proceeds from matured time deposits with banks	87,400	—	1,253
Purchases of time deposits with banks	(296)	(1)	(99)
Net decrease (increase) in loans	55,697	16,704	(161,450)
Purchases of other investments	(5,161)	(30,565)	(11,166)
Distributions from other investments	53,227	2,562	5,275
Purchases of bank premises and equipment	(51,866)	(54,003)	(15,056)
Proceeds from sales of bank premises and equipment	4,648	652	3,371
Cash paid in purchase transaction	(276,555)	—	—
Cash acquired in purchase transaction	66,009	—	—
Cash disposed in sale transactions	—	—	(44,010)

Net cash used in investing activities	(594,013)	(99,481)	(335,781)

See accompanying notes to consolidated financial statements.

	2004	2003	2002
Financing activities:
Net increase (decrease) in non-interest bearing demand deposits	103,547	130,504	(11,272)
Net increase in savings and interest bearing demand deposits	70,306	132,711	107,068
Net increase (decrease) in time deposits	24,361	(67,415)	(95,459)
Net increase (decrease) in securities sold under repurchase agreements	74,372	43,381	(256,760)
Proceeds from issuance of other borrowed funds and long term debt	2,335,000	3,140,000	2,055,329
Principal payments on other borrowed funds	(2,134,455)	(3,345,585)	(1,646,768)
Principal payments on senior notes	(21,295)	—	—
Proceeds from issuance of junior subordinated deferrable interest debentures	—	36,402	—
Purchase of treasury stock	(974)	(29,723)	(63,594)
Proceeds from stock transactions	4,690	7,454	3,478
Payments of cash dividends	(39,729)	(32,599)	(21,984)
Payments of cash dividends in lieu of fractional shares	(38)	(26)	(31)

Net cash provided by financing activities	415,785	15,104	70,007

Increase (decrease) in cash and cash equivalents	(19,959)	61,525	(131,018)

Cash and cash equivalents at beginning of year	215,729	154,204	285,222

Cash and cash equivalents at end of year	$195,770	$215,729	$154,204

Supplemental cash flow information:
Interest paid	$96,709	$93,337	$123,963
Income taxes paid	36,277	54,866	51,759

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

        The Company early adopted the provisions of FIN 46R as of December 31, 2003 and deconsolidated its investment in eight statutory business trusts formed for the purpose of issuing trust preferred securities. Three statutory business trusts that were acquired in the Company's acquisition of Local Financial Corporation are also deconsolidated under the provisions of FIN 46R.

        The Company, through its subsidiaries, is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The primary markets of the Company are South, Central, and Southeast Texas and the state of Oklahoma. Each bank subsidiary is very active in facilitating international trade along the United States border with Mexico and elsewhere. Although the Company's loan portfolio is diversified, the ability of the Company's debtors to honor their contracts is primarily dependent upon the economic conditions in the Company's trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain Federal agencies as well as the Texas Department of Banking and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

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

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities classified as "held-to-maturity" are carried at amortized cost for financial statement reporting, while securities classified as "available-for-sale" and "trading" are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the two year period ended December 31, 2004.

        Mortgage-backed securities held at December 31, 2004 and 2003 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans adjusted for anticipated prepayments. Income recognized under the straight-line method is not materially different from income that would be recognized under the level yield or "interest method". Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

        Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's bank subsidiaries' allowances for possible loan losses. Such agencies may require the Company's bank subsidiaries to recognize additions or reductions to their allowances based on their judgments of information available to them at the time of their examination.

Loans

        Loans are reported at the principal balance outstanding, net of unearned discounts. Interest income on loans is reported on an accrual basis. Loan fees and costs associated with originating the loans are amortized over the life of the loan.

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

        Recognition of deferred tax assets is based on management's belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that the tax benefits will not be realized.

Stock Options

        In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R ("SFAS No. 123R"), "Share-Based Payment (Revised 2004)." SFAS 123R eliminates the ability to account for stock-based compensation using Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees,"

and requires that such transactions be recognized as compensation expense in the consolidated statement of income based on their fair values on the date of the grant. The Company will be required to adopt the provisions of SFAS No. 123R on July 1, 2005. See further discussion in this note under the heading "New Accounting Standards."

        At December 31, 2004, the Company had one stock-based employee compensation plan and certain options granted outside the plan. The Company accounts for options under the recognition and measurement principles of APB 25, and related interpretations. No stock-based employee cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table, as prescribed by SFAS No. 148, illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation.

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands, except per share data)

Net income, as reported	$119,032	$122,128	$100,631
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax related effects	(473)	(604)	(972)

Pro forma net income	$118,559	$121,524	$99,659

Earnings per share:
Basic earnings
As reported	$2.39	$2.53	$2.01
Pro forma	2.39	2.51	2.00
Diluted earnings
As reported	$2.35	$2.48	$1.97
Pro forma	2.34	2.46	1.95

Advertising

        Advertising costs are expensed as incurred.

Net Income Per Share

        Basic Earnings Per Share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations, if dilutive, using the treasury stock method.

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

        The Company fully adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and discontinued amortizing goodwill relating to business combinations consummated before July 1, 2001. As of the date of the adoption, the Company had unamortized goodwill in the amount of $69,639,000 and unamortized identifiable intangible assets in the amount of $21,978,000. The Company evaluated its existing intangible assets and goodwill that were acquired in prior purchase business combinations and determined that no reclassifications were necessary in order to conform with the new classification criteria in SFAS No. 141 for recognition apart from goodwill. The Company reassessed the useful lives and residual values of all intangible assets acquired in purchase business combinations and determined that no amortization adjustments were necessary and no intangible assets had indefinite lives.

        As of January 1, 2002, the Company performed an assessment of whether there was an indication that goodwill was impaired. The Company concluded that it was probable that the goodwill related to its investment services reporting unit was impaired. The amount of the impairment was $7,893,000 or $5,130,000, net of tax, which has been reported as a cumulative effect of a change in accounting principle, net of tax for the year ended December 31, 2002. The fair value of the investment services unit was estimated using a combination of capitalized cash flows, discounted cash flows and multiples based on publicly traded companies' market capitalization to sales.

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

Guarantor's Accounting and Disclosure Requirements for Guarantees

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This Interpretation also incorporates, without change, the guidance in Financial Accounting Standards Board Interpretation No. 34 ("FIN 34"), "Disclosure of Indirect Guarantees of Indebtedness of Others," which has been superceded. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligations to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial recognition and initial measurement provisions of FIN 45 were applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002, and are included in the notes to the Company's consolidated financial statements. The adoption of FIN 45 did not have a significant impact on the Company's consolidated financial statements.

Reclassifications

        Certain amounts in the prior year's presentations have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income.

New Accounting Standards

        In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, ("SFAS No. 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies, measures and discloses in its financial statements certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify financial instruments that are within its scope as liabilities, in most circumstances. Such financial instruments include (i) financial instruments that are issued in the form of shares that are mandatorily redeemable; (ii) financial instruments that embody an obligation to repurchase the issuer's equity shares, or are indexed to such an obligation, and that require the issuer to settle the obligation by transferring assets; (iii) financial instruments that embody an obligation that the issuer may settle by issuing a variable number of its equity shares if, at inception, the monetary value of the obligation is predominantly based on a fixed amount, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares; and (iv) certain freestanding financial instruments. SFAS No. 150 was originally effective for contracts entered into or modified after May 31, 2003, and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003. At its October 29, 2003, meeting, the Financial Accounting Standards Board decided to defer the effective date of SFAS No. 150, as it relates to classification and measurement requirements for manditorily redeemable financial instruments that become subject to SFAS No. 150 solely as a result of consolidation. Adoption of the remaining provisions of SFAS No. 150 on July 1, 2003 did not have an impact on the Company's consolidated financial statements.

        In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, ("SFAS No. 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and clarifies financial accounting and reporting for derivative instruments including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 149 improves financial reporting by requiring that contracts with comparable characteristics to be accounted for similarly. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investments meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of underlying to conform to the language in Financial Accounting Standards Board Interpretation No. 45, and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003; however, the provisions of SFAS No. 149 that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 did not have a significant impact on the Company's consolidated financial statements.

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, ("SFAS No. 123R"), "Share-Based Payment, an Amendment of Statements No. 123 and 95." The revision to the existing SFAS No. 123 eliminates the ability of public companies to account for stock-based compensation using Accounting Principles Board Opinion No. 25

("APB 25"), "Accounting for Stock Issues to Employees" and requires such transactions be recognized as compensation expense in the Company's consolidated financial statements based on the fair value of the options issued as of their grant date. Companies transitioning to the fair value method of accounting for stock-based compensation are required to do so under the "modified prospective method." Under this transitional method, SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after the required effective date. Compensation expense for that portion of existing options for which the requisite service period has not been met and are still outstanding, shall be recognized as the service is rendered on or after the required effective date. The compensation cost for those awards shall be based on the fair value on the grant date of those awards as calculated for either recognition or pro-forma disclosures under SFAS No. 123. SFAS No. 123R would be effective for the Company for interim and reporting periods after June 15, 2005. Based on the stock-based compensation awards outstanding as of December 31, 2004 for which the requisite service is not expected to be fully rendered prior to July 1, 2005, the Company expects to recognize additional pre-tax quarterly compensation cost of $97,000 beginning in the third quarter of 2005 as a result of the adoption of SFAS No. 123R. Future levels of compensation cost recognized related to stock-based compensation awards (including the aforementioned expected costs during the period of adoption) may be impacted by new awards and/or modifications, repurchases and cancellations of existing awards before and after the adoption of SFAS No. 123R.

        In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3 ("SOP 03-3"), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to loans and debt securities acquired individually, in pools or as part of a business combination and does not apply to originated loans. The application of SOP 03-3 limits the interest income, including the accretion of purchase price discounts, that may be recognized for certain loans and debt securities. Additionally, SOP 03-3 does not allow the excess of contractual cash flows over cash flows expected to be collected to be recognized as an adjustment of yield, loss accrual or valuation allowance, such as the allowance for possible loan losses. SOP 03-3 requires that increases in expected cash flows subsequent to the initial investment be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. In the case of loans acquired in a business combination where the loans show signs of credit deterioration, SOP 03-3 represents a significant change from current purchase accounting practice whereby the acquiree's allowance for loan losses is typically added to the acquirer's allowance for loan losses. SOP 03-3 is effective for loans and debt securities acquired by the Company beginning January 1, 2005. The adoption of this new standard is not expected to have a significant impact on the Company's consolidated financial statements.

        In December 2003, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued. SFAS No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The Statement revises the disclosure requirements contained in the original SFAS No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. The adoption of SFAS No. 132 did not have an impact on the Company's consolidated financial statements.

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

(2) Acquisition

        On June 18, 2004, the Company acquired Local Financial Corporation ("LFIN"), an Oklahoma based bank holding company with approximately $3.0 billion in assets. The acquisition was effected pursuant to the Agreement and Plan of Merger dated as of January 22, 2004 (the "Merger Agreement"). The Company paid consideration totaling approximately $276.6 million in cash and 2.11 million shares of Company common stock. The aggregate purchase price was $367.4 million. Under the terms of the Merger Agreement, LFIN shareholders were entitled to elect to receive either cash or Company common stock in the merger, subject to the requirement that 75% of LFIN's shares be exchanged for cash and 25% be exchanged for Company common stock. Based on the elections of LFIN shareholders and the terms of the Merger Agreement, LFIN shares held by LFIN shareholders who elected to receive shares of Company common stock in the Merger and LFIN shareholders who did not timely make a cash/stock election were exchanged entirely for shares of Company common stock. As to those LFIN shares for which an election to receive cash was timely made, each such share was exchanged for approximately $20.59 in cash and 0.033 shares of Company common stock. The exchange rate for those LFIN shareholders receiving Company common stock in the Merger was 0.5170 shares of Company common stock for each share of LFIN.

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition, in thousands. The Company has completed its valuations of certain intangible assets, and as a result the allocation of the purchase price has been completed.

As of June 18, 2004
(Dollars in thousands)
Assets
Cash and cash equivalents	$66,009
Time deposits with banks	87,400
Investment securities	331,656
Net loans	2,152,912
Bank premises and equipment	50,155
Accrued interest receivable	8,266
Other investments	93,538
Identified intangible asset	42,188
Goodwill	221,814
Other assets	30,230

Total assets acquired	3,084,168

Liabilities
Demand deposits	232,982
Savings deposits	766,178
Time deposits	938,031
Securities sold under repurchase agreements	44,138
Other borrowed funds	624,382
Senior notes	21,295
Other liabilities	89,764

Total liabilities assumed	2,716,770

Net assets acquired	$367,398

        The following table reflects the pro forma results of operations for the years ended December 31, 2004 and 2003, as though the acquisition had been completed as of January 1, 2003 (dollars in thousands, except per share data):

	Year Ended December 31, 2004	Year Ended December 31, 2003
Interest income	$417,945	$468,855
Interest expense	136,886	161,032

Net interest income	281,059	307,823
Provision for possible loan losses	18,000	14,891
Non-interest income	150,917	161,047
Non-interest expense	267,923	232,301

Income before income taxes	146,053	221,678
Income taxes	47,962	71,455

Net income	$98,091	$150,223

Per common share:
Basic	$1.97	$3.11
Diluted	$1.93	$3.05

        Included in the non-interest expense of the combined operations for the year ended December 31, 2004 are certain costs associated with contractual obligations related to the closing of the transaction.

(3) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2004 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)

Other securities	$2,385	$—	$—	$2,385	$2,385

Total investment securities	$2,385	$—	$—	$2,385	$2,385

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)

U.S. Treasury securities	$9,285	$—	$(9)	$9,276	$9,276
Mortgage-backed securities	3,725,751	20,617	(3,143)	3,743,225	3,743,225
Obligations of states and political subdivisions	99,240	5,084	(7)	104,317	104,317
Other securities	5,140	—	(360)	4,780	4,780
Equity securities	12,325	926	(16)	13,235	13,235

Total investment securities	$3,851,741	$26,627	$(3,535)	$3,874,833	$3,874,833

        The amortized cost and estimated fair value of investment securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)

Due in one year or less	$235	$235	$9,285	$9,276
Due after one year through five years	2,150	2,150	—	—
Due after five years through ten years	—	—	2,300	2,397
Due after ten years	—	—	102,080	106,700
Mortgage-backed securities	—	—	3,725,751	3,743,225
Equity securities	—	—	12,325	13,235

Total investment securities	$2,385	$2,385	$3,851,741	$3,874,833

        The amortized cost and estimated fair value by type of investment security at December 31, 2003 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)

Other securities	$2,160	$—	$—	$2,160	$2,160

Total investment securities	$2,160	$—	$—	$2,160	$2,160

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)

U.S. Treasury securities	$21,825	$187	$—	$22,011	$22,011
Mortgage-backed securities	2,859,050	19,283	(10,040)	2,868,293	2,868,293
Obligations of states and political subdivisions	104,736	5,654	(8)	110,382	110,382
Other securities	24,148	4,052	—	28,200	28,200
Equity securities	9,825	629	—	10,455	10,455

Total investment securities	$3,019,584	$29,805	$(10,048)	$3,039,341	$3,039,341

        Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and the Government National Mortgage Association ("Ginnie Mae").

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $1,887,879,000 and $1,904,736,000, respectively, at December 31, 2004.

        Proceeds from the sale of securities available-for-sale were $875,816,000, $1,239,766,000 and $330,152,000 during 2004, 2003 and 2002, respectively. Gross gains of $12,818,000, $29,517,000 and $2,396,000 and gross losses of $3,934,000, $6,127,000 and $93,000 were realized on the sales in 2004, 2003 and 2002, respectively.

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
U.S. Treasury securities	$7,979	$(9)	$—	$—	$7,979	$(9)
Mortgage-backed securities	590,883	(2,164)	264,647	(979)	855,530	(3,143)
Obligations of states and political subdivisions	—	—	125	(7)	125	(7)
Other securities	9,765	(376)	—	—	9,765	(376)

	$608,627	$(2,549)	$264,772	$(986)	$873,399	$(3,535)

        The unrealized losses on investments in mortgage-backed securities and U.S. treasury securities are caused by changes in market interest rates. The contractual cash obligations of the securities are guaranteed by Freddie Mac, Fannie Mae, Ginnie Mae and the U.S. Treasury. The decrease in fair value is due to market interest rates and not other factors, and because the Company has the ability to hold these investments until a market price recovery, maturity of the securities, or a modification of the Company's investment strategy, it is the conclusion of the Company that the investments are not considered other-than-temporarily impaired.

        The unrealized losses on investments in obligations of state and political subdivisions and other securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the municipality or entity underwriting the debt instrument. It is the belief of the Company that the municipality or entity issuing the debt will honor its interest payment schedule, as well as the full debt at maturity. The securities are purchased by the Company for their economic value. The decrease in fair value is primarily due to market interest rates and not other factors, and because the Company has the ability to hold these investments until a market price recovery, maturity of the securities, or a modification of the Company's investment strategy, it is the conclusion of the Company that the investments are not considered other-than-temporarily impaired.

(4) Loans

        A summary of net loans, by loan type at December 31, 2004 and 2003 is as follows:

	December 31,
	2004	2003
	(Dollars in thousands)

Commercial, financial and agricultural	$2,710,270	$1,400,173
Real estate—mortgage	960,599	495,481
Real estate—construction	749,689	492,208
Consumer	229,302	139,987
Foreign	239,622	222,797

Total loans	4,889,482	2,750,646
Unearned discount	(508)	(1,646)

Loans, net of unearned discount	$4,888,974	$2,749,000

(5) Allowance for Possible Loan Losses

        A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004	2003	2002
	(Dollars in Thousands)

Balance at December 31,	$48,646	$44,213	$40,065

Losses charged to allowance	(9,513)	(4,943)	(5,257)
Recoveries credited to allowance	5,407	1,085	1,329

Net losses charged to allowance	(4,106)	(3,858)	(3,928)
Provision charged to operations	6,500	8,291	8,541
Acquired (disposed) in purchase or sale transactions	33,865	—	(465)

Balance at December 31,	$84,905	$48,646	$44,213

        Loans accounted for on a non-accrual basis at December 31, 2004, 2003 and 2002 amounted to $30,773,000, $20,960,000 and $3,649,000, respectively. The effect of such non-accrual loans reduced interest income by $1,203,000, $1,870,000 and $567,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

        The increase in non-accrual loans from 2003 to 2004 can be attributed to certain loans the Company acquired in the LFIN acquisition. The increase in non-accrual loans from 2002 to 2003 can be attributed to two fully secured credits the Company placed on non-accrual status, totaling approximately $17,800,000. On January 7, 2004, management determined that one of the fully secured credits be returned to accrual status and on March 1, 2004, management determined that the second of the two fully secured credits also be returned to accrual status.

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

        The following table details key information regarding the Company's impaired loans:

	2004	2003	2002
	(Dollars in Thousands)

Balance of impaired loans where there is a related allowance for loan loss	$37,037	$24,216	$3,428
Balance of impaired loans where there is no related allowance for loan loss	—	—	—

Total impaired loans	$37,037	$24,216	$3,428

Allowance allocated to impaired loans	$15,666	$899	$720

        The impaired loans included in the table above were primarily comprised of collateral dependent commercial loans, which have not been fully charged off. The average recorded investment in impaired loans was $34,226,000, $13,090,000, and $4,289,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The increase in impaired loans can be attributed to the LFIN acquisition. The interest recognized on impaired loans was not significant.

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2004 was adequate to absorb probable losses from loans in the portfolio at that date.

(6) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2004 and 2003 were as follows:

	Estimated useful lives	2004	2003
		(Dollars in Thousands)

Bank buildings and improvements	5 - 40 years	$229,007	$171,352
Furniture, equipment and vehicles	1 - 20 years	159,289	132,699
Land		52,701	37,819
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	970	1,021
Less: accumulated depreciation		(139,737)	(122,289)

Bank premises and equipment, net		$302,230	$220,602

(7) Goodwill and Other Intangible Assets

        The Company's identified intangibles are all in the form of amortizable core deposit premium. The Company acquired $42,188,000 in identified intangibles in the form of core deposit premium in the LFIN acquisition, which will be amortized over a ten year period. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)

December 31, 2004
Core deposit premium	$56,338	$11,938	$44,400

December 31, 2003:
Core deposit premium	$14,150	$8,258	$5,892

        Amortization expense of intangible assets for the years ended December 31, 2004, 2003 and 2002, was $3,681,000, $1,276,000 and $1,812,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

        Fiscal year ending:

Total
(in thousands)
2005	$5,205
2006	4,837
2007	4,837
2008	4,837
2009	4,837
Thereafter	19,847

Total	$44,400

        There were no changes in the carrying amount of goodwill for the year ended December 31, 2003. Changes in the carrying amount of goodwill for the year ended December 31, 2004 were as follows:

Balance at December 31, 2003	$67,442
Adjustments to deferred tax asset and goodwill relating to a 2004 acquisition	6
Acquisition of goodwill related to the acquisition of LFIN (note 2)	221,814

Balance as of December 31, 2004	$289,262

(8) Deposits

        Deposits as of December 31, 2004 and 2003 and related interest expense for the years ended December 31, 2004, 2003 and 2002 were as follows:

	2004	2003
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,028,651	$726,500
Foreign	122,348	87,970

Total demand non-interest bearing	1,150,999	814,470

Savings and interest bearing demand
Domestic	1,882,791	1,060,365
Foreign	349,311	335,253

Total savings and interest bearing demand	2,232,102	1,395,618

Time, certificates of deposit
$100,000 or more
Domestic	914,078	510,766
Foreign	1,005,930	956,986
Less than $100,000
Domestic	916,781	417,302
Foreign	351,214	340,557

Total time, certificates of deposit	3,188,003	2,225,611

Total deposits	$6,571,104	$4,435,699

	2004	2003	2002
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$11,991	$8,145	$11,320
Foreign	1,806	2,023	2,865

Total savings and interest bearing demand	13,797	10,168	14,185

Time, certificates of deposit
$100,000 or more
Domestic	10,483	9,314	13,442
Foreign	17,327	19,026	24,743
Less than $100,000
Domestic	12,396	7,890	12,652
Foreign	4,453	4,783	7,070
Total time, certificates of deposit	44,659	41,013	57,907

Total interest expense on deposits	$58,456	$51,181	$72,092

(9) Federal Funds Purchased and Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with Salomon Brothers and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $526,447,000 and $473,365,000 during 2004 and 2003, respectively, and the maximum amount outstanding at any month end during 2004 and 2003 $572,320,000 and $501,296,000, respectively.

        Further information related to repurchase agreements at December 31, 2004 and 2003 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2004 term:
Overnight agreements	$129,589	$129,959	$99,216	1.49%
1 to 29 days	—	—	—	—
30 to 90 days	55,771	56,568	31,848	1.69
Over 90 days	619,040	628,508	488,742	4.01

Total	$804,400	$815,035	$619,806	3.49%

December 31, 2003 term:
Overnight agreements	$46,561	$46,827	$33,531	1.22%
1 to 29 days	1,239	1,274	362	1.00
30 to 90 days	19,520	19,806	15,516	1.29
Over 90 days	496,241	502,167	451,887	4.09

Total	$563,561	$570,074	$501,296	3.81%

        The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(10) Other Borrowed Funds

        Other borrowed funds include Federal Home Loan Bank borrowings, which are short and long term fixed borrowings issued by the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities and a portion of the Company's loan portfolio.

        Further information regarding the Company's other borrowed funds at December 31, 2004 and 2003 is set forth in the following table:

	December 31
	2004	2003
	(Dollars in Thousands)
Federal Home Loan Bank advances—short term
Balance at year end	$1,430,120	$305,000
Rate on balance outstanding at year end	2.24%	1.07%
Average daily balance	$794,577	$771,041
Average rate	1.50%	1.14%
Maximum amount outstanding at any month end	$1,430,120	$1,804,700
Federal Home Loan Bank advances—long term
Balance at year end	$240,079	$540,272
Rate on balance outstanding at year end	2.25%	1.13%
Average daily balance	$240,083	$516,833
Average rate	1.43%	1.23%
Maximum amount outstanding at any month end	$240,102	$540,695

(11) Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the LFIN acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. The Company has succeeded to the obligations of LFIN under the LFIN Debentures, which have an outstanding principal balance of $62,115,000. The Debentures will mature on various dates; however the Debentures may be redeemed at specified prepayment prices, in whole or in part after the optional redemption dates specified in the respective indentures or in whole upon the occurrence of any one of certain legal, regulatory or tax events specified in respective indentures. As of December 31, 2004, the principal amount of debentures outstanding totaled $235,395,000.

        The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the respective indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to ten consecutive semi-annual periods on Trusts I through IV and LFIN Trust II and for up to twenty consecutive quarterly periods on Trusts V through VIII and LFIN Trusts I and III. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common

Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, the Trusts are treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements prior to December 31, 2003. Since the Company's adoption of FIN 46R on December 31, 2003, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2004, the total $235,395,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit.

        The following table illustrates key information about each of the Capital Securities and their interest rate at December 31, 2004:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)

Trust I	$10,183	Fixed	10.18%	Fixed	June 2031	June 2011
Trust II	$25,597	Semi-Annually	5.74%	LIBOR + 3.75	July 2031	July 2006
Trust III	$33,789	Semi-Annually	6.44%	LIBOR + 3.75	December 2031	December 2006
Trust IV	$22,405	Semi-Annually	6.00%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,319	Quarterly	5.72%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,361	Quarterly	5.74%	LIBOR + 3.45	November 2032	November 2007
Trust VII	$10,310	Quarterly	5.41%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,316	Quarterly	5.12%	LIBOR + 3.05	October 2033	October 2008
LFIN Trust I	$41,495	Fixed	9.00%	Fixed	September 2031	September 2006
LFIN Trust II	$10,310	Semi-Annually	5.61%	LIBOR + 3.625	July 2032	July 2007
LFIN Trust III	$10,310	Quarterly	5.74%	LIBOR + 3.45	November 2032	November 2007

	$235,395

        Prior to the issuance of FIN No. 46R, the eight statutory business trusts formed by the Company were considered fully consolidated subsidiaries of the Company and reported on the consolidated statement of condition under the heading "Other borrowed funds." With the early adoption of FIN 46R, the Company deconsolidated the eight statutory business trusts and as a result the Debentures issued by the trust are reported in a separate line item, "Junior subordinated deferrable interest debentures."

(12) Earnings per Share

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2004, 2003, and 2002 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2004:
Basic EPS
Net income	$119,032	49,707,319	$2.39
Potential dilutive common shares	—	997,126

Diluted EPS	$119,032	50,704,445	$2.35

December 31, 2003:
Basic EPS
Net income	$122,128	48,362,449	$2.53
Potential dilutive common shares	—	971,864

Diluted EPS	$122,128	49,334,313	$2.48

December 31, 2002:
Basic EPS
Net income	$100,631	49,944,476	$2.01
Potential dilutive common shares	—	1,141,895

Diluted EPS	$100,631	51,086,371	$1.97

(13) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,823,000, $2,897,000 and $2,662,000 were charged to income for the years ended December 31, 2004, 2003, and 2002, respectively.

(14) International Operations

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

        A summary of assets attributable to international operations at December 31, 2004 and 2003 are as follows:

	2004	2003
	(Dollars in Thousands)
Loans:
Commercial	$179,068	$161,707
Others	60,554	61,090

	239,622	222,797
Less allowance for possible loan losses	(2,327)	(1,058)

Net loans	$237,295	$221,739

Accrued interest receivable	$1,370	$1,243

        At December 31, 2004, the Company had $95,657,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Revenues directly attributable to international operations was $11,077,000, $11,626,000 and $14,128,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

(15) Income Taxes

        The Company files a consolidated U.S. Federal income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2004	2003	2002
	(Dollars in Thousands)
Current
U.S.	$45,969	$54,199	$54,550
State	523	—	—
Foreign	35	74	118

Total current taxes	46,527	54,273	54,668
Deferred	11,353	6,153	(655)

Total income taxes	$57,880	$60,426	$54,013

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2004, 2003 and 2002 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2004	2003	2002
	(Dollars in Thousands)

Computed expected tax expense	$61,919	$63,894	$55,921
Change in taxes resulting from:
Tax-exempt interest income	(1,847)	(1,762)	(1,692)
Leasing activities	—	(461)	3,031
Employee benefits	(2,523)	(2,113)	(2,707)
State tax, net of federal income taxes	340	—	—
Other	(9)	868	(540)

Actual tax expense	$57,880	$60,426	$54,013

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are reflected below:

	2004	2003
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for possible loan losses	$29,481	$15,088
Other real estate owned	513	534
Goodwill	3,181	2,859
Accrued expenses	2,295	—
State net operating loss carryforwards	3,416	—
Valuation allowance	(801)	—
Other	3,367	138

Total deferred tax assets	41,452	18,619

Deferred tax liabilities:
Net unrealized gains on available for sale investment securities	(8,082)	(6,915)
Lease financing receivable	(20,991)	(19,244)
Bank premises and equipment, principally due to differences in depreciation	(16,632)	(4,336)
FHLB stock	(6,503)	(5,887)
Identified intangible assets	(18,052)	(4,109)
Other	(2,317)	(660)

Total deferred tax liabilities	(72,577)	(41,151)

Net deferred tax liability	$(31,125)	$(22,532)

        The net deferred tax liability of $31,125,000 and $22,532,000 at December 31, 2004 and 2003, respectively, is included in other liabilities in the consolidated statements of condition.

        As part of the Local Financial Corporation acquisition, the Company assumed $2,206,381 in net deferred tax assets.

        The valuation allowance included in the Company's deferred tax assets at December 31, 2004, represent state net operating loss carryforwards for which it is more likely than not that realization of the tax benefits related to the losses will occur. The state operating losses were acquired as part of various deferred tax items in the LFIN acquisition.

(16) Other Investments

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

        The Company's proportionate share of earnings or losses of AFT were losses of $0 and $948,000 for the years ended December 31, 2004 and 2003, respectively. Because of the losses from operations that AFT has reported as a result of the events of September 11 and the resulting impact on the airline industry, the Company evaluated its investment, which resulted in the Company recording an impairment charge of $6,081,000 in 2002.

        At December 31, 2004 and 2003, the Company's investment in AFT, excluding its proportionate share of the fair value of the AFT derivatives was $0. The Company's investment including the proportionate share of the fair value of the AFT derivatives at December 31, 2004 and 2003, was $0.

(17) Stock Options

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

        The Company granted nonqualified stock options exercisable for a total of 139,160 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under either the 1987 Plan or the 1996 Plan. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on or about the date of grant.

        The following schedule summarizes the pertinent information (adjusted for stock distributions) with regard to the Company's stock options.

	Option price per share			Options outstanding
Balance at December 31, 2001				2,210,195
Terminated	$6.44	-	17.43	(26,932)
Granted				—
Exercised	5.15	-	17.43	(221,052)

Balance at December 31, 2002				1,962,211
Terminated	$8.04	-	21.79	(13,444)
Granted	23.04	-	36.32	122,890
Exercised	6.44	-	21.79	(316,719)

Balance at December 31, 2003				1,754,938
Terminated	$9.90	-	27.40	(26,192)
Granted	32.00	-	41.80	22,562
Exercised	9.90	-	27.40	(313,403)

Balance at December 31, 2004				1,437,905

        At December 31, 2004, 2003, and 2002, 1,141,590, 944,096, and 760,121 options were exercisable, respectively, and as of December 31, 2004, 388,157 shares were available for future grants under the 1996 Plan, as amended. All options granted under the1987 Plan and the 1996 Plan had an option price of not less than the fair market value of the Company's common stock at the date of grant and a vesting period of five years.

        The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/04	Weighted Average Exercise Price
$ 6.38 - 12.58	381,989	.5 years	$10.06	381,989	$10.06
12.58 - 13.04	47,880	1.1 years	12.65	47,880	12.65
12.06 - 14.10	332,988	3.3 years	12.53	332,988	12.53
12.70 - 13.46	162,126	4.1 years	13.25	129,526	13.25
15.57 - 18.69	376,841	5.9 years	17.46	226,104	17.46
23.04 - 36.32	115,518	6.6 years	27.26	23,103	27.26
32.00 - 41.80	20,563	7.7 years	33.93	—	33.93

$ 6.38 - 41.80	1,437,905			1,141,590

        The fair values of options at date of grant were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2004	2003
Expected Life (Years)	5	5
Dividend yield	2.50%	2.50%
Interest rate	3.59%	2.96%
Volatility	25.29%	30.86%

        The Company has a formal stock repurchase program and as part of the program, the Company occasionally repurchases shares of Common Stock related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders.

(18) Commitments, Contingent Liabilities and Other Tax Matters

        The Company is involved in various legal proceedings that are in various stages of litigation. Some of these actions allege "lender liability" claims on a variety of theories and claim actual and punitive damages. The Company has determined, based on discussions with its counsel that any material loss in such actions, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material to the consolidated financial position or results of operations of the Company. However, many of these matters are in various stages of proceedings and further developments could cause management to revise its assessment of these matters.

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2004, 2003 and 2002 and non-cancellable lease commitments at December 31, 2004 were not significant.

        Cash of approximately $50,411,000 and $35,865,000 at December 31, 2004 and 2003, respectively, was maintained to satisfy regulatory reserve requirements.

        The Company's lead bank subsidiary has invested in partnerships, which have entered into several lease-financing transactions. The lease-financing transactions in two of the partnerships have been examined by the Internal Revenue Service ("IRS"). In both partnerships, the lead bank subsidiary was the owner of a ninety-nine percent (99%) limited partnership interest. The IRS has issued separate Notice of Final Partnership Administrative Adjustments ("FPAA") to the partnerships and on September 25, 2001, and January 10, 2003, the Company filed lawsuits contesting the adjustments asserted in the FPAAs.

        Prior to filing the lawsuits the Company was required to deposit the estimated tax due of approximately $4,083,000 with respect to the first FPAA, and $7,710,606 with respect to the second FPAA, with the IRS pursuant to the Internal Revenue Code. If it is determined that the amount of tax due, if any, related to the lease-financing transactions is less than the amount of the deposits, the remaining amount of the deposits would be returned to the Company.

        In order to curtail the accrual of additional interest related to the disputed tax benefits and because interest rates were unfavorable, on March 7, 2003, the Company submitted to the IRS a total of $13,640,797, which constitutes the interest that would have accrued based on the adjustments proposed in the FPAAs related to both of the lease-financing transactions. If it is determined that the amount of interest due, if any, related to the lease-financing transactions is less than the $13,640,797, the remaining amount of the prepaid interest will be refunded to the Company, plus interest thereon.

        No reliable prediction can be made at this time as to the likely outcome of the lawsuits; however, if the lawsuits are decided adversely to the partnerships, all or a portion of the $12 million in tax benefits previously recognized by the Company in connection with the Partnerships' lease-financing transactions would be in question and penalties and interest could be assessed by the IRS. The Company has accrued approximately $12 million at December 31, 2004 in connection with the lawsuits. Management intends to continue to evaluate the merits of each matter and make appropriate revisions to the accrued amount as deemed necessary.

        As part of the LFIN acquisition, the Company acquired two tax matters. The first relates to deductions taken on amended returns filed by LFIN during 2003 for the tax years ended June 30, 1999 through December 31, 2001. The refunds requested on the amended returns amounted to approximately $7,000,000. At December 31, 2003, LFIN had received approximately $2,000,000 of the total refund requested. Because all the refunds are under review by the IRS, LFIN had established a reserve equal to the $2,000,000 received and did not recognize any benefit for the remaining $5,000,000. The second tax contingency, which is also approximately $7,000,000, relates to permanent differences applicable to prior periods taken as deductions in 2002 and was received by LFIN during 2003. LFIN had recorded a reserve equal to the amounts received pending final resolution with the IRS. Both reserves are included in the current income taxes payable of the Company. The Company will continue to monitor the IRS reviews.

(19) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $56,211,000 and $48,431,000 at December 31, 2004 and 2003, respectively.

(20) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2004, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,283,806,000
Credit card lines	27,135,000
Standby letters of credit	91,171,000
Commercial letters of credit	4,486,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2004, the maximum potential amount of future payments is $91,171,000. At December 31, 2004, the fair value of these guarantees is not significant.

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

        The bank subsidiaries make commercial, real estate and consumer loans to customers principally located in South, Central and Southeast Texas and the State of Oklahoma. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions in these areas, especially in the real estate and commercial business sectors.

(21) Dividend Restrictions and Capital Requirements

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2004, the subsidiary banks could pay dividends of up to $61,000,000 to the Company without prior regulatory approval and without adversely affecting their "well capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

        As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2004 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2004:
Total Capital (to Risk Weighted Assets):
Consolidated	$714,612	11.99%	$476,782	8.00%	$595,977	10.00%
International Bank of Commerce, Laredo	534,464	10.16	420,674	8.00	525,843	10.00
International Bank of Commerce, Brownsville	65,994	18.89	27,955	8.00	34,944	10.00
International Bank of Commerce, Zapata	29,474	21.84	10,796	8.00	13,495	10.00
Commerce Bank	35,241	19.54	14,426	8.00	18,033	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$639,875	10.74%	$238,391	4.00%	$357,586	6.00%
International Bank of Commerce, Laredo	468,510	8.91	210,337	4.00	315,506	6.00
International Bank of Commerce, Brownsville	62,911	18.00	13,978	4.00	20,966	6.00
International Bank of Commerce, Zapata	28,543	21.15	5,398	4.00	8,097	6.00
Commerce Bank	32,970	18.28	7,213	4.00	10,820	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$639,875	6.91%	$370,523	4.00%	$463,154	5.00%
International Bank of Commerce, Laredo	468,510	5.86	319,979	4.00	399,974	5.00
International Bank of Commerce, Brownsville	62,911	8.41	29,928	4.00	37,410	5.00
International Bank of Commerce, Zapata	28,543	9.96	11,464	4.00	14,330	5.00
Commerce Bank	32,970	8.40	15,692	4.00	19,614	5.00

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2003 are also presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2003:
Total Capital (to Risk Weighted Assets):
Consolidated	$708,940	19.33%	$293,409	8.00%	$366,761	10.00%
International Bank of Commerce, Laredo	540,856	17.70	244,507	8.00	305,634	10.00
International Bank of Commerce, Brownsville	66,515	21.31	24,971	8.00	31,213	10.00
International Bank of Commerce, Zapata	33,387	28.06	9,519	8.00	11,898	10.00
Commerce Bank	37,003	22.18	13,345	8.00	16,681	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$634,525	17.30%	$146,704	4.00%	$220,057	6.00%
International Bank of Commerce, Laredo	502,536	16.44	122,254	4.00	183,380	6.00
International Bank of Commerce, Brownsville	63,442	20.33	12,485	4.00	18,728	6.00
International Bank of Commerce, Zapata	32,503	27.32	4,759	4.00	7,139	6.00
Commerce Bank	34,895	20.92	6,672	4.00	10,008	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$634,525	8.75%	$290,122	4.00%	$362,653	5.00%
International Bank of Commerce, Laredo	502,536	8.63	232,796	4.00	290,995	5.00
International Bank of Commerce, Brownsville	63,442	8.36	30,363	4.00	37,954	5.00
International Bank of Commerce, Zapata	32,503	11.24	11,571	4.00	14,464	5.00
Commerce Bank	34,895	9.21	15,159	4.00	18,948	5.00

(22) Fair Value of Financial Instruments

       The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2004 and 2003 are outlined below.

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

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2004 and 2003, the carrying amount of fixed rate performing loans was $1,681,916,000 and $765,458,000 respectively, and the estimated fair value was $1,679,719,000 and $775,280,000, respectively.

        Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market and specific borrower information. As of December 31, 2004 and 2003, the net carrying amount of non-performing loans was a reasonable estimate of the fair value.

  Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2004 and 2003. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2004 and 2003, the carrying amount of time deposits was $3,188,003,000 and $2,225,611,000, respectively, and the estimated fair value was $3,197,198,000 and $2,211,589,000, respectively.

  Federal Funds Purchased and Securities Sold Under Repurchase Agreements and Other Borrowed Funds

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2004 and 2003.

  Junior Subordinated Deferrable Interest Debentures

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2004.

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

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2004 and 2003
(Dollars in Thousands)

	2004	2003
ASSETS
Cash	$387	$1,170
Repurchase Agreements	4,400	4,100
Other investments	25,425	16,199
Notes receivable	5,775	11,525
Premises & fixed assets	6,057	—
Investment in subsidiaries	946,665	716,323
Other assets	3,088	2,729

Total assets	$991,797	$752,045

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$235,395	$172,254
Due to IBC Trading	21	21
Other liabilities	3,291	2,387

Total liabilities	238,707	174,662

Shareholders' equity:
Common shares	68,431	52,774
Surplus	130,597	37,777
Retained earnings	705,642	639,606
Accumulated other comprehensive income	15,010	12,842

	919,680	742,999
Less cost of shares in treasury	(166,590)	(165,616)

Total shareholders' equity	753,090	577,383

Total liabilities and shareholders' equity	$991,797	$752,045

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2004, 2003 and 2002
(Dollars in Thousands)

	2004	2003	2002
Income:
Dividends from subsidiaries	$62,950	$8,000	$27,500
Interest income on notes receivable	682	1,330	2,297
Interest income on other investments	1,437	876	778
Other interest income	511	—	—
Gain on sale of other securities	151	100	—
Gain on sale of assets	1,659	—	—
Other	5,683	2,522	2,334

Total income	73,073	12,828	32,909
Expenses:
Interest expense (Debentures)	13,152	9,125	7,040
Interest expense (Senior Notes)	383	—	—
Other	1,271	554	1,126

Total expenses	14,806	9,679	8,166

Income before federal income taxes and equity in undistributed net income of subsidiaries	58,267	3,149	24,743
Income tax benefit	(1,559)	(1,394)	(1,578)

Income before equity in undistributed net income of subsidiaries	59,826	4,543	26,321

Equity in undistributed net income of subsidiaries	59,206	117,585	74,310

Net income	$119,032	$122,128	$100,631

(25) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2004, 2003 and 2002
(Dollars in Thousands)

	2004	2003	2002
Operating activities:
Net income	$119,032	$122,128	$100,631
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of other investments	(151)	(58)	—
Gain on sale of assets	(1,659)	—
Accretion of junior subordinated interest deferrable debentures	1,026	—	—
Depreciation of bank premises and equipment	15	—	—
Increase in other liabilities	904	567	553
Equity in undistributed net income of subsidiaries	(59,206)	(117,585)	(74,310)

Net cash provided by operating activities	59,961	5,052	26,874

Investing activities:
Contributions to subsidiaries	(9,581)	(8,227)	(8,937)
Proceeds (repurchase) of repurchase agreement with banks	300	8,650	(10,150)
Purchase of available for sale other securities	(5,068)	—	—
Proceeds of sales of available for sale securities	5,010	85	—
Principal collected on mortgage-backed securities	—	93	1,556
Proceeds from sales of bank premises and equipment	2,598	—	—
Net decrease in notes receivable	5,750	8,849	10,309
(Decrease) increase in other assets	(2,982)	377	(289)

Net cash used in investing activities	(3,973)	9,827	(7,511)

Financing activities:
Proceeds from issuance of subordinated debentures	—	36,402	67,000
Principal payments on senior notes	(21,295)	—	—
Proceeds from stock transactions	5,265	7,454	3,478
Payments of cash dividends	(39,729)	(32,599)	(21,984)
Payments of cash dividends in lieu of fractional shares	(38)	(26)	(31)
Purchase of treasury stock	(974)	(29,723)	(63,594)

Net cash used in financing activities	(56,771)	(18,492)	(15,131)

(Decrease) increase in cash	(783)	(3,613)	4,232
Cash at beginning of year	1,170	4,783	551

Cash at end of year	$387	$1,170	$4,783

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2004, 2003, and 2002:

	2004			2003			2002
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$3,757,015	$225,002	5.99%	$2,530,318	$165,174	6.53%	$2,416,259	$169,675	7.02%
Foreign	225,565	11,077	4.91	225,685	11,626	5.15	248,597	14,128	5.68
Investment securities:
Taxable	2,996,046	109,092	3.64	3,233,500	135,132	4.18	2,927,420	164,272	5.61
Tax-exempt	111,671	5,071	4.54	106,876	5,146	4.81	101,585	4,990	4.91
Time deposits with banks	5,459	92	1.69	161	9	5.59	294	36	2.18
Federal funds sold	129,731	1,577	1.22	64,885	594.92		43,784	671	1.53
Other	6,153	467	7.59	3,695	370	10.01	3,430	156	4.55

Total interest-earning assets	7,231,640	352,378	4.87%	6,165,120	318,051	5.16%	5,741,369	353,928	6.16%
Non-interest earning assets:
Cash and due from banks	162,278			126,451			129,252
Bank premises and equipment, net	260,671			199,637			185,958
Other assets	552,880			377,218			349,820
Less allowance for possible loan losses	(69,324)			(46,928)			(42,376)

Total	$8,138,145			$6,821,498			$6,364,023

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$1,832,714	$13,797.75%		$1,317,746	$10,168.77%		$1,222,190	$14,185	1.16%
Time deposits:
Domestic	1,590,229	22,879	1.44	922,845	17,204	1.86	954,084	26,093	2.73
Foreign	1,178,775	21,780	1.85	1,314,387	23,809	1.81	1,377,924	31,814	2.31
Securities sold under repurchase agreements and federal funds purchased	545,572	19,865	3.64	473,365	18,770	3.97	498,869	19,696	3.95
Other borrowings	1,083,222	16,746	1.55	1,300,153	15,839	1.22	974,150	17,817	1.83
Junior subordinated interest deferrable debentures	206,272	13,152	6.38	149,615	8,935	5.97	98,231	6,810	6.93
Senior notes	3,340	383	11.47	—	—	—	—	—	—

Total interest bearing liabilities	6,440,124	108,602	1.69%	5,478,111	94,725	1.73%	5,125,448	116,415	2.27%
Non-interest bearing liabilities:
Demand Deposits	988,659			751,977			688,644
Other liabilities	54,261			53,174			57,670
Shareholders' equity	655,101			538,236			492,261

Total	$8,138,145			$6,821,498			$6,364,023

Net interest income		$243,776			$223,326			$237,513

Net yield on interest earning assets			3.37%			3.62%			4.14%

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2004
Interest income	$107,117	$101,787	$72,504	$70,970
Interest expense	35,240	30,362	22,281	20,719

Net interest income	71,877	71,425	50,223	50,251
Provision for possible loan losses	1,717	2,066	1,375	1,342
Non-interest income	39,462	35,951	31,090	28,313
Non-interest expense	59,690	56,913	40,889	37,688

Income before income taxes	49,932	48,397	39,049	39,534
Income taxes	16,819	15,226	12,820	13,015

Net income	$33,113	$33,171	$26,229	$26,519

Per common share:
Basic
Net income	$.65	$.65	$.54	$.54

Diluted
Net income	$.64	$.64	$.52	$.54

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2003
Interest income		$76,967		$80,510		$78,601		$81,973
Interest expense		23,107		23,923		23,702		23,993

Net interest income		53,860		56,587		54,899		57,980
Provision for possible loan losses		2,101		2,077		2,124		1,989
Non-interest income		32,713		34,051		31,364		29,145
Non-interest expense		41,465		38,009		42,193		38,087

Income before income taxes		43,007		50,552		41,946		47,049
Income taxes		14,537		16,694		13,471		15,724

Net income		$28,470		$33,858		$28,475		$31,325

Per common share:
Basic
Net income	$	..59	$	..70	$	..59	$	..64

Diluted
Net income	$	..58	$	..69	$	..58	$	..63

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
President,
International Bank of Commerce

LESTER AVIGAEL
Retail Merchant
Chairman of the Board
International Bank of Commerce

IRVING GREENBLUM
Retail Merchant

R. DAVID GUERRA
President
International Bank of Commerce
Branch in McAllen, TX

DANIEL B. HASTINGS, JR.
Licensed U. S. Custom Broker
President
Daniel B. Hastings, Inc.

RICHARD E. HAYNES
Attorney at Law
Real Estate Investments

IMELDA NAVARRO
Senior Executive Vice President
International Bank of Commerce

SIOMA NEIMAN
International Entrepreneur

PEGGY J. NEWMAN
Investments

LEONARDO SALINAS
Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments

QuickLinks

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES (Consolidated)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2004 and 2003 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition, continued December 31, 2004 and 2003 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2004, 2003 and 2002 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income, continued Years ended December 31, 2004, 2003 and 2002 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2004, 2003, and 2002 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2004, 2003 and 2002 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2004, 2003 and 2002 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only) December 31, 2004 and 2003 (Dollars in Thousands)
Statements of Income (Parent Company Only) Years ended December 31, 2004, 2003 and 2002 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only) Years ended December 31, 2004, 2003 and 2002 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS