Form 10-K, Exhibit 13
period 2005-12-31
INTERNATIONAL BANCSHARES CORP
filed 2006-03-15
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2005. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$10,391,853	$9,921,505	$6,580,560	$6,497,638	$6,383,116
Net loans	4,547,896	4,807,623	2,700,354	2,725,349	2,608,467
Deposits	6,656,426	6,571,104	4,435,699	4,239,899	4,332,834
Other borrowed funds	1,870,075	1,670,199	845,276	1,185,857	777,296
Junior subordinated deferrable interest Debentures (Note 2)	236,391	235,395	172,254	—	—
Shareholders' equity	792,867	753,090	577,383	547,264	497,028
INCOME STATEMENT
Interest income	$508,705	$352,378	$318,051	$353,928	$390,355
Interest expense	206,830	108,602	94,725	116,415	200,808

Net interest income	301,875	243,776	223,326	237,513	189,547
Provision for possible loan losses	960	5,196	8,044	8,253	8,592
Non-interest income	167,222	134,816	127,273	85,645	79,588
Non-interest expense	255,988	196,484	160,001	155,131	135,480

Income before income taxes and cumulative change in accounting principle	212,149	176,912	182,554	159,774	125,063
Income taxes	71,370	57,880	60,426	54,013	41,721
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(5,130)	—

Net income	$140,779	$119,032	$122,128	$100,631	$83,342

Adjusted net income (Note 1)	$140,779	$119,032	$122,128	$100,631	$86,188

Per common share:
Basic	$2.21	$1.92	$2.02	$1.61	$1.30
Diluted	$2.18	$1.88	$1.98	$1.58	$1.26
Adjusted per common share (Note 1):
Basic	$2.21	$1.92	$2.02	$1.61	$1.33
Diluted	$2.18	$1.88	$1.98	$1.58	$1.31

        Note 1: See note 1 of notes to the consolidated financial statements regarding the adoption of SFAS No. 142. On January 1, 2002, the Company adopted the remaining provisions of SFAS No. 142, which discontinued amortization of goodwill. Accordingly, adjusted net income and per common share data for the years ended December 31, 2005, 2004, 2003 and 2002 are the same as actual numbers.

        Note 2: See note 1 of notes to the consolidated financial statements regarding the adoption of FIN 46, as revised. The Company early-adopted the provisions of FIN 46, as revised, as of December 31, 2003 and thus deconsolidated its investment in eight special purpose business trusts established for the issuance of trust preferred securities.

        Note 3: Per share information has been re-stated giving retroactive effect to stock dividends distributed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2005. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward Looking Information

        Certain matters discussed in this report, excluding historical information, include forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by these sections. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words "estimate," "expect," "intend," "believe" and "project," as well as other words or expressions of a similar meaning are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

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

Overview

        The Company, which is headquartered in Laredo, Texas, with more than 200 facilities and more than 300 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a broker/dealer and a majority interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2005 was 17.97% as compared to 18.17% for the year ended December 31, 2004.

        The Company is very active in facilitating trade along the United States border with Mexico. The Company does a large amount of business with customers domiciled in Mexico. Deposits from persons and entities domiciled in Mexico comprise a large and stable portion of the deposit base of the Company's bank subsidiaries. The Company also serves the growing Hispanic population through the Company's facilities located throughout South, Central and Southeast Texas and the State of Oklahoma.

        Expense control is an essential element in the Company's long-term profitability. As a result, one of the key ratios the Company monitors is the efficiency ratio, which is a measure of non-interest expense to net-interest income plus non-interest income. The Company's efficiency ratio has been under 55% for each of the last five years, which the Company's review indicates is better than average compared to its national peer group. The Company's efficiency ratio has increased over the last few years because of the Company's aggressive branch expansion which have added 30 branches during 2005 alone. During rapid expansion periods, the Company's efficiency ratio will suffer but the long term benefits of the expansion should be realized in future periods and the benefits should positively impact the efficiency ratio in future periods.

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

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2005	December 31, 2004	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$10,391,853	$9,921,505	4.7%
Net loans	4,547,896	4,807,623	(5.4)
Deposits	6,656,426	6,571,104	1.3%
Other borrowed funds	1,870,075	1,670,199	12.0
Junior subordinated deferrable interest debentures	236,391	235,395.4
Shareholders' equity	792,867	753,090	5.3

Consolidated Statements of Income Information

	Year Ended December 31, 2005	Year Ended December 31, 2004	Percent Increase (Decrease) 2005 vs. 2004	Year ended December 31, 2003	Percent Increase (Decrease) 2004 vs. 2003
	(Dollars in Thousands)
Interest income	$508,705	$352,378	44.4%	$318,051	10.8%
Interest expense	206,830	108,602	90.4	94,725	14.6
Net interest income	301,875	243,776	23.8	223,326	9.2
Provision for possible loan losses	960	5,196	(81.5)	8,044	(35.4)
Non-interest income	167,222	134,816	24.0	127,273	5.9
Non-interest expense	255,988	196,484	30.3	160,001	22.8
Net income	140,779	119,032	18.3	122,128	(2.5)
Per common share:
Basic	$2.21	$1.92	15.1%	$2.02	(5.0)%
Diluted	2.18	1.88	16.0	1.98	(5.1)
Efficiency Ratio	54.6%	51.9%	5.2%	45.6%	13.8%

Net Income

        Net income increased for the year ended December 31, 2005 as compared to the year ended December 31, 2004 primarily because of the full integration of the Company's acquisition of Local Financial Corporation ("LFIN"), improved results in its Texas operations, and the efficiencies created by the operations of the combined companies. Net income was positively impacted by $5,613,000, net of tax, of distributions received in the first and second quarter of 2005 from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley. Members of the PULSE EFT Association received these distributions based in part upon their volume of transactions through the PULSE network. Additionally, net income for 2003 was positively affected by gains recognized on bond sales, which were made to reposition a portion of the Company's bond portfolio to realize the equity that was eroding in the portfolio due to rapid principal repayments. The Company recorded losses on the portfolio of $118,000, net of tax in 2005 compared to gains of $5,775,000, net of tax in 2004 and $15,204,000 net of tax in 2003. Net income for 2005 and 2004 has been negatively affected by the aggressive de novo branching activity by the Company. The Company has added 30 new branches in 2005 and 17 branches in 2004. The new branches do not include the 52 branches the Company acquired as a result of the LFIN acquisition. The Company believes the branching activity is necessary to expand the Company's footprint in its markets and build future value; however, the Company realizes that net income will be negatively affected in periods of rapid expansion because of the period it takes to make the branches profitable. Additionally, as part of the LFIN acquisition, the Company decided to exit certain national lending strategies that LFIN employed. As a result, the Company's total loans have decreased from 2004 to 2005. During the fourth quarter of 2003, the Company reduced its assets by approximately $1 billion in anticipation of the LFIN acquisition. The Company also increased its overnight liquidity in the form of fed funds sold to prepare for the cash payment required as part of the transaction. On June 18, 2004, the Company completed its acquisition of LFIN. As a result of the strategic management of earning assets, net interest income for the first, second and third quarters of 2004 was negatively affected.

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

	For the years ended December 31,
	2005 Average Rate/Cost	2004 Average Rate/Cost	2003 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	7.12%	5.99%	6.53%
Foreign	5.44	4.91	5.15
Investment securities:
Taxable	3.98	3.64	4.18
Tax-exempt	4.84	4.54	4.81
Time deposits with banks	3.54	1.69	5.59
Federal funds sold	2.77	1.22	.92
Other	6.40	7.59	10.01

Total interest-earning assets	5.59%	4.87%	5.16%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	1.23%	.75%	.77%
Time deposits:
Domestic	2.29	1.44	1.86
Foreign	2.42	1.85	1.81
Securities sold under repurchase agreements	3.65	3.64	3.97
Other borrowings	3.21	1.55	1.22
Junior subordinated deferrable interest debentures	7.88	6.38	5.97
Senior notes	—	11.47	—

Total interest bearing liabilities	2.53%	1.69%	1.73%

        Due to decreasing market interest rates in 2003, the Company accordingly lowered interest rates on loans and deposits, which in turn affected the yield on interest earning assets and interest bearing liabilities. In 2005 and 2004, as short term interest rates began to increase, the Company accordingly increased interest rates on loans and deposits. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest earning assets increased 14.8% from 4.87% in 2004 to 5.59% in 2005, and the rates paid on average interest bearing liabilities increased 49.7% from 1.69% in 2004 to 2.53% in 2005. The yield on average interest earning assets decreased 5.6% from 5.16% in 2003 to 4.87% in 2004, and the rates paid on average interest bearing liabilities decreased 2.3% from 1.73% in 2003 to 1.69% in 2004. The Company's yield on investment securities increased .34% from 2004 to 2005 during a period of numerous interest rate increases. The majority of the Company's taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans do.

        The following table analyzes the changes in net interest income during 2005 and 2004 and the relative effect of changes in interest rates and volumes for each major classification of interest earning assets and interest-bearing liabilities. Nonaccrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2005 compared to 2004 Net increase (decrease) due to			2004 compared to 2003 Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$48,906	$51,539	$100,445	$74,455	$(14,627)	$59,828
Foreign	1,556	1,370	2,926	(6)	(543)	(549)
Investment securities:
Taxable	37,615	13,468	51,083	(9,438)	(16,602)	(26,040)
Tax-exempt	(510)	301	(209)	223	(298)	(75)
Time deposits with banks	(85)	25	(60)	94	(11)	83
Federal funds sold	30	2,061	2,091	741	242	983
Other	147	(96)	51	202	(105)	97

Total interest income	$87,659	$68,668	$156,327	$66,271	$(31,944)	$34,327

Interest incurred on:
Savings and interest bearing demand deposits	$2,624	$10,515	$13,139	$3,897	$(268)	$3,629
Time deposits:
Domestic	1,731	14,494	16,225	10,232	(4,557)	5,675
Foreign	4,281	8,069	12,350	(2,537)	508	(2,029)
Securities sold under repurchase agreements	7,489	30	7,519	2,731	(1,636)	1,095
Other borrowings	12,488	31,455	43,943	(2,928)	3,835	907
Junior subordinated deferrable interest debentures	1,889	3,546	5,435	3,570	647	4,217
Senior notes	(383)	—	(383)	383	—	383

Total interest expense	$30,119	$68,109	$98,228	$15,348	$(1,471)	$13,877

Net interest income	$57,540	$559	$58,099	$50,923	$(30,473)	$20,450

(Note 1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

        As part of its strategy to manage interest rate risk, the Company strives to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change the Company's interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. The Investment Committee is comprised of certain senior managers of the various Company bank subsidiaries along with consultants. Management currently believes that the Company is properly positioned for interest rate changes; however, if management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

        At December 31, 2005, based on these simulations, a rate shift of 200 basis points in interest rates up or a rate shift of 100 basis points down will not vary earnings by more than 1 percent of projected 2006 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Possible Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more category:

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$30,075	$30,773	$20,960	$3,649	$8,170
Loans contractually past due ninety days or more as to interest or principal payments	5,082	7,833	7,666	5,241	2,937
Loans accounted for as "troubled debt restructuring"	—	—	213	165	103

        The allowance for possible loan losses decreased 4.4% to $77,796,000 at December 31, 2005 from $81,351,000 at December 31, 2004. The increase in non-accrual loans from 2003 to 2004 can be attributed to certain non-accrual loans acquired as a result of the LFIN acquisition.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$12,946	$13,741	$85	$254	$82
Loans contractually past due ninety days or more as to interest or principal payments	608	104	597	21	66

        The gross income that would have been recorded during 2005 and 2004 on non-accrual and restructured loans in accordance with their original contract terms was $1,144,000 and $962,000 on domestic loans and $1,185,000 and $241,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2005 and 2004 was $252,000 and $195,000 on domestic loans and $46,000 and $41,000 for foreign loans, respectively.

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

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $1,542,272,000 and $1,406,598,000 at December 31, 2005 and 2004, respectively. See Note 19 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for possible loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$4,625,692	$4,888,974	$2,749,000	$2,769,562	$2,648,532

Average loans outstanding during the year (Note 1)	$4,830,881	$3,982,580	$2,756,003	$2,664,856	$2,358,886

Balance of allowance at January 1	$81,351	$46,396	$42,210	$38,350	$29,136
Provision charged to expense	960	5,196	8,044	8,253	8,592
Loans charged off:
Domestic:
Commercial, financial and agricultural	(2,703)	(5,732)	(2,174)	(2,490)	(2,023)
Real estate—mortgage	(806)	(1,179)	(489)	(240)	(335)
Real estate—construction	(41)	(295)	—	—	—
Consumer	(2,948)	(2,034)	(2,173)	(2,412)	(1,895)
Foreign	(73)	(273)	(107)	(115)	(16)

Total loans charged off:	(6,571)	(9,513)	(4,943)	(5,257)	(4,269)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	1,436	4,841	313	495	435
Real estate—mortgage	69	93	41	247	21
Real estate—construction	24	17	—	—	—
Consumer	511	451	287	553	471
Foreign	16	5	444	34	9

Total recoveries	2,056	5,407	1,085	1,329	936

Net loans charged off	(4,515)	(4,106)	(3,858)	(3,928)	(3,333)
Allowance acquired (disposed) in purchase or sale transactions	—	33,865	—	(465)	3,955

Balance of allowance at December 31	$77,796	$81,351	$46,396	$42,210	$38,350

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.09%	.10%	.14%	.15%	.14%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.68%	1.66%	1.69%	1.52%	1.45%

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

        The allowance for possible loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2005		2004		2003		2002		2001
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$34,283	51.4%	$46,061	55.5%	$25,112	50.9%	$25,767	57.5%	$22,967	56.1%
Real estate—Mortgage	12,228	18.3	16,325	19.6	8,887	18.0	8,203	18.3	6,810	16.6
Real estate—Construction	13,007	19.5	12,741	15.3	8,828	17.9	4,468	10.0	4,183	10.2
Consumer	3,154	4.7	3,897	4.7	2,511	5.1	2,593	5.8	2,788	6.8
Foreign	15,124	6.1	2,327	4.9	1,058	8.1	1,179	8.4	1,502	10.3

	$77,796	100.0%	$81,351	100.0%	$46,396	100.0%	$42,210	100.0%	$38,250	100.0%

        The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The decrease in the allowance for possible loan losses can be attributed to the decrease in total loans, which is the result of the strategies employed after the consummation of the LFIN acquisition.

        The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower's financial condition would indicate so. Generally, unsecured consumer loans are charged off when 90 days past due.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2005 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 22.

Non-Interest Income

	Year Ended December 31, 2005	Year Ended December 31, 2004	Percent Increase (Decrease) 2005 vs. 2004	Year Ended December 31, 2003	Percent Increase (Decrease) 2004 vs. 2003
	(Dollars in Thousands)
Service charges on deposit accounts	$83,917	$73,877	13.6%	$60,022	23.1%
Other service charges, commissions and fees
Banking	25,212	19,320	30.5	14,104	37.0
Non-banking	12,248	7,083	72.9	11,801	(40.0)
Investment securities transactions, net	(181)	8,884	(102.0)	23,390	(62.0)
Other investments, net	20,629	13,012	58.5	8,606	51.2
Other income	25,397	12,640	100.9	9,350	35.2

Total non-interest income	$167,222	$134,816	24.0%	$127,273	5.9%

        Non-interest income increased in 2005 as compared to 2004 primarily because of the full integration of the Company's acquisition of LFIN. Non-interest income for 2004 as compared to 2003 also increased due to the LFIN acquisition. Furthermore, the Company recorded investment securities losses of $181,000 in 2005 compared to gains of $8,884,000 for 2004 and gains of $23,390,000 in 2003. The gains in 2003 occurred due to a program to reposition a portion of the Company's bond portfolio to realize the equity that was eroding in the portfolio due to rapid principal repayments, the result of which, in effect, accelerated future earnings. Other investment income was positively impacted by $4,000,000 of income recognized on investments held by the Company's investment services unit. Non-banking service charges decreased in 2004 compared to 2003 due to the decrease in fees earned by the Company's investment services unit. The increase in other income from 2005 to 2004 can be attributed primarily to a gain of $8,636,000 from a distribution resulting from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley. Members of the PULSE EFT Association received these distributions based in part upon their volume of transactions through the PULSE network.

Non-Interest Expense

	Year Ended December 31, 2005	Year Ended December 31, 2004	Percent Increase (Decrease) 2005 vs. 2004	Year Ended December 31, 2003	Percent Increase (Decrease) 2004 vs. 2003
	(Dollars in Thousands)
Employee compensation and benefits	$113,620	$83,631	35.9%	$72,860	14.8%
Occupancy	25,053	18,403	36.1	12,050	52.7
Depreciation of bank premises and equipment	25,538	18,975	34.6	18,105	4.8
Professional fees	12,497	6,513	91.9	7,545	(13.7)
Stationery and supplies	5,809	5,075	14.5	3,855	31.6
Amortization of identified intangible assets	5,176	3,681	40.6	1,276	188.5
Advertising	10,596	10,082	5.1	7,011	43.8
Other	57,699	50,124	15.1	37,299	34.4

Total non-interest expense	$255,988	$196,484	30.3%	$160,001	22.8%

        Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. The increase in non-interest expense for the three years ended 2005 can be attributed primarily to the expanded operations of the Company's bank subsidiaries, which added 30 branches in 2005 (including the acquisition of LFIN in June 2004, which added approximately 700 employees, 52 branches and $42,188,000 in identified intangible assets) and increased fees paid by the Company's investment banking unit, the GulfStar Group, in 2003.

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

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2005, 2004 and 2003:

	December 31,
	2005	2004	2003
	(Dollars in Thousands)
U.S. Treasury and Government Securities
Available for sale	$1,283	$9,276	$22,011
Mortgage-backed securities
Available for sale	4,148,859	3,743,225	2,868,293
Obligations of states and political subdivisions
Available for sale	99,557	104,317	110,382
Equity securities
Available for sale	14,654	13,235	10,455
Other securities
Held to maturity	2,375	2,385	2,160
Available for sale	2,599	4,780	28,200

Total	$4,269,327	$3,877,218	$3,041,501

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2005 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
U.S. Treasury and obligations of U.S. Government agencies	$1,283	3.44%	$—	—%	$—	—%	$—	—%
Mortgage-backed securities	111	7.24	156,315	4.61	12,363	4.91	4,045,671	4.54
Obligations of states and political subdivisions	—	—		—	4,874	4.33	91,877	4.67
Other securities	—	—	—	—	—	—	13,500	4.00
Equity securities	325	—	—	—	—	—	5,198	18.31

Total	$1,719	3.04%	$156,315	4.61%	$17,237	4.75%	$4,156,246	4.56%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$1,400	5.42%	$975	4.80%	$—	—	$—	—

Total	$1,400	5.42%	$975	4.80%	$—	—	$—	—

        Mortgage-backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Ginnie Mae").

Loans

        The amounts of loans outstanding, by classification, at December 31, 2005, 2004, 2003, 2002 and 2001 are shown in the following table:

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,376,276	$2,710,270	$1,400,173	$1,595,140	$1,488,196
Real estate—mortgage	847,512	960,599	495,481	507,837	441,296
Real estate—construction	901,518	749,689	492,208	276,595	271,026
Consumer	218,607	229,302	139,987	160,546	180,652
Foreign	281,947	239,622	222,797	233,276	273,038

Total loans	4,625,860	4,889,482	2,750,646	2,773,394	2,654,208
Unearned discount	(168)	(508)	(1,646)	(3,832)	(5,676)

Loans, net of unearned discount	$4,625,692	$4,888,974	$2,749,000	$2,769,562	$2,648,532

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2005, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$654,878	$1,422,080	$299,319	$2,376,277
Real estate—construction	430,302	441,887	29,328	901,518
Foreign	183,884	94,965	3,099	281,947

Total	$1,269,064	$1,958,932	$331,746	$3,559,742

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$294,694	$1,664,238
Due after five years	71,263	260,483

Total	$365,957	$1,924,721

        Total loan balances as of December 31, 2005 as compared to December 31, 2004 have moderately declined. The decline is the result of the Company's strategy to reduce the exposure to certain loan categories that LFIN employed prior to the acquisition by the Company. LFIN had a national real estate group that loaned funds throughout the United States and after extensive review by the Company, the Company concluded the national real estate group goals were not consistent with the Company's loan origination goals that emphasize risk, pricing and the desire to lend primarily in the markets that the Company occupies.

International Operations

        On December 31, 2005, the Company had $281,947,000 (2.7% of total assets) in loans outstanding to borrowers domiciled in foreign countries. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 2005 is presented below.

	Amount of Loans	Related Allowance for Possible Losses
	(Dollars in Thousands)
Secured by certificates of deposits in United States banks	$159,915	$80
Secured by United States real estate	36,966	414
Secured by other United States collateral (securities, gold, silver, etc.)	30,170	12,852
Foreign real estate guaranteed under lease obligations primarily by U.S. companies	951	233
Direct unsecured Mexican sovereign debt (principally former FICORCA debt)	2,884	—
Other (principally Mexico real estate)	51,061	1,559

	$281,947	$15,138

        The transactions for the year ended December 31, 2005, in that portion of the allowance for possible loan losses related to foreign debt were as follows:

(Dollars in Thousands)
Balance at December 31, 2004	$12,173
Charge-offs	(354)
Recoveries	49

Net charge-offs	(305)
Provision charged to operations	3,270

Balance at December 31, 2005	$15,138

Deposits

	2005	2004
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,139,614	$883,567
Foreign	114,080	105,092

Total demand non-interest bearing	1,253,694	988,659

Savings and interest bearing demand
Domestic	1,848,257	1,545,905
Foreign	333,046	286,809

Total savings and interest bearing demand	2,181,303	1,832,714

Time certificates of deposit $100,000 or more:
Domestic	810,358	793,940
Foreign	1,050,166	873,721
Less than $100,000:
Domestic	898,917	796,289
Foreign	360,299	305,054

Total time, certificates of deposit	3,119,740	2,769,004

Total deposits	$6,554,737	$5,590,377

	2005	2004	2003
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$24,583	$11,991	$8,145
Foreign	2,353	1,806	2,023

Total savings and interest bearing demand	26,936	13,797	10,168

Time, certificates of deposit $100,000 or more
Domestic	18,705	10,483	9,314
Foreign	26,710	17,327	19,026
Less than $100,000
Domestic	20,399	12,396	7,890
Foreign	7,420	4,453	4,783

Total time, certificates of deposit	73,234	44,659	41,013

Total interest expense on deposits	$100,170	$58,456	$51,181

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2005 were $6,656,426,000, an increase of 1.3% from $6,571,104,000 at December 31, 2004. The increase in deposits from 2004 to 2005 is primarily the result of the Company's internal sales programs to organically grow deposits. As a result of the LFIN acquisition, the Company strategically reduced certain deposit categories of LFIN such as brokered deposits and certain public fund deposits because of the high expense associated with this type of funding. The Company has not traditionally sought brokered deposits as a funding source and the Company has not aggressively pursued public fund deposits because of the lack of relationships in those deposit categories.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2005, 2004 and 2003 follows (Note 1):

	Years ended December 31,
	2005	2004	2003
Percentage of net income to:
Average shareholders' equity	17.97%	18.17%	22.68%
Average total assets	1.37	1.46	1.79
Percentage of average shareholders' equity to average total assets	7.62	8.04	7.89
Percentage of cash dividends per share to net income per share	32.58	38.42	26.62

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The bank subsidiaries of the Company derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 28%, 28% and 39% of the Company's bank subsidiaries' total deposits as of December 31, 2005, 2004 and 2003, respectively. The decline in the concentration of Mexico based deposits can be attributed to recent acquisitions, including LFIN, and the growth in the Company's deposit base in Texas. Other important funding sources for the Company's bank subsidiaries have been borrowings from the Federal Home Loan Bank ("FHLB"), securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and repurchase agreements. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

        The net interest rate sensitivity at December 31, 2005, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2005	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Federal funds sold	$242,000	$—	$—	$—	$242,000
Time deposits with banks	396	—	—	—	396
Investment securities	14,785	1,350,571	1,226,892	1,677,079	4,269,327
Loans, net of non-accruals	3,136,035	282,527	525,604	651,620	4,595,786

Total earning assets	$3,393,216	$1,633,098	$1,752,496	$2,328,699	$9,107,509

Cumulative earning assets	$3,393,216	$5,026,314	$6,778,810	$9,107,509

Rate sensitive liabilities
Time deposits	$1,373,579	$1,320,625	$465,644	$964	$3,160,812
Other interest bearing deposits	2,156,134	—	—	—	2,156,134
Securities sold under repurchase agreements	337,044	119,693	4,025	300,000	760,762
Other borrowed funds	1,870,000	—	—	75	1,870,075
Junior subordinated deferrable interest debentures	128,095	56,584	—	51,712	236,391

Total interest bearing liabilities	$5,864,852	$1,496,902	$469,669	$352,751	$8,184,174

Cumulative sensitive liabilities	$5,864,852	$7,361,754	$7,831,423	$8,184,174

Repricing gap	$(2,471,636)	$136,196	$1,282,827	$1,975,948	$923,335
Cumulative repricing gap	(2,471,636)	(2,335,440)	(1,052,613)	923,335
Ratio of interest-sensitive assets to liabilities	.579	1.091	3.731	6.602	1.113
Ratio of cumulative, interest-sensitive assets to liabilities	.579	.683	.866	1.113

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

        At December 31, 2005, based on these simulations, a rate shift of 200 basis points in interest rates up or 100 basis points down will not vary earnings by more than 1% of projected 2006 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2005, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $169,500,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations and excluding certified surplus. Pursuant to Texas law, a Texas state bank's lending limit is twenty-five percent of the bank's capital and certified surplus. The board of directors of the bank determines how much surplus will be certified. Except to absorb losses in excess of undivided profits and uncertified surplus, certified surplus may not be reduced without the prior written approval of the Texas banking commissioner. The restricted capital (capital, surplus and certified surplus) of the bank subsidiaries was approximately $860,052,000 as of December 31, 2005. The undivided profits of the bank subsidiaries were approximately $523,759,000 as of December 31, 2005.

        At December 31, 2005, the Company has outstanding $1,870,075,000 in other borrowed funds and $236,391,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2005, shareholders' equity was $792,867,000 compared to $753,090,000 at December 31, 2004, an increase of $39,777,000, or 5.3%. Shareholders' equity increased due to the retention of earnings offset by the payment of cash dividends and the decrease in accumulated other comprehensive income from 2004 to 2005. The accumulated other comprehensive income (loss) is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 7.26% at December 31, 2005 and 6.91% at December 31, 2004. The core deposit intangibles and goodwill of $328,486,000 as of December 31, 2005, recorded in connection with financial institution acquisitions of the Company after February 1992, are deducted from the sum of core capital elements when determining the capital ratios of the Company. The substantial increase in core deposit intangibles and goodwill and the resulting decrease in the Company's leverage ratio can be attributed to the LFIN acquisition.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 12.97% and 10.74% and risk weighted total capital ratios of 14.22% and 11.99% as of December 31, 2005 and 2004, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see note 20 to notes to Consolidated Financial Statements).

        During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2005 and 2004 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the LFIN acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. The Company has succeeded to the obligations of LFIN under the LFIN Debentures, which have an outstanding principal balance of $62,115,000 as of December 31, 2005. The Debentures will mature on various dates; however the Debentures may be redeemed at specified prepayment prices, in whole or in part after the optional redemption dates specified in the respective indentures or in whole upon the occurrence of any one of certain legal, regulatory or tax events specified in respective indentures. As of December 31, 2005, the principal amount of debentures outstanding totaled $236,391,000.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2005, the total $236,391,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit. After the transition period, the Company believes that the majority of the $236,391,000 of Capital Securities will qualify as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2005:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,217	Fixed	10.18%	Fixed	June 2031	June 2011
Trust II	$25,774	Semi-Annually	7.67%	LIBOR + 3.75	July 2031	July 2006
Trust III	$34,021	Semi-Annually	8.42%	LIBOR + 3.75	December 2031	December 2006
Trust IV	$22,563	Semi-Annually	8.15%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,439	Quarterly	8.25%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,511	Quarterly	7.79%	LIBOR + 3.45	November 2032	November 2007
Trust VII	$10,310	Quarterly	7.50%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,441	Quarterly	7.20%	LIBOR + 3.05	October 2033	October 2008
LFIN Trust I	$41,495	Fixed	9.00%	Fixed	September 2031	September 2006
LFIN Trust II	$10,310	Semi-Annually	7.55%	LIBOR + 3.625	July 2032	July 2007
LFIN Trust III	$10,310	Quarterly	7.79%	LIBOR + 3.45	November 2032	November 2007

	$236,391

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2005:

	Payments due by Period
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Securities sold under repurchase agreements	$760,762	$454,659	$6,053	$50	$300,000
Federal Home Loan Bank borrowings	$1,870,075	1,870,000	—	—	75
Junior subordinated deferrable interest debentures	$236,391	—	—	—	236,391

Total Contractual Cash Obligations	$2,867,228	$2,324,659	$6,053	$50	$536,466

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2005:

	Amount of Commitment Expiration Per Period
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Financial and Performance Standby Letters of Credit	$122,384	$109,622	$12,762	$—	$—
Commercial Letters of Credit	$17,690	17,690	—	—	—
Credit Card Lines	$28,144	28,144	—	—	—
Other Commercial Commitments	$1,374,054	727,116	529,662	67,319	49,957

Total Commercial Commitments	$1,542,272	$882,572	$542,424	$67,319	$49,957

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

        The Company considers its Allowance for Possible Loan Losses as a policy critical to the sound operations of the bank subsidiaries and the Company also considers accounting policies related to stock-based compensation to be critical due to the evolving nature of options; however, these policies involve considerable subjective judgment and estimation by management and therefore could impact the Company's consolidated financial statements.

        The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for possible loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific loans and (ii) allowances based on historical loss experience on the Company's remaining loan portfolio, which includes general economic conditions and other qualitative risk factors both internal and external to the Company. See also discussion regarding the allowance for possible loan losses and provision for possible loan losses included in "Allowance for Possible Loan Loss" included in "Results of Operations" on page 7 and "Provision and Allowance for Possible Loan Losses" included in Notes 1 and 5 of the Notes to Consolidated Financial Statements for further information regarding the Company's provision and allowance for possible loan losses policy.

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

        The Company's internal classified report is segregated into the following categories: (i) "Pass Credits," (ii) "Special Review Credits," (iii) "Watch List Credits-Pass Credits," or (iv) "Watch List Credits-Substandard and Doubtful Credits." The loans placed in the "Pass Credits" category reflect the Company's opinion that the loan conforms to the bank's lending policies, which includes the borrower's ability to repay, the value of the underlying collateral, if any, as it relates to the outstanding indebtedness of the loan, and the economic environment and industry in which the borrower operates. The loans placed in the "Special Review Credits" or the "Watch List Credits-Pass Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis; however, the "Special Review Credits" or the "Watch List Credits-Pass Credits" are not considered to need a specific reserve at the time, but are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List Credits-Substandard and Doubtful Credits" category reflect the Company's opinion that the loans contain clearly pronounced credit weaknesses and/or inherent financial weaknesses of the borrower. Credits classified as "Watch List Credits-Substandard and Doubtful Credits" are potentially evaluated under

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," criteria and, if deemed necessary a specific reserve is allocated to the credit. The specific reserve allocated under SFAS No. 114, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated under SFAS No. 114 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under SFAS No. 114 if such loan is not collateral dependent.

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

        The Company's management continually reviews the allowance for loan loss of the bank subsidiaries using the amounts determined from the allowances established on specific loans, the allowance established based on historical percentages and the loans charged off and recoveries to establish an appropriate amount to maintain in the Company's allowance for loan loss. If the bases of the Company's assumptions change, the allowance for loan loss would either decrease or increase and the Company would increase or decrease the provision for loan loss charged to operations accordingly.

        The Company accounts for stock-based employee compensation plans based on the intrinsic value method provided in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," ("APB No. 25"), and related interpretations. Because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, which is generally the date of grant, no compensation expense is recognized on options granted. Compensation expense for stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award.

        Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123," requires pro forma disclosures of net income and earnings per share for companies not adopting its fair value accounting method for stock-based employee compensation. The pro forma disclosures presented in Note 1 in the accompanying Notes to Consolidated Financial Statements included elsewhere in this report use the fair value method of SFAS No. 123 to measure compensation expense for stock-based employee compensation plans. The fair value of stock options granted was estimated as the measurement date, which is generally the date of grant, using the Black-Sholes-Merton option-pricing model. This model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Sholes-Merton option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123R ("SFAS No. 123R"), "Share-Based Payment (Revised 2004)." Among other things, SFAS No. 123R eliminates the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant. SFAS No. 123R is effective for the Company on January 1, 2006. Based on the stock-based compensation awards outstanding as of December 31, 2005 for which the requisite service is not expected to be fully rendered prior to January 1, 2006, the Company expects to recognize additional pre-tax quarterly compensation cost of $229,000 beginning in the first quarter of 2006 as a result of the adoption of SFAS No. 123R. Future levels of compensation cost recognized related to stock-based compensation awards (including the aforementioned expected costs during the period of adoption) may be impacted by new awards and/or modifications, repurchases and cancellations of existing awards before and after the adoption of SFAS No. 123R.

Recent Accounting Standards Issued

        See Note 1—New Accounting Standards in the accompanying notes to the consolidated financial statements for details of recently issued and recently adopted accounting standards and their impact on the Company's consolidated financial statements.

Common Stock and Dividends

        The Company had issued and outstanding 63,368,256 shares of $1.00 par value Common Stock held by approximately 2,646 holders of record at March 7, 2006. The book value of the stock, adjusted for stock dividends, at December 31, 2005 was $13.66 per share compared with $13.14 per share at December 31, 2004.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock, adjusted for stock dividends during 2004 and 2005, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2005. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $29.04 per share at March 7, 2006.

		High	Low
2005:	First quarter	$31.89	$27.52
	Second quarter	30.06	26.80
	Third quarter	30.49	28.01
	Fourth quarter	30.49	29.15
		High	Low
2004:	First quarter	$35.34	$29.44
	Second quarter	34.82	25.76
	Third quarter	32.34	26.37
	Fourth quarter	33.22	28.29

        The Company paid cash dividends to the shareholders in 2005 of $.40 ($.32, adjusted for the effect of the May 2, 2005 stock dividend) and $.32 per share on April 30, 2005 and November 1, 2005, respectively to all holders of record on April 15, 2005 and October 14, 2005, respectively, or $40,833,000 in the aggregate during 2005. In 2004, the Company paid cash dividends of $.26 per share on April 30, and $.32 per share on November 1, adjusted for stock dividends, or $39,767,000 in the aggregate. The Company has no set schedule for paying cash or stock dividends and the amount paid in previous periods is not necessarily indicative of amounts that may be paid or available to be paid in future periods. In addition, the Company has issued stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 17, 2001	25%
May 20, 2002	25%
May 19, 2003	25%
May 3, 2004	25%
May 2, 2005	25%

        The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 20 of notes to Consolidated Financial Statements.

Stock Repurchase Program

        The Company expanded its formal stock repurchase program on November 17, 2005. Under the expanded stock repurchase program, the Company is authorized to repurchase up to $175,000,000 of its Common Stock through December 31, 2006. Stock repurchases may be made from time to time on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of March 7, 2006, a total of 4,388,693 shares had been repurchased under this program at a cost of $165,763,000. Stock repurchases are reviewed quarterly at the Company's Board of Directors meetings, and the Board of Directors has stated that the aggregate investment in treasury stock should not exceed $195,973,000. In the past, the Board of Directors has increased previous caps on treasury stock once they were met, but there are no assurances that an increase of the $195,973,000 cap will occur in the future. As of March 7, 2006, the Company has approximately $186,736,000 invested in treasury shares, which amount has been accumulated since the inception of the Company.

        Share repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about share repurchases for the quarter ended December 31, 2005.

	Total Number of Shares Purchased	Average Price Paid Per Share(2)	Shares Purchased as Part of a Publicly-Announced Program	Approximate Dollar Value of Shares Available for Repurchase(1)(2)
October 1—October 31, 2005	830	$35.54	—	$20,769,000
November 1—November 30, 2005	675	29.81	675	20,749,000
December 1—December 31, 2005	1,191	29.51	1,191	20,714,000

	2,696	$31.44	1,866

(1)
The formal stock repurchase program was initiated in 1999 and has been expanded periodically. The current program allows for the repurchase of up to $175,000,000 of treasury stock through December 2006 of which $20,714,000 remains.

(2)
The average price paid per share reflects the Company stock dividend paid on May 31, 2005.

Recent Sales of Unregistered Securities

        On December 31, 2005, 6,103 shares of unregistered Common Stock were issued pursuant to the exercise of options at an exercise price of $10.65, adjusted for stock dividends, by certain employees of the GulfStar Group, who are not executive officers of the Company. Neither the options nor the shares of Common Stock of the Company underlying these options were registered under the Company's 2005 Stock Option Plan (formerly the 1996 Stock Option Plan). The shares were issued in a transaction by the Company not involving a public offering, which was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933. The shares of Company Common Stock issued are restricted securities and are subject to resale restrictions.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2005, with respect to the Company's equity compensation plans:

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	1,458,308	$16.35	110,950
Equity Compensation plans not approved by security holders(1)	167,847	10.66	—

Total	1,626,155	$15.76	110,950

(1)
The Company granted non-qualified stock options exercisable for a total of 167,847 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under any of the shareholder approved Stock Option Plans. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on the date of grant.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 1 to the consolidated financial statements, effective December 31, 2003, the Company changed the method of accounting for its investment in its statutory business trusts.

        We also have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2006, expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

San Antonio, Texas
March 15, 2006

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2005 and 2004

(Dollars in Thousands, Except Per Share Amounts)

	2005	2004
Assets
Cash and due from banks	$216,118	$174,770
Federal funds sold	242,000	21,000

Total cash and cash equivalents	458,118	195,770
Time deposits with banks	396	396
Investment securities:
Held to maturity (Market value of $2,375 on December 31, 2005 and $2,385 on December 31, 2004)	2,375	2,385
Available for sale (Amortized cost of $4,331,517 on December 31, 2005 and $3,851,741 on December 31, 2004)	4,266,952	3,874,833

Total investment securities	4,269,327	3,877,218
Loans, net of unearned discounts	4,625,692	4,888,974
Less allowance for possible loan losses	(77,796)	(81,351)

Net loans	4,547,896	4,807,623
Bank premises and equipment, net	351,986	302,230
Accrued interest receivable	48,647	41,140
Other investments	332,675	301,578
Identified intangible assets, net	39,224	44,400
Goodwill, net	289,262	289,262
Other assets	54,322	61,888

Total assets	$10,391,853	$9,921,505

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition, (Continued)

December 31, 2005 and 2004

(Dollars in Thousands, Except Per Share Amounts)

	2005	2004
Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Demand—non-interest bearing	$1,339,380	$1,150,999
Savings and interest bearing demand	2,156,234	2,232,102
Time	3,160,812	3,188,003

Total deposits	6,656,426	6,571,104
Securities sold under repurchase agreements	760,762	619,806
Other borrowed funds	1,870,075	1,670,199
Junior subordinated deferrable interest debentures	236,391	235,395
Other liabilities	75,332	71,911

Total liabilities	9,598,986	9,168,415

Shareholders' equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 86,059,121 shares on December 31, 2005 and 68,431,225 shares on December 31, 2004	86,059	68,431
Surplus	135,619	130,597
Retained earnings	788,416	705,642
Accumulated other comprehensive income (loss)	(41,968)	15,010

	968,126	919,680
Less cost of shares in treasury, 22,330,354 shares on December 31, 2005 and 17,610,126 shares on December 31, 2004	(175,259)	(166,590)

Total shareholders' equity	792,867	753,090

Total liabilities and shareholders' equity	$10,391,853	$9,921,505

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2005, 2004 and 2003

(Dollars in Thousands, Except Per Share Amounts)

	2005	2004	2003
Interest income:
Loans, including fees	$339,450	$236,079	$176,800
Time deposits with banks	32	92	9
Federal funds sold	3,668	1,577	594
Investment securities:
Taxable	160,175	109,092	135,132
Tax-exempt	4,862	5,071	5,146
Other interest income	518	467	370

Total interest income	508,705	352,378	318,051

Interest expense:
Savings and interest bearing demand deposits	26,936	13,797	10,168
Time deposits	73,234	44,659	41,013
Securities sold under repurchase agreements	27,384	19,865	18,770
Other borrowings	60,689	16,746	15,839
Junior subordinated deferrable interest debentures	18,587	13,152	8,935
Senior notes	—	383	—

Total interest expense	206,830	108,602	94,725

Net interest income	301,875	243,776	223,326
Provision for possible loan losses	960	5,196	8,044

Net interest income after provision for possible loan losses	300,915	238,580	215,282

Non-interest income:
Service charges on deposit accounts	83,917	73,877	60,022
Other service charges, commissions and fees
Banking	25,212	19,320	14,104
Non-banking	12,248	7,083	11,801
Investment securities transactions, net	(181)	8,884	23,390
Other investments, net	20,629	13,012	8,606
Other income	25,397	12,640	9,350

Total non-interest income	167,222	134,816	127,273

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Continued)

Years ended December 31, 2005, 2004 and 2003

(Dollars in Thousands, Except Per Share Amounts)

	2005	2004	2003
Non-interest expense:
Employee compensation and benefits	$113,620	$83,631	$72,860
Occupancy	25,053	18,403	12,050
Depreciation of bank premises and equipment	25,538	18,975	18,105
Professional fees	12,497	6,513	7,545
Stationery and supplies	5,809	5,075	3,855
Amortization of identified intangible assets	5,176	3,681	1,276
Advertising	10,596	10,082	7,011
Other	57,699	50,124	37,299

Total non-interest expense	255,988	196,484	160,001

Income before income taxes	212,149	176,912	182,554
Provision for income taxes	71,370	57,880	60,426

Net income	$140,779	$119,032	$122,128

Basic earnings per common share:
Weighted average number of shares outstanding	63,695,017	62,134,149	60,453,061
Net income	$2.21	$1.92	$2.02

Fully diluted earnings per common share:
Weighted average number of shares outstanding	64,485,167	63,380,556	61,667,891
Net income	$2.18	$1.88	$1.98

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2005, 2004, and 2003

(Dollars in Thousands)

	2005	2004	2003
Net income	$140,779	$119,032	$122,128
Other comprehensive income, net of tax:
Net unrealized losses on securities available for sale arising during the year	(58,397)	(6,361)	(82,728)
Reclassification adjustment for gains on securities available for sale included in net income	1,419	8,529	44,997
Change in fair value of equity method investee's derivatives	—	—	616

Comprehensive income	$83,801	$121,200	$85,013

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2005, 2004 and 2003

(in Thousands)

	Number of Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2002	41,766	$41,766	$30,821	$560,613	$49,957	$(135,893)	$547,264
Net income	—	—	—	122,128	—	—	122,128
Dividends:
Shares issued	10,510	10,510	—	(10,510)	—	—	—
Cash	—	—	—	(32,625)	—	—	(32,625)
Purchase of treasury stock	—	—	—	—	—	(29,723)	(29,723)
Exercise of stock options	498	498	6,956	—	—	—	7,454
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	(37,731)	—	(37,731)
Change in fair value of equity method investee's derivatives	—	—	—	—	616	—	616

Balance at December 31, 2003	52,774	52,774	37,777	639,606	12,842	(165,616)	577,383
Net income	—	—	—	119,032	—	—	119,032
Dividends:
Shares issued	13,229	13,229	—	(13,229)	—	—	—
Cash	—	—	—	(39,767)	—	—	(39,767)
Purchase of treasury stock	—	—	—	—	—	(974)	(974)
Exercise of stock options	313	313	3,761	—	—	—	4,074
Tax benefit for exercise of stock options	—	—	1,192	—	—	—	1,192
Stock issued in acquisition	2,115	2,115	87,867	—	—	—	89,982
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	2,168	—	2,168

Balance at December 31, 2004	68,431	68,431	130,597	705,642	15,010	(166,590)	753,090
Net income	—	—	—	140,779	—	—	140,779
Dividends:
Shares issued	17,172	17,172	—	(17,172)	—	—	—
Cash	—	—	—	(40,833)	—	—	(40,833)
Purchase of treasury stock	—	—	—	—	—	(8,669)	(8,669)
Exercise of stock options	456	456	4,785	—	—	—	5,241
Tax benefit for exercise of stock options	—	—	237	—	—	—	237
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	(56,978)	—	(56,978)

Balance at December 31, 2005	86,059	$86,059	$135,619	$788,416	$(41,968)	$(175,259)	$792,867

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2004 and 2003

(Dollars in Thousands)

	2005	2004	2003
Operating activities:
Net income:	$140,779	$119,032	$122,128
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible loan losses	960	5,196	8,044
Amortization of loan premiums	2,813	451	—
Accretion of time deposit discounts	(5,391)	(3,600)	—
Depreciation of bank premises and equipment	25,538	18,975	18,105
(Gain) loss on sale of bank premises and equipment	(2,244)	(3,230)	121
Depreciation and amortization of leased assets	1,967	1,687	1,890
Accretion of investment securities discounts	(572)	(611)	(861)
Amortization of investment securities premiums	24,042	29,215	32,303
Investment securities transactions, net	181	(8,884)	(23,390)
Accretion of junior subordinated debenture discounts	996	1,026	—
Amortization of identified intangible assets	5,176	3,681	1,276
Equity in earnings of affiliates and other investments	(15,495)	(11,993)	(6,866)
Deferred tax expense	22,752	11,353	6,153
(Increase) decrease in accrued interest receivable	(7,507)	(3,983)	6,302
Decrease (increase) in other assets	5,598	20,341	(14,794)
Net increase (decrease) in other liabilities	11,349	(20,558)	(4,509)

Net cash provided by operating activities	210,942	158,098	145,902

Investing activities:
Proceeds from maturities of securities	4,366	29,558	5,400
Proceeds from sales of available for sale securities	189,902	875,816	1,239,766
Purchases of available for sale securities	(1,616,504)	(2,223,915)	(3,098,209)
Principal collected on mortgage-backed securities	918,819	791,425	1,818,213
Proceeds from matured time deposits with banks	—	87,400	—
Purchases of time deposits with banks	—	(296)	(1)
Net decrease in loans	255,954	51,692	16,704
Purchases of other investments	(25,053)	(5,161)	(30,565)
Distributions from other investments	9,451	53,227	2,562
Purchases of bank premises and equipment	(76,162)	(51,866)	(54,003)
Proceeds from sales of bank premises and equipment	3,112	4,648	652
Cash paid in purchase transaction	—	(276,555)	—
Cash acquired in purchase transaction	—	66,009	—

Net cash used in investing activities	(336,115)	(598,018)	(99,481)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2005, 2004 and 2003

(Dollars in Thousands)

	2005	2004	2003
Financing activities:
Net increase in non-interest bearing demand deposits	188,381	103,547	130,504
Net (decrease) increase in savings and interest bearing demand deposits	(75,868)	70,306	132,711
Net (decrease) increase in time deposits	(21,800)	27,961	(67,415)
Net increase in securities sold under repurchase agreements	140,956	74,372	43,381
Proceeds from issuance of other borrowed funds	3,935,000	2,335,000	3,140,000
Principal payments on other borrowed funds	(3,735,124)	(2,134,455)	(3,345,585)
Principal payments on senior notes	—	(21,295)	—
Proceeds from issuance of junior subordinated deferrable interest debentures	—	—	36,402
Purchase of treasury stock	(8,669)	(974)	(29,723)
Proceeds from stock transactions	5,478	5,266	7,454
Payments of cash dividends	(40,808)	(39,729)	(32,599)
Payments of cash dividends in lieu of fractional shares	(25)	(38)	(26)

Net cash provided by financing activities	387,521	419,961	15,104

Increase (decrease) in cash and cash equivalents	262,348	(19,959)	61,525
Cash and cash equivalents at beginning of year	195,770	215,729	154,204

Cash and cash equivalents at end of year	$458,118	$195,770	$215,729

Supplemental cash flow information:
Interest paid	$197,023	$96,709	$93,337
Income taxes paid	39,040	36,277	54,866

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

        The Company early adopted the provisions of FIN 46R as of December 31, 2003 and deconsolidated its investment in eight statutory business trusts formed for the purpose of issuing trust preferred securities. Three statutory business trusts that were acquired in the Company's acquisition of Local Financial Corporation were also deconsolidated under the provisions of FIN 46R.

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

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities classified as "held-to-maturity" are carried at amortized cost for financial statement reporting, while securities classified as "available-for-sale" and "trading" are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2005.

        Mortgage-backed securities held at December 31, 2005 and 2004 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the straight-line method over the contractual maturity of the loans adjusted for anticipated prepayments. Income recognized under the straight-line method is not materially different from income that would be recognized under the level yield or "interest method". Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Stock Options

        In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R ("SFAS No. 123R"), "Share-Based Payment (Revised 2004)." SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation expense in the consolidated statement of income based on their fair values on the date of the grant. The Company adopted the provisions of SFAS No. 123R on January 1, 2006. Based on the stock-based compensation awards outstanding as of December 31, 2005 for which the requisite service is not expected to be fully rendered prior to January 1, 2006, the Company expects to recognize additional pre-tax quarterly compensation cost of $229,000 beginning in the first quarter of 2006 as a result of the adoption of SFAS No. 123R. Future levels of compensation cost recognized related to stock-based compensation awards (including the aforementioned expected costs during the period of adoption) may be impacted by new awards and/or modifications, repurchases and cancellations of existing awards before and after the adoption of SFAS No. 123R.

        At December 31, 2005, the Company had one stock-based employee compensation plan and certain options granted outside the plan. The Company accounts for options under the recognition and measurement principles of APB 25, and related interpretations. No stock-based employee cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table, as prescribed by SFAS No. 148, illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation.

	Years Ended December 31,
	2005	2004	2003
	(Dollars in Thousands, except per share data)
Net income, as reported	$140,779	$119,032	$122,128
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax related effects	(383)	(460)	(609)

Pro forma net income	$140,396	$118,572	$121,529

Earnings per share:
Basic earnings
As reported	$2.21	$1.92	$2.02
Pro forma	2.20	1.91	2.01
Diluted earnings
As reported	$2.18	$1.88	$1.98
Pro forma	2.18	1.87	1.97

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

Goodwill and Identified Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Prior to 2002, goodwill was amortized over its estimated useful life using the straight-line method or an accelerated basis (as appropriate) over periods generally not exceeding 25 years. On January 1, 2002, in accordance with a new accounting standard, the Company stopped amortizing goodwill and adopted a new policy for measuring goodwill for impairment. Under the new policy, goodwill is assigned to reporting units. Goodwill is then tested for impairment at least annually or on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value.

        Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company's identified intangible assets relate to core deposits. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. Identified intangible assets with indefinite useful lives are not amortized until their lives are determined to be definite. Identified intangible assets, premises and equipment and other long lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flow. If impaired, the assets are recorded at fair value. See Note 7—Goodwill and Other Intangible Assets.

Impairment of Long-Lived Assets

        Long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statement of condition and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the statement of condition.

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

Segments of an Enterprise and Related Information

        The Company operates as one segment. The operating information used by the Company's chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has four active operating subsidiaries, namely, the bank subsidiaries, otherwise known as International Bank of Commerce, Laredo, Commerce Bank, International Bank of Commerce, Zapata and International Bank of Commerce, Brownsville. The Company applies the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in determining its reportable segments and related disclosures. None of the Company's other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

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

Reclassifications

        Certain amounts in the prior year's presentations have been reclassified to conform to the current presentation. These reclassifications had no effect on previously reported net income.

New Accounting Standards

        In May 2005, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, ("SFAS No. 154"), "Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transitional requirements specific to a newly adopted accounting principle. Previously, most changes in accounting principle were recognized by reporting a cumulative change in accounting principle to the net income of the period of the change. Under SFAS No. 154, retrospective application requires that (i) the cumulative effect of the change to the new accounting principle on periods prior to those presented be reflected in the carrying amounts of asset and liabilities as of the beginning of the first period presented, (ii) an offsetting adjustment, if any, be made to the opening balance of retained earnings or other appropriate components of equity for that period, and (iii) financial statements for each prior period presented be adjusted to reflect the direct period specific effects of applying the new accounting principle. Special retroactive application rules apply in certain situations where it is impracticable to determine either the period specific effects or the cumulative effect of the change. Indirect effects of a change in accounting principle are required to be reported in the period in which the accounting change is made. SFAS No. 154 carries forward the guidance in APB Opinion No. 20 "Accounting Changes," requiring justification of a change in accounting principle on the basis of preferability. SFAS No. 154 also carries forward, without change, the guidance in APB Opinion 20, for reporting the correction of an error in previously issued financial statements and for a change in accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

        In November 2005, the Financial Accounting Standards Board issued FASB Staff Position No 115-1 ("FSP 115-1"), "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." FSP 115-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. If, after consideration of all available evidence to evaluate the realizable value of its investment, impairment is determined to be other-thank-temporary, then an impairment loss should be recognized equal to the difference between the investments' cost and its fair value. FSB 115-1 nullifies certain provision of Emerging Issues Task Force ("EITF") Issue No 01-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," while retaining the disclosure requirements of EITF 01-1 which were adopted in 2003. FSP 115-1 is effective for reporting periods beginning after December 15, 2005. The adoption of this new standard at January 1, 2006 did not have an impact on the Company's consolidated financial statements.

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, ("SFAS No. 123R"), "Share-Based Payment, an Amendment of Statements No. 123 and 95." The revision to the existing SFAS No. 123 eliminates the ability of public companies to account for stock-based compensation using Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issues to Employees" and requires such transactions be recognized as compensation expense in the Company's consolidated financial statements based on the fair value of the options issued as of their grant date. SFAS No. 123R was to be effective for the Company for interim and reporting periods after December 31, 2005. The Company adopted the provisions of SFAS No. 123R on January 1, 2006. Based on the stock-based compensation awards outstanding as of December 31, 2005 for which the requisite service is not expected to be fully rendered prior to January 1, 2006, the Company expects to recognize additional pre-tax quarterly compensation cost of $229,000 beginning in the first quarter of 2006 as a result of the adoption of SFAS No. 123R. Future levels of compensation cost recognized related to stock-based compensation awards (including the aforementioned expected costs during the period of adoption) may be impacted by new awards and/or modifications, repurchases and cancellations of existing awards before and after the adoption of SFAS No. 123R.

        In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3 ("SOP 03-3"), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to loans and debt securities acquired individually, in pools or as part of a business combination and does not apply to originated loans. The application of SOP 03-3 limits the interest income, including the accretion of purchase price discounts, that may be recognized for certain loans and debt securities. Additionally, SOP 03-3 does not allow the excess of contractual cash flows over cash flows expected to be collected to be recognized as an adjustment of yield, loss accrual or valuation allowance, such as the allowance for possible loan losses. SOP 03-3 requires that increases in expected cash flows subsequent to the initial investment be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. In the case of loans acquired in a business combination where the loans show signs of credit deterioration, SOP 03-3 represents a significant change from current purchase accounting practice whereby the acquiree's allowance for loan losses is typically added to the acquirer's allowance for loan losses. SOP 03-3 is effective for loans and debt securities acquired by the Company beginning January 1, 2005. The adoption of this new standard did not have an impact on the Company's consolidated financial statements.

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

        The following table reflects the pro forma results of operations for the years ended December 31, 2004 and 2003, as though the acquisition had been completed as of January 1, 2003 (dollars in thousands, except per share data):

	Year Ended December 31, 2004	Year Ended December 31, 2003
Interest income	$417,945	$468,855
Interest expense	136,886	161,032

Net interest income	281,059	307,823
Provision for possible loan losses	18,000	14,891
Non-interest income	150,917	161,047
Non-interest expense	267,923	232,301

Income before income taxes	146,053	221,678
Income taxes	47,962	71,455

Net income	$98,091	$150,223

Per common share:
Basic	$1.58	$2.48
Diluted	$1.55	$2.44

        Included in the non-interest expense of the combined operations for the year ended December 31, 2004 are certain costs associated with contractual obligations related to the closing of the transaction.

(3) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2005 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,375	$—	$—	$2,375	$2,375

Total investment securities	$2,375	$—	$—	$2,375	$2,375

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$1,283	$—	$—	$1,283	$1,283
Mortgage-backed securities	4,214,461	913	(66,515)	4,148,859	4,148,859
Obligations of states and political subdivisions	96,750	2,833	(26)	99,557	99,557
Other securities	5,198	—	(2,599)	2,599	2,599
Equity securities	13,825	978	(149)	14,654	14,654

Total investment securities	$4,331,517	$4,724	$(69,289)	$4,266,952	$4,266,952

        The amortized cost and estimated fair value of investment securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$1,400	$1,400	$1,283	$1,283
Due after one year through five years	975	975	—	—
Due after five years through ten years	—	—	4,873	4,944
Due after ten years	—	—	97,075	97,213
Mortgage-backed securities	—	—	4,214,461	4,148,858
Equity securities	—	—	13,825	14,654

Total investment securities	$2,375	$2,375	$4,331,517	$4,266,952

        The amortized cost and estimated fair value by type of investment security at December 31, 2004 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,385	$—	$—	$2,385	$2,385

Total investment securities	$2,385	$—	$—	$2,385	$2,385

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$9,285	$—	$(9)	$9,276	$9,276
Mortgage-backed securities	3,725,751	20,617	(3,143)	3,743,225	3,743,225
Obligations of states and political subdivisions	99,240	5,084	(7)	104,317	104,317
Other securities	5,140	—	(360)	4,780	4,780
Equity securities	12,325	926	(16)	13,235	13,235

Total investment securities	$3,851,741	$26,627	$(3,535)	$3,874,833	$3,874,833

        Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and the Government National Mortgage Association ("Ginnie Mae").

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $2,612,506,000 and $2,571,886,000, respectively, at December 31, 2005.

        Proceeds from the sale of securities available-for-sale were $189,902,000, $875,816,000 and $1,239,766,000 during 2005, 2004 and 2003, respectively. Gross gains of $1,402,000, $12,818,000 and $29,517,000 and gross losses of $1,584,000, $3,934,000 and $6,127,000 were realized on the sales in 2005, 2004 and 2003, respectively.

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
U.S. Treasury securities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	3,471,914	(57,135)	410,134	(9,380)	3,882,048	(66,515)
Obligations of states and political subdivisions	522	(22)	135	(4)	657	(26)
Other securities	8,200	(2,748)	—	—	8,200	(2,748)

	$3,480,636	$(59,905)	$410,269	$(9,384)	$3,890,905	$(69,289)

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

(4) Loans

        A summary of net loans, by loan type at December 31, 2005 and 2004 is as follows:

	December 31,
	2005	2004
	(Dollars in thousands)
Commercial, financial and agricultural	$2,376,276	$2,710,270
Real estate—mortgage	847,512	960,599
Real estate—construction	901,518	749,689
Consumer	218,607	229,302
Foreign	281,947	239,622

Total loans	4,625,860	4,889,482
Unearned discount	(168)	(508)

Loans, net of unearned discount	$4,625,692	$4,888,974

(5) Allowance for Possible Loan Losses

        A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
	(Dollars in Thousands)
Balance at January 1	$81,351	$46,396	$42,210

Losses charged to allowance	(6,571)	(9,513)	(4,943)
Recoveries credited to allowance	2,056	5,407	1,085

Net losses charged to allowance	(4,515)	(4,106)	(3,858)
Provision charged to operations	960	5,196	8,044
Acquired in purchase transactions	—	33,865	—

Balance at December 31,	$77,796	$81,351	$46,396

        Loans accounted for on a non-accrual basis at December 31, 2005, 2004 and 2003 amounted to $30,075,000, $30,773,000 and $20,960,000, respectively. The effect of such non-accrual loans reduced interest income by $2,329,000, $1,203,000 and $1,870,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

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

        The following table details key information regarding the Company's impaired loans:

	2005	2004	2003
	(Dollars in Thousands)
Balance of impaired loans where there is a related allowance for loan loss	$34,796	$37,037	$24,216
Balance of impaired loans where there is no related allowance for loan loss	—	—	—

Total impaired loans	$34,796	$37,037	$24,216

Allowance allocated to impaired loans	$20,014	$15,666	$899

        The impaired loans included in the table above were primarily comprised of collateral dependent commercial loans, which have not been fully charged off. The average recorded investment in impaired loans was $29,909,000, $34,226,000, and $13,090,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The increase in impaired loans in 2004 can be attributed to the LFIN acquisition. The interest recognized on impaired loans was not significant.

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2005 was adequate to absorb probable losses from loans in the portfolio at that date.

(6) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2005 and 2004 were as follows:

	Estimated useful lives	2005	2004
		(Dollars in Thousands)
Bank buildings and improvements	5 - 40 years	$261,787	$229,007
Furniture, equipment and vehicles	1 - 20 years	185,465	159,289
Land		65,632	52,701
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	919	970
Less: accumulated depreciation		(161,817)	(139,737)

Bank premises and equipment, net		$351,986	$302,230

(7) Goodwill and Other Intangible Assets

        The Company's identified intangibles are all in the form of amortizable core deposit premium. In 2004, the Company acquired $42,188,000 in identified intangibles in the form of core deposit premium in the LFIN acquisition, which will be amortized over a ten year period. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2005:
Core deposit premium	$56,338	$17,114	$39,224

December 31, 2004:
Core deposit premium	$56,338	$11,938	$44,400

        Amortization expense of intangible assets for the years ended December 31, 2005, 2004 and 2003, was $5,176,000, $3,681,000 and $1,276,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

        Fiscal year ending:

Total
(in thousands)
2006	$4,866
2007	4,837
2008	4,837
2009	4,837
2010	4,837
Thereafter	15,010

Total	$39,224

        There were no changes in the carrying amount of goodwill for the year ended December 31, 2005. Changes in the carrying amount of goodwill for the year ended December 31, 2004 were as follows:

Balance at December 31, 2003	$67,442
Adjustments to deferred tax asset and goodwill relating to a 2004 acquisition	6
Acquisition of goodwill related to acquisition of LFIN (note 2)	221,814

Balance as of December 31, 2004	$289,262

(8) Deposits

        Deposits as of December 31, 2005 and 2004 and related interest expense for the years ended December 31, 2005, 2004 and 2003 were as follows:

	2005	2004
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,222,888	$1,028,651
Foreign	116,492	122,348

Total demand non-interest bearing	1,339,380	1,150,999

Savings and interest bearing demand
Domestic	1,839,829	1,882,791
Foreign	316,405	349,311

Total savings and interest bearing demand	2,156,234	2,232,102

Time, certificates of deposit
$100,000 or more
Domestic	814,267	914,078
Foreign	1,091,284	1,005,930
Less than $100,000
Domestic	889,016	916,781
Foreign	366,245	351,214

Total time, certificates of deposit	3,160,812	3,188,003

Total deposits	$6,656,426	$6,571,104

	2005	2004	2003
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$24,583	$11,991	$8,145
Foreign	2,353	1,806	2,023

Total savings and interest bearing demand	26,936	13,797	10,168

Time, certificates of deposit
$100,000 or more
Domestic	18,705	10,483	9,314
Foreign	26,710	17,327	19,026
Less than $100,000
Domestic	20,399	12,396	7,890
Foreign	7,420	4,453	4,783

Total time, certificates of deposit	73,234	44,659	41,013

Total interest expense on deposits	$100,170	$58,456	$51,181

(9) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $746,389,000 and $526,447,000 during 2005 and 2004, respectively, and the maximum amount outstanding at any month end during 2005 and 2004 was $856,681,000 and $572,320,000, respectively.

        Further information related to repurchase agreements at December 31, 2005 and 2004 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2005 term:
Overnight agreements	$150,055	$147,175	$128,886	2.79%
1 to 29 days	12,461	12,296	3,931	3.85
30 to 90 days	45,516	44,884	33,851	3.20
Over 90 days	765,644	756,145	594,094	4.24

Total	$973,676	$960,500	$760,762	3.95%

December 31, 2004 term:
Overnight agreements	$129,589	$129,959	$99,216	1.49%
1 to 29 days	—	—	—	—
30 to 90 days	55,771	56,568	31,848	1.69
Over 90 days	619,040	628,508	488,742	4.01

Total	$804,400	$815,035	$619,806	3.49%

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

        Further information regarding the Company's other borrowed funds at December 31, 2005 and 2004 is set forth in the following table:

	December 31,
	2005	2004
	(Dollars in Thousands)
Federal Home Loan Bank advances—short term
Balance at year end	$1,870,000	$1,430,120
Rate on balance outstanding at year end	4.25%	2.24%
Average daily balance	$1,863,096	$794,577
Average rate	3.21%	1.50%
Maximum amount outstanding at any month end	$2,035,119	$1,430,120
Federal Home Loan Bank advances—long term
Balance at year end	$75	$240,079
Rate on balance outstanding at year end	5.15%	2.25%
Average daily balance	$77	$240,083
Average rate	5.15%	1.43%
Maximum amount outstanding at any month end	$79	$240,102

(11) Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the LFIN acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. The Company has succeeded to the obligations of LFIN under the LFIN Debentures, which have an outstanding principal balance of $62,115,000. The Debentures will mature on various dates; however the Debentures may be redeemed at specified prepayment prices, in whole or in part after the optional redemption dates specified in the respective indentures or in whole upon the occurrence of any one of certain legal, regulatory or tax events specified in respective indentures. As of December 31, 2005, the principal amount of debentures outstanding totaled $236,391,000.

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

        Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statements of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2005, the total $236,391,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Capital Securities and their interest rate at December 31, 2005:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,217	Fixed	10.18%	Fixed	June 2031	June 2011
Trust II	$25,774	Semi-Annually	7.67%	LIBOR + 3.75	July 2031	July 2006
Trust III	$34,021	Semi-Annually	8.42%	LIBOR + 3.75	December 2031	December 2006
Trust IV	$22,563	Semi-Annually	8.15%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,439	Quarterly	8.25%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,511	Quarterly	7.79%	LIBOR + 3.45	November 2032	November 2007
Trust VII	$10,310	Quarterly	7.50%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,441	Quarterly	7.20%	LIBOR + 3.05	October 2033	October 2008
LFIN Trust I	$41,495	Fixed	9.00%	Fixed	September 2031	September 2006
LFIN Trust II	$10,310	Semi-Annually	7.55%	LIBOR + 3.625	July 2032	July 2007
LFIN Trust III	$10,310	Quarterly	7.79%	LIBOR + 3.45	November 2032	November 2007

	$236,391

(12) Earnings per Share

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2005, 2004, and 2003 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2005:
Basic EPS
Net income	$140,779	63,695,017	$2.21
Potential dilutive common shares	—	790,150

Diluted EPS	$140,779	64,485,167	$2.18

December 31, 2004:
Basic EPS
Net income	$119,032	62,134,149	$1.92
Potential dilutive common shares	—	1,246,407

Diluted EPS	$119,032	63,380,556	$1.88

December 31, 2003:
Basic EPS
Net income	$122,128	60,453,061	$2.02
Potential dilutive common shares	—	1,214,830

Diluted EPS	$122,128	61,667,891	$1.98

(13) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,950,000, $3,823,000 and $2,897,000 were charged to income for the years ended December 31, 2005, 2004, and 2003, respectively.

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

        A summary of assets attributable to international operations at December 31, 2005 and 2004 are as follows:

	2005	2004
	(Dollars in Thousands)
Loans:
Commercial	$219,877	$179,068
Others	62,070	60,554

	281,947	239,622
Less allowance for possible loan losses	(15,138)	(12,173)

Net loans	$266,810	$227,449

Accrued interest receivable	$1,672	$1,370

        At December 31, 2005, the Company had $140,074,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Revenues directly attributable to international operations were $14,003,000, $11,077,000 and $11,626,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

(15) Income Taxes

        The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2005	2004	2003
	(Dollars in Thousands)
Current
U.S.	$48,151	$45,969	$54,199
State	452	523	—
Foreign	15	35	74

Total current taxes	48,618	46,527	54,273
Deferred
U.S.	21,763	11,353	6,153
State	989	—	—

Total deferred taxes	22,752	11,353	6,153
Total income taxes	$71,370	$57,880	$60,426

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2005, 2004 and 2003 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2005	2004	2003
	(Dollars in Thousands)
Computed expected tax expense	$74,252	$61,919	$63,894
Change in taxes resulting from:
Tax-exempt interest income	(1,800)	(1,847)	(1,762)
Leasing activities	—	—	(461)
State tax, net of federal income taxes	1,267	340	—
Other	(2,349)	(2,532)	(1,245)

Actual tax expense	$71,370	$57,880	$60,426

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are reflected below:

	2005	2004
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for possible loan losses	$26,865	$29,481
Net unrealized losses on available for sale investment securities	22,598	—
Other real estate owned	152	513
Goodwill	3,147	3,181
Accrued expenses	1,251	2,295
State net operating loss carryforwards	1,633	2,615
Other	1,780	3,367

Total deferred tax assets	57,426	41,452

Deferred tax liabilities:
Net unrealized gains on available for sale investment securities	—	(8,082)
Lease financing receivable	(26,320)	(20,991)
Bank premises and equipment, principally due to differences on depreciation	(20,365)	(16,632)
FHLB stock	(4,520)	(6,503)
Identified intangible assets	(19,015)	(18,052)
Other	(2,422)	(2,317)

Total deferred tax liabilities	(72,642)	(72,577)

Net deferred tax liability	$(15,216)	$(31,125)

        The net deferred tax liability of $15,216,000 and $31,125,000 at December 31, 2005 and 2004, respectively, is included in other liabilities in the consolidated statements of condition.

(16) Stock Options

        On April 1, 2005, the Board of Directors adopted the 2005 International Bancshares Corporation Stock Option Plan (the "2005 Plan"). The 2005 Plan replaced the 1996 International Bancshares Corporation Key Contributor Stock Option Plan (the "1996 Plan"). Under the 2005 Plan both qualified incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years.

        Through December 31, 2005, the Company has granted nonqualified stock options exercisable for a total of 167,847 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under either the 1996 Plan or the 2005 Plan. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on the date of grant.

        The following schedule summarizes the pertinent information (adjusted for stock distributions) with regard to the Company's stock options.

	Option price per share			Options outstanding
Balance at December 31, 2002				2,221,696
Terminated	$6.43	-	17.43	(13,444)
Granted	18.43	-	29.05	153,612
Exercised	5.15	-	17.43	(316,719)

Balance at December 31, 2003				2,045,145
Terminated	$7.92	-	21.92	(26,192)
Granted	25.60	-	33.44	28,202
Exercised	7.92	-	21.92	(313,403)

Balance at December 31, 2004				1,733,752
Terminated	$9.97	-	33.44	(20,625)
Granted	29.30	-	31.20	368,800
Exercised	7.92	-	21.92	(455,772)

Balance at December 31, 2005				1,626,155

        At December 31, 2005, 2004, and 2003, 1,076,926, 926,037, and 713,074 options were exercisable, respectively, and as of December 31, 2005, 110,950 shares were available for future grants under the 2005 Plan. All options granted under the 2005 Plan had an option price of not less than the fair market value of the Company's common stock at the date of grant and a vesting period of five years.

        The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/05	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/05	Weighted Average Exercise Price
$ 5.10 - 10.90	123,984	1.4 years	$7.92	123,984	$7.92
10.06 - 10.43	44,838	.8 years	10.06	44,838	10.06
9.65 - 11.28	334,897	1.4 years	9.97	334,897	9.97
10.16 - 10.77	188,319	2.8 years	10.61	188,319	10.61
12.46 - 14.95	408,360	3.7 years	13.99	326,688	13.99
18.43 - 29.06	133,237	5.5 years	21.87	53,294	21.87
25.60 - 33.44	24,532	6.6 years	26.85	4,906	26.85
29.30 - 31.20	367,988	7.8 years	29.53	—	29.53

$ 5.10 - 31.20	1,626,155			1,076,926

        The fair values of options at date of grant were estimated using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions:

	2005	2004
Expected Life (Years)	5.99	5
Dividend yield	2.50%	2.50%
Interest rate	4.36%	3.52%
Volatility	24.00%	25.10%

        The Company has a formal stock repurchase program and as part of the program, the Company occasionally repurchases shares of Common Stock related to the exercise of stock options through the surrender of other shares of Common Stock of the Company owned by the option holders.

(17) Commitments, Contingent Liabilities and Other Tax Matters

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

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2005, 2004 and 2003 and non-cancellable lease commitments at December 31, 2005 were not significant.

        Cash of approximately $50,625,000 and $50,411,000 at December 31, 2005 and 2004, respectively, was maintained to satisfy regulatory reserve requirements.

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

        Prior to filing the respective lawsuits, the Company was required to deposit the estimated tax due of approximately $4,083,000 with respect to the first FPAA, and $7,710,606 with respect to the second FPAA, with the IRS pursuant to the Internal Revenue Code. If it is determined that the amount of tax due, if any, related to the lease-financing transactions is less than the amount of the deposits, the remaining amount of the deposits would be returned to the Company. The case with respect to the first FPAA was tried during August 2005. Post-trial briefs were filed in January and February 2006.

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

        No reliable prediction can be made at this time as to the likely outcome of the lawsuits; however, if the lawsuits are decided adversely to the partnerships, all or a portion of the $12 million in tax benefits previously recognized by the Company in connection with the Partnerships' lease-financing transactions would be in question and penalties and interest could be assessed by the IRS. The Company has accrued approximately $12 million at December 31, 2005 in connection with the lawsuits. Management intends to continue to evaluate the merits of each matter and make appropriate revisions to the accrued amount as deemed necessary.

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

(18) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $41,261,000 and $43,430,000 at December 31, 2005 and 2004, respectively.

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2005, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,374,054,000
Credit card lines	28,144,000
Standby letters of credit	122,384,000
Commercial letters of credit	17,690,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2005, the maximum potential amount of future payments is $122,384,000. At December 31, 2005, the fair value of these guarantees is not significant.

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

(20) Dividend Restrictions and Capital Requirements

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2005, the subsidiary banks could pay dividends of up to $169,500,000 to the Company without prior regulatory approval and without adversely affecting their "well capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2005, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

        As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2005 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2005:
Total Capital (to Risk Weighted Assets):
Consolidated	$814,021	14.22%	$457,889	8.00%	$572,361	10.00%
International Bank of Commerce, Laredo	628,370	12.49	402,614	8.00	503,267	10.00
International Bank of Commerce, Brownsville	71,038	20.82	27,294	8.00	34,118	10.00
International Bank of Commerce, Zapata	33,584	26.48	10,146	8.00	12,683	10.00
Commerce Bank	40,445	20.85	15,515	8.00	19,394	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$742,345	12.97%	$228,944	4.00%	$343,417	6.00%
International Bank of Commerce, Laredo	565,312	11.23	201,307	4.00	301,960	6.00
International Bank of Commerce, Brownsville	67,058	19.65	13,647	4.00	20,471	6.00
International Bank of Commerce, Zapata	32,367	25.52	5,073	4.00	7,610	6.00
Commerce Bank	38,020	19.60	7,757	4.00	11,636	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$742,345	7.26%	$408,952	4.00%	$511,190	5.00%
International Bank of Commerce, Laredo	565,312	6.55	345,319	4.00	431,648	5.00
International Bank of Commerce, Brownsville	67,058	9.06	29,622	4.00	37,028	5.00
International Bank of Commerce, Zapata	32,367	9.21	14,053	4.00	17,566	5.00
Commerce Bank	38,020	8.13	18,698	4.00	23,373	5.00

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2004 are also presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2004:
Total Capital (to Risk Weighted Assets):
Consolidated	$714,612	11.99%	$476,782	8.00%	$595,977	10.00%
International Bank of Commerce, Laredo	534,464	10.16	420,674	8.00	525,843	10.00
International Bank of Commerce, Brownsville	65,994	18.89	27,955	8.00	34,944	10.00
International Bank of Commerce, Zapata	29,474	21.84	10,796	8.00	13,495	10.00
Commerce Bank	35,241	19.54	14,426	8.00	18,033	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$639,875	10.74%	$238,391	4.00%	$357,586	6.00%
International Bank of Commerce, Laredo	468,510	8.91	210,337	4.00	315,506	6.00
International Bank of Commerce, Brownsville	62,911	18.00	13,978	4.00	20,966	6.00
International Bank of Commerce, Zapata	28,543	21.15	5,398	4.00	8,097	6.00
Commerce Bank	32,970	18.28	7,213	4.00	10,820	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$639,875	6.91%	$370,523	4.00%	$463,154	5.00%
International Bank of Commerce, Laredo	468,510	5.86	319,979	4.00	399,974	5.00
International Bank of Commerce, Brownsville	62,911	8.41	29,928	4.00	37,410	5.00
International Bank of Commerce, Zapata	28,543	9.96	11,464	4.00	14,330	5.00
Commerce Bank	32,970	8.40	15,692	4.00	19,614	5.00

(21) Fair Value of Financial Instruments

       The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2005 and 2004 are outlined below.

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

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2005 and 2004, the carrying amount of fixed rate performing loans was $1,398,838,000 and $1,681,916,000 respectively, and the estimated fair value was $1,382,409,000 and $1,679,719,000, respectively.

        Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market and specific borrower information. As of December 31, 2005 and 2004, the net carrying amount of non-performing loans was a reasonable estimate of the fair value.

  Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2005 and 2004. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31,

2005 and 2004, the carrying amount of time deposits was $3,160,812,000 and $3,188,003,000, respectively, and the estimated fair value was $3,175,624,000 and $3,197,198,000, respectively.

  Securities Sold Under Repurchase Agreements and Other Borrowed Funds

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2005 and 2004.

  Junior Subordinated Deferrable Interest Debentures

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2005.

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

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2005 and 2004
(Dollars in Thousands)

	2005	2004
ASSETS
Cash	$1,562	$387
Repurchase Agreements	2,600	4,400
Other investments	21,937	25,425
Notes receivable	2,536	5,775
Premises and equipment	—	6,057
Investment in subsidiaries	1,003,878	946,665
Other assets	1,277	3,088

Total assets	$1,033,790	$991,797

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$236,391	$235,395
Due to IBC Trading	21	21
Other liabilities	4,511	3,291

Total liabilities	240,923	238,707

Shareholders' equity:
Common shares	86,059	68,431
Surplus	135,619	130,597
Retained earnings	788,416	705,642
Accumulated other comprehensive income (loss)	(41,968)	15,010

	968,126	919,680
Less cost of shares in treasury	(175,259)	(166,590)

Total shareholders' equity	792,867	753,090

Total liabilities and shareholders' equity	$1,033,790	$991,797

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2005, 2004 and 2003
(Dollars in Thousands)

	2005	2004	2003
Income:
Dividends from subsidiaries	$51,450	$62,950	$8,000
Interest income on notes receivable	180	682	1,330
Interest income on other investments	1,351	1,437	876
Other interest income	498	511	—
Gain on sale of other securities	—	151	100
Gain on sale of assets	67	1,659	—
Other	4,047	5,683	2,522

Total income	57,593	73,073	12,828
Expenses:
Interest expense (Debentures)	18,587	13,152	9,125
Interest expense (Senior Notes)	—	383	—
Other	946	1,271	554

Total expenses	19,533	14,806	9,679

Income before federal income taxes and equity in undistributed net income of subsidiaries	38,060	58,267	3,149
Income tax benefit	(4,716)	(1,559)	(1,394)

Income before equity in undistributed net income of subsidiaries	42,776	59,826	4,543
Equity in undistributed net income of subsidiaries	98,003	59,206	117,585

Net income	$140,779	$119,032	$122,128

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2005, 2004 and 2003
(Dollars in Thousands)

	2005	2004	2003
Operating activities:
Net income	$140,779	$119,032	$122,128
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of other investments	—	(151)	(58)
Gain on sale of assets	(67)	(1,659)	—
Accretion of junior subordinated interest deferrable debentures	996	1,026	—
Depreciation of bank premises and equipment	93	15	—
Increase in other liabilities	1,220	904	567
Equity in undistributed net income of subsidiaries	(98,003)	(59,206)	(117,585)

Net cash provided by operating activities	45,018	59,961	5,052

Investing activities:
Contributions to subsidiaries	(4,034)	(9,581)	(8,227)
(Repurchase) proceeds of repurchase agreement with banks	(1,800)	300	8,650
Purchase of available for sale other securities	—	(5,068)	—
Proceeds of sales of available for sale securities	—	5,010	85
Principal collected on mortgage-backed securities	—	—	93
Proceeds from sales of bank premises and equipment	147	2,598	—
Net decrease in notes receivable	3,239	5,750	8,849
Increase (decrease) in other assets	2,629	(2,982)	377

Net cash provided by (used in) investing activities	181	(3,973)	9,827

Financing activities:
Proceeds from issuance of subordinated debentures	—	—	36,402
Principal payments on senior notes	—	(21,295)	—
Proceeds from stock transactions	5,478	5,265	7,454
Payments of cash dividends	(40,808)	(39,729)	(32,599)
Payments of cash dividends in lieu of fractional shares	(25)	(38)	(26)
Purchase of treasury stock	(8,669)	(974)	(29,723)

Net cash used in financing activities	(44,024)	(56,771)	(18,492)

Increase (decrease) in cash	1,175	(783)	(3,613)
Cash at beginning of year	387	1,170	4,783

Cash at end of year	$1,562	$387	$1,170

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Average Statements of Condition

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2005, 2004, and 2003:

	2005			2004			2003
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$4,573,634	$325,447	7.12%	$3,757,015	$225,002	5.99%	$2,530,318	$165,174	6.53%
Foreign	257,247	14,003	5.44	225,565	11,077	4.91	225,685	11,626	5.15
Investment securities:
Taxable	4,029,077	160,175	3.98	2,996,046	109,092	3.64	3,233,500	135,132	4.18
Tax-exempt	100,441	4,862	4.84	111,671	5,071	4.54	106,876	5,146	4.81
Time deposits with banks	904	32	3.54	5,459	92	1.69	161	9	5.59
Federal funds sold	132,192	3,668	2.77	129,731	1,577	1.22	64,885	594.92
Other	8,088	518	6.40	6,153	467	7.59	3,695	370	10.01

Total interest-earning assets	9,101,583	508,705	5.59%	7,231,640	352,378	4.87%	6,165,120	318,051	5.16%
Non-interest earning assets:
Cash and due from banks	205,008			162,278			126,451
Bank premises and equipment, net	323,946			260,671			199,637
Other assets	749,044			552,880			377,218
Less allowance for possible loan losses	(84,256)			(69,324)			(46,928)

Total	$10,295,325			$8,138,145			$6,821,498

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,181,303	$26,936	1.23%	$1,832,714	$13,797.75%		$1,317,746	$10,168.77%
Time deposits:
Domestic	1,709,275	39,104	2.29	1,590,229	22,879	1.44	922,845	17,204	1.86
Foreign	1,410,465	34,130	2.42	1,178,775	21,780	1.85	1,314,387	23,809	1.81
Securities sold under repurchase agreements	751,247	27,384	3.65	545,572	19,865	3.64	473,365	18,770	3.97
Other borrowings	1,891,001	60,689	3.21	1,083,222	16,746	1.55	1,300,153	15,839	1.22
Junior subordinated interest deferrable debentures	235,905	18,587	7.88	206,272	13,152	6.38	149,615	8,935	5.97
Senior notes	—	—	—	3,340	383	11.47	—	—	—

Total interest bearing liabilities	8,179,196	206,830	2.53%	6,440,124	108,602	1.69%	5,478,111	94,725	1.73%
Non-interest bearing liabilities:
Demand Deposits	1,253,694			988,659			751,977
Other liabilities	79,178			54,261			53,174
Shareholders' equity	783,257			655,101			538,236

Total	$10,295,325			$8,138,145			$6,821,498

Net interest income		$301,875			$243,776			$223,326

Net yield on interest earning assets			3.32%			3.37%			3.62%

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2005
Interest income	$134,258	$129,968	$126,160	$118,319
Interest expense	62,678	54,745	48,201	41,206

Net interest income	71,580	75,223	77,959	77,113
(Recovery) provision for possible loan losses	(1,675)	(196)	221	2,610
Non-interest income	46,609	40,883	37,307	42,423
Non-interest expense	66,355	64,620	64,989	60,024

Income before income taxes	53,509	51,682	50,056	56,902
Income taxes	19,230	16,214	16,684	19,242

Net income	$34,279	$35,468	$33,372	$37,660

Per common share:
Basic
Net income	$.54	$.56	$.52	$.59

Diluted
Net income	$.53	$.55	$.52	$.58

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
International Investments/Real Estate

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
INTEREST RATE SENSITIVITY (Dollars in Thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2005 and 2004 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition, (Continued) December 31, 2005 and 2004 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2005, 2004 and 2003 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (Continued) Years ended December 31, 2005, 2004 and 2003 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2005, 2004, and 2003 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2005, 2004 and 2003 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2005, 2004 and 2003 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (Continued) Years ended December 31, 2005, 2004 and 2003 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only) December 31, 2005 and 2004 (Dollars in Thousands)
Statements of Income (Parent Company Only) Years ended December 31, 2005, 2004 and 2003 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only) Years ended December 31, 2005, 2004 and 2003 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS