Form 10-K, Exhibit 13
period 2006-12-31
INTERNATIONAL BANCSHARES CORP
filed 2007-03-01
CIK 315709

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

The following consolidated selected financial data is derived from the Corporation’s audited financial statements as of and for the five years ended December 31, 2006. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	10,911,454	$10,391,853	$9,921,505	$6,580,560	$6,497,638
Net loans	4,970,273	4,547,896	4,807,623	2,700,354	2,725,349
Deposits	6,989,918	6,656,426	6,571,104	4,435,699	4,239,899
Other borrowed funds	2,095,576	1,870,075	1,670,199	845,276	1,185,857
Junior subordinated deferrable interest Debentures (Note 1)	210,908	236,391	235,395	172,254	—
Shareholders’ equity	842,056	792,867	753,090	577,383	547,264
INCOME STATEMENT
Interest income	$609,073	$508,705	$352,378	$318,051	$353,928
Interest expense	319,588	206,830	108,602	94,725	116,415
Net interest income	289,485	301,875	243,776	223,326	237,513
Provision for possible loan losses	3,849	960	5,196	8,044	8,253
Non-interest income	176,971	167,222	134,816	127,273	85,645
Non-interest expense	288,677	255,988	196,484	160,001	155,131
Income before income taxes and cumulative change in accounting principle	173,930	212,149	176,912	182,554	159,774
Minority interest in consolidated subsidiary	40	—	—	—	—
Income taxes	56,889	71,370	57,880	60,426	54,013
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	—	(5,130)
Net income	$117,001	$140,779	$119,032	$122,128	$100,631
Adjusted net income	$117,001	$140,779	$119,032	$122,128	$100,631
Per common share (Note 2):
Basic	$1.85	$2.21	$1.92	$2.02	$1.61
Diluted	$1.83	$2.18	$1.88	$1.98	$1.58

Note 1:   See note 1 of notes to the consolidated financial statements regarding the adoption of FIN 46, as revised. The Company early-adopted the provisions of FIN 46, as revised, as of December 31, 2003 and thus deconsolidated its investment in eight special purpose business trusts established for the issuance of trust preferred securities.

Note 2:   Per share information has been re-stated giving retroactive effect to stock dividends distributed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the “Company” or the “Corporation”) on a consolidated basis for the three-year period ended December 31, 2006. The following discussion should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward Looking Information

Certain matters discussed in this report, excluding historical information, include forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by these sections. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words “estimate,” “expect,” “intend,” “believe” and “project,” as well as other words or expressions of a similar meaning are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

Factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others, the following possibilities:

•       Changes in interest rates and market prices, which could reduce the Company’s net interest margins, asset valuations and expense expectations.

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

•       Changes in U.S.—Mexico trade, including, without limitation, reductions in border crossings and commerce resulting from the Homeland Security Programs called “US-VISIT,” which is derived from Section 110 of the Illegal Immigration Reform and Immigrant Responsibility Act of 1996.

•       The loss of senior management or operating personnel.

•       Increased competition from both within and outside the banking industry.

•       Changes in local, national and international economic business conditions that adversely affect the Company’s customers and their ability to transact profitable business with the Company, including the ability of its borrowers to repay their loans according to their terms or a change in the value of the related collateral.

•       The timing, impact and other uncertainties of the Company’s potential future acquisitions including the Company’s ability to identify suitable potential future acquisition candidates, the success or failure in the integration of their operations and the Company’s ability to maintain its current branch network and to enter new markets successfully and capitalize on growth opportunities.

•       Changes in the Company’s ability to pay dividends on its Common Stock.

•       The effects of the litigation and proceedings pending with the Internal Revenue Service regarding the Company’s lease financing transactions.

•       Additions to the Company’s loan loss allowance as a result of changes in local, national or international conditions which adversely affect the Company’s customers.

•       Political instability in the United States or Mexico.

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

Overview

The Company, which is headquartered in Laredo, Texas, with more than 230 facilities and more than 360 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a broker/dealer and a majority interest in an investment banking unit that owns a broker/dealer. The Company’s primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). The Company’s ROE for the year ended December 31, 2006 was 14.02% as compared to 17.97% for the year ended December 31, 2005.

The Company is very active in facilitating trade along the United States border with Mexico. The Company does a large amount of business with customers domiciled in Mexico. Deposits from persons and entities domiciled in Mexico comprise a large and stable portion of the deposit base of the Company’s bank subsidiaries. The Company also serves the growing Hispanic population through the Company’s facilities located throughout South, Central and Southeast Texas and the State of Oklahoma.

Expense control is an essential element in the Company’s long-term profitability. As a result, one of the key ratios the Company monitors is the efficiency ratio, which is a measure of non-interest expense to net-interest income plus non-interest income. The Company’s efficiency ratio has been under 55% for each of the last five years except 2006, which the Company’s review indicates is better than average compared to its national peer group. The Company’s efficiency ratio has increased over the last few years because of the Company’s aggressive branch expansion which has added 64 branches during 2006 and 2005. The efficiency ratio during 2006 was negatively affected by the $8.9 million, net of tax, expense recognized in connection with the tax litigation. During rapid expansion periods, the Company’s efficiency ratio will suffer but the long term benefits of the expansion should be realized in future periods and benefits should positively impact the efficiency ratio in future periods. The Company believes that the de novo branching will help in attracting new low cost deposits and loans and also help with the retention of current customers as more out of market banks expand their branching activities in Texas; however, the Company realizes that there is a certain amount of time before each branch becomes profitable and thus negatively impacts earnings in the short term. The Company has continued to foster the growth of loans to improve net interest income; however, this process of expanding quality loan balances takes a certain amount of time and also increases the provision for loan losses in periods of expansion. The Company believes the de novo branch expansion is important to the future long term expansion of the Company.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2006	December 31, 2005	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	10,911,454	$10,391,853	5.0%
Net loans	4,970,273	4,547,896	9.3
Deposits	6,989,918	6,656,426	5.0
Other borrowed funds	2,095,576	1,870,075	12.1
Junior subordinated deferrable interest debentures	210,908	236,391	(10.8)
Shareholders’ equity	842,056	792,867	6.2

Consolidated Statements of Income Information

	Year Ended December 31, 2006	Year Ended December 31, 2005	Percent Increase (Decrease) 2006 vs. 2005	Year ended December 31, 2004	Percent Increase (Decrease) 2005 vs. 2004
	(Dollars in Thousands)
Interest income	$609,073	$508,705	19.7%	$352,378	44.4%
Interest expense	319,588	206,830	54.5	108,602	90.4
Net interest income	289,485	301,875	(4.1)	243,776	23.8
Provision for possible loan losses	3,849	960	300.9	5,196	(81.5)
Non-interest income	176,971	167,222	5.8	134,816	24.0
Non-interest expense	288,677	255,988	12.8	196,484	30.3
Net income	117,001	140,779	(16.9)	119,032	18.3
Per common share:
Basic	$1.85	$2.21	(16.3)%	$1.92	15.1%
Diluted	1.83	2.18	(16.1)	1.88	16.0

Net Income

Net income decreased for the year ended December 31, 2006 as compared to the year ended December 31, 2005 due in part, to a $8.9 million, net of tax, charge to operations as a result of the loss of a tax lawsuit with the Internal Revenue Service that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and that relates to certain leasing transactions previously discussed in Note 17 of the Notes to Consolidated Financial Statements.  Because of the trial court judgment issued on March 31, 2006, the uncertainty of the outcome at the appellate level and the similarity between the litigated lawsuit and the other tax case that is pending, the Company took the $8.9 million charge, net of tax.  Additionally, net income for the year ended December 31, 2006 was negatively impacted due to the inverted yield curve, increasing competition for deposits, and strategic decisions to reduce certain loan and deposit categories acquired from Local Financial Corporation (“LFIN”).  As a result of the inverted yield curve, the Company’s interest revenue coming from its securities portfolio has been negatively affected.  Because the Company faces the challenges of an inverted yield, the Company has placed greater emphasis on growing its loan portfolio and potentially improving the volume of interest income derived from loans.  However, the greater emphasis on increasing loan balances comes with more risk and takes time to produce quality loans and does not guarantee the Company will achieve its goal.

Net income increased for the year ended December 31, 2005 as compared to the year ended December 31, 2004 primarily because of the full integration of the Company’s acquisition of LFIN, improved results in its Texas operations, and the efficiencies created by the operations of the combined companies.  Net income was positively impacted by $5,613,000, net of tax, of distributions received in the first and second quarter of 2005 from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley.  Members of the PULSE EFT Association received these distributions based in part upon their volume of transactions through the PULSE network.  Net income for 2006, 2005 and 2004 has been negatively affected by the aggressive de novo branching activity by the Company.  The Company has added 32, 32, and 17 new branches in 2006, 2005 and 2004, respectively.  The new branches do not include the 52 branches the Company acquired as a result of the LFIN acquisition.  The Company believes that the de novo branching will help in attracting new low cost deposits and loans and also help with the retention of current customers as more out of market banks expand their branching activities in Texas; however, the Company realizes that there is a certain amount of time before each branch becomes  profitable and thus de novo branching negatively impacts earnings in the short term.  As part of the LFIN acquisition, the Company decided to exit certain national lending strategies that LFIN employed.  As a result, the Company’s total loans have decreased from 2004 to 2005.  During the fourth quarter of 2003, the Company reduced its assets by approximately $1 billion in anticipation of the LFIN acquisition.  The Company also increased its overnight liquidity in the form of fed funds sold to prepare for the cash payment required as part of the transaction.  On June 18, 2004, the Company completed its acquisition of LFIN.  As a result of the strategic management of earning assets, net interest income for the first, second and third quarters of 2004 was negatively affected.

Net Interest Income

Net interest income is the spread between income on interest-earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, such as deposits, repurchase agreements and funds borrowed. Net interest income is the Company’s largest source of revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest earning assets and interest bearing liabilities. Net interest income has decreased over the period from 2005 to 2006 because of the inverted yield curve and the enormous competition for deposits.

	For the years ended December 31,
	2006 Average Rate/Cost	2005 Average Rate/Cost	2004 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	8.42%	7.12%	5.99%
Foreign	7.16	5.44	4.91
Investment securities:
Taxable	4.58	3.98	3.64
Tax-exempt	4.88	4.84	4.54
Federal funds sold	4.79	2.77	1.22
Other	6.82	6.12	4.81
Total interest-earning assets	6.51%	5.59%	4.87%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	1.91%	1.23%	.75%
Time deposits:
Domestic	3.81	2.29	1.44
Foreign	3.77	2.42	1.85
Securities sold under repurchase agreements	4.50	3.65	3.64
Other borrowings	5.07	3.21	1.55
Junior subordinated deferrable interest debentures	9.72	7.88	6.38
Senior notes	—	—	11.47
Total interest bearing liabilities	3.84%	2.53%	1.69%

For the three years ended December 31, 2006, as short term interest rates increased and stabilized, the Company accordingly increased interest rates on loans and deposits. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets increased 16.5% from 5.59% in 2005 to 6.51% in 2006, and the rates paid on average interest-bearing liabilities increased 51.8% from 2.53% in 2005 to 3.84% in 2006. The yield on average interest-earning assets increased 14.8% from 4.87% in 2004 to 5.59% in 2005, and the rates paid on average interest-bearing liabilities increased 49.7% from 1.69% in 2004 to 2.53% in 2005. The majority of the Company’s taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

The Company has strategically reduced loans acquired in the LFIN acquisition.  LFIN had a national real estate group that loaned funds throughout the United States and after extensive review by the Company, the Company concluded the national real estate group goals were not consistent with the Company’s loan origination goals that emphasize risk, pricing and the desire to lend primarily in the markets that the Company occupies.  This strategic reduction negatively impacted the interest recognized on loans.  The decrease in interest income arising from this strategic reduction was offset by continued

growth in the Company’s Texas branches. The Company has continued to grow deposits through its internal sales program. The Company strategically reduced certain deposit categories of LFIN such as brokered deposits and certain public fund deposits. The Company decided not to continue the recruitment of brokered deposits and certain public funds because of the high expense associated with those types of funding sources and the lack of relationships those deposits carry. The strategic reduction in loans and deposits acquired with LFIN has negatively impacted net interest income.

The following table analyzes the changes in net interest income during 2006 and 2005 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2006 compared to 2005			2005 compared to 2004
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$(4,700)	$58,593	$53,893	$48,906	$51,539	$100,445
Foreign	1,723	4,954	6,677	1,556	1,370	2,926
Investment securities:
Taxable	13,920	26,379	40,299	37,615	13,468	51,083
Tax-exempt	(322)	37	(285)	(510)	301	(209)
Federal funds sold	(1,586)	1,514	(72)	30	2,061	2,091
Other	(187)	43	(144)	(151)	142	(9)
Total interest income	$8,848	$91,520	$100,368	$87,446	$68,881	$156,327
Interest incurred on:
Savings and interest bearing demand deposits	$(729)	$14,237	$13,508	$2,624	$10,515	$13,139
Time deposits:
Domestic	261	26,233	26,494	1,731	14,494	16,225
Foreign	2,842	20,507	23,349	4,281	8,069	12,350
Securities sold under repurchase agreements	(2,958)	5,711	2,753	7,489	30	7,519
Other borrowings	4,804	37,869	42,673	12,488	31,455	43,943
Junior subordinated deferrable interest debentures	(288)	4,269	3,981	1,889	3,546	5,435
Senior notes	—	—	—	(383)	—	(383)
Total interest expense	$3,932	$108,826	$112,758	$30,119	$68,109	$98,228
Net interest income	$12,780	$(17,306)	$(12,390)	$57,540	$559	$58,099

(Note 1)      The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

As part of its strategy to manage interest rate risk, the Company strives to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change the Company’s interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. The Investment Committee is comprised of certain senior managers of the various Company bank subsidiaries along with consultants. Management currently believes that the Company is properly positioned for interest rate changes; however, if management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

At December 31, 2006, based on these simulations, a rate shift of 200 basis points in interest rates up or a rate shift of 200 basis points down will not vary net interest income by more than 2.7% of projected 2007 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Possible Loan Loss

The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more category:

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$13,490	$17,129	$16,998	$20,874	$3,649
Loans contractually past due ninety days or more as to interest or principal payments	7,476	4,475	7,833	7,666	5,241
Loans accounted for as “troubled debt restructuring”	—	—	—	213	165

The allowance for possible loan losses decreased 17.0% to $64,537,000 at December 31, 2006 from $77,796,000 at December 31, 2005. The provision for possible loan losses charged to expense increased $2,889,000 to $3,849,000 for the year ended December 31, 2006 from $960,000 for the same period in 2005. The decrease in the allowance for possible loan losses can be attributed to the charge off of loans acquired as part of the LFIN acquisition. The increase in the provision for possible loan losses charged to expense can be attributed to the growth in the loan portfolio. The allowance for possible loan losses was 1.3% of total loans, net of unearned income at December 31, 2006 and 1.7% at December 31, 2005.

The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$4,298	$12,946	$13,741	$85	$254
Loans contractually past due ninety days or more as to interest or principal payments	228	608	104	597	21

The increase in non-accrual loans from 2003 to 2004 can be attributed to certain non-accrual loans acquired as a result of the LFIN acquisition. The gross income that would have been recorded during 2006 and 2005 on non-accrual and restructured loans in accordance with their original contract terms was $1,074,000 and $1,144,000 on domestic loans and $798,000 and $1,185,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2006 and 2005 was $289,000 and $252,000 on domestic loans and $18,000 and $46,000 for foreign loans, respectively.

The non-accrual loan policy of the bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be uncollectible. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management’s opinion, the creditor’s financial condition warrants reestablishment of interest accruals. Under special circumstances, a loan may be more than 90 days delinquent as to interest or principal and not be placed on non-accrual status. This situation generally results when a bank subsidiary has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there has been a recent history of payments. When a loan is placed on non-accrual status, any interest accrued, not paid is reversed and charged to operations against interest income.

Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $2,043,213,000 and $1,542,272,000 at December 31, 2006 and 2005, respectively. See Note 19 to the Consolidated Financial Statements.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for possible loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,034,810	$4,625,692	$4,888,974	$2,749,000	$2,769,562
Average loans outstanding during the year (Note 1)	$4,796,489	$4,830,881	$3,982,580	$2,756,003	$2,664,856
Balance of allowance at January 1	$77,796	$81,351	$46,396	$42,210	$38,350
Provision charged to expense	3,849	960	5,196	8,044	8,253
Loans charged off:
Domestic:
Commercial, financial and agricultural	(7,302)	(2,703)	(5,732)	(2,174)	(2,490)
Real estate—mortgage	(554)	(806)	(1,179)	(489)	(240)
Real estate—construction	(99)	(41)	(295)	—	—
Consumer	(2,056)	(2,948)	(2,034)	(2,173)	(2,412)
Foreign	(8,377)	(73)	(273)	(107)	(115)
Total loans charged off:	(18,388)	(6,571)	(9,513)	(4,943)	(5,257)
Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	625	1,436	4,841	313	495
Real estate—mortgage	130	69	93	41	247
Real estate—construction	53	24	17	—	—
Consumer	448	511	451	287	553
Foreign	24	16	5	444	34
Total recoveries	1,280	2,056	5,407	1,085	1,329
Net loans charged off	(17,108)	(4,515)	(4,106)	(3,858)	(3,928)
Allowance acquired (disposed) in purchase or sale transactions	—	—	33,865	—	(465)
Balance of allowance at December 31	$64,537	$77,796	$81,351	$46,396	$42,210
Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.36%	.09%	.10%	.14%	.15%
Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.28%	1.68%	1.66%	1.69%	1.52%

(Note 1)      The average balances for purposes of the above table are calculated on the basis of month-end balances for the years ended 2005, 2004, 2003 and 2002.

The loan balances increased despite the decline of loans as a result of the Company’s strategy to reduce the exposure to certain loan categories that LFIN employed prior to the acquisition by the

Company. LFIN had a national real estate group that loaned funds throughout the United States and after extensive review by the Company, the Company concluded the national real estate group goals were not consistent with the Company’s loan origination goals that emphasize risk, pricing and the desire to lend primarily in the markets that the Company occupies.

The allowance for possible loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

At December 31,
2006		2005		2004		2003		2002
Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
(Dollars in Thousands)

Commercial, Financial and Agricultural	$28,158	46.5%	$34,283	51.4%	$46,061	55.5%	$25,112	50.9%	$25,767	57.5%
Real estate— Mortgage	9,461	15.6	12,228	18.3	16,325	19.6	8,887	18.0	8,203	18.3
Real estate— Construction	16,914	27.9	13,007	19.5	12,741	15.3	8,828	17.9	4,468	10.0
Consumer	2,392	3.9	3,154	4.7	3,897	4.7	2,511	5.1	2,593	5.8
Foreign	7,612	6.1	15,124	6.1	2,327	4.9	1,058	8.1	1,179	8.4
	$64,537	100.0%	$77,796	100.0%	$81,351	100.0%	$46,396	100.0%	$42,210	100.0%

The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The decrease in the allowance for possible loan losses can be attributed to the decrease in total loans, which is the result of the strategies employed after the consummation of the LFIN acquisition and the charging off of certain loans acquired as part of the LFIN acquisition.

The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would indicate so. Generally, unsecured consumer loans are charged off when 90 days past due.

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company’s management that the allowance for possible loan losses at December 31, 2006 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 24.

Non-Interest Income

	Year Ended December 31, 2006	Year Ended December 31, 2005	Percent Increase (Decrease) 2006 vs. 2005	Year Ended December 31, 2004	Percent Increase (Decrease) 2005 vs. 2004
	(Dollars in Thousands)
Service charges on deposit accounts	$84,770	$83,917	1.0%	$73,877	13.6%
Other service charges, commissions and fees
Banking	29,523	25,212	17.1	19,320	30.5
Non-banking	21,605	12,248	76.4	7,083	72.9
Investment securities transactions, net	(930)	(181)	413.8	8,884	(102.0)
Other investments, net	20,035	20,629	(2.9)	13,012	58.5
Other income	21,968	25,397	(13.5)	12,640	100.9
Total non-interest income	$176,971	$167,222	5.8%	$134,816	24.0%

Non-interest income increased in 2006 as compared to 2005 primarily because of income recognized by the Company’s investment services unit. Non-interest income increased in 2005 as compared to 2004 primarily because of the full integration of the Company’s acquisition of LFIN. The increase in other income from 2005 to 2004 can be attributed primarily to a gain of $8,636,000 from a distribution resulting from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley. Members of the PULSE EFT Association received these distributions based in part upon their volume of transactions through the PULSE network.

Non-Interest Expense

	Year Ended December 31, 2006	Year Ended December 31, 2005	Percent Increase (Decrease) 2006 vs. 2005	Year Ended December 31, 2004	Percent Increase (Decrease) 2005 vs. 2004
	(Dollars in Thousands)
Employee compensation and benefits	$124,359	$113,620	9.5%	$83,631	35.9%
Occupancy	27,886	25,053	11.3	18,403	36.1
Depreciation of bank premises and equipment	28,251	25,538	10.6	18,975	34.6
Professional fees	11,050	12,497	(11.6)	6,513	91.9
Stationery and supplies	6,490	5,809	11.7	5,075	14.5
Amortization of identified intangible assets	4,866	5,176	(6.0)	3,681	40.6
Advertising	12,052	10,596	13.7	10,082	5.1
Other	73,723	57,699	27.8	50,124	15.1
Total non-interest expense	$288,677	$255,988	12.8%	$196,484	30.3%

Expense control is an essential element in the Company’s profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. The increase in other expense in 2006 compared to 2005 can be attributed to the $13,640,000 in connection with the tax lawsuits (see Note 17 to the consolidated financial statements) expensed in the first quarter 2006. The increase in employee compensation and benefits in 2006 compared to 2005 can be attributed to increased fees paid by the Company’s investment banking unit, the GulfStar Group and the growth experienced with the de novo branch activity. The increase in non-interest expense for the three years ended 2006 can be attributed primarily to the expanded operations of the Company’s bank subsidiaries, which added 81 branches in the three year period ended December 31, 2006 (excluding the acquisition of LFIN in June 2004, which added approximately 700 employees, 52 branches and $42,188,000 in identified intangible assets), the amount expensed in connection with the tax lawsuits and increased fees paid by the Company’s investment banking unit, the GulfStar Group, in 2006.

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

Financial Condition

Investment Securities

The following table sets forth the carrying value of investment securities as of December 31, 2006, 2005 and 2004:

	December 31,
	2006	2005	2004
	(Dollars in Thousands)
U.S. Treasury and Government Securities
Available for sale	$1,268	$1,283	$9,276
Mortgage-backed securities
Available for sale	4,376,284	4,148,859	3,743,225
Obligations of states and political subdivisions
Available for sale	95,897	99,557	104,317
Equity securities
Available for sale	14,629	14,654	13,235
Other securities
Held to maturity	2,375	2,375	2,385
Available for sale	2,079	2,599	4,780
Total	$4,492,532	$4,269,327	$3,877,218

The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2006 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale
	Maturing
	Within one year		After one but within five years		After five but within ten years			After ten years
	Adjusted		Adjusted		Adjusted			Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield		Cost	Yield
	(Dollars in Thousands)
U.S. Treasury and obligations of U.S. Government agencies	$1,268	5.09%	$—	—%	$—		%	$—	—%
Mortgage-backed securities	516	7.53	136,437	4.76	68,267	5.34		4,235,045	4.79
Obligations of states and political subdivisions	—	—	750	4.45	85,169	4.78		6,959	4.91
Equity securities	325	—	—	—	—	—		13,500	4.41
Other securities	—	—	—	—	—	—		4,630	13.00
Total	$2,109	4.89%	$137,187	4.75%	$153,436	5.03%		$4,260,134	4.80%

	Held to Maturity
	Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$75	5.72%	$2,300	5.14%	$—	—	$—	—
Total	$75	5.72%	$2,300	5.14%	$—	—	$—	—

Mortgage-backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”), and the Government National Mortgage Association (“Ginnie Mae”).

Loans

The amounts of loans outstanding, by classification, at December 31, 2006, 2005, 2004, 2003 and 2002 are shown in the following table:

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,337,573	$2,376,276	$2,710,270	$1,400,173	$1,595,140
Real estate-mortgage	785,401	847,512	960,599	495,481	507,837
Real estate—construction	1,404,186	901,518	749,689	492,208	276,595
Consumer	198,580	218,607	229,302	139,987	160,546
Foreign	309,144	281,947	239,622	222,797	233,276
Total loans	5,034,884	4,625,860	4,889,482	2,750,646	2,773,394
Unearned discount	(74)	(168)	(508)	(1,646)	(3,832)
Loans, net of unearned discount	$5,034,810	$4,625,692	$4,888,974	$2,749,000	$2,769,562

The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2006, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$713,711	$1,401,687	$222,175	$2,337,573
Real estate—construction	779,399	583,278	41,509	1,404,186
Foreign	190,915	115,967	2,262	309,144
Total	$1,684,025	$2,100,932	$265,946	$4,050,903

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$298,744	$1,802,188
Due after five years	42,131	223,815
Total	$340,875	$2,026,003

Total loan balances as of December 31, 2006 as compared to December 31, 2005 have increased because of the Company’s desire to grow loans organically. This increase occurred despite the Company’s strategy to reduce the exposure to certain loan categories that LFIN employed prior to the acquisition by the Company. LFIN had a national real estate group that loaned funds throughout the United States and after extensive review by the Company, the Company concluded the national real estate group goals were not consistent with the Company’s loan origination goals that emphasize risk, pricing and the desire to lend primarily in the markets that the Company occupies.

International Operations

On December 31, 2006, the Company had $309,144,000 (2.8% of total assets) in loans outstanding to borrowers domiciled in foreign countries. The loan policies of the Company’s bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 2006 is presented below.

	Amount of Loans	Related Allowance for Possible Losses
	(Dollars in Thousands)
Secured by certificates of deposits in United States banks	$177,435	$89
Secured by United States real estate	40,518	421
Secured by other United States collateral (securities, gold, silver, etc.)	21,378	2,453
Foreign real estate guaranteed under lease obligations primarily by U.S. companies	689	121
Direct unsecured Mexican sovereign debt (principally former FICORCA debt)	2,249	22
Other (principally Mexico real estate)	66,875	4,506
	$309,144	$7,612

The transactions for the year ended December 31, 2006, in that portion of the allowance for possible loan losses related to foreign debt were as follows:

(Dollars in Thousands)
Balance at December 31, 2005	$15,138
Charge-offs	(8,537)
Recoveries	84
Net charge-offs	(8,453)
Provision charged to expense	927
Balance at December 31, 2006	$7,612

Deposits

	2006	2005
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,240,419	$1,139,614
Foreign	124,192	114,080
Total demand non-interest bearing	1,364,611	1,253,694
Savings and interest bearing demand
Domestic	1,810,759	1,848,257
Foreign	311,543	333,046
Total savings and interest bearing demand	2,122,302	2,181,303
Time certificates of deposit
$100,000 or more:
Domestic	823,145	810,358
Foreign	1,147,864	1,050,166
Less than $100,000:
Domestic	897,597	898,917
Foreign	380,094	360,299
Total time, certificates of deposit	3,248,700	3,119,740
Total deposits	$6,735,613	$6,554,737

	2006	2005	2004
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$36,606	$24,583	$11,991
Foreign	3,838	2,353	1,806
Total savings and interest bearing demand	40,444	26,936	13,797
Time, certificates of deposit
$100,000 or more
Domestic	32,851	18,705	10,483
Foreign	44,143	26,710	17,327
Less than $100,000
Domestic	33,225	20,399	12,396
Foreign	12,858	7,420	4,453
Total time, certificates of deposit	123,077	73,234	44,659
Total interest expense on deposits	$163,521	$100,170	$58,456

The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company’s lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2006 were $6,989,918,000, an increase of 5.0% from $6,656,426,000 at December 31, 2005. The increase in deposits from 2005 to 2006 is primarily the result of the Company’s internal sales programs to organically grow deposits, despite the Company strategically reducing certain deposit categories of LFIN such as brokered deposits and certain public funds. The Company decided not to continue the recruitment of brokered deposits and certain public funds because of the high expense associated with those types of funding sources and the lack of relationships those deposits carry.

Return on Equity and Assets

Certain key ratios for the Company for the years ended December 31, 2006, 2005 and 2004 follows (Note 1):

	Years ended December 31,
	2006	2005	2004
Percentage of net income to:
Average shareholders’ equity	14.02%	17.97%	18.17%
Average total assets	1.10	1.37	1.46
Percentage of average shareholders’ equity to average total assets	7.82	7.62	8.04
Percentage of cash dividends per share to net income per share	37.64	32.58	38.42

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances for 2005 and 2004.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides the Company’s bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company’s bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company’s bank subsidiaries. Historically, the Mexico based deposits of the Company’s bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 30%, 28% and 28% of the Company’s bank subsidiaries’ total deposits as of December 31, 2006, 2005 and 2004, respectively. Other important funding sources for the Company’s bank subsidiaries have been borrowings from the Federal Home Loan Bank (“FHLB”), securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and repurchase agreements. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

Asset/Liability Management

The Company’s fund management policy has as its primary focus the measurement and management of the banks’ earnings at risk in the face of rising or falling interest rate forecasts. The earliest and most simplistic concept of earnings at risk measurement is the gap report, which is used to generate a rough estimate of the vulnerability of net interest income to changes in market rates as implied by the relative re-pricings of assets and liabilities. The gap report calculates the difference between the amounts of assets and liabilities re-pricing across a series of intervals in time, with emphasis typically placed on the one-year period. This difference, or gap, is usually expressed as a percentage of total assets.

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

The net interest rate sensitivity at December 31, 2006, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2006	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Federal funds sold	$29,000	$—	$—	$—	$29,000
Time deposits with banks	396	—	—	—	396
Investment securities	27,155	216,524	4,027,992	220,861	4,492,532
Loans, net of non-accruals	3,664,838	319,527	460,461	572,270	5,017,095
Total earning assets	$3,721,389	$536,051	$4,488,453	$793,131	$9,539,024
Cumulative earning assets	$3,721,389	$4,257,440	$8,745,893	$9,539,024
Rate sensitive liabilities
Time deposits	$1,441,173	$1,517,241	$372,482	$1,095	$3,331,991
Other interest bearing deposits	2,204,451	—	—	—	2,204,451
Securities sold under repurchase agreements	268,183	135,974	202,178	100,000	706,335
Other borrowed funds	2,095,505	—	—	71	2,095,576
Junior subordinated deferrable interest debentures	177,975	22,681	—	10,252	210,908
Total interest bearing liabilities	$6,187,287	$1,675,896	$574,660	$111,418	$8,549,261
Cumulative sensitive liabilities	$6,187,287	$7,863,183	$8,437,843	$8,549,261
Repricing gap	$(2,465,898)	$(1,139,845)	$3,913,793	$681,713	$989,763
Cumulative repricing gap	(2,465,898)	(3,605,743)	308,050	989,763
Ratio of interest-sensitive assets to liabilities	.601	.320	7.811	7.119	1.116
Ratio of cumulative, interest- sensitive assets to liabilities	.601	.541	1.037	1.116

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

At December 31, 2006, based on these simulations, a rate shift of 200 basis points in interest rates up or a rate shift of 200 basis points down will not vary net interest income by more than 2.7% of projected 2007 net interest income.  The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

All the measurements of risk described above are made based upon the Company’s business mix and interest rate exposures at the particular point in time. The exposure changes continuously as a result of the Company’s ongoing business and its risk management initiatives. While management believes these measures provide a meaningful representation of the Company’s interest rate sensitivity, they do not necessarily take into account all business developments that have an effect on net income, such as changes in credit quality or the size and composition of the statement of condition.

Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company’s cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2006, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $140,250,000, assuming that each bank subsidiary continues to be classified as “well capitalized” under the applicable regulations and excluding certified surplus. Pursuant to Texas law, a Texas state bank’s lending limit is twenty-five percent of the bank’s capital and certified surplus. The board of directors of the bank determines how much surplus will be certified. Except to absorb losses in excess of undivided profits and uncertified surplus, certified surplus may not be reduced without the prior written approval of the Texas banking commissioner. The restricted capital (capital, surplus and certified surplus) of the bank subsidiaries was approximately $908,783,000 as of December 31, 2006. The undivided profits of the bank subsidiaries were approximately $536,740,000 as of December 31, 2006.

At December 31, 2006, the Company has outstanding $2,095,576,000 in other borrowed funds and $210,908,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2006, shareholders’ equity was $842,056,000 compared to $792,867,000 at December 31, 2005, an increase of $49,189,000, or 6.2%. Shareholders’ equity increased due to the retention of earnings offset by the payment of cash dividends to shareholders. The accumulated other comprehensive loss is not included in the calculation of regulatory capital ratios.

During 1990, the Federal Reserve Board (“FRB”) adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company’s leverage ratio (defined as shareholders’ equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 7.36% at December 31, 2006 and 7.26% at December 31, 2005. The core deposit intangibles and goodwill of $316,604,000 as of December 31, 2006, recorded in connection with financial institution acquisitions of the Company after February 1992, are deducted from the sum of core capital elements when determining the capital ratios of the Company. The substantial increase in core deposit intangibles and goodwill and the resulting decrease in the Company’s leverage ratio can be attributed to the LFIN acquisition.

The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 12.49% and 12.97% and risk weighted total capital ratios of 13.61% and 14.22% as of December 31, 2006 and 2005, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2006 and 2005 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

Junior Subordinated Deferrable Interest Debentures

The Company has formed ten statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the LFIN acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The ten statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) issued by the Company or LFIN, as appropriate. The Company has succeeded to the obligations of LFIN under the LFIN Debentures, which have an outstanding principal balance of $20,620,000. The Debentures will mature on various dates; however the Debentures may be redeemed at specified prepayment prices, in whole or in part after the optional redemption dates specified in the respective indentures or in whole upon the occurrence of any one of certain legal, regulatory or tax events specified in respective indentures. As of December 31, 2006, the principal amount of debentures outstanding totaled $210,908,000.

On July 25, 2006, pursuant to the Indenture dated as of July 16, 2001, between the Company and The Bank of New York, as Trustee, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the “Debt Securities”), issued to International Bancshares Capital Trust II (“Trust II”) at a redemption price equal to approximately $27,998,000, which includes accrued interest to, but not including, the redemption date.

In accordance with the Amended and Restated Declaration of Trust dated as of July 16, 2001 between the Company and The Bank of New York as Institutional Trustee, the proceeds from the redemption of the Debt Securities were used to simultaneously redeem an equal amount of Trust II Floating Capital Securities and the Trust II Floating Rate Common Securities issued by Trust II.

On September 30, 2006, pursuant to the Indenture dated as of September 20, 2001, between Local Financial Corporation and The Bank of New York, as Trustee, the Company redeemed all of its Fixed Rate Junior Subordinated Debt Securities (the “Debt Securities”), issued to Local Financial Capital Trust I (“LFIN Trust I”) at a redemption price equal to approximately $41,155,625, which includes accrued interest to, but not including, the redemption date.

In accordance with the Amended and Restated Declaration of Trust dated as of September 20, 2001 between Local Financial Capital Corporation and The Bank of New York as Institutional Trustee, the proceeds from the redemption of the Debt Securities were used to simultaneously redeem an equal amount of LFIN Trust I Fixed Rate Capital Securities and the LFIN Trust I Fixed Rate Common Securities issued by LFIN Trust I.

On December 8, 2006, pursuant to the Indenture dated as of November 28, 2001, between the Company and Wilmington Trust company, as Trustee, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the “Debt Securities”) issued to International Bancshares Capital Trust III (“Trust III”) at a redemption price equal to approximately $34,538,000, which includes accrued interest to, but not including, the redemption date.

In accordance with the Amended and Restated Declaration of Trust dated as of November 28, 2001, between the Company and Wilmington Trust Company, as the Institutional Trustee and Delaware Trustee and the Administrators named therein, the proceeds from the redemption of the Debt Securities were used to simultaneously redeem an equal amount of Trust III floating rate Capital Securities and the Trust III floating rate Common Securities issued by Trust III.

On June 9, 2006, the Company formed International Bancshares Corporation Capital Trust IX (“Trust IX”), its ninth statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On July 27, 2006, Trust IX issued $40,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 7.10%, and subsequently at a floating rate of 1.62% over the London Interbank Offered Rate (“LIBOR”), and interest is payable quarterly beginning October 1, 2006. The Trust IX Capital Securities will mature on October 1, 2036; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after October 1, 2011, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events. The Capital Securities are subordinated and junior in right of payment to all present and future senior indebtedness of the Company. The Company has fully and unconditionally guaranteed the obligation of Trust IX with respect to the Capital Securities. The Company has the right, unless an Event of Default has occurred and is continuing, to defer payment of interest on the Capital Securities for up to twenty consecutive quarterly periods. The redemption prior to maturity of any of the Capital Securities may require the prior approval of the Federal Reserve and/or other regulatory agencies.

On November 8, 2006, the Company formed International Bancshares Corporation Capital Trust X (“Trust X”), its tenth statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On November 15, 2006, Trust X issued $33,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 6.66% and subsequently at a floating rate of 1.65% over the three month LIBOR, and interest is payable quarterly beginning February 1, 2007. The Trust X Capital Securities will mature on February 1, 2037; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after February 1, 2012, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events. The Capital Securities are subordinated and junior in right of payment to all present and future senior indebtedness of the Company. The Company has fully and unconditionally guaranteed the obligation of Trust X with respect to the Capital Securities. The Company has the right, unless an Event of Default has occurred and is continuing, to defer payment of interest on the Capital Securities for up to twenty consecutive quarterly periods. The redemption prior to maturity of any of the Capital Securities may require the prior approval of the Federal Reserve and/or other regulatory agencies.

The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the respective indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to ten consecutive semi-annual periods on Trusts I and IV and LFIN Trust II and for up to twenty consecutive quarterly periods on Trusts V, VI, VII, VIII, IX and X and LFIN Trust III. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2006, the total $210,908,000 of the Capital Securities outstanding qualified as Tier 1 capital.

In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit. The Company believes that substantially all of the current trust preferred securities will be included in Tier 1 capital after the five-year transition period ending March 31, 2009.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2006:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,252	Fixed	10.18%	Fixed	June 2031	June 2011
Trust IV	$22,681	Semi-Annually	9.09%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,558	Quarterly	9.02%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,662	Quarterly	8.82%	LIBOR + 3.45	November 2032	November 2007
Trust VII	$10,310	Quarterly	8.62%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,566	Quarterly	8.42%	LIBOR + 3.05	October 2033	October 2008
Trust IX	$41,238	Quarterly	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Quarterly	6.66%	Fixed	February 2037	February 2012
LFIN Trust II	$10,310	Semi-Annually	9.17%	LIBOR + 3.625	July 2032	July 2007
LFIN Trust III	$10,310	Quarterly	8.82%	LIBOR + 3.45	November 2032	November 2007
	$210,908

(1)          Trust IX and Trust X accrue interest at a fixed rate for the first five years, then floating at LIBOR+1.62 and LIBOR+1.65 thereafter, respectively.

Contractual Obligations and Commercial Commitments

The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2006:

	Payments due by Period
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Securities sold under repurchase agreements	$706,335	$419,157	$2,178	$—	$285,000
Federal Home Loan Bank borrowings	$2,095,576	2,095,505	—	—	71
Junior subordinated deferrable interest debentures	$210,908	—	—	—	210,908
Total Contractual Cash Obligations	$3,012,819	$2,514,662	$2,178	$—	$495,979

The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2006:

	Amount of Commitment Expiration Per Period
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Financial and Performance Standby Letters of Credit	$124,113	$117,199	$6,814	$100	$—
Commercial Letters of Credit	$22,314	22,314	—	—	—
Credit Card Lines	$36,404	36,404	—	—	—
Other Commercial Commitments	$1,860,382	1,159,433	555,884	101,325	43,740
Total Commercial Commitments	$2,043,213	$1,335,350	$562,698	$101,425	$43,740

Due to the nature of the Company’s commercial commitments, including unfunded loan commitments and lines of credit, the amounts presented above do not necessarily reflect the amounts the Company anticipates funding in the periods presented above.

Critical Accounting Policies

The Company has established various accounting policies which govern the application of accounting principles in the preparation of the Company’s consolidated financial statements. The significant accounting policies are described in the Notes to the Consolidated Financial Statements. Certain accounting policies involve significant subjective judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies.

The Company considers its Allowance for Possible Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for possible loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific loans and (ii) allowances based on historical loss experience on the Company’s remaining loan portfolio, which includes general economic conditions and other qualitative risk factors both internal and external to the Company. See also discussion regarding the allowance for possible loan losses and provision for possible loan losses included in the results of operations and “Provision and Allowance for Possible Loan Losses” included in Notes 1 and 5 of the Notes to Consolidated Financial Statements.

The specific loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the servicing loan officer to determine if a loan has any potential problem and if a loan should be placed on the Company’s internal classified report. Additionally, the Company’s credit department reviews the majority of the loans regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, any analysis on loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, the Company will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

The Company’s internal classified report is segregated into the following categories: (i) “Pass Credits,” (ii) “Special Review Credits,” (iii) “Watch List Credits-Pass Credits,” or (iv) “Watch List Credits-Substandard and Doubtful Credits.” The loans placed in the “Pass Credits” category reflect the Company’s opinion that the loan conforms to the bank’s lending policies, which includes the borrower’s ability to repay, the value of the underlying collateral, if any, as it relates to the outstanding indebtedness of the loan, and the economic environment and industry in which the borrower operates. The loans placed in the “Special Review Credits” or the “Watch List Credits-Pass Credits” category reflect the Company’s opinion that the loans reflect potential weakness which require monitoring on a more frequent basis; however, the “Special Review Credits” or the “Watch List Credits-Pass Credits” are not considered to need a specific reserve at the time, but are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List Credits-Substandard and Doubtful Credits” category reflect the Company’s opinion that the loans contain clearly pronounced credit weaknesses and/or inherent financial weaknesses of the borrower. Credits classified as “Watch List Credits-Substandard and Doubtful Credits” are potentially evaluated under Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” criteria and, if deemed necessary a specific reserve is allocated to the credit. The specific reserve allocated under SFAS No. 114, is based on (1) the present value of expected future cash flows discounted at the loan’s effective interest rate; (2) the loan’s observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company’s loans evaluated under SFAS No. 114 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under SFAS No. 114 if such loan is not collateral dependent.

The allowance, based on historical loss experience on the Company’s remaining loan portfolio, which includes the “Pass Credits,” “Special Review Credits,” “Watch List Credits-Pass Credits,” and “Watch List Credits-Substandard and Doubtful Credits” is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Installment loans are then further segregated by number of days past due. A historical loss percentage, adjusted for (i) management’s evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area served by the Company, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under Statement of Financial Accounting Standards No. 5.

The Company’s management continually reviews the allowance for loan loss of the bank subsidiaries using the amounts determined from the allowances established on specific loans, the allowance established based on historical percentages and the loans charged off and recoveries to establish an appropriate amount to maintain in the Company’s allowance for loan loss. If the bases of the Company’s assumptions change, the allowance for loan loss would either decrease or increase and the Company would increase or decrease the provision for loan loss charged to operations accordingly.

Through December 31, 2005, the Company accounted for stock-based employee compensation plans based on the intrinsic value method provided in Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees,” (“APB No. 25”), and related interpretations. Because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the measurement date, which is generally the date of grant, no compensation expense was recognized on options granted. Compensation expense for stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award.

Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” as amended by Statement of Financial Accounting Standards No. 148 (“SFAS No. 148”), “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” requires pro forma disclosures of net income and earnings per share for companies not adopting its fair value accounting method for stock-based employee compensation. The pro forma disclosures presented in Note 3 in the accompanying Notes to Consolidated Financial Statements included elsewhere in this report use the fair value method of SFAS No. 123 to measure compensation expense for stock-based employee compensation plans. The fair value of stock options granted was estimated as the measurement date, which is generally the date of grant, using the Black-Sholes-Merton option-pricing model. This model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black-Sholes-Merton option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment (Revised 2004).”  Among other things, SFAS No. 123R eliminates the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant. SFAS No. 123R was adopted by the Company on January 1, 2006.

Recent Accounting Standards Issued

See Note 1—Summary of Significant Accounting Policies in the accompanying Notes to the Consolidated Financial Statements for details of recently issued and recently adopted accounting standards and their impact on the Company’s consolidated financial statements.

Common Stock and Dividends

The Company had issued and outstanding 63,015,435 shares of $1.00 par value Common Stock held by approximately 2,563 holders of record at February 22, 2007. The book value of the stock at December 31, 2006 was $14.41 per share compared with $13.66 per share at December 31, 2005.

The Common Stock is traded on the NASDAQ National Market under the symbol “IBOC.”  The following table sets forth the approximate high and low bid prices in the Company’s Common Stock during 2005 and 2006, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2006. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company’s Common Stock was $31.37 per share at February 22, 2007.

		High	Low
2006:	First quarter	$29.69	$28.49
	Second quarter	30.12	27.48
	Third quarter	30.23	27.52
	Fourth quarter	31.87	29.20

		High	Low
2005:	First quarter	$31.89	$27.52
	Second quarter	30.06	26.80
	Third quarter	30.49	28.01
	Fourth quarter	30.49	29.15

The Company paid cash dividends to the shareholders in 2006 of $.35 and $.35 per share on May 1, 2006 and November 1, 2006, respectively to all holders of record on April 17, 2006 and October 16, 2006, respectively, or $44,166,000 in the aggregate during 2006. In 2005, the Company paid cash dividends of $.40 ($.32 adjusted for the effect of the May 2, 2005 stock dividend) and $.32 per share on April 30, and November 1, 2005, respectively, or $40,833,000 in the aggregate during 2005. The Company has no set schedule for paying cash or stock dividends and the amount paid in previous periods is not necessarily indicative of amounts that may be paid or available to be paid in future periods. In addition, the Company has issued stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 20, 2002	25%
May 19, 2003	25%
May 3, 2004	25%
May 2, 2005	25%
May 2006	0%

The Company’s principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

The Company expanded its formal stock repurchase program on November 2, 2006. Under the expanded stock repurchase program, the Company is authorized to repurchase up to $200,000,000 of its common stock through December 2007. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 22, 2007, a total of 5,012,258 shares had been repurchased under this program at a cost of $183,971,000. Stock repurchases are reviewed quarterly at the Company’s Board of Directors meetings and the Board of Directors has stated that the aggregate investment in treasury stock should not exceed $220,973,000. In the past, the Board of Directors has increased previous caps on treasury stock once they were met, but there are no assurances that an increase of the $220,973,000 cap will occur in the future. As of February 22, 2007, the Company has approximately $204,944,000 invested in treasury shares, which amount has been accumulated since the inception of the Company.

Share repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about share repurchases for the quarter ended December 31, 2006.

	Total Number of Shares Purchased	Average Price Paid Per Share	Shares Purchased as Part of a Publicly Announced Program	Approximate Dollar Value of Shares Available for Repurchase(1)
October 1 – October 31, 2006	—	—	—	$21,379,000
November 1 – November 30, 2006	110,067	31.00	110,067	17,967,000
December 1 – December 31, 2006	8,898	30.34	8,168	17,697,000
	118,965	$30.95	118,235

(1)          The formal stock repurchase program was initiated in 1999 and has been expanded periodically with the most recent expansion occurring in November 2006. The current program allows for the repurchase of up to $200,000,000 of treasury stock through December 2007 of which $17,697,000 remains.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006, with respect to the Company’s equity compensation plans:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	1,237,768	$17.96	130,200
Equity Compensation plans not approved by security holders(1)	140,382	$10.66	—
Total	1,378,150	$17.22	130,200

(1)          The Company granted non-qualified stock options exercisable for a total of 140,382 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under any of the shareholder approved Stock Option Plans. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on the date of grant.

Stock Performance

Total Return To Shareholders
(Includes reinvestment of dividends)

	INDEXED RETURNS
	Base Period	December 31,
Company / Index	2001	2002	2003	2004	2005	2006
INTERNATIONAL BANCSHARES CORP	100	119.18	182.18	194.06	184.82	199.21
S&P 500 INDEX	100	77.90	100.25	111.15	116.61	135.03
S&P 500 BANKS	100	98.98	125.37	143.44	141.35	164.11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the Consolidated Financial Statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-based Payment, to account for stock-based compensation.

We also have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of International Bancshares Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

San Antonio, Texas
February 28, 2007

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Condition
December 31, 2006 and 2005
(Dollars in Thousands, Except Per Share Amounts)

	2006	2005
Assets
Cash and due from banks	$268,207	$216,118
Federal funds sold	29,000	242,000
Total cash and cash equivalents	297,207	458,118
Time deposits with banks	396	396
Investment securities:
Held to maturity (Market value of $2,375 on December 31, 2006 and $2,375 on December 31, 2005)	2,375	2,375
Available for sale (Amortized cost of $4,552,866 on December 31, 2006 and $4,331,517 on December 31, 2005)	4,490,157	4,266,952
Total investment securities	4,492,532	4,269,327
Loans, net of unearned discounts	5,034,810	4,625,692
Less allowance for possible loan losses	(64,537)	(77,796)
Net loans	4,970,273	4,547,896
Bank premises and equipment, net	390,323	351,986
Accrued interest receivable	57,288	48,647
Other investments	343,909	332,675
Identified intangible assets, net	34,358	39,224
Goodwill, net	282,246	289,262
Other assets	42,922	54,322
Total assets	$10,911,454	$10,391,853

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Condition (Continued)
December 31, 2006 and 2005
(Dollars in Thousands, Except Per Share Amounts)

	2006	2005
Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand—non-interest bearing	$1,453,476	$1,339,380
Savings and interest bearing demand	2,204,451	2,156,234
Time	3,331,991	3,160,812
Total deposits	6,989,918	6,656,426
Securities sold under repurchase agreements	706,335	760,762
Other borrowed funds	2,095,576	1,870,075
Junior subordinated deferrable interest debentures	210,908	236,391
Other liabilities	66,661	75,332
Total liabilities	10,069,398	9,598,986
Commitments, Contingent Liabilities and Other Tax Matters (Note 17)
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 86,224,046 shares on December 31, 2006 and 86,059,121 shares on December 31, 2005	86,224	86,059
Surplus	138,247	135,619
Retained earnings	861,251	788,416
Accumulated other comprehensive loss	(40,390)	(41,968)
	1,045,332	968,126
Less cost of shares in treasury, 23,312,331 shares on December 31, 2006 and 22,330,354 shares on December 31, 2005	(203,276)	(175,259)
Total shareholders’ equity	842,056	792,867
Total liabilities and shareholders’ equity	$10,911,454	$10,391,853

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
Years ended December 31, 2006, 2005 and 2004
(Dollars in Thousands, Except Per Share Amounts)

	2006	2005	2004
Interest income:
Loans, including fees	$400,020	$339,450	$236,079
Federal funds sold	3,596	3,668	1,577
Investment securities:
Taxable	200,474	160,175	109,092
Tax-exempt	4,577	4,862	5,071
Other interest income	406	550	559
Total interest income	609,073	508,705	352,378
Interest expense:
Savings and interest bearing demand deposits	40,444	26,936	13,797
Time deposits	123,077	73,234	44,659
Securities sold under repurchase agreements	30,137	27,384	19,865
Other borrowings	103,362	60,689	16,746
Junior subordinated deferrable interest debentures	22,568	18,587	13,152
Senior notes	—	—	383
Total interest expense	319,588	206,830	108,602
Net interest income	289,485	301,875	243,776
Provision for possible loan losses	3,849	960	5,196
Net interest income after provision for possible loan losses	285,636	300,915	238,580
Non-interest income:
Service charges on deposit accounts	84,770	83,917	73,877
Other service charges, commissions and fees
Banking	29,523	25,212	19,320
Non-banking	21,605	12,248	7,083
Investment securities transactions, net	(930)	(181)	8,884
Other investments, net	20,035	20,629	13,012
Other income	21,968	25,397	12,640
Total non-interest income	176,971	167,222	134,816

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Continued)
Years ended December 31, 2006, 2005 and 2004
(Dollars in Thousands, Except Per Share Amounts)

	2006	2005	2004
Non-interest expense:
Employee compensation and benefits	$124,359	$113,620	$83,631
Occupancy	27,886	25,053	18,403
Depreciation of bank premises and equipment	28,251	25,538	18,975
Professional fees	11,050	12,497	6,513
Stationery and supplies	6,490	5,809	5,075
Amortization of identified intangible assets	4,866	5,176	3,681
Advertising	12,052	10,596	10,082
Other	73,723	57,699	50,124
Total non-interest expense	288,677	255,988	196,484
Income before income taxes	173,930	212,149	176,912
Minority interest in consolidated subsidiaries	40	—	—
Provision for income taxes	56,889	71,370	57,880
Net income	$117,001	$140,779	$119,032
Basic earnings per common share:
Weighted average number of shares outstanding	63,133,522	63,695,017	62,134,149
Net income	$1.85	$2.21	$1.92
Fully diluted earnings per common share:
Weighted average number of shares outstanding	63,776,888	64,485,167	63,380,556
Net income	$1.83	$2.18	$1.88

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
Years ended December 31, 2006, 2005, and 2004
(Dollars in Thousands)

	2006	2005	2004
Net income	$117,001	$140,779	$119,032
Other comprehensive income, net of tax:
Net unrealized gains (losses) on securities available for sale arising during the year	2,798	(58,397)	(6,361)
Reclassification adjustment for (losses) gains on securities available for sale included in net income	(1,220)	1,419	8,529
Comprehensive income	$118,579	$83,801	$121,200

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity
Years ended December 31, 2006, 2005 and 2004
(in Thousands)

	Number of Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2003	52,774	52,774	37,777	639,606	12,842	(165,616)	577,383
Net income	—	—	—	119,032	—	—	119,032
Dividends:
Shares issued	13,229	13,229	—	(13,229)	—	—	—
Cash	—	—	—	(39,767)	—	—	(39,767)
Purchase of treasury stock	—	—	—	—	—	(974)	(974)
Exercise of stock options	313	313	3,761	—	—	—	4,074
Tax benefit for exercise of stock options	—	—	1,192	—	—	—	1,192
Stock issued in acquisition	2,115	2,115	87,867	—	—	—	89,982
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment					2,168		2,168
Balance at December 31, 2004	68,431	68,431	130,597	705,642	15,010	(166,590)	753,090
Net income	—	—	—	140,779	—	—	140,779
Dividends:
Shares issued	17,172	17,172	—	(17,172)	—	—	—
Cash	—	—	—	(40,833)	—	—	(40,833)
Purchase of treasury stock	—	—	—	—	—	(8,669)	(8,669)
Exercise of stock options	456	456	4,785	—	—	—	5,241
Tax benefit for exercise of stock options	—	—	237	—	—	—	237
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	(56,978)	—	(56,978)
Balance at December 31, 2005	86,059	86,059	135,619	788,416	(41,968)	(175,259)	792,867
Net income	—	—	—	117,001	—	—	117,001
Dividends:
Shares issued	—	—	—	—	—	—	—
Cash	—	—	—	(44,166)	—	—	(44,166)
Purchase of treasury stock	—	—	—	—	—	(28,017)	(28,017)
Exercise of stock options	165	165	1,754	—	—	—	1,919
Stock based compensation expense recognized in earnings	—	—	874	—	—	—	874
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	1,578	—	1,578
Balance at December 31, 2006	86,224	$86,224	$138,247	$861,251	$(40,390)	$(203,276)	$842,056

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	2006	2005	2004
Operating activities:
Net income:	$117,001	$140,779	$119,032
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible loan losses	3,849	960	5,196
Amortization of loan premiums	1,190	2,813	451
Accretion of time deposit discounts	—	(5,391)	(3,600)
Depreciation of bank premises and equipment	28,251	25,538	18,975
Loss (gain) on sale of bank premises and equipment	2,096	(2,244)	(3,230)
Depreciation and amortization of leased assets	2,169	1,967	1,687
Accretion of investment securities discounts	(416)	(572)	(611)
Amortization of investment securities premiums	4,097	24,042	29,215
Investment securities transactions, net	930	181	(8,884)
Accretion of junior subordinated debenture discounts	548	996	1,026
Amortization of identified intangible assets	4,866	5,176	3,681
Stock based compensation expense	874	—	—
Earnings from affiliates and other investments	(12,204)	(15,495)	(11,993)
Deferred tax (benefit) expense	(15,686)	22,752	11,353
(Increase) decrease in accrued interest receivable	(8,641)	(7,507)	(3,983)
Decrease in other assets	9,423	5,598	20,341
Net increase (decrease) in other liabilities	13,561	11,349	(20,558)
Net cash provided by operating activities	151,908	210,942	158,098
Investing activities:
Proceeds from maturities of securities	7,720	4,366	29,558
Proceeds from sales of available for sale securities	60,447	189,902	875,816
Purchases of available for sale securities	(1,159,306)	(1,616,504)	(2,223,915)
Principal collected on mortgage backed securities	864,611	918,819	791,425
Principal collected on other securities	568	—	—
Proceeds from matured time deposits with banks	—	—	87,400
Purchases of time deposits with banks	—	—	(296)
Net (increase) decrease in loans	(427,416)	255,954	51,692
Purchases of other investments	(15,294)	(25,053)	(5,161)
Distributions from other investments	16,264	9,451	53,227
Purchases of bank premises and equipment	(85,363)	(76,162)	(51,866)
Proceeds from sales of bank premises and equipment	16,679	3,112	4,648
Cash paid in purchase transaction	—	—	(276,555)
Cash acquired in purchase transaction	—	—	66,009
Net cash used in investing activities	(721,090)	(336,115)	(598,018)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)
Years ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	2006	2005	2004
Financing activities:
Net increase in non-interest bearing demand deposits	114,096	188,381	103,547
Net increase (decrease) in savings and interest bearing demand deposits	48,217	(75,868)	70,306
Net increase (decrease) in time deposits	171,179	(21,800)	27,961
Net (decrease) increase in securities sold under repurchase agreements	(54,427)	140,956	74,372
Other borrowed funds, net	225,501	199,876	200,545
Principal payments on senior notes	—	—	(21,295)
Principal payments of long-term debt	(101,290)	—	—
Proceeds from issuance of long-term debt	75,259	—	—
Purchase of treasury stock	(28,017)	(8,669)	(974)
Proceeds from stock transactions	1,919	5,478	5,266
Payments of cash dividends	(44,166)	(40,808)	(39,729)
Payments of cash dividends in lieu of fractional shares	—	(25)	(38)
Net cash provided by financing activities	408,271	387,521	419,961
Increase (decrease) in cash and cash equivalents	(160, 911)	262,348	(19,959)
Cash and cash equivalents at beginning of year	458,118	195,770	215,729
Cash and cash equivalents at end of year	$297,207	$458,118	$195,770
Supplemental cash flow information:
Interest paid	$312,018	$197,023	$93,337
Income taxes paid	67,421	39,040	36,277
Adjustment to goodwill arising from acquisition	7,016	—	—

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies

The accounting and reporting policies of International Bancshares Corporation (“Corporation”) and Subsidiaries (the Corporation and Subsidiaries collectively referred to herein as the “Company”) conform to  accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a description of the more significant of those policies.

Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned bank subsidiaries, International Bank of Commerce, Laredo (“IBC”), Commerce Bank, International Bank of Commerce, Zapata, International Bank of Commerce, Brownsville, and the Corporation’s wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Life Insurance Company, IBC Trading Company and IBC Capital Corporation. All significant inter-company balances and transactions have been eliminated in consolidation.

The Company, through its subsidiaries, is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The primary markets of the Company are South, Central, and Southeast Texas and the state of Oklahoma. Each bank subsidiary is very active in facilitating international trade along the United States border with Mexico and elsewhere. Although the Company’s loan portfolio is diversified, the ability of the Company’s debtors to honor their contracts is primarily dependent upon the economic conditions in the Company’s trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain Federal agencies as well as the Texas Department of Banking and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

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

Investment Securities

The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading.  Such classifications are reassessed for appropriate classification at each reporting date.  Securities that are intended and expected to be held until maturity are classified as “held-to-maturity” and are carried at amortized cost for financial statement reporting.  Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(1)  Summary of Significant Accounting Policies (Continued)

are classified as “available-for-sale” or “trading” and are carried at their fair value.  Unrealized holding gains and losses are included in net income for those securities classified as “trading”, while unrealized holding gains and losses related to those securities classified as “available-for-sale” are excluded from net income and reported net of tax as other comprehensive income and in shareholders’ equity as accumulated other comprehensive income until realized.  The Company did not maintain any trading securities during the three year period ended December 31, 2006.

Mortgage-backed securities held at December 31, 2006 and 2005 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the level yield or “interest method.”  Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s bank subsidiaries’ allowances for possible loan losses. Such agencies may require the Company’s bank subsidiaries to make additions or reductions to their GAAP allowances based on their judgments of information available to them at the time of their examination.

Loans

Loans are reported at the principal balance outstanding, net of unearned discounts. Interest income on loans is reported on an accrual basis. Loan fees and costs associated with originating the loans are amortized over the life of the loan using the interest method.

Non-Accrual Loans

The non-accrual loan policy of the Company’s bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be un-collectible. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management’s opinion, the debtor’s financial condition warrants reestablishment of interest accruals.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(1)  Summary of Significant Accounting Policies (Continued)

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

Recognition of deferred tax assets is based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that the tax benefits will not be realized.

Stock Options

Through December 31, 2005, the Company accounted for stock-based employee compensation plans based on the intrinsic value method provided in Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees,” (“APB No. 25”), and related interpretations. Because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the measurement date, which is generally the date of grant, no compensation expense was recognized on options granted. Compensation expense for stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award.

Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” as amended by Statement of Financial Accounting Standards No. 148 (“SFAS No. 148”), “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” requires pro forma disclosures of net income and earnings per share for companies not adopting its fair value accounting method for stock-based employee compensation. The pro forma disclosures presented in Note 16 in the accompanying Notes to Consolidated Financial Statements

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(1)  Summary of Significant Accounting Policies (Continued)

included elsewhere in this report use the fair value method of SFAS No. 123 to measure compensation expense for stock-based employee compensation plans. The fair value of stock options granted was estimated as the measurement date, which is generally the date of grant, using the Black-Sholes-Merton option-pricing model. This model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black-Sholes-Merton option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment (Revised 2004).”  Among other things, SFAS No. 123R eliminates the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant. SFAS No. 123R was adopted by the Company on January 1, 2006.

Net Income Per Share

Basic Earnings Per Share (“EPS”) is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations, if dilutive, using the treasury stock method.

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

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company’s identified intangible assets relate to core deposits. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. Identified intangible assets, premises and equipment and other long lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flow. If impaired, the assets are recorded at fair value. See Note 7—Goodwill and Other Intangible Assets.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(1)  Summary of Significant Accounting Policies (Continued)

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

Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, the Company considers all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, the Company reports transactions related to deposits loans to customers on a net basis.

Accounting for Transfers and Servicing of Financial Assets

The Company accounts for transfers and servicing of financial assets and extinguishments of liabilities based on the application of a financial-components approach that focuses on control. After a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The Company has retained mortgage servicing rights in connection with the sale of mortgage loans. The value of the mortgage servicing rights are reviewed periodically for impairment and are amortized in proportion to and over the period of estimated net servicing income or net servicing losses.

Segments of an Enterprise and Related Information

The Company operates as one segment. The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has four active operating subsidiaries, namely, the bank subsidiaries, otherwise known as International Bank of Commerce, Laredo, Commerce Bank, International Bank of Commerce, Zapata and International Bank of Commerce, Brownsville. The Company applies the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” in determining its reportable segments and related disclosures. None of the Company’s other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

Derivative Instruments

The Company currently does not directly engage in hedging activities and does not directly hold any derivative instruments or embedded derivatives.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(1)  Summary of Significant Accounting Policies (Continued)

Guarantor’s Accounting and Disclosure Requirements for Guarantees

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34.”  FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This Interpretation also incorporates, without change, the guidance in Financial Accounting Standards Board Interpretation No. 34 (“FIN 34”), “Disclosure of Indirect Guarantees of Indebtedness of Others,” which has been superceded. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligations to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial recognition and initial measurement provisions of FIN 45 were applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002, and are included in the notes to the Company’s consolidated financial statements. The adoption of FIN 45 did not have a significant impact on the Company’s consolidated financial statements.

Reclassifications

Certain amounts in the prior year’s presentations have been reclassified to conform to the current presentation. These reclassifications had no effect on previously reported net income.

New Accounting Standards

In May 2005, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, (“SFAS No. 154”), “Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3.”  SFAS No. 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transitional requirements specific to a newly adopted accounting principle. Previously, most changes in accounting principle were recognized by reporting a cumulative change in accounting principle to the net income of the period of the change. Under SFAS No. 154, retrospective application requires that (i) the cumulative effect of the change to the new accounting principle on periods prior to those presented be reflected in the carrying amounts of asset and liabilities as of the beginning of the first period presented, (ii) an offsetting adjustment, if any, be made to the opening balance of retained earnings or other appropriate components of equity for that period, and (iii) financial statements for each prior period presented be adjusted to reflect the direct period specific effects of applying the new accounting principle. Special retroactive application rules apply in certain situations where it is impracticable to determine either the period specific effects or the cumulative effect of the change. Indirect effects of a change in accounting principle are required to be reported in the period in which the accounting change is made. SFAS No. 154 carries forward the guidance in APB Opinion No. 20 “Accounting Changes,” requiring justification of a change in accounting principle on the basis of preferability. SFAS No. 154 also carries forward, without change, the guidance in APB Opinion 20, for reporting the correction of an error in previously issued financial statements and for a change in accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(1)  Summary of Significant Accounting Policies (Continued)

The adoption of this new accounting standard did not have an impact on the Company’s consolidated financial statements.

In November 2005, the Financial Accounting Standards Board issued FASB Staff Position No 115-1 (“FSP 115-1”), “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.”  FSP 115-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. If, after consideration of all available evidence to evaluate the realizable value of its investment, impairment is determined to be other-thank-temporary, then an impairment loss should be recognized equal to the difference between the investments’ cost and its fair value. FSB 115-1 nullifies certain provision of Emerging Issues Task Force (“EITF”) Issue No 01-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” while retaining the disclosure requirements of EITF 01-1 which were adopted in 2003. FSP 115-1 is effective for reporting periods beginning after December 15, 2005. The company adopted FSP 115-1 on January 1, 2006. The adoption did not have a significant impact on the consolidated financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, (“SFAS No. 123R”), “Share-Based Payment, an Amendment of Statements No. 123 and 95.”  The revision to the existing SFAS No. 123 eliminates the ability of public companies to account for stock-based compensation using Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issues to Employees” and requires such transactions be recognized as compensation expense in the Company’s consolidated financial statements based on the fair value of the options issued as of their grant date. SFAS No. 123R was to be effective for the Company for interim and reporting periods after December 31, 2005. The Company adopted the provisions of SFAS No. 123R on January 1, 2006. “Details related to the adoption of SFAS No. 123R and the impact to the Consolidated Financial Statements are discussed in Note 1b—Stock Options.”

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, (“SFAS No. 155”), “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  SFAS No. 155 permits fair value measurements for any hybrid financial instrument that contains an embedded derivative and that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133,  establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial nstrument that pertains to a beneficial interest other than another derivative financial interest. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this new standard at January 1, 2007 did not have an impact on the Company’s financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(1)  Summary of Significant Accounting Policies (Continued)

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, (“SFAS No. 156”), “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.”  SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125,” by requiring, in certain situations, an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract. All separately recognized servicing assets and servicing liabilities are required to be initially measured at fair value. Subsequent measurement methods include the amortization method, whereby servicing assets or servicing liabilities are amortized in proportion to an over the period of estimated net servicing income or net servicing loss or the fair value method, whereby servicing assets or servicing liabilities are measured at fair value at each reporting date and changes in fair value are reported in earnings in the period in which they occur. If the amortization method is used, an entity must assess servicing assets or servicing liabilities for impairment or increased obligation based on the fair value at each reporting date. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this new standard at January 1, 2007 did not have a significant impact on the Company’s consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”), “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate a significant impact to the financial statements upon the adoption of this new standard.

In December 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158 (“SFAS No. 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R).”  SFAS No 158 requires an employer to recognize the over-funded or under-funded status of defined benefit post-retirement benefit plans as an asset or liability in its financial statements. The funded status is measured as the difference between plan assets at fair value and the benefit obligation (the projected benefit obligation for pension plans or the accumulated benefit obligation for other post-retirement benefit plans). An employer is also required to measure the funded status of a plan as of the date of its year-end financial statements with changes in the funded status recognized through comprehensive income. SFAS No. 158 also requires certain disclosures regarding the effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of gains or losses, prior service costs or credits, and the transition asset or obligation. Publicly traded companies are to apply the disclosure requirements of SFAS No. 158 for fiscal years ending after December 15, 2006, with full adoption for fiscal years ending after December 15, 2008. The adoption of this new standard is not expected to have an impact on the Company’s financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(1)  Summary of Significant Accounting Policies (Continued)

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (“FIN 48”), “ Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109.”  FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more likely than not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more likely than not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this new standard is not expected to have an impact on the Company’s financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), “Considering the Effects of a Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB No.108 addresses how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. The effects of prior year uncorrected errors include the potential accumulation of improper amounts that may result in a material misstatement on the balance sheet or the reversal of prior period errors in the current period that result in a material misstatement of the current period income statement amounts. Adjustments to current or prior period financial statements would be required in the event that after application of various approaches for assessing materiality of misstatement in current period financial statements and consideration of all relevant quantitative and qualitative factors, a misstatement is determined to be material. SAB No. 108 is effective for fiscal years ending after November 15, 2006.

(2) Potential and Completed Acquisitions

On December 1, 2006, the Company signed a definitive agreement pursuant to which the Company will acquire Southwest First Community, Inc. (“Southwest Community”), a bank holding company with approximately $129 million in assets that owns State Bank & Trust in Beeville, Texas and Commercial State Bank in Sinton, Texas. The transaction is expected to close in the spring of 2007 and is subject to various closing conditions, including receipt of all requisite regulatory approvals. The Board of Directors of both the Company and Southwest Community and the shareholders of Southwest Community have approved the transaction.

On June 18, 2004, the Company acquired Local Financial Corporation (“LFIN”), an Oklahoma based bank holding company with approximately $3.0 billion in assets. The acquisition was effected pursuant to the Agreement and Plan of Merger dated as of January 22, 2004 (the “Merger Agreement”). The Company paid consideration totaling approximately $276.6 million in cash and 2.11 million shares of Company common stock. The aggregate purchase price was $367.4 million. Under the terms of the Merger Agreement, LFIN shareholders were entitled to elect to receive either cash or Company common stock in

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(2) Potential and Completed Acquisitions (Continued)

the merger, subject to the requirement that 75% of LFIN’s shares be exchanged for cash and 25% be exchanged for Company common stock. Based on the elections of LFIN shareholders and the terms of the Merger Agreement, LFIN shares held by LFIN shareholders who elected to receive shares of Company common stock in the Merger and LFIN shareholders who did not timely make a cash/stock election were exchanged entirely for shares of Company common stock. As to those LFIN shares for which an election to receive cash was timely made, each such share was exchanged for approximately $20.59 in cash and 0.033 shares of Company common stock. The exchange rate for those LFIN shareholders receiving Company common stock in the Merger was 0.5170 shares of Company common stock for each share of LFIN.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(2) Potential and Completed Acquisitions (Continued)

The following table reflects the pro forma results of operations for the year ended December 31, 2004 as though the acquisition had been completed as of January 1, 2004 (dollars in thousands, except per share data):

Year Ended December 31, 2004
Interest income	$417,945
Interest expense	136,886
Net interest income	281,059
Provision for possible loan losses	18,000
Non-interest income	150,917
Non-interest expense	267,923
Income before income taxes	146,053
Income taxes	47,962
Net income	$98,091
Per common share:
Basic	$1.58
Diluted	$1.55

Included in the non-interest expense of the combined operations for the year ended December 31, 2004 are certain costs associated with contractual obligations related to the closing of the transaction.

(3) Investment Securities

The amortized cost and estimated fair value by type of investment security at December 31, 2006 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,375	$—	$—	$2,375	$2,375
Total investment securities	$2,375	$—	$—	$2,375	$2,375

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$1,268	$—	$—	$1,268	$1,268
Mortgage-backed securities	4,440,265	1,025	(65,006)	4,376,284	4,376,284
Obligations of states and political subdivisions	92,878	3,019	—	95,897	95,897
Other securities	4,630	—	(2,551)	2,079	2,079
Equity securities	13,825	804	—	14,629	14,629
Total investment securities	$4,552,866	$4,848	$(67,557)	$4,490,157	$4,490,157

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

The amortized cost and estimated fair value of investment securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$75	$75	$1,268	$1,268
Due after one year through five years	2,300	2,300	—	—
Due after five years through ten years	—	—	8,199	8,304
Due after ten years	—	—	89,309	89,672
Mortgage-backed securities	—	—	4,440,265	4,376,284
Equity securities	—	—	13,825	14,629
Total investment securities	$2,375	$2,375	$4,552,866	$4,490,157

The amortized cost and estimated fair value by type of investment security at December 31, 2005 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,375	$—	$—	$2,375	$2,375
Total investment securities	$2,375	$—	$—	$2,375	$2,375

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
U.S. Treasury securities	$1,283	$—	$—	$1,283	$1,283
Mortgage-backed securities	4,214,461	913	(66,515)	4,148,859	4,148,859
Obligations of states and political subdivisions	96,750	2,833	(26)	99,557	99,557
Other securities	5,198	—	(2,599)	2,599	2,599
Equity securities	13,825	978	(149)	14,654	14,654
Total investment securities	$4,331,517	$4,724	$(69,289)	$4,266,952	$4,266,952

Mortgage-backed securities are primarily securities issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”) and the Government National Mortgage Association (“Ginnie Mae”).

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $3,088,095,000 and $3,043,558,000, respectively, at December 31, 2006.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

Proceeds from the sale of securities available-for-sale were $60,447,000, $189,902,000 and $875,816,000 during 2006, 2005 and 2004, respectively. Gross gains of $412,000, $1,402,000 and $12,818,000 and gross losses of $1,342,000, $1,583,000 and $3,934,000 were realized on the sales in 2006, 2005 and 2004, respectively.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
U.S. Treasury securities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	812,870	(4,511)	3,137,292	(60,495)	3,950,162	(65,006)
Obligations of states and political subdivisions	—	—	—	—	—	—
Other securities	—	—	2,079	(2,551)	2,079	(2,551)
	$812,870	$(4,511)	$3,139,371	$(63,046)	$3,952,241	$(67,557)

The unrealized losses on investments in mortgage-backed securities are caused by changes in market interest rates. The contractual cash obligations of the securities are guaranteed by Freddie Mac, Fannie Mae, and Ginnie Mae. The decrease in fair value is due to market interest rates and not other factors, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity of the securities, it is the conclusion of the Company that the investments are not considered other-than-temporarily impaired.

The unrealized losses on investments in other securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the entity underwriting the debt instrument. It is the belief of the Company that the entity issuing the debt will honor its interest payment schedule, as well as the full debt at maturity. The securities are purchased by the Company for their economic value. The decrease in fair value is primarily due to market interest rates and not other factors, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity of the securities, it is the conclusion of the Company that the investments are not considered other-than-temporarily impaired.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(4)  Loans

A summary of net loans, by loan type at December 31, 2006 and 2005 is as follows:

	December 31,
	2006	2005
	(Dollars in thousands)
Commercial, financial and agricultural	$2,337,573	$2,376,276
Real estate-mortgage	785,401	847,512
Real estate—construction	1,404,186	901,518
Consumer	198,580	218,607
Foreign	309,144	281,947
Total loans	5,034,884	4,625,860
Unearned discount	(74)	(168)
Loans, net of unearned discount	$5,034,810	$4,625,692

(5)  Allowance for Possible Loan Losses

A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006	2005	2004
	(Dollars in Thousands)
Balance at January 1,	$77,796	$81,351	$46,396
Losses charged to allowance	(18,388)	(6,571)	(9,513)
Recoveries credited to allowance	1,280	2,056	5,407
Net losses charged to allowance	(17,108)	(4,515)	(4,106)
Provision charged to operations	3,849	960	5,196
Acquired in purchase transactions	—	—	33,865
Balance at December 31,	$64,537	$77,796	$81,351

Loans accounted for on a non-accrual basis at December 31, 2006, 2005 and 2004 amounted to $17,788,000, $30,075,000 and $30,773,000, respectively. The effect of such non-accrual loans reduced interest income by $1,868,000, $2,329,000 and $1,203,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected.

The decrease in non-accrual loans from 2005 to 2006 can be attributed to the charge-off of loans acquired as part of the LFIN acquisition.

Impaired loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. The Company has identified these loans through its normal loan review procedures.   Impaired loans are measured based on (1) the present value of expected future cash flows discounted at the loan’s effective interest rate; (2) the loan’s observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company’s impaired loans are measured at the fair value of the collateral. In limited cases the Company may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(5)  Allowance for Possible Loan Losses (Continued)

The following table details key information regarding the Company’s impaired loans:

	2006	2005	2004
	(Dollars in Thousands)
Balance of impaired loans where there is a related allowance for loan loss	$22,909	$34,796	$37,037
Balance of impaired loans where there is no related allowance for loan loss	—	—	—
Total impaired loans	$22,909	$34,796	$37,037
Allowance allocated to impaired loans	$7,171	$20,014	$15,666

The impaired loans included in the table above were primarily comprised of collateral dependent commercial loans, which have not been fully charged off. The average recorded investment in impaired loans was $25,684,000, $29,909,000, and $34,226,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Management of the Company recognizes the risks associated with these impaired loans. However, management’s decision to place loans in this category does not necessarily mean that losses will occur.

The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial and industrial or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further collection of the loss portion is anticipated based on the borrower’s financial condition and general economic conditions in the borrower’s industry. Generally, unsecured consumer loans are charged-off when 90 days past due.

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company’s management that the allowance for possible loan losses at December 31, 2006 was adequate to absorb probable losses from loans in the portfolio at that date.

(6)  Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2006 and 2005 were as follows:

	Estimated useful lives	2006	2005
		(Dollars in Thousands)
Bank buildings and improvements	5 - 40 years	$288,664	$261,787
Furniture, equipment and vehicles	1 - 20 years	204,163	185,465
Land		82,191	65,632
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	868	919
Less: accumulated depreciation		(185,563)	(161,817)
Bank premises and equipment, net		$390,323	$351,986

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(7)  Goodwill and Other Intangible Assets

The Company’s identified intangibles are all in the form of amortizable core deposit premium. In 2004, the Company acquired $42,188,000 in identified intangibles in the form of core deposit premium in the LFIN acquisition, which will be amortized over a ten year period. Information on the Company’s identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2006:
Core deposit premium	$56,338	$21,980	$34,358
December 31, 2005:
Core deposit premium	$56,338	$17,114	$39,224

Amortization expense of intangible assets for the years ended December 31, 2006, 2005 and 2004, was $4,866,000, $5,176,000 and $3,681,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

Fiscal year ending:

Total
(in thousands)
2007	$4,837
2008	4,837
2009	4,837
2010	4,837
2011	4,794
Thereafter	10,216
Total	$34,358

Changes in the carrying amount of goodwill for the year ended December 31, 2006 were as illustrated in the table below. There were no changes in the carrying amount of goodwill for the year ended December 31, 2005.

Balance at December 31, 2005	$289,262
Adjustment to goodwill related to acquisition (Note 17)	(7,016)
Balance as of December 31, 2006	$282,246

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(8)  Deposits

Deposits as of December 31, 2006 and 2005 and related interest expense for the years ended December 31, 2006, 2005 and 2004 were as follows:

	2006	2005
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,332,525	$1,222,888
Foreign	120,951	116,492
Total demand non-interest bearing	1,453,476	1,339,380
Savings and interest bearing demand
Domestic	1,838,229	1,839,829
Foreign	366,222	316,405
Total savings and interest bearing demand	2,204,451	2,156,234
Time, certificates of deposit
$100,000 or more
Domestic	846,185	814,267
Foreign	1,200,412	1,091,284
Less than $100,000
Domestic	892,656	889,016
Foreign	392,738	366,245
Total time, certificates of deposit	3,331,991	3,160,812
Total deposits	$6,989,918	$6,656,426

	2006	2005	2004
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$36,606	$24,583	$11,991
Foreign	3,838	2,353	1,806
Total savings and interest bearing demand	40,444	26,936	13,797
Time, certificates of deposit
$100,000 or more
Domestic	32,851	18,705	10,483
Foreign	44,143	26,710	17,327
Less than $100,000
Domestic	33,225	20,399	12,396
Foreign	12,858	7,420	4,453
Total time, certificates of deposit	123,077	73,234	44,659
Total interest expense on deposits	$163,521	$100,170	$58,456

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(8)  Deposits (Continued)

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2006, were as follows:

Due within 3 months or less	$876,841
Due after 3 months and within 6 months	506,135
Due after 6 months and within 12 months	477,336
Due after 12 months	186,285
$2,046,597

(9)  Securities Sold Under Repurchase Agreements

The Company’s bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $670,063,000 and $746,389,000 during 2006 and 2005, respectively, and the maximum amount outstanding at any month end during 2006 and 2005 was $794,617,000 and $856,681,000, respectively.

Further information related to repurchase agreements at December 31, 2006 and 2005 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2006 term:
Overnight agreements	$318,681	$314,225	$180,139	4.00%
1 to 29 days	39,274	39,048	27,181	4.53
30 to 90 days	119,200	118,346	60,863	4.69
Over 90 days	558,993	553,223	438,152	4.92
Total	$1,036,148	$1,024,842	$706,335	4.65%
December 31, 2005 term:
Overnight agreements	$150,055	$147,175	$128,886	2.79%
1 to 29 days	12,461	12,296	3,931	3.85
30 to 90 days	45,516	44,884	33,851	3.20
Over 90 days	765,644	756,145	594,094	4.24
Total	$973,676	$960,500	$760,762	3.95%

The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(10) Other Borrowed Funds

Other borrowed funds include Federal Home Loan Bank borrowings, which are short and long-term fixed borrowings issued by the Federal Home Loan Bank of Dallas at the market price offered at the time

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(10) Other Borrowed Funds (Continued)

of funding. These borrowings are secured by mortgage-backed investment securities and a portion of the Company’s loan portfolio.

Further information regarding the Company’s other borrowed funds at December 31, 2006 and 2005 is set forth in the following table:

	December 31
	2006	2005
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$2,095,505	$1,870,000
Rate on balance outstanding at year end	5.29%	4.25%
Average daily balance	$2,040,618	$1,863,096
Average rate	5.07%	3.21%
Maximum amount outstanding at any month end	$2,247,025	$2,035,119
Federal Home Loan Bank advances—long-term
Balance at year end	$71	$75
Rate on balance outstanding at year end	5.15%	5.15%
Average daily balance	$73	$77
Average rate	5.15%	5.15%
Maximum amount outstanding at any month end	$75	$79

(11) Junior Subordinated Deferrable Interest Debentures

The Company has formed ten statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the LFIN acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The ten statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) issued by the Company or LFIN, as appropriate. The Company has succeeded to the obligations of LFIN under the LFIN Debentures, which have an outstanding principal balance of $20,620,000. The Debentures will mature on various dates; however the Debentures may be redeemed at specified prepayment prices, in whole or in part after the optional redemption dates specified in the respective indentures or in whole upon the occurrence of any one of certain legal, regulatory or tax events specified in respective indentures. As of December 31, 2006, the principal amount of debentures outstanding totaled $210,908,000.

On July 25, 2006, pursuant to the Indenture dated as of July 16, 2001, between the Company and The Bank of New York, as Trustee, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the “Debt Securities”), issued to International Bancshares Capital Trust II (“Trust II”) at a redemption price equal to approximately $27,998,000, which includes accrued interest to, but not including, the redemption date.

In accordance with the Amended and Restated Declaration of Trust dated as of July 16, 2001 between the Company and The Bank of New York as Institutional Trustee, the proceeds from the redemption of

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(11) Junior Subordinated Deferrable Interest Debentures (Continued)

the Debt Securities were used to simultaneously redeem an equal amount of Trust II Floating Capital Securities and the Trust II Floating Rate Common Securities issued by Trust II.

On September 30, 2006, pursuant to the Indenture dated as of September 20, 2001, between Local Financial Corporation and The Bank of New York, as Trustee, the Company redeemed all of its Fixed Rate Junior Subordinated Debt Securities (the “Debt Securities”), issued to Local Financial Capital Trust I (“LFIN Trust I”) at a redemption price equal to approximately $41,155,625, which includes accrued interest to, but not including, the redemption date.

In accordance with the Amended and Restated Declaration of Trust dated as of September 20, 2001 between Local Financial Capital Corporation and The Bank of New York as Institutional Trustee, the proceeds from the redemption of the Debt Securities were used to simultaneously redeem an equal amount of LFIN Trust I Fixed Rate Capital Securities and the LFIN Trust I Fixed Rate Common Securities issued by LFIN Trust I.

On December 8, 2006, pursuant to the Indenture dated as of November 28, 2001, between the Company and Wilmington Trust company, as Trustee, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the “Debt Securities”) issued to International Bancshares Capital Trust III (“Trust III”) at a redemption price equal to approximately $34,538,000, which includes accrued interest to, but not including, the redemption date.

In accordance with the Amended and Restated Declaration of Trust dated as of November 28, 2001, between the Company and Wilmington Trust Company, as the Institutional Trustee and Delaware Trustee and the Administrators named therein, the proceeds from the redemption of the Debt Securities were used to simultaneously redeem an equal amount of Trust III floating rate Capital Securities and the Trust III floating rate Common Securities issued by Trust III.

On June 9, 2006, the Company formed International Bancshares Corporation Capital Trust IX (“Trust IX”), its ninth statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On July 27, 2006, Trust IX issued $40,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 7.10%, and subsequently at a floating rate of 1.62% over the London Interbank Offered Rate (“LIBOR”), and interest is payable quarterly beginning October 1, 2006. The Trust IX Capital Securities will mature on October 1, 2036; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after October 1, 2011, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events. The Capital Securities are subordinated and junior in right of payment to all present and future senior indebtedness of the Company. The Company has fully and unconditionally guaranteed the obligation of Trust IX with respect to the Capital Securities. The Company has the right, unless an Event of Default has occurred and is continuing, to defer payment of interest on the Capital Securities for up to twenty consecutive quarterly periods. The redemption prior to maturity of any of the Capital Securities may require the prior approval of the Federal Reserve and/or other regulatory agencies.

On November 8, 2006, the Company formed International Bancshares Corporation Capital Trust X (“Trust X”), its tenth statutory business trust formed under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. On November 15, 2006, Trust X issued $33,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 6.66% and

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(11) Junior Subordinated Deferrable Interest Debentures (Continued)

subsequently at a floating rate of 1.65% over the three month LIBOR, and interest is payable quarterly beginning February 1, 2007. The Trust X Capital Securities will mature on February 1, 2037; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after February 1, 2012, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events. The Capital Securities are subordinated and junior in right of payment to all present and future senior indebtedness of the Company. The Company has fully and unconditionally guaranteed the obligation of Trust X with respect to the Capital Securities. The Company has the right, unless an Event of Default has occurred and is continuing, to defer payment of interest on the Capital Securities for up to twenty consecutive quarterly periods. The redemption prior to maturity of any of the Capital Securities may require the prior approval of the Federal Reserve and/or other regulatory agencies.

The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the respective indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to ten consecutive semi-annual periods on Trusts I, IV and LFIN Trust II and for up to twenty consecutive quarterly periods on Trusts V, VI, VII, VIII, IX and X and LFIN Trust III. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2006, the total $210,908,000 of the Capital Securities outstanding qualified as Tier 1 capital.

In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit. The Company believes that substantially all of the current trust preferred securities will be included in Tier 1 capital after the five-year transition period ending March 31, 2009.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(11) Junior Subordinated Deferrable Interest Debentures (Continued)

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2006:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,252	Fixed	10.18%	Fixed	June 2031	June 2011
Trust IV	$22,681	Semi-Annually	9.09%	LIBOR + 3.70	April 2032	April 2007
Trust V	$20,558	Quarterly	9.02%	LIBOR + 3.65	July 2032	July 2007
Trust VI	$25,662	Quarterly	8.82%	LIBOR + 3.45	November 2032	November 2007
Trust VII	$10,310	Quarterly	8.62%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,566	Quarterly	8.42%	LIBOR + 3.05	October 2033	October 2008
Trust IX	$41,238	Quarterly	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Quarterly	6.66%	Fixed	February 2037	February 2012
LFIN Trust II	$10,310	Semi-Annually	9.17%	LIBOR + 3.625	July 2032	July 2007
LFIN Trust III	$10,310	Quarterly	8.82%	LIBOR + 3.45	November 2032	November 2007
	$210,908

(1)           Trust IX and Trust X accrue interest at a fixed rate for the first five years, then floating at LIBOR+1.62 and LIBOR+1.65 thereafter, respectively.

(12) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2006, 2005, and 2004 is set forth in the following table:

	Net
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2006:
Basic EPS
Net income	$117,001	63,133,522	$1.85
Potential dilutive common shares	—	643,366
Diluted EPS	$117,001	63,776,888	$1.83
December 31, 2005:
Basic EPS
Net income	$140,779	63,695,017	$2.21
Potential dilutive common shares	—	790,150
Diluted EPS	$140,779	64,485,167	$2.18
December 31, 2004:
Basic EPS
Net income	$119,032	62,134,149	$1.92
Potential dilutive common shares	—	1,246,407
Diluted EPS	$119,032	63,380,556	$1.88

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(13) Employees’ Profit Sharing Plan

The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company’s annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,685,000, $4,950,000 and $3,823,000 were charged to income for the years ended December 31, 2006, 2005, and 2004, respectively.

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

A summary of assets attributable to international operations at December 31, 2006 and 2005 are as follows:

	2006	2005
	(Dollars in Thousands)
Loans:
Commercial	$246,352	$219,877
Others	62,792	62,070
	309,144	281,947
Less allowance for possible loan losses	(7,612)	(15,138)
Net loans	$301,532	$266,809
Accrued interest receivable	$2,655	$1,672

At December 31, 2006, the Company had $146,427,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

Revenues directly attributable to international operations were $20,344,000, $14,003,000 and $11,077,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(15) Income Taxes

The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2006	2005	2004
	(Dollars in Thousands)
Current
U.S.	$70,701	$48,151	$45,969
State	1,838	452	523
Foreign	36	15	35
Total current taxes	72,575	48,618	46,527
Deferred
U.S.	(15,442)	21,763	11,353
State	(244)	989	—
Total deferred taxes	(15,686)	22,752	11,353
Total income taxes	$56,889	$71,370	$57,880

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2006, 2005 and 2004 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2006	2005	2004
	(Dollars in Thousands)
Computed expected tax expense	$60,876	$74,252	$61,919
Change in taxes resulting from:
Tax-exempt interest income	(1,681)	(1,800)	(1,847)
State tax, net of federal income taxes	1,037	1,267	340
Other investment income	(3,724)	(2,965)	(2,522)
Other	381	616	(10)
Actual tax expense	$56,889	$71,370	$57,880

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(15) Income Taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are reflected below:

	2006	2005
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for possible loan losses	$26,796	$26,865
Net unrealized losses on available for sale investment securities	22,320	22,598
Other real estate owned	13	152
Goodwill	3,132	3,147
Accrued expenses	5,829	1,255
State net operating loss carryforwards	1,275	1,633
Other	1,893	1,776
Total deferred tax assets	61,258	57,426
Deferred tax liabilities:
Lease financing receivable	(8,328)	(26,320)
Bank premises and equipment, principally due to differences on depreciation	(23,051)	(20,365)
FHLB stock	(5,975)	(4,520)
Identified intangible assets	(19,157)	(19,015)
Other	(4,536)	(2,422)
Total deferred tax liabilities	(61,047)	(72,642)
Net deferred tax liability	$211	$(15,216)

The net deferred tax asset at $211,000 at December 31, 2006 is included in other assets in the consolidated statements of condition. The net deferred tax liability of $15,216,000 at December 31, 2005 is included in other liabilities in the consolidated statements of condition.

(16) Stock Options

On April 1, 2005, the Board of Directors adopted the 2005 International Bancshares Corporation Stock Option Plan (the “2005 Plan”). The 2005 Plan replaced the 1996 International Bancshares Corporation Key Contributor Stock Option Plan (the “1996 Plan”). Under the 2005 Plan both qualified incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”) may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2006, 130,200 shares were available for future grants under the 2005 Plan.

Through December 31, 2006 the Company has granted nonqualified stock options exercisable for a total of 140,382 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under either the 1996 Plan or the 2005 Plan. The options are exercisable for a period of seven years and vest in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on the date of grant.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(16) Stock Options (Continued)

On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment, (Revised 2004).” SFAS No. 123R sets accounting requirements for “share-based” compensation to employees and non-employee directors, including employee stock purchase plans, and requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation.

The Company chose the modified-prospective transition alternative in adopting SFAS No. 123R. Under the modified-prospective transition method, compensation cost is recognized in financial statements issued subsequent to the date of adoption for all stock-based payments granted, modified or settled after the date of adoption, as well as for any unvested awards that were granted prior to the date of adoption.

The fair value of each option award is estimated on the date of grant using a Black-Sholes-Merton option valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the price of the Company’s stock. The company uses historical data to estimate the expected dividend yield and employee termination rates within the valuation model. The expected term of options is derived from the “simplified” method as prescribed by SEC Staff Accounting Bulletin No. 107. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2006	2005
Expected Life (Years)	6.13	5.99
Dividend yield	2.25%	2.50%
Interest rate	4.94%	4.36%
Volatility	21.05%	24.00%

A summary of option activity under the stock option plans for the twelve months ended December 31, 2006 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
Options outstanding at December 31, 2005	1,626,155	$16.55
Plus: Options granted	23,750	29.70
Less:
Options exercised	164,925	11.63
Options expired	—	—
Options forfeited	106,830	18.41
Options outstanding at December 31, 2006	1,378,150	$17.22	3.02	$18,917,000
Options fully vested and exercisable at December 31, 2006	1,029,299	$13.45	1.84	$18,017,000

Stock-based compensation expense included in the consolidated statements of income for the twelve months ended December 31, 2006 was approximately $874,000. As of December 31, 2006 there

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(16) Stock Options (Continued)

was approximately $1,799,000 of total unrecognized stock-based compensation cost related to non-vested options granted under the Company plans that will be recognized over a weighted average period of 1.8 years.

A summary of the status of the Company’s non-vested options as of December 31, 2006, and changes during the twelve months ended December 31, 2006, is presented below:

Non-vested Options	Options	Weighted average grant- date fair value ($)
Non-vested options at December 31, 2005	549,131	$7.52
Granted	23,750	7.08
Vested	117,200	11.11
Forfeited	106,830	8.54
Non-vested options at December 31, 2006	348,851	$7.37

Other information pertaining to option activity during the twelve month period ending December 31, 2006 and December 31, 2005 is as follows:

	Twelve Months Ended
	December 31,
	2006	2005
Weighted average grant date fair value of stock options granted	$7.08	$7.37
Total fair value of stock options vested	$1,302,000	$1,515,186
Total intrinsic value of stock options exercised	$2,907,000	$8,053,000

Awards granted prior to the Company’s adoption of SFAS No. 123R were accounted for under the recognition and measurement principles of APB Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no stock-based employee compensation cost is reflected in net income in the accompanying unaudited consolidated statements of income for the twelve months ended December 31, 2005 and 2004 because all options granted under the Company’s plans had exercise prices equal to the market value of the underlying common stock on the date of grant.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(16) Stock Options (Continued)

Pro forma net income and net income per share, as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation for the period presented prior to the Company’s adoption of SFAS 123R is as follows:

	Twelve Months Ended
	December 31,
	2005	2004
	(Dollars in Thousands, except per share data)
Net income, as reported	$140,779	$119,032
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of tax related tax effects	(345)	(334)
Pro forma net income	$140,434	$118,698
Earnings per share:
Basic earnings
As reported	$2.21	$1.92
Pro forma	2.20	1.91
Diluted earnings
As reported	$2.18	$1.88
Pro forma	2.18	1.87

(17) Commitments, Contingent Liabilities and Other Tax Matters

The Company is involved in various legal proceedings that are in various stages of litigation. Some of these actions allege “lender liability” claims on a variety of theories and claim substantial actual and punitive damages. The Company has determined, based on discussions with its counsel that any material loss in such actions, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material to the consolidated financial position or results of operations of the Company. However, many of these matters are in various stages of proceedings and further developments could cause management to revise its assessment of these matters.

The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2006, 2005 and 2004 and non-cancellable lease commitments at December 31, 2006 were not significant.

Cash of approximately $57,272,000 and $50,625,000 at December 31, 2006 and 2005, respectively, was maintained to satisfy regulatory reserve requirements.

The Company’s lead bank subsidiary has invested in partnerships, which have entered into several lease-financing transactions. The lease-financing transactions in two of the partnerships have been examined by the Internal Revenue Service (“IRS”). In both partnerships, the lead bank subsidiary was the owner of a ninety-nine percent (99%) limited partnership interest. The IRS has issued separate Notice of Final Partnership Administrative Adjustments (“FPAA”) to the partnerships and on September 25, 2001, and January 10, 2003, the Company filed lawsuits contesting the adjustments asserted in the FPAAs.

Prior to filing the lawsuits the Company was required to deposit the estimated tax due of approximately $4,083,000 with respect to the first FPAA and $7,710,606 with respect to the second

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(17) Commitments, Contingent Liabilities and Other Tax Matters (Continued)

FPAA with the IRS pursuant to the Internal Revenue Code. If it is determined that the amount of tax due, if any, related to the lease-financing transactions is less than the amount of the deposits, the remaining amount of the deposits would be returned to the Company.

In order to curtail the accrual of additional interest related to the disputed tax benefits and because interest rates were unfavorable, on March 7, 2003, the Company submitted to the IRS a total of approximately $13.7 million, which constitutes the interest that would have accrued based on the adjustments proposed in the FPAAs related to both of the lease-financing transactions. If it is determined that the amount of interest due, if any, related to the lease-financing transactions is less than the approximate $13.7 million, the remaining amount of the prepaid interest would be refunded to the Company, plus interest thereon.

Beginning August 29, 2005, IBC proceeded to litigate one of the partnership tax cases in the Federal District Court in San Antonio, Texas. The case was tried over nine days beginning August 29, 2005. On March 31, 2006, the trial court rendered a judgment against the Company on the first FPAA. IBC timely filed its notice of appeal to the Fifth Circuit Court of Appeals. All appellate briefs have been filed and the parties are awaiting a decision on oral argument. The other partnership tax case has been stayed by the same Court during the pendency of the appeal.

The Company, through December 31, 2005, had previously expensed approximately $12,000,000 in connection with the lawsuits. Because of the above-referenced trial court judgment against the Company on the first FPAA, the uncertainty of the outcome at the appellate level, and the similarity between the two FPAAs, the Company, as of December 31, 2006 has expensed an additional $13,700,000, approximately. The resultant approximately $25,700,000 expensed is the total of the tax adjustments due and the interest due on such adjustments for both FPAAs. Management intends to appeal the judgment in the first case and will continue to evaluate the merits of each lawsuit and make any appropriate revisions to the amounts, as deemed necessary.

As part of the LFIN acquisition, two tax matters were transferred to the Company. The first relates to deductions taken on amended returns filed by LFIN during 2003 for the tax years ended June 30, 1999 through December 31, 2001. The refunds requested on the amended returns amounted to approximately $7,000,000. At December 31, 2003, LFIN had received approximately $2,000,000 of the total refund requested. Because all the refunds are under review by the IRS, LFIN had established a reserve equal to the $2,000,000 received and did not recognize any benefit for the remaining $5,000,000. The second tax contingency reserve, of $7,000,000 was resolved with the IRS in September 2006 and as a result, the second tax contingency reserve is no longer required. The reserve was applied to the goodwill acquired as part of the LFIN acquisition. The Company will continue to monitor the IRS review of the remaining tax matter and any adjustments will be reflected in goodwill.

(18) Transactions with Related Parties

In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(18) Transactions with Related Parties (Continued)

unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $48,731,000 and $42,605,000 at December 31, 2006 and 2005, respectively.

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2006, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,860,382,000
Credit card lines	36,404,000
Standby letters of credit	124,113,000
Commercial letters of credit	22,314,000

The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2006, the maximum potential amount of future payments is $124,113,000. At December 31, 2006, the fair value of these guarantees is not significant.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the Company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The bank subsidiaries’ exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The bank subsidiaries use the same credit policies in making commitments and conditional obligations as they do for on-statement of condition instruments. The bank subsidiaries control the credit risk of these transactions through credit approvals, limits and monitoring procedures. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates normally less than one year or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank subsidiaries evaluate each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiary banks upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include residential and commercial real estate, bank certificates of deposit, accounts receivable and inventory.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk (Continued)

The bank subsidiaries make commercial, real estate and consumer loans to customers principally located in South, Central and Southeast Texas and the State of Oklahoma. Although the loan portfolio is diversified, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economic conditions in these areas, especially in the real estate and commercial business sectors.

(20) Dividend Restrictions and Capital Requirements

Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2006, the subsidiary banks could pay dividends of up to $140,250,000 to the Company without prior regulatory approval and without adversely affecting their “well capitalized” status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries’ total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-statement of condition items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2006, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(20) Dividend Restrictions and Capital Requirements (Continued)

The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2006 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2006:
Total Capital (to Risk Weighted Assets):
Consolidated	$845,827	13.61%	$497,044	8.00%	$621,305	10.00%
International Bank of Commerce, Laredo	639,892	11.74	435,992	8.00	544,990	10.00
International Bank of Commerce, Brownsville	80,168	20.64	31,080	8.00	38,850	10.00
International Bank of Commerce, Zapata	37,345	27.24	10,968	8.00	13,711	10.00
Commerce Bank	46,198	22.54	16,398	8.00	20,498	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$775,705	12.49%	$248,522	4.00%	$372,783	6.00%
International Bank of Commerce, Laredo	578,414	10.61	217,996	4.00	326,994	6.00
International Bank of Commerce, Brownsville	75,934	19.55	15,540	4.00	23,310	6.00
International Bank of Commerce, Zapata	35,847	26.15	5,484	4.00	8,226	6.00
Commerce Bank	43,631	21.29	8,199	4.00	12,299	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$775,705	7.36%	$421,784	4.00%	$527,230	5.00%
International Bank of Commerce, Laredo	578,414	6.56	352,484	4.00	440,605	5.00
International Bank of Commerce, Brownsville	75,934	9.22	32,928	4.00	41,160	5.00
International Bank of Commerce, Zapata	35,847	9.50	15,086	4.00	18,857	5.00
Commerce Bank	43,631	8.40	20,778	4.00	25,975	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(20) Dividend Restrictions and Capital Requirements (Continued)

The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2005 are also presented in the following table:

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

(21) Fair Value of Financial Instruments

The fair value estimates, methods, and assumptions for the Company’s financial instruments at December 31, 2006 and 2005 are outlined below.

Cash and Due From Banks and Federal Funds Sold

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(21) Fair Value of Financial Instruments (Continued)

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

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2006 and 2005, the carrying amount of fixed rate performing loans was $1,259,870,000 and $1,398,838,000 respectively, and the estimated fair value was $1,237,409,000 and $1,382,409,000, respectively.

Fair value for significant impaired loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market and specific borrower information. As of December 31, 2006 and 2005, the net carrying amount of impaired loans was a reasonable estimate of the fair value.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2006 and 2005. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2006 and 2005, the carrying amount of time deposits was $3,331,991,000 and $3,160,812,000, respectively, and the estimated fair value was $3,337,399,000 and $3,175,624,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(21) Fair Value of Financial Instruments (Continued)

Securities Sold Under Repurchase Agreements and Other Borrowed Funds

Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2006 and 2005.

Junior Subordinated Deferrable Interest Debentures

Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2006.

Commitments to Extend Credit and Letters of Credit

Commitments to extend credit and fund letters of credit are principally at current interest rates and therefore the carrying amount approximates fair value.

Limitations

Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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
Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2006 and 2005
(Dollars in Thousands)

	2006	2005
ASSETS
Cash	$655	$1,562
Repurchase Agreements	6,303	2,600
Other investments	25,464	21,937
Notes receivable	1,636	2,536
Investment in subsidiaries	1,022,959	1,003,878
Other assets	1,938	1,277
Total assets	$1,058,955	$1,033,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$210,908	$236,391
Due to IBC Trading	21	21
Other liabilities	5,970	4,511
Total liabilities	216,899	240,923
Shareholders’ equity:
Common shares	86,224	86,059
Surplus	138,247	135,619
Retained earnings	861,251	788,416
Accumulated other comprehensive loss	(40,390)	(41,968)
	1,045,332	968,126
Less cost of shares in treasury	(203,276)	(175,259)
Total shareholders’ equity	842,056	792,867
Total liabilities and shareholders’ equity	$1,058,955	$1,033,790

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	2006	2005	2004
Income:
Dividends from subsidiaries	$113,839	$51,450	$62,950
Interest income on notes receivable	126	180	682
Interest income on other investments	2,508	1,351	1,437
Other interest income	1,339	498	511
Gain on sale of other securities	—	—	151
Gain on sale of assets	—	67	1,659
Other	7	4,047	5,683
Total income	117,819	57,593	73,073
Expenses:
Interest expense (Debentures)	22,568	18,587	13,152
Interest expense (Senior Notes)	—	—	383
Other	3,220	946	1,271
Total expenses	25,788	19,533	14,806
Income before federal income taxes and equity in undistributed net income of subsidiaries	92,031	38,060	58,267
Income tax benefit	(7,918)	(4,716)	(1,559)
Income before equity in undistributed net income of subsidiaries	99,949	42,776	59,826
Equity in undistributed net income of subsidiaries	17,052	98,003	59,206
Net income	$117,001	$140,779	$119,032

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	2006	2005	2004
Operating activities:
Net income	$117,001	$140,779	$119,032
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of other investments	—	—	(151)
Gain on sale of assets	—	(67)	(1,659)
Accretion of junior subordinated interest deferrable debentures	548	996	1,026
Depreciation of bank premises and equipment	—	93	15
Stock compensation expense	874	—	—
Increase in other liabilities	1,459	1,220	904
Equity in undistributed net income of subsidiaries	(17,052)	(98,003)	(59,206)
Net cash provided by operating activities	102,830	45,018	59,961
Investing activities:
Contributions to subsidiaries	(424)	(4,034)	(9,581)
(Repurchase) proceeds of repurchase agreement with banks	(3,703)	(1,800)	300
Purchase of available for sale other securities	—	—	(5,068)
Proceeds of sales of available for sale securities	—	—	5,010
Proceeds from sales of bank premises and equipment	—	147	2,598
Net decrease in notes receivable	900	3,239	5,750
(Increase) decrease in other assets	(4,215)	2,629	(2,982)
Net cash (used in) provided by investing activities	(7,442)	181	(3,973)
Financing activities:
Proceeds from issuance of subordinated debentures	75,259	—	—
Proceeds from payments of subordinated debentures	(101,290)	—	—
Principal payments on senior notes	—	—	(21,295)
Proceeds from stock transactions	1,919	5,478	5,265
Payments of cash dividends	(44,166)	(40,808)	(39,729)
Payments of cash dividends in lieu of fractional shares	—	(25)	(38)
Purchase of treasury stock	(28,017)	(8,669)	(974)
Net cash used in financing activities	(96,295)	(44,024)	(56,771)
(Decrease) increase in cash	(907)	1,175	(783)
Cash at beginning of year	1,562	387	1,170
Cash at end of year	$655	$1,562	$387

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2006, 2005, and 2004:

	2006			2005			2004
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$4,507,583	$379,340	8.42%	$4,573,634	$325,447	7.12%	$3,757,015	$225,002	5.99%
Foreign	288,906	20,680	7.16	257,247	14,003	5.44	225,565	11,077	4.91
Investment securities:
Taxable	4,379,218	200,474	4.58	4,029,077	160,175	3.98	2,996,046	109,092	3.64
Tax-exempt	93,776	4,577	4.88	100,441	4,862	4.84	111,671	5,071	4.54
Federal funds sold	75,016	3,596	4.79	132,192	3,668	2.77	129,731	1,577	1.22
Other	5,956	406	6.82	8,992	550	6.12	11,612	559	4.81
Total interest-earning assets	9,350,455	609,073	6.51%	9,101,583	508,705	5.59%	7,231,640	352,378	4.87%
Non-interest earning assets:
Cash and due from banks	243,374			205,008			162,278
Bank premises and equipment, net	369,058			323,946			260,671
Other assets	764,330			749,044			552,880
Less allowance for possible loan losses	(68,673)			(84,256)			(69,324)
Total	$10,658,544			$10,295,325			$8,138,145
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,122,302	$40,444	1.91%	$2,181,303	$26,936	1.23%	$1,832,714	$13,797.75%
Time deposits:
Domestic	1,720,742	65,597	3.81	1,709,275	39,104	2.29	1,590,229	22,879	1.44
Foreign	1,527,958	57,480	3.77	1,410,465	34,130	2.42	1,178,775	21,780	1.85
Securities sold under repurchase agreements	670,104	30,137	4.50	751,247	27,384	3.65	545,572	19,865	3.64
Other borrowings	2,040,691	103,362	5.07	1,891,001	60,689	3.21	1,083,222	16,746	1.55
Junior subordinated interest deferrable debentures	232,260	22,568	9.72	235,905	18,587	7.88	206,272	13,152	6.38
Senior notes	—	—	—	—	—	—	3,340	383	11.47
Total interest bearing liabilities	8,314,057	319,588	3.84%	8,179,196	206,830	2.53%	6,440,124	108,602	1.69%
Non-interest bearing liabilities:
Demand Deposits	1,364,611			1,253,694			988,659
Other liabilities	145,538			79,178			54,261
Shareholders’ equity	834,338			783,257			655,101
Total	$10,658,544			$10,295,325			$8,138,145
Net interest income		$289,485			$301,875			$243,776
Net yield on interest earning assets			3.10%			3.32%			3.37%

(Note 1) The average balances for purposes of the above table are calculated on the basis of month-end balances for 2005 and 2004.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter(1)	Third Quarter	Second Quarter	First Quarter
2006
Interest income	$160,829	$156,552	$149,374	$142,318
Interest expense	87,658	86,600	77,325	68,005
Net interest income	73,171	69,952	72,049	74,313
(Recovery) provision for possible loan losses	1,216	1,954	82	597
Non-interest income	49,272	40,058	47,022	40,619
Non-interest expense	73,070	69,028	67,721	78,858
Income before income taxes	48,157	39,028	51,268	35,477
Minority interest in consolidated subsidiaries	40	—	—	—
Income taxes	16,342	12,435	16,610	11,502
Net income	$31,775	$26,593	$34,658	$23,975
Per common share:
Basic
Net income	$.50	$.42	$.55	$.38
Diluted
Net income	$.50	$.42	$.54	$.37

(1)   Includes income related to corrections of the Company’s accounting for mortgage servicing rights. The after tax effect of the item was $1.43 million, which is immaterial for the year to net earnings, cash flow and shareholders’ equity.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2005
Interest income	$134,258	$129,968	$126,160	$118,319
Interest expense	62,678	54,745	48,201	41,206
Net interest income	71,580	75,223	77,959	77,113
Provision for possible loan losses	(1,675)	(196)	221	2,610
Non-interest income	46,609	40,883	37,307	42,423
Non-interest expense	66,355	64,620	64,989	60,024
Income before income taxes	53,509	51,682	50,056	56,902
Income taxes	19,230	16,214	16,684	19,242
Net income	$34,279	$35,468	$33,372	$37,660
Per common share:
Basic
Net income	$.54	$.56	$.52	$.59
Diluted
Net income	$.53	$.55	$.52	$.58

INTERNATIONAL BANCSHARES CORPORATION
OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	President, International Bank of Commerce

R. DAVID GUERRA	LESTER AVIGAEL
Vice President	Retail Merchant
Chairman of the Board
EDWARD J. FARIAS	International Bank of Commerce
Vice President
IRVING GREENBLUM
RICHARD CAPPS	International Investments/Real Estate
Vice President
R. DAVID GUERRA
IMELDA NAVARRO	President
Treasurer	International Bank of Commerce
Branch in McAllen, TX
WILLIAM CUELLAR
Auditor	DANIEL B. HASTINGS, JR.
Licensed U. S. Custom Broker
MARISA V. SANTOS	President
Secretary	Daniel B. Hastings, Inc.

HILDA V. TORRES	RICHARD E. HAYNES
Assistant Secretary	Attorney at Law
Real Estate Investments

IMELDA NAVARRO
Senior Executive Vice President
International Bank of Commerce

SIOMA NEIMAN
International Entrepreneur

PEGGY J. NEWMAN
Investments

LEONARDO SALINAS
Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments