Form 10-K, Exhibit 13
period 2007-12-31
INTERNATIONAL BANCSHARES CORP
filed 2008-02-29
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2007. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$11,167,161	$10,911,454	$10,391,853	$9,921,505	$6,580,560
Net loans	5,474,902	4,970,273	4,547,896	4,807,623	2,700,354
Deposits	7,157,606	6,989,918	6,656,426	6,571,104	4,435,699
Other borrowed funds	1,456,936	2,095,576	1,870,075	1,670,199	845,276
Junior subordinated deferrable interest debentures (Note 1)	200,929	210,908	236,391	235,395	172,254
Shareholders' equity	935,905	842,056	792,867	753,090	577,383
INCOME STATEMENT
Interest income	$643,573	$609,073	$508,705	$352,378	$318,051
Interest expense	333,340	319,588	206,830	108,602	94,725

Net interest income	310,233	289,485	301,875	243,776	223,326
(Credit) provision for possible loan losses	(1,762)	3,849	960	5,196	8,044
Non-interest income	165,363	176,971	167,222	134,816	127,273
Non-interest expense	300,282	288,677	255,988	196,484	160,001

Income before income taxes	177,076	173,930	212,149	176,912	182,554
Minority interest in consolidated subsidiary	—	40	—	—	—
Income taxes	55,764	56,889	71,370	57,880	60,426

Net income	$121,312	$117,001	$140,779	$119,032	$122,128

Per common share (Note 1):
Basic	$1.76	$1.68	$2.01	$1.74	$1.84
Diluted	$1.75	$1.67	$1.98	$1.71	$1.80

Note 1: Per share information has been re-stated giving retroactive effect to stock dividends distributed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2007. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

Overview

        The Company, which is headquartered in Laredo, Texas, with more than 255 facilities and more than 400 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a broker/dealer and a majority interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2007 was 13.73% as compared to 14.02% for the year ended December 31, 2006.

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

        Expense control is an essential element in the Company's long-term profitability. As a result, one of the key ratios the Company monitors is the efficiency ratio, which is a measure of non-interest expense to net-interest income plus non-interest income. The Company monitors this ratio over time to assess the Company's efficiency relative to its peers and whether the Company is being productive with its long term goals of providing superior returns to the Company's shareholders. The efficiency ratio during 2007 was negatively affected by an impairment charge of $13.1 million, after tax, arising from a charge on certain investment securities. This impairment charge negatively affected the efficiency ratio but does not necessarily reflect a long-term negative trend. The efficiency ratio during 2006 was also negatively affected by the $8.9 million, net of tax, expense recognized in connection with the tax litigation. Additionally, the

Company's efficiency ratio has been negatively impacted over the last few years because of the Company's aggressive branch expansion which has added 70 branches in 2006 and 2007. During rapid expansion periods, the Company's efficiency ratio will suffer but the long term benefits of the expansion should be realized in future periods and benefits should positively impact the efficiency ratio in future periods. The Company believes that the de novo branching will help in attracting new low cost deposits and loans and also help with the retention of current customers as more out of market banks expand their branching activities in Texas; however, the Company realizes that there is a certain amount of time before each branch becomes profitable and thus negatively impacts earnings in the short term. The Company has continued to foster the growth of loans to improve net interest income; however, this process of expanding quality loan balances takes a certain amount of time and also increases the provision for loan losses in periods of expansion. The Company believes the de novo branch expansion is important to the future long term expansion of the Company.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2007	December 31, 2006	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$11,167,161	$10,911,454	2.3%
Net loans	5,474,902	4,970,273	10.2
Deposits	7,157,606	6,989,918	2.4
Other borrowed funds	1,456,936	2,095,576	(30.5)
Junior subordinated deferrable interest debentures	200,929	210,908	(4.7)
Shareholders' equity	935,905	842,056	11.1

Consolidated Statements of Income Information

	Year Ended December 31, 2007	Year Ended December 31, 2006	Percent Increase (Decrease) 2007 vs. 2006	Year ended December 31, 2005	Percent Increase (Decrease) 2006 vs. 2005
	(Dollars in Thousands)
Interest income	$643,573	$609,073	5.7%	$508,705	19.7%
Interest expense	333,340	319,588	4.3	206,830	54.5
Net interest income	310,233	289,485	7.2	301,875	(4.1)
(Credit) provision for possible loan losses	(1,762)	3,849	(145.8)	960	300.9
Non-interest income	165,363	176,971	(6.6)	167,222	5.8
Non-interest expense	300,282	288,677	4.0	255,988	12.8
Net income	121,312	117,001	3.7	140,779	(16.9)
Per common share:
Basic	$1.76	$1.68	4.8%	$2.01	(16.4)%
Diluted	1.75	1.67	4.8	1.98	(15.7)

Net Income

        Net income for the year ended December 31, 2007 increased by 3.7% compared to the same period in 2006. Net income for the year ended December 31, 2007 was positively affected by the credit for possible loan losses recorded in 2007. Net income for the year ended December 31, 2007 was negatively impacted by an impairment charge of $13.1 million, after tax, on certain investments. A significant portion of the impairment charge was the result of the Company's strategic identification of certain investment securities that were sold in the second quarter of 2007 with the proceeds from the sales used to reduce Federal Home Loan Bank ("FHLB") borrowings. Net income for the same period was positively affected by the sale of the securities, which generated gains of $1.5 million, after tax. The investments sold were certain hybrid mortgage-backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate. The sale of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and also improved operating ratios.

        Net income decreased for the year ended December 31, 2006 as compared to the year ended December 31, 2005 due in part, to a $8.9 million, net of tax, charge to operations as a result of the loss of a tax lawsuit with the Internal Revenue Service that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and that relates to certain leasing transactions previously discussed in Note 17 of the Notes to Consolidated Financial Statements. Because of the trial court judgment issued on March 31, 2006, and the loss of the case at the appellate level, and the similarity between the litigated lawsuit and the other tax case that is pending, the Company took the $8.9 million charge, net of tax. Additionally, net income for the year ended December 31, 2007 and 2006 was negatively impacted due to an inverted yield curve and increasing competition for deposits and loans. Additionally, the year ended December 31, 2006 was affected by the Company's strategic decisions to reduce certain loan and deposit categories acquired from Local Financial Corporation ("LFIN"). As a result of the inverted yield curve, the Company's interest revenue coming from its securities portfolio has been negatively affected. Because the Company faces the challenges of an inverted or flat yield curve, the Company has placed greater emphasis on growing its loan portfolio and potentially improving the volume of interest income derived from loans. However, the greater emphasis on increasing loan balances comes with more risk and takes time to produce quality loans and does not guarantee the Company will achieve its goal.

Net Interest Income

        Net interest income is the spread between income on interest-earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, such as deposits, repurchase agreements and funds borrowed. Net interest income is the Company's largest source of revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities.

	For the years ended December 31,
	2007 Average Rate/Cost	2006 Average Rate/Cost	2005 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	8.58%	8.42%	7.12%
Foreign	7.43	7.16	5.44
Investment securities:
Taxable	4.69	4.58	3.98
Tax-exempt	4.89	4.88	4.84
Federal funds sold	4.96	4.79	2.77
Other	5.81	6.82	6.12

Total interest-earning assets	6.82%	6.51%	5.59%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	2.31%	1.91%	1.23%
Time deposits:
Domestic	4.32	3.81	2.29
Foreign	4.28	3.77	2.42
Securities sold under repurchase agreements	4.46	4.50	3.65
Other borrowings	5.15	5.07	3.21
Junior subordinated deferrable interest debentures	8.06	9.72	7.88

Total interest bearing liabilities	4.01%	3.84%	2.53%

        For the three years ended December 31, 2007, as short term interest rates increased and stabilized, the Company accordingly increased interest rates on loans and deposits. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets increased 4.8% from 6.51% in 2006 to 6.82% in 2007, and the rates paid on average interest-bearing liabilities increased 4.4% from 3.84% in 2006 to 4.01% in 2007. The yield on average interest-earning assets increased 16.5% from 5.59% in 2005 to 6.51% in 2006, and the rates paid on average interest-bearing liabilities increased 51.8% from 2.53% in 2005 to 3.84% in 2006. The majority of the Company's taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

        The Company has strategically reduced loans acquired in the LFIN acquisition. LFIN had a national real estate group that loaned funds throughout the United States and after extensive review by the Company, the Company concluded the national real estate group goals were not consistent with the Company's loan origination goals that emphasize risk, pricing and the desire to lend primarily in the markets that the Company occupies. This strategic reduction negatively impacted the interest recognized on loans. The decrease in interest income arising from this strategic reduction was offset by continued growth in the Company's Texas branches. The Company has continued to grow deposits through its internal sales program. The Company strategically reduced certain deposit categories of LFIN such as brokered deposits and certain public fund deposits. The Company decided not to continue the recruitment of brokered deposits and certain public funds because of the high expense associated with those types of funding sources and the lack of relationships those deposits carry. The strategic reduction in loans and deposits acquired from LFIN has negatively impacted net interest income.

        The following table analyzes the changes in net interest income during 2007 and 2006 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2007 compared to 2006			2006 compared to 2005
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$34,772	$7,927	$42,699	$(4,700)	$58,593	$53,893
Foreign	55	790	845	1,723	4,954	6,677
Investment securities:
Taxable	(14,817)	4,714	(10,103)	13,920	26,379	40,299
Tax-exempt	(320)	13	(307)	(322)	37	(285)
Federal funds sold	(977)	93	(884)	(1,586)	1,514	(72)
Other	2,482	(232)	2,250	(187)	43	(144)

Total interest income	$21,195	$13,305	$34,500	$8,848	$91,520	$100,368

Interest incurred on:
Savings and interest bearing demand deposits	$3,921	$9,413	$13,334	$(729)	$14,237	$13,508
Time deposits:
Domestic	(605)	8,601	7,996	261	26,233	26,494
Foreign	3,605	8,342	11,947	2,842	20,507	23,349
Securities sold under repurchase agreements	14,067	(367)	13,700	(2,958)	5,711	2,753
Other borrowings	(29,285)	1,240	(28,045)	4,804	37,869	42,673
Junior subordinated deferrable interest debentures	(1,860)	(3,530)	(5,390)	(288)	4,269	3,981
Other	210	—	210	—	—	—

Total interest expense	$(9,947)	$23,699	$13,752	$3,932	$108,826	$112,758

Net interest income	$31,142	$(10,394)	$20,748	$12,780	$(17,306)	$(12,390)

(Note 1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

        As part of the strategy to manage interest rate risk, the Company strives to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change the Company's interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. The Investment Committee is comprised of certain senior managers of the various Company bank subsidiaries along with consultants. Management currently believes that the Company is properly positioned for interest rate changes; however, if management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

        At December 31, 2007, based on these simulations, a rate shift of 200 basis points in interest rates up or a rate shift of 200 basis points down will not vary net interest income by more than 3.6% of projected 2008 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Possible Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$32,900	$13,490	$17,129	$16,998	$20,874
Accruing loans contractually past due ninety days or more as to interest or principal payments	21,330	9,201	5,478	7,833	7,666
Loans accounted for as "troubled debt restructuring"	—	—	—	—	213

        The allowance for possible loan losses decreased 4.4% to $61,726,000 at December 31, 2007 from $64,537,000 at December 31, 2006. The (credit) provision for possible loan losses charged to expense decreased $5,611,000 to $(1,762,000) for the year ended December 31, 2007 from $3,849,000 for the same period in 2006. The decrease in the allowance for possible loan losses can be attributed to the charge off of loans acquired as part of the LFIN acquisition. Additionally, the reduction in the provision for possible loan losses can be attributed to the strength of the loan portfolio during 2007; however, this does not necessarily indicate that the provision will trend downward. The allowance for possible loan losses was 1.1% of total loans, net of unearned income at December 31, 2007 and 1.3% at December 31, 2006.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$722	$4,298	$12,946	$13,741	$85
Accruing loans contractually past due ninety days or more as to interest or principal payments	510	199	608	104	597

        The increase in non-accrual loans from 2003 to 2004 can be attributed to certain non-accrual loans acquired as a result of the LFIN acquisition. The gross income that would have been recorded during 2007 and 2006 on non-accrual and restructured loans in accordance with their original contract terms was $922,000 and $1,074,000 on domestic loans and $1,023,000 and $798,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2007 and 2006 was $1,716,000 and $289,000 on domestic loans and $310,000 and $18,000 for foreign loans, respectively.

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

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $2,066,859,000 and $2,043,213,000 at December 31, 2007 and 2006, respectively. See Note 19 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for possible loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,536,628	$5,034,810	$4,625,692	$4,888,974	$2,749,000

Average loans outstanding during the year (Note 1)	$5,215,435	$4,796,489	$4,830,881	$3,982,580	$2,756,003

Balance of allowance at January 1	$64,537	$77,796	$81,351	$46,396	$42,210
(Credit) provision charged to expense	(1,762)	3,849	960	5,196	8,044
Loans charged off:
Domestic:
Commercial, financial and agricultural	(3,606)	(7,302)	(2,703)	(5,732)	(2,174)
Real estate—mortgage	(800)	(554)	(806)	(1,179)	(489)
Real estate—construction	(202)	(99)	(41)	(295)	—
Consumer	(1,741)	(2,056)	(2,948)	(2,034)	(2,173)
Foreign	(102)	(8,377)	(73)	(273)	(107)

Total loans charged off:	(6,451)	(18,388)	(6,571)	(9,513)	(4,943)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	810	625	1,436	4,841	313
Real estate—mortgage	58	130	69	93	41
Real estate—construction	89	53	24	17	—
Consumer	306	448	511	451	287
Foreign	3,085	24	16	5	444

Total recoveries	4,348	1,280	2,056	5,407	1,085

Net loans charged off	(2,103)	(17,108)	(4,515)	(4,106)	(3,858)
Allowance acquired in purchase transactions	1,054	—	—	33,865	—

Balance of allowance at December 31	$61,726	$64,537	$77,796	$81,351	$46,396

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	..04%	..36%	..09%	..10%	..14%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.11%	1.28%	1.68%	1.66%	1.69%

(Note 1) The average balances for purposes of the above table are calculated on the basis of daily balances for 2006 and 2007 and month-end balances for the years ended 2005, 2004, and 2003.

        The loan balances increased despite the decline of loans as a result of the Company's strategy to reduce the exposure to certain loan categories that LFIN employed prior to the acquisition by the Company. LFIN had a national real estate group that loaned funds throughout the United States and after extensive review by the Company, the Company concluded the national real estate group goals were not consistent with the Company's loan origination goals that emphasize risk, pricing and the desire to lend primarily in the markets that the Company occupies.

        The allowance for possible loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2007		2006		2005		2004		2003
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$28,117	43.9%	$28,158	46.5%	$34,283	51.4%	$46,061	55.5%	$25,112	50.9%
Real estate—Mortgage	9,256	14.4	9,461	15.6	12,228	18.3	16,325	19.6	8,887	18.0
Real estate—Construction	21,277	33.2	16,914	27.9	13,007	19.5	12,741	15.3	8,828	17.9
Consumer	2,212	3.4	2,392	3.9	3,154	4.7	3,897	4.7	2,511	5.1
Foreign	864	5.1	7,612	6.1	15,124	6.1	2,327	4.9	1,058	8.1

	$61,726	100.0%	$64,537	100.0%	$77,796	100.0%	$81,351	100.0%	$46,396	100.0%

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2007 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 26.

Non-Interest Income

	Year Ended December 31, 2007	Year Ended December 31, 2006	Percent Increase (Decrease) 2007 vs. 2006	Year Ended December 31, 2005	Percent Increase (Decrease) 2006 vs. 2005
	(Dollars in Thousands)
Service charges on deposit accounts	$89,186	$84,770	5.2%	$83,917	1.0%
Other service charges, commissions and fees
Banking	34,897	29,523	18.2	25,212	17.1
Non-banking	18,675	21,605	(13.6)	12,248	76.4
Investment securities transactions, net	(15,938)	(930)	1,613.8	(181)	413.8
Other investments, net	19,821	20,035	(1.1)	20,629	(2.9)
Other income	18,722	21,968	(14.8)	25,397	(13.5)

Total non-interest income	$165,363	$176,971	(6.6)%	$167,222	5.8%

        The decrease in 2007 in investment securities transactions can be attributed to a $17.0 million impairment charge recorded in connection with certain investment securities identified for sale in the first quarter 2007, offset by gains of $2.3 million in the second quarter 2007, when the securities were sold. Additionally, a loss of $1.0 million was recorded on sales of securities in the third quarter of 2007. The impairment charge in the first quarter is a result of the Company's strategic identification of certain investment securities sold in the second quarter 2007 with the proceeds from the sales used to reduce FHLB borrowings. The investments sold were certain hybrid mortgage-backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate. The sale of the securities facilitated a repositioning of the balance sheet to a more neutral position in terms of interest rate risk and improved the Company's operating ratios. As a result of this decision, the Company marked the securities to market. Non-interest income increased in 2006 as compared to 2005 primarily because of income recognized by the Company's investment services unit.

Non-Interest Expense

	Year Ended December 31, 2007	Year Ended December 31, 2006	Percent Increase (Decrease) 2007 vs. 2006	Year Ended December 31, 2005	Percent Increase (Decrease) 2006 vs. 2005
	(Dollars in Thousands)
Employee compensation and benefits	$130,385	$124,359	4.8%	$113,620	9.5%
Occupancy	33,583	27,886	20.4	25,053	11.3
Depreciation of bank premises and equipment	32,069	28,251	13.5	25,538	10.6
Professional fees	10,613	11,050	(4.0)	12,497	(11.6)
Stationery and supplies	6,414	6,490	(1.2)	5,809	11.7
Amortization of identified intangible assets	5,188	4,866	6.6	5,176	(6.0)
Advertising	11,973	12,052	(0.7)	10,596	13.7
Other	70,057	73,723	(5.0)	57,699	27.8

Total non-interest expense	$300,282	$288,677	4.0%	$255,988	12.8%

        The increase in non-interest expense for the three years ended December 31, 2007 can be attributed primarily to the expanded operations of the Company's bank subsidiaries, which added 102 branches over three years, the amount expensed in connection with the tax lawsuits and increased employee compensation and benefits paid by the Company's investment banking unit, the GulfStar Group. Expense control is an essential element in the Company's profitability. This is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions. The increase in other expense in 2006 compared to 2005 can be attributed to the $13,640,000 in connection with the tax lawsuits (see Note 17 to the consolidated financial statements) expensed in the first quarter 2006. The increase in employee compensation and benefits in 2006 compared to 2005 can be attributed to increased fees paid by the Company's investment banking unit, the GulfStar Group and the growth experienced with the de novo branch activity.

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

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2007, 2006 and 2005:

	December 31,
	2007	2006	2005
	(Dollars in Thousands)
U.S. Treasury and Government Securities
Available for sale	$1,308	$1,268	$1,283
Mortgage-backed securities
Available for sale	4,066,829	4,376,284	4,148,859
Obligations of states and political subdivisions
Available for sale	84,633	95,897	99,557
Equity securities
Available for sale	13,500	14,629	14,654
Other securities
Held to maturity	2,300	2,375	2,375
Available for sale	1,618	—	—

Total	$4,170,188	$4,490,453	$4,266,728

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2007 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
U.S. Treasury and obligations of U.S. Government agencies	$1,308	4.58%	$—	—%	$—%		$—	—%
Mortgage-backed securities	1,028	5.63	106,951	4.94	24,327	5.53	3,936,263	4.99
Obligations of states and political subdivisions	434	3.92	—	—	7,616	4.76	74,887	4.80
Equity securities	325	—	—	—	—	—	13,500	4.41
Other securities	985	4.11	—	—	—	—	—	—

Total	$4,080	4.30%	$106,951	4.94%	$31,943	5.35%	$4,024,650	4.99%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$325	4.11%	$1,975	5.31%	$—	—	$—	—

Total	$325	4.11%	$1,975	5.31%	$—	—	$—	—

        Mortgage-backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Ginnie Mae").

Loans

        The amounts of loans outstanding, by classification, at December 31, 2007, 2006, 2005, 2004 and 2003 are shown in the following table:

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,426,064	$2,337,573	$2,376,276	$2,710,270	$1,400,173
Real estate—mortgage	798,708	785,401	847,512	960,599	495,481
Real estate—construction	1,835,950	1,404,186	901,518	749,689	492,208
Consumer	190,899	198,580	218,607	229,302	139,987
Foreign	285,008	309,144	281,947	239,622	222,797

Total loans	5,536,629	5,034,884	4,625,860	4,889,482	2,750,646
Unearned discount	(1)	(74)	(168)	(508)	(1,646)

Loans, net of unearned discount	$5,536,628	$5,034,810	$4,625,692	$4,888,974	$2,749,000

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2007, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$770,152	$1,391,065	$264,847	$2,426,064
Real estate—construction	1,096,699	699,809	39,442	1,835,950
Foreign	186,316	90,596	8,096	285,008

Total	$2,053,167	$2,181,470	$312,385	$4,547,022

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$207,056	$1,974,414
Due after five years	78,663	233,722

Total	$285,719	$2,208,136

        Total loan balances as of December 31, 2007 as compared to December 31, 2006 have increased because of the Company's desire to grow loans organically. This increase occurred despite the Company's strategy to reduce the exposure to certain loan categories that LFIN employed prior to the acquisition by the Company. LFIN had a national real estate group that loaned funds throughout the United States and after extensive review by the Company, the Company concluded the national real estate group goals were not consistent with the Company's loan origination goals that emphasize risk, pricing and the desire to lend primarily in the markets that the Company occupies.

International Operations

        On December 31, 2007, the Company had $285,008,000 (2.6% of total assets) in loans outstanding to borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in Mexico be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for possible loan losses as of December 31, 2007 is presented below.

	Amount of Loans	Related Allowance for Possible Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$175,604	$88
Secured by United States real estate	35,082	247
Secured by other United States collateral (securities, gold, silver, etc.)	14,954	109
Foreign real estate guaranteed under lease obligations primarily by U.S. companies	428	3
Direct unsecured Mexican sovereign debt (principally former FICORCA debt)	1,783	12
Other (principally Mexico real estate)	57,157	405

	$285,008	$864

        The transactions for the year ended December 31, 2007, in that portion of the allowance for possible loan losses related to foreign debt were as follows:

(Dollars in Thousands)
Balance at December 31, 2006	$7,612
Charge-offs	(102)
Recoveries	3,082

Net recoveries	2,983
Credit to expense	(9,728)

Balance at December 31, 2007	$864

        The increase of the credit expense exposure can be substantially attributed to a certain loan acquired as part of the LFIN acquisition. The Company charged off the loan and then recovered a certain amount subsequent to the charge-off.

Deposits

	2007	2006
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,291,513	$1,240,419
Foreign	126,238	124,192

Total demand non-interest bearing	1,417,751	1,364,611

Savings and interest bearing demand
Domestic	1,964,411	1,810,759
Foreign	363,667	311,543

Total savings and interest bearing demand	2,328,078	2,122,302

Time certificates of deposit
$100,000 or more:
Domestic	827,830	823,145
Foreign	1,228,124	1,147,864
Less than $100,000:
Domestic	877,041	897,597
Foreign	395,667	380,094

Total time, certificates of deposit	3,328,662	3,248,700

Total deposits	$7,074,491	$6,735,613

	2007	2006	2005
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$46,878	$36,606	$24,583
Foreign	6,900	3,838	2,353

Total savings and interest bearing demand	53,778	40,444	26,936

Time, certificates of deposit
$100,000 or more
Domestic	37,133	32,851	18,705
Foreign	54,494	44,143	26,710
Less than $100,000
Domestic	36,460	33,225	20,399
Foreign	14,933	12,858	7,420

Total time, certificates of deposit	143,020	123,077	73,234

Total interest expense on deposits	$196,798	$163,521	$100,170

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2007, were as follows:

Due within 3 months or less	$837,647
Due after 3 months and within 6 months	541,752
Due after 6 months and within 12 months	537,417
Due after 12 months	187,135

$2,103,951

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2007 were $7,157,606,000, an increase of 2.4% from $6,989,918,000 at December 31, 2006. The increase in deposits from 2006 to 2007 is primarily the result of the Company's internal sales programs to organically grow deposits.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2007, 2006 and 2005 follows (Note 1):

	Years ended December 31,
	2007	2006	2005
Percentage of net income to:
Average shareholders' equity	13.73%	14.02%	17.97%
Average total assets	1.12	1.10	1.37
Percentage of average shareholders' equity to average total assets	8.19	7.82	7.62
Percentage of cash dividends per share to net income per share	38.45	37.64	32.58

(Note 1) The average balances for purposes of the above table are calculated on the basis of daily balances for 2007 and 2006 and month-end balances for 2005.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company's bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 30%, 30% and 28% of the Company's bank subsidiaries' total deposits as of December 31, 2007, 2006 and 2005, respectively. Other important funding sources for the Company's bank subsidiaries have been borrowings from the Federal Home Loan Bank ("FHLB"), securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and repurchase agreements. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

        The net interest rate sensitivity at December 31, 2007, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2007	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Federal funds sold	$17,000	$—	$—	$—	$17,000
Time deposits with banks	4,852	—	—	—	4,852
Investment securities	337,614	1,820,962	1,859,001	152,611	4,170,188
Loans, net of non-accruals	4,047,247	342,450	475,141	638,169	5,503,007

Total earning assets	$4,406,713	$2,163,412	$2,334,142	$790,780	$9,695,047

Cumulative earning assets	$4,406,713	$6,570,125	$8,904,267	$9,695,047

Rate sensitive liabilities
Time deposits	$1,398,810	$1,604,143	$348,725	$712	$3,352,390
Other interest bearing deposits	2,292,589	—	—	—	2,292,589
Securities sold under repurchase agreements	306,703	117,822	204,458	700,000	1,328,983
Other borrowed funds	1,456,870	—	—	66	1,456,936
Junior subordinated deferrable interest debentures	190,643	—	—	10,286	200,929

Total interest bearing liabilities	$5,645,615	$1,721,965	$553,183	$711,064	$8,631,827

Cumulative sensitive liabilities	$5,645,615	$7,367,580	$7,920,763	$8,631,827

Repricing gap	$(1,238,902)	$441,447	$1,780,959	$79,716	$1,063,220
Cumulative repricing gap	(1,238,902)	(797,455)	983,504	1,063,220
Ratio of interest-sensitive assets to liabilities	.781	1.256	4.219	1.112	1.123
Ratio of cumulative, interest- sensitive assets to liabilities	.781	.892	1.124	1.123

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

        At December 31, 2007, based on these simulations, a rate shift of 200 basis points in interest rates up or a rate shift of 200 basis points down will not vary net interest income by more than 3.6% of projected 2008 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2007, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $135,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $952,119,000 as of December 31, 2007. The undivided profits of the bank subsidiaries were approximately $545,145,000 as of December 31, 2007.

        At December 31, 2007, the Company has outstanding $1,456,936,000 in other borrowed funds and $200,929,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2007, shareholders' equity was $935,905,000 compared to $842,056,000 at December 31, 2006, an increase of $93,849,000, or 11.1%. Shareholders' equity increased due to the retention of earnings offset by the payment of cash dividends to shareholders. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 7.76% at December 31, 2007 and 7.36% at December 31, 2006. The core deposit intangibles and goodwill of $314,705,000 as of December 31, 2007, recorded in connection with financial institution acquisitions of the Company after February 1992, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 11.98% and 12.49% and risk weighted total capital ratios of 12.99% and 13.61% as of December 31, 2007 and 2006, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

        During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2007 and 2006 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

Junior Subordinated Deferrable Interest Debentures

        The Company has formed twelve statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the Local Financial Corporation ("LFIN") acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The twelve statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. As of December 31, 2007, the Debentures issued by four of the trusts formed by the Company and the Debentures issued by all three of the trusts formed by LFIN have been redeemed by the Company. As of December 31, 2007, the principal amount of debentures outstanding totaled $200,929,000.

        The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the respective indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to ten consecutive semi-annual periods on Trust I and for up to twenty consecutive quarterly periods on Trusts VI, VII, VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2007, the total $200,929,000, of the Capital Securities outstanding qualified as Tier 1 capital.

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

        On November 7, 2007, the Company, as successor issuer, redeemed all of its Floating Rate Junior Subordinated Debt Securities ("the Debt Securities") issued to Local Financial Capital Trust III ("LFIN Trust III") at a redemption price equal to approximately $10,547,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of LFIN Trust III Floating Rate Capital Securities and Floating Rate Common Securities issued by LFIN Trust III.

        On July 30, 2007, the Company, as successor issuer, redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to Local Financial Capital Trust II ("LFIN Trust II") at a redemption price equal to approximately $10,764,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption of the Debt Securities were used to simultaneously redeem an equal amount of LFIN Trust II Floating Rate Capital Securities and Floating Rate Common Securities issued by LFIN Trust II.

        On July 7, 2007, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to International Bancshares Capital Trust V ("Trust V") at a redemption price equal to approximately $21,088,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of Trust V Floating Rate Capital Securities and Floating Rate Common Securities issued by Trust V.

        On June 11, 2007, the Company formed International Bancshares Corporation Trust XII ("Trust XII"), for the purpose of issuing trust preferred securities. On June 26, 2007, Trust XII issued $20,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 6.851% and subsequently at a floating rate of 1.45% over the three month LIBOR, and interest is payable quarterly beginning September 1, 2007. The Trust XII Capital Securities will mature on September 1, 2037; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after September 1, 2012, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events.

        On April 22, 2007, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to International Bancshares Capital Trust IV ("Trust IV") at a redemption price equal to approximately $22,681,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of Trust IV Floating Rate Capital Securities and Floating Rate Common Securities issued by Trust IV.

        On April 13, 2007, the Company formed International Bancshares Corporation Trust XI ("Trust XI"), for the purpose of issuing trust preferred securities. On April 19, 2007, Trust XI issued $32,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 6.82% and subsequently at a floating rate of 1.62% over the three month LIBOR, and interest is payable quarterly beginning July 1, 2007. The Trust XI Capital Securities will mature on July 1, 2037, however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after July 1, 2012, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events.

        On December 8, 2006, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities") issued to International Bancshares Capital Trust III ("Trust III") at a redemption price equal to approximately $34,538,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of Trust III floating rate Capital Securities and the Trust III floating rate Common Securities issued by Trust III.

        On November 8, 2006, the Company formed International Bancshares Corporation Capital Trust X ("Trust X"), for the purpose of issuing trust preferred securities. On November 15, 2006, Trust X issued $33,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 6.66% and subsequently at a floating rate of 1.65% over the three month LIBOR, and interest is payable quarterly beginning February 1, 2007. The Trust X Capital Securities will mature on February 1, 2037; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after February 1, 2012, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events.

        On September 30, 2006, the Company, as successor issuer, redeemed all of its Fixed Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to Local Financial Capital Trust I ("LFIN Trust I") at a redemption price equal to approximately $41,155,625, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of LFIN Trust I Fixed Rate Capital Securities and the LFIN Trust I Fixed Rate Common Securities issued by LFIN Trust I.

        On July 25, 2006, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to International Bancshares Capital Trust II ("Trust II") at a redemption price equal to approximately $27,998,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of Trust II Floating Capital Securities and the Trust II Floating Rate Common Securities issued by Trust II.

        On June 9, 2006, the Company formed International Bancshares Corporation Capital Trust IX ("Trust IX"), for the purpose of issuing trust preferred securities. On July 27, 2006, Trust IX issued $40,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 7.10%, and subsequently at a floating rate of 1.62% over the London Interbank Offered Rate ("LIBOR"), and interest is payable quarterly beginning October 1, 2006. The Trust IX Capital Securities will mature on October 1, 2036; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after October 1, 2011, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2007:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,286	Fixed	10.18%	Fixed	June 2031	June 2011
Trust VI	$25,774	Quarterly	8.32%	LIBOR + 3.45	November 2032	February 2008
Trust VII	$10,310	Quarterly	8.16%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,691	Quarterly	8.29%	LIBOR + 3.05	October 2033	October 2008
Trust IX	$41,238	Fixed	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Fixed	6.66%	Fixed	February 2037	February 2012
Trust XI	$32,990	Fixed	6.82%	Fixed	July 2037	July 2012
Trust XII	$20,619	Fixed	6.85%	Fixed	September 2037	September 2012

	$200,929

(1)
Trust IX, X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.62%, 1.65%, 1.62% and 1.45% thereafter, respectively.

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2007:

	Payments due by Period
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Securities sold under repurchase agreements	$1,328,983	$424,525	$104,448	$100,010	$700,000
Federal Home Loan Bank borrowings	$1,456,936	1,456,870	—	—	66
Junior subordinated deferrable interest debentures	$200,929	—	—	—	200,929
Operating leases	$33,506	$7,502	$12,167	$7,265	$6,572

Total Contractual Cash Obligations	$3,020,354	$1,888,897	$116,615	$107,275	$907,567

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2007:

	Amount of Commitment Expiration Per Period
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Financial and Performance Standby Letters of Credit	$157,525	$151,768	$5,623	$134	$—
Commercial Letters of Credit	$13,614	13,614	—	—	—
Credit Card Lines	$40,427	40,427	—	—	—
Other Commercial Commitments	$1,855,293	879,004	816,628	122,897	36,764

Total Commercial Commitments	$2,066,859	$1,084,813	$822,251	$123,031	$36,764

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

        The Company considers its Allowance for Possible Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for possible loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for possible loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for possible loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific loans (ii) allowances based on quantitative historical loss experience on the Company's loan portfolio and (iii) allowances based on qualitative data, which includes general economic conditions and other risk factors both internal and external to the Company. See also discussion regarding the allowance for possible loan losses and provision for possible loan losses included in the results of operations and "Provision and Allowance for Possible Loan Losses" included in Notes 1 and 5 of the Notes to Consolidated Financial Statements.

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

        The Company's internal classified report is segregated into the following categories: (i) "Special Review Credits," (ii) "Watch List—Pass Credits," or (iii) "Watch List—Substandard Credits." The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The "Special Review Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Pass Credits" category reflect the Company's opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant "extra attention." The "Watch List—Pass Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Substandard Credits" classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the bank if such weaknesses are not corrected; provided however, management may evaluate these credits under Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," criteria and, if deemed necessary, a specific reserve is allocated to the credit, but management does not necessarily believe there is a loss present in this classified credit category. The specific reserve allocated under SFAS No. 114, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated under SFAS No. 114 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under SFAS No. 114 if such loan is not collateral dependent.

        The allowance, based on historical loss experience on the Company's remaining loan portfolio, which includes the "Special Review Credits," "Watch List—Pass Credits," and "Watch List—Substandard Credits" is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Installment loans are then further segregated by number of days past due. A historical loss percentage, adjusted for (i) management's evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area served by the Company, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under Statement of Financial Accounting Standards No. 5.

        The Company's management continually reviews the allowance for loan loss of the bank subsidiaries using the amounts determined from the allowances established on specific loans, allowance established on quantitative historical percentages, allowance based on qualitative data, and the loans charged off and recoveries to establish an appropriate amount to maintain in the Company's allowance for loan loss. If the basis of the Company's assumptions change, the allowance for loan loss would either decrease or increase and the Company would increase or decrease the provision for loan loss charged to operations accordingly.

Recent Accounting Standards Issued

        See Note 1—Summary of Significant Accounting Policies in the accompanying Notes to the Consolidated Financial Statements for details of recently issued and recently adopted accounting standards and their impact on the Company's consolidated financial statements.

Common Stock and Dividends

        The Company had issued and outstanding 68,588,465 shares of $1.00 par value Common Stock held by approximately 2,597 holders of record at February 22, 2008. The book value of the stock at December 31, 2007 was $14.54 per share compared with $13.10 per share at December 31, 2006.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock during 2006 and 2007, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2007. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $21.44 per share at February 22, 2008.

		High	Low
2007:	First quarter	$29.05	$25.85
	Second quarter	27.69	23.03
	Third quarter	26.18	19.45
	Fourth quarter	23.65	19.64

		High	Low
2006:	First quarter	$26.99	$25.90
	Second quarter	27.38	24.98
	Third quarter	27.48	25.02
	Fourth quarter	28.97	26.54

        The Company paid cash dividends to the shareholders in 2007 of $.35 ($.32 adjusted for the effect of the May 21, 2007 stock dividend) and $.35 per share on May 1, 2007 and November 1, 2007, respectively to all holders of record on April 16, 2007 and October 15, 2007, respectively, or $44,765,000 in the aggregate during 2007. In 2006, the Company paid cash dividends of $.32 and $.32 (adjusted for the effect of the May 21, 2007 stock dividend) on May 1, and November 1, 2006, respectively, or $44,166,000 in the aggregate during 2006. The Company has no set schedule for paying cash or stock dividends and the amount paid in previous periods is not necessarily indicative of amounts that may be paid or available to be paid in future periods. In addition, the Company has issued stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 19, 2003	25%
May 3, 2004	25%
May 2, 2005	25%
May 2006	0%
May 21, 2007	10%

        The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. There are certain statutory limitations on the payment of dividends from the subsidiary banks. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

        The Company expanded its formal stock repurchase program on May 3, 2007. Under the expanded stock repurchase program, the Company is authorized to repurchase up to $225,000,000 of its common stock through December 2008. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 22, 2008, a total of 6,157,557 shares had been repurchased under this program at a cost of $212,065,000. Stock repurchases are reviewed quarterly at the Company's Board of Directors meetings and the Board of Directors has stated that the aggregate investment in treasury stock should not exceed $245,973,000. In the past, the Board of Directors has increased previous caps on treasury stock once they were met, but there are no assurances that an increase of the $245,973,000 cap will occur in the future. As of February 22, 2008, the Company has approximately $233,038,000 invested in treasury shares, which amount has been accumulated since the inception of the Company.

        Share repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about share repurchases for the quarter ended December 31, 2007.

	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of a Publicly-Announced Program	Approximate Dollar Value of Shares Available for Repurchase(2)
October 1 – October 31, 2007	3	22.10	3	$14,304,000
November 1 – November 30, 2007	58,694	20.79	58,694	13,084,000
December 1 – December 31, 2007	4,564	21.14	3,269	12,987,000

	63,261	$20.82	61,966

(2)
The formal stock repurchase program was initiated in 1999 and has been expanded periodically with the most recent expansion occurring in May 2007. The current program allows for the repurchase of up to $225,000,000 of stock through December 2008 of which $12,987,000 remains.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2007, with respect to the Company's equity compensation plans:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	924,483	$21.00	41,772
Equity Compensation plans not approved by security holders	—	$—	—

Total	924,483	$21.00	41,772

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Total Return to Shareholders
(includes reinvestment of dividends)

		INDEXED RETURNS December 31,
Company / Index	Base Period 2002
		2003	2004	2005	2006	2007
INTERNATIONAL BANCSHARES CORP	100	152.87	162.84	155.08	167.15	127.98
S&P 500 INDEX	100	128.68	142.69	149.70	173.34	182.86
S&P 500 BANKS	100	126.66	144.92	142.81	165.80	116.42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

We have audited the accompanying consolidated statement of condition of International Bancshares Corporation and subsidiaries (the Company) as of December 31, 2006, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, to account for stock-based compensation.

/s/ KPMG, LLP

San Antonio, Texas
February 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statement of condition of International Bancshares Corporation and subsidiaries (the "Company") as of December 31, 2007, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

        We also have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2008 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting.

/s/ McGladrey & Pullen, LLP

Dallas, Texas
February 28, 2008

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2007 and 2006

(Dollars in Thousands, Except Per Share Amounts)

	2007	2006
Assets
Cash and due from banks	$329,052	$268,207
Federal funds sold	17,000	29,000

Total cash and cash equivalents	346,052	297,207
Time deposits with banks	4,852	396
Investment securities:
Held to maturity (Market value of $2,300 on December 31, 2007 and $2,375 on December 31, 2006)	2,300	2,375
Available for sale (Amortized cost of $4,167,624 on December 31, 2007 and $4,548,236 on December 31, 2006)	4,167,888	4,488,078

Total investment securities	4,170,188	4,490,453
Loans, net of unearned discounts	5,536,628	5,034,810
Less allowance for possible loan losses	(61,726)	(64,537)

Net loans	5,474,902	4,970,273
Bank premises and equipment, net	435,654	390,323
Accrued interest receivable	54,301	57,288
Other investments	323,885	345,988
Identified intangible assets, net	31,507	34,358
Goodwill, net	283,198	282,246
Other assets	42,622	42,922

Total assets	$11,167,161	$10,911,454

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition, continued

December 31, 2007 and 2006

(Dollars in Thousands, Except Per Share Amounts)

	2007	2006
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$1,512,627	$1,453,476
Savings and interest bearing demand	2,292,589	2,204,451
Time	3,352,390	3,331,991

Total deposits	7,157,606	6,989,918
Securities sold under repurchase agreements	1,328,983	706,335
Other borrowed funds	1,456,936	2,095,576
Junior subordinated deferrable interest debentures	200,929	210,908
Other liabilities	86,802	66,661

Total liabilities	10,231,256	10,069,398

Commitments, Contingent Liabilities and Other Tax Matters (Note 17)
Shareholders' equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,440,983 shares on December 31, 2007 and 86,224,046 shares on December 31, 2006	95,441	86,224
Surplus	144,140	138,247
Retained earnings	929,145	861,251
Accumulated other comprehensive income (loss)	165	(40,390)

	1,168,891	1,045,332
Less cost of shares in treasury, 26,848,880 shares on December 31, 2007 and 23,312,331 shares on December 31, 2006	(232,986)	(203,276)

Total shareholders' equity	935,905	842,056

Total liabilities and shareholders' equity	$11,167,161	$10,911,454

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands, Except Per Share Amounts)

	2007	2006	2005
Interest income:
Loans, including fees	$443,564	$400,020	$339,450
Federal funds sold	2,712	3,596	3,668
Investment securities:
Taxable	190,371	200,474	160,175
Tax-exempt	4,270	4,577	4,862
Other interest income	2,656	406	550

Total interest income	643,573	609,073	508,705

Interest expense:
Savings and interest bearing demand deposits	53,778	40,444	26,936
Time deposits	143,020	123,077	73,234
Securities sold under repurchase agreements	43,837	30,137	27,384
Other borrowings	75,317	103,362	60,689
Junior subordinated deferrable interest debentures	17,178	22,568	18,587
Other interest expense	210	—	—

Total interest expense	333,340	319,588	206,830

Net interest income	310,233	289,485	301,875
(Credit) provision for possible loan losses	(1,762)	3,849	960

Net interest income after (credit) provision for possible loan losses	311,995	285,636	300,915

Non-interest income:
Service charges on deposit accounts	89,186	84,770	83,917
Other service charges, commissions and fees
Banking	34,897	29,523	25,212
Non-banking	18,675	21,605	12,248
Investment securities transactions, net	(15,938)	(930)	(181)
Other investments, net	19,821	20,035	20,629
Other income	18,722	21,968	25,397

Total non-interest income	165,363	176,971	167,222

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands, Except Per Share Amounts)

	2007	2006	2005
Non-interest expense:
Employee compensation and benefits	$130,385	$124,359	$113,620
Occupancy	33,583	27,886	25,053
Depreciation of bank premises and equipment	32,069	28,251	25,538
Professional fees	10,613	11,050	12,497
Stationery and supplies	6,414	6,490	5,809
Amortization of identified intangible assets	5,188	4,866	5,176
Advertising	11,973	12,052	10,596
Other	70,057	73,723	57,699

Total non-interest expense	300,282	288,677	255,988

Income before income taxes	177,076	173,930	212,149
Minority interest in consolidated subsidiaries	—	40	—
Provision for income taxes	55,764	56,889	71,370

Net income	$121,312	$117,001	$140,779

Basic earnings per common share:
Weighted average number of shares outstanding	69,036,274	69,446,874	70,064,519
Net income	$1.76	$1.68	$2.01

Fully diluted earnings per common share:
Weighted average number of shares outstanding	69,370,111	70,154,577	70,933,684
Net income	$1.75	$1.67	$1.98

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2007, 2006, and 2005

(Dollars in Thousands)

	2007	2006	2005
Net income	$121,312	$117,001	$140,779
Other comprehensive income:
Net unrealized gains (losses) on securities available for sale arising during the year (tax effects of $27,416, $1,175, and $(30,617))	50,915	2,182	(56,860)
Reclassification adjustment for (losses) gains on securities available for sale included in net income (tax effects of $(5,578), $(326), and $(63))	(10,360)	(604)	(118)

Comprehensive income	$161,867	$118,579	$83,801

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2007, 2006 and 2005

(in Thousands)

	Number of Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2004	68,431	$68,431	$130,597	$705,642	$15,010	$(166,590)	$753,090
Net income	—	—	—	140,779	—	—	140,779
Dividends:
Shares issued	17,172	17,172	—	(17,172)	—	—	—
Cash ($.72 per share)	—	—	—	(40,833)	—	—	(40,833)
Purchase of treasury stock (314,976 shares)	—	—	—	—	—	(8,669)	(8,669)
Exercise of stock options	456	456	4,785	—	—	—	5,241
Tax benefit for exercise of stock options	—	—	237	—	—	—	237
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	(56,978)	—	(56,978)

Balance at December 31, 2005	86,059	86,059	135,619	788,416	(41,968)	(175,259)	792,867
Net income	—	—	—	117,001	—	—	117,001
Dividends:
Cash ($.70 per share)	—	—	—	(44,166)	—	—	(44,166)
Purchase of treasury stock (981,977 shares)	—	—	—	—	—	(28,017)	(28,017)
Exercise of stock options	165	165	1,754	—	—	—	1,919
Stock based compensation expense recognized in earnings	—	—	874	—	—	—	874
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	1,578	—	1,578

Balance at December 31, 2006	86,224	86,224	138,247	861,251	(40,390)	(203,276)	842,056
Net income	—	—	—	121,312	—	—	121,312
Dividends:
Shares issued	8,653	8,653	—	(8,653)	—	—	—
Cash ($.68 per share)	—	—	—	(44,765)	—	—	(44,765)
Purchase of treasury stock (1,196,688 Shares)	—	—	—	—	—	(29,710)	(29,710)
Exercise of stock options	564	564	5,122	—	—	—	5,686
Stock based compensation expense recognized in earnings	—	—	771	—	—	—	771
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	40,555	—	40,555

Balance at December 31, 2007	95,441	$95,441	$144,140	$929,145	$165	$(232,986)	$935,905

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands)

	2007	2006	2005
Operating activities:
Net income:	$121,312	$117,001	$140,779
Adjustments to reconcile net income to net cash provided by operating activities:
(Credit) provision for possible loan losses	(1,762)	3,849	960
Amortization of loan premiums	191	1,190	2,813
Accretion of discounts on time deposits with banks	(60)	—	—
Accretion of time deposit discounts	(19)	—	(5,391)
Decrease (increase) in loans held for sale	18,630	3,834	(24,950)
Depreciation of bank premises and equipment	32,069	28,251	25,538
(Gain) loss on sale of bank premises and equipment	(3,434)	2,096	(2,244)
Depreciation and amortization of leased assets	2,167	2,169	1,967
Accretion of investment securities discounts	(546)	(416)	(572)
Amortization of investment securities premiums	4,528	4,097	24,042
Investment securities transactions, net	15,938	930	181
Accretion of junior subordinated debenture discounts	332	548	996
Amortization of identified intangible assets	5,188	4,866	5,176
Stock based compensation expense	771	874	—
Earnings from affiliates and other investments	(12,298)	(12,204)	(15,553)
Deferred tax (benefit) expense	(4,626)	(15,686)	22,752
Decrease (increase) in accrued interest receivable	3,505	(8,641)	(7,507)
(Increase) decrease in other assets	(1,976)	9,424	5,599
Net increase in other liabilities	3,482	13,560	11,349

Net cash provided by operating activities	183,392	155,742	185,935

Investing activities:
Proceeds from maturities of securities	25,903	7,720	4,366
Proceeds from sales of available for sale securities	841,084	60,447	189,902
Purchases of available for sale securities	(1,522,833)	(1,159,306)	(1,616,447)
Principal collected on mortgage backed securities	1,036,364	864,611	918,819
Proceeds from matured time deposits with banks	42,155	—	—
Net (increase) decrease in loans	(489,084)	(431,250)	280,904
Purchases of other investments	(56,460)	(15,294)	(25,053)
Distributions from other investments	93,411	16,832	9,451
Purchases of bank premises and equipment	(80,614)	(85,363)	(76,162)
Proceeds from sales of bank premises and equipment	7,973	16,679	3,112
Adjustment to goodwill related tax contingencies	5,885	—	—
Cash paid in purchase transaction	(23,470)	—	—
Cash acquired in purchase transaction	30,772	—	—

Net cash used in investing activities	(88,914)	(724,924)	(311,108)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

Years ended December 31, 2007, 2006 and 2005

(Dollars in Thousands)

	2007	2006	2005
Financing activities:
Net increase in non-interest bearing demand deposits	$29,813	$114,096	$188,381
Net increase (decrease) in savings and interest bearing demand deposits	31,517	48,217	(75,868)
Net (decrease) increase in time deposits	(11,624)	171,179	(21,800)
Net increase (decrease) in securities sold under repurchase agreements	622,648	(54,427)	140,956
Other borrowed funds, net	(638,887)	225,501	199,876
Principal payments of long-term debt	(63,920)	(101,290)	—
Proceeds from issuance of long-term debt	53,609	75,259	—
Purchase of treasury stock	(29,710)	(28,017)	(8,669)
Proceeds from stock transactions	5,686	1,919	5,478
Payments of cash dividends	(44,738)	(44,166)	(40,808)
Payments of cash dividends in lieu of fractional shares	(27)	—	(25)

Net cash (used in) provided by financing activities	(45,633)	408,271	387,521

Increase (decrease) in cash and cash equivalents	48,845	(160, 911)	262,348
Cash and cash equivalents at beginning of year	297,207	458,118	195,770

Cash and cash equivalents at end of year	$346,052	$297,207	$458,118

Supplemental cash flow information:
Interest paid	$333,907	$312,018	$197,023
Income taxes paid	62,145	67,421	39,040
Adjustment to goodwill arising from acquisition	7,960	7,016	—

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

        The Company owns two insurance-related subsidiaries, IBC Life Insurance Company and IBC Insurance Agency, Inc., a wholly owned subsidiary of IBC, the bank subsidiary. Neither of the insurance-related subsidiaries conducts underwriting activities. The IBC Life Insurance Company is in the business of reinsuring credit life and credit accident and health insurance. The business is assumed from an unaffiliated insurer and the only business written is generated by the bank subsidiaries of the Company. The risk assumed on each of the policies is not significant to the consolidated financial statements.

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statement of condition and income and expenses for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for possible loan losses.

Per Share Data

        All share and per share information has been restated giving retroactive effect to stock dividends distributed.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as "held-to-maturity" and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as "available-for-sale" or "trading" and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2007.

        Mortgage-backed securities held at December 31, 2007 and 2006 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies including the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and the Government National Mortgage Association ("Ginnie Mae"). Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, but are rated AAA. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

        Premiums and discounts are amortized using the level yield or "interest method" over the terms of the securities. Declines in the fair value of held-to-maturity and available-for sale-securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's bank subsidiaries' allowances for possible loan losses. Such agencies may require the Company's bank subsidiaries to make additions or reductions to their GAAP allowances based on their judgments of information available to them at the time of their examination.

Loans

        Loans are reported at the principal balance outstanding, net of unearned discounts. Interest income on loans is reported on an accrual basis. Loan fees and costs associated with originating the loans are amortized over the life of the loan using the interest method. The Company originates mortgage loans that may subsequently be sold to an unaffiliated third party. The loans are not securitized and if sold, are sold without recourse. Loans held for sale are carried at cost and the principal amount outstanding is not significant to the consolidated financial statements.

Non-Accrual Loans

        The non-accrual loan policy of the Company's bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be un-collectible. As it relates to consumer loans, management charges off those loans when the loan is contractually 90 days past due. Under special circumstances, a consumer or non-consumer loan may be more than 90 days delinquent as to interest or principal and not be placed on non-accrual status. This situation generally results when a bank subsidiary has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there has been a recent history of payments. When a loan is placed on non-accrual status, any interest accrued, not paid is reversed and charged to operations against interest income. As it relates to non-consumer loans that are not 90 days past due, management will evaluate each of these loans to determine if placing the loan on non-accrual status is warranted. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the debtor's financial condition warrants reestablishment of interest accruals.

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

Other Investments

        Other investments include equity investments in non-financial companies, bank owned life insurance, as well as equity securities with no readily determinable fair market value. Equity investments are accounted for using the equity method of accounting. Equity securities with no readily determinable fair value are accounted for using the cost method.

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

        Recognition of deferred tax assets is based on management's belief that the benefit related to certain temporary differences, tax operating loss carry forwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that the tax benefits will not be realized.

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

        Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123," requires pro forma disclosures of net income and earnings per share for companies not adopting its fair value accounting method for stock-based employee compensation. The pro forma disclosures presented in Note 16 in the accompanying Notes to Consolidated Financial Statements included elsewhere in this report use the fair value method of SFAS No. 123 to measure compensation expense for stock-based employee compensation plans. The fair value of stock options granted was estimated as the measurement date, which is generally the date of grant, using the Black-Sholes-Merton option-pricing model. This model was developed for use in estimating the fair value of publicly traded

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Sholes-Merton option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

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

Net Income Per Share

        Basic Earnings Per Share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations, if dilutive, using the treasury stock method. Stock options for 460,861 and 360,958 shares of common stock were not considered in computing diluted earnings per common share for 2007 and 2006, respectively, because they were antidilutive.

Goodwill and Identified Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of December 31, 2007, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

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

Consolidated Statements of Cash Flows

        For purposes of the consolidated statements of cash flows, the Company considers all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, the Company reports transactions related to deposits and loans to customers on a net basis.

Accounting for Transfers and Servicing of Financial Assets

        The Company accounts for transfers and servicing of financial assets and extinguishments of liabilities based on the application of a financial-components approach that focuses on control. After a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The Company has retained mortgage servicing rights in connection with the sale of mortgage loans. Because the Company may not initially identify loans as originated for resale, all loans are initially treated as held for investment. The value of the mortgage servicing rights are reviewed periodically for impairment and are amortized in proportion to, and over the period of estimated net servicing income or net servicing losses. The value of the mortgage servicing rights is not significant to the consolidated statements of condition.

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

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale.

Advertising

        Advertising costs are expensed as incurred.

Reclassifications

        Certain amounts in the prior year's presentations have been reclassified to conform to the current presentation. These reclassifications had no effect on previously reported net income.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        Additionally, subsequent to the filing of the Company's annual report on Form 10-K for the year ended December 31, 2006, the Company identified that cash flows arising from the sales of loans held for sale had been presented incorrectly. The cash flows from the sales of loans were included in the consolidated statements of cash flows as part of cash flows from investing activities instead of operating activities. The change resulted in reclassifications of $3.9 million and $25.0 million for the years ended December 31, 2006 and 2005, respectively, from net cash used in investing activities to net cash provided by operating activities. The impact of this reclassification is not considered material to the financial statements previously presented on the Form 10K for the years ended December 31, 2006 or 2005.

New Accounting Standards

        In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, ("SFAS No. 155"), "Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140." SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 permits fair value measurements for any hybrid financial instrument that contains an embedded derivative and that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this new standard at January 1, 2007 did not have an impact on the Company's financial statements.

        In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, ("SFAS No. 156"), "Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140." SFAS No. 156 amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125," by requiring, in certain situations, an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract. All separately recognized servicing assets and servicing liabilities are required to be initially measured at fair value. Subsequent measurement methods include the amortization method, whereby servicing assets or servicing liabilities are amortized in proportion to an over the period of estimated net servicing income or net servicing loss or the fair value method, whereby servicing assets or servicing liabilities are measured at fair value at each reporting date and changes in fair value are reported in earnings in the period in which they occur. If the amortization method is used, an entity must assess servicing assets or servicing liabilities for impairment or increased obligation based on the fair value at each reporting date. SFAS No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this new standard at January 1, 2007 did not have a significant impact on the Company's consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate a significant impact to the financial statements upon the adoption of this new standard.

        In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159 ("SFAS No. 159"), "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115." SFAS No. 159 permits entities to choose to measure eligible items at fair value at certain specified review dates. Changes in unrealized gains/losses for items elected to be measured using the fair value option are reported in earnings at each subsequent reporting date. The fair value option (i) may be applied instrument by instrument, with certain exceptions, (ii) is irrevocable (unless a new election date occurs) and (iii) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for an entity's first fiscal year ending after November 15, 2007. The Company does not anticipate a significant impact to the financial statements upon the adoption of this new standard.

        In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141R ("SFAS No. 141R"), "Business Combinations (Revised 2007)." SFAS No. 141R, replaces SFAS No. 141, "Business Combinations," and applies to all transactions and other events in which one entity obtains control over one or more other entities. SFAS No. 141R requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities, and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS No. 141, whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS No. 141R requires the acquiring entity to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS No. 141. Under SFAS No. 141R, the requirements of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimateable criteria of SFAS No. 5, "Accounting for Contingencies." SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not adopt this standard early. It is unknown what the impact of the adoption of this new standard will have on the Company's financial statements.

        In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 160 ("SFAS No. 160"), "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB Statement No. 51." SFAS No. 160 amends Accounting Research Bulleting (ARB) No. 51. "Consolidated Financial Statements," to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated financial statements, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS No. 160 is effective for fiscal year, and interim periods within those fiscal years, beginning on or after December 15, 2008, or January 1, 2009 for entities with a calendar year end. An entity may not adopt this standard early. The Company does not anticipate a significant impact to the financial statements upon the adoption of this new standard.

        In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109." FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no change in the liability for unrecognized tax benefits, thus, there was no change to the January 1, 2007 retained earnings balance.

        The Company recognizes interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense, which is consistent with the recognition of these items in prior reporting periods. The Company files income tax returns in the US federal jurisdiction and the State of Oklahoma. The Company is not subject to examination by any taxing authority for any tax years prior to 2004, with the exception of the tax year involved in the IRS lease litigation as discussed in Note 17—Commitments, Contingent Liabilities and Other Tax matters.

        In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB No. 108"), "Considering the Effects of a Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No.108 addresses how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. The effects of prior year uncorrected errors include the potential accumulation of improper amounts that may result in a material misstatement on the balance sheet or the reversal of prior period errors in the current period that result in a material misstatement of the current period income statement amounts. Adjustments to current or prior period financial statements would be required in the event that after application of various approaches for assessing materiality of misstatement in current period financial statements and consideration of all relevant quantitative and qualitative factors, a misstatement is determined to be material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of this new standard did not have an impact on the Company's financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Acquisitions

        On March 16, 2007, the Company completed its acquisition of Southwest First Community, Inc. ("SWFC"), a bank holding company with approximately $133 million in assets that owned State Bank & Trust in Beeville, Texas and Commercial State Bank in Sinton, Texas. The transaction was pursuant to the Agreement and Plan of Merger dated December 1, 2006 (the "Merger Agreement"). The Company paid consideration totaling $23.5 million in cash.

(3) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2007 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,300	$—	$—	$2,300	$2,300

Total investment securities	$2,300	$—	$—	$2,300	$2,300

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
U.S. Treasury securities	$1,308	$—	$—	$1,308	$1,308
Mortgage-backed securities	4,068,568	7,095	(8,835)	4,066,828	4,066,828
Obligations of states and political subdivisions	82,937	1,721	(25)	84,633	84,633
Other securities	985	12	—	997	997
Equity securities	13,826	296	—	14,122	14,122

Total investment securities	$4,167,624	$9,124	$(8,860)	$4,167,888	$4,167,888

(1)
Included in the carrying value of mortgage-backed securities are $1,784,523 of mortgage-backed securities issued by Ginnie Mae and $2,282,305 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

        The amortized cost and estimated fair value of investment securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$325	$325	$2,727	$2,740
Due after one year through five years	1,975	1,975	—	—
Due after five years through ten years	—	—	7,616	7,713
Due after ten years	—	—	74,887	76,485
Mortgage-backed securities	—	—	4,068,568	4,066,828
Equity securities	—	—	13,826	14,122

Total investment securities	$2,300	$2,300	$4,167,624	$4,167,888

        The amortized cost and estimated fair value by type of investment security at December 31, 2006 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,375	$—	$—	$2,375	$2,375

Total investment securities	$2,375	$—	$—	$2,375	$2,375

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
U.S. Treasury securities	$1,268	$—	$—	$1,268	$1,268
Mortgage-backed securities	4,440,265	1,025	(65,006)	4,376,284	4,376,284
Obligations of states and political subdivisions	92,878	3,019	—	95,897	95,897
Other securities	—	—	—	—	—
Equity securities	13,825	804	—	14,629	14,629

Total investment securities	$4,548,236	$4,848	$(65,006)	$4,488,078	$4,488,078

(1)
Included in the carrying value of mortgage-backed securities are $1,721,401 of mortgage-backed securities issued by Ginnie Mae and $2,654,883 of mortgage-backed securities issued by Fannie Mae and Freddie Mac.

        Mortgage-backed securities are primarily securities issued by the Freddie Mac, Fannie Mae and Ginnie Mae. Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

U.S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, but are rated AAA.

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $3,240,405,000 and $3,239,874,000, respectively, at December 31, 2007.

        Proceeds from the sale of securities available-for-sale were $841,084,000, $60,447,000 and $189,902,000 during 2007, 2006 and 2005, respectively, which amounts included $838,561,000, $61,377,000 and $173,457,000 of mortgage-backed securities. In 2007, the Company sold approximately $833,160,000 of mortgage-backed securities that were in a loss position. The securities identified for sale had unique attributes that distinguished them from the rest of the portfolio and caused them to not meet the interest rate risk profile of the Company at the time. The first sale occurred in the first quarter. The securities sold were certain hybrid mortgage-backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate. The second sale occurred in the third quarter. The securities sold were certain hybrid mortgage-backed securities with a coupon re-set date that was 15 - 30 months and a weighted average yield coupon re-set that was approximately 60 basis points below the FHLB short-term advance rate. In both quarters, the proceeds from the sales of the securities were used to pay down FHLB borrowings. The sales of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and will improve operating ratios in the short term. In 2006, the Company sold approximately $61,377,000 of mortgage-backed securities that were in a loss position in order to re-position a portion of the balance sheet of one of its subsidiary banks in response to unexpected changes in the economic landscape of the subsidiary bank. In 2005, the Company sold approximately $173,457,000 of mortgage-backed securities, of which $101,653,000 were in a loss position, in order to mitigate interest rate risk in the balance sheet, pay down borrowings and improve operating ratios. The securities identified for sale consisted of both fixed and adjustable-rate mortgage-backed securities that had unique attributes that distinguished them from the rest of the portfolio and caused them to not meet the interest rate risk profile of the Company at the time. The fixed rate securities had principal prepayment speeds that were 10% per period and were the lowest coupon bonds in the Company's entire portfolio. The adjustable-rate mortgage-backed securities sold had coupon re-set dates of approximately 60 months, a weighted average coupon below 4.40% and prepayment speeds that were below 10% for a one month period and below 15% for a six-month period. The Company intends to hold mortgage-backed securities until a market price recovery or a maturity of the securities. Gross gains of $2,431,000, $412,000 and $1,402,000 and gross losses of $18,369,000, $1,342,000 and $1,583,000 were realized on the sales in 2007, 2006 and 2005, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
U.S. Treasury securities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	678,596	(1,551)	1,273,719	(7,284)	1,952,315	(8,835)
Obligations of states and political subdivisions	2,520	(25)	—	—	2,520	(25)

	$681,116	$(1,576)	$1,273,719	$(7,284)	$1,954,835	$(8,860)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2006 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in Thousands)
Available for sale:
U.S. Treasury securities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	812,870	(4,511)	3,137,292	(60,496)	3,950,162	(65,006)
Obligations of states and political subdivisions	—	—	—	—	—	—
Other securities	—	—	—	—	—	—

	$812,870	$(4,511)	$3,137,292	$(60,496)	$3,950,162	$(65,006)

        The unrealized losses on investments in mortgage-backed securities are caused by changes in market interest rates. Mortgage-backed securities are primarily securities issued by the Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the securities are rated AAA. The decrease in fair value is due to market interest rates and not other factors, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity of the securities, it is the conclusion of the Company that the investments are not considered other-than-temporarily impaired.

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

(4) Loans

        A summary of net loans, by loan type at December 31, 2007 and 2006 is as follows:

	December 31,
	2007	2006
	(Dollars in thousands)
Commercial, financial and agricultural	$2,426,064	$2,337,573
Real estate-mortgage	798,708	785,401
Real estate—construction	1,835,950	1,404,186
Consumer	190,899	198,580
Foreign (Mexico)	285,008	309,144

Total loans	5,536,629	5,034,884
Unearned discount	(1)	(74)

Loans, net of unearned discount	$5,536,628	$5,034,810

(5) Allowance for Possible Loan Losses

        A summary of the transactions in the allowance for possible loan losses for the years ended December 31, 2007, 2006 and 2005 is as follows:

	2007	2006	2005
	(Dollars in Thousands)
Balance at January 1,	$64,537	$77,796	$81,351

Losses charged to allowance	(6,451)	(18,388)	(6,571)
Recoveries credited to allowance	4,348	1,280	2,056

Net losses charged to allowance	(2,103)	(17,108)	(4,515)
(Credit) provision charged to operations	(1,762)	3,849	960
Acquired in purchase transactions	1,054	—	—

Balance at December 31,	$61,726	$64,537	$77,796

        Loans accounted for on a non-accrual basis at December 31, 2007, 2006 and 2005 amounted to $33,622,000, $17,788,000 and $30,075,000, respectively. The effect of such non-accrual loans reduced interest income by $1,378,000, $1,868,000 and $2,329,000 for the years ended December 31, 2007, 2006 and 2005, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to interest or principal payments at December 31, 2007, 2006, and 2005 amounted to $21,840,000, $9,400,000 and $6,086,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Allowance for Possible Loan Losses (Continued)

        The decrease in non-accrual loans from 2005 to 2006 can be attributed to the charge-off of loans acquired as part of the Local Financial Corporation ("LFIN") acquisition in 2004. In the third quarter of 2007, a loan acquired as part of the LFIN acquisition was settled for $6.8 million. The settlement resulted in the reversal of approximately $3.7 million of specific reserves established in 2006 and the recovery of approximately $3.1 million. The combination of the settlement recovery and reduction in the impaired loans was a contributing cause to the reduction in the allowance for loan loss at December 31, 2007.

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

        The following table details key information regarding the Company's impaired loans:

	2007	2006	2005
	(Dollars in Thousands)
Balance of impaired loans where there is a related allowance for loan loss	$39,618	$22,909	$34,796
Balance of impaired loans where there is no related allowance for loan loss	—	—	—

Total impaired loans	$39,618	$22,909	$34,796

Allowance allocated to impaired loans	$4,903	$7,171	$20,014

        The impaired loans included in the table above were primarily comprised of collateral dependent commercial loans, which have not been fully charged off. The average recorded investment in impaired loans was $22,590,000, $25,684,000, and $29,909,000 for the years ended December 31, 2007, 2006 and 2005, respectively. Interest income recorded on impaired loans was $1,989,000, $404,000, and $185,000 for the years ended December 31, 2007, 2006 and 2005. The increase in the impaired loans from 2006 to 2007 is the result of certain loans being placed in this category, and does not necessarily reflect the environment of the current sub-prime crisis. The increase of $16,709,000 reflects a slight increase in this category relative to the Company's $5.5 billion total outstanding balance of loans. Although the Company has no direct exposure to sub-prime loans, due to the recent sub-prime crisis on a national level, the Company might experience an increasing amount of impaired loans; however, management's decision to place loans in this category does not necessarily mean that losses will occur.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Allowance for Possible Loan Losses (Continued)

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for possible loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for possible loan losses at December 31, 2007 was adequate to absorb probable losses from loans in the portfolio at that date.

(6) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2007 and 2006 were as follows:

	Estimated useful lives	2007	2006
		(Dollars in Thousands)
Bank buildings and improvements	5 – 40 years	$323,382	$288,664
Furniture, equipment and vehicles	1 – 20 years	229,495	204,163
Land		97,713	82,191
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 – 27 years	817	868
Less: accumulated depreciation		(215,753)	(185,563)

Bank premises and equipment, net		$435,654	$390,323

(7) Goodwill and Other Intangible Assets

        The Company's identified intangibles are all in the form of amortizable core deposit premium. In 2007, the Company acquired $2,337,000 in identified intangibles in the form of core deposit premium in the SWFC acquisition, which will be amortized over a ten year period. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2007:
Core deposit premium	$58,675	$27,168	$31,507

December 31, 2006:
Core deposit premium	$56,338	$21,980	$34,358

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Goodwill and Other Intangible Assets (Continued)

        Amortization expense of intangible assets for the years ended December 31, 2007, 2006 and 2005, was $5,188,000, $4,866,000 and $5,176,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

        Fiscal year ending:

Total
(in thousands)
2008	$5,195
2009	5,133
2010	5,087
2011	5,048
2012	4,343
Thereafter	6,701

Total	$31,507

        Changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 were as illustrated in the table below.

	2007	2006
	(Dollars in Thousands)
Balance at January 1,	$282,246	$289,262
Adjustment to goodwill related to prior acquisition (Note 17)	(7,960)	(7,016)
Goodwill from purchase transaction (Note 2)	8,912	—

Balance as of December 31,	$283,198	$282,246

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Deposits

        Deposits as of December 31, 2007 and 2006 and related interest expense for the years ended December 31, 2007, 2006 and 2005 were as follows:

	2007	2006
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,371,711	$1,332,525
Foreign	140,916	120,951

Total demand non-interest bearing	1,512,627	1,453,476

Savings and interest bearing demand
Domestic	1,932,415	1,838,229
Foreign	360,174	366,222

Total savings and interest bearing demand	2,292,589	2,204,451

Time, certificates of deposit
$100,000 or more
Domestic	841,832	846,185
Foreign	1,262,119	1,200,412
Less than $100,000
Domestic	851,438	892,656
Foreign	397,001	392,738

Total time, certificates of deposit	3,352,390	3,331,991

Total deposits	$7,157,606	$6,989,918

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Deposits (Continued)

	2007	2006	2005
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$46,878	$36,606	$24,583
Foreign	6,900	3,838	2,353

Total savings and interest bearing demand	53,778	40,444	26,936

Time, certificates of deposit
$100,000 or more
Domestic	37,133	32,851	18,705
Foreign	54,494	44,143	26,710
Less than $100,000
Domestic	36,460	33,225	20,399
Foreign	14,933	12,858	7,420

Total time, certificates of deposit	143,020	123,077	73,234

Total interest expense on deposits	$196,798	$163,521	$100,170

        Scheduled maturities of time deposits as of December 31, 2007, were as follows:

Total
(in thousands)
2008	$3,007,243
2009	217,951
2010	75,794
2011	33,076
2012	17,638
Thereafter	688

Total	$3,352,390

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2007, were as follows:

Due within 3 months or less	$837,647
Due after 3 months and within 6 months	541,752
Due after 6 months and within 12 months	537,417
Due after 12 months	187,135

$2,103,951

(9) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Securities Sold Under Repurchase Agreements (Continued)

repurchase agreements were mortgage-backed book entry securities and averaged $982,747,000 and $670,063,000 during 2007 and 2006, respectively, and the maximum amount outstanding at any month end during 2007 and 2006 was $1,334,147,000 and $794,617,000, respectively.

        Further information related to repurchase agreements at December 31, 2007 and 2006 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2007 term:
Overnight agreements	$286,367	$286,709	$234,060	3.67%
1 to 29 days	50,684	50,933	24,227	4.66
30 to 90 days	118,456	118,672	48,416	4.66
Over 90 days	1,207,423	1,208,842	1,022,280	4.25

Total	$1,662,930	$1,665,156	$1,328,983	4.17%

December 31, 2006 term:
Overnight agreements	$318,681	$314,225	$180,139	4.00%
1 to 29 days	39,274	39,048	27,181	4.53
30 to 90 days	119,200	118,346	60,863	4.69
Over 90 days	558,993	553,223	438,152	4.92

Total	$1,036,148	$1,024,842	$706,335	4.65%

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Other Borrowed Funds (Continued)

        Further information regarding the Company's other borrowed funds at December 31, 2007 and 2006 is set forth in the following table:

	December 31,
	2007	2006
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$1,456,870	$2,095,505
Rate on balance outstanding at year end	4.38%	5.29%
Average daily balance	$1,462,435	$2,040,618
Average rate	5.15%	5.07%
Maximum amount outstanding at any month end	$2,157,148	$2,247,025
Federal Home Loan Bank advances—long-term
Balance at year end	$66	$71
Rate on balance outstanding at year end	5.15%	5.15%
Average daily balance	$69	$73
Average rate	5.15%	5.15%
Maximum amount outstanding at any month end	$71	$75

(11) Junior Subordinated Deferrable Interest Debentures

        The Company has formed twelve statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the Local Financial Corporation ("LFIN") acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The twelve statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. As of December 31, 2007, the Debentures issued by four of the trusts formed by the Company and the Debentures issued by all three of the trusts formed by LFIN have been redeemed by the Company. As of December 31, 2007, the principal amount of debentures outstanding totaled $200,929,000.

        The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the respective indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to ten consecutive semi-annual periods on Trust I and for up to twenty consecutive quarterly periods on Trusts VI, VII, VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Junior Subordinated Deferrable Interest Debentures (Continued)

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2007, the total $200,929,000, of the Capital Securities outstanding qualified as Tier 1 capital.

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

        On November 7, 2007, the Company, as successor issuer, redeemed all of its Floating Rate Junior Subordinated Debt Securities ("the Debt Securities") issued to Local Financial Capital Trust III ("LFIN Trust III") at a redemption price equal to approximately $10,547,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of LFIN Trust III Floating Rate Capital Securities and Floating Rate Common Securities issued by LFIN Trust III.

        On July 30, 2007, the Company, as successor issuer, redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to Local Financial Capital Trust II ("LFIN Trust II") at a redemption price equal to approximately $10,764,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption of the Debt Securities were used to simultaneously redeem an equal amount of LFIN Trust II Floating Rate Capital Securities and Floating Rate Common Securities issued by LFIN Trust II.

        On July 7, 2007, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to International Bancshares Capital Trust V ("Trust V") at a redemption price equal to approximately $21,088,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of Trust V Floating Rate Capital Securities and Floating Rate Common Securities issued by Trust V.

        On June 11, 2007, the Company formed International Bancshares Corporation Trust XII ("Trust XII"), for the purpose of issuing trust preferred securities. On June 26, 2007, Trust XII issued $20,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 6.851% and subsequently at a floating rate of 1.45% over the three month LIBOR, and interest is payable quarterly beginning September 1, 2007. The Trust XII Capital Securities will mature on September 1, 2037; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Junior Subordinated Deferrable Interest Debentures (Continued)

any interest payment date on or after September 1, 2012, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events.

        On April 22, 2007, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to International Bancshares Capital Trust IV ("Trust IV") at a redemption price equal to approximately $23,723,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of Trust IV Floating Rate Capital Securities and Floating Rate Common Securities issued by Trust IV.

        On April 13, 2007, the Company formed International Bancshares Corporation Trust XI ("Trust XI"), for the purpose of issuing trust preferred securities. On April 19, 2007, Trust XI issued $32,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 6.82% and subsequently at a floating rate of 1.62% over the three month LIBOR, and interest is payable quarterly beginning July 1, 2007. The Trust XI Capital Securities will mature on July 1, 2037, however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after July 1, 2012, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events.

        On December 8, 2006, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities") issued to International Bancshares Capital Trust III ("Trust III") at a redemption price equal to approximately $34,538,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of Trust III floating rate Capital Securities and the Trust III floating rate Common Securities issued by Trust III.

        On November 8, 2006, the Company formed International Bancshares Corporation Capital Trust X ("Trust X"), for the purpose of issuing trust preferred securities. On November 15, 2006, Trust X issued $33,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 6.66% and subsequently at a floating rate of 1.65% over the three month LIBOR, and interest is payable quarterly beginning February 1, 2007. The Trust X Capital Securities will mature on February 1, 2037; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after February 1, 2012, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events.

        On September 30, 2006, the Company, as successor issuer, redeemed all of its Fixed Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to Local Financial Capital Trust I ("LFIN Trust I") at a redemption price equal to approximately $41,155,625, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of LFIN Trust I Fixed Rate Capital Securities and the LFIN Trust I Fixed Rate Common Securities issued by LFIN Trust I.

        On July 25, 2006, the Company redeemed all of its Floating Rate Junior Subordinated Debt Securities (the "Debt Securities"), issued to International Bancshares Capital Trust II ("Trust II") at a redemption price equal to approximately $27,998,000, which includes accrued interest to, but not including, the redemption date. The proceeds from the redemption were used to simultaneously redeem an equal amount of Trust II Floating Capital Securities and the Trust II Floating Rate Common Securities issued by Trust II.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Junior Subordinated Deferrable Interest Debentures (Continued)

        On June 9, 2006, the Company formed International Bancshares Corporation Capital Trust IX ("Trust IX"), for the purpose of issuing trust preferred securities. On July 27, 2006, Trust IX issued $40,000,000 of Capital Securities. The Capital Securities accrue interest for the first five years at a fixed rate of 7.10%, and subsequently at a floating rate of 1.62% over the London Interbank Offered Rate ("LIBOR"), and interest is payable quarterly beginning October 1, 2006. The Trust IX Capital Securities will mature on October 1, 2036; however, the Capital Securities may be redeemed at specified prepayment prices (a) in whole or in part on any interest payment date on or after October 1, 2011, or (b) in whole or in part within 90 days upon the occurrence of certain legal, regulatory, or tax events.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2007:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,286	Fixed	10.18%	Fixed	June 2031	June 2011
Trust VI	$25,774	Quarterly	8.32%	LIBOR + 3.45	November 2032	February 2008
Trust VII	$10,310	Quarterly	8.16%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	$25,691	Quarterly	8.29%	LIBOR + 3.05	October 2033	October 2008
Trust IX	$41,238	Fixed	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Fixed	6.66%	Fixed	February 2037	February 2012
Trust XI	$32,990	Fixed	6.82%	Fixed	July 2037	July 2012
Trust XII	$20,619	Fixed	6.85%	Fixed	September 2037	September 2012

	$200,929

(1)
Trust IX, X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.62%, 1.65%, 1.62% and 1.45% thereafter, respectively.

(12) Earnings per Share ("EPS")

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12) Earnings per Share ("EPS") (Continued)

potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2007, 2006, and 2005 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2007:
Basic EPS
Net income	$121,312	69,036,274	$1.76
Potential dilutive common shares	—	333,837

Diluted EPS	$121,312	69,370,111	$1.75

December 31, 2006:
Basic EPS
Net income	$117,001	69,446,874	$1.68
Potential dilutive common shares	—	707,703

Diluted EPS	$117,001	70,154,577	$1.67

December 31, 2005:
Basic EPS
Net income	$140,779	70,064,519	$2.01
Potential dilutive common shares	—	869,165

Diluted EPS	$140,779	70,933,684	$1.98

(13) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,628,000, $4,685,000 and $4,950,000 were charged to income for the years ended December 31, 2007, 2006, and 2005, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) International Operations (Continued)

        A summary of assets attributable to international operations at December 31, 2007 and 2006 are as follows:

	2007	2006
	(Dollars in Thousands)
Loans:
Commercial	$223,507	$246,352
Others	61,501	62,792

	285,008	309,144
Less allowance for possible loan losses	(864)	(7,612)

Net loans	$284,144	$301,532

Accrued interest receivable	$2,464	$2,655

        At December 31, 2007, the Company had $171,139,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Revenues directly attributable to international operations were $21,525,000, $20,344,000 and $14,003,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

(15) Income Taxes

        The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2007	2006	2005
	(Dollars in Thousands)
Current
U.S.	$60,462	$70,701	$48,151
State	(127)	1,838	452
Foreign	55	36	15

Total current taxes	60,390	72,575	48,618
Deferred
U.S.	582	(15,442)	21,763
State	(5,208)	(244)	989

Total deferred taxes	(4,626)	(15,686)	22,752

Total income taxes	$55,764	$56,889	$71,370

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Income Taxes (Continued)

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2007, 2006 and 2005 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2007	2006	2005
	(Dollars in Thousands)
Computed expected tax expense	$61,977	$60,876	$74,252
Change in taxes resulting from:
Tax-exempt interest income	(1,625)	(1,681)	(1,800)
State tax, net of federal income taxes and tax credit	(2,272)	1,037	1,267
Other investment income	(3,079)	(3,724)	(2,965)
Other	763	381	616

Actual tax expense	$55,764	$56,889	$71,370

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are reflected below:

	2007	2006
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for possible loan losses	$24,788	$26,796
Net unrealized losses on available for sale investment securities	—	22,320
Other real estate owned	5	13
Goodwill	3,132	3,132
Accrued expenses	200	5,829
State net operating loss carryforwards	6,620	1,275
Other	6,079	1,893

Total deferred tax assets	40,824	61,258

Deferred tax liabilities:
Lease financing receivable	(7,376)	(8,328)
Bank premises and equipment, principally due to differences on depreciation	(18,277)	(23,051)
Net unrealized gains on available for sale investment securities	(99)	—
FHLB stock	(6,305)	(5,975)
Identified intangible assets	(19,993)	(19,157)
Other	(6,803)	(4,536)

Total deferred tax liabilities	(58,853)	(61,047)

Net deferred tax (liability) asset	$(18,029)	$211

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Income Taxes (Continued)

        The net deferred tax liability of $18,029,000 at December 31, 2007 is included in other liabilities in the consolidated statements of condition. The net deferred tax asset of $211,000 at December 31, 2006 is included in other assets in the consolidated statements of condition.

        State net operating loss carryforwards expire beginning in June 2013 and ending in December 2024.

(16) Stock Options

        On April 1, 2005, the Board of Directors adopted the 2005 International Bancshares Corporation Stock Option Plan (the "2005 Plan"). The 2005 Plan replaced the 1996 International Bancshares Corporation Key Contributor Stock Option Plan (the "1996 Plan"). Under the 2005 Plan both qualified incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. Through December 31, 2007, the options granted under the 2005 Plan have a six-year vesting schedule (5%; 10%; 15%; 20%; 25% and 25%). As of December 31, 2007, 41,772 shares were available for future grants under the 2005 Plan.

        The Company had previously granted nonqualified stock options exercisable for a total of 154,420 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under either the 1996 Plan or the 2005 Plan. The options were exercisable for a period of seven years and vested in equal increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on the date of grant. The remaining options were exercised in July 2007.

        On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R ("SFAS No. 123R"),"Share-Based Payment, (Revised 2004)." SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and non-employee directors, including employee stock purchase plans, and requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation.

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

        The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the price of the Company's stock. The Company uses historical data to estimate the expected dividend yield and employee termination rates within the valuation model. The expected term of options is derived from the "simplified" method as prescribed by SEC Staff Accounting

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Stock Options (Continued)

Bulletin No. 107. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2007	2006
Expected Life (Years)	6.13	6.13
Dividend yield	2.27%	2.25%
Interest rate	4.63%	4.94%
Volatility	20.15%	21.05%

        A summary of option activity under the stock option plans for the twelve months ended December 31, 2007 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
Options outstanding at December 31, 2006	1,515,965	$15.65
Plus: Options granted	156,025	23.76
Less:
Options exercised	564,360	10.08
Options expired	—	—
Options forfeited	183,147	16.21

Options outstanding at December 31, 2007	924,483	$21.00	4.52	$2,532,000

Options fully vested and exercisable at December 31, 2007	434,280	$15.88	2.58	$2,504,000

        Stock-based compensation expense included in the consolidated statements of income for the twelve months ended December 31, 2007 and December 31, 2006 was approximately $771,000 and $874,000, respectively. As of December 31, 2007 there was approximately $1,769,000, of total unrecognized stock-based compensation cost related to non-vested options granted under the Company plans that will be recognized over a weighted average period of 1.7 years.

        A summary of the status of the Company's non-vested options as of December 31, 2007, and changes during the twelve months ended December 31, 2007, is presented below:

Non-vested Options	Options	Weighted average grant-date fair value ($)
Non-vested options at December 31, 2006	437,019	$6.70
Granted	156,025	5.35
Vested	58,044	6.76
Forfeited	44,797	6.48

Non-vested options at December 31, 2007	490,203	$6.28

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Stock Options (Continued)

        Other information pertaining to option activity during the twelve month period ending December 31, 2007 and December 31, 2006 is as follows:

	Twelve Months Ended December 31,
	2007	2006
Weighted average grant date fair value of stock options granted	$5.35	$7.08
Total fair value of stock options vested	$392,000	$1,302,000
Total intrinsic value of stock options exercised	$10,542,000	$2,907,000

        Awards granted prior to the Company's adoption of SFAS No. 123R were accounted for under the recognition and measurement principles of APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no stock-based employee compensation cost is reflected in net income in the accompanying unaudited consolidated statements of income for the twelve months ended December 31, 2005 because all options granted under the Company's plans had exercise prices equal to the market value of the underlying common stock on the date of grant.

        Pro forma net income and net income per share, as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation for the period presented prior to the Company's adoption of SFAS 123R is as follows:

Twelve Months Ended December 31, 2005
(Dollars in Thousands, except per share data)
Net income, as reported	$140,779
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	(345)

Pro forma net income	$140,434

Earnings per share:
Basic earnings
As reported	$2.01
Pro forma	2.00
Diluted earnings
As reported	$1.98
Pro forma	1.98

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

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2007, 2006 and 2005 were $10,100,000, $7,800,000 and $7,600,000, respectively. Future minimum lease payments due under non-cancellable operating leases at December 31, 2007 were as follows:

        Fiscal year ending:

Total
(in thousands)
2008	$7,502
2009	6,371
2010	5,796
2011	4,810
2012	2,455
Thereafter	6,572

Total	$33,506

        It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non-cancellable leases greater than one year at December 31, 2007 were $25,600,000.

        Cash of approximately $65,931,000 and $57,272,000 at December 31, 2007 and 2006, respectively, was maintained to satisfy regulatory reserve requirements.

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

        Prior to filing the lawsuits the Company was required to deposit the estimated tax due of approximately $4,083,000 with respect to the first FPAA and $7,710,606 with respect to the second FPAA with the IRS pursuant to the Internal Revenue Code. If it is determined that the amount of tax due, if any, related to the lease-financing transactions is less than the amount of the deposits, the remaining amount of the deposits would be returned to the Company.

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

        Beginning August 29, 2005, IBC proceeded to litigate one of the partnership tax cases in the Federal District Court in San Antonio, Texas. The case was tried over nine days beginning August 29, 2005. On March 31, 2006, the trial court rendered a judgment against the Company on the first FPAA. IBC timely filed its notice of appeal to the Fifth Circuit Court of Appeals. The appeal was argued on August 8, 2007 and the Trial Court decision was affirmed on August 23, 2007. The judgment became non-appealable on November 21, 2007. The other partnership tax case was stayed by the same Trial Court pending the appeal. Following the resolution of the first case, the trial court reopened the second case and set it for trial on September 2, 2008.

        The Company, through December 31, 2005, had previously expensed approximately $12.0 million in connection with the lawsuits. Because of the above-referenced trial court judgment against the Company on the first FPAA, the uncertainty of the outcome at the appellate level, and the similarity between the two FPAAs, the Company, as of December 31, 2007, has expensed an additional $13.7 million, approximately. The resultant approximately $25.7 million expensed is the total of the tax adjustments due and the interest due on such adjustments for both FPAAs. Management will continue to evaluate the merits of each lawsuit and make any appropriate revisions to the amounts, as deemed necessary.

        As part of the LFIN acquisition, two tax matters were transferred to the Company. The first relates to deductions taken on amended returns filed by LFIN during 2003 for the tax years ended June 30, 1999 through December 31, 2001. The refunds requested on the amended returns amounted to approximately $7.0 million. At December 31, 2003, LFIN had received approximately $2.0 million of the total refund requested. Because all the refunds are under review by the IRS, LFIN had established a reserve equal to the $2.0 million received and did not recognize any benefit for the remaining $5.0 million. The second tax contingency reserve of $7.0 million was resolved with the IRS in September 2006 and as a result, the second tax contingency reserve is no longer required. The reserve was applied to the goodwill acquired as part of the LFIN acquisition. During the first quarter of 2007, the Company favorably resolved the issues with the IRS on the first tax contingency for approximately $7.0 million plus interest accrued thereon. The Company has applied the refund, including interest accrued prior to the LFIN acquisition, to the goodwill that resulted from the LFIN acquisition. The Company has booked the remaining portion of the interest accrued on the tax matter subsequent to the LFIN acquisition to earnings.

(18) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $75,129,000 and $48,731,000 at December 31, 2007 and 2006, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2007, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,855,293,000
Credit card lines	40,427,000
Standby letters of credit	157,525,000
Commercial letters of credit	13,614,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2007, the maximum potential amount of future payments is $157,525,000. At December 31, 2007, the fair value of these guarantees is not significant. Unsecured letters of credit totaled $54,461,000 and $45,243,000 at December 31, 2007 and 2006, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Dividend Restrictions and Capital Requirements

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2007, the subsidiary banks could pay dividends of up to $135,000,000 to the Company without prior regulatory approval and without adversely affecting their "well capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2007, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

        As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of any of the bank subsidiaries as well capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Dividend Restrictions and Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2007 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2007:
Total Capital (to Risk Weighted Assets):
Consolidated	$889,637	12.99%	$547,708	8.00%	N/A	N/A
International Bank of Commerce, Laredo	686,411	11.36	483,532	8.00	$604,415	10.00%
International Bank of Commerce, Brownsville	76,313	18.51	32,983	8.00	41,229	10.00
International Bank of Commerce, Zapata	35,102	22.13	12,692	8.00	15,865	10.00
Commerce Bank	47,109	24.56	15,346	8.00	19,182	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$820,319	11.98%	$273,854	4.00%	N/A	N/A
International Bank of Commerce, Laredo	625,133	10.34	241,766	4.00	$362,649	6.00%
International Bank of Commerce, Brownsville	71,594	17.36	16,492	4.00	24,738	6.00
International Bank of Commerce, Zapata	33,845	21.33	6,346	4.00	9,519	6.00
Commerce Bank	45,045	23.48	7,673	4.00	11,509	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$820,319	7.76%	$422,929	4.00%	N/A	N/A
International Bank of Commerce, Laredo	625,133	7.02	356,394	4.00	$445,492	5.00%
International Bank of Commerce, Brownsville	71,594	8.79	32,581	4.00	40,726	5.00
International Bank of Commerce, Zapata	33,845	8.78	15,423	4.00	19,278	5.00
Commerce Bank	45,045	9.92	18,168	4.00	22,710	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Dividend Restrictions and Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2006 are also presented in the following table:

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

(21) Fair Value of Financial Instruments

        The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2007 and 2006 are outlined below.

Cash and Due From Banks and Federal Funds Sold

        For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Time Deposits with Banks

        The carrying amounts of time deposits with banks approximate fair value.

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

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2007 and 2006, the carrying amount of fixed rate performing loans was $1,267,033 and $1,259,870,000 respectively, and the estimated fair value was $1,255,581 and $1,237,409,000, respectively.

        Fair value for significant impaired loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market and specific borrower information. As of December 31, 2007 and 2006, the net carrying amount of impaired loans was a reasonable estimate of the fair value.

Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2007 and 2006. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2007 and 2006, the carrying amount of time deposits was $3,352,390,000 and $3,331,991,000, respectively, and the estimated fair value was $3,376,754,000 and $3,337,399,000, respectively.

Securities Sold Under Repurchase Agreements and Other Borrowed Funds

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2007 and 2006.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value of Financial Instruments (Continued)

Junior Subordinated Deferrable Interest Debentures

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2007.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2007 and 2006
(Dollars in Thousands)

	2007	2006
ASSETS
Cash	$580	$655
Repurchase Agreements	1,000	6,303
Other investments	31,449	25,464
Notes receivable	1,841	1,636
Investment in subsidiaries	1,103,690	1,022,959
Other assets	2,667	1,938

Total assets	$1,141,227	$1,058,955

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$200,929	$210,908
Due to IBC Trading	21	21
Other liabilities	4,372	5,970

Total liabilities	205,322	216,899

Shareholders' equity:
Common shares	95,441	86,224
Surplus	144,140	138,247
Retained earnings	929,145	861,251
Accumulated other comprehensive income (loss)	165	(40,390)

	1,168,891	1,045,332
Less cost of shares in treasury	(232,986)	(203,276)

Total shareholders' equity	935,905	842,056

Total liabilities and shareholders' equity	$1,141,227	$1,058,955

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2007, 2006 and 2005
(Dollars in Thousands)

	2007	2006	2005
Income:
Dividends from subsidiaries	$114,520	$113,839	$51,450
Interest income on notes receivable	50	126	180
Interest income on other investments	6,283	2,508	1,351
Other interest income	573	1,339	498
Gain on sale of assets	—	—	67
Other	—	7	4,047

Total income	121,426	117,819	57,593
Expenses:
Interest expense (Debentures)	17,178	22,568	18,587
Other	4,789	3,220	946

Total expenses	21,967	25,788	19,533

Income before federal income taxes and equity in undistributed net income of subsidiaries	99,459	92,031	38,060
Income tax benefit	(5,281)	(7,918)	(4,716)

Income before equity in undistributed net income of subsidiaries	104,740	99,949	42,776
Equity in undistributed net income of subsidiaries	16,572	17,052	98,003

Net income	$121,312	$117,001	$140,779

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2007, 2006 and 2005
(Dollars in Thousands)

	2007	2006	2005
Operating activities:
Net income	$121,312	$117,001	$140,779
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of assets	—	—	(67)
Accretion of junior subordinated interest deferrable debentures	332	548	996
Depreciation of bank premises and equipment	—	—	93
Stock compensation expense	771	874	—
(Decrease) increase in other liabilities	(1,732)	1,459	1,220
Equity in undistributed net income of subsidiaries	(16,572)	(17,052)	(98,003)

Net cash provided by operating activities	104,111	102,830	45,018

Investing activities:
Contributions to subsidiaries	(23,470)	(424)	(4,034)
Proceeds (repurchase) of repurchase agreement with banks	5,303	(3,703)	(1,800)
Proceeds from sales of bank premises and equipment	—	—	147
Net (increase) decrease in notes receivable	(205)	900	3,239
(Increase) decrease in other assets	(6,714)	(4,215)	2,629

Net cash (used in) provided by investing activities	(25,086)	(7,442)	181

Financing activities:
Proceeds from issuance of subordinated debentures	53,609	75,259	—
Payments of subordinated debentures	(63,920)	(101,290)	—
Proceeds from stock transactions	5,686	1,919	5,478
Payments of cash dividends	(44,738)	(44,166)	(40,808)
Payments of cash dividends in lieu of fractional shares	(27)	—	(25)
Purchase of treasury stock	(29,710)	(28,017)	(8,669)

Net cash used in financing activities	(79,100)	(96,295)	(44,024)

(Decrease) increase in cash	(75)	(907)	1,175
Cash at beginning of year	655	1,562	387

Cash at end of year	$580	$655	$1,562

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2007
Interest income		$159,152		$159,158		$162,408		$162,855
Interest expense		81,064		81,350		82,847		88,079

Net interest income		78,088		77,808		79,561		74,776
(Credit) provision for possible loan losses		(405)		(3,916)		1,198		1,361
Non-interest income		46,240		45,617		47,266		26,240
Non-interest expense		76,433		78,352		73,429		72,068

Income before income taxes		48,300		48,989		52,200		27,587
Minority interest in consolidated subsidiaries		—		—		(78)		78
Income taxes		12,884		16,327		17,688		8,865

Net income		$35,416		$32,662		$34,590		$18,644

Per common share:
Basic
Net income	$	..52	$	..47	$	..50	$	..27

Diluted
Net income	$	..52	$	..47	$	..50	$	..26

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter(1)		Third Quarter		Second Quarter		First Quarter
2006
Interest income		$160,829		$156,552		$149,374		$142,318
Interest expense		87,658		86,600		77,325		68,005

Net interest income		73,171		69,952		72,049		74,313
Provision for possible loan losses		1,216		1,954		82		597
Non-interest income		49,272		40,058		47,022		40,619
Non-interest expense		73,070		69,028		67,721		78,858

Income before income taxes		48,157		39,028		51,268		35,477
Minority interest in consolidated subsidiaries		40		—		—		—
Income taxes		16,342		12,435		16,610		11,502

Net income		$31,775		$26,593		$34,658		$23,975

Per common share:
Basic
Net income	$	..45	$	..38	$	..50	$	..35

Diluted
Net income	$	..45	$	..38	$	..49	$	..34

(1)
Includes income related to corrections of the Company's accounting for mortgage servicing rights. The after tax effect of the item was $1.43 million, which is immaterial for the year to net earnings, cash flow and shareholders' equity.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Average Statements of Condition

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2007, 2006, and 2005:

	2007			2006			2005
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$4,920,774	$422,039	8.58%	$4,507,583	$379,340	8.42%	$4,573,634	$325,447	7.12%
Foreign	289,678	21,525	7.43	288,906	20,680	7.16	257,247	14,003	5.44
Investment securities:
Taxable	4,055,546	190,371	4.69	4,379,218	200,474	4.58	4,029,077	160,175	3.98
Tax-exempt	87,234	4,270	4.89	93,776	4,577	4.88	100,441	4,862	4.84
Federal funds sold	54,634	2,712	4.96	75,016	3,596	4.79	132,192	3,668	2.77
Other	22,448	2,656	5.81	5,956	406	6.82	8,992	550	6.12

Total interest-earning assets	9,430,314	643,573	6.82%	9,350,455	609,073	6.51%	9,101,583	508,705	5.59%
Non-interest earning assets:
Cash and due from banks	222,116			243,374			205,008
Bank premises and equipment, net	405,536			369,058			323,946
Other assets	750,454			764,330			749,044
Less allowance for possible loan losses	(65,688)			(68,673)			(84,256)

Total	$10,742,732			$10,658,544			$10,295,325

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,328,078	$53,778	2.31%	$2,122,302	$40,444	1.91%	$2,181,303	$26,936	1.23%
Time deposits:
Domestic	1,704,871	73,593	4.32	1,720,742	65,597	3.81	1,709,275	39,104	2.29
Foreign	1,623,791	69,427	4.28	1,527,958	57,480	3.77	1,410,465	34,130	2.42
Securities sold under repurchase agreements	982,884	43,837	4.46	670,104	30,137	4.50	751,247	27,384	3.65
Other borrowings	1,462,504	75,317	5.15	2,040,691	103,362	5.07	1,891,001	60,689	3.21
Junior subordinated interest deferrable debentures	213,119	17,178	8.06	232,260	22,568	9.72	235,905	18,587	7.88
Senior notes	—	210	—	—	—	—	—	—	—

Total interest bearing liabilities	8,315,247	333,340	4.01%	8,314,057	319,588	3.84%	8,179,196	206,830	2.53%
Non-interest bearing liabilities:
Demand Deposits	1,417,751			1,364,611			1,253,694
Other liabilities	125,952			145,538			79,178
Shareholders' equity	883,782			834,338			783,257

Total	$10,742,732			$10,658,544			$10,295,325

Net interest income		$310,233			$289,485			$301,875

Net yield on interest earning assets			3.29%			3.10%			3.32%

(Note 1) The average balances for purposes of the above table are calculated on the basis of daily balances for 2007 and 2006 and month-end balances for 2005.

INTERNATIONAL BANCSHARES CORPORATION
OFFICERS AND DIRECTORS

OFFICERS

DENNIS E. NIXON
Chairman of the Board and President

R. DAVID GUERRA
Vice President

EDWARD J. FARIAS
Vice President

RICHARD CAPPS
Vice President

IMELDA NAVARRO
Treasurer

WILLIAM CUELLAR
Auditor

MARISA V. SANTOS
Secretary

HILDA V. TORRES
Assistant Secretary	DIRECTORS

DENNIS E. NIXON
President, International Bank of Commerce

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

  Exhibit 13
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES (Consolidated)
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INTEREST RATE SENSITIVITY (Dollars in Thousands)
COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
Total Return to Shareholders (includes reinvestment of dividends)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2007, 2006, and 2005 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2007, 2006 and 2005 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2007, 2006 and 2005 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows, continued Years ended December 31, 2007, 2006 and 2005 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only) December 31, 2007 and 2006 (Dollars in Thousands)
Statements of Income (Parent Company Only) Years ended December 31, 2007, 2006 and 2005 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only) Years ended December 31, 2007, 2006 and 2005 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS