Form 10-K, Exhibit 13
period 2008-12-31
INTERNATIONAL BANCSHARES CORP
filed 2009-02-25
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2008. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2008	2007	2006	2005	2004
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$12,439,341	$11,167,161	$10,911,454	$10,391,853	$9,921,505
Net loans	5,799,372	5,474,902	4,970,273	4,547,896	4,807,623
Deposits	6,858,784	7,157,606	6,989,918	6,656,426	6,571,104
Other borrowed funds	2,522,986	1,456,936	2,095,576	1,870,075	1,670,199
Junior subordinated deferrable interest debentures	201,048	200,929	210,908	236,391	235,395
Shareholders' equity	1,257,297	935,905	842,056	792,867	753,090
INCOME STATEMENT
Interest income	$564,603	$643,573	$609,073	$508,705	$352,378
Interest expense	231,731	333,340	319,588	206,830	108,602

Net interest income	332,872	310,233	289,485	301,875	243,776
Provision (credit) for probable loan losses	19,813	(1,762)	3,849	960	5,196
Non-interest income	189,809	165,363	176,971	167,222	134,816
Non-interest expense	300,811	300,282	288,677	255,988	196,484

Income before income taxes	202,057	177,076	173,930	212,149	176,912
Minority interest in consolidated subsidiary	415	—	40	—	—
Income taxes	69,530	55,764	56,889	71,370	57,880

Net income	$132,112	$121,312	$117,001	$140,779	$119,032

Per common share (Note 1):
Basic	$1.93	$1.76	$1.68	$2.01	$1.74
Diluted	$1.92	$1.75	$1.67	$1.98	$1.71

Note 1: Per share information has been re-stated giving retroactive effect to stock dividends distributed.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2008. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

        Risk factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others, the following possibilities:

  •
  Local, regional, national and international economic business conditions and the impact they may have on the Company, the Company's customers, and such customers' ability to transact profitable business with the Company, including the ability of its borrowers to repay their loans according to their terms or a change in the value of the related collateral.

  •
  Volatility and disruption in national and international financial markets.

  •
  Government intervention in the U.S. financial system.

  •
  Changes in consumer spending, borrowings and savings habits.

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

  •
  Changes in the Company's ability to pay dividends on its Preferred Stock or Common Stock.

  •
  The effects of the proceedings pending with the Internal Revenue Service regarding the Company's lease financing transactions.

  •
  Additions to the Company's loan loss allowance as a result of changes in local, national or international conditions which adversely affect the Company's customers.

  •
  Greater than expected costs or difficulties related to the development and integration of new products and lines of business.

  •
  Changes in the soundness of other financial institutions with which the Company interacts.

  •
  Political instability in the United States and Mexico.

  •
  Technological changes.

  •
  Acts of war or terrorism.

  •
  Natural disasters.

  •
  Reduced earnings resulting from the write down of the carrying value of securities held in our securities available-for-sale portfolio following a determination that the securities are other-than-temporarily impaired.

  •
  The effect of changes in accounting policies and practices as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standards setters.

  •
  The Company's success at managing the risks involved in the foregoing items.

        Forward-looking statements speak only as of the date on which such statements are made. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Recent Developments

        In response to the financial crisis affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (the "EESA") was signed into law. Pursuant to the EESA, the U.S. Treasury was given the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

        On October 14, 2008, the Secretary of the Department of the Treasury announced that the Department of the Treasury will purchase equity stakes in a wide variety of banks and thrifts. Under the program, known as the Troubled Asset Relief Program Capital Purchase Program (the "TARP Capital Purchase Program"), from the $700 billion authorized by the EESA, the Treasury made $250 billion of capital available to U.S. financial institutions in the form of preferred stock. In conjunction with the purchase of preferred stock, the Treasury received, from participating financial institutions, warrants to purchase common stock with an aggregate market price equal to 15% of the preferred investment. Participating financial institutions were required to adopt the Treasury's standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Capital Purchase Program.

        On December 23, 3008, as part of the TARP Capital Purchase Program, the Company entered into a Letter Agreement incorporating an attached Securities Purchase Agreement Standard Terms (collectively the "Securities Purchase Agreement") with the Treasury. The closing of the transactions contemplated in the Securities Purchase Agreement occurred on December 23, 2008.

        Under the Securities Purchase Agreement, the Company agreed to sell 216,000 shares of the Company's fixed-rate cumulative perpetual preferred stock, Series A, par value $.01 per share (the "Senior Preferred Stock"), having a liquidation preference of $1,000 per share, for a total price of $216,000,000. The Senior Preferred Stock will pay dividends at the rate of 5% per year for the first five years and 9% per year thereafter. The Senior Preferred Stock has no maturity date and ranks senior to the Company's common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company. The Senior Preferred Stock generally is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Senior Preferred Stock.

        Pursuant to the Securities Purchase Agreement, the Company may redeem the Senior Preferred Stock in whole or in part at par after three years from the date of the investment. Prior to such date, the Company may redeem the Senior Preferred Stock in whole or in part, at par if (i) the Company has raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in the Securities Purchase Agreement) in excess of $54 million and (ii) the aggregate redemption is subject to the consent of the Federal Reserve Bank of Dallas, which is the Company's primary Federal banking regulator.

        In conjunction with the purchase of the Senior Preferred Stock, the Treasury received a warrant (the "Warrant") to purchase 1,326,238 shares of the Company's common stock (the "Warrant Shares") at $24.43 per share, which would represent an aggregate common stock investment in the Company on exercise of the warrant in full equal to 15% of the Senior Preferred Stock investment. The term of the Warrant is ten years. The per share exercise price and the number of shares issuable upon exercise of the Warrant is subject to adjustment pursuant to customary anti-dilutive provisions in certain events, such as stock splits, certain distributions of securities or other assets to holders of the Company's common stock, and upon certain issuances of the Company's common stock at or below specified prices relative to the initial per share exercise price of the Warrant. The Warrant is immediately exercisable. The number of shares issuable upon exercise of the Warrant is also subject to reduction in certain limited events that involve the Company conducting Qualified Equity Offerings on or prior to December 31, 2009. Both the Senior Preferred Stock and Warrant will be accounted for as components of Tier 1 capital.

        The Company's intention is to utilize the extra capital provided by the TARP funds to support its efforts to prudently and transparently provide lending and liquidity.

        On November 21, 2008, the Board of Directors for the Federal Deposit Insurance Corporation ("FDIC") adopted a final rule relating to the Temporary Liquidity Guarantee Program ("TLG Program"). The TLG Program was announced by the FDIC on October 14, 2008, preceded by the determination of systemic risk by the Secretary of the Department of Treasury (after consultation with the President), as an initiative to counter the system-wide crisis in the nation's financial sector. Under the TLG Program, the FDIC will (i) guarantee through the earlier of maturity or June 30, 2012, certain newly issued senior unsecured debt issued by participating institutions on or after October 14, 2008, and before June 30, 2009 (the "Debt Guaranty Program") and (ii) provide full FDIC deposit insurance coverage for non-interest bearing transaction deposit accounts, Negotiable Order of Withdrawal ("NOW") accounts paying less than 0.5% interest per annum and Interest on Lawyers Trust Accounts ("IOLTA") held at participating FDIC-insured institutions through December 31, 2009 (the "Transaction Account Guaranty Program"). Coverage under the TLG Program was available for the first 30 days without charge. The fee assessment for coverage of senior unsecured debt ranges from 50 basis points to 100 basis points per annum, depending on the initial maturity of the debt. The fee assessment for deposit insurance coverage is 10 basis points per quarter on amounts in covered accounts exceeding $250,000. On December 5, 2008, the Company elected to opt out of the Debt Guaranty Program, but the Company will participate in the Transaction Account Guaranty Program.

Overview

        The Company, which is headquartered in Laredo, Texas, with 265 facilities and more than 420 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a broker/dealer and a majority interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2008 was 13.34% as compared to 13.73% for the year ended December 31, 2007.

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

        Expense control is an essential element in the Company's long-term profitability. As a result, the Company monitors the efficiency ratio, which is a measure of non-interest expense to net interest income plus non-interest income closely. The efficiency ratio during 2007 was negatively affected by an impairment charge of $13.1 million, after tax, arising from a charge on certain investment securities. This impairment charge negatively affected the efficiency ratio but does not necessarily reflect a long-term negative trend. Additionally, the Company's efficiency ratio has been negatively impacted over the last few years because of the Company's aggressive branch expansion which has added a total of 61 branches during 2007 and 2008. During rapid expansion periods, the Company's efficiency ratio will suffer but the long-term benefits of the expansion should be realized in future periods and the benefits should positively impact the efficiency ratio in future periods. The Company monitors this ratio over time to assess the Company's efficiency relative to its peers taking into account the Company's branch expansion. The Company uses this measure as one factor in determining if the Company is accomplishing its long-term goals of providing superior returns to the Company's shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2008	December 31, 2007	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$12,439,341	$11,167,161	11.4%
Net loans	5,799,372	5,474,902	5.9
Deposits	6,858,784	7,157,606	(4.2)
Other borrowed funds	2,522,986	1,456,936	73.2
Junior subordinated deferrable interest debentures	201,048	200,929.1
Shareholders' equity	1,257,297	935,905	34.3

Consolidated Statements of Income Information

	Year Ended December 31, 2008	Year Ended December 31, 2007	Percent Increase (Decrease) 2008 vs. 2007	Year Ended December 31, 2006	Percent Increase (Decrease) 2007 vs. 2006
	(Dollars in Thousands)
Interest income	$564,603	$643,573	(12.3)%	$609,073	5.7%
Interest expense	231,731	333,340	(30.5)	319,588	4.3
Net interest income	332,872	310,233	7.3	289,485	7.2
Provision (credit) for probable loan losses	19,813	(1,762)	(1,224.5)	3,849	(145.8)
Non-interest income	189,809	165,363	14.8	176,971	(6.6)
Non-interest expense	300,811	300,282.2		288,677	4.0
Net income	132,112	121,312	8.9	117,001	3.7
Per common share:
Basic	$1.93	$1.76	9.7%	$1.68	4.8%
Diluted	1.92	1.75	9.7	1.67	4.8

Net Income

        Net income for the year ended December 31, 2008 increased by 8.9% compared to the same period in 2007. Net income for the year ended December 31, 2008 was negatively impacted by increases in the provision for probable loan losses charged to expense. The increase was due to the financial crisis in the United States, which has negatively impacted the Company's loan portfolio. Net income for the year ended December 31, 2007 was positively affected by the credit for probable loan losses recorded in 2007. Net income for the year ended December 31, 2007 was negatively impacted by an impairment charge of $13.1 million, after tax, on certain investments. A significant portion of the impairment charge was the result of the Company's strategic sale of certain investment securities in the second quarter of 2007 with the proceeds from the sales used to reduce Federal Home Loan Bank ("FHLB") borrowings. Net income for the same period was positively affected by the sale of the securities, which generated gains of $1.5 million, after tax. The investments sold were certain hybrid mortgage-backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate. The sale of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and also improved operating ratios.

        Net income for the year ended December 31, 2007 increased by 3.7% compared to the same period in 2006. Net income for the year ended December 31, 2006 was negatively impacted by a $8.9 million, net of tax, charge to operations as a result of the loss of a tax lawsuit with the Internal Revenue Service that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and that relates to certain leasing transactions previously discussed in Note 17 of the Notes to Consolidated Financial Statements. Because of the trial court judgment issued on March 31, 2006, and the loss of the case at the appellate level, and the similarity between the litigated lawsuit and the other tax case that is pending, the Company took the $8.9 million charge, net of tax. Additionally, net income for the three years ended December 31, 2008, 2007 and 2006 was negatively impacted due to an inverted yield curve and increasing competition for deposits and loans. Net income for the year ended December 31, 2006 was also affected by the Company's strategic decisions to reduce certain loan and deposit categories acquired from Local Financial Corporation ("LFIN").

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

	For the years ended December 31,
	2008 Average Rate/Cost	2007 Average Rate/Cost	2006 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	6.60%	8.58%	8.42%
Foreign	6.03	7.43	7.16
Investment securities:
Taxable	4.59	4.69	4.58
Tax-exempt	4.87	4.89	4.88
Federal funds sold	1.75	4.96	4.79
Other	4.99	5.81	6.82

Total interest-earning assets	5.70%	6.82%	6.51%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	1.17%	2.31%	1.91%
Time deposits:
Domestic	3.25	4.32	3.81
Foreign	3.11	4.28	3.77
Securities sold under repurchase agreements	3.51	4.46	4.50
Other borrowings	2.44	5.15	5.07
Junior subordinated deferrable interest debentures	7.03	8.06	9.72

Total interest bearing liabilities	2.67%	4.01%	3.84%

        For the three years ended December 31, 2008, as short term interest rates have fluctuated, the Company has monitored and adjusted interest rates on loans and deposits accordingly. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets decreased 16.4% from 6.82% in 2007 to

5.70% in 2008, and the rates paid on average interest-bearing liabilities decreased 33.4% from 4.01% in 2007 to 2.67% in 2008. The yield on average interest-earning assets increased 4.8% from 6.51% in 2006 to 6.82% in 2007, and the rates paid on average interest-bearing liabilities increased 4.4% from 3.84% in 2006 to 4.01% in 2007. The majority of the Company's taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

        The following table analyzes the changes in net interest income during 2008 and 2007 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2008 compared to 2007 Net increase (decrease) due to			2007 compared to 2006 Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$37,681	$(106,085)	$(68,404)	$34,772	$7,927	$42,699
Foreign	(463)	(3,979)	(4,442)	55	790	845
Investment securities:
Taxable	3,026	(4,469)	(1,443)	(14,817)	4,714	(10,103)
Tax-exempt	(740)	(16)	(756)	(320)	13	(307)
Federal funds sold	(80)	(1,705)	(1,785)	(977)	93	(884)
Other	(2,075)	(65)	(2,140)	2,482	(232)	2,250

Total interest income	$37,349	$(116,319)	$(78,970)	$21,195	$13,305	$34,500

Interest incurred on:
Savings and interest bearing demand deposits	$(972)	$(26,155)	$(27,127)	$3,921	$9,413	$13,334
Time deposits:
Domestic	(100)	(18,206)	(18,306)	(605)	8,601	7,996
Foreign	907	(19,142)	(18,235)	3,605	8,342	11,947
Securities sold under repurchase agreements	20,226	(13,663)	6,563	14,067	(367)	13,700
Other borrowings	(3,465)	(37,876)	(41,341)	(29,285)	1,240	(28,045)
Junior subordinated deferrable interest debentures	(973)	(2,068)	(3,041)	(1,860)	(3,530)	(5,390)
Other	(122)	—	(122)	210	—	210

Total interest expense	$15,501	$(117,110)	$(101,609)	$(9,947)	$23,699	$13,752

Net interest income	$21,848	$791	$22,639	$31,142	$(10,394)	$20,748

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

        At December 31, 2008, based on these simulations, a rate shift of 200 basis points in interest rates up will vary net interest income by 5.17%, while a rate shift of 100 basis points down will not vary net interest income by more than .18% of projected 2009 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$163,700	$32,900	$13,490	$17,129	$16,998
Accruing loans contractually past due ninety days or more as to interest or principal payments	6,208	21,330	9,201	5,478	7,833
Loans accounted for as "troubled debt restructuring"	—	—	—	—	—

        The allowance for probable loan losses increased 19.0% to $73,461,000 at December 31, 2008 from $61,726,000 at December 31, 2007. The provision (credit) for probable loan losses charged to expense increased $21,575,000 to $19,813,000 for the year ended December 31, 2008 from $(1,762,000) for the same period in 2007. The Company's provision for probable loan losses increased for the year ended December 31, 2008 in part because of the economic turmoil in the United States resulting in a slowdown in the general economic activity in the areas the Company serves. The Company has continued to re-evaluate certain areas of concentrations within the Company's allowance for probable loan losses to reflect the appropriate amount needed in the allowance. The decrease in the allowance for probable loan losses for the year ended December 31, 2007, can be attributed to the charge off of loans acquired as part of the LFIN acquisition. The Company did experience good results from the loan portfolio during 2007; provided however, the subsequent subprime crisis occurred and other unforeseen events in the United States economy rapidly deteriorated causing the provision for probable loan losses to increase rapidly. The allowance for probable loan losses was 1.25% of total loans, net of unearned income at December 31, 2008 and 1.11% at December 31, 2007.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$530	$722	$4,298	$12,946	$13,741
Accruing loans contractually past due ninety days or more as to interest or principal payments	66	510	199	608	104

        The gross income that would have been recorded during 2008 and 2007 on non-accrual and restructured loans in accordance with their original contract terms was $6,148,000 and $922,000 on domestic loans and $94,000 and $1,023,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2008 and 2007 was $193,000 and $1,716,000 on domestic loans and $0 and $310,000 for foreign loans, respectively.

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

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $1,914,733,000 and $2,066,859,000 at December 31, 2008 and 2007, respectively. See Note 19 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2008	2007	2006	2005	2004
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,872,833	$5,536,628	$5,034,810	$4,625,692	$4,888,974

Average loans outstanding during the year (Note 1)	$5,683,130	$5,215,435	$4,796,489	$4,830,881	$3,982,580

Balance of allowance at January 1	$61,726	$64,537	$77,796	$81,351	$46,396
Provision (credit) charged to expense	19,813	(1,762)	3,849	960	5,196
Loans charged off:
Domestic:
Commercial, financial and agricultural	(5,754)	(3,606)	(7,302)	(2,703)	(5,732)
Real estate—mortgage	(1,400)	(800)	(554)	(806)	(1,179)
Real estate—construction	(202)	(202)	(99)	(41)	(295)
Consumer	(1,770)	(1,741)	(2,056)	(2,948)	(2,034)
Foreign	(8)	(102)	(8,377)	(73)	(273)

Total loans charged off:	(9,134)	(6,451)	(18,388)	(6,571)	(9,513)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	576	810	625	1,436	4,841
Real estate—mortgage	94	58	130	69	93
Real estate—construction	21	89	53	24	17
Consumer	361	306	448	511	451
Foreign	4	3,085	24	16	5

Total recoveries	1,056	4,348	1,280	2,056	5,407

Net loans charged off	(8,078)	(2,103)	(17,108)	(4,515)	(4,106)
Allowance acquired in purchase transactions	—	1,054	—	—	33,865

Balance of allowance at December 31	$73,461	$61,726	$64,537	$77,796	$81,351

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.14%	.04%	.36%	.09%	.10%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.25%	1.11%	1.28%	1.68%	1.66%

(Note 1) The average balances for purposes of the above table are calculated on the basis of daily balances for 2008, 2007 and 2006 and month-end balances for the years ended 2005 and 2004.

        The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2008		2007		2006		2005		2004
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$33,737	43.8%	$28,117	43.9%	$28,158	46.5%	$34,283	51.4%	$46,061	55.5%
Real estate—Mortgage	11,639	15.1	9,256	14.4	9,461	15.6	12,228	18.3	16,325	19.6
Real estate—Construction	25,058	32.6	21,277	33.2	16,914	27.9	13,007	19.5	12,741	15.3
Consumer	2,223	2.9	2,212	3.4	2,392	3.9	3,154	4.7	3,897	4.7
Foreign	804	5.6	864	5.1	7,612	6.1	15,124	6.1	2,327	4.9

	$73,461	100.0%	$61,726	100.0%	$64,537	100.0%	$77,796	100.0%	$81,351	100.0%

        The allowance for probable loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses.

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

        The reserve allocated to all categories of loans increased approximately $11.7 million from 2007 to 2008. The increase in the reserve occurred as the result of the deterioration of economic conditions in 2008. The reserve allocated to Commercial and Real Estate - Construction loans increased from 2007 to 2008 primarily due to increases in impaired loans in which a specified valuation allowance was determined in accordance with SFAS No. 114. Please refer to Note 5 - Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2008 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 25.

Non-Interest Income

	Year Ended December 31, 2008	Year Ended December 31, 2007	Percent Increase (Decrease) 2008 vs. 2007	Year Ended December 31, 2006	Percent Increase (Decrease) 2007 vs. 2006
	(Dollars in Thousands)
Service charges on deposit accounts	$98,466	$89,186	10.4%	$84,770	5.2%
Other service charges, commissions and fees
Banking	40,543	34,897	16.2	29,523	18.2
Non-banking	7,592	18,675	(59.3)	21,605	(13.6)
Investment securities transactions, net	6,427	(15,938)	(140.3)	(930)	1,613.8
Other investments, net	15,183	19,821	(23.4)	20,035	(1.1)
Other income	21,598	18,722	15.4	21,968	(14.8)

Total non-interest income	$189,809	$165,363	14.8%	$176,971	(6.6)%

        During 2008, the Company sold certain equity securities resulting in a gain of $6.2 million, before taxes. The loss in the investment securities transactions for the year ended December 31, 2007 can be attributed to a $17.0 million impairment charge recorded in connection with certain investment securities identified for sale in the first quarter 2007 and the sale of certain equity investments. The impairment charge in 2007 was the result of the Company's strategic sale of certain investment securities with the proceeds from the sales used to reduce Federal Home Loan Bank ("FHLB") borrowings. The investments identified were certain hybrid mortgage backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate. The sale of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and was done to improve the Company's operating ratios. As a result of this decision, the Company marked the securities to market. The increase in banking service charges, commissions and fees for the year ended December 31, 2008 can be attributed to increased surcharge and interchange income from customers using the IBC debit card and automated teller machines (ATM). The increase in service charges on deposit accounts can be attributed partially to the Company's sales programs and the additional accounts created as a result of those programs.

Non-Interest Expense

	Year Ended December 31, 2008	Year Ended December 31, 2007	Percent Increase (Decrease) 2008 vs. 2007	Year Ended December 31, 2006	Percent Increase (Decrease) 2007 vs. 2006
	(Dollars in Thousands)
Employee compensation and benefits	$129,084	$130,385	(1.0)%	$124,359	4.8%
Occupancy	38,315	33,583	14.1	27,886	20.4
Depreciation of bank premises and equipment	36,700	32,069	14.4	28,251	13.5
Professional fees	11,078	10,613	4.4	11,050	(4.0)
Stationery and supplies	6,129	6,414	(4.4)	6,490	(1.2)
Amortization of identified intangible assets	5,195	5,188	0.1	4,866	6.6
Advertising	13,189	11,973	10.2	12,052	(0.7)
Other	61,121	70,057	(12.8)	73,723	(5.0)

Total non-interest expense	$300,811	$300,282	0.2%	$288,677	4.0%

        Non-interest expense was affected by the aggressive de novo branching activity that has added 23 new branches in 2008, 38 branches in 2007, including two acquired in the Southwest First Community acquisition, and 32 branches in 2006. The aggressive de novo branching adds additional expenses in employee compensation, occupancy and depreciation prior to the additional revenue that is generated from the branch to offset the additional expenses. The Company deems expense control as an essential element in the Company's profitability bearing in mind the effects of aggressive de novo branching. Expense control is achieved through maintaining optimum staffing levels, an effective budgeting process, and internal consolidation of bank functions.

Effects of Inflation

        The principal component of earnings is net interest income, which is affected by changes in the level of interest rates. Changes in rates of inflation affect interest rates. It is difficult to precisely measure the impact of inflation on net interest income because it is not probable to accurately differentiate between increases in net interest income resulting from inflation and increases resulting from increased business activity. Inflation also raises costs of operations, primarily those of employment and services.

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2008, 2007 and 2006:

	December 31,
	2008	2007	2006
	(Dollars in Thousands)
U.S. Treasury Securities
Available for sale	$1,319	$1,308	$1,268
Mortgage-backed securities
Available for sale	4,974,317	4,066,829	4,376,284
Obligations of states and political subdivisions
Available for sale	82,214	84,633	95,897
Equity securities
Available for sale	14,030	13,500	14,629
Other securities
Held to maturity	2,300	2,300	2,375
Available for sale	—	1,618	—

Total	$5,074,180	$4,170,188	$4,490,453

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2008 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
U.S. Treasury and obligations of U.S. Government agencies	$1,319	1.97%	$—	—%	$—	—%	$—	—%
Mortgage-backed securities	10,488	4.94	74,416	4.79	288,801	5.04	4,573,645	4.82
Obligations of states and political subdivisions	—	—	—	—	8,474	4.72	72,734	4.82
Equity securities	325	—	—	—	—	—	13,500	4.25
Other securities	—	—	—	—	—	—	—	—

Total	$12,132	4.49%	$74,416	4.79%	$297,275	5.03%	$4,659,879	4.82%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$350	5.32%	$1,950	2.98%	$—	—	$—	—

Total	$350	5.32%	$1,950	2.98%	$—	—	$—	—

        Mortgage-backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Ginnie Mae"). Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, but carry an implied AAA rating with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008.

Loans

        The amounts of loans outstanding, by classification, at December 31, 2008, 2007, 2006, 2005 and 2004 are shown in the following table:

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,574,247	$2,426,064	$2,337,573	$2,376,276	$2,710,270
Real estate—mortgage	888,095	798,708	785,401	847,512	960,599
Real estate—construction	1,911,954	1,835,950	1,404,186	901,518	749,689
Consumer	169,589	190,899	198,580	218,607	229,302
Foreign	328,948	285,008	309,144	281,947	239,622

Total loans	5,872,833	5,536,629	5,034,884	4,625,860	4,889,482
Unearned discount	—	(1)	(74)	(168)	(508)

Loans, net of unearned discount	$5,872,833	$5,536,628	$5,034,810	$4,625,692	$4,888,974

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2008, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$760,911	$1,642,972	$170,364	$2,574,247
Real estate—construction	1,394,919	498,448	18,587	1,911,954
Foreign	214,830	107,806	6,312	328,948

Total	$2,370,660	$2,249,226	$195,263	$4,815,149

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$195,166	$2,054,060
Due after five years	46,160	149,103

Total	$241,326	$2,203,163

International Operations

        On December 31, 2008, the Company had $328,948,000 (2.6% of total assets) in loans outstanding to borrowers domiciled in foreign countries. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2008 is presented below.

	Amount of Loans	Related Allowance for Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$197,844	$99
Secured by United States real estate	34,885	95
Secured by other United States collateral (securities, gold, silver, etc.)	25,784	233
Direct unsecured Mexican sovereign debt (principally former FICORCA debt)	2,379	—
Other (principally Mexico real estate)	68,056	177

	$328,948	$604

        The transactions for the year ended December 31, 2008, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

(Dollars in Thousands)
Balance at December 31, 2007	$864
Charge-offs	(9)
Recoveries	3

Net recoveries	(6)
Credit to expense	(254)

Balance at December 31, 2008	$604

Deposits

	2008 Average Balance	2007 Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,324,178	$1,291,513
Foreign	130,879	126,238

Total demand non-interest bearing	1,455,057	1,417,751

Savings and interest bearing demand
Domestic	1,924,622	1,964,411
Foreign	361,378	363,667

Total savings and interest bearing demand	2,286,000	2,328,078

Time certificates of deposit
$100,000 or more:
Domestic	874,040	827,830
Foreign	1,249,290	1,228,124
Less than $100,000:
Domestic	828,510	877,041
Foreign	395,706	395,667

Total time, certificates of deposit	3,347,546	3,328,662

Total deposits	$7,088,603	$7,074,491

	2008	2007	2006
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$23,197	$46,878	$36,606
Foreign	3,454	6,900	3,838

Total savings and interest bearing demand	26,651	53,778	40,444

Time, certificates of deposit
$100,000 or more
Domestic	28,990	37,133	32,851
Foreign	41,383	54,494	44,143
Less than $100,000
Domestic	26,297	36,460	33,225
Foreign	9,809	14,933	12,858

Total time, certificates of deposit	106,479	143,020	123,077

Total interest expense on deposits	$133,130	$196,798	$163,521

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2008, were as follows:

Due within 3 months or less	$876,867
Due after 3 months and within 6 months	1,101,492
Due after 6 months and within 12 months	138,744
Due after 12 months	19,689

$2,136,792

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2008 were $6,858,784,000 decrease of 4.2% from $7,157,606,000 at December 31, 2007. The decrease in deposits from 2007 to 2008 is primarily the result of current market conditions which have created enormous pressure to pay rates above what would be typically customary in the current rate environment as well as the lack of secondary funding markets that institutions rely upon for funding their lending and investment activities. As a result of these pressures, many institutions have paid excessively for certain deposits thereby forcing the Company to not compete to retain certain deposits.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2008, 2007 and 2006 follows (Note 1):

	Years ended December 31,
	2008	2007	2006
Percentage of net income to:
Average shareholders' equity	13.34%	13.73%	14.02%
Average total assets	1.17	1.12	1.10
Percentage of average shareholders' equity to average total assets	8.81	8.19	7.82
Percentage of cash dividends per share to net income per share	34.27	38.45	37.64

(Note 1) The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company's bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 30%, of the Company's bank subsidiaries' total deposits at each of the years ended December 31, 2008, 2007 and 2006. Other important funding sources for the Company's bank subsidiaries have been borrowings from the Federal Home Loan Bank ("FHLB"), securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and repurchase agreements. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipate fluctuations in interest rates over reasonable periods of time.

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

        The net interest rate sensitivity at December 31, 2008, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2008	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Federal funds sold	$—	$—	$—	$—	$—
Time deposits with banks	396	—	—	—	396
Investment securities	722,295	1,958,219	2,393,136	530	5,074,180
Loans, net of non-accruals	4,316,136	309,689	466,840	688,314	5,780,979

Total earning assets	$5,038,827	$2,267,908	$2,859,976	$688,844	$10,855,555

Cumulative earning assets	$5,038,827	$7,306,735	$10,166,711	$10,855,555

Rate sensitive liabilities
Time deposits	$1,429,899	$1,577,527	$309,485	$601	$3,317,512
Other interest bearing deposits	2,081,602	—	—	—	2,081,602
Securities sold under repurchase agreements	331,183	104,866	5,082	1,000,000	1,441,131
Other borrowed funds	2,522,986	—	—	—	2,522,986
Junior subordinated deferrable interest debentures	61,858	—	128,868	10,322	201,048

Total interest bearing liabilities	$6,427,528	$1,682,393	$443,435	$1,010,923	$9,564,279

Cumulative sensitive liabilities	$6,427,528	$8,109,921	$8,553,356	$9,564,279

Repricing gap	$(1,388,701)	$585,515	$2,416,541	$(322,079)	$1,291,276
Cumulative repricing gap	(1,388,701)	(803,186)	1,613,355	1,291,276
Ratio of interest-sensitive assets to liabilities	.784	1.348	6.450	.681	1.135
Ratio of cumulative, interest-sensitive assets to liabilities	.784	.901	1.189	1.135

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

        At December 31, 2008, based on these simulations, a rate shift of 200 basis points in interest rates up will vary projected 2009 net interest income by 5.17%, while a rate shift of 100 basis points down will not vary net interest income by more than .18% of projected 2009 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2008, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $237,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $981,876,000 as of December 31, 2008. The undivided profits of the bank subsidiaries were approximately $627,902,000 as of December 31, 2008. Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company is restricted in the payment of dividends and may not without the Treasury Department's consent, declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceases to exist only on the earlier to occur of December 23, 2011 or the date on which the Company has redeemed all of the Series A Preferred Stock issued as part of the Capital Purchase Program or the date on which the Treasury has transferred all of the Preferred Stock to third parties affiliated with the Treasury.

        At December 31, 2008, the Company has outstanding $2,522,986,000 in other borrowed funds and $201,048,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2008, shareholders' equity was $1,257,297,000 compared to $935,905,000 at December 31, 2007, an increase of $321,392,000, or 34.3%. Shareholders' equity increased primarily due to the issuance of $216,000,000 of Series A Preferred Shares to the Treasury as part of the Company's participation in the TARP Capital Purchase Program and the retention of earnings offset by the payment of cash dividends to shareholders. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 9.97% at December 31, 2008 and 7.76% at December 31, 2007. The large increase in the Company's leverage ratio is primarily due to the Company's participation in the Treasury's CPP program. The core deposit intangibles and goodwill of $309,917,000 as of December 31, 2008, recorded in connection with financial institution acquisitions of the Company after February 1992, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 15.30% and 11.98% and risk weighted total capital ratios of 16.35% and 12.99% as of December 31, 2008 and 2007, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

        During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2008 and 2007 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

Junior Subordinated Deferrable Interest Debentures

        The Company has formed twelve statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the Local Financial Corporation ("LFIN") acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The twelve statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. As of December 31, 2008, the Debentures issued by four of the trusts formed by the Company and the Debentures issued by all three of the trusts formed by LFIN have been redeemed by the Company. As of December 31, 2008, the principal amount of debentures outstanding totaled $201,048,000. As a result of participation in the TARP Capital Purchase Program, the Company may not without the consent of the Treasury Department redeem any of the Debentures until the earlier to occur of December 23, 2011, or the date on which the Company has redeemed all of the Series A Preferred Stock issued under the Capital Purchase Program or the date on which the Treasury has transferred all of the Series A Preferred Stock to third parties not affiliated with the Treasury.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. As of December 31, 2008, the total $201,048,000, of the Capital Securities outstanding qualified as Tier 1 capital.

        In March 2005, the Federal Reserve Board issued a final rule that allowed the inclusion of trust preferred securities in Tier 1 capital, but placed stricter quantitative limits. Under the final rule, after a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. The Company believes that substantially all of the current trust preferred securities will be included in Tier 1 capital after the five-year transition period ending March 31, 2009.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2008:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,322	Fixed	10.18%	Fixed	June 2031	June 2011
Trust VI	$25,774	Quarterly	5.60%	LIBOR + 3.45	November 2032	May 2009
Trust VII	$10,310	Quarterly	6.44%	LIBOR + 3.25	April 2033	April 2009
Trust VIII	$25,774	Quarterly	7.87%	LIBOR + 3.05	October 2033	April 2009
Trust IX	$41,238	Fixed	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Fixed	6.66%	Fixed	February 2037	February 2012
Trust XI	$32,990	Fixed	6.82%	Fixed	July 2037	July 2012
Trust XII	$20,619	Fixed	6.85%	Fixed	September 2037	September 2012

	$201,048

(1)
Trust IX, X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.62%, 1.65%, 1.62% and 1.45% thereafter, respectively.

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2008:

	Payments due by Period
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Securities sold under repurchase agreements	$1,441,131	$436,049	$4,482	$600	$1,000,000
Federal Home Loan Bank borrowings	$2,522,986	2,522,986	—	—	—
Junior subordinated deferrable interest debentures	$201,048	—	—	—	201,048
Operating leases	$37,151	9,541	15,154	6,352	6,104

Total Contractual Cash Obligations	$4,202,316	$2,968,576	$19,636	$6,952	$1,207,152

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2008:

	Amount of Commitment Expiration Per Period
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in Thousands)
Financial and Performance Standby Letters of Credit	$137,708	$121,780	$15,826	$102	$—
Commercial Letters of Credit	$18,468	18,468	—	—	—
Credit Card Lines	$45,157	45,157	—	—	—
Other Commercial Commitments	$1,713,400	1,028,667	499,515	139,378	45,840

Total Commercial Commitments	$1,914,733	$1,214,072	$515,341	$139,480	$45,840

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

        The Company considers its Allowance for Probable Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for probable loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific loans (ii) allowances based on quantitative historical loss experience on the Company's loan portfolio and (iii) allowances based on qualitative data, which includes general economic conditions and other risk factors both internal and external to the Company. See also discussion regarding the allowance for probable loan losses and provision for probable loan losses included in the results of operations and "Provision and Allowance for Probable Loan Losses" included in Notes 1 and 5 of the Notes to Consolidated Financial Statements.

        The specific loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the servicing loan officer to determine if a loan has any potential problem and if a loan should be placed on the Company's internal classified report. Additionally, the Company's credit department reviews the majority of the Company's loans regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, any analysis on loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, the Company will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

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

        The allowance based on historical loss experience on the Company's remaining loan portfolio, which includes the "Special Review Credits," "Watch List—Pass Credits," and "Watch List—Substandard Credits" is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Installment loans are then further segregated by number of days past due. A historical loss percentage, adjusted for (i) management's evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area served by the Company, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under Statement of Financial Accounting Standards No. 5.

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

Preferred Stock, Common Stock and Dividends

        The Company had issued and outstanding 68,603,091 shares of $1.00 par value Common Stock held by approximately 2,523 holders of record at February 20, 2009. The book value of the Common Stock at December 31, 2008 was $16.25 per share compared with $14.54 per share at December 31, 2007. The Company has issued and outstanding 216,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation preference of $1,000 per share, as of February 25, 2009. The book value of the Series A Preferred at December 31, 2008 was $1,000 per share.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock during 2008 and 2007, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2008. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $10.50 per share at February 20, 2009.

		High	Low
2008:	First quarter	$24.61	$18.25
	Second quarter	26.05	21.36
	Third quarter	35.80	19.28
	Fourth quarter	27.40	19.08
		High	Low
2007:	First quarter	$29.05	$25.85
	Second quarter	27.69	23.03
	Third quarter	26.18	19.45
	Fourth quarter	23.65	19.64

        The Company paid cash dividends to the shareholders in 2008 of $.33 per share on April 18 and October 15, 2008, to all holders of record on March 31, 2008 and September 30, 2008, respectively, or $45,253,000 in the aggregate during 2008. In 2007, the Company paid cash dividends of $.32 (adjusted for the effect of the May 21, 2007 stock dividend) and $.35 on May 1 November 1, 2007, respectively, or $44,765,000 in the aggregate during 2007.

        Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company is restricted in the payment of dividends and may not without the Treasury Department's consent, declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceases to exist only on the earlier to occur of December 23, 2011 or the date on which the Company has redeemed all of the Series A Preferred Stock issued as part of the Capital Purchase Program or the date on which the Treasury has transferred all of the Preferred Stock to third parties not affiliated with the Treasury.

        In addition, the Company has issued common stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 3, 2004	25%
May 2, 2005	25%
May 2006	0%
May 21, 2007	10%
May 2008	0%

        The Company's principal source of funds to pay cash dividends on its Common Stock and Series A Preferred Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

        The Company terminated its formal stock repurchase program on December 19, 2008. The Company terminated its formal stock repurchase program as a condition to participation in the TARP Capital Purchase Program. Under the Capital Purchase Program, the Company may not repurchase any shares of Common Stock until the earlier to occur of December 23, 2011, or the date on which the Company has redeemed all of the Series A Preferred Stock issued under the Capital Purchase Program or the date on which the Treasury has transferred all of the Series A Preferred Stock to third parties not affiliated with the Treasury, unless the repurchase of Common Stock is in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practices. Prior to the termination, the program had been expanded periodically, as needed. Under the expanded stock repurchase program that prior to termination, the Company was authorized to repurchase up to $225,000,000 of its common stock through December 2008. Stock repurchases were made from time to time, on the open market or through private transactions. Shares repurchased in the program were held in treasury for reissue for various corporate purposes, including employee stock option plans. As of December 31, 2008, a total of 6,204,332 shares had been repurchased under the program at a cost of $213,090,000. As of December 31, 2008, the Company has approximately $234,063,000 invested in treasury shares, which amount has been accumulated since the inception of the Company.

        During 2008, share repurchases were only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about share repurchases for the quarter ended December 31, 2008.

	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of a Publicly-Announced Program	Approximate Dollar Value of Shares Available for Repurchase(2)
October 1 - October 31, 2008	1,387	24.51	—	$11,995,000
November 1 - November 30, 2008	—	—	—	11,995,000
December 1 - December 31, 2008	4,106	20.70	—	—

	5,493	$21.66	—

(2)
The formal stock repurchase program was initiated in 1999 and has been expanded periodically with the most recent expansion occurring in May 2007. The current program allows for the repurchase of up to $225,000,000 of stock through December 2008.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2008, with respect to the Company's equity compensation plans:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	833,597	$21.43	368,197

Total	833,597	$21.43	368,197

Stock Performance

Total Return To Shareholders
(Includes reinvestment of dividends)

		INDEXED RETURNS
		December 31,
	Base Period 2003
Company / Index		2004	2005	2006	2007	2008
International Bancshares Corporation	100	106.52	101.45	109.34	83.72	89.64
S&P 500 Index	100	110.88	116.33	134.70	142.10	89.53
S&P 500 Banks	100	114.42	112.75	130.90	91.91	48.26

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of income, comprehensive income, shareholders' equity, and cash flows of International Bancshares Corporation and subsidiaries (the "Company") for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of International Bancshares Corporation and subsidiaries for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

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

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the Financial Statements, effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards. No. 157, "Fair Value Measurements."

        We also have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation and subsidiaries' internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2009 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting.

/s/ McGladrey & Pullen, LLP

Dallas, Texas
February 24, 2009

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2008 and 2007

(Dollars in Thousands, Except Per Share Amounts)

	2008	2007
Assets
Cash and due from banks	$298,720	$329,052
Federal funds sold	—	17,000

Total cash and cash equivalents	298,720	346,052
Time deposits with banks	396	4,852
Investment securities:
Held to maturity (Market value of $2,300 on December 31, 2008 and $2,300 on December 31, 2007)	2,300	2,300
Available for sale (Amortized cost of $5,043,703 on December 31, 2008 and $4,167,624 on December 31, 2007)	5,071,880	4,167,888

Total investment securities	5,074,180	4,170,188
Loans	5,872,833	5,536,628
Less allowance for probable loan losses	(73,461)	(61,726)

Net loans	5,799,372	5,474,902
Bank premises and equipment, net	466,371	435,654
Accrued interest receivable	48,712	54,301
Other investments	388,071	323,885
Identified intangible assets, net	27,385	31,507
Goodwill, net	282,532	283,198
Other assets	53,602	42,622

Total assets	$12,439,341	$11,167,161

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition (Continued)

December 31, 2008 and 2007

(Dollars in Thousands, Except Per Share Amounts)

	2008	2007
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$1,459,670	$1,512,627
Savings and interest bearing demand	2,081,602	2,292,589
Time	3,317,512	3,352,390

Total deposits	6,858,784	7,157,606
Securities sold under repurchase agreements	1,441,131	1,328,983
Other borrowed funds	2,522,986	1,456,936
Junior subordinated deferrable interest debentures	201,048	200,929
Other liabilities	158,095	86,802

Total liabilities	11,182,044	10,231,256

Commitments, Contingent Liabilities and Other Tax Matters (Note 17)
Shareholders' equity:
Series A Cumulative perpetual preferred shares, $.01 par value, $1,000 per share liquidation value. Authorized 25,000,000 shares; issued 216,000 shares on December 31, 2008, net of discount of $12,442	203,558	—
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,499,339 shares on December 31, 2008 and 95,440,983 shares on December 31, 2007	95,499	95,441
Surplus	158,110	144,140
Retained earnings	1,016,004	929,145
Accumulated other comprehensive income	18,189	165

	1,491,360	1,168,891
Less cost of shares in treasury, 26,898,219 shares on December 31, 2008 and 26,848,880 shares on December 31, 2007	(234,063)	(232,986)

Total shareholders' equity	1,257,297	935,905

Total liabilities and shareholders' equity	$12,439,341	$11,167,161

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2008, 2007 and 2006

(Dollars in Thousands, Except Per Share Amounts)

	2008	2007	2006
Interest income:
Loans, including fees	$370,718	$443,564	$400,020
Federal funds sold	927	2,712	3,596
Investment securities:
Taxable	188,928	190,371	200,474
Tax-exempt	3,514	4,270	4,577
Other interest income	516	2,656	406

Total interest income	564,603	643,573	609,073

Interest expense:
Savings and interest bearing demand deposits	26,651	53,778	40,444
Time deposits	106,479	143,020	123,077
Securities sold under repurchase agreements	50,400	43,837	30,137
Other borrowings	33,976	75,317	103,362
Junior subordinated deferrable interest debentures	14,137	17,178	22,568
Other interest expense	88	210	—

Total interest expense	231,731	333,340	319,588

Net interest income	332,872	310,233	289,485
Provision (credit) for probable loan losses	19,813	(1,762)	3,849

Net interest income after provision (credit) for probable loan losses	313,059	311,995	285,636

Non-interest income:
Service charges on deposit accounts	98,466	89,186	84,770
Other service charges, commissions and fees
Banking	40,543	34,897	29,523
Non-banking	7,592	18,675	21,605
Investment securities transactions, net	6,427	(15,938)	(930)
Other investments, net	15,183	19,821	20,035
Other income	21,598	18,722	21,968

Total non-interest income	189,809	165,363	176,971

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Continued)

Years ended December 31, 2008, 2007 and 2006

(Dollars in Thousands, Except Per Share Amounts)

	2008	2007	2006
Non-interest expense:
Employee compensation and benefits	$129,084	$130,385	$124,359
Occupancy	38,315	33,583	27,886
Depreciation of bank premises and equipment	36,700	32,069	28,251
Professional fees	11,078	10,613	11,050
Stationery and supplies	6,129	6,414	6,490
Amortization of identified intangible assets	5,195	5,188	4,866
Advertising	13,189	11,973	12,052
Other	61,121	70,057	73,723

Total non-interest expense	300,811	300,282	288,677

Income before income taxes	202,057	177,076	173,930
Minority interest in consolidated subsidiaries	415	—	40
Provision for income taxes	69,530	55,764	56,889

Net income	$132,112	$121,312	$117,001

Basic earnings per common share:
Weighted average number of shares outstanding	68,576,654	69,036,274	69,446,874
Net income	$1.93	$1.76	$1.68

Fully diluted earnings per common share:
Weighted average number of shares outstanding	68,714,390	69,370,111	70,154,577
Net income	$1.92	$1.75	$1.67

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2008, 2007, and 2006

(Dollars in Thousands)

	2008	2007	2006
Net income	$132,112	$121,312	$117,001
Other comprehensive income, net of tax:
Net unrealized gains on securities available for sale arising during the year (tax effects of $7,456, $27,416, and $1,175)	13,846	50,915	2,182
Reclassification adjustment for gains (losses) on securities available for sale included in net income (tax effects of $2,249, $(5,578), and $(326))	4,178	(10,360)	(604)

Comprehensive income	$150,136	$161,867	$118,579

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2008, 2007 and 2006

(in Thousands)

	Number of Shares	Preferred Stock	Common Stock	Surplus	Retained Earnings	Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2005	86,059	$—	$86,059	$135,619	$788,416	$(41,968)	$(175,259)	$792,867
Net Income	—	—	—	—	117,001	—	—	117,001
Dividends:
Cash ($.70 per share)	—	—	—	—	(44,166)	—	—	(44,166)
Purchase of treasury stock (981,977 shares)	—	—	—	—	—	—	(28,017)	(28,017)
Exercise of stock options	165	—	165	1,754	—	—	—	1,919
Stock compensation expense recognized in earnings	—	—	—	874	—	—	—	874
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	1,578	—	1,578

Balance at December 31, 2006	86,224	—	86,224	138,247	861,251	(40,390)	(203,276)	842,056
Net Income	—	—	—	—	121,312	—	—	121,312
Dividends:
Shares issued	8,653	—	8,653	—	(8,653)	—	—	—
Cash ($.68 per share)	—	—	—	—	(44,765)	—	—	(44,765)
Purchase of treasury (1,196,688 shares)	—	—	—	—	—	—	(29,710)	(29,710)
Exercise of stock options	564	—	564	5,122	—	—	—	5,686
Stock compensation expense recognized in earnings	—	—	—	771	—	—	—	771
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	40,555	—	40,555

Balance at December 31, 2007	95,441	—	95,441	144,140	929,145	165	(232,986)	935,905
Net Income	—	—	—	—	132,112	—	—	132,112
Dividends:
Cash ($.66 per share)	—	—	—	—	(45,253)	—	—	(45,253)
Issuance of preferred stock	—	203,558	—	12,442	—	—	—	216,000
Purchase of treasury stock (48,339 shares)	—	—	—	—	—	—	(1,077)	(1,077)
Exercise of stock options	58	—	58	836	—	—	—	894
Stock compensation expense recognized in earnings	—	—	—	692	—	—	—	692
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	18,024	—	18,024

Balance at December 31, 2008	95,499	$203,558	$95,499	$158,110	$1,016,004	$18,189	$(234,063)	$1,257,297

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2008, 2007 and 2006

(Dollars in Thousands)

	2008	2007	2006
Operating activities:
Net income:	$132,112	$121,312	$117,001
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for probable loan losses	19,813	(1,762)	3,849
Amortization of loan premiums	134	191	1,190
Accretion of discounts on time deposits with banks	1	(60)	—
Accretion of time deposit discounts	(36)	(19)	—
Decrease in loans held for sale	1,411	18,630	3,834
Depreciation of bank premises and equipment	36,700	32,069	28,251
Loss (gain) on sale of bank premises and equipment	282	(3,434)	2,096
Depreciation and amortization of leased assets	880	2,167	2,169
Accretion of investment securities discounts	(1,405)	(546)	(416)
Amortization of investment securities premiums	6,017	4,528	4,097
Investment securities transactions, net	(6,427)	15,938	930
Accretion of junior subordinated debenture discounts	119	332	548
Amortization of identified intangible assets	5,195	5,188	4,866
Stock based compensation expense	692	771	874
Earnings from affiliates and other investments	(11,324)	(12,298)	(12,204)
Deferred tax benefit	(4,683)	(4,626)	(15,686)
Decrease (increase) in accrued interest receivable	5,589	3,505	(8,641)
(Increase) decrease in other assets	(10,677)	(1,976)	9,424
(Decrease) increase in other liabilities	(18,878)	3,482	13,560

Net cash provided by operating activities	155,515	183,392	155,742

Investing activities:
Proceeds from maturities of securities	18,124	25,903	7,720
Proceeds from sales of available for sale securities	8,376	841,084	60,447
Purchases of available for sale securities	(2,002,446)	(1,522,833)	(1,159,306)
Principal collected on mortgage backed securities	1,186,450	1,036,364	864,611
Proceeds from matured time deposits with banks	4,457	42,155	—
Net increase in loans	(345,829)	(489,084)	(431,250)
Purchases of other investments	(60,567)	(56,460)	(15,294)
Distributions from other investments	7,385	93,411	16,832
Purchases of bank premises and equipment	(68,537)	(80,614)	(85,363)
Proceeds from sales of bank premises and equipment	838	7,973	16,679
Adjustment to goodwill related tax contingencies	—	5,885	—
Purchase of identified intangible asset (Note 2)	(1,074)	—	—
Cash paid in purchase transaction	—	(23,470)	—
Cash acquired in purchase transaction	—	30,772	—

Net cash used in investing activities	(1,252,823)	(88,914)	(724,924)

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2008, 2007 and 2006

(Dollars in Thousands)

	2008	2007	2006
Financing activities:
Net (decrease) increase in non-interest bearing demand deposits	$(52,957)	$29,813	$114,096
Net (decrease) increase in savings and interest bearing demand deposits	(210,987)	31,517	48,217
Net (decrease) increase in time deposits	(34,842)	(11,624)	171,179
Net increase (decrease) in securities sold under repurchase agreements	112,148	622,648	(54,427)
Other borrowed funds, net	1,066,050	(638,887)	225,501
Principal payments of long-term debt	—	(63,920)	(101,290)
Proceeds from issuance of long-term debt	—	53,609	75,259
Purchase of treasury stock	(1,077)	(29,710)	(28,017)
Proceeds from stock transactions	216,894	5,686	1,919
Payments of cash dividends	(45,253)	(44,738)	(44,166)
Payments of cash dividends in lieu of fractional shares	—	(27)	—

Net cash provided by (used in) financing activities	1,049,976	(45,633)	408,271

(Decrease) increase in cash and cash equivalents	(47,332)	48,845	(160, 911)
Cash and cash equivalents at beginning of year	346,052	297,207	458,118

Cash and cash equivalents at end of year	$298,720	$346,052	$297,207

Supplemental cash flow information:
Interest paid	$245,509	$333,907	$312,018
Income taxes paid	69,646	62,145	67,421
Purchases of available-for-sale securities not yet settled	84,768	—	—
Adjustment to goodwill arising from acquisition	—	7,960	7,016

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

Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Corporation and its wholly-owned bank subsidiaries, International Bank of Commerce, Laredo ("IBC"), Commerce Bank, International Bank of Commerce, Zapata, International Bank of Commerce, Brownsville, and the Corporation's wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Life Insurance Company, IBC Trading Company, Premier Tierra Holdings, Inc. and IBC Capital Corporation. All significant inter-company balances and transactions have been eliminated in consolidation.

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

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statement of condition and income and expenses for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for probable loan losses.

Per Share Data

        All share and per share information has been restated giving retroactive effect to stock dividends distributed.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Fair Value—Financial Instruments

        Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements" for financial assets and financial liabilities. In accordance with Financial Accounting Standards Board Staff Position No. 157-2, ("FSP No. 157-2"), "Effective date of FASB Statement No. 157," the Company will delay application of SFAS No. 157 for non-financial assets and non-financial liabilities until January 1, 2009, except for those that are recognized or disclosed at fair value on a recurring basis. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies to all financial instruments that are being measured and reported on a fair value basis. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels:

  •
  Level 1 Inputs—Unadjusted quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 Inputs—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3 Inputs—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or other valuation techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

        A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy is set forth below.

        The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value as of December 31, 2008 by level within the SFAS No. 157 fair value measurement hierarchy:

	Fair Value Measurements at Reporting Date Using
	Assets/Liabilities Measured at Fair Value December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in Thousands)
Measured on a recurring basis:
Assets:
Investment securities available-for-sale	$5,071,880	$530	$5,071,350	$—
Measured on a non-recurring basis:
Assets:
Impaired Loans	116,482	—	—	116,482

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        Investment securities available-for-sale are classified within Level 2 of the valuation hierarchy, with the exception of certain equity investments that are classified within Level 1. The Company obtains fair value measurements for investment securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things.

        As of December 31, 2008, the Company's Financial instruments measured at fair value on a non-recurring basis are limited to impaired loans. Impaired loans are classified within Level 3 of the valuation hierarchy. The fair value of impaired loans is derived in accordance with Statement of Financial Accounting Standards No. 114 ("SFAS No. 114"), "Accounting by Creditors for Impairment of a Loan." The fair value of impaired loans is based on the fair value of the collateral, as determined through an external appraisal process, discounted based on internal criteria. Impaired loans are primarily comprised of collateral-dependent commercial loans.

        Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis. The instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as "held-to-maturity" and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as "available-for-sale" or "trading" and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2008.

        Mortgage-backed securities held at December 31, 2008 and 2007 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies including the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), the Government National Mortgage Association ("Ginnie Mae") or other non-government entities. Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, but carry an implied AAA rating with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Provision and Allowance for Probable Loan Losses

        The allowance for probable loan losses is maintained at a level considered adequate by management to provide for probable loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The provision for probable loan losses is the amount, which, in the judgment of management, is necessary to establish the allowance for probable loan losses at a level that is adequate to absorb known and inherent risks in the loan portfolio.

        Management believes that the allowance for probable loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's bank subsidiaries' allowances for probable loan losses. Such agencies may require the Company's bank subsidiaries to make additions or reductions to their GAAP allowances based on their judgments of information available to them at the time of their examination.

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

Other Real Estate Owned

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan probable losses, if necessary. Any subsequent write-downs are charged against other non-interest expense. Operating expenses of such properties and gains and losses on their disposition are included in other non-interest expense. Other real estate owned totaled $27,733,000 and $2,363,000 at December 31, 2008 and 2007, respectively. Other real estate owned is included in other assets.

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

        Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123," requires pro forma disclosures of net income and earnings per share for companies not adopting its fair value accounting method for stock-based employee compensation. The pro forma disclosures presented in Note 16 in the accompanying Notes to Consolidated Financial Statements included elsewhere in this report use the fair value method of SFAS No. 123 to measure compensation expense for stock-based employee compensation plans. The fair value of stock options granted was estimated as the measurement date, which is generally the date of grant, using the Black-Sholes-Merton option-pricing model. This model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes-Merton option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

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

Goodwill and Identified Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

occurred. As of December 31, 2008, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

        Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company's identified intangible assets relate to core deposits and contract rights. As of December 31, 2008, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 7—Goodwill and Other Intangible Assets.

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

Reclassifications

        Certain amounts in the prior year's presentations have been reclassified to conform to the current presentation. These reclassifications had no effect on previously reported net income or total assets.

New Accounting Standards

        In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, ("SFAS No. 155"), "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140." SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 permits fair value measurements for any hybrid financial instrument that contains an embedded derivative and that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this new standard at January 1, 2007 did not have an impact on the Company's financial statements.

        In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, ("SFAS No. 156"), "Accounting for Servicing of Financial Assets -an amendment of FASB Statement No. 140." SFAS No. 156 amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125," by requiring, in certain situations, an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract. All separately recognized servicing assets and servicing liabilities are required to be initially measured at fair value. Subsequent measurement methods include the amortization method, whereby servicing assets or servicing liabilities are amortized in proportion to an over the period of estimated net servicing income or net

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

servicing loss or the fair value method, whereby servicing assets or servicing liabilities are measured at fair value at each reporting date and changes in fair value are reported in earnings in the period in which they occur. If the amortization method is used, an entity must assess servicing assets or servicing liabilities for impairment or increased obligation based on the fair value at each reporting date. SFAS No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this new standard at January 1, 2007 did not have a significant impact on the Company's consolidated financial statements.

        In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The Company adopted SFAS No. 157 on January 1, 2008. The impact of the adoption of the new accounting standard was not significant.

        In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159 ("SFAS No. 159"), "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115." SFAS No. 159 permits entities to choose to measure eligible items at fair value at certain specified review dates. Changes in unrealized gains/losses for items elected to be measured using the fair value option are reported in earnings at each subsequent reporting date. The fair value option (i) may be applied instrument by instrument, with certain exceptions, (ii) is irrevocable (unless a new election date occurs) and (iii) is applied only to entire instruments and not to portions of instruments. The Company adopted SFAS No. 159 on January 1, 2008. The adoption of the new accounting standard did not have an impact on the Company's Financial statements.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 160 ("SFAS No. 160"), "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB Statement No. 51." SFAS No. 160 amends Accounting Research Bulleting (ARB) No. 51. "Consolidated Financial Statements," to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated financial statements, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS No. 160 is effective for fiscal year, and interim periods within those fiscal years, beginning on or after December 15, 2008, or January 1, 2009 for entities with a calendar year end. An entity may not adopt this standard early. The Company does not anticipate a significant impact to the financial statements upon the adoption of this new standard.

        In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161 ("SFAS No. 161"), "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133." SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 to provide greater transparency about how and why and entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations and how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company does not anticipate a significant impact to the financial statements upon the adoption of this new standard.

        In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 162 ("SFAS No. 162"), "The Hierarchy of Generally Accepted Accounting Principles." SFAS No. 162 identifies the sources of accounting principles and framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. The hierarchy guidance provided by SFAS No. 162 did not have a significant impact on the Company's financial statements.

(2) Acquisitions

        On December 4, 2008, the Company completed its acquisition of certain rights to InsCorp, Inc. insurance contracts for $1,074,000. InsCorp, Inc. is a multiline independently owned insurance agency, which insures oil operators, merchants and industrial businesses.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2008 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,300	$—	$—	$2,300	$2,300

Total investment securities	$2,300	$—	$—	$2,300	$2,300

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
U.S. Treasury securities	$1,319	$—	$—	$1,319	$1,319
Mortgage-backed securities	4,947,351	59,915	(32,949)	4,974,317	4,974,317
Obligations of states and political subdivisions	81,208	1,346	(340)	82,214	82,214
Equity securities	13,825	205	—	14,030	14,030

Total investment securities	$5,043,703	$61,466	$(33,289)	$5,071,880	$5,071,880

(1)
Included in the carrying value of mortgage-backed securities are $1,820,988 of mortgage-backed securities issued by Ginnie Mae, $3,087,038 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $66,291 issued by non-government entities

        The amortized cost and estimated fair value of investment securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$350	$350	$1,319	$1,319
Due after one year through five years	1,950	1,950	—	—
Due after five years through ten years	—	—	8,474	8,560
Due after ten years	—	—	72,734	73,654
Mortgage-backed securities	—	—	4,947,351	4,974,317
Equity securities	—	—	13,825	14,030

Total investment securities	$2,300	$2,300	$5,043,703	$5,071,880

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

(1)
Included in the carrying value of mortgage-backed securities are $1,784,523 of mortgage-backed securities issued by Ginnie Mae and $2,282,305 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

        Mortgage-backed securities are securities issued by the Freddie Mac, Fannie Mae, Ginnie Mae or non-government entities. Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, but carry an implied AAA rating with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008.

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $4,255,447,000 and $4,297,440,000, respectively, at December 31, 2008.

        Proceeds from the sale of securities available-for-sale were $8,376,000, $841,084,000 and $60,477,000 during 2008, 2007 and 2006, respectively, which amounts included $0, $838,561,000 and $61,377,000 of mortgage-backed securities. In 2007, the Company sold approximately $833,160,000 of mortgage-backed securities that were in a loss position. The securities identified for sale had unique attributes that distinguished them from the rest of the portfolio and caused them to not meet the interest rate risk profile of the Company at the time. The first sale occurred in the first quarter. The securities sold were certain hybrid mortgage-backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

indebtedness short-term rate. The second sale occurred in the third quarter. The securities sold were certain hybrid mortgage-backed securities with a coupon re-set date that was 15 - 30 months and a weighted average yield coupon re-set that was approximately 60 basis points below the FHLB short-term advance rate. In both quarters, the proceeds from the sales of the securities were used to pay down FHLB borrowings. The sales of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and are expected to improve operating ratios in the short term. In 2006, the Company sold approximately $61,377,000 of mortgage-backed securities that were in a loss position in order to re-position a portion of the balance sheet of one of its subsidiary banks in response to unexpected changes in the economic landscape of the subsidiary bank. Gross gains of $6,427,000, $2,431,000 and $412,000 and gross losses of $0, $18,369,000 and $1,342,000 were realized on the sales in 2008, 2007 and 2006, respectively.

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Mortgage-backed securities	$893,067	$(32,335)	$96,734	$(614)	$989,801	$(32,949)
Obligations of states and political subdivisions	8,262	(274)	1,299	(66)	9,561	(340)

	$901,329	$(32,609)	$98,033	$(680)	$999,362	$(33,289)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2007 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Mortgage-backed securities	$678,596	$(1,551)	$1,273,719	$(7,284)	$1,952,315	$(8,835)
Obligations of states and political subdivisions	2,520	(25)	—	—	2,520	(25)

	$681,116	$(1,576)	$1,273,719	$(7,284)	$1,954,835	$(8,860)

        The unrealized losses on investments in mortgage-backed securities are primarily caused by changes in market interest rates. Mortgage-backed securities are primarily securities issued by the Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government; however, the securities

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

carry an implied AAA rating with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008. The decrease in fair value on mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has the ability and intent to hold these investments until a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other-than-temporarily impaired. In addition, the Company has a minor investment in non-agency mortgage-backed securities that have strong credit backgrounds and include additional credit enhancements to protect the Company from losses arising from high foreclosure rates. These securities have additional market volatility beyond economically induced interest rate events. The Company has received principal and interest payments in line with expected cash flows at the time of purchase. The Company has the ability and intent to hold the non-agency mortgage-backed securities until a market price recovery or maturity and has continued to receive cash as expected; therefore, it is the conclusion of the Company that the investments in non-agency mortgage-backed securities are not other-than-temporarily impaired.

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

(4) Loans

        A summary of net loans, by loan type at December 31, 2008 and 2007 is as follows:

	December 31,
	2008	2007
	(Dollars in thousands)
Commercial, financial and agricultural	$2,574,247	$2,426,064
Real estate—mortgage	888,095	798,708
Real estate—construction	1,911,954	1,835,950
Consumer	169,589	190,899
Foreign	328,948	285,008

Total loans	5,872,833	5,536,629
Unearned discount	—	(1)

Loans, net of unearned discount	$5,872,833	$5,536,628

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Allowance for Probable Loan Losses

        A summary of the transactions in the allowance for probable loan losses for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006
	(Dollars in Thousands)
Balance at January 1,	$61,726	$64,537	$77,796

Losses charged to allowance	(9,134)	(6,451)	(18,388)
Recoveries credited to allowance	1,056	4,348	1,280

Net losses charged to allowance	(8,078)	(2,103)	(17,108)
Provision (credit) charged to operations	19,813	(1,762)	3,849
Acquired in purchase transactions	—	1,054	—

Balance at December 31,	$73,461	$61,726	$64,537

        Loans accounted for on a non-accrual basis at December 31, 2008, 2007 and 2006 amounted to $164,230,000, $33,622,000 and $17,788,000, respectively. The effect of such non-accrual loans reduced interest income by $6,242,000, $1,378,000 and $1,868,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2008, 2007 and 2006 amounted to $6,274,000, $21,840,000 and $9,400,000, respectively.

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

        The following table details key information regarding the Company's impaired loans:

	2008	2007	2006
	(Dollars in Thousands)
Balance of impaired loans where there is a related allowance for loan loss	$137,153	$39,618	$22,909
Balance of impaired loans where there is no related allowance for loan loss	27,786	—	—

Total impaired loans	$164,939	$39,618	$22,909

Allowance allocated to impaired loans	$20,671	$4,903	$7,171

        The impaired loans included in the table above were primarily comprised of collateral dependent commercial loans, which have not been fully charged off. The average recorded investment in impaired loans was $93,654,000, $22,590,000, and $25,684,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Interest income recorded on impaired loans was $236,000, $1,989,000 and $404,000 for the years ended December 31, 2008, 2007 and 2006. The increase in the balance of impaired loans can be

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Allowance for Probable Loan Losses (Continued)

partially attributed to certain loans that filed for bankruptcy protection and a loan relationship that deteriorated during 2008. A substantial amount of the impaired loans have adequate collateral and credit enhancements to not require a related allowance for loan loss. The increase in the impaired loans from 2006 to 2007 is the result of certain loans being placed in this category, and does not necessarily reflect the environment of the current sub-prime crisis. The Company has no direct exposure to sub-prime loans, in its loan portfolio, but the sub-prime crisis has affected the credit markets on a national level, and as a result, the Company has experienced an increasing amount of impaired loans; however, management's decision to place loans in this category does not necessarily mean that the Company will experience significant losses from these loans.

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be un-collectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2008 was adequate to absorb probable losses from loans in the portfolio at that date.

(6) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2008 and 2007 were as follows:

	Estimated useful lives	2008	2007
		(Dollars in Thousands)
Bank buildings and improvements	5 - 40 years	$351,766	$323,382
Furniture, equipment and vehicles	1 - 20 years	252,290	229,495
Land		109,214	97,713
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	766	817
Less: accumulated depreciation		(247,665)	(215,753)

Bank premises and equipment, net		$466,371	$435,654

(7) Goodwill and Other Intangible Assets

        The majority of the Company's identified intangibles are in the form of amortizable core deposit premium. In 2008, the Company purchased $1,074,000 in identified intangibles in the acquisition of the InsCorp, Inc. insurance agency, which will be amortized over a 7 year period. In 2007, the Company

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Goodwill and Other Intangible Assets (Continued)

acquired $2,337,000 in identified intangibles in the form of core deposit premium in the SWFC acquisition, which will be amortized over a ten year period. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2008:
Core deposit premium	$58,675	$32,364	$26,311
Identified intangible (contract rights)	1,074	—	1,074

Total identified intangibles	$59,749	$32,364	$27,385

December 31, 2007:
Core deposit premium	$58,675	$27,168	$31,507

        Amortization expense of intangible assets for the years ended December 31, 2008, 2007 and 2006, was $5,195,000, $5,188,000 and $4,866,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

Total
(in thousands)
Fiscal year ending:
2009	$5,286
2010	5,240
2011	5,202
2012	4,496
2013	4,477
Thereafter	2,684

Total	$27,385

        Changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 were as illustrated in the table below.

	2008	2007
	(Dollars in Thousands)
Balance at January 1,	$283,198	$282,246
Adjustment to goodwill related to prior acquisition (Note 17)	—	(7,960)
Decrease in goodwill due to sale of partnership interest	(841)	—
Goodwill from purchase transaction (Note 2)	175	8,912

Balance as of December 31,	$282,532	$283,198

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Deposits

        Deposits as of December 31, 2008 and 2007 and related interest expense for the years ended December 31, 2008, 2007 and 2006 were as follows:

	2008	2007
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,325,272	$1,371,711
Foreign	134,398	140,916

Total demand non-interest bearing	1,459,670	1,512,627

Savings and interest bearing demand
Domestic	1,750,317	1,932,415
Foreign	331,285	360,174

Total savings and interest bearing demand	2,081,602	2,292,589

Time, certificates of deposit
$100,000 or more
Domestic	945,348	841,832
Foreign	1,191,444	1,262,119
Less than $100,000
Domestic	793,953	851,438
Foreign	386,767	397,001

Total time, certificates of deposit	3,317,512	3,352,390

Total deposits	$6,858,784	$7,157,606

	2008	2007	2006
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$23,197	$46,878	$36,606
Foreign	3,454	6,900	3,838

Total savings and interest bearing demand	26,651	53,778	40,444

Time, certificates of deposit
$100,000 or more
Domestic	28,990	37,133	32,851
Foreign	41,383	54,494	44,143
Less than $100,000
Domestic	26,297	36,460	33,225
Foreign	9,809	14,933	12,858

Total time, certificates of deposit	106,479	143,020	123,077

Total interest expense on deposits	$133,130	$196,798	$163,521

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Deposits (Continued)

        Scheduled maturities of time deposits as of December 31, 2008 were as follows:

Total
(in thousands)
2009	$3,011,164
2010	204,534
2011	57,648
2012	39,716
2013	3,851
Thereafter	599

Total	$3,317,512

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2008, were as follows:

Due within 3 months or less	$876,867
Due after 3 months and within 6 months	1,101,492
Due after 6 months and within 12 months	138,744
Due after 12 months	19,689

$2,136,792

(9) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $1,436,224,000 and $982,747,000 during 2008 and 2007, respectively, and the maximum amount outstanding at any month end during 2008 and 2007 was $1,556,734,000 and $1,334,147,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Securities Sold Under Repurchase Agreements (Continued)

        Further information related to repurchase agreements at December 31, 2008 and 2007 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2008 term:
Overnight agreements	$344,161	$348,784	$250,268	1.30%
1 to 29 days	66,002	66,341	26,942	2.40
30 to 90 days	105,195	105,917	53,972	2.42
Over 90 days	1,341,304	1,350,612	1,109,949	3.65

Total	$1,856,662	$1,871,654	$1,441,131	3.17%

December 31, 2007 term:
Overnight agreements	$286,367	$286,709	$234,060	3.67%
1 to 29 days	50,684	50,933	24,227	4.66
30 to 90 days	118,456	118,672	48,416	4.66
Over 90 days	1,207,423	1,208,842	1,022,280	4.25

Total	$1,662,930	$1,665,156	$1,328,983	4.17%

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Other Borrowed Funds (Continued)

        Further information regarding the Company's other borrowed funds at December 31, 2008 and 2007 is set forth in the following table:

	December 31,
	2008	2007
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$2,522,986	$1,456,870
Rate on balance outstanding at year end	1.07%	4.38%
Average daily balance	$1,395,220	$1,462,435
Average rate	2.44%	5.15%
Maximum amount outstanding at any month end	$2,522,986	$2,157,148
Federal Home Loan Bank advances—long-term
Balance at year end	$—	$66
Rate on balance outstanding at year end	—	5.15%
Average daily balance	$—	$69
Average rate	—	5.15%
Maximum amount outstanding at any month end	$—	$71

(11) Junior Subordinated Deferrable Interest Debentures

        The Company has formed twelve statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the Local Financial Corporation ("LFIN") acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The twelve statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. As of December 31, 2008, the Debentures issued by four of the trusts formed by the Company and the Debentures issued by all three of the trusts formed by LFIN have been redeemed by the Company. As of December 31, 2008, the principal amount of debentures outstanding totaled $201,048,000. As a result of participation in the TARP Capital Purchase Program, the Company may not, without the consent of the Treasury Department, redeem any of the Debentures until the earlier to occur of December 23, 2011, or the date on which the Company has redeemed all of the Series A Preferred Stock issued under the Capital Purchase Program or the date on which the Treasury has transferred all of the Series A Preferred Stock to third parties not affiliated with the Treasury.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. As of December 31, 2008, the total $201,048,000, of the Capital Securities outstanding qualified as Tier 1 capital.

        In March 2005, the Federal Reserve Board issued a final rule that allowed the inclusion of trust preferred securities in Tier 1 capital, but placed stricter quantitative limits. Under the final rule, after a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. The Company believes that substantially all of the current trust preferred securities will be included in Tier 1 capital after the five-year transition period ending March 31, 2009.

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

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2008:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,322	Fixed	10.18%	Fixed	June 2031	June 2011
Trust VI	$25,774	Quarterly	5.60%	LIBOR + 3.45	November 2032	May 2009
Trust VII	$10,310	Quarterly	6.44%	LIBOR + 3.25	April 2033	April 2009
Trust VIII	$25,774	Quarterly	7.87%	LIBOR + 3.05	October 2033	April 2009
Trust IX	$41,238	Fixed	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Fixed	6.66%	Fixed	February 2037	February 2012
Trust XI	$32,990	Fixed	6.82%	Fixed	July 2037	July 2012
Trust XII	$20,619	Fixed	6.85%	Fixed	September 2037	September 2012

	$201,048

(1)
Trust IX, X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.62%, 1.65%, 1.62% and 1.45% thereafter, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12) Earnings per Share ("EPS")

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2008, 2007, and 2006 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2008:
Basic EPS
Net income	$132,112	68,576,587	$1.93
Potential dilutive common shares	—	137,736

Diluted EPS	$132,112	68,714,323	$1.92

December 31, 2007:
Basic EPS
Net income	$121,312	69,036,274	$1.76
Potential dilutive common shares	—	333,837

Diluted EPS	$121,312	69,370,111	$1.75

December 31, 2006:
Basic EPS
Net income	$117,001	69,446,874	$1.68
Potential dilutive common shares	—	707,703

Diluted EPS	$117,001	70,154,577	$1.67

(13) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,683,000, $4,628,000 and $4,685,000 were charged to income for the years ended December 31, 2008, 2007, and 2006, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) International Operations (Continued)

        A summary of assets attributable to international operations at December 31, 2008 and 2007 are as follows:

	2008	2007
	(Dollars in Thousands)
Loans:
Commercial	$270,298	$223,507
Others	58,650	61,501

	328,948	285,008
Less allowance for probable loan losses	(604)	(864)

Net loans	$328,344	$284,144

Accrued interest receivable	$1,896	$2,464

        At December 31, 2008, the Company had $156,176,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Revenues directly attributable to international operations were $17,084,000, $21,525,000 and $20,344,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

(15) Income Taxes

        The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2008	2007	2006
	(Dollars in Thousands)
Current
U.S.	$71,280	$60,462	$70,701
State	2,882	(127)	1,838
Foreign	51	55	36

Total current taxes	74,213	60,390	72,575
Deferred
U.S.	(6,030)	582	(15,442)
State	1,347	(5,208)	(244)

Total deferred taxes	(4,683)	(4,626)	(15,686)

Total income taxes	$69,530	$55,764	$56,889

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Income Taxes (Continued)

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2008, 2007 and 2006 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2008	2007	2006
	(Dollars in Thousands)
Computed expected tax expense	$70,720	$61,977	$60,876
Change in taxes resulting from:
Tax-exempt interest income	(1,552)	(1,625)	(1,681)
State tax, net of federal income taxes and tax credit	2,834	(2,272)	1,037
Other investment income	(3,321)	(3,079)	(3,724)
Other	849	763	381

Actual tax expense	$69,530	$55,764	$56,889

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are reflected below:

	2008	2007
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$27,237	$24,788
Other real estate owned	42	5
Goodwill	3,132	3,132
Accrued expenses	200	200
State net operating loss carryforwards	5,069	6,620
Other	6,710	6,079

Total deferred tax assets	42,390	40,824

Deferred tax liabilities:
Lease financing receivable	(4,503)	(7,376)
Bank premises and equipment, principally due to differences on depreciation	(21,514)	(18,277)
Net unrealized gains on available for sale investment securities	(9,988)	(99)
FHLB stock	(1,398)	(6,305)
Identified intangible assets	(20,202)	(19,993)
Other	(8,021)	(6,803)

Total deferred tax liabilities	(65,626)	(58,853)

Net deferred tax liability	$(23,236)	$(18,029)

        The net deferred tax liability of $23,236,000 at December 31, 2008 is included in other liabilities in the consolidated statements of condition. The net deferred tax liability of $18,029,000 at December 31, 2007 is included in other liabilities in the consolidated statements of condition.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Income Taxes (Continued)

        State net operating loss carryforwards expire beginning in June 2013 and ending in December 2024.

(16) Stock Options

        On April 1, 2005, the Board of Directors adopted the 2005 International Bancshares Corporation Stock Option Plan (the "2005 Plan"). Effective May 19, 2008, the 2005 Plan was amended to increase the number of shares available for stock option grants under the 2005 Plan by 300,000 shares. The 2005 Plan replaced the 1996 International Bancshares Corporation Key Contributor Stock Option Plan (the "1996 Plan"). Under the 2005 Plan, both qualified incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2008, 368,197 shares were available for future grants under the 2005 Plan.

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

        The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the price of the Company's stock. The Company uses historical data to estimate the expected dividend yield and employee termination rates within the valuation model. The expected term of options is derived from historical exercise behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2008	2007
Expected Life (Years)	6.13	6.13
Dividend yield	2.75%	2.27%
Interest rate	1.44%	4.63%
Volatility	31.08%	20.15%

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Stock Options (Continued)

        A summary of option activity under the stock option plans for the twelve months ended December 31, 2008 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
Options outstanding at December 31, 2007	924,483	$21.00
Plus: Options granted	8,000	21.54
Less:
Options exercised	58,356	13.26
Options expired	—	—
Options forfeited	40,530	23.54

Options outstanding at December 31, 2008	833,597	$21.43	3.67	$2,364,000

Options fully vested and exercisable at December 31, 2008	466,389	$18.07	2.23	$2,356,000

        Stock-based compensation expense included in the consolidated statements of income for the twelve months ended December 31, 2008 and December 31, 2007 was approximately $692,000 and $771,000, respectively. As of December 31, 2008 there was approximately $1,113,000, of total unrecognized stock-based compensation cost related to non-vested options granted under the Company plans that will be recognized over a weighted average period of 1.4 years.

        A summary of the status of the Company's non-vested options as of December 31, 2008, and changes during the twelve months ended December 31, 2008, is presented below:

Non-vested Options	Options	Weighted average grant-date fair value ($)
Non-vested options at December 31, 2007	490,203	$6.28
Granted	8,000	4.90
Vested	93,821	6.65
Forfeited	37,174	5.98

Non-vested options at December 31, 2008	367,208	$6.19

        Other information pertaining to option activity during the twelve month period ending December 31, 2008 and December 31, 2007 is as follows:

	Twelve Months Ended December 31,
	2008	2007
Weighted average grant date fair value of stock options granted	$4.90	$5.35
Total fair value of stock options vested	$624,000	$392,000
Total intrinsic value of stock options exercised	$591,000	$10,542,000

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

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2008, 2007 and 2006 were $11,700,000, $10,100,000 and $7,800,000, respectively. Future minimum lease payments due under non-cancellable operating leases at December 31, 2008 were as follows:

Total
(in thousands)
Fiscal year ending:
2009	$9,541
2010	8,510
2011	6,644
2012	3,979
2013	2,373
Thereafter	6,104

Total	$37,151

        It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non-cancellable sub-leases greater than one year at December 31, 2008 were $13,300,000.

        Cash of approximately $60,405,000 and $65,931,000 at December 31, 2008 and 2007, respectively, was maintained to satisfy regulatory reserve requirements.

        The Company's lead bank subsidiary has invested in partnerships, which have entered into several lease-financing transactions. The lease-financing transactions in two of the partnerships have been examined by the Internal Revenue Service ("IRS"). In both partnerships, the lead bank subsidiary was the owner of a ninety-nine percent (99%) limited partnership interest. The IRS issued a separate Notice of Final Partnership Administrative Adjustments ("FPAA") to the partnerships and on September 25, 2001, and January 10, 2003, the Company filed lawsuits contesting the adjustments asserted in the FPAAs.

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

        Beginning August 29, 2005, IBC proceeded to litigate one of the partnership tax cases in the Federal District Court in San Antonio, Texas. The case was tried over nine days beginning August 29, 2005. On March 31, 2006, the trial court rendered a judgment against the Company on the first FPAA. IBC timely filed its notice of appeal to the Fifth Circuit Court of Appeals. The appeal was argued on August 8, 2007 and the Trial Court decision was affirmed on August 23, 2007. The judgment became non-appealable on November 21, 2007. The other partnership case was stayed by the same Trial Court pending the appeal. Following the resolution of the first case, the trial court reopened the second case and set it for trial on September 2, 2008. Subsequently, the Company engaged in settlement negotiations with the Department of Justice, and agreed to settle the second case. Under the terms of the settlement, the Company has conceded the entire amount in dispute based upon the similarity of the facts of the second case to the first case and the likelihood of an unfavorable outcome if litigated based upon the Court rulings in the first case. On August 13, 2008, the Company filed a lawsuit in the Texas State District Court in Laredo, Texas against KPMG, LLP and a number of other third parties asserting claims against the defendants related to the underlying transactions of the two partnership tax cases. The Company is currently pursuing settlement discussions with a number of the defendants and reached a settlement agreement with KPMG, LLP on January 16, 2009.

        The Company, through December 31, 2005, had previously expensed approximately $12.0 million in connection with the lawsuits. Because of the above-referenced trial court judgment against the Company on the first FPAA and the similarity between the two FPAAs, the Company additionally expensed an approximate $13.7 million in the first quarter of 2006. The resultant approximately $25.7 million expensed is the total of the tax adjustments due and the interest due on such adjustments for both FPAAs. Management will continue to evaluate the correspondence with the IRS on the FPAAs and make any appropriate revisions to the amounts as deemed necessary.

(18) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $79,438,000 and $76,711,000 at December 31, 2008 and 2007, respectively.

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk (Continued)

classes of financial instruments. At December 31, 2008, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,713,400,000
Credit card lines	45,157,000
Standby letters of credit	137,708,000
Commercial letters of credit	18,468,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2008, the maximum potential amount of future payments is $137,708,000. At December 31, 2008, the fair value of these guarantees is not significant. Unsecured letters of credit totaled $28,771,000 and $54,461,000 at December 31, 2008 and 2007, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements

        On December 23, 3008, as part of the Troubled Asset Relief Program Capital Purchase Program (the "TARP Capital Purchase Program") of the United States Department of the Treasury ("Treasury"), the Company entered into a Letter Agreement incorporating an attached Securities Purchase Agreement—Standard Terms (collectively, the "Securities Purchase Agreement") with the Treasury. The closing of the transactions contemplated in the Securities Purchase Agreement occurred on December 23, 2008.

        Under the Securities Purchase Agreement, the Company agreed to sell 216,000 shares of the Company's fixed-rate cumulative perpetual preferred stock, Series A, par value $.01 per share (the "Senior Preferred Stock"), having a liquidation preference of $1,000 per share, for a total price of $216,000,000. The Senior Preferred Stock will pay dividends at the rate of 5% per year for the first five years and 9% per year thereafter. The Senior Preferred Stock has no maturity date and ranks senior to the Company's common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company. The Senior Preferred Stock generally is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Senior Preferred Stock. The Senior Preferred Stock qualifies for inclusion in Tier 1 capital for regulatory capital purposes and the issuance of the Senior Preferred Stock increased the capital ratios of the Company.

        Pursuant to the Securities Purchase Agreement, the Company may redeem the Senior Preferred Stock in whole or in part at par after three years from the date of the investment. Prior to such date, the Company may redeem the Senior Preferred Stock in whole or in part, at par if (i) the Company has raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in the Securities Purchase Agreement) in excess of $54 million and (ii) the aggregate redemption is subject to the consent of the Federal Reserve Bank of Dallas, which is the Company's primary Federal banking regulator.

        In conjunction with the purchase of the Senior Preferred Stock, the Treasury received a warrant (the "Warrant") to purchase 1,326,238 shares of the Company's common stock (the "Warrant Shares") at $24.43 per share, which would represent an aggregate common stock investment in the Company on exercise of the warrant in full equal to 15% of the Senior Preferred Stock investment. The term of the Warrant is ten years. The per share exercise price and the number of shares issuable upon exercise of the Warrant is subject to adjustment pursuant to customary anti-dilutive provisions in certain events, such as stock splits, certain distributions of securities or other assets to holders of the Company's common stock, and upon certain issuances of the Company's common stock at or below specified prices relative to the initial per share exercise price of the Warrant. The Warrant is immediately exercisable. The number of shares issuable upon exercise of the Warrant is also subject to reduction in certain limited events that involve the Company conducting Qualified Equity Offerings on or prior to December 31, 2009. Both the Senior Preferred Stock and Warrant will be accounted for as components of Tier 1 capital.

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2008, the subsidiary banks could pay dividends of up to $237,000,000 to the Company without prior regulatory approval and without adversely affecting their "well capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

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

        Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company is restricted in the payment of dividends and may not, without Treasury Department's consent, declare or pay any dividend on the Company Common Stock other than a regular semi-annual dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceases to exist only on the earlier to occur of December 23, 2011 or the date on which the Company has redeemed all of the Series A Preferred Stock issued as part of the Capital Purchase Program or the date on which the Treasury has transferred all of the Preferred Stock to third parties not affiliated with the Treasury. Also, all accrued and unpaid dividends on the Senior Preferred Stock would have to be fully paid before the Company paid any dividends on its Common Stock.

        A company that participates in the TARP Capital Purchase Program must adopt certain standards for executive compensation under the Emergency Economic Stabilization Act of 2008 (EESA) and the American Recovery and Reinvestment Act of 2009 (the "ARRA") which was signed into law on February 17, 2009. While the U.S. Treasury must promulgate regulations to implement the executive compensation restrictions and standards set forth in the ARRA, the new law significantly expands the executive compensation restrictions previously imposed by the EESA. Such restrictions apply to any entity that has received or will receive funds under the TARP Capital Purchase Program, and shall generally continue to apply for as long as any obligation arising from securities issued under TARP, including preferred stock issued under the Capital Purchase Program, remain outstanding. These ARRA restrictions shall not apply to any TARP Capital Purchase Program recipient during such time when the federal government (i) only holds any warrants to purchase common stock of such recipient or (ii) holds no preferred stock or warrants to purchase common stock of such recipient. As a result of the Company's participation in the TARP Capital Purchase Program, the restrictions and standards set forth in the ARRA shall be applicable to the Company, subject to regulations promulgated by the U.S. Treasury. Pursuant to the provisions of the ARRA, the Company shall be permitted to repay the $216 million it received under the TARP Capital Purchase Program, subject to consultation with the Federal Reserve, without regard to certain repayment restrictions in the Securities Purchase Agreement, in accordance with regulations that have not, yet, been promulgated by the Treasury Department.

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2008, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

        As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

prompt corrective action. To be categorized as "well capitalized" the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2008 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2008:
Total Capital (to Risk Weighted Assets):
Consolidated	$1,205,014	16.35%	$589,741	8.00%	N/A	N/A
International Bank of Commerce, Laredo	804,621	12.39	519,556	8.00	$649,445	10.00%
International Bank of Commerce, Brownsville	89,087	18.96	37,589	8.00	46,987	10.00
International Bank of Commerce, Zapata	42,120	25.51	13,207	8.00	16,509	10.00
Commerce Bank	53,451	28.43	15,042	8.00	18,803	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,128,057	15.30%	$294,870	4.00%	N/A	N/A
International Bank of Commerce, Laredo	736,263	11.34	259,778	4.00	$389,667	6.00%
International Bank of Commerce, Brownsville	83,998	17.88	18,795	4.00	28,192	6.00
International Bank of Commerce, Zapata	40,634	24.61	6,604	4.00	9,905	6.00
Commerce Bank	51,427	27.35	7,521	4.00	11,282	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,128,057	9.97%	$452,574	4.00%	N/A	N/A
International Bank of Commerce, Laredo	736,263	7.54	390,531	4.00	$488,164	5.00%
International Bank of Commerce, Brownsville	83,998	10.00	33,589	4.00	41,987	5.00
International Bank of Commerce, Zapata	40,634	9.32	17,433	4.00	21,791	5.00
Commerce Bank	51,427	11.83	17,387	4.00	21,734	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2007 are also presented in the following table:

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

(21) Fair Value of Financial Instruments

        The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2008 and 2007 are outlined below.

Cash and Due From Banks and Federal Funds Sold

        For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Time Deposits with Banks

        The carrying amounts of time deposits with banks approximate fair value.

Investment Securities

        For investment securities, which include U. S. Treasury securities, obligations of other U. S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are based on quoted market prices or dealer quotes. Fair values are based on the value of one unit without regard to any premium or discount that may result from concentrations of

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value of Financial Instruments (Continued)

ownership of a financial instrument, probable tax ramifications, or estimated transaction costs. See disclosures of fair value of investment securities in Note 3.

Loans

        Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans as outlined by regulatory reporting guidelines. Each category is segmented into fixed and variable interest rate terms and by performing and non-performing categories.

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2008 and 2007, the carrying amount of fixed rate performing loans was $1,272,370,000 and $1,385,715,000 respectively, and the estimated fair value was $1,253,496,000 and $1,372,652,000, respectively.

        Fair value for significant impaired loans is based on recent external appraisals, discounted based on internal criteria. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market and specific borrower information. As of December 31, 2008 and 2007, the net carrying amount of impaired loans was a reasonable estimate of the fair value.

Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2007 and 2006. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2008 and 2007, the carrying amount of time deposits was $3,317,512,000 and $3,352,390,000, respectively, and the estimated fair value was $3,343,150,000 and $3,376,754,000, respectively.

Securities Sold Under Repurchase Agreements and Other Borrowed Funds

        Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2008 and 2007.

Junior Subordinated Deferrable Interest Debentures

        The Company currently has fixed and floating junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2008 and December 31, 2007.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value of Financial Instruments (Continued)

The fair value of the fixed junior subordinated deferrable interest debentures is based on established market spreads to the debentures. At December 31, 2008 and 2007, the carrying amount of fixed junior subordinated deferrable interest debentures was $139,190,000 and $139,154,000, respectively, and the estimated fair value was $44,704,000 and $139,566,000, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2008 and 2007
(Dollars in Thousands)

	2008	2007
ASSETS
Cash	$160,754	$580
Repurchase Agreements	—	1,000
Other investments	38,079	31,449
Notes receivable	350	1,841
Investment in subsidiaries	1,264,021	1,103,690
Other assets	1,037	2,667

Total assets	$1,464,241	$1,141,227

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$201,048	$200,929
Due to IBC Trading	21	21
Other liabilities	5,876	4,372

Total liabilities	206,945	205,322

Shareholders' equity:
Preferred shares	203,558	—
Common shares	95,499	95,441
Surplus	158,110	144,140
Retained earnings	1,016,003	929,145
Accumulated other comprehensive income	18,189	165

	1,491,359	1,168,891
Less cost of shares in treasury	(234,063)	(232,986)

Total shareholders' equity	1,257,296	935,905

Total liabilities and shareholders' equity	$1,464,241	$1,141,227

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2008, 2007 and 2006
(Dollars in Thousands)

	2008	2007	2006
Income:
Dividends from subsidiaries	$53,460	$114,520	$113,839
Interest income on notes receivable	80	50	126
Interest income on other investments	5,313	6,283	2,508
Other interest income	486	573	1,339
Other	65	—	7

Total income	59,404	121,426	117,819
Expenses:
Interest expense (Debentures)	14,137	17,178	22,568
Other interest expense	88	—	—
Other	1,793	4,789	3,220

Total expenses	16,018	21,967	25,788

Income before federal income taxes and equity in undistributed net income of subsidiaries	43,386	99,459	92,031
Income tax benefit	(3,593)	(5,281)	(7,918)

Income before equity in undistributed net income of subsidiaries	46,979	104,740	99,949
Equity in undistributed net income of subsidiaries	85,133	16,572	17,052

Net income	$132,112	$121,312	$117,001

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2008, 2007 and 2006
(Dollars in Thousands)

	2008	2007	2006
Operating activities:
Net income	$132,112	$121,312	$117,001
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of junior subordinated interest deferrable debentures	119	332	548
Stock compensation expense	692	771	874
Increase (decrease) in other liabilities	1,443	(1,732)	1,459
Equity in undistributed net income of subsidiaries	(85,133)	(16,572)	(17,052)

Net cash provided by operating activities	49,233	104,111	102,830

Investing activities:
Contributions to subsidiaries	(57,114)	(23,470)	(424)
Proceeds (repurchase) of repurchase agreement with banks	1,000	5,303	(3,703)
Net decrease (increase) in notes receivable	1,491	(205)	900
Increase in other assets	(5,000)	(6,714)	(4,215)

Net cash used in investing activities	(59,623)	(25,086)	(7,442)

Financing activities:
Proceeds from issuance of subordinated debentures	—	53,609	75,259
Payments on subordinated debentures	—	(63,920)	(101,290)
Proceeds from issuance of preferred shares	216,000	—	—
Proceeds from stock transactions	894	5,686	1,919
Payments of cash dividends	(45,253)	(44,738)	(44,166)
Payments of cash dividends in lieu of fractional shares	—	(27)	—
Purchase of treasury stock	(1,077)	(29,710)	(28,017)

Net cash provided by (used in) financing activities	170,564	(79,100)	(96,295)

Increase (decrease) in cash	160,174	(75)	(907)
Cash at beginning of year	580	655	1,562

Cash at end of year	$160,754	$580	$655

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2008
Interest income	$140,817	$138,194	$136,931	$148,661
Interest expense	49,835	54,076	56,790	71,030

Net interest income	90,982	84,118	80,141	77,631
Provision for probable loan losses	7,123	7,037	4,101	1,552
Non-interest income	41,675	50,823	51,017	46,294
Non-interest expense	77,156	76,274	76,384	70,997

Income before income taxes	48,378	51,630	50,673	51,376
Minority interest in consolidated subsidiaries	98	317	—	—
Income taxes	16,577	17,433	17,624	17,896

Net income	$31,703	$33,880	$33,049	$33,480

Per common share:
Basic
Net income	$.47	$.49	$.48	$.49

Diluted
Net income	$.46	$.49	$.48	$.49

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2007
Interest income	$159,152	$159,158	$162,408	$162,855
Interest expense	81,064	81,350	82,847	88,079

Net interest income	78,088	77,808	79,561	74,776
(Credit) provision for probable loan losses	(405)	(3,916)	1,198	1,361
Non-interest income	46,240	45,617	47,266	26,240
Non-interest expense	76,433	78,352	73,429	72,068

Income before income taxes	48,300	48,989	52,200	27,587
Minority interest in consolidated subsidiaries	—	—	(78)	78
Income taxes	12,884	16,327	17,688	8,865

Net income	$35,416	$32,662	$34,590	$18,644

Per common share:
Basic
Net income	$.52	$.47	$.50	$.27

Diluted
Net income	$.52	$.47	$.50	$.26

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2008, 2007, and 2006:

	2008			2007			2006
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$5,360,116	$353,635	6.60%	$4,920,774	$422,039	8.58%	$4,507,583	$379,340	8.42%
Foreign	283,444	17,083	6.03	289,678	21,525	7.43	288,906	20,680	7.16
Investment securities:
Taxable	4,120,008	188,928	4.59	4,055,546	190,371	4.69	4,379,218	200,474	4.58
Tax-exempt	72,117	3,514	4.87	87,234	4,270	4.89	93,776	4,577	4.88
Federal funds sold	53,019	927	1.75	54,634	2,712	4.96	75,016	3,596	4.79
Other	9,874	516	5.23	22,448	2,656	5.81	5,956	406	6.82

Total interest-earning assets	9,898,578	564,603	5.70%	9,430,314	643,573	6.82%	9,350,455	609,073	6.51%
Non-interest earning assets:
Cash and due from banks	236,656			222,116			243,374
Bank premises and equipment, net	445,487			405,536			369,058
Other assets	728,038			750,454			764,330
Less allowance for probable loan losses	(64,917)			(65,688)			(68,673)

Total	$11,243,842			$10,742,732			$10,658,544

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,286,000	$26,651	1.17%	$2,328,078	$53,778	2.31%	$2,122,302	$40,444	1.91%
Time deposits:
Domestic	1,702,549	55,287	3.25	1,704,871	73,593	4.32	1,720,742	65,597	3.81
Foreign	1,644,997	51,192	3.11	1,623,791	69,427	4.28	1,527,958	57,480	3.77
Securities sold under repurchase agreements	1,436,374	50,400	3.51	982,884	43,837	4.46	670,104	30,137	4.50
Other borrowings	1,395,220	33,976	2.44	1,462,504	75,317	5.15	2,040,691	103,362	5.07
Junior subordinated interest deferrable debentures	201,042	14,137	7.03	213,119	17,178	8.06	232,260	22,568	9.72
Senior notes	—	88	—	—	210	—	—	—	—

Total interest bearing liabilities	8,666,182	231,731	2.67%	8,315,247	333,340	4.01%	8,314,057	319,588	3.84%
Non-interest bearing liabilities:
Demand Deposits	1,455,036			1,417,751			1,364,611
Other liabilities	132,306			125,952			145,538
Shareholders' equity	990,318			883,782			834,338

Total	$11,243,842			$10,742,732			$10,658,544

Net interest income		$332,872			$310,233			$289,485

Net yield on interest earning assets			3.36%			3.29%			3.10%

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

  EXHIBIT 13
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2008 and 2007 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2008, 2007 and 2006 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2008, 2007, and 2006 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2008, 2007 and 2006 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2008, 2007 and 2006 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS