Form 10-K, Exhibit 13
period 2009-12-31
INTERNATIONAL BANCSHARES CORP
filed 2010-03-01
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2009. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2009	2008	2007	2006	2005
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$11,762,543	$12,439,341	$11,167,161	$10,911,454	$10,391,853
Net loans	5,571,869	5,799,372	5,474,902	4,970,273	4,547,896
Deposits	7,178,007	6,858,784	7,157,606	6,989,918	6,656,426
Other borrowed funds	1,347,625	2,522,986	1,456,936	2,095,576	1,870,075
Junior subordinated deferrable interest debentures	201,082	201,048	200,929	210,908	236,391
Shareholders' equity	1,407,470	1,257,297	935,905	842,056	792,867
INCOME STATEMENT
Interest income	$527,377	$564,603	$643,573	$609,073	$508,705
Interest expense	139,796	231,731	333,340	319,588	206,830

Net interest income	387,581	332,872	310,233	289,485	301,875
Provision (credit) for probable loan losses	58,833	19,813	(1,762)	3,849	960
Non-interest income	201,013	189,809	165,363	176,971	167,222
Non-interest expense	309,031	301,226	300,282	288,717	255,988

Income before income taxes	220,730	201,642	177,076	173,890	212,149
Income taxes	77,988	69,530	55,764	56,889	71,370

Net income	142,742	132,112	121,312	117,001	140,779

Preferred stock dividends	12,984	—	—	—	—

Net income available to common shareholders	$129,758	$132,112	$121,312	$117,001	$140,779

Per common share (Note 1):
Basic	$1.90	$1.93	$1.76	$1.68	$2.01
Diluted	$1.90	$1.92	$1.75	$1.67	$1.98

Note 1:    Per share information has been re-stated giving retroactive effect to stock dividends distributed.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2009. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

  •
  The costs and effects of regulatory developments, including the resolution of regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

  •
  The effect of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and on-time debit card transactions, unless the consumer consents or ops-in to the overdraft service for those types of transactions.

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

Recent Developments

        On December 23, 2008, as part of the TARP Capital Purchase Program, the Company entered into a Letter Agreement incorporating an attached Securities Purchase Agreement Standard Terms (collectively the "Securities Purchase Agreement") with the Treasury. The closing of the transactions contemplated in the Securities Purchase Agreement occurred on December 23, 2008.

        Under the Securities Purchase Agreement, the Company sold 216,000 shares of the Company's fixed-rate cumulative perpetual preferred stock, Series A, par value $.01 per share (the "Senior Preferred Stock"), having a liquidation preference of $1,000 per share, for a total price of $216,000,000. The Senior Preferred Stock will pay dividends at the rate of 5% per year for the first five years and 9% per year thereafter. The Senior Preferred Stock has no maturity date and ranks senior to the Company's common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company. The Senior Preferred Stock generally is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Senior Preferred Stock. To date, the Company has not redeemed any of the Senior Preferred Stock.

Overview

        The Company, which is headquartered in Laredo, Texas, with 280 facilities and more than 435 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a liquidating subsidiary, a broker/dealer and a fifty percent interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2009 was 11.10% as compared to 13.34% for the year ended December 31, 2008.

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

        Expense control is an essential element in the Company's long-term profitability. As a result, the Company monitors the efficiency ratio, which is a measure of non-interest expense to net interest income plus non-interest income closely. The Company's efficiency ratio has been negatively impacted over the last few years because of the Company's aggressive branch expansion which has added a total of 34 branches during 2008 and 2009. During rapid expansion periods, the Company's efficiency ratio will suffer but the long-term benefits of the expansion should be realized in future periods and the benefits should positively impact the efficiency ratio in future periods. The Company monitors this ratio over time to assess the Company's efficiency relative to its peers taking into account the Company's branch expansion. The Company uses this measure as one factor in determining if the Company is accomplishing its long-term goals of providing superior returns to the Company's shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2009	December 31, 2008	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$11,762,543	$12,439,341	(5.4)%
Net loans	5,571,869	5,799,372	(3.9)
Deposits	7,178,007	6,858,784	4.7
Other borrowed funds	1,347,625	2,522,986	(46.6)
Junior subordinated deferrable interest debentures	201,082	201,048	—
Shareholders' equity	1,407,470	1,257,297	11.9

Consolidated Statements of Income Information

	Year Ended December 31, 2009	Year Ended December 31, 2008	Percent Increase (Decrease) 2009 vs. 2008	Year Ended December 31, 2007	Percent Increase (Decrease) 2008 vs. 2007
	(Dollars in Thousands)
Interest income	$527,377	$564,603	(6.6)%	$643,573	(12.3)%
Interest expense	139,796	231,731	(39.7)	333,340	(30.5)
Net interest income	387,581	332,872	16.4	310,233	7.3
Provision (credit) for probable loan losses	58,833	19,813	196.9	(1,762)	(1,224.5)
Non-interest income	201,013	189,809	5.9	165,363	14.8
Non-interest expense	309,031	301,226	2.6	300,282.3
Net income	142,742	132,112	8.0	121,312	8.9
Net income available to common shareholders	129,758	132,112	(1.8)	121,312	8.9
Per common share:
Basic	$1.90	$1.93	(1.6)%	$1.76	9.7%
Diluted	1.90	1.92	(1.0)	1.75	9.7

Net Income

        Net income for the year ended December 31, 2009 increased by 8.0% compared to the same period in 2008 despite the $25.4 million, after tax, increase in the provision for probable loan losses charged to expense during 2009. Additionally, an industry-wide FDIC special assessment negatively impacted the Company's earnings by $3.3 million, after tax in the second quarter. The increase in the provision was prompted by management's analysis of the general weakness in the economy and the impact of that weakness on the Company's loan portfolio and the related allowance for probable loan losses. Additionally, net income for 2009 was positively affected by the increasing net interest margin of the Company. While the Texas and Oklahoma economies are performing better than other parts of the country, Texas and Oklahoma are not immune to the problems associated with the U.S. economy. The substantial increase in the provision for probable loan losses is not necessarily an indicator that more credits will worsen to the point that the Company will have to continue to record provisions for probable loan losses at these levels in future periods.

        Net income for the year ended December 31, 2008 was also negatively impacted by increases in the provision for probable loan losses charged to expense. Net income for the year ended December 31, 2007 was positively affected by the credit for probable loan losses recorded in 2007. Net income for the year ended December 31, 2007 was negatively impacted by an impairment charge of $13.1 million, after tax, on certain investments. A significant portion of the impairment charge was the result of the Company's strategic sale of certain investment securities in the second quarter of 2007 with the proceeds from the sales used to reduce Federal Home Loan Bank ("FHLB") borrowings. Net income for the same period was positively affected by the sale of the securities, which generated gains of $1.5 million, after tax. The investments sold were certain hybrid mortgage-backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate. The sale of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and also improved operating ratios.

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

	For the years ended December 31,
	2009 Average Rate/Cost	2008 Average Rate/Cost	2007 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.88%	6.60%	8.58%
Foreign	4.96	6.03	7.43
Investment securities:
Taxable	4.34	4.59	4.69
Tax-exempt	4.87	4.87	4.89
Federal funds sold	—	1.75	4.96
Other	.87	4.99	5.81

Total interest-earning assets	5.17%	5.70%	6.82%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	.51%	1.17%	2.31%
Time deposits:
Domestic	1.96	3.25	4.32
Foreign	1.78	3.11	4.28
Securities sold under repurchase agreements	3.06	3.51	4.46
Other borrowings	.57	2.44	5.15
Junior subordinated deferrable interest debentures	6.23	7.03	8.06

Total interest bearing liabilities	1.59%	2.67%	4.01%

        For the three years ended December 31, 2009, as short term interest rates have fluctuated, the Company has monitored and adjusted interest rates on loans and deposits accordingly. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets decreased 9.3% from 5.70% in 2008 to 5.17% in 2009, and the rates paid on average interest-bearing liabilities decreased 40.4% from 2.67% in 2008 to 1.59% in 2009. The yield on average interest-earning assets decreased 16.4% from 6.82% in 2007 to 5.70% in 2008, and the rates paid on average interest-bearing liabilities decreased 33.4% from 4.01% in 2007 to 2.67% in 2008. The majority of the Company's taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

        The following table analyzes the changes in net interest income during 2009 and 2008 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2009 compared to 2008 Net increase (decrease) due to			2008 compared to 2007 Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$7,524	$(39,016)	$(31,492)	$37,681	$(106,085)	$(68,404)
Foreign	(531)	(2,926)	(3,457)	(463)	(3,979)	(4,442)
Investment securities:
Taxable	7,389	(10,386)	(2,997)	3,026	(4,469)	(1,443)
Tax-exempt	1,560	(4)	1,556	(740)	(16)	(756)
Federal funds sold	(927)	—	(927)	(80)	(1,705)	(1,785)
Other	3,132	(3,041)	91	(2,075)	(65)	(2,140)

Total interest income	$18,147	$(55,373)	$(37,226)	$37,349	$(116,319)	$(78,970)

Interest incurred on:
Savings and interest bearing demand deposits	$(1,759)	$(14,060)	$(15,819)	$(972)	$(26,155)	$(27,127)
Time deposits:
Domestic	526	(22,122)	(21,596)	(100)	(18,206)	(18,306)
Foreign	(1,169)	(21,459)	(22,628)	907	(19,142)	(18,235)
Securities sold under repurchase agreements	900	(6,577)	(5,677)	20,226	(13,663)	6,563
Other borrowings	6,508	(31,033)	(24,525)	(3,465)	(37,876)	(41,341)
Junior subordinated deferrable interest debentures	2	(1,604)	(1,602)	(973)	(2,068)	(3,041)
Other	(88)	—	(88)	(122)	—	(122)

Total interest expense	$4,920	$(96,855)	$(91,935)	$15,501	$(117,110)	$(101,609)

Net interest income	$13,227	$41,482	$54,709	$21,848	$791	$22,639

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

        At December 31, 2009, based on these simulations, a rate shift of 300 basis points in interest rates up will vary net interest income by 1.89%, while a rate shift of 100 basis points down will not vary net interest income by more than .18% of projected 2010 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$68,314	$163,700	$32,900	$13,490	$17,129
Accruing loans contractually past due ninety days or more as to interest or principal payments	11,986	6,208	21,330	9,201	5,478
Loans accounted for as "troubled debt restructuring"	—	—	—	—	—

        The allowance for probable loan losses increased 29.9% to $95,393,000 at December 31, 2009 from $73,461,000 at December 31, 2008. The provision for probable loan losses charged to expense increased $39,020,000 to $58,833,000 for the year ended December 31, 2009 from $19,813,000 for the same period in 2008. The Company's provision for probable loan losses increased for the years ended December 31, 2009 and 2008, prompted by the analysis of management regarding the weakness in the overall economy and the impact of that weakness on the Company's loan portfolio and the related allowance for probable loan losses. While the Texas and Oklahoma economies are performing better than other parts of the country, Texas and Oklahoma are not immune to the problems associated with the U.S. economy. The decrease in the allowance for probable loan losses for the year ended December 31, 2007, can be partially attributed to the charge off of loans acquired as part of the LFIN acquisition. The allowance for probable loan losses was 1.68% of total loans, net of unearned income at December 31, 2009 and 1.25% at December 31, 2008.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$24	$530	$722	$4,298	$12,946
Accruing loans contractually past due ninety days or more as to interest or principal payments	103	66	510	199	608

        The gross income that would have been recorded during 2009 and 2008 on non-accrual and restructured loans in accordance with their original contract terms was $4,008,000 and $6,148,000 on domestic loans and $3,000 and $94,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2009 and 2008 was $547,000 and $193,000 on domestic loans and $0 and $0 for foreign loans, respectively.

        Generally, loans are placed on non-accrual status if principal or interest payments become 90 days past due and/or management deem the collectability of the principal and/or interest to be in question, as well as when required by applicable regulatory guidelines. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the creditor's financial condition warrants reestablishment of interest accruals. Under special circumstances, a loan may be more than 90 days delinquent as to interest or principal and not be placed on non-accrual status. This situation generally results when a bank subsidiary has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there has been a recent history of payments. When a loan is placed on non-accrual status, any interest accrued, not paid is reversed and charged to operations against interest income.

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $1,349,516,000 and $1,914,733,000 at December 31, 2009 and 2008, respectively. See Note 20 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,667,262	$5,872,833	$5,536,628	$5,034,810	$4,625,692

Average loans outstanding during the year (Note 1)	$5,748,789	$5,683,130	$5,215,435	$4,796,489	$4,830,881

Balance of allowance at January 1	$73,461	$61,726	$64,537	$77,796	$81,351
Provision (credit) charged to expense	58,833	19,813	(1,762)	3,849	960
Loans charged off:
Domestic:
Commercial, financial and agricultural	(14,565)	(5,754)	(3,606)	(7,302)	(2,703)
Real estate—mortgage	(2,500)	(1,400)	(800)	(554)	(806)
Real estate—construction	(17,953)	(202)	(202)	(99)	(41)
Consumer	(2,690)	(1,770)	(1,741)	(2,056)	(2,948)
Foreign	(831)	(8)	(102)	(8,377)	(73)

Total loans charged off:	(38,539)	(9,134)	(6,451)	(18,388)	(6,571)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	519	576	810	625	1,436
Real estate—mortgage	128	94	58	130	69
Real estate—construction	19	21	89	53	24
Consumer	937	361	306	448	511
Foreign	35	4	3,085	24	16

Total recoveries	1,638	1,056	4,348	1,280	2,056

Net loans charged off	(36,901)	(8,078)	(2,103)	(17,108)	(4,515)
Allowance acquired in purchase transactions	—	—	1,054	—	—

Balance of allowance at December 31	$95,393	$73,461	$61,726	$64,537	$77,796

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.64%	.14%	.04%	.36%	.09%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.68%	1.25%	1.11%	1.28%	1.68%

(Note 1)    The average balances for purposes of the above table are calculated on the basis of daily balances for 2009, 2008, 2007 and 2006 and month-end balances for the year ended 2005.

        The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2009		2008		2007		2006		2005
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$47,676	47.8%	$33,737	43.8%	$28,117	43.9%	$28,158	46.5%	$34,283	51.4%
Real estate—Mortgage	16,825	16.8	11,639	15.1	9,256	14.4	9,461	15.6	12,228	18.3
Real estate—Construction	27,918	27.9	25,058	32.6	21,277	33.2	16,914	27.9	13,007	19.5
Consumer	2,581	2.6	2,223	2.9	2,212	3.4	2,392	3.9	3,154	4.7
Foreign	393	4.9	804	5.6	864	5.1	7,612	6.1	15,124	6.1

	$95,393	100.0%	$73,461	100.0%	$61,726	100.0%	$64,537	100.0%	$77,796	100.0%

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

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses within the existing portfolio of loans. The Company's allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues" and includes allowance allocations calculated in accordance with ASC 310, "Receivables" and ASC 450, "Contingencies." The reserve allocated to all categories of loans increased approximately $21.9 million from 2008 to 2009 and $11.7 million from 2007 to 2008. The increase in the reserve occurred as the result of the deterioration of economic conditions in 2008 that continue in to occur in 2009. The reserve allocated to Commercial and Real Estate—Construction loans increased from 2007 to 2008 primarily due to increases in impaired loans in which a specified valuation allowance was determined in accordance with ASC 310-10. Please refer to Note 5—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2009 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 24. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company's estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non-Interest Income

	Year Ended December 31, 2009	Year Ended December 31, 2008	Percent Increase (Decrease) 2009 vs. 2008	Year Ended December 31, 2007	Percent Increase (Decrease) 2008 vs. 2007
	(Dollars in Thousands)
Service charges on deposit accounts	$99,642	$98,466	1.2%	$89,186	10.4%
Other service charges, commissions and fees
Banking	42,861	40,543	5.7	34,897	16.2
Non-banking	12,697	7,592	67.2	18,675	(59.3)
Investment securities transactions, net	11,956	6,427	86.0	(15,938)	140.3
Other investments, net	19,773	15,183	30.2	19,821	(23.4)
Other income	14,084	21,598	(34.8)	18,722	15.4

Total non-interest income	$201,013	$189,809	5.9%	$165,363	14.8%

        The increase in investment securities transactions for the year ended December 31, 2009 can be attributed to the sale of investment securities resulting in a gain of $12.0 million, before taxes. Non-banking service charges, commissions and fees 2009 was positively impacted by the results of a wholly owned insurance subsidiary of the Company's lead bank. During 2008, the Company sold certain equity securities resulting in a gain of $6.2 million, before taxes. The loss in the investment securities transactions for the year ended December 31, 2007 can be attributed to a $17.0 million impairment charge recorded in connection with certain investment securities identified for sale in the first quarter 2007 and the sale of certain equity investments. The impairment charge in 2007 was the result of the Company's strategic sale of certain investment securities with the proceeds from the sales used to reduce Federal Home Loan Bank ("FHLB") borrowings. The investments identified were certain hybrid mortgage backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate. The sale of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and was done to improve the Company's operating ratios. As a result of this decision, the Company marked the securities to market. The increase in banking service charges, commissions and fees for the year ended December 31, 2009 and 2008 can be attributed to increased surcharge and interchange income from customers using the IBC debit card and automated teller machines (ATM). The increase in service charges on deposit accounts can be attributed partially to the Company's sales programs and the additional accounts created as a result of those programs.

Non-Interest Expense

	Year Ended December 31, 2009	Year Ended December 31, 2008	Percent Increase (Decrease) 2009 vs. 2008	Year Ended December 31, 2007	Percent Increase (Decrease) 2008 vs. 2007
	(Dollars in Thousands)
Employee compensation and benefits	$130,849	$129,084	1.4%	$130,385	(1.0)%
Occupancy	35,374	38,315	(7.7)	33,583	14.1
Depreciation of bank premises and equipment	35,879	36,700	(2.2)	32,069	14.4
Professional fees	12,640	10,051	25.8	9,741	3.2
Deposit insurance assessments	10,249	1,027	898.0	872	17.8
Stationery and supplies	4,496	6,129	(26.6)	6,414	(4.4)
Amortization of identified intangible assets	5,286	5,195	1.8	5,188	0.1
Advertising	9,149	13,189	(30.6)	11,973	10.2
Other	65,109	61,536	5.8	70,057	(12.2)

Total non-interest expense	$309,031	$301,226	2.6%	$300,282	0.3%

        Non-interest expense was affected by the aggressive de novo branching activity that has added 16 new branches in 2009 and 18 branches in 2008. As a result of the branch expansion, employee compensation increased due to staffing of these branches. Deposit insurance assessment expense for the twelve months ended December 31, 2009 was negatively impacted by the FDIC special assessment. In May 2009, the FDIC issued a final rule which levied a special assessment on all insured depository institutions totaling five basis points of each institution's total assets less Tier 1 capital as of June 30, 2009 that was collected on September 30, 2009. The special assessment is part of the FDIC's efforts to re-build the Deposit Insurance Fund ("DIF"). The Company accrued $5.1 million related to the special assessment. In October 2009, the FDIC issued a final rule that financial institutions prepay their quarterly assessments for the next three years in an effort to shore up the DIF. The rule required banks to prepay their quarterly risk-based assessments for the fourth quarter of 2009, and all of 2010, 2011 and 2012 on December 30, 2009. The Company also paid additional fees related to its participation in the FDIC Temporary Liquidity Guaranty Program, which provides full FDIC deposit insurance coverage for non-interest bearing accounts through June 30, 2010 (extended from December 31, 2009). The fee assessment for such accounts was ten basis points per quarter in 2009 and increased to fifteen basis points per quarter in 2010 on amounts in covered accounts exceeding $250,000.

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

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2009, 2008 and 2007:

	December 31,
	2009	2008	2007
	(Dollars in Thousands)
U.S. Treasury Securities
Available for sale	$1,327	$1,319	$1,308
Residential mortgage-backed securities
Available for sale	4,491,764	4,974,317	4,066,829
Obligations of states and political subdivisions
Available for sale	136,866	82,214	84,633
Equity securities
Available for sale	14,126	14,030	13,500
Other securities
Held to maturity	2,450	2,300	2,300
Available for sale	—	—	1,618

Total	$4,646,533	$5,074,180	$4,170,188

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2009 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
U.S. Treasury and obligations of U.S. Government agencies	$1,327.21%		$—	—%	$—	—%	$—	—%
Residential mortgage-backed securities	33,773	4.60	5,973	4.87	372,322	4.85	3,981,663	4.06
Obligations of states and political subdivisions	—	—	—	—	10,224	4.80	122,744	5.21
Equity securities	325	—	—	—	—	—	13,500	3.83
Other securities	—	—	—	—	—	—	—	—

Total	$35,425	4.39%	$5,973	4.87%	$382,546	4.85%	$4,117,907	4.10%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$1,825	1.45%	$625	1.41%	$—	—%	$—	—%

Total	$1,825	1.45%	$625	1.41%	$—	—%	$—	—%

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

Loans

        The amounts of loans outstanding, by classification, at December 31, 2009, 2008, 2007, 2006 and 2005 are shown in the following table:

	December 31,
	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,703,379	$2,574,247	$2,426,064	$2,337,573	$2,376,276
Real estate—mortgage	954,010	888,095	798,708	785,401	847,512
Real estate—construction	1,583,057	1,911,954	1,835,950	1,404,186	901,518
Consumer	146,331	169,589	190,899	198,580	218,607
Foreign	280,485	328,948	285,008	309,144	281,947

Total loans	5,667,262	5,872,833	5,536,629	5,034,884	4,625,860
Unearned discount	—	—	(1)	(74)	(168)

Loans, net of unearned discount	$5,667,262	$5,872,833	$5,536,628	$5,034,810	$4,625,692

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2009, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$699,848	$1,833,943	$169,588	$2,703,379
Real estate—construction	524,266	873,499	185,292	1,583,057
Foreign	186,975	88,450	5,060	280,485

Total	$1,411,089	$2,795,892	$359,940	$4,566,921

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$224,953	$2,570,939
Due after five years	29,079	330,861

Total	$254,032	$2,901,800

International Operations

        On December 31, 2009, the Company had $280,485,000 (2.4% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2009 is presented below.

	Amount of Loans	Related Allowance for Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$178,336	$89
Secured by United States real estate	31,481	70
Secured by other United States collateral (securities, gold, silver, etc.)	17,955	56
Direct unsecured Mexican sovereign debt (principally former FICORCA debt)	1,507	4
Other (principally Mexico real estate)	51,206	174

	$280,485	$393

        The transactions for the year ended December 31, 2009, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

(Dollars in Thousands)
Balance at December 31, 2008	$604
Charge-offs	(691)
Recoveries	7

Net recoveries	(684)
Provision charged to expense	473

Balance at December 31, 2009	$393

Deposits

	2009 Average Balance	2008 Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,325,682	$1,324,178
Foreign	155,312	130,879

Total demand non-interest bearing	1,480,994	1,455,057

Savings and interest bearing demand
Domestic	1,781,663	1,924,622
Foreign	353,484	361,378

Total savings and interest bearing demand	2,135,147	2,286,000

Time certificates of deposit
$100,000 or more:
Domestic	947,382	874,040
Foreign	1,218,579	1,249,290
Less than $100,000:
Domestic	771,362	828,510
Foreign	388,852	395,706

Total time, certificates of deposit	3,326,175	3,347,546

Total deposits	$6,942,316	$7,088,603

	2009	2008	2007
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$9,267	$23,197	$46,878
Foreign	1,565	3,454	6,900

Total savings and interest bearing demand	10,832	26,651	53,778

Time, certificates of deposit
$100,000 or more
Domestic	18,091	28,990	37,133
Foreign	23,315	41,383	54,494
Less than $100,000
Domestic	15,600	26,297	36,460
Foreign	5,249	9,809	14,933

Total time, certificates of deposit	62,255	106,479	143,020

Total interest expense on deposits	$73,087	$133,130	$196,798

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2009, were as follows:

Due within 3 months or less	$931,885
Due after 3 months and within 6 months	547,820
Due after 6 months and within 12 months	590,219
Due after 12 months	171,808

$2,241,732

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2009 were $7,178,007,000, an increase of 4.7% from $6,858,784,000 at December 31, 2008.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2009, 2008 and 2007 follows (Note 1):

	Years ended December 31,
	2009	2008	2007
Percentage of net income to:
Average shareholders' equity	11.10%	13.34%	13.73%
Average total assets	1.23	1.17	1.12
Percentage of average shareholders' equity to average total assets	11.07	8.81	8.19
Percentage of cash dividends per share to net income per share	17.89	34.27	38.45

(Note 1)    The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company's bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 31%, 30%, and 30% of the Company's bank subsidiaries' total deposits at each of the years ended December 31, 2009, 2008 and 2007, respectively. Other important funding sources for the Company's bank subsidiaries have been borrowings from the Federal Home Loan Bank ("FHLB"), securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and repurchase agreements. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipate fluctuations in interest rates over reasonable periods of time.

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

        The net interest rate sensitivity at December 31, 2009, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

 INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2009	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$499,891	$1,747,483	$2,399,159	$—	$4,646,533
Loans, net of non-accruals	4,278,624	233,192	386,276	709,402	5,607,494

Total earning assets	$4,778,515	$1,980,675	$2,785,435	$709,402	$10,254,027

Cumulative earning assets	$4,778,515	$6,759,190	$9,544,625	$10,254,027

Rate sensitive liabilities
Time deposits	$1,474,301	$1,616,955	$307,092	$308	$3,398,656
Other interest bearing deposits	2,262,552	—	—	—	2,262,552
Securities sold under repurchase agreements	331,388	109,095	1,334	1,000,000	1,441,817
Other borrowed funds	1,347,625	—	—	—	1,347,625
Junior subordinated deferrable interest debentures	61,858	—	128,868	10,356	201,082

Total interest bearing liabilities	$5,477,724	$1,726,050	$437,294	$1,010,664	$8,651,732

Cumulative sensitive liabilities	$5,477,724	$7,203,774	$7,641,068	$8,651,732

Repricing gap	$(699,209)	$254,625	$2,348,141	$(301,262)	$1,602,295
Cumulative repricing gap	(699,209)	(444,584)	1,903,557	1,602,295
Ratio of interest-sensitive assets to liabilities	.872	1.148	6.370	.702	1.185
Ratio of cumulative, interest- sensitive assets to liabilities	.872	.938	1.249	1.185

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

        At December 31, 2009, based on these simulations, a rate shift of 300 basis points in interest rates up will vary projected 2010 net interest income by 1.89%, while a rate shift of 100 basis points down will not vary net interest income by more than .18% of projected 2010 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 21 to the Consolidated Financial Statements. At December 31, 2009, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $390,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $928,945,000 as of December 31, 2009. The undivided profits of the bank subsidiaries were approximately $727,972,000 as of December 31, 2009. Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company is restricted in the payment of dividends and may not without the Treasury Department's consent, declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceases to exist only on the earlier to occur of December 23, 2011 or the date on which the Company has redeemed all of the Series A Preferred Stock issued as part of the Capital Purchase Program or the date on which the Treasury has transferred all of the Preferred Stock to third parties affiliated with the Treasury.

        At December 31, 2009, the Company has outstanding $1,347,625,000 in other borrowed funds and $201,082,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2009, shareholders' equity was $1,407,470,000 compared to $1,257,297,000 at December 31, 2008, an increase of $150,173,000, or 11.9%. Shareholders' equity increased primarily due to the retention of earnings offset by the payment of cash dividends to shareholders and the repurchase of common stock under the Company's publicly announced stock purchase program. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 10.95% at December 31, 2009 and 9.97% at December 31, 2008. The large increase in the Company's leverage ratio is primarily due to the Company's participation in the Treasury's CPP program. The core deposit intangibles and goodwill of $304,890,000 as of December 31, 2009, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 17.74% and 15.30% and risk weighted total capital ratios of 18.99% and 16.35% as of December 31, 2009 and 2008, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see Note 21 to Notes to Consolidated Financial Statements).

        During the past few years the Company has expanded its banking facilities. Among the activities and commitments the Company funded during 2009 and 2008 were certain capital expenditures relating to the modernization and improvement of several existing bank facilities and the expansion of the bank branch network.

Junior Subordinated Deferrable Interest Debentures

        The Company has formed twelve statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the Local Financial Corporation ("LFIN") acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The twelve statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. As of December 31, 2009, the Debentures issued by four of the trusts formed by the Company and the Debentures issued by all three of the trusts formed by LFIN have been redeemed by the Company. As of December 31, 2009, the principal amount of debentures outstanding totaled $201,082,000. As a result of participation in the TARP Capital Purchase Program, the Company may not without the consent of the Treasury Department redeem any of the Debentures until the earlier to occur of December 23, 2011, or the date on which the Company has redeemed all of the Series A Preferred Stock issued under the Capital Purchase Program or the date on which the Treasury has transferred all of the Series A Preferred Stock to third parties not affiliated with the Treasury.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. As of December 31, 2009, the total $201,082,000, of the Capital Securities outstanding qualified as Tier 1 capital.

        In March 2005, the Federal Reserve Board issued a final rule that allowed the inclusion of trust preferred securities in Tier 1 capital, but placed stricter quantitative limits. Under the final rule, after a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. On March 16, 2009, the Federal Reserve Board extended for two years the transition period. The Company believes that all of the current trust preferred securities will be included in Tier 1 capital after the transition period ending on March 31, 2011.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2009:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,356	Fixed	10.18%	Fixed	June 2031	June 2011
Trust VI	$25,774	Quarterly	3.72%	LIBOR + 3.45	November 2032	May 2010
Trust VII	$10,310	Quarterly	3.53%	LIBOR + 3.25	April 2033	April 2010
Trust VIII	$25,774	Quarterly	3.33%	LIBOR + 3.05	October 2033	April 2010
Trust IX	$41,238	Fixed	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Fixed	6.66%	Fixed	February 2037	February 2012
Trust XI	$32,990	Fixed	6.82%	Fixed	July 2037	July 2012
Trust XII	$20,619	Fixed	6.85%	Fixed	September 2037	September 2012

	$201,082

(1)
Trust IX, X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.62%, 1.65%, 1.62% and 1.45% thereafter, respectively.

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2009:

	Payments due by Period
	(Dollars in Thousands)
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Securities sold under repurchase agreements	$1,441,817	$440,483	$1,334	$—	$1,000,000
Federal Home Loan Bank borrowings	$1,347,625	1,347,625	—	—	—
Junior subordinated deferrable interest debentures	$201,082	—	—	—	201,082
Operating leases	$38,022	10,043	13,930	6,385	7,664

Total Contractual Cash Obligations	$3,028,546	$1,798,151	$15,264	$6,385	$1,208,746

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2009:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Financial and Performance Standby Letters of Credit	$132,151	$127,941	$4,210	$—	$—
Commercial Letters of Credit	$1,356	1,356	—	—	—
Credit Card Lines	$48,016	48,016	—	—	—
Other Commercial Commitments	$1,167,993	705,699	328,749	62,351	71,194

Total Commercial Commitments	$1,349,516	$883,012	$332,959	$62,351	$71,194

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

        The Company's internal classified report is segregated into the following categories: (i) "Special Review Credits," (ii) "Watch List—Pass Credits," or (iii) "Watch List—Substandard Credits." The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The "Special Review Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Pass Credits" category reflect the Company's opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant "extra attention." The "Watch List—Pass Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Substandard Credits" classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the bank if such weaknesses are not corrected; provided however, management may evaluate these credits under Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," now included as part of ASC 310-10, "Receivables," criteria and, if deemed necessary, a specific reserve is allocated to the credit, but management does not necessarily believe there is a loss present in this classified credit category. The specific reserve allocated under ASC 310-10, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated under ASC 310-10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under SFAS ASC 310-10 if such loan is not collateral dependent.

        The allowance based on historical loss experience on the Company's remaining loan portfolio, which includes the "Special Review Credits," "Watch List—Pass Credits," and "Watch List—Substandard Credits" is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Installment loans are then further segregated by number of days past due. A historical loss percentage, adjusted for (i) management's evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area served by the Company, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under ASC 450-20.

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

Preferred Stock, Common Stock and Dividends

        The Company had issued and outstanding 68,103,940 shares of $1.00 par value Common Stock held by approximately 2,485 holders of record at February 24, 2010. The book value of the Common Stock at

December 31, 2009 was $18.90 per share compared with $16.25 per share at December 31, 2008. The Company has issued and outstanding 216,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation preference of $1,000 per share, as of February 25, 2009. The book value of the Series A Preferred at December 31, 2008 was $1,000 per share.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock during 2009 and 2008, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2009. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $21.88 per share at February 24, 2010.

		High	Low
2009:	First quarter	$21.68	$7.36
	Second quarter	14.92	7.82
	Third quarter	16.91	9.18
	Fourth quarter	19.06	14.85

		High	Low
2008:	First quarter	$24.61	$18.25
	Second quarter	26.05	21.36
	Third quarter	35.80	19.28
	Fourth quarter	27.40	19.08

        The Company paid cash dividends to the common shareholders of $.17 per share on May 11, 2009 and November 2, 2009, to all holders of record on April 27, 2009 and October 19, 2009, respectively, or $23,262,000 in the aggregate during 2009. The Company paid cash dividends to the shareholders in 2008 of $.33 per share on April 18 and October 15, 2008, to all holders of record on March 31, 2008 and September 30, 2008, respectively, or $45,253,000 in the aggregate during 2008.

        Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company is restricted in the payment of dividends and may not without the Treasury Department's consent, declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceases to exist only on the earlier to occur of December 23, 2011 or the date on which the Company has redeemed all of the Series A Preferred Stock issued as part of the Capital Purchase Program or the date on which the Treasury has transferred all of the Preferred Stock to third parties not affiliated with the Treasury. On April 7, 2009, the Company gained consent from the Treasury Department (the "Treasury Consent") to use the regular semi-annual cash dividend funds of not more than $.33 per share, as adjusted for any stock dividend or stock split, to pay quarterly dividends and to repurchase common stock. While the IBC Board is inclined to continue to declare regular semi-annual cash dividends, the Board may decide to pay quarterly cash dividends in the future and the amount of any cash dividends, combined with amounts spent in conjunction with the Company's stock repurchase program, will be limited by the restrictions set forth in the Treasury Consent. There can be no assurance as to future dividends because they are dependent upon the Company's future earnings, capital requirements, financial condition, acquisition opportunities and general business conditions at the time.

        In addition, the Company has issued common stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 2, 2005	25%
May 2006	—%
May 21, 2007	10%
May 2008	—%
May 2009	—%

        The Company's principal source of funds to pay cash dividends on its Common Stock and Series A Preferred Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 21 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

        The Company terminated its stock repurchase program on December 19, 2008, in connection with participating in the TARP Capital Purchase Program, which program prohibited stock repurchases, except for repurchases made in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices. Pursuant to the Treasury Consent received on April 7, 2009, the Company obtained consent from the Treasury to repurchase shares of the Company's common stock; provided, however, that in no event will the aggregate amount of cash dividends and common stock repurchases for a given semi-annual period exceed the aggregate amount that would be used to pay the originally permitted semi-annual cash dividend of $.33 per share. Under the new stock repurchase program, the Company is authorized to repurchase up to $40,000,000 of its common stock within twelve months from the adoption of the repurchase program on April 9, 2009. Stock repurchases may be made from time to time, on the open market or through private transactions. As part of the stock repurchase program, during the third quarter of 2009 and the first quarter of 2010, the Company's Board of Directors adopted a rule 10b5-1 trading plan and intends to adopt additional Rule 10b5-1 trading plans that will allow the Company to purchase its shares of common stock during certain trading blackout periods when the Company would ordinarily not be in the market due to trading restrictions set forth in its internal trading policy. Shares repurchased in the stock repurchase program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. The Company is not obligated to repurchase shares under its stock purchase program or to enter into additional Rule 10b5-1 trading plans. The timing, actual number and value of shares purchased will depend on many factors, including the Company's cash flow and the liquidity and price performance of its shares of common stock. As of February 24, 2010, a total of 6,913,284 shares had been repurchased under all programs at a cost of $222,435,000.

        Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2009.

	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of a Publicly- Announced Program	Approximate Dollar Value of Shares Available for Repurchase(1)
October 1—October 31, 2009	—	—	—	$33,346,000
November 1—November 30, 2009	68,877	16.08	68,877	32,239,000
December 1—December 31, 2009	90,309	16.79	90,309	30,722,000

Total	159,186	$16.48	159,186

(1)
The formal stock repurchase program was initiated in 1999 and before it was terminated on December 19, 2008, it had been expanded periodically. The new repurchase program that was adopted on April 9, 2009 allows for the repurchase of up to $40,000,000 of treasury stock through April 9, 2010.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2009, with respect to the Company's equity compensation plans:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	823,592	$20.54	142,922

Total	823,592	$20.54	142,922

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Total Return To Shareholders
(Includes reinvestment of dividends)

		INDEXED RETURNS December 31,
	Base Period 2004
Company/Index		2005	2006	2007	2008	2009
International Bancshares Corporation	100	95.24	102.65	78.60	84.15	74.66
S&P 500 Index	100	104.91	121.48	128.16	80.74	102.11
S&P 500 Banks	100	98.54	114.41	80.33	42.18	39.40

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 22 to the consolidated financial statements, effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, "Fair Value Measurements".

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation and subsidiaries' internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 1, 2010 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting.

/s/ McGladrey & Pullen, LLP

Dallas, Texas
March 1, 2010

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2009 and 2008

(Dollars in Thousands, Except Per Share Amounts)

	2009	2008
Assets
Cash and due from banks	$224,638	$298,720

Total cash and cash equivalents	224,638	298,720
Time deposits with banks	—	396
Investment securities:
Held to maturity (Market value of $2,450 on December 31, 2009 and $2,300 on December 31, 2008)	2,450	2,300
Available for sale (Amortized cost of $4,541,851 on December 31, 2009 and $5,043,703 on December 31, 2008)	4,644,083	5,071,880

Total investment securities	4,646,533	5,074,180
Loans	5,667,262	5,872,833
Less allowance for probable loan losses	(95,393)	(73,461)

Net loans	5,571,869	5,799,372
Bank premises and equipment, net	490,375	466,371
Accrued interest receivable	41,731	48,712
Other investments	359,404	388,071
Identified intangible assets, net	22,358	27,385
Goodwill, net	282,532	282,532
Other assets	123,103	53,602

Total assets	$11,762,543	$12,439,341

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition (Continued)

December 31, 2009 and 2008

(Dollars in Thousands, Except Per Share Amounts)

	2009	2008
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$1,516,799	$1,459,670
Savings and interest bearing demand	2,262,552	2,081,602
Time	3,398,656	3,317,512

Total deposits	7,178,007	6,858,784
Securities sold under repurchase agreements	1,441,817	1,441,131
Other borrowed funds	1,347,625	2,522,986
Junior subordinated deferrable interest debentures	201,082	201,048
Other liabilities	186,542	158,095

Total liabilities	10,355,073	11,182,044

Commitments, Contingent Liabilities and Other Tax Matters (Note 18)
Shareholders' equity:
Series A cumulative perpetual preferred shares, $.01 par value, $1,000 per share liquidation value. Authorized 25,000,000 shares; issued 216,000 shares on December 31, 2009, net of discount of $10,258 and 216,000 shares on December 31, 2008 net of discount of $12,442	205,742	203,558
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,711,111 shares on December 31, 2009 and 95,499,399 shares on December 31, 2008	95,711	95,499
Surplus	161,258	158,110
Retained earnings	1,122,290	1,016,004
Accumulated other comprehensive income	65,878	18,189

	1,650,879	1,491,360
Less cost of shares in treasury, 27,607,171 shares on December 31, 2009 and 26,898,219 shares on December 31, 2008	(243,409)	(234,063)

Total shareholders' equity	1,407,470	1,257,297

Total liabilities and shareholders' equity	$11,762,543	$12,439,341

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2009, 2008 and 2007

(Dollars in Thousands, Except Per Share Amounts)

	2009	2008	2007
Interest income:
Loans, including fees	$335,769	$370,718	$443,564
Federal funds sold	—	927	2,712
Investment securities:
Taxable	185,931	188,928	190,371
Tax-exempt	5,070	3,514	4,270
Other interest income	607	516	2,656

Total interest income	527,377	564,603	643,573

Interest expense:
Savings and interest bearing demand deposits	10,832	26,651	53,778
Time deposits	62,255	106,479	143,020
Securities sold under repurchase agreements	44,723	50,400	43,837
Other borrowings	9,451	33,976	75,317
Junior subordinated deferrable interest debentures	12,535	14,137	17,178
Other interest expense	—	88	210

Total interest expense	139,796	231,731	333,340

Net interest income	387,581	332,872	310,233
Provision (credit) for probable loan losses	58,833	19,813	(1,762)

Net interest income after provision (credit) for probable loan losses	328,748	313,059	311,995

Non-interest income:
Service charges on deposit accounts	99,642	98,466	89,186
Other service charges, commissions and fees
Banking	42,861	40,543	34,897
Non-banking	12,697	7,592	18,675
Investment securities transactions, net	11,956	6,427	(15,938)
Other investments, net	19,773	15,183	19,821
Other income	14,084	21,598	18,722

Total non-interest income	201,013	189,809	165,363

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Continued)

Years ended December 31, 2009, 2008 and 2007

(Dollars in Thousands, Except Per Share Amounts)

	2009	2008	2007
Non-interest expense:
Employee compensation and benefits	$130,849	$129,084	$130,385
Occupancy	35,374	38,315	33,583
Depreciation of bank premises and equipment	35,879	36,700	32,069
Professional fees	12,640	10,051	9,741
Deposit insurance assessments	10,249	1,027	872
Stationery and supplies	4,496	6,129	6,414
Amortization of identified intangible assets	5,286	5,195	5,188
Advertising	9,149	13,189	11,973
Other	65,109	61,536	70,057

Total non-interest expense	309,031	301,226	300,282

Income before income taxes	220,730	201,642	177,076
Provision for income taxes	77,988	69,530	55,764

Net income	$142,742	$132,112	$121,312

Preferred stock dividends and discount accretion	12,984	—	—

Net income available to common shareholders	$129,758	$132,112	$121,312

Basic earnings per common share:
Weighted average number of shares outstanding	68,373,732	68,576,654	69,036,274
Net income	$1.90	$1.93	$1.76

Fully diluted earnings per common share:
Weighted average number of shares outstanding	68,394,624	68,714,390	69,370,111
Net income	$1.90	$1.92	$1.75

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2009, 2008, and 2007

(Dollars in Thousands)

	2009	2008	2007
Net income	$142,742	$132,112	$121,312
Other comprehensive income, net of tax:
Net unrealized gains on securities available for sale arising during the year (tax effects of $29,863, $11,955, and $16,259)	55,460	22,202	30,195
Reclassification adjustment for (gains) losses on securities available for sale included in net income (tax effects of $(4,185), $(2,249) and $5,578)	(7,771)	(4,178)	10,360

Comprehensive income	$190,431	$150,136	$161,867

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2009, 2008 and 2007

(in Thousands)

	Number of Shares	Preferred Stock	Common Stock	Surplus	Retained Earnings	Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2006	86,224	$—	$86,224	$138,247	$861,251	$(40,390)	$(203,276)	$842,056
Net Income	—	—	—	—	121,312	—	—	121,312
Dividends:
Shares issued	8,653	—	8,653	—	(8,653)	—	—	—
Cash ($.68 per share)	—	—	—	—	(44,765)	—	—	(44,765)
Purchase of treasury (1,196,688 shares)	—	—	—	—	—	—	(29,710)	(29,710)
Exercise of stock options	564	—	564	5,122	—	—	—	5,686
Stock compensation expense recognized in earnings	—	—	—	771	—	—	—	771

Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	40,555	—	40,555
Balance at December 31, 2007	95,441	—	95,441	144,140	929,145	165	(232,986)	935,905
Net Income	—	—	—	—	132,112	—	—	132,112
Dividends:
Cash ($.66 per share)	—	—	—	—	(45,253)	—	—	(45,253)
Issuance of preferred stock(1)	—	203,558	—	12,442	—	—	—	216,000
Purchase of treasury stock (48,339 shares)	—	—	—	—	—	—	(1,077)	(1,077)
Exercise of stock options	58	—	58	836	—	—	—	894
Stock compensation expense recognized in earnings	—	—	—	692	—	—	—	692

Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	18,024	—	18,024
Balance at December 31, 2008	95,499	203,558	95,499	158,110	1,016,004	18,189	(234,063)	1,257,297
Net Income	—	—	—	—	142,742	—	—	142,742
Dividends:
Cash ($.34 per share)	—	—	—	—	(23,262)	—	—	(23,262)
Preferred stock (5%), including discount accretion	—	2,184	—	—	(13,194)	—	—	(11,010)
Purchase of treasury stock (708,952 shares)	—	—	—	—	—	—	(9,346)	(9,346)
Exercise of stock options	212	—	212	2,493	—	—	—	2,705
Stock compensation expense recognized in earnings	—	—	—	655	—	—	—	655
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	47,689	—	47,689

Balance at December 31, 2009	95,711	$205,742	$95,711	$161,258	$1,122,290	$65,878	$(243,409)	$1,407,470

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2009, 2008 and 2007

(Dollars in Thousands)

	2009	2008	2007
Operating activities:
Net income:	$142,742	$132,112	$121,312
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for probable loan losses	58,833	19,813	(1,762)
Amortization of loan premiums	—	134	191
Accretion of discounts on time deposits with banks	—	1	(60)
Accretion of time deposit discounts	(14)	(36)	(19)
Depreciation of bank premises and equipment	35,879	36,700	32,069
Loss (gain) on sale of bank premises and equipment	80	282	(3,434)
Depreciation and amortization of leased assets	300	880	2,167
Accretion of investment securities discounts	(1,940)	(1,405)	(546)
Amortization of investment securities premiums	6,911	6,017	4,528
Investment securities transactions, net	(11,956)	(6,427)	15,938
Accretion of junior subordinated debenture discounts	34	119	332
Amortization of identified intangible assets	5,286	5,195	5,188
Stock based compensation expense	655	692	771
Earnings from affiliates and other investments	(16,891)	(11,324)	(12,298)
Deferred tax benefit	(3,035)	(4,683)	(4,626)
Decrease in accrued interest receivable	6,981	5,589	3,505
Increase in other assets	(69,845)	(10,677)	(1,976)
(Decrease) increase in other liabilities	(97,022)	(18,878)	3,482

Net cash provided by operating activities	56,998	154,104	164,762

Investing activities:
Proceeds from maturities of securities	1,637	18,124	25,903
Proceeds from sales and calls of available for sale securities	579,099	8,376	841,084
Purchases of available for sale securities	(1,196,157)	(2,002,446)	(1,522,833)
Principal collected on mortgage backed securities	1,224,938	1,186,450	1,036,364
Proceeds from matured time deposits with banks	396	4,457	42,155
Net decrease (increase) in loans	168,671	(344,418)	(470,454)
Purchases of other investments	(11,430)	(60,567)	(56,460)
Distributions from other investments	56,988	7,385	93,411
Purchases of bank premises and equipment	(61,015)	(68,537)	(80,614)
Proceeds from sales of bank premises and equipment	1,052	838	7,973
Adjustment to goodwill related tax contingencies	—	—	5,885
Purchase, adjustment of identified intangible asset (Note 2)	(259)	(1,074)	—
Cash paid in purchase transaction	—	—	(23,470)
Cash acquired in purchase transaction	—	—	30,772

Net cash provided by (used in) investing activities	763,920	(1,251,412)	(70,284)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2009, 2008 and 2007

(Dollars in Thousands)

	2009	2008	2007
Financing activities:
Net increase (decrease) in non-interest bearing demand deposits	$57,129	$(52,957)	$29,813
Net increase (decrease) in savings and interest bearing demand deposits	180,950	(210,987)	31,517
Net increase (decrease) in time deposits	81,158	(34,842)	(11,624)
Net increase in securities sold under repurchase agreements	686	112,148	622,648
Other borrowed funds, net	(1,175,361)	1,066,050	(638,887)
Principal payments of long-term debt	—	—	(63,920)
Proceeds from issuance of long-term debt	—	—	53,609
Purchase of treasury stock	(9,346)	(1,077)	(29,710)
Proceeds from stock transactions	2,705	216,894	5,686
Payments of cash dividends—common	(23,261)	(45,253)	(44,738)
Payments of cash dividends—preferred	(9,660)	—	—
Payments of cash dividends in lieu of fractional shares	—	—	(27)

Net cash (used in) provided by financing activities	(895,000)	1,049,976	(45,633)

(Decrease) increase in cash and cash equivalents	(74,082)	(47,332)	48,845
Cash and cash equivalents at beginning of year	298,720	346,052	297,207

Cash and cash equivalents at end of year	$224,638	$298,720	$346,052

Supplemental cash flow information:
Interest paid	$146,778	$245,509	$333,907
Income taxes paid	83,830	69,646	62,145
Purchases of available-for-sale securities not yet settled	100,829	84,768	—
Accrued dividends, preferred shares	1,350	—	—
Adjustment to goodwill arising from acquisition	—	—	7,960

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

        On July 1, 2009, the Financial Accounting Standards Board officially launched the "FASB Accounting Standards Codification," ("Codification"), which is now the single official source of authoritative, non-governmental U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission ("SEC"). The Codification supersedes all prior accounting literature. With the launch of the Codification, U.S. GAAP now consists of two levels—authoritative (Codification) and non-authoritative (anything not in the Codification). The Codification is effective for interim and annual periods ending after September 15, 2009, and is organized into approximately 90 accounting topics. The FASB will no longer be issuing

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

accounting standards in the form of Statements, Staff Positions or Emerging Issues Task Force Abstracts. The FASB will instead amend the Codification by issuing "Accounting Standards Updates." The adoption of the Codification did not have a significant impact to the Company's consolidated financial statements.

Subsequent Events

        Effective June 30, 2009, the Company adopted Statement of Financial Accounting Standards No. 165 ("SFAS No. 165"), "Subsequent Events." SFAS No. 165 is currently included in the Codification under ASC Topic 855, "Subsequent Events" ("ASC 855"). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC 855 defines (i) the period after the balance sheet date during which a reporting entity's management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The adoption of the accounting standard did not have an impact on the Company's consolidated financial statements. The Company has evaluated all events or transactions that occurred after December 31, 2009 through March 1, 2010, the date the Company issued these financial statements. During this period, the Company did not have any material recognizable or non-recognizable subsequent events.

Per Share Data

        All share and per share information has been restated giving retroactive effect to stock dividends distributed.

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as "held-to-maturity" and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as "available-for-sale" or "trading" and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2009.

        Mortgage-backed securities held at December 31, 2009 and 2008 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies including the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), the Government National Mortgage Association ("Ginnie Mae") or other non-government entities. Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Mae are not fully guaranteed by the U.S. Government, but carry an implied AAA rating with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

        Premiums and discounts are amortized using the level yield or "interest method" over the terms of the securities. Declines in the fair value of held-to-maturity and available-for sale-securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to hold and the determination of whether the Company will more likely than not be required to sell the investment prior to a recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

Impaired Loans

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

Other Real Estate Owned

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan probable losses, if necessary. Any subsequent write-downs are charged against other non-interest expense. Operating expenses of such properties and gains and losses on their disposition are included in other non-interest expense. Other real estate owned totaled $35,326,000 and $27,733,000 at December 31, 2009 and 2008, respectively. Other real estate owned is included in other assets.

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

        The Company evaluates uncertain tax positions at the end of each reporting period. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2009 and 2008, respectively, after evaluating all uncertain tax positions, the Company has recorded no liability for unrecognized tax benefits at the end of the reporting period. The Company would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2009, 2008 and 2007, the Company recognized no interest expense or penalties related to uncertain tax positions.

        The Company files consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2006.

Stock Options

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

Goodwill and Identified Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of September 30, 2009, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

        Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company's identified intangible assets relate to core deposits and contract rights. As of December 31, 2009, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 7—Goodwill and Other Intangible Assets.

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

New Accounting Standards

        In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements," now included in ASC 820-10. ASC 820-10 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The Company adopted ASC 820-10 on January 1, 2008. The impact of the adoption of the new accounting standard was not significant.

        In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159 ("SFAS No. 159"), "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115," now included in ASC 825-10. ASC 825-10 permits entities to choose to measure eligible items at fair value at certain specified review dates. Changes in unrealized gains/losses for items elected to be measured using the fair value option are reported in earnings at each subsequent reporting date. The fair value option (i) may be applied instrument by instrument, with certain exceptions, (ii) is irrevocable (unless a new election date occurs) and (iii) is applied only to entire instruments and not to portions of instruments. The Company adopted

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

ASC 825-10 on January 1, 2008. The adoption of the new accounting standard did not have an impact on the Company's financial statements.

        In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141R ("SFAS No. 141R"), "Business Combinations (Revised 2007)," now included in ASC 805-10 through ASC 805-50. The accounting standard, replaces SFAS No. 141, "Business Combinations," and applies to all transactions and other events in which one entity obtains control over one or more other entities. The accounting standard requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities, and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS No. 141, whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. It requires the acquiring entity to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS No. 141. Under ASC 805-10 through ASC 805-50, the requirements of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," or ASC420-10, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimateable criteria of SFAS No. 5, "Accounting for Contingencies," or ASC 450. The new accounting standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not adopt this standard early. The new accounting standard will affect the accounting for any future business combinations the Company enters into.

        In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 160 ("SFAS No. 160"), "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB Statement No. 51," now included in ASC 810-10. ASC 810-10 amends Accounting Research Bulleting (ARB) No. 51. "Consolidated Financial Statements," to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS ASC 810-10 clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, ASC 810-10 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated financial statements, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. ASC 810-10 is effective for fiscal year, and interim periods within those fiscal years, beginning on or after December 15, 2008, or January 1, 2009 for entities with a calendar year end. The Company adopted ASC 810-10 on January 1, 2009. The adoption of the new accounting standard did not have an impact on the Company's financial statements.

        In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161 ("SFAS No. 161"), "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133," now included in ASC 815-10. ASC 815-10 amends and expands the disclosure requirements of SFAS No. 133 to provide greater transparency about how and why

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

and entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations and how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. ASC 815-10 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. ASC 815-10 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of the new standard did not have a significant impact on the Company's consolidated financial statements.

        On April 9, 2009, the Financial Accounting Standards Board issued FASB Staff Position No. 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" ("FSP No. 157-4"), included in ASC 820-10. ASC 820-10 provides additional guidance for estimating fair value in accordance with FASB ASC 820-10, "Fair Value Measurements," when the volume and level of activity for the asset or liability have significantly decreased. Additionally, the staff position also provides guidance on identifying circumstances that indicate a transaction is not orderly. The staff position stresses that even though there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation techniques used to measure the fair value of the asset or liability, the main objective of fair value accounting measurements remains the same. As defined by the FSP, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date under current market conditions. Additionally, the staff position amends the fair value disclosures as originally required by ASC 820-10. The staff position is effective for interim and annual reporting periods ending after June 15, 2009, although early adoption is permitted for periods ending after March 15, 2009. The adoption of the staff position did not have a significant impact on the Company's consolidated financial statements.

        On April 9, 2009, the Financial Accounting Standards Board issued FASB Staff Position No. 107-1 and APB 28-1, "Interim Disclosures about Fair Value of Financial Instruments" ("FSP No. 107-1 and APB 28-1"), included in ASC 825-10. The staff position amends FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," also in ASC 825-10, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The FSP also amends Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" to require those disclosures in summarized financial information at interim reporting periods. The new standard is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of the staff accounting position did not have a significant impact on the Company's consolidated financial statements.

        On April 9, 2009, the Financial Accounting Standards Board issued FASB Staff Position No. 115-2 and 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments" (FSP No. 115-2 and 124-2"), included in ASC 320-10 and amends the other-than-temporary guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments in debt and equity securities in the financial statements. The staff position does not amend existing recognition and measurement guidance related to other-than-temporary impairment. The staff position requires that unless there is an intent or requirement to sell a debt security, only the amount of the estimated credit loss is recorded through earnings, while the remaining mark-to-market loss is recognized as a component of equity through other comprehensive income. Additionally, it enhances required disclosures of existing guidelines. The staff position is effective for interim and annual

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and will be applied to all existing and new investments in debt securities. The adoption of the accounting standard did not have a significant impact on the Company's consolidated financial statements.

        In August 2009, the Financial Accounting Standards Board issued Accounting Standards Update No. 2009-05, to ASC 820, "Fair Value Measurements and Disclosures." The Update provides amendments for the fair value measurement of liabilities. The Update clarifies which techniques should be used to measure fair value in the event that there are no quoted prices in active markets for an identical liability. The amendment also clarifies that when estimating the fair value of a liability, entities are not required to factor in any existing requirements that would affect the transferability of the asset. The Update is effective for the first interim and annual reporting period ending after issuance. The adoption of the update to existing accounting standards did not have a significant impact on the Company's consolidated financial statements.

        In September 2009, the Financial Accounting Standards Board issued Accounting Standards Update No. 2009-06, to update ASC 740, "Income Taxes." The Update addresses the need for additional implementation guidance in accounting for uncertainty in income taxes. The key provisions of the Update illustrate by example what should be done in the case where a decision needs to be made regarding whether the income tax is paid by the entity is attributable to the entity or its owners, what constitutes a tax position for a pass-through or tax exempt not-for-profit entity, and how the accounting for uncertainty in income taxes is impacted when a combined group include both taxable and non-taxable entities. The Update is effective for interim and annual reporting periods ending after September 15, 2009 for entities that are currently applying the standards for accounting for uncertainty in income taxes. The adoption of the update to existing accounting standards did not have a significant impact on the Company's consolidated financial statements.

        In December 2009, the Financial Accounting Standards Board issued Accounting Standards Update No. 2009-16, to ASC 860, "Transfers and Servicing." The Update amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continued exposure to the risks related to the transferred financial assets. The Update eliminates the concept of a "qualifying special-purpose entity" and changes the requirements for derecognizing financial assets. The Update also requires additional disclosures about all continuing involvement by the entity in transferred financial assets including information about gains and losses resulting from transfers during the reporting period. The Update is effective for fiscal periods ending after January 1, 2010. The adoption of the update to existing accounting standards is not expected to have a significant impact on the Company's consolidated financial statements.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2009 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,450	$—	$—	$2,450	$2,450

Total investment securities	$2,450	$—	$—	$2,450	$2,450

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
U.S. Treasury securities	$1,327	$—	$—	$1,327	$1,327
Residential mortgage-backed securities	4,393,731	113,138	(15,105)	4,491,764	4,491,764
Obligations of states and political subdivisions	132,968	4,102	(204)	136,866	136,866
Equity securities	13,825	343	(42)	14,126	14,126

Total investment securities	$4,541,851	$117,583	$(15,351)	$4,644,083	$4,644,083

(1)
Included in the carrying value of residential mortgage-backed securities are $1,898,905 of mortgage-backed securities issued by Ginnie Mae, $2,533,290 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $59,569 issued by non-government entities.

        The amortized cost and estimated fair value of investment securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$1,825	$1,825	$1,327	$1,327
Due after one year through five years	625	625	—	—
Due after five years through ten years	—	—	10,224	10,326
Due after ten years	—	—	122,744	126,540
Residential mortgage-backed securities	—	—	4,393,731	4,491,764
Equity securities	—	—	13,825	14,126

Total investment securities	$2,450	$2,450	$4,541,851	$4,644,083

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

        The amortized cost and estimated fair value by type of investment security at December 31, 2008 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,300	$—	$—	$2,300	$2,300

Total investment securities	$2,300	$—	$—	$2,300	$2,300

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
U.S. Treasury securities	$1,319	$—	$—	$1,319	$1,319
Residential mortgage-backed securities	4,947,351	59,915	(32,949)	4,974,317	4,974,317
Obligations of states and political subdivisions	81,208	1,346	(340)	82,214	82,214
Equity securities	13,825	205	—	14,030	14,030

Total investment securities	$5,043,703	$61,466	$(33,289)	$5,071,880	$5,071,880

(1)
Included in the carrying value of residential mortgage-backed securities are $1,820,988 of mortgage-backed securities issued by Ginnie Mae, $3,087,038 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $66,291 issued by non-government entities.

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

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $2,747,873,000 and $2,829,519,000, respectively, at December 31, 2009.

        Proceeds from the sale and call of securities available-for-sale were $579,099,000, $8,376,000 and $841,084,000 during 2009, 2008 and 2007, respectively, which amounts included $544,305,000, $0 and $838,561,000 of mortgage-backed securities. In 2007, the Company sold approximately $833,160,000 of mortgage-backed securities that were in a loss position. The securities identified for sale had unique attributes that distinguished them from the rest of the portfolio and caused them to not meet the interest rate risk profile of the Company at the time. The first sale occurred in the first quarter. The securities sold were certain hybrid mortgage-backed securities with a coupon re-set date that exceeded 30 months and a weighted average yield to coupon re-set that was approximately 100 basis points less than the FHLB certificate of indebtedness short-term rate. The second sale occurred in the third quarter. The securities

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

sold were certain hybrid mortgage-backed securities with a coupon re-set date that was 15 - 30 months and a weighted average yield coupon re-set that was approximately 60 basis points below the FHLB short-term advance rate. In both quarters, the proceeds from the sales of the securities were used to pay down FHLB borrowings. The sales of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and are expected to improve operating ratios in the short term. Gross gains of $11,980,000, $6,427,000 and $2,431,000 and gross losses of $24,000, $0 and $18,369,000 were realized on the sales in 2009, 2008 and 2007, respectively.

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$16,581	$(37)	$59,879	$(15,068)	$76,460	$(15,105)
Obligations of states and political subdivisions	14,910	(201)	275	(3)	15,185	(204)
Equity securities	—	—	33	(42)	33	(42)

	$31,491	$(238)	$60,187	$(15,113)	$91,678	$(15,351)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2008 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$893,067	$(32,335)	$96,734	$(614)	$989,801	$(32,949)
Obligations of states and political subdivisions	8,262	(274)	1,299	(66)	9,561	(340)

	$901,329	$(32,609)	$98,033	$(680)	$999,362	$(33,289)

        The unrealized losses on investments in mortgage-backed securities are primarily caused by changes in market interest rates. Mortgage-backed securities are primarily securities issued by the Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government; however, the securities carry an implied AAA rating with limited credit risk, particularly given the placement of Fannie Mae and

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Investment Securities (Continued)

Freddie Mac into conservatorship by the federal government in early September 2008. The decrease in fair value on mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has no intent to sell and will not more than likely than not be required to sell before a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other-than-temporarily impaired. In addition, the Company has a small investment in non-agency mortgage-backed securities that have strong credit backgrounds and include additional credit enhancements to protect the Company from losses arising from high foreclosure rates. These securities have additional market volatility beyond economically induced interest rate events. The Company has received principal and interest payments in line with expected cash flows at the time of purchase. The Company has no intent to sell and will not more likely than not be required to sell before recovery of amortized cost, the non-agency mortgage-backed securities until a market price recovery or maturity and has continued to receive cash as expected. It is the conclusion of the Company that the investments in non-agency mortgage-backed securities are other-than-temporarily impaired, but primarily due to other than credit issues.

        The unrealized losses on investments in other securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the entity underwriting the debt instrument. It is the belief of the Company that the entity issuing the debt will honor its interest payment schedule, as well as the full debt at maturity. The securities are purchased by the Company for their economic value. The decrease in fair value is primarily due to market interest rates and not other factors, and because the Company has no intent to sell and will not more likely than not be required to sell before a market price recovery or maturity of the securities, it is the conclusion of the Company that the investments are not considered other-than-temporarily impaired.

(4) Loans

        A summary of net loans, by loan type at December 31, 2009 and 2008 is as follows:

	December 31,
	2009	2008
	(Dollars in thousands)
Commercial, financial and agricultural	$2,703,379	$2,574,247
Real estate—mortgage	954,010	888,095
Real estate—construction	1,583,057	1,911,954
Consumer	146,331	169,589
Foreign	280,485	328,948

Total loans	$5,667,262	$5,872,833

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Allowance for Probable Loan Losses

        A summary of the transactions in the allowance for probable loan losses for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
	(Dollars in Thousands)
Balance at January 1,	$73,461	$61,726	$64,537

Losses charged to allowance	(38,539)	(9,134)	(6,451)
Recoveries credited to allowance	1,638	1,056	4,348

Net losses charged to allowance	(36,901)	(8,078)	(2,103)
Provision (credit) charged to operations	58,833	19,813	(1,762)
Acquired in purchase transactions	—	—	1,054

Balance at December 31,	$95,393	$73,461	$61,726

        Loans accounted for on a non-accrual basis at December 31, 2009, 2008 and 2007 amounted to $68,338,000, $164,230,000 and $33,622,000, respectively. The effect of such non-accrual loans reduced interest income by $4,011,000, $6,242,000 and $1,378,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2009, 2008 and 2007 amounted to $12,089,000, $6,274,000 and $21,840,000, respectively.

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

        The following table details key information regarding the Company's impaired loans:

	2009	2008	2007
	(Dollars in Thousands)
Balance of impaired loans where there is a related allowance for loan loss	$106,780	$137,153	$39,618
Balance of impaired loans where there is no related allowance for loan loss	11,494	27,786	—

Total impaired loans	$118,274	$164,939	$39,618

Allowance allocated to impaired loans	$30,555	$20,671	$4,903

        The impaired loans included in the table above were primarily comprised of collateral dependent commercial loans, which have not been fully charged off. The average recorded investment in impaired loans was $149,528,000, $93,654,000, and $22,590,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Interest income recorded on impaired loans was $547,000, $236,000 and $1,989,000 for the years ended December 31, 2009, 2008 and 2007. The increase in the balance of impaired loans over

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Allowance for Probable Loan Losses (Continued)

historical levels can be partially attributed to certain loans that filed for bankruptcy protection and a few loan relationships that deteriorated during 2009 and 2008. A portion of the impaired loans have adequate collateral and credit enhancements not requiring a related allowance for loan loss. The level of impaired loans is reflective of the economic weakness that has been created by the financial crisis and the subsequent economic downturn. While impaired loans have increased compared to historical levels, they have decreased for the period ended December 31, 2009, compared to the period ending December 31, 2008. The decrease in impaired loans from 2008 to 2009 can be attributed to improving economic conditions in certain industry sectors and market areas and collateral enhancements or other factors that improve the quality of the credits. Management is confident the Company's loss exposure regarding these credits will be significantly reduced due to the Company's long-standing practices that emphasize secured lending with strong collateral positions and guarantor support. Management is likewise confident the reserve for probable loan losses is adequate. The Company has no direct exposure to sub-prime loans in its loan portfolio, but the sub-prime crisis has affected the credit markets on a national level, and as a result, the Company has experienced an increasing amount of impaired loans; however, management's decision to place loans in this category does not necessarily mean that the Company will experience significant losses from these loans or significant increases in impaired loans from these levels.

        Management of the Company recognizes the risks associated with these impaired loans. However, management's decision to place loans in this category does not necessarily mean that losses will occur. In the current environment, troubled loan management can be protracted because of the legal and process problems that delay the collection of an otherwise collectable loan. Additionally, management believes that the collateral related to these impaired loans and/or the secondary support from guarantors mitigates the potential for losses from impaired loans. It is also important to note that even though the economic conditions in Texas and Oklahoma are weakened, we believe these markets are improving and better positioned to recover than many other areas of the country.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2009 and 2008 were as follows:

	Estimated useful lives	2009	2008
		(Dollars in Thousands)
Bank buildings and improvements	5 – 40 years	$384,760	$351,766
Furniture, equipment and vehicles	1 – 20 years	265,425	252,290
Land		124,012	109,214
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 – 27 years	715	766
Less: accumulated depreciation		(284,537)	(247,665)

Bank premises and equipment, net		$490,375	$466,371

(7) Goodwill and Other Intangible Assets

        The majority of the Company's identified intangibles are in the form of amortizable core deposit premium. In 2008, the Company purchased $1,074,000 in identified intangibles in the acquisition of the rights to InsCorp, Inc. insurance agency insurance contracts, which will be amortized over a 7 year period. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2009:
Core deposit premium	$58,675	$37,496	$21,179
Identified intangible (contract rights)	1,333	154	1,179

Total identified intangibles	$60,008	$37,650	$22,358

December 31, 2008:
Core deposit premium	$58,675	$32,364	$26,311
Identified intangible (contract rights)	1,074	—	1,074

Total identified intangibles	$59,749	$32,364	$27,385

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Goodwill and Other Intangible Assets (Continued)

        Amortization expense of intangible assets for the years ended December 31, 2009, 2008 and 2007, was $5,286,000, $5,195,000 and $5,188,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

Fiscal year ending:	Total
(in thousands)
2010	$5,284
2011	5,245
2012	4,539
2013	4,520
2014	2,277
Thereafter	493

Total	$22,358

        Changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008 were as illustrated in the table below.

	2009	2008
	(Dollars in Thousands)
Balance at January 1,	$282,532	$283,198
Decrease in goodwill due to sale of partnership interest	—	(841)
Goodwill from purchase transaction (Note 2)	—	175

Balance as of December 31,	$282,532	$282,532

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Deposits

        Deposits as of December 31, 2009 and 2008 and related interest expense for the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,352,745	$1,325,272
Foreign	164,054	134,398

Total demand non-interest bearing	1,516,799	1,459,670

Savings and interest bearing demand
Domestic	1,835,430	1,750,317
Foreign	427,122	331,285

Total savings and interest bearing demand	2,262,552	2,081,602

Time, certificates of deposit
$100,000 or more
Domestic	984,171	945,348
Foreign	1,257,561	1,191,444
Less than $100,000
Domestic	759,902	793,953
Foreign	397,022	386,767

Total time, certificates of deposit	3,398,656	3,317,512

Total deposits	$7,178,007	$6,858,784

	2009	2008	2007
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$9,267	$23,197	$46,878
Foreign	1,565	3,454	6,900

Total savings and interest bearing demand	10,832	26,651	53,778

Time, certificates of deposit
$100,000 or more
Domestic	18,091	28,990	37,133
Foreign	23,315	41,383	54,494
Less than $100,000
Domestic	15,600	26,297	36,460
Foreign	5,249	9,809	14,933

Total time, certificates of deposit	62,255	106,479	143,020

Total interest expense on deposits	$73,087	$133,130	$196,798

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Deposits (Continued)

        Scheduled maturities of time deposits as of December 31, 2009 were as follows:

Total
(in thousands)
2010	$3,094,152
2011	199,863
2012	59,937
2013	40,922
2014	3,481
Thereafter	301

Total	$3,398,656

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2009, were as follows:

Due within 3 months or less	$931,885
Due after 3 months and within 6 months	547,820
Due after 6 months and within 12 months	590,219
Due after 12 months	171,808

$2,241,732

(9) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $1,461,839,000 and $1,436,224,000 during 2009 and 2008, respectively, and the maximum amount outstanding at any month end during 2009 and 2008 was $1,500,223,000 and $1,556,734,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Securities Sold Under Repurchase Agreements (Continued)

        Further information related to repurchase agreements at December 31, 2009 and 2008 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2009 term:
Overnight agreements	$428,543	$440,262	$277,153	1.00%
1 to 29 days	36,576	37,773	14,420	1.78
30 to 90 days	61,197	62,918	39,814	1.89
Over 90 days	1,313,560	1,350,490	1,110,430	3.52

Total	$1,839,876	$1,891,443	$1,441,817	2.97%

December 31, 2008 term:
Overnight agreements	$344,161	$348,784	$250,268	1.30%
1 to 29 days	66,002	66,341	26,942	2.40
30 to 90 days	105,195	105,917	53,972	2.42
Over 90 days	1,341,304	1,350,612	1,109,949	3.65

Total	$1,856,662	$1,871,654	$1,441,131	3.17%

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

        Further information regarding the Company's other borrowed funds at December 31, 2009 and 2008 is set forth in the following table:

	December 31,
	2009	2008
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$1,347,625	$2,522,986
Rate on balance outstanding at year end	.14%	1.07%
Average daily balance	$1,662,457	$1,395,220
Average rate	.57%	2.44%
Maximum amount outstanding at any month end	$2,620,761	$2,522,986

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Junior Subordinated Deferrable Interest Debentures

        The Company has formed twelve statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. As part of the Local Financial Corporation ("LFIN") acquisition, the Company acquired three additional statutory business trusts previously formed by LFIN for the purpose of issuing trust preferred securities. The twelve statutory business trusts formed by the Company and the three business trusts acquired in the LFIN transaction (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company or LFIN, as appropriate. As of December 31, 2008, the Debentures issued by four of the trusts formed by the Company and the Debentures issued by all three of the trusts formed by LFIN have been redeemed by the Company. As of December 31, 2009, the principal amount of debentures outstanding totaled $201,082,000. As a result of participation in the TARP Capital Purchase Program, the Company may not, without the consent of the Treasury Department, redeem any of the Debentures until the earlier to occur of December 23, 2011, or the date on which the Company has redeemed all of the Series A Preferred Stock issued under the Capital Purchase Program or the date on which the Treasury has transferred all of the Series A Preferred Stock to third parties not affiliated with the Treasury.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. As of December 31, 2009, the total $201,082,000, of the Capital Securities outstanding qualified as Tier 1 capital.

        In March 2005, the Federal Reserve Board issued a final rule that allowed the inclusion of trust preferred securities in Tier 1 capital, but placed stricter quantitative limits. Under the final rule, after a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. On March 16, 2009, the Federal Reserve Board extended for two years the transition period. The Company believes that substantially all of the current trust preferred securities will be included in Tier 1 capital after the transition period ending on March 31, 2011.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Junior Subordinated Deferrable Interest Debentures (Continued)

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2009:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,356	Fixed	10.18%	Fixed	June 2031	June 2011
Trust VI	$25,774	Quarterly	3.72%	LIBOR + 3.45	November 2032	May 2010
Trust VII	$10,310	Quarterly	3.53%	LIBOR + 3.25	April 2033	April 2010
Trust VIII	$25,774	Quarterly	3.33%	LIBOR + 3.05	October 2033	April 2010
Trust IX	$41,238	Fixed	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Fixed	6.66%	Fixed	February 2037	February 2012
Trust XI	$32,990	Fixed	6.82%	Fixed	July 2037	July 2012
Trust XII	$20,619	Fixed	6.85%	Fixed	September 2037	September 2012

	$201,082

(1)
Trust IX, X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.62%, 1.65%, 1.62% and 1.45% thereafter, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12) Earnings per Share ("EPS")

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2009, 2008, and 2007 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2009:
Basic EPS
Net income available to common shareholders	$129,758	68,373,732	$1.90
Potential dilutive common shares	—	20,892

Diluted EPS	$129,758	68,394,624	$1.90

December 31, 2008:
Basic EPS
Net income	$132,112	68,576,654	$1.93
Potential dilutive common shares	—	137,736

Diluted EPS	$132,112	68,714,390	$1.92

December 31, 2007:
Basic EPS
Net income	$121,312	69,036,274	$1.76
Potential dilutive common shares	—	333,837

Diluted EPS	$121,312	69,370,111	$1.75

(13) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,366,000, $4,683,000 and $4,628,000 were charged to income for the years ended December 31, 2009, 2008, and 2007, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) International Operations (Continued)

        A summary of assets attributable to international operations at December 31, 2009 and 2008 are as follows:

	2009	2008
	(Dollars in Thousands)
Loans:
Commercial	$230,464	$270,298
Others	50,021	58,650

	280,485	328,948
Less allowance for probable loan losses	(393)	(604)

Net loans	$280,092	$328,344

Accrued interest receivable	$1,373	$1,896

        At December 31, 2009, the Company had $133,507,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Revenues directly attributable to international operations were $13,681,000, $17,084,000 and $21,525,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

(15) Income Taxes

        The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2009	2008	2007
	(Dollars in Thousands)
Current
U.S.	$77,653	$71,280	$60,462
State	3,340	2,882	(127)
Foreign	30	51	55

Total current taxes	81,023	74,213	60,390
Deferred
U.S.	(8,513)	(6,030)	582
State	5,478	1,347	(5,208)

Total deferred taxes	(3,035)	(4,683)	(4,626)

Total income taxes	$77,988	$69,530	$55,764

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Income Taxes (Continued)

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2009, 2008 and 2007 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2009	2008	2007
	(Dollars in Thousands)
Computed expected tax expense	$77,293	$70,720	$61,977
Change in taxes resulting from:
Tax-exempt interest income	(1,937)	(1,552)	(1,625)
State tax, net of federal income taxes and tax credit	5,722	2,834	(2,272)
Other investment income	(3,526)	(3,321)	(3,079)
Other	436	849	763

Actual tax expense	$77,988	$69,530	$55,764

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are reflected below:

	2009	2008
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$35,979	$27,237
Other real estate owned	76	42
Goodwill	3,132	3,132
Accrued expenses	170	200
State net operating loss carryforwards	—	5,069
Other	4,826	6,710

Total deferred tax assets	44,183	42,390

Deferred tax liabilities:
Lease financing receivable	(59)	(4,503)
Bank premises and equipment, principally due to differences on depreciation	(24,786)	(21,514)
Net unrealized gains on available for sale investment securities	(36,355)	(9,988)
FHLB stock	(1,489)	(1,398)
Identified intangible assets	(20,951)	(20,202)
Other	(7,111)	(8,021)

Total deferred tax liabilities	(90,751)	(65,626)

Net deferred tax liability	$(46,568)	$(23,236)

        The net deferred tax liability of $46,568,000 at December 31, 2009 is included in other liabilities in the consolidated statements of condition. The net deferred tax liability of $23,236,000 at December 31, 2008 is included in other liabilities in the consolidated statements of condition.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Income Taxes (Continued)

        State net operating loss carryforwards were fully utilized in 2009. They originally expired beginning in June 2013 and ending in December 2024.

(16) Stock Options

        On April 1, 2005, the Board of Directors adopted the 2005 International Bancshares Corporation Stock Option Plan (the "2005 Plan"). Effective May 19, 2008, the 2005 Plan was amended to increase the number of shares available for stock option grants under the 2005 Plan by 300,000 shares. The 2005 Plan replaced the 1996 International Bancshares Corporation Key Contributor Stock Option Plan (the "1996 Plan"). Under the 2005 Plan, both qualified incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2009, 142,922 shares were available for future grants under the 2005 Plan.

        The fair value of each option award granted under the plan is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the price of the Company's stock. The Company uses historical data to estimate the expected dividend yield and employee termination rates within the valuation model. The expected term of options is derived from historical exercise behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2009	2008
Expected Life (Years)	6.13	6.13
Dividend yield	2.99%	2.75%
Interest rate	2.12%	1.44%
Volatility	41.81%	31.08%

        A summary of option activity under the stock option plans for the twelve months ended December 31, 2009 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
Options outstanding at December 31, 2008	833,597	$21.43
Plus: Options granted	249,250	10.46
Less:
Options exercised	211,772	12.77
Options expired	15,052	12.66
Options forfeited	32,431	18.09

Options outstanding at December 31, 2009	823,592	$20.54	4.83	$2,066,000

Options fully vested and exercisable at December 31, 2009	304,415	$24.02	3.02	$20,000

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Stock Options (Continued)

        Stock-based compensation expense included in the consolidated statements of income for the twelve months ended December 31, 2009 and December 31, 2008 was approximately $655,000 and $692,000, respectively. As of December 31, 2009 there was approximately $1,199,000, of total unrecognized stock-based compensation cost related to non-vested options granted under the Company plans that will be recognized over a weighted average period of 1.6 years.

        A summary of the status of the Company's non-vested options as of December 31, 2009, and changes during the twelve months ended December 31, 2009, is presented below:

Non-vested Options	Options	Weighted average grant-date fair value ($)
Non-vested options at December 31, 2008	367,208	$6.19
Granted	249,250	3.31
Vested	80,546	6.48
Forfeited	16,735	5.03

Non-vested options at December 31, 2009	519,177	$4.80

        Other information pertaining to option activity during the twelve month period ending December 31, 2009 and December 31, 2008 is as follows:

	Twelve Months Ended December 31,
	2009	2008
Weighted average grant date fair value of stock options granted	$3.31	$4.90
Total fair value of stock options vested	$522,000	$624,000
Total intrinsic value of stock options exercised	$581,000	$591,000

(17) Long Term Restricted Stock Units

        As a participant in the Troubled Asset Relief Program Capital Purchase Program (the "CPP"), the Company must comply with the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued in June 2009 by the Treasury, which implements the provisions of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009. Pursuant to these provisions, the Company is subject to certain compensation restrictions, which include a prohibition on the payment or accrual of any bonuses (including equity-based incentive compensation) to certain officers and employees except for awards of CPP-compliant long-term restricted stock and stock units.

        On December 18, 2009, the Company's board of directors (the "Board") adopted the 2009 International Bancshares Corporation Long-Term Restricted Stock Unit Plan (the "Plan") to give the Company additional flexibility in the compensation of its officers, employees, consultants and advisors in compliance with all applicable laws and restrictions. The Plan authorizes the Company to issue Restricted Stock Units ("RSUs") to officers, employees, consultants and advisors of the Company and its subsidiaries. The Plan provides that RSUs shall be issued by a committee of the Board appointed by the Board from

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(17) Long Term Restricted Stock Units (Continued)

time to time consisting of at least two (2) members of the Board, each of whom is both a non-employee director and an outside director. On December 18, 2009, the Board adopted resolutions creating the Long-Term Restricted Stock Unit Plan Committee to administer the Plan. RSUs issued under the Plan are not equity and are payable only in cash. The Plan provides for both the issuance of CPP-compliant long-term RSUs as well as RSUs that are not CPP-compliant.

        Dennis E. Nixon, the Company's President, Chairman of the Board and a director of the Company, received an award of CPP-compliant RSUs, granted as of December 18, 2009, in the amount of $250,000 for his performance during 2009. In order to meet the requirements of a CPP-compliant RSU, Mr. Nixon's RSUs do not exceed one-third of his total annual compensation.

(18) Commitments, Contingent Liabilities and Other Tax Matters

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2009, 2008 and 2007 were $12,600,000, $11,700,000 and $10,100,000, respectively. Future minimum lease payments due under non-cancellable operating leases at December 31, 2009 were as follows:

Fiscal year ending:	Total
(in thousands)
2010	$10,043
2011	8,282
2012	5,648
2013	3,900
2014	2,485
Thereafter	7,664

Total	$38,022

        It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non-cancellable sub-leases greater than one year at December 31, 2009 were $13,300,000.

        Cash of approximately $60,154,000 and $60,405,000 at December 31, 2009 and 2008, respectively, was maintained to satisfy regulatory reserve requirements.

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

        The Company's lead bank subsidiary has invested in partnerships, which have entered into several lease-financing transactions. The Internal Revenue Service issued a Notice of Final Partnership Administrative Adjustments ("FPAA") on two of the partnerships. In both partnerships, the lead bank subsidiary was the owner of a ninety-nine percent (99%) limited partnership interest. In connection with

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Commitments, Contingent Liabilities and Other Tax Matters (Continued)

the two partnerships through the first quarter of 2006, the Company expensed approximately $25.7 million, which amount represents the total of the tax adjustments due and the interest due on such adjustments for both FPAAs. Management will continue to evaluate the correspondence with the IRS on the FPAAs and make any appropriate revisions to the amounts as deemed necessary.

        The Company is involved in a dispute related to certain tax matters that were transferred to the Company in its 2004 acquisition of LFIN. The dispute involves claims by the former controlling shareholders of LFIN related to certain tax benefits enjoyed by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding tax benefits related to the failed thrift acquisition. A jury trial related to this dispute commenced in the U.S. District Court for the Western District of Oklahoma on February 8, 2010. While the outcome of any jury trial is very difficult to predict, the Company has determined, based on discussions with its legal counsel, that any material loss related to this dispute is remote. Management intends to continue to evaluate the merits of this matter and make appropriate revisions to the amount reserved in connection with this dispute as deemed necessary.

(19) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $67,681,000 and $79,438,000 at December 31, 2009 and 2008, respectively.

(20) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2009, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,167,993,000
Credit card lines	48,016,000
Standby letters of credit	132,151,000
Commercial letters of credit	1,356,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2009, the maximum potential amount of future payments is $132,151,000. At December 31, 2009, the fair value of

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk (Continued)

these guarantees is not significant. Unsecured letters of credit totaled $29,384,000 and $28,771,000 at December 31, 2009 and 2008, respectively.

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

(21) Capital Requirements

        On December 23, 2008, as part of the Troubled Asset Relief Program Capital Purchase Program (the "TARP Capital Purchase Program") of the United States Department of the Treasury ("Treasury"), the Company entered into a Letter Agreement incorporating an attached Securities Purchase Agreement-Standard Terms (collectively, the "Securities Purchase Agreement") with the Treasury. The closing of the transactions contemplated in the Securities Purchase Agreement occurred on December 23, 2008.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Capital Requirements (Continued)

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

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2009, the subsidiary banks could pay dividends of up to $390,000,000 to the Company without prior regulatory approval and without adversely affecting their "well capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

        Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company is restricted in the payment of dividends and may not, without Treasury Department's consent, declare or pay any dividend on the Company Common Stock other than a regular semi-annual dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceases to exist only on the earlier to occur of December 23, 2011 or the date on which the Company has redeemed all of the Series A Preferred Stock issued as part of the Capital Purchase Program or the date on which the Treasury has transferred all of the Preferred Stock to third parties not affiliated with the Treasury. Also, all accrued and unpaid dividends on the Senior Preferred Stock would have to be fully paid before the Company paid any dividends on its Common Stock. On April 7, 2009, the Company gained consent from the Treasury Department (the "Treasury Consent") to use the regular semi-annual cash dividend funds of not more than $.33 per share, as adjusted for any stock dividend or stock split, to pay quarterly dividends and to repurchase common stock. Any cash dividends combined with amounts spent in conjunction with the Company's stock repurchase program will be limited by the restrictions set forth in the Treasury Consent.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Capital Requirements (Continued)

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

        Pursuant to the provisions of the ARRA, the Company may be permitted to repay the $216 million it received under the TARP Capital Purchase Program, without regard to certain repayment restrictions in the Securities Purchase Agreement, which restricted the Company's ability to redeem the Senior Preferred Stock during the first three years following the date of investment. The redemption of the Senior Preferred Stock is subject to the consent of the Federal Reserve Bank of Dallas, which is the Company's primary Federal banking regulator. To date, the Company has not redeemed any of the Senior Preferred Stock.

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2009, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

        As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2009 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2009:
Total Capital (to Risk Weighted Assets):
Consolidated	$1,321,656	18.99%	$556,763	8.00%	N/A	N/A
International Bank of Commerce, Laredo	881,679	14.80	476,708	8.00	$595,885	10.00%
International Bank of Commerce, Brownsville	104,964	22.70	36,984	8.00	46,230	10.00
International Bank of Commerce, Zapata	50,648	29.00	13,973	8.00	17,466	10.00
Commerce Bank	61,157	30.12	16,244	8.00	20,305	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,234,929	17.74%	$278,381	4.00%	N/A	N/A
International Bank of Commerce, Laredo	810,417	13.60	238,354	4.00	$357,531	6.00%
International Bank of Commerce, Brownsville	99,179	21.45	18,492	4.00	27,738	6.00
International Bank of Commerce, Zapata	49,120	28.12	6,987	4.00	10,480	6.00
Commerce Bank	58,703	28.91	8,122	4.00	12,183	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,234,929	10.95%	$451,133	4.00%	N/A	N/A
International Bank of Commerce, Laredo	810,417	8.59	377,496	4.00	$471,870	5.00%
International Bank of Commerce, Brownsville	99,179	12.32	32,189	4.00	40,237	5.00
International Bank of Commerce, Zapata	49,120	11.13	17,651	4.00	22,063	5.00
Commerce Bank	58,703	13.17	17,835	4.00	22,293	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2008 are also presented in the following table:

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) Fair Value

        Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements" for financial assets and liabilities. Additionally, in accordance with Financial Accounting Standards Board Staff Position No. 157-2, ("FSP No 157-2"), "Effective date of FASB Statement No. 157," the Company delayed application of SFAS No. 157 for non-financial assets and non-financial liabilities until January 1, 2009, except for those that are recognized or disclosed at fair value on a recurring basis. SFAS No. 157 and FSP No. 157-2 are now included in the Accounting Standards Codification ("ASC") in Topic 820, "Fair Value Measurements and Disclosures" ("ASC 820"). ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 applies to all financial instruments that are being measured and reported on a fair value basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; it also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels:

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) Fair Value (Continued)

        The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value as of December 31, 2009 by level within the fair value measurement hierarchy.

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Assets:
U.S. Treasury securities
Available-for-sale	$1,327	$—	$1,327	$—
Residential mortgage-backed securities
Available-for-sale	4,491,764	—	4,432,195	59,569
States and political subdivisions
Available-for-sale	136,866	—	136,866	—
Other
Available-for-sale	14,126	626	13,500	—
Measured on a non-recurring basis:
Assets:
Impaired Loans	76,225	—	—	76,225

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) Fair Value (Continued)

        The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value as of December 31, 2008 by level within the fair value measurement hierarchy.

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Assets:
U.S. Treasury securities
Available-for-sale	$1,319	$—	$1,319	$—
Residential mortgage-backed securities
Available-for-sale	4,974,317	—	4,974,317	—
States and political subdivisions
Available-for-sale	82,214	—	82,214	—
Other
Available-for-sale	14,030	530	13,500	—
Measured on a non-recurring basis:
Assets:
Impaired Loans	116,482	—	—	116,482

        Investment securities available-for-sale are classified within level 2 and level 3 of the valuation hierarchy, with the exception of certain equity investments that are classified within level 1. For investments classified as level 2 in the fair value hierarchy, the Company obtains fair value measurements for investment securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. Investment securities classified as level 3 are non-agency mortgage-backed securities. The non-agency mortgage-backed securities held by the Company are traded in in-active markets and markets that have experienced significant decreases in volume and level of activity, as exhibited by few recent transactions, a significant decline or absence of new issuances, price quotations that are not based on comparable securities transactions and wide bid-ask spreads among other factors. As a result of the inability to use quoted market prices to determine fair value for these securities, the Company determined that fair value, as determined by level 3 inputs in the fair value hierarchy, is more appropriate for financial reporting and more consistent with the expected performance of the investments. For the investments classified within level 3 of the fair value hierarchy, the Company used a discounted cash flow model to determine the fair value. Inputs in the model included both historical performance and expected future performance based on information currently available. Assumptions used in the discounted cash flow model included estimates on future principal prepayment rates, default and loss severity rates.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) Fair Value (Continued)

        The following table presents a reconciliation of activity for such mortgage-backed securities on a net basis (Dollars in thousands):

Balance at December 31, 2008	$—
Principal paydowns, net of discount amortization	(8,023)
Total unrealized losses included in:
Other comprehensive income	(14,979)
Transfers into level 3	82,571

Balance at December 31, 2009	$59,569

        Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis. The instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

        As of December 31, 2009, the Company's financial instruments measured at fair value on a non-recurring basis are limited to impaired loans. Impaired loans are classified within level 3 of the valuation hierarchy. The fair value of impaired loans is derived in accordance with FASB ASC 310, "Receivables". The fair value of impaired loans is based on the fair value of the collateral, as determined through an external appraisal process, discounted based on internal criteria. Impaired loans are primarily comprised of collateral-dependent commercial loans.

        The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2009 and December 31, 2008 are outlined below.

Cash and Due From Banks and Federal Funds Sold

        For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Time Deposits with Banks

        The carrying amounts of time deposits with banks approximate fair value.

Investment securities held-to-maturity

        The carrying amounts of investments held-to-maturity approximate fair value.

Investment Securities

        For investment securities, which include U. S. Treasury securities, obligations of other U. S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are based on quoted market prices or dealer quotes. Fair values are based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, probable tax ramifications, or estimated transaction costs. See disclosures of fair value of investment securities in Note 3.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) Fair Value (Continued)

Loans

        Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans as outlined by regulatory reporting guidelines. Each category is segmented into fixed and variable interest rate terms and by performing and non-performing categories.

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2009, and December 31, 2008, the carrying amount of fixed rate performing loans was $1,303,049,000 and $1,272,370,000 respectively, and the estimated fair value was $1,200,343,000 and $1,253,496,000, respectively.

Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2009 and 2008. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2009 and 2008, the carrying amount of time deposits was $3,398,656,000 and $3,317,512,000, respectively, and the estimated fair value was $3,412,538,000 and $3,343,150,000, respectively.

Securities Sold Under Repurchase Agreements and Other Borrowed Funds

        Securities sold under repurchase agreements include both short and long-term maturities. Due to the contractual terms of the short-term instruments, the carrying amounts approximated fair value at December 31, 2009 and December 31, 2008. The fair value of the long-term instruments is based on established market spreads. At December 31, 2009 and December 31, 2008, the carrying amount of long-term repurchase agreements was $1,000,000,000 and the estimated fair value was $1,099,064,000 and $1,158,873,000, respectively. Other borrowed funds are short-term Federal Home Loan Bank borrowings. Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2009 and December 31, 2008.

  Junior Subordinated Deferrable Interest Debentures

        The Company currently has fixed and floating junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2009 and December 31, 2008. The fair value of the fixed junior subordinated deferrable interest debentures is based on established market spreads to the debentures. At December 31, 2009 and 2008, the carrying amount of fixed junior

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) Fair Value (Continued)

subordinated deferrable interest debentures was $139,224,000 and $139,190,000, respectively, and the estimated fair value was $65,762,000 and $44,704,000, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2009 and 2008
(Dollars in Thousands)

	2009	2008
ASSETS
Cash	$16,712	$160,754
Other investments	61,270	38,079
Notes receivable	100	350
Investment in subsidiaries	1,533,062	1,264,021
Other assets	3,260	1,037

Total assets	$1,614,404	$1,464,241

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$201,082	$201,048
Due to IBC Trading	21	21
Other liabilities	5,730	5,876

Total liabilities	206,833	206,945

Shareholders' equity:
Preferred shares	205,742	203,558
Common shares	95,711	95,499
Surplus	161,258	158,110
Retained earnings	1,122,392	1,016,003
Accumulated other comprehensive income	65,877	18,189

	1,650,980	1,491,359
Less cost of shares in treasury	(243,409)	(234,063)

Total shareholders' equity	1,407,571	1,257,296

Total liabilities and shareholders' equity	$1,614,404	$1,464,241

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2009, 2008 and 2007
(Dollars in Thousands)

	2009	2008	2007
Income:
Dividends from subsidiaries	$45,122	$53,460	$114,520
Interest income on notes receivable	6	80	50
Interest income on other investments	8,191	5,313	6,283
Other interest income	914	486	573
Other	7,225	65	—

Total income	61,458	59,404	121,426
Expenses:
Interest expense (Debentures)	12,535	14,137	17,178
Other interest expense	—	88	—
Other	1,751	1,793	4,789

Total expenses	14,286	16,018	21,967

Income before federal income taxes and equity in undistributed net income of subsidiaries	47,172	43,386	99,459
Income tax benefit	743	(3,593)	(5,281)

Income before equity in undistributed net income of subsidiaries	46,429	46,979	104,740
Equity in undistributed net income of subsidiaries	96,414	85,133	16,572

Net income	142,843	132,112	121,312

Preferred stock dividends and discount accretion	12,984	—	—

Net income available to common shareholders	$129,758	$132,112	$121,312

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(25) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2009, 2008 and 2007
(Dollars in Thousands)

	2009	2008	2007
Operating activities:
Net income	$142,742	$132,112	$121,312
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of junior subordinated interest deferrable debentures	35	119	332
Investment securities transactions, net	(6,586)	—	—
Accretion of investment securities discounts	(325)	—	—
Stock compensation expense	655	692	771
(Decrease) increase in other liabilities	(310)	1,443	(1,732)
Equity in undistributed net income of subsidiaries	(96,414)	(85,133)	(16,572)

Net cash provided by operating activities	39,737	49,233	104,111

Investing activities:
Contributions to subsidiaries	(138,103)	(57,114)	(23,470)
Proceeds of repurchase agreement with banks	—	1,000	5,303
Principal collected on mortgage-backed securities	2,791	—	—
Net decrease (increase) in notes receivable	250	1,491	(205)
Increase in other assets	(9,215)	(5,000)	(6,714)

Net cash used in investing activities	(144,277)	(59,623)	(25,086)

Financing activities:
Proceeds from issuance of subordinated debentures	—	—	53,609
Payments on subordinated debentures	—	—	(63,920)
Proceeds from issuance of preferred stock	—	216,000	—
Proceeds from stock transactions	2,705	894	5,686
Payments of cash dividends	(32,921)	(45,253)	(44,738)
Payments of cash dividends in lieu of fractional shares	—	—	(27)
Purchase of treasury stock	(9,346)	(1,077)	(29,710)

Net cash (used in) provided by financing activities	(39,562)	170,564	(79,100)

(Decrease) increase in cash	(144,042)	160,174	(75)
Cash at beginning of year	160,754	580	655

Cash at end of year	$16,712	$160,754	$580

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2009
Interest income		$126,279		$126,704		$134,178		$140,216
Interest expense		30,818		32,257		34,651		42,070

Net interest income		95,461		94,447		99,527		98,146
Provision for probable loan losses		13,404		10,346		22,858		12,225
Non-interest income		51,934		50,875		56,192		42,012
Non-interest expense		74,878		78,746		85,181		70,226

Income before income taxes		59,113		56,230		47,680		57,707
Income taxes		22,005		19,257		16,547		20,179

Net income		$37,108		$36,973		$31,133		$37,528

Preferred Stock Dividends		3,259		3,250		3,242		3,233

Net income available to common shareholders		$33,849		$33,723		$27,891		$34,295

Per common share:
Basic
Net income	$	..50	$	..49	$	..41	$	..50

Diluted
Net income	$	..50	$	..49	$	..41	$	..50

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2008
Interest income		$140,817		$138,194		$136,931		$148,661
Interest expense		49,835		54,076		56,790		71,030

Net interest income		90,982		84,118		80,141		77,631
Provision for probable loan losses		7,123		7,037		4,101		1,552
Non-interest income		41,675		50,823		51,017		46,294
Non-interest expense		77,254		76,591		76,384		70,997

Income before income taxes		48,280		51,313		50,673		51,376
Income taxes		16,577		17,433		17,624		17,896

Net income		$31,703		$33,880		$33,049		$33,480

Per common share:
Basic
Net income	$	..47	$	..49	$	..48	$	..49

Diluted
Net income	$	..46	$	..49	$	..48	$	..49

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2009, 2008, and 2007:

	2009			2008			2007
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$5,474,162	$322,143	5.88%	$5,360,116	$353,635	6.60%	$4,920,774	$422,039	8.58%
Foreign	274,627	13,626	4.96	283,444	17,083	6.03	289,678	21,525	7.43
Investment securities:
Taxable	4,281,148	185,931	4.34	4,120,008	188,928	4.59	4,055,546	190,371	4.69
Tax-exempt	104,140	5,070	4.87	72,117	3,514	4.87	87,234	4,270	4.89
Federal funds sold	—	—	—	53,019	927	1.75	54,634	2,712	4.96
Other	69,813	607.87		9,874	516	5.23	22,448	2,656	5.81

Total interest-earning assets	10,203,890	527,377	5.17%	9,898,578	564,603	5.70%	9,430,314	643,573	6.82%
Non-interest earning assets:
Cash and due from banks	285,811			236,656			222,116
Bank premises and equipment, net	479,281			445,487			405,536
Other assets	738,568			728,038			750,454
Less allowance for probable loan losses	(82,194)			(64,917)			(65,688)

Total	$11,625,356			$11,243,842			$10,742,732

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,135,147	$10,832.51%		$2,286,000	$26,651	1.17%	$2,328,078	$53,778	2.31%
Time deposits:
Domestic	1,718,744	33,691	1.96	1,702,549	55,287	3.25	1,704,871	73,593	4.32
Foreign	1,607,431	28,564	1.78	1,644,997	51,192	3.11	1,623,791	69,427	4.28
Securities sold under repurchase agreements	1,462,017	44,723	3.06	1,436,374	50,400	3.51	982,884	43,837	4.46
Other borrowings	1,662,489	9,451.57		1,395,220	33,976	2.44	1,462,504	75,317	5.15
Junior subordinated interest deferrable debentures	201,064	12,535	6.23	201,042	14,137	7.03	213,119	17,178	8.06
Senior notes	—	—	—	—	88	—	—	210	—

Total interest bearing liabilities	8,786,892	139,796	1.59%	8,666,182	231,731	2.67%	8,315,247	333,340	4.01%
Non-interest bearing liabilities:
Demand Deposits	1,480,994			1,455,036			1,417,751
Other liabilities	70,060			132,306			125,952
Shareholders' equity	1,287,410			990,318			883,782

Total	$11,625,356			$11,243,842			$10,742,732

Net interest income		$387,581			$332,872			$310,233

Net yield on interest earning assets			3.80%			3.36%			3.29%

 INTERNATIONAL BANCSHARES CORPORATION
OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS
DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	President, International Bank of Commerce
R. DAVID GUERRA	IRVING GREENBLUM
Vice President	International Investments/Real Estate
EDWARD J. FARIAS	R. DAVID GUERRA
Vice President	President
International Bank of Commerce
RICHARD CAPPS	Branch in McAllen, TX
Vice President
DANIEL B. HASTINGS, JR.
IMELDA NAVARRO	Licensed U. S. Custom Broker
Treasurer	President
Daniel B. Hastings, Inc.
WILLIAM CUELLAR
Auditor	IMELDA NAVARRO
Senior Executive Vice President
MARISA V. SANTOS	International Bank of Commerce
Secretary
SIOMA NEIMAN
HILDA V. TORRES	International Entrepreneur
Assistant Secretary
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
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2009 and 2008 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2009, 2008 and 2007 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2009, 2008, and 2007 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2009, 2008 and 2007 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2009, 2008 and 2007 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only)
December 31, 2009 and 2008 (Dollars in Thousands)
Statements of Income (Parent Company Only)
Years ended December 31, 2009, 2008 and 2007 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only)
Years ended December 31, 2009, 2008 and 2007 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS