Form 10-K, Exhibit 13
period 2010-12-31
INTERNATIONAL BANCSHARES CORP
filed 2011-02-28
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2010. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2010	2009	2008	2007	2006
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$11,943,469	$11,762,543	$12,439,341	$11,167,161	$10,911,454
Net loans	5,325,521	5,571,869	5,799,372	5,474,902	4,970,273
Deposits	7,599,558	7,178,007	6,858,784	7,157,606	6,989,918
Other borrowed funds	1,026,780	1,347,625	2,522,986	1,456,936	2,095,576
Junior subordinated deferrable interest debentures	201,117	201,082	201,048	200,929	210,908
Shareholders' equity	1,459,217	1,407,470	1,257,297	935,905	842,056
INCOME STATEMENT
Interest income	$458,769	$527,377	$564,603	$643,573	$609,073
Interest expense	114,036	139,796	231,731	333,340	319,588

Net interest income	344,733	387,581	332,872	310,233	289,485
Provision (credit) for probable loan losses	22,812	58,833	19,813	(1,762)	3,849
Non-interest income	218,784	201,013	189,809	165,363	176,971
Non-interest expense	339,725	309,031	301,226	300,282	288,717

Income before income taxes	200,980	220,730	201,642	177,076	173,890
Income taxes	70,957	77,988	69,530	55,764	56,889

Net income	130,023	142,742	132,112	121,312	117,001

Preferred stock dividends and discount accretion	13,126	12,984	—	—	—

Net income available to common shareholders	$116,897	$129,758	$132,112	$121,312	$117,001

Per common share (Note 1):
Basic	$1.72	$1.90	$1.93	$1.76	$1.68
Diluted	$1.72	$1.90	$1.92	$1.75	$1.67

Note
1:     Per share information has been re-stated giving retroactive effect to stock dividends distributed.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2010. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward Looking Information

        Certain matters discussed in this report, excluding historical information, include forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by these sections. Although International Bancshares Corporation (the "Company") believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words "estimate," "expect," "intend," "believe" and "project," as well as other words or expressions of a similar meaning are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

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

  •
  The Company relies, in part, on external financing to fund the Company's operations and the unavailability of such funds in the future could adversely impact the Company's growth strategy and prospects.

  •
  Changes in consumer spending, borrowings and savings habits.

  •
  Changes in interest rates and market prices, which could reduce the Company's net interest margins, asset valuations and expense expectations, including, without limitation, the repeal of federal prohibitions on the payment of interest on demand deposits.

  •
  Changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins.

  •
  Changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance and employment, environmental and immigration laws and regulations and the risk of litigation that may follow.

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

  •
  The timing, impact and other uncertainties of the Company's potential future acquisitions including regulatory restrictions, the Company's ability to identify suitable potential future acquisition candidates, the success or failure in the integration of their operations and the Company's ability to maintain its current branch network and to enter new markets successfully and capitalize on growth opportunities.

  •
  Changes in the Company's ability to pay dividends on its Preferred Stock or Common Stock.

  •
  Additions to the Company's loan loss allowance as a result of changes in local, national or international conditions which adversely affect the Company's customers, including, without limitation, lower real estate values or environmental liability risks associated with foreclosed properties.

  •
  Greater than expected costs or difficulties related to the development and integration of new products and lines of business.

  •
  Impairment of carrying value of our goodwill could negatively impact our earnings and capital.

  •
  Changes in the soundness of other financial institutions with which the Company interacts.

  •
  Political instability in the United States or Mexico.

  •
  Technological changes or system failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

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

  •
  The effect of final rules amending Regulation E that prohibit financial institutions from charging the consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts-in to the overdraft service for those types of transactions, as well as, the effect of the FDIC Overdraft Payment Supervisory Guidance and any other regulatory or legal developments that limit overdraft services.

  •
  The reduction of income and possible increase in required capital levels related to the adoption of new legislation, including without limitation the Dodd-Frank Regulatory Reform Act and the implementing rules and regulations that will be adopted in the future, including the Federal Reserve's proposed rule that would establish debit card interchange fee standards and prohibit network exclusivity arrangements and routing restrictions that may negatively affect interchange revenue from debit card transactions as well as revenue from consumer services and may required increased levels of capital.

  •
  The Company may be adversely affected by its continued participation in the Capital Purchase Program ("CPP").

  •
  The Company's success at managing the risks involved in the foregoing items, or a failure or circumvention of the Company's internal controls and risk management, policies and procedures.

        Forward-looking statements speak only as of the date on which such statements are made. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Summary of Recent Legislation

        On July 21 2010, sweeping financial regulatory reform legislation entitled the "Dodd-Frank Wall Street Reform and Consumer Protection Act" (the "Dodd-Frank Regulatory Reform Act") was signed into law. The Dodd-Frank Regulatory Reform Act implements far-reaching changes across the financial regulatory landscape, including provisions that, among other things, will:

  •
  Centralize responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau, responsible for implementing, examining and enforcing compliance with federal consumer financial laws.

  •
  Restrict the preemption of state law by federal law and disallow subsidiaries and affiliates of banks from availing themselves of such preemption.

  •
  Apply the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies.

  •
  Require each federal bank regulatory agency to seek to make its capital requirements for banks countercyclical so that capital requirements increase in times of economic expansion and decrease in times of economic contraction.

  •
  Require financial holding companies, such as the Company, to be well-capitalized and well-managed. Bank holding companies and banks must also be both well-capitalized and well-managed in order to acquire banks located outside their home state.

  •
  Change the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminate the ceiling on the size of the Deposit Insurance Fund ("DIF") and increase the floor of the size of the DIF.

  •
  Impose comprehensive regulation of the over-the-counter derivatives market, which would include certain provisions that would effectively prohibit insured depository institutions from conducting certain derivatives businesses in the institution itself.

  •
  Implement corporate governance revisions, including executive compensation and proxy access by shareholders, provisions that apply to all public companies, not just financial institutions.

  •
  Make permanent the $250,000 limit for federal deposit insurance and increase the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000 and provide unlimited federal deposit insurance until January 1, 2013 for non-interest bearing demand transaction accounts at all insured depository institutions.

  •
  Repeal the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.

  •
  Amend the Electronic Fund Transfer Act ("EFTA") to, among other things, give the Federal Reserve the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer.

  •
  Increase the authority of the Federal Reserve to examine the Company and its non-bank subsidiaries.

        Many aspects of the Dodd-Frank Regulatory Reform Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on the Company, its customers or the financial industry more generally. Provisions in the legislation that affect deposit insurance assessments, payment of interest on demand deposits and interchange fees could increase the costs associated with deposits as well as place limitations on certain revenues those deposits may generate. Provisions in the legislation that may require revisions to the capital requirements of the Company could require the Company to seek other sources of capital in the future.

Overview

        The Company, which is headquartered in Laredo, Texas, with 278 facilities and 440 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a liquidating subsidiary, a broker/dealer and a fifty percent interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2010 was 9.43% as compared to 11.10% for the year ended December 31, 2009.

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

        Expense control is an essential element in the Company's long-term profitability. As a result, the Company monitors the efficiency ratio, which is a measure of non-interest expense to net interest income plus non-interest income closely. The Company's efficiency ratio has been negatively impacted over the last few years because of the Company's branch expansion which has added a total of 18 branches during 2009 and 2010. During expansion periods, the Company's efficiency ratio will suffer but the long-term benefits of the expansion should be realized in future periods and the benefits should positively impact the efficiency ratio in future periods. The Company monitors this ratio over time to assess the Company's efficiency relative to its peers taking into account the Company's branch expansion. The Company uses this measure as one factor in determining if the Company is accomplishing its long-term goals of providing superior returns to the Company's shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2010	December 31, 2009	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$11,943,469	$11,762,543	1.5%
Net loans	5,325,521	5,571,869	(4.4)
Deposits	7,599,558	7,178,007	5.9
Other borrowed funds	1,026,780	1,347,625	(23.8)
Junior subordinated deferrable interest debentures	201,117	201,082	—
Shareholders' equity	1,459,217	1,407,470	3.7

Consolidated Statements of Income Information

	Year Ended December 31, 2010	Year Ended December 31, 2009	Percent Increase (Decrease) 2010 vs. 2009	Year Ended December 31, 2008	Percent Increase (Decrease) 2009 vs. 2008
	(Dollars in Thousands)
Interest income	$458,769	$527,377	(13.0)%	$564,603	(6.6)%
Interest expense	114,036	139,796	(18.4)	231,731	(39.7)
Net interest income	344,733	387,581	(11.1)	332,872	16.4
Provision for probable loan losses	22,812	58,833	(61.2)	19,813	196.9
Non-interest income	218,784	201,013	8.8	189,809	5.9
Non-interest expense	339,725	309,031	9.9	301,226	2.6
Net income	130,023	142,742	(8.9)	132,112	8.0
Net income available to common shareholders	116,897	129,758	(9.9)	132,112	(1.8)
Per common share:
Basic	$1.72	$1.90	(9.5)%	$1.93	(1.6)%
Diluted	1.72	1.90	(9.5)	1.92	(1.0)

Net Income

        Net income available to common shareholders for the year ended December 31, 2010 decreased by 9.9% as compared to the same period in 2009. Net income for the year ended December 31, 2010 was positively affected by gains on investment securities sales totaling $21.6 million, net of tax. The sales of the securities were to facilitate a re-positioning of the Company's investment portfolio. Net income was negatively affected by an additional reserve of $21.8 million that the Company recorded during the first quarter of 2010 in connection with a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of LFIN. See Note 17 to the Consolidated Financial Statements. The provision for probable loan losses charged to expense decreased $23.4 million, after tax to $14.8 million, after tax for the year ended December 31, 2010 from $38.2 million, after tax for the same period of 2009. The decrease is mainly due to a decrease in required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value greater than carrying value.

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

	For the years ended December 31,
	2010 Average Rate/Cost	2009 Average Rate/Cost	2008 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.72%	5.88%	6.60%
Foreign	4.62	4.96	6.03
Investment securities:
Taxable	3.30	4.34	4.59
Tax-exempt	5.02	4.87	4.87
Federal funds sold	—	—	1.75
Other	2.23	.87	5.23

Total interest-earning assets	4.64%	5.17%	5.70%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	.39%	.51%	1.17%
Time deposits:
Domestic	1.46	1.96	3.25
Foreign	1.24	1.78	3.11
Securities sold under repurchase agreements	2.99	3.06	3.51
Other borrowings	.19	.57	2.44
Junior subordinated deferrable interest debentures	6.07	6.23	7.03

Total interest bearing liabilities	1.39%	1.59%	2.67%

        For the three years ended December 31, 2010, as short term interest rates have fluctuated, the Company has monitored and adjusted interest rates on loans and deposits accordingly. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets decreased 11.4% from 5.17% in 2009 to 4.64% in 2010, and the rates paid on average interest-bearing liabilities decreased 14.4% from 1.59% in 2009 to 1.39% in 2010. The yield on average interest-earning assets decreased 9.3% from 5.70% in 2008 to 5.17% in 2009, and the rates paid on average interest-bearing liabilities decreased 40.4% from 2.67% in 2008 to 1.59% in 2009. The majority of the Company's taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

        The following table analyzes the changes in net interest income during 2010 and 2009 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2010 compared to 2009 Net increase (decrease) due to			2009 compared to 2008 Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$(10,557)	$(8,807)	$(19,364)	$7,524	$(39,016)	$(31,492)
Foreign	(1,347)	(856)	(2,203)	(531)	(2,926)	(3,457)
Investment securities:
Taxable	(8,061)	(42,764)	(50,825)	7,389	(10,386)	(2,997)
Tax-exempt	1,950	220	2,170	1,560	(4)	1,556
Other	260	1,354	1,614	2,205	(3,041)	(836)

Total interest income	$(17,755)	$(50,853)	$(68,608)	$18,147	$(55,373)	$(37,226)

Interest incurred on:
Savings and interest bearing demand deposits	$1,291	$(2,740)	$(1,449)	$(1,759)	$(14,060)	$(15,819)
Time deposits:
Domestic	1,673	(9,109)	(7,436)	526	(22,122)	(21,596)
Foreign	1,173	(9,025)	(7,852)	(1,169)	(21,459)	(22,628)
Securities sold under repurchase agreements	543	(1,050)	(507)	900	(6,577)	(5,677)
Other borrowings	(5,719)	(2,463)	(8,182)	6,508	(31,033)	(24,525)
Junior subordinated deferrable interest debentures	2	(336)	(334)	2	(1,604)	(1,602)
Other	—	—	—	(88)	—	(88)

Total interest expense	$(1,037)	$(24,723)	$(25,760)	$4,920	$(96,855)	$(91,935)

Net interest income	$(16,718)	$(26,130)	$(42,848)	$13,227	$41,482	$54,709

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

        At December 31, 2010, based on these simulations, a rate shift of 300 basis points in interest rates up will vary net interest income by 3.84%, while a rate shift of 150 basis points down will not vary net interest income by more than 4.33% of projected 2011 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$108,023	$68,314	$163,700	$32,900	$13,490
Accruing loans contractually past due ninety days or more as to interest or principal payments	19,347	11,986	6,208	21,330	9,201
Loans accounted for as "troubled debt restructuring"	—	—	—	—	—

        The allowance for probable loan losses decreased 11.4% to $84,482,000 at December 31, 2010 from $95,393,000 at December 31, 2009. The allowance was 1.56% of total loans, net of unearned income at December 31, 2010 and 1.68% at December 31, 2009. The provision for probable loan losses charged to expense decreased $36,021,000 to $22,812,000 for the year ended December 31, 2010 from $58,833,000 for the same period in 2009. The Company's provision for probable loan losses decreased from the December 31, 2010 to December 31, 2009 mainly due to the decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value, after considering selling costs, greater than the carrying value. The Company's provision for probable loan losses increased for the years ended December 31, 2009 and 2008, prompted by the analysis of management regarding the weakness in the overall economy and the impact of that weakness on the Company's loan portfolio and the related allowance for probable loan losses. While the Texas and Oklahoma economies are performing better and appear to be recovering faster than other parts of the country, Texas and Oklahoma are not completely immune to the problems associated with the U.S. economy.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$7	$24	$530	$722	$4,298
Accruing loans contractually past due ninety days or more as to interest or principal payments	501	103	66	510	199

        The gross income that would have been recorded during 2010 and 2009 on non-accrual loans in accordance with their original contract terms was $3,748,000 and $4,008,000 on domestic loans and $2,000 and $3,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2010 and 2009 was $32,000 and $547,000 on domestic loans and $0 and $0 for foreign loans, respectively.

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

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $1,309,921,000 and $1,349,516,000 at December 31, 2010 and 2009, respectively. See Note 19 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,410,003	$5,667,262	$5,872,833	$5,536,628	$5,034,810

Average loans outstanding during the year (Note 1)	$5,542,230	$5,748,789	$5,683,130	$5,215,435	$4,796,489

Balance of allowance at January 1	$95,393	$73,461	$61,726	$64,537	$77,796
Provision (credit) charged to expense	22,812	58,833	19,813	(1,762)	3,849
Loans charged off:
Domestic:
Commercial, financial and agricultural	(7,702)	(14,565)	(5,754)	(3,606)	(7,302)
Real estate—mortgage	(2,973)	(2,500)	(1,400)	(800)	(554)
Real estate—construction	(22,186)	(17,953)	(202)	(202)	(99)
Consumer	(2,152)	(2,690)	(1,770)	(1,741)	(2,056)
Foreign	(227)	(831)	(8)	(102)	(8,377)

Total loans charged off:	(35,240)	(38,539)	(9,134)	(6,451)	(18,388)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	626	519	576	810	625
Real estate—mortgage	517	128	94	58	130
Real estate—construction	16	19	21	89	53
Consumer	256	937	361	306	448
Foreign	102	35	4	3,085	24

Total recoveries	1,517	1,638	1,056	4,348	1,280

Net loans charged off	(33,723)	(36,901)	(8,078)	(2,103)	(17,108)
Allowance acquired in purchase transactions	—	—	—	1,054	—

Balance of allowance at December 31	$84,482	$95,393	$73,461	$61,726	$64,537

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.61%	.64%	.14%	.04%	.36%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.56%	1.68%	1.25%	1.11%	1.28%

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

        The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2010		2009		2008		2007		2006
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$38,439	48.5%	$47,676	47.8%	$33,737	43.8%	$28,117	43.9%	$28,158	46.5%
Real estate— Mortgage	12,670	17.5	16,825	16.8	11,639	15.1	9,256	14.4	9,461	15.6
Real estate— Construction	26,695	27.2	27,918	27.9	25,058	32.6	21,277	33.2	16,914	27.9
Consumer	6,241	2.3	2,581	2.6	2,223	2.9	2,212	3.4	2,392	3.9
Foreign	437	4.5	393	4.9	804	5.6	864	5.1	7,612	6.1

	$84,482	100.0%	$95,393	100.0%	$73,461	100.0%	$61,726	100.0%	$64,537	100.0%

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

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses within the existing portfolio of loans. The Company's allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues" and includes allowance allocations calculated in accordance with ASC 310, "Receivables" and ASC 450, "Contingencies." The reserve allocated to all categories of loans decreased approximately $10.9 million from 2009 to 2010 and increased approximately $21.9 million from 2008 to 2009. The decrease in the reserve from 2010 to 2009 is mainly due to a decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value, after considering selling costs, greater than the carrying value. The increase in the reserve from 2008 to 2009 occurred as the result of the deterioration of economic conditions in 2008 that continue in to occur in 2009. Please refer to Note 4—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2010 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 25. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company's estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non-Interest Income

	Year Ended December 31, 2010	Year Ended December 31, 2009	Percent Increase (Decrease) 2010 vs. 2009	Year Ended December 31, 2008	Percent Increase (Decrease) 2009 vs. 2008
	(Dollars in Thousands)
Service charges on deposit accounts	$99,644	$99,642	—%	$98,466	1.2%
Other service charges, commissions and fees
Banking	47,930	42,861	11.8	40,543	5.7
Non-banking	8,439	12,697	(33.5)	7,592	67.2
Investment securities transactions, net	33,209	11,956	177.8	6,427	86.0
Other investments, net	17,696	19,773	(10.5)	15,183	30.2
Other income	11,866	14,084	(15.7)	21,598	(34.8)

Total non-interest income	$218,784	$201,013	8.8%	$189,809	5.9%

        The increase in investment securities transactions for the year ended December 31, 2010 can be attributed to the sale of investment securities to facilitate the re-positioning of the Company's investment portfolio. The largest portion of securities sales for 2010 occurred in the first quarter. The increase in investment securities transactions for the year ended December 31, 2009 can be attributed to the sale of investment securities resulting in a gain of $12.0 million, before taxes. Non-banking service charges, commissions and fees 2009 was positively impacted by the results of a wholly owned insurance subsidiary of the Company's lead bank. During 2008, the Company sold certain equity securities resulting in a gain of $6.2 million, before taxes.

Non-Interest Expense

	Year Ended December 31, 2010	Year Ended December 31, 2009	Percent Increase (Decrease) 2010 vs. 2009	Year Ended December 31, 2008	Percent Increase (Decrease) 2009 vs. 2008
	(Dollars in Thousands)
Employee compensation and benefits	$127,469	$130,849	(2.6)%	$129,084	1.4%
Occupancy	36,631	35,374	3.6	38,315	(7.7)
Depreciation of bank premises and equipment	35,395	35,879	(1.3)	36,700	(2.2)
Professional fees	15,625	12,640	23.6	10,051	25.8
Deposit insurance assessments	10,253	10,249	—	1,027	898.0
Amortization of identified intangible assets	5,284	5,286	—	5,195	1.8
Advertising	7,716	9,149	(15.7)	13,189	(30.6)
Litigation expense	21,837	—	—	—	—
Impairment charges (Total other-than-temporary impairment charges, $(19,070) less loss of $10,654 included in other comprehensive income)	8,416	—	—	—	—
Other	71,099	69,605	(2.1)	67,665	2.9

Total non-interest expense	$339,725	$309,031	9.9%	$301,226	2.6%

        Included in litigation expense is a reserve for a dispute related to certain tax deductions that were inherited by the Company's 2004 acquisition of LFIN. The dispute involves claims by the former controlling shareholders of LFIN related to approximately $14 million of tax refunds received by the Company based on deductions taken in 2003 by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding tax benefits related to the failed thrift acquisition, which originated in 1988. The Company recorded an other-than-temporary impairment charge of $8.4 million on non-agency mortgage-backed securities, representing the credit related impairment on the securities. Professional fee expense for the twelve months ended December 31, 2009 was negatively impacted by the FDIC special assessment. In May 2009, the FDIC issued a final rule which levied a special assessment on all insured depository institutions totaling five basis points of each institution's total assets less Tier 1 capital as of June 30, 2009 that was collected on September 30, 2009. The special assessment is part of the FDIC's efforts to re-build the Deposit Insurance Fund ("DIF"). The Company accrued $5.1 million related to the special assessment.

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

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2010, 2009 and 2008:

	December 31,
	2010	2009	2008
	(Dollars in Thousands)
U.S. Treasury Securities
Available for sale	$1,327	$1,327	$1,319
Residential mortgage-backed securities
Available for sale	4,924,468	4,491,764	4,974,317
Obligations of states and political subdivisions
Available for sale	145,997	136,866	82,214
Equity securities
Available for sale	14,665	14,126	14,030
Other securities
Held to maturity	2,450	2,450	2,300

Total	$5,088,907	$4,646,533	$5,074,180

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2010 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
U.S. Treasury and obligations of U.S. Government agencies	$1,327.17%		$—	—%	$—	—%	$—	—%
Residential mortgage-backed securities	912	5.01	3,231	5.51	538,147	4.22	4,334,283	2.98
Obligations of states and political subdivisions	—	—	234	4.72	4,642	4.91	145,246	5.74
Equity securities	325	—	—	—	—	—	13,500	3.43
Other securities	—	—	—	—	—	—	—	—

Total	$2,564	1.87%	$3,465	5.45%	$542,789	4.23%	$4,493,029	3.07%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$1,825	1.45%	$625	1.41%	$—	—%	$—		%

Total	$1,825	1.45%	$625	1.41%	$—	—%	$—	—%

        Mortgage-backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Ginnie Mae"). Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008.

Loans

        The amounts of loans outstanding, by classification, at December 31, 2010, 2009, 2008, 2007 and 2006 are shown in the following table:

	December 31,
	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,615,878	$2,703,379	$2,574,247	$2,426,064	$2,337,573
Real estate—mortgage	948,982	954,010	888,095	798,708	785,401
Real estate—construction	1,473,471	1,583,057	1,911,954	1,835,950	1,404,186
Consumer	126,047	146,331	169,589	190,899	198,580
Foreign	245,625	280,485	328,948	285,008	309,144

Total loans	5,410,003	5,667,262	5,872,833	5,536,629	5,034,884
Unearned discount	—	—	—	(1)	(74)

Loans, net of unearned discount	$5,410,003	$5,667,262	$5,872,833	$5,536,628	$5,034,810

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2010, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$905,685	$1,599,429	$110,764	$2,615,878
Real estate—construction	935,022	522,093	16,356	1,473,471
Foreign	161,772	82,571	1,282	245,625

Total	$2,002,479	$2,204,093	$128,402	$4,334,974

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$238,302	$1,965,791
Due after five years	32,407	95,995

Total	$270,709	$2,061,786

International Operations

        On December 31, 2010, the Company had $245,625,000 (2.1% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2010 is presented below.

	Amount of Loans	Related Allowance for Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$139,496	$70
Secured by United States real estate	32,700	86
Secured by other United States collateral (securities, gold, silver, etc.)	31,685	79
Unsecured	627	2
Other (principally Mexico real estate)	41,117	200

	$245,625	$437

        The transactions for the year ended December 31, 2010, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

(Dollars in Thousands)
Balance at December 31, 2009	$393
Charge-offs	(227)
Recoveries	102

Net recoveries	(125)
Provision charged to expense	169

Balance at December 31, 2010	$437

Deposits

	2010	2009
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,471,034	$1,325,682
Foreign	168,085	155,312

Total demand non-interest bearing	1,639,119	1,480,994

Savings and interest bearing demand
Domestic	1,949,389	1,781,663
Foreign	440,310	353,484

Total savings and interest bearing demand	2,389,699	2,135,147

Time certificates of deposit
$100,000 or more:
Domestic	1,038,031	947,382
Foreign	1,270,513	1,218,579
Less than $100,000:
Domestic	766,075	771,362
Foreign	402,913	388,852

Total time, certificates of deposit	3,477,532	3,326,175

Total deposits	$7,506,350	$6,942,316

	2010	2009	2008
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$7,771	$9,267	$23,197
Foreign	1,612	1,565	3,454

Total savings and interest bearing demand	9,383	10,832	26,651

Time, certificates of deposit
$100,000 or more
Domestic	14,839	18,091	28,990
Foreign	17,084	23,315	41,383
Less than $100,000
Domestic	11,416	15,600	26,297
Foreign	3,628	5,249	9,809

Total time, certificates of deposit	46,967	62,255	106,479

Total interest expense on deposits	$56,350	$73,087	$133,130

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2010, were as follows:

Due within 3 months or less	$966,224
Due after 3 months and within 6 months	576,168
Due after 6 months and within 12 months	544,175
Due after 12 months	210,606

$2,297,173

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2010 were $7,599,558,000, an increase of 5.9% from $7,178,007,000 at December 31, 2009.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2010, 2009 and 2008 follows (Note 1):

	Years ended December 31,
	2010	2009	2008
Percentage of net income to:
Average shareholders' equity	9.43%	11.10%	13.34%
Average total assets	1.15	1.23	1.17
Percentage of average shareholders' equity to average total assets	12.24	11.07	8.81
Percentage of cash dividends per share to net income per share	20.81	17.89	34.27

(Note 1)    The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company's bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 30%, 31%, and 30% of the Company's bank subsidiaries' total deposits at each of the years ended December 31, 2010, 2009 and 2008, respectively. Other important funding sources for the Company's bank subsidiaries have been borrowings from the Federal Home Loan Bank ("FHLB"), securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and repurchase agreements. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipate fluctuations in interest rates over reasonable periods of time.

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

        The net interest rate sensitivity at December 31, 2010, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

 INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2010	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$383,533	$1,307,996	$3,251,615	$145,763	$5,088,907
Loans, net of non-accruals	4,013,163	200,606	370,304	717,900	5,301,973

Total earning assets	$4,396,696	$1,508,602	$3,621,919	$863,663	$10,390,880

Cumulative earning assets	$4,396,696	$5,905,298	$9,527,217	$10,390,880

Rate sensitive liabilities
Time deposits	$1,494,497	$1,589,708	$352,928	$507	$3,437,640
Other interest bearing deposits	2,522,842	—	—	—	2,522,842
Securities sold under repurchase agreements	357,809	74,013	1,448	1,000,000	1,433,270
Other borrowed funds	1,020,000	—	—	6,780	1,026,780
Junior subordinated deferrable interest debentures	61,858	41,238	87,630	10,391	201,117

Total interest bearing liabilities	$5,457,006	$1,704,959	$442,006	$1,017,678	$8,621,649

Cumulative sensitive liabilities	$5,457,006	$7,161,965	$7,603,971	$8,621,649

Repricing gap	$(1,060,310)	$(196,357)	$3,179,913	$(154,015)	$1,769,231
Cumulative repricing gap	(1,060,310)	(1,256,667)	1,923,246	1,769,231
Ratio of interest-sensitive assets to liabilities	.806	.885	8.194	.849	1.205
Ratio of cumulative, interest-sensitive assets to liabilities	.806	.825	1.253	1.205

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

        At December 31, 2010, based on these simulations, a rate shift of 300 basis points in interest rates up will vary projected 2011 net interest income by 3.84%, while a rate shift of 150 basis points down will not vary net interest income by more than 4.33% of projected 2011 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2010, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $465,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $939,685,000 as of December 31, 2010. The undivided profits of the bank subsidiaries were approximately $813,711,000 as of December 31, 2010. Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company is restricted in the payment of dividends and may not without the Treasury Department's consent, declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceases to exist only on the earlier to occur of December 23, 2011 or the date on which the Company has redeemed all of the Series A Preferred Stock issued as part of the Capital Purchase Program or the date on which the Treasury has transferred all of the Preferred Stock to third parties affiliated with the Treasury.

        At December 31, 2010, the Company has outstanding $1,026,780,000 in other borrowed funds and $201,117,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2010, shareholders' equity was $1,459,217,000 compared to $1,407,470,000 at December 31, 2009, an increase of $51,747,000, or 3.7%. Shareholders' equity increased primarily due to the retention of earnings offset by the payment of cash dividends to shareholders and the repurchase of common stock under the Company's publicly announced stock purchase program. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 11.58% at December 31, 2010 and 10.95% at December 31, 2009. The large increase in the Company's leverage ratio is primarily due to the Company's participation in the Treasury's CPP program. The core deposit intangibles and goodwill of $299,841,000 as of December 31, 2010, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 19.47% and 17.74% and risk weighted total capital ratios of 20.72% and 18.99% as of December 31, 2010 and 2009, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

Junior Subordinated Deferrable Interest Debentures

        The Company currently has eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2010 and 2009, the principal amount of debentures outstanding totaled $201,117,000 and $201,082,000, respectively. As a result of the participation in the TARP Capital Purchase Program, the Company may not, without the consent of the Treasury Department, redeem any of the Debentures until the earlier to occur of December 23, 2011, or the date on which the Company has redeemed all of the Series A Preferred Stock issued under the Capital Purchase Program or the date on which the Treasury has transferred all of the Series A Preferred Stock to third parties not affiliated with the Treasury.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2010 and 2009, the total $201,117,000 and $201,082,000, of the Capital Securities outstanding qualified as Tier 1 capital.

        In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Supplementary Capital or Tier 2 capital, subject to restrictions. Tier 2 capital includes among other things, perpetual preferred stock, qualifying mandatory convertible debt securities, qualifying subordinated debt, and allowances for probable loan and lease losses, subject to limitations. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit. On March 16, 2009, the Federal Reserve Board extended for two years the transition period. The Company believes that substantially all of the trust preferred securities issued by the Company will qualify as Tier 1 capital after the transition period ending on March 31, 2011. The Collins Amendment to the Dodd-Frank Act further restricts the use of trust preferred securities by excluding them from the regulatory capital of banking holding companies more broadly. However, for institutions with consolidated assets of less than $15 billion on December 31, 2009, such as the Company, the Collins Amendment will not apply to securities issued before May 19, 2010 and all the Company's trust preferred securities were issued before such date. Pursuant to this grandfather provision, the Company will be able to continue to treat these securities as Tier 1 capital subject to existing Federal Reserve limitations through the life of the securities.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2010:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,391	Fixed	10.18%	Fixed	June 2031	June 2011
Trust VI	$25,774	Quarterly	3.74%	LIBOR + 3.45	November 2032	May 2011
Trust VII	$10,310	Quarterly	3.54%	LIBOR + 3.25	April 2033	April 2011
Trust VIII	$25,774	Quarterly	3.34%	LIBOR + 3.05	October 2033	April 2011
Trust IX	$41,238	Fixed	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Fixed	6.66%	Fixed	February 2037	February 2012
Trust XI	$32,990	Fixed	6.82%	Fixed	July 2037	July 2012
Trust XII	$20,619	Fixed	6.85%	Fixed	September 2037	September 2012

	$201,117

(1)
Trust IX, X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.62%, 1.65%, 1.62% and 1.45% thereafter, respectively.

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2010:

	Payments due by Period
	(Dollars in Thousands)
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Securities sold under repurchase agreements	$1,433,270	$431,822	$1,448	$—	$1,000,000
Federal Home Loan Bank borrowings	$1,026,780	1,020,000	—	—	6,780
Junior subordinated deferrable interest debentures	$201,117	—	—	—	201,117
Operating leases	$28,327	9,472	10,586	4,388	3,881

Total Contractual Cash Obligations	$2,689,494	$1,461,294	$12,034	$4,388	$1,211,778

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2010:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Financial and Performance Standby Letters of Credit	$111,295	$107,426	$3,869	$—	$—
Commercial Letters of Credit	$8,906	8,906	—	—	—
Credit Card Lines	$64,252	64,252	—	—	—
Other Commercial Commitments	$1,125,468	681,077	276,632	102,849	64,910

Total Commercial Commitments	$1,309,921	$861,661	$280,501	$102,849	$64,910

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

        The Company considers its Allowance for Probable Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for probable loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific loans (ii) allowances based on quantitative historical loss experience on the Company's loan portfolio and (iii) allowances based on qualitative data, which includes general economic conditions and other risk factors both internal and external to the Company. See also discussion regarding the allowance for probable loan losses and provision for probable loan losses included in the results of operations and "Provision and Allowance for Probable Loan Losses" included in Notes 1 and 4 of the Notes to Consolidated Financial Statements.

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

        The Company's internal classified report is segregated into the following categories: (i) "Special Review Credits," (ii) "Watch List—Pass Credits," or (iii) "Watch List—Substandard Credits." The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The "Special Review Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Pass Credits" category reflect the Company's opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant "extra attention." The "Watch List—Pass Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Substandard Credits" classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the bank if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits under Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," now included as part of ASC 310-10, "Receivables," criteria and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310-10, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated as impaired under ASC 310-10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under SFAS ASC 310-10 if such loan is not collateral dependent.

        The allowance based on historical loss experience on the Company's remaining loan portfolio, which includes the "Special Review Credits," "Watch List—Pass Credits," and "Watch List—Substandard Credits" is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Management determined in 2010 that the allowance should be further segmented for commercial and consumer mortgage loans by the type of loans in order to better analyze the portfolio. The further segmentation did not have a significant impact on the allowance or provision for probable loan losses.

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

Preferred Stock, Common Stock and Dividends

        The Company had issued and outstanding 67,701,671 shares of $1.00 par value Common Stock held by approximately 2,430 holders of record at February 22, 2011. The book value of the Common Stock at December 31, 2010 was $19.61 per share compared with $18.90 per share at December 31, 2009. The Company has issued and outstanding 216,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation preference of $1,000 per share, as of February 22, 2011. The book value of the Series A Preferred at December 31, 2008 was $1,000 per share.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock during 2010 and 2009, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2010. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $19.15 per share at February 22, 2011.

		High	Low
2010:	First quarter	$25.14	$18.93
	Second quarter	25.04	16.69
	Third quarter	18.61	15.11
	Fourth quarter	21.20	15.97

		High	Low
2009:	First quarter	$21.68	$7.36
	Second quarter	14.92	7.82
	Third quarter	16.91	9.18
	Fourth quarter	19.06	14.85

        The Company paid cash dividends to the common shareholders of $.17 per share on April 19, 2010 to all holders of record on April 1, 2010 and $.19 per share on October 18, 2010 to all holders of record on September 30, 2010, or $24,444,000 in the aggregate during 2010. The Company paid cash dividends to the shareholders in 2009 of $.17 per share on May 11 and November 2, 2009, to all holders of record on April 27 and October 19, 2009, respectively, or $23,262,000 in the aggregate during 2009.

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

        In addition, the Company has issued common stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 2006	0%
May 2007	10%
May 2008	0%
May 2009	0%
May 2010	0%

        The Company's principal source of funds to pay cash dividends on its Common Stock and Series A Preferred Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

        The Company terminated its stock repurchase program on December 19, 2008, in connection with participating in the TARP Capital Purchase Program, which program prohibited stock repurchases, except for repurchases made in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices. On April 7, 2009, the Company obtained consent from the Treasury to repurchase shares of the Company's common stock; provided, however, that in no event will the aggregate amount of cash dividends and common stock repurchases for a given semi-annual period exceed the aggregate amount that would be used to pay the originally permitted semi-annual cash dividend of $.33 per share. The Company also received consent from the Treasury to pay quarterly dividends. The Company will determine on an ongoing basis the best use of the funds and whether a more frequent dividend program and expanded repurchase program are warranted and beneficial to its shareholders. Following receipt of the Treasury Department's consent, the Board of Directors established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following twelve months and on March 9, 2010, the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40 million of common stock during the twelve month period expiring on April 9, 2011, which repurchase cap the Board is inclined to increase over time, subject to the limitations imposed by the Treasury Department's consent. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 22, 2011, a total of 7,322,172 shares had been repurchased under all programs at a cost of $229,384,000.

        Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2010.

	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of a Publicly- Announced Program	Approximate Dollar Value of Shares Available for Repurchase(1)
October 1 - October 31, 2010	15,600	$16.30	15,600	$33,252,000
November 1 - November 30, 2010	11,016	18.25	11,016	33,051,000
December 1 - December 31, 2010	—	—	—	33,051,000

Total	26,616	$17.10	26,616

(1)
The repurchase program was extended on March 9, 2010 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 9, 2011.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2010, with respect to the Company's equity compensation plans:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	764,982	$20.65	193,197

Total	764,982	$20.65	193,197

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Total Return To Shareholders
(Includes reinvestment of dividends)

		INDEXED RETURNS December 31,
	Base Period 2005
Company / Index		2006	2007	2008	2009	2010
International Bancshares Corporation	100	107.78	82.52	88.36	78.39	84.58
S&P 500 Index	100	115.79	122.16	76.96	97.33	111.99
S&P 500 Banks	100	116.10	81.52	42.80	39.98	47.92

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
International Bancshares Corporation

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation and subsidiaries' internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2011 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting.

/s/ McGladrey & Pullen, LLP

Dallas, Texas
February 28, 2011

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2010 and 2009

(Dollars in Thousands, Except Per Share Amounts)

	2010	2009
Assets
Cash and due from banks	$197,814	$224,638

Cash and due from banks—cash and cash equivalents	197,814	224,638
Investment securities:
Held to maturity (Market value of $2,450 on December 31, 2010 and $2,450 on December 31, 2009)	2,450	2,450
Available for sale (Amortized cost of $5,041,847 on December 31, 2010 and $4,541,851 on December 31, 2009)	5,086,457	4,644,083

Total investment securities	5,088,907	4,646,533
Loans	5,410,003	5,667,262
Less allowance for probable loan losses	(84,482)	(95,393)

Net loans	5,325,521	5,571,869
Bank premises and equipment, net	468,950	490,375
Accrued interest receivable	35,660	41,731
Other investments	360,955	359,404
Identified intangible assets, net	17,309	22,358
Goodwill, net	282,532	282,532
Other assets	165,821	123,103

Total assets	$11,943,469	$11,762,543

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition (Continued)

December 31, 2010 and 2009

(Dollars in Thousands, Except Per Share Amounts)

	2010	2009
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$1,639,076	$1,516,799
Savings and interest bearing demand	2,522,842	2,262,552
Time	3,437,640	3,398,656

Total deposits	7,599,558	7,178,007
Securities sold under repurchase agreements	1,433,270	1,441,817
Other borrowed funds	1,026,780	1,347,625
Junior subordinated deferrable interest debentures	201,117	201,082
Other liabilities	223,527	186,542

Total liabilities	10,484,252	10,355,073

Commitments, Contingent Liabilities and Other Tax Matters (Note 17)
Shareholders' equity:
Series A cumulative perpetual preferred shares, $.01 par value, $1,000 per share liquidation value. Authorized 25,000,000 shares; issued 216,000 shares on December 31, 2010, net of discount of $7,932 and 216,000 shares on December 31, 2009 net of discount of $10,258	208,068	205,742
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,711,285 shares on December 31, 2010 and 95,711,111 shares on December 31, 2009	95,711	95,711
Surplus	162,276	161,258
Retained earnings	1,214,743	1,122,290
Accumulated other comprehensive income	28,777	65,878

	1,709,575	1,650,879
Less cost of shares in treasury, 28,016,059 shares on December 31, 2010 and 27,607,171 shares on December 31, 2009	(250,358)	(243,409)

Total shareholders' equity	1,459,217	1,407,470

Total liabilities and shareholders' equity	$11,943,469	$11,762,543

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2010, 2009 and 2008

(Dollars in Thousands, Except Per Share Amounts)

	2010	2009	2008
Interest income:
Loans, including fees	$314,202	$335,769	$370,718
Federal funds sold	—	—	927
Investment securities:
Taxable	135,106	185,931	188,928
Tax-exempt	7,240	5,070	3,514
Other interest income	2,221	607	516

Total interest income	458,769	527,377	564,603

Interest expense:
Savings and interest bearing demand deposits	9,383	10,832	26,651
Time deposits	46,967	62,255	106,479
Securities sold under repurchase agreements	44,216	44,723	50,400
Other borrowings	1,269	9,451	33,976
Junior subordinated deferrable interest debentures	12,201	12,535	14,137
Other interest expense	—	—	88

Total interest expense	114,036	139,796	231,731

Net interest income	344,733	387,581	332,872
Provision for probable loan losses	22,812	58,833	19,813

Net interest income after provision for probable loan losses	321,921	328,748	313,059

Non-interest income:
Service charges on deposit accounts	99,644	99,642	98,466
Other service charges, commissions and fees
Banking	47,930	42,861	40,543
Non-banking	8,439	12,697	7,592
Investment securities transactions, net	33,209	11,956	6,427
Other investments, net	17,696	19,773	15,183
Other income	11,866	14,084	21,598

Total non-interest income	218,784	201,013	189,809

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Continued)

Years ended December 31, 2010, 2009 and 2008

(Dollars in Thousands, Except Per Share Amounts)

	2010	2009	2008
Non-interest expense:
Employee compensation and benefits	$127,469	$130,849	$129,084
Occupancy	36,631	35,374	38,315
Depreciation of bank premises and equipment	35,395	35,879	36,700
Professional fees	15,625	12,640	10,051
Deposit insurance assessments	10,253	10,249	1,027
Amortization of identified intangible assets	5,284	5,286	5,195
Advertising	7,716	9,149	13,189
Litigation expense	21,837	—	—
Impairment charges (Total other-than-temporary impairment charges, $(19,070) less loss of $10,654 included in other comprehensive income)	8,416	—	—
Other	71,099	69,605	67,665

Total non-interest expense	339,725	309,031	301,226

Income before income taxes	200,980	220,730	201,642
Provision for income taxes	70,957	77,988	69,530

Net income	$130,023	$142,742	$132,112

Preferred stock dividends and discount accretion	13,126	12,984	—

Net income available to common shareholders	$116,897	$129,758	$132,112

Basic earnings per common share:
Weighted average number of shares outstanding	67,921,353	68,373,732	68,576,654
Net income	$1.72	$1.90	$1.93

Fully diluted earnings per common share:
Weighted average number of shares outstanding	68,004,441	68,394,624	68,714,390
Net income	$1.72	$1.90	$1.92

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2010, 2009, and 2008

(Dollars in Thousands)

	2010	2009	2008
Net income	$130,023	$142,742	$132,112
Other comprehensive income, net of tax:
Net unrealized holding (losses) gains on securities available for sale arising during period (tax effects of $(11,300), $29,863, and $11,955)	(20,985)	55,460	22,202
Reclassification adjustment for gains on securities available for sale included in net income (tax effects of $(11,623), $(4,185), and $(2,249))	(21,586)	(7,771)	(4,178)
Reclassification adjustment for impairment charges on available for sale securities included in net income (tax effects of $2,946, $0, and $0)	5,470	—	—

Comprehensive income	$92,922	$190,431	$150,136

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2010, 2009 and 2008

(in Thousands)

	Preferred Stock	Number of Shares	Common Stock	Surplus	Retained Earnings	Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2007	$—	95,441	$95,441	$144,140	$929,145	$165	$(232,986)	$935,905
Net Income	—	—	—	—	132,112	—	—	132,112
Dividends:
Cash ($.66 per share)	—	—	—	—	(45,253)	—	—	(45,253)
Issuance of preferred stock	203,558	—	—	12,442	—	—	—	216,000
Purchase of treasury (48,339 shares)	—	—	—	—	—	—	(1,077)	(1,077)
Exercise of stock options	—	58	58	836	—	—	—	894
Stock compensation expense recognized in earnings	—	—	—	692	—	—	—	692
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	18,024	—	18,024

Balance at December 31, 2008	203,558	95,499	95,499	158,110	1,016,004	18,189	(234,063)	1,257,297
Net Income	—	—	—	—	142,742	—	—	142,742
Dividends:
Cash ($.34 per share)	—	—	—	—	(23,262)	—	—	(23,262)
Preferred stock (5%) including discount accretion	2,184	—	—	—	(13,194)	—	—	(11,010)
Purchase of treasury stock (708,952 shares)	—	—	—	—	—	—	(9,346)	(9,346)
Exercise of stock options	—	212	212	2,493	—	—	—	2,705
Stock compensation expense recognized in earnings	—	—	—	655	—	—	—	655
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	47,689	—	47,689

Balance at December 31, 2009	205,742	95,711	95,711	161,258	1,122,290	65,878	(243,409)	1,407,470
Net Income	—	—	—	—	130,023	—	—	130,023
Dividends:
Cash ($.36 per share)	—	—	—	—	(24,444)	—	—	(24,444)
Preferred stock (5%) including discount accretion	2,326	—	—	—	(13,126)	—	—	(10,800)
Purchase of treasury stock (408,888 shares)	—	—	—	—	—	—	(6,949)	(6,949)
Exercise of stock options	—	—	—	484	—	—	—	484
Stock compensation expense recognized in earnings	—	—	—	534	—	—	—	534
Other comprehensive loss, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(37,101)	—	(37,101)

Balance at December 31, 2010	$208,068	95,711	$95,711	$162,276	$1,214,743	$28,777	$(250,358)	$1,459,217

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2010, 2009 and 2008

(Dollars in Thousands)

	2010	2009	2008
Operating activities:
Net income	$130,023	$142,742	$132,112
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	22,812	58,833	19,813
Amortization of loan premiums	—	—	134
Accretion of discounts on time deposits with banks	—	—	1
Accretion of time deposit discounts	(14)	(14)	(36)
Depreciation of bank premises and equipment	35,395	35,879	36,700
(Gain) loss on sale of bank premises and equipment	(22)	80	282
Depreciation and amortization of leased assets	—	300	880
Accretion of investment securities discounts	(1,693)	(1,940)	(1,405)
Amortization of investment securities premiums	13,211	6,911	6,017
Investment securities transactions, net	(33,209)	(11,956)	(6,427)
Impairment charges on available for sale securities	8,416	—	—
Accretion of junior subordinated debenture discounts	35	34	119
Amortization of identified intangible assets	5,284	5,286	5,195
Stock based compensation expense	534	655	692
Earnings from affiliates and other investments	(15,023)	(16,891)	(11,324)
Deferred tax benefit	(3,532)	(3,035)	(4,683)
Decrease in accrued interest receivable	6,071	6,981	5,589
Increase in other assets	(42,718)	(69,845)	(10,677)
Increase (decrease) in other liabilities	1,652	(12,253)	(18,878)

Net cash provided by operating activities	127,222	141,767	154,104

Investing activities:
Proceeds from maturities of securities	4,423	1,637	18,124
Proceeds from sales and calls of available for sale securities	1,149,021	579,099	8,376
Purchases of available for sale securities	(2,666,596)	(1,280,925)	(2,002,446)
Principal collected on mortgage backed securities	1,085,817	1,224,938	1,186,450
Proceeds from matured time deposits with banks	—	396	4,457
Net decrease (increase) in loans	223,536	168,671	(344,418)
Purchases of other investments	(7,438)	(11,430)	(60,567)
Distributions from other investments	20,910	56,988	7,385
Purchases of bank premises and equipment	(15,953)	(61,015)	(68,537)
Proceeds from sales of bank premises and equipment	2,005	1,052	838
Purchase, adjustment of identified intangible asset	(235)	(259)	(1,074)

Net cash (used in) provided by investing activities	(204,510)	679,152	(1,251,412)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2010, 2009 and 2008

(Dollars in Thousands)

	2010	2009	2008
Financing activities:
Net increase (decrease) in non-interest bearing demand deposits	$122,277	$57,129	$(52,957)
Net increase (decrease) in savings and interest bearing demand deposits	260,290	180,950	(210,987)
Net increase (decrease) in time deposits	38,998	81,158	(34,842)
Net (decrease)increase in securities sold under repurchase agreements	(8,547)	686	112,148
Other borrowed funds, net	(320,845)	(1,175,361)	1,066,050
Purchase of treasury stock	(6,949)	(9,346)	(1,077)
Proceeds from stock transactions	484	2,705	216,894
Payments of cash dividends—common	(24,444)	(23,262)	(45,253)
Payments of cash dividends—preferred	(10,800)	(9,660)	—

Net cash provided by (used in) financing activities	50,464	(895,001)	1,049,976

Decrease in cash and cash equivalents	(26,824)	(74,082)	(47,332)
Cash and cash equivalents at beginning of year	224,638	298,720	346,052

Cash and cash equivalents at end of year	$197,814	$224,638	$298,720

Supplemental cash flow information:
Interest paid	$116,037	$146,778	$245,509
Income taxes paid	78,435	83,830	69,646
Purchases of available-for-sale securities not yet settled	160,216	100,829	84,768
Net transfers from loans to other real estate owned	59,429	22,487	28,776
Accrued dividends, preferred shares	1,350	1,350	—

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

        On July 1, 2009, the Financial Accounting Standards Board officially launched the "FASB Accounting Standards Codification," ("Codification"), which is now the single official source of authoritative, non-governmental U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission ("SEC"). The Codification supersedes all prior accounting literature. With the launch of the Codification, U.S. GAAP now consists of two levels—authoritative (Codification) and non-authoritative (anything not in the Codification). The Codification is effective for interim and annual periods ending after September 15, 2009, and is organized into approximately 90 accounting topics. The FASB will no longer be issuing accounting standards in the form of Statements, Staff Positions or Emerging Issues Task Force Abstracts.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

The FASB will instead amend the Codification by issuing "Accounting Standards Updates." The adoption of the Codification did not have a significant impact to the Company's consolidated financial statements.

Subsequent Events

        Effective June 30, 2009, the Company adopted Statement of Financial Accounting Standards No. 165 ("SFAS No. 165"), "Subsequent Events." SFAS No. 165 is currently included in the Codification under ASC Topic 855, "Subsequent Events" ("ASC 855"). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC 855 defines (i) the period after the balance sheet date during which a reporting entity's management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The adoption of the accounting standard did not have an impact on the Company's consolidated financial statements. The Company has evaluated all events or transactions that occurred through the date the Company issued these financial statements. During this period, the Company did not have any material recognizable or non-recognizable subsequent events.

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as "held-to-maturity" and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as "available-for-sale" or "trading" and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2010.

        Mortgage-backed securities held at December 31, 2010 and 2009 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies including the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), the Government National Mortgage Association ("Ginnie Mae") or other non-government entities. Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

        Premiums and discounts are amortized using the level yield or "interest method" over the terms of the securities. Declines in the fair value of held-to-maturity and available-for sale-securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to hold and the determination of whether the Company will more likely than not be required to sell the security prior to a recovery in fair value. If the Company determines that (1) it intends to sell the security or (2) it is more likely than not that it will be required to sell the security before it's anticipated recovery, the other-than-temporary impairment that is recognized in earnings is equal to the difference between the fair value of the security and the Company's amortized cost in the security. If the Company determines that it (1) does not intend to sell the security and (2) it will not be more likely than not required to sell the security before it's anticipated recovery, the other-than-temporary impairment is segregated into its two components (1) the amount of impairment related to credit loss and (2) the amount of impairment related to other factors. The difference between the present value of the cash flows expected to be collected and the amortized cost is the credit loss recognized through earnings and an adjustment to the cost basis of the security. The amount of impairment related to other factors is included in other comprehensive income (loss). Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

Non-Accrual Loans

        The non-accrual loan policy of the Company's bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be un-collectible. As it relates to consumer loans, management charges off those loans when the loan is contractually 90 days past due. Under special circumstances, a consumer or non-consumer loan may be more than 90 days delinquent as to interest or principal and not be placed on non-accrual status. This situation generally results when a bank subsidiary has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there are expected future payments. When a loan is placed on non-accrual status, any interest accrued, not paid is reversed and charged to operations against interest income. As it relates to non-consumer loans that are not 90 days past due, management will evaluate each of these loans to determine if placing the loan on non-accrual status is warranted. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management's opinion, the debtor's financial condition warrants reestablishment of interest accruals.

Other Real Estate Owned

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan probable losses, if necessary. Any subsequent write-downs are charged against other non-interest expense. Operating expenses of such properties and gains and losses on their disposition are included in other non-interest expense. Other real estate owned totaled $87,192,000 and $35,326,000 at December 31, 2010 and 2009, respectively. Other real estate owned is included in other assets.

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

        The Company evaluates uncertain tax positions at the end of each reporting period. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2010 and 2009, respectively, after evaluating all uncertain tax positions, the Company has recorded no liability for unrecognized tax benefits at the end of the reporting period. The Company would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2010, 2009 and 2008, the Company recognized no interest expense or penalties related to uncertain tax positions.

        The Company files consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2007.

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

Goodwill and Identified Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2010, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

        Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company's identified intangible assets relate to core deposits and contract rights. As of December 31, 2010, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale.

Advertising

        Advertising costs are expensed as incurred.

Reclassifications

        Certain amounts in the prior year's presentations have been reclassified to conform to the current presentation. These reclassifications had no effect on previously reported net income or total assets.

        Additionally, subsequent to the filing of the Company's annual report on Form 10K for the year ended December 31, 2009, the Company identified that cash flows arising from the purchases of available-for-sale securities, not yet settled, had been presented at the end of the prior period in the consolidated statement of cash flows as part of cash flows from operating activities instead of investing activity. The change resulted in a reclassification of $84.8 million for the year ended December 31, 2009 from net cash provided by operating activities to net cash provided by investing activities, which did not alter the net change in cash and cash equivalents reported. The impact of this reclassification is not considered material to the financial statements previously presented on the Form 10K for the year ended December 31, 2009.

New Accounting Standards

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

        On April 9, 2009, the Financial Accounting Standards Board issued FASB Staff Position No. 115-2 and 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments" ("FSP No. 115-2 and 124-2"), included in ASC 320-10 and amends the other-than-temporary guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments in debt and equity securities in the financial statements. The staff position does not amend existing recognition and measurement guidance related to other-than-temporary impairment. The staff position requires that unless there is an intent or requirement to sell a debt security, only the amount of the estimated credit loss is recorded through earnings, while the remaining mark-to-market loss is recognized as a component of equity through other comprehensive income. Additionally, it enhances required disclosures of existing guidelines. The staff position is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and will be applied to all existing and new investments in debt securities. The adoption of the accounting standard did not have a significant impact on the Company's consolidated financial statements.

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

        In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-06, to ASC 820, "Fair Value Measurements." The Update amends prior accounting guidance regarding fair value disclosures including required disclosure of (i) significant amounts of transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers (ii) detailed gross information about activity related to assets or liabilities included in Level 3 of the fair value hierarchy for recurring fair value measurements, (iii) the policy for determining when transfers between the levels of the fair value hierarchy are recognized and (iv) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately. The Update further clarifies that (i) fair value disclosures should be provided for each class of assets and liabilities, where class would generally be a subset of assets or liabilities within a line item in the consolidated financial statements and (ii) disclosures about fair value inputs and techniques used for both recurring and nonrecurring fair value measurements included in Level 2 and 3 of the fair value hierarchy. The disclosures related to the detailed gross information about activity related to assets or liabilities included in Level 3 of the fair value hierarchy for recurring fair value measurements will be required for the Company beginning on January 1, 2011. The remaining disclosure requirements became effective for the Company on January 1, 2010. The adoption of the update to existing accounting standards did not have a significant impact on the Company's consolidated financial statements.

        In July 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-20, to ASC 310, "Receivables." The Update amends existing disclosure requirements regarding an entity's financing receivables. The main objective of the Update is intended to provide users of financial statements with greater transparency regarding an entity's allowance for credit losses and the quality of its financing receivables. The Update requires additional disclosures about (i) the credit risk inherent in the entity's portfolio of financing receivables, (ii) how the inherent risk in the portfolio is analyzed and

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

assessed at arriving at the allowance for credit loss (iii) the changes and reasons for changes in the allowance for credit loss. Additionally, the Update clarifies that disclosures should be made on a disaggregated basis as defined in the Update—portfolio segment and class of financing receivable. Portfolio segment is defined as the level at which the entity develops an documents a systematic method for determining its allowance for credit loss and class of financing receivable is defined as a disaggregation of a portfolio segment. Existing disclosures are amended by the Update to include (i) a roll forward of the allowance for credit losses by portfolio segment with the ending balance disaggregated on the basis of impairment method, (ii) for each disaggregated balance, the related recorded investment in the financing receivable, (iii) the non-accrual status of financing receivable by class of financing receivable, (iv) impaired financing receivables by class. Additional disclosures required by the Update include (i) credit quality indicators by class of financing receivable, (ii) the aging of past due financing receivables by class of financing receivable, (iii) the nature and extent of troubled debt restructuring that occurred during the reporting period and their effect on the allowance for credit losses, (iv) the nature and extent of troubled debt restructurings within the previous 12 months that defaulted during the reporting period, by class of financing receivable and their impact on the allowance for credit loss, (v) significant purchases and sales of financing receivables during the reporting period disaggregated by portfolio segment. The Update was effective for the Company as of December 31, 2010, as it relates to disclosures required at the end of a reporting period. Disclosures that relate to activity during a reporting period will be required for fiscal years that begin on or after January 1, 2011. Please see Note 4—Allowance for Probable Loan Losses.

        In December 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-28, to ASC 350, "Intangibles—Goodwill and Other." The Update modifies Step 1 of the goodwill impairment test for reporting units that have zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. The qualitative factors that should be evaluated in making the more likely than not determination are consistent with existing guidance in ASC 350. The Update will be effective for the Company for interim and fiscal years beginning after December 15, 2011. The adoption of the update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

(2) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2010 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,450	$—	$—	$2,450	$2,450

Total investment securities	$2,450	$—	$—	$2,450	$2,450

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
U.S. Treasury securities	$1,327	$—	$—	$1,327	$1,327
Residential mortgage-backed securities	4,876,573	77,741	(29,846)	4,924,468	4,924,468
Obligations of states and political subdivisions	150,122	636	(4,761)	145,997	145,997
Equity securities	13,825	864	(24)	14,665	14,665

Total investment securities	$5,041,847	$79,241	$(34,631)	$5,086,457	$5,086,457

(1)
Included in the carrying value of residential mortgage-backed securities are $2,326,378 of mortgage-backed securities issued by Ginnie Mae, $2,552,062 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $46,028 issued by non-government entities

        The amortized cost and estimated fair value of investment securities at December 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$125	$125	$1,327	$1,327
Due after one year through five years	2,325	2,325	233	242
Due after five years through ten years	—	—	4,642	4,697
Due after ten years	—	—	145,247	141,058
Residential mortgage-backed securities	—	—	4,876,573	4,924,468
Equity securities	—	—	13,825	14,665

Total investment securities	$2,450	$2,450	$5,041,847	$5,086,457

        The amortized cost and estimated fair value by type of investment security at December 31, 2009 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,450	$—	$—	$2,450	$2,450

Total investment securities	$2,450	$—	$—	$2,450	$2,450

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

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

(1)
Included in the carrying value of residential mortgage-backed securities are $1,898,905 of mortgage-backed securities issued by Ginnie Mae, $2,533,290 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $59,569 issued by non-government entities

Residential mortgage-backed securities are securities issued by the Freddie Mac, Fannie Mae, Ginnie Mae or non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008.

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $2,524,130,000 and $2,567,965,000, respectively, at December 31, 2010.

        Proceeds from the sale and call of securities available-for-sale were $1,149,021,000, $579,099,000 and $8,376,000 during 2010, 2009 and 2008, respectively, which amounts included $1,133,610,000, $544,305,000 and $0 of mortgage-backed securities. Gross gains of $33,223,000, $11,980,000 and $6,427,000 and gross losses of $14,000, $24,000 and $0 were realized on the sales in 2010, 2009 and 2008, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$1,166,720	$(19,192)	$46,028	$(10,654)	$1,212,748	$(29,846)
Obligations of states and political subdivisions	97,701	(4,666)	355	(95)	98,056	(4,761)
Equity securities	4,988	(12)	63	(12)	5,051	(24)

	$1,269,409	$(23,870)	$46,446	$(10,761)	$1,315,855	$(34,631)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2009 were as follows:

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

        The unrealized losses on investments in residential mortgage-backed securities are primarily caused by changes in market interest rates. Residential mortgage-backed securities are primarily securities issued by the Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008. The decrease in fair value on residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has no intent to sell and will more than likely not be required to sell before a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other-than-temporarily impaired. In addition, the Company has a small investment in non-agency residential mortgage-backed securities that have strong credit backgrounds and include additional credit enhancements to protect the Company from losses arising from high foreclosure rates.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

These securities have additional market volatility beyond economically induced interest rate events. It is the conclusion of the Company that the investments in non-agency residential mortgage-backed securities are other-than-temporarily impaired due to both credit and other than credit issues. An impairment charge of $8,416,000 ($5,470,000, after tax), was recorded in 2010 on the non-agency residential mortgage backed securities. The impairment charge represents the credit related impairment on the securities.

        The unrealized losses on investments in other securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the entity underwriting the debt instrument. It is the belief of the Company that the entity issuing the debt will honor its interest payment schedule, as well as the full debt at maturity. The securities are purchased by the Company for their economic value. The decrease in fair value is primarily due to market interest rates and not other factors, and because the Company has no intent to sell and will more than likely not be required to sell before a market price recovery or maturity of the securities, it is the conclusion of the Company that the investments are not considered other-than-temporarily impaired.

        The following table presents a reconciliation of credit-related impairment charges on available-for-sale investments recognized in earnings for the twelve months ended December 31, 2010 (in Thousands):

Balance at December 31, 2009	$—
Impairment charges recognized during period	8,416

Balance at December 31, 2010	$8,416

(3) Loans

        A summary of net loans, by loan type at December 31, 2010 and 2009 is as follows:

	December 31,
	2010	2009
	(Dollars in thousands)
Commercial, financial and agricultural	$2,615,878	$2,703,379
Real estate—mortgage	948,982	954,010
Real estate—construction	1,473,471	1,583,057
Consumer	126,047	146,331
Foreign	245,625	280,485

Total loans	$5,410,003	$5,667,262

(4) Allowance for Probable Loan Losses

        The allowance for probable loan losses consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance for probable loan losses is derived from the following elements: (i) allowances established on specific loans, which are based on a review of the individual characteristics of each loan, including the customer's ability to repay the loan, the underlying collateral values, and the industry the customer operates in (ii) allowances based on actual

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

historical loss experience for similar types of loans in the Company's loan portfolio and (iii) allowances based on general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things. All segments of the loan portfolio continue to be impacted by the prolonged economic downturn. Loans secured by real estate could be impacted negatively by the continued economic environment and resulting decrease in collateral values. Consumer loans may be impacted by continued and prolonged unemployment rates.

        The Company's management continually reviews the allowance for loan loss of the bank subsidiaries using the amounts determined from the allowances established on specific loans, allowance established on quantitative historical percentages, allowance based on qualitative data, and the loans charged off and recoveries to establish an appropriate amount to maintain in the Company's allowance for loan loss. If the basis of the Company's assumptions change, the allowance for loan loss would either decrease or increase and the Company would increase or decrease the provision for loan loss charged to operations accordingly. While the calculation of the allowance for probable loan losses utilizes management's best judgment and all information available, the adequacy of the allowance is dependent on a variety of factors beyond the Company's control, including, among other things, the performance of the entire loan portfolio, the economy, changes in interest rates and the view of regulatory authorities towards loan classifications.

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

        A summary of the transactions in the allowance for probable loan losses for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
	(Dollars in Thousands)
Balance at January 1,	$95,393	$73,461	$61,726

Losses charged to allowance	(35,240)	(38,539)	(9,134)
Recoveries credited to allowance	1,517	1,638	1,056

Net losses charged to allowance	(33,723)	(36,901)	(8,078)
Provision charged to operations	22,812	58,833	19,813

Balance at December 31,	$84,482	$95,393	$73,461

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The Company's provision for probable loan losses decreased from December 31, 2010 to December 31, 2009 mainly due to the decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value greater than the carrying value.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

The Company's provision for probable loan losses increased for the years ended December 31, 2009 and 2008, prompted by the analysis of management regarding the weakness in the overall economy and the impact of that weakness on the Company's loan portfolio and the related allowance for probable loan losses. While the Texas and Oklahoma economies are performing better and appear to be recovering faster than other parts of the country, Texas and Oklahoma are not completely immune to the problems associated with the U.S. economy.

        The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance by loan class as of December 31, 2010:

	2010
	Loans individually evaluated for impairment		Loans collectively evaluated for impairment
	Recorded Investment	Allowance	Recorded Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$23,426	$8,138	$807,098	$13,908
Commercial real estate: other construction & land development	77,207	592	1,396,264	26,103
Commercial real estate: farmland & commercial	21,844	3,441	1,666,719	12,899
Commercial real estate: multifamily	473	—	96,318	53
Residential: first lien	2,015	—	531,440	10,059
Residential: junior lien	199	—	415,328	2,611
Consumer	29	—	126,018	6,241
Foreign	7	—	245,618	437

Total	$125,200	$12,171	$5,284,803	$72,311

        Loans accounted for on a non-accrual basis at December 31, 2010, 2009 and 2008 amounted to $108,030,000, $68,338,000 and $164,230,000, respectively. The effect of such non-accrual loans reduced interest income by $3,750,000, $4,011,000 and $6,242,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2010, 2009 and 2008 amounted to $19,848,000, $12,089,000 and $6,274,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The table below provides additional information on loans accounted for on a non-accrual basis by loan class at December 31, 2010:

2010
(Dollars in Thousands)
Domestic
Commercial	$22,614
Commercial real estate: other construction & land development	77,207
Commercial real estate: farmland & commercial	5,486
Commercial real estate: multifamily	473
Residential: first lien	2,015
Residential: junior lien	199
Consumer	29
Foreign	7

Total non-accrual loans	$108,030

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

        The following tables detail key information regarding the Company's impaired loans by loan class for the year ended December 31, 2010:

	December 31, 2010
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$23,062	$23,071	$8,138	$23,096	$42
Commercial real estate: other construction & land development	10,603	10,645	592	10,622	—
Commercial real estate: farmland & commercial	17,841	17,878	3,441	18,475	860

Total impaired loans with related allowance	$51,506	$51,594	$12,171	$52,193	$902

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

	December 31, 2010
	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$364	$980	$993	$30
Commercial real estate: other construction & land development	66,604	66,755	68,608	2
Commercial real estate: farmland & commercial	4,003	5,606	5,594	—
Commercial real estate: multifamily	473	473	500	—
Residential: first lien	2,015	2,143	2,297	—
Residential: junior lien	199	226	228	—
Consumer	29	46	49	—
Foreign	7	7	19	—

Total impaired loans with no related allowance	$73,694	$76,236	$78,288	$32

        The following table details key information regarding the Company's impaired loans for the years ended December 31, 2009 and 2008:

	2009	2008
	(Dollars in Thousands)
Balance of impaired loans where there is a related allowance for loan loss	$106,780	$137,153
Balance of impaired loans where there is no related allowance for loan loss	11,494	27,786

Total impaired loans	$118,274	$164,939

Allowance allocated to impaired loans	$30,555	$20,671

        The impaired loans included in the table above were primarily comprised of collateral dependent commercial loans, which have not been fully charged off. The average recorded investment in impaired loans was $130,481,000, $149,528,000, and $93,654,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Interest income recorded on impaired loans was $934,000, $547,000 and $236,000 for the years ended December 31, 2010, 2009 and 2008. The increase in the balance of impaired loans over historical levels can be partially attributed to certain loans that filed for bankruptcy protection and a few loan relationships that deteriorated during 2009 and 2008. A portion of the impaired loans have adequate collateral and credit enhancements not requiring a related allowance for loan loss. The level of impaired loans is reflective of the economic weakness that has been created by the financial crisis and the subsequent economic downturn. Management is confident the Company's loss exposure regarding these credits will be significantly reduced due to the Company's long-standing practices that emphasize secured lending with strong collateral positions and guarantor support. Management is likewise confident the reserve for probable loan losses is adequate. The Company has no direct exposure to sub-prime loans in its loan portfolio, but the sub-prime crisis has affected the credit markets on a national level, and as a result, the Company has experienced an increasing amount of impaired loans; however, management's decision to place loans in this category does not necessarily mean that the Company will experience significant losses from these loans or significant increases in impaired loans from these levels.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

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

        The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2010
	30-59 Days	60-89 Days	90 Days or Greater	90 Days or greater & still accruing	Total Past due	Current	Total Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$3,734	$861	$23,239	$1,029	$27,834	$802,690	$830,524
Commercial real estate: other construction & land development	2,685	2,896	50,618	11,507	56,199	1,417,272	1,473,471
Commercial real estate: farmland & commercial	3,077	817	6,600	1,585	10,494	1,678,069	1,688,563
Commercial real estate: multifamily	73	185	473	—	731	96,060	96,791
Residential: first lien	4,884	3,436	5,136	3,472	13,456	519,999	533,455
Residential: junior lien	703	272	457	277	1,432	414,095	415,527
Consumer	1,518	587	1,505	1,477	3,610	122,437	126,047
Foreign	196	380	501	501	1,077	244,548	245,625

Total past due loans	$16,870	$9,434	$88,529	$19,848	$114,833	$5,295,170	$5,410,003

        The Company's internal classified report is segregated into the following categories: (i) "Special Review Credits," (ii) "Watch List—Pass Credits," or (iii) "Watch List—Substandard Credits." The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The "Special Review Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Pass Credits" category reflect the Company's opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant "extra attention." The "Watch List—Pass Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

loans placed in the "Watch List—Substandard Credits" classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the bank if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits under Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," now included as part of ASC 310-10, "Receivables," criteria and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310-10, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated as impaired under ASC 310-10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under SFAS ASC 310-10 if such loan is not collateral dependent.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        A summary of the loan portfolio by credit quality indicator by loan class is as follows:

	December 31, 2010
	Pass	Special Review	Watch List—Pass	Watch List—Substandard	Watch List—Impaired
	(Dollars in Thousands)
Domestic
Commercial	$741,006	$14,015	$7,187	$44,890	$23,426
Commercial real estate: other construction & land development	1,100,430	117,058	53,770	125,006	77,207
Commercial real estate: farmland & commercial	1,521,243	42,353	29,936	73,187	21,844
Commercial real estate: multifamily	94,973	1,345	—	—	473
Residential: first lien	526,504	2,237	1,747	952	2,015
Residential: junior lien	415,021	—	—	307	199
Consumer	125,973	3	—	42	29
Foreign	234,979	10,108	—	531	7

Total	$4,760,129	$187,119	$92,640	$244,915	$125,200

(5) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2010 and 2009 were as follows:

	Estimated useful lives	2010	2009
		(Dollars in Thousands)
Bank buildings and improvements	5 - 40 years	$388,847	$384,760
Furniture, equipment and vehicles	1 - 20 years	268,590	265,425
Land		123,988	124,012
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	664	715
Less: accumulated depreciation		(313,139)	(284,537)

Bank premises and equipment, net		$468,950	$490,375

(6) Goodwill and Other Intangible Assets

        The majority of the Company's identified intangibles are in the form of amortizable core deposit premium, with the exception of $1,217,000, which represents identified intangibles in the acquisition of the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Goodwill and Other Intangible Assets (Continued)

rights to the insurance agency contracts of InsCorp, Inc., acquired in 2008. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2010:
Core deposit premium	$58,675	$42,583	$16,092
Identified intangible (contract rights)	1,568	351	1,217

Total identified intangibles	$60,243	$42,934	$17,309

December 31, 2009:
Core deposit premium	$58,675	$37,496	$21,179
Identified intangible (contract rights)	1,333	154	1,179

Total identified intangibles	$60,008	$37,650	$22,358

        Amortization expense of intangible assets for the years ended December 31, 2010, 2009 and 2008, was $5,284,000, $5,286,000 and $5,195,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

Fiscal year ending:	Total
(in thousands)
2011	$5,292
2012	4,586
2013	4,567
2014	2,324
2015	387
Thereafter	153

Total	$17,309

        There were no changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

        Deposits as of December 31, 2010 and 2009 and related interest expense for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,459,776	$1,352,745
Foreign	179,300	164,054

Total demand non-interest bearing	1,639,076	1,516,799

Savings and interest bearing demand
Domestic	2,058,311	1,835,430
Foreign	464,531	427,122

Total savings and interest bearing demand	2,522,842	2,262,552

Time, certificates of deposit
$100,000 or more
Domestic	1,054,649	984,171
Foreign	1,242,524	1,257,561
Less than $100,000
Domestic	741,399	759,902
Foreign	399,068	397,022

Total time, certificates of deposit	3,437,640	3,398,656

Total deposits	$7,599,558	$7,178,007

	2010	2009	2008
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$7,771	$9,267	$23,197
Foreign	1,612	1,565	3,454

Total savings and interest bearing demand	9,383	10,832	26,651

Time, certificates of deposit
$100,000 or more
Domestic	14,839	18,091	28,990
Foreign	17,084	23,315	41,383
Less than $100,000
Domestic	11,416	15,600	26,297
Foreign	3,628	5,249	9,809

Total time, certificates of deposit	46,967	62,255	106,479

Total interest expense on deposits	$56,350	$73,087	$133,130

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits (Continued)

        Scheduled maturities of time deposits as of December 31, 2010 were as follows:

Total
(in thousands)
2011	$3,087,213
2012	231,534
2013	67,950
2014	46,980
2015	3,456
Thereafter	507

Total	$3,437,640

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2010, were as follows:

Due within 3 months or less	$966,224
Due after 3 months and within 6 months	576,168
Due after 6 months and within 12 months	544,175
Due after 12 months	210,606

$2,297,173

(8) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $1,479,734,000 and $1,461,839,000 during 2010 and 2009, respectively, and the maximum amount outstanding at any month end during 2010 and 2009 was $1,520,714,000 and $1,500,223,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Securities Sold Under Repurchase Agreements (Continued)

        Further information related to repurchase agreements at December 31, 2010 and 2009 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2010 term:
Overnight agreements	$432,252	$426,112	$311,333.60%
1 to 29 days	26,714	27,177	16,308	1.15
30 to 90 days	44,443	45,438	30,167	1.69
Over 90 days	1,243,634	1,279,248	1,075,462	3.71

Total	$1,747,043	$1,777,975	$1,433,270	2.97%

December 31, 2009 term:
Overnight agreements	$428,543	$440,262	$277,153	1.00%
1 to 29 days	36,576	37,773	14,420	1.78
30 to 90 days	61,197	62,918	39,814	1.89
Over 90 days	1,313,560	1,350,490	1,110,430	3.52

Total	$1,839,876	$1,891,443	$1,441,817	2.97%

        The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(9) Other Borrowed Funds

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Other Borrowed Funds (Continued)

        Further information regarding the Company's other borrowed funds at December 31, 2010 and 2009 is set forth in the following table:

	December 31,
	2010	2009
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term Balance at year end	$1,020,000	$1,347,625
Rate on balance outstanding at year end	.18%	.14%
Average daily balance	$656,365	$1,662,457
Average rate	.19%	.57%
Maximum amount outstanding at any month end	$1,307,875	$2,620,761
Federal Home Loan Bank advances—long-term Balance at year end	$6,780	$—
Rate on balance outstanding at year end	3.51%	—
Average daily balance	$93	$—
Average rate	3.51%	—
Maximum amount outstanding at any month end	$6,780	$—

(10) Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2010 and 2009, the principal amount of debentures outstanding totaled $201,117,000 and $201,082,000, respectively. As a result of the participation in the TARP Capital Purchase Program, the Company may not, without the consent of the Treasury Department, redeem any of the Debentures until the earlier to occur of December 23, 2011, or the date on which the Company has redeemed all of the Series A Preferred Stock issued under the Capital Purchase Program or the date on which the Treasury has transferred all of the Series A Preferred Stock to third parties not affiliated with the Treasury.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Junior Subordinated Deferrable Interest Debentures (Continued)

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2010 and 2009, the total $201,117,000 and $201,082,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Supplementary Capital or Tier 2 capital, subject to restrictions. Tier 2 capital includes among other things, perpetual preferred stock, qualifying mandatory convertible debt securities, qualifying subordinated debt, and allowances for probable loan and lease losses, subject to limitations. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit. On March 16, 2009, the Federal Reserve Board extended for two years the transition period. The Company believes that substantially all of the trust preferred securities issued by the Company will qualify as Tier 1 capital after the transition period ending on March 31, 2011. The Collins Amendment to the Dodd-Frank Act further restricts the use of trust preferred securities by excluding them from the regulatory capital of banking holding companies more broadly. However, for institutions with consolidated assets of less than $15 billion on December 31, 2009, such as the Company, the Collins Amendment will not apply to securities issued before May 19, 2010 and all the Company's trust preferred securities were issued before such date. Pursuant to this grandfather provision, the Company will be able to continue to treat these securities as Tier 1 capital subject to existing Federal Reserve limitations through the life of the securities.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Junior Subordinated Deferrable Interest Debentures (Continued)

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2010:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,391	Fixed	10.18%	Fixed	June 2031	June 2011
Trust VI	$25,774	Quarterly	3.74%	LIBOR + 3.45	November 2032	May 2011
Trust VII	$10,310	Quarterly	3.54%	LIBOR + 3.25	April 2033	April 2011
Trust VIII	$25,774	Quarterly	3.34%	LIBOR + 3.05	October 2033	April 2011
Trust IX	$41,238	Fixed	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Fixed	6.66%	Fixed	February 2037	February 2012
Trust XI	$32,990	Fixed	6.82%	Fixed	July 2037	July 2012
Trust XII	$20,619	Fixed	6.85%	Fixed	September 2037	September 2012

	$201,117

(1)
Trust IX, X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.62%, 1.65%, 1.62% and 1.45% thereafter, respectively.

(11) Earnings per Share ("EPS")

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Earnings per Share ("EPS") (Continued)

potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2010, 2009, and 2008 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2010:
Basic EPS
Net income available to common shareholders	$116,897	67,921,353	$1.72
Potential dilutive common shares	—	83,088

Diluted EPS	$116,897	68,004,441	$1.72

December 31, 2009:
Basic EPS
Net income	$129,758	68,373,732	$1.90
Potential dilutive common shares	—	20,892

Diluted EPS	$129,758	68,394,624	$1.90

December 31, 2008:
Basic EPS
Net income	$132,112	68,576,654	$1.93
Potential dilutive common shares	—	137,736

Diluted EPS	$132,112	68,714,390	$1.92

(12) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,095,000, $4,366,000 and $4,683,000 were charged to income for the years ended December 31, 2010, 2009, and 2008, respectively.

(13) International Operations

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) International Operations (Continued)

        A summary of assets attributable to international operations at December 31, 2010 and 2009 are as follows:

	2010	2009
	(Dollars in Thousands)
Loans:
Commercial	$195,208	$230,464
Others	50,417	50,021

	245,625	280,485
Less allowance for probable loan losses	(437)	(393)

Net loans	$245,188	$280,092

Accrued interest receivable	$1,331	$1,373

        At December 31, 2010, the Company had $120,201,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Revenues directly attributable to international operations were $11,423,000, $13,681,000 and $17,084,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

(14) Income Taxes

        The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2010	2009	2008
	(Dollars in Thousands)
Current
U.S.	$70,338	$77,653	$71,280
State	4,129	3,340	2,882
Foreign	22	30	51

Total current taxes	74,489	81,023	74,213
Deferred
U.S.	(3,394)	(8,513)	(6,030)
State	(138)	5,478	1,347

Total deferred taxes	(3,532)	(3,035)	(4,683)

Total income taxes	$70,957	$77,988	$69,530

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) Income Taxes (Continued)

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2010, 2009 and 2008 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2010	2009	2008
	(Dollars in Thousands)
Computed expected tax expense	$70,355	$77,293	$70,720
Change in taxes resulting from:
Tax-exempt interest income	(2,813)	(1,937)	(1,552)
State tax, net of federal income taxes and tax credit	2,594	5,722	2,834
Tax refunds	(2,143)	—	—
Litigation expense	5,375	—	—
Other investment income	(3,172)	(3,526)	(3,321)
Other	761	436	849

Actual tax expense	$70,957	$77,988	$69,530

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are reflected below:

	2010	2009
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$34,086	$35,979
Other real estate owned	323	76
Impairment charges on available-for-sale securities	2,946	—
Accrued expenses	304	170
Other	6,065	4,826

Total deferred tax assets	43,724	41,051

Deferred tax liabilities:
Lease financing receivable	—	(59)
Bank premises and equipment, principally due to differences on depreciation	(24,272)	(24,786)
Net unrealized gains on available for sale investment securities	(15,833)	(36,355)
Identified intangible assets and goodwill	(18,383)	(17,819)
Other	(7,750)	(8,600)

Total deferred tax liabilities	(66,238)	(87,619)

Net deferred tax liability	$(22,514)	$(46,568)

        The net deferred tax liability of $22,514,000 at December 31, 2010 and $46,568,000 at December 31, 2009 is included in other liabilities in the consolidated statements of condition.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) Income Taxes (Continued)

        State net operating loss carryforwards were fully utilized in 2009. They originally expired beginning in June 2013 and ending in December 2024.

(15) Stock Options

        On April 1, 2005, the Board of Directors adopted the 2005 International Bancshares Corporation Stock Option Plan (the "2005 Plan"). Effective May 19, 2008, the 2005 Plan was amended to increase the number of shares available for stock option grants under the 2005 Plan by 300,000 shares. The 2005 Plan replaced the 1996 International Bancshares Corporation Key Contributor Stock Option Plan (the "1996 Plan"). Under the 2005 Plan, both qualified incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2010, 193,197 shares were available for future grants under the 2005 Plan.

        The fair value of each option award granted under the plan is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the price of the Company's stock. The Company uses historical data to estimate the expected dividend yield and employee termination rates within the valuation model. The expected term of options is derived from historical exercise behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No options were granted for the year ended December 31, 2010.

	2009	2008
Expected Life (Years)	6.13	6.13
Dividend yield	2.99%	2.75%
Interest rate	2.12%	1.44%
Volatility	41.81%	31.08%

        A summary of option activity under the stock option plans for the twelve months ended December 31, 2010 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
Options outstanding at December 31, 2009	823,592	$20.54
Plus: Options granted	—	—
Less:
Options exercised	174	10.40
Options expired	—	—
Options forfeited	58,436	19.09

Options outstanding at December 31, 2010	764,982	$20.65	3.81	$2,154,000

Options fully vested and exercisable at December 31, 2010	387,438	$24.19	2.43	$143,000

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options (Continued)

        Stock-based compensation expense included in the consolidated statements of income for the twelve months ended December 31, 2010, 2009 and 2008 was approximately $534,000, $655,000 and $692,000, respectively. As of December 31, 2010, there was approximately $655,000 of total unrecognized stock-based compensation cost related to non-vested options granted under the Company plans that will be recognized over a weighted average period of 1.4 years.

        A summary of the status of the Company's non-vested options as of December 31, 2010, and changes during the twelve months ended December 31, 2010, is presented below:

Non-vested Options	Options	Weighted average grant-date fair value ($)
Non-vested options at December 31, 2009	519,177	$4.80
Granted	—	—
Vested	91,358	6.03
Forfeited	50,275	4.93

Non-vested options at December 31, 2010	377,544	$4.48

        Other information pertaining to option activity during the twelve month period ending December 31, 2010, 2009 and 2008 is as follows:

	Twelve Months Ended December 31,
	2010	2009	2008
Weighted average grant date fair value of stock options granted	$—	$3.31	$4.90
Total fair value of stock options vested	$551,000	$522,000	$624,000
Total intrinsic value of stock options exercised	$2,000	$581,000	$591,000

(16) Long Term Restricted Stock Units

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

        The Plan authorizes the Company to issue Restricted Stock Units ("RSUs") to officers, employees, consultants and advisors of the Company and its subsidiaries. The Plan provides that RSUs shall be issued

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Long Term Restricted Stock Units (Continued)

by a committee of the Board appointed by the Board from time to time consisting of at least two (2) members of the Board, each of whom is both a non-employee director and an outside director. On December 18, 2009, the Board adopted resolutions creating the Long-Term Restricted Stock Unit Plan Committee to administer the Plan. RSUs issued under the Plan are not equity and are payable only in cash. The Plan provides for both the issuance of CPP-compliant long-term RSUs as well as RSUs that are not CPP-compliant.

        Dennis E. Nixon, the Company's President, Chairman of the Board and a director of the Company, received an award of CPP-compliant RSUs, granted as of December 15, 2010, in the amount of $400,000 for his performance in 2010. Mr. Nixon was also awarded CPP-compliant RSU's granted as of December 18, 2009, in the amount of $250,000 for his performance during 2009. In order to meet the requirements of a CPP-compliant RSU, Mr. Nixon's RSUs do not exceed one-third of his total annual compensation.

(17) Commitments, Contingent Liabilities and Other Tax Matters

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2010, 2009 and 2008 were $12,800,000, $12,600,000 and $11,700,000, respectively. Future minimum lease payments due under non-cancellable operating leases at December 31, 2010 were as follows:

Fiscal year ending:	Total
(in thousands)
2011	$9,472
2012	6,280
2013	4,306
2014	2,759
2015	1,629
Thereafter	3,881

Total	$28,327

        It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non-cancellable sub-leases greater than one year at December 31, 2010 were $9,500,000.

        Cash of approximately $67,745,000 and $60,154,000 at December 31, 2010 and 2009, respectively, was maintained to satisfy regulatory reserve requirements.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(17) Commitments, Contingent Liabilities and Other Tax Matters (Continued)

        The Company is involved in a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of LFIN. The dispute involves claims by the former controlling shareholders of LFIN related to approximately $14 million of tax refunds received by the Company based on deductions taken in 2003 by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding the tax benefits related to the failed thrift acquisition which originated in 1988. On March 5, 2010, judgment was entered on a jury verdict rendered against the Company in the U.S. District Court for the Western District of Oklahoma (the "Court"). Other than the tax refunds that are in dispute, the Company does not have any other disputes regarding tax refunds received by the Company in connection with the LFIN acquisition. An amended judgment was entered in the case on November 19, 2010, in the amount of approximately $24.25 million and it is, final and appealable. During December 2010, the Company deposited $24.4 million with the Court in lieu of a supersedeas bond and the Company is currently appealing the judgment.

        During the third quarter of 2010, the Internal Revenue Service refunded approximately $1.8 million in tax and $1.5 million in interest on the tax in connection with an adjustment in basis on prior lease-financing transactions where the Company's lead bank subsidiary had received a Notice of Final Partnership Administrative Adjustments ("FPAA"). The interest received on the tax refund was recognized in other interest income and the related tax was included as a credit to provision for income tax expense on the consolidated statement of income.

        In October 2010, the Company was named as a defendant in two purported class-action lawsuits, including one filed in the United States District Court for the Southern District of Texas and one filed in the United States District Court for the Southern District of Florida where similar lawsuits against a number of other banks are currently pending in a multi-district proceeding known as "In re Checking Account Overdraft Litigation." The lawsuits challenge the manner in which IBC assesses and collects overdraft fees on ATM and debit transactions and IBC's policies related to posting order. The Texas lawsuit was dismissed without prejudice on January 12, 2011, when the parties stipulated to arbitrate the matter. The Florida case is in early stages, with no responsive pleadings or motions having been filed. No class has been certified in the case. At this state of the lawsuits, the Company cannot determine the probability of a material adverse result or reasonably estimate a range of potential exposures, if any. The Company intends to defend the action vigorously.

(18) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $53,052,000 and $67,681,000 at December 31, 2010 and 2009, respectively.

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk (Continued)

of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2010, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,125,468,000
Credit card lines	64,252,000
Standby letters of credit	111,295,000
Commercial letters of credit	8,906,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2010, the maximum potential amount of future payments is $111,295,000. At December 31, 2010, the fair value of these guarantees is not significant. Unsecured letters of credit totaled $29,160,000 and $29,384,000 at December 31, 2010 and 2009, respectively.

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

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2010, the subsidiary banks could pay dividends of up to $465,000,000 to the Company without prior regulatory approval and without adversely affecting their "well capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2010, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which it is subject.

        As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2010 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2010:
Total Capital (to Risk Weighted Assets):
Consolidated	$1,413,299	20.72%	$545,668	8.00%	N/A	N/A
International Bank of Commerce, Laredo	957,234	16.39	467,249	8.00	$584,061	10.00%
International Bank of Commerce, Brownsville	112,888	25.60	35,283	8.00	44,103	10.00
International Bank of Commerce, Zapata	54,072	30.96	13,971	8.00	17,463	10.00
Commerce Bank	62,129	31.67	15,692	8.00	19,615	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,327,889	19.47%	$272,834	4.00%	N/A	N/A
International Bank of Commerce, Laredo	889,247	15.23	233,624	4.00	$350,437	6.00%
International Bank of Commerce, Brownsville	107,340	24.34	17,641	4.00	26,462	6.00
International Bank of Commerce, Zapata	51,869	29.70	6,985	4.00	10,478	6.00
Commerce Bank	59,752	30.46	7,846	4.00	11,769	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,327,889	11.58%	$458,500	4.00%	N/A	N/A
International Bank of Commerce, Laredo	889,247	9.29	382,886	4.00	$478,608	5.00%
International Bank of Commerce, Brownsville	107,340	12.78	33,586	4.00	41,983	5.00
International Bank of Commerce, Zapata	51,869	10.90	19,035	4.00	23,793	5.00
Commerce Bank	59,752	11.33	21,095	4.00	26,369	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2009 are also presented in the following table:

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

(21) Fair Value

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

(21) Fair Value (Continued)

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

        The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value as of December 31, 2010 by level within the fair value measurement hierarchy.

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Assets:
U.S. Treasury securities
Available-for-sale	$1,327	$—	$1,327	$—
Residential mortgage-backed securities
Available-for-sale	4,924,468	—	4,878,440	46,028
States and political subdivisions
Available-for-sale	145,997	—	145,997	—
Other
Available-for-sale	14,665	14,665	—	—
Measured on a non-recurring basis:
Assets:
Impaired Loans	39,335	—	—	39,335
Non-financial assets:
Other real estate owned	52,319	—	—	52,319

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value as of December 31, 2009 by level within the fair value measurement hierarchy.

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Assets:
U.S. Treasury securities
Available-for-sale	$1,327	$—	$1,327	$—
Residential mortgage-backed securities
Available-for-sale	4,491,764	—	4,432,195	59,569
States and political subdivisions
Available-for-sale	136,866	—	136,866	—
Other
Available-for-sale	14,126	14,126	—	—
Measured on a non-recurring basis:
Assets:
Impaired Loans	76,225	—	—	76,225
Non-Financial Assets
Other real estate owned	15,255	—	—	15,255

        Investment securities available-for-sale are classified within level 2 and level 3 of the valuation hierarchy, with the exception of certain equity investments that are classified within level 1. For investments classified as level 2 in the fair value hierarchy, the Company obtains fair value measurements for investment securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. Investment securities classified as level 3 are non-agency mortgage-backed securities. The non-agency mortgage-backed securities held by the Company are traded in in-active markets and markets that have experienced significant decreases in volume and level of activity, as exhibited by few recent transactions, a significant decline or absence of new issuances, price quotations that are not based on comparable securities transactions and wide bid-ask spreads among other factors. As a result of the inability to use quoted market prices to determine fair value for these securities, the Company determined that fair value, as determined by level 3 inputs in the fair value hierarchy, is more appropriate for financial reporting and more consistent with the expected performance of the investments. For the investments classified within level 3 of the fair value hierarchy, the Company used a discounted cash flow model to determine fair value. Inputs in the model included both historical performance and expected future performance based on information currently available. Assumptions used in the discounted cash flow model included estimates on future principal prepayment rates, default and loss severity rates. The Company estimates that future principal prepayment rates will range from 4-5% and used a 13% discount rate. Default rates used in the model were 10-11% for the first year and 7% thereafter, and loss severity rates started at 60% for the first year and are declined by 10% for the following three years, and remains at 20% thereafter.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The following table presents a reconciliation of activity for such mortgage-backed securities on a net basis (Dollars in thousands):

Balance at December 31, 2009	$59,569
Principal paydowns, net of discount amortization	(9,538)
Total unrealized gains (losses) included in:
Other comprehensive income	4,413
Net income	(8,416)

Balance at December 31, 2010	$46,028

        Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis. The instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

        As of December 31, 2010, the Company's financial instruments measured at fair value on a non-recurring basis are limited to impaired loans. Impaired loans are classified within level 3 of the valuation hierarchy. The fair value of impaired loans is derived in accordance with FASB ASC 310, "Receivables". The fair value of impaired loans is based on the fair value of the collateral, as determined through an external appraisal process, discounted based on internal criteria. Impaired loans are primarily comprised of collateral-dependent commercial loans. Non-financial assets measured at fair value on a non-recurring basis are limited to other real estate owned. Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly. Other real estate owned is included in other assets on the consolidated financial statements.

        The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2010 and December 31, 2009 are outlined below.

Cash and Due From Banks and Federal Funds Sold

        For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities held-to-maturity

        The carrying amounts of investments held-to-maturity approximate fair value.

Investment Securities

        For investment securities, which include U. S. Treasury securities, obligations of other U. S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are based on quoted market prices or dealer quotes. Fair values are based on the value of one unit without regard to any premium or discount that may result from concentrations of

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

ownership of a financial instrument, probable tax ramifications, or estimated transaction costs. See disclosures of fair value of investment securities in Note 2.

Loans

        Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans as outlined by regulatory reporting guidelines. Each category is segmented into fixed and variable interest rate terms and by performing and non-performing categories.

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2010, and December 31, 2009, the carrying amount of fixed rate performing loans was $1,337,827,000 and $1,303,049,000 respectively, and the estimated fair value was $1,226,413,000 and $1,200,343,000, respectively.

Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2010 and December 31, 2009. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2010 and December 31, 2009, the carrying amount of time deposits was $3,437,640,000 and $3,398,656,000, respectively, and the estimated fair value was $3,449,980,000 and $3,412,538,000, respectively.

Securities Sold Under Repurchase Agreements and Other Borrowed Funds

        Securities sold under repurchase agreements include both short and long-term maturities. Due to the contractual terms of the short-term instruments, the carrying amounts approximated fair value at December 31, 2010 and December 31, 2009. The fair value of the long-term instruments is based on established market spreads. At December 31, 2010 and December 31, 2009, the carrying amount of long-term repurchase agreements was $1,000,000,000 and the estimated fair value was $1,123,774,000 and $1,099,064,000, respectively. Other borrowed funds are short and long-term Federal Home Loan Bank borrowings. Due to the contractual terms of these financial instruments, the carrying amounts approximated fair value at December 31, 2010 and December 31, 2009.

Junior Subordinated Deferrable Interest Debentures

        The Company currently has fixed and floating junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

debentures, the carrying amounts approximated fair value at December 31, 2010 and December 31, 2009. The fair value of the fixed junior subordinated deferrable interest debentures is based on established market spreads to the debentures. At December 31, 2010 and December 31, 2009, the carrying amount of fixed junior subordinated deferrable interest debentures was $139,259,000 and $139,224,000, respectively, and the estimated fair value was $74,103,000 and $65,762,000, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2010 and 2009
(Dollars in Thousands)

	2010	2009
ASSETS
Cash	$24,414	$16,712
Other investments	65,485	61,270
Notes receivable	250	100
Investment in subsidiaries	1,577,038	1,532,961
Other assets	3,874	3,260

Total assets	$1,671,061	$1,614,303

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$201,117	$201,082
Due to IBC Trading	21	21
Other liabilities	10,706	5,730

Total liabilities	211,844	206,833

Shareholders' equity:
Preferred shares	208,068	205,742
Common shares	95,711	95,711
Surplus	162,276	161,258
Retained earnings	1,214,743	1,122,290
Accumulated other comprehensive income	28,777	65,878

	1,709,575	1,650,879
Less cost of shares in treasury	(250,358)	(243,409)

Total shareholders' equity	1,459,217	1,407,470

Total liabilities and shareholders' equity	$1,671,061	$1,614,303

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2010, 2009 and 2008
(Dollars in Thousands)

	2010	2009	2008
Income:
Dividends from subsidiaries	$51,720	$45,122	$53,460
Interest income on notes receivable	5	6	80
Interest income on other investments	10,090	8,191	5,313
Other interest income	546	914	486
Other	(742)	7,225	65

Total income	61,619	61,458	59,404
Expenses:
Interest expense (Debentures)	12,201	12,535	14,137
Other interest expense	—	—	88
Other	3,408	1,751	1,793

Total expenses	15,609	14,286	16,018

Income before federal income taxes and equity in undistributed net income of subsidiaries	46,010	47,172	43,386
Income tax benefit	(2,090)	743	(3,593)

Income before equity in undistributed net income of subsidiaries	48,100	46,429	46,979
Equity in undistributed net income of subsidiaries	81,923	96,313	85,133

Net income	130,023	142,742	132,112

Preferred stock dividends and discount accretion	13,126	12,984	—

Net income available to common shareholders	$116,897	$129,758	$132,112

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2010, 2009 and 2008
(Dollars in Thousands)

	2010	2009	2008
Operating activities:
Net income	$130,023	$142,742	$132,112
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of junior subordinated interest deferrable debentures	35	35	119
Investment securities transactions, net	1,135	(6,586)	—
Accretion of investment securities discounts	(232)	(325)	—
Stock compensation expense	534	655	692
Increase in other liabilities	4,976	(309)	1,443
Equity in undistributed net income of subsidiaries	(81,923)	(96,414)	(85,133)

Net cash provided by operating activities	54,548	39,798	49,233

Investing activities:
Contributions to subsidiaries	—	(138,103)	(57,114)
Proceeds of repurchase agreement with banks	—	—	1,000
Principal collected on mortgage-backed securities	3,324	2,791	—
Net (increase) decrease in notes receivable	(150)	250	1,491
Increase in other assets	(8,311)	(9,215)	(5,000)

Net cash used in investing activities	(5,137)	(144,277)	(59,623)

Financing activities:
Proceeds from issuance of preferred stock	—	—	216,000
Proceeds from stock transactions	484	2,705	894
Payments of cash dividends—common	(24,444)	(23,262)	(45,253)
Payments of cash dividends—preferred	(10,800)	(9,660)	—
Purchase of treasury stock	(6,949)	(9,346)	(1,077)

Net cash (used in) provided by financing activities	(41,709)	(39,563)	170,564

Increase (decrease) in cash	7,702	(144,042)	160,174
Cash at beginning of year	16,712	160,754	580

Cash at end of year	$24,414	$16,712	$160,754

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2010
Interest income		$111,612		$114,255		$113,080		$119,822
Interest expense		26,564		27,902		29,643		29,927

Net interest income		85,048		86,353		83,437		89,895
Provision for probable loan losses		7,317		6,837		1,429		7,229
Non-interest income		50,898		46,889		49,400		71,597
Non-interest expense		75,305		79,379		79,464		105,577

Income before income taxes		53,324		47,026		51,944		48,686
Income taxes		22,904		13,477		17,936		16,640

Net income		$30,420		$33,549		$34,008		$32,046

Preferred Stock Dividends		3,295		3,286		3,277		3,268

Net income available to common shareholders		$27,125		$30,263		$30,731		$28,778

Per common share:
Basic
Net income	$	..40	$	..45	$	..45	$	..42

Diluted
Net income	$	..40	$	..45	$	..45	$	..42

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
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2010, 2009, and 2008:

	2010			2009			2008
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$5,294,744	$302,779	5.72%	$5,474,162	$322,143	5.88%	$5,360,116	$353,635	6.60%
Foreign	247,486	11,423	4.62	274,627	13,626	4.96	283,444	17,083	6.03
Investment securities:
Taxable	4,095,542	135,106	3.30	4,281,148	185,931	4.34	4,120,008	188,928	4.59
Tax-exempt	144,199	7,240	5.02	104,140	5,070	4.87	72,117	3,514	4.87
Federal funds sold	—	—	—	—	—	—	53,019	927	1.75
Other	99,671	2,221	2.23	69,813	607.87		9,874	516	5.23

Total interest-earning assets	9,881,642	458,769	4.64%	10,203,890	527,377	5.17%	9,898,578	564,603	5.70%
Non-interest earning assets:
Cash and due from banks	285,894			285,811			236,656
Bank premises and equipment, net	475,460			479,281			445,487
Other assets	715,278			738,568			728,038
Less allowance for probable loan losses	(90,900)			(82,194)			(64,917)

Total	$11,267,374			$11,625,356			$11,243,842

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,389,699	$9,383.39%		$2,135,147	$10,832.51%		$2,286,000	$26,651	1.17%
Time deposits:
Domestic	1,804,106	26,255	1.46	1,718,744	33,691	1.96	1,702,549	55,287	3.25
Foreign	1,673,426	20,712	1.24	1,607,431	28,564	1.78	1,644,997	51,192	3.11
Securities sold under repurchase agreements	1,479,764	44,216	2.99	1,462,017	44,723	3.06	1,436,374	50,400	3.51
Other borrowings	656,459	1,269.19		1,662,489	9,451.57		1,395,220	33,976	2.44
Junior subordinated interest deferrable debentures	201,099	12,201	6.07	201,064	12,535	6.23	201,042	14,137	7.03
Senior notes	—	—	—	—	—	—	—	88	—

Total interest bearing liabilities	8,204,553	114,036	1.39%	8,786,892	139,796	1.59%	8,666,182	231,731	2.67%
Non-interest bearing liabilities:
Demand Deposits	1,639,119			1,480,994			1,455,036
Other liabilities	44,431			70,060			132,306
Shareholders' equity	1,379,271			1,287,410			990,318

Total	$11,267,374			$11,625,356			$11,243,842

Net interest income		$344,733			$387,581			$332,872

Net yield on interest earning assets			3.49%			3.80%			3.36%

 INTERNATIONAL BANCSHARES CORPORATION
OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS
DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	President, International Bank of Commerce
R. DAVID GUERRA	IRVING GREENBLUM
Vice President	International Investments/Real Estate
EDWARD J. FARIAS	R. DAVID GUERRA
Vice President	President
International Bank of Commerce
IMELDA NAVARRO	Branch in McAllen, TX
Treasurer
DANIEL B. HASTINGS, JR.
WILLIAM CUELLAR	Licensed U. S. Custom Broker
Auditor	President
Daniel B. Hastings, Inc.
MARISA V. SANTOS
Secretary	DOUG HOWLAND
Owner
HILDA V. TORRES	Construction & Construction Materials Company
Assistant Secretary	Investments
IMELDA NAVARRO
Senior Executive Vice President
International Bank of Commerce
SIOMA NEIMAN
International Entrepreneur
PEGGY NEWMAN
Investments
LARRY NORTON
President
Norton Stores, Inc.
LEONARDO SALINAS
Investments
ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments
GUILLERMO TREVINO
President
Southern Distributing, Inc.

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
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2010 and 2009 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2010, 2009 and 2008 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2010, 2009, and 2008 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2010, 2009 and 2008 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2010, 2009 and 2008 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (Continued) Years ended December 31, 2010, 2009 and 2008 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only) December 31, 2010 and 2009 (Dollars in Thousands)
Statements of Income (Parent Company Only) Years ended December 31, 2010, 2009 and 2008 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only)
Years ended December 31, 2010, 2009 and 2008 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS