Form 10-K, Exhibit 13
period 2011-12-31
INTERNATIONAL BANCSHARES CORP
filed 2012-02-27
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2011. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2011	2010	2009	2008	2007
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$11,739,649	$11,943,469	$11,762,543	$12,439,341	$11,167,161
Net loans	4,969,283	5,325,521	5,571,869	5,799,372	5,474,902
Deposits	7,946,092	7,599,558	7,178,007	6,858,784	7,157,606
Other borrowed funds	494,161	1,026,780	1,347,625	2,522,986	1,456,936
Junior subordinated deferrable interest debentures	190,726	201,117	201,082	201,048	200,929
Shareholders' equity	1,600,165	1,459,217	1,407,470	1,257,297	935,905
INCOME STATEMENT
Interest income	$418,124	$458,769	$527,377	$564,603	$643,573
Interest expense	94,298	114,036	139,796	231,731	333,340

Net interest income	323,826	344,733	387,581	332,872	310,233
Provision (credit) for probable loan losses	17,318	22,812	58,833	19,813	(1,762)
Non-interest income	201,493	218,784	201,013	189,809	165,363
Non-interest expense	316,774	339,725	309,031	301,226	300,282

Income before income taxes	191,227	200,980	220,730	201,642	177,076
Income taxes	64,078	70,957	77,988	69,530	55,764

Net income	127,149	130,023	142,742	132,112	121,312

Preferred stock dividends and discount accretion	13,280	13,126	12,984	—	—

Net income available to common shareholders	$113,869	$116,897	$129,758	$132,112	$121,312

Per common share (Note 1):
Basic	$1.69	$1.72	$1.90	$1.93	$1.76
Diluted	$1.69	$1.72	$1.90	$1.92	$1.75

Note 1:    Per share information has been re-stated giving retroactive effect to stock dividends distributed.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2011. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

  •
  Changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, the impact of the Consumer Financial Protection Bureau as a new regulator of financial institutions, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance and employment, environmental and immigration laws and regulations and the risk of litigation that may follow.

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

  •
  Impairment of carrying value of goodwill could negatively impact our earnings and capital.

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

  •
  The effect of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts-in to the overdraft service for those types of transactions, as well as the effect of any other regulatory or legal developments that limit overdraft services.

  •
  The reduction of income and possible increase in required capital levels related to the adoption of new legislation, including, without limitation, the Dodd-Frank Regulatory Reform Act and the implementing rules and regulations, including the Federal Reserve's new interim final rule that establishes debit card interchange fee standards and prohibits network exclusivity arrangements and routing restrictions that is negatively affecting interchange revenue from debit card transactions as well as revenue from consumer services.

  •
  The enhanced due diligence burden imposed on banks under the proposed rules of the banking agencies related to the banks' inability to rely on credit ratings under Dodd-Frank which may result in a limitation on the types of securities certain banks will be able to purchase as a result of the due diligence burden.

  •
  The Company may be adversely affected by its continued participation in the Capital Purchase Program (the "CPP").

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

Summary of Recent Legislation

        On July 21, 2010, sweeping financial regulatory reform legislation entitled the "Dodd-Frank Wall Street Reform and Consumer Protection Act" (the "Dodd-Frank Act") was signed into law. The Dodd-Frank Act implements far-reaching changes across the financial regulatory landscape, including provisions that, among other things, will:

  •
  Centralize responsibility for consumer financial protection by creating a new agency, the Bureau of Consumer Financial Protection (the "CFPB"), responsible for implementing, examining and enforcing compliance with federal consumer financial laws.

  •
  Restrict the preemption of state law by federal law and disallow subsidiaries and affiliates of banks from availing themselves of such preemption.

  •
  Apply the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies.

  •
  Require each federal bank regulatory agency to seek to make its capital requirement for banks countercyclical so that capital requirements increase in times of economic expansion and decrease in times of economic contraction.

  •
  Require financial holding companies, such as the Company, to be well-capitalized and well-managed. Bank holding companies and banks must also be well-capitalized and well-managed in order to acquire banks located outside their home state.

  •
  Change the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminate the ceiling on the size of the Deposit Insurance Fund ("DIF") and increase the floor of the size of the DIF.

  •
  Impose comprehensive regulation of over-the-counter derivatives market, which would include certain provisions that would effectively prohibit insured depository institutions from conducting certain derivatives businesses in the institution itself.

  •
  Require publicly-traded bank holding companies with $10 billion in assets or more, like the Company, to create a risk committee responsible for the oversight of risk management of the enterprise.

  •
  Require stress testing of certain financial institutions. On June 15, 2011, the FRB published for comment proposed guidance ("Stress Testing Guidance Proposal") that would require bank holding companies with over $10 billion in total consolidated assets to conduct stress testing as a part of overall institution risk management. The Stress Testing Guidance Proposal includes stress testing capital and non-capital related aspects of financial condition, provides an overview of how a banking organization should develop a structure for stress testing, outlines general principles for a satisfactory stress testing framework, and describes how stress testing should be used at various levels within a banking organization. The Stress Testing Guidance Proposal also discusses the importance of stress testing in liquidity planning and the importance of strong internal governance and controls in an effective stress-testing framework. The Company does currently have total consolidated assets in excess of $10 billion and the Company would be required to conduct the stress testing described in the Stress Testing Guidance Proposal when it is effective. On January 17, 2012, the FDIC issued a similar proposal that would require state nonmember banks with over $10 billion in assets to conduct annual stress tests, report the results to the FDIC, and make the results available to the public. At this time, none of the subsidiary banks of the Company would meet the $10 billion asset threshold to be required to conduct the bank stress tests under the FDIC Proposal.

  •
  Implement corporate governance revisions, including executive compensation and proxy access by shareholders that apply to all public companies, not just financial institutions.

  •
  Make permanent the $250,000 limit for federal deposit insurance and increase the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000 and provide unlimited federal deposit insurance until December 31, 2012 for non-interest bearing demand transaction accounts at all insured depository institutions.

  •
  Repeal the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts. In July 2011, the FRB issued a final rule, effective July 21, 2011, repealing Regulation Q, which had prohibited the payment of interest on demand deposits.

  •
  Amend the Electronic Fund Transfer Act ("EFTA") to, among other things, give the FRB the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer. In June 2011,the FRB issued a final rule, effective October 1, 2011, which established the maximum permissible interchange fee that an issuer may receive for an electronic debit transaction at 21 cents per transaction and 5 basis points multiplied by the value of the transaction. The FRB also approved an interim final rule that allows for an upward adjustment of no more than 1 cent to an issuer's debit card interchange fee if the issuer develops and implements appropriate fraud-prevention policies and procedures.

  •
  Increase the authority of the FRB to examine the Company and its non-bank subsidiaries.

  •
  Permit interstate de novo branching without the need to acquire an existing bank.

  •
  Require extensive new restrictions and requirements relating to residential mortgage transactions.

  •
  Eliminate the use of credit ratings in bank regulations, including capital regulations. On November 18, 2011, the OCC proposed guidance on due diligence requirements in determining whether investment securities are eligible for investment and on January 11, 2012, the FDIC and the other Federal bank agencies proposed a rule to modify the agencies' market risk capital rules by incorporating into the rules various alternatives and complex methodologies for calculating specific risk capital requirements for debt and securitization positions that do not rely on credit ratings.

  •
  Establish a Whistleblower Incentives and Protection Program for public company employees. On May 25, 2011, the SEC approved final rules whereby whistleblowers may receive 10% to 30% of the SEC-levied sanctions when a whistleblower voluntarily provides original information to the SEC and the sanctions levied against the culpable party exceed $1 million in an enforcement proceeding.

  •
  Requires the federal financial regulatory agencies to adopt rules that prohibit banks and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investment companies (defined as hedge funds and private equity funds). The statutory provision is commonly called the "Volcker Rule." In October 2011, federal regulators proposed rules to implement the Volcker Rule that included an extensive request for comments on the proposal, which are due by February 13, 2012. The proposed rules are highly complex, and many aspects of their application remain uncertain. Based on the proposed rules, the Company does not currently anticipate that the Volcker Rule will have a material effect on the operations of the Company and its subsidiaries, as the Company does not engage in the businesses prohibited by the Volcker Rule. Until a final rule is adopted, the actual financial impact of the rule on the Company, its customers or the financial industry more generally, cannot be determined.

  •
  Authorizes the Federal Reserve Board to adopt enhanced supervision and prudential standards generally for bank holding companies with total consolidated assets of $50 billion or more (often referred to as "systemically important financial institutions" or "SIFI"), and authorizes the FRB to establish such standards either on its own or upon the recommendations of the Financial Stability Oversight Council ("FSOC"), a new systemic risk oversight body created by Dodd-Frank. The FSOC has the authority to veto a financial rule of the CFPB if the rule would threaten the safety and soundness of the entire U.S. banking system. In December 2011, the FRB issued for public comment a notice of proposed rulemaking establishing such enhanced supervision and prudential standards. Most of the proposed SIFI rules will not apply to the Company because the Company has total consolidated assets in an amount less than $50 billion. Two aspects of the proposed SIFI rules—requirements for annual stress testing of capital and certain corporate governance provisions requiring, among other things, that each bank holding company establish a risk committee of its board of directors, apply to bank holding companies with total consolidated assets of $10 billion or more, including the Company.

        Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years making it difficult to anticipate the overall financial impact on the Company, its customers or the financial industry more generally. Provisions in the legislation that affect deposit insurance assessments, payment of interest on demand deposits and interchange fees are likely to increase the costs associated with deposits as well as place limitations on certain revenues those deposits may generate. Provisions in the legislation that require revisions to the capital requirements of the Company could require the Company to seek other sources of capital in the future. Some of the rules that have been adopted or proposed to comply with the Dodd-Frank Act are discussed further below.

Overview

        The Company, which is headquartered in Laredo, Texas, with 217 facilities and 378 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a liquidating subsidiary, a broker/dealer and a fifty percent interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2011 was 8.71% as compared to 9.43% for the year ended December 31, 2010.

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

        Expense control is an essential element in the Company's long-term profitability. As a result, the Company monitors the efficiency ratio, which is a measure of non-interest expense to net interest income plus non-interest income closely. As the Company adjusts to regulatory changes related to the adoption of the Dodd-Frank Regulatory Reform Act, the Company's efficiency ratio may suffer because the additional regulatory compliance costs are expected to increase non-interest expense. The Company monitors this ratio over time to assess the Company's efficiency relative to its peers. The Company uses this measure as one factor in determining if the Company is accomplishing its long-term goals of providing superior returns to the Company's shareholders. On September 22, 2011, the Company announced the approval of a restructuring plan that resulted in the closing of fifty-five (55) in store branches by December 31, 2011. The branch closures are a result of reduced levels of revenue resulting from regulatory changes related to interchange fee income. The branches were closed in order to align the Company's expenses with reduced levels of revenue, protecting the Company's financial strength while preserving IBC's free products program.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2011	December 31, 2010	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$11,739,649	$11,943,469	(1.7)%
Net loans	4,969,283	5,325,521	(6.7)
Deposits	7,946,092	7,599,558	4.6
Other borrowed funds	494,161	1,026,780	(51.9)
Junior subordinated deferrable interest debentures	190,726	201,117	(5.2)
Shareholders' equity	1,600,165	1,459,217	9.7

Consolidated Statements of Income Information

	Year Ended December 31, 2011	Year Ended December 31, 2010	Percent Increase (Decrease) 2011 vs. 2010	Year Ended December 31, 2009	Percent Increase (Decrease) 2010 vs. 2009
	(Dollars in Thousands)
Interest income	$418,124	$458,769	(8.9)%	$527,377	(13.0)%
Interest expense	94,298	114,036	(17.3)	139,796	(18.4)
Net interest income	323,826	344,733	(6.1)	387,581	(11.1)
Provision for probable loan losses	17,318	22,812	(24.1)	58,833	(61.2)
Non-interest income	201,493	218,784	(7.9)	201,013	8.8
Non-interest expense	316,774	339,725	(6.8)	309,031	9.9
Net income	127,149	130,023	(2.2)	142,742	(8.9)
Net income available to common shareholders	113,869	116,897	(2.6)	129,758	(9.9)
Per common share:
Basic	$1.69	$1.72	(1.7)%	$1.90	(9.5)%
Diluted	1.69	1.72	(1.7)	1.90	(9.5)

Net Income

        Net income available to common shareholders for the year ended December 31, 2011 decreased by 2.6% as compared to the same period in 2010. Net income for the years ended December 31, 2011 and December 31, 2010 was positively affected by gains on investment securities sales totaling $11.2 million and $21.6 million, net of tax, respectively. The sales of the securities were to facilitate a re-positioning of the Company's investment portfolio. Net income for the year ended December 31, 2010 was negatively affected by an additional reserve of $21.8 million that the Company recorded during the first quarter of 2010 in connection with a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of LFIN. See Note 17 to the Consolidated Financial Statements. The provision for probable loan losses charged to expense decreased $23.4 million, after tax to $14.8 million, after tax for the year ended December 31, 2010 from $38.2 million, after tax for the same period of 2009. The decrease was mainly due to a decrease in required reserves for impaired loans analyzed on an individual basis. The impaired loans were measured based on the fair value of collateral. The majority of these loans showed a fair value greater than carrying value.

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

	For the years ended December 31,
	2011 Average Rate/Cost	2010 Average Rate/Cost	2009 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.63%	5.72%	5.88%
Foreign	4.13	4.62	4.96
Investment securities:
Taxable	2.40	3.30	4.34
Tax-exempt	5.29	5.02	4.87
Other	1.55	2.23	.87

Total interest-earning assets	4.06%	4.64%	5.17%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	.30%	.39%	.51%
Time deposits:
Domestic	1.03	1.46	1.96
Foreign	.84	1.24	1.78
Securities sold under repurchase agreements	2.99	2.99	3.06
Other borrowings	.22	.19	.57
Junior subordinated deferrable interest debentures	5.66	6.07	6.23

Total interest bearing liabilities	1.13%	1.39%	1.59%

        The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets decreased 12.5% from 4.64% in 2010 to 4.06% in 2011, and the rates paid on average interest-bearing liabilities decreased 18.7% from 1.39% in 2010 to 1.13% in 2011. The yield on average interest-earning assets decreased 10.3% from 5.17% in 2009 to 4.64% in 2010, and the rates paid on average interest-bearing liabilities decreased 12.6% from 1.59% in 2009 to 1.39% in 2010. The majority of the Company's taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

        The following table analyzes the changes in net interest income during 2011 and 2010 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2011 compared to 2010 Net increase (decrease) due to			2010 compared to 2009 Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$(15,564)	$(4,571)	$(20,135)	$(10,557)	$(8,807)	$(19,364)
Foreign	(391)	(1,162)	(1,553)	(1,347)	(856)	(2,203)
Investment securities:
Taxable	20,976	(42,432)	(21,456)	(8,061)	(42,764)	(50,825)
Tax-exempt	2,346	505	2,851	1,950	220	2,170
Other	471	(823)	(352)	260	1,354	1,614

Total interest income	$7,838	$(48,483)	$(40,645)	$(17,755)	$(50,853)	$(68,608)

Interest incurred on:
Savings and interest bearing demand deposits	$928	$(2,528)	$(1,600)	$1,291	$(2,740)	$(1,449)
Time deposits:
Domestic	(1,077)	(7,411)	(8,488)	1,673	(9,109)	(7,436)
Foreign	(332)	(6,591)	(6,923)	1,173	(9,025)	(7,852)
Securities sold under repurchase agreements	(1,912)	(41)	(1,953)	543	(1,050)	(507)
Other borrowings	162	192	354	(5,719)	(2,463)	(8,182)
Junior subordinated deferrable interest debentures	(337)	(791)	(1,128)	2	(336)	(334)

Total interest expense	$(2,568)	$(17,170)	$(19,738)	$(1,037)	$(24,723)	$(25,760)

Net interest income	$10,406	$(31,313)	$(20,907)	$(16,718)	$(26,130)	$(42,848)

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

        At December 31, 2011, based on these simulations, a rate shift of 300 basis points in interest rates up will vary net interest income by 5.53%, while a rate shift of 150 basis points up will not vary net interest income by more than 5.42% of projected net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$118,505	$108,023	$68,314	$163,700	$32,900
Accruing loans contractually past due ninety days or more as to interest or principal payments	14,268	19,347	11,986	6,208	21,330

        The allowance for probable loan losses decreased .3% to $84,192,000 at December 31, 2011 from $84,482,000 at December 31, 2010. The allowance was 1.67% of total loans, net of unearned income at December 31, 2011 and 1.56% at December 31, 2010. The provision for probable loan losses charged to expense decreased $5,494,000 to $17,318,000 for the year ended December 31, 2011 from $22,812,000 for the same period in 2010. The Company's provision for probable loan losses decreased for the year ended December 31, 2011 mainly due to a decrease in the Company's charge-off experience and a decrease in the loan portfolio. The Company's provision for probable loan losses decreased for the year ended December 31, 2010 mainly due to the decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value greater than the carrying value. The Company's provision for probable loan losses increased for the years ended December 31, 2009 and 2008, prompted by the analysis of management regarding the weakness in the overall economy and the impact of that weakness in the Company's loan portfolio and the related allowance for probable loan losses. Although the Texas and Oklahoma economies are performing better and appear to be recovering faster than other parts of the country, the long term weak economic environment may continue to reveal new problems within these markets. Loans accounted for as "troubled debt restructuring" were not significant.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$—	$7	$24	$530	$722
Accruing loans contractually past due ninety days or more as to interest or principal payments	20	501	103	66	510

        The gross income that would have been recorded during 2011 and 2010 on non-accrual loans in accordance with their original contract terms was $4,114,000 and $3,748,000 on domestic loans and $0 and $2,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2011 and 2010 was $31,000 and $32,000 on domestic loans and $0 and $0 for foreign loans, respectively.

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

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $1,235,699,000 and $1,309,921,000 at December 31, 2011 and 2010, respectively. See Note 19 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2011	2010	2009	2008	2007
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,053,475	$5,410,003	$5,667,262	$5,872,833	$5,536,628

Average loans outstanding during the year (Note 1)	$5,261,601	$5,542,230	$5,748,789	$5,683,130	$5,215,435

Balance of allowance at January 1	$84,482	$95,393	$73,461	$61,726	$64,537
Provision (credit) charged to expense	17,318	22,812	58,833	19,813	(1,762)
Loans charged off:
Domestic:
Commercial, financial and agricultural	(18,085)	(7,702)	(14,565)	(5,754)	(3,606)
Real estate—mortgage	(2,109)	(2,973)	(2,500)	(1,400)	(800)
Real estate—construction	(1,467)	(22,186)	(17,953)	(202)	(202)
Consumer	(1,067)	(2,152)	(2,690)	(1,770)	(1,741)
Foreign	(171)	(227)	(831)	(8)	(102)

Total loans charged off:	(22,899)	(35,240)	(38,539)	(9,134)	(6,451)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	4,422	626	519	576	810
Real estate—mortgage	328	517	128	94	58
Real estate—construction	171	16	19	21	89
Consumer	211	256	937	361	306
Foreign	159	102	35	4	3,085

Total recoveries	5,291	1,517	1,638	1,056	4,348

Net loans charged off	(17,608)	(33,723)	(36,901)	(8,078)	(2,103)
Allowance acquired in purchase transactions	—	—	—	—	1,054

Balance of allowance at December 31	$84,192	$84,482	$95,393	$73,461	$61,726

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.33%	.61%	.64%	.14%	.04%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.67%	1.56%	1.68%	1.25%	1.11%

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

        The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2011		2010		2009		2008		2007
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$51,847	50.6%	$38,439	48.5%	$47,676	47.8%	$33,737	43.8%	$28,117	43.9%
Real estate—Mortgage	9,322	17.7	12,670	17.5	16,825	16.8	11,639	15.1	9,256	14.4
Real estate—Construction	19,940	25.2	26,695	27.2	27,918	27.9	25,058	32.6	21,277	33.2
Consumer	1,724	1.9	6,241	2.3	2,581	2.6	2,223	2.9	2,212	3.4
Foreign	1,359	4.6	437	4.5	393	4.9	804	5.6	864	5.1

	$84,192	100.0%	$84,482	100.0%	$95,393	100.0%	$73,461	100.0%	$61,726	100.0%

        The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses.

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

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses within the existing portfolio of loans. The Company's allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues" and includes allowance allocations calculated in accordance with ASC 310, "Receivables" and ASC 450, "Contingencies." The reserve allocated to all categories of loans decreased approximately $10.9 million from 2009 to 2010. The decrease in the reserve from 2009 to 2010 is mainly due to a decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value, after considering selling costs, greater than the carrying value. The increase in the reserve from 2008 to 2009 occurred as the result of the deterioration of economic conditions in 2008 that continued to occur in 2009. Please refer to Note 4—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2011 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 26. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company's estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non-Interest Income

	Year Ended December 31, 2011	Year Ended December 31, 2010	Percent Increase (Decrease) 2011 vs. 2010	Year Ended December 31, 2009	Percent Increase (Decrease) 2010 vs. 2009
	(Dollars in Thousands)
Service charges on deposit accounts	$97,968	$99,644	(1.7)%	$99,642	—%
Other service charges, commissions and fees
Banking	50,686	47,930	5.8	42,861	11.8
Non-banking	7,304	8,439	(13.4)	12,697	(33.5)
Investment securities transactions, net	17,285	33,209	(48.0)	11,956	177.8
Other investments, net	16,041	17,696	(9.4)	19,773	(10.5)
Other income	12,209	11,866	2.9	14,084	(15.7)

Total non-interest income	$201,493	$218,784	(7.9)%	$201,013	8.8%

        The investment securities transactions for the years ended December 31, 2011 and December 31, 2010 can be attributed to the sale of investment securities to facilitate the re-positioning of the Company's investment portfolio.

Non-Interest Expense

	Year Ended December 31, 2011	Year Ended December 31, 2010	Percent Increase (Decrease) 2011 vs. 2010	Year Ended December 31, 2009	Percent Increase (Decrease) 2010 vs. 2009
	(Dollars in Thousands)
Employee compensation and benefits	$126,004	$127,469	(1.1)%	$130,849	(2.6)%
Occupancy	38,722	36,631	5.7	35,374	3.6
Depreciation of bank premises and equipment	34,935	35,395	(1.3)	35,879	(1.3)
Professional fees	12,998	15,625	(16.8)	12,640	23.6
Deposit insurance assessments	9,047	10,253	(11.8)	10,249	—
Net expense, other real estate owned	14,817	6,055	144.7	2,557	136.8
Amortization of identified intangible assets	5,293	5,284.2		5,286	—
Advertising	5,807	7,716	(24.7)	9,149	(15.7)
Litigation expense	—	21,837	—	—	—
Impairment charges (Total other-than-temporary impairment charges, $(1,003) less loss of $26 for 2011, and $(19,070) less loss of $10,654 for 2010, included in other comprehensive income)	977	8,416	(88.4)	—	100.0
Other	68,174	65,044	4.8	67,048	(3.0)

Total non-interest expense	$316,774	$339,725	(6.8)%	$309,031	9.9%

        Non-interest expense decreased 6.8% for the year ended December 31, 2011 compared to the same period of 2010. Non-interest expense for 2011 was negatively impacted by a valuation allowance taken for a foreclosed real estate project, included in "net expense, other real estate owned," in the table above. After evaluation of the carrying value of the foreclosed real estate, the Company determined that the property required a valuation allowance. Included in litigation expense for the year ended December 31, 2010, is a reserve of $21.8 million for a dispute related to certain tax deductions that were inherited by the Company's 2004 acquisition of LFIN. The dispute involves claims by the former controlling shareholders of LFIN related to tax refunds received by the Company based on deductions taken in 2003 by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding tax benefits related to the failed thrift acquisition, which originated in 1988. For more information about the LFIN dispute, please refer to Note 17—Commitments, Contingent Liabilities and Other Matters in the accompanying Notes to the Consolidated Financial Statements. The Company recorded other-than-temporary impairment charges of $977 thousand and $8.4 million on non-agency mortgage-backed securities, representing the credit related impairment on the securities in during 2011 and 2010. During the fourth quarter of 2011, the Company also recognized charges of $5.36 million, before tax, related to the closing of fifty-five (55) in-store branches by December 31, 2011. The charges are included in "Depreciation of bank premises and equipment" and "Other" in the table above.

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

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2011, 2010 and 2009:

	December 31,
	2011	2010	2009
	(Dollars in Thousands)
U.S. Treasury Securities
Available for sale	$—	$1,327	$1,327
Residential mortgage-backed securities
Available for sale	4,969,263	4,924,468	4,491,764
Obligations of states and political subdivisions
Available for sale	224,761	145,997	136,866
Equity securities
Available for sale	19,891	14,665	14,126
Other securities
Held to maturity	2,450	2,450	2,450

Total	$5,216,365	$5,088,907	$4,646,533

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2011 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Residential mortgage-backed securities	$—	—%	$5,569	5.54%	$654,841	3.80%	$4,191,337	2.43%
Obligations of states and political subdivisions	—	—	636	4.68	4,068	4.98	206,819	5.80
Equity securities	325	—	—	—	—	—	18,500	2.99
Other securities	—	—	—	—	—	—	—	—

Total	$325	—%	$6,205	5.45%	$658,909	3.81%	$4,416,656	2.59%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$1,125	1.41%	$1,325	1.30%	$—	—%	$—		%

Total	$1,125	1.41%	$1,325	1.30%	$—	—%	$—	—%

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

Loans

        The amounts of loans outstanding, by classification, at December 31, 2011, 2010, 2009, 2008 and 2007 are shown in the following table:

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,560,102	$2,615,878	$2,703,379	$2,574,247	$2,426,063
Real estate—mortgage	895,870	948,982	954,010	888,095	798,708
Real estate—construction	1,273,389	1,473,471	1,583,057	1,911,954	1,835,950
Consumer	94,109	126,047	146,331	169,589	190,899
Foreign	230,005	245,625	280,485	328,948	285,008

Loans	$5,053,475	$5,410,003	$5,667,262	$5,872,833	$5,536,628

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2011, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$927,308	$1,525,478	$107,316	$2,560,102
Real estate—construction	811,216	452,425	9,748	1,273,389
Foreign	157,482	67,211	5,312	230,005

Total	$1,896,006	$2,045,114	$122,376	$4,063,496

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$134,068	$1,911,046
Due after five years	31,916	90,460

Total	$165,984	$2,001,506

International Operations

        On December 31, 2011, the Company had $230,005,000 (2.0% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2011 is presented below.

	Amount of Loans	Related Allowance for Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$156,623	$669
Secured by United States real estate	18,775	201
Secured by other United States collateral (securities, gold, silver, etc.)	25,463	251
Unsecured	824	11
Other (principally Mexico real estate)	28,320	227

	$230,005	$1,359

        The transactions for the year ended December 31, 2011, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

(Dollars in Thousands)
Balance at December 31, 2010	$437
Charge-offs	(171)
Recoveries	159

Net charge-offs	(12)
Provision charged to expense	934

Balance at December 31, 2011	$1,359

  Deposits

	2011 Average Balance	2010 Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,612,039	$1,471,034
Foreign	205,742	168,085

Total demand non-interest bearing	1,817,781	1,639,119

Savings and interest bearing demand
Domestic	2,138,297	1,949,389
Foreign	487,661	440,310

Total savings and interest bearing demand	2,625,958	2,389,699

Time certificates of deposit
$100,000 or more:
Domestic	1,024,335	1,038,031
Foreign	1,253,365	1,270,513
Less than $100,000:
Domestic	705,681	766,075
Foreign	393,254	402,913

Total time, certificates of deposit	3,376,635	3,477,532

Total deposits	$7,820,374	$7,506,350

	2011	2010	2009
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$6,549	$7,771	$9,267
Foreign	1,234	1,612	1,565

Total savings and interest bearing demand	7,783	9,383	10,832

Time, certificates of deposit $100,000 or more
Domestic	10,299	14,839	18,091
Foreign	11,512	17,084	23,315
Less than $100,000
Domestic	7,468	11,416	15,600
Foreign	2,277	3,628	5,249

Total time, certificates of deposit	31,556	46,967	62,255

Total interest expense on deposits	$39,339	$56,350	$73,087

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2011, were as follows:

Due within 3 months or less	$871,022
Due after 3 months and within 6 months	545,993
Due after 6 months and within 12 months	608,270
Due after 12 months	241,183

$2,266,468

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2011 were $7,946,092,000, an increase of 4.6% from $7,599,558,000 at December 31, 2010.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2011, 2010 and 2009 follows (Note 1):

	Years ended December 31,
	2011	2010	2009
Percentage of net income to:
Average shareholders' equity	8.71%	9.43%	11.10%
Average total assets	1.08	1.15	1.23
Percentage of average shareholders' equity to average total assets	12.42	12.24	11.07
Percentage of cash dividends per share to net income per share	22.49	20.81	17.89

(Note 1) The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company's bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 29%, 30%, and 31% of the Company's bank subsidiaries' total deposits at each of the years ended December 31, 2011, 2010 and 2009, respectively. Other important funding sources for the Company's bank subsidiaries have been borrowings from the Federal Home Loan Bank ("FHLB"), securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and repurchase agreements. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipate fluctuations in interest rates over reasonable periods of time.

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

        The net interest rate sensitivity at December 31, 2011, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

 INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2011	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$360,721	$1,010,317	$3,621,202	$224,125	$5,216,365
Loans, net of non-accruals	3,676,960	311,450	258,558	688,002	4,934,970

Total earning assets	$4,037,681	$1,321,767	$3,879,760	$912,127	$10,151,335

Cumulative earning assets	$4,037,681	$5,359,448	$9,239,208	$10,151,335

Rate sensitive liabilities
Time deposits	$1,342,107	$1,597,491	$371,161	$622	$3,311,381
Other interest bearing deposits	2,707,693	—	—	—	2,707,693
Securities sold under repurchase agreements	285,384	59,347	3,898	1,000,000	1,348,629
Other borrowed funds	387,500	100,000	—	6,661	494,161
Junior subordinated deferrable interest debentures	137,117	53,609	—	—	190,726

Total interest bearing liabilities	$4,859,801	$1,810,447	$375,059	$1,007,283	$8,052,590

Cumulative sensitive liabilities	$4,859,801	$6,670,248	$7,045,307	$8,052,590

Repricing gap	$(822,120)	$(488,680)	$3,504,701	$(95,156)	$2,098,745
Cumulative repricing gap	(822,120)	(1,310,800)	2,193,901	2,098,745
Ratio of interest-sensitive assets to liabilities	.83	.73	10.34	.91	1.26
Ratio of cumulative, interest-sensitive assets to liabilities	.83	.80	1.31	1.26

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

        At December 31, 2011, based on these simulations, a rate shift of 300 basis points in interest rates up will vary projected 2012 net interest income by 5.53%, while a rate shift of 150 basis points up will not vary net interest income by more than 5.42% of projected 2012 net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2011, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $585,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $908,097,000 as of December 31, 2011. The undivided profits of the bank subsidiaries were approximately $902,123,000 as of December 31, 2011. Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company was restricted in the payment of dividends and was not allowed without the Treasury Department's consent, to declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceased to exist on December 23, 2011.

        At December 31, 2011, the Company has outstanding $494,161,000 in other borrowed funds and $190,726,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2011, shareholders' equity was $1,600,165,000 compared to $1,459,217,000 at December 31, 2010, an increase of $140,948,000, or 9.7%. Shareholders' equity increased primarily due to the retention of earnings offset by the payment of cash dividends to shareholders and the repurchase of common stock under the Company's publicly announced stock purchase program. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 12.74% at December 31, 2011 and 11.58% at December 31, 2010. The core deposit intangibles and goodwill of $294,722,000 as of December 31, 2011, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 22.73% and 19.47% and risk weighted total capital ratios of 23.99% and 20.72% as of December 31, 2011 and 2010, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2011 and December 31, 2010, the principal amount of debentures outstanding totaled $190,726,000 and $201,117,000, respectively. As a result of the participation in the TARP Capital Purchase Program, the Company was not permitted, without the consent of the Treasury Department, to redeem any of the Debentures. This restriction ceased to exist on December 23, 2011. On March 14, 2011, upon the request of the Company, the Treasury consented to the repurchase by the Company of the $10.4 million in trust preferred securities of Trust I, as well as related costs for a total payment of approximately $11 million, provided that the aggregate amount of the Company's (i) semi-annual cash dividend, (ii) common stock repurchases and (iii) trust preferred securities redemptions for a given semi-annual period would not exceed the originally permitted semi-annual cash dividend aggregate amount of $.33 per share. One half of the Trust I securities were redeemed on June 8, 2011 and the remaining one half of the Trust I securities were redeemed on July 1, 2011.

        The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the respective indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts VI, VII, VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2011 and December 31, 2010, the total $190,726,000 and $201,117,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2011:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date
	(in thousands)
Trust VI	$25,774	Quarterly	3.91%	LIBOR + 3.45	November 2032	May 2012
Trust VII	10,310	Quarterly	3.68	LIBOR + 3.25	April 2033	April 2012
Trust VIII	25,774	Quarterly	3.45	LIBOR + 3.05	October 2033	April 2012
Trust IX	41,238	Quarterly	1.99	LIBOR + 1.62	October 2036	April 2012
Trust X	34,021	Fixed	6.66	Fixed	February 2037	May 2012
Trust XI	32,990	Fixed	6.82	Fixed	July 2037	July 2012
Trust XII	20,619	Fixed	6.85	Fixed	September 2037	September 2012

	$190,726

(1)
Trust X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.65%, 1.62% and 1.45% thereafter, respectively.

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2011:

	Payments due by Period
	(Dollars in Thousands)
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Securities sold under repurchase agreements	$1,348,629	$344,731	$3,898	$—	$1,000,000
Federal Home Loan Bank borrowings	494,161	487,634	283	303	5,941
Junior subordinated deferrable interest debentures	190,726	—	—	—	190,726
Operating leases	23,472	6,670	9,097	4,964	2,741

Total Contractual Cash Obligations	$2,056,988	$839,035	$13,278	$5,267	$1,199,408

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2011:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Financial and Performance Standby Letters of Credit	$112,343	$82,045	$30,193	$—	$105
Commercial Letters of Credit	20,224	20,224	—	—	—
Credit Card Lines	60,895	60,895	—	—	—
Other Commercial Commitments	1,042,237	763,528	143,040	117,280	18,389

Total Commercial Commitments	$1,235,699	$926,692	$173,233	$117,280	$18,494

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

        The Company considers its Allowance for Probable Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific loans, (ii) allowances based on quantitative historical loss experience on the Company's loan portfolio, and (iii) allowances based on qualitative data, which includes general economic conditions and other risk factors both internal and external to the Company. See also discussion regarding the allowance for probable loan losses and provision for probable loan losses included in the results of operations and "Provision and Allowance for Probable Loan Losses" included in Notes 1 and 4 of the Notes to Consolidated Financial Statements.

        The specific loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the servicing loan officer to determine if a loan has any potential problems and if a loan should be placed on the Company's internal classified report. Additionally, the Company's credit department reviews the majority of the Company's loans regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, any analysis on loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, the Company will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

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

        The allowance based on historical loss experience on the Company's remaining loan portfolio, which includes the "Special Review Credits," "Watch List—Pass Credits," and "Watch List—Substandard Credits" is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Management determined in 2010 that the allowance should be further segmented for commercial and consumer mortgage loans by the type of loans in order to better analyze the portfolio. Management determined in 2011 that the one year historical loss experience used in the calculation should represent the long term economic environment that began in 2008. The further segmentation in 2010 and the change in the 2011 calculation did not have a significant impact on the allowance or provision for probable loan losses.

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

        The Company's management continually reviews the allowance for loan losses of the bank subsidiaries using the amounts determined from the allowances established on specific loans, the allowance established on quantitative historical loss percentages, and the allowance based on qualitative data, to establish an appropriate amount to maintain in the Company's allowance for loan loss. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company's estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Recent Accounting Standards Issued

        See Note 1—Summary of Significant Accounting Policies in the accompanying Notes to the Consolidated Financial Statements for details of recently issued and recently adopted accounting standards and their impact on the Company's consolidated financial statements.

Preferred Stock, Common Stock and Dividends

        The Company had issued and outstanding 67,278,237 shares of $1.00 par value Common Stock held by approximately 2,368 holders of record at February 21, 2012. The book value of the Common Stock at December 31, 2011 was $21.83 per share compared with $19.61 per share at December 31, 2010. The Company has issued and outstanding 216,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation preference of $1,000 per share, as of February 21, 2012. The book value of the Series A Preferred at December 31, 2011 was $1,000 per share.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock during 2011 and 2010, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2011. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $19.55 per share at February 21, 2012.

		High	Low
2011:	First quarter	$20.92	$17.33
	Second quarter	18.99	15.53
	Third quarter	17.70	12.62
	Fourth quarter	19.84	12.41

		High	Low
2010:	First quarter	$25.14	$18.93
	Second quarter	25.04	16.69
	Third quarter	18.61	15.11
	Fourth quarter	21.20	15.97

        The Company paid cash dividends to the common shareholders of $.19 per share on April 18, 2011 to all holders of record on March 28, 2011 and $.19 per share on October 17, 2011 to all holders of record on September 30, 2011, or $25,648,000 in the aggregate. The Company paid cash dividends to the common shareholders of $.17 per share on April 19, 2010 to all holders of record on April 1, 2010 and $.19 per share on October 18, 2010 to all holders of record on September 30, 2010, or $24,444,000 in the aggregate during 2010.

        Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company was restricted in the payment of dividends and was not allowed, without the Treasury Department's consent, to declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. On April 7, 2009, the Company gained consent from the Treasury Department (the "Treasury Consent") to use the regular semi-annual cash dividend funds of not more than $.33 per share, as adjusted for any stock dividend or stock split, to pay quarterly dividends and to repurchase common stock. The restrictions ceased to exist on December 23, 2011. While the IBC Board is inclined to continue to declare regular semi-annual cash dividends, there can be no assurance as to future dividends because they are dependent upon the Company's future earnings, capital requirements, financial condition, acquisition opportunities and general business conditions at the time.

        In addition, the Company has issued common stock dividends during the last five-year period as follows:

Date	Stock Dividend
May 2007	10%
May 2008	—%
May 2009	—%
May 2010	—%
May 2011	—%

        The Company's principal source of funds to pay cash dividends on its Common Stock and Series A Preferred Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

        The Company terminated its stock repurchase program on December 19, 2008, in connection with participating in the TARP Capital Purchase Program, which program prohibited stock repurchases, except for repurchases made in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, which restrictions ceased to exist on December 23, 2011. On April 7, 2009, the Company obtained consent from the Treasury to repurchase shares of the Company's common stock; provided, however, that in no event will the aggregate amount of cash dividends and common stock repurchases for a given semi-annual period exceed the aggregate amount that would be used to pay the originally permitted semi-annual cash dividend of $.33 per share. The Company also received consent from the Treasury to pay quarterly dividends. Following receipt of the Treasury Department's consent, the Board of Directors established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following twelve months and on March 10, 2011, the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40 million of common stock during the twelve month period expiring on April 10, 2012, which repurchase cap the Board is inclined to increase over time. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 21, 2012, a total of 7,747,827 shares had been repurchased under all programs at a cost of $235,819,000. The Company will determine on an ongoing basis the best use of the funds and whether a more frequent dividend program and expanded repurchase program are warranted and beneficial to its shareholders.

        Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2011.

	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of a Publicly- Announced Program	Approximate Dollar Value of Shares Available for Repurchase(1)
October 1—October 31, 2011	8,000	12.65	8,000	$33,565,000
November 1—November 30, 2011	—	—	—	33,565,000
December 1—December 31, 2011	—	—	—	33,565,000

Total	8,000	$12.65	8,000

(1)
The repurchase program was extended on March 10, 2011 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 9, 2012.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2011, with respect to the Company's equity compensation plans:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	844,721	$19.08	14,161

Total	844,721	$19.08	14,161

Stock Performance

Total Return To Shareholders
(Includes reinvestment of dividends)

		INDEXED RETURNS December 31,
	Base Period 2006
Company / Index		2007	2008	2009	2010	2011
International Bancshares Corporation	100	76.57	81.98	72.73	78.48	73.63
S&P 500 Index	100	105.49	66.46	84.05	96.71	98.76
S&P 500 Banks	100	70.22	36.87	34.44	41.27	36.85

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation and subsidiaries' internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2012 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting.

/s/ McGladrey & Pullen, LLP

Dallas, Texas
February 27, 2012

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2011 and 2010

(Dollars in Thousands, Except Per Share Amounts)

	2011	2010
Assets
Cash and due from banks	$261,885	$197,814

Total cash and due from banks—cash and cash equivalents	261,885	197,814
Investment securities:
Held to maturity (Market value of $2,450 on December 31, 2011 and $2,450 on December 31, 2010)	2,450	2,450
Available for sale (Amortized cost of $5,082,095 on December 31, 2011 and $5,041,847 on December 31, 2010)	5,213,915	5,086,457

Total investment securities	5,216,365	5,088,907
Loans	5,053,475	5,410,003
Less allowance for probable loan losses	(84,192)	(84,482)

Net loans	4,969,283	5,325,521
Bank premises and equipment, net	453,050	468,950
Accrued interest receivable	32,002	35,660
Other investments	351,209	360,955
Identified intangible assets, net	12,190	17,309
Goodwill, net	282,532	282,532
Other assets	161,133	165,821

Total assets	$11,739,649	$11,943,469

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition (Continued)

December 31, 2011 and 2010

(Dollars in Thousands, Except Per Share Amounts)

	2011	2010
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$1,927,018	$1,639,076
Savings and interest bearing demand	2,707,693	2,522,842
Time	3,311,381	3,437,640

Total deposits	7,946,092	7,599,558
Securities sold under repurchase agreements	1,348,629	1,433,270
Other borrowed funds	494,161	1,026,780
Junior subordinated deferrable interest debentures	190,726	201,117
Other liabilities	159,876	223,527

Total liabilities	10,139,484	10,484,252

Commitments, Contingent Liabilities and Other Matters (Note 17)
Shareholders' equity:
Series A cumulative perpetual preferred shares, $.01 par value, $1,000 per share liquidation value. Authorized 25,000,000 shares; issued 216,000 shares on December 31, 2011, net of discount of $5,452 and 216,000 shares on December 31, 2010 net of discount of $7,932	210,548	208,068
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,719,652 shares on December 31, 2011 and 95,711,285 shares on December 31, 2010	95,720	95,711
Surplus	162,767	162,276
Retained earnings	1,302,964	1,214,743
Accumulated other comprehensive income (including $(6,889) and $(6,870) of comprehensive loss related to other-than-temporary impairment for non-credit related issues)	84,959	28,777

	1,856,958	1,709,575
Less cost of shares in treasury, 28,441,714 shares on December 31, 2011 and 28,016,059 shares on December 31, 2010	(256,793)	(250,358)

Total shareholders' equity	1,600,165	1,459,217

Total liabilities and shareholders' equity	$11,739,649	$11,943,469

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2011, 2010 and 2009

(Dollars in Thousands, Except Per Share Amounts)

	2011	2010	2009
Interest income:
Loans, including fees	$292,514	$314,202	$335,769
Investment securities:
Taxable	113,650	135,106	185,931
Tax-exempt	10,091	7,240	5,070
Other interest income	1,869	2,221	607

Total interest income	418,124	458,769	527,377

Interest expense:
Savings and interest bearing demand deposits	7,783	9,383	10,832
Time deposits	31,556	46,967	62,255
Securities sold under repurchase agreements	42,263	44,216	44,723
Other borrowings	1,623	1,269	9,451
Junior subordinated deferrable interest debentures	11,073	12,201	12,535
Other interest expense	—	—	—

Total interest expense	94,298	114,036	139,796

Net interest income	323,826	344,733	387,581
Provision for probable loan losses	17,318	22,812	58,833

Net interest income after provision for probable loan losses	306,508	321,921	328,748

Non-interest income:
Service charges on deposit accounts	97,968	99,644	99,642
Other service charges, commissions and fees
Banking	50,686	47,930	42,861
Non-banking	7,304	8,439	12,697
Investment securities transactions, net	17,285	33,209	11,956
Other investments, net	16,041	17,696	19,773
Other income	12,209	11,866	14,084

Total non-interest income	201,493	218,784	201,013

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Continued)

Years ended December 31, 2011, 2010 and 2009

(Dollars in Thousands, Except Per Share Amounts)

	2011	2010	2009
Non-interest expense:
Employee compensation and benefits	$126,004	$127,469	$130,849
Occupancy	38,722	36,631	35,374
Depreciation of bank premises and equipment	34,935	35,395	35,879
Professional fees	12,998	15,625	12,640
Deposit insurance assessments	9,047	10,253	10,249
Net expense, other real estate owned	14,817	6,055	2,557
Amortization of identified intangible assets	5,293	5,284	5,286
Advertising	5,807	7,716	9,149
Litigation expense	—	21,837	—
Impairment charges (Total other-than-temporary impairment charges, $(1,003) less loss of $26 for 2011, and $(19,070) less loss of $10,654 for 2010, included in other comprehensive income)	977	8,416	—
Other	68,174	65,044	67,048

Total non-interest expense	316,774	339,725	309,031

Income before income taxes	191,227	200,980	220,730
Provision for income taxes	64,078	70,957	77,988

Net income	$127,149	$130,023	$142,742

Preferred stock dividends and discount accretion	13,280	13,126	12,984

Net income available to common shareholders	$113,869	$116,897	$129,758

Basic earnings per common share:
Weighted average number of shares outstanding	67,506,554	67,921,353	68,373,732
Net income	$1.69	$1.72	$1.90

Fully diluted earnings per common share:
Weighted average number of shares outstanding	67,569,468	68,004,441	68,394,624
Net income	$1.69	$1.72	$1.90

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2011, 2010, and 2009

(Dollars in Thousands)

	2011	2010	2009
Net income	$127,149	$130,023	$142,742
Other comprehensive income, net of tax:
Net unrealized holding gains (losses) on securities available for sale arising during period (tax effects of $35,960, $(11,300), and $29,863)	66,782	(20,985)	55,460
Reclassification adjustment for gains on securities available for sale included in net income (tax effects of $(6,050), $(11,623), and $(4,185))	(11,235)	(21,586)	(7,771)
Reclassification adjustment for impairment charges on available for sale securities included in net income (tax effects of $342, $2,946, and $0)	635	5,470	—

Comprehensive income	$183,331	$92,922	$190,431

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2011, 2010 and 2009

(in Thousands)

	Preferred Stock	Number of Shares	Common Stock	Surplus	Retained Earnings	Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2008	$203,558	95,499	$95,499	$158,110	$1,016,004	$18,189	$(234,063)	$1,257,297
Net Income	—	—	—	—	142,742	—	—	142,742
Dividends:
Cash ($.34 per share)	—	—	—	—	(23,262)	—	—	(23,262)
Preferred stock (5%) including discount accretion	2,184	—	—	—	(13,194)	—	—	(11,010)
Purchase of treasury (708,925 shares)	—	—	—	—	—	—	(9,346)	(9,346)
Exercise of stock options	—	212	212	2,493	—	—	—	2,705
Stock compensation expense recognized in earnings	—	—	—	655	—	—	—	655
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	47,689	—	47,689

Balance at December 31, 2009	205,742	95,711	95,711	161,258	1,122,290	65,878	(243,409)	1,407,470
Net Income	—	—	—	—	130,023	—	—	130,023
Dividends:
Cash ($.36 per share)	—	—	—	—	(24,444)	—	—	(24,444)
Preferred stock (5%) including discount accretion	2,326	—	—	—	(13,126)	—	—	(10,800)
Purchase of treasury stock (408,888 shares)	—	—	—	—	—	—	(6,949)	(6,949)
Exercise of stock options	—	—	—	484	—	—	—	484
Stock compensation expense recognized in earnings	—	—	—	534	—	—	—	534
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(37,101)	—	(37,101)

Balance at December 31, 2010	208,068	95,711	95,711	162,276	1,214,743	28,777	(250,358)	1,459,217
Net Income	—	—	—	—	127,149	—	—	127,149
Dividends:
Cash ($.38 per share)	—	—	—	—	(25,648)	—	—	(25,648)
Preferred stock (5%) including discount accretion	2,480	—	—	—	(13,280)	—	—	(10,800)
Purchase of treasury stock (425,655 shares)	—	—	—	—	—	—	(6,435)	(6,435)
Exercise of stock options	—	9	9	104	—	—	—	113
Stock compensation expense recognized in earnings	—	—	—	387	—	—	—	387
Other comprehensive loss, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	56,182	—	56,182

Balance at December 31, 2011	$210,548	95,720	$95,720	$162,767	$1,302,964	$84,959	$(256,793)	$1,600,165

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2011, 2010 and 2009

(Dollars in Thousands)

	2011	2010	2009
Operating activities:
Net income	$127,149	$130,023	$142,742
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	17,318	22,812	58,833
Specific reserve, other real estate owned	9,806	657	44
Accretion of time deposit discounts	(11)	(14)	(14)
Depreciation of bank premises and equipment	34,935	35,395	35,879
(Gain) loss on sale of bank premises and equipment	(361)	(22)	80
Gain on sale of other real estate owned	(738)	(266)	(291)
Depreciation and amortization of leased assets	—	—	300
Accretion of investment securities discounts	(2,081)	(1,693)	(1,940)
Amortization of investment securities premiums	18,362	13,211	6,911
Investment securities transactions, net	(17,285)	(33,209)	(11,956)
Impairment charges on available for sale securities	977	8,416	—
Accretion of junior subordinated debenture discounts	9	35	34
Amortization of identified intangible assets	5,293	5,284	5,286
Stock based compensation expense	387	534	655
Earnings from affiliates and other investments	(11,633)	(15,023)	(16,891)
Deferred tax benefit	(2,299)	(3,532)	(3,035)
Decrease in accrued interest receivable	3,658	6,071	6,981
Decrease (increase) in other assets	2,303	7,824	(62,308)
(Decrease) increase in other liabilities	(4,966)	1,652	(12,253)

Net cash provided by operating activities	180,823	178,155	149,057

Investing activities:
Proceeds from maturities of securities	1,425	4,423	1,637
Proceeds from sales and calls of available for sale securities	1,102,849	1,149,021	579,099
Purchases of available for sale securities	(2,231,330)	(2,666,596)	(1,280,925)
Principal collected on mortgage backed securities	999,419	1,085,817	1,224,938
Proceeds from matured time deposits with banks	—	—	396
Net decrease in loans	306,915	164,241	138,340
Purchases of other investments	(11,941)	(7,438)	(11,430)
Distributions from other investments	33,320	20,910	56,988
Purchases of bank premises and equipment	(20,393)	(15,953)	(61,015)
Proceeds from sales of bank premises and equipment	1,719	2,005	1,052
Proceeds from sales of other real estate owned	25,324	8,362	23,041
Purchase, adjustment of identified intangible asset	(174)	(235)	(259)

Net cash provided by (used in) investing activities	207,133	(255,443)	671,862

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2011, 2010 and 2009

(Dollars in Thousands)

	2011	2010	2009
Financing activities:
Net increase in non-interest bearing demand deposits	$287,942	$122,277	$57,129
Net increase in savings and interest bearing demand deposits	184,851	260,290	180,950
Net (decrease) increase in time deposits	(126,248)	38,998	81,158
Net (decrease) increase in securities sold under repurchase agreements	(84,641)	(8,547)	686
Other borrowed funds, net	(532,619)	(320,845)	(1,175,361)
Repayment of long-term debt	(10,400)	—	—
Purchase of treasury stock	(6,435)	(6,949)	(9,346)
Proceeds from stock transactions	113	484	2,705
Payments of cash dividends—common	(25,648)	(24,444)	(23,262)
Payments of cash dividends—preferred	(10,800)	(10,800)	(9,660)

Net cash (used in) provided by financing activities	(323,885)	50,464	(895,001)

Increase (decrease) in cash and cash equivalents	64,071	(26,824)	(74,082)
Cash and cash equivalents at beginning of year	197,814	224,638	298,720

Cash and cash equivalents at end of year	$261,885	$197,814	$224,638

Supplemental cash flow information:
Interest paid	$97,699	$116,037	$146,778
Income taxes paid	60,922	78,435	83,830
Purchases of available-for-sale securities not yet settled	72,538	160,216	100,829
Net transfers from loans to other real estate owned	32,005	59,429	30,331
Accrued dividends, preferred shares	1,350	1,350	1,350

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

Subsequent Events

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as "held-to-maturity" and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as "available-for-sale" or "trading" and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2011.

        Mortgage-backed securities held at December 31, 2011 and 2010 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies including the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), the Government National Mortgage Association ("Ginnie Mae") or other non-government entities. Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Other Real Estate Owned

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Real estate acquired by foreclosure and deeds in lieu of foreclosure is initially recorded at fair value less estimated selling costs (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. Any subsequent write-downs are charged against other non-interest expense. Other real estate owned totaled $86,626,000 and $87,192,000 at December 31, 2011 and 2010, respectively. Other real estate owned is included in other assets.

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

        The Company evaluates uncertain tax positions at the end of each reporting period. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2011 and 2010, respectively, after evaluating all uncertain tax positions, the Company has recorded no liability for unrecognized tax benefits at the end of the reporting period. The

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Company would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2011, 2010 and 2009, the Company recognized no interest expense or penalties related to uncertain tax positions.

        The Company files consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2008.

Stock Options

        Compensation expense for stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award. The fair value of stock options granted was estimated, using the Black-Sholes-Merton option-pricing model. This model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes-Merton option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

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

Goodwill and Identified Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2011, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

        Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company's identified intangible assets relate to core deposits and contract rights. As of December 31, 2011, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

        Additionally, subsequent to the filing of the Company's annual report on Form 10-K for the year ended December 31, 2009, the Company identified that cash flows arising from the purchases of available-for-sale securities, not yet settled, had been presented at the end of the prior period in the consolidated statement of cash flows as part of cash flows from operating activities instead of investing activity. The change resulted in a reclassification of $84.8 million for the year ended December 31, 2009 from net cash provided by operating activities to net cash provided by investing activities, which did not alter the net change in cash and cash equivalents reported. The impact of this reclassification is not considered material to the financial statements previously presented on the Form 10-K for the year ended December 31, 2009.

New Accounting Standards

        In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-06, to ASC 820, "Fair Value Measurements and Disclosures." The Update amends prior accounting guidance regarding fair value disclosures including required disclosure of (i) significant amounts of transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers (ii) detailed gross information about activity related to assets or liabilities included in Level 3 of the fair value hierarchy for recurring fair value measurements, (iii) the policy for determining when transfers between the levels of the fair value hierarchy are recognized and (iv) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately. The Update further clarifies that (i) fair value disclosures should be provided for each class of assets and liabilities, where class would generally be a subset of assets or liabilities within a line item in the consolidated financial statements and (ii) disclosures about fair value inputs and techniques used for both recurring and nonrecurring fair value measurements included in Level 2 and 3 of the fair value hierarchy. The disclosures related to the detailed gross information about activity related to assets or liabilities included in Level 3 of the fair value hierarchy for recurring fair value measurements were required for the Company beginning on January 1, 2011. The remaining disclosure requirements became effective for the Company on January 1, 2010. The adoption of the update to existing accounting standards did not have a significant impact on the Company's consolidated financial statements.

        In July 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-20, to ASC 310, "Receivables." The Update amends existing disclosure requirements regarding an entity's financing receivables. The main objective of the Update is intended to provide users of financial statements with greater transparency regarding an entity's allowance for credit losses and the quality of its financing receivables. The Update requires additional disclosures about (i) the credit risk inherent in the entity's portfolio of financing receivables, (ii) how the inherent risk in the portfolio is analyzed and assessed in arriving at the allowance for credit loss, and (iii) the changes and reasons for changes in the allowance for credit loss. Additionally, the Update clarifies that disclosures should be made on a

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

disaggregated basis as defined in the Update—portfolio segment and class of financing receivable. Portfolio segment is defined as the level at which the entity develops and documents a systematic method for determining its allowance for credit loss and class of financing receivable is defined as a disaggregation of a portfolio segment. Existing disclosures are amended by the Update to include (i) a roll forward of the allowance for credit losses by portfolio segment with the ending balance disaggregated on the basis of impairment method, (ii) for each disaggregated balance, the related recorded investment in the financing receivable, (iii) the non-accrual status of financing receivable by class of financing receivable, and (iv) impaired financing receivables by class. Additional disclosures required by the Update include (i) credit quality indicators by class of financing receivable, (ii) the aging of past due financing receivables by class of financing receivable, (iii) the nature and extent of troubled debt restructuring that occurred during the reporting period and their effect on the allowance for credit losses, (iv) the nature and extent of troubled debt restructurings within the previous 12 months that defaulted during the reporting period, by class of financing receivable and their impact on the allowance for credit loss, and (v) significant purchases and sales of financing receivables during the reporting period disaggregated by portfolio segment. The Update was effective for the Company as of December 31, 2010, as it relates to disclosures required at the end of a reporting period. Disclosures that relate to activity during a reporting period were required for the Company for the fiscal year ending December 31, 2011. Please see Note 4—Allowance for Probable Loan Losses.

        In December 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-28, to ASC 350, "Intangibles—Goodwill and Other." The Update modifies Step 1 of the goodwill impairment test for reporting units that have zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. The qualitative factors that should be evaluated in making the more likely than not determination are consistent with existing guidance in ASC 350. The Update will be effective for the Company for interim and fiscal years beginning after December 15, 2010. The adoption of the update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

        In April 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-02, to ASC 310, "Receivables." The Update clarifies which loan modifications are troubled debt restructurings and provides additional guidance to help creditors determine whether a modification of a loan meets the criteria to be considered a troubled debt restructuring. For modifications that are troubled debt restructurings, the Update requires that a creditor separately conclude that (i) the restructuring constitutes a concession, and (ii) the debtor is experiencing financial difficulties. The Update became effective for the first interim or annual period beginning on or after June 15, 2011 and was applied retrospectively for the 2011 annual reporting period. The adoption of the Update did not have a significant impact on the Company's consolidated financial statements.

        In April 2011, the Financial Accounting Standards Board issued Accounting Standards Update No 2011-03, to ASC 860, "Transfers and Servicing." The Update is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The Update removes the following from the assessment of effective control included in existing literature (i) the criteria requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (ii) the collateral maintenance guidance related to that criteria. The Update is effective for the first interim or annual period beginning on or after December 15, 2011 and is to

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. The adoption of the Update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

        In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-04, to ASC 820, "Fair Value Measurement." The Update is intended to converge the fair value measurement guidance in U.S. GAAP with International Financial Reporting Standards. The Update clarifies the application of existing fair value measurement requirements, changes certain principles in existing guidance and requires additional fair value disclosures. The Update is effective for interim and annual periods beginning after December 15, 2011. The provisions of the Update are to be applied prospectively and early adoption is not permitted. The adoption of the Update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

        In June 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-05, to ASC 220, "Comprehensive Income." The Update is an amendment to existing literature and requires that all non-owner changes in stockholders' equity be presented in either a single continuous statement of comprehensive income or in two separate, but consecutive statements. The Update also requires entities to present, on the face of the financial statement, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of that net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders' equity was eliminated. The Update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The adoption of the Update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

        In September 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-08 to ASC 350, "Intangibles—Goodwill and Other." The Update amends existing literature to give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two step impairment test is unnecessary. If an entity concludes otherwise, then it is required to perform the first step of the two step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. The Update is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of the Update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

        In December 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-12 to ASC 220, "Comprehensive Income." The Update defers the effective date for amendments to the presentation of reclassifications of items out of other accumulated comprehensive income, as required by Accounting Standards Update No. 2011-05. The deferment is intended to allow the Financial Accounting Standards Board adequate time to re-deliberate the proposed changes to present on the face of the financial statements the effects of reclassifications out of accumulated comprehensive income on the components of net income and other comprehensive income for all periods presented.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2011 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,450	$—	$—	$2,450	$2,450

Total investment securities	$2,450	$—	$—	$2,450	$2,450

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$4,851,747	$128,196	$(10,680)	$4,969,263	$4,969,263
Obligations of states and political subdivisions	211,523	14,449	(1,211)	224,761	224,761
Equity securities	18,825	1,115	(49)	19,891	19,891

Total investment securities	$5,082,095	$143,760	$(11,940)	$5,213,915	$5,213,915

(1)
Included in the carrying value of residential mortgage-backed securities are $3,008,935 of mortgage-backed securities issued by Ginnie Mae, $1,920,723 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $39,605 issued by non-government entities

        The amortized cost and estimated fair value of investment securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$1,125	$1,125	$—	$—
Due after one year through five years	1,325	1,325	636	641
Due after five years through ten years	—	—	4,068	4,149
Due after ten years	—	—	206,819	219,971
Residential mortgage-backed securities	—	—	4,851,747	4,969,263
Equity securities	—	—	18,825	19,891

Total investment securities	$2,450	$2,450	$5,082,095	$5,213,915

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

(1)
Included in the carrying value of residential mortgage-backed securities are $2,326,378 of mortgage-backed securities issued by Ginnie Mae, $2,552,062 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $46,028 issued by non-government entities

        Residential mortgage-backed securities are securities issued by Freddie Mac, Fannie Mae, Ginnie Mae or non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008.

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $2,624,520,000 and $2,717,496,000, respectively, at December 31, 2011.

        Proceeds from the sale and call of securities available-for-sale were $1,102,849,000, $1,149,021,000 and $579,099,000 during 2011, 2010 and 2009, respectively, which amounts included $1,095,815,000, $1,133,610,000 and $544,305,000 of mortgage-backed securities. Gross gains of $17,318,000, $33,223,000 and $11,980,000 and gross losses of $33,000, $14,000 and $24,000 were realized on the sales in 2011, 2010 and 2009, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$—	$—	$39,605	$(10,680)	$39,605	$(10,680)
Obligations of states and political subdivisions	9,531	(315)	3,398	(896)	12,929	(1,211)
Equity securities	3,485	(16)	42	(33)	3,527	(49)

	$13,016	$(331)	$43,045	$(11,609)	$56,061	$(11,940)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2010 were as follows:

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

        The unrealized losses on investments in residential mortgage-backed securities are primarily caused by changes in market interest rates. Residential mortgage-backed securities are primarily securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government; however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008. The decrease in fair value on residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has no intent to sell and will more than likely not be required to sell before a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other-than-temporarily impaired. In addition, the Company has a small investment in non-agency residential mortgage-backed securities that have strong credit backgrounds and include

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

additional credit enhancements to protect the Company from losses arising from high foreclosure rates. These securities have additional market volatility beyond economically induced interest rate events. It is the conclusion of the Company that the investments in non-agency residential mortgage-backed securities are other-than-temporarily impaired due to both credit and other than credit issues. An impairment charge of $977,000 ($635,000, after tax), was recorded in 2011 on the non-agency residential mortgage backed securities. An impairment charge of $8,416,000 ($5,470,000, after tax), was recorded in 2010 on the non-agency residential mortgage backed securities. The impairment charges represent the credit related impairment on the securities.

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

        The following table presents a reconciliation of credit-related impairment charges on available-for-sale investments recognized in earnings for the twelve months ended December 31, 2011(in Thousands):

Balance at December 31, 2010	$8,416
Impairment charges recognized during period	977

Balance at December 31, 2011	$9,393

        The following table presents a reconciliation of credit-related impairment charges on available-for-sale investments recognized in earnings for the twelve months ended December 31, 2010 (in Thousands):

Balance at December 31, 2009	$—
Impairment charges recognized during period	8,416

Balance at December 31, 2010	$8,416

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Loans

        A summary of net loans, by loan type at December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010
	(Dollars in thousands)
Commercial, financial and agricultural	$2,560,102	$2,615,878
Real estate—mortgage	895,870	948,982
Real estate—construction	1,273,389	1,473,471
Consumer	94,109	126,047
Foreign	230,005	245,625

Total loans	$5,053,475	$5,410,003

(4) Allowance for Probable Loan Losses

        The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance for probable loan losses is derived from the following elements: (i) allowances established on specific loans, which are based on a review of the individual characteristics of each loan, including the customer's ability to repay the loan, the underlying collateral values, and the industry the customer operates in, (ii) allowances based on actual historical loss experience for similar types of loans in the Company's loan portfolio, and (iii) allowances based on general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things. All segments of the loan portfolio continue to be impacted by the prolonged economic downturn. Loans secured by real estate could be impacted negatively by the continued economic environment and resulting decrease in collateral values. Consumer loans may be impacted by continued and prolonged unemployment rates.

        The Company's management continually reviews the allowance for loan losses of the bank subsidiaries using the amounts determined from the allowances established on specific loans, the allowance established on quantitative historical loss percentages, and the allowance based on qualitative data to establish an appropriate amount to maintain in the Company's allowance for loan loss. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company's estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses. While the calculation of the allowance for probable loan losses utilizes management's best judgment and all information available, the adequacy of the allowance is dependent on a variety of factors beyond the Company's control, including, among other things, the performance of the entire loan portfolio, the economy, changes in interest rates and the view of regulatory authorities towards loan classifications.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The specific loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the servicing loan officer to determine if a loan has any potential problems and if a loan should be placed on the Company's internal classified report. Additionally, the Company's credit department reviews the majority of the Company's loans regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, the Company will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

        While the Texas and Oklahoma economies are performing better and appear to be recovering faster than other parts of the country, Texas and Oklahoma are not completely immune to the problems associated with the U.S. economy. Thus, the risk of loss associated with all segments of the loan portfolio in these markets continues to be impacted by the prolonged economic downturn. The downturn in the economy and other risk factors are minimized by the underwriting standards of the bank subsidiaries. The general underwriting standards encompass the following principles: (i) the financial strength of the borrower including strong earnings, a high net worth, significant liquidity and an acceptable debt to worth ratio, (ii) managerial and business competence, (iii) the ability to repay, (iv) for a new business, projected cash flows, (v) loan to value, (vi) in the case of a secondary guarantor, a guarantor financial statement, and (vii) financial and/or other character references. Although the underwriting standards reduce the risk of loss, unique risk factors exist in each type of loan that the bank subsidiaries invest.

        Commercial and industrial loans are mostly secured by the collateral pledged by the borrower that are directly related to the business activities of the company such as accounts receivable and inventory. The ability of the borrower to collect accounts receivable, and to turn inventory into sales are risk factors in the repayment of the loan.

        Construction and land development loans can carry risk of repayment when projects incur cost overruns, have an increase in the price of building materials, encounter zoning and environmental issues, or encounter other factors that may affect the completion of a project on time and on budget. Additionally, repayment risk may be negatively impacted when the market experiences a deterioration in the value of real estate. Risks specifically related to 1-4 family development loans also include the practice by the mortgage industry of more restrictive underwriting standards, which inhibits the buyer from obtaining long term financing, and excessive housing and lot inventory in the market.

        Commercial real estate loans demonstrate a risk of repayment when market values deteriorate, the business experiences turnover in key management, the business has an inability to attract or keep occupancy levels stable, or when the market experiences an exit of a specific business industry that is significant to the local economy, such as a manufacturing plant.

        First and second lien residential 1-4 family mortgage and consumer loan repayments may be affected by unemployment or underemployment and deteriorating market values of real estate.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        A summary of the transactions in the allowance for probable loan losses by loan class is as follows:

	December 31, 2011
	Domestic
	Commercial	Commercial real estate: other construction & land development	Commercial real estate: farmland & commercial	Commercial real estate: multifamily	Residential: first lien	Residential: junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$22,046	$26,695	$16,340	$53	$10,059	$2,611	$6,241	$437	$84,482
Losses charge to allowance	(16,130)	(1,467)	(1,955)	—	(805)	(1,304)	(1,067)	(171)	(22,899)
Recoveries credited to allowance	4,126	171	296	—	28	300	211	159	5,291

Net losses charged to allowance	(12,004)	(1,296)	(1,659)	—	(777)	(1,004)	(856)	(12)	(17,608)
Provision (credit) charged to operations	16,575	(5,459)	9,546	950	(4,720)	3,153	(3,661)	934	17,318

Balance at December 31,	$26,617	$19,940	$24,227	$1,003	$4,562	$4,760	$1,724	$1,359	$84,192

	2010	2009
	(Dollars in Thousands)
Balance at December 31,	$95,393	$73,461

Losses charged to allowance	(35,240)	(38,539)
Recoveries credited to allowance	1,517	1,638

Net losses charged to allowance	(33,723)	(36,901)
Provision charged to operations	22,812	58,833

Balance at December 31,	$84,482	$95,393

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The Company's provision for probable loan losses decreased for the year ended December 31, 2011 mainly due to a decrease in the Company's charge-off experience and a decrease in the loan portfolio. The Company's provision for probable loan losses decreased for the year ended December 31, 2010 mainly due to the decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value greater than the carrying value. The Company's provision for probable loan losses increased for the year ended December 31, 2009, prompted by the analysis of management regarding the weakness in the overall economy and the impact of that weakness on the Company's loan portfolio and the related allowance for probable loan losses.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2011
	(Dollars in Thousands)
	Loans individually evaluated for impairment		Loans collectively evaluated for impairment
	Recorded Investment	Allowance	Recorded Investment	Allowance
Domestic
Commercial	$27,603	$14,402	$746,213	$12,215
Commercial real estate: other construction & land development	60,428	3,073	1,212,961	16,867
Commercial real estate: farmland & commercial	42,231	9,754	1,622,456	14,473
Commercial real estate: multifamily	411	—	121,188	1,003
Residential: first lien	2,290	23	493,432	4,539
Residential: junior lien	1,962	—	398,186	4,760
Consumer	1,334	—	92,775	1,724
Foreign	46	—	229,959	1,359

Total	$136,305	$27,252	$4,917,170	$56,940

	December 31, 2010
	(Dollars in Thousands)
	Loans individually evaluated for impairment		Loans collectively evaluated for impairment
	Recorded Investment	Allowance	Recorded Investment	Allowance
Domestic
Commercial	$23,426	$8,138	$807,098	$13,908
Commercial real estate: other construction & land development	77,207	592	1,396,264	26,103
Commercial real estate: farmland & commercial	21,844	3,441	1,666,719	12,899
Commercial real estate: multifamily	473	—	96,318	53
Residential: first lien	2,015	—	531,440	10,059
Residential: junior lien	199	—	415,328	2,611
Consumer	29	—	126,018	6,241
Foreign	7	—	245,618	437

Total	$125,200	$12,171	$5,284,803	$72,311

        Loans accounted for on a non-accrual basis at December 31, 2011, 2010 and 2009 amounted to $118,505,000, $108,030,000 and $68,338,000, respectively. The effect of such non-accrual loans reduced interest income by $4,114,000, $3,750,000 and $4,011,000 for the years ended December 31, 2011, 2010 and 2009, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

due 90 days or more as to principal or interest payments at December 31, 2011, 2010 and 2009 amounted to $14,288,000, $19,848,000 and $12,089,000, respectively.

        The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31,
	2011	2010
	(Dollars in Thousands)
Domestic
Commercial	$26,819	$22,614
Commercial real estate: other construction & land development	54,336	77,207
Commercial real estate: farmland & commercial	34,910	5,486
Commercial real estate: multifamily	411	473
Residential: first lien	1,848	2,015
Residential: junior lien	135	199
Consumer	46	29
Foreign	—	7

Total non-accrual loans	$118,505	$108,030

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The following tables detail key information regarding the Company's impaired loans by loan class for the year ended December 31, 2011:

	December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$24,108	$24,108	$14,402	$24,145	$41
Commercial real estate: other construction & land development	34,417	34,432	3,073	34,709	—
Commercial real estate: farmland & commercial	28,636	28,671	9,754	28,883	817
Residential: first lien	208	208	23	214	—

Total impaired loans with related allowance	$87,369	$87,419	$27,252	$87,951	$858

	December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$3,495	$3,932	$3,942	$20
Commercial real estate: other construction & land development	26,011	26,112	27,722	128
Commercial real estate: farmland & commercial	13,595	15,394	16,271	102
Commercial real estate: multifamily	411	411	439	—
Residential: first lien	2,082	2,220	2,230	27
Residential: junior lien	1,962	1,970	1,980	118
Consumer	1,334	1,338	1,729	—
Foreign	46	46	46	4

Total impaired loans with no related allowance	$48,936	$51,423	$54,359	$399

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The following table details key information regarding the Company's impaired loans for the year ended December 31, 2009:

2009
(Dollars in Thousands)
Balance of impaired loans where there is a related allowance for loan loss	$106,780
Balance of impaired loans where there is no related allowance for loan loss	11,494

Total impaired loans	$118,274

Allowance allocated to impaired loans	$30,555

        The average recorded investment in impaired loans was $142,310,000, $130,481,000, and $149,528,000 for the years ended December 31, 2011, 2010 and 2009, respectively. Interest income recorded on impaired loans was $547,000 for the year ended December 31, 2009.

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

        Management of the Company recognizes the risks associated with these impaired loans. However, management's decision to place loans in this category does not necessarily mean that losses will occur. In the current environment, troubled loan management can be protracted because of the legal and process problems that delay the collection of an otherwise collectable loan. Additionally, management believes that the collateral related to these impaired loans and/or the secondary support from guarantors mitigates the potential for losses from impaired loans. It is also important to note that even though the economic conditions in Texas and Oklahoma are weakened, we believe these markets are improving and better positioned to recover than many other areas of the country. Loans accounted for as "troubled debt restructuring" were not significant.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2011
	30 - 59 Days	60 - 89 Days	90 Days or Greater	90 Days or greater & still accruing	Total Past due	Current	Total Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$5,180	$1,369	$1,842	$1,490	$8,391	$765,425	$773,816
Commercial real estate: other construction & land development	23,426	4,360	49,887	979	77,673	1,195,716	1,273,389
Commercial real estate: farmland & commercial	9,467	10,269	7,879	1,231	27,615	1,637,072	1,664,687
Commercial real estate: multifamily	450	—	411	—	861	120,738	121,599
Residential: first lien	6,207	2,757	10,295	9,382	19,259	476,463	495,722
Residential: junior lien	1,433	378	368	320	2,179	397,969	400,148
Consumer	1,643	408	912	866	2,963	91,146	94,109
Foreign	666	53	20	20	739	229,266	230,005

Total past due loans	$48,472	$19,594	$71,614	$14,288	$139,680	$4,913,795	$5,053,475

	December 31, 2010
	30 - 59 Days	60 - 89 Days	90 Days or Greater	90 Days or greater & still accruing	Total Past due	Current	Total Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$3,734	$861	$23,239	$1,029	$27,834	$802,690	$830,524
Commercial real estate: other construction & land development	2,685	2,896	50,618	11,507	56,199	1,417,272	1,473,471
Commercial real estate: farmland & commercial	3,077	817	6,600	1,585	10,494	1,678,069	1,688,563
Commercial real estate: multifamily	73	185	473	—	731	96,060	96,791
Residential: first lien	4,884	3,436	5,136	3,472	13,456	519,999	533,455
Residential: junior lien	703	272	457	277	1,432	414,095	415,527
Consumer	1,518	587	1,505	1,477	3,610	122,437	126,047
Foreign	196	380	501	501	1,077	244,548	245,625

Total past due loans	$16,870	$9,434	$88,529	$19,848	$114,833	$5,295,170	$5,410,003

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        A summary of the loan portfolio by credit quality indicator by loan class is as follows:

		December 31, 2011
	Pass	Special Review	Watch List—Pass	Watch List—Substandard	Watch List—Impaired
		(Dollars in Thousands)
Domestic
Commercial	$655,154	$5,279	$6,361	$79,419	$27,603
Commercial real estate: other construction & land development	1,058,843	76,722	11,083	66,313	60,428
Commercial real estate: farmland & commercial	1,449,822	83,581	40,510	48,543	42,231
Commercial real estate: multifamily	121,188	—	—	—	411
Residential: first lien	490,924	132	974	1,402	2,290
Residential: junior lien	397,861	—	319	6	1,962
Consumer	92,714	—	41	20	1,334
Foreign	229,898	—	61	—	46

Total	$4,496,404	$165,714	$59,349	$195,703	$136,305

		December 31, 2010
	Pass	Special Review	Watch List—Pass	Watch List—Substandard	Watch List—Impaired
		(Dollars in Thousands)
Domestic
Commercial	$741,006	$14,015	$7,187	$44,890	$23,426
Commercial real estate: other construction & land development	1,100,430	117,058	53,770	125,006	77,207
Commercial real estate: farmland & commercial	1,521,243	42,353	29,936	73,187	21,844
Commercial real estate: multifamily	94,973	1,345	—	—	473
Residential: first lien	526,504	2,237	1,747	952	2,015
Residential: junior lien	415,021	—	—	307	199
Consumer	125,973	3	—	42	29
Foreign	234,979	10,108	—	531	7

Total	$4,760,129	$187,119	$92,640	$244,915	$125,200

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2011 and 2010 were as follows:

	Estimated useful lives	2011	2010
		(Dollars in Thousands)
Bank buildings and improvements	5 - 40 years	$390,875	$388,847
Furniture, equipment and vehicles	1 - 20 years	266,547	268,590
Land		124,694	123,988
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	614	664
Less: accumulated depreciation		(329,680)	(313,139)

Bank premises and equipment, net		$453,050	$468,950

(6) Goodwill and Other Intangible Assets

        The majority of the Company's identified intangibles are in the form of amortizable core deposit premium, with the exception of $1,147,000, which represents identified intangibles in the acquisition of the rights to the insurance agency contracts of InsCorp, Inc., acquired in 2008. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2011:
Core deposit premium	$58,675	$47,632	$11,043
Identified intangible (contract rights)	1,742	595	1,147

Total identified intangibles	$60,417	$48,227	$12,190

December 31, 2010:
Core deposit premium	$58,675	$42,583	$16,092
Identified intangible (contract rights)	1,568	351	1,217

Total identified intangibles	$60,243	$42,934	$17,309

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Goodwill and Other Intangible Assets (Continued)

        Amortization expense of intangible assets for the years ended December 31, 2011, 2010 and 2009, was $5,293,000, $5,284,000 and $5,286,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

Fiscal year ending:	Total
(in thousands)
2012	$4,630
2013	4,611
2014	2,368
2015	429
2016	128
Thereafter	24

Total	$12,190

        There were no changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010.

(7) Deposits

        Deposits as of December 31, 2011 and 2010 and related interest expense for the years ended December 31, 2011, 2010 and 2009 were as follows:

	2011	2010
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,717,286	$1,459,776
Foreign	209,732	179,300

Total demand non-interest bearing	1,927,018	1,639,076

Savings and interest bearing demand
Domestic	2,221,758	2,058,311
Foreign	485,935	464,531

Total savings and interest bearing demand	2,707,693	2,522,842

Time, certificates of deposit
$100,000 or more
Domestic	1,022,450	1,054,649
Foreign	1,244,018	1,242,524
Less than $100,000
Domestic	664,111	741,399
Foreign	380,802	399,068

Total time, certificates of deposit	3,311,381	3,437,640

Total deposits	$7,946,092	$7,599,558

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits (Continued)

	2011	2010	2009
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$6,549	$7,771	$9,267
Foreign	1,234	1,612	1,565

Total savings and interest bearing demand	7,783	9,383	10,832

Time, certificates of deposit
$100,000 or more
Domestic	10,299	14,839	18,091
Foreign	11,512	17,084	23,315
Less than $100,000
Domestic	7,468	11,416	15,600
Foreign	2,277	3,628	5,249

Total time, certificates of deposit	31,556	46,967	62,255

Total interest expense on deposits	$39,339	$56,350	$73,087

        Scheduled maturities of time deposits as of December 31, 2011 were as follows (in thousands):

Total
(in thousands)
2012	$2,947,111
2013	254,344
2014	68,881
2015	39,260
2016	1,363
Thereafter	422

Total	$3,311,381

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2011, were as follows:

Due within 3 months or less	$871,022
Due after 3 months and within 6 months	545,993
Due after 6 months and within 12 months	608,270
Due after 12 months	241,183

$2,266,468

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

repurchase agreements were mortgage-backed book entry securities and averaged $1,415,769,000 and $1,479,734,000 during 2011 and 2010, respectively, and the maximum amount outstanding at any month end during 2011 and 2010 was $1,437,480,000 and $1,520,714,000, respectively.

        Further information related to repurchase agreements at December 31, 2011 and 2010 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2011 term:
Overnight agreements	$377,620	$388,304	$245,026.32%
1 to 29 days	13,772	14,227	10,263	1.13
30 to 90 days	45,512	48,177	30,095	1.12
Over 90 days	1,236,021	1,285,811	1,063,245	3.72

Total	$1,672,925	$1,736,519	$1,348,629	3.02%

December 31, 2010 term:
Overnight agreements	$432,252	$426,112	$311,333.60%
1 to 29 days	26,714	27,177	16,308	1.15
30 to 90 days	44,443	45,438	30,167	1.69
Over 90 days	1,243,634	1,279,248	1,075,462	3.71

Total	$1,747,043	$1,777,975	$1,433,270	2.97%

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Other Borrowed Funds (Continued)

        Further information regarding the Company's other borrowed funds at December 31, 2011 and 2010 is set forth in the following table:

	December 31,
	2011	2010
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$487,500	$1,020,000
Rate on balance outstanding at year end	.18%	.18%
Average daily balance	$733,559	$656,365
Average rate	.19%	.19%
Maximum amount outstanding at any month end	$1,235,900	$1,307,875
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$6,661	$6,780
Rate on balance outstanding at year end	3.51%	3.51%
Average daily balance	$6,721	$93
Average rate	3.51%	3.51%
Maximum amount outstanding at any month end	$6,780	$6,780

(1)
The amortization of the long-term advances is approximately $144 per year for each of the next five years and the final maturity date is January 3, 2028.

(10) Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2011 and December 31, 2010, the principal amount of debentures outstanding totaled $190,726,000 and $201,117,000, respectively. As a result of the participation in the TARP Capital Purchase Program, the Company was not permitted, without the consent of the Treasury Department, to redeem any of the Debentures. This restriction ceased to exist on December 23, 2011. On March 14, 2011, upon the request of the Company, the Treasury consented to the repurchase by the Company of the $10.4 million in trust preferred securities of Trust I, as well as related costs for a total payment of approximately $11 million, provided that the aggregate amount of the Company's (i) semi-annual cash dividend, (ii) common stock repurchases and (iii) trust preferred securities redemptions for a given semi-annual period would not exceed the originally permitted semi-annual cash dividend aggregate amount of $.33 per share. One half of the Trust I securities were redeemed on June 8, 2011 and the remaining one half of the Trust I securities were redeemed on July 1, 2011.

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

Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts VI, VII, VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2011 and 2010, the total $190,726,000 and $201,117,000, respectively, of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2011:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date
	(in thousands)
Trust VI	$25,774	Quarterly	3.91%	LIBOR + 3.45	November 2032	May 2012
Trust VII	10,310	Quarterly	3.68	LIBOR + 3.25	April 2033	April 2012
Trust VIII	25,774	Quarterly	3.45	LIBOR + 3.05	October 2033	April 2012
Trust IX	41,238	Quarterly	1.99	LIBOR + 1.62	October 2036	April 2012
Trust X	34,021	Fixed	6.66	Fixed	February 2037	May 2012
Trust XI	32,990	Fixed	6.82	Fixed	July 2037	July 2012
Trust XII	20,619	Fixed	6.85	Fixed	September 2037	September 2012

	$190,726

(1)
Trust X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.65%, 1.62% and 1.45% thereafter, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Earnings per Share ("EPS")

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2011, 2010, and 2009 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2011:
Basic EPS
Net income available to common shareholders	$113,869	67,506,554	$1.69
Potential dilutive common shares	—	62,914

Diluted EPS	$113,869	67,569,468	$1.69

December 31, 2010:
Basic EPS
Net income available to common shareholders	$116,897	67,921,353	$1.72
Potential dilutive common shares	—	83,088

Diluted EPS	$116,897	68,004,441	$1.72

December 31, 2009:
Basic EPS
Net income	$129,758	68,373,732	$1.90
Potential dilutive common shares	—	20,892

Diluted EPS	$129,758	68,394,624	$1.90

(12) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,900,000, $4,095,000 and $4,366,000 were charged to income for the years ended December 31, 2011, 2010, and 2009, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) International Operations (Continued)

        A summary of assets attributable to international operations at December 31, 2011 and 2010 are as follows:

	2011	2010
	(Dollars in Thousands)
Loans:
Commercial	$185,287	$195,208
Others	44,718	50,417

	230,005	245,625
Less allowance for probable loan losses	(1,359)	(437)

Net loans	$228,646	$245,188

Accrued interest receivable	$1,064	$1,331

        At December 31, 2011, the Company had $132,567,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Revenues directly attributable to international operations were $9,870,000, $11,423,000 and $13,681,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

(14) Income Taxes

        The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2011	2010	2009
	(Dollars in Thousands)
Current
U.S.	$61,279	$70,338	$77,653
State	5,083	4,129	3,340
Foreign	15	22	30

Total current taxes	66,377	74,489	81,023
Deferred
U.S.	(2,296)	(3,394)	(8,513)
State	(3)	(138)	5,478

Total deferred taxes	(2,299)	(3,532)	(3,035)

Total income taxes	$64,078	$70,957	$77,988

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) Income Taxes (Continued)

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2011, 2010 and 2009 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2011	2010	2009
	(Dollars in Thousands)
Computed expected tax expense	$66,941	$70,355	$77,293
Change in taxes resulting from:
Tax-exempt interest income	(3,682)	(2,813)	(1,937)
State tax, net of federal income taxes and tax credit	3,302	2,594	5,722
Tax refunds	—	(2,143)	—
Litigation expense	—	5,375	—
Other investment income	(3,083)	(3,172)	(3,526)
Other	600	761	436

Actual tax expense	$64,078	$70,957	$77,988

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010 are reflected below:

	2011	2010
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$34,035	$34,086
Other real estate owned	3,774	323
Impairment charges on available-for-sale securities	3,288	2,946
Accrued expenses	514	304
Other	5,189	6,065

Total deferred tax assets	46,800	43,724

Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(23,313)	(24,272)
Net unrealized gains on available for sale investment securities	(47,252)	(15,833)
Identified intangible assets and goodwill	(18,430)	(18,383)
Other	(9,439)	(7,750)

Total deferred tax liabilities	(98,434)	(66,238)

Net deferred tax liability	$(51,634)	$(22,514)

        The net deferred tax liability of $51,634,000 at December 31, 2011 and $22,514,000 at December 31, 2010 is included in other liabilities in the consolidated statements of condition.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options

        On April 1, 2005, the Board of Directors adopted the 2005 International Bancshares Corporation Stock Option Plan (the "2005 Plan"). Effective May 19, 2008, the 2005 Plan was amended to increase the number of shares available for stock option grants under the 2005 Plan by 300,000 shares. The 2005 Plan replaced the 1996 International Bancshares Corporation Key Contributor Stock Option Plan (the "1996 Plan"). Under the 2005 Plan, both qualified incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2011, 14,161 shares were available for future grants under the 2005 Plan.

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

	2011	2009
Expected Life (Years)	6.13	6.13
Dividend yield	2.58%	2.99%
Interest rate	1.39%	2.12%
Volatility	49.21%	41.81%

        A summary of option activity under the stock option plans for the twelve months ended December 31, 2011 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
Options outstanding at December 31, 2010	764,982	$20.65
Plus: Options granted	228,750	14.75
Less:
Options exercised	7,185	17.86
Options expired	81,218	19.93
Options forfeited	60,608	21.80

Options outstanding at December 31, 2011	844,721	$19.08	4.54	$2,445,000

Options fully vested and exercisable at December 31, 2011	374,352	$24.87	2.33	$244,000

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options (Continued)

        Stock-based compensation expense included in the consolidated statements of income for the twelve months ended December 31, 2011, 2010 and 2009 was approximately $387,000, $534,000 and $655,000, respectively. As of December 31, 2011, there was approximately $1,313,000 of total unrecognized stock-based compensation cost related to non-vested options granted under the Company plans that will be recognized over a weighted average period of 1.95 years.

        A summary of the status of the Company's non-vested options as of December 31, 2011, and changes during the twelve months ended December 31, 2011, is presented below:

Non-vested Options	Options	Weighted average grant-date fair value ($)
Non-vested options at December 31, 2010	377,544	$4.48
Granted	228,750	5.51
Vested	(113,582)	5.82
Forfeited	(22,343)	4.06

Non-vested options at December 31, 2011	470,369	$4.68

        Other information pertaining to option activity during the twelve month period ending December 31, 2011, 2010 and 2009 is as follows:

	Twelve Months Ended December 31,
	2011	2010	2009
Weighted average grant date fair value of stock options granted	$5.51	$—	$3.31
Total fair value of stock options vested	$661,000	$551,000	$522,000
Total intrinsic value of stock options exercised	$27,000	$2,000	$581,000

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

        Dennis E. Nixon, the Company's President, Chairman of the Board and a director of the Company, received an award of CPP-compliant RSUs, granted as of December 16, 2011, in the amount of $400,000 for his performance in 2011. Mr. Nixon was also awarded CPP-compliant RSU's granted as of December 15, 2010 and December 18, 2009 of $400,000 and $250,000 for his performance in 2010 and 2009, respectively. In order to meet the requirements of a CPP-compliant RSU, Mr. Nixon's RSUs do not exceed one-third of his total annual compensation.

(17) Commitments, Contingent Liabilities and Other Matters

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2011, 2010 and 2009 were $12,200,000, $12,800,000 and $12,600,000, respectively. Future minimum lease payments due under non-cancellable operating leases at December 31, 2011 were as follows:

Fiscal year ending:	Total
(in thousands)
2012	$6,670
2013	5,135
2014	3,962
2015	2,800
2016	2,164
Thereafter	2,741

Total	$23,472

        It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non-cancellable sub-leases greater than one year at December 31, 2011 were $47,100,000.

        Cash of approximately $73,325,000 and $67,745,000 at December 31, 2011 and 2010, respectively, was maintained to satisfy regulatory reserve requirements.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(17) Commitments, Contingent Liabilities and Other Matters (Continued)

        The Company is involved in a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of Local Financial Corporation ("LFIN"). The dispute involves claims by the former controlling shareholders of LFIN related to approximately $14 million of tax refunds received by the Company based on deductions taken in 2003 by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding the tax benefits related to the failed thrift acquisition which originated in 1988. On March 5, 2010, judgment was entered on a jury verdict rendered against the Company in the U.S. District Court for the Western District of Oklahoma (the "Court"). Other than the tax refunds that are in dispute, the Company does not have any other disputes regarding tax refunds received by the Company in connection with the LFIN acquisition. An amended judgment was entered in the case on November 19, 2010, in the amount of approximately $24.25 million and was final and appealable. During December 2010, the Company deposited $24.4 million with the Court in lieu of a supersedeas bond and the Company appealed the judgment. On January 5, 2012, the Court affirmed the judgment rendered on November 19, 2010. The Company has filed a petition for rehearing.

        In October 2010, the Company was named as a defendant in two purported class-action lawsuits, including one filed in the United States District Court for the Southern District of Texas and one filed in the United States District Court for the Southern District of Florida where similar lawsuits against a number of other banks are currently pending in a multi-district proceeding known as "In re Checking Account Overdraft Litigation." The Texas lawsuit was dismissed without prejudice on January 12, 2011, when the parties stipulated to arbitrate the matter. The Florida lawsuit was dismissed without prejudice on September 30, 2011, when the parties settled the matter. The amount expensed by the Company in connection with the settlement of the lawsuit was not significant. The settlement amount of the Florida lawsuit resolved all pending cases against the Company connected with overdraft fees or posting order, and no other substantively similar litigation against the Company or any of its subsidiary banks is known to exist.

        On September 22, 2011, the Company announced the approval of a restructuring plan that resulted in the closing of fifty five (55) in store branches by December 31, 2011. The branch closures were a result of reduced levels of revenue resulting from regulatory changes related to interchange fee income. The branches were closed in order to align IBC's expenses with the reduced levels of revenue, protecting the Company's financial strength while preserving IBC's free products program. This restructuring plan resulted in combined charges to the Company of $5.36 million, before tax, which were recognized in the fourth quarter. The charges are included in "Depreciation of bank premises and equipment" and "Other" in the consolidated statement of income in the Company's consolidated financial statements.

(18) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $51,469,000 and $53,052,000 at December 31, 2011 and 2010, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2011, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,042,237,000
Credit card lines	60,895,000
Standby letters of credit	112,343,000
Commercial letters of credit	20,224,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2011, the maximum potential amount of future payments is $112,343,000. At December 31, 2011, the fair value of these guarantees is not significant. Unsecured letters of credit totaled $27,991,000 and $29,160,000 at December 31, 2011 and 2010, respectively.

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

        In conjunction with the purchase of the Senior Preferred Stock, the Treasury received a warrant (the "Warrant") to purchase 1,326,238 shares of the Company's common stock (the "Warrant Shares") at $24.43 per share, which would represent an aggregate common stock investment in the Company on exercise of the warrant in full equal to 15% of the Senior Preferred Stock investment. The term of the Warrant is ten years. The per share exercise price and the number of shares issuable upon exercise of the Warrant is subject to adjustment pursuant to customary anti-dilutive provisions in certain events, such as stock splits, certain distributions of securities or other assets to holders of the Company's common stock, and upon certain issuances of the Company's common stock at or below specified prices relative to the initial per share exercise price of the Warrant. The Warrant is immediately exercisable. Both the Senior Preferred Stock and Warrant are accounted for as components of Tier 1 capital.

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2011, the subsidiary banks could pay dividends of up to $585,000,000 to the Corporation without prior regulatory approval and without adversely affecting their "well capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company was restricted in the payment of dividends and was not allowed, without Treasury Department's consent, to declare or pay any dividend on the Company Common Stock other than a regular semi-annual dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. Also, all accrued and unpaid dividends on the Senior Preferred Stock would have to be fully paid before the Company paid any dividends on its Common Stock. On April 7, 2009, the Company gained consent from the Treasury Department (the "Treasury Consent") to use the regular semi-annual cash dividend funds of not more than $.33 per share, as adjusted for any stock dividend or stock split, to pay quarterly dividends and to repurchase common stock. The restriction ceased to exist on December 23, 2011.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2011, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which they are subject.

        As of December 31, 2011, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2011 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2011:
Total Capital (to Risk Weighted Assets):
Consolidated	$1,485,833	23.99%	$495,483	8.00%	N/A	N/A
International Bank of Commerce, Laredo	1,026,163	19.64	417,943	8.00	$522,429	10.00%
International Bank of Commerce, Brownsville	123,780	25.77	38,423	8.00	48,029	10.00
International Bank of Commerce, Zapata	58,295	36.58	12,750	8.00	15,937	10.00
Commerce Bank	65,697	37.60	13,976	8.00	17,470	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,407,989	22.73%	$247,742	4.00%	N/A	N/A
International Bank of Commerce, Laredo	964,128	18.45	208,972	4.00	$313,458	6.00%
International Bank of Commerce, Brownsville	117,707	24.51	19,212	4.00	28,817	6.00
International Bank of Commerce, Zapata	56,336	35.35	6,375	4.00	9,562	6.00
Commerce Bank	63,462	36.33	6,988	4.00	10,482	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,407,989	12.74%	$441,975	4.00%	N/A	N/A
International Bank of Commerce, Laredo	964,128	10.65	362,263	4.00	$452,829	5.00%
International Bank of Commerce, Brownsville	117,707	13.52	34,835	4.00	43,544	5.00
International Bank of Commerce, Zapata	56,336	12.21	18,463	4.00	23,079	5.00
Commerce Bank	63,462	11.94	21,262	4.00	26,578	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2010 are also presented in the following table:

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

(21) Fair Value

        Accounting Standards Codification ("ASC") Topic 820, "Fair Value Measurements and Disclosures" ("ASC 820") defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 applies to all financial instruments that are being measured and reported on a fair value basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; it also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels:

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

        The following table represents assets and liabilities reported on the consolidated statements of condition at their fair value as of December 31, 2011 by level within the fair value measurement hierarchy.

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Assets:
Residential mortgage-backed securities
Available-for-sale	$4,969,263	$—	$4,929,658	$39,605
States and political subdivisions
Available-for-sale	224,761	—	224,761	—
Other
Available-for-sale	19,891	19,891	—	—

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

        Investment securities available-for-sale are classified within level 2 and level 3 of the valuation hierarchy, with the exception of certain equity investments that are classified within level 1. For investments classified as level 2 in the fair value hierarchy, the Company obtains fair value measurements for investment securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. Investment securities classified as level 3 are non-agency mortgage-backed securities. The non-agency mortgage-backed securities held by the Company are traded in in-active markets and markets that have experienced significant decreases in volume and level of activity, as exhibited by few recent transactions, a significant decline or absence of new issuances, price quotations that are not based on comparable securities transactions and wide bid-ask spreads, among other factors. As a result of the inability to use quoted market prices to determine fair value for these securities, the Company determined that fair value, as determined by level 3 inputs in the fair value hierarchy, is more appropriate for financial reporting and more consistent with the expected performance of the investments. For the investments classified within level 3 of the fair value hierarchy, the Company used a discounted cash flow model to determine fair value. Inputs in the model included both historical performance and expected future performance based on information currently available. Assumptions used in the discounted cash flow model for the years ended December 31, 2011 and 2010, included estimates on future principal prepayment rates, default and loss severity rates. The Company estimates that future principal prepayment rates will range from 4 - 5% and used a 13% discount rate. Default rates used in the model were 10 - 11% for the first year and 7% thereafter, and loss severity rates started at 60% for the first year and are decreased by 10% for the following three years, and remains at 20% thereafter.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The following table presents a reconciliation of activity for such mortgage-backed securities on a net basis (Dollars in thousands):

Balance at December 31, 2010	$46,028
Principal paydowns	(5,420)
Total unrealized gains (losses) included in:
Other comprehensive income	(26)
Net income	(977)

Balance at December 31, 2011	$39,605

        Certain assets and liabilities are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

        The following table represents assets measured at fair value on a non-recurring basis as of and for the period ended December 31, 2011 by level within the fair value measurement hierarchy:

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value Year ended December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Provision During Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$81,723	$—	$—	$81,723	$15,457
Other real estate owned	34,631	—	—	34,631	9,509

        The following table represents assets measured at fair value on a non-recurring basis as of and for the year ended December 31, 2010 by level within the fair value measurement hierarchy:

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value Year ended December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Provision During Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$24,034	$—	$—	$24,034	$(114)
Other real estate owned	4,304	—	—	4,304	719

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The Company's assets measured at fair value on a non-recurring basis are limited to impaired loans and other real estate owned. Impaired loans are classified within level 3 of the valuation hierarchy. The fair value of impaired loans is derived in accordance with FASB ASC Topic 310, "Receivables". The fair value of impaired loans is based on the fair value of the collateral, as determined through an external appraisal process, discounted based on internal criteria. Impaired loans are primarily comprised of collateral-dependent commercial loans. Impaired loans are remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for probable loan losses based upon the fair value of the underlying collateral.

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly. Other real estate owned is included in other assets on the consolidated financial statements. For the years ended December 31, 2011 and December 31, 2010, the Company recorded $1,100,000 and $22,790,000 in charges to the allowance for probable loan losses in connection with other real estate owned. For the years ended December 31, 2011 and December 31, 2010, the Company recorded $9,509,000 and $719,000 in write downs in fair value in connection with other real estate owned.

        The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2011 and December 31, 2010 are outlined below.

Cash and Due From Banks

        For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities held-to-maturity

        The carrying amounts of investments held-to-maturity approximate fair value.

Investment Securities

        For investment securities, which include U. S. Treasury securities, obligations of other U. S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. See disclosures of fair value of investment securities in Note 2.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. At December 31, 2011, and December 31, 2010, the carrying amount of fixed rate performing loans was $1,273,989,000 and $1,337,827,000, respectively, and the estimated fair value was $1,200,837,000 and $1,226,413,000, respectively.

Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2011 and December 31, 2010. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. At December 31, 2011 and December 31, 2010, the carrying amount of time deposits was $3,311,381,000 and $3,437,640,000, respectively, and the estimated fair value was $3,323,680,000 and $3,449,980,000, respectively.

Securities Sold Under Repurchase Agreements

        Securities sold under repurchase agreements include both short and long-term maturities. Due to the contractual terms of the short-term instruments, the carrying amounts approximated fair value at December 31, 2011 and December 31, 2010. The fair value of the long-term instruments is based on established market spreads. At December 31, 2011 and December 31, 2010, the carrying amount of long-term repurchase agreements was $1,000,000,000 and the estimated fair value was $1,161,849,000 and $1,123,774,000, respectively.

  Junior Subordinated Deferrable Interest Debentures

        The Company currently has fixed and floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2011 and December 31, 2010. The fair value of the fixed rate junior subordinated deferrable interest debentures is based on established market spreads to the debentures. At December 31, 2011 and December 31, 2010, the carrying amount of fixed rate junior subordinated deferrable interest debentures was $87,630,000 and $139,259,000, respectively, and the estimated fair value was $43,403,000 and $74,103,000, respectively.

Other Borrowed Funds

        The company currently has short and long-term borrowings issued from the Federal Home Loan Bank ("FHLB"). Due to the contractual terms of the short-term borrowings, the carrying amounts approximated fair value at December 31, 2011 and December 31, 2010. The fair value of the long-term borrowings is based on established market spreads for similar types of borrowings. At December 31, 2011 and

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

December 31, 2010, the carrying amount of the long-term FHLB borrowings was $6,661,000 and $6,780,000, respectively, and the estimated fair value was $6,998,000 and $6,780,000, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2011 and 2010
(Dollars in Thousands)

	2011	2010
ASSETS
Cash	$13,668	$24,414
Other investments	70,318	65,485
Notes receivable	495	250
Investment in subsidiaries	1,712,336	1,577,038
Other assets	1,567	3,874

Total assets	$1,798,384	$1,671,061

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$190,726	$201,117
Due to IBC Trading	21	21
Other liabilities	7,472	10,706

Total liabilities	198,219	211,844

Shareholders' equity:
Preferred shares	210,548	208,068
Common shares	95,720	95,711
Surplus	162,767	162,276
Retained earnings	1,302,964	1,214,743
Accumulated other comprehensive income	84,959	28,777

	1,856,958	1,709,575
Less cost of shares in treasury	(256,793)	(250,358)

Total shareholders' equity	1,600,165	1,459,217

Total liabilities and shareholders' equity	$1,798,384	$1,671,061

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2011, 2010 and 2009
(Dollars in Thousands)

	2011	2010	2009
Income:
Dividends from subsidiaries	$54,800	$51,720	$45,122
Interest income on notes receivable	19	5	6
Interest income on other investments	7,517	10,090	8,191
Other interest income	69	546	914
Other	41	(742)	7,225

Total income	62,446	61,619	61,458
Expenses:
Interest expense (Debentures)	11,073	12,201	12,535
Other	6,543	3,408	1,751

Total expenses	17,616	15,609	14,286

Income before federal income taxes and equity in undistributed net income of subsidiaries	44,830	46,010	47,172
Income tax (benefit) provision	(3,513)	(2,090)	743

Income before equity in undistributed net income of subsidiaries	48,343	48,100	46,429
Equity in undistributed net income of subsidiaries	78,806	81,923	96,313

Net income	127,149	130,023	142,742

Preferred stock dividends and discount accretion	13,280	13,126	12,984

Net income available to common shareholders	$113,869	$116,897	$129,758

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2011, 2010 and 2009
(Dollars in Thousands)

	2011	2010	2009
Operating activities:
Net income	$127,149	$130,023	$142,742
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of junior subordinated interest deferrable debentures	9	35	35
Investment securities transactions, net	2	1,135	(6,586)
Accretion of investment securities discounts	—	(232)	(325)
Stock compensation expense	387	534	655
(Decrease) increase in other liabilities	(3,234)	4,976	(309)
Equity in undistributed net income of subsidiaries	(78,806)	(81,923)	(96,414)

Net cash provided by operating activities	45,507	54,548	39,798

Investing activities:
Contributions to subsidiaries	—	—	(138,103)
Principal collected on mortgage-backed securities	1,355	3,324	2,791
Net (increase) decrease in notes receivable	(245)	(150)	250
Increase in other assets	(4,193)	(8,311)	(9,215)

Net cash used in investing activities	(3,083)	(5,137)	(144,277)

Financing activities:
Repayment of trust preferred securities	(10,400)	—	—
Proceeds from stock transactions	113	484	2,705
Payments of cash dividends—common	(25,648)	(24,444)	(23,262)
Payments of cash dividends—preferred	(10,800)	(10,800)	(9,660)
Purchase of treasury stock	(6,435)	(6,949)	(9,346)

Net cash used in financing activities	(53,170)	(41,709)	(39,563)

(Decrease) increase in cash	(10,746)	7,702	(144,042)
Cash at beginning of year	24,414	16,712	160,754

Cash at end of year	$13,668	$24,414	$16,712

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2011
Interest income		$99,519		$103,623		$107,844		$107,138
Interest expense		21,481		23,079		24,433		25,305

Net interest income		78,038		80,544		83,411		81,833
Provision (credit) for probable loan losses		9,485		5,670		(1,917)		4,080
Non-interest income		54,052		51,211		47,864		48,366
Non-interest expense		77,077		80,290		83,942		75,465

Income before income taxes		45,528		45,795		49,250		50,654
Income taxes		15,155		15,164		16,626		17,133

Net income		$30,373		$30,631		$32,624		$33,521

Preferred Stock Dividends		3,336		3,324		3,315		3,305

Net income available to common shareholders		$27,037		$27,307		$29,309		$30,216

Per common share:
Basic
Net income	$	..40	$	..41	$	..43	$	..45

Diluted
Net income	$	..40	$	..40	$	..43	$	..45

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
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2011, 2010, and 2009:

	2011			2010			2009
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$5,022,584	$282,644	5.63%	$5,294,744	$302,779	5.72%	$5,474,162	$322,143	5.88%
Foreign	239,017	9,870	4.13	247,486	11,423	4.62	274,627	13,626	4.96
Investment securities:
Taxable	4,731,408	113,650	2.40	4,095,542	135,106	3.30	4,281,148	185,931	4.34
Tax-exempt	190,933	10,091	5.29	144,199	7,240	5.02	104,140	5,070	4.87
Other	120,777	1,869	1.55	99,671	2,221	2.23	69,813	607.87

Total interest-earning assets	10,304,719	418,124	4.06	9,881,642	458,769	4.64	10,203,890	527,377	5.17
Non-interest earning assets:
Cash and due from banks	319,466			285,894			285,811
Bank premises and equipment, net	456,840			475,460			479,281
Other assets	751,654			715,278			738,568
Less allowance for probable loan losses	(83,919)			(90,900)			(82,194)

Total	$11,748,760			$11,267,374			$11,625,356

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,625,958	$7,783.30%		$2,389,699	$9,383.39%		$2,135,147	$10,832.51%
Time deposits:
Domestic	1,730,016	17,767	1.03	1,804,106	26,255	1.46	1,718,744	33,691	1.96
Foreign	1,646,619	13,789.84		1,673,426	20,712	1.24	1,607,431	28,564	1.78
Securities sold under repurchase agreements	1,415,775	42,263	2.99	1,479,764	44,216	2.99	1,462,017	44,723	3.06
Other borrowings	740,281	1,623.22		656,459	1,269.19		1,662,489	9,451.57
Junior subordinated interest deferrable debentures	195,540	11,073	5.66	201,099	12,201	6.07	201,064	12,535	6.23

Total interest bearing liabilities	8,354,189	94,298	1.13	8,204,553	114,036	1.39	8,786,892	139,796	1.59
Non-interest bearing liabilities:
Demand Deposits	1,817,781			1,639,119			1,480,994
Other liabilities	117,295			44,431			70,060
Shareholders' equity	1,459,495			1,379,271			1,287,410

Total	$11,748,760			$11,267,374			$11,625,356

Net interest income		$323,826			$344,733			$387,581

Net yield on interest earning assets			3.14%			3.49%			3.80%

 INTERNATIONAL BANCSHARES CORPORATION
OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	President, International Bank of Commerce
R. DAVID GUERRA	IRVING GREENBLUM
Vice President	International Investments/Real Estate
EDWARD J. FARIAS	R. DAVID GUERRA
Vice President	President
International Bank of Commerce
IMELDA NAVARRO	Branch in McAllen, TX
Treasurer
DANIEL B. HASTINGS, JR.
WILLIAM J. CUELLAR	Licensed U. S. Custom Broker
Auditor	President
Daniel B. Hastings, Inc.
MARISA V. SANTOS
Secretary	DOUG HOWLAND
Owner
HILDA V. TORRES	Construction & Construction Materials Company
Assistant Secretary	Investments
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
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2011 and 2010 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition (Continued) December 31, 2011 and 2010 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2011, 2010 and 2009 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2011, 2010, and 2009 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2011, 2010 and 2009 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2011, 2010 and 2009 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only)
December 31, 2011 and 2010 (Dollars in Thousands)
Statements of Income (Parent Company Only)
Years ended December 31, 2011, 2010 and 2009 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only)
Years ended December 31, 2011, 2010 and 2009 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS