Form 10-K, Exhibit 13
period 2012-12-31
INTERNATIONAL BANCSHARES CORP
filed 2013-02-25
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2012. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$11,882,673	$11,739,649	$11,943,469	$11,762,543	$12,439,341
Investment securities available-for-sale	5,525,015	5,213,915	5,086,457	4,644,083	5,071,880
Net loans	4,716,811	4,969,283	5,325,521	5,571,869	5,799,372
Deposits	8,287,213	7,946,092	7,599,558	7,178,007	6,858,784
Other borrowed funds	749,027	494,161	1,026,780	1,347,625	2,522,986
Junior subordinated deferrable interest debentures	190,726	190,726	201,117	201,082	201,048
Shareholders' equity	1,435,708	1,600,165	1,459,217	1,407,470	1,257,297
INCOME STATEMENT
Interest income	$375,639	$418,124	$458,769	$527,377	$564,603
Interest expense	74,499	94,298	114,036	139,796	231,731

Net interest income	301,140	323,826	344,733	387,581	332,872
Provision for probable loan losses	27,959	17,318	22,812	58,833	19,813
Non-interest income	200,591	201,493	218,784	201,013	189,809
Non-interest expense	315,372	316,774	339,725	309,031	301,226

Income before income taxes	158,400	191,227	200,980	220,730	201,642
Income taxes	50,565	64,078	70,957	77,988	69,530

Net income	107,835	127,149	130,023	142,742	132,112
Preferred stock dividends and discount accretion	14,362	13,280	13,126	12,984	—

Net income available to common shareholders	$93,473	$113,869	$116,897	$129,758	$132,112

Per common share:
Basic	$1.39	$1.69	$1.72	$1.90	$1.93
Diluted	$1.39	$1.69	$1.72	$1.90	$1.92

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2012. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

  •
  Changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, the impact of the Consumer Financial Protection Bureau as a new regulator of financial institutions, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance, employment, environmental and immigration laws and regulations and the risk of litigation that may follow.

  •
  Changes in U.S.—Mexico trade, including, without limitation, reductions in border crossings and commerce resulting from the Homeland Security Programs called "US-VISIT," which is derived from Section 110 of the Illegal Immigration Reform and Immigrant Responsibility Act of 1996.

  •
  The reduction of deposits from nonresident alien individuals due to the new IRS rules requiring U.S. financial institutions to report to the IRS deposit interest payments made to nonresident alien individuals.

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

  •
  Increased labor costs and effects related to health care reform and other laws, regulations and legal developments impacting labor costs.

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

  •
  The reduction of income and possible increase in required capital levels related to the adoption of new legislation, including, without limitation, the Dodd-Frank Regulatory Reform Act (the "Dodd-Frank Act") and the implementing rules and regulations, including the Federal Reserve's rule that establishes debit card interchange fee standards and prohibits network exclusivity arrangements and routing restrictions that is negatively affecting interchange revenue from debit card transactions as well as revenue from consumer services.

  •
  The possible increase in required capital levels related to the proposed capital rules of the federal banking agencies that address the Basel III capital standards.

  •
  The enhanced due diligence burden imposed on banks related to the banks' inability to rely on credit ratings under Dodd-Frank which may result in a limitation on the types of securities certain banks will be able to purchase as a result of the due diligence burden.

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

Overview

        The Company, which is headquartered in Laredo, Texas, with 215 facilities and 339 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a liquidating subsidiary, a broker/dealer and a fifty percent interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2012 was 7.17% as compared to 8.71% for the year ended December 31, 2011.

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

        Expense control is an essential element in the Company's long-term profitability. As a result, the Company monitors the efficiency ratio, which is a measure of non-interest expense to net interest income plus non-interest income closely. As the Company adjusts to regulatory changes related to the Dodd-Frank Act, the Company's efficiency ratio may suffer because the additional regulatory compliance costs are expected to increase non-interest expense. The Company monitors this ratio over time to assess the

Company's efficiency relative to its peers. The Company uses this measure as one factor in determining if the Company is accomplishing its long-term goals of providing superior returns to the Company's shareholders. On September 22, 2011, the Company announced the approval of a restructuring plan that resulted in the closing of fifty-five (55) in store branches by December 31, 2011. The branch closures are a result of reduced levels of revenue resulting from regulatory changes related to interchange fee income. The branches were closed in order to align the Company's expenses with reduced levels of revenue, protecting the Company's financial strength while preserving IBC's free products program.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2012	December 31, 2011	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$11,882,673	$11,739,649	1.2%
Net loans	4,716,811	4,969,283	(5.1)
Deposits	8,287,213	7,946,092	4.3
Other borrowed funds	749,027	494,161	51.6
Junior subordinated deferrable interest debentures	190,726	190,726	—
Shareholders' equity	1,435,708	1,600,165	(10.3)

Consolidated Statements of Income Information

	Year Ended December 31, 2012	Year Ended December 31, 2011	Percent Increase (Decrease) 2012 vs. 2011	Year Ended December 31, 2010	Percent Increase (Decrease) 2011 vs. 2010
	(Dollars in Thousands)
Interest income	$375,639	$418,124	(10.2)%	$458,769	(8.9)%
Interest expense	74,499	94,298	(21.0)	114,036	(17.3)
Net interest income	301,140	323,826	(7.0)	344,733	(6.1)
Provision for probable loan losses	27,959	17,318	61.4	22,812	(24.1)
Non-interest income	200,591	201,493	(.4)	218,784	(7.9)
Non-interest expense	315,372	316,774	(.4)	339,725	(6.8)
Net income	107,835	127,149	(15.2)	130,023	(2.2)
Net income available to common shareholders	93,473	113,869	(17.9)	116,897	(2.6)
Per common share:
Basic	$1.39	$1.69	(17.8)%	$1.72	(1.7)%
Diluted	1.39	1.69	(17.8)	1.72	(1.7)

Net Income

        Net income available to common shareholders for the year ended December 31, 2012 decreased by 17.9% as compared to the same period in 2011. Net income for the year ended December 31, 2012 was negatively impacted by narrowing interest margins caused by slow loan demand and declining yields in the bond markets coupled with lower levels of revenue on interchange fee income and overdraft programs due to regulatory changes, as well as the burden of increasing compliance costs arising from the Dodd-Frank Act and heightened regulatory oversight. Net income for the year ended December 31, 2012 was positively impacted by the sale of available-for-sale investments securities totaling $25 million, net of tax. The securities sales were a result of the Company re-positioning a portion of the investment portfolio. Net income for the year ended December 31, 2012 was negatively impacted by a one-time charge of $20.5 million, net of tax, recorded in the third quarter as a result of the Company's lead bank subsidiary's early termination of a portion of its long-term repurchase agreements in order to help manage its long-term funding costs. Net income for the years ended December 31, 2011 and December 31, 2010, were positively affected by gains on investment securities sales totaling $11.2 million and $21.6 million, net of tax, respectively. The sales of the securities were to facilitate a re-positioning of the Company's investment portfolio. Net income for the year ended December 31, 2010 was negatively affected by an additional reserve of $21.8 million that the Company recorded during the first quarter of 2010 in connection with a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of LFIN. See Note 17 to the Consolidated Financial Statements.

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

	For the years ended December 31,
	2012 Average Rate/Cost	2011 Average Rate/Cost	2010 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.51%	5.63%	5.72%
Foreign	3.82	4.13	4.62
Investment securities:
Taxable	1.95	2.40	3.30
Tax-exempt	5.55	5.29	5.02
Other	.25	1.55	2.23

Total interest-earning assets	3.68%	4.06%	4.64%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	.19%	.30%	.39%
Time deposits:
Domestic	.79	1.03	1.46
Foreign	.67	.84	1.24
Securities sold under repurchase agreements	2.95	2.99	2.99
Other borrowings	.24	.22	.19
Junior subordinated deferrable interest debentures	3.46	5.66	6.07

Total interest bearing liabilities	.93%	1.13%	1.39%

        The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets decreased 9.36% from 4.06% in 2011 to 3.68% in 2012, and the rates paid on average interest-bearing liabilities decreased 17.70% from 1.13% in 2011 to .93% in 2012. The yield on average interest-earning assets decreased 12.50% from 4.64% in 2010 to 4.06% in 2011, and the rates paid on average interest-bearing liabilities decreased 18.71% from 1.39% in 2010 to 1.13% in 2011. The majority of the Company's taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

        The following table analyzes the changes in net interest income during 2012, 2011 and 2010 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2012 compared to 2011			2011 compared to 2010
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$(16,414)	$(5,356)	$(21,770)	$(15,564)	$(4,571)	$(20,135)
Foreign	(1,536)	(620)	(2,156)	(391)	(1,162)	(1,553)
Investment securities:
Taxable	3,502	(22,267)	(18,765)	20,976	(42,432)	(21,456)
Tax-exempt	1,025	547	1,572	2,346	505	2,851
Other	1,226	(2,592)	(1,366)	471	(823)	(352)

Total interest income	$(12,197)	$(30,288)	$(42,485)	$7,838	$(48,483)	$(40,645)

Interest incurred on:
Savings and interest bearing demand deposits	$536	$(3,031)	$(2,495)	$928	$(2,528)	$(1,600)
Time deposits:
Domestic	(579)	(3,982)	(4,561)	(1,077)	(7,411)	(8,488)
Foreign	(322)	(2,700)	(3,022)	(332)	(6,591)	(6,923)
Securities sold under repurchase agreements	(4,147)	(471)	(4,618)	(1,912)	(41)	(1,953)
Other borrowings	(703)	78	(625)	162	192	354
Junior subordinated deferrable interest debentures	(273)	(4,205)	(4,478)	(337)	(791)	(1,128)

Total interest expense	$(5,488)	$(14,311)	$(19,799)	$(2,568)	$(17,170)	$(19,738)

Net interest income	$(6,709)	$(15,977)	$(22,686)	$10,406	$(31,313)	$(20,907)

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

        At December 31, 2012, based on these simulations, a rate shift of 300 basis points in interest rates up will not vary net interest income by more than .84%, while a rate shift of 150 basis points up will not vary net interest income by more than 1.92% of projected net interest income for the following twelve months. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$71,768	$118,505	$108,023	$68,314	$163,700
Accruing loans contractually past due ninety days or more as to interest or principal payments	14,769	14,268	19,347	11,986	6,208

        The allowance for probable loan losses decreased 30.9% to $58,193,000 at December 31, 2012 from $84,192,000 at December 31, 2011. The allowance was 1.2% of total loans, net of unearned income at December 31, 2012 and 1.67% at December 31, 2011. The provision for probable loan losses charged to expense increased $10,641,000 to $27,959,000 for the year ended December 31, 2012 from $17,318,000 for the same period in 2011 primarily due to the continued workout of impaired loans previously identified by the Company. The Company's provision for probable loan losses decreased for the year ended December 31, 2011 compared to the year ended December 31, 2010, mainly due to a decrease in the Company's charge-off experience and a decrease in the loan portfolio. The Company's provision for probable loan losses decreased for the year ended December 31, 2010 compared to the year ended December 31, 2009 mainly due to the decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value greater than the carrying value. The Company's provision for probable loan losses increased for the years ended December 31, 2009 and 2008, prompted by the analysis of management regarding the weakness in the overall economy and the impact of that weakness in the Company's loan portfolio and the related allowance for probable loan losses. Although the Texas and Oklahoma economies are performing better and appear to be recovering faster than other parts of the country, the long term weak economic environment may continue to reveal new problems within these markets. Loans accounted for as "troubled debt restructuring" were not significant.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$—	$—	$7	$24	$530
Accruing loans contractually past due ninety days or more as to interest or principal payments	264	20	501	103	66

        The gross income that would have been recorded during 2012 and 2011 on non-accrual loans in accordance with their original contract terms was $2,549,000 and $4,114,000 on domestic loans and $0 and

$0 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2012 and 2011 was $0 and $31,000 on domestic loans and $0 and $0 for foreign loans, respectively.

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

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $1,650,410,000 and $1,235,699,000 at December 31, 2012 and 2011, respectively. See Note 19 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$4,775,004	$5,053,475	$5,410,003	$5,667,262	$5,872,833

Average loans outstanding during the year (Note 1)	$4,932,728	$5,261,601	$5,542,230	$5,748,789	$5,683,130

Balance of allowance at January 1	$84,192	$84,482	$95,393	$73,461	$61,726
Provision (credit) charged to expense	27,959	17,318	22,812	58,833	19,813
Loans charged off:
Domestic:
Commercial, financial and agricultural	(48,445)	(18,085)	(7,702)	(14,565)	(5,754)
Real estate—mortgage	(1,417)	(2,109)	(2,973)	(2,500)	(1,400)
Real estate—construction	(7,617)	(1,467)	(22,186)	(17,953)	(202)
Consumer	(756)	(1,067)	(2,152)	(2,690)	(1,770)
Foreign	(111)	(171)	(227)	(831)	(8)

Total loans charged off:	(58,346)	(22,899)	(35,240)	(38,539)	(9,134)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	3,767	4,422	626	519	576
Real estate—mortgage	208	328	517	128	94
Real estate—construction	229	171	16	19	21
Consumer	184	211	256	937	361
Foreign	—	159	102	35	4

Total recoveries	4,388	5,291	1,517	1,638	1,056

Net loans charged off	(53,958)	(17,608)	(33,723)	(36,901)	(8,078)
Allowance acquired in purchase transactions	—	—	—	—	—

Balance of allowance at December 31	$58,193	$84,192	$84,482	$95,393	$73,461

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	1.09%	.33%	.61%	.64%	.14%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.22%	1.67%	1.56%	1.68%	1.25%

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

        The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2012		2011		2010		2009		2008
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$34,206	52.8%	$51,847	50.6%	$38,439	48.5%	$47,676	47.8%	$33,737	43.8%
Real estate—Mortgage	8,838	17.6	9,322	17.7	12,670	17.5	16,825	16.8	11,639	15.1
Real estate—Construction	12,720	24.0	19,940	25.2	26,695	27.2	27,918	27.9	25,058	32.6
Consumer	1,289	1.6	1,724	1.9	6,241	2.3	2,581	2.6	2,223	2.9
Foreign	1,140	4.0	1,359	4.6	437	4.5	393	4.9	804	5.6

	$58,193	100.0%	$84,192	100.0%	$84,482	100.0%	$95,393	100.0%	$73,461	100.0%

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

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses within the existing portfolio of loans. The Company's allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues" and includes allowance allocations calculated in accordance with ASC 310, "Receivables" and ASC 450, "Contingencies." The reserve allocated to all categories of loans decreased approximately $26.0 million from 2011 to 2012. The decrease in the reserve is mainly due to the continued workout of the impaired loans previously identified by the Company. The reserve allocated to all categories decreased $10.9 million from 2009 to 2010. The decrease in the reserve from 2009 to 2010 is mainly due to a decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value, after considering selling costs, greater than the carrying value. The increase in the reserve from 2008 to 2009 occurred as the result of the deterioration of economic conditions in 2008 that continued to occur in 2009. Please refer to Note 4—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2012 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 24. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company's estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non-Interest Income

	Year Ended December 31, 2012	Year Ended December 31, 2011	Percent Increase (Decrease) 2012 vs. 2011	Year Ended December 31, 2010	Percent Increase (Decrease) 2011 vs. 2010
	(Dollars in Thousands)
Service charges on deposit accounts	$93,128	$97,968	(4.9)%	$99,644	(1.7)%
Other service charges, commissions and fees
Banking	38,523	50,686	(24.0)	47,930	5.8
Non-banking	6,998	7,304	(4.2)	8,439	(13.4)
Investment securities transactions, net	38,446	17,285	122.4	33,209	(48.0)
Other investments, net	13,339	16,041	(16.8)	17,696	(9.4)
Other income	10,157	12,209	(16.8)	11,866	2.9

Total non-interest income	$200,591	$201,493	(.4)%	$218,784	(7.9)%

        Investment securities transactions increased for the twelve months ended December 31, 2012 compared to the same period of 2011 primarily due to sales. The investment securities were sold as a result of the Company re-positioning a portion of the investment portfolio. Banking service charges, commissions and fees decreased 24% for the twelve months ended December 31, 2012 compared to the same period of 2011 primarily due to the impact of regulatory changes related to interchange fee income and overdraft programs. The investment securities transactions for the years ended December 31, 2011 and December 31, 2010 can be attributed to the sale of investment securities to facilitate the re-positioning of the Company's investment portfolio.

Non-Interest Expense

	Year Ended December 31, 2012	Year Ended December 31, 2011	Percent Increase (Decrease) 2012 vs. 2011	Year Ended December 31, 2010	Percent Increase (Decrease) 2011 vs. 2010
	(Dollars in Thousands)
Employee compensation and benefits	$118,041	$126,004	(6.3)%	$127,469	(1.1)%
Occupancy	34,608	38,722	(10.6)	36,631	5.7
Depreciation of bank premises and equipment	26,756	34,935	(23.4)	35,395	(1.3)
Professional fees	14,369	12,998	10.5	15,625	(16.8)
Deposit insurance assessments	7,709	9,047	(14.8)	10,253	(11.8)
Net expense, other real estate owned	8,929	14,817	(39.7)	6,055	144.7
Amortization of identified intangible assets	4,651	5,293	(12.1)	5,284.2
Advertising	7,017	5,807	20.8	7,716	(24.7)
Early termination fee—securities sold under repurchase agreements	31,550	—	100.0	—	—
Litigation expense	—	—	—	21,837	—
Impairment charges (Total other-than-temporary impairment charges, $(916) less gain of $(123), $(1,003) less loss of $26, and $(19,070) less loss of $10,654, included in other comprehensive income)	1,039	977	6.3	8,416	(88.4)
Other	60,703	68,174	(11.0)	65,044	4.8

Total non-interest expense	$315,372	$316,774	(.4)%	$339,725	(6.8)%

        Non-interest expense for the twelve months ended December 31, 2012 was negatively impacted by a one-time charge of $31.6 million recorded by the Company's lead bank subsidiary. The lead bank subsidiary terminated a portion of its long-term repurchase agreements outstanding in order to help manage its long-term funding costs. Non-interest expense decreased 6.8% for the year ended December 31, 2011 compared to the same period of 2010. Non-interest expense for 2011 was negatively impacted by a valuation allowance taken for a foreclosed real estate project, included in "net expense, other real estate owned," in the table above. After evaluation of the carrying value of the foreclosed real estate, the Company determined that the property required a valuation allowance. Included in litigation expense for the year ended December 31, 2010, is a reserve of $21.8 million for a dispute related to certain tax deductions that were inherited by the Company's 2004 acquisition of LFIN. The dispute involves claims by the former controlling shareholders of LFIN related to tax refunds received by the Company based on deductions taken in 2003 by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding tax benefits related to the failed thrift acquisition, which originated in 1988. For more information about the LFIN dispute, please refer to Note 17—Commitments, Contingent Liabilities and Other Matters in the accompanying Notes to the Consolidated Financial Statements. The Company recorded other-than-temporary impairment charges of $1 million, $977 thousand and $8.4 million on non-agency mortgage-backed securities, representing the credit related impairment on the securities in during 2012, 2011 and 2010, respectively. During the fourth quarter of 2011, the Company also recognized charges of $5.36 million, before tax, related to the closing of fifty-five (55) in-store branches by December 31, 2011. The charges are included in "Depreciation of bank premises and equipment" and "Other" in the table above.

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

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2012, 2011 and 2010:

	December 31,
	2012	2011	2010
	(Dollars in Thousands)
U.S. Treasury Securities
Available for sale	$—	$—	$1,327
Residential mortgage-backed securities
Available for sale	5,265,204	4,969,263	4,924,468
Obligations of states and political subdivisions
Available for sale	238,675	224,761	145,997
Equity securities
Available for sale	21,136	19,891	14,665
Other securities
Held to maturity	2,400	2,450	2,450

Total	$5,527,415	$5,216,365	$5,088,907

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2012 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Residential mortgage-backed securities	$5	—%	$3,337	5.64%	$555,625	3.68%	$4,627,685	2.43%
Obligations of states and political subdivisions	—	—	—	—	674	6.52	216,288	5.60
Equity securities	325	—	—	—	—	—	19,250	2.37
Other securities	—	—	—	—	—	—	—	—

Total	$330	—%	$3,337	5.64%	$556,299	3.69%	$4,863,223	2.57%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$1,200	1.05%	$1,200	1.81%	$—	—%	$—		%

Total	$1,200	1.05%	$1,200	1.81%	$—	—%	$—	—%

        Mortgage-backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Ginnie Mae"). Investments in mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities.

Loans

        The amounts of loans outstanding, by classification, at December 31, 2012, 2011, 2010, 2009 and 2008 are shown in the following table:

	December 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,525,380	$2,560,102	$2,615,878	$2,703,379	$2,574,247
Real estate—mortgage	838,467	895,870	948,982	954,010	888,095
Real estate—construction	1,147,669	1,273,389	1,473,471	1,583,057	1,911,954
Consumer	74,514	94,109	126,047	146,331	169,589
Foreign	188,974	230,005	245,625	280,485	328,948

Loans, net of unearned discount	$4,775,004	$5,053,475	$5,410,003	$5,667,262	$5,872,833

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2012, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$824,071	$1,561,972	$139,337	$2,525,380
Real estate—construction	552,085	577,451	18,133	1,147,669
Foreign	140,867	38,389	9,718	188,974

Total	$1,517,023	$2,177,812	$167,188	$3,862,023

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$168,635	$2,009,177
Due after five years	37,003	130,185

Total	$205,638	$2,139,362

International Operations

        On December 31, 2012, the Company had $188,974,000 (1.6% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2012 and 2011 is presented below.

	For the year ended December 31,
	2012		2011
	Amount of Loans	Related Allowance for Probable Losses	Amount of Loans	Related Allowance for Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$131,775	$551	$156,623	$669
Secured by United States real estate	24,005	236	18,775	201
Secured by other United States collateral (securities, gold, silver, etc.)	1,352	18	25,463	251
Unsecured	654	6	824	11
Other (principally Mexico real estate)	31,188	329	28,320	227

	$188,974	$1,140	$230,005	$1,359

        The transactions for the years ended December 31, 2012, 2011 and 2010, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

	2012	2011	2010
	(Dollars in Thousands)
Balance at January 1,	$1,359	$437	$393
Charge-offs	(111)	(171)	(227)
Recoveries	—	159	102

Net charge-offs	(111)	(12)	(125)
Credit charged to expense	(108)	934	169

Balance at December 31	$1,140	$1,359	$437

Deposits

	2012 Average Balance	2011 Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$1,832,870	$1,612,039
Foreign	239,669	205,742

Total demand non-interest bearing	2,072,539	1,817,781

Savings and interest bearing demand
Domestic	2,289,706	2,138,297
Foreign	516,951	487,661

Total savings and interest bearing demand	2,806,657	2,625,958

Time certificates of deposit
$100,000 or more:
Domestic	1,037,528	1,024,335
Foreign	1,234,984	1,253,365
Less than $100,000:
Domestic	636,062	705,681
Foreign	373,235	393,254

Total time, certificates of deposit	3,281,809	3,376,635

Total deposits	$8,161,005	$7,820,374

	2012	2011	2010
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$4,487	$6,549	$7,771
Foreign	801	1,234	1,612

Total savings and interest bearing demand	5,288	7,783	9,383

Time, certificates of deposit
$100,000 or more
Domestic	8,263	10,299	14,839
Foreign	9,148	11,512	17,084
Less than $100,000
Domestic	4,945	7,468	11,416
Foreign	1,617	2,277	3,628

Total time, certificates of deposit	23,973	31,556	46,967

Total interest expense on deposits	$29,261	$39,339	$56,350

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2012, were as follows:

Due within 3 months or less	$718,867
Due after 3 months and within 6 months	527,526
Due after 6 months and within 12 months	535,414
Due after 12 months	217,106

$1,998,913

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2012 were $8,287,213,000, an increase of 4.3% from $7,946,092,000 at December 31, 2011.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2012, 2011 and 2010 follows (Note 1):

	Years ended December 31,
	2012	2011	2010
Percentage of net income to:
Average shareholders' equity	7.17%	8.71%	9.43%
Average total assets	.91	1.08	1.15
Percentage of average shareholders' equity to average total assets	12.68	12.42	12.24
Percentage of cash dividends per share to net income per share	28.78	22.49	20.81

(Note 1)    The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company's bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 28%, 29%, and 30% of the Company's bank subsidiaries' total deposits at each of the years ended December 31, 2012, 2011 and 2010, respectively. Other important funding sources for the Company's bank subsidiaries have been borrowings from the Federal Home Loan Bank ("FHLB"), securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and repurchase agreements. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipate fluctuations in interest rates over reasonable periods of time.

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

        The net interest rate sensitivity at December 31, 2012, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

 INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2012	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$810,218	$1,274,184	$3,204,337	$238,676	$5,527,415
Loans, net of non-accruals	3,557,617	226,394	261,385	657,840	4,703,236

Total earning assets	$4,367,835	$1,500,578	$3,465,722	$896,516	$10,230,651

Cumulative earning assets	$4,367,835	$5,868,413	$9,334,135	$10,230,651

Rate sensitive liabilities
Time deposits	$1,152,804	$1,467,303	$333,783	$422	$2,954,312
Other interest bearing deposits	2,867,151	—	—	—	2,867,151
Securities sold under repurchase agreements	391,063	31,106	507,510	200,000	1,129,679
Other borrowed funds	742,500	—	—	6,527	749,027
Junior subordinated deferrable interest debentures	190,726	—	—	—	190,726

Total interest bearing liabilities	$5,344,244	$1,498,409	$841,293	$206,949	$7,890,895

Cumulative sensitive liabilities	$5,344,244	$6,842,653	$7,683,946	$7,890,895

Repricing gap	$(976,409)	$2,169	$2,624,429	$689,567	$2,339,756
Cumulative repricing gap	(976,409)	(974,240)	1,650,189	2,339,756
Ratio of interest-sensitive assets to liabilities	.82	1.00	4.12	4.33	1.30
Ratio of cumulative, interest-sensitive assets to liabilities	.82	.86	1.21	1.30

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

        At December 31, 2012, based on these simulations, a rate shift of 300 basis points in interest rates up will not vary projected net interest income by .84%, while a rate shift of 150 basis points up will not vary net interest income by more than 1.92% of projected net interest income. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2012, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $520,000,000, assuming that each bank subsidiary continues to be classified as "well capitalized" under the applicable regulations. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $895,505,000 as of December 31, 2012. The undivided profits of the bank subsidiaries were approximately $824,532,000 as of December 31, 2012. Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company was restricted in the payment of dividends and was not allowed without the Treasury Department's consent, to declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceased to exist on December 23, 2011 and the Company exited the TARP program when it finalized the repayment of all the TARP funds on November 28, 2012.

        At December 31, 2012, the Company has outstanding $749,027,000 in other borrowed funds and $190,726,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2012, shareholders' equity was $1,435,708,000 compared to $1,600,165,000 at December 31, 2011, a decrease of $164,457,000, or 10.3%. Shareholders' equity decreased due to the payment of cash dividends to shareholders, the repurchase of common stock under the Company's publicly announced stock purchase program and the repayment of the TARP funds during 2012. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 10.86% at December 31, 2012 and 12.74% at December 31, 2011. The core deposit intangibles and goodwill of $290,351,000 as of December 31, 2012, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 19.65% and 22.73% and risk weighted total capital ratios of 20.60% and 23.99% as of December 31, 2012 and 2011, respectively, which are well above the minimum regulatory requirements and exceed the well capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2012 and December 31, 2011, the principal amount of debentures outstanding totaled $190,726,000. As a result of the participation in the TARP Capital Purchase Program, the Company was not permitted, without the consent of the Treasury Department, to redeem any of the Debentures. This restriction ceased to exist on December 23, 2011. The Company completed the repayment of the TARP funds on November 28, 2012. One half of the Trust I securities were redeemed on June 8, 2011 and the remaining one half of the Trust I securities were redeemed on July 1, 2011, with the consent of the Treasury Department.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2012 and December 31, 2011, the total $190,726,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2012:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date(1)
	(in thousands)
Trust VI	$25,774	Quarterly	3.76%	LIBOR + 3.45	November 2032	February 2008
Trust VII	10,310	Quarterly	3.56%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	25,774	Quarterly	3.39%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.98%	LIBOR + 1.62	October 2036	October 2011
Trust X	34,021	Quarterly	1.96%	LIBOR + 1.65	February 2037	February 2012
Trust XI	32,990	Quarterly	1.98%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.76%	LIBOR + 1.45	September 2037	September 2012

	$190,726

(1)
The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2012:

	Payments due by Period
	(Dollars in Thousands)
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Securities sold under repurchase agreements	$1,129,679	$322,169	$6,510	$501,000	$300,000
Federal Home Loan Bank borrowings	749,027	742,639	293	314	5,781
Junior subordinated deferrable interest debentures	190,726	—	—	—	190,726
Operating leases	12,697	4,580	5,539	2,147	431

Total Contractual Cash Obligations	$2,082,129	$1,069,388	$12,342	$503,461	$496,938

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2012:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Financial and Performance Standby Letters of Credit	$89,129	$77,818	$11,311	$—	$—
Commercial Letters of Credit	13,753	13,753	—	—	—
Credit Card Lines	66,243	66,243	—	—	—
Other Commercial Commitments	1,481,285	898,052	388,177	141,071	53,985

Total Commercial Commitments	$1,650,410	$1,055,866	$399,488	$141,071	$53,985

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

        The Company considers its Allowance for Probable Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific impaired loans, (ii) allowances based on quantitative historical loss experience on the Company's loan portfolio, and (iii) allowances based on qualitative data, which includes general economic conditions and other risk factors both internal and external to the Company. See also discussion regarding the allowance for probable loan losses and provision for probable loan losses included in the results of operations and "Provision and Allowance for Probable Loan Losses" included in Notes 1 and 4 of the Notes to Consolidated Financial Statements.

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

        The Company's internal classified report is segregated into the following categories: (i) "Special Review Credits," (ii) "Watch List—Pass Credits," or (iii) "Watch List—Substandard Credits." The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The "Special Review Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Pass Credits" category reflect the Company's opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant "extra attention." The "Watch List—Pass Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Substandard Credits" classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the bank if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits under ASC 310-10, "Receivables," and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310-10, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated as impaired under ASC 310-10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

        The allowance based on historical loss experience on the Company's remaining loan portfolio, which includes the "Special Review Credits," "Watch List—Pass Credits," and "Watch List—Substandard Credits" is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Management determined in 2010 that the allowance should be further segmented for commercial and consumer mortgage loans by the type of loans in order to better analyze the portfolio. Management determined in 2011 that a two year historical loss experience used in the calculation represents the long term economic environment that began in 2008. The further segmentation in 2010 and the change in the 2011 calculation did not have a significant impact on the allowance or provision for probable loan losses.

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

Preferred Stock, Common Stock and Dividends

        The Company had issued and outstanding 67,187,912 shares of $1.00 par value Common Stock held by approximately 2,427 holders of record at February 20, 2013. The book value of the Common Stock at December 31, 2012 was $21.83 per share compared with $22.24 per share at December 31, 2011. On November 28, 2012, the Company completed the repurchase of all the 216,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation preference of $1,000 per share that it had issued to the Treasury Department under TARP. The Company repaid all of the $216 million of TARP funds during the second half of 2012.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock during 2012 and 2011, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2012. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $20.06 per share at February 20, 2013.

		High	Low
2012:	First quarter	$21.89	$18.32
	Second quarter	21.49	17.57
	Third quarter	20.40	17.45
	Fourth quarter	19.47	16.92

		High	Low
2011:	First quarter	$20.92	$17.33
	Second quarter	18.99	15.53
	Third quarter	17.70	12.62
	Fourth quarter	19.84	12.41

        The Company paid cash dividends to the common shareholders of $.20 per share on April 20, 2012 to all holders of record on April 2, 2012 and $.20 per share on October 15, 2012 to all holders of record on September 28, 2012, or $26,894,000 in the aggregate during 2012. The Company paid cash dividends to the common shareholders of $.19 per share on April 18, 2011 to all holders of record on March 28, 2011 and $.19 per share on October 17, 2011 to all holders of record on September 30, 2011, or $25,648,000 in the aggregate during 2011.

        Additionally, as a result of the Company's previous participation in the TARP Capital Purchase Program until November 28, 2012, the Company was restricted in the payment of dividends and was not allowed, without the Treasury Department's consent, to declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. On April 7, 2009, the Company gained consent from the Treasury Department (the "Treasury Consent") to use the regular semi-annual cash dividend funds of not more than $.33 per share, as adjusted for any stock dividend or stock split, to pay quarterly dividends and to repurchase common stock. The restrictions ceased to exist on December 23, 2011. While the IBC Board is inclined to continue to declare regular semi-annual cash dividends, there can be no assurance as to future dividends because they are dependent upon the Company's future earnings, capital requirements, financial condition, acquisition opportunities and general business conditions at the time.

        In addition, the Company has not issued common stock dividends during the last five-year period ending December 31, 2012.

        The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

        The Company terminated its stock repurchase program on December 19, 2008, in connection with participating in the TARP Capital Purchase Program. The Company exited the TARP Capital Purchase Program on November 28, 2012. In April 2009, following receipt of the Treasury Department's consent, the Board of Directors re-established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following twelve months and on March 22, 2012, the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40 million of common stock during the twelve month period expiring on April 10, 2013, which repurchase cap the Board is inclined to increase over time. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 20, 2013, a total of

7,807,293 shares had been repurchased under all programs at a cost of $236,912,000. The Company will determine on an ongoing basis the best use of the funds and whether a more frequent dividend program and expanded repurchase program are warranted and beneficial to its shareholders.

        Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2012.

	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of a Publicly- Announced Program	Approximate Dollar Value of Shares Available for Repurchase(1)
October 1 - October 31, 2012	—	—	—	$39,466,000
November 1 - November 30, 2012	36,000	17.34	36,000	38,842,000
December 1 - December 31, 2012	—	—	—	38,842,000

Total	36,000	$17.34	36,000

(1)
The repurchase program was extended on March 22, 2012 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 10, 2013.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2012, with respect to the Company's equity compensation plans:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	794,877	$19.03	757,500

Total	794,877	$19.03	757,500

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

 Total Return To Shareholders
(Includes reinvestment of dividends)

		INDEXED RETURNS December 31,
	Base Period 2007
Company / Index		2008	2009	2010	2011	2012
International Bancshares Corporation	100	107.07	94.99	102.50	96.16	96.78
S&P 500 Index	100	63.00	79.67	91.68	93.61	108.59
S&P 500 Banks	100	52.51	49.05	58.78	52.48	65.19

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation and subsidiaries' internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 25, 2013 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting.

/s/ McGladrey LLP

Dallas, Texas

February 25, 2013

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2012 and 2011

(Dollars in Thousands, Except Per Share Amounts)

	2012	2011
Assets
Cash and cash equivalents	$283,100	$261,885
Investment securities:
Held to maturity (Market value of $2,400 on December 31, 2012 and $2,450 on December 31, 2011)	2,400	2,450
Available for sale (Amortized cost of $5,423,189 on December 31, 2012 and $5,082,095 on December 31, 2011)	5,525,015	5,213,915

Total investment securities	5,527,415	5,216,365
Loans	4,775,004	5,053,475
Less allowance for probable loan losses	(58,193)	(84,192)

Net loans	4,716,811	4,969,283
Bank premises and equipment, net	481,287	453,050
Accrued interest receivable	31,034	32,002
Other investments	372,739	351,209
Identified intangible assets, net	7,819	12,190
Goodwill	282,532	282,532
Other assets	179,936	161,133

Total assets	$11,882,673	$11,739,649

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition (Continued)

December 31, 2012 and 2011

(Dollars in Thousands, Except Per Share Amounts)

	2012	2011
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$2,465,750	$1,927,018
Savings and interest bearing demand	2,867,151	2,707,693
Time	2,954,312	3,311,381

Total deposits	8,287,213	7,946,092
Securities sold under repurchase agreements	1,129,679	1,348,629
Other borrowed funds	749,027	494,161
Junior subordinated deferrable interest debentures	190,726	190,726
Other liabilities	90,320	159,876

Total liabilities	10,446,965	10,139,484

Commitments, Contingent Liabilities and Other Matters (Note 17)
Shareholders' equity:
Series A cumulative perpetual preferred shares, $.01 par value, $1,000 per share liquidation value. Authorized 25,000,000 shares; issued 0 shares on December 31, 2012, net of discount of $0 and 216,000 shares on December 31, 2011, net of discount of $5,452	—	210,548
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,724,517 shares on December 31, 2012 and 95,719,652 shares on December 31, 2011	95,725	95,720
Surplus	163,287	162,767
Retained earnings	1,369,543	1,302,964
Accumulated other comprehensive income (including $(6,811) on December 31, 2012 and $(6,889) on December 31, 2011 of comprehensive loss related to other-than-temporary impairment for non-credit related issues)	65,662	84,959

	1,694,217	1,856,958
Less cost of shares in treasury, 28,537,180 shares on December 31, 2012 and 28,441,714 shares on December 31, 2011	(258,509)	(256,793)

Total shareholders' equity	1,435,708	1,600,165

Total liabilities and shareholders' equity	$11,882,673	$11,739,649

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2012, 2011 and 2010

(Dollars in Thousands, Except Per Share Amounts)

	2012	2011	2010
Interest income:
Loans, including fees	$268,588	$292,514	$314,202
Investment securities:
Taxable	94,885	113,650	135,106
Tax-exempt	11,663	10,091	7,240
Other interest income	503	1,869	2,221

Total interest income	375,639	418,124	458,769

Interest expense:
Savings and interest bearing demand deposits	5,288	7,783	9,383
Time deposits	23,973	31,556	46,967
Securities sold under repurchase agreements	37,645	42,263	44,216
Other borrowings	998	1,623	1,269
Junior subordinated deferrable interest debentures	6,595	11,073	12,201

Total interest expense	74,499	94,298	114,036

Net interest income	301,140	323,826	344,733
Provision for probable loan losses	27,959	17,318	22,812

Net interest income after provision for probable loan losses	273,181	306,508	321,921

Non-interest income:
Service charges on deposit accounts	93,128	97,968	99,644
Other service charges, commissions and fees
Banking	38,523	50,686	47,930
Non-banking	6,998	7,304	8,439
Investment securities transactions, net	38,446	17,285	33,209
Other investments, net	13,339	16,041	17,696
Other income	10,157	12,209	11,866

Total non-interest income	200,591	201,493	218,784

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Continued)

Years ended December 31, 2012, 2011 and 2010

(Dollars in Thousands, Except Per Share Amounts)

	2012	2011	2010
Non-interest expense:
Employee compensation and benefits	$118,041	$126,004	$127,469
Occupancy	34,608	38,722	36,631
Depreciation of bank premises and equipment	26,756	34,935	35,395
Professional fees	14,369	12,998	15,625
Deposit insurance assessments	7,709	9,047	10,253
Net expense, other real estate owned	8,929	14,817	6,055
Amortization of identified intangible assets	4,651	5,293	5,284
Advertising	7,017	5,807	7,716
Early termination fee—securities sold under repurchase agreements	31,550	—	—
Litigation expense	—	—	21,837
Impairment charges (Total other-than-temporary impairment charges, $(916) less gain of $(123), $(1,003) less loss of $26, and $(19,070) less loss of $10,654, included in other comprehensive income)	1,039	977	8,416
Other	60,703	68,174	65,044

Total non-interest expense	315,372	316,774	339,725

Income before income taxes	158,400	191,227	200,980
Provision for income taxes	50,565	64,078	70,957

Net income	$107,835	$127,149	$130,023
Preferred stock dividends and discount accretion	14,362	13,280	13,126

Net income available to common shareholders	$93,473	$113,869	$116,897

Basic earnings per common share:
Weighted average number of shares outstanding	67,236,681	67,506,554	67,921,353
Net income	$1.39	$1.69	$1.72

Fully diluted earnings per common share:
Weighted average number of shares outstanding	67,313,963	67,569,468	68,004,441
Net income	$1.39	$1.69	$1.72

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2012, 2011, and 2010

(Dollars in Thousands)

	2012	2011	2010
Net income	$107,835	$127,149	$130,023
Other comprehensive income (loss), net of tax:
Net unrealized holding gains (losses) on securities available for sale arising during period (net of tax effects of $2,701, $35,960, and $(11,300))	5,018	66,782	(20,985)
Reclassification adjustment for gains on securities available for sale included in net income (net of tax effects of $(13,456), $(6,050), and $(11,623))	(24,990)	(11,235)	(21,586)
Reclassification adjustment for impairment charges on available for sale securities included in net income (net of tax effects of $364, $342, and $2,946)	675	635	5,470

	(19,297)	56,182	(37,101)

Comprehensive income	$88,538	$183,331	$92,922

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2012, 2011 and 2010

(in Thousands)

	Preferred Stock	Number of Shares	Common Stock	Surplus	Retained Earnings	Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2009	$205,742	95,711	$95,711	$161,258	$1,122,290	$65,878	$(243,409)	$1,407,470
Net Income	—	—	—	—	130,023	—	—	130,023
Dividends:
Cash ($.36 per share)	—	—	—	—	(24,444)	—	—	(24,444)
Preferred stock (5%) including discount accretion	2,326	—	—	—	(13,126)	—	—	(10,800)
Purchase of treasury (408,888 shares)	—	—	—	—	—	—	(6,949)	(6,949)
Exercise of stock options	—	—	—	484	—	—	—	484
Stock compensation expense recognized in earnings	—	—	—	534	—	—	—	534
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(37,101)	—	(37,101)

Balance at December 31, 2010	208,068	95,711	95,711	162,276	1,214,743	28,777	(250,358)	1,459,217
Net Income	—	—	—	—	127,149	—	—	127,149
Dividends:
Cash ($.38 per share)	—	—	—	—	(25,648)	—	—	(25,648)
Preferred stock (5%) including discount accretion	2,480	—	—	—	(13,280)	—	—	(10,800)
Purchase of treasury stock (425,655 shares)	—	—	—	—	—	—	(6,435)	(6,435)
Exercise of stock options	—	9	9	104	—	—	—	113
Stock compensation expense recognized in earnings	—	—	—	387	—	—	—	387
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	56,182	—	56,182

Balance at December 31, 2011	210,548	95,720	95,720	162,767	1,302,964	84,959	(256,793)	1,600,165
Net Income	—	—	—	—	107,835	—	—	107,835
Dividends:
Cash ($.40 per share)	—	—	—	—	(26,894)	—	—	(26,894)
Preferred stock (5%) including discount accretion	5,452	—	—	—	(14,362)	—	—	(8,910)
Redemption of Series A Preferred Shares (216,000 shares)	(216,000)	—	—	—	—	—	—	(216,000)
Purchase of treasury stock (95,466 shares)	—	—	—	—	—	—	(1,716)	(1,716)
Exercise of stock options	—	5	5	46	—	—	—	51
Stock compensation expense recognized in earnings	—	—	—	474	—	—	—	474
Other comprehensive loss, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(19,297)	—	(19,297)

Balance at December 31, 2012	$—	95,725	$95,725	$163,287	$1,369,543	$65,662	$(258,509)	$1,435,708

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2012, 2011 and 2010

(Dollars in Thousands)

	2012	2011	2010
Operating activities:
Net income	$107,835	$127,149	$130,023
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	27,959	17,318	22,812
Specific reserve, other real estate owned	1,776	9,806	657
Accretion of time deposit discounts	—	(11)	(14)
Depreciation of bank premises and equipment	26,756	34,935	35,395
Gain on sale of bank premises and equipment	(538)	(361)	(22)
Loss (gain) on sale of other real estate owned	488	(738)	(266)
Accretion of investment securities discounts	(3,195)	(2,081)	(1,693)
Amortization of investment securities premiums	30,501	18,362	13,211
Investment securities transactions, net	(38,446)	(17,285)	(33,209)
Impairment charges on available for sale securities	1,039	977	8,416
Accretion of junior subordinated debenture discounts	—	9	35
Amortization of identified intangible assets	4,651	5,293	5,284
Stock based compensation expense	474	387	534
Earnings from affiliates and other investments	(9,892)	(11,633)	(15,023)
Deferred tax expense (benefit)	7,923	(2,299)	(3,532)
Decrease in accrued interest receivable	968	3,658	6,071
(Increase) decrease in other assets	(5,392)	2,303	7,824
Increase (decrease) in other liabilities	7,106	(4,966)	1,652

Net cash provided by operating activities	160,013	180,823	178,155

Investing activities:
Proceeds from maturities of securities	1,125	1,425	4,423
Proceeds from sales and calls of available for sale securities	1,382,231	1,102,849	1,149,021
Purchases of available for sale securities	(3,081,034)	(2,231,330)	(2,666,596)
Principal collected on mortgage backed securities	1,294,197	999,419	1,085,817
Net decrease in loans	170,072	306,915	164,241
Purchases of other investments	(4,228)	(11,941)	(7,438)
(Contributions) distributions from other investments	(7,410)	33,320	20,910
Purchases of bank premises and equipment	(62,030)	(20,393)	(15,953)
Proceeds from sales of bank premises and equipment	7,575	1,719	2,005
Proceeds from sales of other real estate owned	38,766	25,324	8,362
Purchase of identified intangible asset	(280)	(174)	(235)

Net cash (used in) provided by investing activities	(261,016)	207,133	(255,443)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2012, 2011 and 2011

(Dollars in Thousands)

	2012	2011	2010
Financing activities:
Net increase in non-interest bearing demand deposits	$538,732	$287,942	$122,277
Net increase in savings and interest bearing demand deposits	159,458	184,851	260,290
Net (decrease) increase in time deposits	(357,069)	(126,248)	38,998
Net decrease in securities sold under repurchase agreements	(218,950)	(84,641)	(8,547)
Other borrowed funds, net	254,866	(532,619)	(320,845)
Repayment of long-term debt	—	(10,400)	—
Purchase of treasury stock	(1,716)	(6,435)	(6,949)
Redemption of Series A preferred shares	(216,000)	—	—
Proceeds from stock transactions	51	113	484
Payments of cash dividends—common	(26,894)	(25,648)	(24,444)
Payments of cash dividends—preferred	(10,260)	(10,800)	(10,800)

Net cash provided by (used in) financing activities	122,218	(323,885)	50,464

Increase (decrease) in cash and cash equivalents	21,215	64,071	(26,824)
Cash and cash equivalents at beginning of year	261,885	197,814	224,638

Cash and cash equivalents at end of year	$283,100	$261,885	$197,814

Supplemental cash flow information:
Interest paid	$77,431	$97,699	$116,037
Income taxes paid	36,303	60,922	78,435
Non-cash investing and financing activities:
Purchases of available-for-sale securities not yet settled	—	72,538	160,216
Net transfers from loans to other real estate owned	54,441	32,005	59,429
Accrued dividends, preferred shares	—	1,350	1,350

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as "held-to-maturity" and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as "available-for-sale" or "trading" and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2012.

        Mortgage-backed securities held at December 31, 2012 and 2011 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies including the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), the Government National Mortgage Association ("Ginnie Mae") or other non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. Government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

        Management believes that the allowance for probable loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's bank subsidiaries' allowances for probable loan losses. Such agencies may require the Company's bank subsidiaries to make additions or reductions to their U.S. generally accepted accounting principles ("GAAP") allowances based on their judgments of information available to them at the time of their examination.

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

Other Real Estate Owned

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan probable losses, if necessary. Any subsequent write-downs are charged against other non-interest expense. Other real estate owned totaled $100,106,000 and $86,626,000 at December 31, 2012 and 2011, respectively. Other real estate owned is included in other assets.

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

        Recognition of deferred tax assets is based on management's assessment that the benefit related to certain temporary differences, tax operating loss carry forwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that the tax benefits will not be realized.

        The Company evaluates uncertain tax positions at the end of each reporting period. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2012 and 2011, respectively, after evaluating all uncertain tax positions, the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Company has recorded no liability for unrecognized tax benefits at the end of the reporting period. The Company would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2012, 2011 and 2010, the Company recognized no interest expense or penalties related to uncertain tax positions.

        The Company files consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2009.

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

Goodwill and Identified Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2012, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

        Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company's identified intangible assets relate to core deposits and contract rights. As of December 31, 2012, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

        In April 2011, the Financial Accounting Standards Board issued Accounting Standards Update No 2011-03, to ASC 860, "Transfers and Servicing." The update is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The update removes the following from the assessment of effective control included in existing literature (i) the criteria requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (ii) the collateral maintenance guidance related to that criteria. The update is effective for the first interim or annual period beginning on or after December 15, 2011 and is to be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. The adoption of the update to existing standards did not have a significant impact to the Company's consolidated financial statements.

        In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-04, to ASC 820, "Fair Value Measurement." The update is intended to converge the fair value measurement guidance in U.S. GAAP with International Financial Reporting Standards. The update clarifies the application of existing fair value measurement requirements, changes certain principles in existing guidance and requires additional fair value disclosures. The update is effective for interim and annual periods beginning after December 15, 2011. The provisions of the update are to be applied prospectively and early adoption is not permitted. The adoption of the update to existing standards did not have a significant impact to the Company's consolidated financial statements.

        In June 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-05, to ASC 220, "Comprehensive Income." The update is an amendment to existing literature and requires that all non-owner changes in stockholders' equity be presented in either a single continuous statement of comprehensive income or in two separate, but consecutive statements. The update also requires entities to present, on the face of the financial statement, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

the components of that net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders' equity was eliminated. The update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The adoption of the update to existing standards did not have a significant impact to the Company's consolidated financial statements.

        In September 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-08 to ASC 350, "Intangibles—Goodwill and Other." The update amends existing literature to give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two step impairment test is unnecessary. If an entity concludes otherwise, then it is required to perform the first step of the two step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. The update was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of the update to existing standards did not have a significant impact to the Company's consolidated financial statements.

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

        In July 2012, the Financial Accounting Standards Board issued Accounting Standards Update No. 2012-02 to ASC 350, "Intangibles, Goodwill and Other: Testing Goodwill for Impairment." The update amends existing literature to allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test of indefinite-lived intangible assets. If after assessing the qualitative factors, an entity determines it is more likely than not that an indefinite-lived intangible asset is impaired, then the entity must perform the quantitative impairment test, similar to the goodwill impairment testing guidance included in ASC Update No. 2011-08. The update is effective for annual periods beginning after January 1, 2012, with early adoption permitted. The adoption of the update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2012 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400

Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$5,186,652	$94,585	$(16,033)	$5,265,204	$5,265,204
Obligations of states and political subdivisions	216,962	23,504	(1,791)	238,675	238,675
Equity securities	19,575	1,581	(20)	21,136	21,136

Total investment securities	$5,423,189	$119,670	$(17,844)	$5,525,015	$5,525,015

(1)
Included in the carrying value of residential mortgage-backed securities are $2,035,742 of mortgage-backed securities issued by Ginnie Mae, $3,196,602 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $32,860 issued by non-government entities

        The amortized cost and estimated fair value of investment securities at December 31, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$1,200	$1,200	$—	$—
Due after one year through five years	1,200	1,200	—	—
Due after five years through ten years	—	—	674	765
Due after ten years	—	—	216,288	237,910
Residential mortgage-backed securities	—	—	5,186,652	5,265,204
Equity securities	—	—	19,575	21,136

Total investment securities	$2,400	$2,400	$5,423,189	$5,525,015

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

(1)
Included in the carrying value of residential mortgage-backed securities are $3,008,935 of mortgage-backed securities issued by Ginnie Mae, $1,920,723 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $39,605 issued by non-government entities

        Residential mortgage-backed securities are securities issued by Freddie Mac, Fannie Mae, Ginnie Mae or non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. Investments in mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities.

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $2,323,648,000 and $2,393,435,000, respectively, at December 31, 2012.

        Proceeds from the sale and call of securities available-for-sale were $1,382,231,000, $1,102,849,000 and $1,149,021,000 during 2012, 2011 and 2010, respectively, which amounts included $1,338,723,000, $1,095,815,000 and $1,133,610,000 of mortgage-backed securities. Gross gains of $38,447,000, $17,318,000 and $33,223,000 and gross losses of $1,000, $33,000 and $14,000 were realized on the sales in 2012, 2011 and 2010, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$738,492	$(5,476)	$32,860	$(10,557)	$771,352	$(16,033)
Obligations of states and political subdivisions	5,117	(114)	10,437	(1,677)	15,554	(1,791)
Equity securities	—	—	56	(20)	56	(20)

	$743,609	$(5,590)	$43,353	$(12,254)	$786,962	$(17,844)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2011 were as follows:

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

        The unrealized losses on investments in residential mortgage-backed securities are primarily caused by changes in market interest rates. Residential mortgage-backed securities are primarily securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government; however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities. The decrease in fair value on residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has no intent to sell and will more than likely not be required to sell before a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in residential

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other-than-temporarily impaired. In addition, the Company has a small investment in non-agency residential mortgage-backed securities that have strong credit backgrounds and include additional credit enhancements to protect the Company from losses arising from high foreclosure rates. These securities have additional market volatility beyond economically induced interest rate events. It is the conclusion of the Company that the investments in non-agency residential mortgage-backed securities are other-than-temporarily impaired due to both credit and other than credit issues. An impairment charge of $1,039,000 ($675,000, after tax), was recorded in 2012 on the non-agency residential mortgage backed securities. Impairment charges of $977,000 ($635,000, after tax) and $8,416,000 ($5,470,000, after tax) were recorded in 2011 and 2010, respectively on the non-agency residential mortgage backed securities. The impairment charges represent the credit related impairment on the securities.

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

        The following table presents a reconciliation of credit-related impairment charges on available-for-sale investments recognized in earnings for the twelve months ended December 31, 2012 (in Thousands):

Balance at December 31, 2011	$9,393
Impairment charges recognized during period	1,039

Balance at December 31, 2012	$10,432

        The following table presents a reconciliation of credit-related impairment charges on available-for-sale investments recognized in earnings for the twelve months ended December 31, 2011 (in Thousands):

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Loans

        A summary of loans, by loan type at December 31, 2012 and 2011 is as follows:

	December 31,
	2012	2011
	(Dollars in thousands)
Commercial, financial and agricultural	$2,525,380	$2,560,102
Real estate—mortgage	838,467	895,870
Real estate—construction	1,147,669	1,273,389
Consumer	74,514	94,109
Foreign	188,974	230,005

Total loans	$4,775,004	$5,053,475

(4) Allowance for Probable Loan Losses

        The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance for probable loan losses is derived from the following elements: (i) allowances established on specific impaired loans, which are based on a review of the individual characteristics of each loan, including the customer's ability to repay the loan, the underlying collateral values, and the industry the customer operates in, (ii) allowances based on actual historical loss experience for similar types of loans in the Company's loan portfolio, and (iii) allowances based on general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things. All segments of the loan portfolio continue to be impacted by the prolonged economic downturn. Loans secured by real estate could be impacted negatively by the continued economic environment and resulting decrease in collateral values. Consumer loans may be impacted by continued and prolonged unemployment rates.

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

        While the Texas and Oklahoma economies are performing better than other parts of the country, Texas and Oklahoma are not completely immune to the problems associated with the U.S. economy. The increase in income and capital gains taxes on certain individuals, the increase in payroll taxes, and the unprecedented debt and deficit of the United States not yet resolved, adds uncertainty to the possibility of robust economic growth and may create a slowdown in the economy. Thus, the risk of loss associated with all segments of the loan portfolio in these markets continues to be impacted by the prolonged economic weakness. The downturn in the economy and other risk factors are minimized by the underwriting standards of the bank subsidiaries. The general underwriting standards encompass the following principles: (i) the financial strength of the borrower including strong earnings, a high net worth, significant liquidity and an acceptable debt to worth ratio, (ii) managerial and business competence, (iii) the ability to repay, (iv) for a new business, projected cash flows, (v) loan to value, (vi) in the case of a secondary guarantor, a guarantor financial statement, and (vii) financial and/or other character references. Although the underwriting standards reduce the risk of loss, unique risk factors exist in each type of loan that the bank subsidiaries invest.

        Commercial and industrial loans are mostly secured by the collateral pledged by the borrower that are directly related to the business activities of the company such as accounts receivable and inventory. The ability of the borrower to collect accounts receivable, and to turn inventory into sales are risk factors in the repayment of the loan.

        Construction and land development loans can carry risk of repayment when projects incur cost overruns, have an increase in the price of building materials, encounter zoning and environmental issues, or encounter other factors that may affect the completion of a project on time and on budget. Additionally, repayment risk may be negatively impacted when the market experiences a deterioration in the value of real estate. Risks specifically related to 1-4 family development loans also include the practice by the mortgage industry of more restrictive underwriting standards, which inhibits the buyer from obtaining long term financing and excessive housing and lot inventory in the market.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        A summary of the transactions in the allowance for probable loan losses by loan class is as follows:

	December 31, 2012
	Domestic						Foreign
	Commercial	Commercial real estate: other construction & land development	Commercial real estate: farmland & commercial	Commercial real estate: multifamily	Residential: first lien	Residential: junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$26,617	$19,940	$24,227	$1,003	$4,562	$4,760	$1,724	$1,359	$84,192
Losses charge to allowance	(34,721)	(7,617)	(13,724)	—	(227)	(1,190)	(756)	(111)	(58,346)
Recoveries credited to allowance	3,547	229	220	—	13	195	184	—	4,388

Net losses charged to allowance	(31,174)	(7,388)	(13,504)	—	(214)	(995)	(572)	(111)	(53,958)
Provision (credit) charged to operations	16,189	168	11,157	(309)	42	683	137	(108)	27,959

Balance at December 31,	$11,632	$12,720	$21,880	$694	$4,390	$4,448	$1,289	$1,140	$58,193

	December 31, 2011
	Domestic						Foreign
	Commercial	Commercial real estate: other construction & land development	Commercial real estate: farmland & commercial	Commercial real estate: multifamily	Residential: first lien	Residential: junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$22,046	$26,695	$16,340	$53	$10,059	$2,611	$6,241	$437	$84,482
Losses charge to allowance	(16,130)	(1,467)	(1,955)	—	(805)	(1,304)	(1,067)	(171)	(22,899)
Recoveries credited to allowance	4,126	171	296	—	28	300	211	159	5,291

Net losses charged to allowance	(12,004)	(1,296)	(1,659)	—	(777)	(1,004)	(856)	(12)	(17,608)
Provision (credit) charged to operations	16,575	(5,459)	9,546	950	(4,720)	3,153	(3,661)	934	17,318

Balance at December 31,	$26,617	$19,940	$24,227	$1,003	$4,562	$4,760	$1,724	$1,359	$84,192

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The Company's allowance for probable loan losses decreased for the year ended December 31, 2012 mainly due to the continued workout of impaired loans previously identified by the Company.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2012
	(Dollars in Thousands)
	Loans individually evaluated for impairment		Loans collectively evaluated for impairment
	Recorded Investment	Allowance	Recorded Investment	Allowance
Domestic
Commercial	$32,768	$1,477	$736,342	$10,155
Commercial real estate: other construction & land development	28,660	539	1,119,009	12,181
Commercial real estate: farmland & commercial	13,945	2,730	1,659,377	19,150
Commercial real estate: multifamily	353	—	82,595	694
Residential: first lien	3,656	—	453,075	4,390
Residential: junior lien	1,850	—	379,886	4,448
Consumer	1,326	—	73,188	1,289
Foreign	447	—	188,527	1,140

Total	$83,005	$4,746	$4,691,999	$53,447

	December 31, 2011
	(Dollars in Thousands)
	Loans individually evaluated for impairment		Loans collectively evaluated for impairment
	Recorded Investment	Allowance	Recorded Investment	Allowance
Domestic
Commercial	$27,603	$14,402	$746,213	$12,215
Commercial real estate: other construction & land development	60,428	3,073	1,212,961	16,867
Commercial real estate: farmland & commercial	42,231	9,754	1,622,456	14,473
Commercial real estate: multifamily	411	—	121,188	1,003
Residential: first lien	2,290	23	493,432	4,539
Residential: junior lien	1,962	—	398,186	4,760
Consumer	1,334	—	92,775	1,724
Foreign	46	—	229,959	1,359

Total	$136,305	$27,252	$4,917,170	$56,940

        Loans accounted for on a non-accrual basis at December 31, 2012, 2011 and 2010 amounted to $71,768,000, $118,505,000 and $108,030,000, respectively. The effect of such non-accrual loans reduced interest income by $2,549,000, $4,114,000 and $3,750,000 for the years ended December 31, 2012, 2011 and 2010, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2012, 2011 and 2010 amounted to $15,033,000, $14,288,000 and $19,848,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31,
	2012	2011
	(Dollars in Thousands)
Domestic
Commercial	$31,929	$26,819
Commercial real estate: other construction & land development	26,410	54,336
Commercial real estate: farmland & commercial	11,681	34,910
Commercial real estate: multifamily	353	411
Residential: first lien	1,175	1,848
Residential: junior lien	175	135
Consumer	45	46

Total non-accrual loans	$71,768	$118,505

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

        The following tables detail key information regarding the Company's impaired loans by loan class for the year ended December 31, 2012:

	December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$1,633	$1,679	$1,477	$21,126	$39
Commercial real estate: other construction & land development	3,671	3,671	539	6,608	—
Commercial real estate: farmland & commercial	6,678	9,923	2,730	7,342	92

Total impaired loans with related allowance	$11,982	$15,273	$4,746	$35,076	$131

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

	December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$31,135	$31,170	$2,996	$4
Commercial real estate: other construction & land development	24,989	25,160	39,449	141
Commercial real estate: farmland & commercial	7,267	9,340	16,536	8
Commercial real estate: multifamily	353	353	381	—
Residential: first lien	3,656	3,984	2,876	60
Residential: junior lien	1,850	1,944	1,939	104
Consumer	1,326	1,330	1,193	—
Foreign	447	447	166	6

Total impaired loans with no related allowance	$71,023	$73,728	$65,536	$323

        The following tables detail key information regarding the Company's impaired loans by loan class for the year ended December 31, 2011:

	December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$24,108	$24,108	$14,402	$23,101	$41
Commercial real estate: other construction & land development	34,417	34,432	3,073	32,408	—
Commercial real estate: farmland & commercial	28,636	28,671	9,754	23,226	817
Residential: first lien	208	208	23	1,117	—

Total impaired loans with related allowance	$87,369	$87,419	$27,252	$79,852	$858

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

	December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$3,495	$3,500	$685	$—
Commercial real estate: other construction & land development	26,011	26,042	25,696	117
Commercial real estate: farmland & commercial	13,595	14,129	9,268	102
Commercial real estate: multifamily	411	411	439	—
Residential: first lien	2,082	2,116	1,636	27
Residential: junior lien	1,962	1,970	1,956	122
Consumer	1,334	1,337	1,239	—
Foreign	46	46	47	4

Total impaired loans with no related allowance	$48,936	$49,551	$40,966	$372

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2012
	30 - 59 Days	60 - 89 Days	90 Days or Greater	90 Days or greater & still accruing	Total Past due	Current	Total Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$4,393	$471	$3,386	$2,689	$8,250	$760,860	$769,110
Commercial real estate: other construction & land development	1,107	2,300	24,225	497	27,632	1,120,037	1,147,669
Commercial real estate: farmland & commercial	3,127	21,272	2,310	929	26,709	1,646,613	1,673,322
Commercial real estate: multifamily	685	—	353	—	1,038	81,910	82,948
Residential: first lien	4,305	2,510	10,645	9,657	17,460	439,271	456,731
Residential: junior lien	2,035	410	259	115	2,704	379,032	381,736
Consumer	1,598	404	915	882	2,917	71,597	74,514
Foreign	2,257	1,005	264	264	3,526	185,448	188,974

Total past due loans	$19,507	$28,372	$42,357	$15,033	$90,236	$4,684,768	$4,775,004

	December 31, 2011
	30 - 59 Days	60 - 89 Days	90 Days or Greater	90 Days or greater & still accruing	Total Past due	Current	Total Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$5,180	$1,369	$1,842	$1,490	$8,391	$765,425	$773,816
Commercial real estate: other construction & land development	23,426	4,360	49,887	979	77,673	1,195,716	1,273,389
Commercial real estate: farmland & commercial	9,467	10,269	7,879	1,231	27,615	1,637,072	1,664,687
Commercial real estate: multifamily	450	—	411	—	861	120,738	121,599
Residential: first lien	6,207	2,757	10,295	9,382	19,259	476,463	495,722
Residential: junior lien	1,433	378	368	320	2,179	397,969	400,148
Consumer	1,643	408	912	866	2,963	91,146	94,109
Foreign	666	53	20	20	739	229,266	230,005

Total past due loans	$48,472	$19,594	$71,614	$14,288	$139,680	$4,913,795	$5,053,475

        The Company's internal classified report is segregated into the following categories: (i) "Special Review Credits," (ii) "Watch List—Pass Credits," or (iii) "Watch List—Substandard Credits." The loans

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The "Special Review Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Pass Credits" category reflect the Company's opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant "extra attention." The "Watch List—Pass Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Substandard Credits" classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the bank if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits under ASC 310-10, "Receivables," and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310-10, is based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated as impaired under ASC 310-10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        A summary of the loan portfolio by credit quality indicator by loan class is as follows:

	December 31, 2012
	Pass	Special Review	Watch List—Pass	Watch List— Substandard	Watch List— Impaired
	(Dollars in Thousands)
Domestic
Commercial	$675,263	$4,278	$16,535	$40,266	$32,768
Commercial real estate: other construction & land development	1,038,749	55,079	2,614	22,567	28,660
Commercial real estate: farmland & commercial	1,486,572	109,144	46,316	17,345	13,945
Commercial real estate: multifamily	82,542	—	53	—	353
Residential: first lien	446,218	519	—	6,338	3,656
Residential: junior lien	378,000	77	309	1,500	1,850
Consumer	73,188	—	—	—	1,326
Foreign	188,499	—	28	—	447

Total	$4,369,031	$169,097	$65,855	$88,016	$83,005

	December 31, 2011
	Pass	Special Review	Watch List—Pass	Watch List— Substandard	Watch List— Impaired
	(Dollars in Thousands)
Domestic
Commercial	$655,154	$5,279	$6,361	$79,419	$27,603
Commercial real estate: other construction & land development	1,058,843	76,722	11,083	66,313	60,428
Commercial real estate: farmland & commercial	1,449,822	83,581	40,510	48,543	42,231
Commercial real estate: multifamily	121,188	—	—	—	411
Residential: first lien	490,924	132	974	1,402	2,290
Residential: junior lien	397,861	—	319	6	1,962
Consumer	92,714	—	41	20	1,334
Foreign	229,898	—	61	—	46

Total	$4,496,404	$165,714	$59,349	$195,703	$136,305

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2012 and 2011 were as follows:

	Estimated useful lives	2012	2011
		(Dollars in Thousands)
Bank buildings and improvements	5 - 40 years	$433,942	$390,875
Furniture, equipment and vehicles	1 - 20 years	258,222	266,547
Land		128,695	124,694
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	562	614
Less: accumulated depreciation		(340,134)	(329,680)

Bank premises and equipment, net		$481,287	$453,050

(6) Goodwill and Other Intangible Assets

        The majority of the Company's identified intangibles are in the form of amortizable core deposit premium, with the exception of $1,118,000, which represents identified intangibles in the acquisition of the rights to the insurance agency contracts of InsCorp, Inc., acquired in 2008. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2012:
Core deposit premium	$58,675	$51,974	$6,701
Identified intangible (contract rights)	2,022	904	1,118

Total identified intangibles	$60,697	$52,878	$7,819

December 31, 2011:
Core deposit premium	$58,675	$47,632	$11,043
Identified intangible (contract rights)	1,742	595	1,147

Total identified intangibles	$60,417	$48,227	$12,190

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Goodwill and Other Intangible Assets (Continued)

        Amortization expense of intangible assets for the years ended December 31, 2012, 2011 and 2010, was $4,651,000, $5,293,000 and $5,284,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

        Fiscal year ending December 31:

Total
(in thousands)
2013	$4,633
2014	2,389
2015	452
2016	295
2017	25
Thereafter	25

Total	$7,819

        There were no changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2011.

(7) Deposits

        Deposits as of December 31, 2012 and 2011 and related interest expense for the years ended December 31, 2012, 2011 and 2010 were as follows:

	2012	2011
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,002,920	$1,717,286
Foreign	462,830	209,732

Total demand non-interest bearing	2,465,750	1,927,018

Savings and interest bearing demand
Domestic	2,350,872	2,221,758
Foreign	516,279	485,935

Total savings and interest bearing demand	2,867,151	2,707,693

Time, certificates of deposit
$100,000 or more
Domestic	973,824	1,022,450
Foreign	1,025,089	1,244,018
Less than $100,000
Domestic	601,766	664,111
Foreign	353,633	380,802

Total time, certificates of deposit	2,954,312	3,311,381

Total deposits	$8,287,213	$7,946,092

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits (Continued)

	2012	2011	2010
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$4,487	$6,549	$7,771
Foreign	801	1,234	1,612

Total savings and interest bearing demand	5,288	7,783	9,383

Time, certificates of deposit
$100,000 or more
Domestic	8,263	10,299	14,839
Foreign	9,148	11,512	17,084
Less than $100,000
Domestic	4,945	7,468	11,416
Foreign	1,617	2,277	3,628

Total time, certificates of deposit	23,973	31,556	46,967

Total interest expense on deposits	$29,261	$39,339	$56,350

        Scheduled maturities of time deposits as of December 31, 2012 were as follows:

Total
(in thousands)
2013	$2,623,178
2014	224,606
2015	72,214
2016	27,437
2017	6,478
Thereafter	399

Total	$2,954,312

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2012, were as follows:

Due within 3 months or less	$718,867
Due after 3 months and within 6 months	527,526
Due after 6 months and within 12 months	535,414
Due after 12 months	217,106

$1,998,913

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $1,276,831,000 and $1,415,769,000 during 2012 and 2011, respectively, and the maximum amount outstanding at any month end during 2012 and 2011 was $1,412,744,000 and $1,437,480,000, respectively.

        Further information related to repurchase agreements at December 31, 2012 and 2011 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2012 term:
Overnight agreements	$340,711	$350,933	$263,992.28%
1 to 29 days	10,378	10,910	6,992	1.10
30 to 90 days	33,619	35,097	22,078	1.05
Over 90 days	1,033,957	1,062,897	836,617	3.73

Total	$1,418,665	$1,459,837	$1,129,679	2.85%

December 31, 2011 term:
Overnight agreements	$377,620	$388,304	$245,026.32%
1 to 29 days	13,772	14,227	10,263	1.13
30 to 90 days	45,512	48,177	30,095	1.12
Over 90 days	1,236,021	1,285,811	1,063,245	3.72

Total	$1,672,925	$1,736,519	$1,348,629	3.02%

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Other Borrowed Funds (Continued)

        Further information regarding the Company's other borrowed funds at December 31, 2012 and 2011 is set forth in the following table:

	December 31,
	2012	2011
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$742,500	$487,500
Rate on balance outstanding at year end	.15%	.18%
Average daily balance	$412,919	$733,559
Average rate	.19%	.19%
Maximum amount outstanding at any month end	$1,005,500	$1,235,900
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$6,527	$6,661
Rate on balance outstanding at year end	3.51%	3.51%
Average daily balance	$6,590	$6,721
Average rate	3.51%	3.51%
Maximum amount outstanding at any month end	$6,650	$6,780

(1)
The amortization of the long-term advances is approximately $149 per year for each of the next five years and the final maturity date is January 3, 2028.

(10) Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2012 and December 31, 2011, the principal amount of debentures outstanding totaled $190,726,000. As a result of the Company's participation in the TARP Capital Purchase Program, the Company was not permitted, without the consent of the Treasury Department, to redeem any of the Debentures. This restriction ceased to exist on December 23, 2011 and the Company exited the TARP Capital Purchase Program on November 28, 2012. One half of the Trust I securities were redeemed on June 8, 2011 and the remaining one half of the Trust I securities were redeemed on July 1, 2011 with the consent of the Treasury Department.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2012 and 2011, the total $190,726,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2012:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date(1)
	(in thousands)
Trust VI	$25,774	Quarterly	3.76%	LIBOR + 3.45	November 2032	February 2008
Trust VII	10,310	Quarterly	3.56%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	25,774	Quarterly	3.39%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.98%	LIBOR + 1.62	October 2036	October 2011
Trust X	34,021	Quarterly	1.96%	LIBOR + 1.65	February 2037	February 2012
Trust XI	32,990	Quarterly	1.98%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.76%	LIBOR + 1.45	September 2037	September 2012

	$190,726

(1)
The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Earnings per Share ("EPS")

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2012, 2011, and 2010 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2012:
Basic EPS
Net income available to common shareholders	$93,473	67,236,681	$1.39
Potential dilutive common shares	—	77,282

Diluted EPS	$93,473	67,313,963	$1.39

December 31, 2011:
Basic EPS
Net income available to common shareholders	$113,869	67,506,554	$1.69
Potential dilutive common shares	—	62,914

Diluted EPS	$113,869	67,569,468	$1.69

December 31, 2010:
Basic EPS
Net income available to common shareholders	$116,897	67,921,353	$1.72
Potential dilutive common shares	—	83,088

Diluted EPS	$116,897	68,004,441	$1.72

(12) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,400,000, $3,900,000 and $4,095,000 were charged to income for the years ended December 31, 2012, 2011, and 2010, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) International Operations (Continued)

        A summary of assets attributable to international operations at December 31, 2012 and 2011 are as follows:

	2012	2011
	(Dollars in Thousands)
Loans:
Commercial	$148,770	$185,287
Others	40,204	44,718

	188,974	230,005
Less allowance for probable loan losses	(1,140)	(1,359)

Net loans	$187,834	$228,646

Accrued interest receivable	$902	$1,064

        At December 31, 2012, the Company had $102,882,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Revenues directly attributable to international operations were $7,714,000, $9,870,000 and $11,423,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

(14) Income Taxes

        The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2012	2011	2010
	(Dollars in Thousands)
Current
U.S.	$40,375	$61,279	$70,338
State	2,234	5,083	4,129
Foreign	33	15	22

Total current taxes	42,642	66,377	74,489

Deferred
U.S.	7,928	(2,296)	(3,394)
State	(5)	(3)	(138)

Total deferred taxes	7,923	(2,299)	(3,532)

Total income taxes	$50,565	$64,078	$70,957

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) Income Taxes (Continued)

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2012, 2011 and 2010 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2012	2011	2010
	(Dollars in Thousands)
Computed expected tax expense	$55,634	$66,941	$70,355
Change in taxes resulting from:
Tax-exempt interest income	(4,381)	(3,682)	(2,813)
State tax, net of federal income taxes and tax credit	1,446	3,302	2,594
Tax refunds	—	—	(2,143)
Litigation expense	—	—	5,375
Other investment income	(2,691)	(3,083)	(3,172)
Other	557	600	761

Actual tax expense	$50,565	$64,078	$70,957

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011 are reflected below:

	2012	2011
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$24,323	$34,035
Other real estate owned	3,919	3,774
Impairment charges on available-for-sale securities	3,611	3,288
Accrued expenses	137	514
Other	5,549	5,189

Total deferred tax assets	37,539	46,800

Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(21,529)	(23,313)
Net unrealized gains on available for sale investment securities	(36,156)	(47,252)
Identified intangible assets and goodwill	(18,133)	(18,430)
Other	(10,182)	(9,439)

Total deferred tax liabilities	(86,000)	(98,434)

Net deferred tax liability	$(48,461)	$(51,634)

        The net deferred tax liability of $48,461,000 at December 31, 2012 and $51,634,000 at December 31, 2011 is included in other liabilities in the consolidated statements of condition.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options

        On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the "2012 Plan"), subject to shareholder approval of the 2012 Plan. The Company's shareholders approved the 2012 Plan on May 21, 2012. There are 800,000 shares available for stock option grants under the 2012 Plan. The 2005 International Bancshares Corporation Stock Option Plan (the "2005 Plan") was terminated for the purpose of future stock option grants upon adoption of the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2012, 757,500 shares were available for future grants under the 2012 Plan.

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

	2012	2011
Expected Life (Years)	7.63	6.13
Dividend yield	2.33%	2.58%
Interest rate	1.58%	1.39%
Volatility	47.30%	49.21%

        A summary of option activity under the stock option plans for the twelve months ended December 31, 2012 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
				(in Thousands)
Options outstanding at December 31, 2011	844,721	$19.08
Plus: Options granted	42,500	17.14
Less:
Options exercised	4,865	10.49
Options expired	—	—
Options forfeited	87,479	19.08

Options outstanding at December 31, 2012	794,877	$19.03	3.77	$2,093

Options fully vested and exercisable at December 31, 2012	403,546	$23.60	1.78	$445

        Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2012, 2011 and 2010 was approximately $474,000, $387,000 and $534,000, respectively. As of December 31, 2012, there was approximately $1,157,000 of total unrecognized

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options (Continued)

stock-based compensation cost related to non-vested options granted under the Company plans that will be recognized over a weighted average period of 1.97 years.

        Other information pertaining to option activity during the twelve month period ending December 31, 2012, 2011 and 2010 is as follows:

	Twelve Months Ended December 31,
	2012	2011	2010
Weighted average grant date fair value of stock options granted	$8.71	$5.51	$—
Total fair value of stock options vested	$524,000	$661,000	$551,000
Total intrinsic value of stock options exercised	$41,000	$27,000	$2,000

(16) Long Term Restricted Stock Units

        As a participant in the Troubled Asset Relief Program Capital Purchase Program (the "CPP") until November 28, 2012, the Company was required to comply with the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued in June 2009 by the Treasury, which implements the provisions of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009. Pursuant to these provisions, the Company was subject to certain compensation restrictions, which include a prohibition on the payment or accrual of any bonuses (including equity-based incentive compensation) to certain officers and employees except for awards of CPP-compliant long-term restricted stock and stock units.

        On December 18, 2009, the Company's board of directors (the "Board") adopted the 2009 International Bancshares Corporation Long-Term Restricted Stock Unit Plan (the "Plan") to give the Company additional flexibility in the compensation of its officers, employees, consultants and advisors in compliance with all applicable laws and restrictions.

        The Plan authorizes the Company to issue Restricted Stock Units ("RSUs") to officers, employees, consultants and advisors of the Company and its subsidiaries. The Plan provides that RSUs shall be issued by a committee of the Board appointed by the Board from time to time consisting of at least two (2) members of the Board, each of whom is both a non-employee director and an outside director. On December 18, 2009, the Board adopted resolutions creating the Long-Term Restricted Stock Unit Plan Committee to administer the Plan. RSUs issued under the Plan are not equity and are payable only in cash. The Plan provides for both the issuance of CPP-compliant long-term RSUs as well as RSUs that are not CPP-compliant.

        Dennis E. Nixon, the Company's President, Chairman of the Board and a director of the Company, received an award of CPP-compliant RSUs, granted as of December 19, 2012 in the amount of $425,000 for his performance in 2012. Mr. Nixon was also awarded CPP-compliant RSU's granted as of December 16, 2011, December 15, 2010 and December 18, 2009 of $400,000, $400,000 and $250,000 for his performance in 2011, 2010 and 2009, respectively. In order to meet the requirements of a CPP-compliant RSU, Mr. Nixon's RSUs do not exceed one-third of his total annual compensation.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(17) Commitments, Contingent Liabilities and Other Matters

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2012, 2011 and 2010 were $8,300,000, $12,200,000 and $12,800,000, respectively. Future minimum lease payments due under non-cancellable operating leases at December 31, 2012 were as follows:

        Fiscal year ending:

Total
(in thousands)
2013	$4,580
2014	3,330
2015	2,209
2016	1,628
2017	519
Thereafter	431

Total	$12,697

        It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non-cancellable sub-leases greater than one year at December 31, 2012 were $61,900,000.

        Cash of approximately $84,070,000 and $73,325,000 at December 31, 2012 and 2011, respectively, was maintained to satisfy regulatory reserve requirements.

        The Company is involved in various legal proceedings that are in various stages of litigation. Some of these actions allege "lender liability" claims on a variety of theories and claim substantial actual and punitive damages. The Company has determined, based on discussions with its counsel that any material loss in such actions, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material to the consolidated statements of condition and related statements of income, comprehensive income, shareholders' equity and cash flows of the Company. However, many of these matters are in various stages of proceedings and further developments could cause management to revise its assessment of these matters.

        The Company was involved in a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of LFIN. The dispute involved claims by the former controlling shareholders of LFIN related to approximately $14 million of tax refunds received by the Company based on deductions taken in 2003 by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding the tax benefits related to the failed thrift acquisition which originated in 1988. On March 5, 2010, judgment was entered on a jury verdict rendered against the Company in the U.S. District Court for the Western District of Oklahoma (the "Court"). Other than the tax refunds that were in dispute, the Company does not have any other disputes regarding tax refunds received by the Company in connection with the LFIN acquisition. An amended judgment was entered in the case on November 19, 2010, in the amount of approximately $24.25 million and it was final and appealable. During December 2010, the Company deposited $24.4 million with the Court in lieu of a supersedeas bond and the Company commenced appealing the judgment. On January 5, 2012, the United States Court of Appeals Tenth Circuit affirmed the amended judgment. On February 28, 2012, the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(17) Commitments, Contingent Liabilities and Other Matters (Continued)

previously deposited $24.4 million was paid to the former controlling shareholders of LFIN and a Release and Satisfaction of Judgment was filed with the Court concluding the matter.

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

(18) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $51,102,000 and $51,370,000 at December 31, 2012 and 2011, respectively.

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2012, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,481,285,000
Credit card lines	66,243,000
Standby letters of credit	89,129,000
Commercial letters of credit	13,753,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2012, the maximum potential amount of future payments is $89,129,000. At December 31, 2012, the fair value of these guarantees is not significant. Unsecured letters of credit totaled $28,383,000 and $27,991,000 at December 31, 2012 and 2011, respectively.

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

(20) Capital Requirements

        On December 23, 3008, as part of the Troubled Asset Relief Program Capital Purchase Program (the "TARP Capital Purchase Program") of the United States Department of the Treasury ("Treasury"), the Company issued to the Treasury, in exchange for aggregate consideration of $216 million, (i) 216,000 shares of the Company's fixed-rate cumulative perpetual preferred stock, Series A, par value $.01 per share (the "Senior Preferred Stock"), having a liquidation preference of $1,000 per share and (ii) a warrant to purchase 1,326,238 shares of the Company's common stock at a price per share of $24.43 and with a term of ten years (the "Warrant"). The Senior Preferred Stock paid a coupon rate of 5% of the first five years and 9% per year thereafter.

        On November 28, 2012, the Company completed the repurchase of all of the 216,000 shares of the Senior Preferred Stock held by Treasury. The Company commenced the $216 million repayment during the third quarter of 2012 and completed the final payment in the fourth quarter of 2012. The Company has paid a total of $41,520,139 in preferred stock dividends to the U.S. Treasury since December of 2008, when the company received the funds under the TARP Capital Purchase Program. As of February 25, 2013, the Warrant is still held by Treasury.

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2012, the subsidiary banks could pay dividends of up to $520,000,000 to the Corporation without prior regulatory approval and without adversely affecting their "well capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2012, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which they are subject.

        As of December 31, 2012, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2012 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2012:
Total Capital (to Risk Weighted Assets):
Consolidated	$1,328,089	20.60%	$515,695	8.00%	N/A	N/A
International Bank of Commerce, Laredo	945,384	17.19	440,038	8.00	$550,048	10.00%
International Bank of Commerce, Brownsville	128,788	27.36	37,659	8.00	47,074	10.00
International Bank of Commerce, Zapata	54,542	33.14	13,166	8.00	16,458	10.00
Commerce Bank	60,982	34.52	14,131	8.00	17,664	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,266,799	19.65%	$257,848	4.00%	N/A	N/A
International Bank of Commerce, Laredo	892,888	16.23	220,019	4.00	$330,029	6.00%
International Bank of Commerce, Brownsville	123,361	26.21	18,830	4.00	28,245	6.00
International Bank of Commerce, Zapata	52,967	32.18	6,583	4.00	9,875	6.00
Commerce Bank	59,200	33.52	7,065	4.00	10,598	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,266,799	10.86%	$466,624	4.00%	N/A	N/A
International Bank of Commerce, Laredo	892,888	9.26	385,621	4.00	$482,026	5.00%
International Bank of Commerce, Brownsville	123,361	13.79	35,787	4.00	44,734	5.00
International Bank of Commerce, Zapata	52,967	10.64	19,918	4.00	24,897	5.00
Commerce Bank	59,200	11.27	21,004	4.00	26,255	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2011 are also presented in the following table:

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value

        ASC Topic 820,"Fair Value Measurements and Disclosures" ("ASC 820") defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 applies to all financial instruments that are being measured and reported on a fair value basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; it also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels:

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

        The following table represents assets and liabilities reported on the consolidated statements of condition at their fair value as of December 31, 2012 by level within the fair value measurement hierarchy.

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage-backed securities	$5,265,204	$—	$5,232,344	$32,860
States and political subdivisions	238,675	—	238,675	—
Other	21,136	21,136	—	—

	$5,525,015	$21,136	$5,471,019	$32,860

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value as of December 31, 2011 by level within the fair value measurement hierarchy.

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage-backed securities	$4,969,263	$—	$4,929,658	$39,605
States and political subdivisions	224,761	—	224,761	—
Other	19,891	19,891	—	—

	$5,213,915	$19,891	$5,154,419	$39,605

        Investment securities available-for-sale are classified within level 2 and level 3 of the valuation hierarchy, with the exception of certain equity investments that are classified within level 1. For investments classified as level 2 in the fair value hierarchy, the Company obtains fair value measurements for investment securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. Investment securities classified as level 3 are non-agency mortgage-backed securities. The non-agency mortgage-backed securities held by the Company are traded in inactive markets and markets that have experienced significant decreases in volume and level of activity, as evidenced by few recent transactions, a significant decline or absence of new issuances, price quotations that are not based on comparable securities transactions and wide bid-ask spreads among other factors. As a result of the inability to use quoted market prices to determine fair value for these securities, the Company determined that fair value, as determined by level 3 inputs in the fair value hierarchy, is more appropriate for financial reporting and more consistent with the expected performance of the investments. For the investments classified within level 3 of the fair value hierarchy, the Company used a discounted cash flow model to determine fair value. Inputs in the model included both historical performance and expected future performance based on information currently available.

        Assumptions used in the discounted cash flow model for the year ended December 31, 2012, were applied separately to those portions of the bond where the underlying residential mortgage loans had been performing under original contract terms for at least the prior 24 months and those where the underlying residential mortgages had not been meeting the original contractual obligation for the same period. Unobservable inputs included in the model are estimates on future principal prepayment rates, and default and loss severity rates. For that portion of the bond where the underlying residential mortgage had been meeting the original contract terms for at least 24 months, the Company used the following estimates in the model: (i) a voluntary prepayment rate of 7%, (ii) a 1% default rate, (iii) a loss severity rate of 25%, and (iv) a discount rate of 13%. The assumptions used in the model for the rest of the bond included the following estimates: (i) a voluntary prepayment rate of 2%, (ii) a default rate of 9%, (iii) a loss severity rate that starts at 60% for the first year then declines by 5% for the following five years and remains at 25%

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

thereafter, and (iv) a discount rate of 13%. The estimates used in the model to determine fair value are based on observable historical data of the underlying collateral. The model anticipates that the housing market will gradually improve and that the underlying collateral will eventually all perform in accordance with the original contract terms on the bond. Should the number of loans in the underlying collateral that default and go into foreclosure or the severity of the losses in the underlying collateral significantly change, the results of the model would be impacted. The Company will continue to evaluate the actual historical performance of the underlying collateral and will modify the assumptions used in the model as necessary. As actual historical information has become more widely available to investors, the Company determined that this approach to the model was appropriate and therefore, modified the model that had been used in prior periods. The change did not significantly impact the results of the model.

        Assumptions used in the model for the year ended December 31, 2011, included estimates on future principal prepayment rates, default and loss severity rates. The Company estimates that future principal prepayment rates will range from 4—5% and used a 13% discount rate. Default rates used in the model were 10—11% for the first year and 7% thereafter, and loss severity rates started at 60% for the first year and are decreased by 10% for the following three years, then remain at 20% thereafter.

        The following table presents a reconciliation of activity for such mortgage-backed securities on a net basis (Dollars in thousands):

Balance at December 31, 2011	$39,605
Principal paydowns	(5,829)
Total unrealized gains (losses) included in:
Other comprehensive income	123
Impairment realized in earnings	(1,039)

Balance at December 31, 2012	$32,860

        Certain assets and liabilities are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

        The following table represents assets measured at fair value on a non-recurring basis as of and for the period ended December 31, 2012 by level within the fair value measurement hierarchy:

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value Year ended December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Net Provision During Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$11,981	$—	$—	$11,981	$295
Other real estate owned	18,749	—	—	18,749	—

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The following table represents assets measured at fair value on a non-recurring basis as of and for the year ended December 31, 2011 by level within the fair value measurement hierarchy:

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value Year ended December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Net Provision During Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$81,723	$—	$—	$81,723	$15,457
Other real estate owned	34,631	—	—	34,631	9,509

        The Company's assets measured at fair value on a non-recurring basis are limited to impaired loans and other real estate owned. Impaired loans are classified within level 3 of the valuation hierarchy. The fair value of impaired loans is derived in accordance with ASC 310, "Receivables". The fair value of impaired loans is based on the fair value of the collateral, as determined through an external appraisal process, discounted based on internal criteria. Impaired loans are primarily comprised of collateral-dependent commercial loans. Impaired loans are remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for probable loan losses based upon the fair value of the underlying collateral.

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2012 and December 31, 2011, the Company recorded $10,450,000 and $1,100,000, respectively, in charges to the allowance for probable loan losses in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2012 and December 31, 2011, the Company recorded net charges to operations of $0 and $9,509,000, respectively, related to write downs in fair value in connection with other real estate owned.

        The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2012 and December 31, 2011 are outlined below.

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

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 2 of the fair value hierarchy. At December 31, 2012, and December 31, 2011, the carrying amount of fixed rate performing loans was $1,189,585,000 and $1,273,989,000, respectively, and the estimated fair value was $1,126,228,000 and $1,200,837,000, respectively.

Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2012 and December 31, 2011. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 2 of the fair value hierarchy. At December 31, 2012 and December 31, 2011, the carrying amount of time deposits was $2,954,312,000 and $3,311,381,000, respectively, and the estimated fair value was $2,962,190,000 and $3,323,680,000, respectively.

Securities Sold Under Repurchase Agreements

        Securities sold under repurchase agreements include both short and long-term maturities. Due to the contractual terms of the short-term instruments, the carrying amounts approximated fair value at

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

December 31, 2012 and December 31, 2011. The fair value of the long-term instruments is based on established market spreads using option adjusted spreads methodology. Long-term repurchase agreements are within level 2 of the fair value hierarchy. At December 31, 2012 and December 31, 2011, the carrying amount of long-term repurchase agreements was $800,000,000 and $1,000,000,000, respectively, and the estimated fair value was $932,007,000 and $1,161,849,000, respectively.

Junior Subordinated Deferrable Interest Debentures

        The Company currently has floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2012 and December 31, 2011. As of December 31, 2011, the Company had fixed rate junior subordinated deferrable interest debentures that converted from fixed to floating rate at various dates in 2012. The fair value of the fixed rate junior subordinated deferrable interest debentures is based on established market spreads to similar debt instruments with similar characteristics to the debentures. The fixed rate junior subordinated deferrable debentures were within Level 2 of the fair value hierarchy. At December 31, 2011, the carrying amount of fixed rate junior subordinated deferrable interest debentures was $87,630,000 and the estimated fair value was $43,403,000.

Other Borrowed Funds

        The company currently has short and long-term borrowings issued from the Federal Home Loan Bank ("FHLB"). Due to the contractual terms of the short-term borrowings, the carrying amounts approximated fair value at December 31, 2012 and December 31, 2011. The fair value of the long-term borrowings is based on established market spreads for similar types of borrowings. The long-term borrowings are included in Level 2 of the fair value hierarchy. At December 31, 2012 and December 31, 2011, the carrying amount of the long-term FHLB borrowings was $6,527,000 and $6,661,000, respectively, and the estimated fair value was $7,073,000 and $6,998,000, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2012 and 2011
(Dollars in Thousands)

	2012	2011
ASSETS
Cash	$1,539	$13,668
Other investments	63,044	70,318
Notes receivable	409	495
Investment in subsidiaries	1,573,679	1,712,336
Other assets	617	1,567

Total assets	$1,639,288	$1,798,384

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$190,726	$190,726
Due to IBC Trading	21	21
Other liabilities	12,833	7,472

Total liabilities	203,580	198,219

Shareholders' equity:
Preferred shares	—	210,548
Common shares	95,725	95,720
Surplus	163,287	162,767
Retained earnings	1,369,543	1,302,964
Accumulated other comprehensive income	65,662	84,959

	1,694,217	1,856,958
Less cost of shares in treasury	(258,509)	(256,793)

Total shareholders' equity	1,435,708	1,600,165

Total liabilities and shareholders' equity	$1,639,288	$1,798,384

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2012, 2011 and 2010
(Dollars in Thousands)

	2012	2011	2010
Income:
Dividends from subsidiaries	$229,250	$54,800	$51,720
Interest income on notes receivable	27	19	5
Interest income on other investments	6,759	7,517	10,090
Other interest income	18	69	546
Other	686	41	(742)

Total income	236,740	62,446	61,619
Expenses:
Interest expense (Debentures)	6,595	11,073	12,201
Other	3,867	6,543	3,408

Total expenses	10,462	17,616	15,609

Income before federal income taxes and equity in undistributed net income of subsidiaries	226,278	44,830	46,010
Income tax benefit	(738)	(3,513)	(2,090)

Income before equity in undistributed net income of subsidiaries	227,016	48,343	48,100
Equity in (distributed) undistributed net income of subsidiaries	(119,181)	78,806	81,923

Net income	107,835	127,149	130,023

Preferred stock dividends and discount accretion	14,362	13,280	13,126

Net income available to common shareholders	$93,473	$113,869	$116,897

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2012, 2011 and 2010
(Dollars in Thousands)

	2012	2011	2010
Operating activities:
Net income	$107,835	$127,149	$130,023
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of junior subordinated interest deferrable debentures	—	9	35
Investment securities transactions, net	—	2	1,135
Accretion of investment securities discounts	—	—	(232)
Stock compensation expense	474	387	534
Increase (decrease) in other liabilities	6,711	(3,234)	4,976
Equity in distributed (undistributed) net income of subsidiaries	119,181	(78,806)	(81,923)

Net cash provided by operating activities	234,201	45,507	54,548

Investing activities:
Principal collected on mortgage-backed securities	1,985	1,355	3,324
Net decrease (increase) in notes receivable	86	(245)	(150)
Decrease (increase) in other assets and other investments	6,418	(4,193)	(8,311)

Net cash provided by (used in) investing activities	8,489	(3,083)	(5,137)

Financing activities:
Repayment of trust preferred securities	—	(10,400)	—
Redemption of preferred shares	(216,000)
Proceeds from stock transactions	51	113	484
Payments of cash dividends—common	(26,894)	(25,648)	(24,444)
Payments of cash dividends—preferred	(10,260)	(10,800)	(10,800)
Purchase of treasury stock	(1,716)	(6,435)	(6,949)

Net cash used in financing activities	(254,819)	(53,170)	(41,709)

(Decrease) increase in cash	(12,129)	(10,746)	7,702
Cash at beginning of year	13,668	24,414	16,712

Cash at end of year	$1,539	$13,668	$24,414

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2012
Interest income		$92,399		$93,775		$93,683		$95,782
Interest expense		16,374		17,420		20,040		20,665

Net interest income		76,025		76,355		73,643		75,117
Provision for probable loan losses		11,218		5,349		6,107		5,285
Non-interest income		42,588		74,007		40,819		43,177
Non-interest expense		68,694		106,444		72,091		68,143

Income before income taxes		38,701		38,569		36,264		44,866
Income taxes		12,981		12,691		11,714		13,179

Net income		25,720		25,878		24,550		31,687

Preferred Stock Dividends		3,819		3,845		3,355		3,343

Net income available to common shareholders		$21,901		$22,033		$21,195		$28,344

Per common share:
Basic
Net income	$	..32	$	..33	$	..32	$	..42

Diluted
Net income	$	..32	$	..33	$	..31	$	..42

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2011
Interest income		$99,519		$103,623		$107,844		$107,138
Interest expense		21,481		23,079		24,433		25,305

Net interest income		78,038		80,544		83,411		81,833
Provision for probable loan losses		9,485		5,670		(1,917)		4,080
Non-interest income		54,052		51,211		47,864		48,366
Non-interest expense		77,077		80,290		83,942		75,465

Income before income taxes		45,528		45,795		49,250		50,654
Income taxes		15,155		15,164		16,626		17,133

Net income		$30,373		$30,631		$32,624		$33,521

Preferred Stock Dividends		3,336		3,324		3,315		3,305

Net income available to common shareholders		$27,037		$27,307		$29,309		$30,216

Per common share:
Basic
Net income	$	..40	$	..41	$	..43	$	..45

Diluted
Net income	$	..40	$	..40	$	..43	$	..45

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2012, 2011, and 2010:

	2012			2011			2010
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$4,730,903	$260,874	5.51%	$5,022,584	$282,644	5.63%	$5,294,744	$302,779	5.72%
Foreign	201,825	7,714	3.82	239,017	9,870	4.13	247,486	11,423	4.62
Investment securities:
Taxable	4,877,210	94,885	1.95	4,731,408	113,650	2.40	4,095,542	135,106	3.30
Tax-exempt	210,320	11,663	5.55	190,933	10,091	5.29	144,199	7,240	5.02
Other	200,109	503.25		120,777	1,869	1.55	99,671	2,221	2.23

Total interest-earning assets	10,220,367	375,639	3.68%	10,304,719	418,124	4.06	9,881,642	458,769	4.64%
Non-interest earning assets:
Cash and due from banks	410,726			319,466			285,894
Bank premises and equipment, net	441,981			456,840			475,460
Other assets	861,145			751,654			715,278
Less allowance for probable loan losses	(77,103)			(83,919)			(90,900)

Total	$11,857,116			$11,748,760			$11,267,374

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,806,657	5,288.19%		$2,625,958	$7,783.30%		$2,389,699	$9,383.39%
Time deposits:
Domestic	1,673,590	13,208.79		1,730,016	17,767	1.03	1,804,106	26,255	1.46
Foreign	1,608,219	10,766.67		1,646,619	13,789.84		1,673,426	20,712	1.24
Securities sold under repurchase agreements	1,276,841	37,645	2.95	1,415,775	42,263	2.99	1,479,764	44,216	2.99
Other borrowings	419,509	998.24		740,281	1,623.22		656,459	1,269.19
Junior subordinated interest deferrable debentures	190,726	6,595	3.46	195,540	11,073	5.66	201,099	12,201	6.07

Total interest bearing liabilities	7,975,542	74,500.93%		8,354,189	94,298	1.13%	8,204,553	114,036	1.39%
Non-interest bearing liabilities:
Demand Deposits	2,072,539			1,817,781			1,639,119
Other liabilities	305,214			117,295			44,431
Shareholders' equity	1,503,821			1,459,495			1,379,271

Total	$11,857,116			$11,748,760			$11,267,374

Net interest income		$301,139			$323,826			$344,733

Net yield on interest earning assets			2.95%			3.14%			3.49%

 INTERNATIONAL BANCSHARES CORPORATION
OFFICERS AND DIRECTORS

OFFICERS

DENNIS E. NIXON
Chairman of the Board and President

R. DAVID GUERRA
Vice President

EDWARD J. FARIAS
Vice President

IMELDA NAVARRO
Treasurer

WILLIAM J. CUELLAR
Auditor

MARISA V. SANTOS
Secretary

HILDA V. TORRES
Assistant Secretary	DIRECTORS

DENNIS E. NIXON
President, International Bank of Commerce

IRVING GREENBLUM
International Investments/Real Estate

R. DAVID GUERRA
President
International Bank of Commerce
Branch in McAllen, TX

DANIEL B. HASTINGS, JR.
Licensed U. S. Custom Broker
President
Daniel B. Hastings, Inc.

DOUG HOWLAND
Owner
Construction & Construction Materials Company
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
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2012 and 2011 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2012, 2011 and 2010 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2012, 2011, and 2010 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2012, 2011 and 2010 (in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2012, 2011 and 2010 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only)
December 31, 2012 and 2011 (Dollars in Thousands)
Statements of Income (Parent Company Only)
Years ended December 31, 2012, 2011 and 2010 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only)
Years ended December 31, 2012, 2011 and 2010 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS