Form 10-K, Exhibit 13
period 2013-12-31
INTERNATIONAL BANCSHARES CORP
filed 2014-02-24
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2013. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2013	2012	2011	2010	2009
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$12,079,477	$11,882,673	$11,739,649	$11,943,469	$11,762,543
Investment securities available-for-sale	5,304,579	5,525,015	5,213,915	5,086,457	4,644,083
Net loans	5,129,074	4,716,811	4,969,283	5,325,521	5,571,869
Deposits	8,243,425	8,287,213	7,946,092	7,599,558	7,178,007
Other borrowed funds	1,223,950	749,027	494,161	1,026,780	1,347,625
Junior subordinated deferrable interest debentures	190,726	190,726	190,726	201,117	201,082
Shareholders' equity	1,424,408	1,435,708	1,600,165	1,459,217	1,407,470
INCOME STATEMENT
Interest income	$363,217	$375,639	$418,124	$458,769	$527,377
Interest expense	54,632	74,499	94,298	114,036	139,796

Net interest income	308,585	301,140	323,826	344,733	387,581
Provision for probable loan losses	22,968	27,959	17,318	22,812	58,833
Non-interest income	189,605	200,591	201,493	218,784	201,013
Non-interest expense	292,632	315,372	316,774	339,725	309,031

Income before income taxes	182,590	158,400	191,227	200,980	220,730
Income taxes	56,239	50,565	64,078	70,957	77,988

Net income	126,351	107,835	127,149	130,023	142,742
Preferred stock dividends and discount accretion	—	14,362	13,280	13,126	12,984

Net income available to common shareholders	$126,351	$93,473	$113,869	$116,897	$129,758

Per common share:
Basic	$1.88	$1.39	$1.69	$1.72	$1.90
Diluted	$1.88	$1.39	$1.69	$1.72	$1.90

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and its subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2013. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

  •
  The Company relies, in part, on external financing to fund the Company's operations from the FHLB, the Fed and other sources and the unavailability of such funding sources in the future could adversely impact the Company's growth strategy, prospects and performance.

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

Overview

        The Company, which is headquartered in Laredo, Texas, with 211 facilities and 321 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a liquidating subsidiary, and a fifty percent interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2013 was 8.95% as compared to 7.17% for the year ended December 31, 2012.

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

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2013	December 31, 2012	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$12,079,477	$11,882,673	1.7%
Net loans	5,129,074	4,716,811	8.7
Deposits	8,243,425	8,287,213	(0.5)
Other borrowed funds	1,223,950	749,027	63.4
Junior subordinated deferrable interest debentures	190,726	190,726	—
Shareholders' equity	1,424,408	1,435,708	(.8)

Consolidated Statements of Income Information

	Year Ended December 31, 2013	Year Ended December 31, 2012	Percent Increase (Decrease) 2013 vs. 2012	Year Ended December 31, 2011	Percent Increase (Decrease) 2012 vs. 2011
	(Dollars in Thousands)
Interest income	$363,217	$375,639	(3.3)%	$418,124	(10.2)%
Interest expense	54,632	74,499	(26.7)	94,298	(21.0)
Net interest income	308,585	301,140	2.5	323,826	(7.0)
Provision for probable loan losses	22,968	27,959	(17.9)	17,318	61.4
Non-interest income	189,605	200,591	(5.5)	201,493	(.4)
Non-interest expense	292,632	315,372	(7.2)	316,774	(.4)
Net income	126,351	107,835	17.2	127,149	(15.2)
Net income available to common shareholders	126,351	93,473	35.2	113,869	(17.9)
Per common share:
Basic	$1.88	$1.39	35.3%	$1.69	(17.8)%
Diluted	1.88	1.39	35.3	1.69	(17.8)

Net Income

        Net income available to common shareholders for the year ended December 31, 2013 increased by 35.2% as compared to the same period in 2012. Net income available to common shareholders for the year ended December 31, 2013 was positively affected by the repayment of the TARP funds in the fourth quarter of 2012, which eliminated the continued payment of dividends on the Senior Preferred Stock that had been held by the U.S. Treasury, as well as the sale of available for sale securities totaling $6.2 million, net of tax. The securities sales were a result of the Company re-positioning a portion of the investment portfolio. Net income for the same period was negatively impacted by a charge of $8.0 million, net of tax, as a result of the Company's lead bank subsidiary's early termination of a portion of its long-term repurchase agreements in order to help manage its long-term funding costs. Net income for the year ended December 31, 2013 was positively impacted by improving net interest margins as a result of lower rates paid on securities sold under repurchase agreements and time deposits. Net income for the years ended December 31, 2013 and 2012 was negatively impacted by slow loan demand, although it is improving, and yields in the bond markets. Net income also continues to be negatively affected by the burden of increasing compliance costs arising from the Dodd-Frank Act and heightened regulatory oversight. Net income for the year ended December 31, 2012 was negatively impacted by lower levels of revenue on interchange fee income and overdraft programs due to regulatory changes, as well as the burden of increasing compliance costs arising from the Dodd-Frank Act and heightened regulatory oversight. Net income for the year ended December 31, 2012 was positively impacted by the sale of available-for-sale investments securities totaling $25 million, net of tax. The securities sales were a result of the Company re-positioning a portion of the investment portfolio. Net income for the year ended December 31, 2012 was negatively impacted by a one-time charge of $20.5 million, net of tax, recorded in the third quarter as a result of the Company's lead bank subsidiary's early termination of a portion of its long-term repurchase agreements in order to help manage its long-term funding costs.

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

	For the years ended December 31,
	2013 Average Rate/Cost	2012 Average Rate/Cost	2011 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.35%	5.51%	5.63%
Foreign	3.44	3.82	4.13
Investment securities:
Taxable	1.73	1.95	2.40
Tax-exempt	5.54	5.55	5.29
Other	.25	.25	1.55

Total interest-earning assets	3.52%	3.68%	4.06%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	.13%	.19%	.30%
Time deposits:
Domestic	.60	.79	1.03
Foreign	.51	.67	.84
Securities sold under repurchase agreements	2.80	2.95	2.99
Other borrowings	.19	.24	.22
Junior subordinated deferrable interest debentures	2.45	3.46	5.66

Total interest bearing liabilities	.71%	.93%	1.13%

        The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets decreased 4.3%

from 3.68% in 2012 to 3.52% in 2013, and the rates paid on average interest-bearing liabilities decreased 23.7% from .93% in 2012 to .71% in 2013. The yield on average interest-earning assets decreased 9.4% from 4.06% in 2011 to 3.68% in 2012, and the rates paid on average interest-bearing liabilities decreased 17.7% from 1.13% in 2011 to .93% in 2012. The majority of the Company's taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

        The following table analyzes the changes in net interest income during 2013, 2012 and 2011 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2013 compared to 2012 Net increase (decrease) due to			2012 compared to 2011 Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$3,927	$(7,859)	$(3,932)	$(15,564)	$(4,571)	$(20,135)
Foreign	(960)	(669)	(1,629)	(391)	(1,162)	(1,553)
Investment securities:
Taxable	3,395	(11,082)	(7,687)	20,976	(42,432)	(21,456)
Tax-exempt	1,217	(3)	1,214	2,346	505	2,851
Other	(387)	(1)	(388)	471	(823)	(352)

Total interest income	$7,192	$(19,614)	$(12,422)	$7,838	$(48,483)	$(40,645)

Interest incurred on:
Savings and interest bearing demand deposits	$137	$(1,663)	$(1,526)	$928	$(2,528)	$(1,600)
Time deposits:
Domestic	(1,644)	(2,737)	(4,381)	(1,077)	(7,411)	(8,488)
Foreign	(2,019)	(2,129)	(4,148)	(332)	(6,591)	(6,923)
Securities sold under repurchase agreements	(6,948)	(1,526)	(8,474)	(1,912)	(41)	(1,953)
Other borrowings	1,003	(411)	592	162	192	354
Junior subordinated deferrable interest debentures	—	(1,930)	(1,930)	(337)	(791)	(1,128)

Total interest expense	$(9,471)	$(10,396)	$(19,867)	$(2,568)	$(17,170)	$(19,738)

Net interest income	$16,663	$(9,218)	$7,445	$10,406	$(31,313)	$(20,907)

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

        The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2013, in rising rate scenarios of 150, 300 and 400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15% and 20%, respectively. At December 31, 2013, the income simulations show that a rate shift of 150, 300 and 400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by (2.01)%, (1.98)% and (1.46)%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$68,823	$71,768	$118,505	$108,023	$68,314
Accruing loans contractually past due ninety days or more as to interest or principal payments	7,197	14,769	14,268	19,347	11,986

        The allowance for probable loan losses increased 20.6% to $70,161,000 at December 31, 2013 from $58,193,000 at December 31, 2012. The allowance was 1.3% of total loans, net of unearned income at December 31, 2013 and 1.2% at December 31, 2012. The provision for probable loan losses charged to expense decreased $4,991,000 to $22,968,000 for the year ended December 31, 2013 from $27,959,000 for the same period in 2012 primarily due to the continued workout of impaired loans previously identified by the Company. The Company's provision for probable loan losses decreased for the year ended December 31, 2013 compared to the year ended December 31, 2012, mainly due to four commercial real estate relationships charged off in 2012 when the Company determined that further collection of the loan was not anticipated based on the borrowers' financial condition. The Company's provision for probable loan losses decreased for the year ended December 31, 2010 compared to the year ended December 31, 2009 mainly due to the decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value greater than the carrying value. Although the Texas and Oklahoma economies are performing better and appear to be recovering faster than other parts of the country, the long term weak economic environment may continue to reveal new problems within these markets. Loans accounted for as "troubled debt restructuring," which are included in impaired loans, were not significant and totaled $20,358,000 and $29,395,000 as of December 31, 2013 and December 31, 2012, respectively. See Note 1 to the Consolidated Financial Statements.

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$—	$—	$—	$7	$24
Accruing loans contractually past due ninety days or more as to interest or principal payments	—	264	20	501	103

        The gross income that would have been recorded during 2013, 2012 and 2011 on non-accrual loans in accordance with their original contract terms was $4,088,000, $2,549,000 and $4,114,000 on domestic loans and $0, $0, and $0 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2013, 2012 and 2011 was $0, $0, and $31,000 on domestic loans and $0, $0, and $0 for foreign loans, respectively.

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

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $1,906,602,000 and $1,650,410,000 at December 31, 2013 and 2012, respectively. See Note 19 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,199,235	$4,775,004	$5,053,475	$5,410,003	$5,667,262

Average loans outstanding during the year (Note 1)	$4,978,833	$4,932,728	$5,261,601	$5,542,230	$5,748,789

Balance of allowance at January 1	$58,193	$84,192	$84,482	$95,393	$73,461
Provision charged to expense	22,968	27,959	17,318	22,812	58,833
Loans charged off:
Domestic:
Commercial, financial and agricultural	(12,342)	(48,445)	(18,085)	(7,702)	(14,565)
Real estate—mortgage	(1,252)	(1,417)	(2,109)	(2,973)	(2,500)
Real estate—construction	(278)	(7,617)	(1,467)	(22,186)	(17,953)
Consumer	(561)	(756)	(1,067)	(2,152)	(2,690)
Foreign	(22)	(111)	(171)	(227)	(831)

Total loans charged off:	(14,455)	(58,346)	(22,899)	(35,240)	(38,539)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	2,842	3,767	4,422	626	519
Real estate—mortgage	359	208	328	517	128
Real estate—construction	87	229	171	16	19
Consumer	162	184	211	256	937
Foreign	5	—	159	102	35

Total recoveries	3,455	4,388	5,291	1,517	1,638

Net loans charged off	(11,000)	(53,958)	(17,608)	(33,723)	(36,901)

Balance of allowance at December 31	$70,161	$58,193	$84,192	$84,482	$95,393

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.22%	1.09%	.33%	.61%	.64%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.35%	1.22%	1.67%	1.56%	1.68%

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

        The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2013		2012		2011		2010		2009
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	47,676	55.7%	$34,206	52.8%	$51,847	50.6%	$38,439	48.5%	$47,676	47.8%
Real estate—Mortgage	8,061	16.3	8,838	17.6	9,322	17.7	12,670	17.5	16,825	16.8
Real estate—Construction	12,541	23.2	12,720	24.0	19,940	25.2	26,695	27.2	27,918	27.9
Consumer	750	1.3	1,289	1.6	1,724	1.9	6,241	2.3	2,581	2.6
Foreign	1,133	3.5	1,140	4.0	1,359	4.6	437	4.5	393	4.9

	$70,161	100.0%	$58,193	100.0%	$84,192	100.0%	$84,482	100.0%	$95,393	100.0%

        The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses.

        The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower's financial condition would indicate so. Generally, unsecured consumer loans are charged off when 90 days past due. The increase in charge-offs for the year ended December 31, 2012 compared to the year ended December 31, 2011 was largely due to the charge-off of a $22 million deficiency note on a large credit, which deficiency note was secured with a pool of assets of family trusts of the original creditors. Due to the complexities and delays in liquidating the pool of assets securing the note, the Company made the decision to charge off the loan.

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses within the existing portfolio of loans. The Company's allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues" and includes allowance allocations calculated in accordance with ASC 310, "Receivables" and ASC 450, "Contingencies." The reserve allocated to all categories increased by approximately $12.0 million from 2012 to 2013. The increase can be attributed to a specific reserve of $12.0 million on a previously identified impaired commercial loan that further deteriorated during 2013. The reserve allocated to all categories of loans decreased approximately $26.0 million from 2011 to 2012. The decrease in the reserve is mainly due to the continued workout of the impaired loans previously identified by the Company. The reserve allocated to all categories decreased $10.9 million from 2009 to 2010. The decrease in the reserve from 2009 to 2010 is mainly due to a decrease in the required reserves for impaired loans analyzed on an individual basis. The impaired loans have been measured based on the fair value of collateral. The majority of these loans show a fair value, after considering selling costs, greater than the carrying value. Please refer to Note 4—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2013 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 24. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company's estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non-Interest Income

	Year Ended December 31, 2013	Year Ended December 31, 2012	Percent Increase (Decrease) 2013 vs. 2012	Year Ended December 31, 2011	Percent Increase (Decrease) 2012 vs. 2011
	(Dollars in Thousands)
Service charges on deposit accounts	$97,087	$93,128	4.3%	$97,968	(4.9)%
Other service charges, commissions and fees
Banking	41,075	38,523	6.6	50,686	(24.0)
Non-banking	7,116	6,998	1.7	7,304	(4.2)
Investment securities transactions, net	9,601	38,446	(75.0)	17,285	122.4
Other investments, net	22,383	13,339	67.8	16,041	(16.8)
Other income	12,343	10,157	21.5	12,209	(16.8)

Total non-interest income	$189,605	$200,591	(5.5)%	$201,493	(.4)%

        Total non-interest income decreased 5.5% for the year ended December 31, 2013 when compared to the same period of 2012. Investment securities transactions decreased for the year ended December 31, 2013 compared to the same period of 2012 due to securities sales that occurred in 2012 as a result of the Company re-positioning a portion of the investment portfolio. Other investments income for the year ended December 31, 2013 was positively impacted by the sale of assets in a partnership where the holding company held an equity position, resulting in income of $5.5 million. Banking service charges, commissions and fees decreased 24% for the twelve months ended December 31, 2012 compared to the same period of 2011 primarily due to the impact of regulatory changes related to interchange fee income and overdraft programs.

Non-Interest Expense

	Year Ended December 31, 2013	Year Ended December 31, 2012	Percent Increase (Decrease) 2013 vs. 2012	Year Ended December 31, 2011	Percent Increase (Decrease) 2012 vs. 2011
	(Dollars in Thousands)
Employee compensation and benefits	$119,845	$118,041	1.5%	$126,004	(6.3)%
Occupancy	31,766	34,608	(8.2)	38,722	(10.6)
Depreciation of bank premises and equipment	26,017	26,756	(2.8)	34,935	(23.4)
Professional fees	13,146	14,369	(8.5)	12,998	10.5
Deposit insurance assessments	6,737	7,709	(12.6)	9,047	(14.8)
Net expense, other real estate owned	6,896	8,929	(22.8)	14,817	(39.7)
Amortization of identified intangible assets	4,633	4,651	(.4)	5,293	(12.1)
Advertising	7,034	7,017.2		5,807	20.8
Early termination fee—securities sold under repurchase agreements	12,303	31,550	(61.0)	—	100.0
Impairment charges (Total other-than-temporary impairment charges, $(431) less loss of $1,805, $(916) less gain of $(123), and $(1,003) less loss of $26, included in other comprehensive (loss) income)	1,374	1,039	32.2	977	6.3
Other	62,881	60,703	3.6	68,174	(11.0)

Total non-interest expense	$292,632	$315,372	(7.2)%	$316,774	(.4)%

        Non-interest expense for the year ended December 31, 2013 decreased by 7.2% compared to the same period of 2012. Non-interest expense for the twelve months ended December 31, 2013 and 2012 was negatively impacted by charges of $12.3 million and $31.6 million, respectively, recorded by the Company's lead bank subsidiary. The lead bank subsidiary terminated portions of its long-term repurchase agreements outstanding in order to help manage its long-term funding costs. Non-interest expense for 2011 was negatively impacted by a valuation allowance taken for a foreclosed real estate project, included in "net expense, other real estate owned," in the table above. After evaluation of the carrying value of the foreclosed real estate, the Company determined that the property required a valuation allowance. The Company recorded other-than-temporary impairment charges of $1.4 million, $1 million, and $977 thousand on non-agency mortgage-backed securities, representing the credit related impairment on the securities in during 2013, 2012 and 2011, respectively. During the fourth quarter of 2011, the Company also recognized charges of $5.36 million, before tax, related to the closing of fifty-five (55) in-store branches by December 31, 2011. The charges are included in "Depreciation of bank premises and equipment" and "Other" in the table above.

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

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2013, 2012 and 2011:

	December 31,
	2013	2012	2011
	(Dollars in Thousands)
Residential mortgage-backed securities
Available for sale	$5,027,701	$5,265,204	$4,969,263
Obligations of states and political subdivisions
Available for sale	248,410	238,675	224,761
Equity securities
Available for sale	28,468	21,136	19,891
Other securities
Held to maturity	2,400	2,400	2,450

Total	$5,306,979	$5,527,415	$5,216,365

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2013 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Residential mortgage-backed securities	$22	8.0%	$19,887	5.03%	$638,363	2.63%	$4,437,893	2.71%
Obligations of states and political subdivisions	—	—	—	—	704	6.24	247,650	5.45
Equity securities	325	—	—	—	—	—	27,750	2.07
Other securities	—	—	—	—	—	—	—	—

Total	$347.50%		$19,887	5.03%	$639,067	2.64%	$4,713,293	2.85%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$125	1.43%	$2,275	1.36%	$—	—%	$—		%

Total	$125	1.43%	$2,275	1.36%	$—	—%	$—	—%

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

Loans

        The amounts of loans outstanding, by classification, at December 31, 2013, 2012, 2011, 2010 and 2009 are shown in the following table:

	December 31,
	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,894,779	$2,525,380	$2,560,102	$2,615,878	$2,703,379
Real estate—mortgage	847,692	838,467	895,870	948,982	954,010
Real estate—construction	1,208,508	1,147,669	1,273,389	1,473,471	1,583,057
Consumer	66,414	74,514	94,109	126,047	146,331
Foreign	181,842	188,974	230,005	245,625	280,485

Loans, net of unearned discount	$5,199,235	$4,775,004	$5,053,475	$5,410,003	$5,667,262

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2013, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$780,975	$1,837,848	$275,956	$2,894,779
Real estate—construction	530,378	638,562	39,568	1,208,508
Foreign	124,578	41,200	16,064	181,842

Total	$1,435,931	$2,517,610	$331,588	$4,285,131

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$210,378	$2,307,232
Due after five years	64,160	267,428

Total	$274,538	$2,574,660

International Operations

        On December 31, 2013, the Company had $181,842,000 (1.5% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2013 and 2012 is presented below.

	For the year ended December 31,
	2013		2012
	Amount of Loans	Related Allowance for Probable Losses	Amount of Loans	Related Allowance for Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$122,314	$506	$131,775	$551
Secured by United States real estate	27,817	319	24,005	236
Secured by other United States collateral (securities, gold, silver, etc.)	1,003	12	1,352	18
Unsecured	1,163	6	654	6
Other (principally Mexico real estate)	29,545	290	31,188	329

	$181,842	$1,133	$188,974	$1,140

        The transactions for the years ended December 31, 2013, 2012 and 2011, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

	2013	2012	2011
	(Dollars in Thousands)
Balance at January 1,	$1,140	$1,359	$437
Charge-offs	(22)	(111)	(171)
Recoveries	5	—	159

Net charge-offs	(17)	(111)	(12)
Charge (credit) to expense	10	(108)	934

Balance at December 31	$1,133	$1,140	$1,359

Deposits

	2013 Average Balance	2012 Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,097,318	$1,832,870
Foreign	497,409	239,669

Total demand non-interest bearing	2,594,727	2,072,539

Savings and interest bearing demand
Domestic	2,358,990	2,289,706
Foreign	520,125	516,951

Total savings and interest bearing demand	2,879,115	2,806,657

Time certificates of deposit
$100,000 or more:
Domestic	899,847	1,037,528
Foreign	968,962	1,234,984
Less than $100,000:
Domestic	565,403	636,062
Foreign	337,610	373,235

Total time, certificates of deposit	2,771,822	3,281,809

Total deposits	$8,245,664	$8,161,005

	2013	2012	2011
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$3,182	$4,487	$6,549
Foreign	580	801	1,234

Total savings and interest bearing demand	3,762	5,288	7,783

Time, certificates of deposit
$100,000 or more
Domestic	5,761	8,263	10,299
Foreign	5,590	9,148	11,512
Less than $100,000
Domestic	3,065	4,945	7,468
Foreign	1,028	1,617	2,277

Total time, certificates of deposit	15,444	23,973	31,556

Total interest expense on deposits	$19,206	$29,261	$39,339

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2013, were as follows:

Due within 3 months or less	$673,126
Due after 3 months and within 6 months	441,749
Due after 6 months and within 12 months	494,928
Due after 12 months	185,837

$1,795,640

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2013 were $8,243,425,000, a decrease of .5% from $8,287,213,000 at December 31, 2012.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2013, 2012 and 2011 follows (Note 1):

	Years ended December 31,
	2013	2012	2011
Percentage of net income to:
Average shareholders' equity	8.95%	7.17%	8.71%
Average total assets	1.07	.91	1.08
Percentage of average shareholders' equity to average total assets	11.93	12.68	12.42
Percentage of cash dividends per share to net income per share	22.87	28.78	22.49

(Note 1)    The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company's bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 28%, 28%, and 29% of the Company's bank subsidiaries' total deposits at each of the years ended December 31, 2013, 2012 and 2011, respectively. Other important funding sources for the Company's bank subsidiaries have been borrowings from the Federal Home Loan Bank ("FHLB"), securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Primary liquidity of the Company and its subsidiaries has been maintained by means of increased investment in shorter-term securities, certificates of deposit and repurchase agreements. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities, and respond accordingly to anticipate fluctuations in interest rates over reasonable periods of time.

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

        The net interest rate sensitivity at December 31, 2013, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

 INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2013	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$552,691	$1,158,451	$3,347,427	$248,410	$5,306,979
Loans, net of non-accruals	3,900,925	243,071	300,286	692,130	5,136,412

Total earning assets	$4,453,616	$1,401,522	$3,647,713	$940,540	$10,443,391

Cumulative earning assets	$4,453,616	$5,855,138	$9,502,851	$10,443,391

Rate sensitive liabilities
Time deposits	$1,066,670	$1,301,276	$283,301	$56	$2,651,303
Other interest bearing deposits	2,925,612	—	—	—	2,925,612
Securities sold under repurchase agreements	331,860	14,505	611,016	—	957,381
Other borrowed funds	1,215,000	—	—	8,950	1,223,950
Junior subordinated deferrable interest debentures	190,726	—	—	—	190,726

Total interest bearing liabilities	$5,729,868	$1,315,781	$894,317	$9,006	$7,948,972

Cumulative sensitive liabilities	$5,729,868	$7,045,649	$7,939,966	$7,948,972

Repricing gap	$(1,276,252)	$85,741	$2,753,396	$931,534	$2,494,419
Cumulative repricing gap	(1,276,252)	(1,190,511)	1,562,885	2,494,419
Ratio of interest-sensitive assets to liabilities	.78	1.07	4.08	104.43	1.31
Ratio of cumulative, interest- sensitive assets to liabilities	.78	.83	1.20	1.31

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

        The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2013, in rising rate scenarios of 150, 300 and 400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15% and 20%, respectively. At

December 31, 2013, the income simulations show that a rate shift of 150, 300 and 400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by (2.01)%, (1.98)% and (1.46)%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2013, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $584,000,000, assuming that each bank subsidiary continues to be classified as "well-capitalized" under the applicable regulations. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $927,033,000 as of December 31, 2013. The undivided profits of the bank subsidiaries were approximately $920,060,000 as of December 31, 2013. Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company was restricted in the payment of dividends and was not allowed without the Treasury Department's consent, to declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceased to exist on December 23, 2011 and the Company exited the TARP program when it finalized the repayment of all the TARP funds on November 28, 2012.

        At December 31, 2013, the Company has outstanding $1,223,950,000 in other borrowed funds and $190,726,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2013, shareholders' equity was $1,424,408,000 compared to $1,435,708,000 at December 31, 2012, a decrease of $11,300,000 or .8%. Shareholders' equity decreased due to the payment of cash dividends to shareholders and accumulated other comprehensive loss. The accumulated other comprehensive loss is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 11.61% at December 31, 2013 and 10.86% at December 31, 2012. The core deposit intangibles and goodwill of $285,718,000 as of December 31, 2013, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well-capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 19.33% and 19.65% and risk weighted total capital ratios of 20.36% and 20.60% as of December 31, 2013 and 2012, respectively, which are well above the minimum regulatory requirements and exceed the well-capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2013 and December 31, 2012, the principal amount of debentures outstanding totaled $190,726,000. As a result of the participation in the TARP Capital Purchase Program, the Company was not permitted, without the consent of the Treasury Department, to redeem any of the Debentures. This restriction ceased to exist on December 23, 2011. The Company completed the repayment of the TARP funds on November 28, 2012. One half of the Trust I securities were redeemed on June 8, 2011 and the remaining one half of the Trust I securities were redeemed on July 1, 2011, with the consent of the Treasury Department.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2013 and December 31, 2012, the total $190,726,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2013:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date(1)
	(in thousands)
Trust VI	$25,774	Quarterly	3.69%	LIBOR + 3.45	November 2032	February 2008
Trust VII	10,310	Quarterly	3.49%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	25,774	Quarterly	3.29%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.87%	LIBOR + 1.62	October 2036	October 2011
Trust X	34,021	Quarterly	1.89%	LIBOR + 1.65	February 2037	February 2012
Trust XI	32,990	Quarterly	1.87%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.69%	LIBOR + 1.45	September 2037	September 2012

	$190,726

(1)
The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2013:

	Payments due by Period
	(Dollars in Thousands)
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Securities sold under repurchase agreements	$957,381	$246,365	$11,016	$700,000	$—
Federal Home Loan Bank borrowings	1,223,950	1,215,193	407	436	7,914
Junior subordinated deferrable interest debentures	190,726	—	—	—	190,726
Operating leases	10,787	4,330	4,908	1,322	227

Total Contractual Cash Obligations	$2,382,844	$1,465,888	$16,331	$701,758	$198,867

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2013:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Financial and Performance Standby Letters of Credit	$108,683	$87,384	$21,289	$10	$—
Commercial Letters of Credit	21,434	21,434	—	—	—
Credit Card Lines	61,120	61,120	—	—	—
Other Commercial Commitments	1,715,365	948,473	536,149	137,536	93,207

Total Commercial Commitments	$1,906,602	$1,118,411	$557,438	$137,546	$93,207

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

        The Company considers its Allowance for Probable Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific impaired loans, which are based on a review of the individual characteristics of each loan, including the customer's ability to repay the loan, the underlying collateral values, and the industry in which the customer operates, (ii) allowances based on actual historical loss experience for similar types of loans in the Company's loan portfolio, and (iii) allowances based on general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things. See also discussion regarding the allowance for probable loan losses and provision for probable loan losses included in the results of operations and "Provision and Allowance for Probable Loan Losses" included in Notes 1 and 4 of the Notes to Consolidated Financial Statements.

        The loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on the Company's internal classified report. Additionally, the Company's credit department reviews the majority of the Company's loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, the Company will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

        The Company's internal classified report is segregated into the following categories: (i) "Special Review Credits," (ii) "Watch List—Pass Credits," or (iii) "Watch List—Substandard Credits." The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The "Special Review Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Pass Credits" category reflect the Company's opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant "extra attention." The "Watch List—Pass Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Substandard Credits" classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the Company if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits ASC 310-10, "Receivables," and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310-10, is based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate; (ii) the loan's observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated as impaired under ASC 310-10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

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

Preferred Stock, Common Stock and Dividends

        The Company had issued and outstanding 67,208,261 shares of $1.00 par value Common Stock held by approximately 2,251 holders of record at February 19, 2014. The book value of the Common Stock at December 31, 2013 was $22.24 per share compared with $22.24 per share at December 31, 2012. On November 28, 2012, the Company completed the repurchase of all the 216,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation preference of $1,000 per share that it had issued to the Treasury Department under TARP. The Company repaid all of the $216 million of TARP funds during the second half of 2012. Under the TARP program, the Company also issued to the Treasury Department a warrant to purchase 1,326,238 shares of the Company's common stock at a price per share of $24.43 and with a term of ten years (the "Warrant"). On June 12, 2013, the U.S. Treasury sold the Warrant to a third party. As of February 19, 2014, the Warrant is still outstanding.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock during 2013 and 2012, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2013. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $21.42 per share at February 19, 2014.

		High	Low
2013:	First quarter	$21.00	$18.26
	Second quarter	22.93	17.95
	Third quarter	25.85	20.85
	Fourth quarter	27.20	21.34

		High	Low
2012:	First quarter	$21.89	$18.32
	Second quarter	21.49	17.57
	Third quarter	20.40	17.45
	Fourth quarter	19.47	16.92

        The Company paid cash dividends to the common shareholders of $.20 per share on April 20, 2013 to all holders of record on April 1, 2013 and $.23 per share on October 15, 2013 to all holders of record on September 30, 2013, or $28,894,000 in the aggregate during 2013. The Company paid cash dividends to the common shareholders of $.20 per share on April 20, 2012 to all holders of record on April 2, 2013 and $.20 per share on October 15, 2012 to all holders of record on September 28, 2012, or $26,894,000 in the aggregate during 2012.

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

        In addition, the Company has not issued common stock dividends during the last five-year period ending December 31, 2013.

        The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

        In April 2009, following receipt of the Treasury Department's consent, the Board of Directors re-established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following twelve months and on February 28, 2013, the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40 million of common stock during the twelve month period commencing on April 9, 2013, which repurchase cap the Board is inclined to increase over time. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 19, 2014, a total of 7,843,293 shares had been repurchased under all programs at a cost of $237,536,000.

        Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2013.

	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of a Publicly- Announced Program	Approximate Dollar Value of Shares Available for Repurchase(1)
October 1—October 31, 2013	—	—	—	$40,000,000
November 1—November 30, 2013	—	—	—	40,000,000
December 1—December 31, 2013	—	—	—	40,000,000

Total	—	$—	—

(1)
The repurchase program was extended on February 28, 2013 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 9, 2014.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2013, with respect to the Company's equity compensation plans:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	515,143	$15.98	749,000

Total	515,143	$15.98	749,000

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Total Return To Shareholders
(Includes reinvestment of dividends)

		INDEXED RETURNS December 31,
	Base Period 2008
Company / Index		2009	2010	2011	2012	2013
International Bancshares Corporation	100	88.72	95.73	89.82	90.39	134.40
S&P 500 Index	100	126.46	145.51	148.59	172.37	228.19
S&P 500 Banks	100	93.41	111.94	99.94	124.16	168.52

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation and subsidiaries' internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992, and our report dated February 24, 2014 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting.

/s/ McGladrey LLP

Dallas, Texas
February 24, 2014

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2013 and 2012

(Dollars in Thousands, Except Per Share Amounts)

	2013	2012
Assets
Cash and due from banks	$274,785	$283,100
Investment securities:
Held to maturity (Market value of $2,400 on December 31, 2013 and $2,400 on December 31, 2012)	2,400	2,400
Available for sale (Amortized cost of $5,372,594 on December 31, 2013 and $5,423,189 on December 31, 2012)	5,304,579	5,525,015

Total investment securities	5,306,979	5,527,415
Loans	5,199,235	4,775,004
Less allowance for probable loan losses	(70,161)	(58,193)

Net loans	5,129,074	4,716,811
Bank premises and equipment, net	504,842	481,287
Accrued interest receivable	30,654	31,034
Other investments	388,563	372,739
Identified intangible assets, net	3,186	7,819
Goodwill	282,532	282,532
Other assets	158,862	179,936

Total assets	$12,079,477	$11,882,673

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition (Continued)

December 31, 2013 and 2012

(Dollars in Thousands, Except Per Share Amounts)

	2013	2012
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$2,666,510	$2,465,750
Savings and interest bearing demand	2,925,612	2,867,151
Time	2,651,303	2,954,312

Total deposits	8,243,425	8,287,213
Securities sold under repurchase agreements	957,381	1,129,679
Other borrowed funds	1,223,950	749,027
Junior subordinated deferrable interest debentures	190,726	190,726
Other liabilities	39,587	90,320

Total liabilities	10,655,069	10,446,965

Shareholders' equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,743,592 shares on December 31, 2013 and 95,724,517 shares on December 31, 2012	95,744	95,725
Surplus	163,947	163,287
Retained earnings	1,467,000	1,369,543
Accumulated other comprehensive (loss) income (including $(5,646) on December 31, 2013 and $(6,811) on December 31, 2012 of comprehensive loss related to other-than-temporary impairment for non-credit related issues)	(43,774)	65,662

	1,682,917	1,694,217
Less cost of shares in treasury, 28,537,180 shares on December 31, 2013 and December 31, 2012	(258,509)	(258,509)

Total shareholders' equity	1,424,408	1,435,708

Total liabilities and shareholders' equity	$12,079,477	$11,882,673

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands, Except Per Share Amounts)

	2013	2012	2011
Interest income:
Loans, including fees	$263,027	$268,588	$292,514
Investment securities:
Taxable	87,198	94,885	113,650
Tax-exempt	12,877	11,663	10,091
Other interest income	115	503	1,869

Total interest income	363,217	375,639	418,124

Interest expense:
Savings and interest bearing demand deposits	3,762	5,288	7,783
Time deposits	15,444	23,973	31,556
Securities sold under repurchase agreements	29,171	37,645	42,263
Other borrowings	1,590	998	1,623
Junior subordinated deferrable interest debentures	4,665	6,595	11,073

Total interest expense	54,632	74,499	94,298

Net interest income	308,585	301,140	323,826
Provision for probable loan losses	22,968	27,959	17,318

Net interest income after provision for probable loan losses	285,617	273,181	306,508

Non-interest income:
Service charges on deposit accounts	97,087	93,128	97,968
Other service charges, commissions and fees
Banking	41,075	38,523	50,686
Non-banking	7,116	6,998	7,304
Investment securities transactions, net	9,601	38,446	17,285
Other investments, net	22,383	13,339	16,041
Other income	12,343	10,157	12,209

Total non-interest income	189,605	200,591	201,493

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Continued)

Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands, Except Per Share Amounts)

	2013	2012	2011
Non-interest expense:
Employee compensation and benefits	$119,845	$118,041	$126,004
Occupancy	31,766	34,608	38,722
Depreciation of bank premises and equipment	26,017	26,756	34,935
Professional fees	13,146	14,369	12,998
Deposit insurance assessments	6,737	7,709	9,047
Net expense, other real estate owned	6,896	8,929	14,817
Amortization of identified intangible assets	4,633	4,651	5,293
Advertising	7,034	7,017	5,807
Early termination fee—securities sold under repurchase agreements	12,303	31,550	—
Impairment charges (Total other-than-temporary impairment charges, $(431) less loss of $1,805, $(916) less gain of $(123), and $(1,003) less loss of $26, included in other comprehensive (loss) income)	1,374	1,039	977
Other	62,881	60,703	68,174

Total non-interest expense	292,632	315,372	316,774

Income before income taxes	182,590	158,400	191,227
Provision for income taxes	56,239	50,565	64,078

Net income	$126,351	$107,835	$127,149
Preferred stock dividends and discount accretion	—	14,362	13,280

Net income available to common shareholders	$126,351	$93,473	$113,869

Basic earnings per common share:
Weighted average number of shares outstanding	67,195,180	67,236,681	67,506,554
Net income	$1.88	$1.39	$1.69

Fully diluted earnings per common share:
Weighted average number of shares outstanding	67,314,859	67,313,963	67,569,468
Net income	$1.88	$1.39	$1.69

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	2013	2012	2011
Net income	$126,351	$107,835	$127,149
Other comprehensive income, net of tax:
Net unrealized holding (losses) gains on securities available for sale arising during period (net of tax effects of $(56,048), $2,701, and $35,960)	(104,088)	5,018	66,782
Reclassification adjustment for gains on securities available for sale included in net income (net of tax effects of $(3,360), $(13,456), and $(6,050))	(6,241)	(24,990)	(11,235)
Reclassification adjustment for impairment charges on available for sale securities included in net income (net of tax effects of $481, $364, and $342)	893	675	635

	(109,436)	(19,297)	56,182

Comprehensive income	$16,915	$88,538	$183,331

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2013, 2012 and 2011

(in Thousands, except share and per share amounts)

	Preferred Stock	Number of Shares	Common Stock	Surplus	Retained Earnings	Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2010	$208,068	95,711	$95,711	$162,276	$1,214,743	$28,777	$(250,358)	$1,459,217
Net Income	—	—	—	—	127,149	—	—	127,149
Dividends:
Cash ($.38 per share)	—	—	—	—	(25,648)	—	—	(25,648)
Preferred stock (5%) including discount accretion	2,480	—	—	—	(13,280)	—	—	(10,800)
Purchase of treasury (425,655 shares)	—	—	—	—	—	—	(6,435)	(6,435)
Exercise of stock options	—	9	9	104	—	—	—	113
Stock compensation expense recognized in earnings	—	—	—	387	—	—	—	387
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	56,182	—	56,182

Balance at December 31, 2011	210,548	95,720	95,720	162,767	1,302,964	84,959	(256,793)	1,600,165
Net Income	—	—	—	—	107,835	—	—	107,835
Dividends:
Cash ($.40 per share)	—	—	—	—	(26,894)	—	—	(26,894)
Preferred stock (5%) including discount accretion	5,452	—	—	—	(14,362)	—	—	(8,910)
Redemption of Series A Preferred Shares (216,000 shares)	(216,000)	—	—	—	—	—	—	(216,000)
Purchase of treasury stock (95,466 shares)	—	—	—	—	—	—	(1,716)	(1,716)
Exercise of stock options	—	5	5	46	—	—	—	51
Stock compensation expense recognized in earnings	—	—	—	474	—	—	—	474
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(19,297)	—	(19,297)

Balance at December 31, 2012	—	95,725	95,725	163,287	1,369,543	65,662	(258,509)	1,435,708
Net Income	—	—	—	—	126,351	—	—	126,351
Dividends:
Cash ($.43 per share)	—	—	—	—	(28,894)	—	—	(28,894)
Exercise of stock options	—	19	19	246	—	—	—	265
Stock compensation expense recognized in earnings	—	—	—	414	—	—	—	414
Other comprehensive loss, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(109,436)	—	(109,436)

Balance at December 31, 2013	—	95,744	$95,744	$163,947	$1,467,000	$(43,774)	$(258,509)	$1,424,408

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands)

	2013	2012	2011
Operating activities:
Net income	$126,351	$107,835	$127,149
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	22,968	27,959	17,318
Specific reserve, other real estate owned	1,204	1,776	9,806
Accretion of time deposit discounts	—	—	(11)
Depreciation of bank premises and equipment	26,017	26,756	34,935
Gain on sale of bank premises and equipment	(2,089)	(538)	(361)
(Gain) loss on sale of other real estate owned	(460)	488	(738)
Accretion of investment securities discounts	(4,025)	(3,195)	(2,081)
Amortization of investment securities premiums	44,245	30,501	18,362
Investment securities transactions, net	(9,601)	(38,446)	(17,285)
Impairment charges on available for sale securities	1,374	1,039	977
Accretion of junior subordinated debenture discounts	—	—	9
Amortization of identified intangible assets	4,633	4,651	5,293
Stock based compensation expense	414	474	387
Earnings from affiliates and other investments	(18,806)	(9,892)	(11,633)
Deferred tax (benefit) expense	(1,819)	7,923	(2,299)
Decrease in accrued interest receivable	380	968	3,658
Decrease (increase) in other assets	20,612	(5,392)	2,303
(Decrease) increase in other liabilities	(2,272)	7,106	(4,966)

Net cash provided by operating activities	209,126	160,013	180,823

Investing activities:
Proceeds from maturities of securities	1,200	1,125	1,425
Proceeds from sales and calls of available for sale securities	178,123	1,382,231	1,102,849
Purchases of available for sale securities	(1,384,254)	(3,081,034)	(2,231,330)
Principal collected on mortgage backed securities	1,223,532	1,294,197	999,419
Net (increase) decrease in loans	(444,919)	170,072	306,915
Purchases of other investments	(2,475)	(4,228)	(11,941)
Distributions (contributions) from other investments	5,457	(7,410)	33,320
Purchases of bank premises and equipment	(50,016)	(62,030)	(20,393)
Proceeds from sales of bank premises and equipment	2,533	7,575	1,719
Proceeds from sales of other real estate owned	23,170	38,766	25,324
Purchase of identified intangible asset	—	(280)	(174)

Net cash (used in) provided by investing activities	(447,649)	(261,016)	207,133

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2013, 2012 and 2011

(Dollars in Thousands)

	2013	2012	2011
Financing activities:
Net increase in non-interest bearing demand deposits	$200,760	$538,732	$287,942
Net increase in savings and interest bearing demand deposits	58,461	159,458	184,851
Net decrease in time deposits	(303,009)	(357,069)	(126,248)
Net decrease in securities sold under repurchase agreements	(172,298)	(218,950)	(84,641)
Other borrowed funds, net	474,923	254,866	(532,619)
Repayment of long-term debt	—	—	(10,400)
Purchase of treasury stock	—	(1,716)	(6,435)
Redemption of Series A preferred shares	—	(216,000)	—
Proceeds from stock transactions	265	51	113
Payments of cash dividends—common	(28,894)	(26,894)	(25,648)
Payments of cash dividends—preferred	—	(10,260)	(10,800)

Net cash provided by (used in) financing activities	230,208	122,218	(323,885)

(Decrease) increase in cash and cash equivalents	(8,315)	21,215	64,071
Cash and cash equivalents at beginning of year	283,100	261,885	197,814

Cash and cash equivalents at end of year	$274,785	$283,100	$261,885

Supplemental cash flow information:
Interest paid	$56,818	$77,431	$97,699
Income taxes paid	60,532	36,303	60,922
Non-cash investing and financing activities:
Purchases of available-for-sale securities not yet settled	—	—	72,538
Net transfers from loans to other real estate owned	9,688	54,441	32,005
Accrued dividends, preferred shares	—	—	1,350

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as "held-to-maturity" and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as "available-for-sale" or "trading" and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2013.

        Mortgage-backed securities held at December 31, 2013 and 2012 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies including the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), the Government National Mortgage Association ("Ginnie Mae") or other non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. Government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Other Real Estate Owned

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. Any subsequent write-downs are charged against other non-interest expense. Other real estate owned totaled $85,879,000 and $100,106,000 at December 31, 2013 and 2012, respectively. Other real estate owned is included in other assets.

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

        The Company evaluates uncertain tax positions at the end of each reporting period. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2013 and 2012, respectively, after evaluating all uncertain tax positions, the Company has recorded no liability for unrecognized tax benefits at the end of the reporting period. The Company would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2013, 2012 and 2011, the Company recognized no interest expense or penalties related to uncertain tax positions.

        The Company files consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2010.

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

Goodwill and Identified Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2013, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

        Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

exchanged either on its own or in combination with a related contract, asset, or liability. The Company's identified intangible assets relate to core deposits and contract rights. As of December 31, 2013, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale.

Advertising

        Advertising costs are expensed as incurred.

Reclassifications

        Certain amounts in the prior year's presentations have been reclassified to conform to the current presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.

New Accounting Standards

        In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-02 to ASC 220, "Comprehensive Income." The update amends existing literature to require an entity to provide information about the amounts reclassified out of other comprehensive income by component, and it also requires enhanced disclosure and cross reference on items reclassified out of accumulated other comprehensive income during the reporting period. The update is effective for reporting periods beginning after December 15, 2012. The adoption of the update to existing standards did not have a significant impact to the Company's consolidated financial statements.

        In July 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-11 to ASC 740, "Income Taxes." The update amends existing literature to eliminate diversity in practice in the presentation of unrecognized tax benefits in instances where a net operating loss carryforward, a similar tax loss or a tax credit carryforward also exist. The update clarifies how the unrecognized tax benefit should be presented in those situations where other tax losses or tax credit carryforwards exist. The update does not change the currently required disclosures for unrecognized tax benefits under current ASC 740 guidance. The update is effective for fiscal years and interim periods within those years beginning after December 15, 2013. The adoption of the update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

        In January 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-04 to ASC 310-40, "Receivables—Troubled Debt Restructurings by Creditors." The update amends existing literature to eliminate diversity in practice by clarifying and defining when an in substance repossession or foreclosure occurs. The terms "in substance a repossession or foreclosure" and "physical possession" are not currently defined in the accounting literature, resulting in diversity in practice when a creditor derecognizes a loan receivable and recognizes the real estate property collateralizing the loan receivable as an asset. Additionally, the update requires interim and annual disclosures of both the amount of foreclosed residential real estate property and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The update is effective for annual periods and the interim periods within those annual periods beginning after December 15, 2014. The adoption of the update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2013 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400

Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$5,096,165	$56,110	$(124,574)	$5,027,701	$5,027,701
Obligations of states and political subdivisions	248,354	8,063	(8,007)	248,410	248,410
Equity securities	28,075	931	(538)	28,468	28,468

Total investment securities	$5,372,594	$65,104	$(133,119)	$5,304,579	$5,304,579

(1)
Included in the carrying value of residential mortgage-backed securities are $1,799,807 of mortgage-backed securities issued by Ginnie Mae, $3,200,042 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $27,852 issued by non-government entities

        The amortized cost and estimated fair value of investment securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$125	$125	$—	$—
Due after one year through five years	2,275	2,275	—	—
Due after five years through ten years	—	—	704	749
Due after ten years	—	—	247,650	247,662
Residential mortgage-backed securities	—	—	5,096,165	5,027,701
Equity securities	—	—	28,075	28,468

Total investment securities	$2,400	$2,400	$5,372,594	$5,304,579

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

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $2,250,755,000 and $2,264,525,000, respectively, at December 31, 2013.

        Proceeds from the sale and call of securities available-for-sale were $178,123,000, $1,382,231,000 and $1,102,849,000 during 2013, 2012 and 2011, respectively, which amounts included $177,623,000, $1,338,723,000 and $1,095,815,000 of mortgage-backed securities. Gross gains of $9,601,000, $38,447,000 and $17,318,000 and gross losses of $0, $1,000 and $33,000 were realized on the sales in 2013, 2012 and 2011, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$2,459,565	$(98,022)	$420,262	$(26,552)	$2,879,827	$(124,574)
Obligations of states and political subdivisions	55,327	(3,025)	14,292	(4,982)	69,619	(8,007)
Equity securities	19,462	(538)	—	—	19,462	(538)

	$2,534,354	$(101,585)	$434,554	$(31,534)	$2,968,908	$(133,119)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2012 were as follows:

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

        The unrealized losses on investments in residential mortgage-backed securities are primarily caused by changes in market interest rates. Residential mortgage-backed securities are primarily securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government; however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities. The decrease in fair value on residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has no intent to sell and will more than likely not be required to sell before a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

other-than-temporarily impaired. In addition, the Company has a small investment in non-agency residential mortgage-backed securities that have strong credit backgrounds and include additional credit enhancements to protect the Company from losses arising from high foreclosure rates. These securities have additional market volatility beyond economically induced interest rate events. It is the conclusion of the Company that the investments in non-agency residential mortgage-backed securities are other-than-temporarily impaired due to both credit and other than credit issues. An impairment charge of $1,374,000 ($893,100, after tax), was recorded in 2013 on the non-agency residential mortgage backed securities. Impairment charges of $1,039,000 ($675,000, after tax) and $977,000 ($635,000, after tax) were recorded in 2012 and 2011, respectively on the non-agency residential mortgage backed securities. The impairment charges represent the credit related impairment on the securities.

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

        The following table presents a reconciliation of credit-related impairment charges on available-for-sale investments recognized in earnings for the twelve months ended December 31, 2013 (in Thousands):

Balance at December 31, 2012	$10,432
Impairment charges recognized during period	1,374

Balance at December 31, 2013	$11,806

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Loans

        A summary of loans, by loan type at December 31, 2013 and 2012 is as follows:

	December 31,
	2013	2012
	(Dollars in thousands)
Commercial, financial and agricultural	$2,894,779	$2,525,380
Real estate-mortgage	847,692	838,467
Real estate—construction	1,208,508	1,147,669
Consumer	66,414	74,514
Foreign	181,842	188,974

Total loans	$5,199,235	$4,775,004

(4) Allowance for Probable Loan Losses

        The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance for probable loan losses is derived from the following elements: (i) allowances established on specific impaired loans, which are based on a review of the individual characteristics of each loan, including the customer's ability to repay the loan, the underlying collateral values, and the industry in which the customer operates, (ii) allowances based on actual historical loss experience for similar types of loans in the Company's loan portfolio, and (iii) allowances based on general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things. All segments of the loan portfolio continue to be impacted by the prolonged economic downturn. Loans secured by real estate could be impacted negatively by the continued economic environment and resulting decrease in collateral values. Consumer loans may be impacted by continued and prolonged unemployment rates.

        The Company's management continually reviews the allowance for loan losses of the bank subsidiaries using the amounts determined from the allowances established on specific impaired loans, the allowance established on quantitative historical loss percentages, and the allowance based on qualitative data to establish an appropriate amount to maintain in the Company's allowance for loan losses. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company's estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses. While the calculation of the allowance for probable loan losses utilizes management's best judgment and all information available, the adequacy of the allowance is dependent on a variety of factors beyond the Company's control, including, among other things, the performance of the entire loan portfolio, the economy, changes in interest rates and the view of regulatory authorities towards loan classifications.

        The loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on the Company's internal classified report. Additionally, the Company's credit department reviews the majority of the Company's loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, the Company will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2013
	Domestic							Foreign
	Commercial	Commercial real estate: other construction & land development	Commercial real estate: farmland & commercial	Commercial real estate: multifamily	Residential: first lien	Residential: junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$11,632	$12,720	$21,880	$694	$4,390	$4,448	$1,289	$1,140	$58,193
Losses charge to allowance	(11,737)	(278)	(600)	(5)	(632)	(620)	(561)	(22)	(14,455)
Recoveries credited to allowance	2,690	87	152	—	61	298	162	5	3,455

Net losses charged to allowance	(9,047)	(191)	(448)	(5)	(571)	(322)	(399)	(17)	(11,000)
Provision (credit) charged to operations	19,848	12	3,035	87	(7)	123	(140)	10	22,968

Balance at December 31,	$22,433	$12,541	$24,467	$776	$3,812	$4,249	$750	$1,133	$70,161

	December 31, 2012
	Domestic							Foreign
	Commercial	Commercial real estate: other construction & land development	Commercial real estate: farmland & commercial	Commercial real estate: multifamily	Residential: first lien	Residential: junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$26,617	$19,940	$24,227	$1,003	$4,562	$4,760	$1,724	$1,359	$84,192
Losses charge to allowance	(34,721)	(7,617)	(13,724)	—	(227)	(1,190)	(756)	(111)	(58,346)
Recoveries credited to allowance	3,547	229	220	—	13	195	184	—	4,388

Net losses charged to allowance	(31,174)	(7,388)	(13,504)	—	(214)	(995)	(572)	(111)	(53,958)
Provision (credit) charged to operations	16,189	168	11,157	(309)	42	683	137	(108)	27,959

Balance at December 31,	$11,632	$12,720	$21,880	$694	$4,390	$4,448	$1,289	$1,140	$58,193

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The Company's allowance for probable loan losses increased for the year ended December 31, 2013 mainly due to the addition of a specific reserve of approximately $12,000,000 on a previously identified impaired commercial loan that further deteriorated during 2013. The Company's net charge off experience decreased from December 31, 2013 compared to December 31, 2012 mainly due to four commercial real estate relationships charged off in 2012. The relationships were charged off as a result of the Company's assessment that no further collection of the loan was probable based on the borrowers' financial condition.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2013
	Loans individually evaluated for impairment		Loans collectively evaluated for impairment
	Recorded Investment	Allowance	Recorded Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$34,183	$12,234	$1,008,459	$10,199
Commercial real estate: other construction & land development	13,976	852	1,194,532	11,689
Commercial real estate: farmland & commercial	16,038	2,916	1,734,001	21,551
Commercial real estate: multifamily	295	—	101,803	776
Residential: first lien	6,153	—	432,309	3,812
Residential: junior lien	3,206	—	406,024	4,249
Consumer	1,606	—	64,808	750
Foreign	436	—	181,406	1,133

Total	$75,893	$16,002	$5,123,342	$54,159

	December 31, 2012
	Loans individually evaluated for impairment		Loans collectively evaluated for impairment
	Recorded Investment	Allowance	Recorded Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$32,768	$1,477	$736,342	$10,155
Commercial real estate: other construction & land development	28,660	539	1,119,009	12,181
Commercial real estate: farmland & commercial	13,945	2,730	1,659,377	19,150
Commercial real estate: multifamily	353	—	82,595	694
Residential: first lien	3,656	—	453,075	4,390
Residential: junior lien	1,850	—	379,886	4,448
Consumer	1,326	—	73,188	1,289
Foreign	447	—	188,527	1,140

Total	$83,005	$4,746	$4,691,999	$53,447

        Loans accounted for on a non-accrual basis at December 31, 2013, 2012 and 2011 amounted to $62,823,000, $71,768,000 and $118,505,000, respectively. The effect of such non-accrual loans reduced interest income by $4,088,000, $2,549,000 and $4,114,000 for the years ended December 31, 2013, 2012 and 2011, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

due 90 days or more as to principal or interest payments at December 31, 2013, 2012 and 2011 amounted to $7,197,000, $15,033,000 and $14,288,000, respectively.

        The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31,
	2013	2012
	(Dollars in Thousands)
Domestic
Commercial	$34,110	$31,929
Commercial real estate: other construction & land development	11,726	26,410
Commercial real estate: farmland & commercial	13,775	11,681
Commercial real estate: multifamily	295	353
Residential: first lien	1,266	1,175
Residential: junior lien	1,576	175
Consumer	75	45

Total non-accrual loans	$62,823	$71,768

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

        The following tables detail key information regarding the Company's impaired loans by loan class for the year ended December 31, 2013:

	December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$17,178	$17,177	$12,234	$18,019	$38
Commercial real estate: other construction & land development	6,818	6,825	852	6,058	—
Commercial real estate: farmland & commercial	7,259	10,697	2,916	7,167	92

Total impaired loans with related allowance	$31,255	$34,699	$16,002	$31,244	$130

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

	December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$17,005	$17,023	$16,778	$2
Commercial real estate: other construction & land development	7,158	7,187	18,164	74
Commercial real estate: farmland & commercial	8,779	9,949	7,313	—
Commercial real estate: multifamily	295	295	322	—
Residential: first lien	6,153	6,258	4,860	179
Residential: junior lien	3,206	3,226	2,347	99
Consumer	1,606	1,612	1,380	1
Foreign	436	436	452	19

Total impaired loans with no related allowance	$44,638	$45,986	$51,616	$374

        The following tables detail key information regarding the Company's impaired loans by loan class for the year ended December 31, 2012:

	December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$1,633	$1,679	$1,477	$21,126	$39
Commercial real estate: other construction & land development	3,671	3,671	539	6,608	—
Commercial real estate: farmland & commercial	6,678	9,923	2,730	7,342	92

Total impaired loans with related allowance	$11,982	$15,273	$4,746	$35,076	$131

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

        Impaired loans with no related allowance decreased for December 31, 2013 when compared to December 31, 2012 due to a few previously identified impaired loans being paid off, recording large principal paydowns, or foreclosed upon and included in other real estate owned during 2013.

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

        Management of the Company recognizes the risks associated with these impaired loans. However, management's decision to place loans in this category does not necessarily mean that losses will occur. In the current environment, troubled loan management can be protracted because of the legal and process problems that delay the collection of an otherwise collectable loan. Additionally, management believes that the collateral related to these impaired loans and/or the secondary support from guarantors mitigates the potential for losses from impaired loans. It is also important to note that even though the economic conditions in Texas and Oklahoma are weakened, we believe these markets are improving and better positioned to recover than many other areas of the country. Loans accounted for as "troubled debt restructuring," which are included in impaired loans, were not significant and totaled $20,358,000 and $29,395,000 as of December 31, 2013 and December 31, 2012, respectively.

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2013 was adequate to absorb probable losses from loans in the portfolio at that date.

        The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2013
	30 - 59 Days	60 - 89 Days	90 Days or Greater	90 Days or greater & still accruing	Total Past due	Current	Total Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$4,240	$538	$36,066	$2,051	$40,844	$1,001,798	$1,042,642
Commercial real estate: other construction & land development	1,042	—	9,942	62	10,984	1,197,524	1,208,508
Commercial real estate: farmland & commercial	6,216	520	6,990	417	13,726	1,736,313	1,750,039
Commercial real estate: multifamily	39	142	295	—	476	101,622	102,098
Residential: first lien	4,758	3,046	4,541	3,518	12,345	426,117	438,462
Residential: junior lien	606	198	1,900	368	2,704	406,526	409,230
Consumer	1,523	469	803	781	2,795	63,619	66,414
Foreign	1,467	417	—	—	1,884	179,958	181,842

Total past due loans	$19,891	$5,330	$60,537	$7,197	$85,758	$5,113,477	$5,199,235

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

        The Company's internal classified report is segregated into the following categories: (i) "Special Review Credits," (ii) "Watch List—Pass Credits," or (iii) "Watch List—Substandard Credits." The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The "Special Review Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Pass Credits" category reflect the Company's opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant "extra attention." The "Watch List—Pass Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Substandard Credits" classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the Company if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits ASC 310-10, "Receivables," and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310-10, is based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate; (ii) the loan's observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated as impaired under ASC 310-10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

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

        A summary of the loan portfolio by credit quality indicator by loan class is as follows:

		December 31, 2013
	Pass	Special Review	Watch List—Pass	Watch List— Substandard	Watch List— Impaired
		(Dollars in Thousands)
Domestic
Commercial	$955,522	$2,270	$4,389	$46,278	$34,183
Commercial real estate: other construction & land development	1,167,295	14,247	9,318	3,672	13,976
Commercial real estate: farmland & commercial	1,635,179	56,438	21,912	20,472	16,038
Commercial real estate: multifamily	100,948	—	—	855	295
Residential: first lien	432,067	122	—	120	6,153
Residential: junior lien	405,731	—	—	293	3,206
Consumer	64,808	—	—	—	1,606
Foreign	180,837	—	—	569	436

Total	$4,942,387	$73,077	$35,619	$72,259	$75,893

		December 31, 2012
	Pass	Special Review	Watch List—Pass	Watch List— Substandard	Watch List— Impaired
		(Dollars in Thousands)
Domestic
Commercial	$675,263	$4,278	$16,535	$40,266	$32,768
Commercial real estate: other construction & land development	1,038,749	55,079	2,614	22,567	28,660
Commercial real estate: farmland & commercial	1,486,572	109,144	46,316	17,345	13,945
Commercial real estate: multifamily	82,542	—	53	—	353
Residential: first lien	446,218	519	—	6,338	3,656
Residential: junior lien	378,000	77	309	1,500	1,850
Consumer	73,188	—	—	—	1,326
Foreign	188,499	—	28	—	447

Total	$4,369,031	$169,097	$65,855	$88,016	$83,005

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2013 and 2012 were as follows:

	Estimated useful lives	2013	2012
		(Dollars in Thousands)
Bank buildings and improvements	5 – 40 years	$470,386	$433,942
Furniture, equipment and vehicles	1 – 20 years	260,932	258,222
Land		128,805	128,695
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 – 27 years	511	562
Less: accumulated depreciation		(355,792)	(340,134)

Bank premises and equipment, net		$504,842	$481,287

(6) Goodwill and Other Intangible Assets

        The majority of the Company's identified intangibles are in the form of amortizable core deposit premium, with the exception of $809,000, which represents identified intangibles in the acquisition of the rights to the insurance agency contracts of InsCorp, Inc., acquired in 2008. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2013:
Core deposit premium	$58,675	$56,298	$2,377
Identified intangible (contract rights)	2,022	1,213	809

Total identified intangibles	$60,697	$57,511	$3,186

December 31, 2012:
Core deposit premium	$58,675	$51,974	$6,701
Identified intangible (contract rights)	2,022	904	1,118

Total identified intangibles	$60,697	$52,878	$7,819

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Goodwill and Other Intangible Assets (Continued)

        Amortization expense of intangible assets for the years ended December 31, 2013, 2012 and 2011, was $4,633,000, $4,651,000 and $5,293,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

        Fiscal year ending December 31:

Total
(in thousands)
2014	$2,389
2015	452
2016	295
2017	25
2018	25
Thereafter	—

Total	$3,186

        There were no changes in the carrying amount of goodwill for the years ended December 31, 2013 and 2012.

(7) Deposits

        Deposits as of December 31, 2013 and 2012 and related interest expense for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,175,694	$2,002,920
Foreign	490,816	462,830

Total demand non-interest bearing	2,666,510	2,465,750

Savings and interest bearing demand
Domestic	2,364,905	2,350,872
Foreign	560,707	516,279

Total savings and interest bearing demand	2,925,612	2,867,151

Time, certificates of deposit $100,000 or more
Domestic	856,700	973,824
Foreign	938,940	1,025,089
Less than $100,000
Domestic	531,503	601,766
Foreign	324,160	353,633

Total time, certificates of deposit	2,651,303	2,954,312

Total deposits	$8,243,425	$8,287,213

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits (Continued)

	2013	2012	2011
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	3,182	$4,487	$6,549
Foreign	580	801	1,234

Total savings and interest bearing demand	3,762	5,288	7,783

Time, certificates of deposit $100,000 or more
Domestic	5,761	8,263	10,299
Foreign	5,590	9,148	11,512
Less than $100,000
Domestic	3,065	4,945	7,468
Foreign	1,028	1,617	2,277

Total time, certificates of deposit	15,444	23,973	31,556

Total interest expense on deposits	$19,206	$29,261	$39,339

        Scheduled maturities of time deposits as of December 31, 2013 were as follows:

Total
(in thousands)
2014	$2,370,338
2015	187,430
2016	63,018
2017	28,521
2018	1,940
Thereafter	56

Total	$2,651,303

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2013, were as follows:

Due within 3 months or less	$673,126
Due after 3 months and within 6 months	441,749
Due after 6 months and within 12 months	494,928
Due after 12 months	185,837

$1,795,640

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $1,041,186,000 and $1,276,831,000 during 2013 and 2012, respectively, and the maximum amount outstanding at any month end during 2013 and 2012 was $1,119,531,000 and $1,412,744,000, respectively.

        Further information related to repurchase agreements at December 31, 2013 and 2012 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2013 term:
Overnight agreements	$332,042	$341,238	$209,899.17%
1 to 29 days	27,954	28,288	18,666.40
30 to 90 days	8,106	8,263	3,295.43
Over 90 days	945,535	940,209	725,521	3.78

Total	$1,313,637	$1,317,998	$957,381	2.91%

December 31, 2012 term:
Overnight agreements	$340,711	$350,933	$263,992.28%
1 to 29 days	10,378	10,910	6,992	1.10
30 to 90 days	33,619	35,097	22,078	1.05
Over 90 days	1,033,957	1,062,897	836,617	3.73

Total	$1,418,665	$1,459,837	$1,129,679	2.85%

        The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(9) Other Borrowed Funds

        Other borrowed funds include Federal Home Loan Bank borrowings, which are short and long-term fixed borrowings issued by the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities and a portion of the Company's loan portfolio. The increase in other borrowed funds is a result of purchases of available-for-sale securities.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Other Borrowed Funds (Continued)

        Further information regarding the Company's other borrowed funds at December 31, 2013 and 2012 is set forth in the following table:

	December 31,
	2013	2012
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$1,215,000	$742,500
Rate on balance outstanding at year end	.17%	.15%
Average daily balance	$833,868	$412,919
Average rate	.16%	.19%
Maximum amount outstanding at any month end	$1,280,500	$1,005,500
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$8,950	$6,527
Rate on balance outstanding at year end	3.53%	3.51%
Average daily balance	$7,289	$6,590
Average rate	3.53%	3.51%
Maximum amount outstanding at any month end	$8,993	$6,650

(1)
The amortization of the long-term advances is approximately $207,000 per year for each of the next five years and the final maturity date is October 2, 2028.

(10) Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2013 and December 31, 2012, the principal amount of debentures outstanding totaled $190,726,000. As a result of the Company's participation in the TARP Capital Purchase Program, the Company was not permitted, without the consent of the Treasury Department, to redeem any of the Debentures. This restriction ceased to exist on December 23, 2011 and the Company exited the TARP Capital Purchase Program on November 28, 2012. One half of the Trust I securities were redeemed on June 8, 2011 and the remaining one half of the Trust I securities were redeemed on July 1, 2011 with the consent of the Treasury Department.

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

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2013 and 2012, the total $190,726,000 of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2013:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date(1)
	(in thousands)
Trust VI	$25,774	Quarterly	3.69%	LIBOR + 3.45	November 2032	February 2008
Trust VII	10,310	Quarterly	3.49%	LIBOR + 3.25	April 2033	April 2008
Trust VIII	25,774	Quarterly	3.29%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.87%	LIBOR + 1.62	October 2036	October 2011
Trust X	34,021	Quarterly	1.89%	LIBOR + 1.65	February 2037	February 2012
Trust XI	32,990	Quarterly	1.87%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.69%	LIBOR + 1.45	September 2037	September 2012

	$190,726

(1)
The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share ("EPS")

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Earnings per Share ("EPS") (Continued)

potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2013, 2012, and 2011 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2013:
Basic EPS
Net income available to common shareholders	$126,351	67,195,180	$1.88
Potential dilutive common shares	—	119,679

Diluted EPS	$126,351	67,314,859	$1.88

December 31, 2012:
Basic EPS
Net income available to common shareholders	$93,473	67,236,681	$1.39
Potential dilutive common shares	—	77,282

Diluted EPS	$93,473	67,313,963	$1.39

December 31, 2011:
Basic EPS
Net income available to common shareholders	$113,869	67,506,554	$1.69
Potential dilutive common shares	—	62,914

Diluted EPS	$113,869	67,569,468	$1.69

(12) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,500,000, $3,400,000 and $3,900,000 were charged to income for the years ended December 31, 2013, 2012, and 2011, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) International Operations (Continued)

        A summary of assets attributable to international operations at December 31, 2013 and 2012 are as follows:

	2013	2012
	(Dollars in Thousands)
Loans:
Commercial	$142,145	$148,770
Others	39,697	40,204

	181,842	188,974
Less allowance for probable loan losses	(1,133)	(1,140)

Net loans	$180,709	$187,834

Accrued interest receivable	$617	$902

        At December 31, 2013, the Company had $130,116,000 in outstanding standby and commercial letters of credit to facilitate trade activities. The letters of credit are issued primarily in conjunction with credit facilities, which are available to various Mexican banks doing business with the Company.

        Revenues directly attributable to international operations were $6,085,000, $7,714,000 and $9,870,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

(14) Income Taxes

        The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2013	2012	2011
	(Dollars in Thousands)
Current
U.S.	$59,583	$40,375	$61,279
State	(1,530)	2,234	5,083
Foreign	3	33	15

Total current taxes	58,056	42,642	66,377

Deferred
U.S.	(1,692)	7,928	(2,296)
State	(125)	(5)	(3)

Total deferred taxes	(1,817)	7,923	(2,299)

Total income taxes	$56,239	$50,565	$64,078

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) Income Taxes (Continued)

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2013, 2012 and 2011 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2013	2012	2011
	(Dollars in Thousands)
Computed expected tax expense	$64,183	$55,634	$66,941
Change in taxes resulting from:
Tax-exempt interest income	(4,828)	(4,381)	(3,682)
State tax, net of federal income taxes and tax credit	(110)	1,446	3,302
Tax refunds	(966)	—	—
Other investment income	(2,656)	(2,691)	(3,083)
Other	616	557	600

Actual tax expense	$56,239	$50,565	$64,078

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2013 and 2012 are reflected below:

	2013	2012
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$25,365	$24,323
Other real estate owned	3,878	3,919
Impairment charges on available-for-sale securities	5,327	3,611
Accrued expenses	399	137
Net unrealized gains on available for sale investment securities	24,235	—
Other	4,816	5,549

Total deferred tax assets	64,020	37,539

Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(20,729)	(21,529)
Net unrealized gains on available for sale investment securities	—	(36,156)
Identified intangible assets and goodwill	(18,051)	(18,133)
Other	(11,476)	(10,182)

Total deferred tax liabilities	(50,256)	(86,000)

Net deferred tax asset (liability)	$13,764	$(48,461)

        The net deferred tax asset (liability) of $13,764,000 at December 31, 2013 and $(48,461,000) at December 31, 2012 is included in other assets or liabilities, respectively in the consolidated statements of condition.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options

        On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the "2012 Plan"). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2013,749,000 shares were available for future grants under the 2012 Plan.

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

	2013	2012
Expected Life (Years)	7.63	7.63
Dividend yield	2.33%	2.33%
Interest rate	2.86%	1.58%
Volatility	47.28%	47.30%

        A summary of option activity under the stock option plans for the twelve months ended December 31, 2013 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
				(in Thousands)
Options outstanding at December 31, 2012	794,877	$19.03
Plus: Options granted	8,500	21.33
Less:
Options exercised	19,075	13.83
Options expired	235,607	26.51
Options forfeited	33,552	16.94

Options outstanding at December 31, 2013	515,143	15.98	4.16	5,375

Options fully vested and exercisable at December 31, 2013	228,001	18.37	2.67	1,851

        Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 was approximately $414,000, $474,000 and $387,000, respectively. As of December 31, 2013, there was approximately $808,000 of total unrecognized stock-based compensation cost related to non-vested options granted under the Company plans that will be recognized over a weighted average period of 1.78 years.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options (Continued)

        Other information pertaining to option activity during the twelve month period ending December 31, 2013, 2012 and 2011 is as follows:

	Twelve Months Ended December 31,
	2013	2012	2011
Weighted average grant date fair value of stock options granted	$9.05	$8.71	$5.51
Total fair value of stock options vested	$480,000	$524,000	$661,000
Total intrinsic value of stock options exercised	$171,000	$41,000	$27,000

(16) Long Term Restricted Stock Units

        As a participant in the Troubled Asset Relief Program Capital Purchase Program (the "CPP") until November 28, 2012, the Company was subject to certain compensation restrictions, which included a prohibition on the payment or accrual of any bonuses (including equity-based incentive compensation) to certain officers and employees except for awards of CPP-compliant long-term restricted stock and stock units.

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

        Dennis E. Nixon, the Company's President, Chairman of the Board and a director of the Company, was awarded CPP-compliant RSU's granted as of December 19, 2012, December 16, 2011, December 15, 2010 and December 18, 2009 of $425,000, $400,000, $400,000 and $250,000 for his performance in 2012, 2011, 2010 and 2009, respectively. In order to meet the requirements of a CPP-compliant RSU, Mr. Nixon's RSUs do not exceed one-third of his total annual compensation in the respective year. Mr. Nixon's 2009 and 2010 RSU's vested and were paid in December 2012 in the respective cash amounts of $262,842 and $358,782. The 2011 RSU vested and was paid in December 2013 in the cash amount of $591,344. The 2012 RSU remains outstanding and will vest in December 2014.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(17) Commitments, Contingent Liabilities and Other Matters

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2013, 2012 and 2011 were $7,300,000, $8,300,000 and $12,200,000, respectively. Future minimum lease payments due under non-cancellable operating leases at December 31, 2013 were as follows:

        Fiscal year ending:

Total
(in thousands)
2014	$4,330
2015	2,874
2016	2,034
2017	917
2018	405
Thereafter	227

Total	$10,787

        It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non-cancellable sub-leases greater than one year at December 31, 2013 were $66,500,000.

        Cash of approximately $96,087,000 and $84,070,000 at December 31, 2013 and 2012, respectively, was maintained to satisfy regulatory reserve requirements.

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

(18) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $51,554,000 and $51,102,000 at December 31, 2013 and 2012, respectively.

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk (Continued)

include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2013, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,715,365,000
Credit card lines	61,120,000
Standby letters of credit	108,683,000
Commercial letters of credit	21,434,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2013, the maximum potential amount of future payments is $108,683,000. At December 31, 2013, the fair value of these guarantees is not significant. Unsecured letters of credit totaled $42,503,000 and $28,383,000 at December 31, 2013 and 2012, respectively.

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

        On November 28, 2012, the Company completed the repurchase of all of the 216,000 shares of the Senior Preferred Stock held by Treasury. The Company commenced the $216 million repayment during the third quarter of 2012 and completed the final payment in the fourth quarter of 2012. The Company paid a total of $41,520,139 in preferred stock dividends to the U.S. Treasury from December of 2008 to November 28, 2012. On June 12, 2013, the U.S. Treasury sold the Warrant to a third party. As of February 19, 2014, the Warrant is still outstanding.

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2013, the subsidiary banks could pay dividends of up to $584,000,000 to the Corporation without prior regulatory approval and without adversely affecting their "well-capitalized" status. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2013, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which they are subject.

        As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well-capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2013 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2013:
Total Capital (to Risk Weighted Assets):
Consolidated	$1,442,837	20.36%	$566,870	8.00%	N/A	N/A
International Bank of Commerce, Laredo	1,035,189	16.96	488,303	8.00	$610,378	10.00%
International Bank of Commerce, Brownsville	143,879	27.63	41,652	8.00	52,065	10.00
International Bank of Commerce, Zapata	57,675	32.65	14,130	8.00	17,663	10.00
Commerce Bank	64,585	36.45	14,175	8.00	17,719	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,369,657	19.33%	$283,435	4.00%	N/A	N/A
International Bank of Commerce, Laredo	969,731	15.89	244,151	4.00	$366,227	6.00%
International Bank of Commerce, Brownsville	138,467	26.60	20,826	4.00	31,239	6.00
International Bank of Commerce, Zapata	56,459	31.96	7,065	4.00	10,598	6.00
Commerce Bank	63,491	35.83	7,087	4.00	10,631	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,369,657	11.61%	$472,044	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	969,731	10.09	384,497	4.00	480,622	5.00%
International Bank of Commerce, Brownsville	138,467	13.33	41,553	4.00	51,942	5.00
International Bank of Commerce, Zapata	56,459	10.64	21,219	4.00	26,523	5.00
Commerce Bank	63,491	11.88	21,372	4.00	26,715	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2012 are also presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2012:
Total Capital (to Risk Weighted Assets):
Consolidated	$1,328,089	20.60%	$515,695	8.00%	N/A	N/A
International Bank of Commerce, Laredo	945,384	17.19	440,038	8.00	$550,048	10.00%
International Bank of Commerce, Brownsville	128,788	27.36	37,659	8.00	47,074	10.00
International Bank of Commerce, Zapata	54,542	33.14	13,166	8.00	16,458	10.00
Commerce Bank	60,982	34.52	14,131	8.00	17,664	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,266,799	19.65%	$257,848	4.00%	N/A	N/A
International Bank of Commerce, Laredo	892,888	16.23	220,019	4.00	$330,029	6.00%
International Bank of Commerce, Brownsville	123,361	26.21	18,830	4.00	28,245	6.00
International Bank of Commerce, Zapata	52,967	32.18	6,583	4.00	9,875	6.00
Commerce Bank	59,200	33.52	7,065	4.00	10,598	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,266,799	10.86%	$466,624	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	892,888	9.26	385,621	4.00	482,026	5.00%
International Bank of Commerce, Brownsville	123,361	13.79	35,787	4.00	44,734	5.00
International Bank of Commerce, Zapata	52,967	10.64	19,918	4.00	24,897	5.00
Commerce Bank	59,200	11.27	21,004	4.00	26,255	5.00

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

        The following table represents assets and liabilities reported on the consolidated statements of condition at their fair value as of December 31, 2013 by level within the fair value measurement hierarchy.

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage-backed securities	$5,027,701	$—	$4,999,849	$27,852
States and political subdivisions	248,410	—	248,410	—
Other	28,468	28,468	—	—

	$5,304,579	$28,468	$5,248,259	$27,852

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value as of December 31, 2012 by level within the fair value measurement hierarchy.

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

        Assumptions used in the discounted cash flow model as of December 31, 2013 and December 31, 2012 were applied separately to those portions of the bond where the underlying residential mortgage loans had been performing under original contract terms for at least the prior 24 months and those where the underlying residential mortgages had not been meeting the original contractual obligation for the same period. Unobservable inputs included in the model are estimates on future principal prepayment rates, and default and loss severity rates. For that portion of the bond where the underlying residential mortgage had been meeting the original contract terms for at least 24 months, the Company used the following estimates in the model: (i) a voluntary prepayment rate of 7%, (ii) a 1% default rate, (iii) a loss severity rate of 25%, and (iv) a discount rate of 13%. The assumptions used in the model for the rest of the bond included the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

following estimates: (i) a voluntary prepayment rate of 2%, (ii) a default rate of 4.5%, (iii) a loss severity rate that started at 60% for the first year (2012) then declines by 5% for the following five years (2013, 2014, 2015, 2016 and 2017) and remains at 25% thereafter (2018 and beyond), and (iv) a discount rate of 13%. The estimates used in the model to determine fair value are based on observable historical data of the underlying collateral. The model anticipates that the housing market will gradually improve and that the underlying collateral will eventually all perform in accordance with the original contract terms on the bond. Should the number of loans in the underlying collateral that default and go into foreclosure or the severity of the losses in the underlying collateral significantly change, the results of the model would be impacted. The Company will continue to evaluate the actual historical performance of the underlying collateral and will modify the assumptions used in the model as necessary.

        The following table presents a reconciliation of activity for such mortgage-backed securities on a net basis (Dollars in thousands):

Balance at December 31, 2012	$32,860
Principal paydowns	(5,440)
Total unrealized gains (losses) included in:
Other comprehensive income	1,806
Impairment realized in earnings	(1,374)

Balance at December 31, 2013	$27,852

        Certain assets and liabilities are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

        The following table represents assets measured at fair value on a non-recurring basis as of and for the period ended December 31, 2013 by level within the fair value measurement hierarchy:

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value Year ended December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Net Provision During Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$28,391	$—	$—	$28,391	$13,229
Other real estate owned	16,329	—	—	16,329	1,204

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The following table represents assets measured at fair value on a non-recurring basis as of and for the year ended December 31, 2012 by level within the fair value measurement hierarchy:

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

        The Company's assets measured at fair value on a non-recurring basis are limited to impaired loans and other real estate owned. Impaired loans are classified within level 3 of the valuation hierarchy. The fair value of impaired loans is derived in accordance with FASB ASC 310, "Receivables". Impaired loans are primarily comprised of collateral-dependent commercial loans. The fair value of impaired loans is based on the fair value of the collateral, as determined through either an appraisal or evaluation process. The basis for the Company's appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations and the Uniform Standards of Professional Appraisal Practice. Understanding that as the primary sources of loan repayments decline, the secondary repayment source comes into play and correctly evaluating the fair value of that secondary source, the collateral, becomes even more important. As part of the weekly credit quality meetings and the determination of the loan loss provision, obsolete appraisals are identified. Appraisals are considered for each type of impaired collateral dependent loan and new or updated appraisals may be obtained as warranted after evaluation of any material deterioration in the performance of the project or changes in project specifications, the economic conditions for the geographic area where the property is located, a change in the use of the property, differences between the current property conditions and the conditions assumed in prior appraisals or evaluations, or, if it's an income producing property, changes in the cash flow on the property. All appraisals and evaluations are "as is" (the property's highest and best use) valuations based on the current conditions of the property/project at that point in time. The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable. Impaired loans are remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for probable loan losses based upon the fair value of the underlying collateral. As of December 31, 2013, the Company had $64,585,000 of impaired commercial collateral dependent loans, of which $50,346,000 had an appraisal or evaluation performed within the immediately preceding twelve months. As of December 31, 2012, the Company had $73,646,000 of impaired commercial collateral dependent loans, of which $48,856,000 had an appraisal or evaluation performed within the immediately preceding twelve months.

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2013 and the twelve months ended December 31, 2012, respectively the Company recorded $402,000 and $10,450,000 in charges to the allowance for probable loan losses in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2013 and twelve months ended December 31, 2012, respectively, the Company recorded $1,204,000 and $0 in adjustments to fair value in connection with other real estate owned.

        The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2013 and December 31, 2012 are outlined below.

Cash and Cash Equivalents

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

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2013, and December 31, 2012, the carrying amount of fixed rate performing loans was $1,243,252,000 and $1,189,585,000, respectively, and the estimated fair value was $1,196,916,000 and $1,126,228,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2013 and December 31, 2012. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2013 and December 31, 2012, the carrying amount of time deposits was $2,651,303,000 and $2,954,312,000, respectively, and the estimated fair value was $2,649,452,000 and $2,962,190,000, respectively.

Securities Sold Under Repurchase Agreements

        Securities sold under repurchase agreements include both short and long-term maturities. Due to the contractual terms of the short-term instruments, the carrying amounts approximated fair value at December 31, 2013 and December 31, 2012. The fair value of the long-term instruments is based on established market spreads using option adjusted spreads methodology. Long-term repurchase agreements are within level 3 of the fair value hierarchy. At December 31, 2013 and December 31, 2012, the carrying amount of long-term repurchase agreements was $710,000,000 and $800,000,000 respectively, and the estimated fair value was $792,215,500 and $932,007,000, respectively.

Junior Subordinated Deferrable Interest Debentures

        The Company currently has floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2013 and December 31, 2012.

Other Borrowed Funds

        The company currently has short and long-term borrowings issued from the Federal Home Loan Bank ("FHLB"). Due to the contractual terms of the short-term borrowings, the carrying amounts approximated fair value at December 31, 2013 and December 31, 2012. The fair value of the long-term borrowings is based on established market spreads for similar types of borrowings. The long-term borrowings are included in Level 2 of the fair value hierarchy. At December 31, 2013 and December 31, 2012, the carrying amount of the long-term FHLB borrowings was $8,950,000 and $6,527,000, respectively, and the estimated fair value was $8,950,000 and $7,073,000, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2013 and 2012
(Dollars in Thousands)

	2013	2012
ASSETS
Cash	$8,106	$1,539
Other investments	62,381	63,044
Notes receivable	313	409
Investment in subsidiaries	1,556,932	1,573,679
Other assets	197	617

Total assets	$1,627,929	$1,639,288

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$190,726	$190,726
Due to IBC Trading	21	21
Other liabilities	12,774	12,833

Total liabilities	203,521	203,580

Shareholders' equity:
Common shares	95,744	95,725
Surplus	163,947	163,287
Retained earnings	1,467,000	1,369,543
Accumulated other comprehensive (loss) income	(43,774)	65,662

	1,682,917	1,694,217
Less cost of shares in treasury	(258,509)	(258,509)

Total shareholders' equity	1,424,408	1,435,708

Total liabilities and shareholders' equity	$1,627,929	$1,639,288

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2013, 2012 and 2011
(Dollars in Thousands)

	2013	2012	2011
Income:
Dividends from subsidiaries	$30,000	$229,250	$54,800
Interest income on notes receivable	18	27	19
Interest income on other investments	12,301	6,759	7,517
Other interest income	—	18	69
Other	26	686	41

Total income	42,345	236,740	62,446
Expenses:
Interest expense (Debentures)	4,665	6,595	11,073
Other	1,889	3,867	6,543

Total expenses	6,554	10,462	17,616

Income before federal income taxes and equity in undistributed net income of subsidiaries	35,791	226,278	44,830
Income tax expense (benefit)	2,529	(738)	(3,513)

Income before equity in undistributed net income of subsidiaries	33,262	227,016	48,343
Equity in undistributed (distributed) net income of subsidiaries	93,089	(119,181)	78,806

Net income	126,351	107,835	127,149

Preferred stock dividends and discount accretion	—	14,362	13,280

Net income available to common shareholders	$126,351	$93,473	$113,869

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2013, 2012 and 2011
(Dollars in Thousands)

	2013	2012	2011
Operating activities:
Net income	$126,351	$107,835	$127,149
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of junior subordinated interest deferrable debentures	—	—	9
Investment securities transactions, net	—	—	2
Impairment charges on available for sale securities	754	—	—
Stock compensation expense	414	474	387
(Decrease) increase in other liabilities	(969)	6,711	(3,234)
Equity in (undistributed) distributed net income of subsidiaries	(93,089)	119,181	(78,806)

Net cash provided by operating activities	33,461	234,201	45,507

Investing activities:
Principal collected on mortgage-backed securities	1,207	1,985	1,355
Net decrease (increase) in notes receivable	96	86	(245)
Decrease (increase) in other assets and other investments	432	6,418	(4,193)

Net cash provided by (used in) investing activities	1,735	8,489	(3,083)

Financing activities:
Repayment of trust preferred securities	—	—	(10,400)
Redemption of preferred shares	—	(216,000)	—
Proceeds from stock transactions	265	51	113
Payments of cash dividends—common	(28,894)	(26,894)	(25,648)
Payments of cash dividends—preferred	—	(10,260)	(10,800)
Purchase of treasury stock	—	(1,716)	(6,435)

Net cash used in financing activities	(28,629)	(254,819)	(53,170)

Increase (decrease) in cash	6,567	(12,129)	(10,746)
Cash at beginning of year	1,539	13,668	24,414

Cash at end of year	$8,106	$1,539	$13,668

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2013
Interest income		$98,133		$91,650		$86,324		$87,110
Interest expense		13,447		13,007		13,700		14,478

Net interest income		84,686		78,643		72,624		72,632
Provision for probable loan losses		5,407		5,800		4,342		7,419
Non-interest income		45,167		44,481		46,705		53,252
Non-interest expense		67,830		70,227		73,714		80,861

Income before income taxes		56,616		47,097		41,273		37,604
Income taxes		17,673		15,271		13,760		9,535

Net income available to common shareholders		$38,943		$31,826		$27,513		$28,069

Per common share:
Basic
Net income	$	..58	$	..47	$	..41	$	..42

Diluted
Net income	$	..58	$	..47	$	..41	$	..42

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2012
Interest income		$92,399		$93,775		$93,683		$95,782
Interest expense		16,374		17,420		20,040		20,665

Net interest income		76,025		76,355		73,643		75,117
Provision for probable loan losses		11,218		5,349		6,107		5,285
Non-interest income		42,588		74,007		40,819		43,177
Non-interest expense		68,694		106,444		72,091		68,143

Income before income taxes		38,701		38,569		36,264		44,866
Income taxes		12,981		12,691		11,714		13,179

Net income		25,720		25,878		24,550		31,687

Preferred stock dividends and discount accretion		3,819		3,845		3,355		3,343

Net income available to common shareholders		$21,901		$22,033		$21,195		$28,344

Per common share:
Basic
Net income	$	..32	$	..33	$	..32	$	..42

Diluted
Net income	$	..32	$	..33	$	..31	$	..42

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2013, 2012, and 2011:

	2013			2012			2011
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$4,802,120	$256,942	5.35%	$4,730,903	$260,874	5.51%	$5,022,584	$282,644	5.63%
Foreign	176,713	6,085	3.44	201,825	7,714	3.82	239,017	9,870	4.13
Investment securities:
Taxable	5,051,736	87,198	1.73	4,877,210	94,885	1.95	4,731,408	113,650	2.40
Tax-exempt	232,266	12,877	5.54	210,320	11,663	5.55	190,933	10,091	5.29
Other	45,578	115.25		200,109	503.25		120,777	1,869	1.55

Total interest-earning assets	10,308,413	363,217	3.52%	10,220,367	375,639	3.68%	10,304,719	418,124	4.06%
Non-interest earning assets:
Cash and due from banks	270,619			410,726			319,466
Bank premises and equipment, net	470,183			441,981			456,840
Other assets	844,360			861,145			751,654
Less allowance for probable loan losses	(66,001)			(77,103)			(83,919)

Total	$11,827,574			$11,857,116			$11,748,760

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,879,115	$3,762.13%		$2,806,657	5,288.19%		$2,625,958	$7,783.30%
Time deposits:
Domestic	1,465,250	8,826.60		1,673,590	13,208.79		1,730,016	17,767	1.03
Foreign	1,306,572	6,618.51		1,608,219	10,765.67		1,646,619	13,789.84
Securities sold under repurchase agreements	1,041,192	29,171	2.80	1,276,841	37,645	2.95	1,415,775	42,263	2.99
Other borrowings	841,158	1,590.19		419,509	998.24		740,281	1,623.22
Junior subordinated interest deferrable debentures	190,726	4,665	2.45	190,726	6,595	3.46	195,540	11,073	5.66

Total interest bearing liabilities	7,724,013	54,632.71%		7,975,542	74,499.93%		8,354,189	94,298	1.13%
Non-interest bearing liabilities:
Demand Deposits	2,594,727			2,072,539			1,817,781
Other liabilities	97,237			305,214			117,295
Shareholders' equity	1,411,597			1,503,821			1,459,495

Total	$11,827,574			$11,857,116			$11,748,760

Net interest income		$308,585			$301,140			$323,826

Net yield on interest earning assets			2.99%			2.95%			3.14%

 INTERNATIONAL BANCSHARES CORPORATION
OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS
DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	President, International Bank of Commerce
R. DAVID GUERRA	IRVING GREENBLUM
Vice President	International Investments/Real Estate
EDWARD J. FARIAS	R. DAVID GUERRA
Vice President	President
International Bank of Commerce
IMELDA NAVARRO	Branch in McAllen, TX
Treasurer
DOUG HOWLAND
WILLIAM J. CUELLAR	Owner
Auditor	Construction & Construction Materials Company
Investments
MARISA V. SANTOS
Secretary	IMELDA NAVARRO
Senior Executive Vice President
HILDA V. TORRES	International Bank of Commerce
Assistant Secretary
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
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2013 and 2012 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition (Continued) December 31, 2013 and 2012 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2013, 2012 and 2011 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (Continued) Years ended December 31, 2013, 2012 and 2011 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2013, 2012, and 2011 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2013, 2012 and 2011 (in Thousands, except share and per share amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2013, 2012 and 2011 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only)
December 31, 2013 and 2012 (Dollars in Thousands)
Statements of Income (Parent Company Only)
Years ended December 31, 2013, 2012 and 2011 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only) Years ended December 31, 2013, 2012 and 2011 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS