Form 10-K, Exhibit 13
period 2014-12-31
INTERNATIONAL BANCSHARES CORP
filed 2015-02-27
CIK 315709

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
(Consolidated)

        The following consolidated selected financial data is derived from the Corporation's audited financial statements as of and for the five years ended December 31, 2014. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2014	2013	2012	2011	2010
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$12,196,520	$12,079,477	$11,882,673	$11,739,649	$11,943,469
Investment securities available-for-sale	4,931,963	5,304,579	5,525,015	5,213,915	5,086,457
Net loans	5,614,417	5,129,074	4,716,811	4,969,283	5,325,521
Deposits	8,438,625	8,243,425	8,287,213	7,946,092	7,599,558
Other borrowed funds	1,073,944	1,223,950	749,027	494,161	1,026,780
Junior subordinated deferrable interest debentures	175,416	190,726	190,726	190,726	201,117
Shareholders' equity	1,580,658	1,424,408	1,435,708	1,600,165	1,459,217
INCOME STATEMENT
Interest income	$393,599	$363,217	$375,639	$418,124	$458,769
Interest expense	46,543	54,632	74,499	94,298	114,036

Net interest income	347,056	308,585	301,140	323,826	344,733
Provision for probable loan losses	14,423	22,968	27,959	17,318	22,812
Non-interest income	178,348	189,605	200,591	201,493	218,784
Non-interest expense	281,043	292,632	315,372	316,774	339,725

Income before income taxes	229,938	182,590	158,400	191,227	200,980
Income taxes	76,787	56,239	50,565	64,078	70,957

Net income	153,151	126,351	107,835	127,149	130,023
Preferred stock dividends and discount accretion	—	—	14,362	13,280	13,126

Net income available to common shareholders	$153,151	$126,351	$93,473	$113,869	$116,897

Per common share:
Basic	$2.29	$1.88	$1.39	$1.69	$1.72
Diluted	$2.28	$1.88	$1.39	$1.69	$1.72

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and its subsidiaries (the "Company" or the "Corporation") on a consolidated basis for the three-year period ended December 31, 2014. The following discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

  •
  Changes in estimates of future reserve requirements based upon periodic review thereof under relevant regulatory and accounting requirements.

  •
  Additions to the Company's loan loss allowance as a result of changes in local, national or international conditions which adversely affect the Company's customers, including, without limitation, lower real estate values, lower oil prices or environmental liability risks associated with foreclosed properties.

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

  •
  Technological changes or system failure or breaches of our network security as well as other cyber security risks could subject us to increased operating costs as well as litigation and other liabilities.

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

  •
  The possible increase in required capital levels related to the implementation of capital and liquidity rules of the federal banking agencies that address or are impacted by the Basel III capital and liquidity standards.

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

Overview

        The Company, which is headquartered in Laredo, Texas, with 211 facilities and 324 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company either directly or through a bank subsidiary owns two insurance agencies, a liquidating subsidiary, and a fifty percent interest in an investment banking unit that owns a broker/dealer. The Company's primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

        A primary goal of the Company is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity ("ROE"). The Company's ROE for the year ended December 31, 2014 was 10.24% as compared to 8.95% for the year ended December 31, 2013.

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

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2014	December 31, 2013	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$12,196,520	$12,079,477	1.0%
Net loans	5,614,417	5,129,074	9.5
Deposits	8,438,625	8,243,425	2.4
Other borrowed funds	1,073,944	1,223,950	(12.3)
Junior subordinated deferrable interest debentures	175,416	190,726	(8.0)
Shareholders' equity	1,580,658	1,424,408	11.0

Consolidated Statements of Income Information

	Year Ended December 31, 2014	Year Ended December 31, 2013	Percent Increase (Decrease) 2014 vs. 2013	Year Ended December 31, 2012	Percent Increase (Decrease) 2013 vs. 2012
	(Dollars in Thousands)
Interest income	$393,599	$363,217	8.4%	$375,639	(3.3)%
Interest expense	46,543	54,632	(14.8)	74,499	(26.7)
Net interest income	347,056	308,585	12.5	301,140	2.5
Provision for probable loan losses	14,423	22,968	(37.2)	27,959	(17.9)
Non-interest income	178,348	189,605	(5.9)	200,591	(5.5)
Non-interest expense	281,043	292,632	(4.0)	315,372	(7.2)
Net income	153,151	126,351	21.2	107,835	17.2
Net income available to common shareholders	153,151	126,351	21.2	93,473	35.2
Per common share:
Basic	$2.29	$1.88	21.8%	$1.39	35.3%
Diluted	2.28	1.88	21.8	1.39	35.3

Net Income

        Net income for the year ended December 31, 2014 increased by 21.2% as compared to the same period in 2013. Net income for the year ended December 31, 2014 was positively impacted by an increase in the Company's net interest margin, as well as a 37.2% decrease in the provision for probable loan losses for the twelve months ended December 31, 2014. The increase in the net interest margin can be primarily attributed to increased levels of interest income arising from the repositioning of the investment portfolio the Company undertook in 2013, an increase in loans outstanding and a decrease in interest expense on time deposits and securities sold under repurchase agreements. The decrease in interest expense on securities sold under repurchase agreements arises from the early termination of some of the long-term repurchase agreements by the lead bank subsidiary. The decrease in the provision for probable loan losses is primarily driven by the addition of a specific reserve of approximately $10.0 million during the nine-months ended September 30, 2013 on a loan relationship collateralized by multiple pieces of transportation equipment. Net income available to common shareholders for the year ended December 31, 2013 increased by 35.2% as compared to the same period in 2012. Net income available to common shareholders for the year ended December 31, 2013 was positively affected by the repayment of the TARP funds in the fourth quarter of 2012, which eliminated the continued payment of dividends on the Senior Preferred Stock that had been held by the U.S. Treasury, as well as the sale of available for sale securities totaling $6.2 million, net of tax. The securities sales were a result of the Company re-positioning a portion of the investment portfolio. Net income for the same period was negatively impacted by a charge of $8.0 million, net of tax, as a result of the Company's lead bank subsidiary's early termination of a portion of its long-term repurchase agreements in order to help manage its long-term funding costs. Net income for the year ended December 31, 2013 was positively impacted by improving net interest margins as a result of lower rates paid on securities sold under repurchase agreements and time deposits. Net income for the years ended December 31, 2013 and 2012 was negatively impacted by slow loan demand, although it is improving and yields in the bond markets. Net income also continues to be negatively affected by the burden of increasing compliance costs arising from the Dodd-Frank Act and heightened regulatory oversight. Net income for the year ended December 31, 2012 was negatively impacted by lower levels of revenue on interchange fee income and overdraft programs due to regulatory changes, as well as the burden of increasing compliance costs arising from the Dodd-Frank Act and heightened regulatory oversight. Net income for the year ended December 31, 2012 was positively impacted by the sale of available-for-sale investments securities totaling $25 million, net of tax. The securities sales were a result of the Company re-positioning a portion of the investment portfolio. Net income for the year ended December 31, 2012 was negatively impacted by a one-time charge of $20.5 million, net of tax, recorded in the third quarter as a result of the Company's lead bank subsidiary's early termination of a portion of its long-term repurchase agreements in order to help manage its long-term funding costs.

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

	For the years ended December 31,
	2014 Average Rate/Cost	2013 Average Rate/Cost	2012 Average Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.19%	5.35%	5.51%
Foreign	3.36	3.44	3.82
Investment securities:
Taxable	2.08	1.73	1.95
Tax-exempt	4.57	5.54	5.55
Other	.29	.25	.25

Total interest-earning assets	3.70%	3.52%	3.68%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	.12%	.13%	.19%
Time deposits:
Domestic	.49	.60	.79
Foreign	.44	.51	.67
Securities sold under repurchase agreements	2.75	2.80	2.95
Other borrowings	.19	.19	.24
Junior subordinated deferrable interest debentures	2.35	2.45	3.46

Total interest bearing liabilities	.60%	.71%	.93%

        The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets increased 5.1% from 3.52% in 2013 to 3.70% in 2014, and the rates paid on average interest-bearing liabilities decreased 15.5% from .71% in 2013 to .60% in 2014. The yield on average interest-earning assets decreased 4.3% from 3.68% in 2012 to 3.52% in 2013, and the rates paid on average interest-bearing liabilities decreased 23.7% from .93% in 2012 to .71% in 2013. The majority of the Company's taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

        The following table analyzes the changes in net interest income during 2014, 2013 and 2012 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2014 compared to 2013 Net increase (decrease) due to			2013 compared to 2012 Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$27,291	$(8,721)	$18,570	$3,927	$(7,859)	$(3,932)
Foreign	102	(153)	(51)	(960)	(669)	(1,629)
Investment securities:
Taxable	(4,171)	17,068	12,897	3,395	(11,082)	(7,687)
Tax-exempt	1,402	(2,512)	(1,110)	1,217	(3)	1,214
Other	51	25	76	(387)	(1)	(388)

Total interest income	$24,675	$5,707	$30,382	$7,192	$(19,614)	$(12,422)

Interest incurred on:
Savings and interest bearing demand deposits	$136	$(301)	$(165)	$137	$(1,663)	$(1,526)
Time deposits:
Domestic	(645)	(1,491)	(2,136)	(1,644)	(2,737)	(4,381)
Foreign	(428)	(847)	(1,275)	(2,019)	(2,129)	(4,148)
Securities sold under repurchase agreements	(4,128)	(427)	(4,555)	(6,948)	(1,526)	(8,474)
Other borrowings	462	(19)	443	1,003	(411)	592
Junior subordinated deferrable interest debentures	(224)	(177)	(401)	—	(1,930)	(1,930)

Total interest expense	$(4,827)	$(3,262)	$(8,089)	$(9,471)	$(10,396)	$(19,867)

Net interest income	$29,502	$8,969	$38,471	$16,663	$(9,218)	$7,445

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

        The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2014, in rising rate scenarios of 150, 300 and 400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15% and 20%, respectively. At December 31, 2014, the income simulations show that a rate shift of 150, 300 and 400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by (2.90)%, (2.56)% and (1.90)%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

        The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2014	2013	2012	2011	2010
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$63,559	$62,823	$71,768	$118,505	$108,023
Accruing loans contractually past due ninety days or more as to interest or principal payments	9,988	7,197	14,769	14,268	19,347

        The allowance for probable loan losses decreased 7.6% to $64,828,000 at December 31, 2014 from $70,161,000 at December 31, 2013. The allowance was 1.1% of total loans, net of unearned income at December 31, 2014 and 1.3% at December 31, 2013. The decrease in the allowance at December 31, 2014 compared to the same period in 2013 is due to a charge down in an impaired commercial relationship that is mainly secured by multiple pieces of transportation equipment, the value of which fluctuates due to the market factors and the amount of use of the equipment. The provision for probable loan losses charged to expense decreased $8,545,000 to $14,423,000 for the year ended December 31, 2014 from $22,968,000 for the same period in 2013 partially due to a specific reserve added in 2013 for the relationship that is mainly secured by multiple pieces of transportation equipment. The impaired commercial relationship further deteriorated during 2013. The Company's provision for probable loan losses decreased for the year ended December 31, 2013 compared to the year ended December 31, 2012, mainly due to four commercial real estate relationships charged off in 2012 when the Company determined that further collection of the loan was not anticipated based on the borrowers' financial condition.

        The following table details loans accounted for as "troubled debt restructuring," segregated by loan class. Loans accounted for as troubled debt restructuring are included in impaired loans. See Note 1 to the Consolidated Financial Statements.

	December 31, 2014	December 31, 2013
	(Dollars in Thousands)
Domestic
Commercial	$2,500	$150
Commercial real estate: other construction & land development	2,254	8,860
Commercial real estate: farmland & commercial	2,861	2,863
Residential: first lien	5,313	4,887
Residential: junior lien	1,371	1,631
Consumer	1,354	1,531
Foreign	—	436

Total troubled debt restructuring	$15,653	$20,358

        The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2014	2013	2012	2011	2010
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$—	$—	$—	$—	$7
Accruing loans contractually past due ninety days or more as to interest or principal payments	—	—	264	20	501

        The gross income that would have been recorded during 2014, 2013 and 2012 on non-accrual loans in accordance with their original contract terms was $4,013,000, $4,088,000 and $2,549,000 on domestic loans and $0, $0, and $0 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2014, 2013 and 2012 was $29,000, $0, and $0 on domestic loans and $0, $0, and $0 for foreign loans, respectively.

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

        Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were $1,793,875,000 and $1,906,602,000 at December 31, 2014 and 2013, respectively. See Note 19 to the Consolidated Financial Statements.

        The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2014	2013	2012	2011	2010
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,679,245	$5,199,235	$4,775,004	$5,053,475	$5,410,003

Average loans outstanding during the year (Note 1)	$5,491,841	$4,978,833	$4,932,728	$5,261,601	$5,542,230

Balance of allowance at January 1	$70,161	$58,193	$84,192	$84,482	$95,393
Provision charged to expense	14,423	22,968	27,959	17,318	22,812
Loans charged off:
Domestic:
Commercial, financial and agricultural	(21,003)	(12,342)	(48,445)	(18,085)	(7,702)
Real estate—mortgage	(1,012)	(1,252)	(1,417)	(2,109)	(2,973)
Real estate—construction	(680)	(278)	(7,617)	(1,467)	(22,186)
Consumer	(719)	(561)	(756)	(1,067)	(2,152)
Foreign	(51)	(22)	(111)	(171)	(227)

Total loans charged off:	(23,465)	(14,455)	(58,346)	(22,899)	(35,240)

Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	3,086	2,842	3,767	4,422	626
Real estate—mortgage	291	359	208	328	517
Real estate—construction	72	87	229	171	16
Consumer	210	162	184	211	256
Foreign	50	5	—	159	102

Total recoveries	3,709	3,455	4,388	5,291	1,517

Net loans charged off	(19,756)	(11,000)	(53,958)	(17,608)	(33,723)

Balance of allowance at December 31	$64,828	$70,161	$58,193	$84,192	$84,482

Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	.36%	.22%	1.09%	.33%	.61%

Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.14%	1.35%	1.22%	1.67%	1.56%

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

        The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2014		2013		2012		2011		2010
	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total	Allowance	Percent of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$41,881	54.7%	$47,676	55.7%	$34,206	52.8%	$51,847	50.6%	$38,439	48.5%
Real estate—Mortgage	8,272	16.0	8,061	16.3	8,838	17.6	9,322	17.7	12,670	17.5
Real estate—Construction	12,955	24.9	12,541	23.2	12,720	24.0	19,940	25.2	26,695	27.2
Consumer	660	1.1	750	1.3	1,289	1.6	1,724	1.9	6,241	2.3
Foreign	1,060	3.3	1,133	3.5	1,140	4.0	1,359	4.6	437	4.5

	$64,828	100.0%	$70,161	100.0%	$58,193	100.0%	$84,192	100.0%	$84,482	100.0%

        The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses.

        The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a "loss" by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower's financial condition would indicate so. Generally, unsecured consumer loans are charged off when 90 days past due. The increase in charge-offs for the year ended December 31, 2014 is due to the charge down of a relationship that is primarily secured by multiple pieces of transportation equipment. The increase in charge-offs for the year ended December 31, 2012 compared to the year ended December 31, 2011 was largely due to the charge-off of a $22 million deficiency note on a large credit, which deficiency note was secured with a pool of assets of family trusts of the original creditors. Due to the complexities and delays in liquidating the pool of assets securing the note, the Company made the decision to charge off the loan.

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses within the existing portfolio of loans. The Company's allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues" and includes allowance allocations calculated in accordance with ASC 310, "Receivables" and ASC 450, "Contingencies." The reserve allocated by categories shows an overall decrease of $5.3 million from December 31, 2013 to December 31, 2014 and a $12.0 million increase from December 31, 2012 to December 31, 2013. The decrease for the year ended December 31, 2014 compared to the year ended December 31, 2013 is partially due to a charge down in a relationship that is mainly secured by multiple pieces of transportation equipment, the value of which fluctuates due to market factors and the amount of use of the equipment. A specific reserve on the relationship of $12.0 million was recognized in 2013 and created the increase in the reserve for probable loan losses for December 31, 2013 compared to December 31, 2012. The reserve allocated to all categories of loans decreased approximately $26.0 million from 2011 to 2012. The decrease in the reserve is mainly due to the continued workout of the impaired loans previously identified by the Company. Please refer to Note 4—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2014 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 25. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company's estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non-Interest Income

	Year Ended December 31, 2014	Year Ended December 31, 2013	Percent Increase (Decrease) 2014 vs. 2013	Year Ended December 31, 2012	Percent Increase (Decrease) 2013 vs. 2012
	(Dollars in Thousands)
Service charges on deposit accounts	$88,586	$97,087	(8.8)%	$93,128	4.3%
Other service charges, commissions and fees
Banking	44,435	41,075	8.2	38,523	6.6
Non-banking	7,463	7,116	4.9	6,998	1.7
Investment securities transactions, net	1,283	9,601	(86.6)	38,446	(75.0)
Other investments, net	22,023	22,383	(1.6)	13,339	67.8
Other income	14,558	12,343	17.9	10,157	21.5

Total non-interest income	$178,348	$189,605	5.9%	$200,591	(5.5)%

        Total non-interest income increased 5.9% for the year ended December 31, 2014 compared to the same period of 2013. Total non-interest income decreased 5.5% for the year ended December 31, 2013 when compared to the same period of 2012. The increase in other income for the year ended December 31, 2014, can be primarily attributed to the sale of property originally held by a bank subsidiary resulting in a net gain of $2.9 million, and the discount recorded in connection with the buyback of the $15.3 million of outstanding capital securities issued by statutory business trusts formed by the Company in the amount of $1.8 million. Investment securities transactions for the year ended December 31, 2014 decreased by $8.3 million compared to same period of 2013. The decrease can be primarily attributed a net loss on securities sold during the third quarter of 2014. The securities were sold to re-position the Company's balance sheet. Investment securities transactions decreased for the year ended December 31, 2013 compared to the same period of 2012 due to securities sales that occurred in 2012 as a result of the Company re-positioning a portion of the investment portfolio. Other investments income for the year ended December 31, 2013 was positively impacted by the sale of assets in a partnership where the holding company held an equity position, resulting in income of $5.5 million. Service charges on deposit accounts for the year ended December 31, 2014 were negatively impacted by a decrease in volume of overdraft charges on deposit accounts.

Non-Interest Expense

	Year Ended December 31, 2014	Year Ended December 31, 2013	Percent Increase (Decrease) 2014 vs. 2013	Year Ended December 31, 2012	Percent Increase (Decrease) 2013 vs. 2012
	(Dollars in Thousands)
Employee compensation and benefits	$121,511	$119,845	1.4%	$118,041	1.5%
Occupancy	32,530	31,766	2.4	34,608	(8.2)
Depreciation of bank premises and equipment	24,013	26,017	(7.7)	26,756	(2.8)
Professional fees	10,925	13,146	(16.9)	14,369	(8.5)
Deposit insurance assessments	6,082	6,737	(9.7)	7,709	(12.6)
Net expense, other real estate owned	2,358	6,896	(65.8)	8,929	(22.8)
Amortization of identified intangible assets	2,389	4,633	(48.4)	4,651	(.4)
Advertising	7,742	7,034	10.1	7,017.2
Early termination fee—securities sold under repurchase agreements	11,000	12,303	(10.6)	31,550	(61.0)
Impairment charges (Total other-than-temporary impairment charges, $(366) less loss of $1,183, $(431) less loss of $1,805, and $(916) less gain of $(123), included in other comprehensive loss)	817	1,374	(40.5)	1,039	32.2
Other	61,676	62,881	(1.9)	60,703	3.6

Total non-interest expense	$281,043	$292,632	(4.0)%	$315,372	(7.2)%

        Non-interest expense for the year ended December 31, 2014 decreased by 4.0% compared to the same period of 2013. Non-interest expense for the year ended December 31, 2013 decreased by 7.2% compared to the same period 2012. Non-interest expense for the twelve months ended December 31, 2014, 2013 and 2012 was negatively impacted by charges of $11.0 million, $12.3 million and $31.6 million, respectively, recorded by the Company's lead bank subsidiary related to the termination of a portion of its long-term repurchase agreements outstanding in order to help manage its long-term funding costs. Net expense, other real estate owned decreased by 65.8% for the twelve months ended December 31, 2014 compared to the same period of 2013. The decrease can be attributed to decreased carrying costs as properties have been liquidated through sales.

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

Financial Condition

Investment Securities

        The following table sets forth the carrying value of investment securities as of December 31, 2014, 2013 and 2012:

	December 31,
	2014	2013	2012
	(Dollars in Thousands)
Residential mortgage-backed securities
Available for sale	$4,600,372	$5,027,701	$5,265,204
Obligations of states and political subdivisions
Available for sale	282,276	248,410	238,675
Equity securities
Available for sale	29,315	28,468	21,136
Other securities
Available for sale	20,000	—	—
Held to maturity	2,400	2,400	2,400

Total	$4,934,363	$5,306,979	$5,527,415

        The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2014 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Residential mortgage-backed securities	$96	5.50%	$23,717	4.89%	578,285	2.52%	$3,995,492	2.67%
Obligations of states and political subdivisions	—	—	—	—	734	5.99%	268,028	5.32%
Equity securities	325	—	—	—	—	—	27,750	2.34%
Other securities	—	—	—	—	—	—	20,000	5.00%

Total	$96	5.50%	$23,717	4.89%	$579,019	2.52%	$4,311,270	2.84%

	Held to Maturity Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$825	1.66%	$1,575	1.16%	$—	—%	$—	—%

Total	$825	1.66%	$1,575	1.16%	$—	—%	$—	—%

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

Loans

        The amounts of loans outstanding, by classification, at December 31, 2014, 2013, 2012, 2011 and 2010 are shown in the following table:

	December 31,
	2014	2013	2012	2011	2010
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,107,584	$2,894,779	$2,525,380	$2,560,102	$2,615,878
Real estate—mortgage	910,326	847,692	838,467	895,870	948,982
Real estate—construction	1,414,977	1,208,508	1,147,669	1,273,389	1,473,471
Consumer	61,137	66,414	74,514	94,109	126,047
Foreign	185,221	181,842	188,974	230,005	245,625

Loans, net of unearned discount	$5,679,245	$5,199,235	$4,775,004	$5,053,475	$5,410,003

        The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2014, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
	Within one year	After one but within five years	After five years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$823,299	$1,875,870	$408,415	$3,107,584
Real estate—construction	676,020	677,149	61,808	1,414,977
Foreign	123,364	45,752	16,105	185,221

Total	$1,622,683	$2,598,771	$486,328	$4,707,782

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$228,637	$2,370,134
Due after five years	62,464	423,864

Total	$291,101	$2,793,998

International Operations

        On December 31, 2014, the Company had $185,221,000 (1.52% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of the Company's bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2014 and 2013 is presented below.

	For the year ended December 31,
	2014		2013
	Amount of Loans	Related Allowance for Probable Losses	Amount of Loans	Related Allowance for Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$123,950	$502	$122,314	$506
Secured by United States real estate	27,643	276	27,817	319
Secured by other United States collateral (securities, gold, silver, etc.)	17,045	127	1,003	12
Unsecured	5,710	52	1,163	6
Other (principally Mexico real estate)	10,873	103	29,545	290

	$185,221	$1,060	$181,842	$1,133

        The transactions for the years ended December 31, 2014, 2013 and 2012, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

	2014	2013	2012
	(Dollars in Thousands)
Balance at January 1,	$1,133	$1,140	$1,359
Charge-offs	(51)	(22)	(111)
Recoveries	50	5	—

Net charge-offs	(1)	(17)	(111)

(Credit) charge to expense	(72)	10	(108)

Balance at December 31	$1,060	$1,133	$1,140

  Deposits

	2014 Average Balance	2013 Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,332,435	$2,097,318
Foreign	520,752	497,409

Total demand non-interest bearing	2,853,187	2,594,727

Savings and interest bearing demand
Domestic	2,444,765	2,358,990
Foreign	538,263	520,125

Total savings and interest bearing demand	2,983,028	2,879,115

Time certificates of deposit
$100,000 or more:
Domestic	850,538	899,847
Foreign	909,271	968,962
Less than $100,000:
Domestic	507,581	565,403
Foreign	312,710	337,610

Total time, certificates of deposit	2,580,100	2,771,822

Total deposits	$8,416,315	$8,245,664

	2014	2013	2012
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$2,998	$3,182	$4,487
Foreign	599	580	801

Total savings and interest bearing demand	3,597	3,762	5,288

Time, certificates of deposit
$100,000 or more
Domestic	4,615	5,761	8,263
Foreign	4,529	5,590	9,148
Less than $100,000
Domestic	2,074	3,065	4,945
Foreign	815	1,028	1,617

Total time, certificates of deposit	12,033	15,444	23,973

Total interest expense on deposits	$15,630	$19,206	$29,261

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2014, were as follows:

Due within 3 months or less	$631,083
Due after 3 months and within 6 months	409,400
Due after 6 months and within 12 months	443,860
Due after 12 months	215,795

$1,700,138

        The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2014 were $8,438,625,000, an increase of 2.4% from $8,243,425,000 at December 31, 2013. The increase in deposits is the result of the increased availability of deposits in the banking market. Even though the Company increased its deposits, the Company is still experiencing a substantial amount of competition for deposits at higher than market rates. As a result, the Company has attempted to maintain certain deposit relationships but has allowed certain deposits to leave as the result of aggressive pricing.

Return on Equity and Assets

        Certain key ratios for the Company for the years ended December 31, 2014, 2013 and 2012 follows (Note 1):

	Years ended December 31,
	2014	2013	2012
Percentage of net income to:
Average shareholders' equity	10.24%	8.95%	7.17%
Average total assets	1.26	1.07	.91
Percentage of average shareholders' equity to average total assets	12.32	11.93	12.68
Percentage of cash dividends per share to net income per share	22.57	22.87	28.78

(Note 1)    The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

        The maintenance of adequate liquidity provides the Company's bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company's bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company's bank subsidiaries. Historically, the Mexico based deposits of the Company's bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 27%, 28%, and 28% of the Company's bank subsidiaries' total deposits at each of the years ended December 31, 2014, 2013 and 2012, respectively. Other important funding sources for the

Company's bank subsidiaries during 2014 and 2013 were borrowings from the FHLB, securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. The borrowings from FHLB are primarily short term in nature and are renewed at maturity. The Company's bank subsidiaries have had a long-standing relationship with the FHLB and keep open unused lines of credit in order to fund liquidity needs. In the event that the FHLB bank indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available for sale securities. The Company maintains a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

        The net interest rate sensitivity at December 31, 2014, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table on the following page, the Company is liability-sensitive during the early time periods and is asset-sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

 INTEREST RATE SENSITIVITY
(Dollars in Thousands)

	Rate/Maturity
December 31, 2014	3 Months or Less	Over 3 Months to 1 Year	Over 1 Year to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$428,319	$666,905	$3,556,863	$282,276	$4,934,363
Loans, net of non-accruals	4,234,208	258,970	354,315	768,193	5,615,686

Total earning assets	$4,662,527	$925,875	$3,911,178	$1,050,469	$10,550,049

Cumulative earning assets	$4,662,527	$5,588,402	$9,499,580	$10,550, 049

Rate sensitive liabilities
Time deposits	$1,002,375	$1,174,891	$305,366	$60	$2,482,692
Other interest bearing deposits	3,025,680	—	—	—	3,025,680
Securities sold under repurchase agreements	343,799	3,518	511,033	—	858,350
Other borrowed funds	1,067,700	—	—	6,244	1,073,944
Junior subordinated deferrable interest debentures	175,416	—	—	—	175,416

Total interest bearing liabilities	$5,614,970	$1,178,409	$816,399	$6,304	$7,616,082

Cumulative sensitive liabilities	$5,614,970	$6,793,379	$7,609,778	$7,616,082

Repricing gap	$(952,443)	$(252,534)	$3,094,779	$1,044,165	$2,933,967
Cumulative repricing gap	(952,443)	(1,204,977)	1,889,802	2,933,967
Ratio of interest-sensitive assets to liabilities	.83	.79	4.79	166.18	1.38
Ratio of cumulative, interest-sensitive assets to liabilities	.83	.82	1.25	1.38

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

        The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2014, in rising rate scenarios of 150, 300 and 400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15% and 20%, respectively. At

December 31, 2014, the income simulations show that a rate shift of 150, 300 and 400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by (2.90)%, (2.56)% and (1.90)%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

        Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company's cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2014, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $702,750,000, assuming that each bank subsidiary continues to be classified as "well-capitalized" under the applicable regulations in effect at December 31, 2014. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $921,541,000 as of December 31, 2014. The undivided profits of the bank subsidiaries were approximately $1,033,318,000 as of December 31, 2014. Additionally, as a result of the Company's participation in the TARP Capital Purchase Program, the Company was restricted in the payment of dividends and was not allowed, without the Treasury Department's consent, to declare or pay any dividend on the Company Common Stock other than a regular semi-annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceased to exist on December 23, 2011 and the Company exited the TARP program when it finalized the repayment of all the TARP funds on November 28, 2012.

        At December 31, 2014, the Company has outstanding $1,073,944,000 in other borrowed funds and $175,416,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

        The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2014, shareholders' equity was $1,580,658,000 compared to $1,424,408,000 at December 31, 2013, an increase of $156,250,000, or 11.0%. Shareholders' equity increased primarily due to other comprehensive income and the retention of earnings, offset by the payment of cash dividends to shareholders and repurchases of the Company's common stock in the form of treasury stock. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

        During 1990, the Federal Reserve Board ("FRB") adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company's leverage ratio (defined as shareholders' equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 12.33% at December 31, 2014 and 11.61% at December 31, 2013. The core deposit intangibles and goodwill of $283,329,000 as of December 31, 2014, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

        The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders' equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well-capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 6% and a Tier 1 leverage ratio of 5%. The Company had risk-weighted Tier 1 capital ratios of 19.34% and 19.33% and risk weighted total capital ratios of 20.24% and 20.36% as of December 31, 2014 and 2013, respectively, which are well above the minimum regulatory requirements and exceed the well-capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

        In July 2013, the FDIC and other regulatory bodies issued final rules consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions and impact all U.S. banking organizations with more than $500 million in assets. Consistent with the Basel international framework, the new rule includes a new minimum ratio of common equity tier 1 to risk-weighted assets of 4.5 percent and a common equity tier 1 capital conservation buffer of 2.5 percent of risk-weighted assets. The rule also raised the minimum ratio of tier 1 capital to risk-weighted assets from 4 percent to 6 percent and includes a minimum leverage ratio of 4 percent for all banking organizations. Regarding the quality of capital, the new rule emphasizes common equity tier 1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rule also improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rule is subject to a four year phase in period for mandatory compliance and the Company is required to begin to phase in the new rules beginning on January 1, 2015. Management believes that after the phase in of the new capital standards, the Company and its bank subsidiaries will remain classified as "well-capitalized."

Junior Subordinated Deferrable Interest Debentures

        The Company has formed eight statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The eight statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2014 and December 31, 2013, the principal amount of debentures outstanding totaled $175,416,000 and $190,726,000, respectively. On February 11, 2014, the Company bought back all of the Capital and Common Securities of IB Capital Trust VII from the holder of the securities for a price that reflected an approximate six percent discount from the redemption price of the securities and thereby retired the $10,310,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust VII. On December 24, 2014, the Company bought back a portion of the capital securities of IB Capital Trust XI from the holder of the securities for a price that reflected an approximate 23.6% discount from the redemption price of the securities and thereby retired $5,000,000 of the total $32,990,000 of related Capital Senior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI, resulting in Senior Subordinated Deferrable Interest Debentures on IB Capital Trust XI of $27,990,000 as of December 31, 2014.

        The Debentures are subordinated and junior in right of payment to all present and future senior indebtedness (as defined in the respective indentures) of the Company, and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. The Company has fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. The Company has the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts VI, VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2014 and December 31, 2013, the total $175,416,000 and $190,726,000, respectively of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2014:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index	Maturity Date	Optional Redemption Date(1)
	(in thousands)
Trust VI	$25,774	Quarterly	3.68%	LIBOR + 3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	3.28%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.86%	LIBOR + 1.62	October 2036	October 2011
Trust X	34,021	Quarterly	1.88%	LIBOR + 1.65	February 2037	February 2012
Trust XI	27,990	Quarterly	1.86%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.69%	LIBOR + 1.45	September 2037	September 2012

	$175,416

(1)
The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

        The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2014:

	Payments due by Period
	(Dollars in Thousands)
Contractual Cash Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Securities sold under repurchase agreements	$858,350	$247,317	$311,033	$300,000	$—
Federal Home Loan Bank borrowings	1,073,944	1,067,849	314	337	5,444
Junior subordinated deferrable interest debentures	175,416	—	—	—	175,416
Operating leases	8,037	3,504	3,622	789	122

Total Contractual Cash Obligations	$2,115,747	$1,318,670	$314,969	$301,126	$180,982

        The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2014:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
Commercial Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	After Five Years
Financial and Performance Standby Letters of Credit	$103,793	$98,847	$4,941	$5	$—
Commercial Letters of Credit	10,879	10,879	—	—	—
Credit Card Lines	16,687	16,687	—	—	—
Other Commercial Commitments	1,662,516	902,346	510,800	162,723	86,647

Total Commercial Commitments	$1,793,875	$1,028,759	$515,741	$162,728	$86,647

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

Preferred Stock, Common Stock and Dividends

        The Company had issued and outstanding 66,405,410 shares of $1.00 par value Common Stock held by approximately 2,191 holders of record at February 20, 2015. The book value of the Common Stock at December 31, 2014 was $24.76 per share compared with $22.24 per share at December 31, 2013. Since December 23, 2008, the Company had outstanding 216,000 shares of Series A cumulative perpetual preferred stock (the "Senior Preferred Stock"), issued to the US Treasury under the Company's participation in the Troubled Asset Relief Program Capital Purchase Program (the "TARP Capital Purchase Program"). The Company redeemed all of the Senior Preferred Stock in 2012. In conjunction with the purchase of the Senior Preferred Stock, the US Treasury received a warrant (the "Warrant") to purchase 1,326,238 shares of the Company's common stock (the "Warrant Shares") at $24.43 per share, which would represent an aggregate common stock investment in the Company on exercise of the warrant in full equal to 15% of the Senior Preferred Stock investment. The term of the Warrant is ten years and was immediately exercisable. The Warrant is included as a component of Tier 1 capital. On June 12, 2013, the U. S. Treasury sold the Warrant to a third party. As of February 20, 2015, the Warrant is still outstanding, but expires on December 23, 2018 with no value if not exercised before that date. Adjustments to the $24.43 per share Exercise Price of the Warrant will be made if the Company pays cash dividends in excess of 33 cents per semi-annual period or makes certain other shareholder distributions before the Warrant expires on December 23, 2018.

        The Common Stock is traded on the NASDAQ National Market under the symbol "IBOC." The following table sets forth the approximate high and low bid prices in the Company's Common Stock during 2014 and 2013, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2014. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of the Company's Common Stock was $24.65 per share at February 20, 2015.

		High	Low
2014:	First quarter	$26.56	$21.16
	Second quarter	27.04	22.24
	Third quarter	28.00	23.63
	Fourth quarter	28.49	23.20

		High	Low
2013:	First quarter	$21.00	$18.26
	Second quarter	22.93	17.95
	Third quarter	25.85	20.85
	Fourth quarter	27.20	21.34

        The Company paid cash dividends to the common shareholders of $.25 per share on April 18, 2014 to all holders of record on April 1, 2014 and $.27 per share on October 15, 2014 to all shareholders of record on September 30, 2014. The Company paid cash dividends to the common shareholders of $.20 per share on April 20, 2013 to all holders of record on April 1, 2013 and $.23 per share on October 15, 2013 to all holders of record on September 30, 2013, respectively.

        The Company's principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

        In April 2009, following receipt of the Treasury Department's consent, the Board of Directors re-established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following twelve months and on March 7, 2014, the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40 million of common stock during the twelve month period commencing on April 9, 2014, which repurchase cap the Board is inclined to increase over time. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. During the fourth quarter of 2014, the Company's Board of Directors adopted a Rule 10b5-1 plan and intends to adopt additional Rule 10b5-1 trading plans that will allow the Company to purchase its shares of common stock during certain trading blackout periods when the Company ordinarily would not be in the market due to trading restrictions in its internal trading policy. During the term of a 10b5-1 Plan, purchases of common stock are automatic to the extent the conditions of the 10b5-1 Plan's trading instructions are met. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 20, 2015, a total of 8,684,680 shares had been repurchased under all programs at a cost of $257,704,000. The Company is not obligated to repurchase shares under its stock repurchase program or to enter into additional Rule 10b5-1 plans. The timing, actual number and value of shares purchased will depend on many factors, including the Company's cash flow and the liquidity and price performance of its shares of common stock.

        Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2014.

	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of a Publicly- Announced Program	Approximate Dollar Value of Shares Available for Repurchase(1)
October 1—October 31, 2014	153,359	$24.36	153,359	$30,302,000
November 1—November 30, 2014	4,000	26.05	4,000	30,198,000
December 1—December 31, 2014	137,400	24.50	137,400	26,832,000

Total	294,759	$24.45	294,759

(1)
The repurchase program was extended on March 7, 2014 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 9, 2015.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2014, with respect to the Company's equity compensation plans:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	993,889	$18.94	204,750

Total	993,889	$18.94	204,750

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Total Return To Shareholders
(Includes reinvestment of dividends)

		INDEXED RETURNS December 31,
	Base Period 2009
Company / Index		2010	2011	2012	2013	2014
International Bancshares Corporation	100	107.91	101.24	101.89	151.49	155.73
S&P 500 Index	100	115.06	117.49	136.30	180.44	205.14
S&P 500 Banks	100	119.84	106.99	132.92	180.40	208.39

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
International Bancshares Corporation:

        We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation and subsidiaries' internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992, and our report dated February 27, 2015 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries' internal control over financial reporting.

/s/ McGladrey LLP

Dallas, Texas
February 27, 2015

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2014 and 2013

(Dollars in Thousands, Except Per Share Amounts)

	2014	2013
Assets
Cash and cash equivalents	$255,146	$274,785
Investment securities:
Held to maturity (Market value of $2,400 on December 31, 2014 and $2,400 on December 31, 2013)	2,400	2,400
Available for sale (Amortized cost of $4,914,428 on December 31, 2014 and $5,372,594 on December 31, 2013)	4,931,963	5,304,579

Total investment securities	4,934,363	5,306,979
Loans	5,679,245	5,199,235
Less allowance for probable loan losses	(64,828)	(70,161)

Net loans	5,614,417	5,129,074
Bank premises and equipment, net	526,423	504,842
Accrued interest receivable	31,461	30,654
Other investments	420,670	388,563
Identified intangible assets, net	797	3,186
Goodwill	282,532	282,532
Other assets	130,711	158,862

Total assets	$12,196,520	$12,079,477

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition (Continued)

December 31, 2014 and 2013

(Dollars in Thousands, Except Per Share Amounts)

	2014	2013
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$2,930,253	$2,666,510
Savings and interest bearing demand	3,025,680	2,925,612
Time	2,482,692	2,651,303

Total deposits	8,438,625	8,243,425
Securities sold under repurchase agreements	858,350	957,381
Other borrowed funds	1,073,944	1,223,950
Junior subordinated deferrable interest debentures	175,416	190,726
Other liabilities	69,527	39,587

Total liabilities	10,615,862	10,655,069

Shareholders' equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,783,977 shares on December 31, 2014 and 95,743,592 shares on December 31, 2013	95,784	95,744
Surplus	165,520	163,947
Retained earnings	1,585,389	1,467,000
Accumulated other comprehensive income (loss) (including $(4,881) on December 31, 2014 and $(5,646) on December 31, 2013 of comprehensive loss related to other-than-temporary impairment for non-credit related issues)	11,397	(43,774)

	1,858,090	1,682,917
Less cost of shares in treasury, 29,324,567 shares on December 31, 2014 and 28,537,180 on December 31, 2013	(277,432)	(258,509)

Total shareholders' equity	1,580,658	1,424,408

Total liabilities and shareholders' equity	$12,196,520	$12,079,477

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2014, 2013 and 2012

(Dollars in Thousands, Except Per Share Amounts)

	2014	2013	2012
Interest income:
Loans, including fees	$281,546	$263,027	$268,588
Investment securities:
Taxable	100,095	87,198	94,885
Tax-exempt	11,767	12,877	11,663
Other interest income	191	115	503

Total interest income	393,599	363,217	375,639

Interest expense:
Savings and interest bearing demand deposits	3,597	3,762	5,288
Time deposits	12,033	15,444	23,973
Securities sold under repurchase agreements	24,616	29,171	37,645
Other borrowings	2,033	1,590	998
Junior subordinated deferrable interest debentures	4,264	4,665	6,595

Total interest expense	46,543	54,632	74,499

Net interest income	347,056	308,585	301,140
Provision for probable loan losses	14,423	22,968	27,959

Net interest income after provision for probable loan losses	332,633	285,617	273,181

Non-interest income:
Service charges on deposit accounts	88,586	97,087	93,128
Other service charges, commissions and fees
Banking	44,435	41,075	38,523
Non-banking	7,463	7,116	6,998
Investment securities transactions, net	1,283	9,601	38,446
Other investments, net	22,023	22,383	13,339
Other income	14,558	12,343	10,157

Total non-interest income	178,348	189,605	200,591

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Continued)

Years ended December 31, 2014, 2013 and 2012

(Dollars in Thousands, Except Per Share Amounts)

	2014	2013	2012
Non-interest expense:
Employee compensation and benefits	$121,511	$119,845	$118,041
Occupancy	32,530	31,766	34,608
Depreciation of bank premises and equipment	24,013	26,017	26,756
Professional fees	10,925	13,146	14,369
Deposit insurance assessments	6,082	6,737	7,709
Net expense, other real estate owned	2,358	6,896	8,929
Amortization of identified intangible assets	2,389	4,633	4,651
Advertising	7,742	7,034	7,017
Early termination fee—securities sold under repurchase agreements	11,000	12,303	31,550
Impairment charges (Total other-than-temporary impairment charges, $(366) less loss of $1,183, $(431) less loss of $1,805, and $(916) less gain of $(123), included in other comprehensive loss)	817	1,374	1,039
Other	61,676	62,881	60,703

Total non-interest expense	281,043	292,632	315,372

Income before income taxes	229,938	182,590	158,400
Provision for income taxes	76,787	56,239	50,565

Net income	$153,151	$126,351	$107,835
Preferred stock dividends and discount accretion	—	—	14,362

Net income available to common shareholders	$153,151	$126,351	$93,473

Basic earnings per common share:
Weighted average number of shares outstanding	66,872,500	67,195,180	67,236,681
Net income	$2.29	$1.88	$1.39

Fully diluted earnings per common share:
Weighted average number of shares outstanding	67,056,456	67,314,859	67,313,963
Net income	$2.28	$1.88	$1.39

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2014, 2013, and 2012

(Dollars in Thousands)

	2014	2013	2012
Net income	$153,151	$126,351	$107,835
Other comprehensive income (loss), net of tax:
Net unrealized holding gains (losses) on securities available for sale arising during period (net of tax effects of $29,870, $(56,048), and $2,701)	55,474	(104,088)	5,018
Reclassification adjustment for gains on securities available for sale included in net income (net of tax effects of $(449), $(3,360), and $(13,456))	(834)	(6,241)	(24,990)
Reclassification adjustment for impairment charges on available for sale securities included in net income (net of tax effects of $286, $481, and $364)	531	893	675

	55,171	(109,436)	(19,297)

Comprehensive income	$208,322	$16,915	$88,538

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2014, 2013 and 2012

(in Thousands, except share and per share amounts)

	Preferred Stock	Number of Shares	Common Stock	Surplus	Retained Earnings	Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2011	$210,548	95,720	$95,720	$162,767	$1,302,964	$84,959	$(256,793)	$1,600,165
Net Income	—	—	—	—	107,835	—	—	107,835
Dividends:
Cash ($.40 per share)	—	—	—	—	(26,894)	—	—	(26,894)
Preferred stock (5%) including discount accretion	5,452	—	—	—	(14,362)	—	—	(8,910)
Redemption of Series A Preferred Shares (216,000 shares)	(216,000)	—	—	—	—	—	—	(216,000)
Purchase of treasury (95,466 shares)	—	—	—	—	—	—	(1,716)	(1,716)
Exercise of stock options	—	5	5	46	—	—	—	51
Stock compensation expense recognized in earnings	—	—	—	474	—	—	—	474
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(19,297)	—	(19,297)

Balance at December 31, 2012	—	95,725	95,725	163,287	1,369,543	65,662	(258,509)	1,435,708
Net Income	—	—	—	—	126,351	—	—	126,351
Dividends:
Cash ($.43 per share)	—	—	—	—	(28,894)	—	—	(28,894)
Exercise of stock options	—	19	19	246	—	—	—	265
Stock compensation expense recognized in earnings	—	—	—	414	—	—	—	414
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(109,436)	—	(109,436)

Balance at December 31, 2013	—	95,744	95,744	163,947	1,467,000	(43,774)	(258,509)	1,424,408
Net Income	—	—	—	—	153,151	—	—	153,151
Dividends:
Cash ($.52 per share)	—	—	—	—	(34,762)	—	—	(34,762)
Purchase of treasury (787,387 shares)	—	—	—	—	—	—	(18,923)	(18,923)
Exercise of stock options	—	40	40	515	—	—	—	555
Stock compensation expense recognized in earnings	—	—	—	1,058	—	—	—	1,058
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	55,171	—	55,171

Balance at December 31, 2014	—	95,784	$95,784	$165,520	$1,585,389	$11,397	$(277,432)	$1,580,658

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2014, 2013 and 2012

(Dollars in Thousands)

	2014	2013	2012
Operating activities:
Net income	$153,151	$126,351	$107,835
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	14,423	22,968	27,959
Specific reserve, other real estate owned	779	1,204	1,776
Depreciation of bank premises and equipment	24,013	26,017	26,756
Gain on sale of bank premises and equipment	(3,658)	(2,089)	(538)
(Gain) loss on sale of other real estate owned	(933)	(460)	488
Accretion of investment securities discounts	(2,608)	(4,025)	(3,195)
Amortization of investment securities premiums	26,729	44,245	30,501
Investment securities transactions, net	(1,283)	(9,601)	(38,446)
Impairment charges on available for sale securities	817	1,374	1,039
Amortization of identified intangible assets	2,389	4,633	4,651
Stock based compensation expense	1,058	414	474
Earnings from affiliates and other investments	(10,903)	(18,806)	(9,892)
Deferred tax (benefit) expense	(1,027)	(1,817)	7,923
(Increase) decrease in accrued interest receivable	(807)	380	968
(Increase) decrease in other assets	(1,621)	20,612	(5,392)
(Decrease) increase in other liabilities	(7,482)	(2,274)	7,106

Net cash provided by operating activities	193,037	209,126	160,013

Investing activities:
Proceeds from maturities of securities	—	1,200	1,125
Proceeds from sales and calls of available for sale securities	621,588	178,123	1,382,231
Purchases of available for sale securities	(971,358)	(1,384,254)	(3,081,034)
Principal collected on mortgage backed securities	787,361	1,223,532	1,294,197
Net (increase) decrease in loans	(502,129)	(444,919)	170,072
Purchases of other investments	(20,602)	(2,475)	(4,228)
Distributions from (contributions) to other investments	18,152	5,457	(7,410)
Purchases of bank premises and equipment	(50,360)	(50,016)	(62,030)
Proceeds from sales of bank premises and equipment	8,424	2,533	7,575
Proceeds from sales of other real estate owned	18,525	23,170	38,766
Purchase of identified intangible asset	—	—	(280)

Net cash used in investing activities	(90,399)	(447,649)	(261,016)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2014, 2013 and 2012

(Dollars in Thousands)

	2014	2013	2012
Financing activities:
Net increase in non-interest bearing demand deposits	$263,743	$200,760	$538,732
Net increase in savings and interest bearing demand deposits	100,068	58,461	159,458
Net decrease in time deposits	(168,611)	(303,009)	(357,069)
Net decrease in securities sold under repurchase agreements	(99,031)	(172,298)	(218,950)
Other borrowed funds, net	(150,006)	474,923	254,866
Repayment of long-term debt	(15,310)	—	—
Purchase of treasury stock	(18,923)	—	(1,716)
Redemption of Series A preferred shares	—	—	(216,000)
Proceeds from stock transactions	555	265	51
Payments of cash dividends—common	(34,762)	(28,894)	(26,894)
Payments of cash dividends—preferred	—	—	(10,260)

Net cash (used in) provided by financing activities	(122,277)	230,208	122,218

(Decrease) increase in cash and cash equivalents	(19,639)	(8,315)	21,215
Cash and cash equivalents at beginning of year	274,785	283,100	261,885

Cash and cash equivalents at end of year	$255,146	$274,785	$283,100

Supplemental cash flow information:
Interest paid	$47,273	$56,818	$77,431
Income taxes paid	80,374	60,532	36,303
Non-cash investing and financing activities:
Net transfers from loans to other real estate owned	2,363	9,688	54,441

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

Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Corporation and its wholly-owned bank subsidiaries, International Bank of Commerce, Laredo ("IBC"), Commerce Bank, International Bank of Commerce, Zapata, International Bank of Commerce, Brownsville, and the Corporation's wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Life Insurance Company, IBC Trading Company, Premier Tierra Holdings, Inc., IBC Charitable and Community Development Corporation, and IBC Capital Corporation. All significant inter-company balances and transactions have been eliminated in consolidation.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

        The Company classifies debt and equity securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as "held-to-maturity" and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as "available-for-sale" or "trading" and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as "trading", while unrealized holding gains and losses related to those securities classified as "available-for-sale" are excluded from net income and reported net of tax as other comprehensive income and in shareholders' equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2014.

        Mortgage-backed securities held at December 31, 2014 and 2013 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies including the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), the Government National Mortgage Association ("Ginnie Mae") or other non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. Government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Troubled Debt Restructured Loans

        Troubled debt restructured loans ("TDR") are those loans where, for reasons related to a borrower's difficulty to repay a loan, the Company grants a concession to the borrower that the Company would not normally consider in the normal course of business. The original terms of the loan are modified or

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

restructured. The terms that may be modified include a reduction in the original stated interest rate, an extension of the original maturity of the loan, a renewal of the loan at an interest rate below current market rates, a reduction in the principal amount of debt outstanding, a reduction in accrued interest or deferral of interest payments. A loan classified as a TDR is classified as an impaired loan and included in the impaired loan totals. A TDR loan may be returned to accrual status when the loan is brought current, has performed in accordance with the restructured terms for a reasonable period of time and the ultimate collectability of the outstanding principal and interest is no longer questionable, however, although those loans may be placed back on accrual status, they will continue to be classified as impaired. Consistent with regulatory guidance, a TDR loan that is subsequently modified, but has shown sustained performance and classification as a TDR, will be removed from TDR status provided that the modified terms were market-based at the time of modification.

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

Other Real Estate Owned

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. Any subsequent write-downs are charged against other non-interest expense. Other real estate owned totaled $69,872,000 and $85,879,000 at December 31, 2014 and 2013, respectively. Other real estate owned is included in other assets.

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

        The Company evaluates uncertain tax positions at the end of each reporting period. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2014 and 2013, respectively, after evaluating all uncertain tax positions, the Company has recorded no liability for unrecognized tax benefits at the end of the reporting period. The Company would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2014, 2013 and 2012, the Company recognized no interest expense or penalties related to uncertain tax positions.

        The Company files consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2011.

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

Goodwill and Identified Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2014, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

        Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company's identified intangible assets relate to core deposits and contract rights. As of December 31, 2014, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

Segments of an Enterprise and Related Information

        The Company operates as one segment. The operating information used by the Company's chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has four active operating subsidiaries, namely, the bank subsidiaries, otherwise known as International Bank of Commerce, Laredo, Commerce Bank, International Bank of Commerce, Zapata and International Bank of Commerce, Brownsville. The Company applies the provisions of ASC Topic 280, "Segment Reporting," in determining its reportable segments and related disclosures.

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

        In January 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-01 to ASC 323-70, "Investments—Equity Method and Joint Ventures—Accounting for Investments in Qualified Affordable Housing Project." The update issues new guidance for investments in qualified affordable housing projects which permits entities to elect to apply the proportional amortization method to account for the investment when certain conditions are met. The update is effective for public entities for annual and interim periods beginning after December 15, 2014 and is able to be applied retrospectively. The adoption of the update is not expected to have a significant impact to the Company's consolidated financial statements.

        In January 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-04 to ASC 310-40, "Receivables—Troubled Debt Restructurings by Creditors." The update amends existing literature to eliminate diversity in practice by clarifying and defining when an in substance repossession or foreclosure occurs. The terms "in substance repossession or foreclosure" and "physical possession" are not currently defined in the accounting literature, resulting in diversity in practice when a creditor derecognizes a loan receivable and recognizes the real estate property collateralizing the loan receivable as an asset. Additionally, the update requires interim and annual disclosures of both the amount of foreclosed residential real estate property and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The update is effective for annual periods and the interim periods within those annual periods beginning after December 15, 2014. The adoption of the update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

        In April 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-08 to ASC 205, "Presentation of Financial Statements," and ASC 360, "Property, Plant and Equipment." The update to existing standards change the requirements for reporting discontinued operations, primarily by clarifying that the disposal of a component or group of components of an entity could constitute discontinued operations under certain circumstances. The update also defines required information in disclosures about discontinued operations, including a discussion of the entity's continued involvement in the discontinued operation, if any. The update is applicable to all disposals of components of an entity that occurred within interim and annual periods beginning after December 15, 2014 and for acquisitions that are classified as held for sale for interim and annual periods beginning after December 15, 2014. The adoption of the update is not expected to have a significant impact to the Company's consolidated financial statements.

        In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09 to ASC 606, "Revenue from Contracts with Customers." The update sets a common standard that defines revenue and the principles for recognizing revenue. The update outlines when an entity should recognize revenue, among other matters. At its core, the update states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The update also outlines the steps that entities should take to determine and record the correct revenue number. The update is effective for annual periods beginning after December 15, 2016 and the interim periods within

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

that reporting period. The Company is evaluating the potential impact to the Company's consolidated financial statements.

        In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-11 to ASC 860, "Transfers and Servicing." The update amends existing standards to require that repurchase-to-maturity transactions be accounted for as secured borrowings, in line with accounting standards for other similar instruments. Additionally, the update requires various disclosures including information regarding transfers accounted for as sales in transactions that are economically similar as repurchase agreements, in addition to disclosures related to collateral, remaining contractual tenor and a discussion of the potential risks associated with repurchase agreements, securities lending transactions and repurchase-to-maturity transactions. The update is effective for interim and annual periods beginning after December 15, 2014. The adoption of the update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

        In August 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-14 to ASC 310-40, "Receivables—Troubled Debt Restructurings by Creditors." The update is new guidance regarding classification and measurement of foreclosed mortgage loans that are government guaranteed. The update specifies that government secured mortgage loans foreclosed upon should be classified as other assets and measured based on the amount of the loan balance that is expected to be recovered from the guarantor. The new guidance is effective for interim and annual periods after December 15, 2014. The adoption of the update is not expected to have a significant impact to the Company's consolidated financial statements.

        In January 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-01 to ASC 225-20, "Income Statement- Extraordinary and Unusual Items." The update amends existing standards and is being issued as part of the FASB's initiative to reduce complexity in accounting standards. The update eliminates the concept of extraordinary items. The update is effective for interim and annual periods after December 15, 2015. The adoption of the update to existing standards is not expected to have a significant impact to the Company's consolidated financial statements.

        In February 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-02 to ASC 810, "Consolidation." The update amends existing standards regarding the evaluation of certain legal entities and their consolidation in the financial statements. The amendments modify the evaluation process to assess whether limited partnerships and similar legal entities are variable interest entities or voting interest entities, eliminate the presumption that a general partner should consolidate a limited partnership, affect the consolidation analysis of entities that are involved in variable interest entities, particularly those that have fee arrangements and related party relationships and provides a scope exception for reporting entities with legal interests that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The update is effective for interim and annual periods after December 15, 2015. The Company is evaluating the impact of the adoption of the update.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities

        The amortized cost and estimated fair value by type of investment security at December 31, 2014 are as follows:

	Held to Maturity
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400

Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Carrying value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$4,597,590	$47,960	$(45,178)	$4,600,372	$4,600,372
Obligations of states and political subdivisions	268,763	19,131	(5,618)	282,276	282,276
Other debt securities	20,000	—	—	20,000	20,000
Equity securities	28,075	1,425	(185)	29,315	29,315

Total investment securities	$4,914,428	$68,516	$(50,981)	$4,931,963	$4,931,963

(1)
Included in the carrying value of residential mortgage-backed securities are $1,503,774 of mortgage-backed securities issued by Ginnie Mae, $3,072,535 of mortgage-backed securities issued by Fannie Mae and Freddie Mac and $24,063 issued by non-government entities

        The amortized cost and estimated fair value of investment securities at December 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated fair value	Amortized Cost	Estimated fair value
	(Dollars in Thousands)
Due in one year or less	$1,075	$1,075	$—	$—
Due after one year through five years	1,325	1,325	—	—
Due after five years through ten years	—	—	735	812
Due after ten years	—	—	288,028	301,464
Residential mortgage-backed securities	—	—	4,597,590	4,600,372
Equity securities	—	—	28,075	29,315

Total investment securities	$2,400	$2,400	$4,914,428	$4,931,963

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

        The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $2,182,579,000 and $2,196,169,000, respectively, at December 31, 2014.

        Proceeds from the sale and call of securities available-for-sale were $621,588,000, $178,123,000 and $1,382,231,000 during 2014, 2013 and 2012, respectively, which amounts included $620,933,000, $177,623,000 and $1,338,723,000 of mortgage-backed securities. Gross gains of $9,479,000, $9,601,000 and $38,447,000 and gross losses of $8,196,000, $0 and $1,000 were realized on the sales in 2014, 2013 and 2012, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014 were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$808,072	$(4,910)	$1,836,218	$(40,268)	$2,644,290	$(45,178)
Obligations of states and political subdivisions	8,833	(97)	27,793	(5,521)	36,626	(5,618)
Equity securities	74	(1)	8,066	(184)	8,140	(185)

	$816,979	$(5,008)	$1,872,077	$(45,973)	$2,689,056	$(50,981)

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2013 were as follows:

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

        The unrealized losses on investments in residential mortgage-backed securities are primarily caused by changes in market interest rates. Residential mortgage-backed securities are primarily securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. Government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. Government; however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities. The decrease in fair value on residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has no intent to sell and will more than likely not be required to sell before a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities (Continued)

other-than-temporarily impaired. In addition, the Company has a small investment in non-agency residential mortgage-backed securities that have strong credit backgrounds and include additional credit enhancements to protect the Company from losses arising from high foreclosure rates. These securities have additional market volatility beyond economically induced interest rate events. It is the conclusion of the Company that the investments in non-agency residential mortgage-backed securities are other-than-temporarily impaired due to both credit and other than credit issues. An impairment charge of $817,000 ($531,050, after tax), was recorded in 2014 on the non-agency residential mortgage backed securities. Impairment charges of $1,374,000 ($893,100, after tax) and $1,039,000 ($675,000, after tax) were recorded in 2013 and 2012, respectively on the non-agency residential mortgage backed securities. The impairment charges represent the credit related impairment on the securities.

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

        The following table presents a reconciliation of credit-related impairment charges on available-for-sale investments recognized in earnings for the twelve months ended December 31, 2014 (in Thousands):

Balance at December 31, 2013	$11,806
Impairment charges recognized during period	817

Balance at December 31, 2014	$12,623

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Loans

        A summary of loans, by loan type at December 31, 2014 and 2013 is as follows:

	December 31, 2014	December 31, 2013
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,107,584	$2,894,779
Real estate—mortgage	910,326	847,692
Real estate—construction	1,414,977	1,208,508
Consumer	61,137	66,414
Foreign	185,221	181,842

Total loans	$5,679,245	$5,199,235

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

        While the Texas and Oklahoma economies are performing better than other parts of the country, Texas and Oklahoma are not completely immune to the problems associated with the U.S. economy. The increase in income and capital gains taxes on certain individuals, the increase in payroll taxes, the recent substantial decrease in oil prices, and the unprecedented debt and large deficit of the United States not yet resolved, add uncertainty to the possibility of robust economic growth and may create an adverse effect on the economies of Texas and Oklahoma. Thus, the risk of loss associated with all segments of the loan portfolio in these markets continues to be impacted by prolonged economic uncertainty. Economic risk factors are minimized by the underwriting standards of the bank subsidiaries. The general underwriting standards encompass the following principles: (i) the financial strength of the borrower including strong earnings, a high net worth, significant liquidity and an acceptable debt to worth ratio, (ii) managerial and business competence, (iii) the ability to repay, (iv) for a new business, projected cash flows, (v) loan to value, (vi) in the case of a secondary guarantor, a guarantor financial statement, and (vii) financial and/or other character references. Although the underwriting standards reduce the risk of loss, unique risk factors exist in each type of loan in which the bank subsidiaries invest.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2014
	Domestic							Foreign
	Commercial	Commercial real estate: other construction & land development	Commercial real estate: farmland & commercial	Commercial real estate: multifamily	Residential: first lien	Residential: junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$22,433	$12,541	$24,467	$776	$3,812	$4,249	$750	$1,133	$70,161
Losses charge to allowance	(19,110)	(680)	(1,893)	—	(351)	(661)	(719)	(51)	(23,465)
Recoveries credited to allowance	2,979	72	107	—	49	242	210	50	3,709

Net losses charged to allowance	(16,131)	(608)	(1,786)	—	(302)	(419)	(509)	(1)	(19,756)
Provision (credit) charged to operations	16,050	1,022	(3,998)	70	79	853	419	(72)	14,423

Balance at December 31,	$22,352	$12,955	$18,683	$846	$3,589	$4,683	$660	$1,060	$64,828

	December 31, 2013
	Domestic							Foreign
	Commercial	Commercial real estate: other construction & land development	Commercial real estate: farmland & commercial	Commercial real estate: multifamily	Residential: first lien	Residential: junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$11,632	$12,720	$21,880	$694	$4,390	$4,448	$1,289	$1,140	$58,193
Losses charge to allowance	(11,737)	(278)	(600)	(5)	(632)	(620)	(561)	(22)	(14,455)
Recoveries credited to allowance	2,690	87	152	—	61	298	162	5	3,455

Net losses charged to allowance	(9,047)	(191)	(448)	(5)	(571)	(322)	(399)	(17)	(11,000)
Provision (credit) charged to operations	19,848	12	3,035	87	(7)	123	(140)	10	22,968

Balance at December 31,	$22,433	$12,541	$24,467	$776	$3,812	$4,249	$750	$1,133	$70,161

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

        The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management's best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The Company's allowance for probable loan losses decreased for the year ended December 31, 2014 primarily due to a charge down of a relationship that is mainly secured by multiple pieces of transportation equipment. The relationship also contributed to a change in net losses charged against the allowance for probable loan losses for the same period.

        The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2014
	Loans individually evaluated for impairment		Loans collectively evaluated for impairment
	Recorded Investment	Allowance	Recorded Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$40,175	$9,112	$1,049,311	$13,240
Commercial real estate: other construction & land development	10,876	1,890	1,404,101	11,065
Commercial real estate: farmland & commercial	14,166	1,219	1,887,233	17,464
Commercial real estate: multifamily	835	—	115,864	846
Residential: first lien	5,840	—	416,186	3,589
Residential: junior lien	2,895	—	485,405	4,683
Consumer	1,384	—	59,753	660
Foreign	—	—	185,221	1,060

Total	$76,171	$12,221	$5,603,074	$52,607

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

        Loans accounted for on a non-accrual basis at December 31, 2014, 2013 and 2012 amounted to $63,559,000, $62,823,000 and $71,768,000, respectively. The effect of such non-accrual loans reduced interest income by $4,013,000, $4,088,000 and $2,549,000 for the years ended December 31, 2014, 2013 and 2012, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2014, 2013 and 2012 amounted to $9,988,000, $7,197,000 and $15,033,000, respectively.

        The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31,
	2014	2013
	(Dollars in Thousands)
Domestic
Commercial	$40,121	$34,110
Commercial real estate: other construction & land development	8,621	11,726
Commercial real estate: farmland & commercial	11,903	13,775
Commercial real estate: multifamily	835	295
Residential: first lien	527	1,266
Residential: junior lien	1,523	1,576
Consumer	29	75
Foreign	—	—

Total non-accrual loans	$63,559	$62,823

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        Impaired loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. The Company has identified these loans through its normal loan review procedures. Impaired loans are measured based on (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's impaired loans are measured at the fair value of the collateral. In limited cases the Company may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent. The increase in commercial non-accrual loans at December 31, 2014 compared to December 31, 2013 is mainly due to the addition of a relationship secured by accounts receivables.

        The following tables detail key information regarding the Company's impaired loans by loan class for the year ended December 31, 2014:

	December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$19,944	$20,026	$9,112	$19,313	$—
Commercial real estate: other construction & land development	6,714	6,949	1,890	7,183	—
Commercial real estate: farmland & commercial	5,107	5,257	1,219	6,790	92

Total impaired loans with related allowance	$31,765	$32,232	$12,221	$33,286	$92

	December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$20,231	$20,260	$18,563	$4
Commercial real estate: other construction & land development	4,162	4,270	4,882	74
Commercial real estate: farmland & commercial	9,059	10,562	8,664	—
Commercial real estate: multifamily	835	835	363	—
Residential: first lien	5,840	6,034	6,293	273
Residential: junior lien	2,895	2,915	3,035	90
Consumer	1,384	1,386	1,402	3
Foreign	—	—	—	—

Total impaired loans with no related allowance	$44,406	$46,262	$43,202	$444

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

        The following table details loans accounted for as "troubled debt restructuring," segregated by loan class. Loans accounted for as troubled debt restructuring are included in impaired loans.

	December 31, 2014	December 31, 2013
	(Dollars in Thousands)
Domestic
Commercial	$2,500	$150
Commercial real estate: other construction & land development	2,254	8,860
Commercial real estate: farmland & commercial	2,861	2,863
Residential: first lien	5,313	4,887
Residential: junior lien	1,371	1,631
Consumer	1,354	1,531
Foreign	—	436

Total troubled debt restructuring	$15,653	$20,358

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

        While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company's management that the allowance for probable loan losses at December 31, 2014 was adequate to absorb probable losses from loans in the portfolio at that date.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2014
	30 - 59 Days	60 - 89 Days	90 Days or Greater	90 Days or greater & still accruing	Total Past due	Current	Total Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$4,103	$2,665	$40,665	$2,890	$47,433	$1,042,053	$1,089,486
Commercial real estate: other construction & land development	596	10	8,707	439	9,313	1,405,664	1,414,977
Commercial real estate: farmland & commercial	2,905	7,131	10,724	1,711	20,760	1,880,639	1,901,399
Commercial real estate: multifamily	351	—	856	21	1,207	115,492	116,699
Residential: first lien	5,895	1,864	4,267	3,901	12,026	410,000	422,026
Residential: junior lien	899	231	1,931	431	3,061	485,239	488,300
Consumer	896	216	507	482	1,619	59,518	61,137
Foreign	1,616	98	113	113	1,827	183,394	185,221

Total past due loans	$17,261	$12,215	$67,770	$9,988	$97,246	$5,581,999	$5,679,245

        The increase in loans past due 60 - 89 days at December 31, 2014 compared to December 31, 2013 is primarily due to one loan secured by farmland that was delinquent at year end.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        The Company's internal classified report is segregated into the following categories: (i) "Special Review Credits," (ii) "Watch List—Pass Credits," or (iii) "Watch List—Substandard Credits." The loans placed in the "Special Review Credits" category reflect the Company's opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The "Special Review Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Pass Credits" category reflect the Company's opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant "extra attention." The "Watch List—Pass Credits" are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the "Watch List—Substandard Credits" classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the Company if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits in accordance with the provisions of ASC 310-10, "Receivables," and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310-10, is based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate; (ii) the loan's observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's loans evaluated as impaired under ASC 310-10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

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

        As discussed above and in line with its customary loan review process, the Company identified and re-classified a loan relationship in the commercial category to Special Review, causing an increase in that category at December 31, 2014 compared to December 31, 2013. Additionally, there was a decrease in the commercial real estate farmland and commercial Special Review category at December 31, 2014 compared to December 31, 2013 due to a relationship being reclassified to the Watch List-Substandard category during 2014. A construction and land development loan within the relationship was classified as Watch List-Substandard from pass during the same period. The decrease in commercial construction and land development Special Review credits at December 31, 2014 compared to December 31, 2013 can be attributed to a relationship that was paid off in 2014.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Allowance for Probable Loan Losses (Continued)

        A summary of the loan portfolio by credit quality indicator by loan class is as follows:

		December 31, 2014
	Pass	Special Review	Watch List—Pass	Watch List— Substandard	Watch List— Impaired
		(Dollars in Thousands)
Domestic
Commercial	$961,490	$38,382	$3,793	$45,646	$40,175
Commercial real estate: other construction & land development	1,353,971	1,005	10,428	38,697	10,876
Commercial real estate: farmland & commercial	1,754,741	11,674	23,453	97,365	14,166
Commercial real estate: multifamily	115,729	—	—	135	835
Residential: first lien	412,668	3,500	—	18	5,840
Residential: junior lien	484,968	—	—	437	2,895
Consumer	59,622	—	—	131	1,384
Foreign	185,221	—	—	—	—

Total	$5,328,410	$54,561	$37,674	$182,429	$76,171

		December 31, 2013
	Pass	Special Review	Watch List—Pass	Watch List— Substandard	Watch List— Impaired
		(Dollars in Thousands)
Domestic
Commercial	$955,522	$2,270	$4,389	$46,278	$34,183
Commercial real estate: other construction & land development	1,167,295	14,247	9,318	3,672	13,976
Commercial real estate: farmland & commercial	1,635,179	56,438	21,912	20,472	16,038
Commercial real estate: multifamily	100,948	—	—	855	295
Residential: first lien	432,067	122	—	120	6,153
Residential: junior lien	405,731	—	—	293	3,206
Consumer	64,808	—	—	—	1,606
Foreign	180,837	—	—	569	436

Total	$4,942,387	$73,077	$35,619	$72,259	$75,893

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

        A summary of bank premises and equipment, by asset classification, at December 31, 2014 and 2013 were as follows:

	Estimated useful lives	2014	2013
		(Dollars in Thousands)
Bank buildings and improvements	5 - 40 years	$509,830	$470,386
Furniture, equipment and vehicles	1 - 20 years	269,861	260,932
Land		125,414	128,805
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7 - 27 years	—	511
Less: accumulated depreciation		(378,682)	(355,792)

Bank premises and equipment, net		$526,423	$504,842

(6) Goodwill and Other Intangible Assets

        The majority of the Company's identified intangibles are in the form of amortizable core deposit premium, with the exception of $501,000, which represents identified intangibles in the acquisition of the rights to the insurance agency contracts of InsCorp, Inc., acquired in 2008. Information on the Company's identified intangible assets follows:

	Carrying Amount	Accumulated Amortization	Net
	(Dollars in Thousands)
December 31, 2014:
Core deposit premium	$58,675	$58,379	$296
Identified intangible (contract rights)	2,022	1,521	501

Total identified intangibles	$60,697	$59,900	$797

December 31, 2013:
Core deposit premium	$58,675	$56,298	$2,377
Identified intangible (contract rights)	2,022	1,213	809

Total identified intangibles	$60,697	$57,511	$3,186

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Goodwill and Other Intangible Assets (Continued)

        Amortization expense of intangible assets for the years ended December 31, 2014, 2013 and 2012, was $2,389,000, $4,633,000 and $4,651,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

        Fiscal year ending December 31:

Total
(in thousands)
2015	$452
2016	295
2017	25
2018	25
2019	—
Thereafter	—

Total	$797

        There were no changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013.

(7) Deposits

        Deposits as of December 31, 2014 and 2013 and related interest expense for the years ended December 31, 2014, 2013 and 2012 were as follows:

	2014	2013
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,382,935	$2,175,694
Foreign	547,318	490,816

Total demand non-interest bearing	2,930,253	2,666,510

Savings and interest bearing demand
Domestic	2,488,458	2,364,905
Foreign	537,222	560,707

Total savings and interest bearing demand	3,025,680	2,925,612

Time, certificates of deposit $100,000 or more
Domestic	835,792	856,700
Foreign	864,346	938,940
Less than $100,000
Domestic	482,089	531,503
Foreign	300,465	324,160

Total time, certificates of deposit	2,482,692	2,651,303

Total deposits	$8,438,625	$8,243,425

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits (Continued)

	2014	2013	2012
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$2,998	$3,182	$4,487
Foreign	599	580	801

Total savings and interest bearing demand	3,597	3,762	5,288

Time, certificates of deposit $100,000 or more
Domestic	4,615	5,761	8,263
Foreign	4,529	5,590	9,148
Less than $100,000
Domestic	2,074	3,065	4,945
Foreign	815	1,028	1,617

Total time, certificates of deposit	12,033	15,444	23,973

Total interest expense on deposits	$15,630	$19,206	$29,261

        Scheduled maturities of time deposits as of December 31, 2014 were as follows:

Total
(in thousands)
2015	$2,177,266
2016	203,928
2017	76,206
2018	23,481
2019	1,751
Thereafter	60

Total	$2,482,692

        Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2014, were as follows:

Due within 3 months or less	$631,083
Due after 3 months and within 6 months	409,400
Due after 6 months and within 12 months	443,860
Due after 12 months	215,795

$1,700,138

        Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2014 and December 31, 2013 were $1,027,000 and $1,076,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Securities Sold Under Repurchase Agreements

        The Company's bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed book entry securities and averaged $893,830,000 and $1,041,186,000 during 2014 and 2013, respectively, and the maximum amount outstanding at any month end during 2014 and 2013 was $892,341,000 and $1,119,531,000, respectively.

        Further information related to repurchase agreements at December 31, 2014 and 2013 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of Securities Sold	Fair Value of Securities Sold	Balance of Liability	Weighted Average Interest Rate
	(Dollars in Thousands)
December 31, 2014 term:
Overnight agreements	$366,731	$370,704	$236,077.16%
1 to 29 days	3,717	3,781	1,016.45
30 to 90 days	13,399	13,628	6,705.38
Over 90 days	743,323	746,305	614,552	3.83

Total	$1,127,170	$1,134,418	$858,350	2.79%

December 31, 2013 term:
Overnight agreements	$332,042	$341,238	$209,899.17%
1 to 29 days	27,954	28,288	18,666.40
30 to 90 days	8,106	8,263	3,295.43
Over 90 days	945,535	940,209	725,521	3.78

Total	$1,313,637	$1,317,998	$957,381	2.91%

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Other Borrowed Funds (Continued)

        Further information regarding the Company's other borrowed funds at December 31, 2014 and 2013 is set forth in the following table:

	December 31,
	2014	2013
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$1,067,700	$1,215,000
Rate on balance outstanding at year end	.15%	.17%
Average daily balance	$1,077,973	$833,868
Average rate	.16%	.16%
Maximum amount outstanding at any month end	$1,352,500	$1,280,500
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$6,244	$8,950
Rate on balance outstanding at year end	3.51%	3.53%
Average daily balance	$7,338	$7,289
Average rate	3.51%	3.53%
Maximum amount outstanding at any month end	$8,934	$8,993

(1)
The amortization of the long-term advances is approximately $160,000 per year for each of the next five years and the final maturity date is January 3, 2028.

(10) Junior Subordinated Deferrable Interest Debentures

        The Company has formed seven statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The seven statutory business trusts formed by the Company (the "Trusts") have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the "Debentures") issued by the Company. As of December 31, 2014 and December 31, 2013, the principal amount of debentures outstanding totaled $175,416,000 and $190,726,000, respectively. On February 11, 2014, the Company bought back all of the Capital and Common Securities of IB Capital Trust VII from the holder of the securities for a price that reflected an approximate six percent discount from the redemption price of the securities and thereby retired the $10,310,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust VII. On December 24, 2014, the Company bought back a portion of the Capital Securities of IB Capital Trust XI from the holder of the securities for a price that reflected an approximate 23.6% discount from the redemption price of the securities and thereby retired $5,000,000 of the total $32,900,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI resulting in Junior Subordinated Deferrable Interest Debentures on Trust XI of $27,990,000 as of December 31, 2014.

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

Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts VI, VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

        For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders' equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2014 and December 31, 2013, the total $175,416,000 and $190,726,000, respectively, of the Capital Securities outstanding qualified as Tier 1 capital.

        The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2014:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date(1)
	(in thousands)
Trust VI	$25,774	Quarterly	3.68%	LIBOR + 3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	3.28%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.86%	LIBOR + 1.62	October 2036	October 2011
Trust X	34,021	Quarterly	1.88%	LIBOR + 1.65	February 2037	February 2012
Trust XI	27,990	Quarterly	1.86%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.69%	LIBOR + 1.45	September 2037	September 2012

	$175,416

(1)
The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Earnings per Share ("EPS")

        Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2014, 2013, and 2012 is set forth in the following table:

	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Dollars in Thousands, Except Per Share Amounts)
December 31, 2014:
Basic EPS
Net income available to common shareholders	$153,151	66,872,500	$2.29
Potential dilutive common shares and warrants	—	183,956

Diluted EPS	$153,151	67,056,456	$2.28

December 31, 2013:
Basic EPS
Net income available to common shareholders	$126,351	67,195,180	$1.88
Potential dilutive common shares	—	119,679

Diluted EPS	$126,351	67,314,859	$1.88

December 31, 2012:
Basic EPS
Net income available to common shareholders	$93,473	67,236,681	$1.39
Potential dilutive common shares	—	77,282

Diluted EPS	$93,473	67,313,963	$1.39

(12) Employees' Profit Sharing Plan

        The Company has a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. The Company's annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees' accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,510,000, $3,500,000 and $3,400,000 were charged to income for the years ended December 31, 2014, 2013, and 2012, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) International Operations (Continued)

        A summary of assets attributable to international operations at December 31, 2014 and 2013 are as follows:

	2014	2013
	(Dollars in Thousands)
Loans:
Commercial	$150,078	$142,145
Others	35,143	39,697

	185,221	181,842
Less allowance for probable loan losses	(1,060)	(1,133)

Net loans	$184,161	$180,709

Accrued interest receivable	$702	$617

        At December 31, 2014, the Company had $114,672,000 in outstanding standby and commercial letters of credit to facilitate trade activities.

        Revenues directly attributable to international operations were $6,034,000, $6,085,000 and $7,714,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

(14) Income Taxes

        The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2014	2013	2012
	(Dollars in Thousands)
Current
U.S.	$72,561	$59,583	$40,375
State	5,252	(1,530)	2,234
Foreign	1	3	33

Total current taxes	77,814	58,056	42,642

Deferred
U.S.	(969)	(1,692)	7,928
State	(58)	(125)	(5)

Total deferred taxes	(1,027)	(1,817)	7,923

Total income taxes	$76,787	$56,239	$50,565

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) Income Taxes (Continued)

        Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2014, 2013 and 2012 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2014	2013	2012
	(Dollars in Thousands)
Computed expected tax expense	$80,560	$64,183	$55,634
Change in taxes resulting from:
Tax-exempt interest income	(4,554)	(4,828)	(4,381)
State tax, net of federal income taxes and tax credit	3,377	(110)	1,446
Tax refunds	—	(966)	—
Other investment income	(3,615)	(2,656)	(2,691)
Other	1,019	616	557

Actual tax expense	$76,787	$56,239	$50,565

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013 are reflected below:

	2014	2013
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$24,849	$25,365
Other real estate owned	3,453	3,878
Impairment charges on available-for-sale securities	5,618	5,327
Accrued expenses	268	399
Net unrealized gains on available for sale investment securities	—	24,235
Other	5,809	4,816

Total deferred tax assets	39,997	64,020

Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(18,314)	(20,729)
Net unrealized gains on available for sale investment securities	(6,182)	—
Identified intangible assets and goodwill	(18,787)	(18,051)
Other	(12,303)	(11,476)

Total deferred tax liabilities	(55,586)	(50,256)

Net deferred tax asset (liability)	$(15,589)	$13,764

        The net deferred tax (liability) asset of ($15,589,000) at December 31, 2014 and $13,764,000 at December 31, 2013 is included in other assets or liabilities, respectively in the consolidated statements of condition.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options

        On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the "2012 Plan"). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2014, 204,750 shares were available for future grants under the 2012 Plan.

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

	2014	2013
Expected Life (Years)	7.63	7.63
Dividend yield	2.01%	2.33%
Interest rate	2.28%	2.86%
Volatility	47.36%	47.28%

        A summary of option activity under the stock option plans for the twelve months ended December 31, 2014 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
				(in Thousands)
Options outstanding at December 31, 2013	515,143	$15.98
Plus: Options granted	564,750	21.48
Less:
Options exercised	40,385	13.75
Options expired	15,125	27.02
Options forfeited	30,494	18.84

Options outstanding at December 31, 2014	993,889	18.94	6.62	$7,567

Options fully vested and exercisable at December 31, 2014	250,487	$16.76	2.28	$2,461

        Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2014, 2013 and 2012 was approximately $1,058,000, $414,000 and $474,000, respectively. As of December 31, 2014, there was approximately $3,934,000 of total unrecognized stock-based compensation cost related to non-vested options granted under the Company plans that will be recognized over a weighted average period of 2.3 years.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options (Continued)

        Other information pertaining to option activity during the twelve month period ending December 31, 2014, 2013 and 2012 is as follows:

	Twelve Months Ended December 31,
	2014	2013	2012
Weighted average grant date fair value of stock options granted	$9.07	$9.05	$8.71
Total fair value of stock options vested	$376,000	$480,000	$524,000
Total intrinsic value of stock options exercised	$468,000	$171,000	$41,000

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

        Dennis E. Nixon, the Company's President, Chairman of the Board and a director of the Company, was awarded CPP-compliant RSU's granted as of December 19, 2012, December 16, 2011, December 15, 2010 and December 18, 2009 of $425,000, $400,000, $400,000 and $250,000 for his performance in 2012, 2011, 2010 and 2009, respectively. In order to meet the requirements of a CPP-compliant RSU, Mr. Nixon's RSUs do not exceed one-third of his total annual compensation in the respective year. Mr. Nixon's 2009 and 2010 RSU's vested and were paid in December 2012 in the respective cash amounts of $262,842 and $358,782. The 2011 RSU vested and was paid in December 2013 in the cash amount of $591,344. The 2012 RSU vested and was paid in December 2014 in the cash amount of $572,746.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(17) Commitments, Contingent Liabilities and Other Matters

        The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2014, 2013 and 2012 were $7,200,000, $7,300,000 and $8,300,000, respectively. Future minimum lease payments due under non-cancellable operating leases at December 31, 2014 were as follows:

        Fiscal year ending:

Total
(in thousands)
2015	$3,505
2016	2,454
2017	1,168
2018	631
2019	157
Thereafter	122

Total	$8,037

        It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non-cancellable sub-leases greater than one year at December 31, 2014 were $85,875,000.

        Cash of approximately $106,841,000 and $96,087,000 at December 31, 2014 and 2013, respectively, was maintained to satisfy regulatory reserve requirements.

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

(18) Transactions with Related Parties

        In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $26,382,000 and $51,554,000 at December 31, 2014 and 2013, respectively.

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

        In the normal course of business, the bank subsidiaries are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk (Continued)

include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2014, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,662,516,000
Credit card lines	16,687,000
Standby letters of credit	103,793,000
Commercial letters of credit	10,879,000

        The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2014, the maximum potential amount of future payments is $103,793,000. At December 31, 2014, the fair value of these guarantees is not significant. Unsecured letters of credit totaled $40,875,000 and $42,503,000 at December 31, 2014 and 2013, respectively.

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

        On November 28, 2012, the Company completed the repurchase of all of the 216,000 shares of the Senior Preferred Stock held by Treasury. The Company commenced the $216 million repayment during the third quarter of 2012 and completed the final payment in the fourth quarter of 2012. The Company paid a total of $41,520,139 in preferred stock dividends to the U.S. Treasury from December of 2008 to November 28, 2012. On June 12, 2013, the U.S. Treasury sold the Warrant to a third party. As of the date of this report the Warrant is still outstanding. Adjustments to the $24.43 per share Exercise Price of the Warrant will be made if the Company pays cash dividends in excess of 33 cents per semi-annual period or makes certain other shareholder distributions before the Warrants expires on December 23, 2018.

        Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2014, the subsidiary banks could pay dividends of up to $702,750,000 to the Corporation without prior regulatory approval and without adversely affecting their "well-capitalized" status under regulatory capital rules in effect at December 31, 2014. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries' total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

        Current quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2014, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which they are subject.

        In July 2013, the FDIC and other regulatory bodies issued final rules consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions and impact all U.S. banking organizations with more than $500 million in assets.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

Consistent with the Basel international framework, the new rule includes a new minimum ratio of common equity tier 1 to risk-weighted assets of 4.5 percent and a common equity tier 1 capital conservation buffer of 2.5 percent of risk-weighted assets. The rule also raised the minimum ratio of tier 1 capital to risk-weighted assets from 4 percent to 6 percent and includes a minimum leverage ratio of 4 percent for all banking organizations. Regarding the quality of capital, the new rule emphasizes common equity tier 1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rule also improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rule is subject to a four year phase in period for mandatory compliance and the Company is required to begin to phase in the new rules beginning on January 1, 2015. Management believes that after the phase in of the new capital standards, the Company and its bank subsidiaries will remain classified as "well-capitalized."

        As of December 31, 2014, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Company and the bank subsidiaries must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well-capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2014 under current guidelines are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than or equal to)	(greater than or equal to)	(greater than or equal to)	(greater than or equal to)
	(Dollars in Thousands)
As of December 31, 2014:
Total Capital (to Risk Weighted Assets):
Consolidated	$1,524,998	20.24%	$602,847	8.00%	N/A	N/A
International Bank of Commerce, Laredo	1,131,528	17.31	523,006	8.00	$653,757	10.00%
International Bank of Commerce, Brownsville	151,489	28.60	42,381	8.00	52,976	10.00
International Bank of Commerce, Zapata	60,946	33.83	14,412	8.00	18,041	10.00
Commerce Bank	68,291	37.42	14,600	8.00	18,251	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,457,068	19.34%	$301,424	4.00%	N/A	N/A
International Bank of Commerce, Laredo	1,071,360	16.39	261,503	4.00	$392,254	6.00%
International Bank of Commerce, Brownsville	145,584	27.48	21,190	4.00	31,785	6.00
International Bank of Commerce, Zapata	60,035	33.33	7,206	4.00	10,809	6.00
Commerce Bank	67,347	36.90	7,300	4.00	10,950	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,457,068	12.33%	$472,864	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,071,360	11.22	381,804	4.00	477,255	5.00%
International Bank of Commerce, Brownsville	145,584	13.96	41,717	4.00	52,146	5.00
International Bank of Commerce, Zapata	60,035	10.88	22,081	4.00	27,602	5.00
Commerce Bank	67,347	12.04	22,373	4.00	27,966	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements (Continued)

        The Company's and the bank subsidiaries' actual capital amounts and ratios for 2013 are also presented in the following table:

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

        The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2014 by level within the fair value measurement hierarchy.

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage-backed securities	$4,600,372	$—	$4,576,309	$24,063
States and political subdivisions	282,276	—	282,276	—
Other	49,315	29,315	20,000	—

	$4,931,963	$29,315	$4,878,585	$24,063

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2013 by level within the fair value measurement hierarchy.

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

        Assumptions used in the discounted cash flow model as of December 31, 2014 and December 31, 2013 were applied separately to those portions of the bond where the underlying residential mortgage loans had been performing under original contract terms for at least the prior 24 months and those where the underlying residential mortgages had not been meeting the original contractual obligation for the same period. Unobservable inputs included in the model are estimates on future principal prepayment rates, and default and loss severity rates. For that portion of the bond where the underlying residential mortgage had been meeting the original contract terms for at least 24 months, the Company used the following estimates in the model: (i) a voluntary prepayment rate of 7%, (ii) a 1% default rate, (iii) a loss severity rate of 25%, and (iv) a discount rate of 13%. The assumptions used in the model for the rest of the bond included the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

following estimates: (i) a voluntary prepayment rate of 2%, (ii) a default rate of 4.5%, (iii) a loss severity rate that started at 60% for the first year (2012) then declines by 5% for the following five years (2013, 2014, 2015, 2016 and 2017) and remains at 25% thereafter (2018 and beyond), and (iv) a discount rate of 13%. The estimates used in the model to determine fair value are based on observable historical data of the underlying collateral. The model anticipates that the housing market will gradually improve and that the underlying collateral will eventually all perform in accordance with the original contract terms on the bond. Should the number of loans in the underlying collateral that default and go into foreclosure or the severity of the losses in the underlying collateral significantly change, the results of the model would be impacted. The Company will continue to evaluate the actual historical performance of the underlying collateral and will modify the assumptions used in the model as necessary.

        The following table presents a reconciliation of activity for such mortgage-backed securities on a net basis (Dollars in thousands):

Balance at December 31, 2013	$27,852
Principal paydowns	(4,154)
Total unrealized gains (losses) included in:
Other comprehensive income	1,182
Impairment realized in earnings	(817)

Balance at December 31, 2014	$24,063

        Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

        The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the period ended December 31, 2014 by level within the fair value measurement hierarchy:

		Fair Value Measurements at Reporting Date Using
		(in thousands)
	Assets/Liabilities Measured at Fair Value Year ended December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Net (Credit) Provision During Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$29,501	$—	$—	$29,501	$(1,557)
Other real estate owned	6,112	—	—	6,112	597

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

        The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the year ended December 31, 2013 by level within the fair value measurement hierarchy:

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

        The Company's assets measured at fair value on a non-recurring basis are limited to impaired loans and other real estate owned. Impaired loans are classified within level 3 of the valuation hierarchy. The fair value of impaired loans is derived in accordance with FASB ASC 310, "Receivables". Impaired loans are primarily comprised of collateral-dependent commercial loans. Understanding that as the primary sources of loan repayments decline, the secondary repayment source comes into play and correctly evaluating the fair value of that secondary source, the collateral, becomes even more important. Re-measurement of the impaired loan to fair value is done through a specific valuation allowance included in the allowance for probable loan losses. The fair value of impaired loans is based on the fair value of the collateral, as determined through either an appraisal or evaluation process. The basis for the Company's appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are "as is" (the property's highest and best use) valuations based on the current conditions of the property/project at that point in time. The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable. As of December 31, 2014, the Company had $65,551,000 of impaired commercial collateral dependent loans, of which $52,092,000 had an appraisal performed within the immediately preceding twelve months and of which $5,307,000 had an evaluation performed within the immediately preceding twelve months. As of December 31, 2013, the Company had $64,585,000 of impaired commercial collateral dependent loans, of which $50,346,000 had an appraisal performed within the immediately preceding twelve months and of which $0 had an evaluation performed within the immediately preceding twelve months.

        The determination to either seek an appraisal or to perform an evaluation begins in weekly credit quality meetings, where the committee analyzes the existing collateral values of the impaired loans and where obsolete appraisals are identified. In order to determine whether the Company would obtain a new appraisal or perform an internal evaluation to determine the fair value of the collateral, the credit committee reviews the existing appraisal to determine if the collateral value is reasonable in view of the current use of the collateral and the economic environment related to the collateral. If the analysis of the existing appraisal does not find that the collateral value is reasonable under the current circumstances, the Company would obtain a new appraisal on the collateral or perform an internal evaluation of the collateral. The ultimate decision to get a new appraisal rests with the independent credit administration group. A new appraisal is not required if an internal evaluation, as performed by in-house experts, is able

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

to appropriately update the original appraisal assumptions to reflect current market conditions and provide an estimate of the collateral's market value for impairment analysis. The internal evaluations must be in writing and contain sufficient information detailing the analysis, assumptions and conclusions and they must support performing an evaluation in lieu of ordering a new appraisal.

        Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2014 and December 31, 2013, respectively the Company recorded $367,000 and $402,000 in charges to the allowance for probable loan losses in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2014 and December 31, 2013, respectively, the Company recorded $597,000 and $1,204,000 in adjustments to fair value in connection with other real estate owned.

        The fair value estimates, methods, and assumptions for the Company's financial instruments at December 31, 2014 and December 31, 2013 are outlined below.

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

        For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Fair Value (Continued)

interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2014, and December 31, 2013, the carrying amount of fixed rate performing loans was $1,352,147,000 and $1,243,252,000 respectively, and the estimated fair value was $1,285,648,000 and $1,196,916,000, respectively.

Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

Deposits

        The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2014 and December 31, 2013. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2014 and December 31, 2013, the carrying amount of time deposits was $2,482,692,000 and $2,651,303,000, respectively, and the estimated fair value was $2,480,390,000 and $2,649,452,000, respectively.

Securities Sold Under Repurchase Agreements

        Securities sold under repurchase agreements include both short and long-term maturities. Due to the contractual terms of the short-term instruments, the carrying amounts approximated fair value at December 31, 2014 and December 31, 2013. The fair value of the long-term instruments is based on established market spreads using option adjusted spread methodology. Long-term repurchase agreements are within level 3 of the fair value hierarchy. At December 31, 2014 and December 31, 2013, respectively, the carrying amount of long-term repurchase agreements was $610,000,000 and $710,000,000 and the estimated fair value was $558,097,100 and $792,215,500, respectively.

Junior Subordinated Deferrable Interest Debentures

        The Company currently has floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2014 and December 31, 2013.

Other Borrowed Funds

        The Company currently has short and long-term borrowings issued from the Federal Home Loan Bank ("FHLB"). Due to the contractual terms of the short-term borrowings, the carrying amounts approximated fair value at December 31, 2014 and December 31, 2013. The fair value of the long-term borrowings is based on established market spreads for similar types of borrowings. The long-term borrowings are included in Level 2 of the fair value hierarchy. At December 31, 2014 and December 31, 2013, the carrying amount of the long-term FHLB borrowings was $6,244,000 and $8,950,000 respectively, and the estimated fair value was $6,645,000 and $8,950,000, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition
(Parent Company Only)

December 31, 2014 and 2013
(Dollars in Thousands)

	2014	2013
ASSETS
Cash	$9,252	$8,106
Other investments	69,042	62,381
Notes receivable	204	313
Investment in subsidiaries	1,691,553	1,556,932
Other assets	50	197

Total assets	$1,770,101	$1,627,929

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$175,416	$190,726
Due to IBC Trading	21	21
Other liabilities	14,006	12,774

Total liabilities	189,443	203,521

Shareholders' equity:
Common shares	95,784	95,744
Surplus	165,520	163,947
Retained earnings	1,585,389	1,467,000
Accumulated other comprehensive income (loss)	11,397	(43,774)

	1,858,090	1,682,917
Less cost of shares in treasury	(277,432)	(258,509)

Total shareholders' equity	1,580,658	1,424,408

Total liabilities and shareholders' equity	$1,770,101	$1,627,929

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income
(Parent Company Only)

Years ended December 31, 2014, 2013 and 2012
(Dollars in Thousands)

	2014	2013	2012
Income:
Dividends from subsidiaries	$71,389	$30,000	$229,250
Interest income on notes receivable	15	18	27
Interest income on other investments	6,862	12,301	6,759
Other interest income	—	—	18
Other	1,923	26	686

Total income	80,189	42,345	236,740
Expenses:
Interest expense (Debentures)	4,264	4,665	6,595
Other	1,099	1,889	3,867

Total expenses	5,363	6,554	10,462

Income before federal income taxes and equity in undistributed net income of subsidiaries	74,826	35,791	226,278
Income tax expense (benefit)	1,370	2,529	(738)

Income before equity in undistributed net income of subsidiaries	73,456	33,262	227,016
Equity in undistributed (distributed) net income of subsidiaries	79,695	93,089	(119,181)

Net income	153,151	126,351	107,835

Preferred stock dividends and discount accretion	—	—	14,362

Net income available to common shareholders	$153,151	$126,351	$93,473

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows
(Parent Company Only)

Years ended December 31, 2014, 2013 and 2012
(Dollars in Thousands)

	2014	2013	2012
Operating activities:
Net income	$153,151	$126,351	$107,835
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charges on available for sale securities	254	754	—
Stock compensation expense	1,058	414	474
Increase (decrease) in other liabilities	416	(969)	6,711
Equity in (undistributed) distributed net income of subsidiaries	(79,695)	(93,089)	119,181

Net cash provided by operating activities	75,184	33,461	234,201

Investing activities:
Principal collected on mortgage-backed securities	1,301	1,207	1,985
Net decrease in notes receivable	109	96	86
(Increase) decrease in other assets and other investments	(7,008)	432	6,418

Net cash (used in) provided by investing activities	(5,598)	1,735	8,489

Financing activities:
Repayment of trust preferred securities	(15,310)	—	—
Redemption of preferred shares	—	—	(216,000)
Proceeds from stock transactions	555	265	51
Payments of cash dividends—common	(34,762)	(28,894)	(26,894)
Payments of cash dividends—preferred	—	—	(10,260)
Purchase of treasury stock	(18,923)	—	(1,716)

Net cash used in financing activities	(68,440)	(28,629)	(254,819)

Increase (decrease) in cash	1,146	6,567	(12,129)
Cash at beginning of year	8,106	1,539	13,668

Cash at end of year	$9,252	$8,106	$1,539

 INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES
Condensed Quarterly Income Statements
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
2014
Interest income		$98,664		$97,958		$99,340		$97,637
Interest expense		11,461		11,575		11,634		11,873

Net interest income		87,203		86,383		87,706		85,764
Provision for probable loan losses		5,884		2,816		3,645		2,078
Non-interest income		42,226		36,483		41,453		58,186
Non-interest expense		64,560		70,157		68,630		77,696

Income before income taxes		58,985		49,893		56,884		64,176
Income taxes		20,432		16,660		19,165		20,530

Net income available to common shareholders		$38,553		$33,233		$37,719		$43,646
Per common share:
Basic
Net income	$	..58	$	..50	$	..56	$	..65
Diluted
Net income	$	..57	$	..50	$	..56	$	..65

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
Condensed Average Statements of Condition
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

Distribution of Assets, Liabilities and Shareholders' Equity

        The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2014, 2013, and 2012:

	2014			2013			2012
	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost	Average Balance	Interest	Average Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$5,312,177	$275,512	5.19%	$4,802,120	$256,942	5.35%	$4,730,903	$260,874	5.51%
Foreign	179,664	6,034	3.36	176,713	6,085	3.44	201,825	7,714	3.82
Investment securities:
Taxable	4,810,068	100,095	2.08	5,051,736	87,198	1.73	4,877,210	94,885	1.95
Tax-exempt	257,557	11,767	4.57	232,266	12,877	5.54	210,320	11,663	5.55
Other	66,199	191.29		45,578	115.25		200,109	503.25

Total interest-earning assets	10,625,665	393,599	3.70%	10,308,413	363,217	3.52%	10,220,367	375,639	3.68%
Non-interest earning assets:
Cash and cash equivalents	226,817			270,619			410,726
Bank premises and equipment, net	497,927			470,183			441,981
Other assets	866,691			844,360			861,145
Less allowance for probable loan losses	(73,544)			(66,001)			(77,103)

Total	$12,143,556			$11,827,574			$11,857,116

Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$2,983,028	$3,597.12%		$2,879,115	$3,762.13%		$2,806,657	5,288.19%
Time deposits:
Domestic	1,358,119	6,689.49		1,465,250	8,826.60		1,673,590	13,208.79
Foreign	1,221,981	5,344.44		1,306,572	6,618.51		1,608,219	10,765.67
Securities sold under repurchase agreements	893,836	24,616	2.75	1,041,192	29,171	2.80	1,276,841	37,645	2.95
Other borrowings	1,085,311	2,033.19		841,158	1,590.19		419,509	998.24
Junior subordinated interest deferrable debentures	181,574	46,543.60		190,726	4,665	2.45	190,726	6,595	3.46

Total interest bearing liabilities	7,723,849	46,543.60%		7,724,013	54,632.71%		7,975,542	74,499.93%
Non-interest bearing liabilities:
Demand Deposits	2,853,187			2,594,727			2,072,539
Other liabilities	70,500			97,237			305,214
Shareholders' equity	1,496,020			1,411,597			1,503,821

Total	$12,143,556			$11,827,574			$11,857,116

Net interest income		$347,056			$308,585			$301,140

Net yield on interest earning assets			3.27%			2.99%			2.95%

 INTERNATIONAL BANCSHARES CORPORATION
OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS
DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	President, International Bank of Commerce
R. DAVID GUERRA	IRVING GREENBLUM
Vice President	International Investments/Real Estate
EDWARD J. FARIAS	R. DAVID GUERRA
Vice President	President
International Bank of Commerce
IMELDA NAVARRO	Branch in McAllen, TX
Treasurer
DOUG HOWLAND
WILLIAM J. CUELLAR	Owner
Auditor	Construction & Construction Materials Company
Investments
MARISA V. SANTOS
Secretary	IMELDA NAVARRO
Senior Executive Vice President
HILDA V. TORRES	International Bank of Commerce
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
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Condition December 31, 2014 and 2013 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2014, 2013 and 2012 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (Continued) Years ended December 31, 2014, 2013 and 2012 (Dollars in Thousands, Except Per Share Amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Comprehensive Income Years ended December 31, 2014, 2013, and 2012 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity Years ended December 31, 2014, 2013 and 2012 (in Thousands, except share and per share amounts)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2014, 2013 and 2012 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Statements of Condition (Parent Company Only)
December 31, 2014 and 2013 (Dollars in Thousands)
Statements of Income (Parent Company Only)
Years ended December 31, 2014, 2013 and 2012 (Dollars in Thousands)
Statements of Cash Flows (Parent Company Only)
Years ended December 31, 2014, 2013 and 2012 (Dollars in Thousands)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Quarterly Income Statements (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES Condensed Average Statements of Condition (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
INTERNATIONAL BANCSHARES CORPORATION OFFICERS AND DIRECTORS