Form 10-K, Exhibit 13
period 2015-12-31
INTERNATIONAL BANCSHARES CORP
filed 2016-02-26
CIK 315709

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(Consolidated)

The following consolidated selected financial data is derived from the Corporation’s audited financial statements as of and for the five years ended December 31, 2015. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2015	2014	2013	2012	2011
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$11,772,869	$12,196,520	$12,079,477	$11,882,673	$11,739,649
Investment securities available-for-sale	4,199,372	4,911,963	5,304,579	5,525,015	5,213,915
Net loans	5,883,926	5,614,417	5,129,074	4,716,811	4,969,283
Deposits	8,536,253	8,438,625	8,243,425	8,287,213	7,946,092
Other borrowed funds	505,750	1,073,944	1,223,950	749,027	494,161
Junior subordinated deferrable interest debentures	161,416	175,416	190,726	190,726	190,726
Shareholders’ equity	1,665,503	1,580,658	1,424,408	1,435,708	1,600,165
INCOME STATEMENT
Interest income	$396,754	$393,599	$363,217	$375,639	$418,124
Interest expense	44,317	46,543	54,632	74,499	94,298
Net interest income	352,437	347,056	308,585	301,140	323,826
Provision for probable loan losses	24,405	14,423	22,968	27,959	17,318
Non-interest income	155,734	178,348	189,605	200,591	201,493
Non-interest expense	276,924	281,043	292,632	315,372	316,774
Income before income taxes	206,842	229,938	182,590	158,400	191,227
Income taxes	70,116	76,787	56,239	50,565	64,078
Net income	136,726	153,151	126,351	107,835	127,149
Preferred stock dividends and discount accretion	—	—	—	14,362	13,280
Net income available to common shareholders	$136,726	$153,151	$126,351	$93,473	$113,869
Per common share:
Basic	$2.06	$2.29	$1.88	$1.39	$1.69
Diluted	$2.05	$2.28	$1.88	$1.39	$1.69

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and its subsidiaries (the “Company” or the “Corporation”) on a consolidated basis for the three‑year period ended December 31, 2015. The following discussion should be read in conjunction with the Company’s Annual Report on Form 10‑K for the year ended December 31, 2015, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward Looking Information

Certain matters discussed in this report, excluding historical information, include forward‑looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by these sections. Although the Company believes such forward‑looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words “estimate,” “expect,” “intend,” “believe” and “project,” as well as other words or expressions of a similar meaning are intended to identify forward‑looking statements. Readers are cautioned not to place undue reliance on forward‑looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward‑looking statements as a result of many factors.

Risk factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward‑looking statements include, among others, the following possibilities:

•

Local, regional, national and international economic business conditions and the impact they may have on the Company, the Company’s customers, and such customers’ ability to transact profitable business with the Company, including the ability of its borrowers to repay their loans according to their terms or a change in the value of the related collateral.

•	Volatility and disruption in national and international financial markets.
•	Government intervention in the U.S. financial system.
•

The Company relies, in part, on external financing to fund the Company’s operations from the FHLB, the Fed and other sources, and the unavailability of such funding sources in the future could adversely impact the Company’s growth strategy, prospects and performance.

•	Changes in consumer spending, borrowing and saving habits.
•

Changes in interest rates and market prices, which could reduce the Company’s net interest margins, asset valuations and expense expectations, including, without limitation, the repeal of federal prohibitions on the payment of interest on demand deposits.

•	Changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins.
•

Changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, the impact of the Consumer Financial Protection Bureau (“CFPB”) as a regulator of financial institutions, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance, employment, environmental and immigration laws and regulations and the risk of litigation that may follow.

•	Restrictions on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders.
•	Changes in our liquidity position.
•

Changes in U.S.—Mexico trade, including, without limitation, reductions in border crossings and commerce resulting from the Homeland Security Programs called “US‑VISIT,” which is derived from Section 110 of the Illegal Immigration Reform and Immigrant Responsibility Act of 1996.

•

The reduction of deposits from nonresident alien individuals due to the new IRS rules requiring U.S. financial institutions to report to the IRS deposit interest payments made to nonresident alien individuals.

•	The loss of senior management or operating personnel.
•	Increased competition from both within and outside the banking industry.
•

The timing, impact and other uncertainties of the Company’s potential future acquisitions, including the Company’s ability to identify suitable potential future acquisition candidates, the success or failure in the integration of their operations and the Company’s ability to maintain its current branch network and to enter new markets successfully and capitalize on growth opportunities.

•	Changes in the Company’s ability to pay dividends on its Common Stock.
•	Changes in estimates of future reserve requirements based upon periodic review thereof under relevant regulatory and accounting requirements.
•

Additions to the Company’s loan loss allowance as a result of changes in local, national or international conditions which adversely affect the Company’s customers, including, without limitation, lower real estate values, lower oil prices or environmental liability risks associated with foreclosed properties.

•

Greater than expected costs or difficulties related to the development and integration of new products and lines of business, including the restrictions of arbitration clauses by the CFPB related to the CFPB study on the use of such clauses.

•	Increased labor costs and effects related to health care reform and other laws, regulations and legal developments impacting labor costs.
•	Impairment of carrying value of goodwill could negatively impact our earnings and capital.
•	Changes in the soundness of other financial institutions with which the Company interacts.
•	Political instability in the United States or Mexico.
•	Technological changes, system failures or breaches of our network security as well as other cyber security risks, could subject us to increased operating costs, litigation and other liabilities.
•	Acts of war or terrorism.
•	Natural disasters.
•

Reduced earnings resulting from the write down of the carrying value of securities held in our securities available‑for‑sale portfolio following a determination that the securities are other‑than‑temporarily impaired.

•

The effect of changes in accounting policies and practices as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standards setters.

•

The costs and effects of regulatory developments, including the resolution of regulatory or other governmental inquiries and the results of regulatory examinations or reviews the ability to obtain required regulatory approvals.

•

The effect of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one‑time debit card transactions, unless the consumer consents or opts‑in to the overdraft service for those types of transactions, as well as the effect of any other regulatory or legal developments that limit overdraft services.

•

The reduction of income and possible increase in required capital levels related to the adoption of new legislation, including, without limitation, the Dodd‑Frank Regulatory Reform Act (the “Dodd‑Frank Act”) and the implementing rules and regulations, including the Federal Reserve’s rule that establishes debit card interchange fee standards and prohibits network exclusivity arrangements and routing restrictions that is negatively affecting interchange revenue from debit card transactions as well as revenue from consumer services.

•

The possible increase in required capital levels related to the implementation of capital and liquidity rules of the federal banking agencies that address or are impacted by the Basel III capital and liquidity standards.

•

The enhanced due diligence burden imposed on banks related to the banks’ inability to rely on credit ratings under Dodd‑Frank, which may result in a limitation on the types of securities certain banks will be able to purchase as a result of the due diligence burden.

•	The Company’s success at managing the risks involved in the foregoing items, or a failure or circumvention of the Company’s internal controls and risk management, policies and procedures.

Forward‑looking statements speak only as of the date on which such statements are made. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward‑looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward‑looking statement, unless required by law.

Overview

The Company, which is headquartered in Laredo, Texas, with 207 facilities and 322 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company, either directly or through a bank subsidiary, owns two insurance agencies, a liquidating subsidiary, and a fifty percent interest in an investment banking unit that owns a broker/dealer. The Company’s primary earnings come from the spread between the interest earned on interest‑bearing assets and the interest paid on interest‑bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.

A primary goal of the Company is to grow net interest income and non‑interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). The Company’s ROE for the year ended December 31, 2015 was 8.44% as compared to 10.24% for the year ended December 31, 2014.

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

Expense control is an essential element in the Company’s long‑term profitability. As a result, the Company monitors the efficiency ratio, which is a measure of non‑interest expense to net interest income plus non‑interest income closely. As the Company adjusts to regulatory changes related to the Dodd‑Frank Act, the Company’s efficiency ratio may suffer because the additional regulatory compliance costs are expected to increase non‑interest expense. The Company monitors this ratio over time to assess the Company’s efficiency relative to its peers. The Company uses this measure as one factor in determining if the Company is accomplishing its long‑term goals of providing superior returns to the Company’s shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

			Percent Increase
	December 31, 2015	December 31, 2014	(Decrease)
	(Dollars in Thousands)
Assets	$11,772,869	$12,196,520	(3.47)%
Net loans	5,883,926	5,614,417	4.80
Deposits	8,536,253	8,438,625	1.16
Other borrowed funds	505,750	1,073,944	(52.91)
Junior subordinated deferrable interest debentures	161,416	175,416	(7.98)
Shareholders’ equity	1,665,503	1,580,658	5.37

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2015	2014	2015 vs. 2014	2013	2014 vs. 2013
	(Dollars in Thousands)
Interest income	$396,754	$393,599	0.8%	$363,217	8.4%
Interest expense	44,317	46,543	(4.8)	54,632	(14.8)
Net interest income	352,437	347,056	1.6	308,585	12.5
Provision for probable loan losses	24,405	14,423	69.2	22,968	(37.2)
Non-interest income	155,734	178,348	(12.7)	189,605	(5.9)
Non-interest expense	276,924	281,043	(1.5)	292,632	(4.0)
Net income	136,726	153,151	(10.7)	126,351	21.2
Per common share:
Basic	$2.06	$2.29	(10.0)%	$1.88	21.8%
Diluted	2.05	2.28	(10.1)	1.88	21.3

Net Income

Net income for the year ended December 31, 2015 decreased by 10.7% compared to the same period in 2014. Net income for the year ended December 31, 2015 was negatively impacted by an increase in the provision for probable loan losses during the period as a result of an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of the Company’s loan portfolio, resulting in an increase of 69.2% in the provision for probable loan losses charged to expense.  The decrease in non-interest income for the year ended December 31, 2015 compared to the same period of 2014 and can be primarily attributed to infrequent transactions that occurred in 2014 including the sale of an equity investment by a merchant banking company in which the Company holds a 50% interest, the sale of property originally held by the bank subsidiaries, the discount recorded in connection with the buyback of $10.3 million of the outstanding capital securities issued by one of the statutory business trusts formed by the Company, a decrease in overdraft income due to a decrease in volume and gains on sales of investments of $5.0 million, after tax.  Net income for the year ended December 31, 2014 increased by 21.2% as compared to the same period in 2013. Net income for the year ended December 31, 2014 was positively impacted by an increase in the Company’s net interest margin, as well as a 37.2% decrease in the provision for probable loan losses for the twelve months ended December 31, 2014. The increase in the net interest margin can be primarily attributed to increased levels of interest income arising from the repositioning of the investment portfolio the Company undertook in 2013, an increase in loans outstanding and a decrease in interest expense on time deposits and securities sold under repurchase agreements. The decrease in interest expense on securities sold under repurchase agreements arises from the early termination of some of the long‑term repurchase agreements by the lead bank subsidiary. The decrease in the provision for probable loan losses is primarily driven by the addition of a specific reserve of approximately $10.0 million during the nine‑months ended September 30, 2013 on a loan relationship collateralized by multiple pieces of transportation equipment.

Net Interest Income

Net interest income is the spread between income on interest‑earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, such as deposits, repurchase agreements and funds borrowed. Net interest income is the Company’s largest source of revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest‑earning assets and interest‑bearing liabilities. Tax-exempt yields have not been adjusted to a tax-equivalent basis.

	For the years ended December 31,
	2015	2014	2013
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.14%	5.19%	5.35%
Foreign	3.35	3.36	3.44
Investment securities:
Taxable	2.00	2.08	1.73
Tax-exempt	4.11	4.57	5.54
Other	0.14	0.29	0.25
Total interest-earning assets	3.73%	3.70%	3.52%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	0.12%	0.12%	0.13%
Time deposits:
Domestic	0.50	0.49	0.6
Foreign	0.42	0.44	0.51
Securities sold under repurchase agreements	2.72	2.75	2.8
Other borrowings	0.19	0.19	0.19
Junior subordinated deferrable interest debentures	2.40	2.35	2.45
Total interest bearing liabilities	0.60%	0.60%	0.71%

The level of interest rates and the volume and mix of earning assets and interest‑bearing liabilities impact net income and net interest margin. The yield on average interest‑earning assets increased .8% from 3.70% in 2014 to 3.73% in 2015, and the rates paid on average interest‑bearing liabilities did not change from .60% in 2014 to 2015. The yield on average interest‑earning assets increased 5.1% from 3.52% in 2013 to 3.70% in 2014, and the rates paid on average interest‑bearing liabilities decreased 15.5% from .71% in 2013 to .60% in 2014. The majority of the Company’s taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re‑price as quickly as the loans.

The following table analyzes the changes in net interest income during 2015, 2014 and 2013 and the relative effect of changes in interest rates and volumes for each major classification of interest‑earning assets and interest‑bearing liabilities. Non‑accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2015 compared to 2014			2014 compared to 2013
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$18,175	$(2,507)	$15,668	$27,291	$(8,721)	$18,570
Foreign	86	(17)	69	102	(153)	(51)
Investment securities:
Taxable	(8,438)	(3,649)	(12,087)	(4,171)	17,068	12,897
Tax-exempt	809	(1,257)	(448)	1,402	(2,512)	(1,110)
Other	100	(147)	(47)	51	25	76
Total interest income	$10,732	$(7,577)	$3,155	$24,675	$5,707	$30,382
Interest incurred on:
Savings and interest bearing demand deposits	$65	$(69)	$(4)	$136	$(301)	$(165)
Time deposits:
Domestic	(394)	78	(316)	(645)	(1,491)	(2,136)
Foreign	(290)	(194)	(484)	(428)	(847)	(1,275)
Securities sold under repurchase agreements	(585)	(254)	(839)	(4,128)	(427)	(4,555)
Other borrowings	(414)	(4)	(418)	462	(19)	443
Junior subordinated deferrable interest debentures	(252)	87	(165)	(224)	(177)	(401)
Total interest expense	$(1,870)	$(356)	$(2,226)	$(4,827)	$(3,262)	$(8,089)
Net interest income	$12,602	$(7,221)	$5,381	$29,502	$8,969	$38,471

(Note 1)  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

As part of the strategy to manage interest rate risk, the Company strives to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re‑price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re‑price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change the Company’s interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. The Investment Committee is comprised of certain senior managers of the various Company bank subsidiaries along with consultants. Management currently believes that the Company is properly positioned for interest rate changes; however, if management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2015, in rising rate scenarios of 150, 300 and 400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15% and 20%, respectively. At December 31, 2015, the income simulations show that a rate shift of 150, 300 and 400 basis points in interest rates up will vary projected net interest income for the coming

12 month period by (1.21)%, .24% and 1.87%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

The following table presents information concerning the aggregate amount of non‑accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2015	2014	2013	2012	2011
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$47,320	$63,559	$62,823	$71,768	$118,505
Accruing loans contractually past due ninety days or more as to interest or principal payments	11,174	9,988	7,197	14,769	14,268

The allowance for probable loan losses increased 3.3% to $66,988,000 at December 31, 2015 from $64,828,000 at December 31, 2014. The allowance was 1.13% of total loans, net of unearned income at December 31, 2015 and 1.14% at December 31, 2014. The provision for probable loan losses charged to expense increased $9,982,000 to $24,405,000 for the year ended December 31, 2015 from $14,423,000 for the same period in 2014.  The increase in the provision for probable loan losses charged to expense for the year ended December 31, 2015 compared to the same period of 2014 can be attributed to an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of the Company’s loan portfolio.  The decrease in the allowance at December 31, 2014 compared to the same period in 2013 is due to a charge down in an impaired commercial relationship that is mainly secured by multiple pieces of transportation equipment, the value of which fluctuates due to market factors and the amount of use of the equipment.  The provision for probable loan losses charged to expense decreased for the year ended December 31, 2014 compared to the same period in 2013 partially due to a specific reserve added in 2013 for the relationship that is mainly secured by multiple pieces of transportation equipment. The impaired commercial relationship further deteriorated during 2013. The Company’s provision for probable loan losses decreased for the year ended December 31, 2013 compared to the year ended December 31, 2012, mainly due to four commercial real estate relationships charged off in 2012 when the Company determined that further collection of the loan was not anticipated based on the borrowers’ financial condition.

The following table details loans accounted for as “troubled debt restructuring,” segregated by loan class. Loans accounted for as troubled debt restructuring are included in impaired loans. See Note 1 to the Consolidated Financial Statements.

	December 31,	December 31,
	2015	2014
	(Dollars in Thousands)
Domestic
Commercial	$2,419	$2,500
Commercial real estate: other construction & land development	2,553	2,254
Commercial real estate: farmland & commercial	2,853	2,861
Residential: first lien	5,316	5,313
Residential: junior lien	929	1,371
Consumer	1,263	1,354
Foreign	386	—
Total troubled debt restructuring	$15,719	$15,653

The following table presents information concerning the aggregate amount of non‑accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2015	2014	2013	2012	2011
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$365	$—	$—	$—	$—
Accruing loans contractually past due ninety days or more as to interest or principal payments	442	—	—	264	20

The gross income that would have been recorded during 2015, 2014 and 2013 on non‑accrual loans in accordance with their original contract terms was approximately $3,279,000, $4,013,000 and $4,088,000 on domestic loans and approximately $19,000, $0, and $0 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2015, 2014 and 2013 was approximately $844,000, $29,000, and $0 on domestic loans and $0, $0, and $0 for foreign loans, respectively.

Generally, loans are placed on non‑accrual status if principal or interest payments become 90 days past due and/or management deem the collectability of the principal and/or interest to be in question, as well as when required by applicable regulatory guidelines. Interest income on non‑accrual loans is recognized only to the extent payments are received or when, in management’s opinion, the creditor’s financial condition warrants reestablishment of interest accruals. Under special circumstances, a loan may be more than 90 days delinquent as to interest or principal and not be placed on non‑accrual status. This situation generally results when a bank subsidiary has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there has been a recent history of payments. When a loan is placed on non‑accrual status, any interest accrued, not paid is reversed and charged to operations against interest income.

Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were approximately $1,781,959,000 and $1,793,875,000 at December 31, 2015 and 2014, respectively. See Note 19 to the Consolidated Financial Statements.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged‑off and recoveries on loans previously charged‑off by loan category; and additions to the allowance which have been charged to expense:

	2015	2014	2013	2012	2011
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,950,914	$5,679,245	$5,199,235	$4,775,004	$5,053,475
Average loans outstanding during the year (Note 1)	$5,844,842	$5,491,841	$4,978,833	$4,932,728	$5,261,601
Balance of allowance at January 1	$64,828	$70,161	$58,193	$84,192	$84,482
Provision charged to expense	24,405	14,423	22,968	27,959	17,318
Loans charged off:
Domestic:
Commercial, financial and agricultural	(25,294)	(21,003)	(12,342)	(48,445)	(18,085)
Real estate—mortgage	(432)	(1,012)	(1,252)	(1,417)	(2,109)
Real estate—construction	(695)	(680)	(278)	(7,617)	(1,467)
Consumer	(704)	(719)	(561)	(756)	(1,067)
Foreign	—	(51)	(22)	(111)	(171)
Total loans charged off:	(27,125)	(23,465)	(14,455)	(58,346)	(22,899)
Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	4,098	3,086	2,842	3,767	4,422
Real estate—mortgage	461	291	359	208	328
Real estate—construction	141	72	87	229	171
Consumer	170	210	162	184	211
Foreign	10	50	5	—	159
Total recoveries	4,880	3,709	3,455	4,388	5,291
Net loans charged off	(22,245)	(19,756)	(11,000)	(53,958)	(17,608)
Balance of allowance at December 31	$66,988	$64,828	$70,161	$58,193	$84,192
Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	0.38%	0.36%	0.22%	1.09%	0.33%
Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.13%	1.14%	1.35%	1.22%	1.67%

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

The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2015		2014		2013		2012		2011
		Percent		Percent		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$35,379	52.1%	$41,881	54.7%	$47,676	55.7%	$34,206	52.8%	$51,847	50.6%
Real estate—Mortgage	10,979	16.2	8,272	16.0	8,061	16.3	8,838	17.6	9,322	17.7
Real estate—Construction	18,818	27.7	12,955	24.9	12,541	23.2	12,720	24.0	19,940	25.2
Consumer	659	1.0	660	1.1	750	1.3	1,289	1.6	1,724	1.9
Foreign	1,152	3.0	1,060	3.3	1,133	3.5	1,140	4.0	1,359	4.6
	$66,988	100.0%	$64,828	100.0%	$70,161	100.0%	$58,193	100.0%	$84,192	100.0%

The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses.

The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would indicate so. Generally, unsecured consumer loans are charged off when 90 days past due. The increase in charge‑offs for the years ended December 31, 2015 and 2014, as compared to 2013, is due to the charge down of a relationship that is primarily secured by multiple pieces of transportation equipment. The increase in charge‑offs for the year ended December 31, 2012 compared to the year ended December 31, 2011 was largely due to the charge‑off of a $22 million deficiency note on a large credit, which deficiency note was secured with a pool of assets of family trusts of the original creditors. Due to the complexities and delays in liquidating the pool of assets securing the note, the Company made the decision to charge off the loan.

The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses within the existing portfolio of loans. The Company’s allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, “Selected Loan Loss Allowance Methodology and Documentation Issues” and includes allowance allocations calculated in accordance with ASC 310, “Receivables” and ASC 450, “Contingencies.” The reserve allocated to loans individually evaluated for impairment at December 31, 2015 decreased approximately $10.0 million, primarily as a result of a charge down in a relationship that is mainly secured by multiple pieces of transportation equipment, the value of which fluctuates due to market factors and amount and use of the equipment.  The reserve allocated to loans collectively evaluated for impairment at December 31, 2015 increased approximately $12.0 million and can be attributed to an increase in the actual historical charge-off experience in the commercial loan category of the calculation.  The reserve allocated by categories shows an overall decrease of $5.3 million from December 31, 2013 to December 31, 2014 and a $12.0 million increase from December 31, 2012 to December 31, 2013. The decrease for the year ended December 31, 2014 compared to the year ended December 31, 2013 is partially due to a charge down in a relationship that is mainly secured by multiple pieces of transportation equipment, the value of which fluctuates due to market factors and the amount of use of the equipment. A specific reserve on the relationship of $12.0 million was recognized in 2013 and created the increase in the reserve for probable loan losses for December 31, 2013 compared to December 31, 2012. The reserve allocated to all categories of loans decreased approximately $26.0 million from 2011 to 2012. The decrease in the reserve is mainly due to the continued

workout of the impaired loans previously identified by the Company. Please refer to Note 4—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company’s management that the allowance for probable loan losses at December 31, 2015 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 66. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company’s estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non‑Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2015	2014	2015 vs. 2014	2013	2014 vs. 2013
	(Dollars in Thousands)
Service charges on deposit accounts	$78,825	$88,586	(11.0)%	$97,087	(8.8)%
Other service charges, commissions and fees
Banking	44,971	44,435	1.2	41,075	8.2
Non-banking	7,223	7,463	(3.2)	7,116	4.9
Investment securities transactions, net	(3,682)	1,283	(387.0)	9,601	(86.6)
Other investments, net	16,969	22,023	(22.9)	22,383	(1.6)
Other income	11,428	14,558	(21.5)	12,343	17.9
Total non-interest income	$155,734	$178,348	(12.7)%	$189,605	(5.9)%

Total non‑interest income for the year ended December 31, 2015 decreased by 12.7% compared to the same period of 2014. The decrease in non-interest income occurred primarily in service charges on deposits, investment securities transactions, other investments and other income.  The decrease in service charges on deposits can be attributed to a decrease in the volume of overdraft income on deposit accounts.  The decrease in investment securities transactions can be attributed to the sale of investment securities in 2015 in connection with the repositioning of a portion of the Company’s investment portfolio.  The decrease in other investments can be attributed to infrequent transactions that occurred in the first quarter of 2014, namely, the sale of an equity investment by a merchant banking company in which the Company holds a 50%.  The decrease in other income can be attributed to the sale of property originally held by the bank subsidiaries resulting in a net gain of approximately $2.9 million and the discount recorded in connection with the buyback of $15.3 million the outstanding capital securities issued by one of the statutory business trusts formed by the Company in the amount of approximately $1.8 million in 2014.  Non-interest income decreased 5.9% for the year ended December 31, 2014 compared to the same period of 2013. Investment securities transactions for the year ended December 31, 2014 decreased by $8.3 million compared to same period of 2013. The decrease can be primarily attributed a net loss on securities sold during the third quarter of 2014. The securities were sold to re‑position the Company’s balance sheet. Service charges on deposit accounts for the year ended December 31, 2014 were negatively impacted by a decrease in volume of overdraft income on deposit accounts.

Non‑Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2015	2014	2015 vs. 2014	2013	2014 vs. 2013
	(Dollars in Thousands)
Employee compensation and benefits	$125,135	$121,511	3.0%	$119,845	1.4%
Occupancy	28,019	32,530	(13.9)	31,766	2.4
Depreciation of bank premises and equipment	25,009	24,013	4.1	26,017	(7.7)
Professional fees	12,278	10,925	12.4	13,146	(16.9)
Deposit insurance assessments	5,938	6,082	(2.4)	6,737	(9.7)
Net expense, other real estate owned	5,695	2,358	141.5	6,896	(65.8)
Amortization of identified intangible assets	644	2,389	(73.0)	4,633	(48.4)
Advertising	7,585	7,742	(2.0)	7,034	10.1
Early termination fee—securities sold under repurchase agreements	3,510	11,000	(68.1)	12,303	(10.6)
Impairment charges (Total other-than-temporary impairment charges, $1,325 less gain of $(371), $(366) less loss of $1,183, and $(431) less loss of $1,805, included in other comprehensive loss)	954	817	16.8	1,374	(40.5)
Other	62,157	61,676	0.8	62,881	(1.9)
Total non-interest expense	$276,924	$281,043	(1.5)%	$292,632	(4.0)%

Non-interest expense for the year ended December 31, 2015 decreased by 1.5% compared to the same period of 2015.  Non‑interest expense for the year ended December 31, 2014 decreased by 4.0% compared to the same period of 2013. Non‑interest expense for the twelve months ended December 31, 2015, 2014 and 2013 was negatively impacted by charges of $3.5 million, $11.0 million, and $12.3 million, respectively, recorded by the Company’s lead bank subsidiary related to the termination of a portion of its long‑term repurchase agreements outstanding in order to help manage its long‑term funding costs. Net expense, other real estate owned increased 141.5% for the twelve months ended December 31, 2015 compared to the same period of 2014.  The increase can be attributed to increased carrying costs and specific reserves established on properties to property reflect the fair value of the property.  Net expense, other real estate owned decreased by 65.8% for the twelve months ended December 31, 2014 compared to the same period of 2013. The decrease can be attributed to decreased carrying costs as properties have been liquidated through sales.

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

Financial Condition

Investment Securities

The following table sets forth the carrying value of investment securities as of December 31, 2015, 2014 and 2013:

	December 31,
	2015	2014	2013
	(Dollars in Thousands)
Residential mortgage-backed securities
Available for sale	$3,893,211	$4,600,372	$5,027,701
Obligations of states and political subdivisions
Available for sale	277,704	282,276	248,410
Equity securities
Available for sale	28,457	29,315	28,468
Other securities
Held to maturity	2,400	2,400	2,400
Total	$4,201,772	$4,914,363	$5,306,979

The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2015 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Residential mortgage-backed securities	$25	5.57%	$21,045	4.93%	713,213	3.01%	$3,174,526	2.52%
Obligations of states and political subdivisions	—	—	—	—	—	—%	259,150	4.60%
Equity securities	28,075	2.12	—	—	—	—	—	—%
Other securities	—	—	—	—	—	—	—	—%
Total	$28,100	2.10%	$21,045	4.93%	$713,213	3.01%	$3,433,676	2.68%

	Held to Maturity Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$1,200	1.39%	$1,200	1.74%	$—	—%	$—	—%
Total	$1,200	1.39%	$1,200	1.74%	$—	—%	$—	—%

Mortgage‑backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”), and the Government National Mortgage Association (“Ginnie Mae”). Investments in mortgage‑backed securities issued by Ginnie Mae are fully guaranteed by the U.S. government. Investments in mortgage‑backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities.

Loans

The amounts of loans outstanding, by classification, at December 31, 2015, 2014, 2013, 2012 and 2011 are shown in the following table:

	December 31,
	2015	2014	2013	2012	2011
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,101,748	$3,107,584	$2,894,779	$2,525,380	$2,560,102
Real estate—mortgage	962,582	910,326	847,692	838,467	895,870
Real estate—construction	1,649,827	1,414,977	1,208,508	1,147,669	1,273,389
Consumer	57,744	61,137	66,414	74,514	94,109
Foreign	179,013	185,221	181,842	188,974	230,005
Loans, net of unearned discount	$5,950,914	$5,679,245	$5,199,235	$4,775,004	$5,053,475

The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2015, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but
	Within one	within five	After five
	year	years	years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$906,826	$1,942,140	$252,782	$3,101,748
Real estate—construction	693,187	870,672	85,968	1,649,827
Foreign	126,451	41,517	11,045	179,013
Total	$1,726,464	$2,854,329	$349,795	$4,930,588

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$279,355	$2,574,974
Due after five years	33,755	316,040
Total	$313,110	$2,891,014

International Operations

On December 31, 2015, the Company had $179,013,000 (1.52% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of the Company’s bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2015 and 2014 is presented below.

	For the year ended December 31,
	2015		2014
		Related		Related
	Amount of	Allowance for	Amount of	Allowance for
	Loans	Probable Losses	Loans	Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$117,379	$477	$123,950	$502
Secured by United States real estate	29,261	297	27,643	276
Secured by other United States collateral (securities, gold, silver, etc.)	17,263	127	17,045	127
Unsecured	4,350	69	5,710	52
Other (principally Mexico real estate)	10,760	182	10,873	103
	$179,013	$1,152	$185,221	$1,060

The transactions for the years ended December 31, 2015, 2014 and 2013, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

	2015	2014	2013
	(Dollars in Thousands)
Balance at January 1,	$1,060	$1,133	$1,140
Charge-offs	—	(51)	(22)
Recoveries	10	50	5
Net charge-offs	10	(1)	(17)
Charge (credit) to expense	82	(72)	10
Balance at December 31	$1,152	$1,060	$1,133

Deposits

	2015	2014
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,477,835	$2,332,435
Foreign	581,692	520,752
Total demand non-interest bearing	3,059,527	2,853,187

Savings and interest bearing demand
Domestic	2,498,294	2,444,765
Foreign	538,248	538,263
Total savings and interest bearing demand	3,036,542	2,983,028
Time certificates of deposit
$100,000 or more:
Domestic	823,455	850,538
Foreign	862,209	909,271
Less than $100,000:
Domestic	454,693	507,581
Foreign	293,489	312,710
Total time, certificates of deposit	2,433,846	2,580,100
Total deposits	$8,529,915	$8,416,315

	2015	2014	2013
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$3,026	$2,998	$3,182
Foreign	567	599	580
Total savings and interest bearing demand	3,593	3,597	3,762
Time, certificates of deposit
$100,000 or more
Domestic	4,693	4,615	5,761
Foreign	4,116	4,529	5,590
Less than $100,000
Domestic	1,680	2,074	3,065
Foreign	744	815	1,028
Total time, certificates of deposit	11,233	12,033	15,444
Total interest expense on deposits	$14,826	$15,630	$19,206

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2015, were as follows:

Due within 3 months or less	$682,567
Due after 3 months and within 6 months	416,167
Due after 6 months and within 12 months	398,985
Due after 12 months	151,985
$1,649,704

The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company’s lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2015 were $8,536,253,000, an increase of 1.2% from $8,438,625,000 at December 31, 2014. The increase in deposits is the result of the increased availability of deposits in the banking market. Even though the Company increased its deposits, the Company is still experiencing a substantial amount of competition for deposits at higher than market rates. As a result, the Company has attempted to maintain certain deposit relationships but has allowed certain deposits to leave as the result of aggressive pricing by competitors.

Return on Equity and Assets

Certain key ratios for the Company for the years ended December 31, 2015, 2014 and 2013 follows (Note 1):

	Years ended
	December 31,
	2015	2014	2013
Percentage of net income to:
Average shareholders’ equity	8.44%	10.24%	8.95%
Average total assets	1.13	1.26	1.07
Percentage of average shareholders’ equity to average total assets	13.35	12.32	11.93
Percentage of cash dividends per share to net income per share	28.12	22.57	22.87

(Note 1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides the Company’s bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high‑yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company’s bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company’s bank subsidiaries. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company’s bank subsidiaries. Historically, the Mexico based deposits of the Company’s bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 27%, 27%, and 28% of the Company’s bank subsidiaries’ total deposits at each of the years ended December 31, 2015, 2014 and 2013, respectively. Other important funding sources for the Company’s bank subsidiaries during 2015 and 2014 were borrowings from the FHLB, securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. The borrowings from FHLB are primarily short term in nature and are renewed at maturity. The Company’s bank subsidiaries have had a long‑standing relationship with the FHLB and keep open unused lines of credit in order to fund liquidity needs. In the event that the FHLB bank indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available for sale securities. The Company maintains a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate‑sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

Asset/Liability Management

The Company’s fund management policy has as its primary focus the measurement and management of the banks’ earnings at risk in the face of rising or falling interest rate forecasts. The earliest and most simplistic concept of earnings at risk measurement is the gap report, which is used to generate a rough estimate of the vulnerability of net interest income to changes in market rates as implied by the relative re‑pricings of assets and liabilities. The gap report calculates the difference between the amounts of assets and liabilities re‑pricing across a series of intervals in time, with emphasis typically placed on the one‑year period. This difference, or gap, is usually expressed as a percentage of total assets.

If an excess of liabilities over assets matures or re‑prices within the one‑year period, the statement of condition is said to be negatively gapped. This condition is sometimes interpreted to suggest that an institution is liability‑sensitive, indicating that earnings would suffer from rising rates and benefit from falling rates. If a surplus of assets over liabilities occurs in the one‑year time frame, the statement of condition is said to be positively gapped, suggesting a condition of asset sensitivity in which earnings would benefit from rising rates and suffer from falling rates.

The gap report thus consists of an inventory of dollar amounts of assets and liabilities that have the potential to mature or re‑price within a particular period. The flaw in drawing conclusions about interest rate risk from the gap report is that it takes no account of the probability that potential maturities or re‑pricings of interest‑rate‑sensitive accounts will occur, or at what relative magnitudes. Because simplicity, rather than utility, is the only virtue of gap analysis, financial institutions increasingly have either abandoned gap analysis or accorded it a distinctly secondary role in managing their interest‑rate risk exposure.

The net interest rate sensitivity at December 31, 2015, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, the Company is liability‑sensitive during the early time periods and is asset‑sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2015	or Less	1 Year	Years	Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$393,503	$682,839	$2,844,468	$280,962	$4,201,772
Loans, net of non-accruals	4,536,852	190,832	386,500	789,045	5,903,229
Total earning assets	$4,930,355	$873,671	$3,230,968	$1,070,007	$10,105,001
Cumulative earning assets	$4,930,355	$5,804,026	$9,034,994	$10,105,001
Rate sensitive liabilities
Time deposits	$1,025,013	$1,102,777	$238,558	$65	$2,366,413
Other interest bearing deposits	3,020,222	—	—	—	3,020,222
Securities sold under repurchase agreements	264,820	12,952	550,000	—	827,772
Other borrowed funds	505,750	—	—	—	505,750
Junior subordinated deferrable interest debentures	161,416	—	—	—	161,416
Total interest bearing liabilities	$4,977,221	$1,115,729	$788,558	$65	$6,881,573
Cumulative sensitive liabilities	$4,977,221	$6,092,950	$6,881,508	$6,881,573
Repricing gap	$(46,866)	$(242,058)	$2,442,410	$1,069,942	$3,223,428
Cumulative repricing gap	(46,866)	(288,924)	2,153,486	3,223,428
Ratio of interest-sensitive assets to liabilities	0.99	0.78	4.10	16,461.65	1.47
Ratio of cumulative, interest-sensitive assets to liabilities	0.99	0.95	1.31	3.13

The detailed inventory of statement of condition items contained in gap reports is the starting point of income simulation analysis. Income simulation analysis also focuses on the variability of net interest income and net income, but without the limitations of gap analysis. In particular, the fundamental, but often unstated, assumption of the gap approach that every statement of condition item that can re‑price will do so to the full extent of any movement in market interest rates is taken into consideration in income simulation analysis.

Accordingly, income simulation analysis captures not only the potential of assets and liabilities to mature or re‑price, but also the probability that they will do so. Moreover, income simulation analysis focuses on the relative sensitivities of these balance sheet items and projects their behavior over an extended period of time in a motion picture rather than snapshot fashion. Finally, income simulation analysis permits management to assess the probable effects on balance sheet items not only of changes in market interest rates, but also of proposed strategies for responding to such changes. The Company and many other institutions rely primarily upon income simulation analysis in measuring and managing exposure to interest rate risk.

The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2015, in rising rate scenarios of 150, 300 and 400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15% and 20%, respectively. At December 31, 2014, the income simulations show that a rate shift of 150, 300 and 400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by (1.21)%, .24% and 1.87%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company’s cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2015, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $776,750,000, assuming that each bank subsidiary continues to be classified as “well‑capitalized” under the applicable regulations in effect at December 31, 2015. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $947,470,000 as of December 31, 2015. The undivided profits of the bank subsidiaries were approximately $1,133,247,000 as of December 31, 2015. Additionally, as a result of the Company’s participation in the TARP Capital Purchase Program, the Company was restricted in the payment of dividends and was not allowed, without the Treasury Department’s consent, to declare or pay any dividend on the Company Common Stock other than a regular semi‑annual cash dividend of not more than $.33 per share, as adjusted for any stock dividend or stock split. The restriction ceased to exist on December 23, 2011 and the Company exited the TARP program when it finalized the repayment of all the TARP funds on November 28, 2012.

At December 31, 2015, the Company has outstanding $505,750,000 in other borrowed funds and $161,416,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2015, shareholders’ equity was $1,665,503,000 compared to $1,580,658,000 at December 31, 2014, an increase of $84,845,000, or 5.4%. Shareholders’ equity increased primarily due to the retention of earnings, offset by the payment of cash dividends to shareholders and repurchases of the Company’s common stock in the form of treasury stock. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

During 1990, the Federal Reserve Board (“FRB”) adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company’s leverage ratio (defined as shareholders’ equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 13.15% at December 31, 2015 and 12.33% at December 31, 2014. The core deposit intangibles and goodwill of $282,685,000 as of December 31, 2015, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

The FRB has adopted risk‑based capital guidelines which assign risk weightings to assets and off‑balance sheet items. The guidelines also define and set minimum capital requirements (risk‑based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk‑weighted assets and total capital of 8.0% of risk‑weighted assets. Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well‑capitalized pursuant to the regulations, an institution must have a total risk‑weighted capital ratio of 10%, a Tier 1 risk‑weighted ratio of 8% and a Tier 1 leverage ratio of 5%. The Company had risk‑weighted Tier 1 capital ratios of 18.69% and 19.34% and risk weighted total capital ratios of 19.54% and 20.24% as of December 31, 2015 and 2014, respectively, which are well above the minimum regulatory requirements and exceed the well‑capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

In July 2013, the FDIC and other regulatory bodies issued final rules consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd‑Frank Act related capital provisions and impact all U.S. banking organizations with more than $500 million in assets. Consistent with the Basel international framework, the new rule includes a new minimum ratio of common equity tier 1 to risk‑weighted assets of 4.5 percent and a common equity tier 1 capital conservation buffer of 2.5 percent of risk‑weighted assets. The rule also raised the minimum ratio of tier 1 capital to risk‑weighted assets from 4 percent to 6 percent and includes a minimum leverage ratio of 4 percent for all banking organizations. Regarding the quality of capital, the new rule emphasizes common equity tier 1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rule also improves the methodology for calculating risk‑weighted assets to enhance risk sensitivity. The new rule is subject to a four year phase in period for mandatory compliance and the Company began to phase in the new rules beginning on January 1, 2015. Management believes that after the phase in of the new capital standards, the Company and its bank subsidiaries will remain classified as “well‑capitalized.”

Junior Subordinated Deferrable Interest Debentures

The Company has formed six statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The statutory business trusts formed by the Company (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) issued by the Company. As of December 31, 2015 and December 31, 2014, the principal amount of debentures outstanding totaled $161,416,000 and $175,416,000, respectively. On February 11, 2014, the Company bought back all of the Capital and Common Securities of IB Capital Trust VII from the holder of the securities for a price that reflected an approximate six percent discount from the redemption price of the securities and thereby retired the $10,310,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust VII. On December 24, 2014, the Company bought back a portion of the capital securities of IB Capital Trust XI from the holder of the securities for a price that reflected an approximate 23.6% discount from the redemption price of the securities and thereby retired $5,000,000 of the total $32,990,000 of related Capital Senior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  On July 29, 2015, the Company bought back a portion of the Capital Securities of IBC Capital Trusts X and XI from the holder of the securities for a price that reflected an approximate 24.5% discount from the redemption prices of the securities.  The Company thereby retired $13,000,000 of the total $34,021,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust X and $1,000,000 of the total $27,900,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  The discounts recorded in connection with the repurchases of the outstanding Capital Securities are included in other income on the consolidated financial statements.

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

For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2015 and December 31, 2014, the total $161,416,000 and $175,416,000, respectively of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2015:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing		Interest Rate		Optional
	Debentures	Frequency	Interest Rate	Index	Maturity Date	Redemption Date(1)
	(in thousands)
Trust VI	$25,774	Quarterly	3.81%	LIBOR + 3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	3.37%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.95%	LIBOR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	1.98%	LIBOR + 1.65	February 2037	February 2012
Trust XI	26,990	Quarterly	1.95%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.86%	LIBOR + 1.45	September 2037	September 2012
	$161,416

(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2015:

	Payments due by Period
	(Dollars in Thousands)
		Less than	One to Three	Three to	After Five
Contractual Cash Obligations	Total	One Year	Years	Five Years	Years
Securities sold under repurchase agreements	$827,772	$277,772	$250,000	$300,000	$—
Federal Home Loan Bank borrowings	505,750	330,750	175,000	—	—
Junior subordinated deferrable interest debentures	161,416	—	—	—	161,416
Operating leases	7,890	3,762	3,024	850	254
Total Contractual Cash Obligations	$1,502,828	$612,284	$428,024	$300,850	$161,670

The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2015:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
		Less than	One to Three	Three to Five	After Five
Commercial Commitments	Total	One Year	Years	Years	Years
Financial and Performance Standby Letters of Credit	$111,347	$96,591	$14,756	$—	$—
Commercial Letters of Credit	5,558	5,558	—	—	—
Credit Card Lines	16,701	16,701	—	—	—
Other Commercial Commitments	1,648,353	986,877	389,856	150,142	121,478
Total Commercial Commitments	$1,781,959	$1,105,727	$404,612	$150,142	$121,478

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

The Company considers its Allowance for Probable Loan Losses as a policy critical to the sound operations of the bank subsidiaries. The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific impaired loans, which are based on a review of the individual characteristics of each loan, including the customer’s ability to repay the loan, the underlying collateral values, and the industry in which the customer operates, (ii) allowances based on actual historical loss experience for similar types of loans in the Company’s loan portfolio, and (iii) allowances based on general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things. See also discussion regarding the allowance for probable loan losses and provision for probable loan losses included in the results of operations and “Provision and Allowance for Probable Loan Losses” included in Notes 1 and 4 of the Notes to Consolidated Financial Statements.

The loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on the Company’s internal classified report. Additionally, the Company’s credit department reviews the majority of the

Company’s loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, the Company will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

The Company’s internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect the Company’s opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect the Company’s opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the Company if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits ASC 310‑10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310‑10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company’s loans evaluated as impaired under ASC 310‑10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under ASC 310‑10 if such loan is not collateral dependent.

The allowance based on historical loss experience on the Company’s remaining loan portfolio, which includes the “Special Review Credits,” “Watch List—Pass Credits,” and “Watch List—Substandard Credits” is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. A historical loss percentage, adjusted for (i) management’s evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area served by the Company, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under ASC 450‑20.

The Company’s management continually reviews the allowance for loan losses of the bank subsidiaries using the amounts determined from the allowances established on specific loans, the allowance established on quantitative historical loss percentages, and the allowance based on qualitative data, to establish an appropriate amount to maintain in the Company’s allowance for loan loss. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company’s estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Recent Accounting Standards Issued

See Note 1—Summary of Significant Accounting Policies in the accompanying Notes to the Consolidated Financial Statements for details of recently issued and recently adopted accounting standards and their impact on the Company’s consolidated financial statements.

Preferred Stock, Common Stock and Dividends

The Company had issued and outstanding 65,933,477 shares of $1.00 par value Common Stock held by approximately 2,143 holders of record at February 22, 2016. The book value of the Common Stock at December 31,

2015 was $26.11 per share compared with $24.76 per share at December 31, 2014. Since December 23, 2008, the Company had outstanding 216,000 shares of Series A cumulative perpetual preferred stock (the “Senior Preferred Stock”), issued to the US Treasury under the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”). The Company redeemed all of the Senior Preferred Stock in 2012. In conjunction with the purchase of the Senior Preferred Stock, the US Treasury received a warrant (the “Warrant”) to purchase 1,326,238 shares of the Company’s common stock (the “Warrant Shares”) at $24.43 per share, which would represent an aggregate common stock investment in the Company on exercise of the warrant in full equal to 15% of the Senior Preferred Stock investment. The term of the Warrant is ten years and was immediately exercisable. The Warrant is included as a component of Tier 1 capital. On June 12, 2013, the U. S. Treasury sold the Warrant to a third party. As of February 20, 2016, the Warrant is still outstanding, but expires on December 23, 2018 with no value if not exercised before that date. Adjustments to the $24.43 per share Exercise Price of the Warrant will be made if the Company pays cash dividends in excess of 33 cents per semi‑annual period or makes certain other shareholder distributions before the Warrant expires on December 23, 2018.

The Common Stock is traded on the NASDAQ National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in the Company’s Common Stock during 2015 and 2014, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2015. Some of the quotations reflect inter‑dealer prices, without retail mark‑up, mark‑down or commission and may not necessarily represent actual transactions. The closing sales price of the Company’s Common Stock was $22.39 per share at February 22, 2016.

		High	Low
2015:	First quarter	$26.80	$22.47
	Second quarter	27.75	25.32
	Third quarter	27.96	24.02
	Fourth quarter	31.00	23.90

		High	Low
2014:	First quarter	$26.56	$21.16
	Second quarter	27.04	22.24
	Third quarter	28.00	23.63
	Fourth quarter	28.49	23.20

The Company paid cash dividends to the common shareholders of $.29 per share on April 17, 2015 and October 15, 2015 to all holders of record on April 1, 2015 and September 30, 2015.  The Company paid cash dividends to the common shareholders of $.25 per share on April 18, 2014 to all holders of record on April 1, 2014 and $.27 per share on October 15, 2014 to all shareholders of record on September 30, 2014.

The Company’s principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, following receipt of the Treasury Department’s consent, the Board of Directors re‑established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following twelve months and on March 6, 2015, the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40 million of common stock during the twelve month period commencing on April 9, 2015, which repurchase cap the Board is inclined to increase over time. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. During the fourth quarter of 2015, the Company’s Board of Directors adopted a Rule 10b5‑1 plan and intends to adopt additional Rule 10b5‑1 trading plans that will allow the Company to purchase its shares of common stock during certain trading blackout periods when the Company ordinarily would not be in the market due to trading restrictions in its internal trading policy. During the term of a 10b5‑1 Plan, purchases of common stock are automatic to the extent the conditions of the 10b5‑1 Plan’s trading instructions are met. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 22, 2016, a total of 9,240,629 shares had been repurchased under all programs at a cost of $271,096,000. The Company is not obligated to repurchase shares under its stock repurchase program or to enter into additional Rule 10b5‑1 plans. The timing, actual number and value of shares purchased will depend on many factors, including the Company’s cash flow and the liquidity and price performance of its shares of common stock.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2015.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1—October 31, 2015	30,300	$24.24	30,300	$37,364,000
November 1—November 30, 2015	—	—	—	37,364,000
December 1—December 31, 2015	100,000	28.0	100,000	34,567,000
Total	130,300	$27.10	130,300

(1)	The repurchase program was extended on March 6, 2015 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 9, 2016.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2015, with respect to the Company’s equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	871,727	$19.08	178,250
Total	871,727	$19.08	178,250

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2010	2011	2012	2013	2014	2015
International Bancshares Corporation	100	93.82	94.42	140.39	144.32	142.95
S&P 500 Index	100	102.11	118.45	156.82	178.29	180.75
S&P 500 Banks	100	89.28	110.91	150.54	173.89	175.36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

International Bancshares Corporation:

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 26, 2016 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries’ internal control over financial reporting.

/s/ RSM US, LLP

Dallas, Texas

February 26, 2016

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2015 and 2014

(Dollars in Thousands, Except Per Share Amounts)

	2015	2014
Assets
Cash and cash equivalents	$273,053	$255,146
Investment securities:
Held to maturity (Market value of $2,400 on December 31, 2015 and $2,400 on December 31, 2014)	2,400	2,400
Available for sale (Amortized cost of $4,196,034 on December 31, 2015 and $4,894,428 on December 31, 2014)	4,199,372	4,911,963
Total investment securities	4,201,772	4,914,363
Loans	5,950,914	5,679,245
Less allowance for probable loan losses	(66,988)	(64,828)
Net loans	5,883,926	5,614,417
Bank premises and equipment, net	516,716	526,423
Accrued interest receivable	31,572	31,461
Other investments	468,791	440,670
Identified intangible assets, net	153	797
Goodwill	282,532	282,532
Other assets	114,354	130,711
Total assets	$11,772,869	$12,196,520

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2015 and 2014

(Dollars in Thousands, Except Per Share Amounts)

	2015	2014
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$3,149,618	$2,930,253
Savings and interest bearing demand	3,020,222	3,025,680
Time	2,366,413	2,482,692
Total deposits	8,536,253	8,438,625
Securities sold under repurchase agreements	827,772	858,350
Other borrowed funds	505,750	1,073,944
Junior subordinated deferrable interest debentures	161,416	175,416
Other liabilities	76,175	69,527
Total liabilities	10,107,366	10,615,862
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,866,218 shares on December 31, 2015 and 95,783,977 shares on December 31, 2014	95,866	95,784
Surplus	167,980	165,520
Retained earnings	1,683,600	1,585,389
Accumulated other comprehensive income (including $(4,026) on December 31, 2015 and $(4,881) on December 31, 2014 of comprehensive loss related to other-than-temporary impairment for non-credit related issues)	2,167	11,397
	1,949,613	1,858,090
Less cost of shares in treasury, 29,585,646 shares on December 31, 2015 and 29,324,567 on December 31, 2014	(284,110)	(277,432)
Total shareholders’ equity	1,665,503	1,580,658
Total liabilities and shareholders’ equity	$11,772,869	$12,196,520

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands, Except Per Share Amounts)

	2015	2014	2013
Interest income:
Loans, including fees	$297,283	$281,546	$263,027
Investment securities:
Taxable	88,008	100,095	87,198
Tax-exempt	11,319	11,767	12,877
Other interest income	144	191	115
Total interest income	396,754	393,599	363,217
Interest expense:
Savings and interest bearing demand deposits	3,593	3,597	3,762
Time deposits	11,233	12,033	15,444
Securities sold under repurchase agreements	23,777	24,616	29,171
Other borrowings	1,615	2,033	1,590
Junior subordinated deferrable interest debentures	4,099	4,264	4,665
Total interest expense	44,317	46,543	54,632
Net interest income	352,437	347,056	308,585
Provision for probable loan losses	24,405	14,423	22,968
Net interest income after provision for probable loan losses	328,032	332,633	285,617
Non-interest income:
Service charges on deposit accounts	78,825	88,586	97,087
Other service charges, commissions and fees
Banking	44,971	44,435	41,075
Non-banking	7,223	7,463	7,116
Investment securities transactions, net	(3,682)	1,283	9,601
Other investments, net	16,969	22,023	22,383
Other income	11,428	14,558	12,343
Total non-interest income	155,734	178,348	189,605

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands, Except Per Share Amounts)

	2015	2014	2013
Non-interest expense:
Employee compensation and benefits	$125,135	$121,511	$119,845
Occupancy	28,019	32,530	31,766
Depreciation of bank premises and equipment	25,009	24,013	26,017
Professional fees	12,278	10,925	13,146
Deposit insurance assessments	5,938	6,082	6,737
Net expense, other real estate owned	5,695	2,358	6,896
Amortization of identified intangible assets	644	2,389	4,633
Advertising	7,585	7,742	7,034
Early termination fee—securities sold under repurchase agreements	3,510	11,000	12,303
Impairment charges (Total other-than-temporary impairment charges, $1,325 less gain of $(371), $(366) less loss of $1,183, and $(431) less loss of $(1,805), included in other comprehensive income)	954	817	1,374
Other	62,157	61,676	62,881
Total non-interest expense	276,924	281,043	292,632
Income before income taxes	206,842	229,938	182,590
Provision for income taxes	70,116	76,787	56,239
Net income	$136,726	$153,151	$126,351
Basic earnings per common share:
Weighted average number of shares outstanding	66,411,193	66,872,500	67,195,180
Net income	$2.06	$2.29	$1.88
Fully diluted earnings per common share:
Weighted average number of shares outstanding	66,636,353	67,056,456	67,314,859
Net income	$2.05	$2.28	$1.88

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2015, 2014, and 2013

(Dollars in Thousands)

	2015	2014	2013
Net income	$136,726	$153,151	$126,351
Other comprehensive (loss) income, net of tax:
Net unrealized holding (losses) gains on securities available for sale arising during period (net of tax effects of $(6,593), $29,870, and $(56,048))	(12,243)	55,474	(104,088)
Reclassification adjustment for losses (gains) on securities available for sale included in net income (net of tax effects of $1,289, $(449), and $(3,360))	2,393	(834)	(6,241)
Reclassification adjustment for impairment charges on available for sale securities included in net income (net of tax effects of $334, $286, and $481)	620	531	893
	(9,230)	55,171	(109,436)
Comprehensive income	$127,496	$208,322	$16,915

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2015, 2014 and 2013

(in Thousands, except share and per share amounts)

		Number				Other
	Preferred	of	Common		Retained	Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2012	$—	95,725	$95,725	$163,287	$1,369,543	$65,662	$(258,509)	$1,435,708
Net Income	—	—	—	—	126,351	—	—	126,351
Dividends:
Cash ($.40 per share)	—	—	—	—	(28,894)	—	—	(28,894)
Purchase of treasury (95,466 shares)	—	—	—	—	—	—	—	—
Exercise of stock options	—	19	19	246	—	—	—	265
Stock compensation expense recognized in earnings	—	—	—	414	—	—	—	414
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(109,436)	—	(109,436)
Balance at December 31, 2013	—	95,744	95,744	163,947	1,467,000	(43,774)	(258,509)	1,424,408
Net Income	—	—	—	—	153,151	—	—	153,151
Dividends:
Cash ($.43 per share)	—	—	—	—	(34,762)	—	—	(34,762)
Purchase of treasury (787,387 shares)	—	—	—	—	—	—	(18,923)	(18,923)
Exercise of stock options	—	40	40	515	—	—	—	555
Stock compensation expense recognized in earnings	—	—	—	1,058	—	—	—	1,058
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	55,171	—	55,171
Balance at December 31, 2014	—	95,784	$95,784	$165,520	$1,585,389	$11,397	$(277,432)	$1,580,658
Net Income	—	—	—	—	136,726	—	—	136,726
Dividends:
Cash ($.58 per share)	—	—	—	—	(38,515)	—	—	(38,515)
Purchase of treasury (261,079 shares)	—	—	—	—	—	—	(6,678)	(6,678)
Exercise of stock options	—	82	82	1,288	—	—	—	1,370
Stock compensation expense recognized in earnings	—	—	—	1,172	—	—	—	1,172
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(9,230)	—	(9,230)
Balance at December 31, 2015	—	95,866	$95,866	$167,980	$1,683,600	$2,167	$(284,110)	$1,665,503

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands)

	2015	2014	2013
Operating activities:
Net income	$136,726	$153,151	$126,351
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	24,405	14,423	22,968
Specific reserve, other real estate owned	1,023	779	1,204
Depreciation of bank premises and equipment	25,009	24,013	26,017
Loss (gain) on sale of bank premises and equipment	14	(3,658)	(2,089)
Gain on sale of other real estate owned	(57)	(933)	(460)
Accretion of investment securities discounts	(1,704)	(2,608)	(4,025)
Amortization of investment securities premiums	28,000	26,729	44,245
Investment securities transactions, net	3,682	(1,283)	(9,601)
Impairment charges on available for sale securities	954	817	1,374
Amortization of identified intangible assets	644	2,389	4,633
Stock based compensation expense	1,172	1,058	414
Earnings from affiliates and other investments	(12,176)	(10,903)	(18,806)
Deferred tax benefit	(332)	(1,027)	(1,817)
(Increase) decrease in accrued interest receivable	(111)	(807)	380
Decrease (increase) in other assets	2,967	(1,621)	20,612
Decrease in other liabilities	(6,567)	(7,482)	(2,274)
Net cash provided by operating activities	203,649	193,037	209,126
Investing activities:
Proceeds from maturities of securities	1,075	—	1,200
Proceeds from sales and calls of available for sale securities	164,163	621,588	178,123
Purchases of available for sale securities	(352,513)	(971,358)	(1,384,254)
Principal collected on mortgage backed securities	854,736	787,361	1,223,532
Net increase in loans	(297,689)	(502,129)	(444,919)
Purchases of other investments	(16,355)	(20,602)	(2,475)
Distributions from other investments	18,293	18,152	5,457
Purchases of bank premises and equipment	(19,831)	(50,360)	(50,016)
Proceeds from sales of bank premises and equipment	4,515	8,424	2,533
Proceeds from sales of other real estate owned	16,831	18,525	23,170
Net cash provided by (used in) investing activities	373,225	(90,399)	(447,649)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands)

	2015	2014	2013
Financing activities:
Net increase in non-interest bearing demand deposits	$219,365	$263,743	$200,760
Net (decrease) increase in savings and interest bearing demand deposits	(5,458)	100,068	58,461
Net decrease in time deposits	(116,279)	(168,611)	(303,009)
Net decrease in securities sold under repurchase agreements	(30,578)	(99,031)	(172,298)
Other borrowed funds, net	(568,194)	(150,006)	474,923
Repayment of long-term debt	(14,000)	(15,310)	—
Purchase of treasury stock	(6,678)	(18,923)	—
Proceeds from stock transactions	1,370	555	265
Payments of cash dividends - common	(38,515)	(34,762)	(28,894)
Net cash (used in) provided by financing activities	(558,967)	(122,277)	230,208
Increase (decrease) in cash and cash equivalents	17,907	(19,639)	(8,315)
Cash and cash equivalents at beginning of year	255,146	274,785	283,100
Cash and cash equivalents at end of year	$273,053	$255,146	$274,785
Supplemental cash flow information:
Interest paid	$44,560	$47,273	$56,818
Income taxes paid	65,234	80,374	60,532
Non-cash investing and financing activities:
Net transfers from loans to other real estate owned	3,775	2,363	9,688

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

The Company owns two insurance‑related subsidiaries, IBC Life Insurance Company and IBC Insurance Agency, Inc., a wholly owned subsidiary of IBC, the bank subsidiary. Neither of the insurance‑related subsidiaries conducts underwriting activities. The IBC Life Insurance Company is in the business of reinsuring credit life and credit accident and health insurance. The business is assumed from an unaffiliated insurer and the only business written is generated by the bank subsidiaries of the Company. The risk assumed on each of the policies is not significant to the consolidated financial statements.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statement of condition and income and expenses for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near‑term relate to the determination of the allowance for probable loan losses.

Subsequent Events

The Company has evaluated all events or transactions that occurred through the date the Company issued these financial statements. During this period, the Company did not have any material recognizable or non‑recognizable subsequent events.

Investment Securities

The Company classifies debt and equity securities into one of these categories: held‑to‑maturity, available‑for‑sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held‑to‑maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as “available‑for‑sale” or “trading” and are carried

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading”, while unrealized holding gains and losses related to those securities classified as “available‑for‑sale” are excluded from net income and reported net of tax as other comprehensive income and in shareholders’ equity as accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2015.

Mortgage‑backed securities held at December 31, 2015 and 2014 represent participating interests in pools of long‑term first mortgage loans originated and serviced by the issuers of the securities. Mortgage‑backed securities are either issued or guaranteed by the U.S. government or its agencies including the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or other non‑government entities. Investments in residential mortgage‑backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage‑backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

Premiums and discounts are amortized using the level yield or “interest method” over the terms of the securities. Declines in the fair value of held‑to‑maturity and available‑for sale‑securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other‑than‑temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near‑term prospects of the issuer, and (3) the intent of the Company to hold and the determination of whether the Company will more likely than not be required to sell the security prior to a recovery in fair value. If the Company determines that (1) it intends to sell the security or (2) it is more likely than not that it will be required to sell the security before it’s anticipated recovery, the other‑than‑temporary impairment that is recognized in earnings is equal to the difference between the fair value of the security and the Company’s amortized cost in the security. If the Company determines that it (1) does not intend to sell the security and (2) it will not be more likely than not required to sell the security before it’s anticipated recovery, the other‑than‑temporary impairment is segregated into its two components (1) the amount of impairment related to credit loss and (2) the amount of impairment related to other factors. The difference between the present value of the cash flows expected to be collected and the amortized cost is the credit loss recognized through earnings and an adjustment to the cost basis of the security. The amount of impairment related to other factors is included in other comprehensive income (loss). Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Provision and Allowance for Probable Loan Losses

The allowance for probable loan losses is maintained at a level considered adequate by management to provide for probable loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge‑offs. The provision for probable loan losses is the amount, which, in the judgment of management, is necessary to establish the allowance for probable loan losses at a level that is adequate to absorb known and inherent risks in the loan portfolio.

Management believes that the allowance for probable loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s bank subsidiaries’ allowances for probable loan losses. Such agencies may require the Company’s bank subsidiaries to make additions or reductions to their U.S. generally accepted accounting principles (“GAAP”) allowances based on their judgments of information available to them at the time of their examination.

The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

Troubled Debt Restructured Loans

Troubled debt restructured loans (“TDR”) are those loans where, for reasons related to a borrower’s difficulty to repay a loan, the company grants a concession to the borrower that the company would not normally consider in the normal course of business. The original terms of the loan are modified or restructured. The terms that may be modified include a reduction in the original stated interest rate, an extension of the original maturity of the loan, a renewal of the loan at an interest rate below current market rates, a reduction in the principal amount of debt outstanding, a reduction in accrued interest or deferral of interest payments. A loan classified as a TDR is classified as an impaired loan and included in the impaired loan totals. A TDR loan may be returned to accrual status when the loan is brought current, has performed in accordance with the restructured terms for a reasonable period of time, is at the current market rate, and the ultimate collectability of the outstanding principal and interest is no longer questionable, however, although those loans may be placed back on accrual status, they will continue to be classified as impaired. Consistent with regulatory guidance, a TDR loan that is subsequently modified, but has shown sustained performance and classification as a TDR, will be removed from TDR status provided that the modified terms were market-based at the time of modification.

Non‑Accrual Loans

The non‑accrual loan policy of the Company’s bank subsidiaries is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be un‑collectible. As it relates to consumer loans, management charges off those loans when the loan is contractually 90 days past due. Under special circumstances, a consumer or non‑consumer loan may be more than 90 days delinquent as to interest or principal and not be placed on non‑accrual status. This situation generally results when a bank subsidiary has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there are expected future payments. When a loan is placed on non‑accrual status, any interest accrued, not paid is reversed and charged to operations against interest income. As it relates to non‑consumer loans that are not 90 days past due, management will evaluate each of these loans to determine if placing the loan on non‑accrual status is warranted. Interest income on non‑accrual loans is recognized only to the extent payments are received or when, in management’s opinion, the debtor’s financial condition warrants reestablishment of interest accruals.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other Real Estate Owned

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. Any subsequent write‑downs are charged against other non‑interest expense through a valuation allowance. Other real estate owned totaled approximately $55,850,000 and $69,872,000 at December 31, 2015 and 2014, respectively. Other real estate owned is included in other assets.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight‑line and accelerated methods over the estimated useful lives of the assets. Repairs and maintenance are charged to operations as incurred and expenditures for renewals and betterments are capitalized.

Other Investments

Other investments include equity investments in non‑financial companies, bank owned life insurance, as well as equity securities with no readily determinable fair market value. Equity investments are accounted for using the equity method of accounting. Equity securities with no readily determinable fair value are accounted for using the cost method.

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

Recognition of deferred tax assets is based on management’s assessment that the benefit related to certain temporary differences, tax operating loss carry forwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that the tax benefits will not be realized.

The Company evaluates uncertain tax positions at the end of each reporting period. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2015 and 2014, respectively, after evaluating all uncertain tax positions, the Company has recorded no liability for unrecognized tax benefits at the end of the reporting period. The Company would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non‑interest expense. During the years ended December 31, 2015, 2014 and 2013, the Company recognized no interest expense or penalties related to uncertain tax positions.

The Company files consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2012.

Stock Options

Compensation expense for stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award. The fair value of stock options granted was estimated, using the Black‑Sholes‑Merton option‑pricing model. This model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Additionally, the model requires the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black‑Scholes‑Merton option‑pricing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2015, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company’s identified intangible assets relate to core deposits and contract rights. As of December 31, 2015, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

Impairment of Long‑Lived Assets

Long‑lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statement of condition and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the statement of condition.

Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, the Company considers all short‑term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, the Company reports transactions related to deposits and loans to customers on a net basis.

Accounting for Transfers and Servicing of Financial Assets

The Company accounts for transfers and servicing of financial assets and extinguishments of liabilities based on the application of a financial‑components approach that focuses on control. After a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The Company has retained mortgage servicing rights in connection with the sale of mortgage loans. Because the Company may not initially identify loans as originated for resale, all loans are initially treated as held for investment. The value of the mortgage servicing rights are reviewed periodically for impairment and are amortized in proportion to, and over the period of estimated net

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

servicing income or net servicing losses. The value of the mortgage servicing rights is not significant to the consolidated statements of condition.

Segments of an Enterprise and Related Information

The Company operates as one segment. The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has four active operating subsidiaries, namely, the bank subsidiaries, otherwise known as International Bank of Commerce, Laredo, Commerce Bank, International Bank of Commerce, Zapata and International Bank of Commerce, Brownsville. The Company applies the provisions of ASC Topic 280, “Segment Reporting,” in determining its reportable segments and related disclosures.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale.

Advertising

Advertising costs are expensed as incurred.

Reclassifications

Certain amounts in the prior year’s presentations have been reclassified to conform to the current presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

New Accounting Standards

In July 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013‑11 to ASC 740, “Income Taxes.” The update amends existing literature to eliminate diversity in practice in the presentation of unrecognized tax benefits in instances where a net operating loss carryforward, a similar tax loss or a tax credit carryforward also exist. The update clarifies how the unrecognized tax benefit should be presented in those situations where other tax losses or tax credit carryforwards exist. The update does not change the currently required disclosures for unrecognized tax benefits under current ASC 740 guidance. The update is effective for fiscal years and interim periods within those years beginning after December 15, 2013. The adoption of the update to existing standards did not have a significant impact to the Company’s consolidated financial statements.

In January 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-01 to ASC 323-70, “Investments – Equity Method and Joint Ventures – Accounting for Investments in Qualified Affordable Housing Project.”  The update issues new guidance for investments in qualified affordable housing projects which permits entities to elect to apply the proportional amortization method to account for the investment when certain conditions are met.  The update is effective for public entities for annual and interim periods beginning after December 15, 2014 and is able to be applied retrospectively.  The adoption of the update did not have a significant impact to the Company’s consolidated financial statements.

In January 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014‑04 to ASC 310‑40, “Receivables—Troubled Debt Restructurings by Creditors.” The update amends existing literature to eliminate diversity in practice by clarifying and defining when an in substance repossession or foreclosure occurs. The terms “in substance repossession or foreclosure” and “physical possession” are not currently defined in the accounting literature, resulting in diversity in practice when a creditor derecognizes a loan receivable and recognizes the real estate property collateralizing the loan receivable as an asset. Additionally, the update requires interim and annual disclosures of both the amount of foreclosed residential real estate property and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The update is effective for annual

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

periods and the interim periods within those annual periods beginning after December 15, 2014. The adoption of the update to existing standards did not have a significant impact to the Company’s consolidated financial statements.

In April 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-08 to ASC 205, “Presentation of Financial Statements,” and ASC 360, “Property, Plant and Equipment.”  The update to existing standards change the requirements for reporting discontinued operations, primarily by clarifying that the disposal of a component or group of components of an entity could constitute discontinued operations under certain circumstances.  The update also defines required information in disclosures about discontinued operations, including a discussion of the entity’s continued involvement in the discontinued operation, if any.  The update is applicable to all disposals of components of an entity that occurred within interim and annual periods beginning after December 15, 2014 and for acquisitions that are classified as held for sale for interim and annual periods beginning after December 15, 2014.  The adoption of the update did not have a significant impact to the Company’s consolidated financial statements.

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09 to ASC 606, “Revenue from Contracts with Customers.”  The update sets a common standard that defines revenue and the principles for recognizing revenue.  The update outlines when an entity should recognize revenue, among other matters.  At its core, the update states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The update also outlines the steps that entities should take to determine and record the correct revenue number.  The update was originally effective for annual periods beginning after December 15, 2016 and the interim periods within that reporting period.  In August 2015, the Financial Accounting Standards Board issued Accounting Standards Update No 2015-14 which deferred the effective date of Accounting Standards Update No. 2014-019 by one year to annual and interim periods beginning after December 15, 2017. The Company is evaluating the potential impact to the Company’s consolidated financial statements.

In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-11 to ASC 860, “Transfers and Servicing.”  The update amended existing standards to require that repurchase-to-maturity transactions be accounted for as secured borrowings, in line with accounting standards for other similar instruments.  Additionally, the update requires various disclosures including information regarding transfers accounted for as sales in transactions that are economically similar as repurchase agreements, in addition to disclosures related to collateral, remaining contractual tenor and a discussion of the potential risks associated with repurchase agreements, securities lending transactions and repurchase-to-maturity transactions.  The update is effective for interim and annual periods beginning after December 15, 2014.  The adoption of the update to existing standards did not have a significant impact to the Company’s consolidated financial statements.

In August 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-14 to ASC 310-40, “Receivables – Troubled Debt Restructurings by Creditors.”  The update is guidance regarding classification and measurement of foreclosed mortgage loans that are government guaranteed.  The update specifies that government secured mortgage loans foreclosed upon should be classified as other assets and measured based on the amount of the loan balance that is expected to be recovered from the guarantor.  The new guidance is effective for interim and annual periods after December 15, 2014.  The adoption of the update did not have a significant impact to the Company’s consolidated financial statements.

In January 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-01 to ASC 225-20, “Income Statement- Extraordinary and Unusual Items.”  The update amends existing standards and is being issued as part of the FASB’s initiative to reduce complexity in accounting standards.  The update eliminates the concept of extraordinary items.  The update is effective for interim and annual periods after December 15, 2015.  The adoption of the update to existing standards is not expected to have a significant impact to the Company’s consolidated financial statements.

In February 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-02 to ASC 810, “Consolidation.” The update amends existing standards regarding the evaluation of certain legal entities and their consolidation in the financial statements. The amendments modify the evaluation process to assess whether limited partnerships and similar legal entities are variable interest entities or voting interest entities, eliminate the presumption

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

that a general partner should consolidate a limited partnership, affect the consolidation analysis of entities that are involved in variable interest entities, particularly those that have fee arrangements and related party relationships and provides a scope exception for reporting entities with legal interests that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The update is effective for interim and annual periods after December 15, 2015. The adoption of the update to existing standards is not expected to have a significant impact to the Company’s consolidated financial statements.

In September 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-16 to ASC 805, “Business Combinations.”  The update amends existing standards regarding the methodology used to recognize adjustments related to provisional amounts that are identified during the measurement period of a business combination.  The update requires that adjustments to provisional amounts be recognized in the reporting period in which the adjustment amounts are determined.  The update requires that the reporting entity disclose on the face of the income statement or in the notes, the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.  The update is effective for interim and annual periods after December 15, 2015.  The adoption of the update to existing standards is not expected to have a significant impact to the Company’s consolidated financial statements.

In January 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-01 to ASC 825-10, “Financial Instruments – Overall.”  The update amends existing standards regarding certain aspects of recognition and measurement of financial assets and financial liabilities.  The amendments in the update establish the following guidance:  (i) requires equity investments, except those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity securities without readily determinable fair values by requiring a qualitative assessment, (iii) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, (iv) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (v) requires public business entities to use the exit price notion when measuring fair value for disclosure purposes, (vi) requires an entity to present separately, in other comprehensive income, the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option, (vii) requires separate presentation of financial assets and liabilities  by measurement category and form of financial assets on the balance sheet or in the accompanying notes to the financial statements, and (viii) clarifies that an entity should evaluate the need to a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.  The update is effective for interim and annual periods beginning after December 15, 2017.  The adoption of the update is not expected to have a significant impact to the Company’s consolidated financial statements.

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02 to ASC 820, “Leases.”  The update amends existing standards for accounting for leases by lessees, with accounting for leases by lessors remaining mainly unchanged from current guidance.  The update requires that lessees recognize a lease liability and a right of use asset for all leases (with the exception of short-term leases) at the commencement date of the lease and disclose key information about leasing arrangements.  The update is effective for interim and annual periods beginning after December 15, 2015 and is to be applied on a modified retrospective basis.  The Company is evaluating the potential impact to the Company’s consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities

The amortized cost and estimated fair value by type of investment security at December 31, 2015 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400
Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$3,908,809	$30,959	$(46,557)	$3,893,211	$3,893,211
Obligations of states and political subdivisions	259,150	18,579	(25)	277,704	277,704
Equity securities	28,075	627	(245)	28,457	28,457
Total investment securities	$4,196,034	$50,165	$(46,827)	$4,199,372	$4,199,372

(1)

Included in the carrying value of residential mortgage‑ backed securities are $1,147,143 of mortgage‑backed securities issued by Ginnie Mae, $2,724,839 of mortgage‑backed securities issued by Fannie Mae and Freddie Mac and $21,229 issued by non‑government entities

The amortized cost and estimated fair value of investment securities at December 31, 2015, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value
	(Dollars in Thousands)
Due in one year or less	$1,200	$1,200	$—	$—
Due after one year through five years	1,200	1,200	—	—
Due after five years through ten years	—	—	—	—
Due after ten years	—	—	259,150	277,704
Residential mortgage-backed securities	—	—	3,908,809	3,893,211
Equity securities	—	—	28,075	28,457
Total investment securities	$2,400	$2,400	$4,196,034	$4,199,372

The amortized cost and estimated fair value by type of investment security at December 31, 2014 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400
Total investment securities	$2,400	$—	$—	$2,400	$2,400

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$4,597,590	$47,960	$(45,178)	$4,600,372	$4,600,372
Obligations of states and political subdivisions	268,763	19,131	(5,618)	282,276	282,276
Equity securities	28,075	1,425	(185)	29,315	29,315
Total investment securities	$4,894,428	$68,516	$(50,981)	$4,911,963	$4,911,963

(1)

Included in the carrying value of residential mortgage‑ backed securities are $1,503,774 of mortgage‑backed securities issued by Ginnie Mae, $3,072,535 of mortgage‑backed securities issued by Fannie Mae and Freddie Mac and $24,063 issued by non‑government entities

Residential mortgage‑backed securities are securities issued by Freddie Mac, Fannie Mae, Ginnie Mae or non‑government entities. Investments in residential mortgage‑backed securities issued by Ginnie Mae are fully guaranteed by the U.S. government. Investments in mortgage‑backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities.

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short‑term fixed borrowings was $1,908,680,000 and $1,903,734,000, respectively, at December 31, 2015.

Proceeds from the sale and call of securities available‑for‑sale were $164,163,000, $621,588,000 and $178,123,000 during 2015, 2014 and 2013, respectively, which amounts included $128,444,000, $620,933,000 and $177,623,000 of mortgage‑backed securities. Gross gains of $2,450,000, $9,479,000 and $9,601,000 and gross losses of $6,132,000, $8,196,000 and $0 were realized on the sales in 2015, 2014 and 2013, respectively.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2015 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$1,083,137	$(9,333)	$1,454,550	$(37,224)	$2,537,687	$(46,557)
Obligations of states and political subdivisions	6,814	(19)	544	(6)	7,358	(25)
Equity securities	5,041	(35)	5,540	(210)	10,581	(245)
	$1,094,992	$(9,387)	$1,460,634	$(37,440)	$2,555,626	$(46,827)

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2014 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$808,072	$(4,910)	$1,836,218	$(40,268)	$2,644,290	$(45,178)
Obligations of states and political subdivisions	8,833	(97)	27,793	(5,521)	36,626	(5,618)
Equity securities	74	(1)	8,066	(184)	8,140	(185)
	$816,979	$(5,008)	$1,872,077	$(45,973)	$2,689,056	$(50,981)

The unrealized losses on investments in residential mortgage‑backed securities are primarily caused by changes in market interest rates. Residential mortgage‑backed securities are primarily securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities. The decrease in fair value on residential mortgage‑backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has no intent to sell and will more than likely not be required to sell before a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in residential mortgage‑backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other‑than‑temporarily impaired. In addition, the Company has a small investment in non‑agency residential mortgage‑backed securities that have strong credit backgrounds and include additional credit enhancements to protect the Company from losses arising from high foreclosure rates. These securities have additional market volatility beyond economically induced interest rate events. It is the conclusion of the Company that the investments in non‑agency residential mortgage‑backed securities are other‑than‑temporarily impaired due to both credit and other than credit issues. An impairment charge of $954,000 ($620,100, after tax), was recorded in 2015 on the non‑agency residential mortgage backed securities. Impairment charges of $817,000 ($531,050, after tax) and $1,374,000 ($893,100, after tax) were recorded in 2014 and 2013, respectively on the non‑agency residential mortgage backed securities. The impairment charges represent the credit related impairment on the securities.

The unrealized losses on investments in other securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the entity underwriting the debt instrument. It is the belief of the Company that the entity issuing the debt will honor its interest payment schedule, as well as the full debt at maturity. The securities are purchased by the Company for their economic value. The decrease in fair value is primarily due to market interest rates and not other factors, and because the Company has no intent to sell and will more than likely not be required to sell before a market price recovery or maturity of the securities, it is the conclusion of the Company that the investments are not considered other‑than‑temporarily impaired.

The following table presents a reconciliation of credit‑related impairment charges on available‑for‑sale investments recognized in earnings for the twelve months ended December 31, 2015 (in Thousands):

Balance at December 31, 2014	$12,623
Impairment charges recognized during period	954
Balance at December 31, 2015	$13,577

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table presents a reconciliation of credit‑related impairment charges on available‑for‑sale investments recognized in earnings for the twelve months ended December 31, 2014 (in Thousands):

Balance at December 31, 2013	$11,806
Impairment charges recognized during period	817
Balance at December 31, 2014	$12,623

The following table presents a reconciliation of credit‑related impairment charges on available‑for‑sale investments recognized in earnings for the twelve months ended December 31, 2013 (in Thousands):

Balance at December 31, 2012	$10,432
Impairment charges recognized during period	1,374
Balance at December 31, 2013	$11,806

(3) Loans

A summary of loans, by loan type at December 31, 2015 and 2014 is as follows:

	December 31,	December 31,
	2015	2014
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,101,748	$3,107,584
Real estate - mortgage	962,582	910,326
Real estate - construction	1,649,827	1,414,977
Consumer	57,744	61,137
Foreign	179,013	185,221
Total loans	$5,950,914	$5,679,245

(4) Allowance for Probable Loan Losses

The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each bank subsidiary is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance for probable loan losses is derived from the following elements: (i) allowances established on specific impaired loans, which are based on a review of the individual characteristics of each loan, including the customer’s ability to repay the loan, the underlying collateral values, and the industry in which the customer operates, (ii) allowances based on actual historical loss experience for similar types of loans in the Company’s loan portfolio, and (iii) allowances based on general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things. All segments of the loan portfolio continue to be impacted by the prolonged economic downturn. Loans secured by real estate could be impacted negatively by the continued economic environment and resulting decrease in collateral values. Consumer loans may be impacted by continued and prolonged unemployment rates.

The Company’s management continually reviews the allowance for loan losses of the bank subsidiaries using the amounts determined from the allowances established on specific impaired loans, the allowance established on quantitative historical loss percentages, and the allowance based on qualitative data to establish an appropriate amount to maintain in the Company’s allowance for loan losses. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company’s estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses. While the calculation of the allowance for probable loan losses utilizes management’s best judgment and all information available, the adequacy of the allowance is dependent on a variety of factors beyond the Company’s control, including, among other things, the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

performance of the entire loan portfolio, the economy, changes in interest rates and the view of regulatory authorities towards loan classifications.

The loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on the Company’s internal classified report. Additionally, the Company’s credit department reviews the majority of the Company’s loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, the Company will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

While the Texas and Oklahoma economies are performing better than other parts of the country, Texas and Oklahoma are not completely immune to the problems associated with the U.S. economy.  The increase in income and capital gains taxes on certain individuals, the increase in payroll taxes, the substantial decrease in oil and gas prices, and the unprecedented debt and deficit of the United States not yet resolved, adds uncertainty to the possibility of robust economic growth and may create an adverse effect on the economies of Texas and Oklahoma.  Thus, the risk of loss associated with all segments of the loan portfolio in these markets continues to be impacted by the prolonged economic uncertainty.  Economic risk factors are minimized by the underwriting standards of the bank subsidiaries. The general underwriting standards encompass the following principles:  (i) the financial strength of the borrower including strong earnings, a high net worth, significant liquidity and an acceptable debt to worth ratio, (ii) managerial and business competence, (iii) the ability to repay, (iv) for a new business, projected cash flows, (v) loan to value, (vi) in the case of a secondary guarantor, a guarantor financial statement, and (vii) financial and/or other character references.  Although the underwriting standards reduce the risk of loss, unique risk factors exist in each type of loan in which the bank subsidiaries invest.

Commercial and industrial loans are mostly secured by the collateral pledged by the borrower that is directly related to the business activities of the company such as accounts receivable and inventory. The ability of the borrower to collect accounts receivable, and to turn inventory into sales are risk factors in the repayment of the loan.

Construction and land development loans can carry risk of repayment when projects incur cost overruns, have an increase in the price of building materials, encounter zoning and environmental issues, or encounter other factors that may affect the completion of a project on time and on budget. Additionally, repayment risk may be negatively impacted when the market experiences a deterioration in the value of real estate. Risks specifically related to 1‑4 family development loans also include the practice by the mortgage industry of more restrictive underwriting standards, which inhibits the buyer from obtaining long term financing and excessive housing and lot inventory in the market.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2015
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$22,352	$12,955	$18,683	$846	$3,589	$4,683	$660	$1,060	$64,828
Losses charge to allowance	(24,802)	(695)	(492)	—	(157)	(275)	(704)	—	(27,125)
Recoveries credited to allowance	3,135	141	963	—	30	431	170	10	4,880
Net losses charged to allowance	(21,667)	(554)	471	—	(127)	156	(534)	10	(22,245)
Provision (credit) charged to operations	20,746	1,519	615	402	47	482	512	82	24,405
Balance at December 31,	$21,431	$13,920	$19,769	$1,248	$3,509	$5,321	$638	$1,152	$66,988

	December 31, 2014
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$22,433	$12,541	$24,467	$776	$3,812	$4,249	$750	$1,133	$70,161
Losses charge to allowance	(19,110)	(680)	(1,893)	—	(351)	(661)	(719)	(51)	(23,465)
Recoveries credited to allowance	2,979	72	107	—	49	242	210	50	3,709
Net losses charged to allowance	(16,131)	(608)	(1,786)	—	(302)	(419)	(509)	(1)	(19,756)
Provision (credit) charged to operations	16,050	1,022	(3,998)	70	79	853	419	(72)	14,423
Balance at December 31,	$22,352	$12,955	$18,683	$846	$3,589	$4,683	$660	$1,060	$64,828

	December 31, 2013
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$11,632	$12,720	$21,880	$694	$4,390	$4,448	$1,289	$1,140	$58,193
Losses charge to allowance	(11,737)	(278)	(600)	(5)	(632)	(620)	(561)	(22)	(14,455)
Recoveries credited to allowance	2,690	87	152	—	61	298	162	5	3,455
Net losses charged to allowance	(9,047)	(191)	(448)	(5)	(571)	(322)	(399)	(17)	(11,000)
Provision (credit) charged to operations	19,848	12	3,035	87	(7)	123	(140)	10	22,968
Balance at December 31,	$22,433	$12,541	$24,467	$776	$3,812	$4,249	$750	$1,133	$70,161

The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The Company’s allowance for probable loan losses decreased for the year ended December 31, 2014 mainly due to a charge down of a relationship that is mainly secured by multiple pieces of transportation equipment.  The relationship also contributed to the increase in net losses charged against the allowance for probable loan losses

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2015
	Loans individually		Loans collectively
	evaluated for		evaluated for
	impairment		impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$30,946	$1,704	$935,905	$19,727
Commercial real estate: other construction & land development	6,221	100	1,643,606	13,820
Commercial real estate: farmland & commercial	13,806	202	1,981,643	19,567
Commercial real estate: multifamily	777	200	138,671	1,048
Residential: first lien	5,699	—	404,545	3,509
Residential: junior lien	950	—	551,388	5,321
Consumer	1,297	—	56,447	638
Foreign	752	—	178,261	1,152
Total	$60,448	$2,206	$5,890,466	$64,782

	December 31, 2014
	Loans individually		Loans collectively
	evaluated for		evaluated for
	impairment		impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$40,175	$9,112	$1,049,311	$13,240
Commercial real estate: other construction & land development	10,876	1,890	1,404,101	11,065
Commercial real estate: farmland & commercial	14,166	1,219	1,887,233	17,464
Commercial real estate: multifamily	835	—	115,864	846
Residential: first lien	5,840	—	416,186	3,589
Residential: junior lien	2,895	—	485,405	4,683
Consumer	1,384	—	59,753	660
Foreign	—	—	185,221	1,060
Total	$76,171	$12,221	$5,603,074	$52,607

During the second quarter of 2015, the Company charged down a portion of an impaired loan relationship that is mainly secured by multiple pieces of transportation equipment, the value of which fluctuates due to market factors.  The Company also foreclosed upon two other real-estate secured commercial impaired loans.  The transactions and their impact to the Company’s loan portfolio, including the allowance for probable loan losses, non-accrual loans and impaired loans with a related allowance for December 31, 2015 compared to December 31, 2014 are illustrated in the various associated tables on the following pages.

Loans accounted for on a non‑accrual basis at December 31, 2015, 2014 and 2013 amounted to $47,685,000,  $63,559,000 and $62,823,000, respectively. The effect of such non‑accrual loans reduced interest income by approximately $3,298,000,  $4,013,000 and $4,088,000 for the years ended December 31, 2015, 2014 and 2013, respectively. Amounts received on non‑accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2014, 2013 and 2012 amounted to approximately $11,616,000,  $9,988,000 and $7,197,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The table below provides additional information on loans accounted for on a non‑accrual basis by loan class:

	2015	2014
	(Dollars in Thousands)
Domestic
Commercial	$30,894	$40,121
Commercial real estate: other construction & land development	3,668	8,621
Commercial real estate: farmland & commercial	11,543	11,903
Commercial real estate: multifamily	777	835
Residential: first lien	383	527
Residential: junior lien	21	1,523
Consumer	34	29
Foreign	365	—
Total non-accrual loans	$47,685	$63,559

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

The following tables detail key information regarding the Company’s impaired loans by loan class for the year ended December 31, 2015:

	December 31, 2015
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$4,016	$4,156	$1,704	$3,758	$—
Commercial real estate: other construction & land development	167	169	100	893	—
Commercial real estate: farmland & commercial	4,003	4,309	202	4,444	92
Commercial real estate: multifamily	599	599	200	599	—
Total impaired loans with related allowance	$8,785	$9,233	$2,206	$9,694	$92

	December 31, 2015
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$26,930	$38,845	$30,847	$4
Commercial real estate: other construction & land development	6,054	6,204	6,455	85
Commercial real estate: farmland & commercial	9,803	10,717	7,258	—
Commercial real estate: multifamily	178	178	205	—
Residential: first lien	5,699	5,822	5,853	264
Residential: junior lien	950	972	1,182	68
Consumer	1,297	1,298	1,227	3
Foreign	752	752	548	17
Total impaired loans with no related allowance	$51,663	$64,788	$53,575	$441

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following tables detail key information regarding the Company’s impaired loans by loan class for the year ended December 31, 2014:

	December 31, 2014
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$19,944	$20,026	$9,112	$19,313	$—
Commercial real estate: other construction & land development	6,714	6,949	1,890	7,183	—
Commercial real estate: farmland & commercial	5,107	5,257	1,219	6,790	92
Total impaired loans with related allowance	$31,765	$32,232	$12,221	$33,286	$92

	December 31, 2014
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$20,231	$20,260	$18,563	$4
Commercial real estate: other construction & land development	4,162	4,270	4,882	74
Commercial real estate: farmland & commercial	9,059	10,562	8,664	—
Commercial real estate: multifamily	835	835	363	—
Residential: first lien	5,840	6,034	6,293	273
Residential: junior lien	2,895	2,915	3,035	90
Consumer	1,384	1,386	1,402	3
Foreign	—	—	—	—
Total impaired loans with no related allowance	$44,406	$46,262	$43,202	$444

A portion of the impaired loans have adequate collateral and credit enhancements not requiring a related allowance for loan loss. The level of impaired loans is reflective of the economic weakness that has been created by the financial crisis and the subsequent economic downturn. Management is confident the Company’s loss exposure regarding these credits will be significantly reduced due to the Company’s long‑standing practices that emphasize secured lending with strong collateral positions and guarantor support. Management is likewise confident the reserve for probable loan losses is adequate.

Management of the Company recognizes the risks associated with these impaired loans.  However, management's decision to place loans in this category does not necessarily mean that losses will occur. In the current environment, troubled loan management can be protracted because of the legal and process problems that delay the collection of an otherwise collectable loan.  Additionally, management believes that the collateral related to these impaired loans and/or the secondary support from guarantors mitigates the potential for losses from impaired loans.    It is also important to note that even though the economic conditions in Texas and Oklahoma are weakened, we believe these markets continue to improve and continue to be in a position to recover better than many other areas of the country.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table details loans accounted for as “troubled debt restructuring,” segregated by loan class.  Loans accounted for as troubled debt restructuring are included in impaired loans.

	December 31, 2015	December 31, 2014
	(Dollars in Thousands)
Domestic
Commercial	$2,419	$2,500
Commercial real estate: other construction & land development	2,553	2,254
Commercial real estate: farmland & commercial	2,853	2,861
Residential: first lien	5,316	5,313
Residential: junior lien	929	1,371
Consumer	1,263	1,354
Foreign	386	—

Total troubled debt restructuring	$15,719	$15,653

The bank subsidiaries charge off that portion of any loan which management considers to represent a loss, as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial and industrial or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further collection of the loss portion is anticipated based on the borrower’s financial condition and general economic conditions in the borrower’s industry. Generally, unsecured consumer loans are charged‑off when 90 days past due.

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged‑off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company’s management that the allowance for probable loan losses at December 31, 2015 and December 31, 2014, was adequate to absorb probable losses from loans in the portfolio at that date.

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2015
				90 Days or
	30 - 59	60 - 89	90 Days or	greater &	Total		Total
	Days	Days	Greater	still accruing	Past due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$3,361	$940	$28,615	$2,566	$32,916	$933,936	$966,852
Commercial real estate: other construction & land development	193	293	3,502	—	3,988	1,645,839	1,649,827
Commercial real estate: farmland & commercial	2,684	1,328	8,292	3,373	12,304	1,983,144	1,995,448
Commercial real estate: multifamily	49	442	826	49	1,317	138,131	139,448
Residential: first lien	5,299	1,545	4,295	4,093	11,139	399,105	410,244
Residential: junior lien	713	413	646	640	1,772	550,566	552,338
Consumer	646	175	487	453	1,308	56,436	57,744
Foreign	2,639	83	807	442	3,529	175,484	179,013
Total past due loans	$15,584	$5,219	$47,470	$11,616	$68,273	$5,882,641	$5,950,914

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2014
				90 Days or
	30 - 59	60 - 89	90 Days or	greater &	Total		Total
	Days	Days	Greater	still accruing	Past due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$4,103	$2,665	$40,665	$2,890	$47,433	$1,042,053	$1,089,486
Commercial real estate: other construction & land development	596	10	8,707	439	9,313	1,405,664	1,414,977
Commercial real estate: farmland & commercial	2,905	7,131	10,724	1,711	20,760	1,880,639	1,901,399
Commercial real estate: multifamily	351	—	856	21	1,207	115,492	116,699
Residential: first lien	5,895	1,864	4,267	3,901	12,026	410,000	422,026
Residential: junior lien	899	231	1,931	431	3,061	485,239	488,300
Consumer	896	216	507	482	1,619	59,518	61,137
Foreign	1,616	98	113	113	1,827	183,394	185,221
Total past due loans	$17,261	$12,215	$67,770	$9,988	$97,246	$5,581,999	$5,679,245

The Company’s internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect the Company’s opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect the Company’s opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the Company if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits in accordance with the provision of. ASC 310‑10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310‑10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company’s loans evaluated as impaired under ASC 310‑10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under ASC 310‑10 if such loan is not collateral dependent.

The allowance based on historical loss experience on the Company’s remaining loan portfolio, which includes the “Special Review Credits,” “Watch List—Pass Credits,” and “Watch List—Substandard Credits” is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Installment loans are then further segregated by number of days past due. A historical loss percentage, adjusted for (i) management’s evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area served by the Company, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under ASC 450‑20.

The decrease in Special Review credits for December 31, 2015 compared to December 31, 2014 can be attributed to the reclassification of a commercial loan relationship secured mainly by all assets, including contract rights of the borrower, to the Watch-List Substandard category, offset by the reclassification of a commercial loan relationship that is mainly secured by all assets, including contract rights and oil and gas leases to the Special Review category from the Pass category.  The decrease in Watch-List Impaired loans at December 31, 2015 compared to December 31, 2014 can be attributed to the charge down of a loan relationship that is mainly secured by multiple pieces of transportation equipment, the value of which fluctuates due to market factors, and the foreclosure of two other real estate secured commercial impaired loans.  The increase in Watch-List Pass loans at December 31, 2015 compared to December 31,

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

2014 can be attributed to a commercial loan relationship that is mainly secured by all assets, including contract rights and oil and gas leases and a commercial secured by a retail shopping center moved to that category from Pass loans.

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

		December 31, 2015
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$771,999	$42,152	$31,539	$90,215	$30,946
Commercial real estate: other construction & land development	1,582,683	1,164	13,765	45,994	6,221
Commercial real estate: farmland & commercial	1,849,587	2,283	37,765	92,008	13,806
Commercial real estate: multifamily	138,546	—	—	125	777
Residential: first lien	401,053	—	—	3,492	5,699
Residential: junior lien	551,138	—	—	250	950
Consumer	56,440	—	—	7	1,297
Foreign	178,261	—	—	—	752
Total	$5,529,707	$45,599	$83,069	$232,091	$60,448

		December 31, 2014
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$961,490	$38,382	$3,793	$45,646	$40,175
Commercial real estate: other construction & land development	1,353,971	1,005	10,428	38,697	10,876
Commercial real estate: farmland & commercial	1,754,741	11,674	23,453	97,365	14,166
Commercial real estate: multifamily	115,729	—	—	135	835
Residential: first lien	412,668	3,500	—	18	5,840
Residential: junior lien	484,968	—	—	437	2,895
Consumer	59,622	—	—	131	1,384
Foreign	185,221	—	—	—	—
Total	$5,328,410	$54,561	$37,674	$182,429	$76,171

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2015 and 2014 were as follows:

	Estimated
	useful lives				2015	2014
					(Dollars in Thousands)
Bank buildings and improvements	5	-	40	years	$523,022	$509,830
Furniture, equipment and vehicles	1	-	20	years	274,923	269,861
Land					121,936	125,414
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7	-	27	years	—	—
Less: accumulated depreciation					(403,165)	(378,682)
Bank premises and equipment, net					$516,716	$526,423

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Goodwill and Other Intangible Assets

The majority of the Company’s identified intangibles are in the form of amortizable core deposit premium.  A small portion of the fully amortized identified intangibles represent identified intangibles in the acquisition of the rights to the insurance agency contracts of InsCorp, Inc., acquired in 2008. Information on the Company’s identified intangible assets follows:

	Carrying	Accumulated
	Amount	Amortization	Net
	(Dollars in Thousands)
December 31, 2015:
Core deposit premium	$58,675	$58,522	$153
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,544	$153
December 31, 2014:
Core deposit premium	$58,675	$58,379	$296
Identified intangible (contract rights)	2,022	1,521	501
Total identified intangibles	$60,697	$59,900	$797

Amortization expense of intangible assets for the years ended December 31, 2015, 2014 and 2013, was $644,000,  $2,389,000 and $4,633,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

Fiscal year ending December 31:

Total
(in thousands)
2016	128
2017	25
2018	—
2019	—
2020	—
Thereafter
Total	$153

There were no changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2014.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

Deposits as of December 31, 2015 and 2014 and related interest expense for the years ended December 31, 2015, 2014 and 2013 were as follows:

	2015	2014
	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$2,536,192	$2,382,935
Foreign	613,426	547,318
Total demand non-interest bearing	3,149,618	2,930,253
Savings and interest bearing demand
Domestic	2,450,102	2,488,458
Foreign	570,120	537,222
Total savings and interest bearing demand	3,020,222	3,025,680
Time, certificates of deposit $100,000 or more
Domestic	800,393	835,792
Foreign	848,355	864,346
Less than $100,000
Domestic	430,102	482,089
Foreign	287,563	300,465
Total time, certificates of deposit	2,366,413	2,482,692
Total deposits	$8,536,253	$8,438,625

	2015	2014	2013
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$3,026	$2,998	$3,182
Foreign	567	599	580
Total savings and interest bearing demand	3,593	3,597	3,762
Time, certificates of deposit $100,000 or more
Domestic	4,693	4,615	5,761
Foreign	4,116	4,529	5,590
Less than $100,000
Domestic	1,680	2,074	3,065
Foreign	744	815	1,028
Total time, certificates of deposit	11,233	12,033	15,444
Total interest expense on deposits	$14,826	$15,630	$19,206

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of time deposits as of December 31, 2015 were as follows:

Total
(in thousands)
2016	$2,127,790
2017	170,950
2018	46,317
2019	19,305
2020	1,986
Thereafter	65
Total	$2,366,413

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2015, were as follows:

Total
(in thousands)
Due within 3 months or less	$682,567
Due after 3 months and within 6 months	416,167
Due after 6 months and within 12 months	398,985
Due after 12 months	151,985
$1,649,704

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2015 and December 31, 2014 were $1,021,000 and $1,027,000, respectively.

(8) Securities Sold Under Repurchase Agreements

The Company’s bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage‑backed book entry securities and averaged $872,611,000 and $893,830,000 during 2015 and 2014, respectively, and the maximum amount outstanding at any month end during 2015 and 2014 was $907,211,000 and $892,341,000 respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Further information related to repurchase agreements at December 31, 2015 and 2014 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate
	(Dollars in Thousands)
December 31, 2015 term:
Overnight agreements	$316,041	$317,799	$250,702	0.15%
1 to 29 days	10,199	10,114	9,798	0.50
30 to 90 days	4,388	4,356	4,320	0.31
Over 90 days	647,086	644,131	562,952	3.84
Total	$977,714	$976,400	$827,772	2.66%
December 31, 2014 term:
Overnight agreements	$366,731	$370,704	$236,077	0.16%
1 to 29 days	3,717	3,781	1,016	0.45
30 to 90 days	13,399	13,628	6,705	0.38
Over 90 days	743,323	746,305	614,552	3.83
Total	$1,127,170	$1,134,418	$858,350	2.79%

The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(9) Other Borrowed Funds

Other borrowed funds include Federal Home Loan Bank borrowings, which are short and long‑term fixed borrowings issued by the Federal Home Loan Bank of Dallas at the market price offered at the time of funding. These borrowings are secured by mortgage‑backed investment securities and a portion of the Company’s loan portfolio. The increase in other borrowed funds is a result of purchases of available‑for‑sale securities.

Further information regarding the Company’s other borrowed funds at December 31, 2015 and 2014 is set forth in the following table:

	December 31,
	2015	2014
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$355,750	$1,067,700
Rate on balance outstanding at year end	0.37%	0.15%
Average daily balance	$859,220	$1,077,973
Average rate	0.19%	0.16%
Maximum amount outstanding at any month end	$1,239,200	$1,352,500
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$150,000	$6,244
Rate on balance outstanding at year end	0.31%	3.51%
Average daily balance	$5,314	$7,338
Average rate	0.31%	3.51%
Maximum amount outstanding at any month end	$150,000	$8,934

(1)	The long‑term advances are not amortizable and consist of two advances in the amount of $75,000,000 each. The advances mature on January 13, 2017 and January 25, 2017, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Junior Subordinated Deferrable Interest Debentures

The Company has formed six statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities.  The  statutory business trusts formed by the Company (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) issued by the Company. As of December 31, 2015 and December 31, 2014, the principal amount of debentures outstanding totaled $161,416,000 and $175,416,000, respectively. On February 11, 2014, the Company bought back all of the Capital and Common Securities of IB Capital Trust VII from the holder of the securities for a price that reflected an approximate six percent discount from the redemption price of the securities and thereby retired the $10,310,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust VII. On December 24, 2014, the Company bought back a portion of the Capital Securities of IB Capital Trust XI from the holder of the securities for a price that reflected an approximate 23.6% discount from the redemption price of the securities and thereby retired $5,000,000 of the total $32,900,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  On July 29, 2015, the Company bought back a portion of the Capital securities of IBC Capital Trusts X and XI from the holder of the securities for a price that reflected an approximate 24.5% discount from the redemption price of the securities.  The Company thereby retired $13,000,000 of the total $34,021,000 of related Junior Subordinated Deferrable Interest Debentures related to IBC Capital Trust X and $1,000,000 of the total $27,900,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  The discounts recorded in connection with the repurchases of the outstanding Capital Securities are included in other income on the consolidated financial statements.

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

For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2015 and December 31, 2014, the total $161,416,000 and $175,416,000, respectively, of the Capital Securities outstanding qualified as Tier 1 capital.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2015:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing	Interest	Interest				Optional
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Redemption Date(1)
	(in thousands)
Trust VI	$25,774	Quarterly	3.81%	LIBOR	+	3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	3.37%	LIBOR	+	3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.95%	LIBOR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	1.98%	LIBOR	+	1.65	February 2037	February 2012
Trust XI	26,990	Quarterly	1.95%	LIBOR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.86%	LIBOR	+	1.45	September 2037	September 2012
	$161,416

(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2015, 2014, and 2013 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2015:
Basic EPS
Net income available to common shareholders	$136,726	66,411,193	$2.06
Potential dilutive common shares and warrants	—	225,160
Diluted EPS	$136,726	66,636,353	$2.05
December 31, 2014:
Basic EPS
Net income available to common shareholders	$153,151	66,872,500	$2.29
Potential dilutive common shares	—	183,956
Diluted EPS	$153,151	67,056,456	$2.28
December 31, 2013:
Basic EPS
Net income available to common shareholders	$126,351	67,195,180	$1.88
Potential dilutive common shares	—	119,679
Diluted EPS	$126,351	67,314,859	$1.88

(12) Employees’ Profit Sharing Plan

The Company has a deferred profit sharing plan for full‑time employees with a minimum of one year of continuous employment. The Company’s annual contribution to the plan is based on a percentage, as determined by the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,525,000,  $3,510,000 and $3,500,000 were charged to income for the years ended December 31, 2015, 2014, and 2013, respectively.

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

A summary of assets attributable to international operations at December 31, 2015 and 2014 are as follows:

	2015	2014
	(Dollars in Thousands)
Loans:
Commercial	$138,125	$150,078
Others	40,888	35,143
	179,013	185,221
Less allowance for probable loan losses	(1,152)	(1,060)
Net loans	$177,861	$184,161
Accrued interest receivable	$697	$702

At December 31, 2015, the Company had $116,905,000  in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $6,113,000,  $6,034,000 and $6,085,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

(14) Income Taxes

The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2015	2014	2013
	(Dollars in Thousands)
Current
U.S.	$65,196	$72,561	$59,583
State	5,258	5,252	(1,530)
Foreign	(6)	1	3
Total current taxes	70,448	77,814	58,056
Deferred
U.S.	(261)	(969)	(1,692)
State	(71)	(58)	(125)
Total deferred taxes	(332)	(1,027)	(1,817)
Total income taxes	$70,116	$76,787	$56,239

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2015, 2014 and 2013 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2015	2014	2013
	(Dollars in Thousands)
Computed expected tax expense	$72,389	$80,560	$64,183
Change in taxes resulting from:
Tax-exempt interest income	(3,910)	(4,554)	(4,828)
State tax, net of federal income taxes and tax credit	3,371	3,377	(110)
Tax refunds	—	—	(966)
Other investment income	(3,540)	(3,615)	(2,656)
Other	1,806	1,019	616
Actual tax expense	$70,116	$76,787	$56,239

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2015 and 2014 are reflected below:

	2015	2014
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$25,689	$24,849
Other real estate owned	3,224	3,453
Impairment charges on available-for-sale securities	5,959	5,618
Accrued expenses	137	268
Other	7,411	5,809
Total deferred tax assets	42,420	39,997
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(18,266)	(18,314)
Net unrealized gains on available for sale investment securities	(1,171)	(6,182)
Identified intangible assets and goodwill	(20,169)	(18,787)
Other	(13,099)	(12,303)
Total deferred tax liabilities	(52,705)	(55,586)
Net deferred tax asset (liability)	$(10,285)	$(15,589)

The net deferred tax liability of $10,285,000 at December 31, 2015 and $15,589,000 at December 31, 2014 is included in other liabilities in the consolidated statements of condition.

(15) Stock Options

On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the “2012 Plan”). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options (“ISOs”) and non‑qualified stock options (“NQSOs”) may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2015, 178,250 shares were available for future grants under the 2012 Plan.

The fair value of each option award granted under the plan is estimated on the date of grant using a Black‑Scholes‑Merton option valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the price of the Company’s stock. The Company uses historical data to estimate the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

expected dividend yield and employee termination rates within the valuation model. The expected term of options is derived from historical exercise behavior. The risk‑free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2015	2014
Expected Life (Years)	7.61	7.63
Dividend yield	2.36%	2.01%
Interest rate	1.91%	2.28%
Volatility	46.52%	47.36%

A summary of option activity under the stock option plans for the twelve months ended December 31, 2015 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2014	993,889	$18.94
Plus: Options granted	56,500	24.24
Less:
Options exercised	82,241	17.15
Options expired	44,075	26.73
Options forfeited	52,346	18.52
Options outstanding at December 31, 2015	871,727	19.08	6.66	$5,769
Options fully vested and exercisable at December 31, 2015	212,821	$13.99	3.38	$2,492

Stock‑based compensation expense included in the consolidated statements of income for the years ended December 31, 2015, 2014 and 2013 was approximately $1,172,000,  $1,058,000 and $414,000, respectively. As of December 31, 2015, there was approximately $3,334,000 of total unrecognized stock‑based compensation cost related to non‑vested options granted under the Company plans that will be recognized over a weighted average period of 2.0 years.

Other information pertaining to option activity during the twelve month period ending December 31, 2015, 2014 and 2013 is as follows:

	Twelve Months Ended December 31,
	2015	2014	2013
Weighted average grant date fair value of stock options granted	$9.42	$9.07	$9.05
Total fair value of stock options vested	$872,000	$376,000	$480,000
Total intrinsic value of stock options exercised	$781,000	$468,000	$171,000

 (16) Long Term Restricted Stock Units

As a participant in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”) until November 28, 2012, the Company was subject to certain compensation restrictions, which included a prohibition on the payment or accrual of any bonuses (including equity‑based incentive compensation) to certain officers and employees except for awards of CPP‑compliant long‑ term restricted stock and stock units.

On December 18, 2009, the Company’s board of directors (the “Board”) adopted the 2009 International Bancshares Corporation Long‑Term Restricted Stock Unit Plan (the “Plan”) to give the Company additional flexibility in

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

the compensation of its officers, employees, consultants and advisors in compliance with all applicable laws and restrictions.

The Plan authorizes the Company to issue Restricted Stock Units (“RSUs”) to officers, employees, consultants and advisors of the Company and its subsidiaries. The Plan provides that RSUs shall be issued by a committee of the Board appointed by the Board from time to time consisting of at least two (2) members of the Board, each of whom is both a non‑employee director and an outside director. On December 18, 2009, the Board adopted resolutions creating the Long‑Term Restricted Stock Unit Plan Committee to administer the Plan. RSUs issued under the Plan are not equity and are payable only in cash. The Plan provides for both the issuance of CPP‑compliant long‑term RSUs as well as RSUs that are not CPP‑compliant.

Dennis E. Nixon, the Company’s President, Chairman of the Board and a director of the Company, was awarded CPP‑compliant RSU’s granted as of December 19, 2012, December 16, 2011, December 15, 2010 and December 18, 2009 of $425,000,  $400,000,  $400,000 and $250,000 for his performance in 2012, 2011, 2010 and 2009, respectively. In order to meet the requirements of a CPP‑compliant RSU, Mr. Nixon’s RSUs do not exceed one‑third of his total annual compensation in the respective year. Mr. Nixon’s 2009 and 2010 RSU’s vested and were paid in December 2012 in the respective cash amounts of $262,842 and $358,782. The 2011 RSU vested and was paid in December 2013 in the cash amount of $591,344. The 2012 RSU vested and was paid in December 2014 in the cash amount of $572,746.

(17) Commitments, Contingent Liabilities and Other Matters

The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2015, 2014 and 2013 were approximately $6,200,000,  $7,200,000 and $7,300,000, respectively. Future minimum lease payments due under non‑cancellable operating leases at December 31, 2015 were as follows:

Fiscal year ending:

Total
(in thousands)
2016	$3,762
2017	1,948
2018	1,076
2019	600
2020	250
Thereafter	254
Total	$7,890

It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non‑cancellable sub‑leases greater than one year at December 31, 2015 were $107,193,000.

Cash of approximately $104,684,000 and $106,841,000 at December 31, 2015 and 2014, respectively, was maintained to satisfy regulatory reserve requirements.

The Company is involved in various legal proceedings that are in various stages of litigation. Some of these actions allege “lender liability” claims on a variety of theories and claim substantial actual and punitive damages. The Company has determined, based on discussions with its counsel that any material loss in such actions, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material to the consolidated statements of condition and related statements of income, comprehensive income, shareholders’ equity and cash flows of the Company. However, many of these matters are in various stages of proceedings and further developments could cause management to revise its assessment of these matters.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Transactions with Related Parties

In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $31,975,000 and $26,382,000 at December 31, 2015 and 2014, respectively.

(19) Financial Instruments with Off‑Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the bank subsidiaries are party to financial instruments with off‑statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2015, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$1,648,353,000
Credit card lines	16,701,000
Standby letters of credit	111,347,000
Commercial letters of credit	5,558,000

The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2015, the maximum potential amount of future payments is approximately $111,347,000. At December 31, 2015, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $37,454,000 and $40,875,000 at December 31, 2015 and 2014, respectively.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the Company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The bank subsidiaries’ exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The bank subsidiaries use the same credit policies in making commitments and conditional obligations as they do for on‑statement of condition instruments. The bank subsidiaries control the credit risk of these transactions through credit approvals, limits and monitoring procedures. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates normally less than one year or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank subsidiaries evaluate each customer’s credit‑worthiness on a case‑by‑case basis. The amount of collateral obtained, if deemed necessary by the subsidiary banks upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include residential and commercial real estate, bank certificates of deposit, accounts receivable and inventory.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Capital Requirements

On December 23, 3008, as part of the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”) of the United States Department of the Treasury (“Treasury”), the Company issued to the Treasury, in exchange for aggregate consideration of $216 million, (i) 216,000 shares of the Company’s fixed‑rate cumulative perpetual preferred stock, Series A, par value $.01 per share (the “Senior Preferred Stock”), having a liquidation preference of $1,000 per share and (ii) a warrant to purchase 1,326,238 shares of the Company’s common stock at a price per share of $24.43 and with a term of ten years (the “Warrant”). The Senior Preferred Stock paid a coupon rate of 5% of the first five years and 9% per year thereafter.

On November 28, 2012, the Company completed the repurchase of all of the 216,000 shares of the Senior Preferred Stock held by Treasury. The Company commenced the $216 million repayment during the third quarter of 2012 and completed the final payment in the fourth quarter of 2012. The Company paid a total of $41,520,139 in preferred stock dividends to the U.S. Treasury from December of 2008 to November 28, 2012. On June 12, 2013, the U.S. Treasury sold the Warrant to a third party. As of February 20, 2016, the Warrant is still outstanding. Adjustments to the $24.43 per share Exercise Price of the Warrant will be made if the Company pays cash dividends in excess of 33 cents per semi-annual period or makes certain other shareholder distributions before the Warrants expires on December 23, 2018.

Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2015, the subsidiary banks could pay dividends of up to $776,750,000 to the Corporation without prior regulatory approval and without adversely affecting their “well‑capitalized” status under regulatory capital rules in effect at December 31, 2015. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries’ total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off‑statement of condition items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Current quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk‑weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2015, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which they are subject.

       In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5 percent and a CET1 capital conservation buffer of 2.5 percent of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and will increase each year until January 1, 2019, when the Company will be required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the new rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rules also improve the methodology for calculating risk-weighted

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

assets to enhance risk sensitivity. The new rules are subject to a four year phase in period for mandatory compliance and the Company was required to begin to phase in the new rules beginning on January 1, 2015.

The CET1 (beginning in 2015), Tier 1 and Total capital ratios are calculated by dividing the respective capital amounts by risk-weighted assets. Risk-weighted assets are calculated based on regulatory requirements and include total assets, excluding goodwill and other intangible assets, allocated by risk weight category, and certain off-balance-sheet items, among other things. The leverage ratio is calculated by dividing Tier 1 capital by adjusted quarterly average total assets, which exclude goodwill and other intangible assets, among other things.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 capital to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

As of December 31, 2015, capital levels at the Company exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to the Company. Based on the ratios presented below, capital levels as of December 31, 2015 at the Company exceed the minimum levels necessary to be considered “well capitalized.”

As of December 31, 2015, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well‑capitalized under the regulatory framework for prompt corrective action. To be categorized as “well‑capitalized,” the Company and the bank subsidiaries must maintain minimum Total risk‑based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well‑capitalized.

The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2015 under current guidelines are presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2015:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,380,801	16.81%	$369,726	4.50%	N/A	N/A
International Bank of Commerce, Laredo	1,151,812	16.42	315,707	4.50	$456,022	6.50%
International Bank of Commerce, Brownsville	154,141	26.26	26,418	4.50	38,159	6.50
International Bank of Commerce, Zapata	66,153	35.71	8,336	4.50	12,042	6.50
Commerce Bank	72,882	36.17	9,067	4.50	13,097	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$1,605,419	19.54%	$657,291	8.00%	N/A	N/A
International Bank of Commerce, Laredo	1,213,377	17.30	561,258	8.00	$701,572	10.00%
International Bank of Commerce, Brownsville	159,913	27.24	46,965	8.00	58,706	10.00
International Bank of Commerce, Zapata	67,470	36.42	14,820	8.00	18,525	10.00
Commerce Bank	74,204	36.83	16,119	8.00	20,149	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,535,443	18.69%	$492,968	6.00%	N/A	N/A
International Bank of Commerce, Laredo	1,151,812	16.42	420,943	6.00	$561,258	8.00%
International Bank of Commerce, Brownsville	154,141	26.26	35,224	6.00	46,965	8.00
International Bank of Commerce, Zapata	66,153	35.71	11,115	6.00	14,820	8.00
Commerce Bank	72,882	36.17	12,089	6.00	16,119	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,535,443	13.15%	$466,897	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,151,812	12.09	381,105	4.00	476,381	5.00%
International Bank of Commerce, Brownsville	154,141	15.03	41,034	4.00	51,293	5.00
International Bank of Commerce, Zapata	66,153	13.15	20,129	4.00	25,161	5.00
Commerce Bank	72,882	12.94	22,521	4.00	28,151	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2014 are also presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2014:
Total Capital (to Risk Weighted Assets):
Consolidated	$1,524,998	20.24%	$602,847	8.00%	N/A	N/A
International Bank of Commerce, Laredo	1,131,528	17.31	523,006	8.00	$653,757	10.00%
International Bank of Commerce, Brownsville	151,489	28.60	42,381	8.00	52,976	10.00
International Bank of Commerce, Zapata	60,946	33.83	14,412	8.00	18,041	10.00
Commerce Bank	68,291	37.42	14,600	8.00	18,251	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,457,068	19.34%	$301,424	4.00%	N/A	N/A
International Bank of Commerce, Laredo	1,071,360	16.39	261,503	4.00	$392,254	6.00%
International Bank of Commerce, Brownsville	145,584	27.48	21,190	4.00	31,785	6.00
International Bank of Commerce, Zapata	60,035	33.33	7,206	4.00	10,809	6.00
Commerce Bank	67,347	36.90	7,300	4.00	10,950	6.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,457,068	12.33%	$472,864	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,071,360	11.22	381,804	4.00	477,255	5.00%
International Bank of Commerce, Brownsville	145,584	13.96	41,717	4.00	52,146	5.00
International Bank of Commerce, Zapata	60,035	10.88	22,081	4.00	27,602	5.00
Commerce Bank	67,347	12.04	22,373	4.00	27,966	5.00

(21) Fair Value

ASC Topic 820,”Fair Value Measurements and Disclosures”  (“ASC 820”) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 applies to all financial instruments that are being measured and reported on a fair value basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; it also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels:

•	Level 1 Inputs—Unadjusted quoted prices in active markets for identical assets or liabilities.
•

Level 2 Inputs—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy is set forth below.

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2015 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in thousands)
		Quoted
		Prices in
	Assets/Liabilities	Active	Significant
	Measured at	Markets for	Other	Significant
	Fair Value	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2015	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage-backed securities	$3,893,210	$—	$3,871,981	$21,229
States and political subdivisions	277,705	—	277,705	—
Other	28,457	28,457	—	—
	$4,199,372	$28,457	$4,149,686	$21,229

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2014 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in thousands)
		Quoted
		Prices in
	Assets/Liabilities	Active	Significant
	Measured at	Markets for	Other	Significant
	Fair Value	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2014	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage - backed securities	$4,600,372	$—	$4,576,309	$24,063
States and political subdivisions	282,276	—	282,276	—
Other	29,315	29,315	—	—
	$4,911,963	$29,315	$4,858,585	$24,063

Investment securities available‑for‑sale are classified within level 2 and level 3 of the valuation hierarchy, with the exception of certain equity investments that are classified within level 1. For investments classified as level 2 in the fair value hierarchy, the Company obtains fair value measurements for investment securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Investment securities classified as level 3 are non‑agency mortgage‑backed securities. The non‑agency mortgage‑backed securities held by the Company are traded in inactive markets and markets that have experienced significant decreases in volume and level of activity, as evidenced by few recent transactions, a significant decline or absence of new issuances, price quotations that are not based on comparable securities transactions and wide bid‑ask spreads among other factors. As a result of the inability to use quoted market prices to determine fair value for these securities, the Company determined that fair value, as determined by level 3 inputs in the fair value hierarchy, is more appropriate for financial reporting and more consistent with the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

expected performance of the investments. For the investments classified within level 3 of the fair value hierarchy, the Company used a discounted cash flow model to determine fair value. Inputs in the model included both historical performance and expected future performance based on information currently available.

Assumptions used in the discounted cash flow model as of December 31, 2015 and December 31, 2014 were applied separately to those portions of the bond where the underlying residential mortgage loans had been performing under original contract terms for at least the prior 24 months and those where the underlying residential mortgages had not been meeting the original contractual obligation for the same period. Unobservable inputs included in the model are estimates on future principal prepayment rates, and default and loss severity rates. For that portion of the bond where the underlying residential mortgage had been meeting the original contract terms for at least 24 months, the Company used the following estimates in the model: (i) a voluntary prepayment rate of 7%, (ii) a 1% default rate, (iii) a loss severity rate of 25%, and (iv) a discount rate of 13%. The assumptions used in the model for the rest of the bond included the following estimates: (i) a voluntary prepayment rate of 2%, (ii) a default rate of 4.5%, (iii) a loss severity rate that started at 60% for the first year (2012) then declines by 5% for the following five years (2013, 2014, 2015, 2016 and 2017) and remains at 25% thereafter (2018 and beyond), and (iv) a discount rate of 13%. The estimates used in the model to determine fair value are based on observable historical data of the underlying collateral. The model anticipates that the housing market will gradually improve and that the underlying collateral will eventually all perform in accordance with the original contract terms on the bond. Should the number of loans in the underlying collateral that default and go into foreclosure or the severity of the losses in the underlying collateral significantly change, the results of the model would be impacted. The Company will continue to evaluate the actual historical performance of the underlying collateral and will modify the assumptions used in the model as necessary.

The following table presents a reconciliation of activity for such mortgage‑backed securities on a net basis (Dollars in thousands):

Balance at December 31, 2014	$24,063
Principal paydowns	(3,205)
Total unrealized gains (losses) included in:
Other comprehensive income	1,325
Impairment realized in earnings	(954)
Balance at December 31, 2015	$21,229

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table represents financial instruments  measured at fair value on a non‑recurring basis as of and for the period ended December 31, 2015 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net (credit)
	Year ended	Identical	Observable	Unobservable	Provision
	December 31,	Assets	Inputs	Inputs	During
	2015	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$18,033	$—	$—	$18,033	$(8,589)
Other real estate owned	12,705	—	—	12,705	1,023

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table represents financial instruments  measured at fair value on a non‑recurring basis as of and for the year ended December 31, 2014 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets	Other	Significant	Net (credit)
	Year ended	for Identical	Observable	Unobservable	Provision
	December 31,	Assets	Inputs	Inputs	During
	2014	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$29,501	$—	$—	$29,501	$(1,557)
Other real estate owned	6,112	—	—	6,112	597

The Company’s assets measured at fair value on a non-recurring basis are limited to impaired loans and other real estate owned.  Impaired loans are classified within level 3 of the valuation hierarchy.  The fair value of impaired loans is derived in accordance with FASB ASC 310, “Receivables”.  Impaired loans are primarily comprised of collateral-dependent commercial loans.   Understanding that as the primary sources of loan repayments decline, the secondary repayment source comes into play and correctly evaluating the fair value of that secondary source, the collateral, becomes even more important.  Re-measurement of the impaired loan to fair value is done through a specific valuation allowance included in the allowance for probable loan losses.  The fair value of impaired loans is based on the fair value of the collateral, as determined through either an appraisal or evaluation process.  The basis for the Company’s appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are “as is” (the property’s highest and best use) valuations based on the current conditions of the property/project at that point in time.  The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable.  As of December 31, 2015,  the Company had approximately $51,021,000 of impaired commercial collateral dependent loans, of which approximately $39,520,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $2,958,000 had an evaluation performed within the immediately preceding twelve months. As of December 31, 2014, the Company had approximately $65,551,000 of impaired commercial collateral dependent loans, of which approximately $52,092,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $5,307,000 had an evaluation performed within the immediately preceding twelve months.

The determination to either seek an appraisal or to perform an evaluation begins in weekly credit quality meetings, where the committee analyzes the existing collateral values of the impaired loans and where obsolete appraisals are identified.  In order to determine whether the Company would obtain a new appraisal or perform an internal evaluation to determine the fair value of the collateral, the credit committee reviews the existing appraisal to determine if the collateral value is reasonable in view of the current use of the collateral and the economic environment related to the collateral.  If the analysis of the existing appraisal does not find that the collateral value is reasonable under the current circumstances, the Company would obtain a new appraisal on the collateral or perform an internal evaluation of the collateral.  The ultimate decision to get a new appraisal rests with the independent credit administration group.  A new appraisal is not required if an internal evaluation, as performed by in-house experts, is able to appropriately update the original appraisal assumptions to reflect current market conditions and provide an estimate of the collateral’s market value for impairment analysis.  The internal evaluations must be in writing and contain sufficient information detailing the analysis, assumptions and conclusions and they must support performing an evaluation in lieu of ordering a new appraisal.

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2015 and December 31, 2014, respectively the Company recorded approximately $696,000 and $367,000 in charges to the allowance for probable loan losses in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2015 and December 31, 2014, respectively, the Company recorded approximately $1,023,000 and $597,000 in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for the Company’s financial instruments at December 31, 2015 and December 31, 2014 are outlined below.

Cash and Cash Equivalents

For these short‑term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities held‑to‑maturity

The carrying amounts of investments held‑to‑maturity approximate fair value.

Investment Securities

For investment securities, which include U.S. Treasury securities, obligations of other U.S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. See disclosures of fair value of investment securities in Note 2.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans as outlined by regulatory reporting guidelines. Each category is segmented into fixed and variable interest rate terms and by performing and non‑performing categories.

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2015, and December 31, 2014, the carrying amount of fixed rate performing loans was $1,383,836,000 and $1,352,147,000, respectively, and the estimated fair value was $1,362,248,000 and $1,285,648,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non‑interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2015 and December 31, 2014. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

value hierarchy. At December 31, 2015 and December 31, 2014, the carrying amount of time deposits was $2,366,413,000 and $2,482,692,000, respectively, and the estimated fair value was $2,365,390,000 and $2,480,390,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements include both short and long‑term maturities. Due to the contractual terms of the short‑term instruments, the carrying amounts approximated fair value at December 31, 2015 and December 31, 2014. The fair value of the long‑term instruments is based on established market spread using option adjusted spreads methodology. Long‑term repurchase agreements are within level 3 of the fair value hierarchy. At December 31, 2015 and December 31, 2014,  respectively, the carrying amount of long‑term repurchase agreements was $560,000,000 and $610,000,000 and the estimated fair value was $527,198,600 and $558,097,500, respectively.

Junior Subordinated Deferrable Interest Debentures

The company currently has floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2015 and December 31, 2016.

Other Borrowed Funds

The company currently has short and long‑term borrowings issued from the Federal Home Loan Bank (“FHLB”). Due to the contractual terms of the short‑term borrowings, the carrying amounts approximated fair value at December 31, 2015 and December 31, 2014.  The long-term borrowings outstanding at December 31, 2015 are variable rate borrowings and re-price on a monthly basis.  The long-term borrowings outstanding at December 31, 2014 are fixed rate and the fair value of the fixed-rate long‑term borrowings is based on established market spreads for similar types of borrowings. The fixed rate long‑term borrowings are included in Level 2 of the fair value hierarchy. At December 31, 2014 the carrying amount of the fixed rate long‑term FHLB borrowings was $6,244,000 and the estimated fair value was $6,645,000.

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

Fair value estimates are based on existing on‑and off‑statement of condition financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include the bank premises and equipment and core deposit value. In addition, the tax ramifications related to the effect of fair value estimates have not been considered in the above estimates.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2015 and 2014

(Dollars in Thousands)

	2015	2014
ASSETS
Cash	$2,977	$9,252
Other investments	69,160	69,042
Notes receivable	99	204
Investment in subsidiaries	1,766,592	1,691,553
Other assets	45	50
Total assets	$1,838,873	$1,770,101
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$161,416	$175,416
Due to IBC Trading	21	21
Other liabilities	11,933	14,006
Total liabilities	173,370	189,443
Shareholders’ equity:
Common shares	95,866	95,784
Surplus	167,980	165,520
Retained earnings	1,683,600	1,585,389
Accumulated other comprehensive income (loss)	2,167	11,397
	1,949,613	1,858,090
Less cost of shares in treasury	(284,110)	(277,432)
Total shareholders’ equity	1,665,503	1,580,658
Total liabilities and shareholders’ equity	$1,838,873	$1,770,101

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands)

	2015	2014	2013
Income:
Dividends from subsidiaries	$51,575	$71,389	$30,000
Interest income on notes receivable	7	15	18
Interest income on other investments	5,738	6,862	12,301
Other	3,442	1,923	26
Total income	60,762	80,189	42,345
Expenses:
Interest expense (Debentures)	4,099	4,264	4,665
Other	3,037	1,099	1,889
Total expenses	7,136	5,363	6,554
Income before federal income taxes and equity in undistributed net income of subsidiaries	53,626	74,826	35,791
Income tax expense (benefit)	386	1,370	2,529
Income before equity in undistributed net income of subsidiaries	53,240	73,456	33,262
Equity in undistributed (distributed) net income of subsidiaries	83,486	79,695	93,089
Net income	$136,726	$153,151	$126,351

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2015, 2014 and 2013

(Dollars in Thousands)

	2015	2014	2013
Operating activities:
Net income	$136,726	$153,151	$126,351
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charges on available for sale securities	385	254	754
Stock compensation expense	1,172	1,058	414
(Decrease) increase in other liabilities	(1,998)	416	(969)
Equity in (undistributed) distributed net income of subsidiaries	(83,486)	(79,695)	(93,089)
Net cash provided by operating activities	52,799	75,184	33,461
Investing activities:
Principal collected on mortgage-backed securities	474	1,301	1,207
Net decrease in notes receivable	105	109	96
(Increase) decrease in other assets and other investments	(1,830)	(7,008)	432
Net cash (used in) provided by investing activities	(1,251)	(5,598)	1,735
Financing activities:
Repayment of trust preferred securities	(14,000)	(15,310)	—
Proceeds from stock transactions	1,370	555	265
Payments of cash dividends - common	(38,515)	(34,762)	(28,894)
Purchase of treasury stock	(6,678)	(18,923)	—
Net cash used in financing activities	(57,823)	(68,440)	(28,629)
Increase (decrease) in cash	(6,275)	1,146	6,567
Cash at beginning of year	9,252	8,106	1,539
Cash at end of year	$2,977	$9,252	$8,106

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2015

Interest income	$97,923	$100,724	$98,975	$99,132
Interest expense	10,730	11,133	11,210	11,244
Net interest income	87,193	89,591	87,765	87,888
Provision for probable loan losses	5,429	8,832	7,767	2,377
Non-interest income	35,734	43,022	40,144	36,834
Non-interest expense	66,132	74,898	68,271	67,623

Income before income taxes	51,366	48,883	51,871	54,722

Income taxes	16,393	16,864	17,996	18,863

Net income	$34,973	$32,019	$33,875	$35,859

Per common share:
Basic

Net income	$0.53	$0.48	$0.51	$0.54

Diluted

Net income	$0.52	$0.48	$0.51	$0.54

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2014

Interest income	$98,664	$97,958	$99,340	$97,637
Interest expense	11,461	11,575	11,634	11,873
Net interest income	87,203	86,383	87,706	85,764
Provision for probable loan losses	5,884	2,816	3,645	2,078
Non-interest income	42,226	36,483	41,453	58,186
Non-interest expense	64,560	70,157	68,630	77,696

Income before income taxes	58,985	49,893	56,884	64,176

Income taxes	20,432	16,660	19,165	20,530

Net income	$38,553	$33,233	$37,719	$43,646

Per common share:
Basic

Net income	$0.58	$0.50	$0.56	$0.65

Diluted

Net income	$0.57	$0.50	$0.56	$0.65

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2015, 2014, and 2013.  Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2015			2014			2013
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$5,662,616	$291,180	5.14%	$5,312,177	$275,512	5.19%	$4,802,120	$256,942	5.35%
Foreign	182,226	6,103	3.35	179,664	6,034	3.36	176,713	6,085	3.44
Investment securities:
Taxable	4,404,569	88,008	2.00	4,810,068	100,095	2.08	5,051,736	87,198	1.73
Tax-exempt	275,267	11,319	4.11	257,557	11,767	4.57	232,266	12,877	5.54
Other	100,816	144	0.14	66,199	191	0.29	45,578	115	0.25
Total interest-earning assets	10,625,494	396,754	3.73%	10,625,665	393,599	3.7%	10,308,413	363,217	3.52%
Non-interest earning assets:
Cash and cash equivalents	166,460			226,817			270,619
Bank premises and equipment, net	499,233			497,927			470,183
Other assets	951,728			866,691			844,360
Less allowance for probable loan losses	(65,857)			(73,544)			(66,001)
Total	$12,177,058			$12,143,556			$11,827,574
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$3,036,542	$3,593	0.12%	$2,983,028	$3,597	0.12%	$2,879,115	$3,762	0.13%
Time deposits:
Domestic	1,278,148	6,374	0.50	1,358,119	6,689	0.49	1,465,250	8,826	0.6
Foreign	1,155,698	4,859	0.42	1,221,981	5,344	0.44	1,306,572	6,618	0.51
Securities sold under repurchase agreements	872,611	23,777	2.72	893,836	24,616	2.75	1,041,192	29,171	2.8
Other borrowings	864,535	1,615	0.19	1,085,311	2,033	0.19	841,158	1,590	0.19
Junior subordinated interest deferrable debentures	170,843	4,099	2.40	181,574	4,264	2.35	190,726	4,665	2.45
Total interest bearing liabilities	7,378,377	44,317	0.60%	7,723,849	46,543	0.60%	7,724,013	54,632	0.71%
Non-interest bearing liabilities:
Demand Deposits	3,059,527			2,594,727			2,594,727
Other liabilities	82,571			97,237			97,237
Shareholders’ equity	1,620,583			1,411,597			1,411,597
Total	$12,141,058			$11,827,410			$11,827,574
Net interest income		$352,437			$347,056			$308,585
Net yield on interest earning assets			3.32%			3.27%			2.99%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
R. DAVID GUERRA
Vice President	JAVIER DE ANDA
Senior Vice President
EDWARD J. FARIAS	B.P. Newman Investment Company
Vice President
IRVING GREENBLUM
IMELDA NAVARRO	International Investments/Real Estate
Treasurer
R. DAVID GUERRA
WILLIAM J. CUELLAR	President
Auditor	International Bank of Commerce
Branch in McAllen, TX
MARISA V. SANTOS
Secretary	DOUG HOWLAND
Investments
HILDA V. TORRES
Assistant Secretary	IMELDA NAVARRO
President
International Bank of Commerce

PEGGY NEWMAN
Investments

LARRY NORTON
President
Norton Stores, Inc.

ROBERTO R. RESENDEZ
Owner
Cattle Ranching and Real Estate Investment Company

LEONARDO SALINAS
Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments