Form 10-K, Exhibit 13
period 2016-12-31
INTERNATIONAL BANCSHARES CORP
filed 2017-02-27
CIK 315709

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(Consolidated)

The following consolidated selected financial data is derived from the Corporation’s audited financial statements as of and for the five years ended December 31, 2016. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2016	2015	2014	2013	2012
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$11,804,041	$11,772,869	$12,196,520	$12,079,477	$11,882,673
Investment securities available-for-sale	4,177,349	4,199,372	4,911,963	5,304,579	5,525,015
Net loans	5,900,027	5,883,926	5,614,417	5,129,074	4,716,811
Deposits	8,610,089	8,536,253	8,438,625	8,243,425	8,287,213
Other borrowed funds	733,375	505,750	1,073,944	1,223,950	749,027
Junior subordinated deferrable interest debentures	160,416	161,416	175,416	190,726	190,726
Shareholders’ equity	1,724,667	1,665,503	1,580,658	1,424,408	1,435,708
INCOME STATEMENT
Interest income	$387,914	$396,754	$393,599	$363,217	$375,639
Interest expense	43,129	44,317	46,543	54,632	74,499
Net interest income	344,785	352,437	347,056	308,585	301,140
Provision for probable loan losses	19,859	24,405	14,423	22,968	27,959
Non-interest income	161,702	155,734	178,348	189,605	200,591
Non-interest expense	289,625	276,924	281,043	292,632	315,372
Income before income taxes	197,003	206,842	229,938	182,590	158,400
Income taxes	63,071	70,116	76,787	56,239	50,565
Net income	133,932	136,726	153,151	126,351	107,835
Preferred stock dividends and discount accretion	—	—	—	—	14,362
Net income available to common shareholders	$133,932	$136,726	$153,151	$126,351	$93,473
Per common share:
Basic	$2.03	$2.06	$2.29	$1.88	$1.39
Diluted	$2.02	$2.05	$2.28	$1.88	$1.39

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and its subsidiaries (the “Company” or the “Corporation”) on a consolidated basis for the three‑year period ended December 31, 2016. The following discussion should be read in conjunction with the Company’s Annual Report on Form 10‑K for the year ended December 31, 2016, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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
•

Changes in U.S.—Mexico trade, including, without limitation, reductions in border crossings and commerce resulting from the Homeland Security Programs called “US‑VISIT,” which is derived from Section 110 of the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, or the possible imposition of tariffs on imported goods.

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

•

Greater than expected costs or difficulties related to the development and integration of new products and lines of business, including the restrictions of arbitration clauses by the CFPB related to the CFPB proposal to restrict such clauses.

•	Increased labor costs and effects related to health care reform and other laws, regulations and legal developments impacting labor costs.
•	Impairment of carrying value of goodwill could negatively impact our earnings and capital.
•	Changes in the soundness of other financial institutions with which the Company interacts.
•	Political instability in the United States or Mexico.
•	Technological changes or system failures or breaches of our network security, as well as other cyber security risks, could subject us to increased operating costs, litigation and other liabilities.
•	Acts of war or terrorism.
•	Natural disasters.
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

•

The costs and effects of regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•

The effect of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one‑time debit card transactions, unless the consumer consents or opts‑in to the overdraft service for those types of transactions, as well as the effect of any other regulatory or legal developments that limit overdraft services.

•

The reduction of income and possible increase in required capital levels related to the adoption of legislation, including, without limitation, the Dodd‑Frank Regulatory Reform Act (the “Dodd‑Frank Act”) and the implementing rules and regulations, including the Federal Reserve’s rule that establishes debit card interchange fee standards and prohibits network exclusivity arrangements and routing restrictions that is negatively affecting interchange revenue from debit card transactions as well as revenue from consumer services.

•

The increase in required capital levels related to the implementation of capital and liquidity rules of the federal banking agencies that address or are impacted by the Basel III capital and liquidity standards.

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

Overview

The Company, which is headquartered in Laredo, Texas, with 193 facilities and 307 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company, either directly or through a bank subsidiary, owns two insurance agencies, a liquidating subsidiary, and a fifty percent interest in an investment banking unit that owns a broker/dealer. The Company’s primary earnings come from the spread between the interest earned on interest‑bearing assets and the interest paid on interest‑bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.  The sales team of each of the Company’s bank subsidiaries aim to match the right mix of products and services to each customer to best serve the customer’s needs.  That process entails spending time with customers to assess those neds and servicing the sales arising from those discussions on a long term basis.  The bank subsidiaries have various compensation plans, including incentive based compensation, for fairly compensating exployees.  The bank subsidiaries also have a robust process in place to review sales that support the incentive based compensation plan to monitor the quality of the sales and identify any significant irregularities, a process that has been in place for many years.

A primary goal of the Company is to grow net interest income and non‑interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). The Company’s ROE for the year ended December 31, 2016 was 7.70% as compared to 8.44% for the year ended December 31, 2015.

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

Expense control is an essential element in the Company’s long‑term profitability. As a result, the Company monitors the efficiency ratio, which is a measure of non‑interest expense to net interest income plus non‑interest income closely. As the Company adjusts to regulatory changes related to the Dodd‑Frank Act, including congressional efforts to revamp or reform it, the Company’s efficiency ratio may suffer because the additional regulatory compliance costs are expected to increase non‑interest expense. The Company monitors this ratio over time to assess the Company’s efficiency relative to its peers. The Company uses this measure as one factor in determining if the Company is accomplishing its long‑term goals of providing superior returns to the Company’s shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

			Percent Increase
	December 31, 2016	December 31, 2015	(Decrease)
	(Dollars in Thousands)
Assets	$11,804,041	$11,772,869	0.3%
Net loans	5,900,027	5,883,926	0.3
Deposits	8,610,089	8,536,253	0.9
Other borrowed funds	733,375	505,750	45.0
Junior subordinated deferrable interest debentures	160,416	161,416	(0.6)
Shareholders’ equity	1,724,667	1,665,503	3.6

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2016	2015	2016 vs. 2015	2014	2015 vs. 2014
	(Dollars in Thousands, Except Per Share Data)
Interest income	$387,914	$396,754	(2.2)%	$393,599	0.8%
Interest expense	43,129	44,317	(2.7)	46,543	(4.8)
Net interest income	344,785	352,437	(2.2)	347,056	1.6
Provision for probable loan losses	19,859	24,405	(18.6)	14,423	69.2
Non-interest income	161,702	155,734	3.8	178,348	(12.7)
Non-interest expense	289,625	276,924	4.6	281,043	(1.5)
Net income	133,932	136,726	(2.0)	153,151	(10.7)
Per common share:
Basic	$2.03	$2.06	(1.5)%	$2.29	(10.0)%
Diluted	2.02	2.05	(1.5)	2.28	(10.1)

Net Income

Net income for the year ended December 31, 2016 decreased by 2.0% compared to the same period in 2015.  Net income for the year ended December 31, 2016 was negatively impacted by a small decrease in the net interest margin as a result of a decrease in interest income on available-for-sale securities and an increase in non-interest expense. The decrease in interest income on available-for-sale securities is due to a decrease in the average outstanding balance of such investments.  The decrease in the balance is being driven primarily by the lack of available investments in the market that fit the Company’s investment profile and investment goals.  The increase in non-interest income can be attributed to an increase in income from other investments, which is being positively impacted by the sale of an investment by the merchant banking entities in which the Company holds an equity interest, the Company’s share of revenue on a non-financial equity investment it holds accounted for under the equity method of accounting, and insurance proceeds from a policy the lead bank subsidiary had purchased to cover the cost of employee compensation and benefit programs, resulting in income of approximately $5.0 million, after tax.  The increase in non-interest expense can be attributed primarily to a charge of $7.0 million, $4.6 million after tax, to unwind a portion of a subsidiary bank’s long-term repurchase agreements in order to improve the net interest margin in the long term.  Also contributing to the increase is an increase of $3.9 million, $2.5 million after tax,  in software and software maintenance costs arising from additional investments made by the Company in its network infrastructure.  Net income for the year ended December 31, 2015 decreased by 10.7% compared to the same period in 2014.  Net income for the year ended December 31, 2015 was negatively impacted by an increase in the provision for probable loan losses during the period as a result of an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of the Company’s loan portfolio, resulting in an increase of 69.2% in the provision for probable loan losses charged to expense.  The decrease in non-interest income for the year ended December 31, 2015 compared to the same period of 2014 and can be primarily attributed to infrequent transactions that occurred in 2014 including the sale of an equity investment by a merchant banking company in which the Company holds a 50% interest, the sale of property originally held by the bank subsidiaries, the discount recorded in connection with the buyback of $10.3 million of the outstanding capital securities issued by one of the statutory business trusts formed by the Company, a decrease in overdraft income due to a decrease in volume and gains on sales of investments of $5.0 million, after tax.

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

	For the years ended December 31,
	2016	2015	2014
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.06%	5.14%	5.19%
Foreign	3.28	3.35	3.36
Investment securities:
Taxable	1.97	2.00	2.08
Tax-exempt	4.08	4.11	4.57
Other	0.24	0.14	0.29
Total interest-earning assets	3.75%	3.73%	3.70%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	0.15%	0.12%	0.12%
Time deposits:
Domestic	0.46	0.50	0.49
Foreign	0.41	0.42	0.44
Securities sold under repurchase agreements	2.75	2.72	2.75
Other borrowings	0.49	0.19	0.19
Junior subordinated deferrable interest debentures	2.85	2.40	2.35
Total interest bearing liabilities	0.62%	0.60%	0.60%

The level of interest rates and the volume and mix of earning assets and interest‑bearing liabilities impact net income and net interest margin. The yield on average interest‑earning assets increased 0.5% from 3.73% in 2015 to 3.75% in 2016, and the rates paid on average interest‑bearing liabilities increased 3.3% from 0.60% in 2015 to 0.62% in 2016. The yield on average interest‑earning assets increased 0.8% from 3.70% in 2014 to 3.73% in 2015, and the rates paid on average interest‑bearing liabilities remained the same in 2015 and 2014 at 0.60%. The majority of the Company’s taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re‑price as quickly as the loans.

The following table analyzes the changes in net interest income during 2016, 2015 and 2014 and the relative effect of changes in interest rates and volumes for each major classification of interest‑earning assets and interest‑bearing liabilities. Non‑accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2016 compared to 2015			2015 compared to 2014
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$6,111	$(4,966)	$1,145	$18,175	$(2,507)	$15,668
Foreign	(490)	(118)	(608)	86	(17)	69
Investment securities:
Taxable	(7,188)	(1,287)	(8,475)	(8,438)	(3,649)	(12,087)
Tax-exempt	(875)	(88)	(963)	809	(1,257)	(448)
Other	(24)	85	61	100	(147)	(47)
Total interest income	$(2,466)	$(6,374)	$(8,840)	$10,732	$(7,577)	$3,155
Interest incurred on:
Savings and interest bearing demand deposits	$64	$905	$969	$65	$(69)	$(4)
Time deposits:
Domestic	(544)	(502)	(1,046)	(394)	78	(316)
Foreign	(136)	(88)	(224)	(290)	(194)	(484)
Securities sold under repurchase agreements	(3,083)	182	(2,901)	(585)	(254)	(839)
Other borrowings	(432)	1,945	1,513	(414)	(4)	(418)
Junior subordinated deferrable interest debentures	(230)	731	501	(252)	87	(165)
Total interest expense	$(4,361)	$3,173	$(1,188)	$(1,870)	$(356)	$(2,226)
Net interest income	$1,895	$(9,547)	$(7,652)	$12,602	$(7,221)	$5,381

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

The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2016, in rising rate scenarios of 150, 300 and 400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15% and 20%, respectively. At December 31, 2016, the income simulations show that a rate shift of 150, 300 and 400 basis points in interest rates up will vary projected net interest income for the coming

12 month period by 1.00%, 3.92% and 6.01%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

The following table presents information concerning the aggregate amount of non‑accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2016	2015	2014	2013	2012
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$36,858	$47,320	$63,559	$62,823	$71,768
Accruing loans contractually past due ninety days or more as to interest or principal payments	5,215	11,174	9,988	7,197	14,769

The allowance for probable loan losses decreased 3.5% to $64,661,000 at December 31, 2016 from $66,988,000 at December 31, 2015. The allowance was 1.08% of total loans, net of unearned income at December 31, 2016 and 1.13% at December 31, 2015. The provision for probable loan losses charged to expense decreased $4,546,000 to $19,859,000 for the year ended December 31, 2016 from $24,405,000 for the same period in 2015.  The decrease in the provision for probable loan losses charged to expense for the year ended December 31, 2016 can be attributed to two  large recoveries on loans that had been charged off in prior years of approximately $10.4 million.  The recoveries positively impacted the balance in the allowance for probable loan losses and resulted in decreased provision expense.  The increase in the provision for probable loan losses charged to expense for the year ended December 31, 2015 can be attributed to an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of the Company’s loan portfolio.  The decrease in the allowance at December 31, 2014 compared to the same period in 2013 is due to a charge down in an impaired commercial relationship that is mainly secured by multiple pieces of transportation equipment, the value of which fluctuates due to market factors and the amount of use of the equipment.  The provision for probable loan losses charged to expense decreased for the year ended December 31, 2014 compared to the same period in 2013 partially due to a specific reserve added in 2013 for the relationship that is mainly secured by multiple pieces of transportation equipment.

The following table details loans accounted for as “troubled debt restructuring,” segregated by loan class. Loans accounted for as troubled debt restructuring are included in impaired loans. See Note 1 to the Consolidated Financial Statements.

	December 31,	December 31,
	2016	2015
	(Dollars in Thousands)
Domestic
Commercial	$10,710	$2,419
Commercial real estate: other construction & land development	—	2,553
Commercial real estate: farmland & commercial	3,086	2,853
Residential: first lien	6,181	5,316
Residential: junior lien	812	929
Consumer	1,269	1,263
Foreign	360	386
Total troubled debt restructuring	$22,418	$15,719

The following table presents information concerning the aggregate amount of non‑accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2016	2015	2014	2013	2012
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$387	$365	$—	$—	$—
Accruing loans contractually past due ninety days or more as to interest or principal payments	11	442	—	—	264

The gross income that would have been recorded during 2016, 2015 and 2014 on non‑accrual loans in accordance with their original contract terms was approximately $2,438,000, $3,279,000 and $4,013,000 on domestic loans and approximately $23,800, $19,000, and $0 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2016, 2015 and 2014 was approximately $0, $844,000, and $29,000 on domestic loans and $0, $0, and $0 for foreign loans, respectively.

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

Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were approximately $2,262,717,000 and $1,781,959,000 at December 31, 2016 and 2015, respectively. See Note 19 to the Consolidated Financial Statements.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged‑off and recoveries on loans previously charged‑off by loan category; and additions to the allowance which have been charged to expense:

	2016	2015	2014	2013	2012
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$5,964,688	$5,950,914	$5,679,245	$5,199,235	$4,775,004
Average loans outstanding during the year (Note 1)	$5,949,048	$5,844,842	$5,491,841	$4,978,833	$4,932,728
Balance of allowance at January 1	$66,988	$64,828	$70,161	$58,193	$84,192
Provision charged to expense	19,859	24,405	14,423	22,968	27,959
Loans charged off:
Domestic:
Commercial, financial and agricultural	(35,029)	(25,294)	(21,003)	(12,342)	(48,445)
Real estate—mortgage	(401)	(432)	(1,012)	(1,252)	(1,417)
Real estate—construction	(16)	(695)	(680)	(278)	(7,617)
Consumer	(414)	(704)	(719)	(561)	(756)
Foreign	(41)	—	(51)	(22)	(111)
Total loans charged off:	(35,901)	(27,125)	(23,465)	(14,455)	(58,346)
Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	7,229	4,098	3,086	2,842	3,767
Real estate—mortgage	299	461	291	359	208
Real estate—construction	6,099	141	72	87	229
Consumer	69	170	210	162	184
Foreign	19	10	50	5	—
Total recoveries	13,715	4,880	3,709	3,455	4,388
Net loans charged off	(22,186)	(22,245)	(19,756)	(11,000)	(53,958)
Balance of allowance at December 31	$64,661	$66,988	$64,828	$70,161	$58,193
Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	0.37%	0.38%	0.36%	0.22%	1.09%
Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.08%	1.13%	1.14%	1.35%	1.22%

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

The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2016		2015		2014		2013		2012
		Percent		Percent		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$32,928	50.2%	$35,379	52.1%	$41,881	54.7%	$47,676	55.7%	$34,206	52.8%
Real estate—Mortgage	11,355	17.3	10,979	16.2	8,272	16.0	8,061	16.3	8,838	17.6
Real estate—Construction	18,887	28.8	18,818	27.7	12,955	24.9	12,541	23.2	12,720	24.0
Consumer	607	0.9	659	1.0	660	1.1	750	1.3	1,289	1.6
Foreign	884	2.8	1,152	3.0	1,060	3.3	1,133	3.5	1,140	4.0
	$64,661	100.0%	$66,988	100.0%	$64,828	100.0%	$70,161	100.0%	$58,193	100.0%

The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses.

The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would indicate so. Generally, unsecured consumer loans are charged off when 90 days past due. The increase in charge‑offs for the year ended December 31, 2016 can be attributed to further deterioration in a previously identified and charged down relationship primarily secured by multiple pieces of transportation equipment.  In March 2016, litigation against the management of the borrower was filed in the State of Nevada, resulting in a going concern issue with the borrower’s operations and the future use of the transportation equipment pledged as collateral on the relationship.  As a result, management, in accordance with its credit review procedures, re-evaluated the collateral values on the equipment in light of the new circumstances and reduced the collateral values accordingly, resulting in a further charge-down of the relationship of approximately $19.4 million, which is included in the losses charged to the allowance in the commercial category in the table detailing twelve months ended December 31, 2016 activity.  The same relationship had been previously charged down in the years ended December 31, 2015 and 2014.    Two large recoveries on loans charged off in prior years are included in the recoveries credited to the allowance in the table detailing activity for the year ended December 31, 2016.  The recoveries occurred in the first and third quarters of 2016 in the amounts of $4.4 million and $6 million, respectively and are included in the Commercial and Commercial Real Estate: Other Construction and Land Development categories.  The increase in charge-offs for the years ended December 31, 2015 and 2014 in the Commercial category can be attributed to a charge down of a relationship that is primarily secured by multiple pieces of transportation equipment.  The relationship was charged down by $13.5 million and $8.5 million for the years ended December 31, 2015 and December 31, 2014, respectively.

The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses within the existing portfolio of loans. The Company’s allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, “Selected Loan Loss Allowance Methodology and Documentation Issues” and includes allowance allocations calculated in accordance with ASC 310, “Receivables” and ASC 450, “Contingencies.” The reserve allocated to loans individually evaluated for impairment at December 31, 2015 decreased approximately $10.0 million, primarily as a result of a charge down in the above described relationship secured by multiple pieces of transportation equipment.  The reserve allocated to loans collectively evaluated for impairment at December 31, 2015 increased approximately $12.0 million and can be attributed to an increase in the actual historical charge-off experience in the commercial loan category of the calculation.  The reserve allocated by categories shows an overall decrease of $5.3 million from December 31, 2013 to December 31, 2014 and a $12.0 million increase from December 31, 2012 to December 31, 2013. The decrease for the year ended December 31, 2014 compared to the year ended December 31, 2013 is partially due to a charge down in the above-described relationship secured by multiple pieces of transportation equipment. A specific reserve on the relationship of $12.0 million was recognized in 2013 and created the increase in the reserve for probable loan losses for December 31, 2013 compared to December 31, 2012. The decrease in the reserve is mainly due to the continued workout of the impaired loans previously identified by the Company. Please refer to Note 4—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company’s management that the allowance for probable loan losses at December 31, 2016 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 23. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company’s estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non‑Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2016	2015	2016 vs. 2015	2014	2015 vs. 2014
	(Dollars in Thousands)
Service charges on deposit accounts	$73,581	$78,825	(6.7)%	$88,586	(11.0)%
Other service charges, commissions and fees
Banking	46,267	44,971	2.9	44,435	1.2
Non-banking	7,006	7,223	(3.0)	7,463	(3.2)
Investment securities transactions, net	(2,626)	(3,682)	(28.7)	1,283	(387.0)
Other investments, net	23,827	16,969	40.4	22,023	(22.9)
Other income	13,647	11,428	19.4	14,558	(21.5)
Total non-interest income	$161,702	$155,734	3.8%	$178,348	(12.7)%

Total non-interest income for the year ended December 31, 2016 increased by 3.8% compared to the same period of 2015.  The increase in non-interest income can be attributed to an increase in income from other investments, which is being positively impacted by the sale of an investment by the merchant banking entities in which the Company holds an equity interest, the Company’s share of revenue on a non-financial equity investment it holds accounted for under the equity method of accounting and insurance proceeds from a policy the lead bank subsidiary had purchased to cover the cost of employee compensation and benefit programs, resulting in income of approximately $7.8 million.  Non-interest income was negatively impacted by a decrease in service charges on deposits for the year ended December 31, 2016 compared to the same period of 2015 and can be attributed to a  decrease in the volume of overdraft charges on deposit accounts.  Total non‑interest income for the year ended December 31, 2015 decreased by 12.7% compared to the same period of 2014. The decrease in non-interest income occurred primarily in service charges on deposits, investment securities transactions, other investments and other income.  The decrease in service charges on deposits can be attributed to a decrease in the volume of overdraft income on deposit accounts.  The decrease in investment securities transactions can be attributed to the sale of investment securities in 2015 in connection with the repositioning of a portion of the Company’s investment portfolio.  The decrease in other investments can be attributed to infrequent transactions that occurred in the first quarter of 2014, namely, the sale of an equity investment by a merchant banking company in which the Company holds a 50%.  The decrease in other income can be attributed to the sale of property originally held by the bank subsidiaries resulting in a net gain of approximately $2.9 million and the discount recorded in connection with the buyback of $15.3 million the outstanding capital securities issued by one of the statutory business trusts formed by the Company in the amount of approximately $1.8 million in 2014.

Non‑Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2016	2015	2016 vs. 2015	2014	2015 vs. 2014
	(Dollars in Thousands)
Employee compensation and benefits	$128,661	$125,135	2.8%	$121,511	3.0%
Occupancy	26,583	28,019	(5.1)	32,530	(13.9)
Depreciation of bank premises and equipment	24,738	25,009	(1.1)	24,013	4.1
Professional fees	13,672	12,278	11.4	10,925	12.4
Deposit insurance assessments	5,777	5,938	(2.7)	6,082	(2.4)
Net expense, other real estate owned	5,688	5,695	(0.1)	2,358	141.5
Amortization of identified intangible assets	128	644	(80.1)	2,389	(73.0)
Advertising	7,814	7,585	3.0	7,742	(2.0)
Early termination fee—securities sold under repurchase agreements	7,042	3,510	100.6	11,000	(68.1)
Software and software maintenance	15,087	11,225	34.4	9,824	14.3
Impairment charges (Total other-than-temporary impairment charges, $793 net of $1,147, $371, net of $1,325, and $(366), net of $(1,183), included in other comprehensive loss)	354	954	(62.9)	817	16.8
Other	54,081	50,932	6.2	51,852	(1.8)
Total non-interest expense	$289,625	$276,924	4.6%	$281,043	(1.5)%

Non-interest expense increased 4.6% for the year ended December 31, 2016 compared to the same period of 2015.  Non-interest expense for the year ended December 31, 2015 decreased by 1.5% compared to the same period of 2014.  Non‑interest expense for the twelve months ended December 31, 2016, 2015 and 2014 was negatively impacted by charges of $7.0 million, $3.5 million, and $11.0 million, respectively, recorded by the Company’s lead bank subsidiary related to the termination of a portion of its long‑term repurchase agreements outstanding in order to help manage its long‑term funding costs. Non-interest expense for the year ended December 31, 2016 was negatively impacted by an increase of $3.9 million in software and software maintenance costs arising from additional investments made by the Company in its network infrastructure. Net expense, other real estate owned increased 141.5% for the twelve months ended December 31, 2015 compared to the same period of 2014.  The increase can be attributed to increased carrying costs and specific reserves established on properties to property reflect the fair value of the property.

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

Financial Condition

Investment Securities

The following table sets forth the carrying value of investment securities as of December 31, 2016, 2015 and 2014:

	December 31,
	2016	2015	2014
	(Dollars in Thousands)
Residential mortgage-backed securities
Available for sale	$3,894,470	$3,893,211	$4,600,372
Obligations of states and political subdivisions
Available for sale	254,972	277,704	282,276
Equity securities
Available for sale	27,907	28,457	29,315
Other securities
Held to maturity	2,400	2,400	2,400
Total	$4,179,749	$4,201,772	$4,914,363

The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2016 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Residential mortgage-backed securities	$9	7.30%	$21,346	4.63%	771,018	3.12%	$3,153,771	2.51%
Obligations of states and political subdivisions	—	—	—	—	1,218	4.76%	243,404	4.61
Equity securities	28,075	2.44	—	—	—	—	—	—
Other securities	—	—	—	—	—	—	—	—
Total	$28,084	2.44%	$21,346	4.63%	$772,236	3.12%	$3,397,175	2.66%

	Held to Maturity Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$125	1.91%	$2,275	1.79%	$—	—%	$—	—%
Total	$125	1.91%	$2,275	1.74%	$—	—%	$—	—%

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

Loans

The amounts of loans outstanding, by classification, at December 31, 2016, 2015, 2014, 2013 and 2012 are shown in the following table:

	December 31,
	2016	2015	2014	2013	2012
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,993,203	$3,101,748	$3,107,584	$2,894,779	$2,525,380
Real estate—mortgage	1,032,222	962,582	910,326	847,692	838,467
Real estate—construction	1,716,875	1,649,827	1,414,977	1,208,508	1,147,669
Consumer	55,168	57,744	61,137	66,414	74,514
Foreign	167,220	179,013	185,221	181,842	188,974
Loans, net of unearned discount	$5,964,688	$5,950,914	$5,679,245	$5,199,235	$4,775,004

The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2016, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but
	Within one	within five	After five
	year	years	years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$987,705	$1,763,368	$242,130	$2,993,203
Real estate—construction	764,377	824,007	128,491	1,716,875
Foreign	108,424	44,783	14,013	167,220
Total	$1,860,506	$2,632,158	$384,634	$4,877,298

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$261,833	$2,370,325
Due after five years	32,272	352,362
Total	$294,105	$2,722,687

International Operations

On December 31, 2016, the Company had $167,220,000 (1.4% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of the Company’s bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements, in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2016 and 2015 is presented below.

	For the year ended December 31,
	2016		2015
		Related		Related
	Amount of	Allowance for	Amount of	Allowance for
	Loans	Probable Losses	Loans	Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$110,036	$351	$117,379	$477
Secured by United States real estate	30,561	218	29,261	297
Secured by other United States collateral (securities, gold, silver, etc.)	16,985	103	17,263	127
Unsecured	848	19	4,350	69
Other (principally Mexico real estate)	8,790	193	10,760	182
	$167,220	$884	$179,013	$1,152

The transactions for the years ended December 31, 2016, 2015 and 2014, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

	2016	2015	2014
	(Dollars in Thousands)
Balance at January 1,	$1,152	$1,060	$1,133
Charge-offs	(41)	—	(51)
Recoveries	19	10	50
Net charge-offs	(22)	10	(1)
Charge (credit) to expense	(246)	82	(72)
Balance at December 31	$884	$1,152	$1,060

Deposits

	2016	2015
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,504,360	$2,477,835
Foreign	644,230	581,692
Total demand non-interest bearing	3,148,590	3,059,527
Savings and interest bearing demand
Domestic	2,504,369	2,498,294
Foreign	585,986	538,248
Total savings and interest bearing demand	3,090,355	3,036,542
Time certificates of deposit
$100,000 or more:
Domestic	760,014	823,455
Foreign	843,145	862,209
Less than $100,000:
Domestic	409,142	454,693
Foreign	280,170	293,489
Total time, certificates of deposit	2,292,471	2,433,846
Total deposits	$8,531,416	$8,529,915

	2016	2015	2014
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$3,922	$3,026	$2,998
Foreign	640	567	599
Total savings and interest bearing demand	4,562	3,593	3,597
Time, certificates of deposit
$100,000 or more
Domestic	3,881	4,693	4,615
Foreign	3,929	4,116	4,529
Less than $100,000
Domestic	1,447	1,680	2,074
Foreign	706	744	815
Total time, certificates of deposit	9,963	11,233	12,033
Total interest expense on deposits	$14,525	$14,826	$15,630

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2016, were as follows:

Due within 3 months or less	$605,093
Due after 3 months and within 6 months	390,668
Due after 6 months and within 12 months	430,477
Due after 12 months	160,057
$1,586,265

The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company’s lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2016 were $8,610,089,000, an increase of 0.9% from $8,536,253,000 at December 31, 2015. The increase in deposits is the result of the increased availability of deposits in the banking market. Even though the Company increased its deposits, the Company is still experiencing a substantial amount of competition for deposits at higher than market rates. As a result, the Company has attempted to maintain certain deposit relationships but has allowed certain deposits to leave as the result of aggressive pricing by competitors.

Return on Equity and Assets

Certain key ratios for the Company for the years ended December 31, 2016, 2015 and 2014 follows (Note 1):

	Years ended
	December 31,
	2016	2015	2014
Percentage of net income to:
Average shareholders’ equity	7.70%	8.44%	10.24%
Average total assets	1.12	1.13	1.26
Percentage of average shareholders’ equity to average total assets	14.60	13.35	12.32
Percentage of cash dividends per share to net income per share	29.56	28.12	22.57

(Note 1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides the Company’s bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high‑yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company’s bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company’s bank subsidiaries. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of the Company’s bank subsidiaries. Historically, the Mexico based deposits of the Company’s bank subsidiaries have been a stable source of funding. Such deposits comprised approximately 28%, 27%, and 27% of the Company’s bank subsidiaries’ total deposits at each of the years ended December 31, 2016, 2015 and 2014, respectively. Other important funding sources for the Company’s bank subsidiaries during 2016 and 2015 were borrowings from the FHLB, securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. The borrowings from FHLB are primarily short term in nature and are renewed at maturity. The Company’s bank subsidiaries have had a long‑standing relationship with the FHLB and keep open unused lines of credit in order to fund liquidity needs. In the event that the FHLB bank indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available for sale securities. The Company maintains a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate‑sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

The net interest rate sensitivity at December 31, 2016, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, the Company is liability‑sensitive during the early time periods and is asset‑sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2016	or Less	1 Year	Years	Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$345,055	$794,036	$2,782,811	$257,847	$4,179,749
Loans, net of non-accruals	4,523,652	193,708	359,687	850,396	5,927,443

Total earning assets	$4,868,707	$987,744	$3,142,498	$1,108,243	$10,107,192

Cumulative earning assets	$4,868,707	$5,856,451	$8,998,949	$10,107,192

Rate sensitive liabilities

Time deposits	$935,068	$1,086,586	$226,558	$98	$2,248,310
Other interest bearing deposits	3,203,728	—	—	—	3,203,728
Securities sold under repurchase agreements	203,078	1,907	300,000	—	504,985
Other borrowed funds	733,375	—	—	—	733,375
Junior subordinated deferrable interest debentures	160,416	—	—	—	160,416

Total interest bearing liabilities	$5,235,665	$1,088,493	$526,558	$98	$6,850,814

Cumulative sensitive liabilities	$5,235,665	$6,324,158	$6,850,716	$6,850,814

Repricing gap	$(366,958)	$(100,749)	$2,615,940	$1,108,145	$3,256,378
Cumulative repricing gap	(366,958)	(467,707)	2,148,233	3,256,378
Ratio of interest-sensitive assets to liabilities	0.93	0.91	5.97	11,308.60	1.48
Ratio of cumulative, interest-sensitive assets to liabilities	0.93	0.93	1.31	1.48

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

The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2016, in rising rate scenarios of 150, 300 and 400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15% and 20%, respectively. At December 31, 2016, the income simulations show that a rate shift of 150, 300 and 400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by 1.0%, 3.92% and 6.01%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company’s cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2016, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $819,500,000, assuming that each bank subsidiary continues to be classified as “well‑capitalized” under the applicable regulations in effect at December 31, 2016. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $959,844,000 as of December 31, 2016. The undivided profits of the bank subsidiaries were approximately $1,779,344,000 as of December 31, 2016.

At December 31, 2016, the Company has outstanding $733,375,000 in other borrowed funds and $160,416,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2016, shareholders’ equity was $1,724,667,000 compared to $1,665,503,000 at December 31, 2015, an increase of $59,164,000, or 3.6%. Shareholders’ equity increased primarily due to the retention of earnings, offset by the payment of cash dividends to shareholders and repurchases of the Company’s common stock in the form of treasury stock. The accumulated other comprehensive loss is not included in the calculation of regulatory capital ratios.

During 1990, the Federal Reserve Board (“FRB”) adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company’s leverage ratio (defined as shareholders’ equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 13.91% at December 31, 2016 and 13.15% at December 31, 2015. The core deposit intangibles and goodwill of $282,557,000 as of December 31, 2016, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

The FRB has adopted risk‑based capital guidelines which assign risk weightings to assets and off‑balance sheet items. The guidelines also define and set minimum capital requirements (risk‑based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk‑weighted assets and total capital of 8.0% of risk‑weighted assets. Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well‑capitalized pursuant to the regulations, an institution must have a total risk‑weighted capital ratio of 10%, a Tier 1 risk‑weighted ratio of 8% and a Tier 1 leverage ratio of 5%. The Company had risk‑weighted Tier 1 capital ratios of 18.68% and 18.69% and risk weighted total capital ratios of 19.47% and 19.54% as of December 31, 2016 and 2015, respectively, which are well above the minimum regulatory requirements and exceed the well‑capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and will increase each year until January 1, 2019, when the Company will be required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the new rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rules are subject to a four year phase in period for mandatory compliance and the Company was required to begin to phase in the new rules beginning on January 1, 2015.  Management believes, as of December 31, 2016, that the Company and each of the bank subsidiaries will meet all capital adequacy requirements once the capital conservation is fully phased-in.

Junior Subordinated Deferrable Interest Debentures

The Company has formed six statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The statutory business trusts formed by the Company (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) issued by the Company. As of December 31, 2016 and December 31, 2015, the principal amount of debentures outstanding totaled $160,416,000 and $161,416,000, respectively. On July 29, 2015, the Company bought back a portion of the Capital Securities of IB Capital Trusts X and XI from the holder of the securities for a price that reflected an approximate 24.5% discount from the redemption prices of the securities.  The Company thereby retired $13,000,000 of the total $34,021,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust X and $1,000,000 of the total $27,990,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  On November 1, 2016, the Company bought back a portion of the Capital Securities of IB Capital Trust XI from the holder of the securities for a price that reflected an approximate 24% discount from the redemption price of the securities.  The Company thereby retired $1,000,000 of the total $26,990,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  The discounts recorded in connection with the repurchases of the outstanding Capital Securities are included in other income on the consolidated financial statements.

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

For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2016 and December 31, 2015, the total $160,416,000 and $161,416,000, respectively of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2016:

	Junior
	Subordinated
	Deferrable					Optional
	Interest	Repricing		Interest Rate		Redemption
	Debentures	Frequency	Interest Rate	Index	Maturity Date	Date(1)
	(in Thousands)
Trust VI	$25,774	Quarterly	4.36%	LIBOR + 3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	3.93%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	2.47%	LIBOR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	2.54%	LIBOR + 1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	2.47%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	2.38%	LIBOR + 1.45	September 2037	September 2012
	$160,416

(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2016:

	Payments due by Period
	(Dollars in Thousands)
		Less than	One to Three	Three to	After Five
Contractual Cash Obligations	Total	One Year	Years	Five Years	Years
Securities sold under repurchase agreements	$504,985	$203,078	$301,907	$—	$—
Federal Home Loan Bank borrowings	733,375	733,375	—	—	—
Junior subordinated deferrable interest debentures	160,416	—	—	—	160,416
Operating leases	12,848	3,078	5,498	4,184	88
Total Contractual Cash Obligations	$1,411,624	$939,531	$307,405	$4,184	$160,504

The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2016:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
		Less than	One to Three	Three to Five	After Five
Commercial Commitments	Total	One Year	Years	Years	Years
Financial and Performance Standby Letters of Credit	$88,504	$82,834	$5,486	$184	$—
Commercial Letters of Credit	4,650	4,650	—	—	—
Credit Card Lines	18,531	18,531	—	—	—
Other Commercial Commitments	2,262,717	1,377,568	384,848	366,233	134,068
Total Commercial Commitments	$2,374,402	$1,483,583	$390,334	$366,417	$134,068

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

Preferred Stock, Common Stock and Dividends

The Company had issued and outstanding 65,989,631 shares of $1.00 par value Common Stock held by approximately 2,062 holders of record at February 22, 2017. The book value of the Common Stock at December 31, 2016 was $27.53 per share compared with $26.11 per share at December 31, 2015. In connection with the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”) in 2008, the US Treasury received a warrant (the “Warrant”) to purchase 1,326,238 shares of the Company’s common stock (the “Warrant Shares”) at $24.43 per share. The term of the Warrant is ten years and was immediately exercisable. The Warrant is included as a component of Tier 1 capital. On June 12, 2013, the U. S. Treasury sold the Warrant to a third party. As of February 22, 2017, the Warrant is still outstanding, but expires on December 23, 2018. Adjustments to the $24.43 per share Exercise Price of the Warrant will be made if the Company pays cash dividends in excess of 33 cents per semi‑annual period or makes certain other shareholder distributions before the Warrant expires on December 23, 2018.

The Common Stock is traded on the NASDAQ National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in the Company’s Common Stock during 2016 and 2015, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2016. Some of the quotations reflect inter‑dealer prices, without retail mark‑up, mark‑down or commission and may not necessarily represent actual transactions. The closing sales price of the Company’s Common Stock was $38.70 per share at February 22, 2017.

		High	Low
2016:	First quarter	$25.79	$21.05
	Second quarter	28.44	22.96
	Third quarter	30.44	24.82
	Fourth quarter	42.25	29.31

		High	Low
2015:	First quarter	$26.80	$22.47
	Second quarter	27.75	25.32
	Third quarter	27.96	24.02
	Fourth quarter	31.00	23.90

The Company paid cash dividends to the common shareholders of $.29 per share on April 18, 2016 to all holders of record on April 1, 2016.  The Company paid cash divdiends to the common shareholders of $.31 per share on October 17, 2016 to all holders of record on September 30, 2016.  The Company paid cash dividends to the common shareholders of $.29 per share on April 17, 2015 and October 15, 2015 to all holders of record on April 1, 2015 and September 30, 2015.

The Company’s principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, following receipt of the Treasury Department’s consent, the Board of Directors re‑established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following twelve months and on March 11, 2016, the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40 million of common stock during the twelve month period commencing on April 9, 2016, which repurchase cap the Board is inclined to increase over time. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. During the fourth quarter of 2016, the Company’s Board of Directors adopted a Rule 10b5‑1 plan and intends to adopt additional Rule 10b5‑1 trading plans that will allow the Company to purchase its shares of common stock during certain trading blackout periods when the Company ordinarily would not be in the market due to trading restrictions in its internal trading policy. During the term of a 10b5‑1 Plan, purchases of common stock are automatic to the extent the conditions of the 10b5‑1 Plan’s trading instructions are met. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 22, 2017, a total of 9,240,788 shares had been repurchased under all programs at a cost of $271,103,000. The Company is not obligated to repurchase shares under its stock repurchase program or to enter into additional Rule 10b5‑1 plans. The timing, actual number and value of shares purchased will depend on many factors, including the Company’s cash flow and the liquidity and price performance of its shares of common stock.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2016.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1 – October 31, 2016	—	$—	—	$40,000,000
November 1 – November 30, 2016	—	—	—	40,000,000
December 1 – December 31, 2016	159	40.88	—	39,993,500
Total	159	$40.88	—

(1)	The repurchase program was extended on March 11, 2016 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 9, 2017.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2016, with respect to the Company’s equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	800,502	$19.24	266,392
Total	800,502	$19.24	266,392

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2011	2012	2013	2014	2015	2016
International Bancshares Corporation	100	100.64	149.64	153.82	152.36	247.27
S&P 500 Index	100	117.88	157.37	172.74	168.98	204.03
S&P 500 Banks	100	108.56	158.00	159.88	170.38	226.64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

International Bancshares Corporation:

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Bancshares Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), International Bancshares Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 27, 2017 expressed an unqualified opinion on the effectiveness of International Bancshares Corporation and subsidiaries’ internal control over financial reporting.

/s/ RSM US LLP

Dallas, Texas

February 27, 2017

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2016 and 2015

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$269,198	$273,053
Investment securities:
Held to maturity (Market value of $2,400 on December 31, 2016 and $2,400 on December 31, 2015)	2,400	2,400
Available for sale (Amortized cost of $4,218,841 on December 31, 2016 and $4,196,034 on December 31, 2015)	4,177,349	4,199,372
Total investment securities	4,179,749	4,201,772
Loans	5,964,688	5,950,914
Less allowance for probable loan losses	(64,661)	(66,988)
Net loans	5,900,027	5,883,926
Bank premises and equipment, net	527,583	516,716
Accrued interest receivable	32,172	31,572
Other investments	517,162	468,791
Identified intangible assets, net	25	153
Goodwill	282,532	282,532
Other assets	95,593	114,354
Total assets	$11,804,041	$11,772,869

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2016 and 2015

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2016	2015
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$3,158,051	$3,149,618
Savings and interest bearing demand	3,203,728	3,020,222
Time	2,248,310	2,366,413
Total deposits	8,610,089	8,536,253
Securities sold under repurchase agreements	504,985	827,772
Other borrowed funds	733,375	505,750
Junior subordinated deferrable interest debentures	160,416	161,416
Other liabilities	70,509	76,175
Total liabilities	10,079,374	10,107,366
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 95,910,143 shares on December 31, 2016 and 95,866,218 shares on December 31, 2015	95,910	95,866
Surplus	169,567	167,980
Retained earnings	1,777,963	1,683,600
Accumulated other comprehensive (loss) income (including $(3,287) on December 31, 2016 and $(4,026) on December 31, 2015 of comprehensive loss related to other-than-temporary impairment for non-credit related issues)	(26,697)	2,167
	2,016,743	1,949,613
Less cost of shares in treasury, 29,934,675 shares on December 31, 2016 and 29,585,646 on December 31, 2015	(292,076)	(284,110)
Total shareholders’ equity	1,724,667	1,665,503
Total liabilities and shareholders’ equity	$11,804,041	$11,772,869

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands, Except Per Share Amounts)

	2016	2015	2014
Interest income:
Loans, including fees	$297,820	$297,283	$281,546
Investment securities:
Taxable	79,533	88,008	100,095
Tax-exempt	10,356	11,319	11,767
Other interest income	205	144	191
Total interest income	387,914	396,754	393,599

Interest expense:
Savings deposits	4,562	3,593	3,597
Time deposits	9,963	11,233	12,033
Securities sold under repurchase agreements	20,876	23,777	24,616
Other borrowings	3,128	1,615	2,033
Junior subordinated deferrable interest debentures	4,600	4,099	4,264

Total interest expense	43,129	44,317	46,543

Net interest income	344,785	352,437	347,056

Provision for probable loan losses	19,859	24,405	14,423

Net interest income after provision for probable loan losses	324,926	328,032	332,633

Non-interest income:
Service charges on deposit accounts	73,581	78,825	88,586
Other service charges, commissions and fees
Banking	46,267	44,971	44,435
Non-banking	7,006	7,223	7,463
Investment securities transactions, net	(2,626)	(3,682)	1,283
Other investments, net	23,827	16,969	22,023
Other income	13,647	11,428	14,558

Total non-interest income	161,702	155,734	178,348

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands, Except Per Share Amounts)

	2016	2015	2014
Non-interest expense:
Employee compensation and benefits	$128,661	$125,135	$121,511
Occupancy	26,583	28,019	32,530
Depreciation of bank premises and equipment	24,738	25,009	24,013
Professional fees	13,672	12,278	10,925
Deposit insurance assessments	5,777	5,938	6,082
Net expense, other real estate owned	5,688	5,695	2,358
Amortization of identified intangible assets	128	644	2,389
Advertising	7,814	7,585	7,742
Early termination fee—securities sold under repurchase agreements	7,042	3,510	11,000
Software and software maintenance	15,087	11,225	9,824
Impairment charges (Total other-than-temporary impairment charges, $793 net of $1,147, $371, net of $1,325, and $(366), net of $(1,183), included in other comprehensive loss)	354	954	817
Other	54,081	50,932	51,852

Total non-interest expense	289,625	276,924	281,043

Income before income taxes	197,003	206,842	229,938

Provision for income taxes	63,071	70,116	76,787

Net income	$133,932	$136,726	$153,151

Basic earnings per common share:

Weighted average number of shares outstanding	65,967,989	66,411,193	66,872,500
Net income	$2.03	$2.06	$2.29

Fully diluted earnings per common share:

Weighted average number of shares outstanding	66,313,490	66,636,353	67,056,456
Net income	$2.02	$2.05	$2.28

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2016, 2015, and 2014

(Dollars in Thousands)

	2016	2015	2014

Net income	$133,932	$136,726	$153,151
Other comprehensive income (loss), net of tax:

Net unrealized holding (losses) gains on securities available for sale arising during period (net of tax effects of $(16,585), $(6,593), and $29,870)	(30,801)	(12,243)	55,474
Reclassification adjustment for losses (gains) on securities available for sale included in net income (net of tax effects of $919, $1,289, and $(449))	1,707	2,393	(834)
Reclassification adjustment for impairment charges on available for sale securities included in net income (net of tax effects of $124, $334, and $286)	230	620	531
	(28,864)	(9,230)	55,171

Comprehensive income	$105,068	$127,496	$208,322

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2016, 2015 and 2014

(in Thousands, except per share amounts)

		Number				Other
	Preferred	of	Common		Retained	Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2013	$—	95,744	$95,744	$163,947	$1,467,000	$(43,774)	$(258,509)	$1,424,408
Net Income	—	—	—	—	153,151	—	—	153,151
Dividends:
Cash ($.43 per share)	—	—	—	—	(34,762)	—	—	(34,762)
Purchase of treasury (787,387 shares)	—	—	—	—	—	—	(18,923)	(18,923)
Exercise of stock options	—	40	40	515	—	—	—	555
Stock compensation expense recognized in earnings	—	—	—	1,058	—	—	—	1,058
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	55,171	—	55,171
Balance at December 31, 2014	—	95,784	95,784	165,520	1,585,389	11,397	(277,432)	1,580,658
Net Income	—	—	—	—	136,726	—	—	136,726
Dividends:
Cash ($.58 per share)	—	—	—	—	(38,515)	—	—	(38,515)
Purchase of treasury (261,079 shares)	—	—	—	—	—	—	(6,678)	(6,678)
Exercise of stock options	—	82	82	1,288	—	—	—	1,370
Stock compensation expense recognized in earnings	—	—	—	1,172	—	—	—	1,172
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(9,230)	—	(9,230)
Balance at December 31, 2015	—	95,866	$95,866	$167,980	$1,683,600	$2,167	$(284,110)	$1,665,503
Net Income	—	—	—	—	133,932	—	—	133,932
Dividends:
Cash ($.60 per share)	—	—	—	—	(39,569)	—	—	(39,569)
Purchase of treasury (349,029 shares)	—	—	—	—	—	—	(7,966)	(7,966)
Exercise of stock options	—	44	44	505	—	—	—	549
Stock compensation expense recognized in earnings	—	—	—	1,082	—	—	—	1,082
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(28,864)	—	(28,864)
Balance at December 31, 2016	—	95,910	$95,910	$169,567	$1,777,963	$(26,697)	$(292,076)	$1,724,667

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands)

	2016	2015	2014
Operating activities:

Net income	$133,932	$136,726	$153,151

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	19,859	24,405	14,423
Specific reserve, other real estate owned	2,351	1,023	779
Depreciation of bank premises and equipment	24,738	25,009	24,013
(Gain) loss on sale of bank premises and equipment	(450)	14	(3,658)
Loss (gain) on sale of other real estate owned	86	(57)	(933)
Accretion of investment securities discounts	(539)	(1,704)	(2,608)
Amortization of investment securities premiums	26,873	28,000	26,729
Investment securities transactions, net	2,626	3,682	(1,283)
Impairment charges on available for sale securities	354	954	817
Amortization of identified intangible assets	128	644	2,389
Stock based compensation expense	1,082	1,172	1,058
Earnings from affiliates and other investments	(14,315)	(12,176)	(10,903)
Deferred tax expense (benefit)	7,306	(332)	(1,027)
Increase in accrued interest receivable	(600)	(111)	(807)
Decrease (increase) in other assets	7,494	2,967	(1,621)
Net increase in other liabilities	(7,705)	(6,567)	(7,482)

Net cash provided by operating activities	203,220	203,649	193,037

Investing activities:

Proceeds from maturities of securities	1,200	1,075	—
Proceeds from sales and calls of available for sale securities	352,743	164,163	621,588
Purchases of available for sale securities	(1,325,657)	(352,513)	(971,358)
Principal collected on mortgage backed securities	919,594	854,736	787,361
Net increase in loans	(38,523)	(297,689)	(502,129)
Purchases of other investments	(49,013)	(16,355)	(20,602)
Distributions from other investments	23,276	18,293	18,152
Purchases of bank premises and equipment	(38,856)	(19,831)	(50,360)
Proceeds from sales of bank premises and equipment	3,701	4,515	8,424
Proceeds from sales of other real estate owned	13,772	16,831	18,525

Net cash (used in) provided by investing activities	(137,763)	373,225	(90,399)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands)

	2016	2015	2014
Financing activities:

Net increase in non-interest bearing demand deposits	$8,433	$219,365	$263,743
Net increase (decrease) in savings and interest bearing demand deposits	183,506	(5,458)	100,068
Net decrease in time deposits	(118,103)	(116,279)	(168,611)
Net decrease in securities sold under repurchase agreements	(322,787)	(30,578)	(99,031)
Net increase (decrease) in other borrowed funds	227,625	(568,194)	(150,006)
Redemption of long-term debt	(1,000)	(14,000)	(15,310)
Purchase of treasury stock	(7,966)	(6,678)	(18,923)
Proceeds from stock transactions	549	1,370	555
Payments of cash dividends - common	(39,569)	(38,515)	(34,762)

Net cash used in financing activities	(69,312)	(558,967)	(122,277)

(Decrease) increase in cash and cash equivalents	(3,855)	17,907	(19,639)

Cash and cash equivalents at beginning of year	273,053	255,146	274,785

Cash and cash equivalents at end of year	$269,198	$273,053	$255,146

Supplemental cash flow information:
Interest paid	$44,069	$44,560	$47,273
Income taxes paid	49,925	65,234	80,374
Non-cash investing and financing activities:
Net transfers from loans to other real estate owned	2,563	3,775	2,363

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

The Company owns one insurance‑related subsidiary, IBC Insurance Agency, Inc., a wholly owned subsidiary of IBC, the bank subsidiary. The insurance‑related subsidiary does not conduct underwriting activities.

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

Investment Securities

The Company classifies debt and equity securities into one of these categories: held‑to‑maturity, available‑for‑sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held‑to‑maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as “available‑for‑sale” or “trading” and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading”, while unrealized holding gains and losses related to those securities classified as “available‑for‑sale” are excluded from net income and reported net of tax as other comprehensive income and in shareholders’ equity as

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

accumulated other comprehensive income until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2016.

Mortgage‑backed securities held at December 31, 2016 and 2015 represent participating interests in pools of long‑term first mortgage loans originated and serviced by the issuers of the securities. Mortgage‑backed securities are either issued or guaranteed by the U.S. government or its agencies including the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or other non‑government entities. Investments in residential mortgage‑backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage‑backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government, however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other Real Estate Owned

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. Any subsequent write‑downs are charged against other non‑interest expense through a valuation allowance. Other real estate owned totaled approximately $42,204,000 and $55,850,000 at December 31, 2016 and 2015, respectively. Other real estate owned is included in other assets.

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

The Company evaluates uncertain tax positions at the end of each reporting period. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2016 and 2015, respectively, after evaluating all uncertain tax positions, the Company has recorded no liability for unrecognized tax benefits at the end of the reporting period. The Company would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non‑interest expense. During the years ended December 31, 2016, 2015 and 2014, the Company recognized no interest expense or penalties related to uncertain tax positions.

The Company files consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2013.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2016, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company’s identified intangible assets relate to core deposits and contract rights. As of December 31, 2016, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

New Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09 to ASC 606, “Revenue from Contracts with Customers.” The update sets a common standard that defines revenue and the principles for recognizing revenue. The update outlines when an entity should recognize revenue, among other matters. At its core, the update states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The update also outlines the steps that entities should take to determine and record the correct revenue number. The update was originally effective for annual periods beginning after December 15, 2016 and the interim perriods wihin that reporting period. In August 2015, the FASB issued accounting Standards Update No 2015-14 which deferred the effective date of Accounting Standards Update No. 2014-019 by one year to annual and interim periods beginning after December 15, 2017. The Company’s revenue is primarily comprised of net interest income on financial assets and financial liabilities and non-interest income, which is explicitly excluded from the scope of the update.  The Company will continue to evaluate the impact of the update on certain other revenue items, such as the sales of other real estate, however, the adtoption of the update is not expected to have a significant impact on the Company’s consolidated financial statements.

In January 2015, the FASB issued Accounting Standards Update No. 2015-01 to ASC 225-20, “Income Statement- Extraordinary and Unusual Items.” The update amends existing standards and is being issued as part of the FASB’s initiative to reduce complexity in accounting standards.  The update eliminates the concept of extraordinary items.  The update is effective for interim and annual periods after December 15, 2015.  The adoption of the update did not have a significant impact to the Company’s consolidated financial statements.

In February 2015, the FASB issued Accounting Standards Update No. 2015-02 to ASC 810, “Consolidation.” The update amends existing standards regarding the evaluation of certain legal entities and their consolidation in the financial statements. The amendments modify the evaluation process to assess whether limited partnerships and similar

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

legal entities are variable interest entities or voting interest entities, eliminate the presumption that a general partner should consolidate a limited partnership, affect the consolidation analysis of entities that are involved in variable interest entities, particularly those that have fee arrangements and related party relationships and provides a scope exception for reporting entities with legal interests that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The update is effective for interim and annual periods after December 15, 2015. The adoption of the update to existing standards did not have a significant impact to the Company’s consolidated financial statements.

In September 2015, the FASB issued Accounting Standards Update No. 2015-16 to ASC 805, “Business Combinations.”  The update amends existing standards regarding the methodology used to recognize adjustments related to provisional amounts that are identified during the measurement period of a business combination.  The update requires that adjustments to provisional amounts be recognized in the reporting period in which the adjustment amounts are determined.  The update requires that the reporting entity disclose on the face of the income statement or in the notes, the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.  The update is effective for interim and annual periods after December 15, 2015.  The adoption of the update to existing standards did not have a significant impact to the Company’s consolidated financial statements.

In January 2016, the FASB issued Accounting Standards Update No. 2016-01 to ASC 825-10, “Financial Instruments – Overall.”  The update amends existing standards regarding certain aspects of recognition and measurement of financial assets and financial liabilities.  The amendments in the update establish the following guidance:  (i) requires equity investments, except those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity securities without readily determinable fair values by requiring a qualitative assessment, (iii) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, (iv) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (v) requires public business entities to use the exit price notion when measuring fair value for disclosure purposes, (vi) requires an entity to present separately, in other comprehensive income, the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option, (vii) requires separate presentation of financial assets and liabilities  by measurement category and form of financial assets on the balance sheet or in the accompanying notes to the financial statements, and (viii) clarifies that an entity should evaluate the need to a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.  The update is effective for interim and annual periods beginning after December 15, 2017.  The adoption of the update is not expected to have a significant impact to the Company’s consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 to ASC 820, “Leases.”  The update amends existing standards for accounting for leases by lessees, with accounting for leases by lessors remaining mainly unchanged from current guidance.  The update requires that lessees recognize a lease liability and a right of use asset for all leases (with the exception of short-term leases) at the commencement date of the lease and disclose key information about leasing arrangements.  The update is effective for interim and annual periods beginning after December 15, 2015 and is to be applied on a modified retrospective basis.  The Company is evaluating the potential impact to the Company’s consolidated financial statements.

In March 2016, the FB issued Accounting Standards Update No. 2016-09 to ASC 718, “Compensation – Stock Compensation.”  The update amends existing standards for accounting for share-based payment transactions, including the income tax effects, the classification of awards on the balance sheet and the classification on the statement of cash flows.    The update is effective for annual and interim periods after December 15, 2016. The adoption of the update is not expected to have a significant impact to the Company’s consolidated financial statements.

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 to ASC 326, “Financial Insruments – Credit Losses.”  The update amends existing standards for accounting for credit losses for financial assets.  The update

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

requires that the expected credit losses on the financial instruments held as of the end of the period being reported be measured based on historical experience, current conditions, and reasonable and supportable forecasts.  The update also expands the required disclosures related to significant estimates and judgements used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s financial assets.  The update also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioriation.  The update is effective for interim and annual periods beginning after December 15, 2019.  The Company is evaluating the potential impact of the update on the Company’s consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 to ASC 350,  “Intangibles – Goodwill and Other.”  The update amends existing guidance in evaluating goodwill for impairment.  The update requires that an entity perform its annual or interim goodwill test by comparing the fair value of a reporting unit with its carrying amount, with any impairment charges being recognized as the difference between the fair value and carrying value.  The update is intended to standardize the impairment test for all business entities and also reduce the complexity and cost of evaluating goodwill for impairment.  The update is effective for any annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019.  The adoption of the update is not expected to have a significant impact to the Company’s consolidated financial statements.

(2) Investment Securities

The amortized cost and estimated fair value by type of investment security at December 31, 2016 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400
Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$3,946,144	$18,246	$(69,920)	$3,894,470	$3,894,470
Obligations of states and political subdivisions	244,622	10,783	(433)	254,972	254,972
Equity securities	28,075	314	(482)	27,907	27,907
Total investment securities	$4,218,841	$29,343	$(70,835)	$4,177,349	$4,177,349

(1)

Included in the carrying value of residential mortgage‑ backed securities are $850,033 of mortgage‑backed securities issued by Ginnie Mae, $3,026,832 of mortgage‑backed securities issued by Fannie Mae and Freddie Mac and $17,605 issued by non‑government entities

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The amortized cost and estimated fair value of investment securities at December 31, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value
	(Dollars in Thousands)
Due in one year or less	$125	$125	$—	$—
Due after one year through five years	2,275	2,275	—	—
Due after five years through ten years	—	—	1,218	1,288
Due after ten years	—	—	243,404	253,684
Residential mortgage-backed securities	—	—	3,946,144	3,894,470
Equity securities	—	—	28,075	27,907
Total investment securities	$2,400	$2,400	$4,218,841	$4,177,349

The amortized cost and estimated fair value by type of investment security at December 31, 2015 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400
Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$3,908,809	$30,959	$(46,557)	$3,893,211	$3,893,211
Obligations of states and political subdivisions	259,150	18,579	(25)	277,704	277,704
Equity securities	28,075	627	(245)	28,457	28,457
Total investment securities	$4,196,034	$50,165	$(46,827)	$4,199,372	$4,199,372

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

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short‑term fixed borrowings was $1,780,513,000 and $1,754,763,000, respectively, at December 31, 2016.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Proceeds from the sale and call of securities available‑for‑sale were $352,743,000 $164,163,000 and $621,588,000 during 2016, 2015 and 2014, respectively, which amounts included $338,138,000, $128,444,000 and $620,933 of mortgage‑backed securities. Gross gains of $586,000, $2,450,000 and $9,479,000 and gross losses of $3,212,000, $6,132,000 and $8,196,000 were realized on the sales in 2016, 2015 and 2014, respectively.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2016 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$2,513,872	$(52,245)	$396,695	$(17,675)	$2,910,567	$(69,920)
Obligations of states and political subdivisions	31,104	(433)	—	—	31,104	(433)
Equity securities	14,066	(184)	5,452	(298)	19,518	(482)
	$2,559,042	$(52,862)	$402,147	$(17,973)	$2,961,189	$(70,835)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2015 were as follows:

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

The unrealized losses on investments in residential mortgage‑backed securities are primarily caused by changes in market interest rates. Residential mortgage‑backed securities are primarily securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities. The decrease in fair value on residential mortgage‑backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has no intent to sell and more likely than not be required to sell before a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in residential mortgage‑backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other‑than‑temporarily impaired. In addition, the Company has a small investment in non‑agency residential mortgage‑backed securities that have strong credit backgrounds and include additional credit enhancements to protect the Company from losses arising from high foreclosure rates. These securities have additional market volatility beyond economically induced interest rate events. It is the conclusion of the Company that the investments in non‑agency residential mortgage‑backed securities are other‑than‑temporarily impaired due to both credit and other than credit issues. An impairment charge of $354,000 ($230,100 after tax), was recorded in 2016 on the non‑agency residential mortgage backed securities. Impairment charges of $954,000 ($620,100, after tax) and $817,000 ($531,050, after tax) were recorded in 2015 and 2014, respectively on the non‑agency residential mortgage backed securities. The impairment charges represent the credit related impairment on the securities.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The unrealized losses on investments in other securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the entity underwriting the debt instrument. It is the belief of the Company that the entity issuing the debt will honor its interest payment schedule, as well as the full debt at maturity. The securities are purchased by the Company for their economic value. The decrease in fair value is primarily due to market interest rates and not other factors, and because the Company has no intent to sell and will more likely than not be required to sell before a market price recovery or maturity of the securities, it is the conclusion of the Company that the investments are not considered other‑than‑temporarily impaired.

The following table presents a reconciliation of credit‑related impairment charges on available‑for‑sale investments recognized in earnings for the twelve months ended December 31, 2016 (in Thousands):

Balance at December 31, 2015	$13,577
Impairment charges recognized during period	354
Balance at December 31, 2016	$13,931

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

The following table presents a reconciliation of credit‑related impairment charges on available‑for‑sale investments recognized in earnings for the twelve months ended December 31, 2014 (in Thousands):

Balance at December 31, 2013	$11,806
Impairment charges recognized during period	817
Balance at December 31, 2014	$12,623

(3) Loans

A summary of loans, by loan type at December 31, 2016 and 2015 is as follows:

	December 31,	December 31,
	2016	2015
	(Dollars in Thousands)
Commercial, financial and agricultural	$2,993,203	$3,101,748
Real estate - mortgage	1,032,222	962,582
Real estate - construction	1,716,875	1,649,827
Consumer	55,168	57,744
Foreign	167,220	179,013
Total loans	$5,964,688	$5,950,914

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

The Company’s management continually reviews the allowance for loan losses of the bank subsidiaries using the amounts determined from the allowances established on specific impaired loans, the allowance established on quantitative historical loss percentages, and the allowance based on qualitative data to establish an appropriate amount to maintain in the Company’s allowance for loan losses. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company’s estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses. While the calculation of the allowance for probable loan losses utilizes management’s best judgment and all information available, the adequacy of the allowance is dependent on a variety of factors beyond the Company’s control, including, among other things, the performance of the entire loan portfolio, the economy, changes in interest rates and the view of regulatory authorities towards loan classifications.

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

The U.S. economy continues to face uncertainty, with particular attention being paid to continued depressed oil and gas prices, the unprecedented debt and trade deficit of the United States, possible interest rate movement, political changes, the continued impact of overseas markets on the U.S. and the negative impact on US exports and cross border trade between the U.S. and Mexico arising from the strength of the U.S. dollar.  Although the Texas and Oklahoma economies continue to perform better than the U.S.  economy as a whole, the same issues that are creating uncertainty in the U.S. economy may also negatively impact the economies of Texas and Oklahoma.    Economic risk factors are minimized by the underwriting standards of the bank subsidiaries. The general underwriting standards encompass the following principles:  (i) the financial strength of the borrower including strong earnings, a high net worth, significant liquidity and an acceptable debt to worth ratio, (ii) managerial and business competence, (iii) the ability to repay, (iv) for a new business, projected cash flows, (v) loan to value, (vi) in the case of a secondary guarantor, a guarantor financial statement, and (vii) financial and/or other character references.  Although the underwriting standards reduce the risk of loss, unique risk factors exist in each type of loan in which the bank subsidiaries invest.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

when the market experiences an exit of a specific business industry that is significant to the local economy, such as a manufacturing plant.

First and second lien residential 1-4 family mortgage and consumer loan repayments may be affected by unemployment or underemployment and deteriorating market values of real estate.

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2016
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$21,431	$13,920	$19,769	$1,248	$3,509	$5,321	$638	$1,152	$66,988
Losses charge to allowance	(32,959)	(16)	(1,890)	(180)	(70)	(331)	(414)	(41)	(35,901)
Recoveries credited to allowance	7,110	6,099	119	—	21	278	69	19	13,715
Net losses charged to allowance	(25,849)	6,083	(1,771)	(180)	(49)	(53)	(345)	(22)	(22,186)
Provision (credit) charged to operations	30,067	(6,114)	(1,267)	(262)	(1,005)	(1,552)	238	(246)	19,859
Balance at December 31,	$25,649	$13,889	$16,731	$806	$2,455	$3,716	$531	$884	$64,661

	December 31, 2015
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$22,352	$12,955	$18,683	$846	$3,589	$4,683	$660	$1,060	$64,828
Losses charge to allowance	(24,802)	(695)	(492)	—	(157)	(275)	(704)	—	(27,125)
Recoveries credited to allowance	3,135	141	963	—	30	431	170	10	4,880
Net losses charged to allowance	(21,667)	(554)	471	—	(127)	156	(534)	10	(22,245)
Provision (credit) charged to operations	20,746	1,519	615	402	47	482	512	82	24,405
Balance at December 31,	$21,431	$13,920	$19,769	$1,248	$3,509	$5,321	$638	$1,152	$66,988

	December 31, 2014
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$22,433	$12,541	$24,467	$776	$3,812	$4,249	$750	$1,133	$70,161
Losses charge to allowance	(19,110)	(680)	(1,893)	—	(351)	(661)	(719)	(51)	(23,465)
Recoveries credited to allowance	2,979	72	107	—	49	242	210	50	3,709
Net losses charged to allowance	(16,131)	(608)	(1,786)	—	(302)	(419)	(509)	(1)	(19,756)
Provision (credit) charged to operations	16,050	1,022	(3,998)	70	79	853	419	(72)	14,423
Balance at December 31,	$22,352	$12,955	$18,683	$846	$3,589	$4,683	$660	$1,060	$64,828

The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively.  The increase in losses charged to the allowance for probable loan losses for the year ended December 31, 2016 can be attributed to further deterioration in a previously identified and charged down

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

relationship primarily secured by multiple pieces of transportation equipment. In March 2016, litigation against the management of the borrower was filed in the State of Nevada, resulting in a going concern issue with the borrower’s operations and the future use of the transportation equipment pledged as collateral on the relationship. As a result, management, in accordance with its credit review procedures, re-evaluated the collateral values on the equipment in light of the new circumstances and reduced the collateral values accordingly, resulting in a further charge-down of the relationship of approximately $19.4 million, which is included in the losses charged to the allowance in the commercial category in the table detailing the year ended December 31, 2016 activity. The impact of the charge-down is also reflected in the various tables in this Note including impaired loans, non-accrual loans and the credit quality indicator summary. The relationship was classified as Watch-List Impaired at December 31, 2015. Two large recoveries on loans charged off in prior years are included in the recoveries credited to the allowance in the table detailing activity for the year ended December 31, 2016.  The recoveries occurred in the first and third quarters of 2016 in the amounts of $4.4 million and $6 million, respectively and are included in the Commercial and Commercial Real Estate: Other Construction and Land Development categories.  The increase in charge-offs for the years ended December 31, 2015 and 2014 in the Commercial category can be attributed to a charge down of the previously discussed relationship that is primarily secured by multiple pieces of transportation equipment.  The relationship was charged down by $13.5 million and $8.5 million for the years ended December 31, 2015 and December 31, 2014, respectively.

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2016
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$22,412	$—	$887,255	$25,649
Commercial real estate: other construction & land development	4,776	371	1,712,099	13,518
Commercial real estate: farmland & commercial	10,810	546	1,932,260	16,185
Commercial real estate: multifamily	552	—	139,914	806
Residential: first lien	6,836	44	415,068	2,411
Residential: junior lien	978	—	609,340	3,716
Consumer	1,295	—	53,873	531
Foreign	746	—	166,474	884

Total	$48,405	$961	$5,916,283	$63,700

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2015
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$30,946	$1,704	$935,905	$19,727
Commercial real estate: other construction & land development	6,221	100	1,643,606	13,820
Commercial real estate: farmland & commercial	13,806	202	1,981,643	19,567
Commercial real estate: multifamily	777	200	138,671	1,048
Residential: first lien	5,699	—	404,545	3,509
Residential: junior lien	950	—	551,388	5,321
Consumer	1,297	—	56,447	638
Foreign	752	—	178,261	1,152

Total	$60,448	$2,206	$5,890,466	$64,782

Loans accounted for on a non‑accrual basis at December 31, 2016, 2015 and 2014 amounted to $37,245,000, $47,685,000 and $63,559,000, respectively. The effect of such non‑accrual loans reduced interest income by approximately $2,461,800, $3,298,000 and $4,013,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Amounts received on non‑accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2016, 2015 and 2014 amounted to approximately $5,226,000, $11,616,000 and $9,988,000, respectively.

The table below provides additional information on loans accounted for on a non‑accrual basis by loan class:

	December 31, 2016	December 31, 2015
	(Dollars in Thousands)
Domestic
Commercial	$22,369	$30,894
Commercial real estate: other construction & land development	4,776	3,668
Commercial real estate: farmland & commercial	8,314	11,543
Commercial real estate: multifamily	552	777
Residential: first lien	655	383
Residential: junior lien	166	21
Consumer	26	34
Foreign	387	365
Total non-accrual loans	$37,245	$47,685

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following tables detail key information regarding the Company’s impaired loans by loan class for the year ended December 31, 2016:

	December 31, 2016
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial real estate: other construction & land development	$1,958	$1,971	$371	$2,512	$—
Commercial real estate: farmland & commercial	2,808	3,948	546	3,247	—
Residential: first lien	62	62	44	62	—
Total impaired loans with related allowance	$4,828	$5,981	$961	$5,821	$—

	December 31, 2016
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$21,412	$50,737	$19,354	$3
Commercial real estate: other construction & land development	2,818	4,419	2,336	67
Commercial real estate: farmland & commercial	8,002	9,054	8,523	110
Commercial real estate: multifamily	552	562	401	—
Residential: first lien	6,774	6,847	6,860	298
Residential: junior lien	978	1,017	1,011	52
Consumer	1,295	1,295	1,214	1
Foreign	746	746	751	16
Total impaired loans with no related allowance	$42,577	$74,677	$40,450	$547

The following tables detail key information regarding the Company’s impaired loans by loan class for the year ended December 31, 2015:

	December 31, 2015
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$4,016	$4,156	$1,704	$3,758	$—
Commercial real estate: other construction & land development	167	169	100	893	—
Commercial real estate: farmland & commercial	4,003	4,309	202	444	92
Commercial real estate: multifamily	599	599	200	599	—
Total impaired loans with related allowance	$8,785	$9,233	$2,206	$5,694	$92

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2015
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$26,930	$38,845	$30,847	$4
Commercial real estate: other construction & land development	6,054	6,204	6,455	85
Commercial real estate: farmland & commercial	9,803	10,717	7,258	—
Commercial real estate: multifamily	178	178	205	—
Residential: first lien	5,699	5,822	5,853	264
Residential: junior lien	950	972	1,182	68
Consumer	1,297	1,298	1,227	3
Foreign	752	752	548	17
Total impaired loans with no related allowance	$51,663	$64,788	$53,575	$441

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

	December 31, 2016	December 31, 2015
	(Dollars in Thousands)
Domestic
Commercial	$10,710	$2,419
Commercial real estate: other construction & land development	—	2,553
Commercial real estate: farmland & commercial	3,086	2,853
Residential: first lien	6,181	5,316
Residential: junior lien	812	929
Consumer	1,269	1,263
Foreign	360	386

Total troubled debt restructuring	$22,418	$15,719

The increase in loans accounted for as troubled debt restructurings for December 31, 2016 is due to the renewal of an impaired loan that was previously charged down.  The loan is primarily secured by multiple pieces of transportation equipment, as previously discussed with respect to the detail in the changes in the allowance for probable loan losses in this Note.  The loan remains on non-accrual status and is included in total impaired loans in the various tables in this Note.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged‑off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company’s management that the allowance for probable loan losses at December 31, 2016 and December 31, 2015, was adequate to absorb probable losses from loans in the portfolio at that date.

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2016
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$4,081	$829	$21,123	$392	$26,033	$883,634	$909,667
Commercial real estate: other construction & land development	1,502	396	4,456	9	6,354	1,710,521	1,716,875
Commercial real estate: farmland & commercial	3,454	3,054	6,150	289	12,658	1,930,412	1,943,070
Commercial real estate: multifamily	44	—	552	—	596	139,870	140,466
Residential: first lien	5,615	1,350	4,143	3,756	11,108	410,796	421,904
Residential: junior lien	762	178	540	382	1,480	608,838	610,318
Consumer	910	95	413	387	1,418	53,750	55,168
Foreign	931	425	397	11	1,753	165,467	167,220
Total past due loans	$17,299	$6,327	$37,774	$5,226	$61,400	$5,903,288	$5,964,688

	December 31, 2015
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$3,361	$940	$28,615	$2,566	$32,916	$933,936	$966,852
Commercial real estate: other construction & land development	193	293	3,502	—	3,988	1,645,839	1,649,827
Commercial real estate: farmland & commercial	2,684	1,328	8,292	3,373	12,304	1,983,144	1,995,448
Commercial real estate: multifamily	49	442	826	49	1,317	138,131	139,448
Residential: first lien	5,299	1,545	4,295	4,093	11,139	399,105	410,244
Residential: junior lien	713	413	646	640	1,772	550,566	552,338
Consumer	646	175	487	453	1,308	56,436	57,744
Foreign	2,639	83	807	442	3,529	175,484	179,013
Total past due loans	$15,584	$5,219	$47,470	$11,616	$68,273	$5,882,641	$5,950,914

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

		December 31, 2016
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$720,350	$90,746	$1,121	$75,038	$22,412
Commercial real estate: other construction & land development	1,648,633	1,986	—	61,480	4,776
Commercial real estate: farmland & commercial	1,792,542	7,983	59,872	71,863	10,810
Commercial real estate: multifamily	139,914	—	—	—	552
Residential: first lien	413,638	814	—	616	6,836
Residential: junior lien	609,190	150	—	—	978
Consumer	53,873	—	—	—	1,295
Foreign	166,474	—	—	—	746
Total	$5,544,614	$101,679	$60,993	$208,997	$48,405

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

		December 31, 2015
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$771,999	$42,152	$31,539	$90,215	$30,946
Commercial real estate: other construction & land development	1,582,683	1,164	13,765	45,994	6,221
Commercial real estate: farmland & commercial	1,849,587	2,283	37,765	92,008	13,806
Commercial real estate: multifamily	138,546	—	—	125	777
Residential: first lien	401,053	—	—	3,492	5,699
Residential: junior lien	551,138	—	—	250	950
Consumer	56,440	—	—	7	1,297
Foreign	178,261	—	—	—	752
Total	$5,529,707	$45,599	$83,069	$232,091	$60,448

The increase in Special Review credits for December 31, 2016 compared to December 31, 2015 can be attributed to the re-classification of a commercial loan relationship secured mainly by transportation equipment used in the shipping industry to the Pass category. The decrease in Watch-List Pass credits can be attributed to the re-classification of a commercial loan relationship secured mainly by assets, including contract rights of the borrower to the Pass category. Additionally impacting the Watch-List Pass credits in the real estate farmland and commercial category is a reclassification of a relationship secured mainly by warehouses from the Pass category. Also impacting the Watch-List Pass and Watch-List Substandard category at December 31, 2016 is the reclassification of a relationship secured by all assets, equipment, and accounts receivable from Watch-List Substandard to the Pass category. The decrease in Watch-List Impaired loans can be attributed to the charge-down of the loan relationship that is mainly secured by multiple pieces of transportation equipment previously discussed.

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2016 and 2015 were as follows:

	Estimated
	useful lives				2016	2015
					(Dollars in Thousands)
Bank buildings and improvements	5	-	40	years	$542,063	$523,022
Furniture, equipment and vehicles	1	-	20	years	280,586	274,923
Land					125,213	121,936
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7	-	27	years	—	—
Less: accumulated depreciation					(420,279)	(403,165)
Bank premises and equipment, net					$527,583	$516,716

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Goodwill and Other Intangible Assets

The majority of the Company’s identified intangibles are in the form of amortizable core deposit premium.  A small portion of the fully amortized identified intangibles represent identified intangibles in the acquisition of the rights to the insurance agency contracts of InsCorp, Inc., acquired in 2008. Information on the Company’s identified intangible assets follows:

	Carrying	Accumulated
	Amount	Amortization	Net
	(Dollars in Thousands)
December 31, 2016:
Core deposit premium	$58,675	$58,650	$25
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,672	$25
December 31, 2015:
Core deposit premium	$58,675	$58,522	$153
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,544	$153

Amortization expense of intangible assets for the years ended December 31, 2016, 2015 and 2014, was $128,000, $644,000 and $2,389,000, respectively. Estimated amortization expense for each of the five succeeding fiscal years, and thereafter, is as follows:

Fiscal year ending December 31:

Total
(in thousands)
2017	25
2018	—
2019	—
2020	—
2021	—
Thereafter
Total	$25

There were no changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

Deposits as of December 31, 2016 and 2015 and related interest expense for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015
	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$2,509,544	$2,536,192
Foreign	648,507	613,426
Total demand non-interest bearing	3,158,051	3,149,618
Savings and interest bearing demand
Domestic	2,589,675	2,450,102
Foreign	614,053	570,120
Total savings and interest bearing demand	3,203,728	3,020,222
Time, certificates of deposit $100,000 or more
Domestic	748,104	800,393
Foreign	838,161	848,355
Less than $100,000
Domestic	389,682	430,102
Foreign	272,363	287,563
Total time, certificates of deposit	2,248,310	2,366,413
Total deposits	$8,610,089	$8,536,253

	2016	2015	2014
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$3,922	$3,026	$2,998
Foreign	640	567	599
Total savings and interest bearing demand	4,562	3,593	3,597
Time, certificates of deposit $100,000 or more
Domestic	3,881	4,693	4,615
Foreign	3,929	4,116	4,529
Less than $100,000
Domestic	1,447	1,680	2,074
Foreign	706	744	815
Total time, certificates of deposit	9,963	11,233	12,033
Total interest expense on deposits	$14,525	$14,826	$15,630

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of time deposits as of December 31, 2016 were as follows:

Total
(in thousands)
2017	$2,021,655
2018	156,078
2019	52,777
2020	17,064
2021	638
Thereafter	98
Total	$2,248,310

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2016, were as follows:

Total
(in thousands)
Due within 3 months or less	$605,093
Due after 3 months and within 6 months	390,668
Due after 6 months and within 12 months	430,447
Due after 12 months	160,057
$1,586,265

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2016 and December 31, 2015 were $1,005,000 and $1,021,000, respectively.

(8) Securities Sold Under Repurchase Agreements

The Company’s bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage‑backed book entry securities and averaged $759,458,000 and $872,611,000 during 2016 and 2015, respectively, and the maximum amount outstanding at any month end during 2016 and 2015 was $819,155,000 and $907,211,000 respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Further information related to repurchase agreements at December 31, 2016 and 2015 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate
	(Dollars in Thousands)
December 31, 2016 term:
Overnight agreements	$295,282	$292,286	$190,915	0.15%
1 to 29 days	10,250	10,148	9,863	0.50
30 to 90 days	2,315	2,317	2,300	0.33
Over 90 days	382,304	375,060	301,907	4.01
Total	$690,151	$679,811	$504,985	2.46%
December 31, 2015 term:
Overnight agreements	$316,041	$317,799	$250,702	0.15%
1 to 29 days	10,199	10,114	9,798	0.50
30 to 90 days	4,388	4,356	4,320	0.31
Over 90 days	647,086	644,131	562,952	3.84
Total	$977,714	$976,400	$827,772	2.66%

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

Further information regarding the Company’s other borrowed funds at December 31, 2016 and 2015 is set forth in the following table:

	December 31,
	2016	2015
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$583,375	$355,750
Rate on balance outstanding at year end	0.66%	0.37%
Average daily balance	$483,379	$859,220
Average rate	0.47%	0.19%
Maximum amount outstanding at any month end	$600,875	$1,239,200
Federal Home Loan Bank advances—long-term (1)
Balance at year end	$150,000	$150,000
Rate on balance outstanding at year end	0.58%	0.31%
Average daily balance	$150,000	$5,314
Average rate	0.58%	0.31%
Maximum amount outstanding at any month end	$150,000	$150,000

(1)	Long-term advances matured in January 2017.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Junior Subordinated Deferrable Interest Debentures

The Company has formed six statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The statutory business trusts formed by the Company (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) issued by the Company. As of December 31, 2016 and December 31, 2015, the principal amount of debentures outstanding totaled $160,416,000 and $161,416,000, respectively. On July 29, 2015, the Company bought back a portion of the Capital Securities of IB Capital Trusts X and XI from the holder of the securities for a price that reflected an approximate 24.5% discount from the redemption prices of the securities.  The Company thereby retired $13,000,000 of the total $34,021,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust X and $1,000,000 of the total $27,990,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  On November 1, 2016, the Company bought back a portion of the Capital Securities of IB Capital Trust XI from the holder of the securities for a price that reflected an approximate 24% discount from the redemption price of the securities.  The Company thereby retired $1,000,000 of the total $26,990,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  The discounts recorded in connection with the repurchases of the outstanding Capital Securities are included in other income on the consolidated financial statements.

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

For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2016 and December 31, 2015, the total $160,416,000 and $161,416,000, respectively, of the Capital Securities outstanding qualified as Tier 1 capital.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2016:

	Junior
	Subordinated
	Deferrable							Optional
	Interest	Repricing	Interest	Interest				Redemption
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Date(1)
	(Dollars in Thousands)
Trust VI	$25,774	Quarterly	4.36%	LIBOR	+	3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	3.93%	LIBOR	+	3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	2.47%	LIBOR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	2.54%	LIBOR	+	1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	2.47%	LIBOR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	2.38%	LIBOR	+	1.45	September 2037	September 2012
	$160,416

(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2016, 2015, and 2014 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2016:
Basic EPS
Net income available to common shareholders	$133,932	65,967,989	$2.03
Potential dilutive common shares and warrants	—	345,501
Diluted EPS	$133,932	66,313,490	$2.02
December 31, 2015:
Basic EPS
Net income available to common shareholders	$136,726	66,411,193	$2.06
Potential dilutive common shares and warrants	—	225,160
Diluted EPS	$136,726	66,636,353	$2.05
December 31, 2014:
Basic EPS
Net income available to common shareholders	$153,151	66,872,500	$2.29
Potential dilutive common shares	—	183,956
Diluted EPS	$153,151	67,056,456	$2.28

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12) Employees’ Profit Sharing Plan

The Company has a deferred profit sharing plan for full‑time employees with a minimum of one year of continuous employment. The Company’s annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,650,000 $3,525,000 and $3,510,000 were charged to income for the years ended December 31, 2016, 2015, and 2014, respectively.

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

A summary of assets attributable to international operations at December 31, 2016 and 2015 are as follows:

	2016	2015
	(Dollars in Thousands)
Loans:
Commercial	$124,079	$138,125
Others	43,141	40,888
	167,220	179,013
Less allowance for probable loan losses	(884)	(1,152)
Net loans	$166,336	$177,861
Accrued interest receivable	$603	$697

At December 31, 2016, the Company had $93,154,000 in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $5,495,000, $6,113,000 and $6,034,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) Income Taxes

The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2016	2015	2014
	(Dollars in Thousands)
Current
U.S.	$52,403	$65,196	$72,561
State	3,362	5,258	5,252
Foreign	—	(6)	1
Total current taxes	55,765	70,448	77,814
Deferred
U.S.	7,279	(261)	(969)
State	27	(71)	(58)
Total deferred taxes	7,306	(332)	(1,027)
Total income taxes	$63,071	$70,116	$76,787

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2016, 2015 and 2014 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2016	2015	2014
	(Dollars in Thousands)
Computed expected tax expense	$69,253	$72,389	$80,560
Change in taxes resulting from:
Tax-exempt interest income	(3,940)	(3,910)	(4,554)
State tax, net of federal income taxes and tax credit	3,287	3,371	3,377
Other investment income	(3,694)	(3,540)	(3,615)
Other	(1,835)	1,806	1,019
Actual tax expense	$63,071	$70,116	$76,787

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2016 and 2015 are reflected below:

	2016	2015
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$24,315	$25,689
Other real estate owned	3,652	3,224
Impairment charges on available-for-sale securities	6,086	5,959
Accrued expenses	137	137
Net unrealized losses on available for sale investment securities	14,791	—
Other	6,917	7,411
Total deferred tax assets	55,898	42,420
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(19,837)	(18,266)
Net unrealized gains on available for sale investment securities	—	(1,171)
Identified intangible assets and goodwill	(21,386)	(20,169)
Other	(16,300)	(13,099)
Total deferred tax liabilities	(57,523)	(52,705)
Net deferred tax liability	$(1,625)	$(10,285)

The net deferred tax liability of $1,625,000 at December 31, 2016 and $10,285,000 at December 31, 2015 is included in other liabilities in the consolidated statements of condition.

(15) Stock Options

On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the “2012 Plan”). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options (“ISOs”) and non‑qualified stock options (“NQSOs”) may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2016, 198,675 shares were available for future grants under the 2012 Plan.

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

	2016	2015
Expected Life (Years)	7.61	7.61
Dividend yield	2.50%	2.36%
Interest rate	1.50%	1.91%
Volatility	41.32%	46.52%

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of option activity under the stock option plans for the twelve months ended December 31, 2016 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2015	871,727	$19.08
Plus: Options granted	9,000	26.14
Less:
Options exercised	43,925	12.51
Options expired	2,000	20.83
Options forfeited	34,300	21.17
Options outstanding at December 31, 2016	800,502	19.43	5.91	$17,108

Options fully vested and exercisable at December 31, 2016	266,392	$15.91	3.71	$6,630

Stock‑based compensation expense included in the consolidated statements of income for the years ended December 31, 2016, 2015 and 2014 was approximately $1,082,000, $1,172,000 and $1,058,000, respectively. As of December 31, 2016, there was approximately $2,322,000 of total unrecognized stock‑based compensation cost related to non‑vested options granted under the Company plans that will be recognized over a weighted average period of 1.7 years.

Other information pertaining to option activity during the twelve month period ending December 31, 2016, 2015 and 2014 is as follows:

	Twelve Months Ended December 31,
	2016	2015	2014
Weighted average grant date fair value of stock options granted	$8.74	$9.42	$9.07
Total fair value of stock options vested	$1,015,000	$872,000	$376,000
Total intrinsic value of stock options exercised	$792,000	$781,000	$468,000

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

On December 18, 2009, the Company’s board of directors (the “Board”) adopted the 2009 International Bancshares Corporation Long‑Term Restricted Stock Unit Plan (the “Plan”) to give the Company additional flexibility in the compensation of its officers, employees, consultants and advisors in compliance with all applicable laws and restrictions.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

are payable only in cash. The Plan provides for both the issuance of CPP‑compliant long‑term RSUs as well as RSUs that are not CPP‑compliant.

Dennis E. Nixon, the Company’s President, Chairman of the Board and a director of the Company, was awarded CPP‑compliant RSUs granted as of December 19, 2012 of $425,000 for his performance in 2012. In order to meet the requirements of a CPP‑compliant RSU, Mr. Nixon’s 2012 RSUs vested and were paid in December 2014 in the cash amount of $572,746.

(17) Commitments, Contingent Liabilities and Other Matters

The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2016, 2015 and 2014 were approximately $5,870,000, $6,200,000 and $7,200,000, respectively. Future minimum lease payments due under non‑cancellable operating leases at December 31, 2016 were as follows:

Fiscal year ending:

Total
(in thousands)
2017	$3,078
2018	2,772
2019	2,726
2020	2,551
2021	1,633
Thereafter	88
Total	$12,848

It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non‑cancellable sub‑leases greater than one year at December 31, 2016 were $101,562,000.

Cash of approximately $111,353,000 and $104,684,000 at December 31, 2016 and 2015, respectively, was maintained to satisfy regulatory reserve requirements.

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

(18) Transactions with Related Parties

In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $26,662,000 and $31,975,000 at December 31, 2016 and 2015, respectively.

(19) Financial Instruments with Off‑Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the bank subsidiaries are party to financial instruments with off‑statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2016, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$2,262,717,000
Credit card lines	18,531,000
Standby letters of credit	88,504,000
Commercial letters of credit	4,650,000

The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2016, the maximum potential amount of future payments is approximately $88,504,000. At December 31, 2016, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $40,738,000 and $37,454,000 at December 31, 2016 and 2015, respectively.

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

(20) Capital Requirements

On December 23, 2008, as part of the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”) of the United States Department of the Treasury (“Treasury”), the Company issued to the Treasury a warrant to purchase 1,326,238 shares of the Company’s common stock at a price per share of $24.43 and with a term of ten years (the “Warrant”).

On June 12, 2013, the U.S. Treasury sold the Warrant to a third party. As of February 20, 2016, the Warrant is still outstanding. Adjustments to the $24.43 per share Exercise Price of the Warrant will be made if the Company pays cash dividends in excess of 33 cents per semi-annual period or makes certain other shareholder distributions before the Warrants expires on December 23, 2018.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2016, the subsidiary banks could pay dividends of up to $819,500,000 to the Corporation without prior regulatory approval and without adversely affecting their “well‑capitalized” status under regulatory capital rules in effect at December 31, 2016. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries’ total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

Current quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk‑weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2016, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which they are subject.

       In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and will increase each year until January 1, 2019, when the Company will be required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the new rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rules are subject to a four year phase in period for mandatory compliance and the Company was required to begin to phase in the new rules beginning on January 1, 2015.  Management believes, as of December 31, 2016, that the Company and each of the bank subsidiaries will meet all capital adequacy requirements once the capital conservation is fully phased-in.

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

As of December 31, 2016, capital levels at the Company exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to the Company. Based on the ratios presented below, capital levels as of December 31, 2016 at the Company exceed the minimum levels necessary to be considered “well capitalized.”

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2016, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well‑capitalized under the regulatory framework for prompt corrective action. To be categorized as “well‑capitalized,” the Company and the bank subsidiaries must maintain minimum Total risk‑based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well‑capitalized.

The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2016 under current guidelines are presented in the following table:

			For Capital Adequacy		To Be Well-Capitalized
			Purposes		Under Prompt Corrective
	Actual		Phase In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2016:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,468,662	16.95%	$390,021	5.125%	N/A	N/A
International Bank of Commerce, Laredo	1,201,527	16.63	325,178	5.125	$469,701	6.50%
International Bank of Commerce, Brownsville	158,533	25.61	27,852	5.125	40,230	6.50
International Bank of Commerce, Zapata	65,989	34.09	8,712	5.125	12,584	6.50
Commerce Bank	73,765	31.84	10,425	5.125	15,058	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$1,687,501	19.47%	$693,370	8.625%	N/A	N/A
International Bank of Commerce, Laredo	1,260,886	17.45	578,094	8.625	$722,618	10.00%
International Bank of Commerce, Brownsville	163,937	26.49	49,514	8.625	61,892	10.00
International Bank of Commerce, Zapata	67,464	34.85	15,488	8.625	19,360	10.00
Commerce Bank	76,093	32.85	18,532	8.625	23,166	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,618,935	18.68%	$520,028	6.625%	N/A	N/A
International Bank of Commerce, Laredo	1,201,527	16.63	433,571	6.625	$578,094	8.00%
International Bank of Commerce, Brownsville	158,533	25.61	37,135	6.625	49,514	8.00
International Bank of Commerce, Zapata	65,989	34.09	11,616	6.625	15,488	8.00
Commerce Bank	73,765	31.84	13,899	6.625	18,532	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,618,935	13.91%	$471,135	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,201,527	12.50	384,342	4.00	480,427	5.00%
International Bank of Commerce, Brownsville	158,533	16.91	37,509	4.00	46,886	5.00
International Bank of Commerce, Zapata	65,989	13.87	19,029	4.00	23,786	5.00
Commerce Bank	73,765	13.05	22,607	4.00	28,259	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2015 are also presented in the following table:

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

(21) Fair Value

ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 applies to all financial instruments that are being measured and reported on a fair value basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; it also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels:

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

valuation techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy is set forth below.

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2016 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2016	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage-backed securities	$3,894,470	$—	$3,876,865	$17,605
States and political subdivisions	254,972	—	254,972	—
Equity securities	27,907	27,907	—	—
	$4,177,349	$27,907	$4,131,837	$17,605

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2015 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2015	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage - backed securities	$3,893,210	$—	$3,871,981	$21,229
States and political subdivisions	277,705	—	277,705	—
Equity securities	28,457	28,457	—	—
	$4,199,372	$28,457	$4,149,686	$21,229

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

Assumptions used in the discounted cash flow model as of December 31, 2016 and December 31, 2015 were applied separately to those portions of the bond where the underlying residential mortgage loans had been performing under original contract terms for at least the prior 24 months and those where the underlying residential mortgages had not been meeting the original contractual obligation for the same period. Unobservable inputs included in the model are estimates on future principal prepayment rates, and default and loss severity rates. For that portion of the bond where the underlying residential mortgage had been meeting the original contract terms for at least 24 months, the Company used the following estimates in the model: (i) a voluntary prepayment rate of 7%, (ii) a 1% default rate, (iii) a loss severity rate of 25%, and (iv) a discount rate of 13%. The assumptions used in the model for the rest of the bond included the following estimates: (i) a voluntary prepayment rate of 2%, (ii) a default rate of 4.5%, (iii) a loss severity rate that started at 60% for the first year (2012) then declines by 5% for the following five years (2013, 2014, 2015, 2016 and 2017) and remains at 25% thereafter (2018 and beyond), and (iv) a discount rate of 13%. The estimates used in the model to determine fair value are based on observable historical data of the underlying collateral. The model anticipates that the housing market will gradually improve and that the underlying collateral will eventually all perform in accordance with the original contract terms on the bond. Should the number of loans in the underlying collateral that default and go into foreclosure or the severity of the losses in the underlying collateral significantly change, the results of the model would be impacted. The Company will continue to evaluate the actual historical performance of the underlying collateral and will modify the assumptions used in the model as necessary.

The following table presents a reconciliation of activity for such mortgage‑backed securities on a net basis (Dollars in Thousands):

Balance at December 31, 2015	$21,229
Principal paydowns	(4,417)
Total unrealized gains (losses) included in:
Other comprehensive loss	1,147
Impairment realized in earnings	(354)

Balance at December 31, 2016	$17,605

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table represents financial instruments measured at fair value on a non‑recurring basis as of and for the period ended December 31, 2016 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net Provision
	Year ended	Identical	Observable	Unobservable	(Credit)
	December 31,	Assets	Inputs	Inputs	During
	2016	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$38,794	$—	$—	$38,794	$19,699
Other real estate owned	9,445	—	—	9,445	2,351

The following table represents financial instruments measured at fair value on a non‑recurring basis as of and for the year ended December 31, 2015 by level within the fair value measurement hierarchy:

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

The Company’s assets measured at fair value on a non-recurring basis are limited to impaired loans and other real estate owned.  Impaired loans are classified within level 3 of the valuation hierarchy.  The fair value of impaired loans is derived in accordance with FASB ASC 310, “Receivables”.  Impaired loans are primarily comprised of collateral-dependent commercial loans.   Understanding that as the primary sources of loan repayments decline, the secondary repayment source comes into play and correctly evaluating the fair value of that secondary source, the collateral, becomes even more important.  Re-measurement of the impaired loan to fair value is done through a specific valuation allowance included in the allowance for probable loan losses.  The fair value of impaired loans is based on the fair value of the collateral, as determined through either an appraisal or evaluation process.  The basis for the Company’s appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are “as is” (the property’s highest and best use) valuations based on the current conditions of the property/project at that point in time.  The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable.  As of December 31, 2016, the Company had approximately $38,108,000 of impaired commercial collateral dependent loans, of which approximately $26,162,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $6,836,000 had an evaluation performed within the immediately preceding twelve months. As of December 31, 2015, the Company had approximately $51,021,000 of impaired commercial collateral dependent loans, of which approximately $39,520,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $2,958,000 had an evaluation performed within the immediately preceding twelve months.

The determination to either seek an appraisal or to perform an evaluation begins in weekly credit quality meetings, where the committee analyzes the existing collateral values of the impaired loans and where obsolete

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2016, December 31, 2015 and December 31, 2014, respectively the Company recorded approximately $381,000, $696,000 and $367,000 in charges to the allowance for probable loan losses in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2016, December 31, 2015 and December 31, 2014, respectively, the Company recorded approximately $2,351,000, $1,023,000 and $597,000 in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for the Company’s financial instruments at December 31, 2016 and December 31, 2015 are outlined below.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2016, and December 31, 2015, the carrying amount of fixed rate performing loans was $1,411,272,000 and $1,383,836,000, respectively, and the estimated fair value was $1,375,807,000 and $1,362,248,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non‑interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2016 and December 31, 2015. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2016 and December 31, 2015, the carrying amount of time deposits was $2,248,310,000 and $2,366,413,000, respectively, and the estimated fair value was $2,247,648,000 and $2,365,390,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements include both short and long‑term maturities. Due to the contractual terms of the short‑term instruments, the carrying amounts approximated fair value at December 31, 2016 and December 31, 2015. The fair value of the long‑term instruments is based on established market spread using option adjusted spreads methodology. Long‑term repurchase agreements are within level 3 of the fair value hierarchy. At December 31, 2016 and December 31, 2015, respectively, the carrying amount of long‑term repurchase agreements was $300,000,000 and $560,000,000 and the estimated fair value was $289,324,000 and $527,198,600, respectively.

Junior Subordinated Deferrable Interest Debentures

The company currently has floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2016 and December 31, 2015.

Other Borrowed Funds

The company currently has short and long‑term borrowings issued from the Federal Home Loan Bank (“FHLB”). Due to the contractual terms of the short‑term borrowings, the carrying amounts approximated fair value at December 31, 2016 and December 31, 2015. The long-term borrowings outstanding at December 31, 2016 are variable rate borrowings and re-price on a monthly basis.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2016 and 2015

(Dollars in Thousands)

	2016	2015
ASSETS
Cash	$18,555	$2,977
Other investments	94,908	69,160
Notes receivable	—	99
Investment in subsidiaries	1,787,120	1,766,592
Other assets	1,098	45
Total assets	$1,901,681	$1,838,873
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$160,416	$161,416
Due to IBC Trading	21	21
Other liabilities	16,577	11,933
Total liabilities	177,014	173,370
Shareholders’ equity:
Common shares	95,910	95,866
Surplus	169,567	167,980
Retained earnings	1,777,963	1,683,600
Accumulated other comprehensive (loss) income	(26,697)	2,167
	2,016,743	1,949,613
Less cost of shares in treasury	(292,076)	(284,110)
Total shareholders’ equity	1,724,667	1,665,503
Total liabilities and shareholders’ equity	$1,901,681	$1,838,873

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands)

	2016	2015	2014
Income:
Dividends from subsidiaries	$84,432	$51,575	$71,389
Interest income on notes receivable	2	7	15
Interest income on other investments	8,958	5,738	6,862
Other	255	3,442	1,923
Total income	93,647	60,762	80,189
Expenses:
Interest expense (Debentures)	4,600	4,099	4,264
Other	3,637	3,037	1,099
Total expenses	8,237	7,136	5,363
Income before federal income taxes and equity in undistributed net income of subsidiaries	85,410	53,626	74,826
Income tax expense	311	386	1,370
Income before equity in undistributed net income of subsidiaries	85,099	53,240	73,456
Equity in undistributed net income of subsidiaries	48,833	83,486	79,695
Net income	$133,932	$136,726	$153,151

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2016, 2015 and 2014

(Dollars in Thousands)

	2016	2015	2014
Operating activities:
Net income	$133,932	$136,726	$153,151
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charges on available for sale securities	112	385	254
Stock compensation expense	1,082	1,172	1,058
Increase (decrease) in other liabilities	3,901	(1,998)	416
Equity in undistributed net income of subsidiaries	(48,833)	(83,486)	(79,695)
Net cash provided by operating activities	90,194	52,799	75,184
Investing activities:
Principal collected on mortgage-backed securities	1,105	474	1,301
Net decrease in notes receivable	99	105	109
Increase in other assets and other investments	(27,834)	(1,830)	(7,008)
Net cash used in investing activities	(26,630)	(1,251)	(5,598)
Financing activities:
Redemption of long-term debt	(1,000)	(14,000)	(15,310)
Proceeds from stock transactions	549	1,370	555
Payments of cash dividends - common	(39,569)	(38,515)	(34,762)
Purchase of treasury stock	(7,966)	(6,678)	(18,923)
Net cash used in financing activities	(47,986)	(57,823)	(68,440)
Increase (decrease) in cash	15,578	(6,275)	1,146
Cash at beginning of year	2,977	9,252	8,106
Cash at end of year	$18,555	$2,977	$9,252

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2016

Interest income	$96,337	$96,624	$97,896	$97,057
Interest expense	10,113	11,175	11,024	10,817
Net interest income	86,224	85,449	86,872	86,240
Provision for probable loan losses	4,975	(1,347)	7,097	9,134
Non-interest income	43,630	40,530	36,611	40,931
Non-interest expense	73,056	76,667	71,984	67,918

Income before income taxes	51,823	50,659	44,402	50,119

Income taxes	16,350	14,872	14,714	17,135

Net income	$35,473	$35,787	$29,688	$32,984

Per common share:
Basic

Net income	$0.54	$0.54	$0.45	$0.50

Diluted

Net income	$0.53	$0.54	$0.45	$0.50

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2015

Interest income	$97,923	$100,724	$98,975	$99,132
Interest expense	10,730	11,133	11,210	11,244
Net interest income	87,193	89,591	87,765	87,888
Provision for probable loan losses	5,429	8,832	7,767	2,377
Non-interest income	35,734	43,022	40,144	36,834
Non-interest expense	66,132	74,898	68,271	67,623

Income before income taxes	51,366	48,883	51,871	54,722

Income taxes	16,393	16,864	17,996	18,863

Net income	$34,973	$32,019	$33,875	$35,859

Per common share:
Basic

Net income	$0.53	$0.48	$0.51	$0.54

Diluted

Net income	$0.52	$0.48	$0.51	$0.54

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Average Statements of Condition

(Dollars in Thousands)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2016, 2015, and 2014.  Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2016			2015			2014
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$5,781,466	$292,325	5.06%	$5,662,616	$291,180	5.14%	$5,312,177	$275,512	5.19%
Foreign	167,582	5,495	3.28	182,226	6,103	3.35	179,664	6,034	3.36
Investment securities:
Taxable	4,044,843	79,533	1.97	4,404,569	88,008	2.00	4,810,068	100,095	2.08
Tax-exempt	253,990	10,356	4.08	275,267	11,319	4.11	257,557	11,767	4.57
Other	84,275	205	0.24	100,816	144	0.14	66,199	191	0.29
Total interest-earning assets	10,332,156	387,914	3.75%	10,625,494	396,754	3.73%	10,625,665	393,599	3.7%
Non-interest earning assets:
Cash and cash equivalents	154,334			166,460			226,817
Bank premises and equipment, net	488,110			499,233			497,927
Other assets	1,006,286			951,728			866,691
Less allowance for probable loan losses	(66,021)			(65,857)			(73,544)
Total	$11,914,865			$12,177,058			$12,143,556
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$3,090,355	$4,562	0.15%	$3,036,542	$3,593	0.12%	$2,983,028	$3,597	0.12%
Time deposits:
Domestic	1,169,156	5,328	0.46	1,278,148	6,374	0.50	1,358,119	6,689	0.49
Foreign	1,123,315	4,635	0.41	1,155,698	4,859	0.42	1,221,981	5,344	0.44
Securities sold under repurchase agreements	759,458	20,876	2.75	872,611	23,777	2.72	893,836	24,616	2.75
Other borrowings	633,380	3,128	0.49	864,535	1,615	0.19	1,085,311	2,033	0.19
Junior subordinated interest deferrable debentures	161,249	4,600	2.85	170,843	4,099	2.40	181,574	4,264	2.35
Total interest bearing liabilities	6,936,913	43,129	0.62%	7,378,377	44,317	0.60%	7,723,849	46,543	0.60%
Non-interest bearing liabilities:
Demand Deposits	3,148,590			3,059,527			2,594,727
Other liabilities	90,308			82,571			97,237
Shareholders’ equity	1,739,054			1,620,583			1,411,597
Total	$11,914,865			$12,141,058			$11,827,410
Net interest income		$344,785			$352,437			$347,056
Net yield on interest earning assets			3.34%			3.32%			3.27%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
R. DAVID GUERRA
Vice President	JAVIER DE ANDA
Senior Vice President
EDWARD J. FARIAS	B.P. Newman Investment Company
Vice President
IRVING GREENBLUM
IMELDA NAVARRO	International Investments/Real Estate
Treasurer
R. DAVID GUERRA
WILLIAM J. CUELLAR	President
Auditor	International Bank of Commerce
Branch in McAllen, TX
MARISA V. SANTOS
Secretary	DOUG HOWLAND
Investments
HILDA V. TORRES
Assistant Secretary	IMELDA NAVARRO
President
International Bank of Commerce

PEGGY NEWMAN
Investments

LARRY NORTON
President
Norton Stores, Inc.

ROBERTO R. RESENDEZ
Owner
Cattle Ranching and Real Estate Investment Company

LEONARDO SALINAS
Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments