Form 10-K, Exhibit 13
period 2017-12-31
INTERNATIONAL BANCSHARES CORP
filed 2018-02-28
CIK 315709

Exhibit 13

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(Consolidated)

The following consolidated selected financial data is derived from the Corporation’s audited financial statements as of and for the five years ended December 31, 2017. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2017	2016	2015	2014	2013
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$12,184,698	$11,804,041	$11,772,869	$12,196,520	$12,079,477
Investment securities available-for-sale	4,154,470	4,177,349	4,199,372	4,911,963	5,304,579
Net loans	6,280,485	5,900,027	5,883,926	5,614,417	5,129,074
Deposits	8,544,892	8,610,089	8,536,253	8,438,625	8,243,425
Other borrowed funds	1,195,225	733,375	505,750	1,073,944	1,223,950
Junior subordinated deferrable interest debentures	160,416	160,416	161,416	175,416	190,726
Shareholders’ equity	1,838,980	1,724,667	1,665,503	1,580,658	1,424,408
INCOME STATEMENT
Interest income	$415,136	$387,914	$396,754	$393,599	$363,217
Interest expense	38,931	43,129	44,317	46,543	54,632
Net interest income	376,205	344,785	352,437	347,056	308,585
Provision for probable loan losses	11,221	19,859	24,405	14,423	22,968
Non-interest income	150,406	161,702	155,734	178,348	189,605
Non-interest expense	293,748	289,625	276,924	281,043	292,632
Income before income taxes	221,642	197,003	206,842	229,938	182,590
Income taxes	64,206	63,071	70,116	76,787	56,239
Net income	157,436	133,932	136,726	153,151	126,351
Net income available to common shareholders	$157,436	$133,932	$136,726	$153,151	$126,351
Per common share:
Basic	$2.38	$2.03	$2.06	$2.29	$1.88
Diluted	$2.36	$2.02	$2.05	$2.28	$1.88

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis represents an explanation of significant changes in the financial position and results of operations of International Bancshares Corporation and its subsidiaries (the “Company” or the “Corporation”) on a consolidated basis for the three‑year period ended December 31, 2017. The following discussion should be read in conjunction with the Company’s Annual Report on Form 10‑K for the year ended December 31, 2017, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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
•

Changes in U.S.—Mexico trade, including, without limitation, reductions in border crossings and commerce resulting from the Homeland Security Programs called “US‑VISIT,” which is derived from Section 110 of the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, renegotiation and potential changes to the North American Free Trade Agreement (“NAFTA”), or the possible imposition of tariffs on imported goods.
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

•	Greater than expected costs or difficulties related to the development and integration of new products and lines of business, including those regulated by the CFPB.
•	Increased labor costs and effects related to health care reform and other laws, regulations and legal developments impacting labor costs.
•	Impairment of carrying value of goodwill could negatively impact our earnings and capital.
•	Changes in the soundness of other financial institutions with which the Company interacts.
•	Political instability in the United States or Mexico.
•	Technological changes or system failures or breaches of our network security, as well as other cyber security risks, could subject us to increased operating costs, litigation and other liabilities.
•	Acts of war or terrorism.
•	Natural disasters.
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

Overview

The Company, which is headquartered in Laredo, Texas, with 192 facilities and 294 ATMs, provides banking services for commercial, consumer and international customers of South, Central and Southeast Texas and the State of Oklahoma. The Company is one of the largest independent commercial bank holding companies headquartered in Texas. The Company, through its bank subsidiaries, is in the business of gathering funds from various sources and investing those funds in order to earn a return. The Company, either directly or through a bank subsidiary, owns one insurance agency, a liquidating subsidiary, and a fifty percent interest in an investment banking unit that owns a broker/dealer. The Company’s primary earnings come from the spread between the interest earned on interest‑bearing assets and the interest paid on interest‑bearing liabilities. In addition, the Company generates income from fees on products offered to commercial, consumer and international customers.  The sales team of each of the Company’s bank subsidiaries aim to match the right mix of products and services to each customer to best serve the customer’s needs.  That process entails spending time with customers to assess those needs and servicing the sales arising from those discussions on a long term basis.  The bank subsidiaries have various compensation plans, including incentive based compensation, for fairly compensating employees.  The bank subsidiaries also have a robust process in place to review sales that support the incentive based compensation plan to monitor the quality of the sales and identify any significant irregularities, a process that has been in place for many years.

A primary goal of the Company is to grow net interest income and non‑interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is a critical objective of the Company. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). The Company’s ROE for the year ended December 31, 2017 was 8.62%  as compared to 7.70%  for the year ended December 31, 2016.

The Company is very active in facilitating trade along the United States border with Mexico. The Company does a large amount of business with customers domiciled in Mexico. Deposits from persons and entities domiciled in Mexico comprise a large and stable portion of the deposit base of the Company’s bank subsidiaries. The loan policies of the Company’s bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements in the form of guarantees, from significant United States corporations. The Company also serves the growing Hispanic population through the Company’s facilities located throughout South, Central and Southeast Texas and the State of Oklahoma.

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

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2017	December 31, 2016	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$12,184,698	$11,804,041	3.2%
Net loans	6,280,485	5,900,027	6.4
Deposits	8,544,892	8,610,089	(0.8)
Securities sold under repurchase agreements	353,805	504,985	(29.9)
Other borrowed funds	1,195,225	733,375	63.0
Junior subordinated deferrable interest debentures	160,416	160,416	—
Shareholders’ equity	1,838,980	1,724,667	6.6

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2017	2016	2017 vs. 2016	2015	2016 vs. 2015
	(Dollars in Thousands, Except Per Share Data)
Interest income	$415,136	$387,914	7.0%	$396,754	(2.2)%
Interest expense	38,931	43,129	(9.7)	44,317	(2.7)
Net interest income	376,205	344,785	9.1	352,437	(2.2)
Provision for probable loan losses	11,221	19,859	(43.5)	24,405	(18.6)
Non-interest income	150,406	161,702	(7.0)	155,734	3.8
Non-interest expense	293,748	289,625	1.4	276,924	4.6
Net income	157,436	133,932	17.5	136,726	(2.0)
Per common share:
Basic	$2.38	$2.03	17.2%	$2.06	(1.5)%
Diluted	2.36	2.02	16.8	2.05	(1.5)

Net Income

Net income for the year ended December 31, 2017 increased by 17.5% compared to the same period in 2016.  Net income for the year ended December 31, 2017 was positively impacted by an increase in net interest income.  Net interest income increased as interest income on loans increased due to a higher volume of loans and an increase in the overall yield of the loan portfolio.  Interest expense declined primarily due to the effects of the early termination of the long-term repurchase agreements by the lead bank subsidiary in prior years.  Net income for the year ended December 31, 2017 was also positively impacted by a decrease in the provision for probable loan losses compared to 2016 and a tax refund received in the second quarter of 2017.  The provision for probable loan losses decreased as a result of a decrease in the historical loss experience in the commercial category of the allowance for probable loan loss calculation.  As discussed in prior periods, charge-offs had increased due to the deterioration of one relationship that is secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  The Company uses a three year historical charge-off experience in the calculation, therefore, as those charge-offs begin to be eliminated from the calculation, the allowance for probable loan losses will be impacted.  Net income was also positively impacted by a tax refund of $4.9 million received in the second quarter as a result of an amended tax return for the 2012 tax year.  In September 2014, the Company amended its 2012 federal income tax return as a result of a tax opinion obtained regarding a judgment against the Company paid in 2012 after litigation related to tax matters in the Company’s 2004 acquisition of Local Financial Corporation (“LFIN”).  Litigation against the Company was initiated by the former controlling shareholders of LFIN with respect to such tax matters.  On March 5, 2010, a judgment against the Company was entered on a jury verdict in the U.S. District Court for the Western District of Oklahoma.  The Company subsequently appealed the decision and on January 5, 2012, the United States Court of Appeals Tenth Circuit affirmed the judgment and it became final and unappealable and the Company recorded the majority of the payment of the judgment as a non-deductible expense in the Company’s 2012 federal income tax return.  The Company engaged legal counsel to review the deductibility of the judgment and, upon receiving the tax opinion, amended the 2012 tax return to report the payment as a deductible expense.  The Internal Revenue Service examined the amended return and at the conclusion of the exam, allowed a certain portion of the judgment to be deducted as a necessary and ordinary business expense.  Net income for the year ended December 31, 2017 was negatively impacted by a charge of $5.8 million, $3.7 million after tax, taken by the lead bank subsidiary in connection with the termination of its long-term repurchase agreements outstanding in order to help manage its long-term funding costs, recorded in the first quarter of 2017.  Net income for the year ended December 31, 2016 decreased by 2.0% compared to the same period in 2015 and was negatively impacted by a small decrease in the net interest margin as a result of a decrease in interest income on available-for-sale securities, and an increase in non-interest expense. The decrease in interest income on available-for-sale securities is due to a decrease in the average outstanding balance of such investments.  The decrease in the balance is being driven primarily by the lack of available investments in the market that fit the Company’s investment profile and investment goals.  The increase in non-interest income can be attributed to an increase in income from other investments, which is being positively impacted by the sale of an investment by the merchant banking entities in which the Company holds an equity interest, the Company’s share of revenue on a non-financial equity investment it holds accounted for under the equity method of accounting, and insurance proceeds from a policy the lead bank subsidiary had purchased to cover the cost of employee compensation and benefit programs, resulting in income of approximately $5.0 million, after tax.  The increase in non-interest expense can be attributed primarily to a charge of $7.0 million, $4.6 million after tax, to unwind a portion of a subsidiary bank’s long-term repurchase agreements in order to improve the net interest margin in the long term.  Also contributing to the increase is an increase of $3.9 million, $2.5 million after tax,  in software and software maintenance costs arising from additional investments made by the Company in its network infrastructure.

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

	For the years ended December 31,
	2017	2016	2015
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.27%	5.06%	5.14%
Foreign	3.29	3.28	3.35
Investment securities:
Taxable	2.08	1.97	2.00
Tax-exempt	4.10	4.08	4.11
Other	0.74	0.24	0.14
Total interest-earning assets	3.97%	3.75%	3.73%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	0.19%	0.15%	0.12%
Time deposits:
Domestic	0.46	0.46	0.50
Foreign	0.44	0.41	0.42
Securities sold under repurchase agreements	1.64	2.75	2.72
Other borrowings	1.23	0.49	0.19
Junior subordinated deferrable interest debentures	3.36	2.85	2.40
Total interest bearing liabilities	0.57%	0.62%	0.60%

The level of interest rates and the volume and mix of earning assets and interest‑bearing liabilities impact net income and net interest margin. The yield on average interest‑earning assets increased 5.9% from 3.75% in 2016 to 3.97% in 2017, and the rates paid on average interest‑bearing liabilities decreased 8.1% from 0.62% in 2016 to 0.57% in 2017. The yield on average interest‑earning assets increased 0.5% from 3.73% in 2015 to 3.75% in 2016, and the rates paid on average interest‑bearing liabilities increased 3.3% from .60% in 2015 to .62% in 2016. The majority of the Company’s taxable investment securities are invested in mortgage backed securities and during rapid increases or reduction in interest rates, the yield on these securities do not re‑price as quickly as the loans.

The following table analyzes the changes in net interest income during 2017, 2016 and 2015 and the relative effect of changes in interest rates and volumes for each major classification of interest‑earning assets and interest‑bearing liabilities. Non‑accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2017 compared to 2016			2016 compared to 2015
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$12,373	$12,622	$24,995	$6,111	$(4,966)	$1,145
Foreign	(325)	18	(307)	(490)	(118)	(608)
Investment securities:
Taxable	(1,774)	4,588	2,814	(7,188)	(1,287)	(8,475)
Tax-exempt	(764)	64	(700)	(875)	(88)	(963)
Other	1	419	420	(24)	85	61
Total interest income	$9,511	$17,711	$27,222	$(2,466)	$(6,374)	$(8,840)
Interest incurred on:
Savings and interest bearing demand deposits	$207	$1,439	$1,646	$64	$905	$969
Time deposits:
Domestic	(433)	61	(372)	(544)	(502)	(1,046)
Foreign	(108)	253	145	(136)	(88)	(224)
Securities sold under repurchase agreements	(9,815)	(4,444)	(14,259)	(3,083)	182	(2,901)
Other borrowings	1,275	6,575	7,850	(432)	1,945	1,513
Junior subordinated deferrable interest debentures	(24)	816	792	(230)	731	501
Total interest expense	$(8,898)	$4,700	$(4,198)	$(4,361)	$3,173	$(1,188)
Net interest income	$18,409	$13,011	$31,420	$1,895	$(9,547)	$(7,652)

(1)  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

As part of the strategy to manage interest rate risk, the Company strives to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re‑price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re‑price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change the Company’s interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques employed by the Company to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by the Investment Committee of the Company twice a year. The Investment Committee is comprised of certain members of the board of directors, senior managers of the various Company bank subsidiaries along with consultants. Management currently believes that the Company is properly positioned for interest rate changes; however, if management determines at any time that the Company is not properly positioned, it will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2017, in rising rate scenarios of +100, +200,  +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15%, 15%, and 20%, respectively and in a decreasing rate scenario of -100 basis points, that the net interest income not vary by more than plus or minus 15%. At December 31, 2017, the income simulations show that a rate shift of -100, +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by -3.21%, +4.23%, +8.26%, +12.22% and +15.96%, respectively.

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

Allowance for Probable Loan Loss

The following table presents information concerning the aggregate amount of non‑accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2017	2016	2015	2014	2013
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$54,730	$36,858	$47,320	$63,559	$62,823
Accruing loans contractually past due ninety days or more as to interest or principal payments	6,590	5,215	11,174	9,988	7,197

The allowance for probable loan losses increased 4.7% to $67,687,000 at December 31, 2017 from $64,661,000 at December 31, 2016. The allowance was 1.07% of total loans, net of unearned income at December 31, 2017 and 1.08% at December 31, 2016. The provision for probable loan losses charged to expense decreased $8,638,000 to $11,221,000 for the year ended December 31, 2017 from $19,859,000 for the same period in 2016.  The decrease in the provision for probable loan losses charged to expense for the year ended December 31, 2017 can be attributed to a decrease in the historical charge-off experience in the commercial category of the allowance for probable loan loss calculation.  As discussed in prior periods, charge-offs had increased due to the deterioration of one relationship that is secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  The Company uses a three year historical charge-off experience in the calculation, therefore, as those charge-offs begin to be eliminated from the calculation, the allowance for probable loan losses will be impacted.  The decrease in the provision for probable loan losses charged to expense for the year ended December 31, 2016 can be attributed to two  large recoveries on loans that had been charged off in prior years of approximately $10.4 million.  The recoveries positively impacted the balance in the allowance for probable loan losses and resulted in a  decrease to provision expense.  The increase in the provision for probable loan losses charged to expense for the year ended December 31, 2015 can be attributed to an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of the Company’s loan portfolio.  The decrease in the allowance at December 31, 2014 compared to the same period in 2013 is due to a charge down in an impaired commercial relationship that is mainly secured by multiple pieces of transportation equipment, the value of which fluctuates due to market factors and the amount of use of the equipment.  The provision for probable loan losses charged to expense decreased for the year ended December 31, 2014 compared to the same period in 2013 partially due to a specific reserve added in 2013 for the relationship that is mainly secured by multiple pieces of transportation equipment.

The following table details loans accounted for as “troubled debt restructuring,” segregated by loan class. Loans accounted for as troubled debt restructuring are included in impaired loans. See Note 1 to the Consolidated Financial Statements.

	December 31,	December 31,
	2017	2016
	(Dollars in Thousands)
Domestic
Commercial	$6,910	$10,710
Commercial real estate: farmland & commercial	—	3,086
Residential: first lien	6,140	6,181
Residential: junior lien	712	812
Consumer	1,237	1,269
Foreign	347	360
Total troubled debt restructuring	$15,346	$22,418

The following table presents information concerning the aggregate amount of non‑accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2017	2016	2015	2014	2013
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$—	$387	$365	$—	$—
Accruing loans contractually past due ninety days or more as to interest or principal payments	667	11	442	—	—

The gross income that would have been recorded during 2017, 2016 and 2015 on non‑accrual loans in accordance with their original contract terms was approximately $977,000, $2,438,000 and $3,279,000 on domestic loans and approximately $0, $23,800, and $19,000 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2017, 2016 and 2015 was approximately $4,000, $0, and $844,000 on domestic loans and $0, $0, and $0 for foreign loans, respectively.

Generally, loans are placed on non‑accrual status if principal or interest payments become 90 days past due and/or management deems the collectibility of the principal and/or interest to be in question, as well as when required by applicable regulatory guidelines. Interest income on non‑accrual loans is recognized only to the extent payments are received or when, in management’s opinion, the creditor’s financial condition warrants reestablishment of interest accruals. Under special circumstances, a loan may be more than 90 days delinquent as to interest or principal and not be placed on non‑accrual status. This situation generally results when a bank subsidiary has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there has been a recent history of payments. When a loan is placed on non‑accrual status, any interest accrued, not paid, is reversed and charged to operations against interest income.

Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were approximately $2,915,326,000 and $2,262,717,000 at December 31, 2017 and 2016, respectively. See Note 19 to the Consolidated Financial Statements.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged‑off and recoveries on loans previously charged‑off by loan category; and additions to the allowance which have been charged to expense:

	2017	2016	2015	2014	2013
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$6,348,172	$5,964,688	$5,950,914	$5,679,245	$5,199,235
Average loans outstanding during the year (1)	$6,183,864	$5,949,048	$5,844,842	$5,491,841	$4,978,833
Balance of allowance at January 1	$64,661	$66,988	$64,828	$70,161	$58,193
Provision charged to expense	11,221	19,859	24,405	14,423	22,968
Loans charged off:
Domestic:
Commercial, financial and agricultural	(12,134)	(35,029)	(25,294)	(21,003)	(12,342)
Real estate—mortgage	(441)	(401)	(432)	(1,012)	(1,252)
Real estate—construction	(213)	(16)	(695)	(680)	(278)
Consumer	(309)	(414)	(704)	(719)	(561)
Foreign	(1)	(41)	—	(51)	(22)
Total loans charged off:	(13,098)	(35,901)	(27,125)	(23,465)	(14,455)
Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	4,547	7,229	4,098	3,086	2,842
Real estate—mortgage	269	299	461	291	359
Real estate—construction	21	6,099	141	72	87
Consumer	45	69	170	210	162
Foreign	21	19	10	50	5
Total recoveries	4,903	13,715	4,880	3,709	3,455
Net loans charged off	(8,195)	(22,186)	(22,245)	(19,756)	(11,000)
Balance of allowance at December 31	$67,687	$64,661	$66,988	$64,828	$70,161
Ratio of net loans charged-off during the year to average loans outstanding during the year (1)	0.13%	0.37%	0.38%	0.36%	0.22%
Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.07%	1.08%	1.13%	1.14%	1.35%

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2017		2016		2015		2014		2013
		Percent		Percent		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$35,885	52.3%	$32,928	50.2%	$35,379	52.1%	$41,881	54.7%	$47,676	55.7%
Real estate—Mortgage	12,242	17.9	11,355	17.3	10,979	16.2	8,272	16.0	8,061	16.3
Real estate—Construction	18,183	26.5	18,887	28.8	18,818	27.7	12,955	24.9	12,541	23.2
Consumer	535	0.8	607	0.9	659	1.0	660	1.1	750	1.3
Foreign	842	2.5	884	2.8	1,152	3.0	1,060	3.3	1,133	3.5
	$67,687	100.0%	$64,661	100.0%	$66,988	100.0%	$64,828	100.0%	$70,161	100.0%

The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the bank subsidiaries. The allowances are established through charges to operations in the form of provisions for probable loan losses.

The bank subsidiaries charge off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would indicate so. Generally, unsecured consumer loans are charged off when 90 days past due. The decrease in charge-offs for the year ended December 31, 2017 can be attributed to the increases experienced in 2016.  As discussed in prior periods, charge-offs had increased due to the deterioration of one relationship that is secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014 and increased charge-offs for the twelve months ended December 31, 2016 and December 31, 2015.  In March 2016, litigation against the management of the borrower was filed in the State of Nevada, resulting in a going concern issue with the borrower’s operations and the future use of the transportation equipment pledged as collateral on the relationship.  As a result, management, in accordance with its credit review procedures, re-evaluated the collateral values on the equipment in light of the new circumstances and reduced the collateral values accordingly, resulting in a further charge-down of the relationship of approximately $19.4 million, which is included in the losses charged to the allowance in the commercial category in the table detailing the activity for the twelve months ended December 31, 2016.  The same relationship had been previously charged down in the years ended December 31, 2015 and 2014.  Two large recoveries on loans charged off in prior years are included in the recoveries credited to the allowance in the table detailing activity for the year ended December 31, 2016.  The recoveries occurred in the first and third quarters of 2016 in the amounts of $4.4 million and $6 million, respectively, and are included in the Commercial and Commercial Real Estate: Other Construction and Land Development categories.  The increase in charge-offs for the years ended December 31, 2015 and 2014 in the Commercial category can be attributed to a charge down of a relationship that is primarily secured by multiple pieces of transportation equipment.  The relationship was charged down by $13.5 million and $8.5 million for the years ended December 31, 2015 and December 31, 2014, respectively.

The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses within the existing portfolio of loans. The Company’s allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, “Selected Loan Loss Allowance Methodology and Documentation Issues” and includes allowance allocations calculated in accordance with ASC 310, “Receivables” and ASC 450, “Contingencies.” The reserve allocated to loans individually evaluated for impairment at December 31, 2017 can be primarily attributed to a relationship secured by a water park that is impaired at December 31, 2017.  The reserve allocated to loans individually evaluated for impairment at December 31, 2016 can be primarily attributed to the charge-down of the above discussed relationship secured by multiple pieces of transportation equipment.  The reserve allocated to loans individually evaluated for impairment at December 31, 2015 decreased approximately $10.0 million, primarily as a result of a charge down in the above described relationship secured by multiple pieces of transportation equipment.  The reserve allocated to loans collectively evaluated for impairment at December 31, 2015 increased approximately $12.0 million and can be attributed to an increase in the actual historical charge-off experience in the commercial loan category of the calculation.  The reserve allocated by categories shows an overall decrease of $5.3 million from December 31, 2013 to December 31, 2014. The decrease for the year ended December 31, 2014 compared to the year ended December 31, 2013 is partially due to a charge down in the above-described relationship secured by multiple pieces of transportation equipment. Please refer to Note 4—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company’s management that the allowance for probable loan losses at December 31, 2017 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 25. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, the Company’s estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non‑Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2017	2016	2017 vs. 2016	2015	2016 vs. 2015
	(Dollars in Thousands)
Service charges on deposit accounts	$72,868	$73,581	(1.0)%	$78,825	(6.7)%
Other service charges, commissions and fees
Banking	44,964	46,267	(2.8)	44,971	2.9
Non-banking	7,345	7,006	4.8	7,223	(3.0)
Investment securities transactions, net	(4,774)	(2,626)	81.8	(3,682)	(28.7)
Other investments, net	18,918	23,827	(20.6)	16,969	40.4
Other income	11,085	13,647	(18.8)	11,428	19.4
Total non-interest income	$150,406	$161,702	(7.0)%	$155,734	3.8%

Total non-interest income for the year ended December 31, 2017 decreased by 7.0% compared to the same period of 2016.  The decrease in total non-interest income for the year ended December 31, 2017 can be attributed to an increase in losses recognized on the sales of certain available-for-sale investment securities in 2017 to re-position a portion of the Company’s investment portfolio and to certain non-recurring items recorded in 2016.  Total non-interest income for the year ended December 31, 2016 increased by 3.8% compared to the same period of 2015.  The increase in non-interest income for the year ended Dcember 31, 2016 compared to the same period of 2015 can be attributed to an increase in income from other investments, which is being positively impacted by the sale of an investment by the merchant banking entities in which the Company holds an equity interest, the Company’s share of revenue on a non-financial equity investment it holds accounted for under the equity method of accounting, and insurance proceeds from a policy the lead bank subsidiary had purchased to cover the cost of employee compensation and benefit programs, resulting in income of approximately $7.8 million.  Non-interest income was negatively impacted by a decrease in service charges on deposits for the year ended December 31, 2016 compared to the same period of 2015 and can be attributed to a  decrease in the volume of overdraft charges on deposit accounts.

Non‑Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2017	2016	2017 vs. 2016	2015	2016 vs. 2015
	(Dollars in Thousands)
Employee compensation and benefits	$132,750	$128,661	3.2%	$125,135	2.8%
Occupancy	28,439	26,583	7.0	28,019	(5.1)
Depreciation of bank premises and equipment	25,281	24,738	2.2	25,009	(1.1)
Professional fees	13,650	13,672	(0.2)	12,278	11.4
Deposit insurance assessments	3,294	5,777	(43.0)	5,938	(2.7)
Net expense, other real estate owned	965	5,688	(83.0)	5,695	(0.1)
Amortization of identified intangible assets	25	128	(80.5)	644	(80.1)
Advertising	7,854	7,814	0.5	7,585	3.0
Early termination fee—securities sold under repurchase agreements	5,765	7,042	(18.1)	3,510	100.6
Software and software maintenance	19,189	15,087	27.2	11,225	34.4
Impairment charges (Total other-than-temporary impairment charges, $0 net of $0, $793 net of $1,147, and $371, net of $1,325, included in other comprehensive loss)	—	354	(100.0)	954	(62.9)
Other	56,536	54,081	4.5	50,932	6.2
Total non-interest expense	$293,748	$289,625	1.4%	$276,924	4.6%

Non-interest expense for the year ended December 31, 2017 increased 1.4% compared to the same period of 2016.  Non-interest expense for 2017 was positively impacted by a decrease in deposit insurance assessments arising from a decrease in the assessment rate set by the FDIC of $2.4 million and a decrease in the net cost of operations on other real estate owned as the size of the portfolio has decreased from prior periods.  Non-interest expense for the period was negatively impacted by increased technology costs related to certain network infrastructure modifications of $4.1 million for the year ended December 31, 2017 compared to the same period of 2016.  Non-interest expense increased 4.6% for the year ended December 31, 2016 compared to the same period of 2015.  Non‑interest expense for the twelve months ended December 31, 2017, 2016 and 2015 was negatively impacted by charges of $5.8 million, $7.0 million, and $3.5 million, respectively, recorded by the Company’s lead bank subsidiary related to the termination of a portion of its long‑term repurchase agreements outstanding in order to help manage its long‑term funding costs. Non-interest expense for the year ended December 31, 2016 was negatively impacted by an increase of $3.9 million in software and software maintenance costs arising from additional investments made by the Company in its network infrastructure.

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

Financial Condition

Investment Securities

The following table sets forth the carrying value of investment securities as of December 31, 2017, 2016 and 2015:

	December 31,
	2017	2016	2015
	(Dollars in Thousands)
Residential mortgage-backed securities
Available for sale	$3,891,233	$3,894,470	$3,893,211
Obligations of states and political subdivisions
Available for sale	232,951	254,972	277,704
Equity securities
Available for sale	27,886	27,907	28,457
Other securities
Held to maturity	2,400	2,400	2,400
Total	$4,154,470	$4,179,749	$4,201,772

The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2017 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Residential mortgage-backed securities	$765	4.97%	$8,357	4.44%	1,188,698	2.80%	$2,745,272	2.71%
Obligations of states and political subdivisions	—	—	—	—	1,939	4.75%	223,157	4.62%
Equity securities	28,075	2.24	—	—	—	—	—	—%
Total	$28,840	2.31%	$8,357	4.44%	$1,190,637	2.80%	$2,968,429	2.86%

	Held to Maturity Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$2,275	1.79%	$125	2.59%	$—	—%	$—	—%
Total	$2,275	1.79%	$125	2.59%	$—	—%	$—	—%

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

Loans

The amounts of loans outstanding, by classification, at December 31, 2017, 2016, 2015, 2014 and 2013 are shown in the following table:

	December 31,
	2017	2016	2015	2014	2013
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,322,668	$2,993,203	$3,101,748	$3,107,584	$2,894,779
Real estate—mortgage	1,133,525	1,032,222	962,582	910,326	847,692
Real estate—construction	1,683,550	1,716,875	1,649,827	1,414,977	1,208,508
Consumer	49,543	55,168	57,744	61,137	66,414
Foreign	158,886	167,220	179,013	185,221	181,842
Loans, net of unearned discount	$6,348,172	$5,964,688	$5,950,914	$5,679,245	$5,199,235

The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2017, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but
	Within one	within five	After five
	year	years	years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$1,057,717	$1,906,691	$358,260	$3,322,668
Real estate—construction	644,902	946,370	92,278	1,683,550
Foreign	113,179	29,230	16,477	158,886
Total	$1,815,798	$2,882,291	$467,015	$5,165,104

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$176,695	$2,705,596
Due after five years	88,736	378,279
Total	$265,431	$3,083,875

International Operations

On December 31, 2017, the Company had $158,886,000 (1.3% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of the Company’s bank subsidiaries generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2017 and 2016 is presented below.

	For the year ended December 31,
	2017		2016
		Related		Related
	Amount of	Allowance for	Amount of	Allowance for
	Loans	Probable Losses	Loans	Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$103,104	$330	$110,036	$351
Secured by United States real estate	35,211	334	30,561	218
Secured by other United States collateral (securities, gold, silver, etc.)	14,414	68	16,985	103
Unsecured	1,561	32	848	19
Other (principally Mexico real estate)	4,596	78	8,790	193
	$158,886	$842	$167,220	$884

The transactions for the years ended December 31, 2017, 2016 and 2015, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

	2017	2016	2015
	(Dollars in Thousands)
Balance at January 1,	$884	$1,152	$1,060
Charge-offs	(1)	(41)	—
Recoveries	21	19	10
Net charge-offs	20	(22)	10
Charge (credit) to expense	(62)	(246)	82
Balance at December 31	$842	$884	$1,152

Deposits

	2017	2016
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,572,636	$2,504,360
Foreign	658,072	644,230
Total demand non-interest bearing	3,230,708	3,148,590
Savings and interest bearing demand
Domestic	2,612,981	2,504,369
Foreign	617,482	585,986
Total savings and interest bearing demand	3,230,463	3,090,355
Time certificates of deposit
$100,000 or more:
Domestic	702,417	760,014
Foreign	833,444	843,145
Less than $100,000:
Domestic	371,782	409,142
Foreign	263,796	280,170
Total time, certificates of deposit	2,171,439	2,292,471
Total deposits	$8,632,610	$8,531,416

	2017	2016	2015
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$5,453	$3,922	$3,026
Foreign	755	640	567
Total savings and interest bearing demand	6,208	4,562	3,593
Time, certificates of deposit
$100,000 or more
Domestic	3,644	3,881	4,693
Foreign	4,105	3,929	4,116
Less than $100,000
Domestic	1,312	1,447	1,680
Foreign	675	706	744
Total time, certificates of deposit	9,736	9,963	11,233
Total interest expense on deposits	$15,944	$14,525	$14,826

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2017, were as follows:

Due within 3 months or less	$557,206
Due after 3 months and within 6 months	348,695
Due after 6 months and within 12 months	404,776
Due after 12 months	135,210
$1,445,887

The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company relies primarily on its high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for the Company’s lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31,

2017 were $8,544,892,000, a decrease of 0.8% from $8,610,089,000 at December 31, 2016. Although deposits at December 31, 2017 remained relatively consistent with 2016 levels, the Company has experienced growth in deposits over the last few years.  The Company is still experiencing a substantial amount of competition for deposits at higher than market rates.  As a result, the Company has attempted to maintain certain deposit relationships, but has allowed certain deposits to leave as the result of aggressive pricing by competitors.

Other Borrowed Funds

Other borrowed funds include FHLB borrowings which are short-term and long-term borrowings issued by the FHLB of Dallas at the market price offered at the time of funding.  These borrowings are secured by residential mortgage-backed investment securities and a portion of the Company’s loan portfolio.  At December 31, 2017, other borrowed funds totaled $1,195,225,000, an increase of 63.0% from $733,375,000 at December 31, 2016.  The increase in borrowings can be attributed to cash needs to fund daily operations, purchases of available-for-sale securities and the termination of a portion of the lead bank subsidary’s long-term outstanding repurchase agreements.

Return on Equity and Assets

Certain key ratios for the Company for the years ended December 31, 2017, 2016 and 2015 follows (1):

	Years ended
	December 31,
	2017	2016	2015
Percentage of net income to:
Average shareholders’ equity	8.62%	7.70%	8.44%
Average total assets	1.31	1.12	1.13
Percentage of average shareholders’ equity to average total assets	15.19	14.60	13.35
Percentage of cash dividends per share to net income per share	27.70	29.56	28.12

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides the Company’s bank subsidiaries with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high‑yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. The Company’s bank subsidiaries derive their liquidity largely from deposits of individuals and business entities. Such deposits comprised approximately 27%, 28%, and 27% of the Company’s bank subsidiaries’ total deposits at each of the years ended December 31, 2017, 2016 and 2015, respectively. Other important funding sources for the Company’s bank subsidiaries during 2017 and 2016 were borrowings from the FHLB, securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. The Company’s bank subsidiaries have had a long‑standing relationship with the FHLB and keep open, unused, lines of credit in order to fund liquidity needs. In the event that the FHLB indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available-for-sale securities. The Company maintains a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, the Company will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate‑sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

The net interest rate sensitivity at December 31, 2017, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, the Company is liability‑sensitive during the early time periods and is asset‑sensitive in the longer periods. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2017	or Less	1 Year	Years	Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$354,943	$712,342	$2,852,996	$234,189	$4,154,470
Loans, net of non-accruals	4,816,134	212,144	263,919	1,001,245	6,293,442

Total earning assets	$5,171,077	$924,486	$3,116,915	$1,235,434	$10,447,912

Cumulative earning assets	$5,171,077	$6,095,563	$9,212,478	$10,447,912

Rate sensitive liabilities

Time deposits	$863,461	$996,047	$196,910	$88	$2,056,506
Other interest bearing deposits	3,245,131	—	—	—	3,245,131
Securities sold under repurchase agreements	342,824	10,981	—	—	353,805
Other borrowed funds	945,225	—	—	250,000	1,195,225
Junior subordinated deferrable interest debentures	160,416	—	—	—	160,416

Total interest bearing liabilities	$5,557,057	$1,007,028	$196,910	$250,088	$7,011,083

Cumulative sensitive liabilities	$5,557,057	$6,564,085	$6,760,995	$7,011,083

Repricing gap	$(385,980)	$(82,542)	$2,920,005	$985,346	$3,436,829
Cumulative repricing gap	(385,980)	(468,522)	2,451,483	3,436,829
Ratio of interest-sensitive assets to liabilities	0.93	0.92	15.83	4.94	1.49
Ratio of cumulative, interest-sensitive assets to liabilities	0.93	0.93	1.36	1.49

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

The Company has established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2017, in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15%, 15%, and 20%, respectively and in a decreasing rate scenario of -100 basis points, that the net interest income not vary by more than plus or minus 15%. At December 31, 2017, the income simulations show that a rate shift of -100, +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by -3.21%, +4.23%, +8.26%, +12.22% and +15.96%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. The Company believes that it is properly positioned for a potential interest rate increase or decrease.

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

Principal sources of liquidity and funding for the Company are dividends from subsidiaries and borrowed funds, with such funds being used to finance the Company’s cash flow requirements. The Company closely monitors the dividend restrictions and availability from the bank subsidiaries as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2017, the aggregate amount legally available to be distributed to the Company from bank subsidiaries as dividends was approximately $731,850,000, assuming that each bank subsidiary continues to be classified as “well‑capitalized” under the applicable regulations in effect at December 31, 2017. The restricted capital (capital and surplus) of the bank subsidiaries was approximately $784,357,000 as of December 31, 2017. The undivided profits of the bank subsidiaries were approximately $1,878,736,000 as of December 31, 2017.

At December 31, 2017, the Company has outstanding $1,195,000,000 in other borrowed funds and $160,416,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, the Company has a number of other available alternatives to finance the growth of its existing banks as well as future growth and expansion.

Capital

The Company maintains an adequate level of capital as a margin of safety for its depositors and shareholders. At December 31, 2017, shareholders’ equity was $1,838,980,000 compared to $1,724,667,000 at December 31, 2016, an increase of $114,313,000, or 6.6%. Shareholders’ equity increased primarily due to the retention of earnings, offset by the payment of cash dividends to shareholders and repurchases of the Company’s common stock in the form of treasury stock. The accumulated other comprehensive loss is not included in the calculation of regulatory capital ratios.

During 1990, the Federal Reserve Board (“FRB”) adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. The Company’s leverage ratio (defined as shareholders’ equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 14.62% at December 31, 2017 and 13.91% at December 31, 2016. The core deposit intangibles and goodwill of $282,532,000 as of December 31, 2017, are deducted from the sum of core capital elements when determining the capital ratios of the Company.

The FRB has adopted risk‑based capital guidelines which assign risk weightings to assets and off‑balance sheet items. The guidelines also define and set minimum capital requirements (risk‑based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk‑weighted assets and total capital of 8.0% of risk‑weighted assets. Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well‑capitalized pursuant to the regulations, an institution must have a total risk‑weighted capital ratio of 10%, a Tier 1 risk‑weighted ratio of 8% and a Tier 1 leverage ratio of 5%. The Company had risk‑weighted Tier 1 capital ratios of 18.73%  and 18.68% and risk weighted total capital ratios of 19.51%  and 19.47% as of December 31, 2017 and 2016, respectively, which are well above the minimum regulatory requirements and exceed the well‑capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increases each year until January 1, 2019, when the Company will be required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the new rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rules are subject to a four year phase in period for mandatory compliance and the Company was required to begin to phase in the new rules beginning on January 1, 2015.  Management believes, as of December 31, 2017, that the Company and each of the bank subsidiaries will meet all capital adequacy requirements once the capital conservation is fully phased-in.

On November 21, 2017, the Office of the Comptroller of the Currency (“OCC”), the FRB and the FDIC finalized a proposed rule that extends the current treatment under the regulatory capital rules for certain regulatory capital deductions and risk weights and certain minority interest requirements, as they apply to banking organizations that are not subject to the advanced approaches capital rules.  Effective January 1, 2018, the rule also pauses the full transition to the Basel III treatment of mortgage servicing assets, certain deferred tax assets, investments in the capital of unconsolidated financial institutions and minority interests.  The agencies are also considering whether to make adjustments to the capital rules in response to CECL (the FASB Standard relating to current expected credit loss) and its potential impact on regulatory capital.

On December 7, 2017, the Basel Committee on Banking Supervision unveiled the latest round of its regulatory capital framework, commonly called “Basel IV.”  The framework makes changes to the capital framework first introduced as “Basel III” in 2010.  The committee targeted 2022-2027 as the timeframe for implementation by regulators in individual countries, including the U.S. federal bank regulatory agencies (after notice and comment).

Junior Subordinated Deferrable Interest Debentures

The Company has formed six statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The statutory business trusts formed by the Company (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) issued by the Company. As of December 31, 2017 and December 31, 2016, the principal amount of debentures outstanding totaled $160,416,000. On July 29, 2015, the Company bought back a portion of the Capital Securities of IB Capital Trusts X and XI from the holder of the securities for a price that reflected an approximate 24.5% discount from the redemption prices of the securities.  The Company thereby retired $13,000,000 of the total $34,021,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust X and $1,000,000 of the total $27,990,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  On November 1, 2016, the Company bought back a portion of the Capital Securities of IB Capital Trust XI from the holder of the securities for a price that reflected an approximate 24% discount from the redemption price of the securities.  The Company thereby retired $1,000,000 of the total $26,990,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  The discounts recorded in connection with the repurchases of the outstanding Capital Securities are included in other income on the consolidated financial statements.

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

For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2017 and December 31, 2016, the total $160,416,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2017:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing		Interest Rate		Optional
	Debentures	Frequency	Interest Rate	Index	Maturity Date	Redemption Date(1)
	(in Thousands)
Trust VI	$25,774	Quarterly	4.87%	LIBOR + 3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	4.41%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	2.96%	LIBOR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	3.03%	LIBOR + 1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	2.96%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	2.93%	LIBOR + 1.45	September 2037	September 2012
	$160,416

(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

The following table presents contractual cash obligations of the Company (other than deposit liabilities) as of December 31, 2017:

	Payments due by Period
	(Dollars in Thousands)
		Less than	One to Three	Three to	After Five
Contractual Cash Obligations	Total	One Year	Years	Five Years	Years
Securities sold under repurchase agreements	$353,805	$342,824	$10,981	$—	$—
Federal Home Loan Bank borrowings	1,195,225	945,225	—	—	250,000
Junior subordinated deferrable interest debentures	160,416	—	—	—	160,416
Operating leases	12,737	3,563	6,463	2,531	180
Total Contractual Cash Obligations	$1,722,183	$1,291,612	$17,444	$2,531	$410,596

The following table presents contractual commercial commitments of the Company (other than deposit liabilities) as of December 31, 2017:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
		Less than	One to Three	Three to Five	After Five
Commercial Commitments	Total	One Year	Years	Years	Years
Financial and Performance Standby Letters of Credit	$95,402	$72,487	$22,915	$—	$—
Commercial Letters of Credit	4,145	4,145	—	—	—
Credit Card Lines	20,643	20,643	—	—	—
Other Commercial Commitments	2,795,136	1,429,380	620,258	607,907	137,591
Total Commercial Commitments	$2,915,326	$1,526,655	$643,173	$607,907	$137,591

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

Preferred Stock, Common Stock and Dividends

The Company had issued and outstanding 66,097,271 shares of $1.00 par value Common Stock held by approximately 1,993 holders of record at February 23, 2018. The book value of the Common Stock at December 31, 2017 was $29.28 per share compared with $27.53 per share at December 31, 2016. In connection with the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program in 2008, the US Treasury received a warrant (the “Warrant”) to purchase 1,326,238 shares of the Company’s common stock (the “Warrant Shares”) at $24.43 per share. The term of the Warrant is ten years and was immediately exercisable. The Warrant is included as a component of Tier 1 capital. On June 12, 2013, the U. S. Treasury sold the Warrant to a third party. As of February 23, 2018, the Warrant is still outstanding, but expires on December 23, 2018. Adjustments to the $24.43 per share Exercise Price of the Warrant will be made if the Company pays cash dividends in excess of 33 cents per semi‑annual period or makes certain other shareholder distributions before the Warrant expires on December 23, 2018.

The Common Stock is traded on the NASDAQ National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in the Company’s Common Stock during 2017 and 2016, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2017. Some of the quotations reflect inter‑dealer prices, without retail mark‑up, mark‑down or commission and may not necessarily represent actual transactions. The closing sales price of the Company’s Common Stock was $40.65 per share at February 23, 2018.

		High	Low
2017:	First quarter	$41.83	$33.40
	Second quarter	38.75	32.50
	Third quarter	41.05	33.85
	Fourth quarter	42.90	37.55

		High	Low
2016:	First quarter	$25.79	$21.05
	Second quarter	28.44	22.96
	Third quarter	30.44	24.82
	Fourth quarter	42.25	29.31

The Company paid cash dividends to the common shareholders of $.33 per share on April 17, 2017 and October 16, 2017 to all holders of record on April 3, 2017 and September 29, 2017, respectively.  The Company paid dividends to the common shareholders of $.29 per share on April 18, 2016 to all holders of record on April 1, 2016.  The Company paid cash dividends to the common shareholders of $.31 per share on October 17, 2016 to all holders of record on September 30, 2016.

The Company’s principal source of funds to pay cash dividends on its Common Stock is cash dividends from its bank subsidiaries. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, following receipt of the Treasury Department’s consent, the Board of Directors re‑established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following twelve months and on April 3, 2017, the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40 million of common stock during the twelve month period commencing on April 9, 2017, which repurchase cap the Board is inclined to increase over time. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. During the fourth quarter of 2017, the Company’s Board of Directors adopted a Rule 10b5‑1 plan and intends to adopt additional Rule 10b5‑1 trading plans that will allow the Company to purchase its shares of common stock during certain trading blackout periods when the Company ordinarily would not be in the market due to trading restrictions in its internal trading policy. During the term of a 10b5‑1 Plan, purchases of common stock are automatic to the extent the conditions of the 10b5‑1 Plan’s trading instructions are met. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 23, 2018, a total of 9,245,658 shares had been repurchased under all programs at a cost of $271,289,000. The Company is not obligated to repurchase shares under its stock repurchase program or to enter into additional Rule 10b5‑1 plans. The timing, actual number and value of shares purchased will depend on many factors, including the Company’s cash flow and the liquidity and price performance of its shares of common stock.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2017.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1 – October 31, 2017	—	$—	—	$39,966,000
November 1 – November 30, 2017	—	—	—	39,966,000
December 1 – December 31, 2017	1,375	39.85	1,375	39,911,000
Total	1,375	$38.90	1,375

(1)	The repurchase program was extended on April 3, 2017 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 9, 2018.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017, with respect to the Company’s equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	668,166	$20.41	216,400	`
Total	668,166	$20.41	216,400

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
$300
$250
$200
$150
$100
$50
$0
2012
2013
2014
2015
2016
2017
International Bancshares Corporation
S&P MidCap 400 Index
S&P 400 Regional Banks

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2012	2013	2014	2015	2016	2017
International Bancshares Corporation	100	148.68	152.84	151.39	245.70	243.29
S&P 500 Index	100	133.50	146.54	143.35	173.08	201.20
S&P 500 Banks	100	145.54	147.28	156.95	208.77	219.63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of International Bancshares Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and its subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 28, 2018 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company's auditor since 2007.

Dallas, Texas

February 28, 2018

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2017 and 2016

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$265,357	$269,198
Investment securities:
Held to maturity (Market value of $2,400 on December 31, 2017 and $2,400 on December 31, 2016)	2,400	2,400
Available for sale (Amortized cost of $4,196,263 on December 31, 2017 and $4,218,841 on December 31, 2016)	4,152,070	4,177,349
Total investment securities	4,154,470	4,179,749
Loans	6,348,172	5,964,688
Less allowance for probable loan losses	(67,687)	(64,661)
Net loans	6,280,485	5,900,027
Bank premises and equipment, net	514,454	527,583
Accrued interest receivable	34,456	32,172
Other investments	571,415	517,162
Identified intangible assets, net	—	25
Goodwill	282,532	282,532
Other assets	81,529	95,593
Total assets	$12,184,698	$11,804,041

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2017 and 2016

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2017	2016
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$3,243,255	$3,158,051
Savings and interest bearing demand	3,245,131	3,203,728
Time	2,056,506	2,248,310
Total deposits	8,544,892	8,610,089
Securities sold under repurchase agreements	353,805	504,985
Other borrowed funds	1,195,225	733,375
Junior subordinated deferrable interest debentures	160,416	160,416
Other liabilities	91,380	70,509
Total liabilities	10,345,718	10,079,374
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 96,019,028 shares on December 31, 2017 and 95,910,143 shares on December 31, 2016	96,019	95,910
Surplus	171,816	169,567
Retained earnings	1,891,805	1,777,963
Accumulated other comprehensive loss (including $0 on December 31, 2017 and $(3,287) on December 31, 2016 of comprehensive loss related to other-than-temporary impairment for non-credit related issues)	(28,397)	(26,697)
	2,131,243	2,016,743
Less cost of shares in treasury, 29,939,545 shares on December 31, 2017 and 29,934,675 on December 31, 2016	(292,263)	(292,076)
Total shareholders’ equity	1,838,980	1,724,667
Total liabilities and shareholders’ equity	$12,184,698	$11,804,041

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands, Except Per Share Amounts)

	2017	2016	2015
Interest income:
Loans, including fees	$322,508	$297,820	$297,283
Investment securities:
Taxable	82,347	79,533	88,008
Tax-exempt	9,656	10,356	11,319
Other interest income	625	205	144
Total interest income	415,136	387,914	396,754

Interest expense:
Savings deposits	6,208	4,562	3,593
Time deposits	9,736	9,963	11,233
Securities sold under repurchase agreements	6,617	20,876	23,777
Other borrowings	10,978	3,128	1,615
Junior subordinated deferrable interest debentures	5,392	4,600	4,099

Total interest expense	38,931	43,129	44,317

Net interest income	376,205	344,785	352,437

Provision for probable loan losses	11,221	19,859	24,405

Net interest income after provision for probable loan losses	364,984	324,926	328,032

Non-interest income:
Service charges on deposit accounts	72,868	73,581	78,825
Other service charges, commissions and fees
Banking	44,964	46,267	44,971
Non-banking	7,345	7,006	7,223
Investment securities transactions, net	(4,774)	(2,626)	(3,682)
Other investments, net	18,918	23,827	16,969
Other income	11,085	13,647	11,428

Total non-interest income	150,406	161,702	155,734

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands, Except Per Share Amounts)

	2017	2016	2015
Non-interest expense:
Employee compensation and benefits	$132,750	$128,661	$125,135
Occupancy	28,439	26,583	28,019
Depreciation of bank premises and equipment	25,281	24,738	25,009
Professional fees	13,650	13,672	12,278
Deposit insurance assessments	3,294	5,777	5,938
Net expense, other real estate owned	965	5,688	5,695
Amortization of identified intangible assets	25	128	644
Advertising	7,854	7,814	7,585
Early termination fee—securities sold under repurchase agreements	5,765	7,042	3,510
Software and software maintenance	19,189	15,087	11,225
Impairment charges (Total other-than-temporary impairment charges, $0 net of $0, $793 net of $1,147, and $371 net of $1,325 included in other comprehensive loss)	—	354	954
Other	56,536	54,081	50,932

Total non-interest expense	293,748	289,625	276,924

Income before income taxes	221,642	197,003	206,842

Provision for income taxes	64,206	63,071	70,116

Net income	$157,436	$133,932	$136,726

Basic earnings per common share:

Weighted average number of shares outstanding	66,046,155	65,967,989	66,411,193
Net income	$2.38	$2.03	$2.06

Fully diluted earnings per common share:

Weighted average number of shares outstanding	66,778,436	66,313,490	66,636,353
Net income	$2.36	$2.02	$2.05

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2017, 2016, and 2015

(Dollars in Thousands)

	2017	2016	2015

Net income	$157,436	$133,932	$136,726
Other comprehensive income, net of tax:

Net unrealized holding losses on securities available for sale arising during period (net of tax effects of $(2,586), $(16,585), and $(6,593))	(4,803)	(30,801)	(12,243)
Reclassification adjustment for losses on securities available for sale included in net income (net of tax effects of $1,671, $919, and $1,289)	3,103	1,707	2,393
Reclassification adjustment for impairment charges on available for sale securities included in net income (net of tax effects of $0, $124, and $334)	—	230	620
	(1,700)	(28,864)	(9,230)

Comprehensive income	$155,736	$105,068	$127,496

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2017, 2016 and 2015

(in Thousands, except per share amounts)

		Number				Other
	Preferred	of	Common		Retained	Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2014	$—	95,784	95,784	165,520	1,585,389	11,397	(277,432)	$1,580,658
Net Income	—	—	—	—	136,726	—	—	136,726
Dividends:
Cash ($.58 per share)	—	—	—	—	(38,515)	—	—	(38,515)
Purchase of treasury (261,079 shares)	—	—	—	—	—	—	(6,678)	(6,678)
Exercise of stock options	—	82	82	1,288	—	—	—	1,370
Stock compensation expense recognized in earnings	—	—	—	1,172	—	—	—	1,172
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(9,230)	—	(9,230)
Balance at December 31, 2015	—	95,866	95,866	167,980	1,683,600	2,167	(284,110)	1,665,503
Net Income	—	—	—	—	133,932	—	—	133,932
Dividends:
Cash ($.60 per share)	—	—	—	—	(39,569)	—	—	(39,569)
Purchase of treasury (349,029 shares)	—	—	—	—	—	—	(7,966)	(7,966)
Exercise of stock options	—	44	44	505	—	—	—	549
Stock compensation expense recognized in earnings	—	—	—	1,082	—	—	—	1,082
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(28,864)	—	(28,864)
Balance at December 31, 2016	—	95,910	$95,910	$169,567	$1,777,963	$(26,697)	$(292,076)	$1,724,667
Net Income	—	—	—	—	157,436	—	—	157,436
Dividends:
Cash ($.66 per share)	—	—	—	—	(43,594)	—	—	(43,594)
Purchase of treasury (4,870 shares)	—	—	—	—	—	—	(187)	(187)
Exercise of stock options	—	109	109	1,346	—	—	—	1,455
Stock compensation expense recognized in earnings	—	—	—	903	—	—	—	903
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(1,700)	—	(1,700)
Balance at December 31, 2017	—	96,019	$96,019	$171,816	$1,891,805	$(28,397)	$(292,263)	$1,838,980

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands)

	2017	2016	2015
Operating activities:

Net income	$157,436	$133,932	$136,726

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	11,221	19,859	24,405
Specific reserve, other real estate owned	710	2,351	1,023
Depreciation of bank premises and equipment	25,281	24,738	25,009
(Gain) loss on sale of bank premises and equipment	(38)	(450)	14
(Gain) loss on sale of other real estate owned	(703)	86	(57)
Accretion of investment securities discounts	(393)	(539)	(1,704)
Amortization of investment securities premiums	24,040	26,873	28,000
Investment securities transactions, net	4,774	2,626	3,682
Impairment charges on available for sale securities	—	354	954
Amortization of identified intangible assets	25	128	644
Stock based compensation expense	903	1,082	1,172
Earnings from affiliates and other investments	(13,198)	(14,315)	(12,176)
Deferred tax expense (benefit)	4,570	7,306	(332)
Increase in accrued interest receivable	(2,284)	(600)	(111)
(Increase) decrease in other assets	(16,117)	7,494	2,967
Net increase (decrease)in other liabilities	592	(7,705)	(6,567)

Net cash provided by operating activities	196,819	203,220	203,649

Investing activities:

Proceeds from maturities of securities	—	1,200	1,075
Proceeds from sales and calls of available for sale securities	396,066	352,743	164,163
Purchases of available for sale securities	(1,182,006)	(1,325,657)	(352,513)
Principal collected on mortgage backed securities	780,097	919,594	854,736
Net increase in loans	(394,267)	(38,523)	(297,689)
Purchases of other investments	(26,193)	(49,013)	(16,355)
Distributions from other investments	20,344	23,276	18,293
Purchases of bank premises and equipment	(14,315)	(38,856)	(19,831)
Proceeds from sales of bank premises and equipment	2,201	3,701	4,515
Proceeds from sales of other real estate owned	14,266	13,772	16,831

Net cash (used in) provided by investing activities	(403,807)	(137,763)	373,225

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands)

	2017	2016	2015
Financing activities:

Net increase in non-interest bearing demand deposits	$85,204	$8,433	$219,365
Net increase (decrease) in savings and interest bearing demand deposits	41,403	183,506	(5,458)
Net decrease in time deposits	(191,804)	(118,103)	(116,279)
Net decrease in securities sold under repurchase agreements	(151,180)	(322,787)	(30,578)
Net increase (decrease) in other borrowed funds	461,850	227,625	(568,194)
Redemption of long-term debt	—	(1,000)	(14,000)
Purchase of treasury stock	(187)	(7,966)	(6,678)
Proceeds from stock transactions	1,455	549	1,370
Payments of cash dividends - common	(43,594)	(39,569)	(38,515)

Net cash provided by (used in) financing activities	203,147	(69,312)	(558,967)

(Decrease ) increase in cash and cash equivalents	(3,841)	(3,855)	17,907

Cash and cash equivalents at beginning of period	269,198	273,053	255,146

Cash and cash equivalents at end of period	$265,357	$269,198	$273,053

Supplemental cash flow information:
Interest paid	$38,995	$44,069	$44,560
Income taxes paid	66,983	49,925	65,234
Non-cash investing and financing activities:
Net transfers from loans to other real estate owned	2,588	2,563	3,775

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

The accounting and reporting policies of International Bancshares Corporation (“Corporation”) and Subsidiaries (the Corporation and Subsidiaries collectively referred to herein as the “Company”) conform to U.S. generally accepted accounting principles (“GAAP”) and to general practices within the banking industry. The following is a description of the more significant of those policies.

Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned bank subsidiaries, International Bank of Commerce, Laredo (“IBC”), International Bank of Commerce, Oklahoma City, Commerce Bank, International Bank of Commerce, Zapata, International Bank of Commerce, Brownsville, and the Corporation's wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Life Insurance Company (which was terminated in September 2016), IBC Trading Company, Premier Tierra Holdings, Inc., IBC Charitable and Community Development Corporation, and IBC Capital Corporation.  All significant inter-company balances and transactions have been eliminated in consolidation.

The Company, through its subsidiaries, is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The primary markets of the Company are South, Central, and Southeast Texas and the state of Oklahoma. Each bank subsidiary is very active in facilitating international trade along the United States border with Mexico and elsewhere. Although the Company’s loan portfolio is diversified, the ability of the Company’s debtors to honor their contracts is primarily dependent upon the economic conditions in the Company’s trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain federal agencies as well as the Texas Department of Banking and the Oklahoma Department of Banking, and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

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

Investment Securities

The Company classifies debt and equity securities into one of these categories: held‑to‑maturity, available‑for‑sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held‑to‑maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as “available‑for‑sale” or “trading” and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading”, while unrealized holding gains and losses related to those securities classified as “available‑for‑sale” are excluded from net income and reported net of tax as other comprehensive income and in shareholders’ equity as accumulated other

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

comprehensive income (loss) until realized. The Company did not maintain any trading securities during the three year period ended December 31, 2017.

Mortgage‑backed securities held at December 31, 2017 and 2016 represent participating interests in pools of long‑term first mortgage loans originated and serviced by the issuers of the securities. Mortgage‑backed securities are either issued or guaranteed by the U.S. government or its agencies including the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or other non‑government entities. Investments in residential mortgage‑backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage‑backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

Premiums and discounts are amortized using the level yield or “interest method” over the terms of the securities. Declines in the fair value of held‑to‑maturity and available‑for sale‑securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other‑than‑temporary impairment exists, management considers many factors, including (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near‑term prospects of the issuer, and (iii) the intent of the Company to hold and the determination of whether the Company will more likely than not be required to sell the security prior to a recovery in fair value. If the Company determines that (i) it intends to sell the security or (ii) it is more likely than not that it will be required to sell the security before it’s anticipated recovery, the other‑than‑temporary impairment that is recognized in earnings is equal to the difference between the fair value of the security and the Company’s amortized cost of the security. If the Company determines that it (i) does not intend to sell the security and (ii) it will not be more likely than not required to sell the security before it’s anticipated recovery, the other‑than‑temporary impairment is segregated into its two components (i) the amount of impairment related to credit loss and (ii) the amount of impairment related to other factors. The difference between the present value of the cash flows expected to be collected and the amortized cost is the credit loss recognized through earnings and an adjustment to the cost basis of the security. The amount of impairment related to other factors is included in other comprehensive income (loss). Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

Loans

Loans are reported at the principal balance outstanding, net of unearned discounts. Interest income on loans is reported on an accrual basis. Loan fees and costs associated with originating the loans are accreted or amortized over the life of the loan using the interest method. The Company originates mortgage loans that may subsequently be sold to an unaffiliated third party. The loans are not securitized and if sold, are sold without recourse. Loans held for sale are carried at cost and the principal amount outstanding is not significant to the consolidated financial statements.

Impaired Loans

Impaired loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. Impaired loans are measured based on (1) the present value of expected future cash flows discounted at the loan’s effective interest rate; (2) the loan’s observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company’s impaired loans are measured at the fair value of the collateral. In limited cases, the Company may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other Real Estate Owned

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. Any subsequent write‑downs are charged against other non‑interest expense through a valuation allowance. Other real estate owned totaled approximately $30,519,000 and $42,204,000 at December 31, 2017 and 2016, respectively. Other real estate owned is included in other assets.

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

The Company evaluates uncertain tax positions at the end of each reporting period. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2017 and 2016, respectively, after evaluating all uncertain tax positions, the Company has recorded no liability for unrecognized tax benefits at the end of the reporting period. The Company would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non‑interest expense. During the years ended December 31, 2017, 2016 and 2015, the Company recognized no interest expense or penalties related to uncertain tax positions.

The Company files consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2014.

Stock Options

Compensation expense for stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award. The fair value of stock options granted was estimated using the Black‑Sholes‑Merton option‑pricing model. This model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable. Additionally,

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

the model requires the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black‑Scholes‑Merton option‑pricing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2017, after completing goodwill testing, the Company has determined that no goodwill impairment exists.

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. The Company’s identified intangible assets relate to core deposits and contract rights. As of December 31, 2017, the Company has determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

Segments of an Enterprise and Related Information

The Company operates as one segment. The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has five active operating subsidiaries, namely, the bank subsidiaries, otherwise known as International Bank of Commerce, Laredo, International Bank of Commerce, Oklahoma City, Commerce Bank, International Bank of Commerce, Zapata and International Bank of Commerce, Brownsville. The Company applies the provisions of ASC Topic 280, “Segment Reporting,” in determining its reportable segments and related disclosures.

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

New Accounting Standards

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 to ASC 606, “Revenue from Contracts with Customers.”  The update sets a common standard that defines revenue and the principles for recognizing revenue.  The update outlines when an entity should recognize revenue, among other matters.  At its core, the update states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  The update also outlines the steps that entities should take to determine and record the current revenue number including:  (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract(s), (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract(s), and (v) recognize revenue when (or as) the entity satisfies the identified performance obligations in the contract(s).  The update was originally effective for annual periods beginning after December 31, 2016 and the interim periods within that reporting period.  In August 2015, the FASB issued Accounting Standards Update No. 2015-14 which deferred the effective date of ASU 2014-09 by one year to annual and interim periods beginning after December 15, 2017.  The Company’s revenue is primarily comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of the update.  The Company has evaluated the impact of the update to certain other non-interest revenue streams, including, service charges, insurance agency commissions and sales of other real estate, among others and has determined that the adoption of the update will not have a significant impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued Accounting Standards Update No. 2016-01 to ASC 825-10, “Financial Instruments – Overall.”  The update amends existing standards regarding certain aspects of recognition and measurement of financial assets and financial liabilities.  The amendments in the update establish the following guidance:  (i) requires equity investments, except those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity securities without readily determinable fair values by requiring a qualitative assessment, (iii) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

that are not public business entities, (iv) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (v) requires public business entities to use the exit price notion when measuring fair value for disclosure purposes, (vi) requires an entity to present separately, in other comprehensive income, the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option, (vii) requires separate presentation of financial assets and liabilities  by measurement category and form of financial assets on the balance sheet or in the accompanying notes to the financial statements, and (viii) clarifies that an entity should evaluate the need to a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.  The update is effective for interim and annual periods beginning after December 15, 2017.  The adoption of the update is will not have a significant impact to the Company’s consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 to ASC 820, “Leases.”  The update amends existing standards for accounting for leases by lessees, with accounting for leases by lessors remaining mainly unchanged from current guidance.  The update requires that lessees recognize a lease liability and a right of use asset for all leases (with the exception of short-term leases) at the commencement date of the lease and disclose key information about leasing arrangements.  The update is to be applied on a modified retrospective basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.  The update is effective for interim and annual periods beginning after December 15, 2018.  In January 2018, the FASB issued a proposal that provides an additional transition method that would allow entities to not apply the guidance in the update in the comparative periods presented in the consolidated financial statements, but instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.  The Company is evaluating the potential impact to the Company’s consolidated financial statements.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09 to ASC 718, “Compensation – Stock Compensation.”  The update amends existing standards for accounting for share-based payment transactions, including the income tax effects, the classification of awards on the balance sheet and the classification on the statement of cash flows.    The update is effective for annual and interim periods after December 15, 2016. The adoption of the update did not have a significant impact to the Company’s consolidated financial statements.

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 to ASC 326, “Financial Instruments – Credit Losses.”  The update amends existing standards for accounting for credit losses for financial assets.  The update requires that the expected credit losses on the financial instruments held as of the end of the period being reported be measured based on historical experience, current conditions, and reasonable and supportable forecasts.  The update also expands the required disclosures related to significant estimates and judgements used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s financial assets.  The update also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration and effective for interim and annual periods beginning after December 15, 2019.  The change in accounting method represents a significant difference to current accounting practice over the accounting for credit losses on financial assets.  The Company has formed a task force including key members of the teams that work with the current calculation of the allowance for probable loan losses and members representing the corporate accounting and risk management areas.  The task force will be working with a plan to develop and implement the changes to current practice with support from third-party vendors.  The Company cannot estimate at this time the impact of ASC 326.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In March 2017, the FASB issued Accounting Standards Update No. 2017-08 to ASC 310, “Receivables – Nonrefundable Fees and Other Costs.”  The update amends existing guidance on the amortization period for certain callable debt securities held at a premium.  The update shortens the amortization period of the premium to the earliest call date.  The update is effective for fiscal years beginning after December 15, 2018.  The update is to be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption.  The adoption of the update is not expected to have a significant impact to the Company’s consolidated financial statements.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 to ASC 220, “Income Statement – Reporting Comprehensive Income.”  The update amends current guidance surrounding the reclassification of certain tax effects from accumulated other comprehensive income.  The update is being issued as a result of the 2017 Tax Cuts and Jobs Act and the related impact to comprehensive income as a result of the application of current guidance with respect to changes in tax rates.  Under current guidance, entities must re-evaluate the carrying value of deferred tax assets and liabilities and adjust them for the tax effect of the rate change and record that change through earnings.  The result is that the tax effects for items that normally would only be recognized in comprehensive income will be recognized through earnings and results in stranded tax effects in accumulated other comprehensive income (loss) for the impact of the rate change.  The update will allow a reclassification from accumulated other comprehensive income (loss) to retained earnings for the stranded tax effects resulting from the 2017 Tax Cuts and Jobs Act.  The update is effective for all entities for fiscal years beginning after December 31, 2018.  The adoption of the update is not expected to have a significant impact to the Company’s consolidated financial statements

(2) Investment Securities

The amortized cost and estimated fair value by type of investment security at December 31, 2017 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400
Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$3,943,092	$14,110	$(65,969)	$3,891,233	$3,891,233
Obligations of states and political subdivisions	225,096	7,871	(16)	232,951	232,951
Equity securities	28,075	293	(482)	27,886	27,886
Total investment securities	$4,196,263	$22,274	$(66,467)	$4,152,070	$4,152,070

(1)

Included in the carrying value of residential mortgage‑ backed securities are $654,063 of mortgage‑backed securities issued by Ginnie Mae and $3,237,170 of mortgage‑backed securities issued by Fannie Mae and Freddie Mac

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The amortized cost and estimated fair value of investment securities at December 31, 2017 , by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value
	(Dollars in Thousands)
Due in one year or less	$2,275	$2,275	$—	$—
Due after one year through five years	125	125	—	—
Due after five years through ten years	—	—	1,939	1,967
Due after ten years	—	—	223,157	230,984
Residential mortgage-backed securities	—	—	3,943,092	3,891,233
Equity securities	—	—	28,075	27,886
Total investment securities	$2,400	$2,400	$4,196,263	$4,152,070

The amortized cost and estimated fair value by type of investment security at December 31, 2016 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400
Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$3,946,144	$18,246	$(69,920)	$3,894,470	$3,894,470
Obligations of states and political subdivisions	244,622	10,783	(433)	254,972	254,972
Equity securities	28,075	314	(482)	27,907	27,907
Total investment securities	$4,218,841	$29,343	$(70,835)	$4,177,349	$4,177,349

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

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short‑term fixed borrowings was $1,428,387,000 and $1,403,084,000, respectively, at December 31, 2017.

Proceeds from the sale and call of securities available‑for‑sale were $396,066,000,  $352,743,000 and $164,163,000 during 2017, 2016 and 2015, respectively, which amounts included $377,756,000,  $338,138,000 and

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

$128,444,000 of mortgage‑backed securities. Gross gains of $1,186,000,  $586,000 and $2,450,000, and gross losses of $5,960,000,  $3,212,000 and $6,132,000 were realized on the sales in 2017, 2016 and 2015, respectively.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2017 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$1,061,577	$(13,157)	$2,029,455	$(52,812)	$3,091,032	$(65,969)
Obligations of states and political subdivisions	5,534	(9)	522	(7)	6,056	(16)
Equity securities	11,499	(251)	8,019	(231)	19,518	(482)
	$1,078,610	$(13,417)	$2,037,996	$(53,050)	$3,116,606	$(66,467)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2016 were as follows:

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

The unrealized losses on investments in residential mortgage‑backed securities are primarily caused by changes in market interest rates. Residential mortgage‑backed securities are primarily securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, the Company believes that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities. The decrease in fair value on residential mortgage‑backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. The Company has no intent to sell and more likely than not be required to sell before a market price recovery or maturity of the securities; therefore, it is the conclusion of the Company that the investments in residential mortgage‑backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other‑than‑temporarily impaired. In addition, the Company had a small investment in non‑agency residential mortgage‑backed securities that had additional market volatility beyond economically induced interest rate events, which were sold in the first quarter of 2017.  The Company concluded that the investments in non‑agency residential mortgage‑backed securities were other‑than‑temporarily impaired due to both credit and other than credit issues. No impairment charges were recorded in 2017.  Impairment charges of $354,000  ($230,100, after tax) and $954,000  ($620,1000, after tax) were recorded in 2016 and 2015, respectively on the non‑agency residential mortgage backed securities. The impairment charges represent the credit related impairment on the securities.

The unrealized losses on investments in other securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the entity underwriting the debt instrument. It is the belief of the Company that the entity issuing the debt will honor its interest payment schedule, as well as the full debt at maturity.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

The following table presents a reconciliation of credit‑related impairment charges on available‑for‑sale investments recognized in earnings for the twelve months ended December 31, 2017 (in Thousands):

Balance at December 31, 2016	$13,931
Sale of other-than-temporarily impaired available-for-sale securities during period	(13,931)
Balance at December 31, 2017	$—

The following table presents a reconciliation of credit‑related impairment charges on available‑for‑sale investments recognized in earnings for the twelve months ended December 31, 2016 (in Thousands):

Balance at December 31, 2015	$13,577
Impairment charges recognized during period	354
Balance at December 31, 2016	$13,931

The following table presents a reconciliation of credit-related impairment charges on available-for-sale investments recognized in earnings for the twelve months ended December 31, 2015 (in Thousands):

Balance at December 31, 2014	$12,623
Impairment charges recognized during period	954
Balance at December 31, 2015	$13,577

(3) Loans

A summary of loans, by loan type at December 31, 2017 and 2016 is as follows:

	December 31,	December 31,
	2017	2016
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,322,668	$2,993,203
Real estate - mortgage	1,133,525	1,032,222
Real estate - construction	1,683,550	1,716,875
Consumer	49,543	55,168
Foreign	158,886	167,220
Total loans	$6,348,172	$5,964,688

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

World and U.S. economic conditions have continued to improve; however, there remains some uncertainty created by continued issues with negative demographic trends, weak labor participation rates, enormous government debt, excessive regulations, and unfunded entitlement programs that could create a financial crisis.  The impact to the world and U.S. economy from these issues is being magnified by a lack of appropriate government action to find solutions to the problems.  In the Company’s market area, the challenges are further magnified by the uncertainty around the renegotiation of the North American Free Trade Agreement (“NAFTA”), and whether such negotiations will advance NAFTA or repeal it.  Economic risk factors are minimized by the underwriting standards of the bank subsidiaries. The general underwriting standards encompass the following principles:  (i) the financial strength of the borrower including strong earnings, a high net worth, significant liquidity and an acceptable debt to worth ratio, (ii) managerial and business competence, (iii) the ability to repay, (iv) for a new business, projected cash flows, (v) loan to value, (vi) in the case of a secondary guarantor, a guarantor financial statement, and (vii) financial and/or other character references.  Although the underwriting standards reduce the risk of loss, unique risk factors exist in each type of loan in which the bank subsidiaries invest.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

First and second lien residential 1-4 family mortgage and consumer loan repayments may be affected by unemployment or underemployment and deteriorating market values of real estate.

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2017
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$25,649	$13,889	$16,731	$806	$2,455	$3,716	$531	$884	$64,661
Losses charge to allowance	(12,094)	(213)	(40)	—	(101)	(340)	(309)	(1)	(13,098)
Recoveries credited to allowance	4,020	21	527	—	11	258	45	21	4,903
Net losses charged to allowance	(8,074)	(192)	487	—	(90)	(82)	(264)	20	(8,195)
Provision (credit) charged to operations	10,330	(2,022)	(555)	303	585	2,469	173	(62)	11,221
Balance at December 31,	$27,905	$11,675	$16,663	$1,109	$2,950	$6,103	$440	$842	$67,687

	December 31, 2016
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$21,431	$13,920	$19,769	$1,248	$3,509	$5,321	$638	$1,152	$66,988
Losses charge to allowance	(32,959)	(16)	(1,890)	(180)	(70)	(331)	(414)	(41)	(35,901)
Recoveries credited to allowance	7,110	6,099	119	—	21	278	69	19	13,715
Net losses charged to allowance	(25,849)	6,083	(1,771)	(180)	(49)	(53)	(345)	(22)	(22,186)
Provision (credit) charged to operations	30,067	(6,114)	(1,267)	(262)	(1,005)	(1,552)	238	(246)	19,859
Balance at December 31,	$25,649	$13,889	$16,731	$806	$2,455	$3,716	$531	$884	$64,661

	December 31, 2015
	Domestic								Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$22,352	$12,955	$18,683	$846	$3,589	$4,683	$660	$1,060	$64,828
Losses charge to allowance	(24,802)	(695)	(492)	—	(157)	(275)	(704)	—	(27,125)
Recoveries credited to allowance	3,135	141	963	—	30	431	170	10	4,880
Net losses charged to allowance	(21,667)	(554)	471	—	(127)	156	(534)	10	(22,245)
Provision (credit) charged to operations	20,746	1,519	615	402	47	482	512	82	24,405
Balance at December 31,	$21,431	$13,920	$19,769	$1,248	$3,509	$5,321	$638	$1,152	$66,988

The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The decrease in the provision for probable loan losses charged to expense for the year ended December 31, 2017 can be attributed to a decrease in the historical loss experience in the commercial category of the calculation.  As discussed in prior periods, charge-offs increased from historical levels due to the deterioration of one relationship that is secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  The Company uses a three year historical charge-off experience in the calculation, therefore, as those charge-offs are eliminated

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

from the calculation, the allowance for probable loan losses is impacted.  On August 26, 2017, Hurricane Harvey made landfall in Rockport, Texas, as a category four storm and followed the Gulf Coast of Texas north to the Houston metro area and finally the State of Louisiana.  The Texas Gulf Coast is an area where the Company serves many consumer and commercial customers.  The Company has reviewed the exposure to losses of property arising from the impact of Hurricane Harvey and has determined that the impact is not significant to warrant a specific reserve;  however, it is still evaluating the impact, therefore the Company’s allowance for probable loan losses at December 31, 2017 includes factors in the qualitative ratios used in the calculation to incorporate the potential impact of losses arising from the impact of Hurricane Harvey on certain portions of the loan portfolio.  The increase in losses charged to the allowance for probable loan losses for the year ended December 31, 2016 can be attributed to further deterioration in the previously identified and charged down relationship primarily secured by multiple pieces of transportation equipment. In March 2016, litigation against the management of the borrower was filed in the State of Nevada, resulting in a going concern issue with the borrower’s operations and the future use of the transportation equipment pledged as collateral on the relationship. As a result, management, in accordance with its credit review procedures, re-evaluated the collateral values on the equipment in light of the new circumstances and reduced the collateral values accordingly, resulting in a further charge-down of the relationship of approximately $19.4 million, which is included in the losses charged to the allowance in the commercial category in the table detailing the year ended December 31, 2016 activity. The impact of the charge-down is also reflected in the various tables in this Note including impaired loans, non-accrual loans and the credit quality indicator summary. Two large recoveries on loans charged off in prior years are included in the recoveries credited to the allowance in the table detailing activity for the year ended December 31, 2016.  The recoveries occurred in the first and third quarters of 2016 in the amounts of $4.4 million and $6 million, respectively and are included in the Commercial and Commercial Real Estate: Other Construction and Land Development categories.  The increase in charge-offs for the years ended December 31, 2015 in the Commercial category can be attributed to a charge down of the previously discussed relationship that is primarily secured by multiple pieces of transportation equipment.  The relationship was charged down by $13.5 million for the year ended December 31, 2015.

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2017
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$17,947	$300	$1,068,520	$27,605
Commercial real estate: other construction & land development	2,455	116	1,681,095	11,559
Commercial real estate: farmland & commercial	33,123	18	2,010,162	16,645
Commercial real estate: multifamily	476	—	192,440	1,109
Residential: first lien	6,852	—	425,925	2,950
Residential: junior lien	723	—	700,025	6,103
Consumer	1,281	—	48,262	440
Foreign	347	—	158,539	842

Total	$63,204	$434	$6,284,968	$67,253

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2016
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$22,412	$—	$887,255	$25,649
Commercial real estate: other construction & land development	4,776	371	1,712,099	13,518
Commercial real estate: farmland & commercial	10,810	546	1,932,260	16,185
Commercial real estate: multifamily	552	—	139,914	806
Residential: first lien	6,836	44	415,068	2,411
Residential: junior lien	978	—	609,340	3,716
Consumer	1,295	—	53,873	531
Foreign	746	—	166,474	884

Total	$48,405	$961	$5,916,283	$63,700

Loans accounted for on a non‑accrual basis at December 31, 2017, 2016 and 2015 amounted to $54,730,000,  $37,245,000 and $47,685,000, respectively. The effect of such non‑accrual loans reduced interest income by approximately $977,000,  $2,461,000 and $3,298,000 for the years ended December 31, 2017, 2016 and 2015, respectively. Amounts received on non‑accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2017, 2016 and 2015 amounted to approximately $7,257,000,  $5,226,000 and $11,616,000, respectively.

The table below provides additional information on loans accounted for on a non‑accrual basis by loan class:

	December 31, 2017	December 31, 2016
	(Dollars in Thousands)
Domestic
Commercial	$17,909	$22,369
Commercial real estate: other construction & land development	2,455	4,776
Commercial real estate: farmland & commercial	33,123	8,314
Commercial real estate: multifamily	476	552
Residential: first lien	712	655
Residential: junior lien	11	166
Consumer	44	26
Foreign	—	387
Total non-accrual loans	$54,730	$37,245

Impaired loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. The Company has identified these loans through its normal loan review procedures. Impaired loans are measured based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company’s impaired loans are measured at the fair value of the collateral. In limited cases, the Company may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following tables detail key information regarding the Company’s impaired loans by loan class for the year ended December 31, 2017:

	December 31, 2017
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$1,300	$1,577	$300	$1,346	$—
Commercial real estate: other construction & land development	145	169	116	150	—
Commercial real estate: farmland & commercial	449	590	18	489	—
Total impaired loans with related allowance	$1,894	$2,336	$434	$1,985	$—

	December 31, 2017
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$16,646	$44,095	$19,615	$3
Commercial real estate: other construction & land development	2,310	2,455	3,493	—
Commercial real estate: farmland & commercial	32,675	33,275	38,536	—
Commercial real estate: multifamily	476	505	511	—
Residential: first lien	6,852	6,968	7,249	324
Residential: junior lien	723	736	970	45
Consumer	1,281	1,283	1,293	3
Foreign	347	347	750	16
Total impaired loans with no related allowance	$61,310	$89,664	$72,417	$391

The following tables detail key information regarding the Company’s impaired loans by loan class for the year ended December 31, 2016:

	December 31, 2016
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial real estate: other construction & land development	$1,958	$1,971	$371	2,512	—
Commercial real estate: farmland & commercial	2,808	3,948	546	3,247	—
Commercial real estate: multifamily	62	62	44	62	—
Total impaired loans with related allowance	$4,828	$5,981	$961	$9,579	$—

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2016
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$21,412	$50,737	$19,354	$3
Commercial real estate: other construction & land development	2,818	4,419	2,336	67
Commercial real estate: farmland & commercial	8,002	9,054	8,523	110
Commercial real estate: multifamily	552	562	401	—
Residential: first lien	6,774	6,847	6,860	298
Residential: junior lien	978	1,017	1,011	52
Consumer	1,295	1,295	1,214	1
Foreign	746	746	751	16
Total impaired loans with no related allowance	$42,577	$74,677	$40,450	$547

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

Management of the Company recognizes the risks associated with these impaired loans.  However, management's decision to place loans in this category does not necessarily mean that losses will occur. In the current environment, troubled loan management can be protracted because of the legal and process problems that delay the collection of an otherwise collectible loan.  Additionally, management believes that the collateral related to these impaired loans and/or the secondary support from guarantors mitigates the potential for losses from impaired loans.

The following table details loans accounted for as “troubled debt restructuring,” segregated by loan class.  Loans accounted for as troubled debt restructuring are included in impaired loans.

	December 31, 2017	December 31, 2016
	(Dollars in Thousands)
Domestic
Commercial	$6,910	$10,710
Commercial real estate: farmland & commercial	—	3,086
Residential: first lien	6,140	6,181
Residential: junior lien	712	812
Consumer	1,237	1,269
Foreign	347	360

Total troubled debt restructuring	$15,346	$22,418

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

While management of the Company considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged‑off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of the Company’s management that the allowance

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

for probable loan losses at December 31, 2017 and December 31, 2016, was adequate to absorb probable losses from loans in the portfolio at that date.

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2017
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$3,790	$398	$18,308	$537	$22,496	$1,063,971	$1,086,467
Commercial real estate: other construction & land development	354	308	820	6	1,482	1,682,068	1,683,550
Commercial real estate: farmland & commercial	3,925	518	31,133	954	35,576	2,007,709	2,043,285
Commercial real estate: multifamily	84	—	476	—	560	192,356	192,916
Residential: first lien	4,295	2,458	4,095	3,861	10,848	421,929	432,777
Residential: junior lien	1,310	580	1,110	1,099	3,000	697,748	700,748
Consumer	868	98	160	133	1,126	48,417	49,543
Foreign	1,229	69	667	667	1,965	156,921	158,886
Total past due loans	$15,855	$4,429	$56,769	$7,257	$77,053	$6,271,119	$6,348,172

	December 31, 2016
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$4,081	$829	$21,123	$392	$26,033	$883,634	$909,667
Commercial real estate: other construction & land development	1,502	396	4,456	9	6,354	1,710,521	1,716,875
Commercial real estate: farmland & commercial	3,454	3,054	6,150	289	12,658	1,930,412	1,943,070
Commercial real estate: multifamily	44	—	552	—	596	139,870	140,466
Residential: first lien	5,615	1,350	4,143	3,756	11,108	410,796	421,904
Residential: junior lien	762	178	540	382	1,480	608,838	610,318
Consumer	910	95	413	387	1,418	53,750	55,168
Foreign	931	425	397	11	1,753	165,467	167,220
Total past due loans	$17,299	$6,327	$37,774	$5,226	$61,400	$5,903,288	$5,964,688

The increase in the commercial real estate: farmland and commercial in the 90 days and greater category at December 31, 2017 compared to December 31, 2016 can be attributed to a relationship that is secured by a water park that is currently classified as Impaired.  The Company’s internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect the Company’s opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect the Company’s opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that some future loss could be sustained by the Company if such weaknesses

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

are not corrected. For loans that are classified as impaired, management evaluates these credits in accordance with the provision of. ASC 310‑10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310‑10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company’s loans evaluated as impaired under ASC 310‑10 are measured using the fair value of collateral method. In limited cases, the Company may use other methods to determine the specific reserve of a loan under ASC 310‑10 if such loan is not collateral dependent.

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

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

		December 31, 2017
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$905,707	$—	$3,170	$159,643	$17,947
Commercial real estate: other construction & land development	1,616,604	1,288	672	62,531	2,455
Commercial real estate: farmland & commercial	1,863,763	5,134	41,820	99,445	33,123
Commercial real estate: multifamily	192,440	—	—	—	476
Residential: first lien	425,811	40	—	74	6,852
Residential: junior lien	699,875	150	—	—	723
Consumer	48,262	—	—	—	1,281
Foreign	158,539	—	—	—	347
Total	$5,911,001	$6,612	$45,662	$321,693	$63,204

		December 31, 2016
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$720,350	$90,746	$1,121	$75,038	$22,412
Commercial real estate: other construction & land development	1,648,633	1,986	—	61,480	4,776
Commercial real estate: farmland & commercial	1,792,542	7,983	59,872	71,863	10,810
Commercial real estate: multifamily	139,914	—	—	—	552
Residential: first lien	413,638	814	—	616	6,836
Residential: junior lien	609,190	150	—	—	978
Consumer	53,873	—	—	—	1,295
Foreign	166,474	—	—	—	746
Total	$5,544,614	$101,679	$60,993	$208,997	$48,405

The decrease in Special review credits for December 31, 2017 compared to December 31, 2016 can be attributed to the reclassification of a relationship secured by barges used in the transportation of petroleum products from Special Review to Watch List - Substandard and by the reclassification of a relationship secured by equipment used in oil and gas production from Special Review to the Pass category.  The decrease in the Watch List – Pass credits for December 31,

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

2017 compared to December 31, 2016 can be attributed to a relationship secured by real estate from Watch List – Pass to the Pass category.  The increase in Watch List – Substandard credits at December 31, 2017 compared to December 31, 2016 can be primarily attributed to the relationship mentioned above, in addition to the reclassification of three additional relationships from Pass to Watch List – Substandard.  One such relationship is in the oil and gas production business, one is in the water park business and is secured by a water park, and one is secured by construction equipment.  Additionally, there was an increase in the outstanding balance on a relationship primarily secured by transportation equipment, which was already classified as Watch List-Substandard at December 31, 2016.

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2017 and 2016 were as follows:

	Estimated
	useful lives				2017	2016
					(Dollars in Thousands)
Bank buildings and improvements	5	-	40	years	$550,094	$542,063
Furniture, equipment and vehicles	1	-	20	years	289,743	280,586
Land					123,087	125,213
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7	-	27	years	—	—
Less: accumulated depreciation					(448,470)	(420,279)
Bank premises and equipment, net					$514,454	$527,583

(6) Goodwill and Other Intangible Assets

The majority of the Company’s identified intangibles are in the form of amortizable core deposit premium.  A small portion of the fully amortized identified intangibles represent identified intangibles in the acquisition of the rights to the insurance agency contracts of InsCorp, Inc., acquired in 2008. Information on the Company’s identified intangible assets follows:

	Carrying	Accumulated
	Amount	Amortization	Net
	(Dollars in Thousands)
December 31, 2017:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—
December 31, 2016:
Core deposit premium	$58,675	$58,650	$25
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,672	$25

Amortization expense of intangible assets for the years ended December 31, 2017, 2016 and 2015, was $25,000,  $128,000 and $644,000, respectively.

There were no changes in the carrying amount of goodwill for the years ended December 31, 2017 and 2016.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

Deposits as of December 31, 2017 and 2016 and related interest expense for the years ended December 31, 2017, 2016 and 2015 were as follows:

	2017	2016
	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$2,609,932	$2,509,544
Foreign	633,323	648,507
Total demand non-interest bearing	3,243,255	3,158,051
Savings and interest bearing demand
Domestic	2,615,143	2,589,675
Foreign	629,988	614,053
Total savings and interest bearing demand	3,245,131	3,203,728
Time, certificates of deposit $100,000 or more
Domestic	637,006	748,104
Foreign	808,881	838,161
Less than $100,000
Domestic	354,998	389,682
Foreign	255,621	272,363
Total time, certificates of deposit	2,056,506	2,248,310
Total deposits	$8,544,892	$8,610,089

	2017	2016	2015
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$5,453	$3,922	$3,026
Foreign	755	640	567
Total savings and interest bearing demand	6,208	4,562	3,593
Time, certificates of deposit $100,000 or more
Domestic	3,644	3,881	4,693
Foreign	4,105	3,929	4,116
Less than $100,000
Domestic	1,312	1,447	1,680
Foreign	675	706	744
Total time, certificates of deposit	9,736	9,963	11,233
Total interest expense on deposits	$15,944	$14,525	$14,826

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of time deposits as of December 31, 2017 were as follows:

Total
(in Thousands)
2018	$1,859,507
2019	139,276
2020	41,572
2021	13,303
2022	2,760
Thereafter	88
Total	$2,056,506

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2017, were as follows:

Total
(in Thousands)
Due within 3 months or less	$557,206
Due after 3 months and within 6 months	348,695
Due after 6 months and within 12 months	404,776
Due after 12 months	135,210
$1,445,887

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2017 and December 31, 2016 were $894,000 and $1,005,000, in thousands, respectively.

(8) Securities Sold Under Repurchase Agreements

The Company’s bank subsidiaries have entered into repurchase agreements with an investment banking firm and individual customers of the bank subsidiaries. The purchasers have agreed to resell to the bank subsidiaries identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage‑backed securities and averaged $402,396,000 and $759,458,000 during 2017 and 2016, respectively, and the maximum amount outstanding at any month end during 2017 and 2016 was $514,616,000 and $819,155,000 respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Further information related to repurchase agreements at December 31, 2017 and 2016 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate
	(Dollars in Thousands)
December 31, 2017 term:
Overnight agreements	$340,054	$334,506	$242,824	0.25%
1 to 29 days	—	—	—	—
30 to 90 days	109,300	107,238	100,000	3.99
Over 90 days	11,327	11,168	10,981	0.74
Total	$460,681	$452,912	$353,805	1.32%
December 31, 2016 term:
Overnight agreements	$295,282	$292,286	$190,915	0.15%
1 to 29 days	10,250	10,148	9,863	0.50
30 to 90 days	2,315	2,317	2,300	0.33
Over 90 days	382,304	375,060	301,907	4.01
Total	$690,151	$679,811	$504,985	2.46%

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

Further information regarding the Company’s other borrowed funds at December 31, 2017 and 2016 is set forth in the following table:

	December 31,
	2017	2016
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$945,225	$583,375
Rate on balance outstanding at year end	1.44%	0.66%
Average daily balance	$839,858	$483,379
Average rate	1.23%	0.47%
Maximum amount outstanding at any month end	$1,043,250	$600,875
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$250,000	$150,000
Rate on balance outstanding at year end	1.26%	0.58%
Average daily balance	$51,644	$150,000
Average rate	1.26%	0.58%
Maximum amount outstanding at any month end	$250,000	$150,000

(1)

Long-term advances outstanding at December 31, 2017 mature in the following increments:  $100,000,000 in November 2027 and $150,000,000 in December 2027 and are callable by the FHLB on a quarterly basis.  Long-Term advances outstanding at December 31, 2016 matured in January 2017.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Junior Subordinated Deferrable Interest Debentures

The Company has formed six statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. The statutory business trusts formed by the Company (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) issued by the Company. As of December 31, 2017 and December 31, 2016, the principal amount of debentures outstanding totaled $160,416,000. On July 29, 2015, the Company bought back a portion of the Capital Securities of IB Capital Trusts X and XI from the holder of the securities for a price that reflected an approximate 24.5% discount from the redemption prices of the securities.  The Company thereby retired $13,000,000 of the total $34,021,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust X and $1,000,000 of the total $27,990,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  On November 1, 2016, the Company bought back a portion of the Capital Securities of IB Capital Trust XI from the holder of the securities for a price that reflected an approximate 24% discount from the redemption price of the securities.  The Company thereby retired $1,000,000 of the total $26,990,000 of related Junior Subordinated Deferrable Interest Debentures related to IB Capital Trust XI.  The discounts recorded in connection with the repurchases of the outstanding Capital Securities are included in other income on the consolidated financial statements.

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

For financial reporting purposes, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2017 and December 31, 2016, the total $160,416,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2017:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing	Interest	Interest				Optional
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Redemption Date(1)
	(Dollars in Thousands)
Trust VI	$25,774	Quarterly	4.87%	LIBOR	+	3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	4.41%	LIBOR	+	3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	2.96%	LIBOR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	3.03%	LIBOR	+	1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	2.96%	LIBOR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	2.93%	LIBOR	+	1.45	September 2037	September 2012
	$160,416

(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2017, 2016, and 2015 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2017:
Basic EPS
Net income available to common shareholders	$157,436	66,046,155	$2.38
Potential dilutive common shares and warrants	—	732,281
Diluted EPS	$157,436	66,778,436	$2.36
December 31, 2016:
Basic EPS
Net income available to common shareholders	$133,932	65,967,989	$2.03
Potential dilutive common shares and warrants	—	345,501
Diluted EPS	$133,932	66,313,490	$2.02
December 31, 2015:
Basic EPS
Net income available to common shareholders	$136,726	66,411,193	$2.06
Potential dilutive common shares	—	225,160
Diluted EPS	$136,726	66,636,353	$2.05

(12) Employees’ Profit Sharing Plan

The Company has a deferred profit sharing plan for full‑time employees with a minimum of one year of continuous employment. The Company’s annual contribution to the plan is based on a percentage, as determined by the Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,750,000 $3,650,000 and $3,525,000 were charged to income for the years ended December 31, 2017, 2016, and 2015, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of assets attributable to international operations at December 31, 2017 and 2016 are as follows:

	2017	2016
	(Dollars in Thousands)
Loans:
Commercial	$113,019	$124,079
Others	45,867	43,141
	158,886	167,220
Less allowance for probable loan losses	(842)	(884)
Net loans	$158,044	$166,336
Accrued interest receivable	$671	$603

At December 31, 2017, the Company had $99,547,000 in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $5,248,000,  $5,495,000 and $6,113,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

(14) Income Taxes

The Company files a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2017	2016	2015
	(Dollars in Thousands)
Current
U.S.	$56,974	$52,403	$65,196
State	2,662	3,362	5,258
Foreign	—	—	(6)
Total current taxes	59,636	55,765	70,448
Deferred
U.S.	4,620	7,279	(261)
State	(50)	27	(71)
Total deferred taxes	4,570	7,306	(332)
Total income taxes	$64,206	$63,071	$70,116

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 35% for 2017, 2016 and 2015 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2017	2016	2015
	(Dollars in Thousands)
Computed expected tax expense	$77,643	$69,253	$72,389
Change in taxes resulting from:
Tax-exempt interest income	(4,701)	(3,940)	(3,910)
State tax, net of federal income taxes, tax credit and refunds	1,697	3,287	3,371
Resolution of IRS exam	(4,985)	—	—
Other investment income	(3,198)	(3,694)	(3,540)
Deferred tax adjustment due to federal tax rate change	(3,168)	—	—
Other	918	(1,835)	1,806
Actual tax expense	$64,206	$63,071	$70,116

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 are reflected below:

	2017	2016
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$14,546	$24,315
Other real estate owned	2,053	3,652
Impairment charges on available-for-sale securities	844	6,086
Accrued expenses	81	137
Net unrealized losses on available for sale investment securities	9,680	14,791
Other	4,434	6,917
Total deferred tax assets	31,638	55,898
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(10,940)	(19,837)
Identified intangible assets and goodwill	(13,417)	(21,386)
Other	(12,474)	(16,300)
Total deferred tax liabilities	(36,831)	(57,523)
Net deferred tax liability	$(5,193)	$(1,625)

The net deferred tax liability of $5,193,000 at December 31, 2017 and $1,625,000 at December 31, 2016 is included in other liabilities in the consolidated statements of condition.

In September 2014, the Company amended its 2012 federal income tax return as a result of a tax opinion obtained regarding a judgment against the Company paid in 2012 afer litigation related to tax matters in the Company’s 2004 acquidition of Local Financial Corporation (“LFIN”).  Litigation against the Company was initiated by the former controlling shareholders of LFIN with respect to such tax matters.  On March 5, 2010, a judgment against the Company was entered on a jury verdict in the U.S. District Court for the Western District of Oklahoma.  The Company subsequently appealed the decision and on January 5, 2012, the United States Court of Appeals Tenth Circuit affirmed the judgment and it became final and unappealable and the Company recorded the majority of the payment of the judgment as a non-deductible expense in the Company’s 2012 federal income tax return.  The Company engaged legal counsel to review the deductibility of the judgment and, upon receiving the tax opinion, amended the 2012 tax return to report the payment as a deductible expense.  The Internal Revenue Service examined the amended return and at the conclusion of the exam,

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

allowed a certain portion of the judgment to be deducted as a necessary and ordinary business expense, resulting in a tax refund of $4.9 million.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law.  The Tax Act materially changes U.S. corporate income tax rates, among other things.  The Company was in a net deferred tax liability position at the time the Tax Act was enacted and subsequently revalued the carrying value of the net deferred liability and its components to the new 21% effective tax rate.  The change in the tax rate resulted in a net benefit to the Company of $3,168,000 and is included as a reduction to income tax expense in the consolidated income statement.

(15) Stock Options

On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the “2012 Plan”). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options (“ISOs”) and non‑qualified stock options (“NQSOs”) may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2017, 216,400 shares were available for future grants under the 2012 Plan.

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

	2017 (1)	2016
Expected Life (Years)	—	7.61
Dividend yield	—%	2.50%
Interest rate	—%	1.50%
Volatility	—%	41.32%

(1) No stock options were granted during the twelve months ended December 31, 2017.

A summary of option activity under the stock option plans for the twelve months ended December 31, 2017 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2016	800,502	$19.43
Plus: Options granted	—	—
Less:
Options exercised	108,885	13.34
Options expired	2,188	10.40
Options forfeited	21,263	20.62
Options outstanding at December 31, 2017	668,166	20.41	5.54	$12,887

Options fully vested and exercisable at December 31, 2017	283,472	$18.62	4.46	$5,975

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Stock‑based compensation expense included in the consolidated statements of income for the years ended December 31, 2017, 2016 and 2015 was approximately $903,000,  $1,082,000 and $1,172,000, respectively. As of December 31, 2017, there was approximately $1,418,000 of total unrecognized stock‑based compensation cost related to non‑vested options granted under the Company plans that will be recognized over a weighted average period of 1.4 years.

Other information pertaining to option activity during the twelve month period ending December 31, 2017, 2016 and 2015 is as follows:

	Twelve Months Ended December 31,
	2017(1)	2016	2015
Weighted average grant date fair value of stock options granted	$—	$8.74	$9.42
Total fair value of stock options vested	$1,182,000	$1,015,000	$872,000
Total intrinsic value of stock options exercised	$2,595,000	$792,000	$781,000

(1) No stock options were granted during the twelve months ended December 31, 2017.

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

The Plan authorizes the Company to issue Restricted Stock Units (“RSUs”) to officers, employees, consultants and advisors of the Company and its subsidiaries. The Plan provides that RSUs shall be issued by a committee of the Board appointed by the Board from time to time consisting of at least two (2) members of the Board, each of whom is both a non‑employee director and an outside director. On December 18, 2009, the Board adopted resolutions creating the Long‑Term Restricted Stock Unit Plan Committee to administer the Plan. RSUs issued under the Plan are not equity and are payable only in cash. The Plan provides for both the issuance of CPP‑compliant long‑term RSUs as well as RSUs that are not CPP‑compliant.    No grants have been made under the Plan since December 2012 and there are currently no outstanding grants under the Plan.

(17) Commitments, Contingent Liabilities and Other Matters

The Company leases portions of its banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2017, 2016 and 2015 were approximately  $5,258,000, $5,870,000 and $6,200,000, respectively. Future minimum lease payments due under non‑cancellable operating leases at December 31, 2017 were as follows:

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Fiscal year ending:

Total
(in thousands)
2018	$3,563
2019	3,376
2020	3,087
2021	2,037
2022	494
Thereafter	180
Total	$12,737

It is expected that certain leases will be renewed, as these leases expire. Aggregate future minimum rentals to be received under non‑cancellable sub‑leases greater than one year at December 31, 2017 were $92,416,000.

Cash of approximately $116,129,000 and $111,353,000 at December 31, 2017 and 2016, respectively, was maintained to satisfy regulatory reserve requirements.

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

(18) Transactions with Related Parties

In the ordinary course of business, the subsidiaries of the Company make loans to directors and executive officers of the Corporation, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $27,626,000 and $26,547,000 at December 31, 2017 and 2016, respectively.

(19) Financial Instruments with Off‑Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the bank subsidiaries are party to financial instruments with off‑statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments. At December 31, 2017, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$2,795,137,000
Credit card lines	20,643,000
Standby letters of credit	95,402,000
Commercial letters of credit	4,145,000

The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2017, the maximum potential amount of future payments is approximately

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

$95,402,000. At December 31, 2017, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $35,409,000 and $40,738,000 at December 31, 2017 and 2016, respectively.

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

(20) Capital Requirements

On December 23, 2008, as part of the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury (“Treasury”), the Company issued to the Treasury a warrant to purchase 1,326,238 shares of the Company’s common stock at a price per share of $24.43 and with a term of ten years (the “Warrant”).

On June 12, 2013, the U.S. Treasury sold the Warrant to a third party. As of February 20, 2016, the Warrant is still outstanding. Adjustments to the $24.43 per share Exercise Price of the Warrant will be made if the Company pays cash dividends in excess of 33 cents per semi-annual period or makes certain other shareholder distributions before the Warrants expires on December 23, 2018.

Bank regulatory agencies limit the amount of dividends, which the bank subsidiaries can pay the Corporation, through IBC Subsidiary Corporation, without obtaining prior approval from such agencies. At December 31, 2017, the subsidiary banks could pay dividends of up to $731,850,000 to the Corporation without prior regulatory approval and without adversely affecting their “well‑capitalized” status under regulatory capital rules in effect at December 31, 2017. In addition to legal requirements, regulatory authorities also consider the adequacy of the bank subsidiaries’ total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. The Company historically has not allowed any subsidiary bank to pay dividends in such a manner as to impair its capital adequacy.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Current quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk‑weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2017, that the Company and each of the bank subsidiaries met all capital adequacy requirements to which they are subject.

       In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increases each year until January 1, 2019, when the Company will be required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the new rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rules are subject to a four year phase in period for mandatory compliance and the Company was required to begin to phase in the new rules beginning on January 1, 2015.  Management believes, as of December 31, 2017, that the Company and each of the bank subsidiaries will meet all capital adequacy requirements once the capital conservation is fully phased-in.

On November 21, 2017, the OCC, the Federal Reserve and the FDIC finalized a proposed rule that extends the current treatment under the regulatory capital rules for certain regulatory capital deductions and risk weights and certain minority interest requirements, as they apply to banking organizations that are not subject to the advanced approaches capital rules.  Effective January 1, 2018, the rule also pauses the full transition to the Basel III treatment of mortgage servicing assets, certain deferred tax assets, investments in the capital of unconsolidated financial institutions and minority interests.  The agencies are also considering whether to make adjustments to the capital rules in response to CECL (the FASB Standard relating to current expected credit loss) and its potential impact on regulatory capital.

On December 7, 2017, the Basel Committee on Banking Supervision unveiled the latest round of its regulatory capital framework, commonly called “Basel IV.”  The framework makes changes to the capital framework first introduced as “Basel III” in 2010.  The committee targeted 2022-2027 as the timeframe for implementation by regulators in individual countries, including the U.S. federal bank regulatory agencies (after notice and comment).

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 capital to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

As of December 31, 2017, capital levels at the Company exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to the Company. Based on the ratios presented below, capital levels as of December 31, 2017 at the Company exceed the minimum levels necessary to be considered “well capitalized.”

As of December 31, 2017, the most recent notification from the Federal Deposit Insurance Corporation categorized all the bank subsidiaries as well‑capitalized under the regulatory framework for prompt corrective action. To be categorized as “well‑capitalized,” the Company and the bank subsidiaries must maintain minimum Total risk‑based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well‑capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2017 under current guidelines are presented in the following table:

			For Capital Adequacy		To Be Well-Capitalized
			Purposes		Under Prompt Corrective
	Actual		Phase In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2017:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,584,665	17.11%	$532,579	5.750%	N/A	N/A
International Bank of Commerce, Laredo	1,119,173	17.10	376,245	5.750	$425,320	6.50%
International Bank of Commerce, Oklahoma	169,279	13.41	72,586	5.750	82,054	6.50
International Bank of Commerce, Brownsville	165,034	25.94	36,583	5.750	41,355	6.50
International Bank of Commerce, Zapata	66,406	30.58	12,487	5.750	14,116	6.50
Commerce Bank	79,330	33.22	13,733	5.750	15,524	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$1,807,107	19.51%	$856,757	9.250%	N/A	N/A
International Bank of Commerce, Laredo	1,173,068	17.93	605,263	9.250	$654,339	10.00%
International Bank of Commerce, Oklahoma	178,057	14.11	116,769	9.250	126,237	10.00
International Bank of Commerce, Brownsville	170,613	26.82	58,851	9.250	63,623	10.00
International Bank of Commerce, Zapata	68,718	31.64	20,088	9.250	21,717	10.00
Commerce Bank	81,278	34.03	22,092	9.250	23,884	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,734,595	18.73%	$671,512	7.250%	N/A	N/A
International Bank of Commerce, Laredo	1,119,173	17.10	474,395	7.250	$523,471	8.00%
International Bank of Commerce, Oklahoma	169,279	13.41	91,521	7.250	100,989	8.00
International Bank of Commerce, Brownsville	165,034	25.94	46,127	7.250	50,899	8.00
International Bank of Commerce, Zapata	66,406	30.58	15,745	7.250	17,374	8.00
Commerce Bank	79,330	33.22	17,316	7.250	19,107	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,734,595	14.62%	$474,675	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,119,173	13.44	333,166	4.00	416,458	5.00%
International Bank of Commerce, Oklahoma	169,279	11.31	59,854	4.00	74,818	5.00
International Bank of Commerce, Brownsville	165,034	17.17	38,440	4.00	48,050	5.00
International Bank of Commerce, Zapata	66,406	14.20	18,701	4.00	23,376	5.00
Commerce Bank	79,330	14.56	21,789	4.00	27,236	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2016 are also presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2016:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,468,662	16.95%	$444,190	5.125%	N/A	N/A
International Bank of Commerce, Laredo	1,201,527	16.63	370,342	5.125	$469,701	6.50%
International Bank of Commerce, Brownsville	158,533	25.61	31,720	5.125	40,230	6.50
International Bank of Commerce, Zapata	65,989	34.09	9,922	5.125	12,584	6.50
Commerce Bank	73,765	31.84	11,872	5.125	15,058	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$1,687,501	19.47%	$747,540	8.625%	N/A	N/A
International Bank of Commerce, Laredo	1,260,886	17.45	623,258	8.625	$722,618	10.00%
International Bank of Commerce, Brownsville	163,937	26.49	53,382	8.625	61,892	10.00
International Bank of Commerce, Zapata	67,464	34.85	16,698	8.625	19,360	10.00
Commerce Bank	76,093	32.85	19,980	8.625	23,166	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,618,935	18.68%	$574,197	6.625%	N/A	N/A
International Bank of Commerce, Laredo	1,201,527	16.63	478,734	6.625	$578,094	8.00%
International Bank of Commerce, Brownsville	158,533	25.61	41,004	6.625	49,514	8.00
International Bank of Commerce, Zapata	65,989	34.09	12,826	6.625	15,488	8.00
Commerce Bank	73,765	31.84	15,347	6.625	18,532	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,618,935	13.91%	$465,438	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,201,527	12.50	384,342	4.00	480,427	5.00%
International Bank of Commerce, Brownsville	158,533	16.91	37,509	4.00	46,886	5.00
International Bank of Commerce, Zapata	65,989	13.87	19,029	4.00	23,786	5.00
Commerce Bank	73,765	13.05	22,607	4.00	28,259	5.00

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

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2017 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2017	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage-backed securities	$3,891,233	$—	$3,891,233	$—
States and political subdivisions	232,951	—	232,951	—
Equity Securities	27,886	27,886	—	—
	$4,152,070	$27,886	$4,124,184	$—

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2016 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2016	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage - backed securities	$3,894,470	$—	$3,876,865	$17,605
States and political subdivisions	254,972	—	254,972	—
Equity Securities	27,907	27,907	—	—
	$4,177,349	$27,907	$4,131,837	$17,605

For the year ended December 31, 2017, investment securities available‑for‑sale are classified within level 2  of the valuation hierarchy, with the exception of certain equity investments that are classified within level 1. For the year ended December 31, 2016, the Company had certain securities classified within level 3 of the fair value hierarchy.  Those investments were sold in the first quarter of 2017.  For investments classified as level 2 in the fair value hierarchy, the Company obtains fair value measurements for investment securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Investment securities classified as level 3 are non‑agency mortgage‑backed securities. The non‑agency mortgage‑backed securities held by the Company are traded in inactive markets and markets that have experienced significant decreases in volume and level of activity, as evidenced by few recent transactions, a significant decline or absence of new issuances, price quotations that are not based on comparable securities transactions and wide bid‑ask spreads among other factors. As a result of the inability to use quoted market

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

prices to determine fair value for these securities, the Company determined that fair value, as determined by level 3 inputs in the fair value hierarchy, is more appropriate for financial reporting and more consistent with the expected performance of the investments. For the investments classified within level 3 of the fair value hierarchy, the Company used a discounted cash flow model to determine fair value. Inputs in the model included both historical performance and expected future performance based on information currently available.

Assumptions used in the discounted cash flow model as of December 31, 2016 for investment securities classified within level 3 of the fair value hierarchy, were applied separately to those portions of the bond where the underlying residential mortgage loans had been performing under original contract terms for at least the prior 24 months and those where the underlying residential mortgages had not been meeting the original contractual obligation for the same period. Unobservable inputs included in the model are estimates on future principal prepayment rates, and default and loss severity rates. For that portion of the bond where the underlying residential mortgage had been meeting the original contract terms for at least 24 months, the Company used the following estimates in the model: (i) a voluntary prepayment rate of 7%, (ii) a 1% default rate, (iii) a loss severity rate of 25%, and (iv) a discount rate of 13%. The assumptions used in the model for the rest of the bond included the following estimates: (i) a voluntary prepayment rate of 2%, (ii) a default rate of 4.5%, (iii) a loss severity rate that started at 60% for the first year (2012) then declines by 5% for the following four years (2013, 2014, 2015, and 2016), and (iv) a discount rate of 13%. The estimates used in the model to determine fair value were based on observable historical data of the underlying collateral.

The following table presents a reconciliation of activity for such mortgage‑backed securities on a net basis (Dollars in Thousands):

Balance at December 31, 2016	$17,605
Principal paydowns	(798)
Sales of available for sale securities	(21,904)
Reclassification of unrealized gains (losses) included in other comprehensive loss due to sale	5,097
Balance at December 31, 2017	$—

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table represents financial instruments measured at fair value on a non‑recurring basis as of and for the period ended December 31, 2017 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net Provision
	Year ended	Identical	Observable	Unobservable	(Credit)
	December 31,	Assets	Inputs	Inputs	During
	2017	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$11,210	$—	$—	$11,210	$2,138
Other real estate owned	2,000	—	—	2,000	710

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table represents financial instruments measured at fair value on a non‑recurring basis as of and for the year ended December 31, 2016 by level within the fair value measurement hierarchy:

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

The Company’s assets measured at fair value on a non-recurring basis are limited to impaired loans and other real estate owned.  Impaired loans are classified within level 3 of the valuation hierarchy.  The fair value of impaired loans is derived in accordance with FASB ASC 310, “Receivables”.  Impaired loans are primarily comprised of collateral-dependent commercial loans.   Understanding that as the primary sources of loan repayments decline, the secondary repayment source comes into play and correctly evaluating the fair value of that secondary source, the collateral, becomes even more important.  Re-measurement of the impaired loan to fair value is done through a specific valuation allowance included in the allowance for probable loan losses.  The fair value of impaired loans is based on the fair value of the collateral, as determined through either an appraisal or evaluation process.  The basis for the Company’s appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are “as is” (the property’s highest and best use) valuations based on the current conditions of the property/project at that point in time.  The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable.  As of December 31, 2017, the Company had approximately $53,267,000 of impaired commercial collateral dependent loans, of which approximately $18,585,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $0 had an evaluation performed within the immediately preceding twelve months. As of December 31, 2016, the Company had approximately $38,108,000 of impaired commercial collateral dependent loans, of which approximately $26,162,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $6,836,000 had an evaluation performed within the immediately preceding twelve months.

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

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2017, December 31, 2016 and December 31, 2015, respectively the Company recorded approximately $30,000,  $381,000 and $696,000 in charges to the allowance for probable loan losses in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2017, December 31, 2016 and December 31, 2015, respectively, the Company recorded approximately $710,000,  $2,351,000 and $1,023,000 in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for the Company’s financial instruments at December 31, 2017 and December 31, 2016 are outlined below.

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

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2017, and December 31, 2016, the carrying amount of fixed rate performing loans was $1,505,531,000 and $1,411,272,000, respectively, and the estimated fair value was $1,454,434,000 and $1,375,807,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non‑interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2017 and December 31, 2016. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2017 and December 31, 2016, the carrying amount of time deposits was $2,056,506,000 and $2,248,310,000, respectively, and the estimated fair value was $2,058,621,000 and $2,247,648,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements include both short and long‑term maturities. Due to the contractual terms of the short‑term instruments, the carrying amounts approximated fair value at December 31, 2017 and December 31, 2016. The fair value of the long‑term instruments is based on established market spread using option adjusted spreads methodology. Long‑term repurchase agreements are within level 3 of the fair value hierarchy. At December 31, 2017 and December 31, 2016, respectively, the carrying amount of long‑term repurchase agreements was $100,000,000 and $300,000,000 and the estimated fair value was $99,504,000 and $289,324,000, respectively.

Junior Subordinated Deferrable Interest Debentures

The company currently has floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2017 and December 31, 2016.

Other Borrowed Funds

The company currently has short and long‑term borrowings issued from the Federal Home Loan Bank (“FHLB”). Due to the contractual terms of the short‑term borrowings, the carrying amounts approximated fair value at December 31, 2017 and December 31, 2016. The long-term borrowings outstanding at December 31, 2017 are fixed-rate borrowings and the fair value is based on established market spreads for similar types of borrowings.  The fixed-rate long-term borrowings are included in Level 2 of the fair value hierarchy.  At December 31, 2017, the carrying amount of the fixed-rate long-term FHLB borrowings was $250,000,000 and the estimated fair value was $249,728,000.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2017 and 2016

(Dollars in Thousands)

	2017	2016
ASSETS
Cash	$18,398	$18,555
Other investments	92,620	94,908
Investment in subsidiaries	1,878,521	1,787,120
Other assets	23,120	1,098
Total assets	$2,012,659	$1,901,681
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$160,416	$160,416
Due to IBC Trading	21	21
Other liabilities	13,242	16,577
Total liabilities	173,679	177,014
Shareholders’ equity:
Common shares	96,019	95,910
Surplus	171,816	169,567
Retained earnings	1,891,805	1,777,963
Accumulated other comprehensive (loss) income	(28,397)	(26,697)
	2,131,243	2,016,743
Less cost of shares in treasury	(292,263)	(292,076)
Total shareholders’ equity	1,838,980	1,724,667
Total liabilities and shareholders’ equity	$2,012,659	$1,901,681

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands)

	2017	2016	2015
Income:
Dividends from subsidiaries	$64,600	$84,432	$51,575
Interest income on notes receivable	—	2	7
Interest income on other investments	8,100	8,958	5,738
Other	26	255	3,442
Total income	72,726	93,647	60,762
Expenses:
Interest expense (Debentures)	5,392	4,600	4,099
Other	5,648	3,637	3,037
Total expenses	11,040	8,237	7,136
Income before federal income taxes and equity in undistributed net income of subsidiaries	61,686	85,410	53,626
Income tax expense	(2,076)	311	386
Income before equity in undistributed net income of subsidiaries	63,762	85,099	53,240
Equity in undistributed net income of subsidiaries	93,674	48,833	83,486
Net income	$157,436	$133,932	$136,726

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2017, 2016 and 2015

(Dollars in Thousands)

	2017	2016	2015
Operating activities:
Net income	$157,436	$133,932	$136,726
Adjustments to reconcile net income to net cash provided by operating activities:
Investment securities transactions, net	(23)	—	—
Impairment charges on available for sale securities	—	112	385
Stock compensation expense	903	1,082	1,172
(Decrease) increase in other liabilities	(3,453)	3,901	(1,998)
Equity in undistributed net income of subsidiaries	(93,674)	(48,833)	(83,486)
Net cash provided by operating activities	61,189	90,194	52,799
Investing activities:
Principal collected on mortgage-backed securities	6,328	1,105	474
Net decrease in notes receivable	—	99	105
Increase in other assets and other investments	(25,348)	(27,834)	(1,830)
Net cash used in investing activities	(19,020)	(26,630)	(1,251)
Financing activities:
Redemption of long-term debt	—	(1,000)	(14,000)
Proceeds from stock transactions	1,455	549	1,370
Payments of cash dividends - common	(43,594)	(39,569)	(38,515)
Purchase of treasury stock	(187)	(7,966)	(6,678)
Net cash used in financing activities	(42,326)	(47,986)	(57,823)
(Decrease) increase in cash	(157)	15,578	(6,275)
Cash at beginning of year	18,555	2,977	9,252
Cash at end of year	$18,398	$18,555	$2,977

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2017

Interest income	$108,036	$106,945	$103,174	$96,981
Interest expense	10,895	9,993	8,797	9,246
Net interest income	97,141	96,952	94,377	87,735
Provision for probable loan losses	2,125	6,591	805	1,700
Non-interest income	37,362	41,366	33,963	37,715
Non-interest expense	72,698	71,711	73,713	75,626

Income before income taxes	59,680	60,016	53,822	48,124

Income taxes	14,445	20,388	13,253	16,120

Net income	$45,235	$39,628	$40,569	$32,004

Per common share:
Basic

Net income	$0.69	$0.60	$0.61	$0.48

Diluted

Net income	$0.68	$0.59	$0.61	$0.48

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2016

Interest income	$96,337	$96,624	$97,896	$97,057
Interest expense	10,113	11,175	11,024	10,817
Net interest income	86,224	85,449	86,872	86,240
Provision for probable loan losses	4,975	(1,347)	7,097	9,134
Non-interest income	43,630	40,530	36,611	40,931
Non-interest expense	73,056	76,667	71,984	67,918

Income before income taxes	51,823	50,659	44,402	50,119

Income taxes	16,350	14,872	14,714	17,135

Net income	$35,473	$35,787	$29,688	$32,984

Per common share:
Basic

Net income	$0.54	$0.54	$0.45	$0.50

Diluted

Net income	$0.53	$0.54	$0.45	$0.50

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Average Statements of Condition

(Dollars in Thousands)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2017, 2016, and 2015.  Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2017			2016			2015
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$6,026,180	$317,320	5.27%	$5,781,466	$292,325	5.06%	$5,662,616	$291,180	5.14%
Foreign	157,684	5,188	3.29	167,582	5,495	3.28	182,226	6,103	3.35
Investment securities:
Taxable	3,954,632	82,347	2.08	4,044,843	79,533	1.97	4,404,569	88,008	2.00
Tax-exempt	235,253	9,656	4.10	253,990	10,356	4.08	275,267	11,319	4.11
Other	84,752	625	0.74	84,275	205	0.24	100,816	144	0.14
Total interest-earning assets	10,458,501	415,136	3.97%	10,332,156	387,914	3.75%	10,625,494	396,754	3.73%
Non-interest earning assets:
Cash and cash equivalents	179,134			154,334			166,460
Bank premises and equipment, net	494,327			488,110			499,233
Other assets	957,270			1,006,286			951,728
Less allowance for probable loan losses	(68,312)			(66,021)			(65,857)
Total	$12,020,920			$11,914,865			$12,177,058
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$3,230,463	$6,208	0.19%	$3,090,355	$4,562	0.15%	$3,036,542	$3,593	0.12%
Time deposits:
Domestic	1,074,199	4,956	0.46	1,169,156	5,328	0.46	1,278,148	6,374	0.50
Foreign	1,097,240	4,780	0.44	1,123,315	4,635	0.41	1,155,698	4,859	0.42
Securities sold under repurchase agreements	402,396	6,617	1.64	759,458	20,876	2.75	872,611	23,777	2.72
Other borrowings	891,611	10,978	1.23	633,380	3,128	0.49	864,535	1,615	0.19
Junior subordinated interest deferrable debentures	160,416	5,392	3.36	161,249	4,600	2.85	170,843	4,099	2.40
Total interest bearing liabilities	6,856,325	38,931	0.57%	6,936,913	43,129	0.62%	7,378,377	44,317	0.60%
Non-interest bearing liabilities:
Demand Deposits	3,230,708			3,148,590			3,059,527
Other liabilities	107,952			90,308			82,571
Shareholders’ equity	1,825,935			1,739,054			1,620,583
Total	$12,020,920			$11,914,865			$12,141,058
Net interest income		$376,205			$344,785			$352,437
Net yield on interest earning assets			3.34%			3.34%			3.32%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
JULIE L. TARVIN
Vice President	JAVIER DE ANDA
Senior Vice President
JUDITH I. WAWROSKI	B.P. Newman Investment Company
Treasurer
IRVING GREENBLUM
WILLIAM J. CUELLAR	International Investments/Real Estate
Auditor
DOUG HOWLAND
MARISA V. SANTOS	Investments
Secretary
PEGGY NEWMAN
HILDA V. TORRES	Investments
Assistant Secretary
LARRY NORTON
President
Norton Stores, Inc.

ROBERTO R. RESENDEZ
Owner
Cattle Ranching and Real Estate Investment Company

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments