Form 10-K, Exhibit 13
period 2018-12-31
INTERNATIONAL BANCSHARES CORP
filed 2019-02-27
CIK 315709

Exhibit 13

As used in this report, the words “Company,” “we,” “us” and “our” refer to International Bancshares Corporation, a Texas corporation, its five wholly-owned subsidiary banks (“Subsidiary Banks”), and other subsidiaries.  The information that follows may contain forward-looking statements, which are qualified as indicated under “Cautionary Notice Regarding Forward-Looking Statements” in Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of this report.  Our website address is www.ibc.com.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(Consolidated)

The following consolidated selected financial data is derived from our audited financial statements as of and for the five years ended December 31, 2018. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2018	2017	2016	2015	2014
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$11,871,952	$12,184,698	$11,804,041	$11,772,869	$12,196,520
Investment securities available-for-sale	3,411,350	4,154,470	4,177,349	4,199,372	4,911,963
Net loans	6,499,905	6,280,485	5,900,027	5,883,926	5,614,417
Deposits	8,696,545	8,544,892	8,610,089	8,536,253	8,438,625
Other borrowed funds	705,665	1,195,225	733,375	505,750	1,073,944
Junior subordinated deferrable interest debentures	160,416	160,416	160,416	161,416	175,416
Shareholders’ equity	1,939,582	1,838,980	1,724,667	1,665,503	1,580,658
INCOME STATEMENT
Interest income	$465,822	$415,136	$387,914	$396,754	$393,599
Interest expense	52,668	38,931	43,129	44,317	46,543
Net interest income	413,154	376,205	344,785	352,437	347,056
Provision for probable loan losses	6,112	11,221	19,859	24,405	14,423
Non-interest income	165,042	150,406	161,702	155,734	178,348
Non-interest expense	299,501	293,748	289,625	276,924	281,043
Income before income taxes	272,583	221,642	197,003	206,842	229,938
Income taxes	56,652	64,206	63,071	70,116	76,787
Net income	215,931	157,436	133,932	136,726	153,151
Net income available to common shareholders	$215,931	$157,436	$133,932	$136,726	$153,151
Per common share:
Basic	$3.27	$2.38	$2.03	$2.06	$2.29
Diluted	$3.24	$2.36	$2.02	$2.05	$2.28

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis represents an explanation of significant changes in our financial position and results of our operations on a consolidated basis for the three‑year period ended December 31, 2018. The following discussion should be read in conjunction with our Annual Report on Form 10‑K for the year ended December 31, 2018, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward Looking Information

Certain matters discussed in this report, excluding historical information, include forward‑looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by these sections. Although we believe such forward‑looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words “estimate,” “expect,” “intend,” “believe” and “project,” as well as other words or expressions of a similar meaning are intended to identify forward‑looking statements. Readers are cautioned not to place undue reliance on forward‑looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward‑looking statements as a result of many factors.

Risk factors that could cause actual results to differ materially from any results that we project, forecast, estimate or budget in forward‑looking statements include, among others, the following possibilities:

•

Local, regional, national and international economic business conditions and the impact they may have on us, our customers, and such customers’ ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral.

•	Volatility and disruption in national and international financial markets.
•	Government intervention in the U.S. financial system.
•	The unavailability of funding from the FHLB, the Fed or other sources in the future could adversely impact our growth strategy, prospects and performance.
•	Changes in consumer spending, borrowing and saving habits.
•	Changes in interest rates and market prices, including, changes in federal regulations on the payment of interest on demand deposits.
•	Changes in the capital markets we utilize, including changes in the interest rate environment that may reduce margins.
•

Changes in state and/or federal laws and regulations, including, the impact of the Consumer Financial Protection Bureau (“CFPB”) as a regulator of financial institutions, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance, employment, environmental and immigration laws and regulations and the risk of litigation that may follow.

•

Changes in U.S.—Mexico trade, including, reductions in border crossings and commerce, renegotiation and potential changes to the North American Free Trade Agreement, set to be replaced by the 2018 United States-Mexico-Canada Agreement or the possible imposition of tariffs on imported goods.

•	The reduction of deposits from nonresident alien individuals due to the IRS rules requiring U.S. financial institutions to report deposit interest payments made to such individuals.
•	The loss of senior management or operating personnel.
•

The timing, impact and other uncertainties of the potential future acquisitions, as well as our ability to maintain our current branch network and enter new markets to capitalize on growth opportunities.

•	Changes in estimates of future reserve requirements based upon periodic review thereof under relevant regulatory and accounting requirements.

•	Additions to our loan loss allowance as a result of changes in local, national or international conditions which adversely affect our customers.
•	Greater than expected costs or difficulties related to the development and integration of new products and lines of business.
•	Increased labor costs and effects related to health care reform and other laws, regulations and legal developments impacting labor costs.
•	Impairment of carrying value of goodwill could negatively impact our earnings and capital.
•	Changes in the soundness of other financial institutions with which we interact.
•	Political instability in the United States or Mexico.
•	Technological changes or system failures or breaches of our network security, as well as other cyber security risks, could subject us to increased operating costs, litigation and other liabilities.
•	Acts of war or terrorism.
•	Natural disasters.
•	Reduced earnings resulting from the write down of the carrying value of securities held in our securities available‑for‑sale portfolios.
•	The effect of changes in accounting policies and practices by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standards setters.
•	The costs and effects of regulatory developments or regulatory or other governmental inquiries and the results of regulatory examinations or reviews and obtaining regulatory approvals.
•

The effect of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one‑time debit card transactions, as well as the effect of any other regulatory or legal developments that limit overdraft services.

•

The reduction of income and possible increase in required capital levels related to the adoption of legislation, including and the implementing rules and regulations, including those that establish debit card interchange fee standards and prohibit network exclusivity arrangements and routing restrictions.

•

The increase in required capital levels related to the implementation of capital and liquidity rules of the federal banking agencies that address or are impacted by the Basel III capital and liquidity standards.

•	The enhanced due diligence burden imposed on banks related to the banks’ inability to rely on credit ratings under Dodd‑Frank.
•	Our failure or circumvention of our internal controls and risk management, policies and procedures.

Forward‑looking statements speak only as of the date on which such statements are made. It is not possible to foresee or identify all such factors. We make no commitment to update any forward‑looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward‑looking statement, unless required by law.

Overview

We are headquartered in Laredo, Texas, with 189 facilities and 287 ATMs, provides banking services for commercial, consumer and international customers of north, south, central and southeast Texas and the State of Oklahoma. We are one of the largest independent commercial bank holding companies headquartered in Texas. We, through our Subsidiary Banks, are in the business of gathering funds from various sources and investing those funds in order to earn a return. We, either directly or through a Subsidiary Bank, own one insurance agency, a liquidating subsidiary, a fifty percent interest in an investment banking unit that owns a broker/dealer, a controlling interst in four merchant banking entities, and a majority ownership in a real-estate development partnership. Our primary earnings come from the spread between the interest earned on interest‑bearing assets and the interest paid on interest‑bearing liabilities. In addition, we generate income from fees on products offered to commercial, consumer and international customers.  The sales team of each of our Subsidiary Banks aims to match the right mix of products and services to each customer to best serve the customer’s needs.  That process entails spending time with customers to assess those needs and servicing the sales arising from those discussions on a long term basis.  Our Subsidiary Banks have various compensation plans, including incentive based compensation, for fairly compensating employees.  Our Subsidiary Banks also have a robust process in place to review sales that support the incentive based compensation plan to monitor the quality of the sales and identify any significant irregularities, a process that has been in place for many years.

One of our primary goals is to grow net interest income and non‑interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is one of our critical objectives. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). Our ROE for the year ended December 31, 2018 was 11.22% as compared to 8.62% for the year ended December 31, 2017.

We are very active in facilitating trade along the United States border with Mexico. We do a large amount of business with customers domiciled in Mexico. Deposits from persons and entities domiciled in Mexico comprise a large and stable portion of the deposit base of our Subsidiary Banks. The loan policies of our Subsidiary Banks generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements in the form of guarantees, from significant United States corporations. We also serve the growing Hispanic population through our facilities located throughout north, south, central and southeast Texas and the State of Oklahoma.

Expense control is an essential element in our long‑term profitability. As a result, we monitor the efficiency ratio, which is a measure of non‑interest expense to net interest income plus non‑interest income closely. As we adjust to regulatory changes related to the Dodd‑Frank Act, including congressional efforts to revamp or reform it, our efficiency ratio may suffer because the additional regulatory compliance costs are expected to increase non‑interest expense. We monitor this ratio over time to assess our efficiency relative to our peers. We use this measure as one factor in determining if we are accomplishing our long‑term goals of providing superior returns to our shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2018	December 31, 2017	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$11,871,952	$12,184,698	(2.6)%
Net loans	6,499,905	6,280,485	3.5
Deposits	8,696,545	8,544,892	1.8
Securities sold under repurchase agreements	229,989	353,805	(35.0)
Other borrowed funds	705,665	1,195,225	(41.0)
Junior subordinated deferrable interest debentures	160,416	160,416	—
Shareholders’ equity	1,939,582	1,838,980	5.5

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2018	2017	2018 vs. 2017	2016	2017 vs. 2016
	(Dollars in Thousands, Except Per Share Data)
Interest income	$465,822	$415,136	12.2%	$387,914	7.0%
Interest expense	52,668	38,931	35.3	43,129	(9.7)
Net interest income	413,154	376,205	9.8	344,785	9.1
Provision for probable loan losses	6,112	11,221	(45.5)	19,859	(43.5)
Non-interest income	165,042	150,406	9.7	161,702	(7.0)
Non-interest expense	299,501	293,748	2.0	289,625	1.4
Net income	215,931	157,436	37.2	133,932	17.5
Per common share:
Basic	$3.27	$2.38	37.4%	$2.03	17.2%
Diluted	3.24	2.36	37.3	2.02	16.8

Net Income

Net income for the year ended December 31, 2018 increased by 37.2% compared to the same period of 2017.  Net income for the years ended December 31, 2018 and December 31, 2017 was positively affected by a decrease in the provision for probable loan losses from the prior year as a result of a decrease in the historical loss experience in the commercial category of the allowance for probable loan loss calculation.  As discussed in prior periods, charge-offs had increased due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  We use a three-year historical charge-off experience in the calculation, therefore, as those charge-offs begin to be eliminated, the allowance for probable loan losses will be impacted.  As fluctuations occur in historical loss factors, management evaluates the need to adjust the qualitative factors used in the calculation to properly reflect probable loan losses.  Net income for the year ended December 31, 2018 was also positively impacted by an increase in net interest income due to a higher volume of loans and an increase in the overall yield on the loan portfolio.  Interest expense increased for the year ended December 31, 2018 compared to the same period of 2017 and can be attributed primarily to an increase in the cost of borrowings and an increase in the interest paid on savings and time deposit accounts, which have increased because of Federal Reserve Board actions to raise interest rates. Net income for 2018 was also positively impacted by a decrease in the effective tax rate arising from the Tax Cut and Jobs Act signed into law on December 22, 2017, resulting in a decrease in income tax expense of approximately $38.6 million due to the decrease in the corporate tax rate from 35% to 21%.  Net income for the year ended December 31, 2017 increased by 17.5% compared to the same period in 2016.  Net income for the year ended December 31, 2017 was positively impacted by an increase in net interest income.  Net interest income increased as interest income on loans increased due to a higher volume of loans and an increase in the overall yield on the loan portfolio.  Interest expense declined primarily due to the effects of the early termination of the long-term repurchase agreements by the lead Subsidiary Bank in prior years.  Net income for the year ended December 31, 2017 was also positively impacted by a tax refund received in the second quarter of 2017 in the amount of $4.9 million as a result of an amended tax return for the 2012 tax year.  In September 2014, we amended our 2012 federal income tax return as a result of a tax opinion obtained regarding a judgment against us paid in 2012 after litigation related to tax matters in our 2004 acquisition of Local Financial Corporation (“LFIN”).  Litigation was initiated against us by the former controlling shareholders of LFIN with respect to such tax matters.  On March 5, 2010, a judgment was entered against us on a jury verdict in the U.S. District Court for the Western District of Oklahoma.  We subsequently appealed the decision and on January 5, 2012, the United States Court of Appeals Tenth Circuit affirmed the judgment and it became final and unappealable and we recorded the majority of the payment of the judgment as a non-deductible expense in our 2012 federal income tax return.  We engaged legal counsel to review the deductibility of the judgment and, upon receiving a tax opinion, amended the 2012 tax return to report the payment as a deductible expense.  The Internal Revenue Service examined the amended return and at the conclusion of the exam, allowed a certain portion of the judgment to be deducted as a necessary and ordinary business expense.  Net income for the year ended December 31, 2017 was negatively impacted by a charge of $5.8 million, $3.7 million after tax, taken by the lead Subsidiary Bank in connection with the termination of its long-term repurchase agreements outstanding in order to help manage its long-term funding costs, recorded in the first quarter of 2017.

Net Interest Income

Net interest income is the spread between income on interest‑earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, such as deposits, repurchase agreements and funds borrowed. Net interest income is our largest source of revenue. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest‑earning assets and interest‑bearing liabilities. Tax-exempt yields have not been adjusted to a tax-equivalent basis.

	For the years ended December 31,
	2018	2017	2016
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.86%	5.27%	5.06%
Foreign	3.78	3.29	3.28
Investment securities:
Taxable	2.24	2.08	1.97
Tax-exempt	4.05	4.10	4.08
Other	1.07	0.74	0.24
Total interest-earning assets	4.49%	3.97%	3.75%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	0.39%	0.19%	0.15%
Time deposits:
Domestic	0.67	0.46	0.46
Foreign	0.64	0.44	0.41
Securities sold under repurchase agreements	0.77	1.64	2.75
Other borrowings	1.88	1.23	0.49
Junior subordinated deferrable interest debentures	4.36	3.36	2.85
Total interest bearing liabilities	0.79%	0.57%	0.62%

The level of interest rates and the volume and mix of earning assets and interest‑bearing liabilities impact net income and net interest margin. The yield on average interest‑earning assets increased 13.1% from 3.97% in 2017 to 4.49% in 2018, and the rates paid on average interest‑bearing liabilities increased 38.6% from 0.57% in 2017 to 0.79% in 2018. The yield on average interest‑earning assets increased 5.9% from 3.75% in 2016 to 3.97% in 2017, and the rates paid on average interest‑bearing liabilities decreased 8.1% from .62% in 2016 to .57% in 2017. The majority of our taxable investment securities are invested in mortgage backed securities and, during rapid increases or reduction in interest rates, the yield on these securities do not re‑price as quickly as the loans.

The following table analyzes the changes in net interest income during 2018, 2017 and 2016 and the relative effect of changes in interest rates and volumes for each major classification of interest‑earning assets and interest‑bearing liabilities. Non‑accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2018 compared to 2017			2017 compared to 2016
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$14,837	$37,604	$52,441	$12,373	$12,622	$24,995
Foreign	(483)	707	224	(325)	18	(307)
Investment securities:
Taxable	(6,642)	5,779	(863)	(1,774)	4,588	2,814
Tax-exempt	(1,407)	(108)	(1,515)	(764)	64	(700)
Other	80	319	399	1	419	420
Total interest income	$6,385	$44,301	$50,686	$9,511	$17,711	$27,222
Interest incurred on:
Savings and interest bearing demand deposits	$82	$6,474	$6,556	$207	$1,439	$1,646
Time deposits:
Domestic	(590)	1,964	1,374	(433)	61	(372)
Foreign	(184)	2,170	1,986	(108)	253	145
Securities sold under repurchase agreements	(1,439)	(2,763)	(4,202)	(9,815)	(4,444)	(14,259)
Other borrowings	395	6,031	6,426	1,275	6,575	7,850
Junior subordinated deferrable interest debentures	—	1,597	1,597	(24)	816	792
Total interest expense	$(1,736)	$15,473	$13,737	$(8,898)	$4,700	$(4,198)
Net interest income	$8,121	$28,828	$36,949	$18,409	$13,011	$31,420

(1)  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

As part of our strategy to manage interest rate risk, we strive to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re‑price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re‑price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change our interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques we employ to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by our Investment Committee twice a year. The Investment Committee is comprised of certain members of the board of directors, senior managers of the various Subsidiary Banks along with consultants. Management currently believes that we are properly positioned for interest rate changes; however, if management determines at any time that we are not properly positioned, we will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2018, in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15%, 15%, and 20%, respectively and in a decreasing rate scenario of -100 or -175 basis points, that the net interest income not vary by more than plus or minus 15%. At December 31, 2018, the income simulations show that a rate shift of -175, -100, +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by -5.55%, -3.24%, +3.96%, +7.70%, +11.39% and +14.93%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

The following table presents information concerning the aggregate amount of non‑accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2018	2017	2016	2015	2014
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$15,791	$54,730	$36,858	$47,320	$63,559
Accruing loans contractually past due ninety days or more as to interest or principal payments	39,935	6,590	5,215	11,174	9,988

Domestic loans accounted for on a non-accrual basis decreased at December 31, 2018 by 71% compared to the same period of 2017.  The decrease can be attributed to the foreclosure of a relationship primarily secured by a water park and the foreclosure of the collateral on a relationship secured by multiple pieces of transportation equipment.  Domestic loans contractually past due ninety days and still accruing increase at December 31, 2018 compared to the same period of 2017 and can be attributed to a relationship that is secured by multiple pieces of real property on which car dealerships are operated.  The relationship remained on accrual since we had a court approved debtor in possession plan that provided that the sponsors of the plan wold assume full responsibility for the plan, including accrued and unpaid interest.

The allowance for probable loan losses decreased 9.3% to $61,384,000 at December 31, 2018 from $67,687,000 at December 31, 2017. The allowance was .94% of total loans, net of unearned income at December 31, 2018 and 1.07% at December 31, 2017. The provision for probable loan losses charged to expense decreased $5,109,000 to $6,112,000 for the year ended December 31, 2018 from $11,221,000 for the same period in 2017.  The decrease in the provision for probable loan losses charged to expense for the year ended December 31, 2018 can be attributed to a decrease in the historical charge-off experience in the commercial category of the allowance for probable loan loss calculation.  As discussed in prior periods, charge-offs had increased due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  We use a three-year historical charge-off experience in the calculation, therefore, as those charge-offs begin to be eliminated from the calculation, the allowance for probable loan losses will be impacted.  As fluctuations occur in historical loss factors, management evaluates the need to adjust the qualitative factors used in the calculation to properly reflect probable loan losses.  The decrease in the provision for probable loan losses charged to expense for the year ended December 31, 2016 can be attributed to two  large recoveries on loans that had been charged-off in prior years of approximately $10.4 million.  The recoveries positively impacted the balance in the allowance for probable loan losses and resulted in a decrease to provision expense.  The increase in the provision for probable loan losses charged to expense for the year ended December 31, 2015 can be attributed to an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of our loan portfolio.

The following table details loans accounted for as “troubled debt restructuring,” segregated by loan class. Loans accounted for as troubled debt restructuring are included in impaired loans. See Note 1 to the Consolidated Financial Statements.

	December 31,	December 31,
	2018	2017
	(Dollars in Thousands)
Domestic
Commercial	$35	$6,910
Commercial real estate: farmland & commercial	—	—
Residential: first lien	5,947	6,140
Residential: junior lien	730	712
Consumer	1,153	1,237
Foreign	293	347
Total troubled debt restructuring	$8,158	$15,346

The following table presents information concerning the aggregate amount of non‑accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2018	2017	2016	2015	2014
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$—	$—	$387	$365	$—
Accruing loans contractually past due ninety days or more as to interest or principal payments	739	667	11	442	—

The gross income that would have been recorded during 2018, 2017 and 2016 on non‑accrual loans in accordance with their original contract terms was approximately $1,119,000, $977,000 and $2,438,000 on domestic loans and approximately $0, $0, and $23,800 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2018, 2017 and 2016 was approximately $4,000, $4,000, and $0 on domestic loans and $0, $0, and $0 for foreign loans, respectively.

Generally, loans are placed on non‑accrual status if principal or interest payments become 90 days past due and/or management deems the collectibility of the principal and/or interest to be in question, as well as when required by applicable regulatory guidelines. Interest income on non‑accrual loans is recognized only to the extent payments are received or when, in management’s opinion, the creditor’s financial condition warrants reestablishment of interest accruals. Under special circumstances, a loan may be more than 90 days delinquent as to interest or principal and not be placed on non‑accrual status. This situation generally results when a Subsidiary Bank has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there has been a recent history of payments. When a loan is placed on non‑accrual status, any interest accrued, not paid, is reversed and charged to operations against interest income.

Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were approximately $3,076,184,000 and $2,915,326,000 at December 31, 2018 and 2017, respectively. See Note 19 to the Consolidated Financial Statements.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged‑off and recoveries on loans previously charged‑off by loan category; and additions to the allowance which have been charged to expense:

	2018	2017	2016	2015	2014
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$6,561,289	$6,348,172	$5,964,688	$5,950,914	$5,679,245
Average loans outstanding during the year (Note 1)	$6,450,947	$6,183,864	$5,949,048	$5,844,842	$5,491,841
Balance of allowance at January 1	$67,687	$64,661	$66,988	$64,828	$70,161
Provision charged to expense	6,112	11,221	19,859	24,405	14,423
Loans charged-off:
Domestic:
Commercial, financial and agricultural	(14,290)	(12,134)	(35,029)	(25,294)	(21,003)
Real estate—mortgage	(469)	(441)	(401)	(432)	(1,012)
Real estate—construction	(1)	(213)	(16)	(695)	(680)
Consumer	(362)	(309)	(414)	(704)	(719)
Foreign	(3)	(1)	(41)	—	(51)
Total loans charged-off:	(15,125)	(13,098)	(35,901)	(27,125)	(23,465)
Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	2,227	4,547	7,229	4,098	3,086
Real estate—mortgage	405	269	299	461	291
Real estate—construction	25	21	6,099	141	72
Consumer	43	45	69	170	210
Foreign	10	21	19	10	50
Total recoveries	2,710	4,903	13,715	4,880	3,709
Net loans charged-off	(12,415)	(8,195)	(22,186)	(22,245)	(19,756)
Balance of allowance at December 31	$61,384	$67,687	$64,661	$66,988	$64,828
Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	0.19%	0.13%	0.37%	0.38%	0.36%
Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	0.94%	1.07%	1.08%	1.13%	1.14%

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

The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2018		2017		2016		2015		2014
		Percent		Percent		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$31,197	50.4%	$35,885	52.3%	$32,928	50.2%	$35,379	52.1%	$41,881	54.7%
Real estate—Mortgage	11,073	17.9	12,242	17.9	11,355	17.3	10,979	16.2	8,272	16.0
Real estate—Construction	17,806	28.7	18,183	26.5	18,887	28.8	18,818	27.7	12,955	24.9
Consumer	437	0.7	535	0.8	607	0.9	659	1.0	660	1.1
Foreign	871	2.3	842	2.5	884	2.8	1,152	3.0	1,060	3.3
	$61,384	100.0%	$67,687	100.0%	$64,661	100.0%	$66,988	100.0%	$64,828	100.0%

The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the Subsidiary Banks. The allowances are established through charges to operations in the form of provisions for probable loan losses.

The Subsidiary Banks charge-off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would so indicate. Generally, unsecured consumer loans are charged-off when 90 days past due. As discussed in prior periods, charge-offs had increased due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014 and increased charge-offs for the twelve months ended December 31, 2016 and December 31, 2015.  In March 2016, litigation against the management of the borrower was filed in the State of Nevada, resulting in a going concern issue with the borrower’s operations and the future use of the transportation equipment pledged as collateral on the relationship.  As a result, management, in accordance with its credit review procedures, re-evaluated the collateral values on the equipment in light of the new circumstances and reduced the collateral values accordingly, resulting in a further charge-down of the relationship of approximately $19.4 million, which is included in the losses charged to the allowance in the commercial category in the table detailing the activity for the twelve months ended December 31, 2016.  The same relationship had been previously charged-down in the years ended December 31, 2015 and 2014.  Two recoveries on loans charged-off in prior years are included in the recoveries credited to the allowance in the table detailing activity for the year ended December 31, 2016.  The recoveries occurred in the first and third quarters of 2016 in the amounts of $4.4 million and $6 million, respectively, and are included in the Commercial and Commercial Real Estate: Other Construction and Land Development categories.  The increase in charge-offs for the years ended December 31, 2015 and 2014 in the Commercial category can be attributed to a charge-down of a relationship that is primarily secured by multiple pieces of transportation equipment.  The relationship was charged-down by $13.5 million and $8.5 million for the years ended December 31, 2015 and December 31, 2014, respectively.

The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses within the existing portfolio of loans. Our allowance for probable loan loss methodology is based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 102, “Selected Loan Loss Allowance Methodology and Documentation Issues” and includes allowance allocations calculated in accordance with ASC 310, “Receivables” and ASC 450, “Contingencies.” Please refer to Note 4—Allowance for Probable Loan Losses in the accompanying Notes to the consolidated Financial Statements.

While our management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. Our management believes that the allowance for probable loan losses at December 31, 2018 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 24. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, our estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non‑Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2018	2017	2018 vs. 2017	2016	2017 vs. 2016
	(Dollars in Thousands)
Service charges on deposit accounts	$72,433	$72,868	(0.6)%	$73,581	(1.0)%
Other service charges, commissions and fees
Banking	46,685	44,964	3.8	46,267	(2.8)
Non-banking	7,801	7,345	6.2	7,006	4.8
Investment securities transactions, net	(141)	(4,774)	(97.0)	(2,626)	81.8
Other investments, net	19,897	18,918	5.2	23,827	(20.6)
Other income	18,367	11,085	65.7	13,647	(18.8)
Total non-interest income	$165,042	$150,406	9.7%	$161,702	(7.0)%

Total non-interest income for the year ended December 31, 2018 increased by 9.7% compared to the same period of 2017.  Other income for the year ended December 31, 2018 was positively impacted by our share of income from a real estate development partnership in which we hold a majority interest.  Total non-interest income for the year ended December 31, 2017 decreased by 7.0% compared to the same period of 2016.  The decrease in total non-interest income for the year ended December 31, 2017 can be attributed to an increase in losses recognized on the sales of certain available-for-sale investment securities in 2017 to re-position a portion of our investment portfolio and to certain infrequent items recorded in 2016.

Non‑Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2018	2017	2018 vs. 2017	2016	2017 vs. 2016
	(Dollars in Thousands)
Employee compensation and benefits	$138,532	$132,750	4.4%	$128,661	3.2%
Occupancy	29,097	28,439	2.3	26,583	7.0
Depreciation of bank premises and equipment	25,873	25,281	2.3	24,738	2.2
Professional fees	12,601	13,650	(7.7)	13,672	(0.2)
Deposit insurance assessments	3,742	3,294	13.6	5,777	(43.0)
Net expense, other real estate owned	4,413	965	357.3	5,688	(83.0)
Amortization of identified intangible assets	—	25	(100.0)	128	(80.5)
Advertising	7,695	7,854	(2.0)	7,814	0.5
Early termination fee—securities sold under repurchase agreements	—	5,765	(100.0)	7,042	(18.1)
Software and software maintenance	17,516	19,189	(8.7)	15,087	27.2
Impairment charges (Total other-than-temporary impairment charges, $0 net of $0, $0 net of $0, and $793 net of $1,147, included in other comprehensive loss)	—	—	—	354	(100.0)
Other	60,032	56,536	6.2	54,081	4.5
Total non-interest expense	$299,501	$293,748	2.0%	$289,625	1.4%

Non-interest expense for the year ended December 31, 2018 increased by 2.0% compared to the same period of 2017.  Non-interest expense for the year ended December 31, 2018 was negatively impacted by an increase in the cost of operations on other real estate owned and due to an increase in the specific reserve on a property as part of the re-evaluation of the carrying value of said property.  Non-interest expense for the year ended December 31, 2017 increased 1.4% compared to the same period of 2016.  Non-interest expense for 2017 was positively impacted by a decrease in deposit insurance assessments arising from a decrease in the assessment rate set by the FDIC of $2.4 million and a decrease in the net cost of operations on other real estate owned as the size of the portfolio has decreased from prior periods.  Non-interest expense for the period was negatively impacted by increased technology costs related to certain network infrastructure modifications of $4.1 million for the year ended December 31, 2017 compared to the same period of 2016.

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

Financial Condition

Investment Securities

The following table sets forth the carrying value of investment securities as of December 31, 2018, 2017 and 2016:

	December 31,
	2018	2017	2016
	(Dollars in Thousands)
Residential mortgage-backed securities
Available for sale	$3,223,010	$3,891,233	$3,894,470
Obligations of states and political subdivisions
Available for sale	188,340	232,951	254,972
Equity securities with readily determinable fair values	5,937	27,886	27,907
Other securities
Held to maturity	1,200	2,400	2,400
Total	$3,418,487	$4,154,470	$4,179,749

The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2018 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Residential mortgage-backed securities	$432	4.88%	$64,398	2.19%	1,116,248	2.75%	$2,114,288	2.85%
Obligations of states and political subdivisions	—	—	—	—	500	5.00%	185,299	4.61%
Equity securities with readily determinable fair values	5,937	2.32	—	—	—	—	—	—%
Total	$6,369	2.49%	$64,398	4.44%	$1,116,748	2.80%	$2,299,587	2.86%

	Held to Maturity Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$—	—%	$1,200	2.71%	$—	—%	$—	—%
Total	$—	—%	$1,200	2.71%	$—	—%	$—	—%

Mortgage‑backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”), and the Government National Mortgage Association (“Ginnie Mae”). Investments in mortgage‑backed securities issued by Ginnie Mae are fully guaranteed by the U.S. government. Investments in mortgage‑backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities.

Loans

The amounts of loans outstanding, by classification, at December 31, 2018, 2017, 2016, 2015 and 2014 are shown in the following table:

	December 31,
	2018	2017	2016	2015	2014
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,305,124	$3,322,668	$2,993,203	$3,101,748	$3,107,584
Real estate—mortgage	1,173,101	1,133,525	1,032,222	962,582	910,326
Real estate—construction	1,886,231	1,683,550	1,716,875	1,649,827	1,414,977
Consumer	46,316	49,543	55,168	57,744	61,137
Foreign	150,517	158,886	167,220	179,013	185,221
Loans, net of unearned discount	$6,561,289	$6,348,172	$5,964,688	$5,950,914	$5,679,245

The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2018, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but
	Within one	within five	After five
	year	years	years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$1,109,834	$1,753,392	$441,898	$3,305,124
Real estate—construction	675,385	1,131,432	79,414	1,886,231
Foreign	88,745	42,760	19,012	150,517
Total	$1,873,964	$2,927,584	$540,324	$5,341,872

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$94,542	$2,833,042
Due after five years	152,247	388,077
Total	$246,789	$3,221,119

International Operations

On December 31, 2018, we had $150,517,000 (1.3% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of our Subsidiary Banks generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2018 and 2017 is presented below.

	For the year ended December 31,
	2018		2017
		Related		Related
	Amount of	Allowance for	Amount of	Allowance for
	Loans	Probable Losses	Loans	Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$94,138	$424	$103,104	$330
Secured by United States real estate	30,961	257	35,211	334
Secured by other United States collateral (securities, gold, silver, etc.)	14,848	112	14,414	68
Unsecured	528	6	1,561	32
Other (principally Mexico real estate)	10,042	72	4,596	78
	$150,517	$871	$158,886	$842

The transactions for the years ended December 31, 2018, 2017 and 2016, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

	2018	2017	2016
	(Dollars in Thousands)
Balance at January 1,	$842	$884	$1,152
Charge-offs	(3)	(1)	(41)
Recoveries	10	21	19
Net recoveries (charge-offs)	7	20	(22)
Charge (credit) to expense	22	(62)	(246)
Balance at December 31	$871	$842	$884

Deposits

	2018	2017
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,695,811	$2,572,636
Foreign	670,229	658,072
Total demand non-interest bearing	3,366,040	3,230,708
Savings and interest bearing demand
Domestic	2,595,963	2,612,981
Foreign	677,392	617,482
Total savings and interest bearing demand	3,273,355	3,230,463
Time certificates of deposit
$100,000 or more:
Domestic	608,171	702,417
Foreign	802,030	833,444
Less than $100,000:
Domestic	338,060	371,782
Foreign	253,060	263,796
Total time, certificates of deposit	2,001,321	2,171,439
Total deposits	$8,640,716	$8,632,610

	2018	2017	2016
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$11,029	$5,453	$3,922
Foreign	1,735	755	640
Total savings and interest bearing demand	12,764	6,208	4,562
Time, certificates of deposit
$100,000 or more
Domestic	4,741	3,644	3,881
Foreign	5,798	4,105	3,929
Less than $100,000
Domestic	1,589	1,312	1,447
Foreign	968	675	706
Total time, certificates of deposit	13,096	9,736	9,963
Total interest expense on deposits	$25,860	$15,944	$14,525

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2018, were as follows:

Due within 3 months or less	$500,836
Due after 3 months and within 6 months	337,349
Due after 6 months and within 12 months	433,628
Due after 12 months	126,568
$1,398,381

We offer a variety of deposit accounts having a wide range of interest rates and terms. We rely primarily on our high quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for our lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2018 were $8,696,545,000, an increase of 1.8% from $8,544,892,000 at December 31, 2017. Although deposits at December 31, 2018 increased from December 31, 2017 and we have experienced growth in deposits over the last few years, we are still experiencing a substantial amount of competition for deposits at higher than market rates.  As a result, we have attempted to maintain certain deposit relationships, but have allowed certain deposits to leave as the result of aggressive pricing by competitors.

Other Borrowed Funds

Other borrowed funds include FHLB borrowings which are short-term and long-term borrowings issued by the FHLB of Dallas and the FHLB of Topeka at the market price offered at the time of funding.  These borrowings are secured by residential mortgage-backed investment securities and a portion of our loan portfolio.  At December 31, 2018, other borrowed funds totaled $705,655,000, an increase of 41.0% from $1,195,225,000 at December 31, 2017.  The decrease in borrowings can be attributed to an increase in cash arising from principal pay downs on available-for-sale debt securities and deposits.

Return on Equity and Assets

Certain key ratios for the years ended December 31, 2018, 2017 and 2016 follow (1):

	Years ended
	December 31,
	2018	2017	2016
Percentage of net income to:
Average shareholders’ equity	11.22%	8.62%	7.70%
Average total assets	1.79	1.31	1.12
Percentage of average shareholders’ equity to average total assets	15.96	15.19	14.60
Percentage of cash dividends per share to net income per share	22.79	27.70	29.56

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides our Subsidiary Banks with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high‑yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. Our Subsidiary Banks derive their liquidity largely from deposits of individuals and business entities. Other important funding sources for our Subsidiary Banks during 2018 and 2017 were borrowings from the FHLB, securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Our Subsidiary Banks have had a long‑standing relationship with the FHLB and keep open, unused, lines of credit in order to fund liquidity needs. In the event that the FHLB indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available-for-sale securities. We maintain a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, we will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate‑sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

Asset/Liability Management

Our funds management policy has as its primary focus the measurement and management of the Subsidiary Banks’ earnings at risk in the face of rising or falling interest rate forecasts. The earliest and most simplistic concept of earnings at risk measurement is the gap report, which is used to generate a rough estimate of the vulnerability of net interest income to changes in market rates as implied by the relative re‑pricings of assets and liabilities. The gap report calculates the difference between the amounts of assets and liabilities re‑pricing across a series of intervals in time, with emphasis typically placed on the one‑year period. This difference, or gap, is usually expressed as a percentage of total assets.

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

The net interest rate sensitivity at December 31, 2018, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, we are asset sensitive through the majority of the time periods illustrated. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2018	or Less	1 Year	Years	Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$247,899	$524,591	$2,457,658	$188,339	$3,418,487
Loans, net of non-accruals	5,076,044	200,923	159,290	1,109,241	6,545,498

Total earning assets	$5,323,943	$725,514	$2,616,948	$1,297,580	$9,963,985

Cumulative earning assets	$5,323,943	$6,049,457	$8,666,405	$9,963,985

Rate sensitive liabilities

Time deposits	$783,978	$1,002,798	$186,583	$109	$1,973,468
Other interest bearing deposits	3,268,237	—	—	—	3,268,237
Securities sold under repurchase agreements	218,852	11,137	—	—	229,989
Other borrowed funds	268,975	—	—	436,690	705,665
Junior subordinated deferrable interest debentures	160,416	—	—	—	160,416

Total interest bearing liabilities	$4,700,458	$1,013,935	$186,583	$436,799	$6,337,775

Cumulative sensitive liabilities	$4,700,458	$5,714,393	$5,900,976	$6,337,775

Repricing gap	$623,485	$(288,421)	$2,430,365	$860,781	$3,626,210
Cumulative repricing gap	623,485	335,064	2,765,429	3,626,210
Ratio of interest-sensitive assets to liabilities	1.13	0.72	14.03	2.97	1.57
Ratio of cumulative, interest-sensitive assets to liabilities	1.13	1.06	1.47	1.57

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

Accordingly, income simulation analysis captures not only the potential of assets and liabilities to mature or re‑price, but also the probability that they will do so. Moreover, income simulation analysis focuses on the relative sensitivities of these balance sheet items and projects their behavior over an extended period of time in a motion picture rather than snapshot fashion. Finally, income simulation analysis permits management to assess the probable effects on balance sheet items not only of changes in market interest rates, but also of proposed strategies for responding to such changes. We and many other institutions rely primarily upon income simulation analysis in measuring and managing exposure to interest rate risk.

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2018, in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15%, 15%, and 20%, respectively and in a decreasing rate scenario of -100 or -175 basis points, that the net interest income not vary by more than plus or minus 15%. At December 31, 2018, the income simulations show that a rate shift of -175, -100, +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by -5.55%, -3.24%, +3.96%, +7.70%, +11.39% and +14.93%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

All the measurements of risk described above are made based upon our business mix and interest rate exposures at the particular point in time. The exposure changes continuously as a result of our ongoing business and our risk management initiatives. While management believes these measures provide a meaningful representation of our interest rate sensitivity, they do not necessarily take into account all business developments that have an effect on net income, such as changes in credit quality or the size and composition of the statement of condition.

Our principal sources of liquidity and funding dividends from subsidiaries and borrowed funds, with such funds being used to finance our cash flow requirements. We closely monitor the dividend restrictions and availability from our Subsidiary Banks as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2018, the aggregate amount legally available to be distributed to us from our Subsidiary Banks as dividends was approximately $768,900,000, assuming that each Subsidiary Bank continues to be classified as “well‑capitalized” under the applicable regulations in effect at December 31, 2018. The restricted capital (capital and surplus) of our Subsidiary Banks was approximately $784,416,000 as of December 31, 2018. The undivided profits of our Subsidiary Banks were approximately $1,223,017,000 as of December 31, 2018.

At December 31, 2018, we had outstanding $705,655,000 in other borrowed funds and $160,416,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, we have a number of other available alternatives to finance the growth of our Subsidiary Banks as well as future growth and expansion.

Capital

We maintain an adequate level of capital as a margin of safety for our depositors and shareholders. At December 31, 2018, shareholders’ equity was $1,939,582,000 compared to $1,838,980,000 at December 31, 2017, an increase of $100,602,000, or 5.5%. Shareholders’ equity increased primarily due to the retention of earnings, offset by the payment of cash dividends to shareholders and repurchases of our common stock in the form of treasury stock. The accumulated other comprehensive loss is not included in the calculation of regulatory capital ratios.

During 1990, the Federal Reserve Board (“FRB”) adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. Our leverage ratio (defined as shareholders’ equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 15.87% at December 31, 2018 and 14.62% at December 31, 2017. The core deposit intangibles and goodwill of $282,532,000 as of December 31, 2018, are deducted from the sum of core capital elements when determining our capital ratios.

The FRB has adopted risk‑based capital guidelines which assign risk weightings to assets and off‑balance sheet items. The guidelines also define and set minimum capital requirements (risk‑based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk‑weighted assets and total capital of 8.0% of risk‑weighted assets. Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well‑capitalized pursuant to the regulations, an institution must have a total risk‑weighted capital ratio of 10%, a Tier 1 risk‑weighted ratio of 8% and a Tier 1 leverage ratio of 5%. We had risk‑weighted Tier 1 capital ratios of 19.06% and 18.73% and risk weighted total capital ratios of 19.74% and 19.51% as of December 31, 2018 and 2017, respectively, which are well above the minimum regulatory requirements and exceed the well‑capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the

BASEL III capital reforms and various Dodd-Frank Act related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the new rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rules are subject to a four year phase in period for mandatory compliance and we were required to begin to phase in the new rules beginning on January 1, 2015.  Management believes, as of December 31, 2018, that we and each of our Subsidiary Banks will meet all capital adequacy requirements once the capital conservation is fully phased-in.

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

In December 2018, the federal banking regulators issued a final rule that would provide an optional three-year phase-in period for the day-one regulatory capital effects of the adoption of Accounting Standards Update (“ASU”) 2016-13 to ASC 326, “Financial Instruments – Credit Losses,” as amended, on January 1, 2020.

Junior Subordinated Deferrable Interest Debentures

We have formed six statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) that we issued. As of December 31, 2018 and December 31, 2017, the principal amount of debentures outstanding totaled $160,416,000.

The Debentures are subordinated and junior in right of payment to all of our present and future senior indebtedness (as defined in the respective indentures), and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. We have fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. We have the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts VI, VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2018 and December 31, 2017, the total $160,416,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2018:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing		Interest Rate		Optional
	Debentures	Frequency	Interest Rate	Index	Maturity Date	Redemption Date(1)
	(in thousands)
Trust VI	$25,774	Quarterly	6.07%	LIBOR + 3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	5.49%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	4.02%	LIBOR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	4.19%	LIBOR + 1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	4.02%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	4.19%	LIBOR + 1.45	September 2037	September 2012
	$160,416

(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

The following table presents contractual cash obligations (other than deposit liabilities) as of December 31, 2018:

	Payments due by Period
	(Dollars in Thousands)
		Less than	One to Three	Three to	After Five
Contractual Cash Obligations	Total	One Year	Years	Five Years	Years
Securities sold under repurchase agreements	$229,989	$229,989	—	—	—
Federal Home Loan Bank borrowings	705,665	268,975	—	—	436,690
Junior subordinated deferrable interest debentures	160,416	—	—	—	160,416
Operating leases	10,027	3,443	5,518	791	275
Total Contractual Cash Obligations	$1,106,097	$502,407	$5,518	$791	$597,381

The following table presents contractual commercial commitments (other than deposit liabilities) as of December 31, 2018:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
		Less than	One to Three	Three to Five	After Five
Commercial Commitments	Total	One Year	Years	Years	Years
Financial and Performance Standby Letters of Credit	$111,228	$83,037	28,191	—	—
Commercial Letters of Credit	8,073	8,073	—	—	—
Credit Card Lines	21,114	21,114	—	—	—
Other Commercial Commitments	2,935,769	1,087,259	949,586	457,664	441,260
Total Commercial Commitments	$3,076,184	$1,199,483	$977,777	$457,664	$441,260

Due to the nature of our commercial commitments, including unfunded loan commitments and lines of credit, the amounts presented above do not necessarily reflect the amounts we anticipate funding in the periods presented above.

Critical Accounting Policies

We have established various accounting policies which govern the application of accounting principles in the preparation of our consolidated financial statements. The significant accounting policies are described in the Notes to the Consolidated Financial Statements. Certain accounting policies involve significant subjective judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies.

We consider our allowance for probable loan losses as a policy critical to the sound operations of our  Subsidiary Banks. The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of our Subsidiary Banks. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each Subsidiary Bank is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance is derived from the following elements: (i) allowances established on specific impaired loans, which are based on a review of the individual characteristics of each loan, including the customer’s ability to repay the loan, the underlying collateral values, and the industry in which the customer operates, (ii) allowances based on actual historical loss experience for similar types of loans in our loan portfolio, and (iii) allowances based on general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things. See also discussion regarding the allowance for probable loan losses and provision for probable loan losses included in the results of operations and “Provision and Allowance for Probable Loan Losses” included in Notes 1 and 4 of the Notes to Consolidated Financial Statements.

The loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on our internal classified report. Additionally, our credit department reviews the majority of our loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, we will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

Our internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we may sustain some future loss if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits ASC 310‑10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310‑10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of our loans evaluated as impaired under ASC 310‑10 are measured using the fair value of collateral method. In limited cases, we may use other methods to determine the specific reserve of a loan under ASC 310‑10 if such loan is not collateral dependent.

The allowance based on historical loss experience on our remaining loan portfolio, which includes the “Special Review Credits,” “Watch List—Pass Credits,” and “Watch List—Substandard Credits” is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. A historical loss percentage, adjusted for (i) management’s evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area we serve, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under ASC 450‑20.

Our management continually reviews the allowance for loan losses of our Subsidiary Banks using the amounts determined from the allowances established on specific loans, the allowance established on quantitative historical loss percentages, and the allowance based on qualitative data, to establish an appropriate amount to maintain our allowance for probable loan loss. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, our estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Recent Accounting Standards Issued

See Note 1—Summary of Significant Accounting Policies in the accompanying Notes to the Consolidated Financial Statements for details of recently issued and recently adopted accounting standards and their impact on our consolidated financial statements.

Preferred Stock, Common Stock and Dividends

We have issued and outstanding 65,617,505 shares of $1.00 par value common stock held by approximately 1,928 holders of record at February 25, 2019. The book value of the common stock at December 31, 2018 was $31.33 per share compared with $29.28 per share at December 31, 2017. In connection with our participation in the Troubled Asset Relief Program Capital Purchase Program in 2008, the US Treasury received a warrant (the “Warrant”) to purchase 1,326,238 shares of our common stock (the “Warrant Shares”) at $24.43 per share. The term of the Warrant is ten years and was immediately exercisable. The Warrant was included as a component of Tier 1 capital. On June 12, 2013, the U. S. Treasury sold the Warrant to a third party. On September 19, 2018, we entered into an agreement to repurchase the Warrant from the third party at an aggregate purchase price of $29,005,000, which transaction was consummated in the third quarter of 2018. The repurchase of the outstanding Warrant eliminates any restrictions on certain shareholder distributions or payment of cash dividends in excess of $0.33 per semi-annual period that would have impacted the exercise price of the Warrant while it remained outstanding.

Our common stock is traded on the NASDAQ National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in our common stock during 2018 and 2017, as quoted on the NASDAQ National Market for each of the quarters in the two year period ended December 31, 2018. Some of the quotations reflect inter‑dealer prices, without retail mark‑up, mark‑down or commission and may not necessarily represent actual transactions. The closing sales price of our common stock was $40.45 per share at February 25, 2019.

		High	Low
2018:	First quarter	$42.45	$37.80
	Second quarter	45.00	36.65
	Third quarter	47.95	42.45
	Fourth quarter	45.86	32.56

		High	Low
2017:	First quarter	$41.83	$33.40
	Second quarter	38.75	32.50
	Third quarter	41.05	33.85
	Fourth quarter	42.90	37.55

On April 16 and October 16, 2018, we paid cash dividends of $0.33 and $0.42 per share to recordholders of our common stock on April 2 and October 9, 2018, respectively.  We paid cash dividends to the common shareholders of $.33 per share on April 17 and October 16, 2017 to all holders of record on April 3 and September 29, 2017, respectively.

 Our principal source of funds to pay cash dividends on our common stock is cash dividends from our Subsidiary Banks. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, following receipt of the Treasury Department’s consent, the Board of Directors re‑established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following twelve months and on March 5, 2018, the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40 million of common stock during the twelve month period commencing on April 9, 2018, which repurchase cap the Board is inclined to increase over time. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. During the fourth quarter of 2018, our Board of Directors adopted a Rule 10b5‑1 plan and intends to adopt additional Rule 10b5‑1 trading plans that will allow us to purchase shares of our common stock during certain trading blackout periods when we ordinarily would not be in the market due to trading restrictions in our internal trading policy. During the term of a 10b5‑1 Plan, purchases of common stock are automatic to the extent the conditions of the 10b5‑1 Plan’s trading instructions are met. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 25, 2019, a total of 9,800,256 shares had been repurchased under all programs at a cost of $290,332,000. We are not obligated to repurchase shares under its stock repurchase program or to enter into additional Rule 10b5‑1 plans. The timing, actual number and value of shares purchased will depend on many factors, including our cash flow and the liquidity and price performance of our shares of common stock.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2018.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1 – October 31, 2018	—	$—	—	$39,943,000
November 1 – November 30, 2018	—	—	—	39,943,000
December 1 – December 31, 2018	553,300	34.31	553,300	20,957,000
Total	553,300	$34.31	553,300

(1)	The repurchase program was extended on March 15, 2018 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 9, 2019.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2018, with respect to our equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	788,977	$25.91	10,700	`
Total	788,977	$25.91	10,700

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

$200
$150
$100
$50
$0
2013
2014
2015
2016
2017
2018
International Bancshares Corporation
S&P MidCap 400 Index
S&P 400 Regional Banks

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2013	2014	2015	2016	2017	2018
International Bancshares Corporation	100	102.80	101.82	165.25	163.63	144.54
S&P 500 Index	100	109.77	107.38	129.65	150.71	134.01
S&P 500 Banks	100	101.19	107.84	143.44	150.90	118.61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of International Bancshares Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and its subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 27, 2019 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

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

Austin, Texas

February 27, 2019

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2018 and 2017

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$316,797	$265,357
Investment securities:
Held to maturity debt securities (Market value of $1,200 on December 31, 2018 and $2,400 on December 31, 2017)	1,200	2,400
Available for sale debt securities (Amortized cost of $3,481,165 on December 31, 2018 and $4,196,263 on December 31, 2017)	3,411,350	4,124,184
Equity securities with readily determinable fair values	5,937	27,886
Total investment securities	3,418,487	4,154,470
Loans	6,561,289	6,348,172
Less allowance for probable loan losses	(61,384)	(67,687)
Net loans	6,499,905	6,280,485
Bank premises and equipment, net	506,899	514,454
Accrued interest receivable	36,803	34,456
Other investments	337,507	293,990
Cash surrender value of bank owned life insurance	282,646	277,425
Goodwill	282,532	282,532
Other assets	190,376	81,529
Total assets	$11,871,952	$12,184,698

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2018 and 2017

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2018	2017
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$3,454,840	$3,243,255
Savings and interest bearing demand	3,268,237	3,245,131
Time	1,973,468	2,056,506
Total deposits	8,696,545	8,544,892
Securities sold under repurchase agreements	229,989	353,805
Other borrowed funds	705,665	1,195,225
Junior subordinated deferrable interest debentures	160,416	160,416
Other liabilities	139,755	91,380
Total liabilities	9,932,370	10,345,718
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 96,104,029 shares on December 31, 2018 and 96,019,028 shares on December 31, 2017	96,104	96,019
Surplus	145,283	171,816
Retained earnings	2,064,134	1,891,805
Accumulated other comprehensive loss	(54,634)	(28,397)
	2,250,887	2,131,243
Less cost of shares in treasury, 30,494,143 shares on December 31, 2018 and 29,939,545 on December 31, 2017	(311,305)	(292,263)
Total shareholders’ equity	1,939,582	1,838,980
Total liabilities and shareholders’ equity	$11,871,952	$12,184,698

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2018, 2017 and 2016

(Dollars in Thousands, Except Per Share Amounts)

	2018	2017	2016
Interest income:
Loans, including fees	$375,173	$322,508	$297,820
Investment securities:
Taxable	81,484	82,347	79,533
Tax-exempt	8,141	9,656	10,356
Other interest income	1,024	625	205
Total interest income	465,822	415,136	387,914

Interest expense:
Savings deposits	12,764	6,208	4,562
Time deposits	13,096	9,736	9,963
Securities sold under repurchase agreements	2,415	6,617	20,876
Other borrowings	17,404	10,978	3,128
Junior subordinated deferrable interest debentures	6,989	5,392	4,600

Total interest expense	52,668	38,931	43,129

Net interest income	413,154	376,205	344,785

Provision for probable loan losses	6,112	11,221	19,859

Net interest income after provision for probable loan losses	407,042	364,984	324,926

Non-interest income:
Service charges on deposit accounts	72,433	72,868	73,581
Other service charges, commissions and fees
Banking	46,685	44,964	46,267
Non-banking	7,801	7,345	7,006
Investment securities transactions, net	(141)	(4,774)	(2,626)
Other investments, net	19,897	18,918	23,827
Other income	18,367	11,085	13,647

Total non-interest income	165,042	150,406	161,702

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2018, 2017 and 2016

(Dollars in Thousands, Except Per Share Amounts)

	2018	2017	2016
Non-interest expense:
Employee compensation and benefits	$138,532	$132,750	$128,661
Occupancy	29,097	28,439	26,583
Depreciation of bank premises and equipment	25,873	25,281	24,738
Professional fees	12,601	13,650	13,672
Deposit insurance assessments	3,742	3,294	5,777
Net expense, other real estate owned	4,413	965	5,688
Amortization of identified intangible assets	—	25	128
Advertising	7,695	7,854	7,814
Early termination fee—securities sold under repurchase agreements	—	5,765	7,042
Software and software maintenance	17,516	19,189	15,087
Impairment charges (Total other-than-temporary impairment charges, $0 net of $0, $0 net of $0, and $793 net of $1,147 included in other comprehensive loss)	—	—	354
Other	60,032	56,536	54,081

Total non-interest expense	299,501	293,748	289,625

Income before income taxes	272,583	221,642	197,003

Provision for income taxes	56,652	64,206	63,071

Net income	$215,931	$157,436	$133,932

Basic earnings per common share:

Weighted average number of shares outstanding	66,106,580	66,046,155	65,967,989
Net income	$3.27	$2.38	$2.03

Fully diluted earnings per common share:

Weighted average number of shares outstanding	66,633,820	66,778,436	66,313,490
Net income	$3.24	$2.36	$2.02

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2018, 2017, and 2016

(Dollars in Thousands)

	2018	2017	2016

Net income	$215,931	$157,436	$133,932
Other comprehensive income (loss), net of tax:

Net unrealized holding losses on securities available for sale arising during period (net of tax effects of $(7,004), $(2,586), and $(16,585))	(26,348)	(4,803)	(30,801)
Reclassification adjustment for losses on securities available for sale included in net income (net of tax effects of $30, $1,671, and $919)	111	3,103	1,707
Reclassification adjustment for impairment charges on available for sale securities included in net income (net of tax effects of $0, $0, and $124)	—	—	230
	(26,237)	(1,700)	(28,864)

Comprehensive income	$189,694	$155,736	$105,068

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2018, 2017 and 2016

(in Thousands, except per share amounts)

		Number				Other
	Preferred	of	Common		Retained	Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2015	$—	95,866	95,866	167,980	1,683,600	2,167	(284,110)	$1,665,503
Net Income	—	—	—	—	133,932	—	—	133,932
Dividends:
Cash ($.60 per share)	—	—	—	—	(39,569)	—	—	(39,569)
Purchase of treasury (349,029 shares)	—	—	—	—	—	—	(7,966)	(7,966)
Exercise of stock options	—	44	44	505	—	—	—	549
Stock compensation expense recognized in earnings	—	—	—	1,082	—	—	—	1,082
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(28,864)	—	(28,864)
Balance at December 31, 2016	—	95,910	95,910	169,567	1,777,963	(26,697)	(292,076)	1,724,667
Net Income	—	—	—	—	157,436	—	—	157,436
Dividends:
Cash ($.66 per share)	—	—	—	—	(43,594)	—	—	(43,594)
Purchase of treasury (4,870 shares)	—	—	—	—	—	—	(187)	(187)
Exercise of stock options	—	109	109	1,346	—	—	—	1,455
Stock compensation expense recognized in earnings	—	—	—	903	—	—	—	903
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(1,700)	—	(1,700)
Balance at December 31, 2017	—	96,019	$96,019	$171,816	$1,891,805	$(28,397)	$(292,263)	$1,838,980
Net Income	—	—	—	—	215,931	—	—	215,931
Dividends:
Cash ($.75 per share)	—	—	—	—	(49,599)	—	—	(49,599)
Purchase of treasury (554,598 shares)	—	—	—	—	—	—	(19,042)	(19,042)
Exercise of stock options	—	85	85	1,437	—	—	—	1,522
Stock compensation expense recognized in earnings	—	—	—	1,035	—	—	—	1,035
Repurchase of outstanding warrant	—	—	—	(29,005)	—	—	—	(29,005)
Cumulative adjustment for adoption of new accounting standards	—	—	—	—	5,997	(5,997)	—	—
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(20,240)	—	(20,240)
Balance at December 31, 2018	—	96,104	$96,104	$145,283	$2,064,134	$(54,634)	$(311,305)	$1,939,582

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2018, 2017 and 2016

(Dollars in Thousands)

	2018	2017	2016
Operating activities:

Net income	$215,931	$157,436	$133,932

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	6,112	11,221	19,859
Specific reserve, other real estate owned	3,071	710	2,351
Depreciation of bank premises and equipment	25,873	25,281	24,738
Gain on sale of bank premises and equipment	(1,456)	(38)	(450)
Gain (loss) on sale of other real estate owned	(1,465)	(703)	86
Accretion of investment securities discounts	(271)	(393)	(539)
Amortization of investment securities premiums	20,087	24,040	26,873
Investment securities transactions, net	141	4,774	2,626
Unrealized loss on equity securities with readily determinable fair values	388	—	—
Impairment charges on available for sale securities	—	—	354
Amortization of identified intangible assets	—	25	128
Stock based compensation expense	1,035	903	1,082
Earnings from affiliates and other investments	(15,484)	(13,198)	(14,315)
Deferred tax expense	5,143	4,570	7,306
Increase in accrued interest receivable	(2,347)	(2,284)	(600)
(Increase) decrease in other assets	(51,827)	(16,117)	7,494
Net increase (decrese) in other liabilities	24,916	592	(7,705)

Net cash provided by operating activities	229,847	196,819	203,220

Investing activities:

Proceeds from maturities of securities	2,275	—	1,200
Proceeds from sales and calls of available for sale securities	38,175	396,066	352,743
Proceeds from sales of equity securities with readily determinable fair values	21,607	—	—
Purchases of available for sale securities	(47,346)	(1,182,006)	(1,325,657)
Principal collected on mortgage backed securities	675,304	780,097	919,594
Net increase in loans	(258,142)	(394,267)	(38,523)
Purchases of other investments	(43,418)	(26,193)	(49,013)
Distributions from other investments	3,668	20,344	23,276
Purchases of bank premises and equipment	(21,395)	(14,315)	(38,856)
Proceeds from sales of bank premises and equipment	4,533	2,201	3,701
Proceeds from sales of other real estate owned	4,179	14,266	13,772

Net cash provided by (used in) investing activities	379,440	(403,807)	(137,763)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2018, 2017 and 2016

(Dollars in Thousands)

	2018	2017	2016
Financing activities:

Net increase in non-interest bearing demand deposits	$211,585	$85,204	$8,433
Net increase in savings and interest bearing demand deposits	23,106	41,403	183,506
Net decrease in time deposits	(83,038)	(191,804)	(118,103)
Net decrease in securities sold under repurchase agreements	(123,816)	(151,180)	(322,787)
Net (decrease) increase in other borrowed funds	(489,560)	461,850	227,625
Redemption of long-term debt	—	—	(1,000)
Repurchase of outstanding common stock warrant	(29,005)	—	—
Purchase of treasury stock	(19,042)	(187)	(7,966)
Proceeds from stock transactions	1,522	1,455	549
Payments of cash dividends - common	(49,599)	(43,594)	(39,569)

Net cash (used in) provided by financing activities	(557,847)	203,147	(69,312)

Increase (decrease) in cash and cash equivalents	51,440	(3,841)	(3,855)

Cash and cash equivalents at beginning of period	265,357	269,198	273,053

Cash and cash equivalents at end of period	$316,797	$265,357	$269,198

Supplemental cash flow information:
Interest paid	$50,623	$38,995	$44,069
Income taxes paid	40,565	66,983	49,925
Non-cash investing and financing activities:
Net transfers from loans to other real estate owned	32,610	2,588	2,563

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Our accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and to general practices within the banking industry. The following is a description of the more significant of those policies.

Consolidation and Basis of Presentation

Our consolidated financial statements include the accounts of the International Bancshares Corporation, its wholly-owned Subsidiary Banks and its wholly-owned non-bank subsidiaries, IBC Subsidiary Corporation, IBC Trading Company, Premier Tierra Holdings, Inc., IBC Charitable and Community Development Corporation, and IBC Capital Corporation.  All significant inter-company balances and transactions have been eliminated in consolidation.

We, through our Subsidiary Banks, are primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. Our primary markets are north, south, central, and southeast Texas and the state of Oklahoma. Each of our Subsidiary Banks is very active in facilitating international trade along the United States border with Mexico and elsewhere. Although our loan portfolio is diversified, the ability of our debtors to honor their contracts is primarily dependent upon the economic conditions in our trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. We are subject to the regulations of certain federal agencies as well as the Texas Department of Banking and the Oklahoma Department of Banking and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

We own one insurance‑related subsidiary, IBC Insurance Agency, Inc., a wholly owned subsidiary of our Subsidiary Bank, International Bank of Commerce, Laredo. The insurance‑related subsidiary does not conduct underwriting activities.

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

Subsequent Events

We have evaluated all events or transactions that occurred through the date we issued these financial statements. During this period, we did not have any material recognizable or non‑recognizable subsequent events.

Investment Securities

We classify debt securities into one of these categories: held‑to‑maturity, available‑for‑sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held‑to‑maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as “available‑for‑sale” or “trading” and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading”, while unrealized holding gains and losses related to those securities classified as “available‑for‑sale” are excluded from net income and reported net of tax as other comprehensive income and in shareholders’ equity as accumulated other comprehensive income (loss) until realized. We did not maintain any trading securities during the three-year period ended December 31, 2018.

Mortgage‑backed securities held at December 31, 2018 and 2017 represent participating interests in pools of long‑term first mortgage loans originated and serviced by the issuers of the securities. Mortgage‑backed securities are either issued or guaranteed by the U.S. government or its agencies including the Federal Home Loan Mortgage Corporation

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or other non‑government entities. Investments in residential mortgage‑backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage‑backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

Premiums and discounts are amortized using the level yield or “interest method” over the terms of the securities. Declines in the fair value of held‑to‑maturity and available‑for sale‑securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other‑than‑temporary impairment exists, management considers many factors, including (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near‑term prospects of the issuer, and (iii) our intent to hold and our determination of whether we will more likely than not be required to sell the security prior to a recovery in fair value. If we determine that (i) we intend to sell the security or (ii) it is more likely than not that we will be required to sell the security before it’s anticipated recovery, the other‑than‑temporary impairment that is recognized in earnings is equal to the difference between the fair value of the security and our amortized cost of the security. If we determine that we (i) do not intend to sell the security and (ii) we will not be more likely than not required to sell the security before it’s anticipated recovery, the other‑than‑temporary impairment is segregated into its two components (i) the amount of impairment related to credit loss and (ii) the amount of impairment related to other factors. The difference between the present value of the cash flows expected to be collected and the amortized cost is the credit loss recognized through earnings and an adjustment to the cost basis of the security. The amount of impairment related to other factors is included in other comprehensive income (loss). Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Equity Securities

Prior to January 1, 2018, equity securities with readily determinable fair values were included in available-for-sale securities, with the unrealized gain or loss recorded as a component of other comprehensive income (loss).  Pursuant to the adoption of ASU 2016-02, equity securities with readily determinable fair values are a separate component of our balance sheet, with unrealized gains and losses recognized in net income.  Equity securities with readily determinable fair values at December 31, 2018 and December 31, 2017 consist primarily of Community Reinvestment Act funds.

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

Management believes that the allowance for probable loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our Subsidiary Banks’ allowances for probable loan losses. Such agencies may require our Subsidiary Banks to make additions or reductions to their GAAP allowances based on their judgments of information available to them at the time of their examination.

The Subsidiary Banks charge-off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would indicate so. Generally, unsecured consumer loans are charged-off when 90 days past due.

Loans

Loans are reported at the principal balance outstanding, net of unearned discounts. Interest income on loans is reported on an accrual basis. Loan fees and costs associated with originating the loans are accreted or amortized over the life of the loan using the interest method. We originate mortgage loans that may subsequently be sold to an unaffiliated third party. The loans are not securitized and if sold, are sold without recourse. Loans held for sale are carried at cost and the principal amount outstanding is not significant to the consolidated financial statements.

Impaired Loans

Impaired loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. Impaired loans are measured based on (1) the present value of expected future cash flows discounted at the loan’s effective interest rate; (2) the loan’s observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all our impaired loans are measured at the fair value of the collateral. In limited cases, we may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent.

Troubled Debt Restructured Loans

Troubled debt restructured loans (“TDR”) are those loans where, for reasons related to a borrower’s difficulty to repay a loan, we grant a concession to the borrower that we would not normally consider in the normal course of business. The original terms of the loan are modified or restructured. The terms that may be modified include a reduction in the original stated interest rate, an extension of the original maturity of the loan, a renewal of the loan at an interest rate below current market rates, a reduction in the principal amount of debt outstanding, a reduction in accrued interest or deferral of interest payments. A loan classified as a TDR is classified as an impaired loan and included in the impaired loan totals. A TDR loan may be returned to accrual status when the loan is brought current, has performed in accordance with the restructured terms for a reasonable period of time, is at the current market rate, and the ultimate collectability of the outstanding principal and interest is no longer questionable, however, although those loans may be placed back on accrual status, they will continue to be classified as impaired. Consistent with regulatory guidance, a TDR loan that is subsequently modified, but has shown sustained performance and classification as a TDR, will be removed from TDR status provided that the modified terms were market-based at the time of modification.

Non‑Accrual Loans

The non‑accrual loan policy of our Subsidiary Banks is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be un‑collectible. As it relates to consumer loans, management charges-off those loans when the loan is contractually 90 days past due. Under special circumstances, a consumer or non‑consumer loan may be more than 90 days delinquent as to interest or principal and not be placed on non‑accrual status. This situation generally results when a Subsidiary Bank has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there are expected future payments. When a loan is placed on non‑accrual status, any interest accrued, not paid is reversed and charged to operations against interest income. As it relates to non‑consumer loans that are not 90 days past due, management will evaluate each of these loans to determine if placing the loan on non‑accrual status is warranted. Interest income on non‑accrual loans is recognized only to the extent payments are received or when, in management’s opinion, the debtor’s financial condition warrants reestablishment of interest accruals.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other Real Estate Owned and Reposessed Assets

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. Any subsequent write‑downs are charged against other non‑interest expense through a valuation allowance. Other real estate owned totaled approximately $57,344,000 and $30,519,000 at December 31, 2018 and 2017, respectively. Other real estate owned is included in other assets.  Reposessed assets consist primarily of non-real estate assets acquired by foreclosure.  Prior to foreclosure, the value of the underlying loan is written down to the fair value of the asset to be repossessed by a charge to the allowance for probable loan losses, if necessary.  Reposessed assets are included in other assets on the consolidated financial statements and totaled approximately $6,454,000 and $303,000 at December 31, 2018 and 2017, respectively.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight‑line and accelerated methods over the estimated useful lives of the assets. Repairs and maintenance are charged to operations as incurred and expenditures for renewals and betterments are capitalized.

Other Investments

Other investments include equity investments in non‑financial companies, as well as equity securities with no readily determinable fair market value. Equity investments are accounted for using the equity method of accounting. Equity securities with no readily determinable fair value are accounted for using the cost method.

Cash Surrender Value of Bank Owned Life Insurance

Cash surrender value of bank owned life insurance includes investments in cash value insurance policies to assist with financing employee compensation and benefit programs.  The cash value of the underlying policies accumulates on a tax-free basis and is received through death proceeds, which are also tax-free.  The earnings on the policies are derived from the investment portfolio returns of the individual insurance carriers for general account policies and on the returns on investments segregated in our name for separate account policies.

Revenue Recognition

On January 1, 2018, we adopted the provisions of ASU 2014-09 to ASC 606, “Revenue from Contracts with Customers.”  Since our revenue is primarily comprised of net interest income on financial assets and liabilities, which were excluded from the scope of the update, the remaining non-interest revenue streams were identified and then analyzed under the provisions of the update, to: (i) indentify the contract, (ii) identify the performance obligation, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when the performance obligation was satisfied.  Our non-interest revenue contracts with customers are primarily short term and our performance obligation is satisfied at a single point in time, typically within a single period.  No changes to our existing methods for recognizing revenue were made as a result of the update.

Income Taxes

Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. We file a consolidated federal income tax return with our subsidiaries.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Recognition of deferred tax assets is based on management’s assessment that the benefit related to certain temporary differences, tax operating loss carry forwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that the tax benefits will not be realized.

We evaluate uncertain tax positions at the end of each reporting period. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2018 and 2017, respectively, after evaluating all uncertain tax positions, we have recorded no liability for unrecognized tax benefits at the end of the reporting period. We would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non‑interest expense. During the years ended December 31, 2018, 2017 and 2016, we recognized no interest expense or penalties related to uncertain tax positions.

We file consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2015.

Stock Options

Compensation expense for stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award. The fair value of stock options granted was estimated using the Black‑Sholes‑Merton option‑pricing model. This model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black‑Scholes‑Merton option‑pricing model does not necessarily provide a reliable single measure of the fair value of our stock options.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2018, after completing goodwill testing, we have determined that no goodwill impairment exists.

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Our identified intangible assets relate to core deposits and contract rights. As of December 31, 2018, we have determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

Impairment of Long‑Lived Assets

Long‑lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, we consider all short‑term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, we report transactions related to deposits and loans to customers on a net basis.

Accounting for Transfers and Servicing of Financial Assets

We account for transfers and servicing of financial assets and extinguishments of liabilities based on the application of a financial‑components approach that focuses on control. After a transfer of financial assets, we recognize the financial and servicing assets we control and liabilities we have incurred, derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. We have retained mortgage servicing rights in connection with the sale of mortgage loans. Because we may not initially identify loans as originated for resale, all loans are initially treated as held for investment. The value of the mortgage servicing rights are reviewed periodically for impairment and are amortized in proportion to, and over the period of estimated net servicing income or net servicing losses. The value of the mortgage servicing rights is not significant to the consolidated statements of condition.

Segments of an Enterprise and Related Information

We operate as one segment. The operating information used by our chief executive officer for purposes of assessing performance and making operating decisions is the consolidated financial statements presented in this report. We have five active operating subsidiaries, namely, the Subsidiary Banks. We apply the provisions of ASC Topic 280, “Segment Reporting,” in determining our reportable segments and related disclosures.

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

New Accounting Standards

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 to ASC 606, “Revenue from Contracts with Customers.”  The update sets a common standard that defines revenue and the principles for recognizing revenue.  The update outlines when an entity should recognize revenue, among other matters.  At its core, the update states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  The update also

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

outlines the steps that entities should take to determine and record the current revenue number including:  (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract(s), (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract(s), and (v) recognize revenue when (or as) the entity satisfies the identified performance obligations in the contract(s).  The update was originally effective for annual periods beginning after December 31, 2016 and the interim periods within that reporting period.  In August 2015, the FASB issued Accounting Standards Update No. 2015-14 which deferred the effective date of ASU 2014-09 by one year to annual and interim periods beginning after December 15, 2017.  On January 1, 2018, we adopted the provisions of ASU 2014-09 to ASC 606.  Our revenue is primarily comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASC 606. We have evaluated the impact of the accounting standards update on certain other non-interest revenue streams that the provisions of the update apply to and has determined that the adoption of the new provisions to ASC 606 did not have a significant impact to our consolidated financial statements or operations.

In January 2016, the FASB issued Accounting Standards Update No. 2016-01 to ASC 825-10, “Financial Instruments – Overall.”  The update amends existing standards regarding certain aspects of recognition and measurement of financial assets and financial liabilities.  The amendments in the update establish the following guidance:  (i) requires equity investments, except those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity securities without readily determinable fair values by requiring a qualitative assessment, (iii) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, (iv) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (v) requires public business entities to use the exit price notion when measuring fair value for disclosure purposes, (vi) requires an entity to present separately, in other comprehensive income, the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option, (vii) requires separate presentation of financial assets and liabilities  by measurement category and form of financial assets on the balance sheet or in the accompanying notes to the financial statements, and (viii) clarifies that an entity should evaluate the need to a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.  The update is effective for interim and annual periods beginning after December 15, 2017.  On January 1, 2018, we adopted the provisions of ASU 2016-01 The main effect resulting from the adoption of the new standards is that beginning on January 1, 2018, equity securities with readily determinable fair values are now reported in a single line item on the face of our consolidated statement of condition under the caption, “Equity securities with readily determinable fair values.” Additionally, the changes in fair value of the equity securities is now recognized in net income and is included in other non-interest expense on the face of our consolidated income statement. Prior to January 1, 2018, the equity securities were classified as available-for-sale and stated at fair value with unrealized gains and losses included in accumulated comprehensive income, net of tax and had a net unrealized loss of $189,000. Other equity securities without readily determinable fair values are recorded at cost less any impairment, if any, and included in other investments in our consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 to ASC 820, “Leases.”  The update amends existing standards for accounting for leases by lessees, with accounting for leases by lessors remaining mainly unchanged from current guidance.  The update requires that lessees recognize a lease liability and a right of use asset for all leases (with the exception of short-term leases) at the commencement date of the lease and disclose key information about leasing arrangements.  The update is to be applied on a modified retrospective basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.  The update is effective for interim and annual periods beginning after December 15, 2018.  In January 2018, the FASB issued a proposal that provides an additional transition method that would allow entities to not apply the guidance in the update in the comparative periods presented in the consolidated financial statements, but instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.  The adoption of the update is not expected to have a significant impact to our consolidated financial statements.

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 to ASC 326, “Financial Instruments – Credit Losses.”  The update amends existing standards for accounting for credit losses for financial assets.  The update requires that the expected credit losses on the financial instruments held as of the end of the period being reported be

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

measured based on historical experience, current conditions, and reasonable and supportable forecasts.  The update also expands the required disclosures related to significant estimates and judgements used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s financial assets.  The update also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration and effective for interim and annual periods beginning after December 15, 2019.  The change in accounting method represents a significant difference to current accounting practice over the accounting for credit losses on financial assets.  We have formed a task force including key members of the teams that work with the current calculation of the allowance for probable loan losses and members representing the corporate accounting and risk management areas.  The task force will be working with a plan to develop and implement the changes to current practice with support from third-party vendors.  We cannot estimate at this time the impact of ASC 326.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 to ASC 350,  “Intangibles – Goodwill and Other.”  The update amends existing guidance in evaluating goodwill for impairment.  The update requires that an entity perform its annual or interim goodwill test by comparing the fair value of a reporting unit with its carrying amount, with any impairment charges being recognized as the difference between the fair value and carrying value.  The update is intended to standardize the impairment test for all business entities and also reduce the complexity and cost of evaluating goodwill for impairment.  The update is effective for any annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019.  The adoption of the update is not expected to have a significant impact to our consolidated financial statements.

In March 2017, the FASB issued Accounting Standards Update No. 2017-08 to ASC 310, “Receivables – Nonrefundable Fees and Other Costs.”  The update amends existing guidance on the amortization period for certain callable debt securities held at a premium.  The update shortens the amortization period of the premium to the earliest call date.  The update is effective for fiscal years beginning after December 15, 2018.  The update is to be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption.  The adoption of the update did not have a significant impact to our consolidated financial statements.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 to ASC 220, “Income Statement – Reporting Comprehensive Income.”  The update amends current guidance surrounding the reclassification of certain tax effects from accumulated other comprehensive income.  The update is being issued as a result of the 2017 Tax Cuts and Jobs Act and the related impact to comprehensive income as a result of the application of current guidance with respect to changes in tax rates.  Under current guidance, entities must re-evaluate the carrying value of deferred tax assets and liabilities and adjust them for the tax effect of the rate change and record that change through earnings.  The result is that the tax effects for items that normally would only be recognized in comprehensive income will be recognized through earnings and results in stranded tax effects in accumulated other comprehensive income (loss) for the impact of the rate change.  The update will allow a reclassification from accumulated other comprehensive income (loss) to retained earnings for the stranded tax effects resulting from the 2017 Tax Cuts and Jobs Act.  The update is effective for all entities for fiscal years beginning after December 31, 2018.  We adopted the provisions of ASU 2018-02 to ASC 220 in the second quarter of 2018. We recorded a one-time reclassification of $5,997,000 between accumulated comprehensive income (loss) and retained earnings as a result of the adoption of the accounting standards update.

In August 2018, the FASB issued Accounting Standards Update No. 2018-13 to ASC 820, “Fair Value Measurement.”  The update amends the existing guidance surrounding the disclosure of certain fair value measurements.  The update removes certain disclosures that are no longer considered cost beneficial, modifies and, in some instances clarifies, the specific requirements of certain disclosures and adds disclosure requirements that are identified relevant.  The update is effective for fiscal years beginning after December 15, 2019.  The adoption of the update is not expected to have a significant impact on our consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Investment Securities

The amortized cost and estimated fair value by type of investment security at December 31, 2018 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$1,200	$—	$—	$1,200	$1,200
Total investment securities	$1,200	$—	$—	$1,200	$1,200

	Available for Sale Debt Securities
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$3,295,366	$6,813	$(79,169)	$3,223,010	$3,223,010
Obligations of states and political subdivisions	185,799	2,646	(105)	188,340	188,340
Total investment securities	$3,481,165	$9,459	$(79,274)	$3,411,350	$3,411,350

(1)

Included in the carrying value of residential mortgage‑ backed securities are $501,293 of mortgage‑backed securities issued by Ginnie Mae and $2,721,717 of mortgage‑backed securities issued by Fannie Mae and Freddie Mac

The amortized cost and estimated fair value of investment securities at December 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value
	(Dollars in Thousands)
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	1,200	1,200	—	—
Due after five years through ten years	—	—	500	502
Due after ten years	—	—	185,299	187,838
Residential mortgage-backed securities	—	—	3,295,366	3,223,010
Total investment securities	$1,200	$1,200	$3,481,165	$3,411,350

The amortized cost and estimated fair value by type of investment security at December 31, 2017 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400
Total investment securities	$2,400	$—	$—	$2,400	$2,400

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$3,943,092	$14,110	$(65,969)	$3,891,233	$3,891,233
Obligations of states and political subdivisions	225,096	7,871	(16)	232,951	232,951
Equity securities	28,075	293	(482)	27,886	27,886
Total investment securities	$4,196,263	$22,274	$(66,467)	$4,152,070	$4,152,070

(1)

Included in the carrying value of residential mortgage‑ backed securities are $654,063 of mortgage‑backed securities issued by Ginnie Mae, $3,237,1700 of mortgage‑backed securities issued by Fannie Mae and Freddie Mac

Residential mortgage‑backed securities are securities issued by Freddie Mac, Fannie Mae, Ginnie Mae or non‑government entities. Investments in residential mortgage‑backed securities issued by Ginnie Mae are fully guaranteed by the U.S. government. Investments in mortgage‑backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities.

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short‑term fixed borrowings was $1,112,852,000 and $1,086,360,000, respectively, at December 31, 2018.

Proceeds from the sale and call of securities available‑for‑sale were $59,782,000, $396,066,000 and $352,743,000 during 2018, 2017 and 2016, respectively, which amounts included $0, $377,756,000 and $338,138,000 of mortgage‑backed securities. Gross gains of $3,000, $1,186,000 and $586,000, and gross losses of $144,000, $5,960,000 and $3,212,000 were realized on the sales in 2018, 2017 and 2016, respectively.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2018 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$208,384	$(2,124)	$2,537,181	$(77,045)	$2,745,565	$(79,169)
Obligations of states and political subdivisions	12,756	(99)	512	(6)	13,268	(105)
	$221,140	$(2,223)	$2,537,693	$(77,051)	$2,758,833	$(79,274)

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2017 were as follows:

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

The unrealized losses on investments in residential mortgage‑backed securities are primarily caused by changes in market interest rates. Residential mortgage‑backed securities are primarily securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage‑backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities. The decrease in fair value on residential mortgage‑backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. We have no intent to sell and more likely than not be required to sell before a market price recovery or maturity of the securities; therefore, it is our conclusion that the investments in residential mortgage‑backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other‑than‑temporarily impaired. In addition, we had a small investment in non‑agency residential mortgage‑backed securities that had additional market volatility beyond economically induced interest rate events, which were sold in the first quarter of 2017.  We concluded that the investments in non‑agency residential mortgage‑backed securities were other‑than‑temporarily impaired due to both credit and other than credit issues. No impairment charges were recorded in 2017.  Impairment charges of $354,000 ($230,100, after tax) were recorded in 2016 on the non‑agency residential mortgage backed securities. The impairment charges represent the credit related impairment on the securities.

The unrealized losses on investments in other securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the entity underwriting the debt instrument. We believe that the entity issuing the debt will honor its interest payment schedule, as well as the full debt at maturity. We purchased the securities for their economic value. The decrease in fair value is primarily due to market interest rates and not other factors, and because we have no intent to sell and will more likely than not be required to sell before a market price recovery or maturity of the securities, it is our conclusion that the investments are not considered other‑than‑temporarily impaired.

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

Equity securities with readily determinable fair values consist primarily of Community Reinvestment Act funds. At December 31, 2018 and December 31, 2017, the balance in equity securities with readily determinable fair values recorded at fair value were $5,937,000 and $27,886,000, respectively. Prior to January 1, 2018, the equity securities were included in available-for-sale securities, with the related unrealized gain or loss recorded as a component of other comprehensive income (loss). The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the twelve months ended December 31, 2018:

Year Ended
December 31,
(Dollars in Thousands)
2018
Net losses recognized during the period on equity securities	$(388)
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(388)

(3) Loans

A summary of loans, by loan type at December 31, 2018 and 2017 is as follows:

	December 31,	December 31,
	2018	2017
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,305,124	$3,322,668
Real estate - mortgage	1,173,101	1,133,525
Real estate - construction	1,886,231	1,683,550
Consumer	46,316	49,543
Foreign	150,517	158,886
Total loans	$6,561,289	$6,348,172

(4) Allowance for Probable Loan Losses

The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the Subsidiary Banks. The allowances are established through charges to operations in the form of provisions for probable loan losses. Loan losses or recoveries are charged or credited directly to the allowances. The allowance for probable loan losses of each Subsidiary Bank is maintained at a level considered appropriate by management, based on estimated probable losses in the loan portfolio. The allowance for probable loan losses is derived from the following elements: (i) allowances established on specific impaired loans, which are based on a review of the individual characteristics of each loan, including the customer’s ability to repay the loan, the underlying collateral values, and the industry in which the customer operates,

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(ii) allowances based on actual historical loss experience for similar types of loans in our loan portfolio, and (iii) allowances based on general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things.

Our management continually reviews the allowance for loan losses of the Subsidiary Banks using the amounts determined from the allowances established on specific impaired loans, the allowance established on quantitative historical loss percentages, and the allowance based on qualitative data to establish an appropriate amount to maintain in our allowance for probable loan losses. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, our estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses. While the calculation of the allowance for probable loan losses utilizes management’s best judgment and all information available, the adequacy of the allowance is dependent on a variety of factors beyond our control, including, among other things, the performance of the entire loan portfolio, the economy, changes in interest rates and the view of regulatory authorities towards loan classifications.

The loan loss provision is determined using the following methods. On a weekly basis, loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on our internal classified report. Additionally, our credit department reviews the majority of our loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, we will determine if a loan should be placed on an internal classified report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

World and U.S. economic conditions have continued to improve; however, there remains some uncertainty created by continued issues with negative demographic trends, weak labor participation rates, enormous government debt, excessive regulations, and unfunded entitlement programs that could create a financial crisis.  The impact to the world and U.S. economy from these issues is being magnified by a lack of appropriate government action to find solutions to the problems.  Economic risk factors are minimized by the underwriting standards of the Subsidiary Banks. The general underwriting standards encompass the following principles:  (i) the financial strength of the borrower including strong earnings, a high net worth, significant liquidity and an acceptable debt to worth ratio, (ii) managerial and business competence, (iii) the ability to repay, (iv) for a new business, projected cash flows, (v) loan to value, (vi) in the case of a secondary guarantor, a guarantor financial statement, and (vii) financial and/or other character references.  Although the underwriting standards reduce the risk of loss, unique risk factors exist in each type of loan in which the Subsidiary Banks invest.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2018
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$27,905	$11,675	$16,663	$1,109	$2,950	$6,103	$440	$842	$67,687
Losses charge to allowance	(14,220)	(1)	(70)	—	(122)	(347)	(362)	(3)	(15,125)
Recoveries credited to allowance	1,981	25	246	—	36	369	43	10	2,710
Net losses charged to allowance	(12,239)	24	176	—	(86)	22	(319)	7	(12,415)
Provision (credit) charged to operations	(3,070)	3,424	2,514	699	603	1,594	326	22	6,112
Balance at December 31,	$12,596	$15,123	$19,353	$1,808	$3,467	$7,719	$447	$871	$61,384

	December 31, 2017
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$25,649	$13,889	$16,731	$806	$2,455	$3,716	$531	$884	$64,661
Losses charge to allowance	(12,094)	(213)	(40)	—	(101)	(340)	(309)	(1)	(13,098)
Recoveries credited to allowance	4,020	21	527	—	11	258	45	21	4,903
Net losses charged to allowance	(8,074)	(192)	487	—	(90)	(82)	(264)	20	(8,195)
Provision (credit) charged to operations	10,330	(2,022)	(555)	303	585	2,469	173	(62)	11,221
Balance at December 31,	$27,905	$11,675	$16,663	$1,109	$2,950	$6,103	$440	$842	$67,687

	December 31, 2016
	Domestic								Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$21,431	$13,920	$19,769	$1,248	$3,509	$5,321	$638	$1,152	$66,988
Losses charge to allowance	(32,959)	(16)	(1,890)	(180)	(70)	(331)	(414)	(41)	(35,901)
Recoveries credited to allowance	7,110	6,099	119	—	21	278	69	19	13,715
Net losses charged to allowance	(25,849)	6,083	(1,771)	(180)	(49)	(53)	(345)	(22)	(22,186)
Provision (credit) charged to operations	30,067	(6,114)	(1,267)	(262)	(1,005)	(1,552)	238	(246)	19,859
Balance at December 31,	$25,649	$13,889	$16,731	$806	$2,455	$3,716	$531	$884	$64,661

The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The decrease in the provision for probable loan losses charged to expense for the years ended December 31, 2018 and December 31, 2017  can be attributed to a decrease in the historical loss experience in the commercial category of the calculation.  As discussed in prior periods, charge-offs increased from historical levels due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  We use a three-year historical charge-off experience in the calculation, therefore, as those charge-offs are eliminated from the calculation, the allowance for probable loan losses is impacted.  As fluctuations occur in historical loss factors, management evaluates the need to adjust the qualitative factors used in the calculation to properly reflect probable loan losses.  The increase in losses charged to the allowance for probable loan losses for the year ended

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2016 can be attributed to further deterioration in the previously identified and charged down relationship primarily secured by multiple pieces of transportation equipment. In March 2016, litigation against the management of the borrower was filed in the State of Nevada, resulting in a going concern issue with the borrower’s operations and the future use of the transportation equipment pledged as collateral on the relationship. As a result, management, in accordance with its credit review procedures, re-evaluated the collateral values on the equipment in light of the new circumstances and reduced the collateral values accordingly, resulting in a further charge-down of the relationship of approximately $19.4 million, which is included in the losses charged to the allowance in the commercial category in the table detailing the year ended December 31, 2016 activity.

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2018
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$9,179	$656	$1,119,790	$11,940
Commercial real estate: other construction & land development	2,092	116	1,884,139	15,007
Commercial real estate: farmland & commercial	3,509	—	1,946,389	19,353
Commercial real estate: multifamily	507	—	225,750	1,808
Residential: first lien	6,244	—	439,556	3,467
Residential: junior lien	901	—	726,400	7,719
Consumer	1,175	—	45,141	447
Foreign	293	—	150,224	871

Total	$23,900	$772	$6,537,389	$60,612

	December 31, 2017
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$17,947	$300	$1,068,520	$27,605
Commercial real estate: other construction & land development	2,455	116	1,681,095	11,559
Commercial real estate: farmland & commercial	33,123	18	2,010,162	16,645
Commercial real estate: multifamily	476	—	192,440	1,109
Residential: first lien	6,852	—	425,925	2,950
Residential: junior lien	723	—	700,025	6,103
Consumer	1,281	—	48,262	440
Foreign	347	—	158,539	842

Total	$63,204	$434	$6,284,968	$67,253

The decrease in loans individually evaluated for impairment at December 31, 2018 compared to December 31, 2017, can be attributed to the foreclosure on a relationship primarily secured by a water park and the foreclosure of the collateral on a relationship secured by multiple pieces of transportation equipment.  The foreclosure of the collateral securing the two relationships is also impacting the balances reported as impaired loans in the following tables. Loans accounted for on a non‑accrual basis at December 31, 2018, 2017 and 2016 amounted to $15,791,000, $54,730,000 and $37,245,000, respectively. The effect of such non‑accrual loans reduced interest income by approximately $1,119,000,

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

$977,000 and $2,461,000 for the years ended December 31, 2018, 2017 and 2016, respectively. Amounts received on non‑accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2018, 2017 and 2016 amounted to approximately $40,674,000, $7,257,000 and $5,226,000, respectively and can be attributed to a relationship that is secured by multiple pieces of real property on which car dealerships are operated.

The table below provides additional information on loans accounted for on a non‑accrual basis by loan class:

	December 31, 2018	December 31, 2017
	(Dollars in Thousands)
Domestic
Commercial	$9,143	$17,909
Commercial real estate: other construction & land development	2,092	2,455
Commercial real estate: farmland & commercial	3,509	33,123
Commercial real estate: multifamily	507	476
Residential: first lien	347	712
Residential: junior lien	171	11
Consumer	22	44
Total non-accrual loans	$15,791	$54,730

Impaired loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. We have identified these loans through our normal loan review procedures. Impaired loans are measured based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of our impaired loans are measured at the fair value of the collateral. In limited cases, we may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent.

The following tables detail key information regarding our impaired loans by loan class for the year ended December 31, 2018:

	December 31, 2018
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$1,563	$2,161	$656	$1,741	$—
Commercial real estate: other construction & land development	135	169	116	141	—
Total impaired loans with related allowance	$1,698	$2,330	$772	$1,882	$—

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2018
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$7,616	$7,730	$16,194	$3
Commercial real estate: other construction & land development	1,957	2,205	2,151	—
Commercial real estate: farmland & commercial	3,509	4,031	36,632	—
Commercial real estate: multifamily	507	538	565	—
Residential: first lien	6,244	6,386	7,136	305
Residential: junior lien	901	911	976	44
Consumer	1,175	1,190	1,211	2
Foreign	293	293	327	14
Total impaired loans with no related allowance	$22,202	$23,284	$65,192	$368

The following tables detail key information regarding our impaired loans by loan class for the year ended December 31, 2017:

	December 31, 2017
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial real estate: other construction & land development	$1,300	$1,577	$300	1,346	—
Commercial real estate: farmland & commercial	145	169	116	150	—
Commercial real estate: multifamily	449	590	18	489	—
Total impaired loans with related allowance	$1,894	$2,336	$434	$1,985	$—

	December 31, 2017
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$16,646	$44,095	$19,615	$3
Commercial real estate: other construction & land development	2,310	2,455	3,493	—
Commercial real estate: farmland & commercial	32,675	33,275	38,536	—
Commercial real estate: multifamily	476	505	511	—
Residential: first lien	6,852	6,968	7,249	324
Residential: junior lien	723	736	970	45
Consumer	1,281	1,283	1,293	3
Foreign	347	347	750	16
Total impaired loans with no related allowance	$61,310	$89,664	$72,417	$391

A portion of the impaired loans have adequate collateral and credit enhancements not requiring a related allowance for loan loss. Management is confident our loss exposure regarding these credits will be significantly reduced due to our long‑standing practices that emphasize secured lending with strong collateral positions and guarantor support. Management is likewise confident the reserve for probable loan losses is adequate.

Management recognizes the risks associated with these impaired loans.  However, management's decision to place loans in this category does not necessarily mean that losses will occur. In the current environment, troubled loan management can be protracted because of the legal and process problems that delay the collection of an otherwise collectible loan.  Additionally, management believes that the collateral related to these impaired loans and/or the secondary support from guarantors mitigates the potential for losses from impaired loans.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table details loans accounted for as “troubled debt restructuring,” segregated by loan class.  Loans accounted for as troubled debt restructuring are included in impaired loans.

	December 31, 2018	December 31, 2017
	(Dollars in Thousands)
Domestic
Commercial	$35	$6,910
Commercial real estate: farmland & commercial	—	—
Residential: first lien	5,947	6,140
Residential: junior lien	730	712
Consumer	1,153	1,237
Foreign	293	347

Total troubled debt restructuring	$8,158	$15,346

The Subsidiary Banks charge-off that portion of any loan which management considers to represent a loss, as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial and industrial or real estate loans are generally considered by management to represent a loss, in whole or part, when an exposure beyond any collateral coverage is apparent and when no further collection of the loss portion is anticipated based on the borrower’s financial condition and general economic conditions in the borrower’s industry. Generally, unsecured consumer loans are charged‑off when 90 days past due.

While management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged‑off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of our management that the allowance for probable loan losses at December 31, 2018 and December 31, 2017, was adequate to absorb probable losses from loans in the portfolio at that date.

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2018
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$4,651	$1,089	$19,851	$10,890	$25,591	$1,103,378	$1,128,969
Commercial real estate: other construction & land development	727	1,707	922	16	3,356	1,882,875	1,886,231
Commercial real estate: farmland & commercial	2,928	784	27,239	24,910	30,951	1,918,947	1,949,898
Commercial real estate: multifamily	927	—	578	71	1,505	224,752	226,257
Residential: first lien	3,998	1,677	3,362	3,079	9,037	436,763	445,800
Residential: junior lien	1,155	618	1,108	937	2,881	724,420	727,301
Consumer	486	19	45	32	550	45,766	46,316
Foreign	1,106	117	739	739	1,962	148,555	150,517
Total past due loans	$15,978	$6,011	$53,844	$40,674	$75,833	$6,485,456	$6,561,289

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2017
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$3,790	$398	$18,308	$537	$22,496	$1,063,971	$1,086,467
Commercial real estate: other construction & land development	354	308	820	6	1,482	1,682,068	1,683,550
Commercial real estate: farmland & commercial	3,925	518	31,133	954	35,576	2,007,709	2,043,285
Commercial real estate: multifamily	84	—	476	—	560	192,356	192,916
Residential: first lien	4,295	2,458	4,095	3,861	10,848	421,929	432,777
Residential: junior lien	1,310	580	1,110	1,099	3,000	697,748	700,748
Consumer	868	98	160	133	1,126	48,417	49,543
Foreign	1,229	69	667	667	1,965	156,921	158,886
Total past due loans	$15,855	$4,429	$56,769	$7,257	$77,053	$6,271,119	$6,348,172

The increase in the commercial real estate: farmland and commercial in the 90 days and greater category at December 31, 2018 compared to December 31, 2017 can be attributed to a relationship that is secured by multiple pieces of real property on which car dealerships are operated.  The relationship remained on accrual since we had a court approved debtor in possession plan that provided that the sponsors of the plan would assume full responsibility for the plan, including accrued and unpaid interest.  Our internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we could sustain some future loss if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits in accordance with the provision of. ASC 310‑10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310‑10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of our loans evaluated as impaired under ASC 310‑10 are measured using the fair value of collateral method. In limited cases, we may use other methods to determine the specific reserve of a loan under ASC 310‑10 if such loan is not collateral dependent.

The allowance based on historical loss experience on our remaining loan portfolio, which includes the “Special Review Credits,” “Watch List—Pass Credits,” and “Watch List—Substandard Credits” is determined by segregating the remaining loan portfolio into certain categories such as commercial loans, installment loans, international loans, loan concentrations and overdrafts. Installment loans are then further segregated by number of days past due. A historical loss percentage, adjusted for (i) management’s evaluation of changes in lending policies and procedures, (ii) current economic conditions in the market area served, (iii) other risk factors, (iv) the effectiveness of the internal loan review function, (v) changes in loan portfolios, and (vi) the composition and concentration of credit volume is applied to each category. Each category is then added together to determine the allowance allocated under ASC 450‑20.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

		December 31, 2018
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$998,625	$441	$44,544	$76,180	$9,179
Commercial real estate: other construction & land development	1,817,098	1,648	9,055	56,338	2,092
Commercial real estate: farmland & commercial	1,726,711	62,046	38,373	119,259	3,509
Commercial real estate: multifamily	224,823	—	—	927	507
Residential: first lien	438,773	—	142	641	6,244
Residential: junior lien	725,538	—	862	—	901
Consumer	45,141	—	—	—	1,175
Foreign	150,224	—	—	—	293
Total	$6,126,933	$64,135	$92,976	$253,345	$23,900

		December 31, 2017
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$905,707	$—	$3,170	$159,643	$17,947
Commercial real estate: other construction & land development	1,616,604	1,288	672	62,531	2,455
Commercial real estate: farmland & commercial	1,863,763	5,134	41,820	99,445	33,123
Commercial real estate: multifamily	192,440	—	—	—	476
Residential: first lien	425,811	40	—	74	6,852
Residential: junior lien	699,875	150	—	—	723
Consumer	48,262	—	—	—	1,281
Foreign	158,539	—	—	—	347
Total	$5,911,001	$6,612	$45,662	$321,693	$63,204

The increase in special review credits in the commercial real estate:  farmland and commercial for December 31, 2018 compared to December 31, 2017 can be attributed to a relationship secured by children’s learning centers reclassified from the Pass category.  The increase in Watch-List Pass commercial credits can be attributed to the reclassification of a relationship in the oil and gas production business from Watch-List Substandard. The decrease in Watch-List Substandard for December 31, 2018 can be attributed to the payoff of a relationship secured by barges used in the transportation of petroleum products, the reclassification of a relationship secured by accounts receivable to Pass and the previously mentioned reclassification of the relationship in the oil and gas production business to Watch-List Pass.  The increase in Watch-List Substandard commercial credits for December 31, 2018 can be attributed to a relationship secured by real property on which car dealerships are operated from the Pass category.  The decrease in Watch-List Impaired credits in the commercial real estate:  farmland and commercial at December 31, 2018 can be attributed to the foreclosure of a loan relationship primarily secured by a water park.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2018 and 2017 were as follows:

	Estimated
	useful lives				2018	2017
					(Dollars in Thousands)
Bank buildings and improvements	5	-	40	years	$563,302	$550,094
Furniture, equipment and vehicles	1	-	20	years	292,958	289,743
Land					118,806	123,087
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7	-	27	years	—	—
Less: accumulated depreciation					(468,167)	(448,470)
Bank premises and equipment, net					$506,899	$514,454

(6) Goodwill and Other Intangible Assets

The majority of our identified intangibles are in the form of amortizable core deposit premium.  A small portion of the fully amortized identified intangibles represent identified intangibles in the acquisition of the rights to the insurance agency contracts of InsCorp, Inc., acquired in 2008. Information on our identified intangible assets follows:

	Carrying	Accumulated
	Amount	Amortization	Net
	(Dollars in Thousands)
December 31, 2018:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—
December 31, 2017:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—

Amortization expense of intangible assets for the years ended December 31, 2018, 2017 and 2016, was $0, $0 and $25,000, respectively.

There were no changes in the carrying amount of goodwill for the years ended December 31, 2018 and 2017.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

Deposits as of December 31, 2018 and 2017 and related interest expense for the years ended December 31, 2018, 2017 and 2016 were as follows:

	2018	2017
	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$2,758,768	$2,609,932
Foreign	696,072	633,323
Total demand non-interest bearing	3,454,840	3,243,255
Savings and interest bearing demand
Domestic	2,531,854	2,615,143
Foreign	736,383	629,988
Total savings and interest bearing demand	3,268,237	3,245,131
Time, certificates of deposit $100,000 or more
Domestic	590,895	637,006
Foreign	807,486	808,881
Less than $100,000
Domestic	323,377	354,998
Foreign	251,710	255,621
Total time, certificates of deposit	1,973,468	2,056,506
Total deposits	$8,696,545	$8,544,892

	2018	2017	2016
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$11,029	$5,453	$3,922
Foreign	1,735	755	640
Total savings and interest bearing demand	12,764	6,208	4,562
Time, certificates of deposit $100,000 or more
Domestic	4,741	3,644	3,881
Foreign	5,798	4,105	3,929
Less than $100,000
Domestic	1,589	1,312	1,447
Foreign	968	675	706
Total time, certificates of deposit	13,096	9,736	9,963
Total interest expense on deposits	$25,860	$15,944	$14,525

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of time deposits as of December 31, 2018 were as follows:

Total
(in thousands)
2019	$1,786,776
2020	138,105
2021	31,665
2022	15,717
2023	1,096
Thereafter	109
Total	$1,973,468

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2018, were as follows:

Total
(in thousands)
Due within 3 months or less	$500,836
Due after 3 months and within 6 months	337,349
Due after 6 months and within 12 months	433,628
Due after 12 months	126,568
$1,398,381

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2018 and December 31, 2017 were $869,000 and $894,000, in thousands, respectively.

(8) Securities Sold Under Repurchase Agreements

Our Subsidiary Banks have entered into repurchase agreements with an investment banking firm and individual customers of the Subsidiary Banks. The purchasers have agreed to resell to the Subsidiary Banks identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage‑backed securities and averaged $314,876,000 and $402,396,000 during 2018 and 2017, respectively, and the maximum amount outstanding at any month end during 2018 and 2017 was $370,495,000 and $514,616,000 respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Further information related to repurchase agreements at December 31, 2018 and 2017 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate
	(Dollars in Thousands)
December 31, 2018 term:
Overnight agreements	$357,642	$349,081	$218,852	0.85%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	11,444	11,096	11,137	1.27
Total	$369,086	$360,177	$229,989	0.87%
December 31, 2017 term:
Overnight agreements	$340,054	$334,506	$242,824	0.25%
1 to 29 days	—	—	—	—
30 to 90 days	109,300	107,238	100,000	3.99
Over 90 days	11,327	11,168	10,981	0.74
Total	$460,681	$452,912	$353,805	1.32%

The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(9) Other Borrowed Funds

Other borrowed funds include Federal Home Loan Bank borrowings, which are short and long‑term fixed borrowings issued by the Federal Home Loan Bank of Dallas and the Federal Home Loan Bank of Topeka at the market price offered at the time of funding. These borrowings are secured by mortgage‑backed investment securities and a portion of our loan portfolio.

Further information regarding our other borrowed funds at December 31, 2018 and 2017 is set forth in the following table:

	December 31,
	2018	2017
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$268,975	$945,225
Rate on balance outstanding at year end	2.70%	1.44%
Average daily balance	$621,357	$839,858
Average rate	1.97%	1.23%
Maximum amount outstanding at any month end	$1,007,100	$1,043,250
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$436,690	$250,000
Rate on balance outstanding at year end	1.73%	1.26%
Average daily balance	$302,373	$51,644
Average rate	1.71%	1.26%
Maximum amount outstanding at any month end	$436,700	$250,000

(1)

Long-term advances at December 31, 2018 consisted of both amortizing and non-amortizing advances.  The non-amortizing advances mature in the following increments:  $75,000,000 in July 2028, $100,000,000 in March 2033 and $250,000,000 in August 2033 and are callable by the FHLB on an annual basis.  Two amortizing advances are outstanding at December 31, 2018 in the amounts of $3,200,000 and $8,490,000 and mature in December 2033 and November 2033, respectively.  The amortization on the amortizing long-term advances totals approximately $179,000 per year for each of the next five years.  Long-term advances outstanding at December 31, 2017 mature in the following increments:  $100,000,000 in

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

November 2027 and $150,000,000 in December 2027 and are callable by the FHLB on a quarterly basis.

(10) Junior Subordinated Deferrable Interest Debentures

We have formed six statutory business trusts under the laws of the State of Delaware for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) we issued. As of December 31, 2018 and December 31, 2017, the principal amount of debentures outstanding totaled $160,416,000.

The Debentures are subordinated and junior in right of payment to all our present and future senior indebtedness (as defined in the respective indentures) and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. We have fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. We have the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts VI, VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2018 and December 31, 2017, the total $160,416,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2018:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing	Interest	Interest				Optional
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Redemption Date(1)
	(Dollars in Thousands)
Trust VI	$25,774	Quarterly	6.07%	LIBOR	+	3.45	November 2032	February 2008
Trust VIII	25,774	Quarterly	5.49%	LIBOR	+	3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	4.02%	LIBOR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	4.19%	LIBOR	+	1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	4.02%	LIBOR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	4.19%	LIBOR	+	1.45	September 2037	September 2012
	$160,416

(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2018, 2017, and 2016 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2018:
Basic EPS
Net income available to common shareholders	$215,931	66,106,580	$3.27
Potential dilutive common shares and warrants	—	527,240
Diluted EPS	$215,931	66,633,820	$3.24
December 31, 2017:
Basic EPS
Net income available to common shareholders	$157,436	66,046,155	$2.38
Potential dilutive common shares and warrants	—	732,281
Diluted EPS	$157,436	66,778,436	$2.36
December 31, 2016:
Basic EPS
Net income available to common shareholders	$133,932	65,967,989	$2.03
Potential dilutive common shares	—	345,501
Diluted EPS	$133,932	66,313,490	$2.02

(12) Employees’ Profit Sharing Plan

We have a deferred profit sharing plan for full‑time employees with a minimum of one year of continuous employment. Our annual contribution to the plan is based on a percentage, as determined by our Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,850,000 $3,750,000 and $3,650,000 were charged to income for the years ended December 31, 2018, 2017, and 2016, respectively.

(13) International Operations

We provide international banking services for our customers through our Subsidiary Banks. Neither we nor our Subsidiary Banks have facilities located outside the United States. International operations are distinguished from domestic operations based upon the domicile of the customer.

Because the resources we employ are common to both international and domestic operations, it is not practical to determine net income generated exclusively from international activities.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of assets attributable to international operations at December 31, 2018 and 2017 are as follows:

	2018	2017
	(Dollars in Thousands)
Loans:
Commercial	$101,955	$113,019
Others	48,562	45,867
	150,517	158,886
Less allowance for probable loan losses	(871)	(842)
Net loans	$149,646	$158,044
Accrued interest receivable	$811	$671

At December 31, 2018, we had $119,302,000 in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $5,412,000, $5,248,000 and $5,495,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

(14) Income Taxes

We file a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2018	2017	2016
	(Dollars in Thousands)
Current
U.S.	$48,144	$56,974	$52,403
State	3,370	2,662	3,362
Foreign	(5)	—	—
Total current taxes	51,509	59,636	55,765
Deferred
U.S.	5,130	4,620	7,279
State	13	(50)	27
Total deferred taxes	5,143	4,570	7,306
Total income taxes	$56,652	$64,206	$63,071

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 21% for 2018 and 35% for 2017 and 2016 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2018	2017	2016
	(Dollars in Thousands)
Computed expected tax expense	$57,831	$77,643	$69,253
Change in taxes resulting from:
Tax-exempt interest income	(3,101)	(4,701)	(3,940)
State tax, net of federal income taxes, tax credit and refunds	2,673	1,697	3,287
Resolution of IRS exam	—	(4,985)	—
Other investment income	(1,561)	(3,198)	(3,694)
Deferred tax adjustment due to federal tax rate change	(1,618)	(3,168)	—
Net investment expense, low income housing investments	2,518	387	—
Other	(90)	531	(1,835)
Actual tax expense	$56,652	$64,206	$63,071

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2018 and 2017 are reflected below:

	2018	2017
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$12,257	$14,546
Other real estate owned	2,459	2,053
Impairment charges on available-for-sale securities	1,054	844
Accrued expenses	81	81
Net unrealized losses on available for sale investment securities	15,182	9,680
Other	5,076	4,434
Total deferred tax assets	36,109	31,638
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(12,596)	(10,940)
Identified intangible assets and goodwill	(13,490)	(13,417)
Other	(14,787)	(12,474)
Total deferred tax liabilities	(40,873)	(36,831)
Net deferred tax liability	$(4,764)	$(5,193)

The net deferred tax liability of $4,764,000 at December 31, 2018 and $5,193,000 at December 31, 2017 is included in other liabilities in the consolidated statements of condition.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law.  The Tax Act materially changes U.S. corporate income tax rates, among other things.  We were in a net deferred tax liability position at the time the Tax Act was enacted and subsequently revalued the carrying value of the net deferred liability and its components to the new 21% effective tax rate.  The change in the tax rate resulted in a net benefit to us of $4,786,000 and was included as a reduction to income tax expense in the consolidated income statement.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(15) Stock Options

On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the “2012 Plan”). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options (“ISOs”) and non‑qualified stock options (“NQSOs”) may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2018, 10,700 shares were available for future grants under the 2012 Plan.

The fair value of each option award granted under the plan is estimated on the date of grant using a Black‑Scholes‑Merton option valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the price of our stock. We use historical data to estimate the expected dividend yield and employee termination rates within the valuation model. The expected term of options is derived from historical exercise behavior. The risk‑free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2018	2017
Expected Life (Years)	7.00	—
Dividend yield	1.73%	—%
Interest rate	2.68%	—%
Volatility	31.65%	—%

(1) No stock options were granted during the twelve months ended December 31, 2017.

A summary of option activity under the stock option plans for the twelve months ended December 31, 2018 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2017	668,166	$20.41
Plus: Options granted	234,700	38.27
Less:
Options exercised	84,701	17.89
Options expired	—	—
Options forfeited	29,188	22.73
Options outstanding at December 31, 2018	788,977	25.91	6.07	$7,587

Options fully vested and exercisable at December 31, 2018	310,108	$19.93	4.21	$4,486

Stock‑based compensation expense included in the consolidated statements of income for the years ended December 31, 2018, 2017 and 2016 was approximately $1,035,000, $903,000 and $1,082,000, respectively. As of December 31, 2018, there was approximately $2,798,000 of total unrecognized stock‑based compensation cost related to non‑vested options granted under our plans that will be recognized over a weighted average period of 2.1 years.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other information pertaining to option activity during the twelve month period ending December 31, 2018, 2017 and 2016 is as follows:

	Twelve Months Ended December 31,
	2018	2017	2016
Weighted average grant date fair value of stock options granted	$11.78	$—	$8.74
Total fair value of stock options vested	$1,077,000	$1,182,000	$1,015,000
Total intrinsic value of stock options exercised	$2,045,000	$2,595,000	$792,000

(1) No stock options were granted during the twelve months ended December 31, 2017.

(16) Long Term Restricted Stock Units

As a former participant in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”) we were subject to certain compensation restrictions, including a prohibition on the payment or accrual of any bonuses to certain officers and employees except for awards of CPP‑compliant long‑ term restricted stock and stock units.

On December 18, 2009, our board of directors (the “Board”) adopted the 2009 International Bancshares Corporation Long‑Term Restricted Stock Unit Plan (the “Plan”) to give us additional flexibility in the compensation of our officers, employees, consultants and advisors in compliance with all applicable laws and restrictions.

The Plan authorizes us to issue Restricted Stock Units (“RSUs”) to our officers, employees, consultants and advisors.  On December 18, 2009, pursuant to the Plan, the Board adopted resolutions creating the Long‑Term Restricted Stock Unit Plan Committee to administer the Plan. RSUs issued under the Plan are not equity and are payable only in cash. The Plan provides for both the issuance of CPP‑compliant long‑term RSUs as well as RSUs that are not CPP‑compliant.  No grants have been made under the Plan since December 2012 and there are currently no outstanding grants under the Plan.

(17) Commitments, Contingent Liabilities and Other Matters

We lease portions of our banking premises and equipment under operating leases. Total rental expense for the years ended December 31, 2018, 2017 and 2016 were approximately $5,257,000, $5,258,000 and $5,870,000, respectively. Future minimum lease payments due under non‑cancellable operating leases at December 31, 2018 were as follows:

Fiscal year ending:

Total
(in thousands)
2019	$3,443
2020	3,246
2021	2,272
2022	579
2023	212
Thereafter	275
Total	$10,027

It is expected that certain leases will be renewed as these leases expire. Aggregate future minimum rentals to be received under non‑cancellable sub‑leases greater than one year at December 31, 2018 were $82,690,000.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Cash of approximately $115,721,000 and $116,129,000 at December 31, 2018 and 2017, respectively, was maintained to satisfy regulatory reserve requirements.

We are involved in various legal proceedings that are in various stages of litigation. We have determined, based on discussions with our counsel that any material loss in such actions, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material to our consolidated statements of condition and related statements of income, comprehensive income, shareholders’ equity and cash flows. However, many of these matters are in various stages of proceedings and further developments could cause management to revise its assessment of these matters.

(18) Transactions with Related Parties

In the ordinary course of business, the Subsidiary Banks make loans to our directors and executive officers, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $33,042,000 and $27,626,000 at December 31, 2018 and 2017, respectively.

(19) Financial Instruments with Off‑Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the Subsidiary Banks are party to financial instruments with off‑statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the Subsidiary Banks have in particular classes of financial instruments. At December 31, 2018, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$2,935,768,000
Credit card lines	21,114,000
Standby letters of credit	111,229,000
Commercial letters of credit	8,073,000

We enter into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, we are required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2018, the maximum potential amount of future payments is approximately $111,229,000. At December 31, 2018, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $42,729,000 and $35,409,000 at December 31, 2018 and 2017, respectively.

We enter into commercial letters of credit on behalf of our customers which authorize a third party to draw drafts upon us up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on our part to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The Subsidiary Banks’ exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The Subsidiary Banks use the same credit policies in making commitments and conditional obligations as they do for on‑statement of condition instruments. The Subsidiary Banks control the credit risk of these transactions through credit approvals, limits and monitoring procedures. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates normally less than one year or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Subsidiary Banks evaluate each customer’s credit‑worthiness on a case‑by‑case basis. The amount of collateral obtained, if deemed necessary by the Subsidiary Banks upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include residential and commercial real estate, bank certificates of deposit, accounts receivable and inventory.

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

(20) Capital Requirements

On December 23, 2008, as part of the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury (“Treasury”), we issued to the Treasury a warrant to purchase 1,326,238 shares of our common stock at a price per share of $24.43 and with a term of ten years (the “Warrant”).

On June 12, 2013, the U.S. Treasury sold the Warrant to a third party. On September 19, 2018, we entered into an agreement to repurchase the Warrant from the third party at an aggregate purchase price of $29,005,000, which transaction was consummated in the third quarter of 2018. The repurchase of the outstanding Warrant eliminates any restrictions on certain shareholder distributions or payment of cash dividends in excess of $0.33 per semi-annual period that would have impacted the exercise price of the Warrant while it remained outstanding.

Bank regulatory agencies limit the amount of dividends, which the Subsidiary Banks can pay, without obtaining prior approval from such agencies. At December 31, 2018, the Subsidiary Banks could pay dividends of up to $768,900,000 without prior regulatory approval and without adversely affecting their “well‑capitalized” status under regulatory capital rules in effect at December 31, 2018. In addition to legal requirements, regulatory authorities also consider the adequacy of the Subsidiary Banks’ total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. We historically have not allowed any Subsidiary Bank to pay dividends in such a manner as to impair its capital adequacy.

We and the Subsidiary Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off‑statement of condition items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Current quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk‑weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2018, that we met all capital adequacy requirements to which we are subject.

       In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6%

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the new rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase in period for mandatory compliance and we were required to begin to phase in the new rules beginning on January 1, 2015.  Management believes, as of December 31, 2018, that we will meet all capital adequacy requirements once the capital conservation is fully phased-in.

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

As of December 31, 2018, our capital levels exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to us. Based on the ratios presented below, capital levels as of December 31, 2018 exceed the minimum levels necessary to be considered “well capitalized.”

On May 24, 2018, the EGRRCPA was enacted and, among other things, it includes a simplified capital rule change which effectively exempts banks with assets of less than $10 billion that exceed the “community bank leverage ratio,” from all risk-based capital requirements, including Basel III and its predecessors. The federal banking agencies must establish the “community bank leverage ratio” (a ratio of tangible equity to average consolidated assets) between 8% and 10% before community banks can begin to take advantage of this regulatory relief provision. Some of the Subsidiary Banks, with assets of less than $10 billion, may qualify for this exemption. Additionally, under the EGRRCPA, qualified bank holding companies with assets of up to $3 billion (currently $1 billion) will be eligible for the Federal Reserve’s Small Bank Holding Company Policy Statement, which eases limitations on the issuance of debt by holding companies. On August 28, 2018, the Federal Reserve issued an interim final rule expanding the applicability of its Small Bank Holding Company Policy Statement. While holding companies that meet the conditions of the policy statement are excluded from consolidated capital requirements, their depository institutions continue to be subject to minimum capital requirements. Finally, for banks that continue to be subject to the risk-based capital rules of Basel III (e.g., 150%), certain commercial real estate loans that were formally classified as high volatility commercial real estate 31 (“HVCRE”) will not be subject to heightened risk weights if they meet certain criteria. Also, while acquisition, development, and construction (“ADC”) loans will generally be subject to heightened risk weights, certain exceptions will apply. On September 18, 2018, the federal banking agencies issued a proposed rule modifying the agencies’ capital rules for HVCRE.

As of December 31, 2018, the most recent notification from the Federal Deposit Insurance Corporation categorized all the Subsidiary Banks as well‑capitalized under the regulatory framework for prompt corrective action. To be categorized as “well‑capitalized,” we must maintain minimum Total risk‑based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed our categorization as well‑capitalized.

In December 2018, the federal bank regulators issued a final rule that would provide an optional three-year phase-in period for the day-one regulatory capital effects of the adoption of ASU 2016-13 to ASC 326 “Financial Instruments – Credit Losses,” as amended, on January 1, 2020.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2018 under current guidelines are presented in the following table:

			For Capital Adequacy		To Be Well-Capitalized
			Purposes		Under Prompt Corrective
	Actual		Phase In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2018:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,711,682	17.55%	$621,850	6.375%	N/A	N/A
International Bank of Commerce, Laredo	1,201,462	17.24	444,207	6.375	$452,917	6.50%
International Bank of Commerce, Oklahoma	188,997	13.95	86,344	6.375	88,037	6.50
International Bank of Commerce, Brownsville	177,456	24.73	45,741	6.375	46,638	6.50
International Bank of Commerce, Zapata	70,984	30.77	14,707	6.375	14,996	6.50
Commerce Bank	89,305	32.95	17,276	6.375	17,615	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$1,925,905	19.74%	$963,258	9.875%	N/A	N/A
International Bank of Commerce, Laredo	1,248,107	17.91	688,086	9.875	$696,796	10.00%
International Bank of Commerce, Oklahoma	198,293	14.64	133,749	9.875	135,442	10.00
International Bank of Commerce, Brownsville	183,554	25.58	70,854	9.875	71,750	10.00
International Bank of Commerce, Zapata	73,726	31.96	22,782	9.875	23,070	10.00
Commerce Bank	90,894	33.54	26,761	9.875	27,100	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,859,536	19.06%	$768,168	7.875%	N/A	N/A
International Bank of Commerce, Laredo	1,201,462	17.24	548,727	7.875	$557,437	8.00%
International Bank of Commerce, Oklahoma	188,997	13.95	106,660	7.875	108,354	8.00
International Bank of Commerce, Brownsville	177,456	24.73	56,503	7.875	57,400	8.00
International Bank of Commerce, Zapata	70,984	30.77	18,168	7.875	18,456	8.00
Commerce Bank	89,305	32.95	21,341	7.875	21,680	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,859,536	15.87%	$468,593	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,201,462	14.45	332,507	4.00	415,634	5.00%
International Bank of Commerce, Oklahoma	188,997	12.53	60,344	4.00	75,430	5.00
International Bank of Commerce, Brownsville	177,456	17.25	41,144	4.00	51,430	5.00
International Bank of Commerce, Zapata	70,984	16.22	17,507	4.00	21,884	5.00
Commerce Bank	89,305	15.53	23,000	4.00	28,750	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2017 are also presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2017:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,584,665	17.11%	$532,579	5.750%	N/A	N/A
International Bank of Commerce, Laredo	1,119,173	17.10	376,245	5.750	$425,320	6.50%
International Bank of Commerce, Oklahoma	169,279	13.41	72,586	5.750	82,054	6.50
International Bank of Commerce, Brownsville	165,034	25.94	36,583	5.750	41,355	6.50
International Bank of Commerce, Zapata	66,406	30.58	12,487	5.750	14,116	6.50
Commerce Bank	79,330	33.22	13,733	5.750	15,524	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$1,807,107	19.51%	$856,757	9.250%	N/A	N/A	%
International Bank of Commerce, Laredo	1,173,068	17.93	605,263	9.250	$654,339	10.00
International Bank of Commerce, Oklahoma	178,057	14.11	116,769	9.250	126,237	10.00
International Bank of Commerce, Brownsville	170,613	26.82	58,851	9.250	63,623	10.00
International Bank of Commerce, Zapata	68,718	31.64	20,088	9.250	21,717	10.00
Commerce Bank	81,278	34.03	22,092	9.250	23,884	10.00
Tier 1 Capital (to Risk Weighted Assets):							%
Consolidated	$1,734,595	18.73%	$671,512	7.250%	N/A	N/A
International Bank of Commerce, Laredo	1,119,173	17.10	474,395	7.250	$523,471	8.00
International Bank of Commerce, Oklahoma	169,279	13.41	91,521	7.250	100,989	8.00
International Bank of Commerce, Brownsville	165,034	25.94	46,127	7.250	50,899	8.00
International Bank of Commerce, Zapata	66,406	30.58	15,745	7.250	17,374	8.00
Commerce Bank	79,330	33.22	17,316	7.250	19,107	8.00%
Tier 1 Capital (to Average Assets):
Consolidated	$1,734,595	14.62%	$474,675	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,119,173	13.44	333,166	4.00	416,458	5.00
International Bank of Commerce, Oklahoma	169,279	11.31	59,854	4.00	74,818	5.00
International Bank of Commerce, Brownsville	165,034	17.17	38,440	4.00	48,050	5.00
International Bank of Commerce, Zapata	66,406	14.20	18,701	4.00	23,376	5.00
Commerce Bank	79,330	14.56	21,789	4.00	27,236	5.00

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy is set forth below.

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2018 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2018	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale debt securities
Residential mortgage-backed securities	$3,223,010	$—	$3,223,010	$—
States and political subdivisions	188,340	—	188,340	—
Equity securities with readily determinable fair values	5,937	5,937	—	—
	$3,417,287	$5,937	$3,411,350	$—

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2017 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2017	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage - backed securities	$3,891,233	$—	$3,891,233	$—
States and political subdivisions	232,951	—	232,951	—
Equity securities with readily determinable fair values	27,886	27,886	—	—
	$4,152,070	$27,886	$4,124,184	$—

For the years ended December 31, 2018 and December 31, 2017, debt investment securities available‑for‑sale are classified within Level 2 of the valuation hierarchy.  Equity securities with readily determinable fair values are classified within Level 1. For debt securities classified as Level 2 in the fair value hierarchy, we obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table represents financial instruments measured at fair value on a non‑recurring basis as of and for the period ended December 31, 2018 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net Provision
	Year ended	Identical	Observable	Unobservable	(Credit)
	December 31,	Assets	Inputs	Inputs	During
	2018	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$1,563	$—	$—	$1,563	$356
Other real estate owned	38,871	—	—	38,871	3,071

The following table represents financial instruments measured at fair value on a non‑recurring basis as of and for the year ended December 31, 2017 by level within the fair value measurement hierarchy:

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

Our assets measured at fair value on a non-recurring basis are limited to impaired loans and other real estate owned.  Impaired loans are classified within Level 3 of the valuation hierarchy.  The fair value of impaired loans is derived in accordance with FASB ASC 310, “Receivables”.  Impaired loans are primarily comprised of collateral-dependent commercial loans.   Understanding that as the primary sources of loan repayments decline, the secondary repayment source comes into play and correctly evaluating the fair value of that secondary source, the collateral, becomes even more important.  Re-measurement of the impaired loan to fair value is done through a specific valuation allowance included in the allowance for probable loan losses.  The fair value of impaired loans is based on the fair value of the collateral, as determined through either an appraisal or evaluation process.  The basis for our appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are “as is” (the property’s highest and best use) valuations based on the current conditions of the property/project at that point in time.  The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable.  As of December 31, 2018, we had approximately $14,306,000 of impaired commercial collateral dependent loans, of which approximately $10,911,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $0 had an evaluation performed within the immediately preceding twelve months. As of December 31, 2017, we had approximately $53,267,000 of impaired commercial collateral dependent loans, of which

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

approximately $18,585,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $0 had an evaluation performed within the immediately preceding twelve months.

The determination to either seek an appraisal or to perform an evaluation begins in weekly credit quality meetings, where the committee analyzes the existing collateral values of the impaired loans and where obsolete appraisals are identified.  In order to determine whether we would obtain a new appraisal or perform an internal evaluation to determine the fair value of the collateral, the credit committee reviews the existing appraisal to determine if the collateral value is reasonable in view of the current use of the collateral and the economic environment related to the collateral.  If the analysis of the existing appraisal does not find that the collateral value is reasonable under the current circumstances, we would obtain a new appraisal on the collateral or perform an internal evaluation of the collateral.  The ultimate decision to get a new appraisal rests with the independent credit administration group.  A new appraisal is not required if an internal evaluation, as performed by in-house experts, is able to appropriately update the original appraisal assumptions to reflect current market conditions and provide an estimate of the collateral’s market value for impairment analysis.  The internal evaluations must be in writing and contain sufficient information detailing the analysis, assumptions and conclusions and they must support performing an evaluation in lieu of ordering a new appraisal.

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within Level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2018, December 31, 2017 and December 31, 2016, respectively we recorded approximately $170,000, $30,000 and $381,000 in charges to the allowance for probable loan losses in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2018, December 31, 2017 and December 31, 2016, respectively, we recorded approximately $3,071,000, $710,000 and $2,351,000 in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for our financial instruments at December 31, 2018 and December 31, 2017 are outlined below.

Cash and Cash Equivalents

For these short‑term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities held‑to‑maturity

The carrying amounts of investments held‑to‑maturity approximate fair value.

Investment Securities

For debt investment securities, which include U.S. Treasury securities, obligations of other U.S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. See disclosures of fair value of investment securities in Note 2.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans as outlined by regulatory reporting guidelines. Each category is segmented into fixed and variable interest rate terms and by performing and non‑performing categories.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2018 and December 31, 2017, the carrying amount of fixed rate performing loans was $1,515,437,000 and $1,505,531,000, respectively, and the estimated fair value was $1,469,231,000 and $1,454,434,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non‑interest bearing demand deposit accounts, savings accounts and interest bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2018 and December 31, 2017. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2018 and December 31, 2017, the carrying amount of time deposits was $1,973,468,000 and $2,056,506,000, respectively, and the estimated fair value was $1,976,156,000 and $2,058,621,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements include both short and long‑term maturities. Due to the contractual terms of the short‑term instruments, the carrying amounts approximated fair value at December 31, 2018 and December 31, 2017. The fair value of the long‑term instruments is based on established market spread using option adjusted spread methodology. Long‑term repurchase agreements are within Level 3 of the fair value hierarchy. The only remaining long-term repurchase agreement outstanding matured in the first quarter of 2018 and was not renewed.  At December 31, 2017 the carrying amount of long‑term repurchase agreements was $100,000,000 and the estimated fair value was $99,504,000.

Junior Subordinated Deferrable Interest Debentures

We currently have floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2018 and December 31, 2017.

Other Borrowed Funds

We currently have short and long‑term borrowings issued from the Federal Home Loan Bank (“FHLB”). Due to the contractual terms of the short‑term borrowings, the carrying amounts approximated fair value at December 31, 2018 and December 31, 2017. The long-term borrowings outstanding at December 31, 2018 and December 31, 2017 are fixed-rate borrowings and the fair value is based on established market spreads for similar types of borrowings.  The fixed-rate long-term borrowings are included in Level 2 of the fair value hierarchy.  At December 31, 2018, and December 31, 2017 the carrying amount of the fixed-rate long-term FHLB borrowings was $436,690,000 and $250,000,000, respectively and the estimated fair value was $436,238,000 and $249,728,000 respectively.

Commitments to Extend Credit and Letters of Credit

Commitments to extend credit and fund letters of credit are principally at current interest rates and therefore the carrying amount approximates fair value.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Limitations

Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time of our entire holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2018 and 2017

(Dollars in Thousands)

	2018	2017
ASSETS
Cash	$19,065	$18,398
Other investments	105,377	92,620
Investment in subsidiaries	1,987,293	1,878,521
Other assets	—	23,120
Total assets	$2,111,735	$2,012,659
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$160,416	$160,416
Due to IBC Trading	21	21
Other liabilities	11,716	13,242
Total liabilities	172,153	173,679
Shareholders’ equity:
Common shares	96,104	96,019
Surplus	145,283	171,816
Retained earnings	2,064,134	1,891,805
Accumulated other comprehensive (loss) income	(54,634)	(28,397)
	2,250,887	2,131,243
Less cost of shares in treasury	(311,305)	(292,263)
Total shareholders’ equity	1,939,582	1,838,980
Total liabilities and shareholders’ equity	$2,111,735	$2,012,659

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2018, 2017 and 2016

(Dollars in Thousands)

	2018	2017	2016
Income:
Dividends from subsidiaries	$105,000	$64,600	$84,432
Interest income on notes receivable	—	—	2
Interest income on other investments	8,208	8,100	8,958
Other	1,988	26	255
Total income	115,196	72,726	93,647
Expenses:
Interest expense (Debentures)	6,989	5,392	4,600
Other	2,930	5,648	3,637
Total expenses	9,919	11,040	8,237
Income before federal income taxes and equity in undistributed net income of subsidiaries	105,277	61,686	85,410
Income tax expense	481	(2,076)	311
Income before equity in undistributed net income of subsidiaries	104,796	63,762	85,099
Equity in undistributed net income of subsidiaries	111,135	93,674	48,833
Net income	$215,931	$157,436	$133,932

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2018, 2017 and 2016

(Dollars in Thousands)

	2018	2017	2016
Operating activities:
Net income	$215,931	$157,436	$133,932
Adjustments to reconcile net income to net cash provided by operating activities:
Investment securities transactions, net	—	(23)	—
Unrealized loss on equity securities with readily determinable fair values	330	—	—
Impairment charges on available for sale securities	—	—	112
Stock compensation expense	1,035	903	1,082
(Decrease) increase in other liabilities	(1,479)	(3,453)	3,901
Equity in undistributed net income of subsidiaries	(111,135)	(93,674)	(48,833)
Net cash provided by operating activities	104,682	61,189	90,194
Investing activities:
Principal collected on mortgage-backed securities	—	6,328	1,105
Net decrease in notes receivable	—	—	99
Increase in other assets and other investments	(7,891)	(25,348)	(27,834)
Net cash used in investing activities	(7,891)	(19,020)	(26,630)
Financing activities:
Redemption of long-term debt	—	—	(1,000)
Proceeds from stock transactions	1,522	1,455	549
Payments of cash dividends - common	(49,599)	(43,594)	(39,569)
Repurchase of outstanding common stock warrant	(29,005)	—	—
Purchase of treasury stock	(19,042)	(187)	(7,966)
Net cash used in financing activities	(96,124)	(42,326)	(47,986)
Increase (decrease) in cash	667	(157)	15,578
Cash at beginning of year	18,398	18,555	2,977
Cash at end of year	$19,065	$18,398	$18,555

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2018

Interest income	$120,975	118,374	115,066	111,407
Interest expense	14,240	13,500	12,793	12,135
Net interest income	106,735	104,874	102,273	99,272
Provision for probable loan losses	2,900	4,280	(2,730)	1,662
Non-interest income	41,261	42,503	42,303	38,975
Non-interest expense	71,924	78,067	80,601	68,909

Income before income taxes	73,172	65,030	66,705	67,676

Income taxes	14,643	13,935	13,818	14,256

Net income	$58,529	$51,095	$52,887	$53,420

Per common share:
Basic

Net income	$0.89	$0.77	$0.80	$0.81

Diluted

Net income	$0.88	$0.77	$0.79	$0.80

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2017

Interest income	$108,036	$106,945	$103,174	$96,981
Interest expense	10,895	9,993	8,797	9,246
Net interest income	97,141	96,952	94,377	87,735
Provision for probable loan losses	2,125	6,591	805	1,700
Non-interest income	37,362	41,366	33,963	37,715
Non-interest expense	72,698	71,711	73,713	75,626

Income before income taxes	59,680	60,016	53,822	48,124

Income taxes	14,445	20,388	13,253	16,120

Net income	$45,235	$39,628	$40,569	$32,004

Per common share:
Basic

Net income	$0.69	$0.60	$0.61	$0.48

Diluted

Net income	$0.68	$0.59	$0.61	$0.48

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Average Statements of Condition

(Dollars in Thousands)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2018, 2017, and 2016.  Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2018			2017			2016
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$6,307,948	369,761	5.86%	$6,026,180	$317,320	5.27%	$5,781,466	$292,325	5.06%
Foreign	142,999	5,412	3.78	157,684	5,188	3.29	167,582	5,495	3.28
Investment securities:
Taxable	3,635,675	81,484	2.24	3,954,632	82,347	2.08	4,044,843	79,533	1.97
Tax-exempt	200,978	8,141	4.05	235,253	9,656	4.10	253,990	10,356	4.08
Other	95,559	1,024	1.07	84,752	625	0.74	84,275	205	0.24
Total interest-earning assets	10,383,159	465,822	4.49%	10,458,501	415,136	3.97%	10,332,156	387,914	3.75%
Non-interest earning assets:
Cash and cash equivalents	178,873			179,134			154,334
Bank premises and equipment, net	485,978			494,327			488,110
Other assets	1,073,534			957,270			1,006,286
Less allowance for probable loan losses	(67,031)			(68,312)			(66,021)
Total	$12,054,513			$12,020,920			$11,914,865
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$3,273,355	12,764	0.39%	$3,230,463	$6,208	0.19%	$3,090,355	$4,562	0.15%
Time deposits:
Domestic	946,231	6,330	0.67	1,074,199	4,956	0.46	1,169,156	5,328	0.46
Foreign	1,055,090	6,766	0.64	1,097,240	4,780	0.44	1,123,315	4,635	0.41
Securities sold under repurchase agreements	314,876	2,415	0.77	402,396	6,617	1.64	759,458	20,876	2.75
Other borrowings	923,729	17,404	1.88	891,611	10,978	1.23	633,380	3,128	0.49
Junior subordinated interest deferrable debentures	160,416	6,989	4.36	160,416	5,392	3.36	161,249	4,600	2.85
Total interest bearing liabilities	6,673,697	52,668	0.79%	6,856,325	38,931	0.57%	6,936,913	43,129	0.62%
Non-interest bearing liabilities:
Demand Deposits	3,366,040			3,230,708			3,148,590
Other liabilities	90,876			107,952			90,308
Shareholders’ equity	1,923,900			1,825,935			1,739,054
Total	$12,054,513			$12,020,920			$11,914,865
Net interest income		$413,154			$376,205			$344,785
Net yield on interest earning assets			3.98%			3.34%			3.34%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
JULIE L. TARVIN
Vice President	JAVIER DE ANDA
Senior Vice President
JUDITH I. WAWROSKI	B.P. Newman Investment Company
Treasurer
IRVING GREENBLUM
WILLIAM J. CUELLAR	International Investments/Real Estate
Auditor
DOUG HOWLAND
MARISA V. SANTOS	Investments
Secretary
PEGGY NEWMAN
HILDA V. TORRES	Investments
Assistant Secretary
LARRY NORTON
Investments

ROBERTO R. RESENDEZ
Owner
Cattle Ranching and Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments