Form 10-K, Exhibit 13
period 2019-12-31
INTERNATIONAL BANCSHARES CORP
filed 2020-02-27
CIK 315709

Exhibit 13

As used in this report, the words “Company,” “we,” “us,” and “our” refer to International Bancshares Corporation, a Texas corporation, its five wholly-owned subsidiary banks (“Subsidiary Banks”), and other subsidiaries.  The information that follows may contain forward-looking statements, which are qualified as indicated under “Cautionary Notice Regarding Forward-Looking Statements” in Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of this report.  Our website address is www.ibc.com.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(Consolidated)

The following consolidated selected financial data is derived from our audited financial statements as of and for the five years ended December 31, 2019. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2019	2018	2017	2016	2015
	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$12,112,894	$11,871,952	$12,184,698	$11,804,041	$11,772,869
Investment securities available-for-sale	3,378,923	3,411,350	4,154,470	4,177,349	4,199,372
Net loans	6,834,668	6,499,905	6,280,485	5,900,027	5,883,926
Deposits	8,826,034	8,696,545	8,544,892	8,610,089	8,536,253
Other borrowed funds	626,511	705,665	1,195,225	733,375	505,750
Junior subordinated deferrable interest debentures	134,642	160,416	160,416	160,416	161,416
Shareholders’ equity	2,118,053	1,939,582	1,838,980	1,724,667	1,665,503
INCOME STATEMENT
Interest income	$492,401	$465,822	$415,136	$387,914	$396,754
Interest expense	58,629	52,668	38,931	43,129	44,317
Net interest income	433,772	413,154	376,205	344,785	352,437
Provision for probable loan losses	18,843	6,112	11,221	19,859	24,405
Non-interest income	154,826	165,042	150,406	161,702	155,734
Non-interest expense	309,801	299,501	293,748	289,625	276,924
Income before income taxes	259,954	272,583	221,642	197,003	206,842
Income taxes	54,850	56,652	64,206	63,071	70,116
Net income	205,104	215,931	157,436	133,932	136,726
Net income available to common shareholders	$205,104	$215,931	$157,436	$133,932	$136,726
Per common share:
Basic	$3.13	$3.27	$2.38	$2.03	$2.06
Diluted	$3.12	$3.24	$2.36	$2.02	$2.05

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis represents an explanation of significant changes in our financial position and results of our operations on a consolidated basis for the three-year period ended December 31, 2019. The following discussion should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2019, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward Looking Information

Certain matters discussed in this report, excluding historical information, include forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by these sections. Although we believe such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words “estimate,” “expect,” “intend,” “believe” and “project,” as well as other words or expressions of a similar meaning are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

Risk factors that could cause actual results to differ materially from any results that we project, forecast, estimate or budget in forward-looking statements include, among others, the following possibilities:

●	Local, regional, national and international economic business conditions and the impact they may have on us, our customers, and such customers’ ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral.
●	Volatility and disruption in national and international financial markets.
●	Government intervention in the U.S. financial system.
●	The unavailability of funding from the FHLB, the Fed or other sources in the future could adversely impact our growth strategy, prospects and performance.
●	Changes in consumer spending, borrowing and saving habits.
●	Changes in interest rates and market prices, including, changes in federal regulations on the payment of interest on demand deposits.
●	Changes in the capital markets we utilize, including changes in the interest rate environment that may reduce margins.
●	Changes in state and/or federal laws and regulations, including, the impact of the Consumer Financial Protection Bureau (“CFPB”) as a regulator of financial institutions, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance, employment, environmental and immigration laws and regulations and the risk of litigation that may follow.
●	Changes in U.S.—Mexico trade, including, reductions in border crossings and commerce, integration and implementation of the recently enacted United State-Mexico-Canada Agreement or the possible imposition of tariffs on imported goods.
●	The reduction of deposits from nonresident alien individuals due to the IRS rules requiring U.S. financial institutions to report deposit interest payments made to such individuals.
●	The loss of senior management or operating personnel.
●	The timing, impact and other uncertainties of the potential future acquisitions, as well as our ability to maintain our current branch network and enter new markets to capitalize on growth opportunities.
●	Changes in estimates of future reserve requirements based upon periodic review thereof under relevant regulatory and accounting requirements.

●	Additions to our loan loss allowance as a result of changes in local, national or international conditions which adversely affect our customers.
●	Greater than expected costs or difficulties related to the development and integration of new products and lines of business.
●	Increased labor costs and effects related to health care reform and other laws, regulations and legal developments impacting labor costs.
●	Impairment of carrying value of goodwill could negatively impact our earnings and capital.
●	Changes in the soundness of other financial institutions with which we interact.
●	Political instability in the United States or Mexico.
●	Technological changes or system failures or breaches of our network security, as well as other cyber security risks, could subject us to increased operating costs, litigation and other liabilities.
●	Acts of war or terrorism.
●	Natural disasters.
●	Reduced earnings resulting from the write down of the carrying value of securities held in our securities available-for-sale portfolios.
●	The effect of changes in accounting policies and practices by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standards setters.
●	The costs and effects of regulatory developments or regulatory or other governmental inquiries and the results of regulatory examinations or reviews and obtaining regulatory approvals.
●	The effect of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, as well as the effect of any other regulatory or legal developments that limit overdraft services.
●	The reduction of income and possible increase in required capital levels related to the adoption of legislation, including and the implementing rules and regulations, including those that establish debit card interchange fee standards and prohibit network exclusivity arrangements and routing restrictions.
●	The increase in required capital levels related to the implementation of capital and liquidity rules of the federal banking agencies that address or are impacted by the Basel III capital and liquidity standards.
●	The enhanced due diligence burden imposed on banks related to the banks’ inability to rely on credit ratings under Dodd-Frank.
●	Our failure or circumvention of our internal controls and risk management, policies and procedures.

Forward-looking statements speak only as of the date on which such statements are made. It is not possible to foresee or identify all such factors. We make no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Overview

We are headquartered in Laredo, Texas, with 188 facilities and 284 ATMs, providing banking services for commercial, consumer and international customers of north, south, central and southeast Texas and the State of Oklahoma. We are one of the largest independent commercial bank holding companies headquartered in Texas. We, through our Subsidiary Banks, are in the business of gathering funds from various sources and investing those funds in order to earn a return. We, either directly or through a Subsidiary Bank, own one insurance agency, a liquidating subsidiary, a fifty percent interest in an investment banking unit that owns a broker/dealer, a controlling interest in four merchant banking entities, and a majority ownership in a real-estate development partnership. Our primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, we generate income from fees on products offered to commercial, consumer and international customers.  The sales team of each of our Subsidiary Banks aims to match the right mix of products and services to each customer to best serve the customer’s needs.  That process entails spending time with customers to assess those needs and servicing the sales arising from those discussions on a long-term basis.  Our Subsidiary Banks have various compensation plans, including incentive-based compensation, for fairly compensating employees.  Our Subsidiary Banks also have a robust process in place to review sales that support the incentive-based compensation plan to monitor the quality of the sales and identify any significant irregularities, a process that has been in place for many years.

One of our primary goals is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is one of our critical objectives. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). Our ROE for the year ended December 31, 2019 was 9.97% as compared to 11.22% for the year ended December 31, 2018.

We are very active in facilitating trade along the United States border with Mexico. We do a large amount of business with customers domiciled in Mexico and deposits from persons and entities domiciled in Mexico comprise a large and stable portion of the deposit base of our Subsidiary Banks. The loan policies of our Subsidiary Banks generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements in the form of guarantees, from significant United States corporations. We also serve the growing Hispanic population through our facilities located throughout north, south, central and southeast Texas and the State of Oklahoma.

Expense control is an essential element in our long-term profitability. As a result, we monitor the efficiency ratio, which is a measure of non-interest expense to net interest income plus non-interest income closely. As we adjust to regulatory changes related to the Dodd-Frank Act, including congressional efforts to revamp or reform it, our efficiency ratio may suffer because the additional regulatory compliance costs are expected to increase non-interest expense. We monitor this ratio over time to assess our efficiency relative to our peers. We use this measure as one factor in determining if we are accomplishing our long-term goals of providing superior returns to our shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2019	December 31, 2018	Percent Increase (Decrease)
	(Dollars in Thousands)
Assets	$12,112,894	$11,871,952	2.0%
Net loans	6,834,668	6,499,905	5.2
Deposits	8,826,034	8,696,545	1.5
Securities sold under repurchase agreements	236,536	229,989	2.8
Other borrowed funds	626,511	705,665	(11.2)
Junior subordinated deferrable interest debentures	134,642	160,416	(16.1)
Shareholders’ equity	2,118,053	1,939,582	9.2

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2019	2018	2019 vs. 2018	2017	2018 vs. 2017
	(Dollars in Thousands, Except Per Share Data)
Interest income	$492,401	$465,822	5.7%	$415,136	12.2%
Interest expense	58,629	52,668	11.3	38,931	35.3
Net interest income	433,772	413,154	5.0	376,205	9.8
Provision for probable loan losses	18,843	6,112	208.3	11,221	(45.5)
Non-interest income	154,826	165,042	(6.2)	150,406	9.7
Non-interest expense	309,801	299,501	3.4	293,748	2.0
Net income	205,104	215,931	(5.0)	157,436	37.2
Per common share:
Basic	$3.13	$3.27	(4.3)%	$2.38	37.4%
Diluted	3.12	3.24	(3.7)	2.36	37.3

Net Income

Net income for the year ended December 31, 2019 decreased by 5% compared to the same period of 2018.  Net interest income continues to be positively affected by an increase in net interest income due to a higher volume of loans and an increase in the overall yield on the portfolio.  Interest expense increased for the year ended December 31, 2019 and can be primarily attributed to an increase in the cost of borrowings, and an increase in the interest paid on savings and time deposit accounts, which have increased because of the Federal Reserve Board actions to increase interest rates in 2019.  Net income for the year ended December 31, 2019 was negatively impacted by an increase in the provision for probable loan losses due to a charge-off of $7.5 million, net of tax, on a relationship that was secured by real property on which car dealerships are operated.  Net income for the year ended December 2018 increased by 37.2% compared to the same period of 2017.  Net income for the years ended December 31, 2018 and December 31, 2017 was positively affected by a decrease in the provision for probable loan losses as a result of a decrease in the historical loss experience in the commercial category of the allowance for probable loan loss calculation.  As discussed in prior periods, charge-offs had increased due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  We use a three-year historical charge-off experience in the calculation, therefore, as those charge-offs began to be eliminated, the allowance for probable loan losses was impacted.  As fluctuations occur in historical loss factors, management evaluates the need to adjust the qualitative factors used in the calculation to properly reflect probable loan losses.  Net income for the year ended December 31, 2018 was also positively impacted by an increase in net interest income due to a higher volume of loans and an increase in the overall yield on the loan portfolio.  Interest expense increased for the year ended December 31, 2018 compared to the same period of 2017 and can be attributed primarily to an increase in the cost of borrowings and an increase in the interest paid on savings and time deposit accounts, which have increased because of Federal Reserve Board actions to raise interest rates.  Net income for 2018 was also positively impacted by a decrease in the effective tax rate arising from the Tax Cut and Jobs Act signed into law on December 22, 2017, resulting in a decrease in income tax expense of approximately $38.6 million due to the decrease in the corporate tax rate from 35% to 21%.

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

	For the years ended December 31,
	2019	2018	2017
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	6.07%	5.80%	5.27%
Foreign	4.15	3.78	3.29
Investment securities:
Taxable	2.23	2.24	2.08
Tax-exempt	3.85	4.05	4.10
Other	1.29	1.07	0.74
Total interest-earning assets	4.77%	4.46%	3.97%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	0.50%	0.39%	0.19%
Time deposits:
Domestic	1.09	0.67	0.46
Foreign	1.02	0.64	0.44
Securities sold under repurchase agreements	0.91	0.77	1.64
Other borrowings	1.98	1.88	1.23
Junior subordinated deferrable interest debentures	4.43	4.36	3.36
Total interest bearing liabilities	0.93%	0.79%	0.57%

The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets increased 7.0% from 4.46% in 2018 to 4.77% in 2019, and the rates paid on average interest-bearing liabilities increased 17.7% from 0.79% in 2018 to 0.93% in 2019. The yield on average interest-earning assets increased 12.3% from 3.97% in 2017 to 4.46% in 2018, and the rates paid on average interest-bearing liabilities increased 38.6% from .57% in 2017 to .79% in 2018. The majority of our taxable investment securities are invested in mortgage backed securities and, during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

The following table analyzes the changes in net interest income during 2019, 2018 and 2017 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2019 compared to 2018			2018 compared to 2017
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$20,056	$18,349	$38,405	$14,837	$37,604	$52,441
Foreign	(441)	474	33	(483)	707	224
Investment securities:
Taxable	(8,778)	(221)	(8,999)	(6,642)	5,779	(863)
Tax-exempt	(3,005)	(251)	(3,256)	(1,407)	(108)	(1,515)
Other	154	242	396	80	319	399
Total interest income	$7,986	$18,593	$26,579	$6,385	$44,301	$50,686
Interest incurred on:
Savings and interest bearing demand deposits	$59	$3,556	$3,615	$82	$6,474	$6,556
Time deposits:
Domestic	(185)	3,891	3,706	(590)	1,964	1,374
Foreign	87	4,081	4,168	(184)	2,170	1,986
Securities sold under repurchase agreements	(364)	381	17	(1,439)	(2,763)	(4,202)
Other borrowings	(5,590)	599	(4,991)	395	6,031	6,426
Junior subordinated deferrable interest debentures	(661)	107	(554)	—	1,597	1,597
Total interest expense	$(6,654)	$12,615	$5,961	$(1,736)	$15,473	$13,737
Net interest income	$14,640	$5,978	$20,618	$8,121	$28,828	$36,949

(1)  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

As part of our strategy to manage interest rate risk, we strive to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Management can quickly change our interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques we employ to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by our Investment Committee twice a year. The Investment Committee is comprised of certain members of the board of directors and senior managers of the various Subsidiary Banks. Management currently believes that we are properly positioned for interest rate changes; however, if management determines at any time that we are not properly positioned, we will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2019, in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15%, 15%, and 20%, respectively and in a decreasing rate scenario of -100 or -150 basis points, that the net interest income not vary by more than plus or minus 15%. At December 31, 2019, the income simulations show that a rate shift of -150, -100, +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by -4.46%, -3.07%, +4.87%, +8.89%, +12.78% and +16.48%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

Allowance for Probable Loan Loss

The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2019	2018	2017	2016	2015
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$4,886	$15,791	$54,730	$36,858	$47,320
Accruing loans contractually past due ninety days or more as to interest or principal payments	59,694	39,935	6,590	5,215	11,174

Domestic loans accounted for on a non-accrual basis decreased at December 31, 2019 by 68% compared to the same period of 2018.  The decrease can be attributed to one commercial loan relationship secured by equipment and accounts receivable that is no longer on non-accrual.  Domestic loans contractually past due ninety days and still accruing increased at December 31, 2019 compared to the same period of 2018 and can be attributed to a relationship that is secured by real property on which education centers are operated.

The allowance for probable loan losses decreased 1.8% to $60,278,000 at December 31, 2019 from $61,384,000 at December 31, 2018. The allowance was .87% of total loans, net of unearned income at December 31, 2019 and .94% at December 31, 2018. The provision for probable loan losses charged to expense increased $12,731,000 to $18,843,000 for the year ended December 31, 2019 from $6,112,000 for the same period in 2018.  The increase can be primarily attributed to the charge-off of a relationship that is secured by multiple pieces of real property on which car dealerships are operated.  The relationship began deteriorating in the fourth quarter of 2018, triggered by significant fraud by a high level insider of the car dealership resulting in the dealerships unexpectedly filing for bankruptcy and creating an exposure for potential loss since the operations of the dealership were the source of repayment from the borrower.  The relationship further deteriorated in the first quarter of 2019 after the sponsor of the court approved debtor in possession plan discontinued its role in the process and thus did not fulfill its obligation to assume full responsibility of the accrued and unpaid interest.  Although the relationship is secured by real property (the dealerships’ real estate), the real property has specialized use, contributing to the potential exposure for probable loss.  During the first quarter of 2019, in light of the circumstances and management’s evaluation of the relationship, the decision was made to place the relationship on impaired, non-accrual status and place a specific reserve on the relationship in the amount of $9.5 million.  During the second quarter of 2019, management continued to evaluate the relationship and decided to foreclose on the underlying real estate collateral, resulting in a charge-off of approximately $9.5 million.  The decrease in the provision for probable loan losses charged to expense for the year ended December 31, 2018 can be attributed to a decrease in the historical charge-off experience in the commercial category of the allowance for probable loan loss calculation.  As discussed in prior periods, charge-offs had increased due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  We use a three-year historical charge-off experience in the calculation, therefore, as those charge-offs began to be eliminated from the calculation, the allowance for probable loan losses was impacted.  As fluctuations occur in historical loss factors, management evaluates the need to adjust the qualitative factors used in the calculation to properly reflect probable loan losses.

The following table details loans accounted for as “troubled debt restructuring,” segregated by loan class. Loans accounted for as troubled debt restructuring are included in impaired loans. See Note 1 to the Consolidated Financial Statements.

	December 31,	December 31,
	2019	2018
	(Dollars in Thousands)
Domestic
Commercial	$32	$35
Residential: first lien	5,608	5,947
Residential: junior lien	692	730
Consumer	1,192	1,153
Foreign	264	293
Total troubled debt restructuring	$7,788	$8,158

The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more category:

	December 31,
	2019	2018	2017	2016	2015
	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$—	$—	$—	$387	$365
Accruing loans contractually past due ninety days or more as to interest or principal payments	11	739	667	11	442

The gross income that would have been recorded during 2019, 2018 and 2017 on non-accrual loans in accordance with their original contract terms was approximately $340,000, $1,119,000 and $977,000 on domestic loans and approximately $0, $0, and $0 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2019, 2018 and 2017 was approximately $4,000, $4,000, and $4,000 on domestic loans and $0, $0, and $0 for foreign loans, respectively.

Generally, loans are placed on non-accrual status if principal or interest payments become 90 days past due and/or management deems the collectability of the principal and/or interest to be in question, as well as when required by applicable regulatory guidelines. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management’s opinion, the creditor’s financial condition warrants reestablishment of interest accruals. Under special circumstances, a loan may be more than 90 days delinquent as to interest or principal and not be placed on non-accrual status. This situation generally results when a Subsidiary Bank has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there has been a recent history of payments. When a loan is placed on non-accrual status, any interest accrued, not paid, is reversed and charged to operations against interest income.

Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were approximately $2,758,132,000 and $3,076,184,000 at December 31, 2019 and 2018, respectively. See Note 19 to the Consolidated Financial Statements.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the allowance for probable loan losses arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance which have been charged to expense:

	2019	2018	2017	2016	2015
	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$6,894,946	$6,561,289	$6,348,172	$5,964,688	$5,950,914
Average loans outstanding during the year (Note 1)	$6,852,121	$6,517,978	$6,183,864	$5,949,048	$5,844,842
Balance of allowance at January 1	$61,384	$67,687	$64,661	$66,988	$64,828
Provision charged to expense	18,843	6,112	11,221	19,859	24,405
Loans charged-off:
Domestic:
Commercial, financial and agricultural	(21,765)	(14,290)	(12,134)	(35,029)	(25,294)
Real estate—mortgage	(636)	(469)	(441)	(401)	(432)
Real estate—construction	(39)	(1)	(213)	(16)	(695)
Consumer	(487)	(362)	(309)	(414)	(704)
Foreign	(1)	(3)	(1)	(41)	—
Total loans charged-off:	(22,928)	(15,125)	(13,098)	(35,901)	(27,125)
Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	2,514	2,227	4,547	7,229	4,098
Real estate—mortgage	312	405	269	299	461
Real estate—construction	113	25	21	6,099	141
Consumer	40	43	45	69	170
Foreign	—	10	21	19	10
Total recoveries	2,979	2,710	4,903	13,715	4,880
Net loans charged-off	(19,949)	(12,415)	(8,195)	(22,186)	(22,245)
Balance of allowance at December 31	$60,278	$61,384	$67,687	$64,661	$66,988
Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	0.29%	0.19%	0.13%	0.37%	0.38%
Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	0.87%	0.94%	1.07%	1.08%	1.13%

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

The allowance for probable loan losses has been allocated based on the amount management has deemed to be reasonably necessary to provide for the probable losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2019		2018		2017		2016		2015
		Percent		Percent		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total
	(Dollars in Thousands)
Commercial, Financial and Agricultural	$29,753	49.1%	$31,197	50.4%	$35,885	52.3%	$32,928	50.2%	$35,379	52.1%
Real estate—Mortgage	10,039	16.5	11,073	17.9	12,242	17.9	11,355	17.3	10,979	16.2
Real estate—Construction	19,242	31.7	17,806	28.7	18,183	26.5	18,887	28.8	18,818	27.7
Consumer	421	0.7	437	0.7	535	0.8	607	0.9	659	1.0
Foreign	823	2.0	871	2.3	842	2.5	884	2.8	1,152	3.0
	$60,278	100.0%	$61,384	100.0%	$67,687	100.0%	$64,661	100.0%	$66,988	100.0%

The allowance for probable loan losses primarily consists of the aggregate loan loss allowances of the Subsidiary Banks. The allowances are established through charges to operations in the form of provisions for probable loan losses.

The Subsidiary Banks charge-off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would so indicate. Generally, unsecured consumer loans are charged-off when 90 days past due. As discussed in prior periods, charge-offs had increased due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014 and increased charge-offs for the twelve months ended December 31, 2016 and December 31, 2015.  In March 2016, litigation against the management of the borrower was filed in the State of Nevada, resulting in a going concern issue with the borrower’s operations and the future use of the transportation equipment pledged as collateral on the relationship.  As a result, management, in accordance with its credit review procedures, re-evaluated the collateral values on the equipment in light of the new circumstances and reduced the collateral values accordingly, resulting in a further charge-down of the relationship of approximately $19.4 million, which is included in the losses charged to the allowance in the commercial category in the table detailing the activity for the twelve months ended December 31, 2016.  The same relationship had been previously charged-down in the years ended December 31, 2015 and 2014.  Two recoveries on loans charged-off in prior years are included in the recoveries credited to the allowance in the table detailing activity for the year ended December 31, 2016.  The recoveries occurred in the first and third quarters of 2016 in the amounts of $4.4 million and $6 million, respectively, and are included in the Commercial and Commercial Real Estate: Other Construction and Land Development categories.  The increase in charge-offs for the year ended December 31, 2015 in the Commercial category can be attributed to a charge-down of a relationship that is primarily secured by multiple pieces of transportation equipment.  The relationship was charged-down by $13.5 million for the year ended December 31, 2015.

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

While our management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. Our management believes that the allowance for probable loan losses at December 31, 2019 was adequate to absorb probable losses from loans in the portfolio at that date. See Critical Accounting Policies on page 24. Should any of the factors considered by management in evaluating the adequacy of the allowance for probable loan losses change, our estimate of probable loan losses could also change, which could affect the level of future provisions for probable loan losses.

Non-Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2019	2018	2019 vs. 2018	2017	2018 vs. 2017
	(Dollars in Thousands)
Service charges on deposit accounts	$72,502	$72,433	0.1%	$72,868	(0.6)%
Other service charges, commissions and fees
Banking	50,996	46,685	9.2	44,964	3.8
Non-banking	7,832	7,801	0.4	7,345	6.2
Investment securities transactions, net	(12)	(141)	(91.5)	(4,774)	(97.0)
Other investments, net	5,985	19,897	(69.9)	18,918	5.2
Other income	17,523	18,367	(4.6)	11,085	65.7
Total non-interest income	$154,826	$165,042	(6.2)%	$150,406	9.7%

Total non-interest income for the year ended December 31, 2019 decreased by 6.2% compared to the same period of 2018.  The decrease can be primarily attributed to a decrease in non-interest income from other investments due to the impairment of an equity investment of $3.7 million, net of tax as a result of a re-evaluation of the carrying value and losses on various equity investments in which we hold an ownership.  Non-interest income for the ended December 31, 2018 increased by 9.7% compared to the same period of 2017.  Other income for the year ended December 31, 2018 was positively impacted by our share of income from a real estate development partnership in which we hold a majority interest.

Non-Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2019	2018	2019 vs. 2018	2017	2018 vs. 2017
	(Dollars in Thousands)
Employee compensation and benefits	$145,929	$138,532	5.3%	$132,750	4.4%
Occupancy	28,635	29,097	(1.6)	28,439	2.3
Depreciation of bank premises and equipment	28,270	25,873	9.3	25,281	2.3
Professional fees	17,661	12,601	40.2	13,650	(7.7)
Deposit insurance assessments	1,416	3,742	(62.2)	3,294	13.6
Net expense, other real estate owned	6,377	4,413	44.5	965	357.3
Amortization of identified intangible assets	—	—	—	25	(100.0)
Advertising	7,748	7,695	0.7	7,854	(2.0)
Early termination fee—securities sold under repurchase agreements	—	—	—	5,765	(100.0)
Software and software maintenance	19,850	17,516	13.3	19,189	(8.7)
Other	53,915	60,032	(10.2)	56,536	6.2
Total non-interest expense	$309,801	$299,501	3.4%	$293,748	2.0%

Non-interest expense for the year ended December 31, 2019 increased by 3.4% compared to the same period of 2018.  Non-interest expense was impacted by an increase in costs of our compensation and benefit plans as a result of our continued review of those plans and necessary increases to remain competitive and compensate our staff based on their performance, as well as an increase in depreciation expense as we continue to invest in our network infrastructure, equipment and facilities.  Professional fees increased in 2019 compared to the same period of 2018 primarily due to ongoing costs related to strategic projects across our entities to enhance efficiencies and workflow.  Non-interest expense for the year ended December 31, 2018 increased by 2.0% compared to the same period of 2017.  Non-interest expense for the year ended December 31, 2018 was negatively impacted by an increase in the cost of operations on other real estate owned and due to an increase in the specific reserve on a property as part of the re-evaluation of the carrying value of said property.

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

Financial Condition

Investment Securities

The following table sets forth the carrying value of investment securities as of December 31, 2019, 2018 and 2017:

	December 31,
	2019	2018	2017
	(Dollars in Thousands)
Residential mortgage-backed securities
Available for sale	$3,285,548	$3,223,010	$3,891,233
Obligations of states and political subdivisions
Available for sale	93,375	188,340	232,951
Equity securities with readily determinable fair values	6,095	5,937	27,886
Other securities
Held to maturity	2,400	1,200	2,400
Total	$3,387,418	$3,418,487	$4,154,470

The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2019 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Residential mortgage-backed securities	$135	5.25%	$41,920	2.13%	925,396	2.72%	$2,318,172	2.96%
Obligations of states and political subdivisions	—	—	—	—	2,241	4.96%	88,206	4.29%
Equity securities with readily determinable fair values	6,095	2.29	—	—	—	—	—	—%
Total	$6,230	2.35%	$41,920	2.13%	$927,637	2.72%	$2,406,378	3.00%

	Held to Maturity Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$1,075	2.58%	$1,325	3.10%	$—	—%	$—	—%
Total	$1,075	2.58%	$1,325	3.10%	$—	—%	$—	—%

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

Loans

The amounts of loans outstanding, by classification, at December 31, 2019, 2018, 2017, 2016 and 2015 are shown in the following table:

	December 31,
	2019	2018	2017	2016	2015
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,379,837	$3,305,124	$3,322,668	$2,993,203	$3,101,748
Real estate—mortgage	1,140,377	1,173,101	1,133,525	1,032,222	962,582
Real estate—construction	2,185,883	1,886,231	1,683,550	1,716,875	1,649,827
Consumer	47,800	46,316	49,543	55,168	57,744
Foreign	141,049	150,517	158,886	167,220	179,013
Loans, net of unearned discount	$6,894,946	$6,561,289	$6,348,172	$5,964,688	$5,950,914

The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2019, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but
	Within one	within five	After five
	year	years	years	Total
	(Dollars in Thousands)
Commercial, financial and agricultural	$942,450	$2,018,641	$418,746	$3,379,837
Real estate—construction	740,287	1,296,449	149,147	2,185,883
Foreign	89,486	31,973	19,590	141,049
Total	$1,772,223	$3,347,063	$587,483	$5,706,769

	Interest sensitivity
	Fixed Rate	Variable Rate
	(Dollars in Thousands)
Due after one but within five years	$65,595	$3,281,468
Due after five years	201,226	386,257
Total	$266,821	$3,667,725

International Operations

On December 31, 2019, we had $141,049,000 (1.2% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of our Subsidiary Banks generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements in the form of guarantees, from significant United States corporations. The composition of such loans and the related amounts of allocated allowance for probable loan losses as of December 31, 2019 and 2018 is presented below.

	For the year ended December 31,
	2019		2018
		Related		Related
	Amount of	Allowance for	Amount of	Allowance for
	Loans	Probable Losses	Loans	Probable Losses
	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$89,734	$386	$94,138	$424
Secured by United States real estate	33,008	291	30,961	257
Secured by other United States collateral (securities, gold, silver, etc.)	10,483	92	14,848	112
Unsecured	155	2	528	6
Other (principally Mexico real estate)	7,669	52	10,042	72
	$141,049	$823	$150,517	$871

The transactions for the years ended December 31, 2019, 2018 and 2017, in that portion of the allowance for probable loan losses related to foreign debt were as follows:

	2019	2018	2017
	(Dollars in Thousands)
Balance at January 1,	$871	$842	$884
Charge-offs	(1)	(3)	(1)
Recoveries	—	10	21
Net charge-offs	(1)	7	20
Charge (credit) to expense	(47)	22	(62)
Balance at December 31	$823	$871	$842

Deposits

	2019	2018
	Average Balance	Average Balance
	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$2,800,219	$2,695,811
Foreign	717,236	670,229
Total demand non-interest bearing	3,517,455	3,366,040
Savings and interest bearing demand
Domestic	2,511,166	2,595,963
Foreign	777,210	677,392
Total savings and interest bearing demand	3,288,376	3,273,355
Time certificates of deposit
$100,000 or more:
Domestic	605,867	608,171
Foreign	820,301	802,030
Less than $100,000:
Domestic	312,678	338,060
Foreign	248,352	253,060
Total time, certificates of deposit	1,987,198	2,001,321
Total deposits	$8,793,029	$8,640,716

	2019	2018	2017
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$13,462	$11,029	$5,453
Foreign	2,917	1,735	755
Total savings and interest bearing demand	16,379	12,764	6,208
Time, certificates of deposit
$100,000 or more
Domestic	7,804	4,741	3,644
Foreign	9,407	5,798	4,105
Less than $100,000
Domestic	2,232	1,589	1,312
Foreign	1,527	968	675
Total time, certificates of deposit	20,970	13,096	9,736
Total interest expense on deposits	$37,349	$25,860	$15,944

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2018, were as follows:

Due within 3 months or less	$536,400
Due after 3 months and within 6 months	351,059
Due after 6 months and within 12 months	465,735
Due after 12 months	109,842
$1,463,036

We offer a variety of deposit accounts having a wide range of interest rates and terms. We rely primarily on our high-quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for our lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2019 were $8,826,034,000, an increase of 1.5% from $8,696,545,000 at December 31, 2018. Although deposits at December 31, 2019 increased from December 31, 2018 and we have experienced growth in deposits over the last few years, we are still experiencing a substantial amount of competition for deposits at higher than market rates.  As a result, we have placed a focus on maintaining certain deposit relationships, given the result of aggressive pricing by competitors.

Other Borrowed Funds

Other borrowed funds include FHLB borrowings which are short-term and long-term borrowings issued by the FHLB of Dallas and the FHLB of Topeka at the market price offered at the time of funding.  These borrowings are secured by residential mortgage-backed investment securities and a portion of our loan portfolio.  At December 31, 2019, other borrowed funds totaled $626,511,000, a decrease of 11.2% from $705,655,000 at December 31, 2018.  The decrease in borrowings can be attributed to an increase in cash arising from principal pay downs on available-for-sale debt securities and deposits.

Return on Equity and Assets

Certain key ratios for the years ended December 31, 2019, 2018 and 2017 follow (1):

	Years ended
	December 31,
	2019	2018	2017
Percentage of net income to:
Average shareholders’ equity	9.97%	11.22%	8.62%
Average total assets	1.71	1.79	1.31
Percentage of average shareholders’ equity to average total assets	17.17	15.96	15.19
Percentage of cash dividends per share to net income per share	33.38	22.79	27.70

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides our Subsidiary Banks with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. Our Subsidiary Banks derive their liquidity largely from deposits of individuals and business entities. Other important funding sources for our Subsidiary Banks during 2019 and 2018 were borrowings from the FHLB, securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Our Subsidiary Banks have had a long-standing relationship with the FHLB and keep open, unused, lines of credit in order to fund liquidity needs. In the event that the FHLB indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available-for-sale securities. We maintain a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, we will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

The net interest rate sensitivity at December 31, 2019, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, we are asset sensitive through the majority of the time periods illustrated. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2019	or Less	1 Year	Years	Years	Total
	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$312,398	$695,977	$2,285,668	$93,375	$3,387,418
Loans, net of non-accruals	5,453,809	180,790	124,259	1,131,202	6,890,060

Total earning assets	$5,766,207	$876,767	$2,409,927	$1,224,577	$10,277,478

Cumulative earning assets	$5,766,207	$6,642,974	$9,052,901	$10,277,478

Rate sensitive liabilities

Time deposits	$803,061	$1,044,965	$164,246	$28	$2,012,300
Other interest bearing deposits	3,267,829	—	—	—	3,267,829
Securities sold under repurchase agreements	225,243	11,293	—	—	236,536
Other borrowed funds	190,000	—	—	436,511	626,511
Junior subordinated deferrable interest debentures	134,642	—	—	—	134,642

Total interest bearing liabilities	$4,620,775	$1,056,258	$164,246	$436,539	$6,277,818

Cumulative sensitive liabilities	$4,620,775	$5,677,033	$5,841,279	$6,277,818

Repricing gap	$1,145,432	$(179,491)	$2,245,681	$788,038	$3,999,660
Cumulative repricing gap	1,145,432	965,941	3,211,622	3,999,660
Ratio of interest-sensitive assets to liabilities	1.25	0.83	14.67	2.81	1.64
Ratio of cumulative, interest-sensitive assets to liabilities	1.25	1.17	1.55	1.64

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

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2019, in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than plus or minus 15%, 15%, 15%, and 20%, respectively and in a decreasing rate scenario of -100 or -150 basis points, that the net interest income not vary by more than plus or minus 15%. At December 31, 2019, the income simulations show that a rate shift of -150, -100, +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12 month period by -4.46%, -3.07%, +4.87%, +8.89%, +12.78% and +16.48%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

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

Our principal sources of liquidity and funding dividends from subsidiaries and borrowed funds, with such funds being used to finance our cash flow requirements. We closely monitor the dividend restrictions and availability from our Subsidiary Banks as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2019, the aggregate amount legally available to be distributed to us from our Subsidiary Banks as dividends was approximately $891,500,000, assuming that each Subsidiary Bank continues to be classified as “well-capitalized” under the applicable regulations in effect at December 31, 2019. The restricted capital (capital and surplus) of our Subsidiary Banks was approximately $1,217,735,000 as of December 31, 2019. The undivided profits of our Subsidiary Banks were approximately $1,312,852,000 as of December 31, 2019.

At December 31, 2019, we had outstanding $626,511,000 in other borrowed funds and $134,642,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, we have a number of other available alternatives to finance the growth of our Subsidiary Banks as well as future growth and expansion.

Capital

We maintain an adequate level of capital as a margin of safety for our depositors and shareholders. At December 31, 2019, shareholders’ equity was $2,118,053,000 compared to $1,939,582,000 at December 31, 2018, an increase of $178,471,000, or 9.2%. Shareholders’ equity increased primarily due to the retention of earnings, offset by the payment of cash dividends to shareholders and repurchases of our common stock in the form of treasury stock. The accumulated other comprehensive income (loss) is not included in the calculation of regulatory capital ratios.

During 1990, the Federal Reserve Board (“FRB”) adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. Our leverage ratio (defined as shareholders’ equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 16.65% at December 31, 2019 and 15.87% at December 31, 2018. The core deposit intangibles and goodwill of $282,532,000 as of December 31, 2019, are deducted from the sum of core capital elements when determining our capital ratios.

The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well-capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 8% and a Tier 1 leverage ratio of 5%. We had risk-weighted Tier 1 capital ratios of 19.80% and 19.06% and risk weighted total capital ratios of 20.46% and 19.74% as of December 31, 2019 and 2018, respectively, which are well above the minimum regulatory requirements and exceed the well-capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity.  Management believes, as of December 31, 2019, that we and each of our Subsidiary Banks met all capital adequacy requirements of the fully phased-in the capital conservation buffer.

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

Junior Subordinated Deferrable Interest Debentures

We have formed five statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) that we issued. As of December 31, 2019 and December 31, 2018, the principal amount of debentures outstanding totaled $134,642,000 and $160,416,000, respectively.

The Debentures are subordinated and junior in right of payment to all of our present and future senior indebtedness (as defined in the respective indentures), and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. We have fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. We have the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2019 and December 31, 2018, the total $134,642,000 and $160,416,000 of the Capital Securities outstanding qualified as Tier 1 capital, respectively.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2019:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing		Interest Rate		Optional
	Debentures	Frequency	Interest Rate	Index	Maturity Date	Redemption Date(1)
	(in thousands)
Trust VIII	25,774	Quarterly	5.04%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	3.72%	LIBOR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	3.56%	LIBOR + 1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	3.72%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	3.36%	LIBOR + 1.45	September 2037	September 2012
	$134,642
(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

The following table presents contractual cash obligations (other than deposit liabilities) as of December 31, 2019:

	Payments due by Period
	(Dollars in Thousands)
		Less than	One to Three	Three to	After Five
Contractual Cash Obligations	Total	One Year	Years	Five Years	Years
Securities sold under repurchase agreements	$236,536	$236,536	$—	$—	$—
Federal Home Loan Bank borrowings	626,511	190,000	—	—	436,511
Junior subordinated deferrable interest debentures	134,642	—	—	—	134,642
Operating leases	7,227	3,658	3,255	196	118
Total Contractual Cash Obligations	$1,004,916	$430,194	$3,255	$196	$571,271

The following table presents contractual commercial commitments (other than deposit liabilities) as of December 31, 2019:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
		Less than	One to Three	Three to Five	After Five
Commercial Commitments	Total	One Year	Years	Years	Years
Financial and Performance Standby Letters of Credit	$124,054	$94,819	$29,210	$25	$—
Commercial Letters of Credit	489	489	—	—	—
Credit Card Lines	11,098	11,098	—	—	—
Other Commercial Commitments	2,622,491	1,222,267	689,123	445,532	265,569
Total Commercial Commitments	$2,758,132	$1,328,673	$718,333	$445,557	$265,569

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

Our internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we may sustain some future loss if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits ASC 310-10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310-10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of our loans evaluated as impaired under ASC 310-10 are measured using the fair value of collateral method. In limited cases, we may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

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

Preferred Stock, Common Stock and Dividends

We have issued and outstanding 65,207,831 shares of $1.00 par value common stock held by approximately 1,886 holders of record at February 24, 2020. The book value of the common stock at December 31, 2019 was $33.37 per share compared with $31.33 per share at December 31, 2018. In connection with our participation in the Troubled Asset Relief Program Capital Purchase Program in 2008, the US Treasury received a warrant (the “Warrant”) to purchase 1,326,238 shares of our common stock (the “Warrant Shares”) at $24.43 per share. The term of the Warrant was ten years and was immediately exercisable. The Warrant was included as a component of Tier 1 capital. On June 12, 2013, the U. S. Treasury sold the Warrant to a third party. On September 19, 2018, we entered into an agreement to repurchase the Warrant from the third party at an aggregate purchase price of $29,005,000, which transaction was consummated in the third quarter of 2018. The repurchase of the outstanding Warrant eliminated any restrictions on certain shareholder distributions or payment of cash dividends in excess of $0.33 per semi-annual period that would have impacted the exercise price of the Warrant while it remained outstanding.

Our common stock is traded on the NASDAQ National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in our common stock during 2019 and 2018, as quoted on the NASDAQ National Market for each of the quarters in the two-year period ended December 31, 2019. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of our common stock was $38.85 per share at February 24, 2020.

		High	Low
2019:	First quarter	$41.41	$33.66
	Second quarter	42.16	35.76
	Third quarter	40.51	32.04
	Fourth quarter	44.00	36.57

		High	Low
2018:	First quarter	$42.45	$37.80
	Second quarter	45.00	36.65
	Third quarter	47.95	42.45
	Fourth quarter	45.86	32.56

We paid cash dividends of $.50 and $0.55 per share on April 15 and October 15, 2019 to record holders of our common stock on April 1 and September 30, 2019, respectively.  We paid cash dividends of $0.33 and $0.42 per share on April 16 and October 16, 2018 to record holders of our common stock on April 2 and October 9, 2018, respectively.

Our principal source of funds to pay cash dividends on our common stock is cash dividends from our Subsidiary Banks. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, the Board of Directors re-established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following 12 months.  Annually since then, including on March 11, 2019, the Board of Directors extended the repurchase program but in March 2019 authorized an increase to the repurchase program of up to $50 million of common stock during the 12 month period commencing on April 9, 2019. Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. During the fourth quarter of 2019, our Board of Directors adopted a Rule 10b5-1 plan and intends to adopt additional Rule 10b5-1 trading plans that will allow us to purchase shares of our common stock during certain trading blackout periods when we ordinarily would not be in the market due to trading restrictions in our internal trading policy. During the term of a 10b5-1 Plan, purchases of common stock are automatic to the extent the conditions of the 10b5-1 Plan’s trading instructions are met. Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans. As of February 24, 2020, a total of 10,321,174 shares had been repurchased under all programs at a cost of $308,177,000. We are not obligated to repurchase shares under our stock repurchase program or to enter into additional Rule 10b5-1 plans. The timing, actual number and value of shares purchased will depend on many factors, including our cash flow and the liquidity and price performance of our shares of common stock.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2019.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1 – October 31, 2019	344	$37.44	—	$32,224,000
November 1 – November 30, 2019	—	—	—	32,224,000
December 1 – December 31, 2019	343	43.60	—	32,224,000
Total	687	$40.52	—
(1)	The repurchase program was extended on March 11, 2019 and allows for the repurchase of up to an additional $50,000,000 of treasury stock through April 9, 2020.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2019, with respect to our equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	658,588	$27.55	28,651	`
Total	658,588	$27.55	28,651

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
$200
$150
$100
$50
$0
42004
42369
42735
43100
43465
43830
International Bancshares Corporation
S&P MidCap 400 Index

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2014	2015	2016	2017	2018	2019
International Bancshares Corporation	100	101.82	165.25	163.63	144.54	180.85
S&P 400 Index	100	107.38	129.65	150.71	134.01	154.07
S&P 400 Banks	100	107.84	143.44	150.90	118.61	146.06

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of International Bancshares Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and its subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 27, 2020 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Probable Loan Losses

As described in Note 4 of the consolidated financial statements, the company established an allowance for probable loan losses totaling $60,278,000 as of December 31, 2019, derived from the following elements: (1) allowances established on specific impaired loans, which are based on a review of the individual characteristics of each loan, including the customer’s ability to repay the loan, the underlying collateral values, and the industry in which the customer operates; (2) allowances based on actual historical loss experience for similar types of loans in the loan portfolio; and (3) allowances based on qualitative factors such as general economic conditions, changes in the mix of loans, company resources, border risk and credit quality indicators, among other things (collectively, “the qualitative factors”). The qualitative factors considered in the allowance for probable loan losses require a significant amount of judgment by management and involves a high degree of estimation.

We identified the allowances derived from qualitative factors as a critical audit matter. Auditing management’s estimate of the allowances derived from qualitative factors required a high degree of auditor judgement due to the nature of the qualitative factors and the subjectivity in judgments applied by management in forming them.

Our audit procedures related to auditing the Company’s allowances derived from qualitative factors included the following, among others:

●	We obtained an understanding of the relevant controls related to the allowance for probable loan losses, including allowances derived from qualitative factors, and tested such controls for design and operating effectiveness, including controls relating to management’s review of the qualitative factors and approval of the allowance calculation.

●	We evaluated the reasonableness of management’s methods and assumptions used to determine allowances derived from qualitative factors by (1) evaluating management’s identification and measurement of qualitative factors; (2) testing the completeness and accuracy of data and information used in estimating the components of the qualitative factors; (3) evaluating the reasonableness of the change to the general reserve as a result of the qualitative factors; and (4) reviewing subsequent events and considering their impact on judgments as of the consolidated balance sheet date.

/s/ RSM US LLP

We have served as the Company's auditor since 2007.

Austin, Texas

February 27, 2020

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2019 and 2018

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$256,820	$316,797
Investment securities:
Held to maturity debt securities (Market value of $2,400 on December 31, 2019 and 1,200 on December 31, 2018)	2,400	1,200
Available for sale debt securities (Amortized cost of $3,376,070 on December 31, 2019 and $3,481,165 on December 31, 2018)	3,378,923	3,411,350
Equity securities with readily determinable fair values	6,095	5,937
Total investment securities	3,387,418	3,418,487
Loans	6,894,946	6,561,289
Less allowance for probable loan losses	(60,278)	(61,384)
Net loans	6,834,668	6,499,905
Bank premises and equipment, net	506,595	506,899
Accrued interest receivable	36,620	36,803
Other investments	318,427	337,507
Cash surrender value of life insurance policies	289,693	282,646
Goodwill	282,532	282,532
Other assets	200,121	190,376
Total assets	$12,112,894	$11,871,952

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2019 and 2018

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2019	2018
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$3,545,905	$3,454,840
Savings and interest-bearing demand	3,267,829	3,268,237
Time	2,012,300	1,973,468
Total deposits	8,826,034	8,696,545
Securities sold under repurchase agreements	236,536	229,989
Other borrowed funds	626,511	705,665
Junior subordinated deferrable interest debentures	134,642	160,416
Other liabilities	171,118	139,755
Total liabilities	9,994,841	9,932,370
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 96,214,967 shares on December 31, 2019 and 96,104,029 shares on December 31, 2018	96,215	96,104
Surplus	148,075	145,283
Retained earnings	2,200,568	2,064,134
Accumulated other comprehensive income (loss)	2,345	(54,634)
	2,447,203	2,250,887
Less cost of shares in treasury, 31,015,061 shares on December 31, 2019 and 30,494,143 on December 31, 2018	(329,150)	(311,305)
Total shareholders’ equity	2,118,053	1,939,582
Total liabilities and shareholders’ equity	$12,112,894	$11,871,952

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2019, 2018 and 2017

(Dollars in Thousands, Except Per Share Amounts)

	2019	2018	2017
Interest income:
Loans, including fees	$413,611	$375,173	$322,508
Investment securities:
Taxable	72,485	81,484	82,347
Tax-exempt	4,885	8,141	9,656
Other interest income	1,420	1,024	625
Total interest income	492,401	465,822	415,136

Interest expense:
Savings deposits	16,379	12,764	6,208
Time deposits	20,970	13,096	9,736
Securities sold under repurchase agreements	2,432	2,415	6,617
Other borrowings	12,413	17,404	10,978
Junior subordinated deferrable interest debentures	6,435	6,989	5,392

Total interest expense	58,629	52,668	38,931

Net interest income	433,772	413,154	376,205

Provision for probable loan losses	18,843	6,112	11,221

Net interest income after provision for probable loan losses	414,929	407,042	364,984

Non-interest income:
Service charges on deposit accounts	72,502	72,433	72,868
Other service charges, commissions and fees
Banking	50,996	46,685	44,964
Non-banking	7,832	7,801	7,345
Investment securities transactions, net	(12)	(141)	(4,774)
Other investments, net	5,985	19,897	18,918
Other income	17,523	18,367	11,085

Total non-interest income	154,826	165,042	150,406

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2019, 2018 and 2017

(Dollars in Thousands, Except Per Share Amounts)

	2019	2018	2017
Non-interest expense:
Employee compensation and benefits	$145,929	$138,532	$132,750
Occupancy	28,635	29,097	28,439
Depreciation of bank premises and equipment	28,270	25,873	25,281
Professional fees	17,661	12,601	13,650
Deposit insurance assessments	1,416	3,742	3,294
Net expense, other real estate owned	6,377	4,413	965
Amortization of identified intangible assets	—	—	25
Advertising	7,748	7,695	7,854
Early termination fee - securities sold under repurchase agreements	—	—	5,765
Software and software maintenance	19,850	17,516	19,189
Other	53,915	60,032	56,536

Total non-interest expense	309,801	299,501	293,748

Income before income taxes	259,954	272,583	221,642

Provision for income taxes	54,850	56,652	64,206

Net income	$205,104	$215,931	$157,436

Basic earnings per common share:

Weighted average number of shares outstanding	65,476,606	66,106,580	66,046,155
Net income	$3.13	$3.27	$2.38

Fully diluted earnings per common share:

Weighted average number of shares outstanding	65,685,684	66,633,820	66,778,436
Net income	$3.12	$3.24	$2.36

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2019, 2018, and 2017

(Dollars in Thousands)

	2019	2018	2017

Net income	$205,104	$215,931	$157,436
Other comprehensive income, net of tax:

Net unrealized holding gains (losses) on securities available for sale arising during period (net of tax effects of $15,144, $(7,004), and $(2,586))	56,970	(26,348)	(4,803)
Reclassification adjustment for losses on securities available for sale included in net income (net of tax effects of $3, $30 and $1,671)	9	111	3,103
	56,979	(26,237)	(1,700)

Comprehensive income	$262,083	$189,694	$155,736

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2019, 2018 and 2017

(in Thousands, except per share amounts)

		Number					Other
	Preferred	of	Common		Retained		Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings		Income (Loss)	Stock	Total
Balance at December 31, 2016	—	95,910	$95,910	$169,567	4	1,777,963	$(26,697)	$(292,076)	$1,724,667
Net Income	—	—	—	—		157,436	—	—	157,436
Dividends:
Cash ($.66 per share)	—	—	—	—		(43,594)	—	—	(43,594)
Purchase of treasury (4,870 shares)	—	—	—	—		—	—	(187)	(187)
Exercise of stock options	—	109	109	1,346		—	—	—	1,455
Stock compensation expense recognized in earnings	—	—	—	903		—	—	—	903
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—		—	(1,700)	—	(1,700)
Balance at December 31, 2017	—	96,019	$96,019	$171,816		$1,891,805	$(28,397)	$(292,263)	$1,838,980
Net Income	—	—	—	—		215,931	—	—	215,931
Dividends:
Cash ($.75 per share)	—	—	—	—		(49,599)	—	—	(49,599)
Purchase of treasury (520,918 shares)	—	—	—	—		—	—	(19,042)	(19,042)
Exercise of stock options	—	85	85	1,437		—	—	—	1,522
Stock compensation expense recognized in earnings	—	—	—	1,035		—	—	—	1,035
Repurchase of outstanding warrant	—	—	—	(29,005)		—	—	—	(29,005)
Cumulative adjustment for adoption of new accounting standards	—	—	—	—		5,997	(5,997)	—	—
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—		—	(20,240)	—	(20,240)
Balance at December 31, 2018	—	96,104	$96,104	$145,283		$2,064,134	$(54,634)	$(311,305)	$1,939,582
Net Income	—	—	—	—		205,104	—	—	205,104
Dividends:
Cash ($1.05 per share)	—	—	—	—		(68,670)	—	—	(68,670)
Purchase of treasury (468,918 shares)	—	—	—	—		—	—	(17,845)	(17,845)
Exercise of stock options	—	111	111	1,812		—	—	—	1,923
Stock compensation expense recognized in earnings	—	—	—	980		—	—	—	980
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—		—	56,979	—	56,979
Balance at December 31, 2019	—	96,215	$96,215	$148,075		$2,200,568	$2,345	$(329,150)	$2,118,053

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2019, 2018 and 2017

(Dollars in Thousands)

	2019	2018	2017
Operating activities:

Net income	$205,104	$215,931	$157,436

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	18,843	6,112	11,221
Specific reserve, other real estate owned	322	3,071	710
Depreciation of bank premises and equipment	28,270	25,873	25,281
Gain on sale of bank premises and equipment	(237)	(1,456)	(38)
Gain on sale of other real estate owned	(1,470)	(1,465)	(703)
Accretion of investment securities discounts	(428)	(271)	(393)
Amortization of investment securities premiums	20,549	20,087	24,040
Investment securities transactions, net	12	141	4,774
Unrealized (gain) loss on equity securities with readily determinable fair values	(158)	388	—
Amortization of identified intangible assets	—	—	25
Stock based compensation expense	980	1,035	903
Earnings from affiliates and other investments	(3,914)	(15,484)	(13,198)
Deferred tax expense	3,309	5,143	4,570
Decrease (increase) in accrued interest receivable	183	(2,347)	(2,284)
Decrease (increase) in other assets	8,043	(51,827)	(16,117)
Net increase in other liabilities	32,157	24,916	592

Net cash provided by operating activities	311,565	229,847	196,819

Investing activities:

Proceeds from maturities of securities	—	2,275	—
Proceeds from sales and calls of available for sale securities	94,585	38,175	396,066
Proceeds from sales of equity securities with readily determinable fair values	—	21,607	—
Purchases of available for sale securities	(893,301)	(47,346)	(1,182,006)
Principal collected on mortgage backed securities	882,479	675,304	780,097
Net increase in loans	(375,621)	(258,142)	(394,267)
Purchases of other investments	(52,795)	(43,418)	(26,193)
Distributions from other investments	44,919	3,668	20,344
Purchases of bank premises and equipment	(29,590)	(21,395)	(14,315)
Proceeds from sales of bank premises and equipment	1,861	4,533	2,201
Proceeds from sales of other real estate owned	9,405	4,179	14,266

Net cash (used in) provided by investing activities	(318,058)	379,440	(403,807)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2018, 2017 and 2016

(Dollars in Thousands)

	2019	2018	2017
Financing activities:

Net increase in non-interest-bearing demand deposits	$91,065	$211,585	$85,204
Net (decrease) increase in savings and interest-bearing demand deposits	(408)	23,106	41,403
Net increase (decrease) in time deposits	38,832	(83,038)	(191,804)
Net increase (decrease) in securities sold under repurchase agreements	6,547	(123,816)	(151,180)
Net (decrease) increase in other borrowed funds	(79,154)	(489,560)	461,850
Redemption of long-term debt	(25,774)	—	—
Repurchase of outstanding common stock warrant	—	(29,005)	—
Purchase of treasury stock	(17,845)	(19,042)	(187)
Proceeds from stock transactions	1,923	1,522	1,455
Payments of cash dividends - common	(68,670)	(49,599)	(43,594)

Net cash (used in) provided by financing activities	(53,484)	(557,847)	203,147

(Decrease) increase in cash and cash equivalents	(59,977)	51,440	(3,841)

Cash and cash equivalents at beginning of period	316,797	265,357	269,198

Cash and cash equivalents at end of period	$256,820	$316,797	$265,357

Supplemental cash flow information:
Interest paid	$56,728	$50,623	$38,995
Income taxes paid	44,089	40,565	66,983
Non-cash investing and financing activities:
Net transfers from loans to other real estate owned	22,015	32,610	2,588
Establishment of lease liability and right-of-use asset	6,171	—	—

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

Consolidation and Basis of Presentation

Our consolidated financial statements include the accounts of the International Bancshares Corporation, its wholly-owned Subsidiary Banks and its wholly-owned non-bank subsidiaries, IBC Trading Company, Premier Tierra Holdings, Inc., IBC Charitable and Community Development Corporation, and IBC Capital Corporation.  All significant inter-company balances and transactions have been eliminated in consolidation.

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

We own one insurance-related subsidiary, IBC Insurance Agency, Inc., a wholly owned subsidiary of our Subsidiary Bank, International Bank of Commerce, Laredo. The insurance-related subsidiary does not conduct underwriting activities.

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

Subsequent Events

We have evaluated all events or transactions that occurred through the date we issued these financial statements. During this period, we did not have any material recognizable or non-recognizable subsequent events.

Investment Securities

We classify debt securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held-to-maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as “available-for-sale” or “trading” and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading”, while unrealized holding gains and losses related to those securities classified as “available-for-sale” are excluded from net income and reported net of tax as other comprehensive income and in shareholders’ equity as accumulated other comprehensive income (loss) until realized. We did not maintain any trading securities during the three-year period ended December 31, 2019.

Mortgage-backed securities held at December 31, 2019 and 2018 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. government or its agencies including the Federal Home Loan Mortgage Corporation

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or other non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

Premiums and discounts are amortized using the level yield or “interest method” over the terms of the securities. Declines in the fair value of held-to-maturity and available-for sale-securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) our intent to hold and our determination of whether we will more likely than not be required to sell the security prior to a recovery in fair value. If we determine that (i) we intend to sell the security or (ii) it is more likely than not that we will be required to sell the security before it’s anticipated recovery, the other-than-temporary impairment that is recognized in earnings is equal to the difference between the fair value of the security and our amortized cost of the security. If we determine that we (i) do not intend to sell the security and (ii) we will not be more likely than not required to sell the security before it’s anticipated recovery, the other-than-temporary impairment is segregated into its two components (i) the amount of impairment related to credit loss and (ii) the amount of impairment related to other factors. The difference between the present value of the cash flows expected to be collected and the amortized cost is the credit loss recognized through earnings and an adjustment to the cost basis of the security. The amount of impairment related to other factors is included in other comprehensive income (loss). Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Equity Securities

Prior to January 1, 2018, equity securities with readily determinable fair values were included in available-for-sale securities, with the unrealized gain or loss recorded as a component of other comprehensive income (loss).  Pursuant to the adoption of ASU 2016-02, equity securities with readily determinable fair values are a separate component of our balance sheet, with unrealized gains and losses recognized in net income.  Equity securities with readily determinable fair values at December 31, 2019 and December 31, 2018 consist primarily of Community Reinvestment Act funds.

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

Non-Accrual Loans

The non-accrual loan policy of our Subsidiary Banks is to discontinue the accrual of interest on loans when management determines that it is probable that future interest accruals will be un-collectible. As it relates to consumer loans, management charges-off those loans when the loan is contractually 90 days past due. Under special circumstances, a consumer or non-consumer loan may be more than 90 days delinquent as to interest or principal and not be placed on non-accrual status. This situation generally results when a Subsidiary Bank has a borrower who is experiencing financial difficulties, but not to the extent that requires a restructuring of indebtedness. The majority of this category is composed of loans that are considered to be adequately secured and/or for which there are expected future payments. When a loan is placed on non-accrual status, any interest accrued, not paid is reversed and charged to operations against interest income. As it relates to non-consumer loans that are not 90 days past due, management will evaluate each of these loans to determine if placing the loan on non-accrual status is warranted. Interest income on non-accrual loans is recognized only to the extent payments are received or when, in management’s opinion, the debtor’s financial condition warrants reestablishment of interest accruals.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other Real Estate Owned and Repossessed Assets

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. Any subsequent write-downs are charged against other non-interest expense through a valuation allowance. Other real estate owned totaled approximately $71,103,000 and $57,344,000 at December 31, 2019 and 2018, respectively. Other real estate owned is included in other assets.  Repossessed assets consist primarily of non-real estate assets acquired by foreclosure.  Prior to foreclosure, the value of the underlying loan is written down to the fair value of the asset to be repossessed by a charge to the allowance for probable loan losses, if necessary.  Repossessed assets are included in other assets on the consolidated financial statements and totaled approximately $7,137,000 and $6,454,000 at December 31, 2019 and 2018, respectively.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets. Repairs and maintenance are charged to operations as incurred and expenditures for renewals and betterments are capitalized.   We primarily own all the property we occupy, with the exception of certain branches operating in grocery store or retail shopping centers and certain ATM locations, which are all under operating leases as classified under guidance prior to the issuance of ASU 2016-02, “Leases.”  We adopted the guidance in ASU 2016-02 on January 1, 2019 and recorded a right of use asset and a lease liability of approximately $6.4 million.  The right of use asset and lease liability are included in other assets and other liabilities, respectively, in our consolidated financial statements.

Other Investments

Other investments include equity investments in non-financial companies, as well as equity securities with no readily determinable fair market value. Equity investments are accounted for using the equity method of accounting. Equity securities with no readily determinable fair value are accounted for using the cost method.

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

Revenue Recognition

On January 1, 2018, we adopted the provisions of ASU 2014-09 to ASC 606, “Revenue from Contracts with Customers.”  Since our revenue is primarily comprised of net interest income on financial assets and liabilities, which were excluded from the scope of the update, the remaining non-interest revenue streams were identified and then analyzed under the provisions of the update, to:  (i) identify the contract, (ii) identify the performance obligation, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when the performance obligation was satisfied.  Our non-interest revenue contracts with customers are primarily short term and our performance obligation is satisfied at a single point in time, typically within a single period.  No changes to our existing methods for recognizing revenue were made as a result of the update.

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

We evaluate uncertain tax positions at the end of each reporting period. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2019 and 2018, respectively, after evaluating all uncertain tax positions, we have recorded no liability for unrecognized tax benefits at the end of the reporting period. We would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2019, 2018 and 2017, we recognized no interest expense or penalties related to uncertain tax positions.

We file consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2016.

Stock Options

Compensation expense for stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award. The fair value of stock options granted was estimated using the Black-Sholes-Merton option-pricing model. This model was developed for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black-Scholes-Merton option-pricing model does not necessarily provide a reliable single measure of the fair value of our stock options.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2019, after completing goodwill testing, we have determined that no goodwill impairment exists.

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Our identified intangible assets relate to core deposits and contract rights. As of December 31, 2019, we have determined that no impairment of identified intangibles exists. Identified

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, we consider all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, we report transactions related to deposits and loans to customers on a net basis.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 to ASC 820, “Leases.”  The update amends existing standards for accounting for leases by lessees, with accounting for leases by lessors remaining mainly unchanged from current guidance.  The update requires that lessees recognize a lease liability and a right of use asset for all leases (with the exception of short-term leases) at the commencement date of the lease and disclose key information about leasing arrangements.  The update is to be applied on a modified retrospective basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.  The update is effective for interim and annual periods beginning after December 15, 2018.  In January 2018, the FASB issued a proposal that provides an additional transition method that would allow entities to not apply the guidance in the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

update in the comparative periods presented in the consolidated financial statements, but instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.  On January 1, 2019, we adopted the provisions of ASU 2016-02, “Leases.”  As part of our business model, we primarily own all property we occupy, with the exception of certain branches operating in grocery stores or shopping centers and certain ATM locations that were classified as operating leases under previous guidance.    The adoption of the standard did not have a significant impact on our consolidated financial statements.  As of the date of adoption, we recorded a right of use asset and a lease liability of approximately $6.4 million.  The right of use asset and lease liability are included in other assets and other liabilities, respectively, on our consolidated statement of condition.  Amortization of the right of use asset for the twelve months ended December 31, 2019 was approximately $1,019,000 and is included as a part of occupancy expense in our consolidated income statement.

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 to ASC 326, “Financial Instruments – Credit Losses.”  The update amends existing standards for accounting for credit losses for financial assets.  The update requires that the expected credit losses on the financial instruments held as of the end of the period being reported be measured based on historical experience, current conditions, and reasonable and supportable forecasts.  The update also expands the required disclosures related to significant estimates and judgements used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s financial assets.  The update also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.  The impact of the adoption of the standard is to be recorded as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted.  The accounting standard was effective for us on January 1, 2020.  The task force formed last year, which includes key members of the teams that work with the current calculation of the allowance for probable loan losses with members representing the corporate accounting and risk management areas has continued to work with the implementation of the update.  Implementation activities and decisions have been reached around key data needed for the new calculation including portfolio segmentation.  Validation of our primary model/tool is substantially completed and ongoing activities around forecasting models and documentation of the process are substantially complete.  We have completed a parallel run of the calculation against our current methodology.  Based on the current portfolio, including its current composition, characteristics and credit quality, as well as the current economic conditions and forecasts, we believe that the adoption of the update will increase our allowance for probable loan losses between approximately 2 and 6%.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

In December 2019, the FASB issued Accounting Standards Update No. 2019-12 to ASC 740, “Income Taxes.”  The update amends existing guidance with the intention of simplifying the accounting for income taxes.  Specifically, the update removes some exceptions in existing guidance around intraperiod tax allocations, recognition of deferred tax liabilities for certain changes in investments in foreign subsidiaries and to the general methodology for calculating taxes on interim periods when year to date losses exceed the anticipated loss for the year.  Additionally, the update clarifies and provides more guidance with respect to the classification of franchise or similar taxes, requirements to evaluate when a step up in the tax basis of goodwill should be considered, eliminates the requirement that a consolidated entity allocate a portion of current and deferred tax expense to a legal entity that is not subject to tax, requires that an entity reflect the effect of changes in tax laws and tax rates in the effective tax rate computed in the interim period that includes the enactment date and makes minor changes for taxes related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method.  The update is effective for fiscal years beginning after December 15, 2020.  The adoption of the update is not expected to have a significant impact on our consolidated financial statements.

(2) Investment Securities

The amortized cost and estimated fair value by type of investment security at December 31, 2019 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400
Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale Debt Securities
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$3,285,623	$16,534	$(16,609)	$3,285,548	$3,285,548
Obligations of states and political subdivisions	90,447	2,933	(5)	93,375	93,375
Total investment securities	$3,376,070	$19,467	$(16,614)	$3,378,923	$3,378,923

(1)	Included in the carrying value of residential mortgage- backed securities are $571,247 of mortgage-backed securities issued by Ginnie Mae and $2,714,301 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The amortized cost and estimated fair value of investment securities at December 31, 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value
	(Dollars in Thousands)
Due in one year or less	$1,075	$1,075	$—	$—
Due after one year through five years	1,325	1,325	—	—
Due after five years through ten years	—	—	2,241	2,249
Due after ten years	—	—	88,206	91,126
Residential mortgage-backed securities	—	—	3,285,623	3,285,548
Total investment securities	$2,400	$2,400	$3,376,070	$3,378,923

The amortized cost and estimated fair value by type of investment security at December 31, 2018 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value
	(Dollars in Thousands)
Other securities	$1,200	$—	$—	$1,200	$1,200
Total investment securities	$1,200	$—	$—	$1,200	$1,200

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)
	(Dollars in Thousands)
Residential mortgage-backed securities	$3,295,366	$6,813	$(79,169)	$3,223,010	$3,223,010
Obligations of states and political subdivisions	185,799	2,646	(105)	188,340	188,340
Total investment securities	$3,481,165	$9,459	$(79,274)	$3,411,350	$3,411,350

(1)	Included in the carrying value of residential mortgage- backed securities are $501,293 of mortgage-backed securities issued by Ginnie Mae, $2,721,717 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

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

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $856,135,000 and $855,141,000, respectively, at December 31, 2019.

Proceeds from the sale and call of securities available-for-sale were $94,585,000, $59,782,000 and $396,066,000 during 2019, 2018 and 2017, respectively, which amounts included $0, $0 and $377,756,000 of mortgage-backed securities. Gross gains of $3,000, $3,000 and $1,186,000, and gross losses of $15,000, $144,000 and $5,960,000 were realized on the sales in 2019, 2018 and 2017, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2019 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$523,031	$(2,269)	$1,448,109	$(14,340)	$1,971,140	$(16,609)
Obligations of states and political subdivisions	766	(5)	—	—	766	(5)
	$523,797	$(2,274)	$1,448,109	$(14,340)	$1,971,906	$(16,614)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2018 were as follows:

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

The unrealized losses on investments in residential mortgage-backed securities are primarily caused by changes in market interest rates. Residential mortgage-backed securities are primarily securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. The contractual cash obligations of the securities issued by Ginnie Mae are fully guaranteed by the U.S. government. The contractual cash obligations of the securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in early September 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae and Freddie Mac are rated consistently as AAA rated securities. The decrease in fair value on residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae is due to market interest rates. We have no intent to sell and more likely than not be required to sell before a market price recovery or maturity of the securities; therefore, it is our conclusion that the investments in residential mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae are not considered other-than-temporarily impaired. The unrealized losses on investments in other securities are caused by fluctuations in market interest rates. The underlying cash obligations of the securities are guaranteed by the entity underwriting the debt instrument. We believe that the entity issuing the debt will honor its interest payment schedule, as well as the full debt at maturity. We purchased the securities for their economic value. The decrease in fair value is primarily due to market interest rates and not other factors, and because we have no intent to sell and will more likely than not be required to sell before a market price recovery or maturity of the securities, it is our conclusion that the investments are not considered other-than-temporarily impaired.

Equity securities with readily determinable fair values consist primarily of Community Reinvestment Act funds. At December 31, 2019 and December 31, 2018, the balance in equity securities with readily determinable fair values recorded at fair value were $6,095,000 and $5,937,000, respectively. Prior to January 1, 2018, the equity securities were included in available-for-sale securities, with the related unrealized gain or loss recorded as a component of other

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

comprehensive income (loss). The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the twelve months ended December 31, 2019 and December  31, 2018:

Year Ended
December 31, 2019
(Dollars in Thousands)

Net gains recognized during the period on equity securities	$158
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized gains recognized during the reporting period on equity securities still held at the reporting date	$158

Year Ended
December 31, 2018
(Dollars in Thousands)

Net losses recognized during the period on equity securities	$(388)
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(388)

(3) Loans

A summary of loans, by loan type at December 31, 2019 and 2018 is as follows:

	December 31,	December 31,
	2019	2018
	(Dollars in Thousands)
Commercial, financial and agricultural	$3,379,837	$3,305,124
Real estate - mortgage	1,140,377	1,173,101
Real estate - construction	2,185,883	1,886,231
Consumer	47,800	46,316
Foreign	141,049	150,517
Total loans	$6,894,946	$6,561,289

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2019
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$12,596	$15,123	$19,353	$1,808	$3,467	$7,719	$447	$871	$61,384
Losses charge to allowance	(14,412)	(39)	(7,353)	—	(201)	(435)	(487)	(1)	(22,928)
Recoveries credited to allowance	2,196	113	318	—	26	286	40	—	2,979
Net losses charged to allowance	(12,216)	74	(7,035)	—	(175)	(149)	(447)	(1)	(19,949)
Provision (credit) charged to operations	10,765	2,955	4,215	(22)	470	(35)	542	(47)	18,843
Balance at December 31,	$11,145	$18,152	$16,533	$1,786	$3,762	$7,535	$542	$823	$60,278

	December 31, 2018
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$27,905	$11,675	$16,663	$1,109	$2,950	$6,103	$440	$842	$67,687
Losses charge to allowance	(14,220)	(1)	(70)	—	(122)	(347)	(362)	(3)	(15,125)
Recoveries credited to allowance	1,981	25	246	—	36	369	43	10	2,710
Net losses charged to allowance	(12,239)	24	176	—	(86)	22	(319)	7	(12,415)
Provision (credit) charged to operations	(3,070)	3,424	2,514	699	603	1,594	326	22	6,112
Balance at December 31,	$12,596	$15,123	$19,353	$1,808	$3,467	$7,719	$447	$871	$61,384

	December 31, 2017
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total
	(Dollars in Thousands)
Balance at December 31,	$25,649	$13,889	$16,731	$806	$2,455	$3,716	$531	$884	$64,661
Losses charge to allowance	(12,094)	(213)	(40)	—	(101)	(340)	(309)	(1)	(13,098)
Recoveries credited to allowance	4,020	21	527	—	11	258	45	21	4,903
Net losses charged to allowance	(8,074)	(192)	487	—	(90)	(82)	(264)	20	(8,195)
Provision (credit) charged to operations	10,330	(2,022)	(555)	303	585	2,469	173	(62)	11,221
Balance at December 31,	$27,905	$11,675	$16,663	$1,109	$2,950	$6,103	$440	$842	$67,687

The allowance for probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The increase in provision for probable loan losses charged to expense and charge-offs charged to the allowance for probable loan losses for the year ended December 31, 2019 can be primarily attributed to a relationship that is secured by multiple pieces of real property on which car dealerships are operated.  The relationship began deteriorating in the fourth quarter of 2018, triggered by significant fraud by a high level insider of the car dealership resulting in the dealerships unexpectedly filing for bankruptcy and creating an exposure for potential loss since the operations of the dealerships were the source of repayment from the borrower.  The relationship further deteriorated in the first quarter of 2019 after the sponsor of the court approved debtor in possession plan discontinued its role in the process and thus did not fulfill its obligation to assume full responsibility of the accrued and unpaid interest.  Although the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

relationship is secured by real property (the dealerships’ real estate), the real property has specialized use, contributing to the potential exposure for probable loss.  During the first quarter of 2019, in light of the circumstances and management’s evaluation of the relationship, the decision was made to place the relationship on impaired, non-accrual status and place a specific reserve on the relationship in the amount of $9.5 million.  During the second quarter of 2019, management continued to evaluate the relationship and decided to foreclose on the underlying real estate collateral, resulting in a charge-off of approximately $9.5 million, reflected in the tables above as part of the Commercial and Commercial Real Estate: Farmland and Commercial categories. The decrease in the provision for probable loan losses charged to expense for the years ended December 31, 2018 and December 31, 2017 can be attributed to a decrease in the historical loss experience in the commercial category of the calculation.  As discussed in prior periods, charge-offs increased from historical levels due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  We use a three-year historical charge-off experience in the calculation, therefore, as those charge-offs were eliminated from the calculation, the allowance for probable loan losses was impacted.  As fluctuations occur in historical loss factors, management evaluates the need to adjust the qualitative factors used in the calculation to properly reflect probable loan losses.

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2019
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$1,935	$249	$1,290,725	$10,895
Commercial real estate: other construction & land development	938	116	2,184,945	18,037
Commercial real estate: farmland & commercial	1,208	—	1,895,539	16,533
Commercial real estate: multifamily	165	—	190,265	1,786
Residential: first lien	6,278	—	427,623	3,762
Residential: junior lien	692	—	705,784	7,535
Consumer	1,195	—	46,605	542
Foreign	264	—	140,785	823

Total	$12,675	$365	$6,882,271	$59,913

	December 31, 2018
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance
	(Dollars in Thousands)
Domestic
Commercial	$9,179	$656	$1,119,790	$11,940
Commercial real estate: other construction & land development	2,092	116	1,884,139	15,007
Commercial real estate: farmland & commercial	3,509	—	1,946,389	19,353
Commercial real estate: multifamily	507	—	225,750	1,808
Residential: first lien	6,244	—	439,556	3,467
Residential: junior lien	901	—	726,400	7,719
Consumer	1,175	—	45,141	447
Foreign	293	—	150,224	871

Total	$23,900	$772	$6,537,389	$60,612

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Loans accounted for on a non-accrual basis at December 31, 2019, 2018 and 2017 amounted to $4,886,000, $15,791,000 and $54,730,000, respectively. The decrease in non-accrual commercial loans at December 31, 2019 compared to the same period of 2018 can be attributed to a relationship secured by equipment and accounts receivable that has been upgraded to Watch-List Substandard.  The effect of such non-accrual loans reduced interest income by approximately $340,000, $1,119,000 and $977,000 for the years ended December 31, 2019, 2018 and 2017, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2019, 2018 and 2017 amounted to approximately $59,705,000, $40,674,000 and $7,257,000, respectively and can be attributed to a relationship that is secured by multiple pieces of real property on which car dealerships are operated.

The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31, 2019	December 31, 2018
	(Dollars in Thousands)
Domestic
Commercial	$1,901	$9,143
Commercial real estate: other construction & land development	938	2,092
Commercial real estate: farmland & commercial	1,208	3,509
Commercial real estate: multifamily	165	507
Residential: first lien	670	347
Residential: junior lien	—	171
Consumer	4	22
Total non-accrual loans	$4,886	$15,791

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

The following tables detail key information regarding our impaired loans by loan class for the year ended December 31, 2019:

	December 31, 2019
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$510	$516	$249	$514	$—
Commercial real estate: other construction & land development	126	169	116	131	—
Total impaired loans with related allowance	$636	$685	$365	$645	$—

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2019
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$1,425	$1,516	$18,794	$2
Commercial real estate: other construction & land development	812	1,133	1,737	—
Commercial real estate: farmland & commercial	1,208	1,841	22,357	—
Commercial real estate: multifamily	165	168	651	—
Residential: first lien	6,278	6,445	6,988	309
Residential: junior lien	692	692	1,023	42
Consumer	1,195	1,196	1,117	—
Foreign	264	264	278	12
Total impaired loans with no related allowance	$12,039	$13,255	$52,945	$365

The following tables detail key information regarding our impaired loans by loan class for the year ended December 31, 2018:

	December 31, 2018
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
	(Dollars in Thousands)
Loans with Related Allowance
Domestic
Commercial	$1,563	$2,161	$656	$1,741	$—
Commercial real estate: other construction & land development	135	169	116	141	—
Total impaired loans with related allowance	$1,698	$2,330	$772	$1,882	$—

	December 31, 2018
		Unpaid	Average
	Recorded	Principal	Recorded	Interest
	Investment	Balance	Investment	Recognized
	(Dollars in Thousands)
Loans with No Related Allowance
Domestic
Commercial	$7,616	$7,730	$16,194	$3
Commercial real estate: other construction & land development	1,957	2,205	2,151	—
Commercial real estate: farmland & commercial	3,509	4,031	36,632	—
Commercial real estate: multifamily	507	538	565	—
Residential: first lien	6,244	6,386	7,136	305
Residential: junior lien	901	911	976	44
Consumer	1,175	1,190	1,211	2
Foreign	293	293	327	14
Total impaired loans with no related allowance	$22,202	$23,284	$65,192	$368

A portion of the impaired loans have adequate collateral and credit enhancements not requiring a related allowance for loan loss. Management is confident our loss exposure regarding these credits will be significantly reduced due to our long-standing practices that emphasize secured lending with strong collateral positions and guarantor support. Management is likewise confident the reserve for probable loan losses is adequate.

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

	December 31, 2019	December 31, 2018
	(Dollars in Thousands)
Domestic
Commercial	$32	$35
Residential: first lien	5,608	5,947
Residential: junior lien	692	730
Consumer	1,192	1,153
Foreign	264	293

Total troubled debt restructuring	$7,788	$8,158

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

While management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the allowance for probable loan losses can be made only on a subjective basis. It is the judgment of our management that the allowance for probable loan losses at December 31, 2019 and December 31, 2018, was adequate to absorb probable losses from loans in the portfolio at that date.

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2019
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$3,134	$626	$1,292	$421	$5,052	$1,287,608	$1,292,660
Commercial real estate: other construction & land development	509	55	—	—	564	2,185,319	2,185,883
Commercial real estate: farmland & commercial	8,058	2,031	54,928	54,878	65,017	1,831,730	1,896,747
Commercial real estate: multifamily	313	—	165	—	478	189,952	190,430
Residential: first lien	3,229	1,670	3,660	3,107	8,559	425,342	433,901
Residential: junior lien	1,112	477	1,200	1,200	2,789	703,687	706,476
Consumer	467	75	88	88	630	47,170	47,800
Foreign	1,347	3	11	11	1,361	139,688	141,049
Total past due loans	$18,169	$4,937	$61,344	$59,705	$84,450	$6,810,496	$6,894,946

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2018
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio
	(Dollars in Thousands)
Domestic
Commercial	$4,651	$1,089	$19,851	$10,890	$25,591	$1,103,378	$1,128,969
Commercial real estate: other construction & land development	727	1,707	922	16	3,356	1,882,875	1,886,231
Commercial real estate: farmland & commercial	2,928	784	27,239	24,910	30,951	1,918,947	1,949,898
Commercial real estate: multifamily	927	—	578	71	1,505	224,752	226,257
Residential: first lien	3,998	1,677	3,362	3,079	9,037	436,763	445,800
Residential: junior lien	1,155	618	1,108	937	2,881	724,420	727,301
Consumer	486	19	45	32	550	45,766	46,316
Foreign	1,106	117	739	739	1,962	148,555	150,517
Total past due loans	$15,978	$6,011	$53,844	$40,674	$75,833	$6,485,456	$6,561,289

The decrease in commercial loans past due 90 days or greater at December 31, 2019 compared to December 31, 2018 can be primarily attributed to a relationship secured by equipment and accounts receivable that was brought current and the charge-off of the previously discussed relationship secured by real property on which car dealerships are operated and the foreclosure of the underlying real estate assets securing the relationship.  The increase in commercial real estate:  farmland and commercial loans past due 90 days or greater at December 31, 2019 compared to December 31, 2018 can be primarily attributed to a loan relationship secured by real property on which a private education centers are operated.  Our internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we could sustain some future loss if such weaknesses are not corrected. For loans that are classified as impaired, management evaluates these credits in accordance with the provision of. ASC 310-10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the credit. The specific reserve allocated under ASC 310-10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of our loans evaluated as impaired under ASC 310-10 are measured using the fair value of collateral method. In limited cases, we may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

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

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

		December 31, 2019
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$1,228,110	$569	$39	$62,007	$1,935
Commercial real estate: other construction & land development	2,090,370	18,721	41,949	33,905	938
Commercial real estate: farmland & commercial	1,710,446	13,184	20,183	151,726	1,208
Commercial real estate: multifamily	190,265	—	—	—	165
Residential: first lien	426,546	253	144	680	6,278
Residential: junior lien	704,958	826	—	—	692
Consumer	46,605	—	—	—	1,195
Foreign	140,785	—	—	—	264
Total	$6,538,085	$33,553	$62,315	$248,318	$12,675

		December 31, 2018
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired
		(Dollars in Thousands)
Domestic
Commercial	$998,625	$441	$44,544	$76,180	$9,179
Commercial real estate: other construction & land development	1,817,098	1,648	9,055	56,338	2,092
Commercial real estate: farmland & commercial	1,726,711	62,046	38,373	119,259	3,509
Commercial real estate: multifamily	224,823	—	—	927	507
Residential: first lien	438,773	—	142	641	6,244
Residential: junior lien	725,538	—	862	—	901
Consumer	45,141	—	—	—	1,175
Foreign	150,224	—	—	—	293
Total	$6,126,933	$64,135	$92,976	$253,345	$23,900

The decrease in Special Review credits in the commercial real estate: farmland and commercial category of the portfolio at December 31, 2019 compared to December 31, 2018 can be primarily attributed to a relationship secured by real estate on which children’s learning centers are operated that was downgraded to Watch-List Substandard.  The increase in Special Review credits in the commercial real estate:  other construction and land development category can be primarily attributed to two relationships that were downgraded to Special Review from the Pass categories. Both are relationships secured by real estate on which commercial buildings are being constructed. The decrease in Watch-List Pass credits in the commercial category can be primarily attributed to the reclassification of a relationship in the oil and gas production business to the Pass category. The increase in Watch-List Pass credits in the commercial real estate: other construction and land development category can be primarily attributed to a reclassification of a relationship secured by real estate on which commercial buildings are being constructed from the Watch-List Substandard classification offset by a downgrade of a relationship also secured by real estate on which commercial buildings are being constructed from Pass to Watch-List Pass. The decrease in Watch-List Pass commercial real estate: farmland and commercial credits at December 31, 2019 compared to December 31, 2018 can be primarily attributed to the payoff of a relationship secured by real estate on which boat storage slips were operated and the upgrade of a relationship secured by a retail center from Watch-List Pass to Pass. The decrease in Watch-List Substandard credits in the commercial category at December 31, 2019 compared to December 31, 2018 can be primarily attributed to the previously mentioned relationship secured by real estate on which car dealerships were operated was foreclosed upon and the pay-off of a relationship secured by equipment. The decrease in Watch-List Substandard commercial real estate: farmland and commercial credits at December 31, 2019 compared to December 31, 2018 can be primarily attributed to the upgrade of the previously mentioned relationship secured by real estate on which commercial buildings are being constructed to Watch-List-Pass. The increase in Watch-List Substandard commercial real estate: farmland and commercial credits at December 31, 2019 compared to December 31, 2018 can be primarily attributed to the downgrade of the previously mentioned relationship secured by real estate on which children’s education centers are operated from Special Review.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2019 and 2018 were as follows:

	Estimated
	useful lives				2019	2018
					(Dollars in Thousands)
Bank buildings and improvements	5	-	40	years	$573,257	$563,302
Furniture, equipment and vehicles	1	-	20	years	313,880	292,958
Land					118,099	118,806
Real estate held for future expansion:
Land, building, furniture, fixture and equipment	7	-	27	years	—	—
Less: accumulated depreciation					(498,641)	(468,167)
Bank premises and equipment, net					$506,595	$506,899

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
December 31, 2019:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—
December 31, 2018:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—

Amortization expense of intangible assets was $0, $0 and $25 for the years ended December 31, 2019, 2018 and 2017.

There were no changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

Deposits as of December 31, 2019 and 2018 and related interest expense for the years ended December 31, 2019, 2018 and 2017 were as follows:

	2019	2018
	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$2,815,835	$2,758,768
Foreign	730,070	696,072
Total demand non-interest bearing	3,545,905	3,454,840
Savings and interest bearing demand
Domestic	2,477,668	2,531,854
Foreign	790,161	736,383
Total savings and interest bearing demand	3,267,829	3,268,237
Time, certificates of deposit $100,000 or more
Domestic	636,005	590,895
Foreign	827,031	807,486
Less than $100,000
Domestic	302,620	323,377
Foreign	246,644	251,710
Total time, certificates of deposit	2,012,300	1,973,468
Total deposits	$8,826,034	$8,696,545

	2019	2018	2017
	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$13,462	$11,029	$5,453
Foreign	2,917	1,735	755
Total savings and interest bearing demand	16,379	12,764	6,208
Time, certificates of deposit $100,000 or more
Domestic	7,804	4,741	3,644
Foreign	9,407	5,798	4,105
Less than $100,000
Domestic	2,232	1,589	1,312
Foreign	1,527	968	675
Total time, certificates of deposit	20,970	13,096	9,736
Total interest expense on deposits	$37,349	$25,860	$15,944

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of time deposits as of December 31, 2019 were as follows:

Total
(in thousands)
2020	$1,848,026
2021	111,775
2022	38,415
2023	13,112
2024	944
Thereafter	28
Total	$2,012,300

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2019, were as follows:

Total
(in thousands)
Due within 3 months or less	$536,400
Due after 3 months and within 6 months	351,059
Due after 6 months and within 12 months	465,735
Due after 12 months	109,842
$1,463,036

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2019 and December 31, 2018 were $929,860 and $869,000, in thousands, respectively.

(8) Securities Sold Under Repurchase Agreements

Our Subsidiary Banks have entered into repurchase agreements with an investment banking firm and individual customers of the Subsidiary Banks. The purchasers have agreed to resell to the Subsidiary Banks identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed securities and averaged $267,439,000 and $314,876,000 during 2019 and 2018, respectively, and the maximum amount outstanding at any month end during 2019 and 2018 was $299,827,000 and $370,495,000 respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Further information related to repurchase agreements at December 31, 2019 and 2018 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate
	(Dollars in Thousands)
December 31, 2019 term:
Overnight agreements	$317,107	$318,397	$225,243	0.87%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	11,564	11,529	11,293	1.28
Total	$328,671	$329,926	$236,536	0.89%
December 31, 2018 term:
Overnight agreements	$357,642	$349,081	$218,852	0.85%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	11,444	11,096	11,137	1.27
Total	$369,086	$360,177	$229,989	0.87%

The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(9) Other Borrowed Funds

Other borrowed funds include Federal Home Loan Bank borrowings, which are short and long-term fixed borrowings issued by the Federal Home Loan Bank of Dallas and the Federal Home Loan Bank of Topeka at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities and a portion of our loan portfolio.

Further information regarding our other borrowed funds at December 31, 2019 and 2018 is set forth in the following table:

	December 31,
	2019	2018
	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$190,000	$268,975
Rate on balance outstanding at year end	1.48%	2.70%
Average daily balance	$190,431	$621,357
Average rate	2.60%	1.97%
Maximum amount outstanding at any month end	$371,775	$1,007,100
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$436,511	$436,690
Rate on balance outstanding at year end	1.73%	1.73%
Average daily balance	$436,593	$302,373
Average rate	1.71%	1.71%
Maximum amount outstanding at any month end	$436,675	$436,700

(1)	Long-term advances at December 31, 2019 and December 31, 2018 consisted of both amortizing and non-amortizing advances. The non-amortizing advances mature in the following increments: $75,000,000 in July 2028, $100,000,000 in March 2033 and $250,000,000 in August 2033 and are callable by the FHLB on a quarterly basis. Two amortizing advances are outstanding at December 31, 2019 in the amounts of $3,146,000 and $8,365,000 and mature in December 2033 and November 2033, respectively. The amortization on the amortizing long-term advances totals approximately $179,000 per year for each of the next five years.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Junior Subordinated Deferrable Interest Debentures

We have formed five statutory business trusts under the laws of the State of Delaware for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) we issued. As of December 31, 2019 and December 31, 2018, the principal amount of debentures outstanding totaled $134,642,000 and $160,416,000, respectively.

The Debentures are subordinated and junior in right of payment to all our present and future senior indebtedness (as defined in the respective indentures) and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. We have fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. We have the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2019 and December 31, 2018, the total $134,642,000 and $160,416,000, respectively, of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2019:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing	Interest	Interest				Optional
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Redemption Date(1)
	(Dollars in Thousands)
Trust VIII	$25,774	Quarterly	5.04%	LIBOR	+	3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	3.72%	LIBOR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	3.56%	LIBOR	+	1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	3.72%	LIBOR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	3.36%	LIBOR	+	1.45	September 2037	September 2012
	$134,642
(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2019, 2018, and 2017 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2019:
Basic EPS
Net income available to common shareholders	$205,104	65,476,606	$3.13
Potential dilutive common shares and warrants	—	209,078
Diluted EPS	$205,104	65,685,684	$3.12
December 31, 2018:
Basic EPS
Net income available to common shareholders	$215,931	66,106,580	$3.27
Potential dilutive common shares and warrants	—	527,240
Diluted EPS	$215,931	66,633,820	$3.24
December 31, 2017:
Basic EPS
Net income available to common shareholders	$157,436	66,046,155	$2.38
Potential dilutive common shares	—	732,281
Diluted EPS	$157,436	66,778,436	$2.36

(12) Employees’ Profit Sharing Plan

We have a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. Our annual contribution to the plan is based on a percentage, as determined by our Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,200,000, $3,850,000 and $3,750,000 were charged to income for the years ended December 31, 2019, 2018, and 2017, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of assets attributable to international operations at December 31, 2019 and 2018 are as follows:

	2019	2018
	(Dollars in Thousands)
Loans:
Commercial	$88,979	$101,955
Others	52,070	48,562
	141,049	150,517
Less allowance for probable loan losses	(823)	(871)
Net loans	$140,226	$149,646
Accrued interest receivable	$743	$811

At December 31, 2019, we had $124,543,000 in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $5,445,000, $5,412,000 and $5,248,000 for the years ended December 31, 2019, 2018 and 2017, respectively.

(14) Income Taxes

We file a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2019	2018	2017
	(Dollars in Thousands)
Current
U.S.	$48,559	$48,144	$56,974
State	2,944	3,370	2,662
Foreign	38	(5)	—
Total current taxes	51,541	51,509	59,636
Deferred
U.S.	2,979	5,130	4,620
State	330	13	(50)
Total deferred taxes	3,309	5,143	4,570
Total income taxes	$54,850	$56,652	$64,206

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 21%for 2019 and 2018 and 35% for 2017 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2019	2018	2017
	(Dollars in Thousands)
Computed expected tax expense	$55,086	$57,831	$77,643
Change in taxes resulting from:
Tax-exempt interest income	(2,550)	(3,101)	(4,701)
State tax, net of federal income taxes, tax credit and refunds	2,587	2,673	1,697
Resolution of IRS exam	—	—	(4,985)
Other investment income	(1,480)	(1,561)	(3,198)
Deferred tax adjustment due to federal tax rate change	—	(1,618)	(3,168)
Net investment in low income housing investments	623	2,518	387
Other	584	(90)	531
Actual tax expense	$54,850	$56,652	$64,206

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2019 and 2018 are reflected below:

	2019	2018
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$12,050	$12,257
Other real estate owned	2,501	2,459
Impairment charges on available-for-sale securities	1,054	1,054
Accrued expenses	98	81
Net unrealized losses on available for sale investment securities	—	15,182
Other	6,019	5,076
Total deferred tax assets	21,722	36,109
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(12,478)	(12,596)
Net unrealized gains on available for sale investment securities	(508)	—
Identified intangible assets and goodwill	(13,649)	(13,490)
Other	(18,849)	(14,787)
Total deferred tax liabilities	(45,484)	(40,873)
Net deferred tax liability	$(23,762)	$(4,764)

The net deferred tax liability of $23,762,000 at December 31, 2019 and $4,764,000 at December 31, 2018 is included in other liabilities in the consolidated statements of condition.

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

(15) Stock Options

On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the “2012 Plan”). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2019, 28,651 shares were available for future grants under the 2012 Plan.

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

	2019	2018
Expected Life (Years)	7.00	7.00
Dividend yield	2.93%	1.73%
Interest rate	1.97%	2.68%
Volatility	26.97%	31.65%

A summary of option activity under the stock option plans for the twelve months ended December 31, 2019 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2018	788,977	$25.91
Plus: Options granted	16,500	35.34
Less:
Options exercised	110,938	17.29
Options expired	—	—
Options forfeited	35,951	26.74
Options outstanding at December 31, 2019	658,588	27.55	5.76	$10,219

Options fully vested and exercisable at December 31, 2019	319,085	$22.14	4.38	$6,680

Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2019, 2018 and 2017 was approximately $980,000, $1,035,000 and $903,000, respectively. As of December 31, 2019, there was approximately $1,922,000 of total unrecognized stock-based compensation cost related to non-vested options granted under our plans that will be recognized over a weighted average period of 1.9 years.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other information pertaining to option activity during the twelve months ended December 31, 2019, 2018 and 2017 is as follows:

	Twelve Months Ended December 31,
	2019	2018	2017
Weighted average grant date fair value of stock options granted	$7.38	$11.78	$—
Total fair value of stock options vested	$1,333,000	$1,077,000	$1,182,000
Total intrinsic value of stock options exercised	$2,373,000	$2,045,000	$2,595,000

(1) No stock options were granted during the twelve months ended December 31, 2017.

(16) Long Term Restricted Stock Units

As a former participant in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”) we were subject to certain compensation restrictions, including a prohibition on the payment or accrual of any bonuses to certain officers and employees except for awards of CPP-compliant long- term restricted stock and stock units.

On December 18, 2009, our board of directors (the “Board”) adopted the 2009 International Bancshares Corporation Long-Term Restricted Stock Unit Plan (the “Plan”) to give us additional flexibility in the compensation of our officers, employees, consultants and advisors in compliance with all applicable laws and restrictions.

The Plan authorizes us to issue Restricted Stock Units (“RSUs”) to our officers, employees, consultants and advisors.  On December 18, 2009, pursuant to the Plan, the Board adopted resolutions creating the Long-Term Restricted Stock Unit Plan Committee to administer the Plan. RSUs issued under the Plan are not equity and are payable only in cash. The Plan provides for both the issuance of CPP-compliant long-term RSUs as well as RSUs that are not CPP-compliant.  No grants have been made under the Plan since December 2012 and there are currently no outstanding grants under the Plan. The plan was terminated on August 6, 2019.

(17) Commitments, Contingent Liabilities and Other Matters

Cash of approximately $125,764,000 and $115,721,000 at December 31, 2019 and 2018, respectively, was maintained to satisfy regulatory reserve requirements.

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

(18) Transactions with Related Parties

In the ordinary course of business, the Subsidiary Banks make loans to our directors and executive officers, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $37,605,000 and $33,042,000 at December 31, 2019 and 2018, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the Subsidiary Banks are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the Subsidiary Banks have in particular classes of financial instruments. At December 31, 2019, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$2,622,491,000
Credit card lines	11,098,000
Standby letters of credit	124,054,000
Commercial letters of credit	489,000

We enter into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, we are required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2019, the maximum potential amount of future payments is approximately $124,054,000. At December 31, 2019, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $49,965,000 and $42,729,000 at December 31, 2019 and 2018, respectively.

We enter into commercial letters of credit on behalf of our customers which authorize a third party to draw drafts upon us up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on our part to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The Subsidiary Banks’ exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The Subsidiary Banks use the same credit policies in making commitments and conditional obligations as they do for on-statement of condition instruments. The Subsidiary Banks control the credit risk of these transactions through credit approvals, limits and monitoring procedures. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates normally less than one year or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Subsidiary Banks evaluate each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Subsidiary Banks upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include residential and commercial real estate, bank certificates of deposit, accounts receivable and inventory.

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

On June 12, 2013, the U.S. Treasury sold the Warrant to a third party. On September 19, 2018, we entered into an agreement to repurchase the Warrant from the third party at an aggregate purchase price of $29,005,000, which

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

transaction was consummated in the third quarter of 2018. The repurchase of the outstanding Warrant eliminated any restrictions on certain shareholder distributions or payment of cash dividends in excess of $0.33 per semi-annual period that would have impacted the exercise price of the Warrant while it remained outstanding.

Bank regulatory agencies limit the amount of dividends, which the Subsidiary Banks can pay, without obtaining prior approval from such agencies. At December 31, 2019, the Subsidiary Banks could pay dividends of up to $891,500,000 without prior regulatory approval and without adversely affecting their “well-capitalized” status under regulatory capital rules in effect at December 31, 2019. In addition to legal requirements, regulatory authorities also consider the adequacy of the Subsidiary Banks’ total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. We historically have not allowed any Subsidiary Bank to pay dividends in such a manner as to impair its capital adequacy.

We and the Subsidiary Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-statement of condition items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Current quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2019, that we met all capital adequacy requirements to which we are subject.

       In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”) related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase-in period for mandatory compliance and we were required to begin to phase-in the new rules beginning on January 1, 2015.  We believe that as of December 31, 2019, we meet all fully phased-in capital adequacy requirements.

On November 21, 2017, the OCC, the Federal Reserve and the FDIC finalized a proposed rule that extends the current treatment under the regulatory capital rules for certain regulatory capital deductions and risk weights and certain minority interest requirements, as they apply to banking organizations that are not subject to the advanced approaches capital rules.  Effective January 1, 2018, the rule also paused the full transition to the Basel III treatment of mortgage servicing assets, certain deferred tax assets, investments in the capital of unconsolidated financial institutions and minority interests.  The agencies are also considering whether to make adjustments to the capital rules in response to CECL (the FASB Standard relating to current expected credit loss) and its potential impact on regulatory capital.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 capital to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

As of December 31, 2019, our capital levels exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to us. Based on the ratios presented below, capital levels as of December 31, 2019 exceed the minimum levels necessary to be considered “well-capitalized.”

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

As of December 31, 2019, the most recent notification from the Federal Deposit Insurance Corporation categorized all the Subsidiary Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized,” we must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed our categorization as well-capitalized.

In December 2018, the federal bank regulators issued a final rule that would provide an optional three-year phase-in period for the day-one regulatory capital effects of the adoption of ASU 2016-13 to ASC 326 “Financial Instruments – Credit Losses,” as amended, on January 1, 2020.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2019 under current guidelines are presented in the following table:

			For Capital Adequacy		To Be Well-Capitalized
			Purposes		Under Prompt Corrective
	Actual		Phase-In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2019:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,833,174	18.58%	$690,746	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,268,078	18.23	486,950	7.000	$452,168	6.50%
International Bank of Commerce, Oklahoma	201,202	16.91	83,303	7.000	77,353	6.50
International Bank of Commerce, Brownsville	185,112	22.70	57,084	7.000	53,006	6.50
International Bank of Commerce, Zapata	72,402	36.46	13,902	7.000	12,909	6.50
Commerce Bank	91,239	34.83	18,336	7.000	17,026	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,018,488	20.46%	$1,036,118	10.500%	N/A	N/A
International Bank of Commerce, Laredo	1,315,453	18.91	730,425	10.500	$695,643	10.00%
International Bank of Commerce, Oklahoma	206,807	17.38	124,955	10.500	119,004	10.00
International Bank of Commerce, Brownsville	192,417	23.60	85,626	10.500	81,548	10.00
International Bank of Commerce, Zapata	74,737	37.63	20,853	10.500	19,860	10.00
Commerce Bank	93,396	35.65	27,504	10.500	26,195	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,953,711	19.80%	$838,762	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,268,078	18.23	591,296	8.500	$556,514	8.00%
International Bank of Commerce, Oklahoma	201,202	16.91	101,154	8.500	95,203	8.00
International Bank of Commerce, Brownsville	185,112	22.70	69,316	8.500	65,239	8.00
International Bank of Commerce, Zapata	72,402	36.46	16,881	8.500	15,888	8.00
Commerce Bank	91,239	34.83	22,265	8.500	20,956	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,953,711	16.65%	$469,267	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,268,078	15.21	333,576	4.00	416,970	5.00%
International Bank of Commerce, Oklahoma	201,202	14.79	54,406	4.00	68,007	5.00
International Bank of Commerce, Brownsville	185,112	17.41	42,529	4.00	53,161	5.00
International Bank of Commerce, Zapata	72,402	19.08	15,179	4.00	18,974	5.00
Commerce Bank	91,239	18.18	20,073	4.00	25,091	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2018 are also presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2018:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,711,682	17.55%	$621,850	6.375%	N/A	N/A
International Bank of Commerce, Laredo	1,201,462	17.24	444,207	6.375	$452,917	6.50%
International Bank of Commerce, Oklahoma	188,997	13.95	86,344	6.375	88,037	6.50
International Bank of Commerce, Brownsville	177,456	24.73	45,741	6.375	46,638	6.50
International Bank of Commerce, Zapata	70,984	30.77	14,707	6.375	14,996	6.50
Commerce Bank	89,305	32.95	17,276	6.375	17,615	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$1,925,905	19.74%	$963,258	9.875%	N/A	N/A	%
International Bank of Commerce, Laredo	1,248,107	17.91	688,086	9.875	$696,796	10.00
International Bank of Commerce, Oklahoma	198,293	14.64	133,749	9.875	135,442	10.00
International Bank of Commerce, Brownsville	183,554	25.58	70,854	9.875	71,750	10.00
International Bank of Commerce, Zapata	73,726	31.96	22,782	9.875	23,070	10.00
Commerce Bank	90,894	33.54	26,761	9.875	27,100	10.00
Tier 1 Capital (to Risk Weighted Assets):							%
Consolidated	$1,859,536	19.06%	$768,168	7.875%	N/A	N/A
International Bank of Commerce, Laredo	1,201,462	17.24	548,727	7.875	$557,437	8.00
International Bank of Commerce, Oklahoma	188,997	13.95	106,660	7.875	108,354	8.00
International Bank of Commerce, Brownsville	177,456	24.73	56,503	7.875	57,400	8.00
International Bank of Commerce, Zapata	70,984	30.77	18,168	7.875	18,456	8.00
Commerce Bank	89,305	32.95	21,341	7.875	21,680	8.00%
Tier 1 Capital (to Average Assets):
Consolidated	$1,859,536	15.87%	$468,593	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,201,462	14.45	332,507	4.00	415,634	5.00
International Bank of Commerce, Oklahoma	188,997	12.53	60,344	4.00	75,430	5.00
International Bank of Commerce, Brownsville	177,456	17.25	41,144	4.00	51,430	5.00
International Bank of Commerce, Zapata	70,984	16.22	17,507	4.00	21,884	5.00
Commerce Bank	89,305	15.53	23,000	4.00	28,750	5.00

(21) Fair Value

ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 applies to all financial instruments that are being measured and reported on a fair value basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; it also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels:

●	Level 1 Inputs—Unadjusted quoted prices in active markets for identical assets or liabilities.
●	Level 2 Inputs—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 Inputs—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or other valuation techniques,

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

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2019 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2019	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale debt securities
Residential mortgage-backed securities	$3,285,548	$—	$3,285,548	$—
States and political subdivisions	93,375	—	93,375	—
Equity Securities	6,095	6,095	—	—
	$3,385,018	$6,095	$3,378,923	$—

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2018 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2018	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage - backed securities	$3,223,010	$—	$3,223,010	$—
States and political subdivisions	188,340	—	188,340	—
Equity Securities	5,937	5,937	—	—
	$3,417,287	$5,937	$3,411,350	$—

For the years ended December 31, 2019 and December 31, 2018, debt investment securities available-for-sale are classified within Level 2 of the valuation hierarchy.  Equity securities with readily determinable fair values are classified within Level 1. For debt securities classified as Level 2 in the fair value hierarchy, we obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the period ended December 31, 2019 by level within the fair value measurement hierarchy:

		Fair Value Measurements at Reporting
		Date Using
		(in thousands)
		Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net Provision
	Period ended	Identical	Observable	Unobservable	(Credit)
	December 31,	Assets	Inputs	Inputs	During
	2019	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$826	$—	$—	$826	$43
Other real estate owned	21,614	—	—	21,614	322
Equity investments without readily determinable fair values	28,166	—	—	28,166	4,775

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the year ended December 31, 2018 by level within the fair value measurement hierarchy:

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

Our assets measured at fair value on a non-recurring basis are limited to impaired loans and other real estate owned.  Impaired loans are classified within Level 3 of the valuation hierarchy.  The fair value of impaired loans is derived in accordance with FASB ASC 310, “Receivables”.  Impaired loans are primarily comprised of collateral-dependent commercial loans.   Understanding that as the primary sources of loan repayments decline, the secondary repayment source comes into play and correctly evaluating the fair value of that secondary source, the collateral, becomes even more important.  Re-measurement of the impaired loan to fair value is done through a specific valuation allowance included in the allowance for probable loan losses.  The fair value of impaired loans is based on the fair value of the collateral, as determined through either an appraisal or evaluation process.  The basis for our appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are “as is” (the property’s highest and best use) valuations based on the current conditions of the property/project at that point in time.  The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable.  As of December 31, 2019, we had approximately $2,955,000 of impaired commercial collateral dependent loans, of which approximately $1,426,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $847,000 had an evaluation performed within the immediately preceding twelve months. As

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

of December 31, 2018, we had approximately $14,306,000 of impaired commercial collateral dependent loans, of which approximately $10,911,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $0 had an evaluation performed within the immediately preceding twelve months.

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

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within Level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for probable loan losses, if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2019, December 31, 2018 and December 31, 2017, respectively we recorded approximately $9,611,000, $170,000 and $30,000 in charges to the allowance for probable loan losses in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2019, December 31, 2018 and December 31, 2017, respectively, we recorded approximately $322,000, $3,071,000 and $710,000 in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for our financial instruments at December 31, 2019 and December 31, 2018 are outlined below.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans as outlined by regulatory reporting guidelines. Each category is segmented into fixed and variable interest rate terms and by performing and non-performing categories.

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2019 and December 31, 2018, the carrying amount of fixed rate performing loans was $1,503,811,000 and $1,515,437,000, respectively, and the estimated fair value was $1,481,239,000 and $1,469,231,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest-bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2019 and December 31, 2018. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2019 and December 31, 2018, the carrying amount of time deposits was $2,012,300,000 and $1,973,468,000, respectively, and the estimated fair value was $2,011,950,000 and $1,976,156,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements include both short and long-term maturities. Due to the contractual terms of the short-term instruments, the carrying amounts approximated fair value at December 31, 2019 and December 31, 2018. The fair value of the long-term instruments is based on established market spread using option adjusted spread methodology. Long-term repurchase agreements are within Level 3 of the fair value hierarchy. The only remaining long-term repurchase agreement outstanding matured in the first quarter of 2018 and was not renewed.

Junior Subordinated Deferrable Interest Debentures

We currently have floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2019 and December 31, 2018.

Other Borrowed Funds

We currently have short and long-term borrowings issued from the Federal Home Loan Bank (“FHLB”). Due to the contractual terms of the short-term borrowings, the carrying amounts approximated fair value at December 31, 2019 and December 31, 2018. The long-term borrowings outstanding at December 31, 2019 and December 31, 2018 are fixed-rate borrowings and the fair value is based on established market spreads for similar types of borrowings.  The fixed-rate long-term borrowings are included in Level 2 of the fair value hierarchy.  At December 31, 2019, and December 31, 2018 the carrying amount of the fixed-rate long-term FHLB borrowings was $436,511,000 and $436,690,000, respectively and the estimated fair value was $465,017,000 and $436,238,000 respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2019 and 2018

(Dollars in Thousands)

	2019	2018
ASSETS
Cash	$24,290	$19,065
Other investments	106,284	105,377
Notes receivable	12,100	—
Investment in subsidiaries	2,120,391	1,987,293
Goodwill	3,365	—
Other assets	264	—
Total assets	$2,266,694	$2,111,735
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$134,642	$160,416
Due to IBC Trading	21	21
Other liabilities	13,978	11,716
Total liabilities	148,641	172,153
Shareholders’ equity:
Common shares	96,215	96,104
Surplus	148,075	145,283
Retained earnings	2,200,568	2,064,134
Accumulated other comprehensive income (loss)	2,345	(54,634)
	2,447,203	2,250,887
Less cost of shares in treasury	(329,150)	(311,305)
Total shareholders’ equity	2,118,053	1,939,582
Total liabilities and shareholders’ equity	$2,266,694	$2,111,735

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2019, 2018 and 2017

(Dollars in Thousands)

	2019	2018	2017
Income:
Dividends from subsidiaries	$127,750	$105,000	$64,600
Interest income on notes receivable	922	—	—
Interest income on other investments	(514)	8,208	8,100
Other	18	1,988	26
Total income	128,176	115,196	72,726
Expenses:
Interest expense (Debentures)	6,435	6,989	5,392
Other	2,749	2,930	5,648
Total expenses	9,184	9,919	11,040
Income before federal income taxes and equity in undistributed net income of subsidiaries	118,992	105,277	61,686
Income tax expense	(1,878)	481	(2,076)
Income before equity in undistributed net income of subsidiaries	120,870	104,796	63,762
Equity in undistributed net income of subsidiaries	84,234	111,135	93,674
Net income	$205,104	$215,931	$157,436

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2019, 2018 and 2017

(Dollars in Thousands)

	2019	2018	2017
Operating activities:
Net income	$205,104	$215,931	$157,436
Adjustments to reconcile net income to net cash provided by operating activities:
Investment securities transactions, net	—	—	(23)
Unrealized (gain) loss on equity securities with readily determinable fair values	(16)	330	—
Stock compensation expense	980	1,035	903
Decrease in other liabilities	(58)	(1,479)	(3,453)
Equity in undistributed net income of subsidiaries	(84,234)	(111,135)	(93,674)
Net cash provided by operating activities	121,776	104,682	61,189
Investing activities:
Principal collected on mortgage-backed securities	—	—	6,328
Net increase in notes receivable	(12,100)	—	—
Decrease (increase) in other assets and other investments	5,915	(7,891)	(25,348)
Net cash used in investing activities	(6,185)	(7,891)	(19,020)
Financing activities:
Redemption of long-term debt	(25,774)	—	—
Proceeds from stock transactions	1,923	1,522	1,455
Payments of cash dividends - common	(68,670)	(49,599)	(43,594)
Repurchase of outstanding common stock warrant	—	(29,005)	—
Purchase of treasury stock	(17,845)	(19,042)	(187)
Net cash used in financing activities	(110,366)	(96,124)	(42,326)
Increase (decrease) in cash	5,225	667	(157)
Cash at beginning of year	19,065	18,398	18,555
Cash at end of year	$24,290	$19,065	$18,398

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2019

Interest income	$117,359	$124,119	$126,860	$124,063
Interest expense	13,996	14,901	15,078	14,654
Net interest income	103,363	109,218	111,782	109,409
Provision for probable loan losses	3,480	5,278	2,665	7,420
Non-interest income	41,584	42,697	34,416	36,129
Non-interest expense	76,171	81,066	79,613	72,951

Income before income taxes	65,296	65,571	63,920	65,167

Income taxes	13,562	14,127	13,900	13,261

Net income	$51,734	$51,444	$50,020	$51,906

Per common share:
Basic

Net income	$0.79	$0.79	$0.76	$0.79

Diluted

Net income	$0.78	$0.79	$0.76	$0.79

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2018

Interest income	$120,975	$118,374	$115,066	$111,407
Interest expense	14,240	13,500	12,793	12,135
Net interest income	106,735	104,874	102,273	99,272
Provision for probable loan losses	2,900	4,280	(2,730)	1,662
Non-interest income	41,261	42,503	42,303	38,975
Non-interest expense	71,924	78,067	80,601	68,909

Income before income taxes	73,172	65,030	66,705	67,676

Income taxes	14,643	13,935	13,818	14,256

Net income	$58,529	$51,095	$52,887	$53,420

Per common share:
Basic

Net income	$0.89	$0.77	$0.80	$0.81

Diluted

Net income	$0.88	$0.77	$0.79	$0.80

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Average Statements of Condition

(Dollars in Thousands)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2019, 2018, and 2017. Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2019			2018			2017
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$6,720,765	$408,166	6.07%	$6,374,979	$369,761	5.80%	$6,026,180	$317,320	5.27%
Foreign	131,356	5,445	4.15	142,999	5,412	3.78	157,684	5,188	3.29
Investment securities:
Taxable	3,244,021	72,485	2.23	3,635,675	81,484	2.24	3,954,632	82,347	2.08
Tax-exempt	126,792	4,885	3.85	200,978	8,141	4.05	235,253	9,656	4.10
Other	109,965	1,420	1.29	95,559	1,024	1.07	84,752	625	0.74
Total interest-earning assets	10,332,899	492,401	4.77%	10,450,190	465,822	4.46%	10,458,501	415,136	3.97%
Non-interest earning assets:
Cash and cash equivalents	168,224			178,873			179,134
Bank premises and equipment, net	478,159			485,978			494,327
Other assets	1,120,706			1,073,534			957,270
Less allowance for probable loan losses	(63,328)			(67,031)			(68,312)
Total	$12,036,660			$12,121,544			$12,020,920
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$3,288,376	$16,379	0.50%	$3,273,355	$12,764	0.39%	$3,230,463	$6,208	0.19%
Time deposits:
Domestic	918,545	10,036	1.09	946,231	6,330	0.67	1,074,199	4,956	0.46
Foreign	1,068,653	10,934	1.02	1,055,090	6,766	0.64	1,097,240	4,780	0.44
Securities sold under repurchase agreements	267,439	2,432	0.91	314,876	2,415	0.77	402,396	6,617	1.64
Other borrowings	627,024	12,413	1.98	923,729	17,404	1.88	891,611	10,978	1.23
Junior subordinated interest deferrable debentures	145,234	6,435	4.43	160,416	6,989	4.36	160,416	5,392	3.36
Total interest bearing liabilities	6,315,271	58,629	0.93%	6,673,697	52,668	0.79%	6,856,325	38,931	0.57%
Non-interest bearing liabilities:
Demand Deposits	3,517,455			3,366,040			3,230,708
Other liabilities	147,604			157,907			107,952
Shareholders’ equity	2,056,330			1,923,900			1,825,935
Total	$12,036,660			$12,121,544			$12,020,920
Net interest income		$433,772			$413,154			$376,205
Net yield on interest earning assets			4.20%			3.60%			3.34%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
JULIE L. TARVIN
Vice President	JAVIER DE ANDA
Senior Vice President
JUDITH I. WAWROSKI	B.P. Newman Investment Company
Treasurer
IRVING GREENBLUM
WILLIAM J. CUELLAR	International Investments/Real Estate
Auditor
DOUG HOWLAND
MARISA V. SANTOS	Investments
Secretary
RUDOLPH M. MILES
HILDA V. TORRES	Investments
Assistant Secretary
LARRY NORTON
Investments

ROBERTO R. RESENDEZ
Owner
Cattle Ranching and Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments