Form 10-K, Exhibit 13
period 2020-12-31
INTERNATIONAL BANCSHARES CORP
filed 2021-02-25
CIK 315709

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

(Consolidated)

The following consolidated selected financial data is derived from our audited financial statements as of and for the five years ended December 31, 2020. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2020	2019	2018	2017	2016

	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$14,029,467	$12,112,894	$11,871,952	$12,184,698	$11,804,041
Investment securities available-for-sale	3,080,768	3,378,923	3,411,350	4,154,470	4,177,349
Net loans	7,432,695	6,834,668	6,499,905	6,280,485	5,900,027
Deposits	10,721,860	8,826,034	8,696,545	8,544,892	8,610,089
Other borrowed funds	436,327	626,511	705,665	1,195,225	733,375
Junior subordinated deferrable interest debentures	134,642	134,642	160,416	160,416	160,416
Shareholders’ equity	2,177,998	2,118,053	1,939,582	1,838,980	1,724,667
INCOME STATEMENT
Interest income	$427,008	$492,401	$465,822	$415,136	$387,914
Interest expense	39,119	58,629	52,668	38,931	43,129
Net interest income	387,889	433,772	413,154	376,205	344,785
Provision for probable loan losses	45,379	18,843	6,112	11,221	19,859
Non-interest income	150,579	154,826	165,042	150,406	161,702
Non-interest expense	281,331	309,801	299,501	293,748	289,625
Income before income taxes	211,757	259,954	272,583	221,642	197,003
Income taxes	44,439	54,850	56,652	64,206	63,071
Net income	167,319	205,104	215,931	157,436	133,932
Net income available to common shareholders	$167,319	$205,104	$215,931	$157,436	$133,932
Per common share:
Basic	$2.63	$3.13	$3.27	$2.38	$2.03
Diluted	$2.62	$3.12	$3.24	$2.36	$2.02

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis represents an explanation of significant changes in our financial position and results of our operations on a consolidated basis for the three-year period ended December 31, 2020. The following discussion should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward Looking Information

Certain matters discussed in this report, excluding historical information, include forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by these sections. Although we believe such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words “estimate,” “expect,” “intend,” “believe” and “project,” as well as other words or expressions of a similar meaning, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

Risk factors that could cause actual results to differ materially from any results that we project, forecast, estimate or budget in forward-looking statements include, among others, the following possibilities:

●	Local, regional, national and international economic business conditions and the impact they may have on us, our customers, and such customers’ ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral.
●	Volatility and disruption in national and international financial markets.
●	Government intervention in the U.S. financial system.
●	The unavailability of funding from the FHLB, the Fed or other sources in the future could adversely impact our growth strategy, prospects and performance.
●	Changes in consumer spending, borrowing and saving habits.
●	Changes in interest rates and market prices, including, changes in federal regulations on the payment of interest on demand deposits.
●	Changes in the capital markets we utilize, including changes in the interest rate environment that may reduce margins.
●	Changes in state and/or federal laws and regulations, including, the impact of the Consumer Financial Protection Bureau (“CFPB”) as a regulator of financial institutions, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance, employment, environmental and immigration laws and regulations and the risk of litigation that may follow.
●	Changes in U.S.—Mexico trade, including, reductions in border crossings and commerce, integration and implementation of the United States-Mexico-Canada Agreement and the possible imposition of tariffs on imported goods.
●	The reduction of deposits from nonresident alien individuals due to the IRS rules requiring U.S. financial institutions to report deposit interest payments made to such individuals.
●	The loss of senior management or operating personnel.
●	The timing, impact and other uncertainties of the potential future acquisitions, as well as our ability to maintain our current branch network and enter new markets to capitalize on growth opportunities.
●	Changes in estimates of future reserve requirements based upon periodic review thereof under relevant regulatory and accounting requirements.

●	Additions to our allowance for credit loss as a result of changes in local, national or international conditions which adversely affect our customers.
●	Greater than expected costs or difficulties related to the development and integration of new products and lines of business.
●	Increased labor costs and effects related to health care reform and other laws, regulations and legal developments impacting labor costs.
●	Impairment of carrying value of goodwill could negatively impact our earnings and capital.
●	Changes in the soundness of other financial institutions with which we interact.
●	Political instability in the United States or Mexico.
●	Technological changes or system failures or breaches of our network security, as well as other cyber security risks, could subject us to increased operating costs, litigation and other liabilities.
●	Acts of war or terrorism.
●	Natural disasters.
●	Reduced earnings resulting from the write down of the carrying value of securities held in our securities available-for-sale portfolios.
●	The effect of changes in accounting policies and practices by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standards setters.
●	The costs and effects of regulatory developments or regulatory or other governmental inquiries and the results of regulatory examinations or reviews and obtaining regulatory approvals.
●	The effect of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, as well as the effect of any other regulatory or legal developments that limit overdraft services.
●	The reduction of income and possible increase in required capital levels related to the adoption of legislation, including and the implementing rules and regulations, including those that establish debit card interchange fee standards and prohibit network exclusivity arrangements and routing restrictions.
●	The increase in required capital levels related to the implementation of capital and liquidity rules of the federal banking agencies that address or are impacted by the Basel III capital and liquidity standards.
●	The enhanced due diligence burden imposed on banks related to the banks’ inability to rely on credit ratings under Dodd-Frank.
●	Our failure or circumvention of our internal controls and risk management, policies and procedures.
●	Potential direct and indirect impacts, risks, and uncertainties associated with the novel Coronavirus Disease 2019 (“COVID-19”) or similar global pandemics.

Forward-looking statements speak only as of the date on which such statements are made. It is not possible to foresee or identify all such factors. We make no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Overview

We are headquartered in Laredo, Texas, with 187 facilities and 282 ATMs, providing banking services for commercial, consumer and international customers of north, south, central and southeast Texas and the State of Oklahoma. We are one of the largest independent commercial bank holding companies headquartered in Texas. We, through our Subsidiary Banks, are in the business of gathering funds from various sources and investing those funds in order to earn a return. We, either directly or through a Subsidiary Bank, own one insurance agency, a liquidating subsidiary, a fifty percent interest in an investment banking unit that owns a broker/dealer, a controlling interest in four merchant banking entities, and a majority ownership in a real-estate development partnership. Our primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, we generate income from fees on products offered to commercial, consumer and international customers.  The sales team of each of our Subsidiary Banks aims to match the right mix of products and services to each customer to best serve the customer’s needs.  That process entails spending time with customers to assess those needs and servicing the sales arising from those discussions on a long-term basis.  Our Subsidiary Banks have various compensation plans, including incentive-based compensation, for fairly compensating employees.  Our Subsidiary Banks also have a robust process in place to review sales that support the incentive-based compensation plan to monitor the quality of the sales and identify any significant irregularities, a process that has been in place for many years.

One of our primary goals is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is one of our critical objectives. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). Our ROE for the year ended December 31, 2020 was 7.86% as compared to 9.97% for the year ended December 31, 2019.

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

In March 2020, the World Health Organization recognized the outbreak of COVID-19 as a pandemic.  The spread of COVID-19 and resulting global health crisis has created extreme negative consequences and disruption in global financial markets and has curtailed activity in the governmental, commercial and consumer sectors.  Government responses at all levels have included ordering non-essential businesses be closed, mandating that individuals not working in essential businesses restrict their movement, requiring the observance of social distancing and sheltering in place, and, in many communities, cancelling what remained of the school year.  The consequences of these actions, and the responses by individuals and businesses affected, has resulted in rapid decreases in consumer and commercial activity, rapid increases in unemployment, disruption in global supply chains, market downturns and volatility, drastic changes in consumer behavior, new legislation in response to the emergency and decreases in interest rates.

We have continued to work with our customers to assist them through these difficult times and we are capitalizing on our strong capital position and strong liquidity to ensure that we are correctly positioned and have the financial strength to navigate the crisis to protect our Company, our employees, our customers and our shareholders.  In order to protect the health of our employees and customers, while still filling the needs in the communities we serve as an essential business, we have taken steps to ensure proper safety protocols are in place, including enforcing local ordinances, discontinuing significant travel, ensuring social distancing, increasing disinfecting of facilities, establishing a human resources hotline to address employee concerns and establishing a task force to ensure we are making good decisions.  For our customers, we are also working with them on a case-by-case basis on temporary deferrals of interest and/or principal payments on loans and responding to other individual needs of those customers in distress.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was signed into law.  It contains substantial tax and spending provisions intended to address the impact of the COVID-19 pandemic.  The CARES Act includes the Paycheck Protection Program (“PPP”), originally a nearly $350 billion program designed to aid small businesses through federally guaranteed loans distributed through banks.  These loans were originally intended to support eight weeks of payroll and certain other costs to help those businesses remain viable and allow their employees to pay their bills.  Subsequently, on April 24, 2020, the Paycheck Protection Program and Health Care Enhancement Act (“CARES Part II”) was signed into law.  CARES Part II provided an additional funding of $320 billion for the PPP program.  Then, on June 5, 2020, the Paycheck Protection Program Flexibility Act (“PPPFA”) was signed into law.  The PPPFA, among other things, extended the period of time that businesses could spend PPP loan proceeds on payroll and other eligible costs from eight weeks to the earlier of 24 weeks or December 31, 2020.  On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (the “Economic Aid Act”) was enacted, which among other things, reauthorized lending under the PPP to first-time borrowers and for second draws by certain borrowers who have previously received PPP loans.  The Economic Aid Act made available an additional $147 billion for PPP loans requested by March 31, 2021.  We have been active participants in helping our customers obtain PPP loans under all the PPP programs, and as of February 22, 2021, have approximately 3,500 loans with an approximate value of $395,872,000 outstanding.

Future economic conditions remain uncertain and the impact of those conditions on our business also remains uncertain.  Our business depends on the willingness and ability of our customers to conduct banking and other financial transactions.  Our revenue streams including service charges on deposits and banking and non-banking service charges and fees (ATM and interchange income) have been impacted and may continue to be impacted in the future if economic conditions do not improve.  Expense control has been a long-time focus and essential element to our long-term profitability.  We have kept that focus in mind as we continue to look at operations and create efficiencies and institute cost-control protocols at all levels.  We will continue to monitor our efficiency ratio, a measure of non-interest expense to net interest income plus non-interest income and our overhead burden ratio, a ratio of our operating expenses against total assets, closely.  We use these measures in determining if we are accomplishing our long-term goals of controlling our costs in order to provide superior returns to our shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2020	December 31, 2019	Percent Increase (Decrease)

	(Dollars in Thousands)
Assets	$14,029,467	$12,112,894	15.8%
Net loans	7,432,695	6,834,668	8.7
Deposits	10,721,860	8,826,034	21.5
Securities sold under repurchase agreements	428,148	236,536	81.0
Other borrowed funds	436,327	626,511	(30.4)
Junior subordinated deferrable interest debentures	134,642	134,642	—
Shareholders’ equity	2,177,998	2,118,053	2.8

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2020	2019	2020 vs. 2019	2018	2019 vs. 2018

	(Dollars in Thousands, Except Per Share Data)
Interest income	$427,008	$492,401	(13.3)%	$465,822	5.7%
Interest expense	39,119	58,629	(33.3)	52,668	11.3
Net interest income	387,889	433,772	(10.6)	413,154	5.0
Provision for probable loan losses	45,379	18,843	140.8	6,112	208.3
Non-interest income	150,579	154,826	(2.7)	165,042	(6.2)
Non-interest expense	281,331	309,801	(9.2)	299,501	3.4
Net income	167,319	205,104	(18.4)	215,931	(5.0)
Per common share:
Basic	$2.63	$3.13	(16.0)%	$3.27	(4.3)%
Diluted	2.62	3.12	(16.0)	3.24	(3.7)

Net Income

Net income for the year ended December 31, 2020 decreased by 18.4% compared to the same period of 2019.  Net income for the year ended December 31, 2020 was primarily impacted by an increase in the provision for credit losses due to the economic changes that occurred in 2020 as a result of COVID-19 and the impact of those changes on our Allowance for Credit Losses (“ACL”) calculation for the period.  We adopted the provisions of Accounting Standards Update No. 2016-13, “Financial Instruments – Credit Losses: (“ASU 2016-13”) on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model, which recognizes credit losses over the life of a financial asset.  Expected credit losses capture historical information, current conditions, and reasonable and supportable forecasts of future conditions.  The impact of the adoption resulted in a charge to capital of $8.3 million, net of tax.  The provision for credit losses for the year ended December 31, 2020 was approximately $35.8 million, after tax, an increase of 140.8% compared to the same period of 2019.  Net interest income for the year ended December 31, 2020 was also negatively impacted by the Federal Reserve Board (“FRB”) action to decrease interest rates in March 2020.  Net income for the year ended December 31, 2019 decreased by 5% compared to the same period of 2018.  Net interest income was positively affected by an increase in net interest income due to a higher volume of loans and an increase in the overall yield on the portfolio.  Interest expense increased for the year ended December 31, 2019 and can be primarily attributed to an increase in the cost of borrowings, and an increase in the interest paid on savings and time deposit accounts, which increased because of the FRB actions to increase interest rates in 2019.  Net income for the year ended December 31, 2019 was negatively impacted by an increase in the provision for credit losses due to a charge-off of $7.5 million, net of tax, on a relationship that was secured by real property on which car dealerships are operated.

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

	For the years ended December 31,
	2020	2019	2018
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.12%	6.07%	5.80%
Foreign	3.73	4.15	3.78
Investment securities:
Taxable	1.43	2.23	2.24
Tax-exempt	3.61	3.85	4.05
Other	0.12	1.29	1.07
Total interest-earning assets	3.72%	4.77%	4.46%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	0.18%	0.50%	0.39%
Time deposits:
Domestic	1.06	1.09	0.67
Foreign	0.81	1.02	0.64
Securities sold under repurchase agreements	0.28	0.91	0.77
Other borrowings	1.60	1.98	1.88
Junior subordinated deferrable interest debentures	2.85	4.43	4.36
Total interest bearing liabilities	0.59%	0.93%	0.79%

The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets decreased 22.0% from 4.77% in 2019 to 3.72% in 2020, and the rates paid on average interest-bearing liabilities decreased 36.6% from 0.93% in 2019 to 0.59% in 2020. The yield on average interest-earning assets increased 7.0% from 4.46% in 2018 to 4.77% in 2019, and the rates paid on average interest-bearing liabilities increased 17.7% from .79% in 2018 to .93% in 2019. The majority of our taxable investment securities are invested in mortgage backed securities and, during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

The following table analyzes the changes in net interest income during 2020, 2019 and 2018 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2020 compared to 2019			2019 compared to 2018
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total

	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$34,585	(69,848)	$(35,263)	$20,056	$18,349	$38,405
Foreign	(254)	(515)	(769)	(441)	474	33
Investment securities:
Taxable	(692)	(25,698)	(26,390)	(8,778)	(221)	(8,999)
Tax-exempt	(2,285)	(166)	(2,451)	(3,005)	(251)	(3,256)
Other	8,495	(9,015)	(520)	154	242	396
Total interest income	$39,849	$(105,242)	$(65,393)	$7,986	$18,593	$26,579
Interest incurred on:
Savings and interest bearing demand deposits	$1,287	(11,308)	$(10,021)	$59	$3,556	$3,615
Time deposits:
Domestic	955	(383)	572	(185)	3,891	3,706
Foreign	33	(2,345)	(2,312)	87	4,081	4,168
Securities sold under repurchase agreements	626	(2,132)	(1,506)	(364)	381	17
Other borrowings	(1,549)	(2,091)	(3,640)	(5,590)	599	(4,991)
Junior subordinated deferrable interest debentures	(453)	(2,150)	(2,603)	(661)	107	(554)
Total interest expense	$899	$(20,409)	$(19,510)	$(6,654)	$12,615	$5,961
Net interest income	$38,950	$(84,833)	$(45,883)	$14,640	$5,978	$20,618

(1)  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

As part of our strategy to manage interest rate risk, we strive to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Our management can quickly change our interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques we employ to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by our Investment Committee at least twice a year. The Investment Committee is comprised of certain members of the board of directors and senior managers of the various Subsidiary Banks. Management currently believes that we are properly positioned for interest rate changes; however, if management determines at any time that we are not properly positioned, we will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2020, in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than minus 30%, 30%, 30%, and 40%, respectively. Given the current low interest rate environment, no downward rate shifts were modeled in our income simulations.  At December 31, 2020, the income simulations show that a rate shift of +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12-month period by +11.59%, +24.98%, +37.86%, and +50.41%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

Allowance for Credit Losses

The following table presents information concerning the aggregate amount of non-accrual, past due and restructured domestic loans; certain loans may be classified in one or more categories:

	December 31,
	2020	2019	2018	2017	2016

	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$19,822	$4,886	$15,791	$54,730	$36,858
Accruing loans contractually past due ninety days or more as to interest or principal payments	7,670	59,694	39,935	6,590	5,215

Domestic loans accounted for on a non-accrual basis increased at December 31, 2020 by 305.7% compared to the same period of 2019.  The increase can be primarily attributed to one relationship secured by commercial property.  Domestic loans contractually past due ninety days and still accruing decreased by 87.2% at December 31, 2020 compared to the same period of 2019 and can be attributed to a relationship that is secured by real property on which education centers are operated.

The ACL increased 80.9% to $109,059,000 at December 31, 2020 from $60,278,000 at December 31, 2019.  The ACL was 1.45% of total loans, net of unearned income at December 31, 2020 and .87% at December 31, 2019. The provision for credit losses charged to expense increased $26,536,000 to $45,379,000 for the year ended December 31, 2020 from $18,843,000 for the same period in 2019.  The increase in the ACL can be primarily attributed to the deteriorating economic conditions occurring in those periods as a result of COVID-19 and the impact of those conditions on certain segments of our calculation.  We adopted the provisions of ASU 2016-13 on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model, which recognizes credit losses over the life of a financial asset.

The following table details loans accounted for as “troubled debt restructuring,” segregated by loan class. Loans accounted for as troubled debt restructuring are included in doubtful loans (formerly “impaired loans”). See Note 1 to the Consolidated Financial Statements.

	December 31,	December 31,
	2020	2019

	(Dollars in Thousands)
Domestic
Commercial	$—	$32
Residential: first lien	4,078	5,608
Residential: junior lien	521	692
Consumer	989	1,192
Foreign	233	264
Total troubled debt restructuring	$5,821	$7,788

The following table presents information concerning the aggregate amount of non-accrual and past due foreign loans extended to persons or entities in foreign countries. Certain loans may be classified in one or more categories:

	December 31,
	2020	2019	2018	2017	2016

	(Dollars in Thousands)
Loans accounted for on a non-accrual basis	$—	$—	$—	$—	$387
Accruing loans contractually past due ninety days or more as to interest or principal payments	568	11	739	667	11

The gross income that would have been recorded during 2020, 2019 and 2018 on non-accrual loans in accordance with their original contract terms was approximately $694,000, $340,000 and $1,119,000 on domestic loans and approximately $0, $0, and $0 on foreign loans, respectively. The amount of interest income on such loans that was recognized in 2020, 2019 and 2018 was approximately $0, $4,000, and $4,000 on domestic loans and $0, $0, and $0 for foreign loans, respectively.

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

Loan commitments, consisting of unused commitments to lend, letters of credit, credit card lines and other approved loans, that have not been funded, were approximately $2,486,311,000 and $2,758,132,000 at December 31, 2020 and 2019, respectively. See Note 19 to the Consolidated Financial Statements.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year; changes in the ACL arising from loans charged-off and recoveries on loans previously charged-off by loan category; and additions to the allowance for credit loss which have been charged to expense:

	2020	2019	2018	2017	2016

	(Dollars in Thousands)
Loans, net of unearned discounts, outstanding at December 31	$7,541,754	$6,894,946	$6,561,289	$6,348,172	$5,964,688
Average loans outstanding during the year (Note 1)	$7,415,464	$6,852,121	$6,517,978	$6,183,864	$5,949,048
Balance of allowance at January 1	$60,278	$61,384	$67,687	$64,661	$66,988
Adoption of ASU 2016-13	10,347	—	—	—	—
Provision charged to expense	45,379	18,843	6,112	11,221	19,859
Loans charged off:
Domestic:
Commercial, financial and agricultural	(8,991)	(21,765)	(14,290)	(12,134)	(35,029)
Real estate—mortgage	(284)	(636)	(469)	(441)	(401)
Real estate—construction	(19)	(39)	(1)	(213)	(16)
Consumer	(280)	(487)	(362)	(309)	(414)
Foreign	—	(1)	(3)	(1)	(41)
Total loans charged off:	(9,574)	(22,928)	(15,125)	(13,098)	(35,901)
Recoveries credited to allowance:
Domestic:
Commercial, financial and agricultural	2,308	2,514	2,227	4,547	7,229
Real estate—mortgage	207	312	405	269	299
Real estate—construction	35	113	25	21	6,099
Consumer	69	40	43	45	69
Foreign	10	—	10	21	19
Total recoveries	2,629	2,979	2,710	4,903	13,715
Net loans charged off	(6,945)	(19,949)	(12,415)	(8,195)	(22,186)
Balance of allowance at December 31	$109,059	$60,278	$61,384	$67,687	$64,661
Ratio of net loans charged-off during the year to average loans outstanding during the year (Note 1)	0.09%	0.29%	0.19%	0.13%	0.37%
Ratio of allowance to loans, net of unearned discounts, outstanding at December 31	1.45%	0.87%	0.94%	1.07%	1.08%

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

The ACL has been allocated based on the amount management has deemed to be reasonably necessary to provide for the credit losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2020		2019		2018		2017		2016
		Percent		Percent		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total	Allowance	of total

	(Dollars in Thousands)
Commercial, Financial and Agricultural	$66,075	59.9%	$29,753	49.1%	$31,197	50.4%	$35,885	52.3%	$32,928	50.2%
Real estate—Mortgage	14,618	13.3	10,039	16.5	11,073	17.9	12,242	17.9	11,355	17.3
Real estate—Construction	27,019	24.5	19,242	31.7	17,806	28.7	18,183	26.5	18,887	28.8
Consumer	594	0.5	421	0.7	437	0.7	535	0.8	607	0.9
Foreign	753	1.8	823	2.0	871	2.3	842	2.5	884	2.8
	$109,059	100.0%	$60,278	100.0%	$61,384	100.0%	$67,687	100.0%	$64,661	100.0%

The ACL primarily consists of the aggregate ACL’s of the Subsidiary Banks. The ACL’s are established through charges to operations in the form of provisions for credit losses.

The Subsidiary Banks charge-off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would so indicate. Generally, unsecured consumer loans are charged-off when 90 days past due. The increase in charge-offs charged to the ACL for the year ended December 31, 2019 can be primarily attributed to a relationship that is secured by multiple pieces of real property on which car dealerships are operated.  The relationship began deteriorating in the fourth quarter of 2018, triggered by significant fraud by a high-level insider of the car dealership resulting in the dealerships unexpectedly filing for bankruptcy and creating an exposure for potential loss since the operations of the dealerships were the source of repayment from the borrower.  The relationship further deteriorated in the first quarter of 2019 after the court approved debtor in possession plan sponsor discontinued its role in the process and thus did not fulfill its obligation to assume full responsibility of the accrued and unpaid interest.  Although the relationship is secured by real property (the dealerships’ real estate), the real property has specialized use, contributing to the potential exposure for probable loss.  During the first quarter of 2019, in light of the circumstances and management’s evaluation of the relationship, the decision was made to classify the relationship as doubtful (formerly “impaired” prior to the adoption of ASU 2016-13), non-accrual status and place a specific reserve on the relationship in the amount of $9.5 million.  During the second quarter of 2019, management continued to evaluate the relationship and decided to foreclose on the underlying real estate collateral, resulting in a charge-off of approximately $9.5 million, reflected in the tables above as part of the Commercial and commercial real estate:  farmland and commercial categories.  As discussed in prior periods, charge-offs for the twelve-months ended December 31, 2016 had increased due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  In March 2016, litigation against the management of the borrower was filed in the State of Nevada, resulting in a going concern issue with the borrower’s operations and the future use of the transportation equipment pledged as collateral on the relationship.  As a result, management, in accordance with its credit review procedures, re-evaluated the collateral values on the equipment in light of the new circumstances and reduced the collateral values accordingly, resulting in a further charge-down of the relationship of approximately $19.4 million, which is included in the losses charged to the allowance in the commercial category in the table detailing the activity for the twelve months ended December 31, 2016.  Two recoveries on loans charged-off in prior years are included in the recoveries credited to the allowance in the table detailing activity for the year ended December 31, 2016.  The recoveries occurred in the first and third quarters of 2016 in the amounts of $4.4 million and $6 million, respectively, and are included in the Commercial and commercial real estate: other construction and land development categories.

The ACL is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate of credit losses within the existing portfolio of loans based on our internal ACL calculation. While our management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting credit losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL can be made only on a subjective basis. Our management believes that the ACL at December 31, 2020 was adequate to absorb probable losses from loans and other financial instruments in the portfolio at that date. See Critical Accounting Policies on page 22.

Non-Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2020	2019	2020 vs. 2019	2018	2019 vs. 2018

	(Dollars in Thousands)
Service charges on deposit accounts	$61,983	$72,502	(14.5)%	$72,433	0.1%
Other service charges, commissions and fees
Banking	48,986	50,996	(3.9)	46,685	9.2
Non-banking	7,822	7,832	(0.1)	7,801	0.4
Investment securities transactions, net	(5)	(12)	(58.3)	(141)	(91.5)
Other investments, net	4,920	5,985	(17.8)	19,897	(69.9)
Other income	26,873	17,523	53.4	18,367	(4.6)
Total non-interest income	$150,579	$154,826	(2.7)%	$165,042	(6.2)%

Total non-interest income for the year ended December 31, 2020 decreased by 2.7% compared to the same period of 2019.  Income from service charges on deposit accounts for the year ended December 31, 2020 were negatively impacted due to a decrease in customer activity as a result of the current economic environment and the continued impact of the COVID-19 pandemic on day-to-day activities.  Non-interest income for the year ended December 31, 2019 decreased by 6.2% compared to the same period of 2018.  The decrease can be primarily attributed to a decrease in non-interest income from other investments due to the impairment of an equity investment of $3.7 million, net of tax as a result of a re-evaluation of the carrying value and losses on various equity investments in which we hold an ownership.

Non-Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2020	2019	2020 vs. 2019	2018	2019 vs. 2018

	(Dollars in Thousands)
Employee compensation and benefits	$130,039	$145,929	(10.9)%	$138,532	5.3%
Occupancy	24,909	28,635	(13.0)	29,097	(1.6)
Depreciation of bank premises and equipment	28,318	28,270	0.2	25,873	9.3
Professional fees	12,546	17,661	(29.0)	12,601	40.2
Deposit insurance assessments	1,870	1,416	32.1	3,742	(62.2)
Net expense, other real estate owned	9,808	6,377	53.8	4,413	44.5
Advertising	4,284	7,748	(44.7)	7,695	0.7
Software and software maintenance	19,238	19,850	(3.1)	17,516	13.3
Other	50,319	53,915	53.4	60,032	(10.2)
Total non-interest expense	$281,331	$309,801	(9.2)%	$299,501	3.4%

Non-interest expense for the year ended December 31, 2020 decreased by 9.2% compared to the same period of 2019.  The decrease is primarily due to our employee compensation and benefit reductions, and is primarily being driven by efforts to right-size and closely manage our workforce commensurate with decreased activities in our branches arising from the COVID-19 pandemic, while ensuring that we are able to continue to serve our customers.  Non-interest expense for the year ended December 31, 2019 increased by 3.4% compared to the same period of 2018.  Non-interest expense was impacted by an increase in costs of our compensation and benefit plans as a result of our continued review of those plans and necessary increases to remain competitive and compensate our staff based on their performance, as well as an increase in depreciation expense as we continue to invest in our network infrastructure, equipment and facilities.  Professional fees increased in 2019 compared to the same period of 2018 primarily due to ongoing costs related to strategic projects across our entities to enhance efficiencies and workflow.

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

Financial Condition

Investment Securities

The following table sets forth the carrying value of investment securities as of December 31, 2020, 2019 and 2018:

	December 31,
	2020	2019	2018

	(Dollars in Thousands)
Residential mortgage-backed securities
Available for sale	$3,029,954	$3,223,010	$3,891,233
Obligations of states and political subdivisions
Available for sale	50,814	188,340	232,951
Equity securities with readily determinable fair values	6,202	5,937	27,886
Other securities
Held to maturity	3,400	1,200	2,400
Total	$3,090,370	$3,418,487	$4,154,470

The following tables set forth the contractual maturities of investment securities, based on amortized cost, at December 31, 2020 and the average yields of such securities, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield

	(Dollars in Thousands)
Residential mortgage-backed securities	$—	—%	$82,378	3.43%	620,518	2.59%	$2,303,696	2.33%
Obligations of states and political subdivisions	—	—	—	—	355	4.75%	47,342	4.02%
Equity securities with readily determinable fair values	6,202	1.54	—	—	—	—	—	—%
Total	$6,202	1.54%	$82,378	3.43%	$620,873	2.59%	$2,351,038	2.36%

	Held to Maturity Maturing
	Within one		After one but		After five but
	year		within five years		within ten years		After ten years
	Adjusted		Adjusted		Adjusted		Adjusted
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Other securities	$1,200	3.13%	$2,200	1.66%	$—	—%	$—	—%
Total	$1,200	3.13%	$2,200	1.66%	$—	—%	$—	—%

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

Loans

The amounts of loans outstanding, by classification, at December 31, 2020, 2019, 2018, 2017 and 2016 are shown in the following table:

	December 31,
	2020	2019	2018	2017	2016
	(Dollars in Thousands)
Commercial, financial and agricultural	$4,516,288	$3,379,837	$3,305,124	$3,322,668	$2,993,203
Real estate—mortgage	999,144	1,140,377	1,173,101	1,133,525	1,032,222
Real estate—construction	1,846,757	2,185,883	1,886,231	1,683,550	1,716,875
Consumer	40,595	47,800	46,316	49,543	55,168
Foreign	138,970	141,049	150,517	158,886	167,220
Loans, net of unearned discount	$7,541,754	$6,894,946	$6,561,289	$6,348,172	$5,964,688

The following table shows the amounts of loans (excluding real estate mortgages and consumer loans) outstanding as of December 31, 2020, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but
	Within one	within five	After five
	year	years	years	Total

	(Dollars in Thousands)
Commercial, financial and agricultural	$1,361,312	$2,763,396	$391,580	$4,516,288
Real estate—construction	660,265	995,676	190,816	1,846,757
Foreign	84,245	33,519	21,206	138,970
Total	$2,105,822	$3,792,591	$603,602	$6,502,015

	Interest sensitivity
	Fixed Rate	Variable Rate

	(Dollars in Thousands)
Due after one but within five years	$539,854	$3,252,737
Due after five years	187,211	416,391
Total	$727,065	$3,669,128

International Operations

On December 31, 2020, we had $138,970,000 (1.0% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of our Subsidiary Banks generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United States or have credit enhancements in the form of guarantees from significant United States corporations. The composition of such loans and the related amounts of allocated ACL as of December 31, 2020 and 2019 is presented below.

	For the year ended December 31,
	2020		2019
		Related		Related
	Amount of	Allowance for	Amount of	Allowance for
	Loans	Credit Losses	Loans	Credit Losses

	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$85,085	$45	$89,734	$386
Secured by United States real estate	33,135	427	33,008	291
Secured by other United States collateral (securities, gold, silver, etc.)	7,888	85	10,483	92
Unsecured	8,008	117	155	2
Other (principally Mexico real estate)	4,854	79	7,669	52
	$138,970	$753	$141,049	$823

The transactions for the years ended December 31, 2020, 2019 and 2018, in that portion of the ACL related to foreign debt were as follows:

	2020	2019	2018

	(Dollars in Thousands)
Balance at January 1,	$823	$871	$842
Adoption of ASU 2016-13	(410)	—	—
Charge-offs	—	(1)	(3)
Recoveries	10	—	10
Net charge-offs	10	(1)	7
Charge (credit) to expense	330	(47)	22
Balance at December 31	$753	$823	$871

Deposits

	2020	2019
	Average Balance	Average Balance

	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$3,396,406	$2,800,219
Foreign	815,582	717,236
Total demand non-interest bearing	4,211,988	3,517,455
Savings and interest bearing demand
Domestic	2,696,298	2,511,166
Foreign	840,716	777,210
Total savings and interest bearing demand	3,537,014	3,288,376
Time certificates of deposit
$100,000 or more:
Domestic	706,937	605,867
Foreign	823,509	820,301
Less than $100,000:
Domestic	296,284	312,678
Foreign	245,398	248,352
Total time, certificates of deposit	2,072,128	1,987,198
Total deposits	$9,821,130	$8,793,029

	2020	2019	2018

	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$5,098	$13,462	$11,029
Foreign	1,260	2,917	1,735
Total savings and interest bearing demand	6,358	16,379	12,764
Time, certificates of deposit
$100,000 or more
Domestic	8,827	7,804	4,741
Foreign	7,536	9,407	5,798
Less than $100,000
Domestic	1,781	2,232	1,589
Foreign	1,086	1,527	968
Total time, certificates of deposit	19,230	20,970	13,096
Total interest expense on deposits	$25,588	$37,349	$25,860

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2020, were as follows:

Due within 3 months or less	$606,807
Due after 3 months and within 6 months	385,859
Due after 6 months and within 12 months	498,626
Due after 12 months	129,792
$1,621,084

We offer a variety of deposit accounts having a wide range of interest rates and terms. We rely primarily on our high-quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for our lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2020 were $10,721,860,000, an increase of 21.5% from $8,826,034,000 at December 31, 2019.  Deposits during the current economic environment have increased as customers have received proceeds from CARES Act programs, such as stimulus payments and PPP loan proceeds, and presumably decided to save and preserve cash instead of spending during these uncertain times.

Other Borrowed Funds

Other borrowed funds include FHLB borrowings which may be short-term and long-term borrowings issued by the FHLB of Dallas and the FHLB of Topeka at the market price offered at the time of funding.  These borrowings are secured by residential mortgage-backed investment securities and a portion of our loan portfolio.  At December 31, 2020, other borrowed funds totaled $436,327,000, a decrease of 30.4% from $626,511,000 at December 31, 2019.  The decrease in borrowings can be attributed to an increase in cash arising from principal pay downs on available-for-sale debt securities and deposits.

Return on Equity and Assets

Certain key ratios for the years ended December 31, 2020, 2019 and 2018 follow (1):

	Years ended
	December 31,
	2020	2019	2018
Percentage of net income to:
Average shareholders’ equity	7.86%	9.97%	11.22%
Average total assets	1.27	1.71	1.79
Percentage of average shareholders’ equity to average total assets	16.20	17.17	15.96
Percentage of cash dividends per share to net income per share	41.60	33.38	22.79

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides our Subsidiary Banks with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. Our Subsidiary Banks derive their liquidity largely from deposits of individuals and business entities. Other important funding sources for our Subsidiary Banks during 2020 and 2019 were borrowings from the FHLB, securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Our Subsidiary Banks have had a long-standing relationship with the FHLB and keep open, unused, lines of credit in order to fund liquidity needs. In the event that the FHLB indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available-for-sale securities. We maintain a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, we will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

The net interest rate sensitivity at December 31, 2020, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, we are asset sensitive through all of the time periods illustrated. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2020	or Less	1 Year	Years	Years	Total

	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$535,351	$1,409,880	$1,094,325	$50,814	$3,090,370
Loans, net of non-accruals	5,750,102	205,924	591,315	974,591	7,521,932

Total earning assets	$6,285,453	$1,615,804	$1,685,640	$1,025,405	$10,612,302

Cumulative earning assets	$6,285,453	$7,901,257	$9,586,897	$10,612,302

Rate sensitive liabilities

Time deposits	$865,945	$1,105,488	$182,055	$53	$2,153,541
Other interest bearing deposits	3,852,505	—	—	—	3,852,505
Securities sold under repurchase agreements	416,757	11,391	—	—	428,148
Other borrowed funds	—	—	—	436,327	436,327
Junior subordinated deferrable interest debentures	134,642	—	—	—	134,642

Total interest bearing liabilities	$5,269,849	$1,116,879	$182,055	$436,380	$7,005,163

Cumulative sensitive liabilities	$5,269,849	$6,386,728	$6,568,783	$7,005,163

Repricing gap	$1,015,604	$498,925	$1,503,585	$589,025	$3,607,139
Cumulative repricing gap	1,015,604	1,514,529	3,018,114	3,607,139
Ratio of interest-sensitive assets to liabilities	1.19	1.45	9.26	2.35	1.51
Ratio of cumulative, interest-sensitive assets to liabilities	1.19	1.24	1.46	1.51

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

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2020, in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than minus 30%, 30%, 30%, and 40%, respectively. Given the current low interest rate environment, no downward rate shifts were modeled in our income simulations.  At December 31, 2020, the income simulations show that a rate shift of +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12-month period by +11.59%, +24.98%, +37.86%, and +50.41%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

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

Our principal sources of liquidity and funding dividends from subsidiaries and borrowed funds, with such funds being used to finance our cash flow requirements. We closely monitor the dividend restrictions and availability from our Subsidiary Banks as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2020, the aggregate amount legally available to be distributed to us from our Subsidiary Banks as dividends was approximately $948,000,000, assuming that each Subsidiary Bank continues to be classified as “well-capitalized” under the applicable regulations in effect at December 31, 2020. The restricted capital (capital and surplus) of our Subsidiary Banks was approximately $1,200,185,000 as of December 31, 2020. The undivided profits of our Subsidiary Banks were approximately $1,351,802,000 as of December 31, 2020.

At December 31, 2020, we had outstanding $436,327,000 in other borrowed funds and $134,642,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, we have a number of other available alternatives to finance the growth of our Subsidiary Banks as well as future growth and expansion.

Capital

We maintain an adequate level of capital as a margin of safety for our depositors and shareholders. At December 31, 2020, shareholders’ equity was $2,177,998,000 compared to $2,118,053,000 at December 31, 2019, an increase of $59,945,000, or 2.8%. Shareholders’ equity increased primarily due to the retention of earnings, offset by the payment of cash dividends to shareholders and repurchases of our common stock in the form of treasury stock. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

During 1990, the FRB adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. Our leverage ratio (defined as shareholders’ equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 14.92% at December 31, 2020 and 16.65% at December 31, 2019. The core deposit intangibles and goodwill of $282,532,000 as of December 31, 2020, are deducted from the sum of core capital elements when determining our capital ratios.

The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well-capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 8% and a Tier 1 leverage ratio of 5%. We had risk-weighted Tier 1 capital ratios of 20.25% and 19.80% and risk weighted total capital ratios of 21.40% and 20.46% as of December 31, 2020 and 2019, respectively, which are well above the minimum regulatory requirements and exceed the well-capitalized ratios (see Note 20 to Notes to Consolidated Financial Statements).

In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank related capital provisions. Consistent with the Basel international framework, the rules include a minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase in period for mandatory compliance and we were required to begin to phase in the rules beginning on January 1, 2015.  We believe that as of December 31, 2020, we meet all fully phased-in capital adequacy requirements.

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

Junior Subordinated Deferrable Interest Debentures

We have formed five statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) that we issued. As of December 31, 2020 and December 31, 2019, the principal amount of debentures outstanding totaled $134,642,000.

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

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2020 and December 31, 2019, the total $134,642,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2020:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing		Interest Rate		Optional
	Debentures	Frequency	Interest Rate	Index	Maturity Date	Redemption Date(1)
	(in thousands)
Trust VIII	25,774	Quarterly	3.29%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.85%	LIBOR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	1.86%	LIBOR + 1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	1.85%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.68%	LIBOR + 1.45	September 2037	September 2012
	$134,642
(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

The following table presents contractual cash obligations (other than deposit liabilities) as of December 31, 2020:

	Payments due by Period
	(Dollars in Thousands)
		Less than	One to Three	Three to	After Five
Contractual Cash Obligations	Total	One Year	Years	Five Years	Years
Securities sold under repurchase agreements	$428,148	$416,757	$11,391	$—	$—
Federal Home Loan Bank borrowings	436,327	—	—	—	436,327
Junior subordinated deferrable interest debentures	134,642	—	—	—	134,642
Operating leases	9,473	3,381	3,241	1,207	1,644
Total Contractual Cash Obligations	$1,008,590	$420,138	$14,632	$1,207	$572,613

The following table presents contractual commercial commitments (other than deposit liabilities) as of December 31, 2020:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
		Less than	One to Three	Three to Five	After Five
Commercial Commitments	Total	One Year	Years	Years	Years
Financial and Performance Standby Letters of Credit	$118,381	$96,246	$22,135	$—	$—
Commercial Letters of Credit	341	341	—	—	—
Credit Card Lines	13,579	13,579	—	—	—
Other Commercial Commitments	2,354,010	1,119,300	667,911	434,935	131,864
Total Commercial Commitments	$2,486,311	$1,229,466	$690,046	$434,935	$131,864

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

We consider our estimated ACL as a policy critical to the sound operations of our Subsidiary Banks. We adopted the provisions of Accounting Standards Update No. 2016-13 to ASC 326, “Financial Instruments – Credit Losses,” on January 1, 2020.  ASU 2016-13 replaces the long-standing incurred loss model with an expected credit loss model that recognizes credit losses over the life of a financial asset.  Expected credit losses capture historical information, current conditions, and reasonable and supportable forecasts of future conditions.  The ACL is deducted from the amortized cost of an instrument to present the net amount expected to be collected on the financial asset.  Our ACL primarily consists of the aggregate ACL estimates of our Subsidiary Banks. The estimates are established through charges to operations in the form of charges to provisions for credit loss expense.  Loan losses or recoveries are charged or credited directly to the ACL. The ACL of each Subsidiary Bank is maintained at a level considered appropriate by management, based on estimated current expected credit losses in the current loan portfolio, including information about past events, current conditions and reasonable and supportable forecasts.

The estimation of the ACL is based on a loss-rate methodology that measures lifetime losses on loan pools that have similar risk characteristics. Loans that do not have similar risk characteristics are evaluated on an individual basis. The segmentation of the loan portfolio into pools requires a balancing process between capturing similar risk characteristics and containing sufficient loss history to provide meaningful results.  Our segmentation starts at the general loan category with further sub-segmentation based on collateral types that may be of meaningful size and/or may contain sufficient differences in risk characteristics based on management’s judgement that would warrant further segmentation. The general loan categories along with primary risk characteristics used in our calculation are as follows:

Commercial and industrial loans. This category includes loans extended to a diverse array of businesses for working capital or equipment purchases. These loans are mostly secured by the collateral pledged by the borrower that is directly related to the business activities of the company such as equipment, accounts receivable and inventory. The borrower’s abilities to generate revenues from equipment purchases, collect accounts receivable, and to turn inventory into sales are risk factors in the repayment of the loan. A small portion of this loan category is related to loans secured by oil & gas production and loans secured by aircraft.

Construction and land development loans. This category includes the development of land from unimproved land to lot development for both residential and commercial use and vertical construction across residential and commercial real estate classes. These loans carry risk of repayment when projects incur cost overruns, have an increase in the price of construction materials, encounter zoning, entitlement and environmental issues, or encounter other factors that may affect the completion of a project on time and on budget. Additionally, repayment risk may be negatively impacted when the market experiences a deterioration in the value of real estate. Risks specifically related to 1-4 family development loans also include mortgage rate risk and the practice by the mortgage industry of more restrictive underwriting standards, which inhibits the buyer from obtaining long term financing creating excessive housing and lot inventory in the market.

Commercial real estate loans. This category includes loans secured by farmland, multifamily properties, owner occupied commercial properties, and non-owner occupied commercial properties.  Owner occupied commercial properties include warehouses often along the border for import/export operations, office space where the borrower is the primary tenant, restaurants and other single-tenant retail. Non-owner occupied commercial properties include hotels, retail centers, office and professional buildings, and leased warehouses. These loans carry risk of repayment when market values deteriorate, the business experiences turnover in key management, the business has an inability to attract or keep occupancy levels stable, or when the market experiences an exit of a specific business type that is significant to the local economy, such as a manufacturing plant.

1-4 family mortgages. This category includes both first and second lien mortgages for the purpose of home purchases or refinancing of existing mortgage loans. A small portion of this loan category is related to home equity lines of credits, lots purchases, and home construction.  Loan repayments may be affected by unemployment or underemployment and deteriorating market values of real estate.

Consumer loans. This category includes deposit secured, vehicle secured, and unsecured loans, including overdrafts, made to individuals. Repayment is primarily affected by unemployment or underemployment.

The loan pools are further broken down using a risk-based segmentation based on internal classifications for commercial loans and past due status for consumer mortgage loans.  Non-mortgage consumer loans are evaluated as one segment.  On a weekly basis, commercial loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on our internal Watch List report. Additionally, our credit department reviews the majority of our loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, we will determine if a loan should be placed on an internal Watch List report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

Our internal Watch List report is segregated into the following categories: (i) Pass, (ii) Economic Monitoring, (iii) Special Review, (iv) Watch List—Pass, or (v) Watch List—Substandard, and (vi) Watch List—Doubtful.  The loans placed in the Special Review category and lower rated credits reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. Credits in those categories are reviewed and discussed on a regular basis, no less frequently than quarterly, with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the Watch List—Pass category and lower rated credits reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” Credits in this category are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the Watch List—Substandard category are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we may sustain some future loss if such weaknesses are not corrected. The loans placed in the Watch List—Doubtful category have shown defined weaknesses and it is likely, based on current information and events, that we will be unable to collect all principal and/or interest amounts contractually due.  Watch List—Doubtful loans are placed on non-accrual when they are moved to that category.

For the purposes of the ACL, in order to maintain segments with sufficient history for meaningful results, the credits in the Pass and Economic Monitoring categories are aggregated, the credits in the Special Review and Watch List—Pass credits are aggregated, and the credits in the Watch List—Substandard category remain in their own segment.  For loans that are classified as Watch List—Doubtful, management evaluates these credits in accordance with ASC 310-10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the loan. The specific reserve allocated under ASC 310-10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) net realizable value of the fair value of the collateral if the loan is collateral dependent. Substantially all of our loans evaluated as Watch List—Doubtful under ASC 310-10 are measured using the fair value of collateral method. In rare cases, we may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

Within each collectively evaluated pool, the robustness of the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment.  Certain qualitative loss factors are then evaluated to incorporate management’s two-year reasonable and supportable forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative loss factors are: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies, non-accruals and TDR’s, (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, and (vi) economic conditions.  Qualitative factors also include potential losses stemming from operational risk factors arising from fraud, natural disasters, pandemics and geopolitical events.  Should any of the factors considered by management in evaluating the adequacy of the ACL change, our estimate could also change, which could affect the level of future credit loss expense.

We have elected to not measure an ACL for accrued interest receivable given our timely approach in identifying and writing off uncollectible accrued interest.  An ACL for off-balance sheet exposure is derived from a projected usage rate of any unfunded commitment multiplied by the historical loss rate, plus model risk adjustment, if any, of the on-balance sheet loan pools.

Our management continually reviews the ACL of the Subsidiary Banks using the amounts determined from the estimates established on specific doubtful loans, the estimate established on quantitative historical loss percentages, and the estimate based on qualitative current conditions and reasonable and supportable two-year forecasted data. Our methodology reverts to the average lifetime loss-rate beyond the forecast period when we can no longer develop reasonable and supportable forecasts.  Should any of the factors considered by management in evaluating the adequacy of the estimate for current expected credit losses change, our estimate of current expected credit losses could also change, which could affect the level of future credit loss expense. While the calculation of our ACL utilizes management’s best judgment and all information reasonably available, the adequacy of the ACL is dependent on a variety of factors beyond our control, including, among other things, the performance of the entire loan portfolio, the economy, government actions, changes in interest rates and the view of regulatory authorities towards loan classifications.

Recent Accounting Standards Issued

See Note 1—Summary of Significant Accounting Policies in the accompanying Notes to the Consolidated Financial Statements for details of recently issued and recently adopted accounting standards and their impact on our consolidated financial statements.

Preferred Stock, Common Stock and Dividends

We have issued and outstanding 63,298,608 shares of $1.00 par value common stock held by approximately 1,877 holders of record at February 22, 2021. The book value of the common stock at December 31, 2020 was $36.14 per share compared with $33.37 per share at December 31, 2019.

Our common stock is traded on the NASDAQ National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in our common stock during 2020 and 2019, as quoted on the NASDAQ National Market for each of the quarters in the two-year period ended December 31, 2020. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of our common stock was $43.50 per share at February 22, 2021.

		High	Low
2020:	First quarter	$43.60	$43.11
	Second quarter	35.22	23.35
	Third quarter	35.60	25.21
	Fourth quarter	38.73	25.44

		High	Low
2019:	First quarter	$41.41	$33.66
	Second quarter	42.16	35.76
	Third quarter	40.51	32.04
	Fourth quarter	44.00	36.57

We paid cash dividends of $0.55 per share on April 3 and October 5, 2020 to record holders of our common stock on April 1 and September 21, 2020.  We paid cash dividends of $.50 and $0.55 per share on April 15 and October 15, 2019 to record holders of our common stock on April 1 and September 30, 2019, respectively.

Our principal source of funds to pay cash dividends on our common stock is cash dividends from our Subsidiary Banks. For a discussion of the limitations, please see Note 20 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, the Board of Directors re-established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following 12 months. Annually since then, including on March 12, 2020, the Board of Directors extended the repurchase program and for the second year authorized an increase to purchase up to $50 million of common stock during the 12 month period commencing on March 16, 2020 (previous annual stock repurchase programs began on April 9). Shares of common stock may be purchased from time to time on the open market or through privately negotiated transactions. Shares purchased under this program will be held in treasury for reissue for various corporate purposes, including employee compensation plans. During the fourth quarter of 2020, the Board of Directors adopted a Rule 10b5-1 trading plan, and intends to adopt additional Rule 10b5-1 trading plans, that will allow us to purchase shares of our common stock during certain trading blackout periods when we ordinarily would not be in the market due to trading restrictions in our insider trading policy. During the term of a Rule 10b5-1 trading plan, purchases of common stock are automatic to the extent the conditions of the plan’s trading instructions are met. Shares purchased under the Rule 10b5-1 trading plan will be held in treasury for reissue for various corporate purposes, including employee stock compensation plans. As of February 22, 2021, a total of 12,267,531 shares had been repurchased under all programs at a cost of $357,059,000. We are not obligated to purchase shares under our stock repurchase program outside of its Rule 10b5-1 trading plan.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2020.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1 – October 31, 2020	—	$—	—	$20,311,000
November 1 – November 30, 2020	—	—	—	20,311,000
December 1 – December 31, 2020	—	—	—	20,311,000
Total	—	$—	—
(1)	The repurchase program was extended and increased on March 12, 2020 and allows for the repurchase of up to an additional $50,000,000 of treasury stock through March 16, 2021.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2020, with respect to our equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	651,127	$27.24	10,102	`
Total	651,127	$27.24	10,102

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2015	2016	2017	2018	2019	2020
International Bancshares Corporation	100	165.25	163.63	144.54	180.85	165.13
S&P 400 Index	100	129.65	150.71	134.01	154.07	179.00
S&P 400 Banks	100	143.44	150.90	118.61	146.06	125.28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of International Bancshares Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and its subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 25, 2021 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

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

Allowance for Credit Losses

As described in Note 4 of the consolidated financial statements, the Company established an allowance for credit losses totaling $109,059,000 as of December 31, 2020. The allowance for credit losses is derived from a loss-rate methodology that measures lifetime losses on loan pools that have similar risk characteristics. Loans that do not have similar risk characteristics are evaluated on an individual basis. The segmentation of the loan portfolio into pools requires a balancing process between capturing similar risk characteristics and sufficient loss history to provide relevant results. Loan pools are further broken down using a risk-based segmentation based on internal classifications of credit quality. Within each loan pool, the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment. Certain qualitative factors are applied at the loan pool level to incorporate management’s two-year forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative factors include: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies, non-accruals and troubled debt restructurings (TDR’s), (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, (vi) economic conditions, and (vii) operational and other risk factors to capture potential losses arising from fraud, natural disasters, pandemics, and geopolitical events.

We identified the qualitative factor component of the allowance for credit losses as a critical audit matter. Auditing management’s estimate of the qualitative factors required a high degree of auditor judgment due to the nature of the adjustments and the subjectivity in judgments applied by management in forming them.

Our audit procedures related to the Company’s qualitative factors included, the following, among others:

●	We obtained an understanding of the relevant controls related to the allowance for credit losses, including the qualitative factors, and tested such controls for design and operating effectiveness, including controls related to management’s review of the qualitative factors and approval of the allowance for credit losses calculation.

●	We evaluated the appropriateness and consistency of management’s methods and assumptions used to determine qualitative factors by (1) evaluating management’s identification and quantification of qualitative factors; (2) testing the completeness and accuracy of data and information used in calculating the components of the qualitative factors; (3) evaluating the reasonableness, directional consistency, and magnitude of the quantification of the qualitative factors; and (4) reviewing subsequent events and considering their impact on judgments applied in forming the qualitative factor component of the allowance for credit losses as of the consolidated balance sheet date.

/s/ RSM US LLP

We have served as the Company's auditor since 2007.

Austin, Texas

February 25, 2021

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2020 and 2019

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$1,997,238	$256,820
Investment securities:
Held to maturity debt securities (Market value of $3,400 on December 31, 2020 and $2,400 on December 31, 2019)	3,400	2,400
Available for sale debt securities (Amortized cost of $3,054,289 on December 31, 2020 and $3,376,070 on December 31, 2019)	3,080,768	3,378,923
Equity securities with readily determinable fair values	6,202	6,095
Total investment securities	3,090,370	3,387,418
Loans	7,541,754	6,894,946
Less allowance for credit losses	(109,059)	(60,278)
Net loans	7,432,695	6,834,668
Bank premises and equipment, net	479,878	506,595
Accrued interest receivable	37,881	36,620
Other investments	254,413	318,427
Cash surrender value of life insurance policies	292,381	289,693
Goodwill	282,532	282,532
Other assets	162,079	200,121
Total assets	$14,029,467	$12,112,894

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2020 and 2019

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2020	2019
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$4,715,814	$3,545,905
Savings and interest bearing demand	3,852,505	3,267,829
Time	2,153,541	2,012,300
Total deposits	10,721,860	8,826,034
Securities sold under repurchase agreements	428,148	236,536
Other borrowed funds	436,327	626,511
Junior subordinated deferrable interest debentures	134,642	134,642
Other liabilities	130,492	171,118
Total liabilities	11,851,469	9,994,841
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 96,240,977 shares on December 31, 2020 and 96,214,967 shares on December 31, 2019	96,241	96,215
Surplus	149,334	148,075
Retained earnings	2,289,626	2,200,568
Accumulated other comprehensive income	20,825	2,345
	2,556,026	2,447,203
Less cost of shares in treasury, 32,961,289 shares on December 31, 2020 and 31,015,061 on December 31, 2019	(378,028)	(329,150)
Total shareholders’ equity	2,177,998	2,118,053
Total liabilities and shareholders’ equity	$14,029,467	$12,112,894

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2020, 2019 and 2018

(Dollars in Thousands, Except Per Share Amounts)

	2020	2019	2018
Interest income:
Loans, including fees	$377,579	$413,611	$375,173
Investment securities:
Taxable	46,095	72,485	81,484
Tax-exempt	2,434	4,885	8,141
Other interest income	900	1,420	1,024
Total interest income	427,008	492,401	465,822

Interest expense:
Savings deposits	6,358	16,379	12,764
Time deposits	19,230	20,970	13,096
Securities sold under repurchase agreements	926	2,432	2,415
Other borrowings	8,773	12,413	17,404
Junior subordinated deferrable interest debentures	3,832	6,435	6,989

Total interest expense	39,119	58,629	52,668

Net interest income	387,889	433,772	413,154

Provision for credit losses	45,379	18,843	6,112

Net interest income after provision for credit losses	342,510	414,929	407,042

Non-interest income:
Service charges on deposit accounts	61,983	72,502	72,433
Other service charges, commissions and fees
Banking	48,986	50,996	46,685
Non-banking	7,822	7,832	7,801
Investment securities transactions, net	(5)	(12)	(141)
Other investments, net	4,920	5,985	19,897
Other income	26,873	17,523	18,367

Total non-interest income	150,579	154,826	165,042

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2020, 2019 and 2018

(Dollars in Thousands, Except Per Share Amounts)

	2020	2019	2018
Non-interest expense:
Employee compensation and benefits	$130,039	$145,929	$138,532
Occupancy	24,909	28,635	29,097
Depreciation of bank premises and equipment	28,318	28,270	25,873
Professional fees	12,546	17,661	12,601
Deposit insurance assessments	1,870	1,416	3,742
Net expense, other real estate owned	9,808	6,377	4,413
Advertising	4,284	7,748	7,695
Software and software maintenance	19,238	19,850	17,516
Other	50,319	53,915	60,032

Total non-interest expense	281,331	309,801	299,501

Income before income taxes	211,758	259,954	272,583

Provision for income taxes	44,439	54,850	56,652

Net income	$167,319	$205,104	$215,931

Basic earnings per common share:

Weighted average number of shares outstanding	63,725,819	65,476,606	66,106,580
Net income	$2.63	$3.13	$3.27

Fully diluted earnings per common share:

Weighted average number of shares outstanding	63,853,135	65,685,684	66,633,820
Net income	$2.62	$3.12	$3.24

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2020, 2019, and 2018

(Dollars in Thousands)

	2020	2019	2018

Net income	$167,319	$205,104	$215,931
Other comprehensive income, net of tax:

Net unrealized holding gains (losses) on securities available for sale arising during period (net of tax effects of $4,911, $15,144, and $(7,004))	18,476	56,970	(26,348)
Reclassification adjustment for losses on securities available for sale included in net income (net of tax effects of $1, $3 and $30)	4	9	111
	18,480	56,979	(26,237)

Comprehensive income	$185,799	$262,083	$189,694

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2020, 2019 and 2018

(in Thousands, except per share amounts)

		Number				Other
	Preferred	of	Common		Retained	Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2017	$—	96,019	96,019	171,816	1,891,805	(28,397)	(292,263)	$1,838,980
Net Income	—	—	—	—	215,931	—	—	215,931
Dividends:
Cash ($.75 per share)	—	—	—	—	(49,599)	—	—	(49,599)
Purchase of treasury (520,918 shares)	—	—	—	—	—	—	(19,042)	(19,042)
Exercise of stock options	—	85	85	1,437	—	—	—	1,522
Stock compensation expense recognized in earnings	—	—	—	1,035	—	—	—	1,035
Repurchase of outstanding warrant	—	—	—	(29,005)	—	—	—	(29,005)
Cumulative adjustment for adoption of new accounting standards	—	—	—	—	5,997	(5,997)	—	—
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(20,240)	—	(20,240)
Balance at December 31, 2018	—	96,104	96,104	145,283	2,064,134	(54,634)	(311,305)	1,939,582
Net Income	—	—	—	—	205,104	—	—	205,104
Dividends:
Cash ($1.05 per share)	—	—	—	—	(68,670)	—	—	(68,670)
Purchase of treasury (468,918 shares)	—	—	—	—	—	—	(17,845)	(17,845)
Exercise of stock options	—	111	111	1,812	—	—	—	1,923
Stock compensation expense recognized in earnings	—	—	—	980	—	—	—	980
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	56,979	—	56,979
Balance at December 31, 2019	—	96,215	$96,215	$148,075	$2,200,568	$2,345	$(329,150)	$2,118,053
Net Income	—	—	—	—	167,319	—	—	167,319
Dividends:
Cash ($1.10 per share)	—	—	—	—	(69,928)	—	—	(69,928)
Purchase of treasury (1,946,228 shares)	—	—	—	—	—	—	(48,878)	(48,878)
Exercise of stock options	—	26	26	516	—	—	—	542
Stock compensation expense recognized in earnings	—	—	—	743	—	—	—	743
Cumulative adjustment for adoption of new accounting standards	—	—	—	—	(8,333)	—	—	(8,333)
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	18,480	—	18,480
Balance at December 31, 2020	—	96,241	$96,241	$149,334	$2,289,626	$20,825	$(378,028)	$2,177,998

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2020, 2019 and 2018

(Dollars in Thousands)

	2020	2019	2018
Operating activities:

Net income	$167,319	$205,104	$215,931

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	45,379	18,843	6,112
Specific reserve, other real estate owned	1,539	322	3,071
Depreciation of bank premises and equipment	28,318	28,270	25,873
Gain on sale of bank premises and equipment	(40)	(237)	(1,456)
Gain on sale of other real estate owned	(892)	(1,470)	(1,465)
Accretion of investment securities discounts	(500)	(428)	(271)
Amortization of investment securities premiums	39,039	20,549	20,087
Investment securities transactions, net	5	12	141
Unrealized gain (loss) on equity securities with readily determinable fair values	(107)	(158)	388
Stock based compensation expense	743	980	1,035
Losses (earnings) from affiliates and other investments	74	(3,914)	(15,484)
Deferred income taxes	(3,122)	3,309	5,143
(Increase) decrease in accrued interest receivable	(1,261)	183	(2,347)
Decrease (increase) in other assets	42,571	8,043	(51,827)
(Decrease) increase in other liabilities	(13,932)	32,157	24,916

Net cash provided by operating activities	305,133	311,565	229,847

Investing activities:

Proceeds from maturities of securities	1,075	—	2,275
Proceeds from sales and calls of available for sale securities	42,350	94,585	38,175
Proceeds from sales of equity securities with readily determinable fair values	—	—	21,607
Purchases of available for sale securities	(1,819,814)	(893,301)	(47,346)
Principal collected on mortgage backed securities	2,058,626	882,479	675,304
Net increase in loans	(647,213)	(375,621)	(258,142)
Purchases of other investments	(44,447)	(52,795)	(43,418)
Distributions from other investments	64,860	44,919	3,668
Purchases of bank premises and equipment	(6,725)	(29,590)	(21,395)
Proceeds from sales of bank premises and equipment	904	1,861	4,533
Proceeds from sales of other real estate owned	6,679	9,405	4,179

Net cash (used in) provided by investing activities	(343,705)	(318,058)	379,440

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2020, 2019 and 2018

(Dollars in Thousands)

	2020	2019	2018
Financing activities:

Net increase in non-interest bearing demand deposits	$1,169,909	$91,065	$211,585
Net increase (decrease) in savings and interest bearing demand deposits	584,676	(408)	23,106
Net increase (decrease) in time deposits	141,241	38,832	(83,038)
Net increase (decrease) in securities sold under repurchase agreements	191,612	6,547	(123,816)
Net decrease in other borrowed funds	(190,184)	(79,154)	(489,560)
Redemption of long-term debt	—	(25,774)	—
Repurchase of outstanding common stock warrant	—	—	(29,005)
Purchase of treasury stock	(48,878)	(17,845)	(19,042)
Proceeds from stock transactions	542	1,923	1,522
Payments of cash dividends	(69,928)	(68,670)	(49,599)

Net cash provided by (used in) financing activities	1,778,990	(53,484)	(557,847)

Increase (decrease) in cash and cash equivalents	1,740,418	(59,977)	51,440

Cash and cash equivalents at beginning of period	256,820	316,797	265,357

Cash and cash equivalents at end of period	$1,997,238	$256,820	$316,797

Supplemental cash flow information:
Interest paid	$41,975	$56,728	$50,623
Income taxes paid	34,826	44,089	40,565
Non-cash investing and financing activities:
Net transfers from loans to other real estate owned	4,526	22,015	32,610
Establishment of lease liability and right-of-use asset	—	6,171	—
Net transfers from bank premises and equipment to other assets	4,260	—	—

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

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statement of condition and income and expenses for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of ACL.

Subsequent Events

We have evaluated all events or transactions that occurred through the date we issued these financial statements. During this period, we did not have any material recognizable or non-recognizable subsequent events.

Investment Securities

We classify debt securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held-to-maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as “available-for-sale” or “trading” and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading”, while unrealized holding gains and losses related to those securities classified as “available-for-sale” are excluded from net income and reported net of tax as other comprehensive income and in shareholders’ equity as accumulated other comprehensive income (loss) until realized. In accordance with ASU 2016-13, which we adopted on January 1, 2020, available-for-sale and held-to-maturity debt securities in an unrealized loss position must be evaluated for the underlying cause of the loss.  In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit-related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through our ACL.  The exception to this process will occur if we intend to sell an impaired available-for-sale debt security or if we

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost.  In those situations, the entire credit-related impairment amount would be required to be recognized in earnings.  We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2020 and have determined that no debt securities in an unrealized loss position are arising from credit related reasons and have therefore not recorded any allowances for debt securities in our ACL for the period.  Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income. We did not maintain any trading securities during the three-year period ended December 31, 2020.

Mortgage-backed securities held at December 31, 2020 and 2019 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. government or its agencies including Freddie Mac, Fannie Mae, Ginnie Mae or other non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Equity Securities

Prior to January 1, 2018, equity securities with readily determinable fair values were included in available-for-sale securities, with the unrealized gain or loss recorded as a component of other comprehensive income (loss).  Pursuant to the adoption of ASU 2016-02, equity securities with readily determinable fair values are a separate component of our balance sheet, with unrealized gains and losses recognized in net income.  Equity securities with readily determinable fair values at December 31, 2020 and December 31, 2019 consist primarily of Community Reinvestment Act funds.

Provision and Allowance for Credit Losses

We adopted the provisions of Accounting Standards Update No. 2016-13 to ASC 326, “Financial Instruments – Credit Losses,” on January 1, 2020.  ASU 2016-13 replaces the long-standing incurred loss model with an expected credit loss model that recognizes credit losses over the life of a financial asset.  Expected credit losses capture historical information, current conditions, and reasonable and supportable forecasts of future conditions.  The ACL is deducted from the amortized cost of an instrument to present the net amount expected to be collected on the financial asset.  Our ACL primarily consists of the aggregate ACL estimates of our Subsidiary Banks. The estimates are established through charges to operations in the form of charges to provisions for credit loss expense.  Loan losses or recoveries are charged or credited directly to the ACL. The ACL of each Subsidiary Bank is maintained at a level considered appropriate by management,

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

based on estimated current expected credit losses in the current loan portfolio, including information about past events, current conditions and reasonable and supportable forecasts.

Our management continually reviews the ACL of the Subsidiary Banks using the amounts determined from the estimates established on specific doubtful loans, the estimate established on quantitative historical loss percentages, and the estimate based on qualitative current conditions and reasonable and supportable two-year forecasted data. Our methodology reverts to the average lifetime loss-rate beyond the forecast period when we can no longer develop reasonable and supportable forecasts.  Should any of the factors considered by management in evaluating the adequacy of the estimate for current expected credit losses change, our estimate of current expected credit losses could also change, which could affect the level of future credit loss expense. While the calculation of our ACL utilizes management’s best judgment and all information reasonably available, the adequacy of the ACL is dependent on a variety of factors beyond our control, including, among other things, the performance of the entire loan portfolio, the economy, government actions, changes in interest rates and the view of regulatory authorities towards loan classifications.  We believe that the allowance for probable loan losses is adequate.

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

Doubtful Loans

Doubtful loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. Doubtful loans are measured based on (1) the present value of expected future cash flows discounted at the loan’s effective interest rate; (2) the loan’s observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. Substantially all our doubtful loans are measured at the fair value of the collateral. In limited cases, we may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Troubled Debt Restructured Loans

Troubled debt restructured loans (“TDR”) are those loans where, for reasons related to a borrower’s difficulty to repay a loan, we grant a concession to the borrower that we would not normally consider in the normal course of business. In accordance with interagency guidance issued in March 2020, certain short-term deferrals are not considered troubled debt restructurings. The original terms of the loan are modified or restructured. The terms that may be modified include a reduction in the original stated interest rate, an extension of the original maturity of the loan, a renewal of the loan at an interest rate below current market rates, a reduction in the principal amount of debt outstanding, a reduction in accrued interest or deferral of interest payments. A loan classified as a TDR is classified as a doubtful loan and included in the doubtful loan totals. A TDR loan may be returned to accrual status when the loan is brought current, has performed in accordance with the restructured terms for a reasonable period of time, is at the current market rate, and the ultimate collectability of the outstanding principal and interest is no longer questionable, however, although those loans may be placed back on accrual status, they will continue to be classified as doubtful. Consistent with regulatory guidance, a TDR loan that is subsequently modified, but has shown sustained performance and classification as a TDR, will be removed from TDR status provided that the modified terms were market-based at the time of modification.

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

Other Real Estate Owned and Repossessed Assets

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL, if necessary. Any subsequent write-downs are charged against other non-interest expense through a valuation allowance. Other real estate owned totaled approximately $60,487,300 and $71,103,000 at December 31, 2020 and 2019, respectively. Other real estate owned is included in other assets.  Repossessed assets consist primarily of non-real estate assets acquired by foreclosure.  Prior to foreclosure, the value of the underlying loan is written down to the fair value of the asset to be repossessed by a charge to the ACL, if necessary.  Repossessed assets are included in other assets on the consolidated financial statements and totaled approximately $5,779,000 and $7,137,000 at December 31, 2020 and 2019, respectively.

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

Revenue Recognition

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

We evaluate uncertain tax positions at the end of each reporting period. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2020 and 2019, respectively, after evaluating all uncertain tax positions, we have recorded no liability for unrecognized tax benefits at the end of the reporting period. We would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2020, 2019 and 2018, we recognized no interest expense or penalties related to uncertain tax positions.

We file consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2017.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2020, after completing goodwill testing, we have determined that no goodwill impairment exists.

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Our identified intangible assets relate to core deposits and contract rights. As of December 31, 2020, we have determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

New Accounting Standards

  In February 2016, the FASB issued Accounting Standards Update No. 2016-02 to ASC 820, “Leases.”  The update amends existing standards for accounting for leases by lessees, with accounting for leases by lessors remaining mainly unchanged from current guidance.  The update requires that lessees recognize a lease liability and a right of use asset for all leases (with the exception of short-term leases) at the commencement date of the lease and disclose key information about leasing arrangements.  The update is to be applied on a modified retrospective basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.  The update is effective for interim and annual periods beginning after December 15, 2018.  In January 2018, the FASB issued a proposal that provides an additional transition method that would allow entities to not apply the guidance in the update in the comparative periods presented in the consolidated financial statements, but instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.  On January 1, 2019, we adopted the provisions of ASU 2016-02, “Leases.”  As part of our business model, we primarily own all property we occupy, with the exception of certain branches operating in grocery stores or shopping centers and certain ATM locations that were classified as operating leases under previous guidance.    The adoption of the standard did not have a significant impact on our consolidated financial statements.  As of the date of adoption, we recorded a right of use asset and a lease liability of approximately $6.4 million.  The right of use asset and lease liability are included in other assets and other liabilities, respectively, on our consolidated statement of condition.  Amortization of the right of use asset for the twelve months ended December 31, 2020 and December 31, 2019 was approximately $1,357,000 and $1,019,000, respectively, and is included as a part of occupancy expense in our consolidated income statement.

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 to ASC 326, “Financial Instruments – Credit Losses.”  The update amends existing standards for accounting for credit losses for financial assets.  The update requires that the expected credit losses on the financial instruments held as of the end of the period being reported be measured based on historical experience, current conditions, and reasonable and supportable forecasts.  The update also expands the required disclosures related to significant estimates and judgements used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s financial assets.  The update also amended the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.  The impact of the adoption of the standard is to be recorded as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted.  The accounting standard was effective for us on January 1, 2020.  The task force formed last year, which includes key members of the teams that work with the calculation of the allowance for probable loan losses plus members representing the corporate accounting and risk management areas, has worked with the implementation of the update and validation to complete our model/tool.  Based on the composition of the portfolio at December 31, 2019 and after finalizing the methodology, the adoption of the update increased our allowance for probable loan losses (referred to as the ACL under ASU 2016-13), by approximately 17.2%, resulting in a cumulative-effect adjustment to retained earnings of approximately $8.3 million, net of tax. Please refer to

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4 – Allowance for Credit Losses and the Critical Accounting Policies discussion in Management’s Discussion and Analysis.

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

In December 2019, the FASB issued Accounting Standards Update No. 2019-12, to ASC 740, “Income Taxes.”  The update amends existing guidance with the intention of simplifying the accounting for income taxes.  Specifically, the update removes some exceptions in existing guidance around intraperiod tax allocations, recognition of deferred tax liabilities for certain changes in investments in foreign subsidiaries and to the general methodology for calculating taxes on interim periods when year to date losses exceed the anticipated loss for the year.  Additionally, the update clarifies and provides more guidance with respect to the classification of franchise or similar taxes, requirements to evaluate when a step up in the tax basis of goodwill should be considered, eliminates the requirement that a consolidated entity allocate a portion of current and deferred tax expense to a legal entity that is not subject to tax, requires that an entity reflect the effect of changes in tax laws and tax rates in the effective tax rate computed in the interim period that includes the enactment date and makes minor changes for taxes related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method.  The update is effective for fiscal years beginning after December 15, 2020.  The adoption of the update is not expected to have a significant impact on our consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In March 2020, the FASB issued Accounting Standards Update No. 2020-04, “Reference Rate Reform (Topic 848):  Facilitation of the Effects of Reference Rate Reform on Financial Reporting.”  The update provides optional guidance for a limited period of time to ease the potential burden in accounting for and recognizing the effects of reference rate reform on financial reporting.  The practical expedients and exceptions in the update apply only to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met.  The update does not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022 that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship.  The update was effective as of the date of issuance and can be applied through December 31, 2022.  We have not adopted the provisions of the update and to not anticipate that the adoption of the update will have a significant impact on our consolidated financial statements.

In January 20201, the FASB issued Accounting Standards Update No. 2021-01, “Reference Rate Reform (Topic 848): Scope.”  The update clarifies the applicability of the practical expedients and exceptions issued in ASU 2020-04 to derivative instruments that use an interest rate for margining, discounting or contract price alignment that is modified as a result of reference rate reform.  The update is intended to capture the incremental consequences of the scope clarification and tailor the existing guidance to derivative instruments affected by the discounting transition.  The update was effective as of the date of issuance and can be applied through December 31, 2022.  We have not adopted the provisions of the update and to not anticipate that the adoption of the update will have a significant impact on our consolidated financial statements.

(2) Investment Securities

In accordance with ASU 2016-13, which we adopted on January 1, 2020, available-for-sale and held-to-maturity debt securities in an unrealized loss position must be evaluated for the underlying cause of the loss.  In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit-related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through our ACL.  The exception to this process will occur if we intend to sell an impaired available-for-sale debt security or if we will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost.  In those situations, the entire credit-related impairment amount would be required to be recognized in earnings.  We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2020 and have determined that no debt securities in an unrealized loss position are arising from credit related reasons and have therefore not recorded any allowances for debt securities in our ACL for the period.  Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income.

The amortized cost and estimated fair value by type of investment security at December 31, 2020 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$3,400	$—	$—	$3,400	$3,400
Total investment securities	$3,400	$—	$—	$3,400	$3,400

	Available for Sale Debt Securities
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)

	(Dollars in Thousands)
Residential mortgage-backed securities	$3,006,592	$32,701	$(9,339)	$3,029,954	$3,029,954
Obligations of states and political subdivisions	47,697	3,131	(14)	50,814	50,814
Total investment securities	$3,054,289	$35,832	$(9,353)	$3,080,768	$3,080,768

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1)	Included in the carrying value of residential mortgage- backed securities are $371,407 of mortgage-backed securities issued by Ginnie Mae and $2,658,547 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

The amortized cost and estimated fair value of investment securities at December 31, 2020, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value

	(Dollars in Thousands)
Due in one year or less	$1,200	$1,200	$—	$—
Due after one year through five years	2,200	2,200	—	—
Due after five years through ten years	—	—	355	356
Due after ten years	—	—	47,342	50,458
Residential mortgage-backed securities	—	—	3,006,592	3,029,954
Total investment securities	$3,400	$3,400	$3,054,289	$3,080,768

The amortized cost and estimated fair value by type of investment security at December 31, 2019 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$2,400	$—	$—	$2,400	$2,400
Total investment securities	$2,400	$—	$—	$2,400	$2,400

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)

	(Dollars in Thousands)
Residential mortgage-backed securities	$3,285,623	$16,534	$(16,609)	$3,285,548	$3,285,548
Obligations of states and political subdivisions	90,447	2,933	(5)	93,375	93,375
Total investment securities	$3,376,070	$19,467	$(16,614)	$3,378,923	$3,378,923

(1)	Included in the carrying value of residential mortgage- backed securities are $571,247 of mortgage-backed securities issued by Ginnie Mae, $2,714,301 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

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

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $1,220,400,000 and $1,224,268,000, respectively, at December 31, 2020.

Proceeds from the sale and call of securities available-for-sale were $42,350,000, $94,585,000 and $59,782,000 during 2020, 2019 and 2018, respectively, which amounts included $0, $0 and $0 of mortgage-backed securities. Gross

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

gains of $1,000, $3,000 and $3,000, and gross losses of $6,000, $15,000 and $144,000 were realized on the sales and calls in 2020, 2019 and 2018, respectively.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2020 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$1,462,232	$(9,339)	$—	$—	$1,462,232	$(9,339)
Obligations of states and political subdivisions	—	—	757	(14)	757	(14)
	$1,462,232	$(9,339)	$757	$(14)	$1,462,989	$(9,353)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2019 were as follows:

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

Equity securities with readily determinable fair values consist primarily of Community Reinvestment Act funds. At December 31, 2020 and December 31, 2019, the balance in equity securities with readily determinable fair values recorded at fair value were $6,202,000 and $6,095,000, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the twelve months ended December 31, 2020, December  31, 2019 and December 31, 2018:

Year Ended
December 31, 2020
(Dollars in Thousands)

Net gains recognized during the period on equity securities	$107
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized gains recognized during the reporting period on equity securities still held at the reporting date	$107

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Year Ended
December 31, 2019
(Dollars in Thousands)

Net gains recognized during the period on equity securities	$158
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$158

Year Ended
December 31, 2018
(Dollars in Thousands)

Net losses recognized during the period on equity securities	$(388)
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(388)

(3) Loans

A summary of loans, by loan type at December 31, 2020 and 2019 is as follows:

	December 31,	December 31,
	2020	2019

	(Dollars in Thousands)
Commercial, financial and agricultural	$4,516,288	$3,379,837
Real estate - mortgage	999,144	1,140,377
Real estate - construction	1,846,757	2,185,883
Consumer	40,595	47,800
Foreign	138,970	141,049
Total loans	$7,541,754	$6,894,946

(4) Allowance for Credit Losses

We adopted the provisions of ASU 2016-13 on January 1, 2020 on a modified retrospective basis. Results and information regarding our ACL included in this Note are calculated and presented in accordance with that accounting standards update. Results and information prior to January 1, 2020 are calculated and presented in accordance with previously applicable U.S. GAAP.

ASU 2016-13 replaces the long-standing incurred loss model with an expected credit loss model that recognizes credit losses over the life of a financial asset. Expected credit losses capture historical information, current conditions, and reasonable and supportable forecasts of future conditions. The ACL is deducted from the amortized cost of an instrument to present the net amount expected to be collected on the financial asset. Our ACL primarily consists of the aggregate ACL estimates of our Subsidiary Banks. The estimates are established through charges to operations in the form of charges to provisions for credit loss expense. Loan losses or recoveries are charged or credited directly to the ACL. The ACL of each Subsidiary Bank is maintained at a level considered appropriate by management, based on estimated current expected credit losses in the current loan portfolio, including information about past events, current conditions and reasonable and supportable forecasts.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The estimation of the ACL is based on a loss-rate methodology that measures lifetime losses on loan pools that have similar risk characteristics. Loans that do not have similar risk characteristics are evaluated on an individual basis. The segmentation of the loan portfolio into pools requires a balancing process between capturing similar risk characteristics and containing sufficient loss history to provide meaningful results.  Our segmentation starts at the general loan category with further sub-segmentation based on collateral types that may be of meaningful size and/or may contain sufficient differences in risk characteristics based on management’s judgement that would warrant further segmentation. The general loan categories along with primary risk characteristics used in our calculation are as follows:

Commercial and industrial loans. This category includes loans extended to a diverse array of businesses for working capital or equipment purchases. These loans are mostly secured by the collateral pledged by the borrower that is directly related to the business activities of the company such as equipment, accounts receivable and inventory. The borrower’s abilities to generate revenues from equipment purchases, collect accounts receivable, and to turn inventory into sales are risk factors in the repayment of the loan. A small portion of this loan category is related to loans secured by oil & gas production and loans secured by aircraft.

Construction and land development loans. This category includes the development of land from unimproved land to lot development for both residential and commercial use and vertical construction across residential and commercial real estate classes. These loans carry risk of repayment when projects incur cost overruns, have an increase in the price of construction materials, encounter zoning, entitlement and environmental issues, or encounter other factors that may affect the completion of a project on time and on budget. Additionally, repayment risk may be negatively impacted when the market experiences a deterioration in the value of real estate. Risks specifically related to 1-4 family development loans also include mortgage rate risk and the practice by the mortgage industry of more restrictive underwriting standards, which inhibits the buyer from obtaining long term financing creating excessive housing and lot inventory in the market.

Commercial real estate loans. This category includes loans secured by farmland, multifamily properties, owner occupied commercial properties, and non-owner occupied commercial properties.  Owner occupied commercial properties include warehouses often along the border for import/export operations, office space where the borrower is the primary tenant, restaurants and other single-tenant retail. Non-owner occupied commercial properties include hotels, retail centers, office and professional buildings, and leased warehouses. These loans carry risk of repayment when market values deteriorate, the business experiences turnover in key management, the business has an inability to attract or keep occupancy levels stable, or when the market experiences an exit of a specific business type that is significant to the local economy, such as a manufacturing plant.

1-4 family mortgages. This category includes both first and second lien mortgages for the purpose of home purchases or refinancing of existing mortgage loans. A small portion of this loan category is related to home equity lines of credits, lots purchases, and home construction.  Loan repayments may be affected by unemployment or underemployment and deteriorating market values of real estate.

Consumer loans. This category includes deposit secured, vehicle secured, and unsecured loans, including overdrafts, made to individuals. Repayment is primarily affected by unemployment or underemployment.

The loan pools are further broken down using a risk-based segmentation based on internal classifications for commercial loans and past due status for consumer mortgage loans.  Non-mortgage consumer loans are evaluated as one segment.  On a weekly basis, commercial loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on our internal Watch List report. Additionally, our credit department reviews the majority of our loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, we will determine if a loan should be placed on an internal Watch List report because of issues related to the analysis of the credit, credit documents, collateral and/or payment history.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our internal Watch List report is segregated into the following categories: (i) Pass, (ii) Economic Monitoring, (iii) Special Review, (iv) Watch List—Pass, or (v) Watch List—Substandard, and (vi) Watch List—Doubtful.  The loans placed in the Special Review category and lower rated credits reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. Credits in those categories are reviewed and discussed on a regular basis, no less frequently than quarterly, with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the Watch List—Pass category and lower rated credits reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” Credits in this category are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the Watch List—Substandard category are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we may sustain some future loss if such weaknesses are not corrected. The loans placed in the Watch List—Doubtful category have shown defined weaknesses and it is likely, based on current information and events, that we will be unable to collect all principal and/or interest amounts contractually due.  Watch List—Doubtful loans are placed on non-accrual when they are moved to that category.

For the purposes of the ACL, in order to maintain segments with sufficient history for meaningful results, the credits in the Pass and Economic Monitoring categories are aggregated, the credits in the Special Review and Watch List—Pass credits are aggregated, and the credits in the Watch List—Substandard category remain in their own segment.  For loans that are classified as Watch List—Doubtful, management evaluates these credits in accordance with ASC 310-10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the loan. The specific reserve allocated under ASC 310-10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) net realizable value of the fair value of the collateral if the loan is collateral dependent. Substantially all of our loans evaluated as Watch List—Doubtful under ASC 310-10 are measured using the fair value of collateral method. In rare cases, we may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

Within each collectively evaluated pool, the robustness of the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment.  Certain qualitative loss factors are then evaluated to incorporate management’s two-year reasonable and supportable forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative loss factors are: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies, non-accruals and TDR’s, (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, and (vi) economic conditions.  Qualitative factors also include potential losses stemming from operational risk factors arising from fraud, natural disasters, pandemics and geopolitical events.  Should any of the factors considered by management in evaluating the adequacy of the ACL change, our estimate could also change, which could affect the level of future credit loss expense.

We have elected to not measure an ACL for accrued interest receivable given our timely approach in identifying and writing off uncollectible accrued interest.  An ACL for off-balance sheet exposure is derived from a projected usage rate of any unfunded commitment multiplied by the historical loss rate, plus model risk adjustment, if any, of the on-balance sheet loan pools.

Our management continually reviews the ACL of the Subsidiary Banks using the amounts determined from the estimates established on specific doubtful loans, the estimate established on quantitative historical loss percentages, and the estimate based on qualitative current conditions and reasonable and supportable two-year forecasted data. Our methodology reverts to the average lifetime loss-rate beyond the forecast period when we can no longer develop reasonable and supportable forecasts.  Should any of the factors considered by management in evaluating the adequacy of the estimate for current expected credit losses change, our estimate of current expected credit losses could also change, which could affect the level of future credit loss expense. While the calculation of our ACL utilizes management’s best judgment and all information reasonably available, the adequacy of the ACL is dependent on a variety of factors beyond our control, including, among other things, the performance of the entire loan portfolio, the economy, government actions, changes in interest rates and the view of regulatory authorities towards loan classifications.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2020
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31,	$11,145	$18,152	$16,533	$1,786	$3,762	$7,535	$542	$823	$60,278
Adoption of ASU 2016-13	4,247	13,391	(4,292)	(355)	(1,580)	(429)	(225)	(410)	10,347
Losses charge to allowance	(8,936)	(19)	(55)	—	(160)	(124)	(280)	—	(9,574)
Recoveries credited to allowance	2,191	35	117	—	21	186	69	10	2,629
Net losses charged to allowance	(6,745)	16	62	—	(139)	62	(211)	10	(6,945)
Provision (credit) charged to operations	13,261	6,053	17,697	3,620	1,831	2,402	185	330	45,379
Balance at December 31,	$21,908	$37,612	$30,000	$5,051	$3,874	$9,570	$291	$753	$109,059

	December 31, 2019
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31,	$12,596	$15,123	$19,353	$1,808	$3,467	$7,719	$447	$871	$61,384
Losses charge to allowance	(14,412)	(39)	(7,353)	—	(201)	(435)	(487)	(1)	(22,928)
Recoveries credited to allowance	2,196	113	318	—	26	286	40	—	2,979
Net losses charged to allowance	(12,216)	74	(7,035)	—	(175)	(149)	(447)	(1)	(19,949)
Provision (credit) charged to operations	10,765	2,955	4,215	(22)	470	(35)	542	(47)	18,843
Balance at December 31,	$11,145	$18,152	$16,533	$1,786	$3,762	$7,535	$542	$823	$60,278

	December 31, 2018
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31,	$27,905	$11,675	$16,663	$1,109	$2,950	$6,103	$440	$842	$67,687
Losses charge to allowance	(14,220)	(1)	(70)	—	(122)	(347)	(362)	(3)	(15,125)
Recoveries credited to allowance	1,981	25	246	—	36	369	43	10	2,710
Net losses charged to allowance	(12,239)	24	176	—	(86)	22	(319)	7	(12,415)
Provision (credit) charged to operations	(3,070)	3,424	2,514	699	603	1,594	326	22	6,112
Balance at December 31,	$12,596	$15,123	$19,353	$1,808	$3,467	$7,719	$447	$871	$61,384

The allowance for credit and probable loan losses is a reserve established through a provision for probable loan losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The increase in credit loss expense for the year ended December 31, 2020 can be primarily attributed to the deteriorating economic conditions occurring in those periods as a result of COVID-19 and the impact of those conditions on certain segments of our ACL calculation for those periods.  We adopted the provisions of ASU 2016-13 on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model. The increase in provision for probable loan losses charged to expense and charge-offs charged to the allowance for probable loan losses for the year ended December 31, 2019 can be primarily attributed to a relationship that is secured by multiple pieces of real property on which car dealerships are operated.  The relationship began deteriorating in the fourth quarter of 2018, triggered by significant fraud by a high level insider of the car dealership resulting in the dealerships

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

unexpectedly filing for bankruptcy and creating an exposure for potential loss since the operations of the dealerships were the source of repayment from the borrower.  The relationship further deteriorated in the first quarter of 2019 after the sponsor of the court approved debtor in possession plan discontinued its role in the process and thus did not fulfill its obligation to assume full responsibility of the accrued and unpaid interest.  Although the relationship is secured by real property (the dealerships’ real estate), the real property has specialized use, contributing to the potential exposure for probable loss.  During the first quarter of 2019, in light of the circumstances and management’s evaluation of the relationship, the decision was made to place the relationship on impaired, non-accrual status and place a specific reserve on the relationship in the amount of $9.5 million.  During the second quarter of 2019, management continued to evaluate the relationship and decided to foreclose on the underlying real estate collateral, resulting in a charge-off of approximately $9.5 million, reflected in the tables above as part of the Commercial and commercial real estate: farmland and commercial categories. The decrease in the provision for probable loan losses charged to expense for the years ended December 31, 2018 can be attributed to a decrease in the historical loss experience in the commercial category of the calculation.  As discussed in prior periods, charge-offs increased from historical levels due to the deterioration of one relationship that was secured by multiple pieces of transportation equipment beginning in the fourth quarter of 2014.  We use a three-year historical charge-off experience in the calculation, therefore, as those charge-offs were eliminated from the calculation, the allowance for probable loan losses (now ACL) was impacted.  As fluctuations occur in historical loss factors, management evaluates the need to adjust the qualitative factors used in the calculation to properly reflect probable loan losses.

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2020
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$1,189	$209	$1,784,747	$21,699
Commercial real estate: other construction & land development	17,496	70	1,829,261	37,542
Commercial real estate: farmland & commercial	439	—	2,288,869	30,000
Commercial real estate: multifamily	134	—	440,910	5,051
Residential: first lien	151	—	404,968	3,874
Residential: junior lien	38	—	593,987	9,570
Consumer	—	—	40,595	291
Foreign	—	—	138,970	753

Total	$19,447	$279	$7,522,307	$108,780

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2019
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$1,935	$249	$1,290,725	$10,895
Commercial real estate: other construction & land development	938	116	2,184,945	18,037
Commercial real estate: farmland & commercial	1,208	—	1,895,539	16,533
Commercial real estate: multifamily	165	—	190,265	1,786
Residential: first lien	6,278	—	427,623	3,762
Residential: junior lien	692	—	705,784	7,535
Consumer	1,195	—	46,605	542
Foreign	264	—	140,785	823

Total	$12,675	$365	$6,882,271	$59,913

Loans accounted for on a non-accrual basis at December 31, 2020, 2019 and 2018 amounted to $19,822,000, $4,886,000 and $15,791,000, respectively.  The increase in non-accrual commercial loans at December 31, 2020 compared to the same period of 2019 can be attributed to a relationship secured by commercial property.  The decrease in non-accrual commercial loans at December 31, 2019 compared to the same period of 2018 can be attributed to a relationship secured by equipment and accounts receivable that has been upgraded to Watch-List Substandard.  The effect of such non-accrual loans reduced interest income by approximately $694,000, $340,000 and $1,119,000 for the years ended December 31, 2020, 2019 and 2018, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2020, 2019 and 2018 amounted to approximately $8,238,000, $59,705,000 and $40,674,000, respectively.  The increase at December 31, 2019 can be attributed to a relationship that is secured by multiple pieces of real property on which car dealerships are operated.

The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31, 2020	December 31, 2019

	(Dollars in Thousands)
Domestic
Commercial	$1,189	$1,901
Commercial real estate: other construction & land development	17,496	938
Commercial real estate: farmland & commercial	439	1,208
Commercial real estate: multifamily	134	165
Residential: first lien	526	670
Residential: junior lien	38	—
Consumer	—	4
Total non-accrual loans	$19,822	$4,886

Doubtful loans are those loans where it is probable that all amounts due according to contractual terms of the loan agreement will not be collected. We have identified these loans through our normal loan review procedures. Doubtful loans are measured based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral if the loan is collateral dependent. Substantially all of our doubtful loans are measured at the fair value of the collateral. In limited cases, we may use other methods to determine the level of impairment of a loan if such loan is not collateral dependent.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following tables detail key information regarding our doubtful loans (formerly “impaired loans” prior to the adoption of ASU 2016-13) by loan class at December 31, 2019, in accordance with ASC 310 prior to the adoption of ASU 2016-13:

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

	December 31, 2020	December 31, 2019

	(Dollars in Thousands)
Domestic
Commercial	$—	$32
Residential: first lien	4,078	5,608
Residential: junior lien	521	692
Consumer	989	1,192
Foreign	233	264
Total troubled debt restructuring	$5,821	$7,788

We are actively working with our customers affected by the current economic crisis arising from COVID-19.  We have been offering and are prepared to continue to offer assistance in accordance with current regulatory guidance.  That includes continuously reaching out to our customers and, in some cases, offering short-term payment deferral plans.  In accordance with the Coronavirus Aid, Relief and Economic Security (“CARES”) Act or interagency regulatory guidance, these short-term deferrals are not considered troubled debt restructurings.  As of February 22, 2021, approximately $1,011,570,000 in loans with some degree of payment deferrals were in our system. Approximately 78% of the loans originally put into some sort of deferral program have resumed regular payments.  The end of the deferral period on loans that are in some sort of payment deferral program will be throughout the first and second quarters of 2021 and we anticipate that approximately 13% of the loans still in a payment deferral program will request some degree of additional relief.  The loans that may be requesting additional relief will include some customers in the industries that have been significantly impacted by the COVID-19 pandemic, including the hospitality sector, the oil and gas industry and retail developments.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The CARES Act was signed into law on March 27, 2020.  It contains substantial tax and spending provisions intended to address the impact of the COVID-19 pandemic.  The CARES Act includes the Paycheck Protection Program (“PPP”), originally a nearly $350 billion program designed to aid small businesses through federally guaranteed loans distributed through banks.  These loans were originally intended to support eight weeks of payroll and certain other costs to help those businesses remain viable and allow their employees to pay their bills.  Subsequently, on April 24, 2020, the Paycheck Protection Program and Health Care Enhancement Act (“CARES Part II”) was signed into law.  CARES Part II provided an additional funding of $320 billion for the PPP program.  Then, on June 5, 2020, the Paycheck Protection Program Flexibility Act (“PPPFA”) was signed into law.  The PPPFA, among other things, extended the period of time that businesses could spend PPP loan proceeds on payroll and other eligible costs from eight weeks to the earlier of 24 weeks or December 31, 2020.  On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (the “Economic Aid Act”) was enacted, which among other things, reauthorized lending under the PPP to first-time borrowers and for second draws by certain borrowers who have previously received PPP loans.  The Economic Aid Act made available an additional $147 billion for PPP loans requested by March 31, 2021.  We have been active participants in helping our customers obtain PPP loans under all the PPP programs and as of February 22, 2021 have approximately 3,500 loans with an approximate value of $395,872,000 outstanding.  The PPP loans are fully guaranteed by the U.S. government through the SBA.

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

While management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL (formerly allowance for probable loan losses) can be made only on a subjective basis. It is the judgment of our management that the ACL at December 31, 2020 and December 31, 2019, was adequate to absorb probable losses from loans in the portfolio at that date.

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2020
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$1,931	$1,109	$563	$318	$3,603	$1,782,333	$1,785,936
Commercial real estate: other construction & land development	1,059	854	16,587	—	18,500	1,828,257	1,846,757
Commercial real estate: farmland & commercial	2,435	219	186	186	2,840	2,286,468	2,289,308
Commercial real estate: multifamily	126	—	—	—	126	440,918	441,044
Residential: first lien	2,399	926	6,165	5,890	9,490	395,629	405,119
Residential: junior lien	561	247	1,197	1,197	2,005	592,020	594,025
Consumer	318	71	79	79	468	40,127	40,595
Foreign	478	180	568	568	1,226	137,744	138,970
Total past due loans	$9,307	$3,606	$25,345	$8,238	$38,258	$7,503,496	$7,541,754

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2019
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$3,134	$626	$1,292	$421	$5,052	$1,287,608	$1,292,660
Commercial real estate: other construction & land development	509	55	—	—	564	2,185,319	2,185,883
Commercial real estate: farmland & commercial	8,058	2,031	54,928	54,878	65,017	1,831,730	1,896,747
Commercial real estate: multifamily	313	—	165	—	478	189,952	190,430
Residential: first lien	3,229	1,670	3,660	3,107	8,559	425,342	433,901
Residential: junior lien	1,112	477	1,200	1,200	2,789	703,687	706,476
Consumer	467	75	88	88	630	47,170	47,800
Foreign	1,347	3	11	11	1,361	139,688	141,049
Total past due loans	$18,169	$4,937	$61,344	$59,705	$84,450	$6,810,496	$6,894,946

The decrease in commercial real estate:  other construction & land development loans past due 90 days or greater at December 31, 2020 compared to December 31, 2019 can be primarily attributed to a relationship secured by real estate on which children’s learning centers are operated.  Our internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we could sustain some future loss if such weaknesses are not corrected.

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	2020	2019	2018	2017	2016	Prior	Total

	(Dollars in Thousands)
Balance at December 31, 2020
Domestic
Commercial
Pass	$1,168,671	$240,869	$145,670	$85,434	$13,901	$10,000	$1,664,545
Special Review	75,638	—	—	—	—	—	75,638
Watch List - Pass	39,886	11	—	3	—	17	39,917
Watch List - Substandard	3,360	683	289	—	315	—	4,647
Watch List - Doubtful	777	161	92	159	—	—	1,189
Total Commercial	$1,288,332	$241,724	$146,051	$85,596	$14,216	$10,017	$1,785,936
Commercial real estate: other construction & land development
Pass	$773,165	$576,707	$320,308	$78,174	$10,534	$3,343	$1,762,231
Special Review	20,828	21,650	—	—	—	—	42,478
Watch List - Pass	23,101	1,451	—	—	—	—	24,552
Watch List - Doubtful	16,702	794	—	—	—	—	17,496
Total Commercial real estate: other construction & land development	$833,796	$600,602	$320,308	$78,174	$10,534	$3,343	$1,846,757
Commercial real estate: farmland & commercial
Pass	$884,070	$373,993	$386,268	$189,639	$202,500	$116,729	$2,153,199
Special Review	3,041	—	4,758	177	3,218	—	11,194
Watch List - Pass	61,637	942	277	80	—	—	62,936
Watch List - Substandard	53,809	4,986	—	2,269	475	1	61,540
Watch List - Doubtful	—	202	—	—	—	237	439
Total Commercial real estate: farmland & commercial	$1,002,557	$380,123	$391,303	$192,165	$206,193	$116,967	$2,289,308
Commercial real estate: multifamily
Pass	$74,577	$208,356	$82,818	$64,110	$6,801	$4,248	$440,910
Watch List - Doubtful	134	—	—	—	—	—	134
Total Commercial real estate: multifamily	$74,711	$208,356	$82,818	$64,110	$6,801	$4,248	$441,044
Residential: first lien
Pass	$81,004	$62,165	$72,299	$54,593	$29,250	$105,463	$404,774
Watch List - Pass	—	14	131	—	—	—	145
Watch List - Substandard	—	—	—	—	49	—	49
Watch List - Doubtful	86	—	—	—	—	65	151
Total Residential: first lien	$81,090	$62,179	$72,430	$54,593	$29,299	$105,528	$405,119
Residential: junior lien
Pass	$196,308	$108,276	$61,636	$75,056	$56,705	$94,454	$592,435
Special Review	740	—	—	812	—	—	1,552
Watch List- Doubtful	—	—	38	—	—	—	38
Total Residential: junior lien	$197,048	$108,276	$61,674	$75,868	$56,705	$94,454	$594,025
Consumer
Pass	$30,910	$7,159	$875	$225	$55	$1,371	$40,595
Total Consumer	$30,910	$7,159	$875	$225	$55	$1,371	$40,595
Foreign
Pass	$93,236	$19,092	$11,572	$6,192	$3,533	$5,345	$138,970
Total Foreign	$93,236	$19,092	$11,572	$6,192	$3,533	$5,345	$138,970
Total Loans	$3,601,680	$1,627,511	$1,087,031	$556,923	$327,336	$341,273	$7,541,754

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

		December 31, 2019
		Special	Watch	Watch List—	Watch List—
	Pass	Review	List—Pass	Substandard	Impaired

		(Dollars in Thousands)
Domestic
Commercial	$1,228,110	$569	$39	$62,007	$1,935
Commercial real estate: other construction & land development	2,090,370	18,721	41,949	33,905	938
Commercial real estate: farmland & commercial	1,710,446	13,184	20,183	151,726	1,208
Commercial real estate: multifamily	190,265	—	—	—	165
Residential: first lien	426,546	253	144	680	6,278
Residential: junior lien	704,958	826	—	—	692
Consumer	46,605	—	—	—	1,195
Foreign	140,785	—	—	—	264
Total	$6,538,085	$33,553	$62,315	$248,318	$12,675

The increase in Special Review credits in the commercial loan category of the portfolio at December 31, 2020 compared to December 31, 2019 can be attributed to a relationship secured by oil and gas properties moved from Pass.  The increase in Special Review commercial real estate:  other construction and land development loan category of the portfolio for the same period can be attributed to a relationship secured by real estate planned for lot development.

The increase in Watch-List Pass credits in the commercial loan category of the portfolio at December 31, 2020 compared to December 31, 2019 can be attributed to two relationships moved from the Pass category. One is secured by oil and gas properties and one is secured by accounts receivable and inventory.  The decrease in Watch-List Pass credits in the commercial real estate:  other construction and land development category of the portfolio for the same period can be attributed to one relationship moved to Special Review that is secured by real estate planned for lot development, one relationship placed on non-accrual that is secured by commercial property and one relationship downgraded from Pass that is secured by commercial real estate.  The increase in commercial real estate:  farmland and commercial category of the portfolio for the period can be attributed to two relationships secured by commercial real estate moved from the Pass category.

The decrease in Watch-List Substandard credits in the commercial loan category of the portfolio at December 31, 2020 compared to December 31, 2019 can be attributed to a relationship secured by aircraft that was moved to the Pass category.  The decrease in Watch-List Substandard credits in the commercial real estate:  other construction and land development category of the portfolio for the same period can be attributed to a relationship secured by real estate development lots moved to the Pass category.  The decrease Watch-List Substandard credits in the commercial real estate:  farmland and commercial category of the portfolio for the period can be attributed to a relationship secured by real estate on which a golf resort is operated moved  to Pass.

The increase in Watch-List Doubtful credits in the commercial real estate: other construction and land development category of the portfolio at December 31, 2020 compared to the same period of 2019 can be attributed to a relationship secured by commercial property that was placed on non-accrual and moved from Watch-List Pass.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2020 and 2019 were as follows:

	Estimated
	useful lives				2020	2019

					(Dollars in Thousands)
Bank buildings and improvements	5	-	39	years	$577,656	$573,257
Furniture, equipment and vehicles	1	-	20	years	311,313	313,880
Land					117,848	118,099
Less: accumulated depreciation					(526,939)	(498,641)
Bank premises and equipment, net					$479,878	$506,595

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
December 31, 2020:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—
December 31, 2019:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—

Amortization expense of intangible assets was $0, $0 and $0 for the years ended December 31, 2020, 2019 and 2018.

There were no changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

Deposits as of December 31, 2020 and 2019 and related interest expense for the years ended December 31, 2020, 2019 and 2018 were as follows:

	2020	2019

	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$3,781,277	$2,815,835
Foreign	934,537	730,070
Total demand non-interest bearing	4,715,814	3,545,905
Savings and interest bearing demand
Domestic	2,919,314	2,477,668
Foreign	933,191	790,161
Total savings and interest bearing demand	3,852,505	3,267,829
Time, certificates of deposit $100,000 or more
Domestic	797,692	636,005
Foreign	822,387	827,031
Less than $100,000
Domestic	291,473	302,620
Foreign	241,989	246,644
Total time, certificates of deposit	2,153,541	2,012,300
Total deposits	$10,721,860	$8,826,034

	2020	2019	2018

	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$5,098	$13,462	$11,029
Foreign	1,260	2,917	1,735
Total savings and interest bearing demand	6,358	16,379	12,764
Time, certificates of deposit $100,000 or more
Domestic	8,827	7,804	4,741
Foreign	7,536	9,407	5,798
Less than $100,000
Domestic	1,781	2,232	1,589
Foreign	1,086	1,527	968
Total time, certificates of deposit	19,230	20,970	13,096
Total interest expense on deposits	$25,588	$37,349	$25,860

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of time deposits as of December 31, 2020 were as follows:

Total
(in thousands)
2021	$1,971,433
2022	141,388
2023	28,781
2024	11,205
2025	681
Thereafter	53
Total	$2,153,541

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2020, were as follows:

Total
(in thousands)
Due within 3 months or less	$606,807
Due after 3 months and within 6 months	385,859
Due after 6 months and within 12 months	498,626
Due after 12 months	129,792
$1,621,084

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2020 and December 31, 2019 were $1,085,404 and $929,860, in thousands, respectively.

(8) Securities Sold Under Repurchase Agreements

Our Subsidiary Banks have entered into repurchase agreements with individual customers of the Subsidiary Banks. The purchasers have agreed to resell to the Subsidiary Banks identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed securities and averaged $335,392,000 and $267,439,000 during 2020 and 2019, respectively, and the maximum amount outstanding at any month end during 2020 and 2019 was $428,148,000 and $299,827,000 respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Further information related to repurchase agreements at December 31, 2020 and 2019 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate

	(Dollars in Thousands)
December 31, 2020 term:
Overnight agreements	$506,020	$507,164	$416,757	0.13%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	11,684	11,641	11,391	0.43
Total	$517,704	$518,805	$428,148	0.14%
December 31, 2019 term:
Overnight agreements	$317,107	$318,397	$225,243	0.87%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	11,564	11,529	11,293	1.28
Total	$328,671	$329,926	$236,536	0.89%

The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(9) Other Borrowed Funds

Other borrowed funds include Federal Home Loan Bank borrowings, which may be short and long-term fixed borrowings issued by the Federal Home Loan Bank of Dallas and the Federal Home Loan Bank of Topeka at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities and a portion of our loan portfolio.

Further information regarding our other borrowed funds at December 31, 2020 and 2019 is set forth in the following table:

	December 31,
	2020	2019

	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$—	$190,000
Rate on balance outstanding at year end	—%	1.48%
Average daily balance	$110,776	$190,431
Average rate	1.19%	2.60%
Maximum amount outstanding at any month end	$292,000	$371,775
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$436,327	$436,511
Rate on balance outstanding at year end	1.73%	1.73%
Average daily balance	$436,411	$436,593
Average rate	1.71%	1.71%
Maximum amount outstanding at any month end	$436,495	$436,675

(1)	Long-term advances at December 31, 2020 and December 31, 2019 consisted of both amortizing and non-amortizing advances. The non-amortizing advances mature in the following increments: $75,000,000 in July 2028, $100,000,000 in March 2033 and $250,000,000 in August 2033 and are callable by the FHLB on a quarterly basis. Two amortizing advances are outstanding at December 31, 2020 in the amounts of $3,091,000 and $8,236,000 and mature in December 2033 and November 2033, respectively. The amortization on the amortizing long-term advances totals approximately $189,000, $194,000, $199,000, $204,000 and $210,000 for the years ending December 31, 2021, December 31,

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

2022, December 31, 2023, December 31, 2024 and December 31, 2025, respectively.

(10) Junior Subordinated Deferrable Interest Debentures

We have formed five statutory business trusts under the laws of the State of Delaware for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) we issued. As of December 31, 2020 and December 31, 2019, the principal amount of debentures outstanding totaled $134,642,000.

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

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2020 and December 31, 2019, the total $134,642,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2020:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing	Interest	Interest				Optional
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Redemption Date(1)
	(Dollars in Thousands)
Trust VIII	$25,774	Quarterly	3.29%	LIBOR	+	3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.85%	LIBOR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	1.86%	LIBOR	+	1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	1.85%	LIBOR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.68%	LIBOR	+	1.45	September 2037	September 2012
	$134,642
(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2020, 2019, and 2018 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2020:
Basic EPS
Net income available to common shareholders	$167,319	63,725,819	$2.63
Potential dilutive common shares and warrants	—	127,316
Diluted EPS	$167,319	63,853,135	$2.62
December 31, 2019:
Basic EPS
Net income available to common shareholders	$205,104	65,476,606	$3.13
Potential dilutive common shares and warrants	—	209,078
Diluted EPS	$205,104	65,685,684	$3.12
December 31, 2018:
Basic EPS
Net income available to common shareholders	$215,931	66,106,580	$3.27
Potential dilutive common shares	—	527,240
Diluted EPS	$215,931	66,633,820	$3.24

(12) Employees’ Profit Sharing Plan

We have a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. Our annual contribution to the plan is based on a percentage, as determined by our Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,000,000, $4,200,000 and $3,850,000 were charged to income for the years ended December 31, 2020, 2019, and 2018, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of assets attributable to international operations at December 31, 2020 and 2019 are as follows:

	2020	2019

	(Dollars in Thousands)
Loans:
Commercial	$90,177	$88,979
Others	48,793	52,070
	138,970	141,049
Less allowance for probable loan losses	(753)	(823)
Net loans	$138,217	$140,226
Accrued interest receivable	$605	$743

At December 31, 2020, we had $118,722,000 in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $4,676,000, $5,445,000 and $5,412,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

(14) Income Taxes

We file a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2020	2019	2018

	(Dollars in Thousands)
Current
U.S.	$43,794	$48,559	$48,144
State	3,709	2,944	3,370
Foreign	58	38	(5)
Total current taxes	47,561	51,541	51,509
Deferred
U.S.	(2,733)	2,979	5,130
State	(389)	330	13
Total deferred taxes	(3,122)	3,309	5,143
Total income taxes	$44,439	$54,850	$56,652

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 21%for 2020, 2019 and 2018 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2020	2019	2018

	(Dollars in Thousands)
Computed expected tax expense	$45,218	$55,086	$57,831
Change in taxes resulting from:
Tax-exempt interest income	(2,709)	(2,550)	(3,101)
State tax, net of federal income taxes, tax credit and refunds	2,622	2,587	2,673
Resolution of IRS exam		—	—
Other investment income	(2,205)	(1,480)	(1,561)
Deferred tax adjustment due to federal tax rate change		—	(1,618)
Net investment in low income housing investments	1,990	623	2,518
Other	(477)	584	(90)
Actual tax expense	$44,439	$54,850	$56,652

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019 are reflected below:

	2020	2019

	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$21,921	$12,050
Other real estate owned	1,183	2,501
Impairment charges on available-for-sale securities	—	1,054
Accrued expenses	81	98
Other	5,649	6,019
Total deferred tax assets	28,834	21,722
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(12,350)	(12,478)
Net unrealized gains on available for sale investment securities	(5,679)	(508)
Impairment charges on available-for-sale securities	(19)	—
Identified intangible assets and goodwill	(13,807)	(13,649)
Other	(20,551)	(18,849)
Total deferred tax liabilities	(52,406)	(45,484)
Net deferred tax liability	$(23,572)	$(23,762)

The net deferred tax liability of $23,572,000 at December 31, 2020 and $23,762,000 at December 31, 2019 is included in other liabilities in the consolidated statements of condition.

(15) Stock Options

On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the “2012 Plan”). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2020, 10,102 shares were available for future grants under the 2012 Plan.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

	2020	2019
Expected Life (Years)	7.00	7.00
Dividend yield	6.04%	2.93%
Interest rate	0.74%	1.97%
Volatility	29.04%	26.97%

A summary of option activity under the stock option plans for the twelve months ended December 31, 2020 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2019	658,588	$27.55
Plus: Options granted	35,000	18.79
Less:
Options exercised	26,010	20.87
Options expired	—	—
Options forfeited	16,451	31.94
Options outstanding at December 31, 2020	651,127	27.24	5.05	$6,817

Options fully vested and exercisable at December 31, 2020	409,782	$22.98	3.61	$5,953

Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2020, 2019 and 2018 was approximately $743,000, $980,000 and $1,035,000, respectively. As of December 31, 2020, there was approximately $1,254,000 of total unrecognized stock-based compensation cost related to non-vested options granted under our plans that will be recognized over a weighted average period of 1.7 years.

Other information pertaining to option activity during the twelve months ended December 31, 2020, 2019 and 2018 is as follows:

	Twelve Months Ended December 31,
	2020	2019	2018
Weighted average grant date fair value of stock options granted	$2.46	$7.38	$11.78
Total fair value of stock options vested	$1,218,000	$1,333,000	$1,077,000
Total intrinsic value of stock options exercised	$356,000	$2,373,000	$2,045,000

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

(17) Commitments, Contingent Liabilities and Other Matters

On March 15, 2020, the FRB announced that it had reduced regulatory reserve requirements to zero percent effective on March 26, 2020.  Cash of approximately $125,764,000 December 31, 2019 was maintained to satisfy regulatory reserve requirements.

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

(18) Transactions with Related Parties

In the ordinary course of business, the Subsidiary Banks make loans to our directors and executive officers, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $30,398,000 and $37,605,000 at December 31, 2020 and 2019, respectively.

(19) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the Subsidiary Banks are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the Subsidiary Banks have in particular classes of financial instruments. At December 31, 2020, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$2,354,010,000
Credit card lines	13,579,000
Standby letters of credit	118,381,000
Commercial letters of credit	341,000

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

We enter into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, we are required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2020, the maximum potential amount of future payments is approximately $118,381,000. At December 31, 2020, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $39,487,000 and $49,965,000 at December 31, 2020 and 2019, respectively.

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

(20) Capital Requirements

Bank regulatory agencies limit the amount of dividends, which the Subsidiary Banks can pay, without obtaining prior approval from such agencies. At December 31, 2020, the Subsidiary Banks could pay dividends of up to $948,000,000 without prior regulatory approval and without adversely affecting their “well-capitalized” status under regulatory capital rules in effect at December 31, 2020. In addition to legal requirements, regulatory authorities also consider the adequacy of the Subsidiary Banks’ total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. We historically have not allowed any Subsidiary Bank to pay dividends in such a manner as to impair its capital adequacy.

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

Current quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2020, that we met all capital adequacy requirements to which we are subject.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

       In July 2013, the FDIC and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase-in period for mandatory compliance and we were required to begin to phase-in the new rules beginning on January 1, 2015.  We believe that as of December 31, 2020, we meet all fully phased-in capital adequacy requirements.

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

As of December 31, 2019, our capital levels exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to us. Based on the ratios presented below, capital levels as of December 31, 2020 exceed the minimum levels necessary to be considered “well-capitalized.”

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2020, the most recent notification from the FDIC categorized all the Subsidiary Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized,” we must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed our categorization as well-capitalized.

In December 2018, the federal bank regulators issued a final rule that would provide an optional three-year phase-in period for the day-one regulatory capital effects of the adoption of ASU 2016-13 to ASC 326 “Financial Instruments – Credit Losses,” as amended, on January 1, 2020.

Our actual capital amounts and ratios for 2020 under current guidelines are presented in the following table:

			For Capital Adequacy		To Be Well-Capitalized
			Purposes		Under Prompt Corrective
	Actual		Phase In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2020:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,874,641	19.05%	$688,678	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,295,437	18.19	498,492	7.000	$462,885	6.50%
International Bank of Commerce, Oklahoma	207,339	17.45	83,150	7.000	77,211	6.50
International Bank of Commerce, Brownsville	189,575	22.18	59,843	7.000	55,569	6.50
International Bank of Commerce, Zapata	71,369	34.51	14,476	7.000	13,442	6.50
Commerce Bank	93,426	35.64	18,347	7.000	17,037	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,105,360	21.40%	$1,033,017	10.500%	N/A	N/A
International Bank of Commerce, Laredo	1,380,685	19.39	747,737	10.500	$712,131	10.00%
International Bank of Commerce, Oklahoma	218,657	18.41	124,725	10.500	118,786	10.00
International Bank of Commerce, Brownsville	200,269	23.43	89,765	10.500	85,490	10.00
International Bank of Commerce, Zapata	73,510	35.55	21,714	10.500	20,680	10.00
Commerce Bank	96,240	36.72	27,521	10.500	26,210	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$1,992,403	20.25%	$836,252	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,295,437	18.19	605,311	8.500	$569,705	8.00%
International Bank of Commerce, Oklahoma	207,339	17.45	100,968	8.500	95,029	8.00
International Bank of Commerce, Brownsville	189,575	22.18	72,667	8.500	68,392	8.00
International Bank of Commerce, Zapata	71,369	34.51	17,578	8.500	16,544	8.00
Commerce Bank	93,426	35.64	22,279	8.500	20,968	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$1,992,403	14.92%	$534,228	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,295,437	13.11	395,289	4.00	494,112	5.00%
International Bank of Commerce, Oklahoma	207,339	12.98	63,879	4.00	79,848	5.00
International Bank of Commerce, Brownsville	189,575	14.55	52,101	4.00	65,127	5.00
International Bank of Commerce, Zapata	71,369	16.52	17,277	4.00	21,596	5.00
Commerce Bank	93,426	16.69	22,394	4.00	27,993	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2019 are also presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2019:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,833,174	18.58%	$690,746	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,268,078	18.23	486,950	7.000	$452,168	6.50%
International Bank of Commerce, Oklahoma	201,202	16.91	83,303	7.000	77,353	6.50
International Bank of Commerce, Brownsville	185,112	22.70	57,084	7.000	53,006	6.50
International Bank of Commerce, Zapata	72,402	36.46	13,902	7.000	12,909	6.50
Commerce Bank	91,239	34.83	18,336	7.000	17,026	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,018,488	20.46%	$1,036,118	10.500%	N/A	N/A	%
International Bank of Commerce, Laredo	1,315,453	18.91	730,425	10.500	$695,643	10.00
International Bank of Commerce, Oklahoma	206,807	17.38	124,955	10.500	119,004	10.00
International Bank of Commerce, Brownsville	192,417	23.60	85,626	10.500	81,548	10.00
International Bank of Commerce, Zapata	74,737	37.63	20,853	10.500	19,860	10.00
Commerce Bank	93,396	35.65	27,504	10.500	26,195	10.00
Tier 1 Capital (to Risk Weighted Assets):							%
Consolidated	$1,953,711	19.80%	$838,762	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,268,078	18.23	591,296	8.500	$556,514	8.00
International Bank of Commerce, Oklahoma	201,202	16.91	101,154	8.500	95,203	8.00
International Bank of Commerce, Brownsville	185,112	22.70	69,316	8.500	65,239	8.00
International Bank of Commerce, Zapata	72,402	36.46	16,881	8.500	15,888	8.00
Commerce Bank	91,239	34.83	22,265	8.500	20,956	8.00%
Tier 1 Capital (to Average Assets):
Consolidated	$1,953,711	16.65%	$469,267	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,268,078	15.21	333,576	4.00	416,970	5.00
International Bank of Commerce, Oklahoma	201,202	14.79	54,406	4.00	68,007	5.00
International Bank of Commerce, Brownsville	185,112	17.41	42,529	4.00	53,161	5.00
International Bank of Commerce, Zapata	72,402	19.08	15,179	4.00	18,974	5.00
Commerce Bank	91,239	18.18	20,073	4.00	25,091	5.00

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

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2020 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2020	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale debt securities
Residential mortgage-backed securities	$3,029,954	$—	$3,029,954	$—
States and political subdivisions	50,814	—	50,814	—
Equity Securities	6,202	6,202	—	—
	$3,086,970	$6,202	$3,080,768	$—

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2019 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2019	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage - backed securities	$3,285,548	$—	$3,285,548	$—
States and political subdivisions	93,375	—	93,375	—
Equity Securities	6,095	6,095	—	—
	$3,385,018	$6,095	$3,378,923	$—

For the years ended December 31, 2020 and December 31, 2019, debt investment securities available-for-sale are classified within Level 2 of the valuation hierarchy.  Equity securities with readily determinable fair values are classified within Level 1. For debt securities classified as Level 2 in the fair value hierarchy, we obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the period ended December 31, 2020 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net Provision
	Period ended	Identical	Observable	Unobservable	(Credit)
	December 31,	Assets	Inputs	Inputs	During
	2020	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Watch-List doubtful loans	$393	$—	$—	$393	$(86)
Other real estate owned	6,241	—	—	6,241	1,539

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the year ended December 31, 2019 by level within the fair value measurement hierarchy:

		Fair Value Measurements at Reporting
		Date Using
		(in thousands)
		Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets	Other	Significant	Net (Credit)
	Year ended	for Identical	Observable	Unobservable	Provision
	December 31,	Assets	Inputs	Inputs	During
	2019	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Impaired loans	$826	$—	$—	$826	$43
Other real estate owned	21,614	—	—	21,614	322
Equity investment without a readily determinable fair value	28,166	—	—	28,166	4,775

Our assets measured at fair value on a non-recurring basis are limited to loans classified as Watch List – Doubtful and other real estate owned.  At December 31, 2019, assets measured at fair value on a non-recurring basis also included an equity investment without a readily determinable fair value.  The fair value of Watch-List Doubtful loans is derived in accordance with FASB ASC 310, “Receivables”.  They are primarily comprised of collateral-dependent commercial loans.   As the primary sources of loan repayments decline, the secondary repayment source, the collateral, takes on greater significance.  Correctly evaluating the fair value becomes even more important.  Re-measurement of the loan to fair value is done through a specific valuation allowance included in the ACL.  The fair value of the loan is based on the fair value of the collateral, as determined through either an appraisal or evaluation process.  The basis for our appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations, and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are “as is” (the property’s highest and best use) valuations based on the current conditions of the property/project at that point in time.  The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable.  As of December 31, 2020, we had approximately $18,361,000 of doubtful commercial collateral dependent loans, of which approximately $16,587,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $1,283,000 had an evaluation performed within the immediately preceding twelve months. As of December 31, 2019, we had approximately $2,955,000 of doubtful commercial collateral dependent loans, of which

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

approximately $1,426,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $847,000 had an evaluation performed within the immediately preceding twelve months.

The determination to either seek an appraisal or to perform an evaluation begins in weekly credit quality meetings, where the committee analyzes the existing collateral values of the doubtful loans and where obsolete appraisals are identified.  In order to determine whether we would obtain a new appraisal or perform an internal evaluation to determine the fair value of the collateral, the credit committee reviews the existing appraisal to determine if the collateral value is reasonable in view of the current use of the collateral and the economic environment related to the collateral.  If the analysis of the existing appraisal does not find that the collateral value is reasonable under the current circumstances, we would obtain a new appraisal on the collateral or perform an internal evaluation of the collateral.  The ultimate decision to get a new appraisal rests with the independent credit administration group.  A new appraisal is not required if an internal evaluation, as performed by in-house experts, is able to appropriately update the original appraisal assumptions to reflect current market conditions and provide an estimate of the collateral’s market value for impairment analysis.  The internal evaluations must be in writing and contain sufficient information detailing the analysis, assumptions and conclusions and they must support performing an evaluation in lieu of ordering a new appraisal.

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within Level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL (formerly allowance for probable loan losses), if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2020, 2019 and 2018, we recorded approximately $22,000, $9,611,000 and $170,000, respectively, in charges to the ACL in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2020, 2019 and 2018, we recorded approximately $1,539,000, $322,000 and $3,071,000, respectively, in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for our financial instruments at December 31, 2020 and December 31, 2019 are outlined below.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2020 and December 31, 2019, the carrying amount of fixed rate performing loans was $1,812,413,000 and $1,503,811,000, respectively, and the estimated fair value was $1,747,257,000 and $1,481,239,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest-bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2020 and December 31, 2019. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2020 and December 31, 2019, the carrying amount of time deposits was $2,153,541,000 and $2,012,300,000, respectively, and the estimated fair value was $2,148,976,000 and $2,011,950,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements are short-term maturities. Due to the contractual terms of the instruments, the carrying amounts approximated fair value at December 31, 2020 and December 31, 2019.

Junior Subordinated Deferrable Interest Debentures

We currently have floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2020 and December 31, 2019.

Other Borrowed Funds

We currently have long-term borrowings issued from the Federal Home Loan Bank (“FHLB”). At December 31, 2019, we also held some also short-term borrowings.  Due to the contractual terms of the short-term borrowings, the carrying amounts approximated fair value at December 31, 2019. The long-term borrowings outstanding at December 31, 2020 and December 31, 2019 are fixed-rate borrowings and the fair value is based on established market spreads for similar types of borrowings.  The fixed-rate long-term borrowings are included in Level 2 of the fair value hierarchy.  At December 31, 2020, and December 31, 2019 the carrying amount of the fixed-rate long-term FHLB borrowings was $436,372,000 and $436,511,000, respectively and the estimated fair value was $480,475,000 and $465,017,000 respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2020 and 2019

(Dollars in Thousands)

	2020	2019
ASSETS
Cash	$66,252	$24,290
Other investments	77,661	106,284
Net loans	11,950	12,100
Investment in subsidiaries	2,167,516	2,120,391
Goodwill	3,365	3,365
Other assets	—	264
Total assets	$2,326,744	$2,266,694
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$134,642	$134,642
Due to IBC Trading	21	21
Other liabilities	14,083	13,978
Total liabilities	148,746	148,641
Shareholders’ equity:
Common shares	96,241	96,215
Surplus	149,334	148,075
Retained earnings	2,289,626	2,200,568
Accumulated other comprehensive income (loss)	20,825	2,345
	2,556,026	2,447,203
Less cost of shares in treasury	(378,028)	(329,150)
Total shareholders’ equity	2,177,998	2,118,053
Total liabilities and shareholders’ equity	$2,326,744	$2,266,694

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2020, 2019 and 2018

(Dollars in Thousands)

	2020	2019	2018
Income:
Dividends from subsidiaries	$130,950	$127,750	$105,000
Interest income on notes receivable	357	922	—
Interest income on other investments	(1,126)	(514)	8,208
Other	5	18	1,988
Total income	130,186	128,176	115,196
Expenses:
Interest expense (Debentures)	3,832	6,435	6,989
Provision for credit loss	27	—	—
Other	1,988	2,749	2,930
Total expenses	5,847	9,184	9,919
Income before federal income taxes and equity in undistributed net income of subsidiaries	124,339	118,992	105,277
Income tax expense	(1,339)	(1,878)	481
Income before equity in undistributed net income of subsidiaries	125,678	120,870	104,796
Equity in undistributed net income of subsidiaries	41,641	84,234	111,135
Net income	$167,319	$205,104	$215,931

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2020, 2019 and 2018

(Dollars in Thousands)

	2020	2019	2018
Operating activities:
Net income	$167,319	$205,104	$215,931
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	27	—	—
Unrealized loss (gain) on equity securities with readily determinable fair values	22	(16)	330
Stock compensation expense	743	980	1,035
Increase (decrease) in other liabilities	2,467	(58)	(1,479)
Equity in undistributed net income of subsidiaries	(41,641)	(84,234)	(111,135)
Net cash provided by operating activities	128,937	121,776	104,682
Investing activities:
Net increase in notes receivable	—	(12,100)	—
(Decrease) increase in other assets and other investments	31,289	5,915	(7,891)
Net cash provided by (used in) investing activities	31,289	(6,185)	(7,891)
Financing activities:
Redemption of long-term debt	—	(25,774)	—
Proceeds from stock transactions	542	1,923	1,522
Payments of cash dividends - common	(69,928)	(68,670)	(49,599)
Repurchase of outstanding common stock warrant	—	—	(29,005)
Purchase of treasury stock	(48,878)	(17,845)	(19,042)
Net cash used in financing activities	(118,264)	(110,366)	(96,124)
Increase in cash	41,962	5,225	667
Cash at beginning of year	24,290	19,065	18,398
Cash at end of year	$66,252	$24,290	$19,065

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2020

Interest income	$96,763	99,983	113,650	116,612
Interest expense	7,384	8,170	9,796	13,769
Net interest income	89,379	91,813	103,854	102,843
Provision for probable loan losses	8,784	8,770	10,989	16,836
Non-interest income	41,736	40,117	33,596	35,130
Non-interest expense	60,388	70,053	73,908	76,982

Income before income taxes	61,943	53,107	52,553	44,155

Income taxes	13,713	10,365	11,044	9,317

Net income	$48,230	$42,742	$41,509	$34,838

Per common share:
Basic

Net income	$0.76	$0.67	$0.66	$0.54

Diluted

Net income	$0.76	$0.67	$0.66	$0.53

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2019

Interest income	$117,359	124,119	126,860	124,063
Interest expense	13,996	14,901	15,078	14,654
Net interest income	103,363	109,218	111,782	109,409
Provision for probable loan losses	3,480	5,278	2,665	7,420
Non-interest income	41,584	42,697	34,416	36,129
Non-interest expense	76,171	81,066	79,613	72,951

Income before income taxes	65,296	65,571	63,920	65,167

Income taxes	13,562	14,127	13,900	13,261

Net income	$51,734	$51,444	$50,020	$51,906

Per common share:
Basic

Net income	$0.79	$0.79	$0.76	$0.79

Diluted

Net income	$0.78	$0.79	$0.76	$0.79

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Average Statements of Condition

(Dollars in Thousands)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2020, 2019, and 2018. Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2020			2019			2018
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost

	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$7,290,230	372,903	5.12%	$6,720,765	408,166	6.07%	$6,374,979	$369,761	5.80%
Foreign	125,234	4,676	3.73	131,356	5,445	4.15	142,999	5,412	3.78
Investment securities:
Taxable	3,213,039	46,095	1.43	3,244,021	72,485	2.23	3,635,675	81,484	2.24
Tax-exempt	67,487	2,434	3.61	126,792	4,885	3.85	200,978	8,141	4.05
Other	767,837	900	0.12	109,965	1,420	1.29	95,559	1,024	1.07
Total interest-earning assets	11,463,827	427,008	3.72%	10,332,899	492,401	4.77%	10,450,190	465,822	4.46%
Non-interest earning assets:
Cash and cash equivalents	174,557			168,224			178,873
Bank premises and equipment, net	465,267			478,159			485,978
Other assets	1,118,561			1,120,706			1,073,534
Less allowance for probable loan losses	(89,558)			(63,328)			(67,031)
Total	$13,132,654			$12,036,660			$12,121,544
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$3,537,014	6,358	0.18%	$3,288,376	16,379	0.50%	$3,273,355	$12,764	0.39%
Time deposits:
Domestic	1,003,221	10,608	1.06	918,545	10,036	1.09	946,231	6,330	0.67
Foreign	1,068,907	8,622	0.81	1,068,653	10,934	1.02	1,055,090	6,766	0.64
Securities sold under repurchase agreements	335,392	926	0.28	267,439	2,432	0.91	314,876	2,415	0.77
Other borrowings	547,283	8,773	1.60	627,024	12,413	1.98	923,729	17,404	1.88
Junior subordinated interest deferrable debentures	134,642	3,832	2.85	145,234	6,435	4.43	160,416	6,989	4.36
Total interest bearing liabilities	6,626,459	39,119	0.59%	6,315,271	58,629	0.93%	6,673,697	52,668	0.79%
Non-interest bearing liabilities:
Demand Deposits	4,211,988			3,517,455			3,366,040
Other liabilities	166,213			147,604			157,907
Shareholders’ equity	2,127,994			2,056,330			1,923,900
Total	$13,132,654			$12,036,660			$12,121,544
Net interest income		$387,889			$433,772			$413,154
Net yield on interest earning assets			3.38%			4.15%			3.60%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
JULIE L. TARVIN
Vice President	JAVIER DE ANDA
Senior Vice President
JUDITH I. WAWROSKI	B.P. Newman Investment Company
Treasurer
IRVING GREENBLUM
WILLIAM J. CUELLAR	International Investments/Real Estate
Auditor
DOUG HOWLAND
MARISA V. SANTOS	Investments
Secretary
RUDOLPH M. MILES
HILDA V. TORRES	Investments
Assistant Secretary
LARRY NORTON
Investments

ROBERTO R. RESENDEZ
Owner
Cattle Ranching and Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments