Form 10-K, Exhibit 13
period 2021-12-31
INTERNATIONAL BANCSHARES CORP
filed 2022-02-24
CIK 315709

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

(Consolidated)

The following consolidated selected financial data is derived from our audited financial statements as of and for the five years ended December 31, 2021. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2021	2020	2019	2018	2017

	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$16,046,236	$14,029,467	$12,112,894	$11,871,952	$12,184,698
Investment securities available-for-sale	4,213,920	3,080,768	3,378,923	3,411,350	4,154,470
Net loans	7,098,777	7,432,695	6,834,668	6,499,905	6,280,485
Deposits	12,617,877	10,721,860	8,826,034	8,696,545	8,544,892
Other borrowed funds	436,138	436,327	626,511	705,665	1,195,225
Junior subordinated deferrable interest debentures	134,642	134,642	134,642	160,416	160,416
Shareholders’ equity	2,308,481	2,177,998	2,118,053	1,939,582	1,838,980
INCOME STATEMENT
Interest income	$398,103	$427,008	$492,401	$465,822	$415,136
Interest expense	26,831	39,119	58,629	52,668	38,931
Net interest income	371,272	387,889	433,772	413,154	376,205
Provision for credit losses	7,955	45,379	18,843	6,112	11,221
Non-interest income	222,326	150,579	154,826	165,042	150,406
Non-interest expense	263,316	281,331	309,801	299,501	293,748
Income before income taxes	322,327	211,758	259,954	272,583	221,642
Income taxes	68,405	44,439	54,850	56,652	64,206
Net income	253,922	167,319	205,104	215,931	157,436
Net income available to common shareholders	$253,922	$167,319	$205,104	$215,931	$157,436
Per common share:
Basic	$4.01	$2.63	$3.13	$3.27	$2.38
Diluted	$4.00	$2.62	$3.12	$3.24	$2.36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis represents an explanation of significant changes in our financial position and results of our operations on a consolidated basis for the three-year period ended December 31, 2021. The following discussion should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

Overview

We are headquartered in Laredo, Texas, with 170 facilities and 263 ATMs, providing banking services for commercial, consumer and international customers of north, south, central and southeast Texas and the State of Oklahoma. We are one of the largest independent commercial bank holding companies headquartered in Texas. We, through our Subsidiary Banks, are in the business of gathering funds from various sources and investing those funds in order to earn a return. We, either directly or through a Subsidiary Bank, own one insurance agency, a liquidating subsidiary, a fifty percent interest in an investment banking unit that owns a broker/dealer, a controlling interest in four merchant banking entities, and a majority ownership in a real-estate development partnership. Our primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, we generate income from fees on products offered to commercial, consumer and international customers.  The sales team of each of our Subsidiary Banks aims to match the right mix of products and services to each customer to best serve the customer’s needs.  That process entails spending time with customers to assess those needs and servicing the sales arising from those discussions on a long-term basis.  Our Subsidiary Banks have various compensation plans, including incentive-based compensation, for fairly compensating employees.  Our Subsidiary Banks also have a robust process in place to review sales that support the incentive-based compensation plan to monitor the quality of the sales and identify any significant irregularities, a process that has been in place for many years.

One of our primary goals is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is one of our critical objectives. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). Our ROE for the year ended December 31, 2021 was 11.28% as compared to 7.86% for the year ended December 31, 2020.

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

Expense control is an essential element of our long-term profitability.  It has been a constant focus of ours for many years and is especially critical during periods of economic uncertainty.  At the onset of the COVID-19 pandemic, management, though a variety of tools, immediately took action and introduced cost-savings measures across our Company, recognizing that the COVID-19 pandemic and the impact it had on market interest rates and other business activities potentially could have severely impacted our business.  As a result, we have achieved a decrease of approximately 15% or $46.5 million, before tax, in non-interest expense over the two-year period ended December 31, 2021, primarily driven by decreases in our employee compensation and benefit plan expenses, professional fees and other general operating expenses with the ultimate goal of ensuring that we align our workforce and operating expenses with our revenue streams.

In March 2020, the World Health Organization recognized the outbreak of COVID-19 as a pandemic.  The spread of COVID-19 and resulting global health crisis has created extreme negative consequences and disruption in global financial markets and curtailed activity in the governmental, commercial and consumer sectors in 2020 and 2021.  Government responses at all levels have included ordering non-essential businesses be closed, mandating that individuals not working in essential businesses restrict their movement, observe social distancing and shelter in place.  Although some of the governmental mandates have been lifted with the development of several vaccines for COVID-19, the long-term consequences of those actions, and the responses by individuals and businesses affected, remain to be seen.  The rapid decreases in consumer and commercial activity, rapid increases in unemployment, disruption in global supply chains, market downturns and volatility, drastic changes in consumer behavior, new legislation in response to the emergency and decreases in interest rates seen throughout 2020 continued to impact 2021.

We have continued to work with our customers to assist them through these difficult times and we are continuing to capitalize on our strong capital position and strong liquidity to ensure that we are correctly positioned and have the financial strength to navigate the crisis to protect our Company, our employees, our customers and our shareholders.  In order to protect the health of our employees and customers, while still filling the needs in the communities we serve as an essential business, we have taken steps to ensure proper safety protocols are in place, including enforcing local ordinances, discontinuing significant travel, ensuring social distancing, increasing disinfecting of our facilities, establishing a human resources hotline to address employee concerns and establishing a task force to ensure we are making good decisions.  For our customers, we are also working with them on a case-by-case basis on temporary deferrals of interest and/or principal payments on loans and responding to other individual needs of those customers that continue to experience financial distress.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was signed into law.  It contains substantial tax and spending provisions intended to address the impact of the COVID-19 pandemic.  The CARES Act includes the Paycheck Protection Program (“PPP”), originally a nearly $350 billion program designed to aid small businesses through federally guaranteed loans distributed through banks.  These loans were originally intended to support eight weeks of payroll and certain other costs to help those businesses remain viable and allow their employees to pay their bills.  Subsequently, on April 24, 2020, the Paycheck Protection Program and Health Care Enhancement Act (“CARES Part II”) was signed into law.  CARES Part II provided an additional funding of $320 billion for the PPP program.  Then, on June 5, 2020, the Paycheck Protection Program Flexibility Act (“PPPFA”) was signed into law.  The PPPFA, among other things, extended the period of time that businesses could spend PPP loan proceeds on payroll and other eligible costs from eight weeks to the earlier of 24 weeks or December 31, 2020.  On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (the “Economic Aid Act”) was enacted, which among other things, reauthorized lending under the PPP to first-time borrowers and for second draws by certain borrowers who have previously received PPP loans.  The Economic Aid Act made available an additional $147 billion for PPP loans requested by March 31, 2021.  We have been active participants in helping our customers obtain PPP loans under all the PPP programs, and as of February 18, 2022, have approximately 968 loans with an approximate value of $71,149,000 outstanding.

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

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2021	December 31, 2020	Percent Increase (Decrease)

	(Dollars in Thousands)
Assets	$16,046,236	$14,029,467	14.4%
Net loans	7,098,777	7,432,695	(4.5)
Deposits	12,617,877	10,721,860	17.7
Securities sold under repurchase agreements	439,672	428,148	2.7
Other borrowed funds	436,138	436,327	(0.0)
Junior subordinated deferrable interest debentures	134,642	134,642	—
Shareholders’ equity	2,308,481	2,177,998	6.0

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2021	2020	2021 vs. 2020	2019	2020 vs. 2019

	(Dollars in Thousands, Except Per Share Data)
Interest income	$398,103	$427,008	(6.8)%	$492,401	(13.3)%
Interest expense	26,831	39,119	(31.4)	58,629	(33.3)
Net interest income	371,272	387,889	(4.3)	433,772	(10.6)
Provision for credit losses	7,955	45,379	(82.5)	18,843	140.8
Non-interest income	222,326	150,579	47.6	154,826	(2.7)
Non-interest expense	263,316	281,331	(6.4)	309,801	(9.2)
Net income	253,922	167,319	51.8	205,104	(18.4)
Per common share:
Basic	$4.01	$2.63	52.5%	$3.13	(16.0)%
Diluted	4.00	2.62	52.7	3.12	(16.0)

Net Income

Net income for the year ended December 31, 2021 increased by 51.8% compared to the same period of 2020.  Net income for 2021 was positively impacted by the sale of an equity interest in a merchant banking investment held by one of our non-bank subsidiaries totaling $42.8 million, net of tax, in the second quarter of 2021.  Net income for 2021 was positively impacted by a decrease in the provision for credit losses compared to the same period of 2020.   We adopted the provisions of Accounting Standards Update No. 2016-13, “Financial Instruments – Credit Losses: (“ASU 2016-13”) on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model, which recognizes credit losses over the life of a financial asset.  Expected credit losses capture historical information, current conditions, and reasonable and supportable forecasts of future conditions.  The impact of the adoption resulted in a one-time charge to capital of $8.3 million, net of tax.  The credit loss expense charged to operations increased throughout 2020 as a result of increases in the allowance for credit losses (“ACL”) due to deteriorating economic conditions as a result of COVID-19 and the impact of those conditions on certain segments of our loan portfolio.  Economic conditions during 2021 stabilized or improved in certain segments.  The pool specific qualitative loss factors management deemed appropriate for the ACL calculation at December 31, 2020 remained constant in the December 31, 2021 ACL calculation, which positively impacted the calculation and resulted in a decrease of $29.6 million, net of tax, in the credit loss expense charged to operations for the year ended December 31, 2021 compared to the same period of 2020.

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

	For the years ended December 31,
	2021	2020	2019
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	4.85%	5.12%	6.07%
Foreign	3.31	3.73	4.15
Investment securities:
Taxable	0.95	1.43	2.23
Tax-exempt	3.38	3.61	3.85
Other	0.13	0.12	1.29
Total interest-earning assets	2.94%	3.72%	4.77%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	0.10%	0.18%	0.50%
Time deposits:
Domestic	0.71	1.06	1.09
Foreign	0.37	0.81	1.02
Securities sold under repurchase agreements	0.15	0.28	0.91
Other borrowings	1.75	1.60	1.98
Junior subordinated deferrable interest debentures	2.07	2.85	4.43
Total interest bearing liabilities	0.36%	0.59%	0.93%

The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets decreased 21% from 3.72% in 2020 to 2.94% in 2021, and the rates paid on average interest-bearing liabilities decreased 39.0% from 0.59% in 2020 to 0.36% in 2021. The yield on average interest-earning assets decreased 22.0% from 4.77% in 2019 to 3.72% in 2020, and the rates paid on average interest-bearing liabilities decreased 36.6% from .93% in 2019 to .59% in 2020. The majority of our taxable investment securities are invested in mortgage backed securities and, during rapid increases or reduction in interest rates, the yield on these securities do not re-price as quickly as the loans.

The following table analyzes the changes in net interest income during 2021, 2020 and 2019 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2021 compared to 2020			2020 compared to 2019
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total

	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$1,459	(19,237)	$(17,778)	$34,585	$(69,848)	$(35,263)
Foreign	(64)	(522)	(586)	(254)	(515)	(769)
Investment securities:
Taxable	5,909	(17,673)	(11,764)	(692)	(25,698)	(26,390)
Tax-exempt	(850)	(101)	(951)	(2,285)	(166)	(2,451)
Other	1,971	203	2,174	8,495	(9,015)	(520)
Total interest income	$8,425	$(37,330)	$(28,905)	$39,849	$(105,242)	$(65,393)
Interest incurred on:
Savings and interest bearing demand deposits	$1,367	(3,615)	$(2,248)	$1,287	$(11,308)	$(10,021)
Time deposits:
Domestic	784	(3,756)	(2,972)	955	(383)	572
Foreign	121	(4,724)	(4,603)	33	(2,345)	(2,312)
Securities sold under repurchase agreements	210	(515)	(305)	626	(2,132)	(1,506)
Other borrowings	(1,780)	661	(1,119)	(1,549)	(2,091)	(3,640)
Junior subordinated deferrable interest debentures	—	(1,041)	(1,041)	(453)	(2,150)	(2,603)
Total interest expense	$702	$(12,990)	$(12,288)	$899	$(20,409)	$(19,510)
Net interest income	$7,723	$(24,340)	$(16,617)	$38,950	$(84,833)	$(45,883)

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

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2021, in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than minus 15%, 15%, 15%, and 20%, respectively, for the first 12-month period projected. Given the current low interest rate environment, no downward rate shifts were modeled in our income simulations.  At December 31, 2021, the income simulations show that a rate shift of +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12-month period by +15.6%, +30.47%, +45.95%, and +61.42%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

Allowance for Credit Losses

The ACL increased 1.2% to $110,374,000 at December 31, 2021 from $109,059,000 at December 31, 2020.  The provision for credit losses charged to expense decreased $37,424,000 to $7,955,000 for the year ended December 31, 2021 from $45,379,000 for the same period in 2020.  We adopted the provisions of ASU 2016-13 on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model, which recognizes credit losses over the life of a financial asset.  The change in methodology combined with deteriorating economic conditions occurring in 2020 as a result of COVID-19 and the impact of those conditions on certain segments of our calculation, resulted in an increase in credit loss expense in 2020.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year and the following ratios:  nonaccrual loans to total loans, nonaccrual loans to the ACL, charge-offs to average loans, by loan type, and total charge-off to average total loans.:

	2021	2020	2019

	(Dollars in Thousands)
Allowance for credit losses to total loans outstanding	1.53%	1.47%	0.87%
Allowance for credit losses	$110,374	$109,059	$60,278
Loans, net of unearned discounts	$7,209,151	$7,415,464	$6,894,946
Nonaccrual loans to total loans outstanding	0.03%	0.27%	0.07%
Nonaccrual loans	$1,921	$19,822	$4,886
Loans, net of unearned discounts	$7,209,151	$7,415,464	$6,894,946
Allowance for credit losses to nonaccrual loans	5,745.65%	550.19%	1,233.69%
Allowance for credit losses	$110,374	$109,059	$60,278
Nonaccrual loans	$1,921	$19,822	$4,886
Net charge-offs during the period to average loans outstanding:
Commercial	0.48%	0.53%	1.16%
Net charge-offs during the period	$8,083	$8,936	$14,412
Average amount outstanding	$1,669,233	$1,680,502	$1,245,184
Commercial real estate: other construction and land development	—%	—%	—%
Net charge-offs during the period	$2	$19	$39
Average amount outstanding	$1,700,220	$2,186,779	$2,073,738
Commercial real estate: farmland and commercial	0.01%	—%	0.38%
Net charge-offs during the period	$364	$55	$7,353
Average amount outstanding	$2,573,151	$2,010,666	$1,936,867
Commercial real estate: multifamily	—%	—%	—%
Net charge-offs during the period	$—	$—	$—
Average amount outstanding	$401,551	$277,416	$236,151
Residential: first lien	0.09%	0.04%	0.04%
Net charge-offs during the period	$373	$160	$201
Average amount outstanding	$433,262	$433,586	$460,779
Residential: junior lien	—%	0.02%	0.06%
Net charge-offs during the period	$25	$124	$435
Average amount outstanding	$501,451	$658,723	$722,207
Consumer	0.44%	0.66%	1.06%
Net charge-offs during the period	$176	$280	$487
Average amount outstanding	$39,890	$42,558	$45,839
Foreign	—%	—%	—%
Net charge-offs during the period	$1	$—	$1
Average amount outstanding	$123,524	$125,234	$131,356
Total loans	0.12%	0.13%	0.33%
Net charge-offs during the period	$9,024	$9,574	$22,928
Average amount outstanding	$7,442,282	$7,415,464	$6,852,121

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

The ACL has been allocated based on the amount management has deemed to be reasonably necessary to provide for the credit losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2021		2020		2019
		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total

	(Dollars in Thousands)
Commercial	$23,178	20.8%	$21,908	23.7%	$11,145	18.7%
Commercial real estate: other construction and land development	35,390	23.1	37,612	24.5	18,152	31.7
Commercial real estate: farmland & commercial	35,654	37.6	30,000	30.4	16,533	27.5
Commercial real estate: multifamily	3,291	4.0	5,051	5.8	1,786	2.8
Residential : first lien	4,073	5.6	3,874	5.4	3,762	6.3
Residential: junior lien	7,754	6.4	9,570	7.9	7,535	10.3
Consumer	272	0.6	291	0.5	542	0.7
Foreign	762	1.9	753	1.8	823	2.0
	$110,374	100.0%	$109,059	100.0%	$60,278	100.0%

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

The ACL is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate of credit losses within the existing portfolio of loans based on our internal ACL calculation. While our management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting credit losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL can be made only on a subjective basis. Our management believes that the ACL at December 31, 2021 was adequate to absorb expected losses from loans and other financial instruments in the portfolio at that date. See Critical Accounting Policies on page 21.

Non-Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2021	2020	2021 vs. 2020	2019	2020 vs. 2019

	(Dollars in Thousands)
Service charges on deposit accounts	$66,205	$61,983	6.8%	$72,502	(14.5)%
Other service charges, commissions and fees
Banking	54,280	48,986	10.8	50,996	(3.9)
Non-banking	8,007	7,822	2.4	7,832	(0.1)
Investment securities transactions, net	(16)	(5)	220.0	(12)	(58.3)
Other investments, net	68,807	4,920	1,298.5	5,985	(17.8)
Other income	25,043	26,873	(6.8)	17,523	53.4
Total non-interest income	$222,326	$150,579	47.6%	$154,826	(2.7)%

Total non-interest income for the year ended December 31, 2021 increased by 47.6% compared to the same period of 2020.  Income from service charges on deposits increased for the year ended December 31, 2021 compared to the same period of 2020 due to an increase in customer activity as a result of the current economic environment and a decrease in the impact of the COVID-19 pandemic on day-to day activities.  Non-interest income from other investments for the year ended December 31, 2021 was positively impacted by the sale of an equity interest in a merchant banking investment held by one of our non-bank subsidiaries.  Income from service charges on deposit accounts for the year ended December 31, 2020 were negatively impacted due to a decrease in customer activity as a result of the current economic environment and the continued impact of the COVID-19 pandemic on day-to-day activities.

Non-Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2021	2020	2021 vs. 2020	2019	2020 vs. 2019

	(Dollars in Thousands)
Employee compensation and benefits	$123,480	$130,039	(5.0)%	$145,929	(10.9)%
Occupancy	26,176	24,909	5.1	28,635	(13.0)
Depreciation of bank premises and equipment	25,028	28,318	(11.6)	28,270	0.2
Professional fees	7,890	12,546	(37.1)	17,661	(29.0)
Deposit insurance assessments	4,389	1,870	134.7	1,416	32.1
Net expense, other real estate owned	5,073	9,808	(48.3)	6,377	53.8
Advertising	4,037	4,284	(5.8)	7,748	(44.7)
Software and software maintenance	17,794	19,238	(7.5)	19,850	(3.1)
Other	49,449	50,319	53.4	53,915	(6.7)
Total non-interest expense	$263,316	$281,331	(6.4)%	$309,801	(9.2)%

Non-interest expense for the year ended December 31, 2021 decreased by 6.4% compared to the same period of 2020.  The decrease is primarily due to our continued employee compensation and benefits expense reductions, and is primarily being driven by efforts to right-size and closely manage our workforce commensurate with decreased activities in our branches arising from the COVID-19 pandemic while ensuring that we are able to continue to serve our customers.  We continue to actively monitor and manage our controllable non-interest expenses and continue to develop operating efficiencies through a variety of methods, with the ultimate goal of ensuring we align non-interest expenses with our operations and revenue streams.  Total non-interest expense has decreased by approximately 15.0% or $46.5 million, over the two-year period ending December 31, 2021, primarily driven by decreases in our employee compensation and benefit plans expenses, professional fees and other general operating expenses.  Non-interest expense for the year ended December 31, 2020 decreased by 9.2% compared to the same period of 2019 for similar reasons.  These expense reductions have occurred because management acted quickly and precisely at the onset of the pandemic to mitigate the impact of reduced interest rates and business activities.

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

Financial Condition

Investment Securities

The following tables set forth the average yield, by contractual maturities of debt investment securities, at December 31, 2021, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one	After one but	After five but
	year	within five years	within ten years	After ten years
	Adjusted	Adjusted	Adjusted	Adjusted
	Yield	Yield	Yield	Yield

	(Dollars in Thousands)
Residential mortgage-backed securities	2.00%	3.35%	2.45%	1.65%
Obligations of states and political subdivisions	—	—	—	4.00
Total	2.00%	3.35%	2.45%	1.68%

	Held to Maturity Maturing
	Within one	After one but	After five but
	year	within five years	within ten years	After ten years
	Adjusted	Adjusted	Adjusted	Adjusted
	Yield	Yield	Yield	Yield

	(Dollars in Thousands)
Other securities	1.65%	0.62%	—%	—%
Total	1.65%	0.62%	—%	—%

Residential mortgage-backed securities are securities primarily issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”), and the Government National Mortgage Association (“Ginnie Mae”). Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U.S. government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities.

Loans

The following table shows the amounts of loans  outstanding as of December 31, 2021, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but	After five but
	Within one	within five	within fifteen	After fifteen
	year	years	years	years	Total

	(Dollars in Thousands)
Commercial	$437,317	$811,006	$223,063	$30,466	$1,501,852
Commercial real estate: other construction & land development	577,872	1,046,914	43,174	153	1,668,113
Commercial real estate: farmland & commercial	626,083	1,797,784	287,074	115	2,711,056
Commercial real estate: multifamily	76,680	200,335	6,538	983	284,536
Residential: first lien	21,242	117,921	63,556	200,939	403,658
Residential: junior lien	14,290	15,969	350,686	83,228	464,173
Consumer	27,339	13,232	361	34	40,966
Foreign	81,471	39,485	5,407	8,434	134,797
Total	$1,862,294	$4,042,646	$979,859	$324,352	$7,209,151

	Interest sensitivity
	Fixed Rate	Variable Rate

	(Dollars in Thousands)
Amount due after one year:
Commercial	$336,773	$727,762
Commercial real estate: other construction & land development	4,292	1,085,949
Commercial real estate: farmland & commercial	49,548	2,035,425
Commercial real estate: multifamily	26,642	181,214
Residential: first lien	236,348	146,068
Residential: junior lien	440,112	9,771
Consumer	13,602	25
Foreign	15,040	38,286
Total	$1,122,357	$4,224,500

International Operations

On December 31, 2021, we had $134,797,000 (.8% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of our Subsidiary Banks generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United

States or have credit enhancements in the form of guarantees from significant United States corporations. The composition of such loans as of December 31, 2021 and 2020 is presented below.

	For the year ended December 31,
	2021	2020

	Amount of	Amount of
	Loans	Loans

	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$85,532	$85,085
Secured by United States real estate	29,436	33,135
Secured by other United States collateral (securities, gold, silver, etc.)	5,676	7,888
Unsecured	10,224	8,008
Other (principally Mexico real estate)	3,929	4,854
	$134,797	$138,970

Deposits

The following table illustrates the average amounts of deposits for the twelve months ended December 31, 2021 and December 31, 2020.  Included in the table is our estimate of the amount of total uninsured deposits as of December 31, 2021 and December 31, 2020.

	2021	2020
	Average Balance	Average Balance

	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$4,370,929	$3,396,406
Foreign	984,175	815,582
Total demand non-interest bearing	5,355,104	4,211,988
Savings and interest bearing demand
Domestic	3,315,831	2,696,298
Foreign	981,730	840,716
Total savings and interest bearing demand	4,297,561	3,537,014
Time certificates of deposit
Domestic	1,077,371	1,003,221
Foreign	1,083,866	1,068,907
Total time, certificates of deposit	2,161,237	2,072,128
Total deposits	$11,813,902	$9,821,130

Uninsured Deposits:	$4,904,469	$3,749,104

Scheduled maturities of time deposits in amounts of $250,000 or more at December 31, 2021 and an estimate of uninsured time deposits, were as follows:

Due within 3 months or less	$440,408
Due after 3 months and within 6 months	270,819
Due after 6 months and within 12 months	352,627
Due after 12 months	28,714
$1,092,568

Portion of time deposits that are uninsured	$689,845

We offer a variety of deposit accounts having a wide range of interest rates and terms. We rely primarily on our high-quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for our lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2021 were $12,617,877,000, an increase of 17.7% from $10,721,860,000 at December 31, 2020.  Deposits during the current economic environment have increased as customers have received proceeds from CARES Act programs, such as stimulus payments and PPP loan proceeds, and presumably decided to save and preserve cash instead of spending during these uncertain times.

Other Borrowed Funds

Other borrowed funds include FHLB borrowings which are long-term borrowings issued by the FHLB of Dallas and the FHLB of Topeka at the market price offered at the time of funding.  These borrowings are secured by residential mortgage-backed investment securities and a portion of our loan portfolio.  At December 31, 2021, other borrowed funds totaled $436,138,000, a slight decrease from $436,327,000 at December 31, 2020.

Return on Equity and Assets

Certain key ratios for the years ended December 31, 2021, 2020 and 2019 follow (1):

	Years ended
	December 31,
	2021	2020	2019
Percentage of net income to:
Average shareholders’ equity	11.28%	7.86%	9.97%
Average total assets	1.68	1.27	1.71
Percentage of average shareholders’ equity to average total assets	14.88	16.20	17.17
Percentage of cash dividends per share to net income per share	28.70	41.60	33.38

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides our Subsidiary Banks with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. Our Subsidiary Banks derive their liquidity largely from deposits of individuals and business entities. Other important funding sources for our Subsidiary Banks during 2021 and 2020 were borrowings from the FHLB, securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Our Subsidiary Banks have had a long-standing relationship with the FHLB and keep open, unused, lines of credit in order to fund liquidity needs. In the event that the FHLB indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available-for-sale securities. We maintain a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, we will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

The net interest rate sensitivity at December 31, 2021, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, we are asset sensitive through all of the time periods illustrated. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2021	or Less	1 Year	Years	Years	Total

	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$507,013	$1,370,489	$2,301,340	$44,557	$4,223,399
Loans, net of non-accruals	5,715,221	161,237	466,044	864,728	7,207,230

Total earning assets	$6,222,234	$1,531,726	$2,767,384	$909,285	$11,430,629

Cumulative earning assets	$6,222,234	$7,753,960	$10,521,344	$11,430,629

Rate sensitive liabilities

Time deposits	$938,941	$1,132,743	$117,107	$12	$2,188,803
Other interest bearing deposits	4,590,548	—	—	—	4,590,548
Securities sold under repurchase agreements	428,235	11,437	—	—	439,672
Other borrowed funds	—	—	—	436,138	436,138
Junior subordinated deferrable interest debentures	134,642	—	—	—	134,642

Total interest bearing liabilities	$6,092,366	$1,144,180	$117,107	$436,150	$7,789,803

Cumulative sensitive liabilities	$6,092,366	$7,236,546	$7,353,653	$7,789,803

Repricing gap	$129,868	$387,546	$2,650,277	$473,135	$3,640,826
Cumulative repricing gap	129,868	517,414	3,167,691	3,640,826
Ratio of interest-sensitive assets to liabilities	1.02	1.34	23.63	2.08	1.47
Ratio of cumulative, interest-sensitive assets to liabilities	1.02	1.07	1.43	1.47

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

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2021, in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than minus 15%, 15%, 15%, and 20%, respectively, for the first 12-month period projected. Given the current low interest rate environment, no downward rate shifts were modeled in our income simulations.  At December 31, 2021, the income simulations show that a rate shift of +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12-month period by +15.6%, +30.47%, +45.95%, and +61.42%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

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

Our principal sources of liquidity and funding dividends from subsidiaries and borrowed funds, with such funds being used to finance our cash flow requirements. We closely monitor the dividend restrictions and availability from our Subsidiary Banks as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2021, the aggregate amount legally available to be distributed to us from our Subsidiary Banks as dividends was approximately $1,066,000,000, assuming that each Subsidiary Bank continues to be classified as “well-capitalized” under the applicable regulations in effect at December 31, 2021. The restricted capital (capital and surplus) of our Subsidiary Banks was approximately $1,225,260,000 as of December 31, 2021. The undivided profits of our Subsidiary Banks were approximately $1,394,877,000 as of December 31, 2021.

At December 31, 2021, we had outstanding $436,138,000 in other borrowed funds and $134,642,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, we have a number of other available alternatives to finance the growth of our Subsidiary Banks as well as future growth and expansion.

Capital

We maintain an adequate level of capital as a margin of safety for our depositors and shareholders. At December 31, 2021, shareholders’ equity was $2,308,481,000 compared to $2,177,998,000 at December 31, 2020, an increase of $130,483,000, or 6.2%. Shareholders’ equity increased primarily due to the retention of earnings, offset by the payment of cash dividends to shareholders and repurchases of our common stock in the form of treasury stock. The accumulated other comprehensive income is not included in the calculation of regulatory capital ratios.

During 1990, the FRB adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. Our leverage ratio (defined as shareholders’ equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 13.94% at December 31, 2021 and 14.92% at December 31, 2020. The core deposit intangibles and goodwill of $282,532,000 as of December 31, 2021, are deducted from the sum of core capital elements when determining our capital ratios.

The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well-capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 8% and a Tier 1 leverage ratio of 5%. We had risk-weighted Tier 1 capital ratios of 21.59% and 20.25% and risk weighted total capital ratios of 22.73% and 21.4% as of December 31, 2021 and 2020, respectively, which are well above the minimum regulatory requirements and exceed the well-capitalized ratios (see Note 19 to Notes to Consolidated Financial Statements).

In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank related capital provisions. Consistent with the Basel international framework, the rules include a minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase in period for mandatory compliance and we were required to begin to phase in the rules beginning on January 1, 2015.  We believe that as of December 31, 2021, we meet all fully phased-in capital adequacy requirements.

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

Junior Subordinated Deferrable Interest Debentures

We have formed five statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) that we issued. As of December 31, 2021 and December 31, 2020, the principal amount of debentures outstanding totaled $134,642,000.

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

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2021 and December 31, 2020, the total $134,642,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2021:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing		Interest Rate		Optional
	Debentures	Frequency	Interest Rate	Index	Maturity Date	Redemption Date(1)
	(in thousands)
Trust VIII	25,774	Quarterly	3.17%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.75%	LIBOR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	1.78%	LIBOR + 1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	1.75%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.62%	LIBOR + 1.45	September 2037	September 2012
	$134,642
(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

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

Preferred Stock, Common Stock and Dividends

We have issued and outstanding 63,376,041 shares of $1.00 par value common stock held by approximately 1,830 holders of record at February 18, 2022. The book value of the common stock at December 31, 2021 was $38.17 per share compared with $36.14 per share at December 31, 2020.

Our common stock is traded on the NASDAQ National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in our common stock during 2021 and 2020, as quoted on the NASDAQ National Market for each of the quarters in the two-year period ended December 31, 2021. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of our common stock was $42.45 per share at February 18, 2022.

		High	Low
2021:	First quarter	$53.06	$35.92
	Second quarter	50.40	42.86
	Third quarter	43.88	37.72
	Fourth quarter	46.67	39.26

		High	Low
2020:	First quarter	$43.60	$43.11
	Second quarter	35.22	23.35
	Third quarter	35.60	25.21
	Fourth quarter	38.73	25.44

We paid cash dividends of $.60 and $.55 per share on February 17 and September 3, 2021, respectively, to record holders of our common stock on February 5 and August 20, 2021, respectively.  We paid cash dividends of $0.55 per share on April 3 and October 5, 2020 to record holders of our common stock on April 1 and September 21, 2020.

Our principal source of funds to pay cash dividends on our common stock is cash dividends from our Subsidiary Banks. For a discussion of the limitations, please see Note 19 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, the Board of Directors re-established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following 12 months. Annually since then, including on March 2, 2021, the Board of Directors extended the repurchase program to purchase up to $50 million of common stock during the 12 month period commencing on March 17, 2021. Shares of common stock may be purchased from time to time on the open market or through privately negotiated transactions. Shares purchased under this program will be held in treasury for reissue for various corporate purposes, including employee compensation plans. During the fourth quarter of 2021, the Board of Directors adopted a Rule 10b5-1 trading plan, and intends to adopt additional Rule 10b5-1 trading plans, that will allow us to purchase shares of our common stock during certain trading blackout periods when we ordinarily would not be in the market due to trading restrictions in our insider trading policy. During the term of a Rule 10b5-1 trading plan, purchases of common stock are automatic to the extent the conditions of the plan’s trading instructions are met. Shares purchased under the Rule 10b5-1 trading plan will be held in treasury for reissue for various corporate purposes, including employee stock compensation plans. As of February 18, 2022, a total of 12,285,386 shares had been repurchased under all programs at a cost of $357,771,000. We are not obligated to purchase shares under our stock repurchase program outside of its Rule 10b5-1 trading plan.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2021.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1 – October 31, 2021	—	$—	—	$49,343,000
November 1 – November 30, 2021	—	—	—	49,343,000
December 1 – December 31, 2021	272	42.21	—	49,332,000
Total	272	$42.21	—
(1)	The repurchase program was extended on March 2, 2021 and allows for the repurchase of up to an additional $50,000,000 of treasury stock through March 17, 2022.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2021, with respect to our equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	520,551	$28.28	30,678	`
Total	520,551	$28.28	30,678

Stock Performance

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2016	2017	2018	2019	2020	2021
International Bancshares Corporation	100	99.04	87.37	112.42	101.73	118.53
S&P 400 Index	100	116.24	103.36	130.44	148.26	184.97
S&P 400 Banks	100	105.20	82.69	103.04	94.18	133.43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of International Bancshares Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and its subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 24, 2022 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

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

Allowance for Credit Losses

As described in Note 4 of the consolidated financial statements, the Company established an allowance for credit losses totaling $110,374,000 as of December 31, 2021. The allowance for credit losses is derived from a loss-rate methodology that measures lifetime losses on loan pools that have similar risk characteristics. Loans that do not have similar risk characteristics are evaluated on an individual basis. The segmentation of the loan portfolio into pools requires a balancing process between capturing similar risk characteristics and sufficient loss history to provide relevant results. Loan pools are further broken down using a risk-based segmentation based on internal classifications of credit quality. Within each loan pool, the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment. Certain qualitative factors are applied at the loan pool level to incorporate management’s two-year forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative factors include: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies, non-accruals and troubled debt restructurings (TDR’s), (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, (vi) economic conditions, and (vii) operational and other risk factors to capture potential losses arising from fraud, natural disasters, pandemics, and geopolitical events.

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

Austin, Texas

February 24, 2022

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2021 and 2020

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$3,209,242	$1,997,238
Investment securities:
Held to maturity debt securities (Market value of $3,400 on December 31, 2021 and $3,400 on December 31, 2020)	3,400	3,400
Available for sale debt securities (Amortized cost of $4,254,960 on December 31, 2021 and $3,054,289 on December 31, 2020)	4,213,920	3,080,768
Equity securities with readily determinable fair values	6,079	6,202
Total investment securities	4,223,399	3,090,370
Loans	7,209,151	7,541,754
Less allowance for credit losses	(110,374)	(109,059)
Net loans	7,098,777	7,432,695
Bank premises and equipment, net	447,082	479,878
Accrued interest receivable	30,593	37,881
Other investments	296,882	254,413
Cash surrender value of life insurance policies	297,218	292,381
Goodwill	282,532	282,532
Other assets	160,511	162,079
Total assets	$16,046,236	$14,029,467

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2021 and 2020

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2021	2020
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$5,838,526	$4,715,814
Savings and interest bearing demand	4,590,548	3,852,505
Time	2,188,803	2,153,541
Total deposits	12,617,877	10,721,860
Securities sold under repurchase agreements	439,672	428,148
Other borrowed funds	436,138	436,327
Junior subordinated deferrable interest debentures	134,642	134,642
Other liabilities	109,426	130,492
Total liabilities	13,737,755	11,851,469
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 96,350,977 shares on December 31, 2021 and 96,240,977 shares on December 31, 2020	96,351	96,241
Surplus	152,144	149,334
Retained earnings	2,470,710	2,289,626
Accumulated other comprehensive (loss) income	(31,980)	20,825
	2,687,225	2,556,026
Less cost of shares in treasury, 32,979,273 shares on December 31, 2021 and 32,961,289 on December 31, 2020	(378,744)	(378,028)
Total shareholders’ equity	2,308,481	2,177,998
Total liabilities and shareholders’ equity	$16,046,236	$14,029,467

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2021, 2020 and 2019

(Dollars in Thousands, Except Per Share Amounts)

	2021	2020	2019
Interest income:
Loans, including fees	$359,215	$377,579	$413,611
Investment securities:
Taxable	34,331	46,095	72,485
Tax-exempt	1,483	2,434	4,885
Other interest income	3,074	900	1,420
Total interest income	398,103	427,008	492,401

Interest expense:
Savings deposits	4,110	6,358	16,379
Time deposits	11,655	19,230	20,970
Securities sold under repurchase agreements	621	926	2,432
Other borrowings	7,654	8,773	12,413
Junior subordinated deferrable interest debentures	2,791	3,832	6,435

Total interest expense	26,831	39,119	58,629

Net interest income	371,272	387,889	433,772

Provision for credit losses	7,955	45,379	18,843

Net interest income after provision for credit losses	363,317	342,510	414,929

Non-interest income:
Service charges on deposit accounts	66,205	61,983	72,502
Other service charges, commissions and fees
Banking	54,280	48,986	50,996
Non-banking	8,007	7,822	7,832
Investment securities transactions, net	(16)	(5)	(12)
Other investments, net	68,807	4,920	5,985
Other income	25,043	26,873	17,523

Total non-interest income	$222,326	$150,579	$154,826

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2021, 2020 and 2019

(Dollars in Thousands, Except Per Share Amounts)

	2021	2020	2019
Non-interest expense:
Employee compensation and benefits	$123,480	$130,039	$145,929
Occupancy	26,176	24,909	28,635
Depreciation of bank premises and equipment	25,028	28,318	28,270
Professional fees	7,890	12,546	17,661
Deposit insurance assessments	4,389	1,870	1,416
Net expense, other real estate owned	5,073	9,808	6,377
Advertising	4,037	4,284	7,748
Software and software maintenance	17,794	19,238	19,850
Other	49,449	50,319	53,915

Total non-interest expense	263,316	281,331	309,801

Income before income taxes	322,327	211,758	259,954

Provision for income taxes	68,405	44,439	54,850

Net income	$253,922	$167,319	$205,104

Basic earnings per common share:

Weighted average number of shares outstanding	63,352,737	63,725,819	65,476,606
Net income	$4.01	$2.63	$3.13

Fully diluted earnings per common share:

Weighted average number of shares outstanding	63,486,366	63,853,135	65,685,684
Net income	$4.00	$2.62	$3.12

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2021, 2020, and 2019

(Dollars in Thousands)

	2021	2020	2019

Net income	$253,922	$167,319	$205,104
Other comprehensive (loss) income, net of tax:

Net unrealized holding (losses) gains on securities available for sale arising during period (net of tax effects of $(14,040), $4,911 and $15,144)	(52,818)	18,476	56,970
Reclassification adjustment for losses on securities available for sale included in net income (net of tax effects of $3, $1 and $3)	13	4	9
	(52,805)	18,480	56,979

Comprehensive (loss) income	$201,117	$185,799	$262,083

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2021, 2020 and 2019

(in Thousands, except per share amounts)

		Number				Other
	Preferred	of	Common		Retained	Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2018	$—	96,104	96,104	145,283	2,064,134	(54,634)	(311,305)	$1,939,582
Net Income	—	—	—	—	205,104	—	—	205,104
Dividends:
Cash ($1.05 per share)	—	—	—	—	(68,670)	—	—	(68,670)
Purchase of treasury (468,918 shares)	—	—	—	—	—	—	(17,845)	(17,845)
Exercise of stock options	—	111	111	1,812	—	—	—	1,923
Stock compensation expense recognized in earnings	—	—	—	980	—	—	—	980
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	56,979	—	56,979
Balance at December 31, 2019	—	96,215	96,215	148,075	2,200,568	2,345	(329,150)	2,118,053
Net Income	—	—	—	—	167,319	—	—	167,319
Dividends:
Cash ($1.10 per share)	—	—	—	—	(69,928)	—	—	(69,928)
Purchase of treasury (1,946,228 shares)	—	—	—	—	—	—	(48,878)	(48,878)
Exercise of stock options	—	26	26	516	—	—	—	542
Stock compensation expense recognized in earnings	—	—	—	743	—	—	—	743
Cumulative adjustment for adoption of new accounting standards	—	—	—	—	(8,333)	—	—	(8,333)
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	18,480	—	18,480
Balance at December 31, 2020	—	96,241	$96,241	$149,334	$2,289,626	$20,825	$(378,028)	$2,177,998
Net Income	—	—	—	—	253,922	—	—	253,922
Dividends:
Cash ($1.15 per share)	—	—	—	—	(72,838)	—	—	(72,838)
Purchase of treasury (17,984 shares)	—	—	—	—	—	—	(716)	(716)
Exercise of stock options	—	110	110	2,304	—	—	—	2,414
Stock compensation expense recognized in earnings	—	—	—	506	—	—	—	506
Other comprehensive loss, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(52,805)	—	(52,805)
Balance at December 31, 2021	—	96,351	$96,351	$152,144	$2,470,710	$(31,980)	$(378,744)	$2,308,481

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2021, 2020 and 2019

(Dollars in Thousands)

	2021	2020	2019
Operating activities:

Net income	$253,922	$167,319	$205,104

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	7,955	45,379	18,843
Specific reserve, other real estate owned	2,655	1,539	322
Depreciation of bank premises and equipment	25,028	28,318	28,270
Loss (gain) on sale of bank premises and equipment	601	(40)	(237)
Gain on sale of other real estate owned	(170)	(892)	(1,470)
Accretion of investment securities discounts	(702)	(500)	(428)
Amortization of investment securities premiums	36,380	39,039	20,549
Investment securities transactions, net	16	5	12
Unrealized loss (gain) on equity securities with readily determinable fair values	123	(107)	(158)
Proceeds from settlements of claims	2,870	—	—
Stock based compensation expense	506	743	980
(Earnings) losses from affiliates and other investments	(68,034)	74	(3,914)
Deferred income taxes	3,542	(3,122)	3,309
Decrease (increase) in accrued interest receivable	7,288	(1,261)	183
Decrease in other assets	25,220	42,571	8,043
Increase in other liabilities	(5,519)	(13,932)	32,157

Net cash provided by operating activities	291,681	305,133	311,565

Investing activities:

Proceeds from maturities of securities	1,200	1,075	—
Proceeds from sales and calls of available for sale securities	5,890	42,350	94,585
Purchases of available for sale securities	(2,856,135)	(1,819,814)	(893,301)
Principal collected on mortgage backed securities	1,612,679	2,058,626	882,479
Net decrease (increase) in loans	309,575	(647,213)	(375,621)
Purchases of other investments	(61,783)	(44,447)	(52,795)
Distributions from other investments	63,356	64,860	44,919
Purchases of bank premises and equipment	(10,390)	(6,725)	(29,590)
Proceeds from sales of bank premises and equipment	11,446	904	1,861
Proceeds from sales of other real estate owned	8,273	6,679	9,405

Net cash used in investing activities	$(915,889)	$(343,705)	$(318,058)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2021, 2020 and 2019

(Dollars in Thousands)

	2021	2020	2019
Financing activities:

Net increase in non-interest bearing demand deposits	$1,122,712	$1,169,909	$91,065
Net increase (decrease) in savings and interest bearing demand deposits	738,043	584,676	(408)
Net increase in time deposits	35,262	141,241	38,832
Net increase in securities sold under repurchase agreements	11,524	191,612	6,547
Net decrease in other borrowed funds	(189)	(190,184)	(79,154)
Redemption of long-term debt	—	—	(25,774)
Purchase of treasury stock	(716)	(48,878)	(17,845)
Proceeds from stock transactions	2,414	542	1,923
Payments of cash dividends	(72,838)	(69,928)	(68,670)

Net cash provided by (used in) financing activities	1,836,212	1,778,990	(53,484)

Increase (decrease) in cash and cash equivalents	1,212,004	1,740,418	(59,977)

Cash and cash equivalents at beginning of period	1,997,238	256,820	316,797

Cash and cash equivalents at end of period	$3,209,242	$1,997,238	$256,820

Supplemental cash flow information:
Interest paid	$29,007	$41,975	$56,728
Income taxes paid	47,394	34,826	44,089
Non-cash investing and financing activities:
Net transfers from loans to other real estate owned	$16,388	$4,526	$22,015
Establishment of lease liability and right-of-use asset	—	—	6,171
Net transfers from bank premises and equipment to other assets	—	4,260	—

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

Consolidation and Basis of Presentation

Our consolidated financial statements include the accounts of the International Bancshares Corporation, its wholly-owned Subsidiary Banks and its wholly-owned non-bank subsidiaries, IBC Trading Company, Premier Tierra Holdings, Inc., IBC Charitable and Community Development Corporation, IBC Capital Corporation and Diamond Beach Holdings, LLC.  All significant inter-company balances and transactions have been eliminated in consolidation.

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

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statement of condition and income and expenses for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for credit losses (“ACL”).

Subsequent Events

We have evaluated all events or transactions that occurred through the date we issued these financial statements. During this period, we did not have any material recognizable or non-recognizable subsequent events.

Investment Securities

We classify debt securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held-to-maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity, but are intended to be held for an indefinite period of time are classified as “available-for-sale” or “trading” and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading”, while unrealized holding gains and losses related to those securities classified as “available-for-sale” are excluded from net income and reported net of tax as other comprehensive income (loss) and in shareholders’ equity as accumulated other comprehensive income (loss) until realized. Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income.  In accordance with ASU 2016-13, which we adopted on January 1, 2020, available-for-sale and held-to-maturity debt securities in an unrealized loss position must be evaluated for the underlying cause of the loss.  In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit-related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

our ACL.  The exception to this process will occur if we intend to sell an impaired available-for-sale debt security or if we will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost.  In those situations, the entire credit-related impairment amount would be required to be recognized in earnings.  We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2021 and have determined that no debt securities in an unrealized loss position are arising from credit related reasons and have therefore not recorded any allowances for debt securities in our ACL for the periods.  We did not maintain any trading securities during the three-year period ended December 31, 2021.

Mortgage-backed securities held at December 31, 2021 and 2020 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. government or its agencies including Freddie Mac, Fannie Mae, Ginnie Mae or other non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Equity Securities

Equity securities with readily determinable fair values at December 31, 2021 and December 31, 2020 consist primarily of Community Reinvestment Act funds.  Unrealized gains and losses on the equity securities are recognized in net income.

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

Other Real Estate Owned and Repossessed Assets

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL, if necessary. Any subsequent write-downs are charged against other non-interest expense through a valuation allowance. Other real estate owned totaled approximately $35,332,000 and $60,487,000 at December 31, 2021 and 2020, respectively. Other real estate owned is included in other assets.  Repossessed assets consist primarily of non-real estate assets acquired by foreclosure.  Prior to foreclosure, the value of the underlying loan is written down to the fair value of the asset to be repossessed by a charge to the ACL, if necessary.  Repossessed assets are included in other assets on the consolidated financial statements and totaled approximately $4,798,000 and $5,779,000 at December 31, 2021 and 2020, respectively.

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

Revenue Recognition

Our revenue is primarily comprised of net interest income on financial assets and liabilities, which are excluded from the scope of ASU No. 2014-09 to ASC 606, “Revenue from Contracts with Customers.” The remaining non-interest revenue streams were identified and then analyzed under the provisions of the update, to:  (i) identify the contract, (ii) identify the performance obligation, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when the performance obligation was satisfied.  Our non-interest revenue contracts with customers are primarily short term and our performance obligation is satisfied at a single point in time, typically within a single period.  No changes to our existing methods for recognizing revenue were made as a result of the accounting standards update.

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

We evaluate uncertain tax positions at the end of each reporting period. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2021 and 2020, respectively, after evaluating all uncertain tax positions, we have recorded no liability for unrecognized tax benefits at the end of the reporting period. We would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2021, 2020 and 2019, we recognized no interest expense or penalties related to uncertain tax positions.

We file consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2018.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2021, after completing goodwill testing, we have determined that no goodwill impairment exists.

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Our identified intangible assets relate to core deposits and contract rights. As of December 31, 2021, we have determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

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

New Accounting Standards

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 to ASC 326, “Financial Instruments – Credit Losses.” The update amends existing standards for accounting for credit losses for financial assets. The update requires that the expected credit losses on the financial instruments held as of the end of the period being reported be measured based on historical experience, current conditions, and reasonable and supportable forecasts. The update also expands the required disclosures related to significant estimates and judgements used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s financial assets. The update also amended the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The impact of the adoption of the standard is to be recorded as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The accounting standard was effective for us on January 1, 2020. The task force formed last year, which includes key members of the teams that work with the calculation of the allowance for probable loan losses plus members representing the corporate accounting and risk management areas, has worked with the implementation of the update and validation to complete our model/tool. Based on the composition of the portfolio at December 31, 2019 and after finalizing the methodology, the adoption of the update increased our allowance for probable loan losses (referred to as the ACL under ASU 2016-13), by approximately 17.2%, resulting in a cumulative-effect adjustment to retained earnings of approximately $8.3 million, net of tax.  Please refer to Note 4 – Allowance for Credit Losses and the Critical Accounting Policies discussion in Management’s Discussion and Analysis.

In December 2019, the FASB issued Accounting Standards Update No. 2019-12, to ASC 740, “Income Taxes.”  The update amends existing guidance with the intention of simplifying the accounting for income taxes.  Specifically, the update removes some exceptions in existing guidance around intraperiod tax allocations, recognition of deferred tax liabilities for certain changes in investments in foreign subsidiaries and to the general methodology for calculating taxes on interim periods when year to date losses exceed the anticipated loss for the year.  Additionally, the update clarifies and provides more guidance with respect to the classification of franchise or similar taxes, requirements to evaluate when a step up in the tax basis of goodwill should be considered, eliminates the requirement that a consolidated entity allocate a portion of current and deferred tax expense to a legal entity that is not subject to tax, requires that an entity reflect the effect of changes in tax laws and tax rates in the effective tax rate computed in the interim period that includes the enactment date and makes minor changes for taxes related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method.  The update is effective for fiscal years beginning after December 15, 2020.  The adoption of the update did not have a significant impact on our consolidated financial statements.

In March 2020, the FASB issued Accounting Standards Update No. 2020-04, “Reference Rate Reform (Topic 848):  Facilitation of the Effects of Reference Rate Reform on Financial Reporting.”  The update provides optional guidance for a limited period of time to ease the potential burden in accounting for and recognizing the effects of reference

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

rate reform on financial reporting.  The practical expedients and exceptions in the update apply only to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met.  The update does not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022 that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship.  The update was effective as of the date of issuance and can be applied through December 31, 2022.  We have not adopted the provisions of the update and do not anticipate that the adoption of the update will have a significant impact on our consolidated financial statements.

In January 2021, the FASB issued Accounting Standards Update No. 2021-01, “Reference Rate Reform (Topic 848): Scope.”  The update clarifies the applicability of the practical expedients and exceptions issued in ASU 2020-04 to derivative instruments that use an interest rate for margining, discounting or contract price alignment that is modified as a result of reference rate reform.  The update is intended to capture the incremental consequences of the scope clarification and tailor the existing guidance to derivative instruments affected by the discounting transition.  The update was effective as of the date of issuance and can be applied through December 31, 2022.  We have not adopted the provisions of the update and do not anticipate that the adoption of the update will have a significant impact on our consolidated financial statements.

(2) Investment Securities, Equity Securities with Readily Determinable Fair Values and Other Investments

In accordance with ASU 2016-13, which we adopted on January 1, 2020, available-for-sale and held-to-maturity debt securities in an unrealized loss position must be evaluated for the underlying cause of the loss.  In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit-related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through our ACL.  The exception to this process will occur if we intend to sell an impaired available-for-sale debt security or if we will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost.  In those situations, the entire credit-related impairment amount would be required to be recognized in earnings.  We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2021 and have determined that no debt securities in an unrealized loss position are arising from credit related reasons and have therefore not recorded any allowances for debt securities in our ACL for the period.  Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income.

The amortized cost and estimated fair value by type of investment security at December 31, 2021 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$3,400	$—	$—	$3,400	$3,400
Total investment securities	$3,400	$—	$—	$3,400	$3,400

	Available for Sale Debt Securities
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)

	(Dollars in Thousands)
Residential mortgage-backed securities	$4,213,441	$14,159	$(58,237)	$4,169,363	$4,169,363
Obligations of states and political subdivisions	41,519	3,038	—	44,557	44,557
Total investment securities	$4,254,960	$17,197	$(58,237)	$4,213,920	$4,213,920

(1)	Included in the carrying value of residential mortgage- backed securities are $824,474 of mortgage-backed securities issued by Ginnie Mae and $3,344,889 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The amortized cost and estimated fair value of investment securities at December 31, 2021, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value

	(Dollars in Thousands)
Due in one year or less	$2,200	$2,200	$—	$—
Due after one year through five years	1,200	1,200	—	—
Due after five years through ten years	—	—	—	—
Due after ten years	—	—	41,519	44,557
Residential mortgage-backed securities	—	—	4,213,441	4,169,363
Total investment securities	$3,400	$3,400	$4,254,960	$4,213,920

The amortized cost and estimated fair value by type of investment security at December 31, 2020 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$3,400	$—	$—	$3,400	$3,400
Total investment securities	$3,400	$—	$—	$3,400	$3,400

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)

	(Dollars in Thousands)
Residential mortgage-backed securities	$3,006,592	$32,701	$(9,339)	$3,029,954	$3,029,954
Obligations of states and political subdivisions	47,697	3,131	(14)	50,814	50,814
Total investment securities	$3,054,289	$35,832	$(9,353)	$3,080,768	$3,080,768

(1)	Included in the carrying value of residential mortgage- backed securities are $371,407 of mortgage-backed securities issued by Ginnie Mae, $2,658,247 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

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

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $1,519,652,000 and $1,497,929,000, respectively, at December 31, 2021.

Proceeds from the sale and call of securities available-for-sale were $5,890,000, $42,350,000 and $94,585,000 during 2021, 2020 and 2019, respectively, which amounts included $0, $0 and $0 of mortgage-backed securities. Gross gains of $0, $1,000 and $3,000, and gross losses of $16,000, $6,000 and $15,000 were realized on the sales and calls in 2021, 2020 and 2019, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2021 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$3,037,188	$(53,060)	$423,733	$(5,177)	$3,460,921	$(58,237)
	$3,037,188	$(53,060)	$423,733	$(5,177)	$3,460,921	$(58,237)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2020 were as follows:

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

Equity securities with readily determinable fair values consist primarily of Community Reinvestment Act funds. At December 31, 2021 and December 31, 2020, the balance in equity securities with readily determinable fair values recorded at fair value were $6,079,000 and $6,202,000, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities for the twelve months ended December 31, 2021, 2020 and 2019:

Year Ended
December 31, 2021
(Dollars in Thousands)

Net losses recognized during the period on equity securities	$(123)
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(123)

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Year Ended
December 31, 2020
(Dollars in Thousands)

Net gains recognized during the period on equity securities	$107
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$107

Year Ended
December 31, 2019
(Dollars in Thousands)

Net losses recognized during the period on equity securities	$158
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$158

Other investments include equity and merchant banking investments held by our subsidiary banks and non-banking entities. During the second quarter of 2021, one of our non-bank subsidiaries sold an equity interest in a merchant banking investment resulting in a gain on sale included in other investment income on the consolidated statements of income.

(3) Loans

A summary of loans, by loan type at December 31, 2021 and 2020 is as follows:

	December 31,	December 31,
	2021	2020

	(Dollars in Thousands)
Commercial, financial and agricultural	$4,497,444	$4,516,288
Real estate - mortgage	867,831	999,144
Real estate - construction	1,668,113	1,846,757
Consumer	40,966	40,595
Foreign	134,797	138,970
Total loans	$7,209,151	$7,541,754

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

including, among other things, the performance of the entire loan portfolio, the economy, government actions, changes in interest rates and the view of regulatory authorities towards loan classifications.

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2021
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2020	$21,908	$37,612	$30,000	$5,051	$3,874	$9,570	$291	$753	$109,059
Losses charge to allowance	(8,083)	(2)	(364)	—	(373)	(25)	(176)	(1)	(9,024)
Recoveries credited to allowance	1,943	—	171	—	60	164	46	—	2,384
Net losses charged to allowance	(6,140)	(2)	(193)	—	(313)	139	(130)	(1)	(6,640)
Provision (credit) charged to operations	7,410	(2,220)	5,847	(1,760)	512	(1,955)	111	10	7,955
Balance at December 31, 2021	$23,178	$35,390	$35,654	$3,291	$4,073	$7,754	$272	$762	$110,374

	December 31, 2020
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2019	$11,145	$18,152	$16,533	$1,786	$3,762	$7,535	$542	$823	$60,278
Adoption of ASU 2016-13	4,247	13,391	(4,292)	(355)	(1,580)	(429)	(225)	(410)	10,347
Losses charge to allowance	(8,936)	(19)	(55)	—	(160)	(124)	(280)	—	(9,574)
Recoveries credited to allowance	2,191	35	117	—	21	186	69	10	2,629
Net losses charged to allowance	(6,745)	16	62	—	(139)	62	(211)	10	(6,945)
Provision (credit) charged to operations	13,261	6,053	17,697	3,620	1,831	2,402	185	330	45,379
Balance at December 31, 2020	$21,908	$37,612	$30,000	$5,051	$3,874	$9,570	$291	$753	$109,059

	December 31, 2019
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2018	$12,596	$15,123	$19,353	$1,808	$3,467	$7,719	$447	$871	$61,384
Losses charge to allowance	(14,412)	(39)	(7,353)	—	(201)	(435)	(487)	(1)	(22,928)
Recoveries credited to allowance	2,196	113	318	—	26	286	40	—	2,979
Net losses charged to allowance	(12,216)	74	(7,035)	—	(175)	(149)	(447)	(1)	(19,949)
Provision (credit) charged to operations	10,765	2,955	4,215	(22)	470	(35)	542	(47)	18,843
Balance at December 31, 2019	$11,145	$18,152	$16,533	$1,786	$3,762	$7,535	$542	$823	$60,278

The allowance for credit losses is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The credit loss expense charged to operations for the twelve months ended December 31, 2021 has decreased from the same period of 2020 as economic conditions in 2021 stabilized and in some cases, improved, impacting certain segments of our loan portfolio.  The stabilization and improvement means that the pool specific qualitative loss factors used in the December 31, 2020 ACL calculation have remained constant in the December 31, 2021 ACL calculation,

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

which positively impacted the calculation and resulted in a decrease in the credit loss expense for 2021.  The credit loss expense charged to operations increased  for the year ended December 31, 2020 and can be primarily attributed to the deteriorating economic conditions occurring in those periods as a result of COVID-19 and the impact of those conditions on certain segments of our ACL calculation for those periods.  We adopted the provisions of ASU 2016-13 on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model. The increase in provision for probable loan losses charged to expense and charge-offs charged to the allowance for probable loan losses for the year ended December 31, 2019 can be primarily attributed to a relationship that is secured by multiple pieces of real property on which car dealerships are operated.  The relationship began deteriorating in the fourth quarter of 2018, triggered by significant fraud by a high level insider of the car dealership resulting in the dealerships unexpectedly filing for bankruptcy and creating an exposure for potential loss since the operations of the dealerships were the source of repayment from the borrower.  The relationship further deteriorated in the first quarter of 2019 after the sponsor of the court approved debtor in possession plan discontinued its role in the process and thus did not fulfill its obligation to assume full responsibility of the accrued and unpaid interest.  Although the relationship is secured by real property (the dealerships’ real estate), the real property has specialized use, contributing to the potential exposure for probable loss.  During the first quarter of 2019, in light of the circumstances and management’s evaluation of the relationship, the decision was made to place the relationship on impaired, non-accrual status and place a specific reserve on the relationship in the amount of $9.5 million.  During the second quarter of 2019, management continued to evaluate the relationship and decided to foreclose on the underlying real estate collateral, resulting in a charge-off of approximately $9.5 million, reflected in the tables above as part of the Commercial and commercial real estate: farmland and commercial categories.

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2021
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$298	$29	$1,501,554	$23,149
Commercial real estate: other construction & land development	589	70	1,667,524	35,320
Commercial real estate: farmland & commercial	562	—	2,710,494	35,654
Commercial real estate: multifamily	131	—	284,405	3,291
Residential: first lien	87	—	403,571	4,073
Residential: junior lien	—	—	464,173	7,754
Consumer	—	—	40,966	272
Foreign	—	—	134,797	762

Total	$1,667	$99	$7,207,484	$110,275

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2020
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$1,189	$209	$1,784,747	$21,699
Commercial real estate: other construction & land development	17,496	70	1,829,261	37,542
Commercial real estate: farmland & commercial	439	—	2,288,869	30,000
Commercial real estate: multifamily	134	—	440,910	5,051
Residential: first lien	151	—	404,968	3,874
Residential: junior lien	38	—	593,987	9,570
Consumer	—	—	40,595	291
Foreign	—	—	138,970	753

Total	$19,447	$279	$7,522,307	$108,780

Loans accounted for on a non-accrual basis at December 31, 2021, 2020 and 2019 amounted to $1,921,000, $19,822,000 and $4,886,000, respectively.  The decrease in non-accrual Commercial loans at December 31, 2021 compared to December 31, 2020 can be attributed to a relationship secured by commercial property that was placed on non-accrual in the fourth quarter of 2020 and foreclosed upon in the first quarter of 2021.  The effect of such non-accrual loans reduced interest income by approximately $169,000, $694,000 and $340,000 for the years ended December 31, 2021, 2020 and 2019, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2021, 2020 and 2019 amounted to approximately $8,642,000, $8,238,000 and $59,705,000, respectively.

The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31, 2021	December 31, 2020

	(Dollars in Thousands)
Domestic
Commercial	$298	$1,189
Commercial real estate: other construction & land development	589	17,496
Commercial real estate: farmland & commercial	562	439
Commercial real estate: multifamily	131	134
Residential: first lien	341	526
Residential: junior lien	—	38
Total non-accrual loans	$1,921	$19,822

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2021	December 31, 2020

	(Dollars in Thousands)
Domestic
Residential: first lien	$2,254	$4,078
Residential: junior lien	105	521
Consumer	878	989
Foreign	16	233
Total troubled debt restructuring	$3,253	$5,821

We are actively working with our customers affected by the current economic crisis arising from COVID-19.  We have been offering and are prepared to continue to offer assistance in accordance with current regulatory guidance.  That includes continuously reaching out to our customers and, in some cases, offering short-term payment deferral plans.  In accordance with the Coronavirus Aid, Relief and Economic Security (“CARES”) Act or interagency regulatory guidance, these short-term deferrals are not considered troubled debt restructurings.  As of February 18, 2022, approximately $123,194,000 in loans with some degree of payment deferrals were in our system. In accordance with interagency regulatory guidance these short-term deferrals are not considered troubled debt restructurings. The $123,194,000 is comprised primarily of loans related to industries that have been significantly impacted by the COVID-19 pandemic, including the hospitality sector, special use facilities, including child-care centers, and retail developments.

With the passage of the Paycheck Protection Program (“PPP”), administered by the Small Business Association (“SBA”), we assisted our customers with applications for loans through the PPP.  PPP loans earn interest at 1% and PPP loans made prior to June 5, 2020 have a two-year term, while those made after June 5, 2020 have a five-year term;  however, PPP loans also include forgiveness provisions that we expect most customers will utilize.  Customers began submitting applications for the forgiveness program in the third quarter of 2020.  PPP loans were intended to support up to 24 weeks of payroll and certain other costs to help those businesses remain viable and allow their employees to pay their bills.  As of February 18, 2022, we had 968 PPP loans totaling approximately $71,149,000 outstanding.  The PPP loans are fully guaranteed by the U.S. government through the SBA.

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

While management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL (formerly allowance for probable loan losses) can be made only on a subjective basis. It is the judgment of our management that the ACL at December 31, 2021 and December 31, 2020, was adequate to absorb expected losses from loans in the portfolio at that date.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2021
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$2,534	$303	$577	$577	$3,414	$1,498,438	$1,501,852
Commercial real estate: other construction & land development	499	334	188	188	1,021	1,667,092	1,668,113
Commercial real estate: farmland & commercial	18,164	172	644	307	18,980	2,692,076	2,711,056
Commercial real estate: multifamily	—	—	—	—	—	284,536	284,536
Residential: first lien	2,342	1,212	5,129	4,937	8,683	394,975	403,658
Residential: junior lien	747	115	1,055	1,055	1,917	462,256	464,173
Consumer	231	88	4	4	323	40,643	40,966
Foreign	1,319	232	1,574	1,574	3,125	131,672	134,797
Total past due loans	$25,836	$2,456	$9,171	$8,642	$37,463	$7,171,688	$7,209,151

	December 31, 2020
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$1,931	$1,109	$563	$318	$3,603	$1,782,333	$1,785,936
Commercial real estate: other construction & land development	1,059	854	16,587	—	18,500	1,828,257	1,846,757
Commercial real estate: farmland & commercial	2,435	219	186	186	2,840	2,286,468	2,289,308
Commercial real estate: multifamily	126	—	—	—	126	440,918	441,044
Residential: first lien	2,399	926	6,165	5,890	9,490	395,629	405,119
Residential: junior lien	561	247	1,197	1,197	2,005	592,020	594,025
Consumer	318	71	79	79	468	40,127	40,595
Foreign	478	180	568	568	1,226	137,744	138,970
Total past due loans	$9,307	$3,606	$25,345	$8,238	$38,258	$7,503,496	$7,541,754

The increase in commercial real estate:  farmland and commercial loans past due 30 – 59 days can be attributed to a relationship secured by a retail center.  The decrease in commercial real estate:  other construction & land development loans past due 90 days or greater at December 31, 2021 compared to December 31, 2020 can be primarily attributed to a relationship secured by commercial property which was foreclosed upon in the first quarter of 2021.  Our internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we could sustain some future loss if such weaknesses are not corrected.

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	2021	2020	2019	2018	2017	Prior	Total

	(Dollars in Thousands)
Balance at December 31, 2021
Domestic
Commercial
Pass	$1,041,763	$167,691	$77,579	$58,439	$37,104	$5,144	$1,387,720
Special Review	74,559	497	139	81	—	—	75,276
Watch List - Pass	33,920	—	—	—	—	10	33,930
Watch List - Substandard	3,581	273	716	57	—	1	4,628
Watch List - Doubtful	224	—	—	—	74	—	298
Total Commercial	$1,154,047	$168,461	$78,434	$58,577	$37,178	$5,155	$1,501,852
Commercial real estate: other construction & land development
Pass	$966,946	$312,389	$308,673	$37,124	$16,642	$2,439	$1,644,213
Special Review	—	—	211	—	—	—	211
Watch List - Pass	—	23,100	—	—	—	—	23,100
Watch List - Doubtful	485	104	—	—	—	—	589
Total Commercial real estate: other construction & land development	$967,431	$335,593	$308,884	$37,124	$16,642	$2,439	$1,668,113
Commercial real estate: farmland & commercial
Pass	$1,001,335	$680,777	$288,333	$417,353	$96,096	$97,119	$2,581,013
Special Review	929	1,292	—	3,448	61	—	5,730
Watch List - Pass	18,790	44,059	—	—	94	1	62,944
Watch List - Substandard	—	54,097	3,899	—	2,355	456	60,807
Watch List - Doubtful	—	224	337	—	—	1	562
Total Commercial real estate: farmland & commercial	$1,021,054	$780,449	$292,569	$420,801	$98,606	$97,577	$2,711,056
Commercial real estate: multifamily
Pass	$133,152	$40,766	$78,609	$10,632	$14,217	$7,029	$284,405
Watch List - Doubtful	—	131	—	—	—	—	131
Total Commercial real estate: multifamily	$133,152	$40,897	$78,609	$10,632	$14,217	$7,029	$284,536
Residential: first lien
Pass	$128,742	$52,725	$57,249	$49,259	$29,477	$85,838	$403,290
Watch List - Substandard	56	—	103	—	122	—	281
Watch List - Doubtful	—	87	—	—	—	—	87
Total Residential: first lien	$128,798	$52,812	$57,352	$49,259	$29,599	$85,838	$403,658
Residential: junior lien
Pass	$130,629	$123,062	$59,113	$30,603	$40,855	$79,911	$464,173
Total Residential: junior lien	$130,629	$123,062	$59,113	$30,603	$40,855	$79,911	$464,173
Residential: junior lien
Consumer
Pass	$32,053	$5,693	$1,370	$189	$9	$1,652	$40,966
Total Consumer	$32,053	$5,693	$1,370	$189	$9	$1,652	$40,966
Foreign
Pass	$74,811	$33,360	$9,223	$8,852	$4,790	$3,761	$134,797
Total Foreign	$74,811	$33,360	$9,223	$8,852	$4,790	$3,761	$134,797
Total Loans	$3,641,975	$1,540,327	$885,554	$616,037	$241,896	$283,362	$7,209,151

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	2020	2019	2018	2017	2016	Prior	Total

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

The decrease in Commercial Real Estate:  Other Construction and Land Development loans in the Special Review category at December 31, 2021 compared to December 31, 2020 can be attributed to the upgrade of a relationship secured by real estate planned for lot development to Pass.  Also impacting the Special Review category was the payoff of a loan secured by commercial lots in the first quarter of 2021.  The decrease in Commercial Real Estate:  Farmland and Commercial Watch-List Doubtful loans at December 31, 2021 compared to December 31, 2020 can be attributed to a relationship secured by commercial property that was foreclosed upon in the first quarter of 2021.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2021 and 2020 were as follows:

	Estimated
	useful lives				2021	2020

					(Dollars in Thousands)
Bank buildings and improvements	5	-	39	years	$573,276	$577,656
Furniture, equipment and vehicles	1	-	20	years	302,847	311,313
Land					113,118	117,848
Less: accumulated depreciation					(542,159)	(526,939)
Bank premises and equipment, net					$447,082	$479,878

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
December 31, 2021:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—
December 31, 2020:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—

Amortization expense of intangible assets was $0, $0 and $0 for the years ended December 31, 2021, 2020 and 2019.

There were no changes in the carrying amount of goodwill for the years ended December 31, 2021 and 2020.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

Deposits as of December 31, 2021 and 2020 and related interest expense for the years ended December 31, 2021, 2020 and 2019 were as follows:

	2021	2020

	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$4,805,999	$3,781,277
Foreign	1,032,527	934,537
Total demand non-interest bearing	5,838,526	4,715,814
Savings and interest bearing demand
Domestic	3,555,279	2,919,314
Foreign	1,035,269	933,191
Total savings and interest bearing demand	4,590,548	3,852,505
Time, certificates of deposit $100,000 or more
Domestic	794,757	797,692
Foreign	866,160	822,387
Less than $100,000
Domestic	286,499	291,473
Foreign	241,387	241,989
Total time, certificates of deposit	2,188,803	2,153,541
Total deposits	$12,617,877	$10,721,860

	2021	2020	2019

	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$3,268	$5,098	$13,462
Foreign	842	1,260	2,917
Total savings and interest bearing demand	4,110	6,358	16,379
Time, certificates of deposit $100,000 or more
Domestic	6,652	8,827	7,804
Foreign	3,452	7,536	9,407
Less than $100,000
Domestic	984	1,781	2,232
Foreign	567	1,086	1,527
Total time, certificates of deposit	11,655	19,230	20,970
Total interest expense on deposits	$15,765	$25,588	$37,349

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of time deposits as of December 31, 2021 were as follows:

Total
(in thousands)
2022	$2,071,684
2023	86,480
2024	20,788
2025	9,608
2026	231
Thereafter	12
Total	$2,188,803

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2021, were as follows:

Total
(in thousands)
Due within 3 months or less	$677,946
Due after 3 months and within 6 months	407,731
Due after 6 months and within 12 months	506,392
Due after 12 months	68,848
$1,660,917

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2021 and December 31, 2020 were $1,125,318 and $1,085,404, in thousands, respectively.

(8) Securities Sold Under Repurchase Agreements

Our Subsidiary Banks have entered into repurchase agreements with individual customers of the Subsidiary Banks. The purchasers have agreed to resell to the Subsidiary Banks identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed securities and averaged $411,611,000 and $335,392,000 during 2021 and 2020, respectively, and the maximum amount outstanding at any month end during 2021 and 2020 was $443,980,000 and $428,148,000 respectively.

Further information related to repurchase agreements at December 31, 2021 and 2020 is set forth in the following table:

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate

	(Dollars in Thousands)
December 31, 2021 term:
Overnight agreements	$500,495	$492,026	$428,235	0.16%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	11,452	11,229	11,437	0.48
Total	$511,947	$503,255	$439,672	0.17%
December 31, 2020 term:
Overnight agreements	$506,020	$507,164	$416,757	0.13%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	11,684	11,641	11,391	0.43
Total	$517,704	$518,805	$428,148	0.14%

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

Further information regarding our other borrowed funds at December 31, 2021 and 2020 is set forth in the following table:

	December 31,
	2021	2020

	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$—	$—
Rate on balance outstanding at year end	—%	—%
Average daily balance	$—	$110,776
Average rate	—%	1.19%
Maximum amount outstanding at any month end	$—	$292,000
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$436,138	$436,327
Rate on balance outstanding at year end	1.73%	1.73%
Average daily balance	$436,225	$436,411
Average rate	1.71%	1.71%
Maximum amount outstanding at any month end	$436,311	$436,495

(1)	Long-term advances at December 31, 2021 and December 31, 2020 consisted of both amortizing and non-amortizing advances. The non-amortizing advances mature in the following increments: $75,000,000 in July 2028, $100,000,000 in March 2033 and $250,000,000 in August 2033 and are callable by the FHLB on a quarterly basis. Two amortizing advances are outstanding at December 31, 2021 in the amounts of $3,033,000 and $8,104,000 and mature in December 2033 and November 2033, respectively. The amortization on the amortizing long-term advances totals approximately $194,000, $199,000, $204,000, $210,000 and $2215,000 for the years ending December 31, 2022, 2023, 2024, 2025 and December 31, 2026, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Junior Subordinated Deferrable Interest Debentures

We have formed five statutory business trusts under the laws of the State of Delaware for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) we issued. As of December 31, 2021 and December 31, 2020, the principal amount of debentures outstanding totaled $134,642,000.

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

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2021 and December 31, 2020, the total $134,642,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2021:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing	Interest	Interest				Optional
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Redemption Date(1)
	(Dollars in Thousands)
Trust VIII	$25,774	Quarterly	3.17%	LIBOR	+	3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	1.75%	LIBOR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	1.78%	LIBOR	+	1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	1.75%	LIBOR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	1.62%	LIBOR	+	1.45	September 2037	September 2012
	$134,642
(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2021, 2020, and 2019 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2021:
Basic EPS
Net income available to common shareholders	$253,922	63,352,737	$4.01
Potential dilutive common shares and warrants	—	133,629
Diluted EPS	$253,922	63,486,366	$4.00
December 31, 2020:
Basic EPS
Net income available to common shareholders	$167,319	63,725,819	$2.63
Potential dilutive common shares and warrants	—	127,316
Diluted EPS	$167,319	63,853,135	$2.62
December 31, 2019:
Basic EPS
Net income available to common shareholders	$205,104	65,476,606	$3.13
Potential dilutive common shares	—	209,078
Diluted EPS	$205,104	65,685,684	$3.12

(12) Employees’ Profit Sharing Plan

We have a deferred profit sharing plan for full-time employees with a minimum of one year of continuous employment. Our annual contribution to the plan is based on a percentage, as determined by our Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,550,000, $4,000,000 and $4,200,000 were charged to income for the years ended December 31, 2021, 2020, and 2019, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of assets attributable to international operations at December 31, 2021 and 2020 are as follows:

	2021	2020

	(Dollars in Thousands)
Loans:
Commercial	$91,861	$90,177
Others	42,936	48,793
	134,797	138,970
Less allowance for probable loan losses	(762)	(753)
Net loans	$134,035	$138,217
Accrued interest receivable	$449	$605

At December 31, 2021, we had $111,955,000 in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $4,090,000, $4,676,000 and $5,445,000 for the years ended December 31, 2021, 2020 and 2019, respectively.

(14) Income Taxes

We file a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2021	2020	2019

	(Dollars in Thousands)
Current
U.S.	$59,591	$43,794	$48,559
State	5,272	3,709	2,944
Foreign	—	58	38
Total current taxes	64,863	47,561	51,541
Deferred
U.S.	3,794	(2,733)	2,979
State	(252)	(389)	330
Total deferred taxes	3,542	(3,122)	3,309
Total income taxes	$68,405	$44,439	$54,850

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 21%for 2021, 2020 and 2019 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2021	2020	2019

	(Dollars in Thousands)
Computed expected tax expense	$68,011	$45,218	$55,086
Change in taxes resulting from:
Tax-exempt interest income	(2,970)	(2,709)	(2,550)
State tax, net of federal income taxes, tax credit and refunds	3,966	2,622	2,587
Other investment income	(1,753)	(2,205)	(1,480)
Net investment in low income housing investments	203	1,990	623
Other	948	(477)	584
Actual tax expense	$68,405	$44,439	$54,850

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2021 and 2020 are reflected below:

	2021	2020

	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$22,773	$21,921
Other real estate owned	1,227	1,183
Accrued expenses	81	81
Net unrealized losses on available for sale investment securities	9,062	—
Other	4,842	5,649
Total deferred tax assets	37,985	28,834
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(12,163)	(12,350)
Net unrealized gains on available for sale investment securities	—	(5,679)
Impairment charges on available-for-sale securities	(19)	(19)
Identified intangible assets and goodwill	(13,966)	(13,807)
Other	(24,235)	(20,551)
Total deferred tax liabilities	(50,383)	(52,406)
Net deferred tax liability	$(12,398)	$(23,572)

The net deferred tax liability of $12,398,000 at December 31, 2021 and $23,572,000 at December 31, 2020 is included in other liabilities in the consolidated statements of condition.

(15) Stock Options

On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the “2012 Plan”). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. As of December 31, 2021, 30,678 shares were available for future grants under the 2012 Plan.

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

	2021	2020
Expected Life (Years)	7.00	7.00
Dividend yield	3.18%	6.04%
Interest rate	1.02%	0.74%
Volatility	37.84%	29.04%

A summary of option activity under the stock option plans for the twelve months ended December 31, 2021 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2020	651,127	$27.24
Plus: Options granted	18,000	37.76
Less:
Options exercised	110,000	21.94
Options expired	—	—
Options forfeited	38,576	33.19
Options outstanding at December 31, 2021	520,551	28.28	4.49	$7,344

Options fully vested and exercisable at December 31, 2021	290,914	$23.29	2.71	$5,557

Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2021, 2020 and 2019 was approximately $506,000, $743,000 and $980,000, respectively. As of December 31, 2021, there was approximately $907,000 of total unrecognized stock-based compensation cost related to non-vested options granted under our plans that will be recognized over a weighted average period of 1.6 years.

Other information pertaining to option activity during the twelve months ended December 31, 2021, 2020 and 2019 is as follows:

	Twelve Months Ended December 31,
	2021	2020	2019
Weighted average grant date fair value of stock options granted	$10.20	$2.46	$7.38
Total fair value of stock options vested	$1,308,000	$1,218,000	$1,333,000
Total intrinsic value of stock options exercised	$2,536,000	$356,000	$2,373,000

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Commitments, Contingent Liabilities and Other Matters

On March 15, 2020, the FRB announced that it had reduced regulatory reserve requirements to zero percent effective on March 26, 2020; therefore no cash is required to be maintained to satisfy regulatory reserve requirements.

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

(17) Transactions with Related Parties

In the ordinary course of business, the Subsidiary Banks make loans to our directors and executive officers, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $18,881,000 and $30,398,000 at December 31, 2021 and 2020, respectively.

(18) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the Subsidiary Banks are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the Subsidiary Banks have in particular classes of financial instruments. At December 31, 2021, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$2,679,462,000
Credit card lines	13,702,000
Standby letters of credit	111,955,000
Commercial letters of credit	594,000

We enter into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, we are required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2021, the maximum potential amount of future payments is approximately $111,955,000. At December 31, 2021, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $29,254,000 and $39,487,000 at December 31, 2021 and 2020, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

(19) Capital Requirements

Bank regulatory agencies limit the amount of dividends, which the Subsidiary Banks can pay, without obtaining prior approval from such agencies. At December 31, 2021, the Subsidiary Banks could pay dividends of up to $1,066,000,000 without prior regulatory approval and without adversely affecting their “well-capitalized” status under regulatory capital rules in effect at December 31, 2021. In addition to legal requirements, regulatory authorities also consider the adequacy of the Subsidiary Banks’ total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. We historically have not allowed any Subsidiary Bank to pay dividends in such a manner as to impair its capital adequacy.

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

Current quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2021, that we met all capital adequacy requirements to which we are subject.

       In July 2013, the FDIC and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets.  The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase-in period for mandatory compliance and we were required to begin to phase-in the new rules beginning on January 1, 2015.  We believe that as of December 31, 2021, we meet all fully phased-in capital adequacy requirements.

On November 21, 2017, the OCC, the Federal Reserve and the FDIC finalized a proposed rule that extends the current treatment under the regulatory capital rules for certain regulatory capital deductions and risk weights and certain minority interest requirements, as they apply to banking organizations that are not subject to the advanced approaches

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

As of December 31, 2021, our capital levels continue to exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to us.

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

As of December 31, 2021, the most recent notification from the FDIC categorized all the Subsidiary Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized,” we must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed our categorization as well-capitalized.

In December 2018, the federal bank regulators issued a final rule that would provide an optional three-year phase-in period for the day-one regulatory capital effects of the adoption of ASU 2016-13 to ASC 326 “Financial Instruments – Credit Losses,” as amended, on January 1, 2020. We did not elect to use the optional three-year phase-in period when we adopted ASU 2016-13 to ASC 326 “Financial Instruments – Credit Losses,” as amended, on January 1, 2020.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2021 under current guidelines are presented in the following table:

			For Capital Adequacy		To Be Well-Capitalized
			Purposes		Under Prompt Corrective
	Actual		Phase In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2021:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$2,057,928	20.47%	$703,710	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,287,687	19.74	456,544	7.000	$423,934	6.50%
International Bank of Commerce, Brownsville	315,957	19.80	111,690	7.000	103,712	6.50
International Bank of Commerce, Oklahoma	221,567	18.59	83,452	7.000	77,491	6.50
Commerce Bank	102,375	46.06	15,559	7.000	14,448	6.50
International Bank of Commerce, Zapata	75,303	42.25	12,475	7.000	11,584	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,284,579	22.73%	$1,055,565	10.500%	N/A	N/A
International Bank of Commerce, Laredo	1,367,487	20.97	684,816	10.500	$652,206	10.00%
International Bank of Commerce, Brownsville	334,495	20.96	167,535	10.500	159,557	10.00
International Bank of Commerce, Oklahoma	232,454	19.50	125,178	10.500	119,217	10.00
Commerce Bank	104,996	47.24	23,339	10.500	22,227	10.00
International Bank of Commerce, Zapata	77,354	43.40	18,713	10.500	17,822	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$2,170,682	21.59%	$854,505	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,287,687	19.74	554,375	8.500	$521,764	8.00%
International Bank of Commerce, Brownsville	315,957	19.80	135,623	8.500	127,645	8.00
International Bank of Commerce, Oklahoma	221,567	18.59	101,334	8.500	95,374	8.00
Commerce Bank	102,375	46.06	18,893	8.500	17,782	8.00
International Bank of Commerce, Zapata	75,303	42.25	15,149	8.500	14,258	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$2,170,682	13.94%	$622,671	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,287,687	11.14	462,225	4.00	577,781	5.00%
International Bank of Commerce, Brownsville	315,957	20.17	62,663	4.00	78,329	5.00
International Bank of Commerce, Oklahoma	221,567	11.49	77,164	4.00	96,455	5.00
Commerce Bank	102,375	16.10	25,441	4.00	31,801	5.00
International Bank of Commerce, Zapata	75,303	16.15	18,651	4.00	23,314	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2020 are also presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2020:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$1,874,641	19.05%	$688,678	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,295,437	18.19	498,492	7.000	$462,885	6.50%
International Bank of Commerce, Oklahoma	207,339	17.45	83,150	7.000	77,211	6.50
International Bank of Commerce, Brownsville	189,575	22.18	59,843	7.000	55,569	6.50
International Bank of Commerce, Zapata	71,369	34.51	14,476	7.000	13,442	6.50
Commerce Bank	93,426	35.64	18,347	7.000	17,037	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,105,360	21.40%	$1,033,017	10.500%	N/A	N/A	%
International Bank of Commerce, Laredo	1,380,685	19.39	747,737	10.500	$712,131	10.00
International Bank of Commerce, Oklahoma	218,657	18.41	124,725	10.500	118,786	10.00
International Bank of Commerce, Brownsville	200,269	23.43	89,765	10.500	85,490	10.00
International Bank of Commerce, Zapata	73,510	35.55	21,714	10.500	20,680	10.00
Commerce Bank	96,240	36.72	27,521	10.500	26,210	10.00
Tier 1 Capital (to Risk Weighted Assets):							%
Consolidated	$1,992,403	20.25%	$836,252	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,295,437	18.19	605,311	8.500	$569,705	8.00
International Bank of Commerce, Oklahoma	207,339	17.45	100,968	8.500	95,029	8.00
International Bank of Commerce, Brownsville	189,575	22.18	72,667	8.500	68,392	8.00
International Bank of Commerce, Zapata	71,369	34.51	17,578	8.500	16,544	8.00
Commerce Bank	93,426	35.64	22,279	8.500	20,968	8.00%
Tier 1 Capital (to Average Assets):
Consolidated	$1,992,403	14.92%	$534,228	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,295,437	13.11	395,289	4.00	494,112	5.00
International Bank of Commerce, Oklahoma	207,339	12.98	63,879	4.00	79,848	5.00
International Bank of Commerce, Brownsville	189,575	14.55	52,101	4.00	65,127	5.00
International Bank of Commerce, Zapata	71,369	16.52	17,277	4.00	21,596	5.00
Commerce Bank	93,426	16.69	22,394	4.00	27,993	5.00

(20) Fair Value

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

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2021 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2021	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale debt securities
Residential mortgage-backed securities	$4,169,363	$—	$4,169,363	$—
States and political subdivisions	44,557	—	44,557	—
Equity Securities	6,079	6,079	—	—
	$4,219,999	$6,079	$4,213,920	$—

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2020 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2020	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage - backed securities	$3,029,954	$—	$3,029,954	$—
States and political subdivisions	50,814	—	50,814	—
Equity Securities	6,202	6,202	—	—
	$3,086,970	$6,202	$3,080,768	$—

For the years ended December 31, 2021 and December 31, 2020, debt investment securities available-for-sale are classified within Level 2 of the valuation hierarchy.  Equity securities with readily determinable fair values are classified within Level 1. For debt securities classified as Level 2 in the fair value hierarchy, we obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the period ended December 31, 2021 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net Provision
	Period ended	Identical	Observable	Unobservable	(Credit)
	December 31,	Assets	Inputs	Inputs	During
	2021	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Watch-List doubtful loans	$55	$—	$—	$55	$209
Other real estate owned	$18,095	$—	$—	$18,095	$2,655

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the year ended December 31, 2020 by level within the fair value measurement hierarchy:

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

Our assets measured at fair value on a non-recurring basis are limited to loans classified as Watch List – Doubtful and other real estate owned.  The fair value of Watch-List Doubtful loans is derived in accordance with FASB ASC 310, “Receivables”.  They are primarily comprised of collateral-dependent commercial loans.   As the primary sources of loan repayments decline, the secondary repayment source, the collateral, takes on greater significance.  Correctly evaluating the fair value becomes even more important.  Re-measurement of the loan to fair value is done through a specific valuation allowance included in the ACL.  The fair value of the loan is based on the fair value of the collateral, as determined through either an appraisal or evaluation process.  The basis for our appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations, and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are “as is” (the property’s highest and best use) valuations based on the current conditions of the property/project at that point in time.  The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable.  As of December 31, 2021, we had approximately $993,000 of doubtful commercial collateral dependent loans, of which approximately $0 had an appraisal performed within the immediately preceding twelve months and of which approximately $896,000 had an evaluation performed within the immediately preceding twelve months. As of December 31, 2020, we had approximately $18,361,000 of doubtful commercial collateral dependent loans, of which approximately $16,587,000 had an appraisal

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

performed within the immediately preceding twelve months and of which approximately $1,283,000 had an evaluation performed within the immediately preceding twelve months.

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

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within Level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL (formerly allowance for probable loan losses), if necessary. The fair value is reviewed periodically and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2021, 2020 and 2019, we recorded approximately $2,000, $22,000 and $9,611,000, respectively, in charges to the ACL in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2021, 2020 and 2019, we recorded approximately $2,655,000, $1,539,000 and $322,000, respectively, in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for our financial instruments at December 31, 2021 and December 31, 2020 are outlined below.

Cash and Cash Equivalents

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities held-to-maturity

The carrying amounts of investments held-to-maturity approximate fair value.

Investment Securities

For debt investment securities, which may include U.S. Treasury securities, obligations of other U.S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. See disclosures of fair value of investment securities in Note 2.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2021 and December 31, 2020, the carrying amount of fixed rate performing loans was $1,363,313,000 and $1,812,413,000, respectively, and the estimated fair value was $1,323,223,000 and $1,747,257,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest-bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2021 and December 31, 2020. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2021 and December 31, 2020, the carrying amount of time deposits was $2,188,803,000 and $2,153,541,000, respectively, and the estimated fair value was $2,186,547,000 and $2,148,976,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements are short-term maturities. Due to the contractual terms of the instruments, the carrying amounts approximated fair value at December 31, 2021 and December 31, 2020.

Junior Subordinated Deferrable Interest Debentures

We currently have floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2021 and December 31, 2020.

Other Borrowed Funds

We currently have long-term borrowings issued from the Federal Home Loan Bank (“FHLB”).  The long-term borrowings outstanding at December 31, 2021 and December 31, 2020 are fixed-rate borrowings and the fair value is based on established market spreads for similar types of borrowings.  The fixed-rate long-term borrowings are included in Level 2 of the fair value hierarchy.  At December 31, 2021 and December 31, 2020 the carrying amount of the fixed-rate long-term FHLB borrowings was $436,138,000 and $436,372,000, respectively, and the estimated fair value was $455,187,000 and $480,475,000 respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2021 and 2020

(Dollars in Thousands)

	2021	2020
ASSETS
Cash	$62,564	$66,252
Other investments	90,555	77,661
Net loans	10,401	11,950
Investment in subsidiaries	2,281,597	2,167,516
Goodwill	3,365	3,365
Other assets	1,644	—
Total assets	$2,450,126	$2,326,744
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$134,642	$134,642
Due to IBC Trading	21	21
Other liabilities	6,982	14,083
Total liabilities	141,645	148,746
Shareholders’ equity:
Common shares	96,351	96,241
Surplus	152,144	149,334
Retained earnings	2,470,710	2,289,626
Accumulated other comprehensive (loss) income	(31,980)	20,825
	2,687,225	2,556,026
Less cost of shares in treasury	(378,744)	(378,028)
Total shareholders’ equity	2,308,481	2,177,998
Total liabilities and shareholders’ equity	$2,450,126	$2,326,744

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2021, 2020 and 2019

(Dollars in Thousands)

	2021	2020	2019
Income:
Dividends from subsidiaries	$80,882	$130,950	$127,750
Interest income on notes receivable	1,139	357	922
Interest income (loss) on other investments	9,662	(1,126)	(514)
Other	58	5	18
Total income	91,741	130,186	128,176
Expenses:
Interest expense (Debentures)	2,792	3,832	6,435
Provision for credit loss	—	27	—
Other	2,272	1,988	2,749
Total expenses	5,064	5,847	9,184
Income before federal income taxes and equity in undistributed net income of subsidiaries	86,677	124,339	118,992
Income tax expense (benefit)	1,358	(1,339)	(1,878)
Income before equity in undistributed net income of subsidiaries	85,319	125,678	120,870
Equity in undistributed net income of subsidiaries	168,603	41,641	84,234
Net income	$253,922	$167,319	$205,104

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2021, 2020 and 2019

(Dollars in Thousands)

	2021	2020	2019
Operating activities:
Net income	$253,922	$167,319	$205,104
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	—	27	—
Unrealized (gain) loss on equity securities with readily determinable fair values	(51)	22	(16)
Stock compensation expense	506	743	980
(Decrease) increase in other liabilities	(8,084)	2,467	(58)
Equity in undistributed net income of subsidiaries	(168,603)	(41,641)	(84,234)
Net cash provided by operating activities	77,690	128,937	121,776
Investing activities:
Net decrease (increase) in notes receivable	1,549	—	(12,100)
(Decrease) increase in other assets and other investments	(11,787)	31,289	5,915
Net cash (used in) provided by investing activities	(10,238)	31,289	(6,185)
Financing activities:
Redemption of long-term debt	—	—	(25,774)
Proceeds from stock transactions	2,414	542	1,923
Payments of cash dividends - common	(72,838)	(69,928)	(68,670)
Purchase of treasury stock	(716)	(48,878)	(17,845)
Net cash used in financing activities	(71,140)	(118,264)	(110,366)
(Decrease) increase in cash	(3,688)	41,962	5,225
Cash at beginning of year	66,252	24,290	19,065
Cash at end of year	$62,564	$66,252	$24,290

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2021

Interest income	$101,058	101,192	97,979	97,874
Interest expense	6,613	6,682	6,671	6,865
Net interest income	94,445	94,510	91,308	91,009
Provision for probable loan losses	2,818	2,801	1,144	1,192
Non-interest income	40,974	47,209	97,906	36,237
Non-interest expense	61,450	69,727	69,954	62,185

Income before income taxes	71,151	69,191	118,116	63,869

Income taxes	14,625	14,592	26,090	13,098

Net income	$56,526	$54,599	$92,026	$50,771

Per common share:
Basic

Net income	$0.90	$0.86	$1.45	$0.80

Diluted

Net income	$0.89	$0.86	$1.45	$0.80

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2020

Interest income	$96,763	99,983	113,650	116,612
Interest expense	7,384	8,170	9,796	13,769
Net interest income	89,379	91,813	103,854	102,843
Provision for probable loan losses	8,784	8,770	10,989	16,836
Non-interest income	41,736	40,117	33,596	35,130
Non-interest expense	60,388	70,053	73,908	76,982

Income before income taxes	61,943	53,107	52,553	44,155

Income taxes	13,713	10,365	11,044	9,317

Net income	$48,230	$42,742	$41,509	$34,838

Per common share:
Basic

Net income	$0.75	$0.68	$0.66	$0.54

Diluted

Net income	$0.77	$0.67	$0.65	$0.53

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Average Statements of Condition

(Dollars in Thousands)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest bearing liabilities and related interest yields for the years ended December 31, 2021, 2020, and 2019. Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2021			2020			2019
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost

	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$7,318,756	355,125	4.85%	$7,290,230	372,903	5.12%	$6,720,765	$408,166	6.07%
Foreign	123,524	4,090	3.31	125,234	4,676	3.73	131,356	5,445	4.15
Investment securities:
Taxable	3,624,903	34,331	0.95	3,213,039	46,095	1.43	3,244,021	72,485	2.23
Tax-exempt	43,906	1,483	3.38	67,487	2,434	3.61	126,792	4,885	3.85
Other	2,449,193	3,074	0.13	767,837	900	0.12	109,965	1,420	1.29
Total interest-earning assets	13,560,282	398,103	2.94%	11,463,827	427,008	3.72%	10,332,899	492,401	4.77%
Non-interest earning assets:
Cash and cash equivalents	204,747			174,557			168,224
Bank premises and equipment, net	442,281			465,267			478,159
Other assets	1,021,644			1,118,561			1,120,706
Less allowance for probable loan losses	(111,791)			(89,558)			(63,328)
Total	$15,117,163			$13,132,654			$12,036,660
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$4,297,561	4,110	0.10%	$3,537,014	6,358	0.18%	$3,288,376	$16,379	0.50%
Time deposits:
Domestic	1,077,371	7,636	0.71	1,003,221	10,608	1.06	918,545	10,036	1.09
Foreign	1,083,866	4,019	0.37	1,068,907	8,622	0.81	1,068,653	10,934	1.02
Securities sold under repurchase agreements	411,661	621	0.15	335,392	926	0.28	267,439	2,432	0.91
Other borrowings	436,226	7,654	1.75	547,283	8,773	1.60	627,024	12,413	1.98
Junior subordinated interest deferrable debentures	134,642	2,791	2.07	134,642	3,832	2.85	145,234	6,435	4.43
Total interest bearing liabilities	7,441,327	26,831	0.36%	6,626,459	39,119	0.59%	6,315,271	58,629	0.93%
Non-interest bearing liabilities:
Demand Deposits	5,202,107			4,211,988			3,517,455
Other liabilities	223,599			166,213			147,604
Shareholders’ equity	2,250,130			2,127,994			2,056,330
Total	$15,117,163			$13,132,654			$12,036,660
Net interest income		$371,272			$387,889			$433,772
Net yield on interest earning assets			2.74%			3.38%			4.15%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
DALIA F. MARTINEZ
Vice President	JAVIER DE ANDA
Senior Vice President
JUDITH I. WAWROSKI	B.P. Newman Investment Company
Chief Accounting Officer and Treasurer
DOUG HOWLAND
MIRTA SALCEDO	Investments
Auditor
RUDOLPH M. MILES
MARISA V. SANTOS	Investments
Secretary
LARRY NORTON
HILDA V. TORRES	Investments
Assistant Secretary
ROBERTO R. RESENDEZ
Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments

DIANA G. ZUNIGA
President and Owner
Investors Alliance, Inc.