Form 10-K, Exhibit 13
period 2022-12-31
INTERNATIONAL BANCSHARES CORP
filed 2023-02-23
CIK 315709

Exhibit 13

As used in this report, the words “Company,” “we,” “us,” and “our” refer to International Bancshares Corporation, a Texas corporation, its five wholly owned subsidiary banks (“Subsidiary Banks”), and other subsidiaries.  The information that follows may contain forward-looking statements, which are qualified as indicated under “Cautionary Notice Regarding Forward-Looking Statements” in Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of this report. Our website address is www.ibc.com.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(Consolidated)

The following consolidated selected financial data is derived from our audited financial statements as of and for the five years ended December 31, 2022. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2022	2021	2020	2019	2018

	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$15,501,476	$16,046,236	$14,029,467	$12,112,894	$11,871,952
Investment securities available-for-sale	4,417,796	4,213,920	3,080,768	3,378,923	3,411,350
Net loans	7,304,631	7,098,777	7,432,695	6,834,668	6,499,905
Deposits	12,660,007	12,617,877	10,721,860	8,826,034	8,696,545
Other borrowed funds	10,944	436,138	436,327	626,511	705,665
Junior subordinated deferrable interest debentures	134,642	134,642	134,642	134,642	160,416
Shareholders’ equity	2,044,759	2,308,481	2,177,998	2,118,053	1,939,582
INCOME STATEMENT
Interest income	$525,781	$398,103	$427,008	$492,401	$465,822
Interest expense	38,156	26,831	39,119	58,629	52,668
Net interest income	487,625	371,272	387,889	433,772	413,154
Provision for probable loan losses	21,651	7,955	45,379	18,843	6,112
Non-interest income	187,134	222,326	150,579	154,826	165,042
Non-interest expense	270,469	263,316	281,331	309,801	299,501
Income before income taxes	382,639	322,327	211,758	259,954	272,583
Income taxes	82,407	68,405	44,439	54,850	56,652
Net income	300,232	253,922	167,319	205,104	215,931
Net income available to common shareholders	$300,232	$253,922	$167,319	$205,104	$215,931
Per common share:
Basic	$4.79	$4.01	$2.63	$3.13	$3.27
Diluted	$4.78	$4.00	$2.62	$3.12	$3.24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis represents an explanation of significant changes in our financial position and results of our operations on a consolidated basis for the three-year period ended December 31, 2022. The following discussion should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

Risk factors that could cause actual results to differ materially from any results that we project, forecast, estimate or budget in forward-looking statements include, among others, the following possibilities:

●	Local, regional, national and international economic business conditions and the impact they may have on us, our customers, and such customers’ ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral.
●	Volatility and disruption in national and international financial markets.
●	Government intervention in the U.S. financial system.
●	The unavailability of funding from the FHLB, the Fed or other sources in the future could adversely impact our growth strategy, prospects and performance.
●	Changes in consumer spending, borrowing and saving habits.
●	Changes in interest rates and market prices, including, changes in federal regulations on the payment of interest on demand deposits.
●	Changes in the capital markets we utilize, including changes in the interest rate environment that may reduce margins.
●	Changes in state and/or federal laws and regulations, including, the impact of the Consumer Financial Protection Bureau (“CFPB”) as a regulator of financial institutions, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance, employment, environmental and immigration laws and regulations and the risk of litigation that may follow.
●	Changes in U.S.—Mexico trade, including, reductions in border crossings and commerce, integration and implementation of the United States-Mexico-Canada Agreement and the possible imposition of tariffs on imported goods.
●	The reduction of deposits from nonresident alien individuals due to the IRS rules requiring U.S. financial institutions to report deposit interest payments made to such individuals.
●	The loss of senior management or operating personnel.
●	The timing, impact and other uncertainties of the potential future acquisitions, as well as our ability to maintain our current branch network and enter new markets to capitalize on growth opportunities.
●	Changes in estimates of future reserve requirements based upon periodic review thereof under relevant regulatory and accounting requirements.

●	Additions to our allowance for credit loss as a result of changes in local, national or international conditions which adversely affect our customers.
●	Greater than expected costs or difficulties related to the development and integration of new products and lines of business.
●	Increased labor costs and effects related to health care reform and other laws, regulations and legal developments impacting labor costs.
●	Impairment of carrying value of goodwill could negatively impact our earnings and capital.
●	Changes in the soundness of other financial institutions with which we interact.
●	Political instability in the United States or Mexico.
●	Technological changes or system failures or breaches of our network security, as well as other cyber security risks, could subject us to increased operating costs, litigation and other liabilities.
●	Acts of war or terrorism.
●	Natural disasters or other adverse external events such as pandemics or epidemics.
●	Reduced earnings resulting from the write down of the carrying value of securities held in our securities available-for-sale portfolios.
●	The effect of changes in accounting policies and practices by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standards setters.
●	The costs and effects of regulatory developments or regulatory or other governmental inquiries and the results of regulatory examinations or reviews and obtaining regulatory approvals.
●	The effect of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, as well as the effect of any other regulatory or legal developments that limit overdraft services.
●	The reduction of income and possible increase in required capital levels related to the adoption of legislation, including and the implementing rules and regulations, including those that establish debit card interchange fee standards and prohibit network exclusivity arrangements and routing restrictions.
●	The increase in required capital levels related to the implementation of capital and liquidity rules of the federal banking agencies that address or are impacted by the Basel III capital and liquidity standards.
●	The enhanced due diligence burden imposed on banks related to the banks’ inability to rely on credit ratings under Dodd-Frank.
●	Our failure or circumvention of our internal controls and risk management, policies and procedures.

Forward-looking statements speak only as of the date on which such statements are made. It is not possible to foresee or identify all such factors. We make no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Overview

We are headquartered in Laredo, Texas, with 167 facilities and 257 ATMs, providing banking services for commercial, consumer and international customers of north, south, central and southeast Texas and the State of Oklahoma. We are one of the largest independent commercial bank holding companies headquartered in Texas. We, through our Subsidiary Banks, are in the business of gathering funds from various sources and investing those funds in order to earn a return. We, either directly or through a Subsidiary Bank, own one insurance agency, a liquidating subsidiary, a fifty percent interest in an investment banking unit that owns a broker/dealer, a controlling interest in four merchant banking entities, and a majority ownership in a real-estate development partnership. Our primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, we generate income from fees on products offered to commercial, consumer and international customers. The sales team of each of our Subsidiary Banks aims to match the right mix of products and services to each customer to best serve the customer’s needs. That process entails spending time with customers to assess those needs and servicing the sales arising from those discussions on a long-term basis. Our Subsidiary Banks have various compensation plans, including incentive-based compensation, for fairly compensating employees. Our Subsidiary Banks also have a robust process in place to review sales that support the incentive-based compensation plan to monitor the quality of the sales and identify any significant irregularities, a process that has been in place for many years.

One of our primary goals is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is one of our critical objectives. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). Our ROE for the year ended December 31, 2022 was 12.52% as compared to 11.28% for the year ended December 31, 2021.

We are highly active in facilitating trade along the United States border with Mexico. We do a large amount of business with customers domiciled in Mexico and deposits from persons and entities domiciled in Mexico comprise a large and stable portion of the deposit base of our Subsidiary Banks. We also serve the growing Hispanic population through our facilities located throughout north, south, central and southeast Texas and the State of Oklahoma.

Expense control is an essential element of our long-term profitability. It has been a constant focus of ours for many years and is especially critical during periods of economic uncertainty. As a result, we have achieved a decrease of approximately 12.7% or $39.3 million, before tax, in non-interest expense over the three-year period ended December 31, 2022, primarily driven by decreases in our employee compensation and benefit plan expenses, professional fees and other general operating expenses with the ultimate goal of ensuring that we align our workforce and operating expenses with our revenue streams.

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

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2022	December 31, 2021	Percent Increase (Decrease)

	(Dollars in Thousands)
Assets	$15,501,476	$16,046,236	(3.4)%
Net loans	7,304,631	7,098,777	2.9
Deposits	12,660,007	12,617,877	0.3
Securities sold under repurchase agreements	431,191	439,672	(1.9)
Other borrowed funds	10,944	436,138	(97.5)
Junior subordinated deferrable interest debentures	134,642	134,642	—
Shareholders’ equity	2,044,759	2,308,481	(11.4)

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2022	2021	2022 vs. 2021	2020	2021 vs. 2020

	(Dollars in Thousands, Except Per Share Data)
Interest income	$525,781	$398,103	32.1%	$427,008	(6.8)%
Interest expense	38,156	26,831	42.2	39,119	(31.4)
Net interest income	487,625	371,272	31.3	387,889	(4.3)
Provision for probable loan losses	21,651	7,955	172.2	45,379	(82.5)
Non-interest income	187,134	222,326	(15.8)	150,579	47.6
Non-interest expense	270,469	263,316	2.7	281,331	(6.4)
Net income	300,232	253,922	18.2	167,319	51.8
Per common share:
Basic	$4.79	$4.01	19.5%	$2.63	52.5%
Diluted	4.78	4.00	19.5	2.62	52.7

Net Income

Net income for the year ended December 31, 2022 increased by 18.2% compared to the same period of 2021. Net income was positively impacted by an increase in net interest income and is primarily attributable to an increase in the size of our investment portfolio, the interest earned on funds held at the Federal Reserve Bank, and an increase in loan interest income, of which the latter two have increased in line with Federal Reserve Board actions to raise interest rates in 2022. The increase in those revenue streams coupled with the cost control initiatives to streamline operations and increase efficiency in recent years have been the primary drivers in achieving these results. Non-interest income for the year ended December 31, 2022 was also positively impacted by gains on the sale of some properties from our branch network as we continue to monitor and evaluate our retail branch footprint and align the footprint with customer activity. Net income for the year ended December 31, 2021 increased by 51.8% compared to the same period of 2020. Net income for 2021 was positively impacted by the sale of an equity interest in a merchant banking investment held by one of our non-bank subsidiaries totaling $42.8 million, net of tax, in the second quarter of 2021. Net income for 2021 was also positively impacted by a decrease in the provision for credit losses compared to the same period of 2020. We adopted the provisions of Accounting Standards Update No. 2016-13, “Financial Instruments – Credit Losses: (“ASU 2016-13”) on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model, which recognizes credit losses over the life of a financial asset. Expected credit losses capture historical information, current conditions, and reasonable and supportable forecasts of future conditions. The impact of the adoption resulted in a one-time charge to capital of $8.3 million, net of tax. The credit loss expense charged to operations increased throughout 2020 as a result of increases in the allowance for credit losses (“ACL”) due to deteriorating economic conditions as a result of COVID-19 and the impact of those conditions on certain segments of our loan portfolio. Economic conditions during 2021 stabilized or improved in certain segments.

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

	For the years ended December 31,
	2022	2021	2020
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	5.69%	4.85%	5.12%
Foreign	3.49	3.31	3.73
Investment securities:
Taxable	1.66	0.95	1.43
Tax-exempt	3.60	3.38	3.61
Other	1.63	0.13	0.12
Total interest-earning assets	3.62%	2.94%	3.72%
Liabilities
Interest bearing liabilities:
Savings and interest-bearing demand deposits	0.27%	0.10%	0.18%
Time deposits:
Domestic	0.64	0.71	1.06
Foreign	0.40	0.37	0.81
Securities sold under repurchase agreements	0.52	0.15	0.28
Other borrowings	1.75	1.75	1.60
Junior subordinated deferrable interest debentures	3.74	2.07	2.85
Total interest-bearing liabilities	0.49%	0.36%	0.59%

The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets increased 23.1% from 2.94% in 2021 to 3.62% in 2022, and the rates paid on average interest-bearing liabilities increased 36.1% from 0.36% in 2021 to 0.49% in 2022. The yield on average interest-earning assets decreased 21.0% from 3.72% in 2020 to 2.94% in 2021, and the rates paid on average interest-bearing liabilities decreased 39.0% from .59% in 2020 to .36% in 2021.

The following table analyzes the changes in net interest income during 2022, 2021 and 2020 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2022 compared to 2021			2021 compared to 2020
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total

	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$(16,540)	58,771	$42,231	$1,459	$(19,237)	$(17,778)
Foreign	488	243	731	(64)	(522)	(586)
Investment securities:
Taxable	8,385	32,272	40,657	5,909	(17,673)	(11,764)
Tax-exempt	903	155	1,058	(850)	(101)	(951)
Other	479	42,522	43,001	1,971	203	2,174
Total interest income	$(6,285)	$133,963	$127,678	$8,425	$(37,330)	$(28,905)
Interest incurred on:
Savings and interest-bearing demand deposits	$353	8,223	$8,576	$1,367	$(3,615)	$(2,248)
Time deposits:
Domestic	(404)	(677)	(1,081)	784	(3,756)	(2,972)
Foreign	205	378	583	121	(4,724)	(4,603)
Securities sold under repurchase agreements	98	1,776	1,874	210	(515)	(305)
Other borrowings	(865)	(8)	(873)	(1,780)	661	(1,119)
Junior subordinated deferrable interest debentures	—	2,246	2,246	—	(1,041)	(1,041)
Total interest expense	$(613)	$11,938	$11,325	$702	$(12,990)	$(12,288)
Net interest income	$(5,672)	$122,025	$116,353	$7,723	$(24,340)	$(16,617)

(1)  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

The increase in net interest income for the year ended December 31, 2022 can be primarily attributable to an increase in the size of our investment portfolio, the interest earned on funds held at the Federal Reserve Bank, and an increase in loan interest income, of which the latter two have increased in line with Federal Reserve Board actions to raise interest rates in 2022. The overall size of our loan portfolio has decreased due to slow loan demand, thus reducing the benefit of the rate changes to only the floating rate loans in our portfolio. As part of our strategy to manage interest rate risk, we strive to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Our management can quickly change our interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques we employ to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by our Investment Committee at least twice a year. The Investment Committee is comprised of certain members of the board of directors and senior managers of the various Subsidiary Banks. Management currently believes that we are properly positioned for interest rate changes; however, if management determines at any time that we are not properly positioned, we will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

Allowance for Credit Losses

The ACL increased 14.1% to $125,972,000 at December 31, 2022 from $110,374,000 at December 31, 2021. The provision for credit losses charged to expense increased $13,696,000 to $21,651,000 for the year ended December 31, 2022 from $7,955,000 for the same period in 2021.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year and the following ratios:  nonaccrual loans to total loans, nonaccrual loans to the ACL, charge-offs to average loans, by loan type, and total charge-off to average total loans:

	2022	2021	2020

	(Dollars in Thousands)
Allowance for credit losses to total loans outstanding	1.70%	1.53%	1.47%
Allowance for credit losses	$125,972	$110,374	$109,059
Loans, net of unearned discounts	$7,430,603	$7,209,151	$7,415,464
Nonaccrual loans to total loans outstanding	0.70%	0.03%	0.27%
Nonaccrual loans	$51,648	$1,921	$19,822
Loans, net of unearned discounts	$7,430,603	$7,209,151	$7,415,464
Allowance for credit losses to nonaccrual loans	243.90%	5,745.65%	550.19%
Allowance for credit losses	$125,972	$110,374	$109,059
Nonaccrual loans	$51,648	$1,921	$19,822
Net charge-offs during the period to average loans outstanding:
Commercial	0.61%	0.48%	0.53%
Net charge-offs during the period	$9,050	$8,083	$8,936
Average amount outstanding	$1,472,338	$1,669,233	$1,680,502
Commercial real estate: other construction and land development	—%	—%	—%
Net charge-offs during the period	$2	$2	$19
Average amount outstanding	$1,802,210	$1,700,220	$2,186,779
Commercial real estate: farmland and commercial	—%	0.01%	—%
Net charge-offs during the period	$16	$364	$55
Average amount outstanding	$2,541,380	$2,573,151	$2,010,666
Commercial real estate: multifamily	—%	—%	—%
Net charge-offs during the period	$—	$—	$—
Average amount outstanding	$252,685	$401,551	$277,416
Residential: first lien	0.04%	0.09%	0.04%
Net charge-offs during the period	$160	$373	$160
Average amount outstanding	$448,816	$433,262	$433,586
Residential: junior lien	0.01%	—%	0.02%
Net charge-offs during the period	$28	$25	$124
Average amount outstanding	$420,062	$501,451	$658,723
Consumer	0.55%	0.44%	0.66%
Net charge-offs during the period	$223	$176	$280
Average amount outstanding	$40,399	$39,890	$42,558
Foreign	—%	—%	—%
Net charge-offs during the period	$—	$1	$—
Average amount outstanding	$138,262	$123,524	$125,234
Total loans	0.13%	0.12%	0.13%
Net charge-offs during the period	$9,479	$9,024	$9,574
Average amount outstanding	$7,116,152	$7,442,282	$7,415,464

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

The ACL has been allocated based on the amount management has deemed to be reasonably necessary to provide for the credit losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2022		2021		2020
		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total

	(Dollars in Thousands)
Commercial	$26,728	20.2%	$23,178	20.8%	$21,908	23.7%
Commercial real estate: other construction and land development	44,684	26.7	35,390	23.1	37,612	24.5
Commercial real estate: farmland & commercial	36,474	34.6	35,654	37.6	30,000	30.4
Commercial real estate: multifamily	3,794	4.1	3,291	4.0	5,051	5.8
Residential : first lien	4,759	5.7	4,073	5.6	3,874	5.4
Residential: junior lien	8,284	5.9	7,754	6.4	9,570	7.9
Consumer	281	0.6	272	0.6	291	0.5
Foreign	968	2.2	762	1.9	753	1.8
	$125,972	100.0%	$110,374	100.0%	$109,059	100.0%

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

The ACL is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate of credit losses within the existing portfolio of loans based on our internal ACL calculation. While our management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting credit losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL can be made only on a subjective basis. Our management believes that the ACL at December 31, 2022 was adequate to absorb expected losses from loans and other financial instruments in the portfolio at that date. See Critical Accounting Policies on page 19.

Non-Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2022	2021	2022 vs. 2021	2020	2021 vs. 2020

	(Dollars in Thousands)
Service charges on deposit accounts	$72,781	$66,205	9.9%	$61,983	6.8%
Other service charges, commissions and fees
Banking	55,253	54,280	1.8	48,986	10.8
Non-banking	8,568	8,007	7.0	7,822	2.4
Investment securities transactions, net	—	(16)	(100.0)	(5)	220.0
Other investments, net	17,538	68,807	(74.5)	4,920	1,298.5
Other income	32,994	25,043	31.7	26,873	(6.8)
Total non-interest income	$187,134	$222,326	(15.8)%	$150,579	47.6%

Total non-interest income for the year ended December 31, 2022 decreased by 15.8% compared to 2021. Non-interest income was positively impacted due to an increase in service charges on deposit accounts as customer activity continues to increase from previously depressed levels resulting from the COVID-19 pandemic. Other income was positively impacted by gains on the sale of some properties from our branch network as we continue to monitor and evaluate our retail branch footprint and align the footprint with customer activity. The decrease in other investment income for the year ended December 31, 2022 compared to the same period of 2021 is primarily attributable to the sale of an equity interest in a merchant banking investment held by one of our non-bank subsidiaries in the second quarter of 2021. Total non-interest income for the year ended December 31, 2021 increased by 47.6% compared to the same period of 2020. Income from service charges on deposits increased for the year ended December 31, 2021 compared to the same period of 2020 due to an increase in customer activity as a result of the current economic environment and a decrease in the impact of the COVID-19 pandemic on day-to day activities. Non-interest income from other investments for the year ended December 31, 2021 was positively impacted by the sale of an equity interest in a merchant banking investment held by one of our non-bank subsidiaries.

Non-Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2022	2021	2022 vs. 2021	2020	2021 vs. 2020

	(Dollars in Thousands)
Employee compensation and benefits	$127,722	$123,480	3.4%	$130,039	(5.0)%
Occupancy	25,654	26,176	(2.0)	24,909	5.1
Depreciation of bank premises and equipment	21,821	25,028	(12.8)	28,318	(11.6)
Professional fees	11,292	7,890	43.1	12,546	(37.1)
Deposit insurance assessments	6,987	4,389	59.2	1,870	134.7
Net expense, other real estate owned	122	5,073	(97.6)	9,808	(48.3)
Advertising	4,588	4,037	13.6	4,284	(5.8)
Software and software maintenance	15,271	17,794	(14.2)	19,238	(7.5)
Other	57,012	49,449	53.4	50,319	(1.7)
Total non-interest expense	$270,469	$263,316	2.7%	$281,331	(6.4)%

Non-interest expense for the year ended December 31, 2022 increased by 2.7% compared to the same period of 2021. The increase is primarily attributable to an increase in our employee compensation and benefits costs as we continue to review and adjust our compensation and benefits programs to recognize performance and retain our workforce. We continue to monitor and manage our controllable non-interest expenses through a variety of measures with the ultimate goal of ensuring we align non-interest expenses with our operations and revenue streams. The expense reductions occurred because management acted quickly and precisely at the onset of the pandemic to mitigate the impact of reduced interest rates and business activities and have remained in place over the last two years. Although certain controllable expenses have increased, the overall strategy of controlling expenses remains in place. Non-interest expense for the year ended December 31, 2021 decreased by 6.4% compared to the same period of 2020. The decrease is primarily due to our continued employee compensation and benefits expense reductions and is primarily being driven by efforts to right-size and closely manage our workforce commensurate with decreased activities in our branches while ensuring that we are able to continue to serve our customers.

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

Financial Condition

Investment Securities

The following tables set forth the average yield, by contractual maturities of debt investment securities, at December 31, 2022, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one	After one but	After five but
	year	within five years	within ten years	After ten years
	Adjusted	Adjusted	Adjusted	Adjusted
	Yield	Yield	Yield	Yield

	(Dollars in Thousands)
U.S. Treasury Securities	1.31%	—%	—%	—%
Residential mortgage-backed securities	2.06	2.79	2.34	2.23
Obligations of states and political subdivisions	—	—	—	4.13
Total	1.35%	2.79%	2.34%	2.29%

	Held to Maturity Maturing
	Within one	After one but	After five but
	year	within five years	within ten years	After ten years
	Adjusted	Adjusted	Adjusted	Adjusted
	Yield	Yield	Yield	Yield

	(Dollars in Thousands)
Other securities	1.65%	0.62%	—%	—%
Total	1.65%	0.62%	—%	—%

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

Loans

The following table shows the amounts of loans  outstanding as of December 31, 2022, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but	After five but
	Within one	within five	within fifteen	After fifteen
	year	years	years	years	Total

	(Dollars in Thousands)
Commercial	$613,000	$637,945	$247,416	$393	$1,498,754
Commercial real estate: other construction & land development	678,842	1,210,240	100,307	280	1,989,669
Commercial real estate: farmland & commercial	634,481	1,721,371	212,154	112	2,568,118
Commercial real estate: multifamily	147,633	153,329	4,564	975	306,501
Residential: first lien	26,500	110,053	60,799	228,372	425,724
Residential: junior lien	6,200	27,589	321,410	85,071	440,270
Consumer	28,385	12,937	233	37	41,592
Foreign	85,816	48,343	7,839	17,977	159,975
Total	$2,220,857	$3,921,807	$954,722	$333,217	$7,430,603

	Interest sensitivity
	Fixed Rate	Variable Rate

	(Dollars in Thousands)
Amount due after one year:
Commercial	$194,052	$691,702
Commercial real estate: other construction & land development	29,476	1,281,351
Commercial real estate: farmland & commercial	41,754	1,891,883
Commercial real estate: multifamily	2,032	156,836
Residential: first lien	232,545	166,679
Residential: junior lien	411,293	22,777
Consumer	13,207	—
Foreign	21,424	52,735
Total	$945,783	$4,263,963

International Operations

On December 31, 2022, we had $159,975,000 (1.0% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of our Subsidiary Banks generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United

States or have credit enhancements in the form of guarantees from significant United States corporations. The composition of such loans as of December 31, 2022 and 2021 is presented below.

	For the year ended December 31,
	2022	2021

	Amount of	Amount of
	Loans	Loans

	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$90,887	$85,532
Secured by United States real estate	36,048	29,436
Secured by other United States collateral (securities, gold, silver, etc.)	6,125	5,676
Unsecured	21,108	10,224
Other (principally Mexico real estate)	5,807	3,929
	$159,975	$134,797

Deposits

The following table illustrates the average amounts of deposits for the twelve months ended December 31, 2022 and December 31, 2021. Included in the table is our estimate of the amount of total uninsured deposits as of December 31, 2022 and December 31, 2021.

	2022	2021
	Average Balance	Average Balance

	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$4,831,516	$4,370,929
Foreign	1,141,946	984,175
Total demand non-interest bearing	5,973,462	5,355,104
Savings and interest-bearing demand
Domestic	3,510,099	3,315,831
Foreign	1,156,949	981,730
Total savings and interest-bearing demand	4,667,048	4,297,561
Time certificates of deposit
Domestic	1,020,388	1,077,371
Foreign	1,139,209	1,083,866
Total time, certificates of deposit	2,159,597	2,161,237
Total deposits	$12,800,107	$11,813,902

Uninsured Deposits:	$4,718,606	$4,904,469

Scheduled maturities of time deposits in amounts of $250,000 or more at December 31, 2022 and an estimate of uninsured time deposits, were as follows:

Due within 3 months or less	$432,478
Due after 3 months and within 6 months	208,930
Due after 6 months and within 12 months	262,882
Due after 12 months	62,666
$966,956

Portion of time deposits that are uninsured	$585,456

We offer a variety of deposit accounts having a wide range of interest rates and terms. We rely primarily on our high-quality customer service, sales programs, customer referrals and advertising to attract and retain these deposits. Deposits provide the primary source of funding for our lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2022 were $12,660,007,000, an increase of .3% from $12,617,877,000 at December 31, 2021.

Other Borrowed Funds

Other borrowed funds include FHLB borrowings which are long-term borrowings issued by the FHLB of Dallas and the FHLB of Topeka at the market price offered at the time of funding. These borrowings are secured by residential mortgage-backed investment securities and a portion of our loan portfolio. At December 31, 2022, other borrowed funds totaled $10,944,000, a decrease of 97.5% from $436,138,000 at December 31, 2021. Other borrowed funds included non-

amortizing callable advances with the FHLB of Dallas. The non-amortizing callable advances were called in the fourth quarter of 2022.

Return on Equity and Assets

Certain key ratios for the years ended December 31, 2022, 2021 and 2020 follow (1):

	Years ended
	December 31,
	2022	2021	2020
Percentage of net income to:
Average shareholders’ equity	12.52%	11.28%	7.86%
Average total assets	1.83	1.68	1.27
Percentage of average shareholders’ equity to average total assets	14.63	14.88	16.20
Percentage of cash dividends per share to net income per share	24.84	28.70	41.60

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides our Subsidiary Banks with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. Our Subsidiary Banks derive their liquidity largely from deposits of individuals and business entities. Other important funding sources for our Subsidiary Banks during 2022 and 2021 were borrowings from the FHLB, securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Our Subsidiary Banks have had a long-standing relationship with the FHLB and keep open, unused, lines of credit in order to fund liquidity needs. In the event that the FHLB indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available-for-sale securities. We maintain a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, we will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

The net interest rate sensitivity at December 31, 2022, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, we are asset sensitive through all of the time periods illustrated. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2022	or Less	1 Year	Years	Years	Total

	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$221,770	$717,461	$3,328,172	$159,151	$4,426,554
Loans, net of non-accruals	6,166,241	254,582	143,978	814,154	7,378,955

Total earning assets	$6,388,011	$972,043	$3,472,150	$973,305	$11,805,509

Cumulative earning assets	$6,388,011	$7,360,054	$10,832,204	$11,805,509

Rate sensitive liabilities

Time deposits	$947,200	$974,983	$145,994	$7	$2,068,184
Other interest-bearing deposits	4,745,768	—	—	—	4,745,768
Securities sold under repurchase agreements	419,703	11,488	—	—	431,191
Other borrowed funds	—	—	—	10,944	10,944
Junior subordinated deferrable interest debentures	134,642	—	—	—	134,642

Total interest-bearing liabilities	$6,247,313	$986,471	$145,994	$10,951	$7,390,729

Cumulative sensitive liabilities	$6,247,313	$7,233,784	$7,379,778	$7,390,729

Repricing gap	$140,698	$(14,428)	$3,326,156	$962,354	$4,414,780
Cumulative repricing gap	140,698	126,270	3,452,426	4,414,780
Ratio of interest-sensitive assets to liabilities	1.02	0.99	23.78	88.88	1.60
Ratio of cumulative, interest-sensitive assets to liabilities	1.02	1.02	1.47	1.60

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

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2022, in decreasing rate scenarios of -100, -200 and -300 basis points and in rising rate scenarios of +100, +200 and +300 basis points, the guidelines established by management require that the net interest income not vary by more than minus 20%, 25%, 30%, and 35%, respectively, for the first 12-month period projected. At December 31, 2022, the most recent income simulations show that a rate shift of -100, -200, -300, +100, +200, and +300 basis points in interest rates up will vary projected net interest income for the coming 12-month period by -5.11%, -19.15%, -31.19%, +11.6%, +23.35%, and +35.3%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

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

Our principal sources of liquidity and funding dividends from subsidiaries and borrowed funds, with such funds being used to finance our cash flow requirements. We closely monitor the dividend restrictions and availability from our Subsidiary Banks as disclosed in Note 20 to the Consolidated Financial Statements. At December 31, 2022, the aggregate amount legally available to be distributed to us from our Subsidiary Banks as dividends was approximately $961,000,000, assuming that each Subsidiary Bank continues to be classified as “well-capitalized” under the applicable regulations in effect at December 31, 2022. The restricted capital (capital and surplus) of our Subsidiary Banks was approximately $1,299,530,000 as of December 31, 2022. The undivided profits of our Subsidiary Banks were approximately $1,469,147,000 as of December 31, 2022.

At December 31, 2022, we had outstanding $10,944,000 in other borrowed funds and $134,642,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, we have a number of other available alternatives to finance the growth of our Subsidiary Banks as well as future growth and expansion.

Capital

We maintain an adequate level of capital as a margin of safety for our depositors and shareholders. At December 31, 2022, shareholders’ equity was $2,044,759,000 compared to $2,308,481,000 at December 31, 2021, a decrease of $263,722,000, or 11.4%. Shareholders’ equity decreased primarily due to an increase in accumulated other comprehensive loss as a result of market interest conditions and the impact of those conditions on the value of our investment portfolio. The accumulated other comprehensive loss is not included in the calculation of regulatory capital ratios.

During 1990, the FRB adopted a minimum leverage ratio of 3% for the most highly rated bank holding companies and at least 4% to 5% for all other bank holding companies. Our leverage ratio (defined as shareholders’ equity plus eligible trust preferred securities issued and outstanding less goodwill and certain other intangibles divided by average quarterly assets) was 14.59% at December 31, 2022 and 13.94% at December 31, 2021. The core deposit intangibles and goodwill of $282,532,000 as of December 31, 2022, are deducted from the sum of core capital elements when determining our capital ratios.

The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have Tier 1 capital of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses. In order to be deemed well-capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 8% and a Tier 1 leverage ratio of 5%. We had risk-weighted Tier 1 capital ratios of 21.04% and 21.59% and risk weighted total capital ratios of 22.22% and 22.73% as of December 31, 2022 and 2021, respectively, which are well above the minimum regulatory requirements and exceed the well-capitalized ratios (see Note 19 to Notes to Consolidated Financial Statements).

In July 2013, the Federal Deposit Insurance Corporation (“FDIC”) and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank related capital provisions. Consistent with the Basel international framework, the rules include a minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets. The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase in period for mandatory compliance and we were required to begin to phase in the rules beginning on January 1, 2015. We believe that as of December 31, 2022, we meet all fully phased-in capital adequacy requirements.

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

Junior Subordinated Deferrable Interest Debentures

We have formed five statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) that we issued. As of December 31, 2022 and December 31, 2021, the principal amount of debentures outstanding totaled $134,642,000.

The Debentures are subordinated and junior in right of payment to all of our present and future senior indebtedness (as defined in the respective indentures) and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. We have fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. We have the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts VIII, IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2022 and December 31, 2021, the total $134,642,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2022:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing		Interest Rate		Optional
	Debentures	Frequency	Interest Rate	Index	Maturity Date	Redemption Date(1)
	(in thousands)
Trust VIII	25,774	Quarterly	7.13%	LIBOR + 3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	5.36%	LIBOR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	6.09%	LIBOR + 1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	5.36%	LIBOR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	6.21%	LIBOR + 1.45	September 2037	September 2012
	$134,642
(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

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

Commercial real estate loans. This category includes loans secured by farmland, multifamily properties, owner occupied commercial properties, and non-owner-occupied commercial properties. Owner occupied commercial properties include warehouses often along the border for import/export operations, office space where the borrower is the primary tenant, restaurants and other single-tenant retail. Non-owner-occupied commercial properties include hotels, retail centers, office and professional buildings, and leased warehouses. These loans carry risk of repayment when market values deteriorate, the business experiences turnover in key management, the business has an inability to attract or keep occupancy levels stable, or when the market experiences an exit of a specific business type that is significant to the local economy, such as a manufacturing plant.

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

Common Stock and Dividends

We have issued and outstanding 62,144,589 shares of $1.00 par value common stock held by approximately 1,796 holders of record at February 17, 2023. The book value of the common stock at December 31, 2022 was $34.93 per share compared with $38.17 per share at December 31, 2020.

Our common stock is traded on the NASDAQ National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in our common stock during 2022 and 2021, as quoted on the NASDAQ National Market for each of the quarters in the two-year period ended December 31, 2021. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of our common stock was $46.26 per share at February 17, 2023.

		High	Low
2022:	First quarter	$45.99	$38.92
	Second quarter	44.02	38.00
	Third quarter	46.03	38.58
	Fourth quarter	53.71	42.58

		High	Low
2021:	First quarter	$53.06	$35.92
	Second quarter	50.40	42.86
	Third quarter	43.88	37.72
	Fourth quarter	46.67	39.26

We paid cash dividends of $.60 per share on February 28, and August 29, 2022, respectively, to record holders of our common stock on February 15, and August 16, 2022, respectively. We paid cash dividends of $.60 and $.55 per share on February 17, and September 3, 2021, respectively,  to record holders of our common stock on February 5, and August 20, 2021, respectively.

Our principal source of funds to pay cash dividends on our common stock is cash dividends from our Subsidiary Banks. For a discussion of the limitations, please see Note 19 of Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, the Board of Directors re-established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following 12 months. Annually since then, including on February 23, 2022, the Board of Directors extended and increased the repurchase program to purchase up to $150 million of common stock during the 12-month period commencing on March 15, 2022. Shares of common stock may be purchased from time to time on the open market or through privately negotiated transactions. Shares purchased in this program will be held in treasury for reissue for various corporate purposes, including employee compensation plans. During the fourth quarter of 2022, the Board of Directors adopted a Rule 10b-18 trading plan and a Rule 10b5-1 trading plan and intends to adopt additional Rule 10b-18 and Rule 10b5-1 trading plans, which will allow us to purchase shares of our common stock during certain open and blackout periods when we ordinarily would not be in the market due to trading restrictions in our insider trading policy. During the terms of both a Rule 10b-18 and a Rule 10b5-1 trading plan, purchases of common stock are automatic to the extent the conditions of the plan’s trading instructions are met. Shares purchased under these trading plans will be held in treasury for reissue for various corporate purposes, including employee stock compensation plans. As of February 17, 2023, a total of 13,584,730 shares had been repurchased under all programs at a cost of $409,820,000. We are not obligated to purchase shares under our stock repurchase program outside of the Rule 10b-18 and  Rule 10b5-1 trading plans.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2022.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1 – October 31, 2022	—	$—	—	$101,440,000
November 1 – November 30, 2022	1,239	51.84	1,239	101,376,000
December 1 – December 31, 2022	1,007	45.20	1,007	101,331,000
Total	2,246	$48.86	2,246
(1)	The repurchase program was increased and extended on February 23, 2022 and allows for the repurchase of up to an additional $150,000,000 of treasury stock through March 15, 2023.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2022, with respect to our equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	461,822	$29.67	—	`
Total	461,822	$29.67	—

Stock Performance

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2017	2018	2019	2020	2021	2022
International Bancshares Corporation	100	88.22	113.51	102.72	119.68	132.77
S&P 400 Index	100	88.92	112.21	127.54	159.12	138.34
S&P 400 Banks	100	78.60	97.95	89.52	126.83	121.59

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors

of International Bancshares Corporation and its Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and its Subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 23, 2023 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

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

Allowance for Credit Losses

As described in Note 4 of the consolidated financial statements, the Company established an allowance for credit losses totaling $125,972,000 as of December 31, 2022. The allowance for credit losses is derived from (1) a loss-rate methodology that measures lifetime losses on loan pools that have similar risk characteristics; and (2) estimated losses on individually evaluated loans that do not have similar risk characteristics. The segmentation of the loan portfolio into pools requires a balancing process between capturing similar risk characteristics and sufficient loss history to provide relevant results. Loan pools are further broken down using a risk-based segmentation based on internal classifications of credit quality. Within each loan pool, the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment. Certain qualitative factors are applied at the loan pool level to incorporate management’s two-year forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative factors include: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies, non-accruals and troubled debt restructurings (TDR’s), (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, (vi) economic conditions, and (vii) operational and other risk factors to capture potential losses arising from fraud, natural disasters, pandemics, and geopolitical events.

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

Austin, Texas

February 23, 2023

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2022 and 2021

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$2,087,724	$3,209,242
Investment securities:
Held to maturity debt securities (Market value of $3,400 on December 31, 2022 and $3,400 on December 31, 2021)	3,400	3,400
Available for sale debt securities (Amortized cost of $5,018,996 on December 31, 2022 and $4,254,960 on December 31, 2021)	4,417,796	4,213,920
Equity securities with readily determinable fair values	5,358	6,079
Total investment securities	4,426,554	4,223,399
Loans	7,430,603	7,209,151
Less allowance for credit losses	(125,972)	(110,374)
Net loans	7,304,631	7,098,777
Bank premises and equipment, net	431,612	447,082
Accrued interest receivable	45,787	30,593
Other investments	358,910	296,882
Cash surrender value of life insurance policies	300,589	297,218
Goodwill	282,532	282,532
Other assets	263,137	160,511
Total assets	$15,501,476	$16,046,236

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2022 and 2021

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2022	2021
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$5,846,055	$5,838,526
Savings and interest-bearing demand	4,745,768	4,590,548
Time	2,068,184	2,188,803
Total deposits	12,660,007	12,617,877
Securities sold under repurchase agreements	431,191	439,672
Other borrowed funds	10,944	436,138
Junior subordinated deferrable interest debentures	134,642	134,642
Other liabilities	219,933	109,426
Total liabilities	13,456,717	13,737,755
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 96,420,456 shares on December 31, 2022 and 96,350,977 shares on December 31, 2021	96,420	96,351
Surplus	154,061	152,144
Retained earnings	2,695,567	2,470,710
Accumulated other comprehensive loss	(470,497)	(31,980)
	2,475,551	2,687,225
Less cost of shares in treasury, 34,278,617 shares on December 31, 2022 and 32,979,273 on December 31, 2021	(430,792)	(378,744)
Total shareholders’ equity	2,044,759	2,308,481
Total liabilities and shareholders’ equity	$15,501,476	$16,046,236

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2022, 2021 and 2020

(Dollars in Thousands, Except Per Share Amounts)

	2022	2021	2020
Interest income:
Loans, including fees	$402,177	$359,215	$377,579
Investment securities:
Taxable	74,988	34,331	46,095
Tax-exempt	2,541	1,483	2,434
Other interest income	46,075	3,074	900
Total interest income	525,781	398,103	427,008

Interest expense:
Savings deposits	12,686	4,110	6,358
Time deposits	11,157	11,655	19,230
Securities sold under repurchase agreements	2,495	621	926
Other borrowings	6,781	7,654	8,773
Junior subordinated deferrable interest debentures	5,037	2,791	3,832

Total interest expense	38,156	26,831	39,119

Net interest income	487,625	371,272	387,889

Provision for credit losses	21,651	7,955	45,379

Net interest income after provision for credit losses	465,974	363,317	342,510

Non-interest income:
Service charges on deposit accounts	72,781	66,205	61,983
Other service charges, commissions and fees
Banking	55,253	54,280	48,986
Non-banking	8,568	8,007	7,822
Investment securities transactions, net	—	(16)	(5)
Other investments, net	17,538	68,807	4,920
Other income	32,994	25,043	26,873

Total non-interest income	$187,134	$222,326	$150,579

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2022, 2021 and 2020

(Dollars in Thousands, Except Per Share Amounts)

	2022	2021	2020
Non-interest expense:
Employee compensation and benefits	$127,722	$123,480	$130,039
Occupancy	25,654	26,176	24,909
Depreciation of bank premises and equipment	21,821	25,028	28,318
Professional fees	11,292	7,890	12,546
Deposit insurance assessments	6,987	4,389	1,870
Net operations, other real estate owned	122	5,073	9,808
Advertising	4,588	4,037	4,284
Software and software maintenance	15,271	17,794	19,238
Other	57,012	49,449	50,319

Total non-interest expense	270,469	263,316	281,331

Income before income taxes	382,639	322,327	211,758

Provision for income taxes	82,407	68,405	44,439

Net income	$300,232	$253,922	$167,319

Basic earnings per common share:

Weighted average number of shares outstanding	62,658,414	63,352,737	63,725,819
Net income per common share	$4.79	$4.01	$2.63

Fully diluted earnings per common share:

Weighted average number of shares outstanding	62,810,234	63,486,366	63,853,135
Net income per common share	$4.78	$4.00	$2.62

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2022, 2021, and 2020

(Dollars in Thousands)

	2022	2021	2020

Net income	$300,232	$253,922	$167,319
Other comprehensive loss, net of tax:

Net unrealized holding (losses) gains on securities available for sale arising during period (net of tax effects of $(116,568), $(14,040) and $4,911)	(438,517)	(52,818)	18,476
Reclassification adjustment for losses on securities available for sale included in net income (net of tax effects of $0, $3 and $1)	—	13	4
	(438,517)	(52,805)	18,480

Comprehensive (loss) income	$(138,285)	$201,117	$185,799

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2022, 2021 and 2020

(in Thousands, except per share amounts)

		Number				Other
	Preferred	of	Common		Retained	Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2019	$—	96,215	96,215	148,075	2,200,568	2,345	(329,150)	$2,118,053
Net Income	—	—	—	—	167,319	—	—	167,319
Dividends:
Cash ($1.10 per share)	—	—	—	—	(69,928)	—	—	(69,928)
Purchase of treasury (1,946,228 shares)	—	—	—	—	—	—	(48,878)	(48,878)
Exercise of stock options	—	26	26	516	—	—	—	542
Stock compensation expense recognized in earnings	—	—	—	743	—	—	—	743
Cumulative adjustment for adoption of new accounting standards	—	—	—	—	(8,333)	—	—	(8,333)
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	18,480	—	18,480
Balance at December 31, 2020	—	96,241	96,241	149,334	2,289,626	20,825	(378,028)	2,177,998
Net Income	—	—	—	—	253,922	—	—	253,922
Dividends:
Cash ($1.15 per share)	—	—	—	—	(72,838)	—	—	(72,838)
Purchase of treasury (17,984 shares)	—	—	—	—	—	—	(716)	(716)
Exercise of stock options	—	110	110	2,304	—	—	—	2,414
Stock compensation expense recognized in earnings	—	—	—	506	—	—	—	506
Other comprehensive (loss), net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(52,805)	—	(52,805)
Balance at December 31, 2021	—	96,351	$96,351	$152,144	$2,470,710	$(31,980)	$(378,744)	$2,308,481
Net Income	—	—	—	—	300,232	—	—	300,232
Dividends:
Cash ($1.20 per share)	—	—	—	—	(75,375)	—	—	(75,375)
Purchase of treasury (1,299,344 shares)	—	—	—	—	—	—	(52,048)	(52,048)
Exercise of stock options	—	69	69	1,468	—	—	—	1,537
Stock compensation expense recognized in earnings	—	—	—	449	—	—	—	449
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(438,517)	—	(438,517)
Balance at December 31, 2022	—	96,420	$96,420	$154,061	$2,695,567	$(470,497)	$(430,792)	$2,044,759

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2022, 2021 and 2020

(Dollars in Thousands)

	2022	2021	2020
Operating activities:

Net income	$300,232	$253,922	$167,319

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	21,651	7,955	45,379
Specific reserve, other real estate owned	1,627	2,655	1,539
Depreciation of bank premises and equipment	21,821	25,028	28,318
(Gain) loss on sale of bank premises and equipment	(3,110)	601	(40)
Gain on sale of other real estate owned	(2,096)	(170)	(892)
Accretion of investment securities discounts	(1,785)	(702)	(500)
Amortization of investment securities premiums	13,907	36,380	39,039
Investment securities transactions, net	—	16	5
Unrealized loss (gain) on equity securities with readily determinable fair values	721	123	(107)
Proceeds from settlements of claims	—	2,870	—
Stock based compensation expense	449	506	743
(Earnings) losses from affiliates and other investments	(15,894)	(68,034)	74
Deferred income taxes	10,619	3,542	(3,122)
(Increase) decrease in accrued interest receivable	(15,194)	7,288	(1,261)
Decrease in other assets	12,975	25,220	42,571
Increase (decrease) in other liabilities	42,018	(5,519)	(13,932)

Net cash provided by operating activities	387,941	291,681	305,133

Investing activities:

Proceeds from maturities of securities	2,200	1,200	1,075
Proceeds from sales and calls of available for sale securities	800	5,890	42,350
Purchases of available for sale securities	(1,455,249)	(2,856,135)	(1,819,814)
Principal collected on mortgage-backed securities	756,092	1,612,679	2,058,626
Net (increase) decrease in loans	(228,340)	309,575	(647,213)
Purchases of other investments	(79,669)	(61,783)	(44,447)
Distributions from other investments	8,886	63,356	64,860
Purchases of bank premises and equipment	(19,213)	(10,390)	(6,725)
Proceeds from sales of bank premises and equipment	13,496	11,446	904
Proceeds from sales of other real estate owned	8,969	8,273	6,679

Net cash used in investing activities	(992,028)	(915,889)	(343,705)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2022, 2021 and 2020

(Dollars in Thousands)

	2022	2021	2020
Financing activities:

Net increase in non-interest-bearing demand deposits	$7,529	$1,122,712	$1,169,909
Net increase in savings and interest-bearing demand deposits	155,220	738,043	584,676
Net (decrease) increase in time deposits	(120,619)	35,262	141,241
Net (decrease) increase in securities sold under repurchase agreements	(8,481)	11,524	191,612
Net decrease in other borrowed funds	(425,194)	(189)	(190,184)
Purchase of treasury stock	(52,048)	(716)	(48,878)
Proceeds from stock transactions	1,537	2,414	542
Payments of cash dividends	(75,375)	(72,838)	(69,928)

Net cash (used in) provided by financing activities	(517,431)	1,836,212	1,778,990

(Decrease) increase in cash and cash equivalents	(1,121,518)	1,212,004	1,740,418

Cash and cash equivalents at beginning of period	3,209,242	1,997,238	256,820

Cash and cash equivalents at end of period	$2,087,724	$3,209,242	$1,997,238

Supplemental cash flow information:
Interest paid	$36,355	$29,007	$41,975
Income taxes paid	22,118	47,394	34,826
Non-cash investing and financing activities:
Purchases of available-for-sale securities not yet settled	$80,000	$—	$—
Net transfers from loans to other real estate owned	835	16,388	4,526
Net transfers from bank premises and equipment to other assets	2,476	—	4,260

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

Consolidation and Basis of Presentation

Our consolidated financial statements include the accounts of the International Bancshares Corporation, its wholly owned Subsidiary Banks and its wholly owned non-bank subsidiaries, IBC Trading Company, Premier Tierra Holdings, Inc., IBC Charitable and Community Development Corporation, IBC Capital Corporation and Diamond Beach Holdings, LLC.  All significant inter-company balances and transactions have been eliminated in consolidation.

We, through our Subsidiary Banks, are primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. Our primary markets are north, south, central, and southeast Texas and the state of Oklahoma. Each of our Subsidiary Banks is highly active in facilitating international trade along the United States border with Mexico and elsewhere. Although our loan portfolio is diversified, the ability of our debtors to honor their contracts is primarily dependent upon the economic conditions in our trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. We are subject to the regulations of certain federal agencies as well as the Texas Department of Banking and the Oklahoma Department of Banking and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

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

Investment Securities

We classify debt securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held-to-maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity but are intended to be held for an indefinite period of time are classified as “available-for-sale” or “trading” and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading,” while unrealized holding gains and losses related to those securities classified as “available-for-sale” are excluded from net income and reported net of tax as other comprehensive income (loss) and in shareholders’ equity as accumulated other comprehensive income (loss) until realized. Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income. In accordance with ASU 2016-13, which we adopted on January 1, 2020, available-for-sale and held-to-maturity debt securities in an unrealized loss position must be evaluated for the underlying cause of the loss. In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit-related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

our ACL. The exception to this process will occur if we intend to sell an impaired available-for-sale debt security or if we will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost. In those situations, the entire credit-related impairment amount would be required to be recognized in earnings. We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2022 and have determined that no debt securities in an unrealized loss position are arising from credit related reasons and have therefore not recorded any allowances for debt securities in our ACL for the periods. We did not maintain any trading securities during the three-year period ended December 31, 2022.

Mortgage-backed securities held at December 31, 2022 and 2021 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. government or its agencies including Freddie Mac, Fannie Mae, Ginnie Mae or other non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Equity Securities

Equity securities with readily determinable fair values at December 31, 2022 and December 31, 2021 consist primarily of Community Reinvestment Act funds. Unrealized gains and losses on the equity securities are recognized in net income.

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

Other Real Estate Owned and Repossessed Assets

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL, if necessary. Any subsequent write-downs are charged against other non-interest expense through a valuation allowance. Other real estate owned totaled approximately $30,144,000 and $35,332,000 at December 31, 2022 and 2021, respectively. Other real estate owned is included in other assets. Repossessed assets consist primarily of non-real estate assets acquired by foreclosure. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the asset to be repossessed by a charge to the ACL, if necessary. Repossessed assets are included in other assets on the consolidated financial statements and totaled approximately $4,637,000 and $4,798,000 at December 31, 2022 and 2021, respectively.

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

We evaluate uncertain tax positions at the end of each reporting period. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2022 and 2021, respectively, after evaluating all uncertain tax positions, we have recorded no liability for unrecognized tax benefits at the end of the reporting period. We would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2022, 2021 and 2020, we recognized no interest expense or penalties related to uncertain tax positions.

We file consolidated tax returns in the U.S. Federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2019.

Stock Options and Stock Appreciation Rights

Compensation expense for stock-based awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award. The fair value of stock options and stock appreciation rights granted was estimated using a Black-Sholes-Merton pricing model. These models were developed for use in estimating the fair value of publicly traded options and stock appreciation rights that have no vesting restrictions and are fully transferable. Additionally, these models require the input of highly subjective assumptions. Because our employee stock options and stock appreciation rights have characteristics significantly different from those of publicly traded options and appreciation rights, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black-Scholes-Merton pricing models do not necessarily provide a reliable single measure of the fair value of our stock options and stock appreciation rights.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2022, after completing goodwill testing, we have determined that no goodwill impairment exists.

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Our identified intangible assets relate to core deposits and contract rights. As of December 31, 2022, we have determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statement of condition and reported at the lower of the carrying value or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the statement of condition.

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

(2) Investment Securities, Equity Securities with Readily Determinable Fair Values and Other Investments

In accordance with ASU 2016-13, which we adopted on January 1, 2020, available-for-sale and held-to-maturity debt securities in an unrealized loss position must be evaluated for the underlying cause of the loss. In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit-related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through our ACL. The exception to this process will occur if we intend to sell an impaired available-for-sale debt security or if we will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost. In those situations, the entire credit-related impairment amount would be required to be recognized in earnings. We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2022 and have determined that no debt securities in an unrealized loss position are arising from credit related reasons and have therefore not recorded any allowances for debt securities in our ACL for the period. Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income.

The amortized cost and estimated fair value by type of investment security at December 31, 2022 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$3,400	$—	$—	$3,400	$3,400
Total investment securities	$3,400	$—	$—	$3,400	$3,400

	Available for Sale Debt Securities
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)

	(Dollars in Thousands)
U.S. Treasury securities	$49,752	$—	$(359)	$49,393	$49,393
Residential mortgage-backed securities	4,805,735	3,145	(599,668)	4,209,212	4,209,212
Obligations of states and political subdivisions	163,509	927	(5,245)	159,191	159,191
Total investment securities	$5,018,996	$4,072	$(605,272)	$4,417,796	$4,417,796

(1)	Included in the carrying value of residential mortgage- backed securities are $681,121 of mortgage-backed securities issued by Ginnie Mae and $3,528,091 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The amortized cost and estimated fair value of investment securities at December 31, 2022, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value

	(Dollars in Thousands)
Due in one year or less	$1,200	$1,200	$49,752	$49,393
Due after one year through five years	2,200	2,200	—	—
Due after ten years	—	—	163,509	159,191
Residential mortgage-backed securities	—	—	4,805,735	4,209,212
Total investment securities	$3,400	$3,400	$5,018,996	$4,417,796

The amortized cost and estimated fair value by type of investment security at December 31, 2021 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$3,400	$—	$—	$3,400	$3,400
Total investment securities	$3,400	$—	$—	$3,400	$3,400

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)

	(Dollars in Thousands)
Residential mortgage-backed securities	$4,213,441	$14,159	$(58,237)	$4,169,363	$4,169,363
Obligations of states and political subdivisions	41,519	3,038	—	44,557	44,557
Total investment securities	$4,254,960	$17,197	$(58,237)	$4,213,920	$4,213,920
(1)	Included in the carrying value of residential mortgage- backed securities are $824,474 of mortgage-backed securities issued by Ginnie Mae, $3,344,889 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

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

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $1,562,832,000 and $1,323,081,000, respectively, at December 31, 2022.

Proceeds from the sale and call of securities available-for-sale were $800,000, $5,890,000 and $42,350,000 during 2022, 2021 and 2020, respectively, which amounts included $0, $0 and $0 of mortgage-backed securities. Gross gains of $0, $0 and $1,000, and gross losses of $0, $16,000 and $6,000 were realized on the sales and calls in 2022, 2021 and 2020, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2022 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

	(Dollars in Thousands)
Available for sale:
U.S. Treasury securities	$49,394	$(359)	$—	$—	$49,394	$(359)
Residential mortgage-backed securities	1,357,905	(87,815)	2,566,975	(511,853)	3,924,880	(599,668)
Obligations of states and political subdivisions	118,772	(5,245)	—	—	118,772	(5,245)
	$1,526,071	$(93,419)	$2,566,975	$(511,853)	$4,093,046	$(605,272)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2021 were as follows:

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

Equity securities with readily determinable fair values consist primarily of Community Reinvestment Act funds. At December 31, 2022 and December 31, 2021, the balance in equity securities with readily determinable fair values recorded at fair value were $5,358,000 and $6,079,000, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities for the twelve months ended December 31, 2022, 2021 and 2020:

Year Ended
December 31, 2022
(Dollars in Thousands)

Net losses recognized during the period on equity securities	$(721)
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(721)

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

Other investments include equity and merchant banking investments held by our subsidiary banks and non-banking entities. We hold ownership interests in limited partnerships for the purpose of investing in low-income housing tax credit (“LIHTC”) projects. The partnerships may acquire, construct or rehabilitate housing for low- and moderate-income individuals. We realize a return primarily from federal tax credits and other federal tax deductions associated with the underlying projects. We are a limited partner in the partnerships, and not required to consolidate the entities in our consolidated financial statements. Investments in LIHTC projects totaled $214,549,000 at December 31, 2022 and $179,543,000 at December 31, 2021 and are included in other investments on the consolidated financial statements. Unfunded commitments to LIHTC projects totaled $41,191,000 at December 31, 2022 and $40,094,000 at December 31, 2021 and are included in other liabilities on the consolidated financial statements.

(3) Loans

A summary of loans, by loan type at December 31, 2022 and 2021 is as follows:

	December 31,	December 31,
	2022	2021

	(Dollars in Thousands)
Commercial, financial and agricultural	$4,373,373	$4,497,444
Real estate - mortgage	865,994	867,831
Real estate - construction	1,989,669	1,668,113
Consumer	41,592	40,966
Foreign	159,975	134,797
Total loans	$7,430,603	$7,209,151

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

Commercial real estate loans. This category includes loans secured by farmland, multifamily properties, owner occupied commercial properties, and non-owner-occupied commercial properties. Owner occupied commercial properties include warehouses often along the border for import/export operations, office space where the borrower is the primary tenant, restaurants and other single-tenant retail. Non-owner-occupied commercial properties include hotels, retail centers, office and professional buildings, and leased warehouses. These loans carry risk of repayment when market values deteriorate, the business experiences turnover in key management, the business has an inability to attract or keep occupancy levels stable, or when the market experiences an exit of a specific business type that is significant to the local economy, such as a manufacturing plant.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2022
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2021	$23,178	$35,390	$35,654	$3,291	$4,073	$7,754	$272	$762	$110,374
Losses charged to allowance	(9,050)	(2)	(16)	—	(160)	(28)	(223)	—	(9,479)
Recoveries credited to allowance	2,894	123	27	—	240	104	38	—	3,426
Net losses charged to allowance	(6,156)	121	11	—	80	76	(185)	—	(6,053)
Provision (credit) charged to operations	9,706	9,173	809	503	606	454	194	206	21,651
Balance at December 31, 2022	$26,728	$44,684	$36,474	$3,794	$4,759	$8,284	$281	$968	$125,972

	December 31, 2021
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2020	$21,908	$37,612	$30,000	$5,051	$3,874	$9,570	$291	$753	$109,059
Losses charged to allowance	(8,083)	(2)	(364)	—	(373)	(25)	(176)	(1)	(9,024)
Recoveries credited to allowance	1,943	—	171	—	60	164	46	—	2,384
Net losses charged to allowance	(6,140)	(2)	(193)	—	(313)	139	(130)	(1)	(6,640)
Provision (credit) charged to operations	7,410	(2,220)	5,847	(1,760)	512	(1,955)	111	10	7,955
Balance at December 31, 2021	$23,178	$35,390	$35,654	$3,291	$4,073	$7,754	$272	$762	$110,374

	December 31, 2020
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2019	$11,145	$18,152	$16,533	$1,786	$3,762	$7,535	$542	$823	$60,278
Adoption of ASU 2016-13	4,247	13,391	(4,292)	(355)	(1,580)	(429)	(225)	(410)	10,347
Losses charged to allowance	(8,936)	(19)	(55)	—	(160)	(124)	(280)	—	(9,574)
Recoveries credited to allowance	2,191	35	117	—	21	186	69	10	2,629
Net losses charged to allowance	(6,745)	16	62	—	(139)	62	(211)	10	(6,945)
Provision (credit) charged to operations	13,261	6,053	17,697	3,620	1,831	2,402	185	330	45,379
Balance at December 31, 2020	$21,908	$37,612	$30,000	$5,051	$3,874	$9,570	$291	$753	$109,059

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The allowance for credit losses is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The credit loss expense charged to operations for the twelve months ended December 31, 2022 has increased from the same period of 2021 in order to provide some protection from potential losses in our loan portfolio given the high level of uncertainty in the economy and a potential economic recession on the horizon. We have increased the severity of some of the qualitative loss factors in certain pools of the portfolio to encompass the economic uncertainty, resulting in an increase in the required ACL. The credit loss expense charged to operations for the twelve months ended December 31, 2021 decreased from the same period of 2020 as economic conditions in 2021 stabilized and in some cases, improved, impacting certain segments of our loan portfolio. The stabilization and improvement meant that the pool specific qualitative loss factors used in the December 31, 2020 ACL calculation remained constant in the December 31, 2021 ACL calculation, which positively impacted the calculation and resulted in a decrease in the credit loss expense for 2021.

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2022
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$30,747	$2,375	$1,468,006	$24,353
Commercial real estate: other construction & land development	20,483	70	1,969,186	44,614
Commercial real estate: farmland & commercial	94	—	2,568,025	36,474
Commercial real estate: multifamily	117	—	306,384	3,794
Residential: first lien	77	—	425,647	4,759
Residential: junior lien	312	—	439,958	8,284
Consumer	—	—	41,592	281
Foreign	—	—	159,975	968

Total	$51,830	$2,445	$7,378,773	$123,527

	December 31, 2021
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$298	$29	$1,501,554	$23,149
Commercial real estate: other construction & land development	589	70	1,667,524	35,320
Commercial real estate: farmland & commercial	562	—	2,710,494	35,654
Commercial real estate: multifamily	131	—	284,405	3,291
Residential: first lien	87	—	403,571	4,073
Residential: junior lien	—	—	464,173	7,754
Consumer	—	—	40,966	272
Foreign	—	—	134,797	762

Total	$1,667	$99	$7,207,484	$110,275

Loans accounted for on a non-accrual basis at December 31, 2022, 2021 and 2020 amounted to $51,648,000, $1,921,000 and $19,822,000, respectively. The increase in non-accrual loans at December 31, 2022 is primarily attributable to two loans that were placed on non-accrual at the end of the fourth quarter of 2022. One relationship is

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

secured by equipment used in the oil and gas industry and one is secured by real estate. The decrease in non-accrual loans at December 31, 2021 compared to December 31, 2020 is primarily attributable to a relationship secured by commercial property that was placed on non-accrual in the fourth quarter of 2020 and foreclosed upon in the first quarter of 2021. The effect of such non-accrual loans reduced interest income by approximately $116,000, $169,000 and $694,000 for the years ended December 31, 2022, 2021 and 2020, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2022, 2021 and 2020 amounted to approximately $6,132,000, $8,642,000 and $8,238,000, respectively.

The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31, 2022	December 31, 2021

	(Dollars in Thousands)
Domestic
Commercial	$30,747	$298
Commercial real estate: other construction & land development	20,483	589
Commercial real estate: farmland & commercial	94	562
Commercial real estate: multifamily	117	131
Residential: first lien	207	341
Total non-accrual loans	$51,648	$1,921

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

	December 31, 2022	December 31, 2021

	(Dollars in Thousands)
Domestic
Residential: first lien	$1,642	$2,254
Residential: junior lien	714	105
Consumer	802	878
Foreign	55	16
Total troubled debt restructuring	$3,213	$3,253

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

While management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL (formerly allowance for probable loan

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

losses) can be made only on a subjective basis. It is the judgment of our management that the ACL at December 31, 2022 and December 31, 2021, was adequate to absorb expected losses from loans in the portfolio at that date.

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2022
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$1,732	$258	$1,014	$59	$3,004	$1,495,750	$1,498,754
Commercial real estate: other construction & land development	1,130	—	—	—	1,130	1,988,539	1,989,669
Commercial real estate: farmland & commercial	1,744	117	—	—	1,861	2,566,257	2,568,118
Commercial real estate: multifamily	—	—	—	—	—	306,501	306,501
Residential: first lien	2,023	1,068	4,189	4,061	7,280	418,444	425,724
Residential: junior lien	925	771	1,717	1,717	3,413	436,857	440,270
Consumer	281	14	7	7	302	41,290	41,592
Foreign	717	23	288	288	1,028	158,947	159,975
Total past due loans	$8,552	$2,251	$7,215	$6,132	$18,018	$7,412,585	$7,430,603

	December 31, 2021
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$2,534	$303	$577	$577	$3,414	$1,498,438	$1,501,852
Commercial real estate: other construction & land development	499	334	188	188	1,021	1,667,092	1,668,113
Commercial real estate: farmland & commercial	18,164	172	644	307	18,980	2,692,076	2,711,056
Commercial real estate: multifamily	—	—	—	—	—	284,536	284,536
Residential: first lien	2,342	1,212	5,129	4,937	8,683	394,975	403,658
Residential: junior lien	747	115	1,055	1,055	1,917	462,256	464,173
Consumer	231	88	4	4	323	40,643	40,966
Foreign	1,319	232	1,574	1,574	3,125	131,672	134,797
Total past due loans	$25,836	$2,456	$9,171	$8,642	$37,463	$7,171,688	$7,209,151

The decrease in commercial real estate: farmland and commercial loans past due 30 – 59 days is primarily attributable to a relationship secured by real estate that was not past due in 2022. Our internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we could sustain some future loss if such weaknesses are not corrected.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

	2022	2021	2020	2019	2018	Prior	Total

	(Dollars in Thousands)
Balance at December 31, 2022
Domestic
Commercial
Pass	$736,462	$524,879	$96,401	$35,917	$43,792	$29,464	$1,466,915
Special Review	377	213	—	—	—	—	590
Watch List - Substandard	161	149	143	—	49	—	502
Watch List - Doubtful	29,789	—	954	—	—	4	30,747
Total Commercial	$766,789	$525,241	$97,498	$35,917	$43,841	$29,468	$1,498,754
Commercial real estate: other construction & land development
Pass	$913,675	$666,347	$173,824	$174,897	$35,069	$5,165	$1,968,977
Special Review	—	—	—	209	—	—	209
Watch List - Doubtful	19,982	407	94	—	—	—	20,483
Total Commercial real estate: other construction & land development	$933,657	$666,754	$173,918	$175,106	$35,069	$5,165	$1,989,669
Commercial real estate: farmland & commercial
Pass	$811,117	$584,134	$456,200	$232,537	$325,214	$81,295	$2,490,497
Special Review	2,855	—	842	—	—	—	3,697
Watch List - Pass	17,060	247	—	—	—	—	17,307
Watch List - Substandard	2,275	—	54,152	96	—	—	56,523
Watch List - Doubtful	94	—	—	—	—	—	94
Total Commercial real estate: farmland & commercial	$833,401	$584,381	$511,194	$232,633	$325,214	$81,295	$2,568,118
Commercial real estate: multifamily
Pass	$127,680	$87,469	$59,035	$12,026	$5,490	$14,684	$306,384
Watch List - Doubtful	117	—	—	—	—	—	117
Total Commercial real estate: multifamily	$127,797	$87,469	$59,035	$12,026	$5,490	$14,684	$306,501
Residential: first lien
Pass	$138,771	$82,466	$49,591	$40,985	$33,814	$79,660	$425,287
Watch List - Substandard	—	360	—	—	—	—	360
Watch List - Doubtful	77	—	—	—	—	—	77
Total Residential: first lien	$138,848	$82,826	$49,591	$40,985	$33,814	$79,660	$425,724
Residential: junior lien
Pass	$92,256	$108,815	$91,130	$41,273	$21,975	$84,509	$439,958
Watch List- Doubtful	—	312	—	—	—	—	312
Total Residential: junior lien	$92,256	$109,127	$91,130	$41,273	$21,975	$84,509	$440,270
Residential: junior lien
Consumer
Pass	$31,962	$6,603	$897	$489	$28	$1,613	$41,592
Total Consumer	$31,962	$6,603	$897	$489	$28	$1,613	$41,592
Foreign
Pass	$124,265	$19,082	$5,362	$4,848	$3,417	$3,001	$159,975
Total Foreign	$124,265	$19,082	$5,362	$4,848	$3,417	$3,001	$159,975
Total Loans	$3,048,975	$2,081,483	$988,625	$543,277	$468,848	$299,395	$7,430,603

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	2021	2020	2019	2018	2017	Prior	Total

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

The decrease in Commercial loans in the Special Review category is primarily attributable to the upgrade of a relationship secured by oil and gas properties to Pass. The decrease in the Commercial Watch List – Pass category is primarily attributable to the downgrade of a relationship secured by equipment used in the oil and gas industry to Watch-List Doubtful and a relationship secured by inventory, which was paid off in 2022. The decrease in Commercial Real Estate:  Other Construction and Land Development loans in the Watch List – Pass category is primarily attributable to the downgrade of a loan secured by real estate to Watch List – Doubtful. The decrease in Commercial Real Estate:  Farmland & Commercial Watch List – Pass category is primarily attributable to a relationship secured by real estate that was paid off in 2022.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2022 and 2021 were as follows:

	Estimated
	useful lives				2022	2021

					(Dollars in Thousands)
Bank buildings and improvements	5	-	39	years	$571,665	$573,276
Furniture, equipment and vehicles	1	-	20	years	307,990	302,847
Land					108,622	113,118
Less: accumulated depreciation					(556,665)	(542,159)
Bank premises and equipment, net					$431,612	$447,082

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
December 31, 2022:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—
December 31, 2021:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—

Amortization expense of intangible assets was $0, $0 and $0 for the years ended December 31, 2022, 2021 and 2020.

There were no changes in the carrying amount of goodwill for the years ended December 31, 2022 and 2021.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

Deposits as of December 31, 2022 and 2021 and related interest expense for the years ended December 31, 2022, 2021 and 2020 were as follows:

	2022	2021

	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$4,744,299	$4,805,999
Foreign	1,101,756	1,032,527
Total demand non-interest bearing	5,846,055	5,838,526
Savings and interest-bearing demand
Domestic	3,448,717	3,555,279
Foreign	1,297,051	1,035,269
Total savings and interest-bearing demand	4,745,768	4,590,548
Time, certificates of deposit $100,000 or more
Domestic	652,073	794,757
Foreign	892,619	866,160
Less than $100,000
Domestic	276,660	286,499
Foreign	246,832	241,387
Total time, certificates of deposit	2,068,184	2,188,803
Total deposits	$12,660,007	$12,617,877

	2022	2021	2020

	(Dollars in Thousands)
Interest expense:
Savings and interest-bearing demand
Domestic	$9,196	$3,268	$5,098
Foreign	3,490	842	1,260
Total savings and interest-bearing demand	12,686	4,110	6,358
Time, certificates of deposit $100,000 or more
Domestic	5,528	6,652	8,827
Foreign	3,867	3,452	7,536
Less than $100,000
Domestic	1,027	984	1,781
Foreign	735	567	1,086
Total time, certificates of deposit	11,157	11,655	19,230
Total interest expense on deposits	$23,843	$15,765	$25,588

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of time deposits as of December 31, 2022 were as follows:

Total
(in thousands)
2023	$1,922,183
2024	113,090
2025	19,939
2026	11,575
2027	1,390
Thereafter	7
Total	$2,068,184

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2022, were as follows:

Total
(in thousands)
Due within 3 months or less	$692,708
Due after 3 months and within 6 months	341,445
Due after 6 months and within 12 months	411,772
Due after 12 months	98,767
$1,544,692

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2022 and December 31, 2021 were $1,004,870,000 and $1,125,318,000, respectively.

(8) Securities Sold Under Repurchase Agreements

Our Subsidiary Banks have entered into repurchase agreements with individual customers of the Subsidiary Banks. The purchasers have agreed to resell to the Subsidiary Banks identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed securities and averaged $476,877,000 and $411,611,000 during 2022 and 2021, respectively, and the maximum amount outstanding at any month end during 2022 and 2021 was $513,368,000 and $443,980,000, respectively.

Further information related to repurchase agreements at December 31, 2022 and 2021 is set forth in the following table:

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate

	(Dollars in Thousands)
December 31, 2022 term:
Overnight agreements	$664,491	$559,637	$419,703	1.61%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	20,852	16,968	11,488	1.32
Total	$685,343	$576,605	$431,191	1.60%
December 31, 2021 term:
Overnight agreements	$500,495	$492,026	$428,235	0.16%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	11,452	11,229	11,437	0.48
Total	$511,947	$503,255	$439,672	0.17%

The book value and fair value of securities sold includes the entire book value and fair value of securities partially or fully pledged under repurchase agreements.

(9) Other Borrowed Funds

Other borrowed funds include Federal Home Loan Bank borrowings, which may be short, and long-term fixed borrowings issued by the Federal Home Loan Bank of Dallas and the Federal Home Loan Bank of Topeka at the market price offered at the time of funding. These borrowings are secured by mortgage-backed investment securities and a portion of our loan portfolio. The decrease in long-term borrowings at December 31, 2022 is a result of three non-amortizing long-term, callable advances issued by the Federal Home Loan Bank of Dallas being called in the fourth quarter of 2022. The advances totaled $425,000,000.

Further information regarding our other borrowed funds at December 31, 2022 and 2021 is set forth in the following table:

	December 31,
	2022	2021

	(Dollars in Thousands)
Federal Home Loan Bank advances—short-term
Balance at year end	$—	$—
Rate on balance outstanding at year end	—%	—%
Average daily balance	$—	$—
Average rate	—%	—%
Maximum amount outstanding at any month end	$—	$—
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$10,944	$436,138
Rate on balance outstanding at year end	2.61%	1.73%
Average daily balance	$386,924	$436,225
Average rate	1.75%	1.71%
Maximum amount outstanding at any month end	$436,122	$436,311
(1)	Long-term advances at December 31, 2022 and December 31, 2021 consisted of both amortizing and non-amortizing advances. The non-amortizing advances totaling $425,000,000 were called by the Federal Home Loan bank in the fourth quarter of 2022. Two amortizing advances are outstanding at December 31, 2021 in the amounts of $2,974,000 and $7,969,000 and mature in December 2033 and November 2033, respectively. The amortization on the amortizing long-term advances totals approximately $199,000, $204,000, $210,000, $215,000 and $221,000 for the years ending December 31, 2023, 2024, 2025, 2026 and December 31, 2027, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Junior Subordinated Deferrable Interest Debentures

We have formed five statutory business trusts under the laws of the State of Delaware for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) have each issued Capital and Common Securities and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) we issued. As of December 31, 2022 and December 31, 2021, the principal amount of debentures outstanding totaled $134,642,000.

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

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2022 and December 31, 2021, the total $134,642,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2022:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing	Interest	Interest				Optional
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Redemption Date(1)
	(Dollars in Thousands)
Trust VIII	$25,774	Quarterly	7.13%	LIBOR	+	3.05	October 2033	October 2008
Trust IX	41,238	Quarterly	5.36%	LIBOR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	6.09%	LIBOR	+	1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	5.36%	LIBOR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	6.21%	LIBOR	+	1.45	September 2037	September 2012
	$134,642
(1)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2022, 2021, and 2020 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2022:
Basic EPS
Net income available to common shareholders	$300,232	62,658,414	$4.79
Potential dilutive common shares	—	151,820
Diluted EPS	$300,232	62,810,234	$4.78
December 31, 2021:
Basic EPS
Net income available to common shareholders	$253,922	63,352,737	$4.01
Potential dilutive common shares	—	133,629
Diluted EPS	$253,922	63,486,366	$4.00
December 31, 2020:
Basic EPS
Net income available to common shareholders	$167,319	63,725,819	$2.63
Potential dilutive common shares	—	127,316
Diluted EPS	$167,319	63,853,135	$2.62

(12) Employees’ Profit-Sharing Plan

We have a deferred profit-sharing plan for full-time employees with a minimum of one year of continuous employment. Our annual contribution to the plan is based on a percentage, as determined by our Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,300,000, $3,550,000 and $4,000,000 were charged to income for the years ended December 31, 2022, 2021, and 2020, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of assets attributable to international operations at December 31, 2022 and 2021 are as follows:

	2022	2021

	(Dollars in Thousands)
Loans:
Commercial	$103,748	$91,861
Others	56,227	42,936
	159,975	134,797
Less allowance for probable loan losses	(968)	(762)
Net loans	$159,007	$134,035
Accrued interest receivable	$515	$605

At December 31, 2022 and December 31, 2021, we had $131,254,000 and $111,955,000, respectively, in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $4,821,000, $4,090,000 and $4,676,000 for the years ended December 31, 2022, 2021 and 2020, respectively.

(14) Income Taxes

We file a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2022	2021	2020

	(Dollars in Thousands)
Current
U.S.	$66,670	$59,591	$43,794
State	5,118	5,272	3,709
Foreign	—	—	58
Total current taxes	71,788	64,863	47,561
Deferred
U.S.	10,555	3,794	(2,733)
State	64	(252)	(389)
Total deferred taxes	10,619	3,542	(3,122)
Total income taxes	$82,407	$68,405	$44,439

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 21% for 2022, 2021 and 2020 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2022	2021	2020

	(Dollars in Thousands)
Computed expected tax expense	$80,893	$68,011	$45,218
Change in taxes resulting from:
Tax-exempt interest income	(2,433)	(2,970)	(2,709)
State tax, net of federal income taxes, tax credit and refunds	4,094	3,966	2,622
Other investment income	(1,391)	(1,753)	(2,205)
Net investment in low-income housing investments	1,906	203	1,990
Other	(662)	948	(477)
Actual tax expense	$82,407	$68,405	$44,439

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2022 and 2021 are reflected below:

	2022	2021

	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$25,982	$22,773
Other real estate owned	1,194	1,227
Accrued expenses	186	81
Net unrealized losses on available for sale investment securities	130,586	9,062
Other	5,000	4,842
Total deferred tax assets	162,948	37,985
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(13,615)	(12,163)
Impairment charges on available-for-sale securities	(19)	(19)
Identified intangible assets and goodwill	(14,125)	(13,966)
Other	(36,566)	(24,235)
Total deferred tax liabilities	(64,325)	(50,383)
Net deferred tax liability	$98,623	$(12,398)

The net deferred tax asset of $98,623,000 at December 31, 2022 is included in other assets in the consolidated statements of condition. The net deferred tax liability of $12,398,000 at December 31, 2021 is included in other liabilities in the consolidated statements of condition.

(15) Stock Options and Stock Appreciation Rights

On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the “2012 Plan”). There are 800,000 shares available for stock option grants under the 2012 Plan. Under the 2012 Plan, both qualified incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) may be granted. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. On April 4, 2022, the 2012 Plan expired and was not renewed.

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

	2022	2021
Expected Life (Years)	7.00	7.00
Dividend yield	3.08%	3.18%
Interest rate	1.94%	1.02%
Volatility	37.78%	37.84%

A summary of option activity under the stock option plans for the twelve months ended December 31, 2022 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2021	520,551	$28.28
Plus: Options granted	31,150	38.92
Less:
Options exercised	69,479	22.14
Options expired	—	—
Options forfeited	20,400	33.99
Options outstanding at December 31, 2022	461,822	29.67	4.07	$7,430

Options fully vested and exercisable at December 31, 2022	258,215	$25.26	2.26	$5,293

Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2022, 2021 and 2020 was approximately $449,000, $506,000 and $743,000, respectively. As of December 31, 2022, there was approximately $762,000 of total unrecognized stock-based compensation cost related to non-vested options granted under our plans that will be recognized over a weighted average period of 1.7 years.

Other information pertaining to option activity during the twelve months ended December 31, 2022, 2021 and 2020 is as follows:

	Twelve Months Ended December 31,
	2022	2021	2020
Weighted average grant date fair value of stock options granted	$11.24	$10.20	$2.46
Total fair value of stock options vested	$514,000	$1,308,000	$1,218,000
Total intrinsic value of stock options exercised	$1,670,000	$2,536,000	$356,000

On April 18, 2022, the Board of Directors adopted the 2022 International Bancshares Stock Appreciation Rights Plan (the “SAR Plan”). There are 750,000 shares of underlying common stock that may be used for stock appreciation right (“SAR”) grants under the plan, however, no actual shares will be granted. Upon exercise, the SAR will be settled in

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

cash. SARs granted may be exercisable for a period of up to 10 years from the date of grant and may vest over an eight-year period. As of December 31, 2022, a total of 502,250 SARS had been issued under the SAR Plan.

A summary of activity under the SAR Plan for the twelve months ended December 31, 2022 is as follows:

Weighted
		Weighted	average
	Number of	average	remaining	Aggregate
	stock appreciation	exercise	contractual	intrinsic
	rights	price	term (years)	value ($)
(in Thousands)
Stock appreciation rights outstanding at December 31, 2021	—	$—
Plus: Stock appreciation rights granted	502,250	39.95
Less:
Stock appreciation rights exercised	—	—
Stock appreciation rights expired	—	—
Stock appreciation rights forfeited	13,000	39.33
Stock appreciation rights outstanding at December 31, 2022	489,250	39.35	9.50	$3,136

Stock appreciation rights fully vested and exercisable at December 31, 2022	—	$—

The fair value of the liability for payments due to stock appreciation rights holders at December 31, 2022 is approximately $546,000, as calculated using a Black-Sholes Merton model, and is included in other liabilities on the consolidated statements of condition. The expense recorded in connection with all grants under the SAR Plan totaled $546,000 for the twelve months ended December 31, 2022.

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

(17) Transactions with Related Parties

In the ordinary course of business, the Subsidiary Banks make loans to our directors and executive officers, including their affiliates, families and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $28,708,000 and $18,881,000 at December 31, 2022 and 2021, respectively.

(18) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the Subsidiary Banks are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

involvement the Subsidiary Banks have in particular classes of financial instruments. At December 31, 2022, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding:

Commitments to extend credit	$3,056,718,000
Credit card lines	14,747,000
Standby letters of credit	129,411,000
Commercial letters of credit	1,843,000

We enter into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, we are required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2022, the maximum potential amount of future payments is approximately $129,411,000. At December 31, 2022, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $40,249,000 and $29,254,000 at December 31, 2022 and 2021, respectively.

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

(19) Capital Requirements

Bank regulatory agencies limit the amount of dividends, which the Subsidiary Banks can pay, without obtaining prior approval from such agencies. At December 31, 2022, the Subsidiary Banks could pay dividends of up to $961,000,000 without prior regulatory approval and without adversely affecting their “well-capitalized” status under regulatory capital rules in effect at December 31, 2022. In addition to legal requirements, regulatory authorities also consider the adequacy of the Subsidiary Banks’ total capital in relation to their deposits and other factors. These capital adequacy considerations also limit amounts available for payment of dividends. We historically have not allowed any Subsidiary Bank to pay dividends in such a manner as to impair its capital adequacy.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-statement of condition items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Current quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2022, that we met all capital adequacy requirements to which we are subject.

       In July 2013, the FDIC and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank related capital provisions. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets. The capital conservation buffer began phasing-in on January 1, 2016 at .625% and increased each year until January 1, 2019, when we were required to have a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase-in period for mandatory compliance, and we were required to begin to phase-in the new rules beginning on January 1, 2015. We believe that as of December 31, 2022, we meet all fully phased-in capital adequacy requirements.

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

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 capital to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

As of December 31, 2022, our capital levels continue to exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to us.

On May 24, 2018, the EGRRCPA was enacted, and, among other things, it includes a simplified capital rule change which effectively exempts banks with assets of less than $10 billion that exceed the “community bank leverage ratio,” from all risk-based capital requirements, including Basel III and its predecessors. The federal banking agencies must establish the “community bank leverage ratio” (a ratio of tangible equity to average consolidated assets) between 8% and 10% before community banks can begin to take advantage of this regulatory relief provision. Some of the Subsidiary Banks, with assets of less than $10 billion, may qualify for this exemption. Additionally, under the EGRRCPA, qualified bank holding companies with assets of up to $3 billion (currently $1 billion) will be eligible for the Federal Reserve’s Small Bank Holding Company Policy Statement, which eases limitations on the issuance of debt by holding companies. On August 28, 2018, the Federal Reserve issued an interim final rule expanding the applicability of its Small Bank Holding Company Policy Statement. While holding companies that meet the conditions of the policy statement are excluded from

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

consolidated capital requirements, their depository institutions continue to be subject to minimum capital requirements. Finally, for banks that continue to be subject to the risk-based capital rules of Basel III (e.g., 150%), certain commercial real estate loans that were formally classified as high volatility commercial real estate 31 (“HVCRE”) will not be subject to heightened risk weights if they meet certain criteria. Also, while acquisition, development, and construction (“ADC”) loans will generally be subject to heightened risk weights, certain exceptions will apply. On September 18, 2018, the federal banking agencies issued a proposed rule modifying the agencies’ capital rules for HVCRE.

As of December 31, 2022, the most recent notification from the FDIC categorized all the Subsidiary Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized,” we must maintain minimum Total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed our categorization as well-capitalized.

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

Our actual capital amounts and ratios for 2022 under current guidelines are presented in the following table:

			For Capital Adequacy		To Be Well-Capitalized
			Purposes		Under Prompt Corrective
	Actual		Phase In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2022:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$2,232,723	20.21%	$773,398	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,310,616	18.07	507,625	7.000	$471,366	6.50%
International Bank of Commerce, Brownsville	363,093	20.86	121,855	7.000	113,151	6.50
International Bank of Commerce, Oklahoma	232,689	21.17	76,941	7.000	71,445	6.50
Commerce Bank	98,087	42.26	16,248	7.000	15,088	6.50
International Bank of Commerce, Zapata	71,418	37.70	13,261	7.000	12,314	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,455,468	22.22%	$1,160,096	10.500%	N/A	N/A
International Bank of Commerce, Laredo	1,401,298	19.32	761,438	10.500	$725,179	10.00%
International Bank of Commerce, Brownsville	383,804	22.05	182,782	10.500	174,078	10.00
International Bank of Commerce, Oklahoma	243,739	22.18	115,412	10.500	109,916	10.00
Commerce Bank	100,798	43.43	24,372	10.500	23,212	10.00
International Bank of Commerce, Zapata	73,420	38.76	19,892	10.500	18,945	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$2,324,903	21.04%	$939,126	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,310,616	18.07	616,402	8.500	$580,143	8.00%
International Bank of Commerce, Brownsville	363,093	20.86	147,966	8.500	139,262	8.00
International Bank of Commerce, Oklahoma	232,689	21.17	93,429	8.500	87,933	8.00
Commerce Bank	98,087	42.26	19,730	8.500	18,569	8.00
International Bank of Commerce, Zapata	71,418	37.70	16,103	8.500	15,156	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$2,324,903	14.59%	$637,578	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,310,616	13.09	400,489	4.00	500,611	5.00%
International Bank of Commerce, Brownsville	363,093	8.95	162,246	4.00	202,808	5.00
International Bank of Commerce, Oklahoma	232,689	13.48	69,028	4.00	86,286	5.00
Commerce Bank	98,087	14.39	27,270	4.00	34,088	5.00
International Bank of Commerce, Zapata	71,418	15.00	19,048	4.00	23,811	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2021 are also presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2021:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$2,057,928	20.47%	$703,710	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,287,687	19.74	456,544	7.000	$423,934	6.50%
International Bank of Commerce, Oklahoma	315,957	19.80	111,690	7.000	103,712	6.50
International Bank of Commerce, Brownsville	221,567	18.59	83,452	7.000	77,491	6.50
International Bank of Commerce, Zapata	102,375	46.06	15,559	7.000	14,448	6.50
Commerce Bank	75,303	42.25	12,475	7.000	11,584	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,284,579	22.73%	$1,055,565	10.500%	N/A	N/A	%
International Bank of Commerce, Laredo	1,367,487	20.97	684,816	10.500	$652,206	10.00
International Bank of Commerce, Oklahoma	334,495	20.96	167,535	10.500	159,557	10.00
International Bank of Commerce, Brownsville	232,454	19.50	125,178	10.500	119,217	10.00
International Bank of Commerce, Zapata	104,996	47.24	23,339	10.500	22,227	10.00
Commerce Bank	77,354	43.40	18,713	10.500	17,822	10.00
Tier 1 Capital (to Risk Weighted Assets):							%
Consolidated	$2,170,682	21.59%	$854,505	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,287,687	19.74	554,375	8.500	$521,764	8.00
International Bank of Commerce, Oklahoma	315,957	19.80	135,623	8.500	127,645	8.00
International Bank of Commerce, Brownsville	221,567	18.59	101,334	8.500	95,374	8.00
International Bank of Commerce, Zapata	102,375	46.06	18,893	8.500	17,782	8.00
Commerce Bank	75,303	42.25	15,149	8.500	14,258	8.00%
Tier 1 Capital (to Average Assets):
Consolidated	$2,170,682	13.94%	$622,671	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,287,687	11.14	462,225	4.00	577,781	5.00
International Bank of Commerce, Oklahoma	315,957	20.17	62,663	4.00	78,329	5.00
International Bank of Commerce, Brownsville	221,567	11.49	77,164	4.00	96,455	5.00
International Bank of Commerce, Zapata	102,375	16.10	25,441	4.00	31,801	5.00
Commerce Bank	75,303	16.15	18,651	4.00	23,314	5.00

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

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2022 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2022	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale debt securities
U.S. Treasury securities	$49,393	$—	$49,393	$—
Residential mortgage-backed securities	4,209,212	—	4,209,212	—
States and political subdivisions	159,191	—	159,191	—
Equity Securities	5,358	5,358	—	—
	$4,423,154	$5,358	$4,417,796	$—

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2021 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2021	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale securities
Residential mortgage - backed securities	$4,169,363	$—	$4,169,363	$—
States and political subdivisions	44,557	—	44,557	—
Equity Securities	6,079	6,079	—	—
	$4,219,999	$6,079	$4,213,920	$—

For the years ended December 31, 2022 and December 31, 2021, debt investment securities available-for-sale are classified within Level 2 of the valuation hierarchy. Equity securities with readily determinable fair values are classified within Level 1. For debt securities classified as Level 2 in the fair value hierarchy, we obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the period ended December 31, 2022 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net (Credit)
	Period ended	Identical	Observable	Unobservable	Provision
	December 31,	Assets	Inputs	Inputs	During
	2022	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Watch-List doubtful loans	$30,743	$—	$—	$30,743	$2,346
Other real estate owned	$5,653	$—	$—	$5,653	$1,627

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the year ended December 31, 2021 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets	Other	Significant	Net Provision
	Year ended	for Identical	Observable	Unobservable	(Credit)
	December 31,	Assets	Inputs	Inputs	During
	2021	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Watch-List doubtful loans	$55	$—	$—	$55	$209
Other real estate owned	$18,095	$—	$—	$18,095	$2,655

Our assets measured at fair value on a non-recurring basis are limited to loans classified as Watch List – Doubtful and other real estate owned. The fair value of Watch-List Doubtful loans is derived in accordance with FASB ASC 310, “Receivables”. They are primarily comprised of collateral-dependent commercial loans. As the primary sources of loan repayments decline, the secondary repayment source, the collateral, takes on greater significance. Correctly evaluating the fair value becomes even more important. Re-measurement of the loan to fair value is done through a specific valuation allowance included in the ACL. The fair value of the loan is based on the fair value of the collateral, as determined through either an appraisal or evaluation process. The basis for our appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations, and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are “as is” (the property’s highest and best use) valuations based on the current conditions of the property/project at that point in time. The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable. As of December 31, 2022, we had approximately $51,326,000 of doubtful commercial collateral dependent loans, of which approximately $0 had an appraisal performed within the immediately preceding twelve months and of which approximately $51,326,000 had an evaluation performed within the immediately preceding twelve months. As of December 31, 2021, we had approximately $993,000 of doubtful commercial collateral dependent loans, of which approximately $0 had an appraisal performed within

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

the immediately preceding twelve months and of which approximately $896,000 had an evaluation performed within the immediately preceding twelve months.

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

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within Level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL (formerly allowance for probable loan losses), if necessary. The fair value is reviewed periodically, and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2022, 2021 and 2020, we recorded approximately $2,000, $2,000 and $22,000, respectively, in charges to the ACL in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2022, 2021 and 2020, we recorded approximately $1,627,000, $2,655,000 and $1,539,000, respectively, in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for our financial instruments at December 31, 2022 and December 31, 2021 are outlined below.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2022 and December 31, 2021, the carrying amount of fixed rate performing loans was $1,203,381,000 and $1,363,313,000, respectively, and the estimated fair value was $1,100,848,000 and $1,323,223,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest-bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2022 and December 31, 2021. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2022 and December 31, 2021, the carrying amount of time deposits was $2,068,184,000 and $2,188,803,000, respectively, and the estimated fair value was $2,076,231,000 and $2,186,547,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements are short-term maturities. Due to the contractual terms of the instruments, the carrying amounts approximated fair value at December 31, 2022 and December 31, 2021.

Junior Subordinated Deferrable Interest Debentures

We currently have floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2022 and December 31, 2021.

Other Borrowed Funds

We currently have long-term borrowings issued from the Federal Home Loan Bank (“FHLB”). The long-term borrowings outstanding at December 31, 2022 and December 31, 2021 are fixed-rate borrowings and the fair value is based on established market spreads for similar types of borrowings. The fixed-rate long-term borrowings are included in Level 2 of the fair value hierarchy. At December 31, 2022 and December 31, 2021 the carrying amount of the fixed-rate long-term FHLB borrowings was $10,944,000 and $436,138,000, respectively, and the estimated fair value was $10,944,000 and $455,187,000, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2022 and 2021

(Dollars in Thousands)

	2022	2021
ASSETS
Cash	$89,263	$62,564
Other investments	114,901	90,555
Net loans	42,519	10,401
Investment in subsidiaries	1,933,269	2,281,597
Goodwill	3,365	3,365
Other assets	7,181	1,644
Total assets	$2,190,498	$2,450,126
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$134,642	$134,642
Due to IBC Trading	21	21
Other liabilities	11,076	6,982
Total liabilities	145,739	141,645
Shareholders’ equity:
Common shares	96,420	96,351
Surplus	154,061	152,144
Retained earnings	2,695,567	2,470,710
Accumulated other comprehensive income (loss)	(470,497)	(31,980)
	2,475,551	2,687,225
Less cost of shares in treasury	(430,792)	(378,744)
Total shareholders’ equity	2,044,759	2,308,481
Total liabilities and shareholders’ equity	$2,190,498	$2,450,126

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2022, 2021 and 2020

(Dollars in Thousands)

	2022	2021	2020
Income:
Dividends from subsidiaries	$222,175	$80,882	$130,950
Interest income on notes receivable	2,394	1,139	357
Interest income (loss) on other investments	8,662	9,662	(1,126)
Other	857	58	5
Total income	234,088	91,741	130,186
Expenses:
Interest expense (Debentures)	5,037	2,792	3,832
Provision for credit loss	437	—	27
Other	2,291	2,272	1,988
Total expenses	7,765	5,064	5,847
Income before federal income taxes and equity in undistributed net income of subsidiaries	226,323	86,677	124,339
Income tax expense (benefit)	504	1,358	(1,339)
Income before equity in undistributed net income of subsidiaries	225,819	85,319	125,678
Equity in undistributed net income of subsidiaries	74,413	168,603	41,641
Net income	$300,232	$253,922	$167,319

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2022, 2021 and 2020

(Dollars in Thousands)

	2022	2021	2020
Operating activities:
Net income	$300,232	$253,922	$167,319
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	437	—	27
Unrealized loss (gain) on equity securities with readily determinable fair values	36	(51)	22
Stock compensation expense	449	506	743
Increase (decrease) in other liabilities	1,743	(8,084)	2,467
Equity in undistributed net income of subsidiaries	(74,413)	(168,603)	(41,641)
Net cash provided by operating activities	228,484	77,690	128,937
Investing activities:
Net (increase) decrease in notes receivable	(32,556)	1,549	—
(Decrease) increase in other assets and other investments	(43,343)	(11,787)	31,289
Net cash (used in) provided by investing activities	(75,899)	(10,238)	31,289
Financing activities:
Proceeds from stock transactions	1,537	2,414	542
Payments of cash dividends - common	(75,375)	(72,838)	(69,928)
Purchase of treasury stock	(52,048)	(716)	(48,878)
Net cash used in financing activities	(125,886)	(71,140)	(118,264)
Increase (decrease) in cash	26,699	(3,688)	41,962
Cash at beginning of year	62,564	66,252	24,290
Cash at end of year	$89,263	$62,564	$66,252

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2022

Interest income	$174,678	145,087	109,584	96,432
Interest expense	15,217	9,870	6,683	6,386
Net interest income	159,461	135,217	102,901	90,046
Provision for probable loan losses	7,910	8,525	3,735	1,481
Non-interest income	45,778	54,602	43,242	43,512
Non-interest expense	62,422	75,173	68,756	64,118

Income before income taxes	134,907	106,121	73,652	67,959

Income taxes	29,495	22,765	15,681	14,466

Net income	$105,412	$83,356	$57,971	$53,493

Per common share:
Basic

Net income	$1.69	$1.34	$0.92	$0.84

Diluted

Net income	$1.68	$1.34	$0.92	$0.84

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

Condensed Average Statements of Condition

(Dollars in Thousands)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest-bearing liabilities and related interest yields for the years ended December 31, 2022, 2021, and 2020. Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2022			2021			2020
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost

	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$6,977,890	397,356	5.69%	$7,318,756	355,125	4.85%	$7,290,230	372,903	5.12%
Foreign	138,262	4,821	3.49	123,524	4,090	3.31	125,234	4,676	3.73
Investment securities:
Taxable	4,510,293	74,988	1.66	3,624,903	34,331	0.95	3,213,039	46,095	1.43
Tax-exempt	70,636	2,541	3.60	43,906	1,483	3.38	67,487	2,434	3.61
Other	2,831,040	46,075	1.63	2,449,193	3,074	0.13	767,837	900	0.12
Total interest-earning assets	14,528,121	525,781	3.62%	13,560,282	398,103	2.94%	11,463,827	427,008	3.72%
Non-interest earning assets:
Cash and cash equivalents	365,194			204,747			174,557
Bank premises and equipment, net	415,883			442,281			465,267
Other assets	1,203,790			1,021,644			1,118,561
Less allowance for probable loan losses	(116,188)			(111,791)			(89,558)
Total	$16,396,800			$15,117,163			$13,132,654
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest-bearing demand deposits	$4,667,048	12,686	0.27%	$4,297,561	4,110	0.10%	$3,537,014	6,358	0.18%
Time deposits:
Domestic	1,020,388	6,555	0.64	1,077,371	7,636	0.71	1,003,221	10,608	1.06
Foreign	1,139,209	4,602	0.40	1,083,866	4,019	0.37	1,068,907	8,622	0.81
Securities sold under repurchase agreements	476,877	2,495	0.52	411,661	621	0.15	335,392	926	0.28
Other borrowings	386,924	6,781	1.75	436,226	7,654	1.75	547,283	8,773	1.60
Junior subordinated interest deferrable debentures	134,642	5,037	3.74	134,642	2,791	2.07	134,642	3,832	2.85
Total interest-bearing liabilities	7,825,088	38,156	0.49%	7,441,327	26,831	0.36%	6,626,459	39,119	0.59%
Non-interest-bearing liabilities:
Demand Deposits	5,973,462			5,355,105			4,211,988
Other liabilities	200,013			70,601			166,213
Shareholders’ equity	2,398,237			2,250,130			2,127,994
Total	$16,396,800			$15,117,163			$13,132,654
Net interest income		$487,625			$371,272			$387,889
Net yield on interest earning assets			3.36%			2.74%			3.38%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
JUDITH I. WAWROSKI
Chief Accounting Officer and Treasurer	JAVIER DE ANDA
Senior Vice President
DALIA F. MARTINEZ	B.P. Newman Investment Company
Vice President
DOUG HOWLAND
MIRTA SALCEDO	Investments
Auditor
RUDOLPH M. MILES
MARISA V. SANTOS	Investments
Secretary
LARRY NORTON
HILDA V. TORRES	Investments
Assistant Secretary
ROBERTO R. RESENDEZ
Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments

DIANA G. ZUNIGA
President and Owner
Investors Alliance, Inc.