Form 10-K, Exhibit 13
period 2023-12-31
INTERNATIONAL BANCSHARES CORP
filed 2024-02-26
CIK 315709

Exhibit 13

As used in this report, the words “Company,” “we,” “us,” and “our” refer to International Bancshares Corporation, a Texas corporation, its five wholly owned subsidiary banks (“Subsidiary Banks”), and its other subsidiaries.  The information that follows may contain forward-looking statements, which involve various risks and uncertainties, including those identified in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the year ended December 31, 2023, and are qualified as indicated under “Cautionary Notice Regarding Forward-Looking Information” in Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of this report. Our website address is www.ibc.com.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(Consolidated)

The following consolidated selected financial data is derived from our audited financial statements as of and for the five years ended December 31, 2023. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2023	2022	2021	2020	2019

	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$15,066,189	$15,501,476	$16,046,236	$14,029,467	$12,112,894
Investment securities available-for-sale	4,822,341	4,417,796	4,213,920	3,080,768	3,378,923
Net loans	7,901,892	7,304,631	7,098,777	7,432,695	6,834,668
Deposits	11,824,554	12,660,007	12,617,877	10,721,860	8,826,034
Other borrowed funds	10,745	10,944	436,138	436,327	626,511
Junior subordinated deferrable interest debentures	108,868	134,642	134,642	134,642	134,642
Shareholders’ equity	2,447,774	2,044,759	2,308,481	2,177,998	2,118,053
INCOME STATEMENT
Interest income	$800,162	$525,781	$398,103	$427,008	$492,401
Interest expense	136,661	38,156	26,831	39,119	58,629
Net interest income	663,501	487,625	371,272	387,889	433,772
Provision for probable loan losses	34,576	21,651	7,955	45,379	18,843
Non-interest income	169,941	187,134	222,326	150,579	154,826
Non-interest expense	275,354	270,469	263,316	281,331	309,801
Income before income taxes	523,512	382,639	322,327	211,758	259,954
Income taxes	111,744	82,407	68,405	44,439	54,850
Net income	411,768	300,232	253,922	167,319	205,104
Net income available to common shareholders	$411,768	$300,232	$253,922	$167,319	$205,104
Per common share:
Basic	$6.63	$4.79	$4.01	$2.63	$3.13
Diluted	$6.62	$4.78	$4.00	$2.62	$3.12

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations represents an explanation of significant changes in our financial position and results of our operations on a consolidated basis for the three-year period ended December 31, 2023. The following discussion should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2023, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

Special Cautionary Notice Regarding Forward-Looking Information

Certain matters discussed in this report, excluding historical information, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by those sections. Although we believe such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words “estimate,” “expect,” “intend,” “believe” and “project,” as well as other words or expressions of a similar meaning, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

Risk factors that could cause actual results to differ materially from any results that we project, forecast, estimate, or budget in forward-looking statements include, among others, the following possibilities:

●	Local, regional, national, and international economic business conditions and the impact they may have on us, our customers, and such customers’ ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral.
●	Volatility and disruption in national and international financial markets.
●	Government intervention in the U.S. financial system.
●	The unavailability of funding from the FHLB, the Fed or other sources in the future could adversely impact our growth strategy, prospects, and performance.
●	Changes in consumer spending, borrowing, and saving habits.
●	Changes in interest rates and market prices, including changes in federal regulations on the payment of interest on demand deposits.
●	Changes in our ability to retain or access deposits due to changes in public confidence in the banking system and the potential threat of bank-run contagion fueled by, among other factors, economic instability, inflationary pressures, the public’s increased exposure to social media, and the rapid speed at which communication and coordination via social media can occur.
●	Changes in the capital markets we utilize, including changes in the interest rate environment that may reduce margins.
●	Changes in state and/or federal laws and regulations, including, the impact of the Consumer Financial Protection Bureau (“CFPB”) as a regulator of financial institutions, changes in the accounting, tax, and regulatory treatment of trust-preferred securities, as well as changes in banking, tax, securities, insurance, employment, environmental, and immigration laws and regulations and the risk of litigation that may follow.
●	Changes in U.S.—Mexico trade, including reductions in border crossings and commerce, integration, and implementation of the United States-Mexico-Canada Agreement and the possible imposition of tariffs on imported goods.
●	Political instability in the United States or Mexico.

●	General instability of economic and political conditions in the United States, including inflationary pressures, increased interest rates, economic slowdown or recession, and escalating geopolitical tensions.
●	The reduction of deposits from nonresident alien individuals due to the Internal Revenue Service rules requiring U.S. financial institutions to report deposit interest payments made to such individuals.
●	The loss of senior management or operating personnel.
●	The timing, impact, and other uncertainties of the potential future acquisitions, as well as our ability to maintain our current branch network and enter new markets to capitalize on growth opportunities.
●	Changes in estimates of future reserve requirements based upon periodic review thereof under relevant regulatory and accounting requirements.
●	Additions to our allowance for credit loss as a result of changes in local, national, or international conditions which adversely affect our customers.
●	Greater than expected costs or difficulties related to the development and integration of new products and lines of business.
●	Increased labor costs and effects related to health care reform and other laws, regulations, and legal developments impacting labor costs.
●	Impairment of carrying value of goodwill could negatively impact our earnings and capital.
●	Changes in the soundness of other financial institutions with which we interact.
●	Political instability in the United States or Mexico.
●	Technological changes or system failures or breaches of our network security, as well as other cybersecurity risks, could subject us to increased operating costs, litigation, and other liabilities.
●	Acts of war or terrorism.
●	Natural disasters or other adverse external events such as pandemics or epidemics.
●	Reduced earnings resulting from the write-down of the carrying value of securities held in our securities available-for-sale portfolios.
●	The effect of changes in accounting policies and practices by the Public Company Accounting Oversight Board (“PCAOB”), the Financial Accounting Standards Board (“FASB”) and other accounting standards setters.
●	The costs and effects of regulatory developments or regulatory or other governmental inquiries and the results of regulatory examinations or reviews and obtaining regulatory approvals.
●	The effect of any supervisory and enforcement efforts by the CFPB related to its unfair, deceptive, or abusive acts or practices (“UDAAP”) authority concerning fees charged by financial institutions and Regulation E, which prohibits financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, as well as the effect of any other regulatory or legal developments that limit overdraft services.
●	Monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board (“FRB”).
●	The reduction of income and possible increase in required capital levels related to the adoption of legislation and the implementing rules and regulations, including those that establish debit card interchange fee standards and prohibit network exclusivity arrangements and routing restrictions.
●	The increase in required capital levels related to the implementation of capital and liquidity rules of the federal banking agencies that address or are impacted by the Basel III capital and liquidity standards.
●	The enhanced due diligence burden imposed on banks related to the banks’ inability to rely on credit ratings under the Dodd-Frank Act.
●	Our failure or circumvention of our internal controls and risk management, policies, and procedures.

Forward-looking statements speak only as of the date on which such statements are made. It is not possible to foresee or identify all such factors. We make no commitment to update any forward-looking statement, or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Overview

We are headquartered in Laredo, Texas, with 166 facilities and 256 ATMs, providing banking services for commercial, consumer, and international customers of north, south, central and southeast Texas and the State of Oklahoma. We are one of the largest independent commercial bank holding companies headquartered in Texas. We, through our Subsidiary Banks, are in the business of gathering funds from various sources and investing those funds in order to earn a return. We, either directly or through a Subsidiary Bank, own one insurance agency, a liquidating subsidiary; a fifty-percent interest in an investment banking unit that owns a broker/dealer; a controlling interest in four merchant banking entities; and a majority ownership interest in a real-estate development partnership. Our primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, we generate income from fees on products offered to commercial, consumer, and international customers. The sales team of each of our Subsidiary Banks aims to match the right mix of products and services to each customer to best serve the customer’s needs. That process entails spending time with customers to assess their needs and servicing the sales arising from those discussions on a long-term basis. Our Subsidiary Banks have various compensation plans, including incentive-based compensation, for fairly compensating employees. Our Subsidiary Banks also have a robust process in place to review sales that support the incentive-based compensation plan to monitor the quality of the sales and identify any significant irregularities, a process that has been in place for many years.

One of our primary goals is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is one of our critical objectives. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). Our ROE for the year ended December 31, 2023 was 15.41% as compared to 12.52% for the year ended December 31, 2022.

We are highly active in facilitating trade along the United States border with Mexico. We do a significant amount of business with customers domiciled in Mexico and deposits from persons and entities domiciled in Mexico comprise a large and stable portion of the deposit base of our Subsidiary Banks. We also serve the growing Hispanic population through our facilities located throughout north, south, central, and southeast Texas and the State of Oklahoma.

Expense control is an essential element of our long-term profitability. It has been a constant focus of ours for many years and is especially critical during periods of economic uncertainty. As a result, we have achieved a decrease of approximately 11.1% or $34.4 million, before tax, in non-interest expense over the four-year period ended December 31, 2023, primarily driven by decreases in our employee compensation and benefit plan expenses, professional fees, and other general operating expenses with the ultimate goal of ensuring that we align our workforce and operating expenses with our revenue streams.

Future economic conditions remain uncertain and the impact of those conditions on our business also remains uncertain. Our business depends on the willingness and ability of our customers to conduct banking and other financial transactions. Our revenue streams, including service charges on deposits and banking and non-banking service charges and fees (ATM and interchange income), have been impacted and may continue to be impacted in the future if economic conditions do not improve. Expense control has been a long-time focus and essential element to our long-term profitability. We have kept that focus in mind as we continue to look at operations, create efficiencies, and institute cost-control protocols at all levels.  We will continue to closely monitor our efficiency ratio, a measure of non-interest expense to net interest income plus non-interest income and our overhead burden ratio, a ratio of our operating expenses against total assets. We use these measures in determining if we are accomplishing our long-term goals of controlling our costs in order to provide superior returns to our shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2023	December 31, 2022	Percent Increase (Decrease)

	(Dollars in Thousands)
Assets	$15,066,189	$15,501,476	(2.8)%
Net loans	7,901,892	7,304,631	8.2
Deposits	11,824,554	12,660,007	(6.6)
Securities sold under repurchase agreements	530,416	431,191	23.0
Other borrowed funds	10,745	10,944	(1.8)
Junior subordinated deferrable interest debentures	108,868	134,642	(19.1)
Shareholders’ equity	2,447,774	2,044,759	19.7

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2023	2022	2023 vs. 2022	2021	2022 vs. 2021

	(Dollars in Thousands, Except Per Share Data)
Interest income	$800,162	$525,781	52.2%	$398,103	32.1%
Interest expense	136,661	38,156	258.2	26,831	42.2
Net interest income	663,501	487,625	36.1	371,272	31.3
Provision for probable loan losses	34,576	21,651	59.7	7,955	172.2
Non-interest income	169,941	187,134	(9.2)	222,326	(15.8)
Non-interest expense	275,354	270,469	1.8	263,316	2.7
Net income	411,768	300,232	37.1	253,922	18.2
Per common share:
Basic	$6.63	$4.79	38.4%	$4.01	19.5%
Diluted	6.62	4.78	38.5	4.00	19.5

Net Income

Net income for the year ended December 31, 2023 increased by 37.1% compared to the same period of 2022. Net income for the year ended December 31, 2023 was positively impacted by an increase in net interest income, which is primarily attributable to an increase in the size of our investment portfolio, the interest earned on funds held at the Federal Reserve Bank, and an increase in loan interest income, of which the latter two have increased consistently with FRB actions to raise interest rates in 2022 and 2023.  Net income for the period has also been impacted by increases in interest expense, primarily driven by an increase in interest paid on deposits.  We closely monitor rates paid on deposits to remain competitive in the current economic environment and retain deposits.  The increase in those revenue streams coupled with the cost control initiatives to streamline operations and increase efficiency in recent years have been the primary drivers in achieving these results.  Net income for the year ended December 31, 2022 compared to the same period of 2021 was also positively impacted by the same factors that impacted the twelve months ended December 31, 2023.  Non-interest income for the year ended December 31, 2022 was also positively impacted by gains on the sale of some properties from our branch network as we continue to monitor and evaluate our retail branch footprint and align with customer activity.

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

	For the years ended December 31,
	2023	2022	2021
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	8.13%	5.69%	4.85%
Foreign	5.57	3.49	3.31
Investment securities:
Taxable	2.56	1.66	0.95
Tax-exempt	3.86	3.60	3.38
Other	4.80	1.63	0.13
Total interest-earning assets	5.77%	3.62%	2.94%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	1.34%	0.27%	0.10%
Time deposits:
Domestic	2.35	0.64	0.71
Foreign	2.37	0.40	0.37
Securities sold under repurchase agreements	3.15	0.52	0.15
Other borrowings	2.61	1.75	1.75
Junior subordinated deferrable interest debentures	7.01	3.74	2.07
Total interest bearing liabilities	1.86%	0.49%	0.36%

The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets increased 59.4% from 3.62% in 2022 to 5.77% in 2023, and the rates paid on average interest-bearing liabilities increased 279.6% from 0.49% in 2022 to 1.86% in 2023. The yield on average interest-earning assets increased 23.1% from 2.94% in 2021 to 3.62% in 2022, and the rates paid on average interest-bearing liabilities increased 36.1% from 0.36% in 2021 to 0.49% in 2022.

The following table analyzes the changes in net interest income during 2023, 2022, and 2021 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2023 compared to 2022			2022 compared to 2021
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total

	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$31,220	183,260	$214,480	$(16,540)	$58,771	$42,231
Foreign	321	3,070	3,391	488	243	731
Investment securities:
Taxable	10,926	46,237	57,163	8,385	32,272	40,657
Tax-exempt	3,297	421	3,718	903	155	1,058
Other	(31,924)	27,553	(4,371)	479	42,522	43,001
Total interest income	$13,840	$260,541	$274,381	$(6,285)	$133,963	$127,678
Interest incurred on:
Savings and interest bearing demand deposits	$(489)	48,140	$47,651	$353	$8,223	$8,576
Time deposits:
Domestic	(226)	16,860	16,634	(404)	(677)	(1,081)
Foreign	499	24,868	25,367	205	378	583
Securities sold under repurchase agreements	(40)	12,305	12,265	98	1,776	1,874
Other borrowings	(6,591)	93	(6,498)	(865)	(8)	(873)
Junior subordinated deferrable interest debentures	(703)	3,789	3,086	—	2,246	2,246
Total interest expense	$(7,550)	$106,055	$98,505	$(613)	$11,938	$11,325
Net interest income	$21,390	$154,486	$175,876	$(5,672)	$122,025	$116,353

(1)  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

The increase in net interest income for the years ended December 31, 2023 and December 31, 2022 is primarily attributable to an increase in the size of our investment portfolio, the interest earned on funds held at the Federal Reserve Bank, and an increase in loan interest income, of which the latter two have increased in line with FRB actions to raise interest rates in 2022 and 2023. As part of our strategy to manage interest rate risk, we strive to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Our management can quickly change our interest rate position at any given point in time as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques we employ to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by our Investment Committee at least twice a year. The Investment Committee is comprised of certain members of the board of directors and senior managers of the various Subsidiary Banks. Management currently believes that we are properly positioned for interest rate changes; however, if management determines at any time that we are not properly positioned, we will strive to adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes.

Allowance for Credit Losses

The ACL increased 24.7% to $157,069,000 at December 31, 2023 from $125,972,000 at December 31, 2022. The provision for credit losses charged to expense increased $12,925,000 to $34,576,000 for the year ended December 31, 2023 from $21,651,000 for the same period in 2022.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year and the following ratios:  nonaccrual loans to total loans, nonaccrual loans to the ACL, charge-offs to average loans, by loan type, and total charge-off to average total loans:

	2023	2022	2021

	(Dollars in Thousands)
Allowance for credit losses to total loans outstanding	1.95%	1.70%	1.53%
Allowance for credit losses	$157,069	$125,972	$110,374
Loans, net of unearned discounts	$8,058,961	$7,430,603	$7,209,151
Nonaccrual loans to total loans outstanding	0.59%	0.70%	0.03%
Nonaccrual loans	$47,170	$51,648	$1,921
Loans, net of unearned discounts	$8,058,961	$7,430,603	$7,209,151
Allowance for credit losses to nonaccrual loans	332.98%	243.90%	5,745.65%
Allowance for credit losses	$157,069	$125,972	$110,374
Nonaccrual loans	$47,170	$51,648	$1,921
Net charge-offs during the period to average loans outstanding:
Commercial	0.64%	0.61%	0.48%
Net charge-offs during the period	$9,664	$9,050	$8,083
Average amount outstanding	$1,498,990	$1,472,338	$1,669,233
Commercial real estate: other construction and land development	—%	—%	—%
Net charge-offs during the period	$—	$2	$2
Average amount outstanding	$2,143,245	$1,802,210	$1,700,220
Commercial real estate: farmland and commercial	—%	—%	0.01%
Net charge-offs during the period	$—	$16	$364
Average amount outstanding	$2,604,677	$2,541,380	$2,573,151
Commercial real estate: multifamily	—%	—%	—%
Net charge-offs during the period	$—	$—	$—
Average amount outstanding	$318,307	$252,685	$401,551
Residential: first lien	0.01%	0.04%	0.09%
Net charge-offs during the period	$43	$160	$373
Average amount outstanding	$492,305	$448,816	$433,262
Residential: junior lien	0.07%	0.01%	—%
Net charge-offs during the period	$298	$28	$25
Average amount outstanding	$423,690	$420,062	$501,451
Consumer	0.42%	0.55%	0.44%
Net charge-offs during the period	$179	$223	$176
Average amount outstanding	$42,917	$40,399	$39,890
Foreign	—%	—%	—%
Net charge-offs during the period	$—	$—	$1
Average amount outstanding	$149,478	$138,262	$123,524
Total loans	0.13%	0.13%	0.12%
Net charge-offs during the period	$10,184	$9,479	$9,024
Average amount outstanding	$7,673,609	$7,116,152	$7,442,282

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

The ACL has been allocated based on the amount management has deemed to be reasonably necessary to provide for the credit losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2023		2022		2021
		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total

	(Dollars in Thousands)
Commercial	$35,550	20.2%	$26,728	20.2%	$23,178	20.8%
Commercial real estate: other construction and land development	55,291	26.0	44,684	26.7	35,390	23.1
Commercial real estate: farmland & commercial	42,703	34.7	36,474	34.6	35,654	37.6
Commercial real estate: multifamily	5,088	4.7	3,794	4.1	3,291	4.0
Residential : first lien	5,812	5.9	4,759	5.7	4,073	5.6
Residential: junior lien	11,024	5.7	8,284	5.9	7,754	6.4
Consumer	318	0.6	281	0.6	272	0.6
Foreign	1,283	2.2	968	2.2	762	1.9
	$157,069	100.0%	$125,972	100.0%	$110,374	100.0%

The ACL primarily consists of the aggregate ACL’s of the Subsidiary Banks. The ACL’s are established through charges to operations in the form of provisions for credit losses.

The Subsidiary Banks charge-off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial, and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would so indicate. Generally, unsecured consumer loans are charged-off when 90 days past due.

The ACL is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate of credit losses within the existing portfolio of loans based on our internal ACL calculation. While our management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting credit losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL can be made only on a subjective basis. Our management believes that the ACL at December 31, 2023 was adequate to absorb expected losses from loans and other financial instruments in the portfolio at that date. See Critical Accounting Policies on page 19.

Non-Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2023	2022	2023 vs. 2022	2021	2022 vs. 2021

	(Dollars in Thousands)
Service charges on deposit accounts	$73,933	$72,781	1.6%	$66,205	9.9%
Other service charges, commissions and fees
Banking	57,923	55,253	4.8	54,280	1.8
Non-banking	9,546	8,568	11.4	8,007	7.0
Investment securities transactions, net	(3)	—	(100.0)	(16)	(100.0)
Other investments, net	9,601	17,538	(45.3)	68,807	(74.5)
Other income	18,941	32,994	(42.6)	25,043	31.7
Total non-interest income	$169,941	$187,134	(9.2)%	$222,326	(15.8)%

Total non-interest income for the year ended December 31, 2023 decreased by 9.2% compared to the same period of 2022.  The decrease is primarily attributed to losses recorded on merchant banking investments.  Total non-interest income for the year ended December 31, 2022 decreased by 15.8% compared to 2021. Non-interest income was positively impacted due to an increase in service charges on deposit accounts as customer activity continues to increase from previously depressed levels resulting from the COVID-19 pandemic. Other income was positively impacted by gains on the sale of some properties from our branch network as we continue to monitor and evaluate our retail branch footprint and align with customer activity. The decrease in other investment income for the year ended December 31, 2022 compared to the same period of 2021 was primarily attributable to the sale of an equity interest in a merchant banking investment held by one of our non-bank subsidiaries in the second quarter of 2021.

Non-Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2023	2022	2023 vs. 2022	2021	2022 vs. 2021

	(Dollars in Thousands)
Employee compensation and benefits	$134,441	$127,722	5.3%	$123,480	3.4%
Occupancy	25,832	25,654	0.7	26,176	(2.0)
Depreciation of bank premises and equipment	21,944	21,821	0.6	25,028	(12.8)
Professional fees	14,000	11,292	24.0	7,890	43.1
Deposit insurance assessments	6,285	6,987	(10.0)	4,389	59.2
Net expense, other real estate owned	(3,983)	122	(3,364.8)	5,073	(97.6)
Advertising	5,010	4,588	9.2	4,037	13.6
Software and software maintenance	20,046	15,271	31.3	17,794	(14.2)
Other	51,779	57,012	(9.2)	49,449	15.3
Total non-interest expense	$275,354	$270,469	1.8%	$263,316	2.7%

Non-interest expense for the year ended December 31, 2023 increased by 1.8% compared to the same period of 2022.  The increase in non-interest expense is primarily attributed to an increase in our employee compensation and benefits cost as we continue to review and adjust our compensation and benefits programs to recognize performance and retain our workforce and an increase in software and software maintenance costs. Non-interest expense was positively impacted by a net gain recognized on the operations and sales of certain of our other real estate owned.  Non-interest expense for the year ended December 31, 2022 increased by 2.7% compared to the same period of 2021. The increase is primarily attributable to an increase in our employee compensation and benefits costs. We continue to monitor and manage our controllable non-interest expenses through a variety of measures with the ultimate goal of ensuring we align non-interest expenses with our operations and revenue streams.

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

Financial Condition

Investment Securities

The following tables set forth the average yield, by contractual maturities of debt investment securities, at December 31, 2023, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one	After one but	After five but
	year	within five years	within ten years	After ten years
	Adjusted	Adjusted	Adjusted	Adjusted
	Yield	Yield	Yield	Yield

	(Dollars in Thousands)
Residential mortgage-backed securities	3.85%	2.65%	2.41%	2.88%
Obligations of states and political subdivisions	—	—	4.13	4.14
Total	3.85%	2.65%	2.43%	2.92%

	Held to Maturity Maturing
	Within one	After one but	After five but
	year	within five years	within ten years	After ten years
	Adjusted	Adjusted	Adjusted	Adjusted
	Yield	Yield	Yield	Yield

	(Dollars in Thousands)
Other securities	2.07%	4.49%	—%	—%
Total	2.07%	4.49%	—%	—%

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

Loans

The following table shows the amounts of loans  outstanding as of December 31, 2023, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but	After five but
	Within one	within five	within fifteen	After fifteen
	year	years	years	years	Total

	(Dollars in Thousands)
Commercial	$669,593	$756,861	$201,776	$—	$1,628,230
Commercial real estate: other construction & land development	906,367	1,021,585	163,245	425	2,091,622
Commercial real estate: farmland & commercial	527,255	2,118,232	147,958	108	2,793,553
Commercial real estate: multifamily	194,845	177,797	7,230	967	380,839
Residential: first lien	18,878	114,678	55,759	288,717	478,032
Residential: junior lien	22,433	14,146	327,348	96,942	460,869
Consumer	27,392	17,482	212	35	45,121
Foreign	92,272	43,619	6,228	38,576	180,695
Total	$2,459,035	$4,264,400	$909,756	$425,770	$8,058,961

	Interest sensitivity
	Fixed Rate	Variable Rate

	(Dollars in Thousands)
Amount due after one year:
Commercial	$204,909	$753,728
Commercial real estate: other construction & land development	4,803	1,180,452
Commercial real estate: farmland & commercial	164,031	2,102,267
Commercial real estate: multifamily	1,929	184,065
Residential: first lien	193,411	265,743
Residential: junior lien	431,323	7,113
Consumer	17,723	6
Foreign	14,632	73,791
Total	$1,032,761	$4,567,165

International Operations

On December 31, 2023, we had $180,695,000 (1.2% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of our Subsidiary Banks generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United

States or have credit enhancements in the form of guarantees from significant United States corporations. The composition of such loans as of December 31, 2023 and 2022 is presented below.

	For the year ended December 31,
	2023	2022

	Amount of	Amount of
	Loans	Loans

	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$95,570	$90,887
Secured by United States real estate	51,215	36,048
Secured by other United States collateral (securities, gold, silver, etc.)	7,806	6,125
Unsecured	17,185	21,108
Other (principally Mexico real estate)	8,919	5,807
	$180,695	$159,975

Deposits

The following table illustrates the average amounts of deposits for the twelve months ended December 31, 2023 and December 31, 2022. Included in the table is our estimate of the amount of total uninsured deposits as of December 31, 2023 and December 31, 2022.

	2023	2022
	Average Balance	Average Balance

	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$4,316,548	$4,831,516
Foreign	983,317	1,141,946
Total demand non-interest bearing	5,299,865	5,973,462
Savings and interest bearing demand
Domestic	3,269,907	3,510,099
Foreign	1,217,285	1,156,949
Total savings and interest bearing demand	4,487,192	4,667,048
Time certificates of deposit
Domestic	985,189	1,020,388
Foreign	1,262,762	1,139,209
Total time, certificates of deposit	2,247,951	2,159,597
Total deposits	$12,035,008	$12,800,107

Uninsured Deposits:	$3,998,626	$4,718,606

Scheduled maturities of time deposits in amounts of $250,000 or more at December 31, 2023 and an estimate of uninsured time deposits, were as follows:

Due within 3 months or less	$576,507
Due after 3 months and within 6 months	345,608
Due after 6 months and within 12 months	238,869
Due after 12 months	41,186
$1,202,170

Portion of time deposits that are uninsured	$749,169

We offer a variety of deposit accounts having a wide range of interest rates and terms. We rely primarily on our high-quality customer service, sales programs, customer referrals, and advertising to attract and retain these deposits. Deposits provide the primary source of funding for our lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2023 were $11,824,554,000, a decrease of 6.6% from $12,660,007,000 at December 31, 2022.  Deposits decreased as a result of increased general activities by customers, increased competition for deposits by the federal government, and aggressive competitors’ pricing.  We have closely monitored the rates paid on deposits by competitors and have made changes to our pricing accordingly in order to remain competitive in an effort to retain deposits.  Because of our significant levels of liquidity, we actively monitor deposit accounts, and in some cases determine that it is our best interest to allow some deposits to runoff because the rates being offered by our competitors are beyond levels we are willing to pay at this point in time.  Those actions are carefully considered by our executive leadership team in order to manage our deposit base and the cost of our deposits.  Our five separately chartered Subsidiary Banks within our holding company structure also allows us to work with customers to maximize their FDIC deposit insurance levels.

Other Borrowed Funds

Other borrowed funds include FHLB borrowings which are long-term borrowings issued by the FHLB of Dallas or the FHLB of Topeka at the market price offered at the time of funding. These borrowings are secured by residential mortgage-backed investment securities and a portion of our loan portfolio. At December 31, 2023, other borrowed funds totaled $10,745,000, a decrease of 1.8% from $10,944,000 at December 31, 2022.

Return on Equity and Assets

Certain key ratios for the years ended December 31, 2023, 2022, and 2021 follow (1):

	Years ended
	December 31,
	2023	2022	2021
Percentage of net income to:
Average shareholders’ equity	15.41%	12.52%	11.28%
Average total assets	2.64	1.83	1.68
Percentage of average shareholders’ equity to average total assets	17.13	14.63	14.88
Percentage of cash dividends per share to net income per share	19.00	24.84	28.70

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides our Subsidiary Banks with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. Our Subsidiary Banks derive their liquidity largely from deposits of individuals and business entities. Other important funding sources for our Subsidiary Banks during 2023 and 2022 were securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Our Subsidiary Banks have had a long-standing relationship with the FHLB and keep open, unused, lines of credit in order to fund liquidity needs. In the event that the FHLB indebtedness is not renewed, the repayment of the outstanding indebtedness would more than likely be repaid through proceeds generated from the sales of unpledged available-for-sale securities. Our Subsidiary Banks also have an active account and significant collateral pledged to the Federal Reserve Bank’s Discount Window, which can also be relied upon to fund liquidity needs.  We maintain a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. As in the past, we will continue to monitor the volatility and cost of funds in an attempt to match maturities of rate-sensitive assets and liabilities and respond accordingly to anticipated fluctuations in interest rates over reasonable periods of time.

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

The net interest rate sensitivity at December 31, 2023, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, we are asset sensitive through all of the time periods illustrated. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2023	or Less	1 Year	Years	Years	Total

	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$217,326	$545,965	$3,905,625	$162,242	$4,831,158
Loans, net of non-accruals	6,678,670	195,740	383,329	754,052	8,011,791

Total earning assets	$6,895,996	$741,705	$4,288,954	$916,294	$12,842,949

Cumulative earning assets	$6,895,996	$7,637,701	$11,926,655	$12,842,949

Rate sensitive liabilities

Time deposits	$1,120,951	$1,180,964	$123,259	$3	$2,425,177
Other interest bearing deposits	4,368,532	—	—	—	4,368,532
Securities sold under repurchase agreements	529,346	1,070	—	—	530,416
Other borrowed funds	—	—	—	10,745	10,745
Junior subordinated deferrable interest debentures	108,868	—	—	—	108,868

Total interest bearing liabilities	$6,127,697	$1,182,034	$123,259	$10,748	$7,443,738

Cumulative sensitive liabilities	$6,127,697	$7,309,731	$7,432,990	$7,443,738

Repricing gap	$768,299	$(440,329)	$4,165,695	$905,546	$5,399,211
Cumulative repricing gap	768,299	327,970	4,493,665	5,399,211
Ratio of interest-sensitive assets to liabilities	1.13	0.63	34.80	85.25	1.73
Ratio of cumulative, interest-sensitive assets to liabilities	1.13	1.04	1.60	1.73

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

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2023, in decreasing rate scenarios of -100,

-200, -300 and -400 basis points and in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than minus 30%, 30%, 30%, and 40%, respectively, for the first 12-month period projected. At December 31, 2023, the most recent income simulations show that a rate shift of -100, -200, -300, -400, +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12-month period by -7.78%, -14.54%, -20.92%, -26.70% +6.48%, +13.14%, +19.80% and +26.51%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

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

Our principal sources of liquidity and funding dividends from subsidiaries and borrowed funds, with such funds being used to finance our cash flow requirements. We closely monitor the dividend restrictions and availability from our Subsidiary Banks as disclosed in Note 20 of the Notes to Consolidated Financial Statements. At December 31, 2023, the aggregate amount legally available to be distributed to us from our Subsidiary Banks as dividends was approximately $1,229,500,000, assuming that each Subsidiary Bank continues to be classified as “well capitalized” under the applicable regulations in effect at December 31, 2023. The restricted capital (capital and surplus) of our Subsidiary Banks was approximately $1,377,321,000 as of December 31, 2023. The undivided profits of our Subsidiary Banks were approximately $1,710,438,000 as of December 31, 2023.

At December 31, 2023, we had outstanding $10,745,000 in other borrowed funds and $108,868,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, we have a number of other available alternatives to finance the growth of our Subsidiary Banks as well as future growth and expansion.

Capital

We maintain an adequate level of capital as a margin of safety for our depositors and shareholders. At December 31, 2023, shareholders’ equity was $2,447,774,000 compared to $2,044,759,000 at December 31, 2022, an increase of $403,015,000, or 19.7%. Shareholders’ equity increased primarily due to an increase in retained earnings and a decrease in accumulated other comprehensive loss as a result of market interest conditions and the impact of those conditions on the value of our investment portfolio. The accumulated other comprehensive loss is not included in the calculation of regulatory capital ratios.

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.  Capital amount and classifications are also subject to qualitative judgements by regulators about components, risk-weighting and other factors.

The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items.  The guidelines also define and set minimum capital requirements (risk-based capital ratios).  All banks are required to have Tier 1 capital of at least 4 % of risk-weighted assets and total capital of 8% of risk-weighted assets.  Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses.  In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 8% and a Tier 1 leverage ratio of 5%.  We had risk-weighted Tier 1 capital ratios of 22.39% and 21.04% and risk-weighted total capital ratios of 23.65% and 22.22% as of December 31, 2023 and 2022, respectively, which are well above the minimum regulatory requirements and exceed the well-capitalized ratios (see Note 19 of our Notes to Consolidated Financial Statements).

In July 2013, the FDIC and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the Basel III capital reforms and various related capital provisions of the Dodd-Frank Act. Consistent with the Basel international framework, the rules include a minimum ratio of Common Equity Tier 1 (“CET1”) capital to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The capital conservation buffer is designed to absorb losses during periods of economic stress.  Banking institutions with a  ratio of CET1 capital to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.  The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. We believe that as of December 31, 2023, we meet all fully phased-in capital adequacy requirements.

In November 2017, the OCC, the FRB and the FDIC finalized a proposed rule that extends the current treatment under the regulatory capital rules for certain regulatory capital deductions and risk weights and certain minority-interest requirements, as they apply to banking organizations that are not subject to the advanced approaches capital rules. Effective January 1, 2018, the rule also pauses the full transition to the Basel III treatment of mortgage servicing assets, certain deferred tax assets, investments in the capital of unconsolidated financial institutions and minority interests. The agencies are also considering whether to make adjustments to the capital rules in response to CECL (the FASB Standard relating to current expected credit loss) and its potential impact on regulatory capital. Pursuant to rules issued by the federal bank regulatory agencies in February 2019 and March 2020, banking organizations were given options to phase in the adoption of CECL over a three-year transition period through December 31, 2022 or over a five-year transition period through December 31, 2024. Rather than electing to make one of the phase-in options, we immediately recognized the capital impact upon adopting the CECL accounting standards on January 1, 2020, which resulted in an increase in our allowance for probable loan losses and a one-time cumulative-effect adjustment to retained earnings upon adoption.

In December 2017, the Basel Committee on Banking Supervision unveiled its final set of standards and reforms to the Basel III regulatory capital framework, commonly called “Basel III Endgame” or “Basel IV.”  The Basel IV standards make changes to the capital framework first introduced as “Basel III” in 2010 and aim to reduce excessive variability in banks’ calculations of risk-weighted assets and risk-weighted capital ratios.  Implementation of Basel IV began on January 1, 2023 and will continue over a five-year transition period by regulators in individual countries, including the U.S. federal bank regulatory agencies (after notice and comment).

Junior Subordinated Deferrable Interest Debentures

We currently have four statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) each issued capital and common securities (Capital and Common Securities”) and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) that we issued. As of December 31, 2023 and December 31, 2022, the principal amount of debentures outstanding totaled $108,868,000 and $134,642,000, respectively.

The Debentures are subordinated and junior in right of payment to all of our present and future senior indebtedness (as defined in the respective indentures) and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. We have fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. We have the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts IX, X, XI and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2023 and December 31, 2022, the total $108,868,000 and $134,642,000, respectively, of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2023:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing		Interest Rate		Optional
	Debentures	Frequency	Interest Rate	Index(1)	Maturity Date	Redemption Date(2)
	(in thousands)
Trust IX	41,238	Quarterly	7.28%	SOFR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	7.29%	SOFR + 1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	7.28%	SOFR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	7.09%	SOFR + 1.45	September 2037	September 2012
	$108,868
(1)	On July 1, 2023, the interest rate index on the Capital and Common Securities transitioned from U.S.-dollar London Interbank Offered Rate (“LIBOR”) to the Three-Month CME Term Secured Overnight Financing Rate (“SOFR”) with a 26 basis point spread adjustment
(2)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

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

We consider our estimated ACL as a policy critical to the sound operations of our Subsidiary Banks. The ACL is deducted from the amortized cost of an instrument to present the net amount expected to be collected on the financial asset. Our ACL primarily consists of the aggregate ACL estimates of our Subsidiary Banks. The estimates are established through charges to operations in the form of charges to provisions for credit loss expense. Loan losses or recoveries are charged or credited directly to the ACL. The ACL of each Subsidiary Bank is maintained at a level considered appropriate by management, based on estimated current expected credit losses in the current loan portfolio, including information about past events, current conditions, and reasonable and supportable forecasts.

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

Commercial and industrial loans. This category includes loans extended to a diverse array of businesses for working capital or equipment purchases. These loans are mostly secured by the collateral pledged by the borrower that is directly related to the business activities of the company such as equipment, accounts receivable and inventory. The borrower’s abilities to generate revenues from equipment purchases, collect accounts receivable, and to turn inventory into sales are risk factors in the repayment of the loan. A small portion of this loan category is related to loans secured by oil and gas production and loans secured by aircraft.

Construction and land development loans. This category includes the development of land from unimproved land to lot development for both residential and commercial use and vertical construction across residential and commercial real estate classes. These loans carry risk of repayment when projects incur cost overruns, have an increase in the price of construction materials, encounter zoning, entitlement, and environmental issues, or encounter other factors that may affect the completion of a project on time and on budget. Additionally, repayment risk may be negatively impacted when the market experiences a deterioration in the value of real estate. Risks specifically related to 1-4 family development loans also include mortgage rate risk and the practice by the mortgage industry of more restrictive underwriting standards, which inhibits the buyer from obtaining long term financing creating excessive housing and lot inventory in the market.

Commercial real estate loans. This category includes loans secured by farmland, multifamily properties, owner-occupied commercial properties, and non-owner-occupied commercial properties. Owner-occupied commercial properties include warehouses often along the border for import/export operations, office space where the borrower is the primary tenant, restaurants and other single-tenant retail spaces. Non-owner-occupied commercial properties include hotels, retail centers, office and professional buildings, and leased warehouses. These loans carry risk of repayment when market values deteriorate, the business experiences turnover in key management, the business has an inability to attract or keep occupancy levels stable, or the market experiences an exit of a specific business type that is significant to the local economy, such as a manufacturing plant.

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

The loan pools are further broken down using a risk-based segmentation based on internal classifications for commercial loans and past due status for consumer mortgage loans. Non-mortgage consumer loans are evaluated as one segment. On a weekly basis, commercial loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on our internal Watch List report. Additionally, our credit department reviews the majority of our loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, we will determine if a loan should be placed on an internal Watch List report because of issues related to the analysis of the credit, credit documents, collateral, and/or payment history.

Our internal Watch List report is segregated into the following categories: (i) Pass, (ii) Economic Monitoring, (iii) Special Review, (iv) Watch List—Pass, or (v) Watch List—Substandard, and (vi) Watch List—Doubtful. The loans placed in the Special Review category and lower rated credits reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. Credits in those categories are reviewed and discussed on a regular basis, no less frequently than quarterly, with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the Watch List—Pass category and lower rated credits reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” Credits in this category are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the Watch List—Substandard category are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market, or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we may sustain some future loss if such weaknesses are not corrected. The loans placed in the Watch List—Doubtful category have shown defined weaknesses and it is likely, based on current information and events, that we will be unable to collect all principal and/or interest amounts contractually due. Watch List—Doubtful loans are placed on non-accrual when they are moved to that category.

For the purposes of the ACL, in order to maintain segments with sufficient history for meaningful results, the credits in the Pass and Economic Monitoring categories are aggregated, the credits in the Special Review and Watch List—Pass credits are aggregated, and the credits in the Watch List—Substandard category remain in their own segment. For loans that are classified as Watch List—Doubtful, management evaluates these credits in accordance with ASC 310-10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the loan. The specific reserve allocated under ASC 310-10, is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the net realizable value of the fair value of the collateral if the loan is collateral dependent. Substantially all of our loans evaluated as Watch List—Doubtful under ASC 310-10 are measured using the fair value of collateral method. In rare cases, we may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

Within each collectively evaluated pool, the robustness of the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment. Certain qualitative loss factors are then evaluated to incorporate management’s two-year reasonable and supportable forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative loss factors are: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies, non-accruals and troubled loan modifications, (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, and (vi) economic conditions. Qualitative factors also include potential losses stemming from operational risk factors arising from fraud, natural disasters, pandemics, geopolitical events and large loans. The large loan operational risk factor was added beginning in the second quarter of 2023.  Because of the magnitude of large loans, they pose a higher risk of default.  Recognizing this risk and establishing an operational risk factor to capture that risk, is prudent action in the current economic environment.  Large loans are usually part of a larger relationship with collateral that is pledged across the relationship.  Defaulting on a larger loan may therefore jeopardize an entire collateral relationship.  The current economic environment has created challenges for borrowers to service their debt.  Increasing cap rates, elevated office vacancies, an upward trend in apartment vacancies and significant increases in interest rates are all contributing to the elevated risk in large loans.   Should any of the factors considered by management in evaluating the adequacy of the ACL change, our estimate could also change, which could affect the level of future credit loss expense.

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

Recent Accounting Standards Issued

See Note 1—Summary of Significant Accounting Policies in our accompanying Notes to Consolidated Financial Statements for details of recently issued and recently adopted accounting standards and their impact on our consolidated financial statements.

Common Stock and Dividends

We have issued and outstanding 62,168,232 shares of $1.00 par value common stock held by approximately 1,763 holders of record at February 20, 2024. The book value of the common stock at December 31, 2023 was $41.96 per share compared with $34.93 per share at December 31, 2022.

Our common stock is traded on the NASDAQ National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in our common stock during 2023 and 2022, as quoted on the NASDAQ National Market for each of the quarters in the two-year period ended December 31, 2023. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of our common stock was $51.24 per share at February 20, 2024.

		High	Low
2023:	First quarter	$49.50	$40.80
	Second quarter	48.94	39.10
	Third quarter	50.00	41.96
	Fourth quarter	54.72	42.25

		High	Low
2022:	First quarter	$45.99	$38.92
	Second quarter	44.02	38.00
	Third quarter	46.03	38.58
	Fourth quarter	53.71	42.58

We paid cash dividends of $.63 per share on February 28, and August 23, 2023, respectively, to record holders of our common stock on February 15, and August 11, 2023, respectively.  We paid cash dividends of $.60 per share on February 28, and August 29, 2022, respectively, to record holders of our common stock on February 15, and August 16, 2022, respectively.

Our principal source of funds to pay cash dividends on our common stock is cash dividends from our Subsidiary Banks. For a discussion of the limitations, please see Note 19 of our Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, the Board of Directors re-established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following 12 months. Annually since then, including on February 21, 2023, the Board of Directors extended and increased the repurchase program to purchase up to $124 million of common stock during the 12-month period commencing on March 15, 2023. On February 20, 2024, our Board of Directors authorized the renewal and increase of the repurchase program to purchase up to $150 million of common stock during the 12-month period commencing on March 15, 2024 upon the expiration of our current repurchase program on that date.  Shares of common stock may be purchased from time to time on the open market or through privately negotiated transactions. Shares purchased in this program will be held in treasury for reissue for various corporate purposes, including employee compensation plans. During the fourth quarter of 2023, the Board of Directors adopted a Rule 10b-18 trading plan and a Rule 10b5-1 trading plan and intends to adopt additional Rule 10b-18 and Rule 10b5-1 trading plans, which will allow us to purchase shares of our common stock during certain open and blackout periods when we ordinarily would not be in the market due to trading restrictions in our insider trading policy. During the terms of both a Rule 10b-18 and a Rule 10b5-1 trading plan, purchases of common stock are automatic to the extent the conditions of the plan’s trading instructions are met. Shares purchased under these trading plans will be held in treasury for reissue for various corporate purposes, including employee stock compensation plans. As of February 20, 2024, a total of 13,706,581 shares had been repurchased under all programs at a cost of $414,926,000. We are not obligated to purchase shares under our stock repurchase program outside of the Rule 10b-18 and  Rule 10b5-1 trading plans.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2023.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1 – October 31, 2023	—	$—	—	$119,558,000
November 1 – November 30, 2023	518	45.03	—	119,535,000
December 1 – December 31, 2023	1,987	50.81	—	119,434,000
Total	2,505	$49.62	—
(1)	The repurchase program was increased and extended on February 21, 2023 and allows for the repurchase of up to an additional $124,000,000 of treasury stock through March 15, 2024.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2023, with respect to our equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	383,865	$30.65	—
Total	383,865	$30.65	—

Stock Performance

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2018	2019	2020	2021	2022	2023
International Bancshares Corporation	100	128.67	116.44	135.66	150.50	183.56
S&P 400 Index	100	126.20	143.44	178.95	155.58	181.15
S&P 400 Banks	100	124.61	113.89	161.36	154.69	153.23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of International Bancshares Corporation and its Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and its Subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 26, 2024 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

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

Allowance for Credit Losses

As described in Note 4 of the consolidated financial statements, the Company established an allowance for credit losses totaling $157,069,000 as of December 31, 2023. The allowance for credit losses is derived from 1) a loss-rate methodology that measures lifetime losses on loan pools that have similar risk characteristics; and 2) estimated losses on individually evaluated loans that do not have similar risk characteristics. The segmentation of the loan portfolio into pools requires a balancing process between capturing similar risk characteristics and sufficient loss history to provide relevant results. Loan pools are further broken down using a risk-based segmentation based on internal classifications of credit quality. Within each loan pool, the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment. Certain qualitative factors are applied at the loan pool level to incorporate management’s two-year forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative factors include: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies, non-accruals and troubled loan modifications (TLM’s), (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, (vi) economic conditions, and (vii) operational and other risk factors to capture potential losses arising from fraud, natural disasters, pandemics, geopolitical events and large loans.

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

Austin, Texas

February 26, 2024

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2023 and 2022

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$651,058	$2,087,724
Investment securities:
Held to maturity debt securities (Market value of $3,400 on December 31, 2023 and $3,400 on December 31, 2022)	3,400	3,400
Available for sale debt securities (Amortized cost of $5,330,814 on December 31, 2023 and $5,018,996 on December 31, 2022)	4,822,341	4,417,796
Equity securities with readily determinable fair values	5,417	5,358
Total investment securities	4,831,158	4,426,554
Loans	8,058,961	7,430,603
Less allowance for credit losses	(157,069)	(125,972)
Net loans	7,901,892	7,304,631
Bank premises and equipment, net	437,094	431,612
Accrued interest receivable	65,302	45,787
Other investments	343,452	358,910
Cash surrender value of life insurance policies	303,486	300,589
Goodwill	282,532	282,532
Other assets	250,215	263,137
Total assets	$15,066,189	$15,501,476

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2023 and 2022

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2023	2022
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$5,030,845	$5,846,055
Savings and interest bearing demand	4,368,532	4,745,768
Time	2,425,177	2,068,184
Total deposits	11,824,554	12,660,007
Securities sold under repurchase agreements	530,416	431,191
Other borrowed funds	10,745	10,944
Junior subordinated deferrable interest debentures	108,868	134,642
Other liabilities	143,832	219,933
Total liabilities	12,618,415	13,456,717
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 96,466,900 shares on December 31, 2023 and 96,420,456 shares on December 31, 2022	96,467	96,420
Surplus	155,511	154,061
Retained earnings	3,029,088	2,695,567
Accumulated other comprehensive loss	(397,889)	(470,497)
	2,883,177	2,475,551
Less cost of shares in treasury, 34,391,184 shares on December 31, 2023 and 34,278,617 on December 31, 2022	(435,403)	(430,792)
Total shareholders’ equity	2,447,774	2,044,759
Total liabilities and shareholders’ equity	$15,066,189	$15,501,476

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2023, 2022 and 2021

(Dollars in Thousands, Except Per Share Amounts)

	2023	2022	2021
Interest income:
Loans, including fees	$620,048	$402,177	$359,215
Investment securities:
Taxable	132,151	74,988	34,331
Tax-exempt	6,259	2,541	1,483
Other interest income	41,704	46,075	3,074
Total interest income	800,162	525,781	398,103

Interest expense:
Savings deposits	60,337	12,686	4,110
Time deposits	53,158	11,157	11,655
Securities sold under repurchase agreements	14,760	2,495	621
Other borrowings	283	6,781	7,654
Junior subordinated deferrable interest debentures	8,123	5,037	2,791

Total interest expense	136,661	38,156	26,831

Net interest income	663,501	487,625	371,272

Credit loss expense	34,576	21,651	7,955

Net interest income after provision for credit losses	628,925	465,974	363,317

Non-interest income:
Service charges on deposit accounts	73,933	72,781	66,205
Other service charges, commissions and fees
Banking	57,923	55,253	54,280
Non-banking	9,546	8,568	8,007
Investment securities transactions, net	(3)	—	(16)
Other investments income, net	9,601	17,538	68,807
Other income	18,941	32,994	25,043

Total non-interest income	$169,941	$187,134	$222,326

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2023, 2022 and 2021

(Dollars in Thousands, Except Per Share Amounts)

	2023	2022	2021
Non-interest expense:
Employee compensation and benefits	$134,441	$127,722	$123,480
Occupancy	25,832	25,654	26,176
Depreciation of bank premises and equipment	21,944	21,821	25,028
Professional fees	14,000	11,292	7,890
Deposit insurance assessments	6,285	6,987	4,389
Net operations, other real estate owned	(3,983)	122	5,073
Advertising	5,010	4,588	4,037
Software and software maintenance	20,046	15,271	17,794
Other	51,779	57,012	49,449

Total non-interest expense	275,354	270,469	263,316

Income before income taxes	523,512	382,639	322,327

Provision for income taxes	111,744	82,407	68,405

Net income	$411,768	$300,232	$253,922

Basic earnings per common share:

Weighted average number of shares outstanding	62,082,827	62,658,414	63,352,737
Net income per common share	$6.63	$4.79	$4.01

Fully diluted earnings per common share:

Weighted average number of shares outstanding	62,221,601	62,810,234	63,486,366
Net income per common share	$6.62	$4.78	$4.00

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2023, 2022 and 2021

(Dollars in Thousands)

	2023	2022	2021

Net income	$411,768	$300,232	$253,922
Other comprehensive loss, net of tax:

Net change in unrealized holding losses on securities available for sale arising during period (net of tax effects of $19,300, $(116,568), and $(14,040))	72,606	(438,517)	(52,818)
Reclassification adjustment for losses on securities available for sale included in net income (net of tax effects of $1, $0, and $3)	2	—	13
	72,608	(438,517)	(52,805)

Comprehensive income (loss)	$484,376	$(138,285)	$201,117

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2023, 2022 and 2021

(in Thousands, except per share amounts)

		Number				Other
	Preferred	of	Common		Retained	Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2020	$—	96,241	$96,241	$149,334	$2,289,626	$20,825	$(378,028)	$2,177,998
Net Income	—	—	—	—	253,922	—	—	253,922
Dividends:
Cash ($1.15 per share)	—	—	—	—	(72,838)	—	—	(72,838)
Purchase of treasury (17,984 shares)	—	—	—	—	—	—	(716)	(716)
Exercise of stock options	—	110	110	2,304	—	—	—	2,414
Stock compensation expense recognized in earnings	—	—	—	506	—	—	—	506
Other comprehensive loss, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(52,805)	—	(52,805)
Balance at December 31, 2021	—	96,351	$96,351	$152,144	$2,470,710	$(31,980)	$(378,744)	$2,308,481
Net Income	—	—	—	—	300,232	—	—	300,232
Dividends:
Cash ($1.20 per share)	—	—	—	—	(75,375)	—	—	(75,375)
Purchase of treasury (1,299,344 shares)	—	—	—	—	—	—	(52,048)	(52,048)
Exercise of stock options	—	69	69	1,468	—	—	—	1,537
Stock compensation expense recognized in earnings	—	—	—	449	—	—	—	449
Other comprehensive loss, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	(438,517)	—	(438,517)
Balance at December 31, 2022	—	96,420	$96,420	$154,061	$2,695,567	$(470,497)	$(430,792)	$2,044,759
Net Income	—	—	—	—	411,768	—	—	411,768
Dividends:
Cash ($1.26 per share)	—	—	—	—	(78,247)	—	—	(78,247)
Purchase of treasury (112,567 shares)	—	—	—	—	—	—	(4,611)	(4,611)
Exercise of stock options	—	47	47	1,120	—	—	—	1,167
Stock compensation expense recognized in earnings	—	—	—	330	—	—	—	330
Other comprehensive loss, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	72,608	—	72,608
Balance at December 31, 2023	—	96,467	$96,467	$155,511	$3,029,088	$(397,889)	$(435,403)	$2,447,774

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2023, 2022 and 2021

(Dollars in Thousands)

	2023	2022	2021
Operating activities:

Net income	$411,768	$300,232	$253,922

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	34,576	21,651	7,955
Specific reserve, other real estate owned	2,538	1,627	2,655
Depreciation of bank premises and equipment	21,944	21,821	25,028
Gain on sale of bank premises and equipment	(198)	(3,110)	601
Gain on sale of other real estate owned	(7,370)	(2,096)	(170)
Accretion of investment securities discounts	(1,913)	(1,785)	(702)
Amortization of investment securities premiums	6,901	13,907	36,380
Investment securities transactions, net	3	—	16
Unrealized (gain) loss on equity securities with readily determinable fair values	(59)	721	123
Proceeds from settlements of claims	—	—	2,870
Stock based compensation expense	330	449	506
Earnings from affiliates and other investments	(983)	(15,894)	(68,034)
Deferred tax expense	22,950	10,619	3,542
(Increase) decrease in accrued interest receivable	(19,515)	(15,194)	7,288
(Increase) decrease in other assets	(7,297)	12,975	25,220
Increase (decrease) in other liabilities	10,757	42,018	(5,519)

Net cash provided by operating activities	474,432	387,941	291,681

Investing activities:

Proceeds from maturities of securities	51,167	2,200	1,200
Proceeds from sales and calls of available for sale securities	2,045	800	5,890
Purchases of available for sale securities	(1,079,215)	(1,455,249)	(2,856,135)
Principal collected on mortgage backed securities	629,194	756,092	1,612,679
Net (increase) decrease in loans	(632,976)	(228,340)	309,575
Purchases of other investments	(31,256)	(79,669)	(61,783)
Distributions from other investments	12,175	8,886	63,356
Purchases of bank premises and equipment	(27,497)	(19,213)	(10,390)
Proceeds from sales of bank premises and equipment	269	13,496	11,446
Proceeds from sales of other real estate owned	8,888	8,969	8,273

Net cash used in investing activities	(1,067,206)	(992,028)	(915,889)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2023, 2022 and 2021

(Dollars in Thousands)

	2023	2022	2021
Financing activities:

Net (decrease) increase in non-interest bearing demand deposits	$(815,210)	$7,529	$1,122,712
Net (decrease) increase in savings and interest bearing demand deposits	(377,236)	155,220	738,043
Net increase (decrease) in time deposits	356,993	(120,619)	35,262
Net increase (decrease) in securities sold under repurchase agreements	99,225	(8,481)	11,524
Net decrease in other borrowed funds	(199)	(425,194)	(189)
Redemption of long-term debt	(25,774)	—	—
Purchase of treasury stock	(4,611)	(52,048)	(716)
Proceeds from stock transactions	1,167	1,537	2,414
Payments of cash dividends	(78,247)	(75,375)	(72,838)

Net cash (used in) provided by financing activities	(843,892)	(517,431)	1,836,212

(Decrease) increase in cash and cash equivalents	(1,436,666)	(1,121,518)	1,212,004

Cash and cash equivalents at beginning of period	2,087,724	3,209,242	1,997,238

Cash and cash equivalents at end of period	$651,058	$2,087,724	$3,209,242

Supplemental cash flow information:
Interest paid	$117,936	$36,355	$29,007
Income taxes paid	69,799	22,118	47,394
Non-cash investing and financing activities:
Purchases of available-for-sale securities not yet settled	$—	$80,000	$—
Net transfers from loans to other real estate owned	600	835	16,388
Net transfers from bank premises and equipment to other assets	—	2,476	—

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

We, through our Subsidiary Banks, are primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile, and other installment and term loans. Our primary markets are north, south, central, and southeast Texas and the state of Oklahoma. Each of our Subsidiary Banks is highly active in facilitating international trade along the United States border with Mexico and elsewhere. Although our loan portfolio is diversified, the ability of our debtors to honor their contracts is primarily dependent upon the economic conditions in our trade area. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. We are subject to the regulations of certain federal agencies as well as the Texas Department of Banking and the Oklahoma Department of Banking and undergo periodic examinations by those regulatory authorities. Such agencies may require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

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

Investment Securities

We classify debt securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held-to-maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity but are intended to be held for an indefinite period of time are classified as “available-for-sale” or “trading” and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading,” while unrealized holding gains and losses related to those securities classified as “available-for-sale” are excluded from net income and reported net of tax as other comprehensive income (loss) and in shareholders’ equity as accumulated other comprehensive income (loss) until realized. Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income. Available-for-sale and held-to-maturity debt securities in an unrealized loss position are evaluated for the underlying cause of the loss. In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit-related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through our ACL. The exception to this process will occur if we intend to sell an impaired available-

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

for-sale debt security or if we will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost. In those situations, the entire credit-related impairment amount would be required to be recognized in earnings. We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2023 and have determined that no debt securities in an unrealized loss position are arising from credit related reasons and have therefore not recorded any allowances for debt securities in our ACL for the periods. We did not maintain any trading securities during the three-year period ended December 31, 2023.

Mortgage-backed securities held at December 31, 2023 and 2022 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. government or its agencies including Freddie Mac, Fannie Mae, Ginnie Mae or other non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Equity Securities

Equity securities with readily determinable fair values at December 31, 2023 and December 31, 2022 consist primarily of Community Reinvestment Act funds. Unrealized gains and losses on the equity securities are recognized in net income.

Provision and Allowance for Credit Losses

Our ACL is based on an expected credit loss model that recognizes credit losses over the life of a financial asset. Expected credit losses capture historical information, current conditions, and reasonable and supportable forecasts of future conditions. The ACL is deducted from the amortized cost of an instrument to present the net amount expected to be collected on the financial asset. Our ACL primarily consists of the aggregate ACL estimates of our Subsidiary Banks. The estimates are established through charges to operations in the form of charges to provisions for credit loss expense. Loan losses or recoveries are charged or credited directly to the ACL. The ACL of each Subsidiary Bank is maintained at a level considered appropriate by management, based on estimated current expected credit losses in the current loan portfolio, including information about past events, current conditions, and reasonable and supportable forecasts.

Our management continually reviews the ACL of the Subsidiary Banks using the amounts determined from the estimates established on specific doubtful loans, the estimate established on quantitative historical loss percentages, and

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

the estimate based on qualitative current conditions and reasonable and supportable two-year forecasted data. Our methodology reverts to the average lifetime loss-rate beyond the forecast period when we can no longer develop reasonable and supportable forecasts. Should any of the factors considered by management in evaluating the adequacy of the estimate for current expected credit losses change, our estimate of current expected credit losses could also change, which could affect the level of future credit loss expense. While the calculation of our ACL utilizes management’s best judgment and all information reasonably available, the adequacy of the ACL is dependent on a variety of factors beyond our control, including, among other things, the performance of the entire loan portfolio, the economy, government actions, changes in interest rates, and the view of regulatory authorities towards loan classifications.  We believe that the allowance for probable loan losses is adequate.

The Subsidiary Banks charge-off that portion of any loan which management considers to represent a loss as well as that portion of any other loan which is classified as a “loss” by bank examiners. Commercial, financial, and agricultural or real estate loans are generally considered by management to represent a loss, in whole or part, (i) when an exposure beyond any collateral coverage is apparent, (ii) when no further collection of the portion of the loan so exposed is anticipated based on actual results, (iii) when the credit enhancements, if any, are not adequate, and (iv) when the borrower’s financial condition would indicate so. Generally, unsecured consumer loans are charged-off when 90 days past due.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Troubled Loan Modifications

We adopted the provisions of Accounting Standards Update No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”) on January 1, 2023.  ASU 2022-02 eliminates the accounting guidance for troubled debt restructurings (“TDR”) in existing guidance and enhances disclosure requirements for certain loan refinancings and restructurings when a borrower is experiencing financial difficulty.  We occasionally provide modifications to borrowers experiencing financial difficulties.  Modifications may include certain concessions that we evaluate under ASU 2022-02 to determine the need for disclosure.  Concessions to borrowers experiencing financial difficulties that would require disclosure include principal forgiveness, term extension, an other-than-insignificant payment delay, an interest rate reduction or a combination of these concessions, collectively referred to as troubled loan modifications. In accordance with the provisions of ASU 2022-02, we ceased recognition of TDR loans after adopting ASU 2022-02 on January 1, 2023.  Prior to the adoption of ASU 2022-02, TDR loans were those loans where, for reasons related to a borrower’s difficulty to repay a loan, we granted a concession to the borrower that we would not have normally considered in the normal course of business. Short term-deferrals were not considered a TDR.  The terms that may have been modified included a reduction in the original stated interest rate, an extension of the original maturity of the loan, a renewal of the loan at an interest rate below current market rates, a reduction in the principal amount of debt outstanding, a reduction in accrued interest or deferral of interest payments. A loan classified as a TDR is classified as a doubtful loan and included in the doubtful loan totals. A TDR loan may be returned to accrual status when the loan is brought current, has performed in accordance with the restructured terms for a reasonable period of time, is at the current market rate, and the ultimate collectability of the outstanding principal and interest is no longer questionable. However, although those loans may be placed back on accrual status, they will continue to be classified as doubtful. Consistent with regulatory guidance, a TDR loan that is subsequently modified, but has shown sustained performance and classification as a TDR, will be removed from TDR status provided that the modified terms were market-based at the time of modification.

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

Other Real Estate Owned and Repossessed Assets

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL, if necessary. Any subsequent write-downs are charged against other non-interest expense through a valuation allowance. Other real estate owned totaled approximately $26,728,000 and $30,144,000 at December 31, 2023 and 2022, respectively. Other real estate owned is included in other assets. Repossessed assets consist primarily of non-real estate assets acquired by foreclosure. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the asset to be repossessed by a charge to the ACL, if necessary. Repossessed assets are included in other assets on the consolidated financial statements and totaled approximately $236,000 and $4,637,000 at December 31, 2023 and 2022, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets. Repairs and maintenance are charged to operations as incurred and expenditures for renewals and betterments are capitalized. We primarily own all the property we occupy, with the exception of certain branches operating in grocery store or retail shopping centers and certain ATM locations, which are all under operating leases as classified under guidance prior to the issuance of ASU 2016-02, “Leases (Topic 842).”

Other Investments

Other investments include equity investments in non-financial companies, as well as equity securities with no readily determinable fair market value. Equity investments are accounted for using the equity method of accounting. Equity securities with no readily determinable fair value are accounted for using the cost method.

Revenue Recognition

Our revenue is primarily comprised of net interest income on financial assets and liabilities, which are excluded from the scope of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The remaining non-interest revenue streams were identified and then analyzed under the provisions of the update, to:  (i) identify the contract, (ii) identify the performance obligation, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when the performance obligation was satisfied. Our non-interest revenue contracts with customers are primarily short term and our performance obligation is satisfied at a single point in time, typically within a single period. No changes to our existing methods for recognizing revenue were made as a result of the accounting standards update.

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

We evaluate uncertain tax positions at the end of each reporting period. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2023 and 2022, respectively, after evaluating all uncertain tax positions, we have recorded no liability for unrecognized tax benefits at the end of the reporting period. We would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2023, 2022, and 2021, we recognized no interest expense or penalties related to uncertain tax positions.

We file consolidated tax returns in the U.S. federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2020.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Stock Options and Stock Appreciation Rights

Compensation expense for stock-based awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award. The fair value of stock options and stock appreciation rights granted was estimated using a Black-Scholes-Merton pricing model. These models were developed for use in estimating the fair value of publicly traded options and stock appreciation rights that have no vesting restrictions and are fully transferable. Additionally, these models require the input of highly subjective assumptions. Because our employee stock options and stock appreciation rights have characteristics significantly different from those of publicly traded options and appreciation rights, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black-Scholes-Merton pricing models do not necessarily provide a reliable single measure of the fair value of our stock options and stock appreciation rights.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2023, after completing goodwill testing, we have determined that no goodwill impairment exists.

Identified intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Our identified intangible assets relate to core deposits and contract rights. As of December 31, 2023, we have determined that no impairment of identified intangibles exists. Identified intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. See Note 6—Goodwill and Other Intangible Assets.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statement of condition and reported at the lower of the carrying value or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the statement of condition.

Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, we consider all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. Also, we report transactions related to deposits and loans to customers on a net basis.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

In March 2022, the FASB issued Accounting Standards Update No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”).  ASU 2022-02 eliminates the accounting guidance for troubled debt restructurings in existing guidance and enhances disclosure requirements for certain loan refinancings and restructurings when a borrower is experiencing financial difficulty.  Additionally, ASU 2022-02 requires entities to disclose current period gross write-offs by year of origination for financing receivables and net

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

investments in leases. We adopted the provisions of ASU 2022-02 on January 1, 2023 and it did not have a significant impact on our consolidated financial statements.

In March 2023, the FASB issued Accounting Standards Update No. 2023-02, Investments in Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. ASU 2023-02 modifies existing guidance to allow for use of the proportional amortization method for all tax equity investments, regardless of the tax credit program from which the income tax credits are received if certain conditions are met.   ASU 2023-02 also requires specific disclosures of all investments that generate income tax credits and other income tax benefits from a tax credit program for which an entity has elected to apply the proportional amortization method in annual and interim periods.  The provisions of ASU 2023-02 are effective for fiscal years beginning after December 15, 2023 and we do not anticipate that the adoption of ASU 2023-02 will have a significant impact on our consolidated financial statements.

In October 2023, the FASB issued Accounting Standards Update No. 2023-06, Disclosure Improvements:  Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.  ASU 2023-06 modifies the disclosure and presentation requirements of various topics to align  disclosures with SEC Release No. 33-10532, Disclosure Update and Simplification, which was issued in August 2018.  ASU 2023-06 also provides clarifications or technical corrections of certain current  disclosure requirements.  The provisions of ASU 2023-06 are effective on the date in which the SEC removal of the related disclosure from Regulation S-X or Regulation S-K, with early adoption prohibited.  The adoption of ASU 2023-06 is not expected to have a significant impact on our consolidated financial statements.

In November 2023, the FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.  ASU 2023-07 expands segment disclosure requirements for public entities, primarily through enhanced disclosures about significant segment expenses and other segment items on an annual and interim basis.  ASU 2023-07 also requires full segment disclosures, currently only required in annual periods, to be included in interim periods as well.  ASU 2023-078 is effective for fiscal years beginning after December 15, 2024.  The adoption of ASU 2023-07 is not expected to have a significant impact on our consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, an Amendment.  ASU 2023-09 is intended to enhance transparency and decisions usefulness of income tax disclosures.  ASU 2023-09 requires that public entities disclose specific categories in the annual rate reconciliation and provides additional guidance for reconciling items that meet a quantitative threshold.  Explanation of individual reconciling items is also required.  ASU 2023-09 also requires certain disclosures regarding income taxes paid, including disaggregation of taxes paid (net of refunds) by federal, state and foreign taxes, including disaggregation by individual jurisdictions in which taxes paid (net of refunds), exceed a quantitative threshold.  The provisions of ASU 2023-09 are effective for annual periods beginning after December 15, 2024.  The adoption of ASU 2023-09 is not expected to have a significant impact on our consolidated financial statements.

(2) Investment Securities, Equity Securities with Readily Determinable Fair Values and Other Investments

Available-for-sale and held-to-maturity debt securities in an unrealized loss position are evaluated for the underlying cause of the loss. In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit-related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through our ACL. The exception to this process will occur if we intend to sell an impaired available-for-sale debt security or if we will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost. In those situations, the entire credit-related impairment amount would be required to be recognized in earnings. We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2023 and December 31, 2022, and have determined that no debt securities in an unrealized loss position are arising from credit related reasons, and have therefore not recorded any

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

allowances for debt securities in our ACL for the period. Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income.

The amortized cost and estimated fair value by type of investment security at December 31, 2023 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$3,400	$—	$—	$3,400	$3,400
Total investment securities	$3,400	$—	$—	$3,400	$3,400

	Available for Sale Debt Securities
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)

	(Dollars in Thousands)
Residential mortgage-backed securities	$5,169,813	$9,541	$(519,255)	$4,660,099	$4,660,099
Obligations of states and political subdivisions	161,001	1,602	(361)	162,242	162,242
Total investment securities	$5,330,814	$11,143	$(519,616)	$4,822,341	$4,822,341

(1)	Included in the carrying value of residential mortgage- backed securities are $959,421 of mortgage-backed securities issued by Ginnie Mae and $3,700,678 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

The amortized cost and estimated fair value of investment securities at December 31, 2023, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value

	(Dollars in Thousands)
Due in one year or less	$2,075	$2,075	$—	$—
Due after one year through five years	1,325	1,325	—	—
Due after five years through ten years	—	—	440	440
Due after ten years	—	—	160,561	161,802
Residential mortgage-backed securities	—	—	5,169,813	4,660,099
Total investment securities	$3,400	$3,400	$5,330,814	$4,822,341

The amortized cost and estimated fair value by type of investment security at December 31, 2022 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$3,400	$—	$—	$3,400	$3,400
Total investment securities	$3,400	$—	$—	$3,400	$3,400

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)

	(Dollars in Thousands)
U.S. Treasury securities	$49,752	$—	$(359)	$49,393	$49,393
Residential mortgage-backed securities	4,805,735	3,145	(599,668)	4,209,212	4,209,212
Obligations of states and political subdivisions	163,509	927	(5,245)	159,191	159,191
Total investment securities	$5,018,996	$4,072	$(605,272)	$4,417,796	$4,417,796
(1)	Included in the carrying value of residential mortgage- backed securities are $681,121 of mortgage-backed securities issued by Ginnie Mae, $3,528,091 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

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

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $1,836,634,000 and $1,598,853,000, respectively, at December 31, 2023.

Proceeds from the sale and call of securities available-for-sale were $2,045,000, $800,000, and $5,890,000 during 2023, 2022 and 2021, respectively, which amounts included $0, $0 and $0 of mortgage-backed securities. Gross gains of $0, $0 and $0, and gross losses of $3,000, $0 and $16,000 were realized on the sales and calls in 2023, 2022 and 2021, respectively.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2023 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$577,448	$(8,267)	$3,456,349	$(510,988)	$4,033,797	$(519,255)
Obligations of states and political subdivisions	651	(1)	64,373	(360)	65,024	(361)
	$578,099	$(8,268)	$3,520,722	$(511,348)	$4,098,821	$(519,616)

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2022 were as follows:

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

The unrealized losses on investments in residential mortgage-backed securities are primarily caused by changes in market interest rates. We have no intent to sell and more likely than not be required to sell before a market price recovery or maturity of the securities; therefore, it is our conclusion that the investments in residential mortgage-backed securities issued by Freddie Mac, Fannie Mae, and Ginnie Mae are not considered other-than-temporarily impaired.

Equity securities with readily determinable fair values consist primarily of Community Reinvestment Act funds. At December 31, 2023 and December 31, 2022, the balance in equity securities with readily determinable fair values recorded at fair value were $5,417,000 and $5,358,000, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities for the twelve months ended December 31, 2023, 2022, and 2021:

Year Ended
December 31, 2023
(Dollars in Thousands)

Net gains recognized during the period on equity securities	$59
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized gains recognized during the reporting period on equity securities still held at the reporting date	$59

Year Ended
December 31, 2022
(Dollars in Thousands)

Net losses recognized during the period on equity securities	$(721)
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(721)

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

Other investments include equity and merchant banking investments held by our subsidiary banks and non-banking entities. We hold ownership interests in limited partnerships for the purpose of investing in low-income housing tax credit (“LIHTC”) projects. The partnerships may acquire, construct, or rehabilitate housing for low- and moderate-income individuals. We realize a return primarily from federal tax credits and other federal tax deductions associated with the underlying projects. We are a limited partner in the partnerships, and not required to consolidate the entities in our consolidated financial statements. Investments in LIHTC projects totaled $200,245,000 at December 31, 2023 and $214,549,000 at December 31, 2022 and are included in other investments on the consolidated financial statements. Unfunded commitments to LIHTC projects totaled $34,126,000 at December 31, 2023 and $41,191,000 at December 31, 2022 and are included in other liabilities on the consolidated financial statements.

(3) Loans

A summary of loans, by loan type at December 31, 2023 and 2022 is as follows:

	December 31,	December 31,
	2023	2022

	(Dollars in Thousands)
Commercial, financial and agricultural	$4,802,622	$4,373,373
Real estate - mortgage	938,901	865,994
Real estate - construction	2,091,622	1,989,669
Consumer	45,121	41,592
Foreign	180,695	159,975
Total loans	$8,058,961	$7,430,603

(4) Allowance for Credit Losses

We adopted the provisions of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326):  Measurement of Credit Losses on Financial Instruments on January 1, 2020 on a modified retrospective basis. Results and information regarding our ACL included in this Note are calculated and presented in accordance with that accounting standards update. Results and information prior to January 1, 2020 were calculated and presented in accordance with previously applicable U.S. GAAP.

ASU 2016-13 replaces the long-standing incurred-loss model with a current expected credit loss model (“CECL”) that recognizes credit losses over the life of a financial asset. Using the CECL methodology, expected credit losses capture historical information, current conditions, and reasonable and supportable forecasts of future conditions. The ACL is deducted from the amortized cost of an instrument to present the net amount expected to be collected on the financial asset. Our ACL primarily consists of the aggregate ACL estimates of our Subsidiary Banks. The estimates are established through charges to operations in the form of charges to provisions for credit loss expense. Loan losses or recoveries are charged or credited directly to the ACL. The ACL of each Subsidiary Bank is maintained at a level considered appropriate by management, based on estimated current expected credit losses in the current loan portfolio, including information about past events, current conditions, and reasonable and supportable forecasts.

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

Commercial and industrial loans. This category includes loans extended to a diverse array of businesses for working capital or equipment purchases. These loans are mostly secured by the collateral pledged by the borrower that is directly related to the business activities of the company such as equipment, accounts receivable, and inventory. The borrower’s abilities to generate revenues from equipment purchases, collect accounts receivable, and to turn inventory into sales are risk factors in the repayment of the loan. A small portion of this loan category is related to loans secured by oil and gas production and loans secured by aircraft.

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

Commercial real estate loans. This category includes loans secured by farmland, multifamily properties, owner-occupied commercial properties, and non-owner-occupied commercial properties. Owner-occupied commercial properties include warehouses often along the border for import/export operations, office space where the borrower is the primary tenant, restaurants and other single-tenant retail spaces. Non-owner-occupied commercial properties include hotels, retail centers, office and professional buildings, and leased warehouses. These loans carry risk of repayment when market values deteriorate, the business experiences turnover in key management, the business has an inability to attract or keep occupancy levels stable, or the market experiences an exit of a specific business type that is significant to the local economy, such as a manufacturing plant.

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

The loan pools are further broken down using a risk-based segmentation based on internal classifications for commercial loans and past due status for consumer mortgage loans. Non-mortgage consumer loans are evaluated as one segment. On a weekly basis, commercial loan past due reports are reviewed by the credit quality committee to determine if a loan has any potential problems and if a loan should be placed on our internal Watch List report. Additionally, our credit department reviews the majority of our loans for proper internal classification purposes regardless of whether they are past due and segregates any loans with potential problems for further review. The credit department will discuss the potential problem loans with the servicing loan officers to determine any relevant issues that were not discovered in the evaluation. Also, an analysis of loans that is provided through examinations by regulatory authorities is considered in the review process. After the above analysis is completed, we will determine if a loan should be placed on an internal Watch List report because of issues related to the analysis of the credit, credit documents, collateral, and/or payment history.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our internal Watch List report is segregated into the following categories: (i) Pass, (ii) Economic Monitoring, (iii) Special Review, (iv) Watch List—Pass, or (v) Watch List—Substandard, and (vi) Watch List—Doubtful. The loans placed in the Special Review category and lower rated credits reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. Credits in those categories are reviewed and discussed on a regular basis, no less frequently than quarterly, with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the Watch List—Pass category and lower rated credits reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” Credits in this category are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the Watch List—Substandard category are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market, or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we may sustain some future loss if such weaknesses are not corrected. The loans placed in the Watch List—Doubtful category have shown defined weaknesses and it is likely, based on current information and events, that we will be unable to collect all principal and/or interest amounts contractually due. Watch List—Doubtful loans are placed on non-accrual when they are moved to that category.

For the purposes of the ACL, in order to maintain segments with sufficient history for meaningful results, the credits in the Pass and Economic Monitoring categories are aggregated, the credits in the Special Review and Watch List—Pass credits are aggregated, and the credits in the Watch List—Substandard category remain in their own segment. For loans that are classified as Watch List—Doubtful, management evaluates these credits in accordance with ASC 310-10, “Receivables,” and, if deemed necessary, a specific reserve is allocated to the loan. The specific reserve allocated under ASC 310-10 is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the net realizable value of the fair value of the collateral if the loan is collateral dependent. Substantially all of our loans evaluated as Watch List—Doubtful under ASC 310-10 are measured using the fair value of collateral method. In rare cases, we may use other methods to determine the specific reserve of a loan under ASC 310-10 if such loan is not collateral dependent.

Within each collectively evaluated pool, the robustness of the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment. Certain qualitative loss factors are then evaluated to incorporate management’s two-year reasonable and supportable forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative loss factors are: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies, non-accruals and troubled loan modifications, (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, and (vi) economic conditions. Qualitative factors also include potential losses stemming from operational risk factors arising from fraud, natural disasters, pandemics, geopolitical events and large loans. The large loan operational risk factor was added beginning in the second quarter of 2023.  Because of the magnitude of large loans, they pose a higher risk of default.  Recognizing this risk and establishing an operational risk factor to capture that risk, is prudent action in the current economic environment.  Large loans are usually part of a larger relationship with collateral that is pledged across the relationship.  Defaulting on a larger loan may therefore jeopardize an entire collateral relationship.  The current economic environment has created challenges for borrowers to service their debt.  Increasing cap rates, elevated office vacancies, an upward trend in apartment vacancies and significant increases in interest rates are all contributing to the elevated risk in large loans.    Should any of the factors considered by management in evaluating the adequacy of the ACL change, our estimate could also change, which could affect the level of future credit loss expense.

We have elected to not measure an ACL for accrued interest receivable given our timely approach in identifying and writing off uncollectible accrued interest. An ACL for off-balance sheet exposure is derived from a projected usage rate of any unfunded commitment multiplied by the historical loss rate, plus model risk adjustment, if any, of the on-balance sheet loan pools.

Our management continually reviews the ACL of the Subsidiary Banks using the amounts determined from the estimates established on specific doubtful loans, the estimate established on quantitative historical loss percentages, and the estimate based on qualitative current conditions and reasonable and supportable two-year forecasted data. Our methodology reverts to the average lifetime loss-rate beyond the forecast period when we can no longer develop reasonable

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

and supportable forecasts. Should any of the factors considered by management in evaluating the adequacy of the estimate for current expected credit losses change, our estimate of current expected credit losses could also change, which could affect the level of future credit loss expense. While the calculation of our ACL utilizes management’s best judgment and all information reasonably available, the adequacy of the ACL is dependent on a variety of factors beyond our control, including, among other things, the performance of the entire loan portfolio, the economy, government actions, changes in interest rates, and the view of regulatory authorities towards loan classifications.

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2023
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2022	$26,728	$44,684	$36,474	$3,794	$4,759	$8,284	$281	$968	$125,972
Losses charged to allowance	(9,664)	—	—	—	(43)	(298)	(179)	—	(10,184)
Recoveries credited to allowance	5,433	837	143	—	16	260	16	—	6,705
Net losses charged to allowance	(4,231)	837	143	—	(27)	(38)	(163)	—	(3,479)
Provision (credit) charged to operations	13,053	9,770	6,086	1,294	1,080	2,778	200	315	34,576
Balance at December 31, 2023	$35,550	$55,291	$42,703	$5,088	$5,812	$11,024	$318	$1,283	$157,069

	December 31, 2022
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2021	$23,178	$35,390	$35,654	$3,291	$4,073	$7,754	$272	$762	$110,374
Losses charged to allowance	(9,050)	(2)	(16)	—	(160)	(28)	(223)	—	(9,479)
Recoveries credited to allowance	2,894	123	27	—	240	104	38	—	3,426
Net losses charged to allowance	(6,156)	121	11	—	80	76	(185)	—	(6,053)
Provision (credit) charged to operations	9,706	9,173	809	503	606	454	194	206	21,651
Balance at December 31, 2022	$26,728	$44,684	$36,474	$3,794	$4,759	$8,284	$281	$968	$125,972

	December 31, 2021
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2020	$21,908	$37,612	$30,000	$5,051	$3,874	$9,570	$291	$753	$109,059
Losses charged to allowance	(8,083)	(2)	(364)	—	(373)	(25)	(176)	(1)	(9,024)
Recoveries credited to allowance	1,943	—	171	—	60	164	46	—	2,384
Net losses charged to allowance	(6,140)	(2)	(193)	—	(313)	139	(130)	(1)	(6,640)
Provision (credit) charged to operations	7,410	(2,220)	5,847	(1,760)	512	(1,955)	111	10	7,955
Balance at December 31, 2021	$23,178	$35,390	$35,654	$3,291	$4,073	$7,754	$272	$762	$110,374

The allowance for credit losses is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The credit loss charged to expense has increased for the twelve months ended December 31, 2023 compared to the same periods of 2022 and 2021 in order to provide some protection from potential losses in our loan portfolio given

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

the high level of uncertainty in the economy and a potential economic recession on the horizon.  We have increased the severity of some of the qualitative loss factors in certain pools of the portfolio to encompass the economic uncertainty, resulting in an increase in the required ACL. The pool specific qualitative loss factors management deemed appropriate for the ACL calculation at December 31, 2022 remained constant in the December 31, 2023 calculation, with the exception of the large loan factor that was added to the ACL calculation in the second quarter of 2023.

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2023
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$30,872	$7,971	$1,597,358	$27,579
Commercial real estate: other construction & land development	15,701	4,320	2,075,921	50,971
Commercial real estate: farmland & commercial	299	—	2,793,254	42,703
Commercial real estate: multifamily	96	—	380,743	5,088
Residential: first lien	93	—	477,940	5,812
Residential: junior lien	—	—	460,868	11,024
Consumer	—	—	45,121	318
Foreign	—	—	180,695	1,283

Total	$47,061	$12,291	$8,011,900	$144,778

	December 31, 2022
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$30,747	$2,375	$1,468,006	$24,353
Commercial real estate: other construction & land development	20,483	70	1,969,186	44,614
Commercial real estate: farmland & commercial	94	—	2,568,025	36,474
Commercial real estate: multifamily	117	—	306,384	3,794
Residential: first lien	77	—	425,647	4,759
Residential: junior lien	312	—	439,958	8,284
Consumer	—	—	41,592	281
Foreign	—	—	159,975	968

Total	$51,830	$2,445	$7,378,773	$123,527

Loans accounted for on a non-accrual basis at December 31, 2023, 2022 and 2021 amounted to $47,170,000, $51,648,000, and $1,921,000, respectively. The increase in non-accrual loans at December 31, 2022 is primarily attributable to two loans that were placed on non-accrual at the end of the fourth quarter of 2022. One relationship is secured by equipment used in the oil and gas industry and one is secured by real estate. The effect of such non-accrual loans reduced interest income by approximately $6,614,000, $116,000, and $169,000 for the years ended December 31, 2023, 2022, and 2021, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2023, 2022, and 2021 amounted to approximately $5,597,000, $6,132,000, and $8,642,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31, 2023	December 31, 2022

	(Dollars in Thousands)
Domestic
Commercial	$30,872	$30,747
Commercial real estate: other construction & land development	15,701	20,483
Commercial real estate: farmland & commercial	299	94
Commercial real estate: multifamily	96	117
Residential: first lien	202	207
Total non-accrual loans	$47,170	$51,648

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

We adopted the provisions of Accounting Standards Update 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”) on January 1, 2023.  ASU 2022-02 eliminates the accounting guidance for troubled debt restructurings in existing guidance and enhances disclosure requirements for certain loan refinancings and restructurings when a borrower is experiencing financial difficulty.  Additionally, ASU 2022-02 requires entities to disclose current period gross write-offs by year of origination for financing receivables and net investments in leases.  The adoption of ASU 2022-02 did not have a significant impact on our consolidated financial statements.

We occasionally provide modifications to borrowers experiencing financial difficulties.  Modifications may include certain concessions that we must evaluate under ASU 2022-02 to determine the need for disclosure.  Concessions to borrowers experiencing financial difficulties that would require disclosure include principal forgiveness, term extension, an other-than-insignificant payment delay, an interest rate reduction or a combination of these concessions.  For the twelve months ended December 31, 2023, we did not provide any material modifications under these circumstances to any borrower experiencing financial difficulty that would require disclosure.

Under guidance in effect prior to January 1, 2023, the following table details loans accounted for as “troubled debt restructuring,” segregated by loan class. Loans accounted for as troubled debt restructuring are included in impaired loans.

December 31, 2022
(Dollars in Thousands)
Domestic
Residential: first lien	$1,642
Residential: junior lien	714
Consumer	802
Foreign	55
Total troubled debt restructuring	$3,213

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

While management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL (formerly allowance for probable loan losses) can be made only on a subjective basis. It is the judgment of our management that the ACL at December 31, 2023 and December 31, 2022, was adequate to absorb expected losses from loans in the portfolio at that date.

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2023
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$2,387	$1,583	$30,238	$539	$34,208	$1,594,022	$1,628,230
Commercial real estate: other construction & land development	3,460	—	10,245	—	13,705	2,077,917	2,091,622
Commercial real estate: farmland & commercial	1,424	371	93	4	1,888	2,791,665	2,793,553
Commercial real estate: multifamily	369	330	—	—	699	380,140	380,839
Residential: first lien	1,812	1,439	2,545	2,437	5,796	472,236	478,032
Residential: junior lien	1,273	613	1,701	1,701	3,587	457,282	460,869
Consumer	263	11	27	27	301	44,820	45,121
Foreign	1,884	848	889	889	3,621	177,074	180,695
Total past due loans	$12,872	$5,195	$45,738	$5,597	$63,805	$7,995,156	$8,058,961

	December 31, 2022
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$1,732	$258	$1,014	$59	$3,004	$1,495,750	$1,498,754
Commercial real estate: other construction & land development	1,130	—	—	—	1,130	1,988,539	1,989,669
Commercial real estate: farmland & commercial	1,744	117	—	—	1,861	2,566,257	2,568,118
Commercial real estate: multifamily	—	—	—	—	—	306,501	306,501
Residential: first lien	2,023	1,068	4,189	4,061	7,280	418,444	425,724
Residential: junior lien	925	771	1,717	1,717	3,413	436,857	440,270
Consumer	281	14	7	7	302	41,290	41,592
Foreign	717	23	288	288	1,028	158,947	159,975
Total past due loans	$8,552	$2,251	$7,215	$6,132	$18,018	$7,412,585	$7,430,603

The increase in Commercial loans past due 90 days or greater at December 31, 2023 can be primarily attributed to a loan secured by equipment and other assets used in the oil and gas industry and oil and gas production that is on non-accrual.  The increase in Commercial Real Estate:  Other Construction & Land Development loans past due 90 days or greater can be primarily attributed to a loan secured by commercial property that is on non-accrual.  Our internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market, or political conditions which may jeopardize repayment of principal and interest. Furthermore, there is the possibility that we could sustain some future loss if such weaknesses are not corrected.

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

	2023	2022	2021	2020	2019	Prior	Total

	(Dollars in Thousands)
Balance at December 31, 2023
Domestic
Commercial
Pass	$791,233	$272,919	$364,271	$50,602	$21,468	$74,119	$1,574,612
Special Review	7,613	1,800	164	—	—	—	9,577
Watch List - Pass	11,865	—	—	—	—	—	11,865
Watch List - Substandard	1,180	92	28	—	—	4	1,304
Watch List - Doubtful	27	30,810	35	—	—	—	30,872
Total Commercial	$811,918	$305,621	$364,498	$50,602	$21,468	$74,123	$1,628,230
Commercial
Current-period gross writeoffs	$7,053	$2,187	$155	$264	$2	$3	$9,664
Commercial real estate: other construction & land development
Pass	$938,739	$674,037	$324,238	$96,400	$14,058	$3,219	$2,050,691
Watch List - Substandard	25,230	—	—	—	—	—	25,230
Watch List - Doubtful	2,726	12,975	—	—	—	—	15,701
Total Commercial real estate: other construction & land development	$966,695	$687,012	$324,238	$96,400	$14,058	$3,219	$2,091,622
Commercial real estate: other construction & land development
Commercial real estate: farmland & commercial
Pass	$888,878	$628,653	$415,458	$267,705	$184,164	$248,626	$2,633,484
Special Review	5,205	—	3,357	—	—	—	8,562
Watch List - Pass	16,654	87	233	—	—	—	16,974
Watch List - Substandard	129,644	2,201	—	2,304	84	1	134,234
Watch List - Doubtful	211	88	—	—	—	—	299
Total Commercial real estate: farmland & commercial	$1,040,592	$631,029	$419,048	$270,009	$184,248	$248,627	$2,793,553
Commercial real estate: farmland & commercial
Commercial real estate: multifamily
Pass	$123,523	$94,551	$42,081	$73,652	$10,743	$36,193	$380,743
Watch List - Doubtful	—	96	—	—	—	—	96
Total Commercial real estate: multifamily	$123,523	$94,647	$42,081	$73,652	$10,743	$36,193	$380,839
Commercial real estate: multifamily
Residential: first lien
Pass	$180,127	$83,568	$68,082	$39,935	$27,499	$78,306	$477,517
Watch List - Substandard	—	—	327	—	—	95	422
Watch List - Doubtful	—	93	—	—	—	—	93
Total Residential: first lien	$180,127	$83,661	$68,409	$39,935	$27,499	$78,401	$478,032
Residential: first lien
Current-period gross writeoffs	$—	$—	$—	$—	$—	$43	$43
Residential: junior lien
Pass	$88,628	$76,845	$96,411	$76,490	$34,870	$87,625	$460,869
Total Residential: junior lien	$88,628	$76,845	$96,411	$76,490	$34,870	$87,625	$460,869
Residential: junior lien
Current-period gross writeoffs	$—	$—	$—	$—	$—	$298	$298
Consumer
Pass	$36,639	$5,366	$1,043	$237	$157	$1,679	$45,121
Total Consumer	$36,639	$5,366	$1,043	$237	$157	$1,679	$45,121
Consumer
Current-period gross writeoffs	$54	$115	$9	$—	$1	$—	$179
Foreign
Pass	$116,104	$43,842	$12,317	$2,016	$2,797	$3,619	$180,695
Total Foreign	$116,104	$43,842	$12,317	$2,016	$2,797	$3,619	$180,695
Total Loans	$3,364,226	$1,928,023	$1,328,045	$609,341	$295,840	$533,486	$8,058,961

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	2022	2021	2020	2019	2018	Prior	Total

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

The increase in Watch-List Pass Commercial loans at December 31, 2023 compared to December 31, 2022 can be primarily attributable to a relationship secured by commercial vehicles, which was downgraded from Pass.  The increase in Commercial Real Estate: Construction and Development loans at December 31, 2023 compared to December 31, 2022 can be primarily attributable to the downgrade of two relationships secured by land for future development and land for hotel development from Pass.  The increase in Commercial Real Estate: Farmland and Commercial loans at December 31, 2023 can be attributed to the downgrade of two relationships.  One relationship is secured by a retail shopping center and one is secured by a hotel.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2023 and 2022 were as follows:

	Estimated
	useful lives				2023	2022

					(Dollars in Thousands)
Bank buildings and improvements	5	-	39	years	$582,075	$571,665
Furniture, equipment and vehicles	1	-	20	years	325,855	307,990
Land					108,551	108,622
Less: accumulated depreciation					(579,387)	(556,665)
Bank premises and equipment, net					$437,094	$431,612

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
December 31, 2023:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—
December 31, 2022:
Core deposit premium	$58,675	$58,675	$—
Identified intangible (contract rights)	2,022	2,022	—
Total identified intangibles	$60,697	$60,697	$—

Amortization expense of intangible assets was $0, $0 and $0 for the years ended December 31, 2023, 2022, and 2021.

There were no changes in the carrying amount of goodwill for the years ended December 31, 2023 and 2022.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Deposits

Deposits as of December 31, 2023 and 2022 and related interest expense for the years ended December 31, 2023, 2022, and 2021 were as follows:

	2023	2022

	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$4,126,635	$4,744,299
Foreign	904,210	1,101,756
Total demand non-interest bearing	5,030,845	5,846,055
Savings and interest bearing demand
Domestic	3,161,411	3,448,717
Foreign	1,207,121	1,297,051
Total savings and interest bearing demand	4,368,532	4,745,768
Time, certificates of deposit $100,000 or more
Domestic	763,419	652,073
Foreign	1,103,710	892,619
Less than $100,000
Domestic	289,565	276,660
Foreign	268,483	246,832
Total time, certificates of deposit	2,425,177	2,068,184
Total deposits	$11,824,554	$12,660,007

	2023	2022	2021

	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$42,148	$9,196	$3,268
Foreign	18,189	3,490	842
Total savings and interest bearing demand	60,337	12,686	4,110
Time, certificates of deposit $100,000 or more
Domestic	18,597	5,528	6,652
Foreign	25,471	3,867	3,452
Less than $100,000
Domestic	4,592	1,027	984
Foreign	4,498	735	567
Total time, certificates of deposit	53,158	11,157	11,655
Total interest expense on deposits	$113,495	$23,843	$15,765

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of time deposits as of December 31, 2023 were as follows:

Total
(in thousands)
2024	$2,301,914
2025	85,385
2026	23,102
2027	14,200
2028	573
Thereafter	3
Total	$2,425,177

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2023, were as follows:

Total
(in thousands)
Due within 3 months or less	$859,734
Due after 3 months and within 6 months	517,994
Due after 6 months and within 12 months	409,193
Due after 12 months	80,208
$1,867,129

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2023 and December 31, 2022 were $749,169,000 and $585,456,000, respectively.

(8) Securities Sold Under Repurchase Agreements

Our Subsidiary Banks have entered into repurchase agreements with individual customers of the Subsidiary Banks. The purchasers have agreed to resell to the Subsidiary Banks identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed securities and averaged $469,152,000 and $476,877,000 during 2023 and 2022, respectively, and the maximum amount outstanding at any month end during 2023 and 2022 was $544,418,000 and $513,368,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Further information related to repurchase agreements at December 31, 2023 and 2022 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate

	(Dollars in Thousands)
December 31, 2023 term:
Overnight agreements	$667,647	$587,673	$518,650	3.76%
1 to 29 days	24,842	20,454	10,696	4.50
30 to 90 days	—	—	—	—
Over 90 days	1,623	1,574	1,070	4.00
Total	$694,112	$609,701	$530,416	3.78%
December 31, 2022 term:
Overnight agreements	$664,491	$559,637	$419,703	1.61%
1 to 29 days	—	—	—	—
30 to 90 days	—	—	—	—
Over 90 days	20,852	16,968	11,488	1.32
Total	$685,343	$576,605	$431,191	1.60%

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

Further information regarding our other borrowed funds at December 31, 2023 and 2022 is set forth in the following table:

	December 31,
	2023	2022

	(Dollars in Thousands)
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$10,745	$10,944
Rate on balance outstanding at year end	2.61%	2.61%
Average daily balance	$10,837	$386,924
Average rate	2.61%	1.75%
Maximum amount outstanding at any month end	$10,928	$436,122
(1)	Long-term advances at December 31, 2023 and December 31, 2022 consisted of amortizing and non-amortizing advances. The non-amortizing advances totaling $425,000,000 were called by the Federal Home Loan bank in the fourth quarter of 2022. Two amortizing advances are outstanding at December 31, 2023 in the amounts of $2,914,000 and $7,831,000 and mature in December 2033 and November 2033, respectively. The amortization on the amortizing long-term advances totals approximately $204,000, $210,000, $215,000, $221,000 and $227,000 for the years ending December 31, 2024, 2025, 2026, 2027 and December 31, 2028, respectively.

(10) Junior Subordinated Deferrable Interest Debentures

We currently have four statutory business trusts under the laws of the State of Delaware for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) each issued capital and common securities (“Capital

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

and Common Securities”) and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) we issued. As of December 31, 2023 and December 31, 2022, the principal amount of debentures outstanding totaled $108,868,000 and $134,642,000, respectively.

The Debentures are subordinated and junior in right of payment to all our present and future senior indebtedness (as defined in the respective indentures) and are pari passu with one another. The interest rate payable on, and the payment terms of the Debentures are the same as the distribution rate and payment terms of the respective issues of Capital and Common Securities issued by the Trusts. We have fully and unconditionally guaranteed the obligations of each of the Trusts with respect to the Capital and Common Securities. We have the right, unless an Event of Default (as defined in the Indentures) has occurred and is continuing, to defer payment of interest on the Debentures for up to twenty consecutive quarterly periods on Trusts IX, X, XI, and XII. If interest payments on any of the Debentures are deferred, distributions on both the Capital and Common Securities related to that Debenture would also be deferred. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2023 and December 31, 2022, the total $108,868,000 and $134,642,000, respectively, of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2023:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing	Interest	Interest				Optional
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Redemption Date(2)
	(Dollars in Thousands)
Trust IX	$41,238	Quarterly	7.28%	SOFR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	7.29%	SOFR	+	1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	7.28%	SOFR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	7.09%	SOFR	+	1.45	September 2037	September 2012
	$108,868
(1)	On July 1, 2023, the interest rate index on the Capital and Common Securities transitioned from U.S.-dollar London Interbank Offered Rate (“LIBOR”) to the Three-Month CME Term Secured Overnight Financing rate (“SOFR”) with a 26-basis point spread adjustment.
(2)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(11) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2023, 2022, and 2021 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2023:
Basic EPS
Net income available to common shareholders	$411,768	62,082,827	$6.63
Potential dilutive common shares	—	138,774
Diluted EPS	$411,768	62,221,601	$6.62
December 31, 2022:
Basic EPS
Net income available to common shareholders	$300,232	62,658,414	$4.79
Potential dilutive common shares	—	151,820
Diluted EPS	$300,232	62,810,234	$4.78
December 31, 2021:
Basic EPS
Net income available to common shareholders	$253,922	63,352,737	$4.01
Potential dilutive common shares	—	133,629
Diluted EPS	$253,922	63,486,366	$4.00

(12) Employees’ Profit-Sharing Plan

We have a deferred profit-sharing plan for full-time employees with a minimum of one year of continuous employment. Our annual contribution to the plan is based on a percentage, as determined by our Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,011,000, $4,300,000, and $3,550,000 were charged to income for the years ended December 31, 2023, 2022, and 2021, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of assets attributable to international operations at December 31, 2023 and 2022 are as follows:

	2023	2022

	(Dollars in Thousands)
Loans:
Commercial	$106,241	$103,748
Others	74,454	56,227
	180,695	159,975
Less allowance for probable loan losses	(1,283)	(968)
Net loans	$179,412	$159,007
Accrued interest receivable	$876	$515

At December 31, 2023 and December 31, 2022, we had $147,551,000 and $131,254,000, respectively, in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $8,212,000, $4,821,000, and $4,090,000 for the years ended December 31, 2023, 2022 and 2021, respectively.

(14) Income Taxes

We file a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2023	2022	2021

	(Dollars in Thousands)
Current
U.S.	$82,657	$66,670	$59,591
State	6,137	5,118	5,272
Total current taxes	88,794	71,788	64,863
Deferred
U.S.	23,001	10,555	3,794
State	(51)	64	(252)
Total deferred taxes	22,950	10,619	3,542
Total income taxes	$111,744	$82,407	$68,405

Total income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 21% for 2023, 2022, and 2021 to income before income taxes. The reasons for the differences for the years ended December 31 are as follows:

	2023	2022	2021

	(Dollars in Thousands)
Computed expected tax expense	$110,065	$80,893	$68,011
Change in taxes resulting from:
Tax-exempt interest income	(3,663)	(2,433)	(2,970)
State tax, net of federal income taxes, tax credit and refunds	4,808	4,094	3,966
Other investment income	(2,761)	(1,391)	(1,753)
Net investment in low income housing investments	1,974	1,906	203
Other	1,321	(662)	948
Actual tax expense	$111,744	$82,407	$68,405

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2023 and 2022 are reflected below:

	2023	2022

	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$32,136	$25,982
Other real estate owned	1,649	1,194
Accrued expenses	581	186
Net unrealized losses on available for sale investment securities	110,584	130,586
Other	1,352	2,308
Total deferred tax assets	146,302	160,256
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(14,879)	(13,615)
Impairment charges on available-for-sale securities	(19)	(19)
Identified intangible assets and goodwill	(14,151)	(14,125)
Partnership investment pass through	(58,376)	(30,319)
Other	(3,321)	(3,555)
Total deferred tax liabilities	(90,746)	(61,633)
Net deferred tax asset	$55,556	$98,623

The net deferred tax asset of $55,556,000 and $98,623,000 at December 31, 2023 and December 31, 2022, respectively, is included in other assets in the consolidated statements of condition.

(15) Stock Options and Stock Appreciation Rights

On April 5, 2012, the Board of Directors adopted the 2012 International Bancshares Corporation Stock Option Plan (the “2012 Plan”). There were 800,000 shares of common stock available for stock option grants under the 2012 Plan, which were qualified incentive stock options (“ISOs”) or non-qualified stock options. Options granted may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders, which may be exercisable for a period of up to only five years. On April 4, 2022, the 2012 Plan expired and was not renewed.

The fair value of each option award granted under the plan was estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected volatility was based on the historical volatility of the price of our stock. We used historical data to estimate the expected dividend yield and employee termination rates within the valuation model. The expected term of options was derived from historical exercise behavior. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve in effect at the time of grant.

2022
Expected Life (Years)	7.00
Dividend yield	3.08%
Interest rate	1.94%
Volatility	37.78%

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of option activity under the stock option plans for the twelve months ended December 31, 2023 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2022	461,822	$29.67
Plus: Options granted	—	—
Less:
Options exercised	(46,444)	25.12
Options expired	—	—
Options forfeited	(31,513)	24.52
Options outstanding at December 31, 2023	383,865	30.65	3.42	$9,088

Options fully vested and exercisable at December 31, 2023	232,143	$27.80	1.96	$6,157

Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2023, 2022, and 2021 was approximately $330,000, $449,000, and $506,000, respectively. As of December 31, 2023, there was approximately $507,000 of total unrecognized stock-based compensation cost related to non-vested options granted under our plans that will be recognized over a weighted average period of 1.3 years.

Other information pertaining to option activity during the twelve months ended December 31, 2023, 2022, and 2021 is as follows:

	Twelve Months Ended December 31,
	2023	2022	2021
Weighted average grant date fair value of stock options granted	$—	$11.24	$10.20
Total fair value of stock options vested	$514,000	$514,000	$1,308,000
Total intrinsic value of stock options exercised	$1,060,000	$1,670,000	$2,536,000

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

On April 18, 2022, the Board of Directors adopted the 2022 International Bancshares Stock Appreciation Rights Plan (the “SAR Plan”). There are 750,000 shares of underlying common stock that may be used for stock appreciation right (“SAR”) grants under the plan, however, no actual shares will be granted. Upon exercise, the SAR will be settled in cash. SARs granted may be exercisable for a period of up to 10 years from the date of grant and may vest over an eight-year period. As of December 31, 2023, a total of 465,250 SARS had been issued under the SAR Plan.

A summary of activity under the SAR Plan for the twelve months ended December 31, 2023 is as follows:

Weighted
		Weighted	average
	Number of	average	remaining	Aggregate
	stock appreciation	exercise	contractual	intrinsic
	rights	price	term (years)	value ($)
(in Thousands)
Stock appreciation rights outstanding at December 31, 2022	489,250	$39.35
Plus: Stock appreciation rights granted
Less:
Stock appreciation rights exercised	—	—
Stock appreciation rights expired	—	—
Stock appreciation rights forfeited	(24,000)	39.33
Stock appreciation rights outstanding at December 31, 2023	465,250	39.35	8.50	6,964

Stock appreciation rights fully vested and exercisable at December 31, 2023	—	$—

The fair value of the liability for payments due to stock appreciation rights holders at December 31, 2023 and December 31, 2022 is approximately $1,464,000 and $546,000, respectively, as calculated using a Black-Scholes-Merton model, and is included in other liabilities on the consolidated statements of condition. The expense recorded in connection with all grants under the SAR Plan totaled $918,000 and $546,000, respectively, for the twelve months ended December 31, 2023 and December 31, 2022. As of December 31, 2023, there was approximately $5,090,000 in unrecognized liability related to non-vested SARs granted under the plan that will be recognized over a weighted average period of 8.5 years.

(16) Commitments, Contingent Liabilities and Other Matters

On March 15, 2020, the FRB announced that it had reduced regulatory reserve requirements to zero percent effective on March 26, 2020; therefore no cash is required to be maintained to satisfy regulatory reserve requirements.

We are involved in various legal proceedings that are in various stages of litigation. We have determined, based on discussions with our counsel that any material loss in such actions, individually or in the aggregate, is remote or the damages sought, even if fully recovered, would not be considered material to our consolidated statements of condition and related statements of income, comprehensive income, shareholders’ equity, and cash flows. However, many of these matters are in various stages of proceedings and further developments could cause management to revise its assessment of these matters.

(17) Transactions with Related Parties

In the ordinary course of business, the Subsidiary Banks make loans to our directors and executive officers, including their affiliates, families, and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $13,335,000 and $28,708,000 at December 31, 2023 and 2022, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the Subsidiary Banks are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the Subsidiary Banks have in particular classes of financial instruments. At December 31, 2023, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding (in thousands):

Commitments to extend credit	$3,340,280
Credit card lines	$14,181
Standby letters of credit	$147,190
Commercial letters of credit	$361

We enter into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, we are required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2023, the maximum potential amount of future payments is approximately $147,190,000. At December 31, 2023, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $23,677,000 and $40,249,000 at December 31, 2023 and 2022, respectively.

We enter into commercial letters of credit on behalf of our customers which authorize a third party to draw drafts upon us up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on our part to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The Subsidiary Banks’ exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The Subsidiary Banks use the same credit policies in making commitments and conditional obligations as they do for on-statement of condition instruments. The Subsidiary Banks control the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates normally less than one year or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Subsidiary Banks evaluate each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Subsidiary Banks upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include residential and commercial real estate, bank certificates of deposit, accounts receivable, and inventory.

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

(19) Capital Requirements

Bank regulatory agencies limit the amount of dividends, which the Subsidiary Banks can pay, without obtaining prior approval from such agencies. At December 31, 2023, the Subsidiary Banks could pay dividends of up to $1,229,500,000 without prior regulatory approval and without adversely affecting their “well-capitalized” status under regulatory capital rules in effect at December 31, 2023. In addition to legal requirements, regulatory authorities also consider the adequacy of the Subsidiary Banks’ total capital in relation to their deposits and other factors. These capital

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

adequacy considerations also limit amounts available for payment of dividends. We historically have not allowed any Subsidiary Bank to pay dividends in such a manner as to impair its capital adequacy.

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

Current quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2023, that we met all capital adequacy requirements to which we are subject.

       In July 2013, the FDIC and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various related capital provisions of the Dodd-Frank Act. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) capital to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The capital conservation buffer is designed to absorb losses during periods of economic stress.  Banking institutions with a  ratio of CET1 capital to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.  The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase-in period for mandatory compliance, and we were required to begin to phase-in the new rules beginning on January 1, 2015. We believe that as of December 31, 2023, we meet all fully phased-in capital adequacy requirements.

In November 2017, the OCC, the FRB and the FDIC finalized a proposed rule that extends the current treatment under the regulatory capital rules for certain regulatory capital deductions and risk weights and certain minority interest requirements, as they apply to banking organizations that are not subject to the advanced approaches capital rules. Effective January 1, 2018, the rule also paused the full transition to the Basel III treatment of mortgage servicing assets, certain deferred tax assets, investments in the capital of unconsolidated financial institutions and minority interests. The agencies are also considering whether to make adjustments to the capital rules in response to CECL (the FASB Standard relating to current expected credit loss) and its potential impact on regulatory capital.  Pursuant to rules issued by the federal bank regulatory agencies in February 2019 and March 2020, banking organizations were given options to phase in the adoption of CECL over a three-year transition period through December 31, 2022 or over a five-year transition period through December 31, 2024.  Rather than electing to make one of the phase-in options, we immediately recognized the capital impact upon adopting CECL accounting standards on January 1, 2020, which resulted in an increase in our allowance for probable loan losses and a one-time cumulative-effect adjustment to retained earnings upon adoption.

In December 2017, the Basel Committee on Banking Supervision unveiled its final set of standards and reforms to its Basel III regulatory capital framework, commonly called “Basel III Endgame” or “Basel IV.”  The Basel IV framework makes changes to the capital framework first introduced as “Basel III” in 2010 and aim to reduce excessive variability in banks’ calculations of risk-weighted capital ratios. Implementation of Basel IV began on January 1, 2023 and will continue over a five-year transition period by regulators in individual countries, including the U.S. federal bank regulatory agencies (after notice and comment).

As of December 31, 2023, our capital levels continue to exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to us.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

On May 24, 2018, the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 (“EGRRCPA”) was enacted, and, among other things, it includes a simplified capital rule change which effectively exempts banks with assets of less than $10 billion that exceed the “community bank leverage ratio,” from all risk-based capital requirements, including Basel III and its predecessors. The federal banking agencies must establish the “community bank leverage ratio” (a ratio of tangible equity to average consolidated assets) between 8% and 10% before community banks can begin to take advantage of this regulatory relief provision. Some of the Subsidiary Banks, with assets of less than $10 billion, may qualify for this exemption. Additionally, under the EGRRCPA, qualified bank holding companies with assets of up to $3 billion (currently $1 billion) will be eligible for the Federal Reserve’s Small Bank Holding Company Policy Statement, which eases limitations on the issuance of debt by holding companies. On August 28, 2018, the Federal Reserve issued an interim final rule expanding the applicability of its Small Bank Holding Company Policy Statement. While holding companies that meet the conditions of the policy statement are excluded from consolidated capital requirements, their depository institutions continue to be subject to minimum capital requirements. Finally, for banks that continue to be subject to the risk-based capital rules of Basel III (e.g., 150%), certain commercial real estate loans that were formally classified as high volatility commercial real estate 31 (“HVCRE”) will not be subject to heightened risk weights if they meet certain criteria. Also, while acquisition, development, and construction loans will generally be subject to heightened risk weights, certain exceptions will apply. On September 18, 2018, the federal banking agencies issued a proposed rule modifying the agencies’ capital rules for HVCRE.

As of December 31, 2023, the most recent notification from the FDIC categorized all the Subsidiary Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” we must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed our categorization as well-capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2023 under current guidelines are presented in the following table:

			For Capital Adequacy		To Be Well-Capitalized
			Purposes		Under Prompt Corrective
	Actual		Phase In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2023:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$2,563,130	21.72%	$825,968	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,444,775	18.54	545,611	7.000	$506,639	6.50%
International Bank of Commerce, Brownsville	477,390	24.41	136,883	7.000	127,106	6.50
International Bank of Commerce, Oklahoma	232,965	20.72	78,718	7.000	73,095	6.50
Commerce Bank	97,334	36.57	18,628	7.000	17,298	6.50
International Bank of Commerce, Zapata	64,110	31.18	14,394	7.000	13,366	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,790,171	23.65%	$1,238,952	10.500%	N/A	N/A
International Bank of Commerce, Laredo	1,542,462	19.79	818,416	10.500	$779,444	10.00%
International Bank of Commerce, Brownsville	500,268	25.58	205,325	10.500	195,547	10.00
International Bank of Commerce, Oklahoma	247,031	21.97	118,076	10.500	112,454	10.00
Commerce Bank	100,660	37.82	27,943	10.500	26,612	10.00
International Bank of Commerce, Zapata	66,680	32.43	21,591	10.500	20,563	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$2,642,492	22.39%	$1,002,961	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,444,775	18.54	662,527	8.500	$623,555	8.00%
International Bank of Commerce, Brownsville	477,390	24.41	166,215	8.500	156,438	8.00
International Bank of Commerce, Oklahoma	232,965	20.72	95,586	8.500	89,963	8.00
Commerce Bank	97,334	36.57	22,620	8.500	21,290	8.00
International Bank of Commerce, Zapata	64,110	31.18	17,478	8.500	16,450	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$2,642,492	17.46%	$605,262	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,444,775	16.40	352,412	4.00	440,515	5.00%
International Bank of Commerce, Brownsville	477,390	11.79	161,919	4.00	202,398	5.00
International Bank of Commerce, Oklahoma	232,965	14.72	63,294	4.00	79,117	5.00
Commerce Bank	97,334	14.50	26,858	4.00	33,572	5.00
International Bank of Commerce, Zapata	64,110	13.26	19,338	4.00	24,172	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2022 are also presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2022:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$2,232,723	20.21%	$773,398	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,310,616	18.07	507,625	7.000	$471,366	6.50%
International Bank of Commerce, Oklahoma	363,093	20.86	121,855	7.000	113,151	6.50
International Bank of Commerce, Brownsville	232,689	21.17	76,941	7.000	71,445	6.50
International Bank of Commerce, Zapata	98,087	42.26	16,248	7.000	15,088	6.50
Commerce Bank	71,418	37.70	13,261	7.000	12,314	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,455,468	22.22%	$1,160,096	10.500%	N/A	N/A	%
International Bank of Commerce, Laredo	1,401,298	19.32	761,438	10.500	$725,179	10.00
International Bank of Commerce, Oklahoma	383,804	22.05	182,782	10.500	174,078	10.00
International Bank of Commerce, Brownsville	243,739	22.18	115,412	10.500	109,916	10.00
International Bank of Commerce, Zapata	100,798	43.43	24,372	10.500	23,212	10.00
Commerce Bank	73,420	38.76	19,892	10.500	18,945	10.00
Tier 1 Capital (to Risk Weighted Assets):							%
Consolidated	$2,324,903	21.04%	$939,126	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,310,616	18.07	616,402	8.500	$580,143	8.00
International Bank of Commerce, Oklahoma	363,093	20.86	147,966	8.500	139,262	8.00
International Bank of Commerce, Brownsville	232,689	21.17	93,429	8.500	87,933	8.00
International Bank of Commerce, Zapata	98,087	42.26	19,730	8.500	18,569	8.00
Commerce Bank	71,418	37.70	16,103	8.500	15,156	8.00%
Tier 1 Capital (to Average Assets):
Consolidated	$2,324,903	14.59%	$637,578	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,310,616	13.09	400,489	4.00	500,611	5.00
International Bank of Commerce, Oklahoma	363,093	8.95	162,246	4.00	202,808	5.00
International Bank of Commerce, Brownsville	232,689	13.48	69,028	4.00	86,286	5.00
International Bank of Commerce, Zapata	98,087	14.39	27,270	4.00	34,088	5.00
Commerce Bank	71,418	15.00	19,048	4.00	23,811	5.00

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

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2023 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2023	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale debt securities
Residential mortgage-backed securities	$4,660,099	$—	$4,660,099	$—
States and political subdivisions	162,242	—	162,242	—
Equity Securities	5,417	5,417	—	—
	$4,827,758	$5,417	$4,822,341	$—

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2022 by level within the fair value measurement hierarchy.

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

For the years ended December 31, 2023 and December 31, 2022, debt investment securities available-for-sale are classified within Level 2 of the valuation hierarchy. Equity securities with readily determinable fair values are classified within Level 1. For debt securities classified as Level 2 in the fair value hierarchy, we obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the period ended December 31, 2023 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net
	Period ended	Identical	Observable	Unobservable	Provision
	December 31,	Assets	Inputs	Inputs	During
	2023	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Watch-List doubtful loans	$46,124	$—	$—	$46,124	$10,221
Other real estate owned	307	—	—	307	2,538

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the year ended December 31, 2022 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets	Other	Significant	Net
	Year ended	for Identical	Observable	Unobservable	Provision
	December 31,	Assets	Inputs	Inputs	During
	2022	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Watch-List doubtful loans	$30,743	$—	$—	$30,743	$2,346
Other real estate owned	5,653	—	—	5,653	1,627

Our assets measured at fair value on a non-recurring basis are limited to loans classified as Watch List – Doubtful and other real estate owned. The fair value of Watch-List Doubtful loans is derived in accordance with FASB ASC 310, “Receivables”. They are primarily comprised of collateral-dependent commercial loans. As the primary sources of loan repayments decline, the secondary repayment source, the collateral, takes on greater significance. Correctly evaluating the fair value becomes even more important. Re-measurement of the loan to fair value is done through a specific valuation allowance included in the ACL. The fair value of the loan is based on the fair value of the collateral, as determined through either an appraisal or evaluation process. The basis for our appraisal and appraisal review process is based on regulatory guidelines and strives to comply with all regulatory appraisal laws, regulations, and the Uniform Standards of Professional Appraisal Practice. All appraisals and evaluations are “as is” (the property’s highest and best use) valuations based on the current conditions of the property/project at that point in time. The determination of the fair value of the collateral is based on the net realizable value, which is the appraised value less any closing costs, when applicable. As of December 31, 2023, we had approximately $46,491,000 of doubtful commercial collateral dependent loans, of which approximately $1,272,000 had an appraisal performed within the immediately preceding twelve months and of which approximately $35,061,000 had an evaluation performed within the immediately preceding twelve months. As of December 31, 2022, we had approximately $51,326,000 of doubtful commercial collateral dependent loans, of which approximately $0 had an

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

appraisal performed within the immediately preceding twelve months and of which approximately $51,326,000 had an evaluation performed within the immediately preceding twelve months.

The determination to either seek an appraisal or to perform an evaluation begins in weekly credit quality meetings, where the committee analyzes the existing collateral values of the doubtful loans and where obsolete appraisals are identified. In order to determine whether we would obtain a new appraisal or perform an internal evaluation to determine the fair value of the collateral, the credit committee reviews the existing appraisal to determine if the collateral value is reasonable in view of the current use of the collateral and the economic environment related to the collateral. If the analysis of the existing appraisal does not find that the collateral value is reasonable under the current circumstances, we would obtain a new appraisal on the collateral or perform an internal evaluation of the collateral. The ultimate decision to get a new appraisal rests with the independent credit administration group. A new appraisal is not required if an internal evaluation, as performed by in-house experts, is able to appropriately update the original appraisal assumptions to reflect current market conditions and provide an estimate of the collateral’s market value for impairment analysis. The internal evaluations must be in writing and contain sufficient information detailing the analysis, assumptions, and conclusions and they must support performing an evaluation in lieu of ordering a new appraisal.

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within Level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL (formerly allowance for probable loan losses), if necessary. The fair value is reviewed periodically, and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2023, 2022, and 2021, we recorded approximately $0, $2,000, and $2,000, respectively, in charges to the ACL in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2023, 2022, and 2021, we recorded approximately $2,538,000, $1,627,000, and $2,655,000, respectively, in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for our financial instruments at December 31, 2023 and December 31, 2022 are outlined below.

Cash and Cash Equivalents

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities held-to-maturity

The carrying amounts of investments held-to-maturity approximate fair value.

Investment Securities

For debt investment securities, which may include U.S. Treasury securities, obligations of other U.S. government agencies, obligations of states and political subdivisions and mortgage pass through and related securities, fair values are from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. See disclosures of fair value of investment securities in Note 2 – Investment Securities, Equity Securities with Readily Determinable Fair Values and Other Investments.

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

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, except residential mortgage loans, the fair value is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources or the primary origination market. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2023 and December 31, 2022, the carrying amount of fixed rate performing loans was $1,199,347,000 and $1,203,381,000, respectively, and the estimated fair value was $1,073,892,000 and $1,100,848,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest-bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2023 and December 31, 2022. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2023 and December 31, 2022, the carrying amount of time deposits was $2,425,177,000 and $2,068,184,000, respectively, and the estimated fair value was $2,428,681,000 and $2,076,231,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements are short-term maturities. Due to the contractual terms of the instruments, the carrying amounts approximated fair value at December 31, 2023 and December 31, 2022.

Junior Subordinated Deferrable Interest Debentures

We currently have floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2023 and December 31, 2022.

Other Borrowed Funds

We currently have long-term borrowings issued from the Federal Home Loan Bank (“FHLB”). The long-term borrowings outstanding at December 31, 2023 and December 31, 2022 are fixed-rate borrowings and the fair value is based on established market spreads for similar types of borrowings. The fixed-rate long-term borrowings are included in Level 2 of the fair value hierarchy. At December 31, 2023 and December 31, 2022 the carrying amount of the fixed-rate long-term FHLB borrowings was $10,745,000 and $10,944,000, respectively, and the estimated fair value was $10,745,000 and $10,944,000, respectively.

Commitments to Extend Credit and Letters of Credit

Commitments to extend credit and fund letters of credit are principally at current interest rates and therefore the carrying amount approximates fair value.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Limitations

Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time of our entire holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2023 and 2022

(Dollars in Thousands)

	2023	2022
ASSETS
Cash	$105,184	$89,263
Other investments	111,382	114,901
Net loans	62,150	42,519
Investment in subsidiaries	2,281,952	1,933,269
Goodwill	3,365	3,365
Other assets	8,617	7,181
Total assets	$2,572,650	$2,190,498
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$108,868	$134,642
Due to IBC Trading	21	21
Other liabilities	15,987	11,076
Total liabilities	124,876	145,739
Shareholders’ equity:
Common shares	96,467	96,420
Surplus	155,511	154,061
Retained earnings	3,029,088	2,695,567
Accumulated other comprehensive loss	(397,889)	(470,497)
	2,883,177	2,475,551
Less cost of shares in treasury	(435,403)	(430,792)
Total shareholders’ equity	2,447,774	2,044,759
Total liabilities and shareholders’ equity	$2,572,650	$2,190,498

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2023, 2022 and 2021

(Dollars in Thousands)

	2023	2022	2021
Income:
Dividends from subsidiaries	$179,000	$222,175	$80,882
Interest income on notes receivable	5,769	2,394	1,139
(Loss) income on other investments	(6,150)	8,662	9,662
Other	4	857	58
Total income	178,623	234,088	91,741
Expenses:
Interest expense (Debentures)	8,122	5,037	2,792
Provision for credit loss	500	437	—
Other	252	2,291	2,272
Total expenses	8,874	7,765	5,064
Income before federal income taxes and equity in undistributed net income of subsidiaries	169,749	226,323	86,677
Income tax (benefit) expense	(1,365)	504	1,358
Income before equity in undistributed net income of subsidiaries	171,114	225,819	85,319
Equity in undistributed net income of subsidiaries	240,654	74,413	168,603
Net income	$411,768	$300,232	$253,922

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2023, 2022 and 2021

(Dollars in Thousands)

	2023	2022	2021
Operating activities:
Net income	$411,768	$300,232	$253,922
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	500	437	—
Unrealized (gain) loss on equity securities with readily determinable fair values	(14)	36	(51)
Stock compensation expense	330	449	506
Increase (decrease) in other liabilities	4,911	1,743	(8,084)
Equity in undistributed net income of subsidiaries	(240,654)	(74,413)	(168,603)
Net cash provided by operating activities	176,841	228,484	77,690
Investing activities:
Net (increase) decrease in notes receivable	(20,170)	(32,556)	1,549
Increase in other assets and other investments	(33,285)	(43,343)	(11,787)
Net cash used in investing activities	(53,455)	(75,899)	(10,238)
Financing activities:
Redemption of long-term debt	(25,774)	—	—
Proceeds from stock transactions	1,167	1,537	2,414
Payments of cash dividends - common	(78,247)	(75,375)	(72,838)
Purchase of treasury stock	(4,611)	(52,048)	(716)
Net cash used in financing activities	(107,465)	(125,886)	(71,140)
Increase (decrease) in cash	15,921	26,699	(3,688)
Cash at beginning of year	89,263	62,564	66,252
Cash at end of year	$105,184	$89,263	$62,564

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2023

Interest income	$209,714	204,175	198,124	188,149
Interest expense	45,181	36,847	31,669	22,964
Net interest income	164,533	167,328	166,455	165,185
Provision for probable loan losses	6,697	10,476	8,816	8,587
Non-interest income	46,492	45,385	37,702	40,362
Non-interest expense	68,591	71,200	67,534	68,029

Income before income taxes	135,737	131,037	127,807	128,931

Income taxes	29,361	27,773	27,322	27,288

Net income	$106,376	$103,264	$100,485	$101,643

Per common share:
Basic

Net income	$1.71	$1.66	$1.62	$1.64

Diluted

Net income	$1.71	$1.66	$1.62	$1.63

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

Condensed Average Statements of Condition

(Dollars in Thousands)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest-bearing liabilities and related interest yields for the years ended December 31, 2023, 2022, and 2021. Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2023			2022			2021
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost

	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$7,526,132	611,836	8.13%	$6,977,890	397,356	5.69%	$7,318,756	355,125	4.85%
Foreign	147,477	8,212	5.57	138,262	4,821	3.49	123,524	4,090	3.31
Investment securities:
Taxable	5,167,485	132,151	2.56	4,510,293	74,988	1.66	3,624,903	34,331	0.95
Tax-exempt	162,300	6,259	3.86	70,636	2,541	3.60	43,906	1,483	3.38
Other	869,497	41,704	4.80	2,831,040	46,075	1.63	2,449,193	3,074	0.13
Total interest-earning assets	13,872,891	800,162	5.77%	14,528,121	525,781	3.62%	13,560,282	398,103	2.94%
Non-interest earning assets:
Cash and cash equivalents	141,365			365,194			204,747
Bank premises and equipment, net	412,678			415,883			442,281
Other assets	1,350,722			1,203,790			1,021,644
Less allowance for probable loan losses	(141,016)			(116,188)			(111,791)
Total	$15,636,640			$16,396,800			$15,117,163
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$4,487,192	60,337	1.34%	$4,667,048	12,686	0.27%	$4,297,561	4,110	0.10%
Time deposits:
Domestic	985,189	23,189	2.35	1,020,388	6,555	0.64	1,077,371	7,636	0.71
Foreign	1,262,762	29,969	2.37	1,139,209	4,602	0.40	1,083,866	4,019	0.37
Securities sold under repurchase agreements	469,152	14,760	3.15	476,877	2,495	0.52	411,661	621	0.15
Other borrowings	10,839	283	2.61	386,924	6,781	1.75	436,226	7,654	1.75
Junior subordinated interest deferrable debentures	115,859	8,123	7.01	134,642	5,037	3.74	134,642	2,791	2.07
Total interest bearing liabilities	7,330,993	136,661	1.86%	7,825,088	38,156	0.49%	7,441,327	26,831	0.36%
Non-interest bearing liabilities:
Demand Deposits	5,299,865			5,973,462			5,355,105
Other liabilities	333,309			200,013			70,601
Shareholders’ equity	2,672,483			2,398,237			2,250,130
Total	$15,636,650			$16,396,800			$15,117,163
Net interest income		$663,501			$487,625			$371,272
Net yield on interest earning assets			4.78%			3.36%			2.74%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
JUDITH I. WAWROSKI
Chief Accounting Officer and Treasurer	JAVIER DE ANDA
Senior Vice President
DALIA F. MARTINEZ	B.P. Newman Investment Company
Vice President
DOUG HOWLAND
MIRTA SALCEDO	Investments
Auditor
RUDOLPH M. MILES
MARISA V. SANTOS	Investments
Secretary
LARRY NORTON
HILDA V. TORRES	Investments
Assistant Secretary
ROBERTO R. RESENDEZ
Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments

DIANA G. ZUNIGA
President and Owner
Investors Alliance, Inc.