Form 10-K, Exhibit 13
period 2024-12-31
INTERNATIONAL BANCSHARES CORP
filed 2025-02-27
CIK 315709

Exhibit 13

As used in this report, the words “Company,” “we,” “us,” and “our” refer to International Bancshares Corporation, a Texas corporation, its five wholly owned subsidiary banks (“Subsidiary Banks”), and its other subsidiaries.  The information that follows may contain forward-looking statements, which involve various risks and uncertainties, including those identified in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the year ended December 31, 2024, and are qualified as indicated under “Cautionary Notice Regarding Forward-Looking Information” in Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of this report. Our website address is www.ibc.com.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

(Consolidated)

The following consolidated selected financial data is derived from our audited financial statements as of and for the five years ended December 31, 2024. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes in this report.

SELECTED FINANCIAL DATA

	AS OF OR FOR THE YEARS ENDED DECEMBER 31,
	2024	2023	2022	2021	2020

	(Dollars in Thousands, Except Per Share Data)
STATEMENT OF CONDITION
Assets	$15,738,852	$15,066,189	$15,501,476	$16,046,236	$14,029,467
Investment securities available-for-sale	4,987,916	4,822,341	4,417,796	4,213,920	3,080,768
Net loans	8,653,289	7,901,892	7,304,631	7,098,777	7,432,695
Deposits	12,111,844	11,824,554	12,660,007	12,617,877	10,721,860
Other borrowed funds	10,541	10,745	10,944	436,138	436,327
Junior subordinated deferrable interest debentures	108,868	108,868	134,642	134,642	134,642
Shareholders’ equity	2,796,707	2,447,774	2,044,759	2,308,481	2,177,998
INCOME STATEMENT
Interest income	$865,982	$800,162	$525,781	$398,103	$427,008
Interest expense	209,263	136,661	38,156	26,831	39,119
Net interest income	656,719	663,501	487,625	371,272	387,889
Provision for probable credit losses	31,802	34,576	21,651	7,955	45,379
Non-interest income	176,922	169,941	187,134	222,326	150,579
Non-interest expense	293,119	275,354	270,469	263,316	281,331
Income before income taxes	508,720	523,512	382,639	322,327	211,758
Income taxes	99,553	111,744	82,407	68,405	44,439
Net income	409,167	411,768	300,232	253,922	167,319
Net income available to common shareholders	$409,167	$411,768	$300,232	$253,922	$167,319
Per common share:
Basic	$6.58	$6.63	$4.79	$4.01	$2.63
Diluted	$6.57	$6.62	$4.78	$4.00	$2.62

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations represents an explanation of significant changes in our financial position and results of our operations on a consolidated basis for the three-year period ended December 31, 2024. The following discussion should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2024, and the Selected Financial Data and Consolidated Financial Statements included elsewhere herein.

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

Risk factors that could cause actual results to differ materially from any results that we project, forecast, estimate, or budget in forward-looking statements include, among others, the following possibilities:

●	Local, regional, national, and international economic business conditions and the impact they may have on us, our customers, and such customers’ ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral.
●	Volatility and disruption in national and international financial markets.
●	The imposition of new or increased international tariffs and the impact of potential retaliatory tariffs, which may impact our subsidiary banks’ business and operations with Mexico.
●	Government intervention in the U.S. financial system.
●	The unavailability of funding from the FHLB, the Federal Reserve Bank (“FRB”) or other sources in the future could adversely impact our growth strategy, prospects, and performance.
●	Changes in consumer spending, borrowing, and saving habits.
●	Changes in interest rates and market prices, including changes in federal regulations on the payment of interest on demand deposits.
●	Changes in our ability to retain or access deposits due to changes in public confidence in the banking system and the potential threat of bank-run contagion fueled by, among other factors, economic instability, inflationary pressures, the public’s increased exposure to social media, and the rapid speed at which communication and coordination via social media can occur.
●	Changes in the capital markets we utilize, including changes in the interest rate environment that may reduce margins.
●	Changes in state and/or federal laws and regulations, including, the impact of the Consumer Financial Protection Bureau (“CFPB”) as a regulator of financial institutions, changes in the accounting, tax, and regulatory treatment of trust-preferred securities, as well as changes in banking, tax, securities, insurance, employment, environmental, and immigration laws and regulations and the risk of litigation that may follow.
●	Changes in U.S.—Mexico trade, including reductions in border crossings and commerce, integration, and implementation of the United States-Mexico-Canada Agreement, the possible imposition of tariffs on imported goods from Mexico, and the potential retaliatory tariffs that Mexico may impose on the United States.
●	Political instability in, and strained geopolitical relations between, the United States and Mexico.
●	General instability of economic and political conditions in the United States, including inflationary pressures, increased interest rates, economic slowdown or recession, low productivity growth, declining business investment, concerns regarding the level of U.S. debt, and escalating geopolitical tensions.
●	The reduction of deposits from nonresident alien individuals due to the Internal Revenue Service rules requiring U.S. financial institutions to report deposit interest payments made to such individuals.
●	The loss of senior management or operating personnel.
●	The timing, impact, and other uncertainties of the potential future acquisitions, as well as our ability to maintain our current branch network and enter new markets to capitalize on growth opportunities.
●	Additions to our allowance for credit loss (“ACL”) as a result of changes in local, national, or international conditions which adversely affect our customers.
●	Greater than expected costs or difficulties related to the development and integration of new products and lines of business.
●	Increased labor costs and effects related to health care reform and other laws, regulations, and legal developments impacting labor costs.
●	Impairment of carrying value of goodwill could negatively impact our earnings and capital.
●	Changes in the soundness of other financial institutions with which we interact.
●	Political instability in the United States or Mexico.
●	Technological changes or system failures or breaches of our network security, as well as other cybersecurity risks, could subject us to increased operating costs, litigation, and other liabilities.
●	Potential loss of revenue streams and reduction of lower cost deposits as a source of funds resulting from the rise in bank-like products and services from financial technology companies and other alternative financial providers, including blockchain-based financial products and banking-as-a-service platforms.
●	Changes in the regulatory landscape for cryptocurrencies, decentralized finance, and fintech services that favor alternative financial products, which may subject us to additional competitive pressures and reduce the demand for traditional banking services.
●	Increased compliance and operational costs associated with investing in, adapting to, integrating, and competing with technological developments that incorporate artificial intelligence (“AI”) into banking services and products.
●	Flaws in our introduction and use of AI technologies, which could result in increased exposure to security vulnerabilities, data inconsistencies, operational disruptions, and technological inefficiencies that could hamper the customer experience, negatively impact transaction processing, and undermine our risk-management processes.
●	Acts of war or terrorism.
●	Natural disasters or other adverse external events such as pandemics or epidemics.
●	Reduced earnings resulting from the write-down of the carrying value of securities held in our securities available-for-sale portfolios.
●	The effect of changes in accounting policies and practices by the Public Company Accounting Oversight Board (“PCAOB”), the Financial Accounting Standards Board (“FASB”) and other accounting standards setters.
●	The costs and effects of regulatory developments or regulatory or other governmental inquiries and the results of regulatory examinations or reviews and obtaining regulatory approvals.
●	The effect of any supervisory and enforcement efforts by the CFPB related to its unfair, deceptive, or abusive acts or practices authority concerning fees charged by financial institutions including late, non-sufficient funds, and overdraft fees, as well as the effect of any other regulatory or legal developments that limit fees and/or overdraft services.
●	Monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the FRB.
●	The reduction of income and possible increase in required capital levels related to the adoption of legislation and the implementing rules and regulations, including those that establish debit card interchange fee standards and prohibit network exclusivity arrangements and routing restrictions.
●	The increase in required capital levels related to the implementation of capital and liquidity rules of the federal banking agencies that address or are impacted by the Basel III capital and liquidity standards.
●	The enhanced due diligence burden imposed on banks related to the banks’ inability to rely on credit ratings under the Dodd-Frank Act.
●	The failure or circumvention of our internal controls and risk management, policies, and procedures.

Forward-looking statements speak only as of the date on which such statements are made. It is not possible to foresee or identify all such factors. We make no commitment to update any forward-looking statement, or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

Overview

We are headquartered in Laredo, Texas, with 166 facilities and 255 ATMs, providing banking services for commercial, consumer, and international customers of north, south, central and southeast Texas and the State of Oklahoma. We are one of the largest independent commercial bank holding companies headquartered in Texas. We, through our Subsidiary Banks, are in the business of gathering funds from various sources and investing those funds in order to earn a return. We, either directly or through a Subsidiary Bank, own one insurance agency, a liquidating subsidiary; a fifty-percent interest in an investment banking unit that owns a broker/dealer; a controlling interest in four merchant banking entities; and a majority ownership interest in a real-estate development partnership. Our primary earnings come from the spread between the interest earned on interest-bearing assets and the interest paid on interest-bearing liabilities. In addition, we generate income from fees on products offered to commercial, consumer, and international customers. The sales team of each of our Subsidiary Banks aims to match the right mix of products and services to each customer to best serve the customer’s needs. That process entails spending time with customers to assess their needs and servicing the sales arising from those discussions on a long-term basis. Our Subsidiary Banks have various compensation plans, including incentive-based compensation, for fairly compensating employees. Our Subsidiary Banks also have a robust process in place to review sales that support the incentive-based compensation plan to monitor the quality of the sales and identify any significant irregularities, a process that has been in place for many years.

One of our primary goals is to grow net interest income and non-interest income while adequately managing credit risk, interest rate risk and expenses. Effective management of capital is one of our critical objectives. A key measure of the performance of a banking institution is the return on average common equity (“ROE”). Our ROE for the year ended December 31, 2024 was 13.66% as compared to 15.41% for the year ended December 31, 2023.

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

Future economic conditions remain uncertain and the impact of those conditions on our business also remains uncertain. Our business depends on the willingness and ability of our customers to conduct banking and other financial transactions. Our revenue streams, including service charges on deposits and banking and non-banking service charges and fees (ATM and interchange income), may be impacted in the future if economic conditions deteriorate. Expense control is an essential element of our long-term profitability. It has been a constant focus of ours for many years and is especially critical during periods of economic uncertainty. We have kept that focus in mind as we continue to look at operations, create efficiencies, and institute cost-control protocols at all levels.  We will continue to closely monitor our efficiency ratio, a measure of non-interest expense to net interest income plus non-interest income and our overhead burden ratio, a ratio of our operating expenses against total assets. We use these measures in determining if we are accomplishing our long-term goals of controlling our costs in order to provide superior returns to our shareholders.

Results of Operations

Summary

Consolidated Statements of Condition Information

	December 31, 2024	December 31, 2023	Percent Increase (Decrease)

	(Dollars in Thousands)
Assets	$15,738,852	$15,066,189	4.5%
Net loans	8,653,289	7,901,892	9.5
Deposits	12,111,844	11,824,554	2.4
Securities sold under repurchase agreements	535,322	530,416	0.9
Other borrowed funds	10,541	10,745	(1.9)
Junior subordinated deferrable interest debentures	108,868	108,868	—
Shareholders’ equity	2,796,707	2,447,774	14.3

Consolidated Statements of Income Information

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2024	2023	2024 vs. 2023	2022	2023 vs. 2022

	(Dollars in Thousands, Except Per Share Data)
Interest income	$865,982	$800,162	8.2%	$525,781	52.2%
Interest expense	209,263	136,661	53.1	38,156	258.2
Net interest income	656,719	663,501	(1.0)	487,625	36.1
Provision for probable credit losses	31,802	34,576	(8.0)	21,651	59.7
Non-interest income	176,922	169,941	4.1	187,134	(9.2)
Non-interest expense	293,119	275,354	6.5	270,469	1.8
Net income	409,167	411,768	(0.6)	300,232	37.1
Per common share:
Basic	$6.58	$6.63	(0.8)%	$4.79	38.4%
Diluted	6.57	6.62	(0.8)	4.78	38.5

Net Income

Net income for the year ended December 31, 2024 decreased by approximately 0.6% compared to the same period of 2023 and net income for the year ended December 31, 2023 increased by approximately 37.1% compared to the same period of 2022.   Net income for the year ended December 31, 2024 and the year ended December 31, 2023 was positively impacted by an increase in interest income earned on our investment and loan portfolios driven primarily by both an increase in the size of the portfolios and the rate environment, which remains elevated as a result of FRB actions to raise interest rates in recent years. Net interest income for the same periods has been negatively impacted by an increase in interest expense, primarily driven by increases on rates paid on deposits.  We closely monitor rates paid on deposits to remain competitive in the current economic environment and retain deposits.

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

	For the years ended December 31,
	2024	2023	2022
	Average	Average	Average
	Rate/Cost	Rate/Cost	Rate/Cost
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	8.18%	8.13%	5.69%
Foreign	6.58	5.57	3.49
Investment securities:
Taxable	2.93	2.56	1.66
Tax-exempt	3.88	3.86	3.60
Other	4.91	4.80	1.63
Total interest-earning assets	6.07%	5.77%	3.62%
Liabilities
Interest bearing liabilities:
Savings and interest bearing demand deposits	1.82%	1.34%	0.27%
Time deposits:
Domestic	3.62	2.35	0.64
Foreign	3.67	2.37	0.40
Securities sold under repurchase agreements	3.63	3.15	0.52
Other borrowings	2.62	2.61	1.75
Junior subordinated deferrable interest debentures	7.13	7.01	3.74
Total interest bearing liabilities	2.65%	1.86%	0.49%

The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net income and net interest margin. The yield on average interest-earning assets increased 5.2% from 5.77% in 2023 to 6.07% in 2024, and the rates paid on average interest-bearing liabilities increased 42.5% from 1.86% in 2023 to 2.65% in 2024. The yield on average interest-earning assets increased 59.4% from 3.62% in 2022 to 5.77% in 2023, and the rates paid on average interest-bearing liabilities increased 279.6% from 0.49% in 2022 to 1.86% in 2023.

The following table analyzes the changes in net interest income during 2024, 2023, and 2022 and the relative effect of changes in interest rates and volumes for each major classification of interest-earning assets and interest-bearing liabilities. Non-accrual loans have been included in assets for the purpose of this analysis, which reduces the resulting yields:

	2024 compared to 2023			2023 compared to 2022
	Net increase (decrease) due to			Net increase (decrease) due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total

	(Dollars in Thousands)			(Dollars in Thousands)
Interest earned on:
Loans, net of unearned discounts:
Domestic	$56,762	4,013	$60,775	$31,220	183,260	$214,480
Foreign	(879)	1,336	457	321	3,070	3,391
Investment securities:
Taxable	1,827	19,508	21,335	10,926	46,237	57,163
Tax-exempt	(146)	33	(113)	3,297	421	3,718
Other	(17,208)	574	(16,634)	(31,924)	27,553	(4,371)
Total interest income	$40,356	$25,464	$65,820	$13,840	$260,541	$274,381
Interest incurred on:
Savings and interest bearing demand deposits	$319	21,256	$21,575	$(489)	48,140	$47,651
Time deposits:
Domestic	3,595	14,247	17,842	(226)	16,860	16,634
Foreign	6,295	19,673	25,968	499	24,868	25,367
Securities sold under repurchase agreements	4,680	2,900	7,580	(40)	12,305	12,265
Other borrowings	(2)	—	(2)	(6,591)	93	(6,498)
Junior subordinated deferrable interest debentures	(469)	108	(361)	(703)	3,789	3,086
Total interest expense	$14,418	$58,184	$72,602	$(7,550)	$106,055	$98,505
Net interest income	$25,938	$(32,720)	$(6,782)	$21,390	$154,486	$175,876

(1)  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

The increase in net interest income for the years ended December 31, 2024 and December 31, 2023 is primarily attributable to an increase in interest income earned on our investment and loan portfolios, driven by both an increase in the size of such portfolios and the current rate environment, which remains elevated due to the FRB raising interest rates in 2022 and 2023.  The increase in interest income is being offset by an increase in interest expense due to changes in rates we pay on deposits to remain competitive with our competitors.  Net interest income is the spread between income on interest earning assets (e.g. loans and securities) and the interest expense on liabilities used to fund those assets (e.g. deposits, repurchase agreements and funds borrowed).  As part of our strategy to manage interest rate risk, we strive to manage both assets and liabilities so that interest sensitivities match. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that re-price or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should have a positive effect on net interest income as assets will re-price faster than liabilities. Conversely, net interest income should contract somewhat in a period of falling interest rates. Our management can quickly change our interest rate position as market conditions dictate. Additionally, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Analytical techniques we employ to supplement gap analysis include simulation analysis to quantify interest rate risk exposure. The gap analysis prepared by management is reviewed by our Investment Committee at least twice a year. The Investment Committee is comprised of certain members of the board of directors and senior managers of the various Subsidiary Banks. Management currently believes that we are properly positioned for interest rate changes; however, management may adjust the interest rate sensitive assets and liabilities in order to manage the effect of interest rate changes, as needed.

Allowance for Credit Losses

The ACL decreased 0.3% to $156,537,000 at December 31, 2024 from $157,069,000 at December 31, 2023. The provision for credit losses charged to expense decreased $2,774,000 to $31,802,000 for the year ended December 31, 2024 from $34,576,000 for the same period in 2023.

The following table summarizes loan balances at the end of each year and average loans outstanding during the year and the following ratios:  nonaccrual loans to total loans, nonaccrual loans to the ACL, charge-offs to average loans, by loan type, and total charge-off to average total loans:

	2024	2023	2022

	(Dollars in Thousands)
Allowance for credit losses to total loans outstanding	1.78%	1.95%	1.70%
Allowance for credit losses	$156,537	$157,069	$125,972
Loans, net of unearned discounts	$8,809,826	$8,058,961	$7,430,603
Nonaccrual loans to total loans outstanding	1.92%	0.59%	0.70%
Nonaccrual loans	$169,136	$47,170	$51,648
Loans, net of unearned discounts	$8,809,826	$8,058,961	$7,430,603
Allowance for credit losses to nonaccrual loans	92.55%	332.98%	243.90%
Allowance for credit losses	$156,537	$157,069	$125,972
Nonaccrual loans	$169,136	$47,170	$51,648
Net charge-offs during the period to average loans outstanding:
Commercial	2.07%	0.64%	0.61%
Net charge-offs during the period	$34,149	$9,664	$9,050
Average amount outstanding	$1,648,339	$1,498,990	$1,472,338
Commercial real estate: other construction and land development	0.10%	—%	—%
Net charge-offs during the period	$2,228	$—	$2
Average amount outstanding	$2,312,978	$2,143,245	$1,802,210
Commercial real estate: farmland and commercial	—%	—%	—%
Net charge-offs during the period	$—	$—	$16
Average amount outstanding	$2,865,358	$2,604,677	$2,541,380
Commercial real estate: multifamily	—%	—%	—%
Net charge-offs during the period	$—	$—	$—
Average amount outstanding	$329,480	$318,307	$252,685
Residential: first lien	0.01%	0.01%	0.04%
Net charge-offs during the period	$46	$43	$160
Average amount outstanding	$583,742	$492,305	$448,816
Residential: junior lien	—%	0.07%	0.01%
Net charge-offs during the period	$—	$298	$28
Average amount outstanding	$437,882	$423,690	$420,062
Consumer	0.40%	0.42%	0.55%
Net charge-offs during the period	$185	$179	$223
Average amount outstanding	$46,570	$42,917	$40,399
Foreign	—%	—%	—%
Net charge-offs during the period	$—	$—	$—
Average amount outstanding	$131,701	$149,478	$138,262
Total loans	0.44%	0.13%	0.13%
Net charge-offs during the period	$36,608	$10,184	$9,479
Average amount outstanding	$8,356,050	$7,673,609	$7,116,152

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

The ACL has been allocated based on the amount management has deemed to be reasonably necessary to provide for the credit losses incurred within the following categories of loans at the dates indicated and the percentage of loans to total loans in each category:

	At December 31,
	2024		2023		2022
		Percent		Percent		Percent
	Allowance	of total	Allowance	of total	Allowance	of total

	(Dollars in Thousands)
Commercial	$29,853	21.0%	$35,550	20.2%	$26,728	20.2%
Commercial real estate: other construction and land development	60,639	28.2	55,291	26.0	44,684	26.7
Commercial real estate: farmland & commercial	43,990	33.3	42,703	34.7	36,474	34.6
Commercial real estate: multifamily	4,869	3.5	5,088	4.7	3,794	4.1
Residential : first lien	5,528	6.0	5,812	5.9	4,759	5.7
Residential: junior lien	10,031	5.3	11,024	5.7	8,284	5.9
Consumer	281	0.6	318	0.6	281	0.6
Foreign	1,346	2.1	1,283	2.2	968	2.2
	$156,537	100.0%	$157,069	100.0%	$125,972	100.0%

The ACL primarily consists of the aggregate ACLs of the Subsidiary Banks. The ACL’s are established through charges to operations in the form of provisions for credit losses.

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

The ACL is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate of credit losses within the existing portfolio of loans based on our internal ACL calculation. While our management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting credit losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL can be made only on a subjective basis. Our management believes that the ACL at December 31, 2024 was adequate to absorb expected losses from loans and other financial instruments in the portfolio at that date. See Critical Accounting Policies on page 20.

Non-Interest Income

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2024	2023	2024 vs. 2023	2022	2023 vs. 2022

	(Dollars in Thousands)
Service charges on deposit accounts	$73,714	$73,933	(0.3)%	$72,781	1.6%
Other service charges, commissions and fees
Banking	58,682	57,923	1.3	55,253	4.8
Non-banking	10,352	9,546	8.4	8,568	11.4
Investment securities transactions, net	(1)	(3)	(66.7)	—	(100.0)
Other investments, net	13,133	9,601	36.8	17,538	(45.3)
Other income	21,042	18,941	11.1	32,994	(42.6)
Total non-interest income	$176,922	$169,941	4.1%	$187,134	(9.2)%

Total non-interest income for the year ended December 31, 2024 increased by 4.1% compared to the same period of 2023.  The increase can be primarily attributed to an increase in other investment income when compared to the same period of 2023.  The decrease in 2023 was primarily attributed to losses recorded on certain merchant banking investments.  Total non-interest income for the year ended December 31, 2023 decreased by 9.2% compared to 2022, which, as noted, was primarily impacted by some losses recorded on certain merchant banking investments. Other income for the year ended December 31, 2023 compared to 2022 primarily due to gains on the sale of some properties from our branch network as in 2022.

Non-Interest Expense

			Percent		Percent
	Year Ended	Year Ended	Increase	Year Ended	Increase
	December 31,	December 31,	(Decrease)	December 31,	(Decrease)
	2024	2023	2024 vs. 2023	2022	2023 vs. 2022

	(Dollars in Thousands)
Employee compensation and benefits	$145,944	$134,441	8.6%	$127,722	5.3%
Occupancy	27,012	25,832	4.6	25,654	0.7
Depreciation of bank premises and equipment	22,524	21,944	2.6	21,821	0.6
Professional fees	15,726	14,000	12.3	11,292	24.0
Deposit insurance assessments	6,865	6,285	9.2	6,987	(10.0)
Net expense, other real estate owned	1,298	(3,983)	(132.6)	122	(3,364.8)
Advertising	6,289	5,010	25.5	4,588	9.2
Software and software maintenance	21,093	20,046	5.2	15,271	31.3
Other	46,368	51,779	(10.5)	57,012	(9.2)
Total non-interest expense	$293,119	$275,354	6.5%	$270,469	1.8%

Non-interest expense for the year ended December 31, 2024 increased by 6.5% compared to 2023 and can be primarily be attributed to continued increases in our employee compensation and benefit costs as we continue to review and adjust our compensation and benefits programs to recognize performance and retain our workforce.  Non-interest expense for the year ended December 31, 2023 increased by 1.8% compared to 2022.  The increase can be primarily attributed to an increase in our employee compensation and benefit costs and an increase in software and software maintenance costs. Non-interest expense for the year ended December 31, 2023 was also positively impacted by a net gain recognized on the operations and sales of certain of our other real estate owned.  We continue to monitor and manage our controllable non-interest expenses through a variety of measures with the ultimate goal of ensuring we align non-interest expenses with our operations and revenue streams.

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

Financial Condition

Investment Securities

The following tables set forth the average yield, by contractual maturities of debt investment securities, at December 31, 2024, except for the totals, which reflect the weighted average yields. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale Maturing
	Within one	After one but	After five but
	year	within five years	within ten years	After ten years
	Adjusted	Adjusted	Adjusted	Adjusted
	Yield	Yield	Yield	Yield

	(Dollars in Thousands)
Residential mortgage-backed securities	3.99%	2.55%	3.06%	3.12%
Obligations of states and political subdivisions	—	—	4.03	4.15
Total	3.99%	2.55%	3.11%	3.15%

	Held to Maturity Maturing
	Within one	After one but	After five but
	year	within five years	within ten years	After ten years
	Adjusted	Adjusted	Adjusted	Adjusted
	Yield	Yield	Yield	Yield

	(Dollars in Thousands)
Other securities	4.49%	4.96%	—%	—%
Total	4.49%	4.96%	—%	—%

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

Loans

The following table shows the amounts of loans  outstanding as of December 31, 2024, which based on remaining scheduled repayments of principal are due in the years indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates:

	Maturing
		After one but	After five but
	Within one	within five	within fifteen	After fifteen
	year	years	years	years	Total

	(Dollars in Thousands)
Commercial	$691,642	$895,548	$264,613	$—	$1,851,803
Commercial real estate: other construction & land development	819,919	1,534,382	129,586	567	2,484,454
Commercial real estate: farmland & commercial	658,811	2,100,976	167,912	104	2,927,803
Commercial real estate: multifamily	193,613	107,347	8,198	957	310,115
Residential: first lien	20,436	126,175	54,004	329,469	530,084
Residential: junior lien	7,947	34,746	323,146	103,390	469,229
Consumer	31,632	18,030	82	33	49,777
Foreign	75,306	57,130	4,710	49,415	186,561
Total	$2,499,306	$4,874,334	$952,251	$483,935	$8,809,826

	Interest sensitivity
	Fixed Rate	Variable Rate

	(Dollars in Thousands)
Amount due after one year:
Commercial	$122,871	$1,037,290
Commercial real estate: other construction & land development	5,859	1,658,676
Commercial real estate: farmland & commercial	177,959	2,091,033
Commercial real estate: multifamily	7,437	109,065
Residential: first lien	209,757	299,891
Residential: junior lien	436,475	24,807
Consumer	18,145	—
Foreign	16,366	94,889
Total	$994,869	$5,315,651

International Operations

On December 31, 2024, we had $186,561,000 (1.2% of total assets) in loans outstanding to borrowers domiciled in foreign countries, which included primarily borrowers domiciled in Mexico. The loan policies of our Subsidiary Banks generally require that loans to borrowers domiciled in foreign countries be primarily secured by assets located in the United

States or have credit enhancements in the form of guarantees from significant United States corporations. The composition of such loans as of December 31, 2024 and 2023 is presented below.

	For the year ended December 31,
	2024	2023

	Amount of	Amount of
	Loans	Loans

	(Dollars in Thousands)
Secured by certificates of deposit in United States banks	$79,317	$95,570
Secured by United States real estate	63,785	51,215
Secured by other United States collateral (securities, gold, silver, etc.)	6,145	7,806
Unsecured	32,730	17,185
Other (principally Mexico real estate)	4,584	8,919
	$186,561	$180,695

Deposits

The following table illustrates the average amounts of deposits for the twelve months ended December 31, 2024 and December 31, 2023. Included in the table is our estimate of the amount of total uninsured deposits as of December 31, 2024 and December 31, 2023.

	2024	2023
	Average Balance	Average Balance

	(Dollars in Thousands)
Deposits:
Demand—non-interest bearing
Domestic	$3,932,432	$4,316,548
Foreign	867,670	983,317
Total demand non-interest bearing	4,800,102	5,299,865
Savings and interest bearing demand
Domestic	3,252,588	3,269,907
Foreign	1,245,966	1,217,285
Total savings and interest bearing demand	4,498,554	4,487,192
Time certificates of deposit
Domestic	1,134,834	985,189
Foreign	1,523,829	1,262,762
Total time, certificates of deposit	2,658,663	2,247,951
Total deposits	$11,957,319	$12,035,008

Uninsured Deposits:	$4,131,638	$3,998,626

Scheduled maturities of time deposits in amounts of $250,000 or more at December 31, 2024 and an estimate of uninsured time deposits, were as follows:

Due within 3 months or less	$661,671
Due after 3 months and within 6 months	493,356
Due after 6 months and within 12 months	269,004
Due after 12 months	70,236
$1,494,267

Portion of time deposits that are uninsured	$940,018

We offer a variety of deposit accounts having a wide range of interest rates and terms. We rely primarily on our high-quality customer service, sales programs, customer referrals, and advertising to attract and retain these deposits. Deposits provide the primary source of funding for our lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 2024 were $12,111,844,000, an increase of 2.4% from $11,824,554,000 at December 31, 2023.  Deposit balances increased for the twelve months ended December 31, 2024 compared to the same period of 2023, however, they have continued to fluctuate as a result of increased general activities by customers and increased competition for deposits as a result of aggressive pricing by competitors.  We have closely monitored the rates paid on deposits by competitors and have made changes to our pricing accordingly in order to remain competitive in an effort to retain deposits.  The five separately chartered Subsidiary Banks within our holding company structure also allows us to work with customers to maximize their FDIC deposit insurance levels and provide additional levels of insured deposits.

Other Borrowed Funds

Other borrowed funds include FHLB borrowings which are long-term borrowings issued by the FHLB of Dallas at the market price offered at the time of funding. These borrowings are secured by residential mortgage-backed investment securities and a portion of our loan portfolio. At December 31, 2024, other borrowed funds totaled $10,541,000, a decrease of 1.9% from $10,745,000 at December 31, 2023.

Return on Equity and Assets

Certain key ratios for the years ended December 31, 2024, 2023, and 2022 follow (1):

	Years ended
	December 31,
	2024	2023	2022
Percentage of net income to:
Average shareholders’ equity	13.66%	15.41%	12.52%
Average total assets	2.56	2.64	1.83
Percentage of average shareholders’ equity to average total assets	18.76	17.13	14.63
Percentage of cash dividends per share to net income per share	20.07	19.00	24.84

(1)  The average balances for purposes of the above table are calculated on the basis of daily balances.

Liquidity and Capital Resources

Liquidity

The maintenance of adequate liquidity provides our Subsidiary Banks with the ability to meet potential depositor withdrawals, provide for customer credit needs, maintain adequate statutory reserve levels and take full advantage of high-yield investment opportunities as they arise. Liquidity is afforded by access to financial markets and by holding appropriate amounts of liquid assets. Our Subsidiary Banks derive their liquidity largely from deposits of individuals and business entities. Deposits from persons and entities domiciled in Mexico comprise a stable portion of the deposit base of our Subsidiary Banks.  Other important funding sources for our Subsidiary Banks during 2024 and 2023 were securities sold under repurchase agreements and large certificates of deposit, requiring management to closely monitor its asset/liability mix in terms of both rate sensitivity and maturity distribution. Our Subsidiary Banks have had a long-standing relationship with the FHLB and keep open, unused, lines of credit in order to fund liquidity needs. We maintain a sizable, high quality investment portfolio to provide significant liquidity. These securities can be sold or sold under agreements to repurchase, to provide immediate liquidity. The following table summarizes our short-term borrowing capacities, net of balances outstanding:

December 31,
2024
(in Thousands)
Unsecured fed funds lines available from commercial banks	$50,000
Unused borrowings capacity from FHLB (1)	2,810,093
Unused borrowings capacity under Federal Reserve discount window	520,739
Unpledged investment securities (2)	3,340,944
$6,721,776

(1) FHLB borrowings are collateralized by a blanket floating lien on certain real estate secured loans and mortgage finance assets
(2) Market value

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

The net interest rate sensitivity at December 31, 2024, is illustrated in the following table. This information reflects the balances of assets and liabilities whose rates are subject to change. As indicated in the table below, we are asset sensitive through all of the time periods illustrated. The table shows the sensitivity of the statement of condition at one point in time and is not necessarily indicative of the position at future dates.

INTEREST RATE SENSITIVITY

(Dollars in Thousands)

	Rate/Maturity
		Over 3	Over 1
	3 Months	Months to	Year to 5	Over 5
December 31, 2024	or Less	1 Year	Years	Years	Total

	(Dollars in Thousands)
Rate sensitive assets
Investment securities	$267,848	$709,478	$3,867,643	$152,741	$4,997,710
Loans, net of non-accruals	7,233,859	190,470	475,752	740,609	8,640,690

Total earning assets	$7,501,707	$899,948	$4,343,395	$893,350	$13,638,400

Cumulative earning assets	$7,501,707	$8,401,655	$12,745,050	$13,638,400

Rate sensitive liabilities

Time deposits	$1,267,887	$1,463,110	$168,544	$2	$2,899,543
Other interest bearing deposits	4,599,957	—	—	—	4,599,957
Securities sold under repurchase agreements	534,252	1,070	—	—	535,322
Other borrowed funds	—	—	—	10,541	10,541
Junior subordinated deferrable interest debentures	108,868	—	—	—	108,868

Total interest bearing liabilities	$6,510,964	$1,464,180	$168,544	$10,543	$8,154,231

Cumulative sensitive liabilities	$6,510,964	$7,975,144	$8,143,688	$8,154,231

Repricing gap	$990,743	$(564,232)	$4,174,851	$882,807	$5,484,169
Cumulative repricing gap	990,743	426,511	4,601,362	5,484,169
Ratio of interest-sensitive assets to liabilities	1.15	0.61	25.77	84.73	1.67
Ratio of cumulative, interest-sensitive assets to liabilities	1.15	1.05	1.57	1.67

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

We have established guidelines for acceptable volatility of projected net interest income on the income simulation analysis and the guidelines are reviewed at least annually. As of December 31, 2024, in decreasing rate scenarios of -100, -200, -300 and -400 basis points and in rising rate scenarios of +100, +200, +300 and +400 basis points, the guidelines established by management require that the net interest income not vary by more than minus 15%, 15%, 15%, and 20%, respectively, for the first 12-month period projected. At December 31, 2024, the most recent income simulations show that a rate shift of -100, -200, -300, -400, +100, +200, +300 and +400 basis points in interest rates up will vary projected net interest income for the coming 12-month period by -3.51%, -6.57%, -9.22%, -11.67% +3.32%, +6.5%, +9.63% and +12.76%, respectively. The basis point shift in interest rates is a hypothetical rate scenario used to calibrate risk and does not necessarily represent management’s current view of future market developments. We believe that we are properly positioned for a potential interest rate increase or decrease.

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

Our principal sources of liquidity and funding dividends from subsidiaries and borrowed funds, with such funds being used to finance our cash flow requirements. We closely monitor the dividend restrictions and availability from our Subsidiary Banks as disclosed in Note 18 of the Notes to Consolidated Financial Statements. At December 31, 2024, the aggregate amount legally available to be distributed to us from our Subsidiary Banks as dividends was approximately $1,440,000,000, assuming that each Subsidiary Bank continues to be classified as “well capitalized” under the applicable regulations in effect at December 31, 2024. The restricted capital (capital and surplus) of our Subsidiary Banks was approximately $1,454,738,000 as of December 31, 2024. The undivided profits of our Subsidiary Banks were approximately $1,998,355,000 as of December 31, 2024.

At December 31, 2024, we had outstanding $10,541,000 in other borrowed funds and $108,868,000 in junior subordinated deferrable interest debentures. In addition to borrowed funds and dividends, we have a number of other available alternatives to finance the growth of our Subsidiary Banks as well as future growth and expansion.

Capital

We maintain an adequate level of capital as a margin of safety for our depositors and shareholders. At December 31, 2024, shareholders’ equity was $2,796,707,000 compared to $2,447,774,000 at December 31, 2023, an increase of $348,933,000, or 14.3%. Shareholders’ equity increased primarily due to an increase in retained earnings. The accumulated other comprehensive loss is not included in the calculation of regulatory capital ratios.

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

The FRB has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items.  The guidelines also define and set minimum capital requirements (risk-based capital ratios).  All banks are required to have Tier 1 capital of at least 4 % of risk-weighted assets and total capital of 8% of risk-weighted assets.  Tier 1 capital consists principally of shareholders’ equity plus trust preferred securities issued and outstanding less goodwill and certain other intangibles, while total capital consists of Tier 1 capital, certain debt instruments and a portion of the reserve for loan losses.  In order to be deemed well capitalized pursuant to the regulations, an institution must have a total risk-weighted capital ratio of 10%, a Tier 1 risk-weighted ratio of 8% and a Tier 1 leverage ratio of 5%.  We had risk-weighted Tier 1 capital ratios of 23.06% and 22.39% and risk-weighted total capital ratios of 24.31% and 23.65% as of December 31, 2024 and 2023, respectively, which are well above the minimum regulatory requirements and exceed the well-capitalized ratios (see Note 18 of our Notes to Consolidated Financial Statements).

In July 2013, the FDIC and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the Basel III capital reforms and various related capital provisions of the Dodd-Frank Act. Consistent with the Basel international framework, the rules include a minimum ratio of Common Equity Tier 1 (“CET1”) capital to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The capital conservation buffer is designed to absorb losses during periods of economic stress.  Banking institutions with a  ratio of CET1 capital to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.  The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. We believe that as of December 31, 2024, we meet all fully phased-in capital adequacy requirements.

In November 2017, the OCC, the FRB and the FDIC finalized a proposed rule that extends the current treatment under the regulatory capital rules for certain regulatory capital deductions and risk weights and certain minority-interest requirements, as they apply to banking organizations that are not subject to the advanced approaches capital rules. Effective January 1, 2018, the rule also pauses the full transition to the Basel III treatment of mortgage servicing assets, certain deferred tax assets, investments in the capital of unconsolidated financial institutions and minority interests. The agencies are also considering whether to make adjustments to the capital rules in response to Current Expected Credit Losses (“CECL”) (the FASB Standard relating to current expected credit loss) and its potential impact on regulatory capital. Pursuant to rules issued by the federal bank regulatory agencies in February 2019 and March 2020, banking organizations were given options to phase in the adoption of CECL over a three-year transition period through December 31, 2022 or over a five-year transition period through December 31, 2024. Rather than electing to make one of the phase-in options, we immediately recognized the capital impact upon adopting the CECL accounting standards on January 1, 2020, which resulted in an increase in our allowance for probable loan losses and a one-time cumulative-effect adjustment to retained earnings upon adoption.

In December 2017, the Basel Committee on Banking Supervision unveiled its final set of standards and reforms to the Basel III regulatory capital framework, commonly called “Basel III Endgame” or “Basel IV.”  The Basel IV standards make changes to the capital framework first introduced as “Basel III” in 2010 and aim to reduce excessive variability in banks’ calculations of risk-weighted assets and risk-weighted capital ratios.  Implementation of Basel IV began on January 1, 2023 and will continue over a five-year transition period by regulators in individual countries, including the U.S. federal bank regulatory agencies. The U.S. has targeted implementation of Basel IV to begin on July 1, 2025, subject to a three-year transition period with full compliance expected by July 1, 2028.

Junior Subordinated Deferrable Interest Debentures

We currently have four statutory business trusts under the laws of the State of Delaware, for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) each issued capital and common securities (Capital and Common Securities”) and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) that we issued. As of December 31, 2024 and December 31, 2023, the principal amount of debentures outstanding totaled $108,868,000.

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

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2024 and December 31, 2023, the total $108,868,000 of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2024:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing		Interest Rate		Optional
	Debentures	Frequency	Interest Rate	Index(1)	Maturity Date	Redemption Date(2)
	(in thousands)
Trust IX	41,238	Quarterly	6.47%	SOFR + 1.62	October 2036	October 2011
Trust X	21,021	Quarterly	6.48%	SOFR + 1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	6.47%	SOFR + 1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	6.21%	SOFR + 1.45	September 2037	September 2012
	$108,868
(1)	On July 1, 2023, the interest rate index on the Capital and Common Securities transitioned from U.S.-dollar London Interbank Offered Rate (“LIBOR”) to the Three-Month CME Term Secured Overnight Financing Rate (“SOFR”) with a 26 basis point spread adjustment.
(2)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

Contractual Obligations and Commercial Commitments

The following table presents contractual cash obligations (other than deposit liabilities) as of December 31, 2024:

	Payments due by Period
	(Dollars in Thousands)
		Less than	One to Three	Three to	After Five
Contractual Cash Obligations	Total	One Year	Years	Five Years	Years
Securities sold under repurchase agreements	$535,322	$534,252	$1,070	$—	$—
Federal Home Loan Bank borrowings	10,541	—	—	—	10,541
Junior subordinated deferrable interest debentures	108,868	108,868	—	—	—
Operating leases	10,997	2,384	4,464	4,149	—
Total Contractual Cash Obligations	$665,728	$645,504	$5,534	$4,149	$10,541

The following table presents contractual commercial commitments (other than deposit liabilities) as of December 31, 2024:

	Amount of Commitment Expiration Per Period
	(Dollars in Thousands)
		Less than	One to Three	Three to Five	After Five
Commercial Commitments	Total	One Year	Years	Years	Years
Financial and Performance Standby Letters of Credit	$147,435	$133,461	$13,835	$—	$139
Commercial Letters of Credit	2,108	1,108	—	1,000	—
Credit Card Lines	12,985	12,985	—	—	—
Other Commercial Commitments	3,440,252	1,307,940	1,454,012	601,566	76,734
Total Commercial Commitments	$3,602,780	$1,455,494	$1,467,847	$602,566	$76,873

Due to the nature of our commercial commitments, including unfunded loan commitments and lines of credit, the amounts presented above do not necessarily reflect the amounts we anticipate funding in the periods above.

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

Commercial real estate loans. This category includes loans secured by farmland, multifamily properties, owner-occupied commercial properties, and non-owner-occupied commercial properties. Owner-occupied commercial properties include warehouses often along the U.S./Mexico border for import/export operations, office space where the borrower is the primary tenant, restaurants and other single-tenant retail spaces. Non-owner-occupied commercial properties include hotels, retail centers, office and professional buildings, and leased warehouses. These loans carry the risk of repayment when market values deteriorate, the business experiences turnover in key management, the business is unable to attract or maintain stable occupancy levels, or the market experiences an exit of a specific business type that is significant to the local economy, such as a manufacturing plant. Our primary risk management tool is internal monitoring measured against internal concentration limits that are significantly lower than regulatory thresholds and are segmented by low-risk and high-risk characteristics, such as the borrower’s equity, cash flow coverage, and non-amortizing versus amortizing status, further disaggregated by the length of time to pay in full.  This monitoring is regularly reported to senior management and the board of directors.  Risk management practices also extend to managing the borrower’s relationship with us and are designed to recognize degradation in the borrower’s ability to repay under established terms well before the borrower may default.  Loan and deposit activity by the borrower is monitored on a frequent basis, which may prompt a change in risk classification.  Once a loan is moved to a more severe risk classification, the loan performance, and when applicable, a plan by the borrower to rectify issues are monitored and reviewed at least quarterly.  Additionally, our credit administration team, who is independent from the lending team, reviews a substantial portion of the commercial lending portfolio annually, which includes a significant portion of the commercial real estate loan portfolio given the current mix of loans in our portfolio. The table below summarizes the commercial real estate loan portfolio disaggregated by the type of real estate securing the credit as of December 31, 2024:

	December 31, 2024		December 31, 2023
	(Dollars in Thousands)		(Dollars in Thousands)
	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate:
Commercial real estate construction development	$1,313,984	23.0%	$1,035,936	19.6%
Hotel	1,080,706	18.9	1,116,539	21.1
Retail multi-tenant	738,874	12.9	699,145	13.2
Lot development: residential and commercial lots	513,760	9.0	548,797	10.4
Warehouse	435,783	7.6	355,635	6.7
Office/Professional buildings	416,014	7.3	311,413	5.9
1 - 4 family construction	338,832	5.9	329,828	6.2
Multi-family	310,115	5.4	380,839	7.2
Owner occupied real estate	270,584	4.7	246,797	4.7
Commercial leased properties	194,023	3.4	167,539	3.2
Farmland	109,697	1.9	97,812	1.8
Total commercial real estate	$5,722,372	$100.0%	$5,290,280	$100.0%

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

Our internal Watch List report is segregated into the following categories: (i) Pass, (ii) Economic Monitoring, (iii) Special Review, (iv) Watch List—Pass, (v) Watch List—Substandard, and (vi) Watch List—Doubtful. Loans placed in the Economic Monitoring or Special Review categories reflect our opinion that the loans have potential weaknesses that require monitoring on a more frequent basis. Credits in those categories are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. Loans placed in the Watch List—Pass category reflect our opinion that the credit contains weaknesses that represent a greater degree of risk, which warrants “extra attention.” Credits placed in this category are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. Loans placed in the Watch List—Substandard category are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. Those credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market, or political conditions which may jeopardize repayment of principal under contractual terms. Furthermore, there is a possibility that we may sustain some future loss if such weaknesses are not corrected. Loans placed in the Watch List—Doubtful category have shown defined weaknesses and reflect our belief that it is likely, based on current information and events, that we will be unable to collect all principal and/or interest amounts contractually due. Loans placed in the Watch List—Doubtful category are placed on non-accrual when they are moved to that category.

For the purposes of the ACL, in order to maintain segments with sufficient history for meaningful results, the credits in the Pass and Economic Monitoring categories are aggregated, the credits in the Special Review and Watch List—Pass category are aggregated, and the credits in the Watch List—Substandard category remain in their own segment. For loans classified as Watch List—Doubtful, management evaluates these credits in accordance FASB ASC Subtopic 326-20, “Financial Instruments – Credit Losses – Measured at Amortized Cost,” and, if deemed necessary, a specific reserve is allocated to the loan. The analysis of the specific reserve is based on a variety of factors, including the borrower’s ability to pay, the economic conditions impacting the borrower’s industry and any collateral deficiency.  If it is a collateral-dependent loan, the net realizable fair value of collateral will be evaluated for any deficiencies. Substantially all of our loans evaluated as Watch List – Doubtful are measured using the fair value of collateral method.  In rare cases, we may use other methods to determine the specific reserve of a loan if such loan is not collateral dependent.

Within each collectively evaluated pool, the robustness of the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment. Certain qualitative loss factors are then evaluated to incorporate management’s two-year reasonable and supportable forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative loss factors are: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies and non-accruals, (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, and (vi) economic conditions. Qualitative factors also include potential losses stemming from operational risk factors arising from fraud, natural disasters, pandemics, geopolitical events and large loans. The large loan operational risk factor was added beginning in the second quarter of 2023.  Because of the magnitude of large loans, they pose a higher risk of default.  Recognizing this risk and establishing an operational risk factor to capture that risk, is prudent action in the current economic environment.  Large loans are usually part of a larger relationship with collateral that is pledged across the relationship.  Defaulting on a larger loan may therefore jeopardize an entire collateral relationship.  The current economic environment has created challenges for borrowers to service their debt.  Increasing cap rates, elevated office vacancies, an upward trend in apartment vacancies and significant increases in interest rates are all contributing to the elevated risk in large loans.   Should any of the factors

considered by management in evaluating the adequacy of the ACL change, our estimate could also change, which could affect the level of future credit loss expense.

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

Common Stock and Dividends

We have issued and outstanding 62,215,830 shares of $1.00 par value common stock held by approximately 1,730 holders of record at February 24, 2025. The book value of the common stock at December 31, 2024 was $47.47 per share compared with $41.96 per share at December 31, 2023.

Our common stock is traded on the Nasdaq National Market under the symbol “IBOC.” The following table sets forth the approximate high and low bid prices in our common stock during 2024 and 2023, as quoted on the Nasdaq National Market for each of the quarters in the two-year period ended December 31, 2024. Some of the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing sales price of our common stock was $64.65 per share at February 24, 2025.

		High	Low
2024:	First quarter	$56.51	$48.85
	Second quarter	61.46	51.80
	Third quarter	69.87	55.69
	Fourth quarter	76.91	56.75

		High	Low
2023:	First quarter	$49.50	$40.80
	Second quarter	48.94	39.10
	Third quarter	50.00	41.96
	Fourth quarter	54.72	42.25

We paid cash dividends of $.66 per share on February 28, and August 28, 2024, respectively, to record holders of our common stock on February 15, and August 14, 2024, respectively.  We paid cash dividends of $.63 per share on February 28, and August 23, 2023, respectively, to record holders of our common stock on February 15, and August 11, 2023, respectively.

Our principal source of funds to pay cash dividends on our common stock is cash dividends from our Subsidiary Banks. For a discussion of the limitations, please see Note 18 of our Notes to Consolidated Financial Statements.

Stock Repurchase Program

In April 2009, the Board of Directors re-established a formal stock repurchase program that authorized the repurchase of up to $40 million of common stock within the following 12 months. Annually since then, including on February 20, 2024, the Board of Directors extended and increased the repurchase program to purchase up to $150 million of common stock during the 12-month period commencing on March 15, 2024. On February 18, 2025, our Board of Directors authorized the renewal and increase of the repurchase program to purchase up to $150 million of common stock during the 12-month period commencing on March 15, 2025 upon the expiration of our current repurchase program on that date.  Shares of common stock may be purchased from time to time on the open market or through privately negotiated transactions. Shares purchased in this program will be held in treasury for reissue for various corporate purposes, including employee compensation plans. During the fourth quarter of 2024, the Board of Directors adopted a Rule 10b-18 trading plan and a Rule 10b5-1 trading plan and intends to adopt additional Rule 10b-18 and Rule 10b5-1 trading plans, which will allow us to purchase shares of our common stock during certain open and blackout periods when we ordinarily would not be in the market due to trading restrictions in our insider trading policy. During the terms of both a Rule 10b-18 and a Rule 10b5-1 trading plan, purchases of common stock are automatic to the extent the conditions of the plan’s trading instructions are met. Shares purchased under these trading plans will be held in treasury for reissue for various corporate purposes, including employee stock compensation plans. As of February 24, 2025, a total of 13,713,787 shares had been repurchased under all programs at a cost of $415,392,000. We are not obligated to purchase shares under our stock repurchase program outside of the Rule 10b-18 and  Rule 10b5-1 trading plans.

Except for repurchases in connection with the administration of an employee benefit plan in the ordinary course of business and consistent with past practices, common stock repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about common stock share repurchases for the quarter ended December 31, 2024.

			Total Number of
			Shares
			Purchased as	Approximate
		Average	Part of a	Dollar Value of
	Total Number	Price Paid	Publicly-	Shares Available
	of Shares	Per	Announced	for
	Purchased	Share	Program	Repurchase(1)
October 1 – October 31, 2024	1,364	$63.14	1,364	$149,668,000
November 1 – November 30, 2024	191	75.11	191	149,654,000
December 1 – December 31, 2024	1,907	63.16	1,907	149,534,000
Total	3,462	$65.59	3,462
(1)	The repurchase program was increased and extended on February 20, 2024 and allows for the repurchase of up to an additional $150,000,000 of treasury stock through March 15, 2025.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2024, with respect to our equity compensation plans:

(C)
Number of securities
remaining available for
	(A)	(B)	future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column A)
Equity Compensation plans approved by security holders	212,155	$35.27	—
Total	212,155	$35.27	—

Stock Performance

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
$200
$150
$100
$50
2019
2020
2021
2022
2023
2024
International Bancshares Corporation
S&P MidCap 400 Index
S&P 400 Regional Banks

Total Return To Shareholders

(Includes reinvestment of dividends)

	Base	INDEXED RETURNS
	Period	December 31,
Company / Index	2019	2020	2021	2022	2023	2024
International Bancshares Corporation	100	116.44	135.66	150.50	183.56	169.92
S&P 400 Index	100	143.44	178.95	155.58	181.15	163.54
S&P 400 Banks	100	113.89	161.36	154.69	153.23	143.88

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of International Bancshares Corporation and its Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of condition of International Bancshares Corporation and its Subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 27, 2025 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses

As described in Note 4 of the consolidated financial statements, the Company established an allowance for credit losses totaling $156,537,000 as of December 31, 2024. The allowance for credit losses is derived from 1) a loss-rate methodology that measures lifetime losses on loan pools that have similar risk characteristics; and 2) estimated losses on individually evaluated loans that do not have similar risk characteristics. The segmentation of the loan portfolio into pools requires a balancing process between capturing similar risk characteristics and sufficient loss history to provide relevant results. Loan pools are further broken down using a risk-based segmentation based on internal classifications of credit quality. Within each loan pool, the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment. Certain qualitative factors are applied at the loan pool level to incorporate management’s two-year forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative factors include: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies, non-accruals and troubled loan modifications (TLM’s), (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, (vi) economic conditions, and (vii) operational and other risk factors to capture potential losses arising from fraud, natural disasters, pandemics, geopolitical events and large loans.

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

Austin, Texas

February 27, 2025

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

December 31, 2024 and 2023

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$352,652	$651,058
Investment securities:
Held to maturity debt securities (Market value of $4,400 on December 31, 2024 and $3,400 on December 31, 2023)	4,400	3,400
Available for sale debt securities (Amortized cost of $5,472,310 on December 31, 2024 and $5,330,814 on December 31, 2023)	4,987,916	4,822,341
Equity securities with readily determinable fair values	5,394	5,417
Total investment securities	4,997,710	4,831,158
Loans	8,809,826	8,058,961
Less allowance for credit losses	(156,537)	(157,069)
Net loans	8,653,289	7,901,892
Bank premises and equipment, net	428,221	437,094
Accrued interest receivable	72,175	65,302
Other investments	356,735	343,452
Cash surrender value of life insurance policies	303,042	303,486
Goodwill	282,532	282,532
Other assets	292,496	250,215
Total assets	$15,738,852	$15,066,189

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition Continued

December 31, 2024 and 2023

(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2024	2023
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand—non-interest bearing	$4,612,344	$5,030,845
Savings and interest bearing demand	4,599,957	4,368,532
Time	2,899,543	2,425,177
Total deposits	12,111,844	11,824,554
Securities sold under repurchase agreements	535,322	530,416
Other borrowed funds	10,541	10,745
Junior subordinated deferrable interest debentures	108,868	108,868
Other liabilities	175,570	143,832
Total liabilities	12,942,145	12,618,415
Shareholders’ equity:
Common shares of $1.00 par value. Authorized 275,000,000 shares; issued 96,616,673 shares on December 31, 2024 and 96,466,900 shares on December 31, 2023	96,617	96,467
Surplus	159,333	155,511
Retained earnings	3,356,177	3,029,088
Accumulated other comprehensive loss	(379,054)	(397,889)
	3,233,073	2,883,177
Less cost of shares in treasury, 34,407,674 shares on December 31, 2024 and 34,391,184 on December 31, 2023	(436,366)	(435,403)
Total shareholders’ equity	2,796,707	2,447,774
Total liabilities and shareholders’ equity	$15,738,852	$15,066,189

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2024, 2023 and 2022

(Dollars in Thousands, Except Per Share Amounts)

	2024	2023	2022
Interest income:
Loans, including fees	$681,280	$620,048	$402,177
Investment securities:
Taxable	153,486	132,151	74,988
Tax-exempt	6,146	6,259	2,541
Other interest income	25,070	41,704	46,075

Total interest income	865,982	800,162	525,781

Interest expense:
Savings deposits	81,912	60,337	12,686
Time deposits	96,968	53,158	11,157
Securities sold under repurchase agreements	22,340	14,760	2,495
Other borrowings	281	283	6,781
Junior subordinated deferrable interest debentures	7,762	8,123	5,037

Total interest expense	209,263	136,661	38,156

Net interest income	656,719	663,501	487,625

Credit loss expense	31,802	34,576	21,651

Net interest income after provision for credit losses	624,917	628,925	465,974

Non-interest income:
Service charges on deposit accounts	73,714	73,933	72,781
Other service charges, commissions and fees
Banking	58,682	57,923	55,253
Non-banking	10,352	9,546	8,568
Investment securities transactions, net	(1)	(3)	—
Other investments income, net	13,133	9,601	17,538
Other income	21,042	18,941	32,994

Total non-interest income	$176,922	$169,941	$187,134

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income, continued

Years ended December 31, 2024, 2023 and 2022

(Dollars in Thousands, Except Per Share Amounts)

	2024	2023	2022
Non-interest expense:
Employee compensation and benefits	$145,944	$134,441	$127,722
Occupancy	27,012	25,832	25,654
Depreciation of bank premises and equipment	22,524	21,944	21,821
Professional fees	15,726	14,000	11,292
Deposit insurance assessments	6,865	6,285	6,987
Net operations, other real estate owned	1,298	(3,983)	122
Advertising	6,289	5,010	4,588
Software and software maintenance	21,093	20,046	15,271
Other	46,368	51,779	57,012

Total non-interest expense	293,119	275,354	270,469

Income before income taxes	508,720	523,512	382,639

Provision for income taxes	99,553	111,744	82,407

Net income	$409,167	$411,768	$300,232

Basic earnings per common share:

Weighted average number of shares outstanding	62,180,448	62,082,827	62,658,414
Net income per common share	$6.58	$6.63	$4.79

Fully diluted earnings per common share:

Weighted average number of shares outstanding	62,298,278	62,221,601	62,810,234
Net income per common share	$6.57	$6.62	$4.78

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2024, 2023 and 2022

(Dollars in Thousands)

	2024	2023	2022

Net income	$409,167	$411,768	$300,232
Other comprehensive income (loss), net of tax:

Net change in unrealized holding gains (losses) on securities available for sale arising during period (net of tax effects of $5,007, $19,300, and $(116,568))	18,834	72,606	(438,517)
Reclassification adjustment for losses on securities available for sale included in net income (net of tax effects of $0, $1, and $0)	1	2	—
Total other comprehensive income (loss), net of tax	18,835	72,608	(438,517)

Comprehensive income (loss)	$428,002	$484,376	$(138,285)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2024, 2023 and 2022

(in Thousands, except per share amounts)

		Number				Other
	Preferred	of	Common		Retained	Comprehensive	Treasury
	Stock	Shares	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2021	$—	96,351	$96,351	$152,144	$2,470,710	$(31,980)	$(378,744)	$2,308,481
Net Income	—	—	—	—	300,232	—	—	300,232
Dividends:
Cash ($1.20 per share)	—	—	—	—	(75,375)	—	—	(75,375)
Purchase of treasury (1,299,344 shares)	—	—	—	—	—	—	(52,048)	(52,048)
Exercise of stock options	—	69	69	1,468	—	—	—	1,537
Stock compensation expense recognized in earnings	—	—	—	449	—	—	—	449
Other comprehensive loss, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustment	—	—	—	—	—	(438,517)	—	(438,517)
Balance at December 31, 2022	—	96,420	$96,420	$154,061	$2,695,567	$(470,497)	$(430,792)	$2,044,759
Net Income	—	—	—	—	411,768	—	—	411,768
Dividends:
Cash ($1.26 per share)	—	—	—	—	(78,247)	—	—	(78,247)
Purchase of treasury (112,567 shares)	—	—	—	—	—	—	(4,611)	(4,611)
Exercise of stock options	—	47	47	1,120	—	—	—	1,167
Stock compensation expense recognized in earnings	—	—	—	330	—	—	—	330
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	72,608	—	72,608
Balance at December 31, 2023	—	96,467	$96,467	$155,511	$3,029,088	$(397,889)	$(435,403)	$2,447,774
Net Income	—	—	—	—	409,167	—	—	409,167
Dividends:
Cash ($1.32 per share)	—	—	—	—	(82,078)	—	—	(82,078)
Purchase of treasury (16,490 shares)	—	—	—	—	—	—	(963)	(963)
Exercise of stock options	—	150	150	3,608	—	—	—	3,758
Stock compensation expense recognized in earnings	—	—	—	214	—	—	—	214
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available for sale securities, net of reclassification adjustments	—	—	—	—	—	18,835	—	18,835
Balance at December 31, 2024	—	96,617	$96,617	$159,333	$3,356,177	$(379,054)	$(436,366)	$2,796,707

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2024, 2023 and 2022

(Dollars in Thousands)

	2024	2023	2022
Operating activities:

Net income	$409,167	$411,768	$300,232

Adjustments to reconcile net income to net cash provided by operating activities:
Credit loss expense	31,802	34,576	21,651
Specific reserve, other real estate owned	632	2,538	1,627
Depreciation of bank premises and equipment	22,524	21,944	21,821
Gain on sale of bank premises and equipment	(378)	(198)	(3,110)
Loss (gain) on sale of other real estate owned	182	(7,370)	(2,096)
Accretion of investment securities discounts	(3,022)	(1,913)	(1,785)
Amortization of investment securities premiums	5,553	6,901	13,907
Investment securities transactions, net	1	3	—
Unrealized loss (gain) on equity securities with readily determinable fair values	24	(59)	721
Stock based compensation expense	214	330	449
Earnings from affiliates and other investments	(7,360)	(983)	(15,894)
Deferred tax (benefit) expense	(11,466)	22,950	10,619
Increase in accrued interest receivable	(6,873)	(19,515)	(15,194)
(Increase) decrease in other assets	(8,067)	(7,297)	12,975
Increase in other liabilities	41,015	10,757	42,018

Net cash provided by operating activities	473,948	474,432	387,941

Investing activities:

Proceeds from maturities of securities	2,075	51,167	2,200
Proceeds from sales and calls of available for sale securities	3,750	2,045	800
Purchases of available for sale securities	(984,543)	(1,079,215)	(1,455,249)
Principal collected on mortgage backed securities	833,690	629,194	756,092
Net increase in loans	(812,477)	(632,976)	(228,340)
Purchases of other investments	(48,052)	(31,256)	(79,669)
Distributions from other investments	32,007	12,175	8,886
Purchases of bank premises and equipment	(14,147)	(27,497)	(19,213)
Proceeds from sales of bank premises and equipment	874	269	13,496
Proceeds from sales of other real estate owned	1,760	8,888	8,969

Net cash used in investing activities	(985,063)	(1,067,206)	(992,028)

See accompanying notes to consolidated financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2024, 2023 and 2022

(Dollars in Thousands)

	2024	2023	2022
Financing activities:

Net (decrease) increase in non-interest bearing demand deposits	$(418,501)	$(815,210)	$7,529
Net increase (decrease) in savings and interest bearing demand deposits	231,425	(377,236)	155,220
Net increase (decrease) in time deposits	474,366	356,993	(120,619)
Net increase (decrease) in securities sold under repurchase agreements	4,906	99,225	(8,481)
Net decrease in other borrowed funds	(204)	(199)	(425,194)
Redemption of long-term debt	—	(25,774)	—
Purchase of treasury stock	(963)	(4,611)	(52,048)
Proceeds from stock transactions	3,758	1,167	1,537
Payments of cash dividends	(82,078)	(78,247)	(75,375)

Net cash provided by (used in) financing activities	212,709	(843,892)	(517,431)

Decrease in cash and cash equivalents	(298,406)	(1,436,666)	(1,121,518)

Cash and cash equivalents at beginning of period	651,058	2,087,724	3,209,242

Cash and cash equivalents at end of period	$352,652	$651,058	$2,087,724

Supplemental cash flow information:
Interest paid	$201,827	$117,936	$36,355
Income taxes paid	51,239	69,799	22,118
Non-cash investing and financing activities:
Purchases of available-for-sale securities not yet settled	$—	$—	$80,000
Net transfers from loans to other real estate owned	3,727	600	835
Net transfers from loans to other investments	25,551	—	—
Net transfers from bank premises and equipment to other assets	—	—	2,476

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

Investment Securities

We classify debt securities into one of these categories: held-to-maturity, available-for-sale, or trading. Such classifications are reassessed for appropriate classification at each reporting date. Securities that are intended and expected to be held until maturity are classified as “held-to-maturity” and are carried at amortized cost for financial statement reporting. Securities that are not positively expected to be held until maturity but are intended to be held for an indefinite period of time are classified as “available-for-sale” or “trading” and are carried at their fair value. Unrealized holding gains and losses are included in net income for those securities classified as “trading,” while unrealized holding gains and losses related to those securities classified as “available-for-sale” are excluded from net income and reported net of tax as other comprehensive income (loss) and in shareholders’ equity as accumulated other comprehensive income (loss) until realized. Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income. Available-for-sale and held-to-maturity debt securities in an unrealized loss position are evaluated for the underlying cause of the loss. In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit- related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through our ACL. The exception to this process will occur if we intend to sell an impaired

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

available- for-sale debt security or if we will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost. In those situations, the entire credit-related impairment amount would be required to be recognized in earnings. We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2024 and have determined that no debt securities in an unrealized loss position are arising from credit related reasons and have therefore not recorded any allowances for debt securities in our ACL for the periods. We did not maintain any trading securities during the three-year period ended December 31, 2024.

Mortgage-backed securities held at December 31, 2024 and 2023 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. government or its agencies including Freddie Mac, Fannie Mae, Ginnie Mae or other non-government entities. Investments in residential mortgage-backed securities issued by Ginnie Mae are fully guaranteed by the U. S. government. Investments in residential mortgage-backed securities issued by Freddie Mac and Fannie Mae are not fully guaranteed by the U.S. government; however, we believe that the quality of the bonds is similar to other AAA rated bonds with limited credit risk, particularly given the placement of Fannie Mae and Freddie Mac into conservatorship by the federal government in 2008 and because securities issued by others that are collateralized by residential mortgage-backed securities issued by Fannie Mae or Freddie Mac are rated consistently as AAA rated securities. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on the security.

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

Equity Securities

Equity securities with readily determinable fair values at December 31, 2024 and December 31, 2023 consist primarily of Community Reinvestment Act funds. Unrealized gains and losses on the equity securities are recognized in net income.

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

Other Real Estate Owned and Repossessed Assets

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal). Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL, if necessary. Any subsequent write-downs are charged against other non-interest expense through a valuation allowance. Other real estate owned totaled approximately $28,193,000 and $26,728,000 at December 31, 2024 and 2023, respectively. Other real estate owned is included in other assets. Repossessed assets consist primarily of non-real estate assets acquired by foreclosure. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the asset to be repossessed by a charge to the ACL, if necessary. Repossessed assets are included in other assets on the consolidated financial statements and totaled approximately $358,000 and $236,000 at December 31, 2024 and 2023, respectively.

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

Other Investments

Other investments include equity investments in non-financial companies, as well as equity securities with no readily determinable fair market value. Equity investments are accounted for using the equity method of accounting. Due to timing issues in the accounting by some of the non-financial companies in which we hold an investment, activity recorded to our books is recorded one quarter in arrears. Equity securities with no readily determinable fair value are accounted for using the cost method.

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

We evaluate uncertain tax positions at the end of each reporting period. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2024 and 2023, respectively, after evaluating all uncertain tax positions, we have recorded no liability for unrecognized tax benefits at the end of the reporting period. We would recognize any interest accrued on unrecognized tax benefits as other interest expense and penalties as other non-interest expense. During the years ended December 31, 2024, 2023, and 2022, we recognized no interest expense or penalties related to uncertain tax positions.

We file consolidated tax returns in the U.S. federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2021.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is tested for impairment at least annually or on an interim basis if an event triggering impairment may have occurred. As of October 1, 2024, after completing goodwill testing, we have determined that no goodwill impairment exists. There were no changes in the carrying amount of goodwill for the years ended December 31, 2024 and December 31, 2023.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

Segments of an Enterprise and Related Information

We operate as one segment, banking. The chief operating decision maker (“CODM”) is our chief executive officer.  The operating information used by our CODM for purposes of assessing performance and making operating decisions is the consolidated financial statements presented in this report. We have five active operating subsidiaries, namely, the Subsidiary Banks. Our Subsidiary Banks offer all products and services on the same basis and on the same terms and operate in the same regulatory environment.   We apply the provisions of ASC Topic 280, “Segment Reporting,” in determining our reportable segments and related disclosures.

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

In March 2023, the FASB issued Accounting Standards Update No. 2023-02, Investments in Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. ASU 2023-02 modifies existing guidance to allow for use of the proportional amortization method for all tax equity investments, regardless of the tax credit program from which the income tax credits are received if certain conditions are met.   ASU 2023-02 also requires specific disclosures of all investments that generate income tax credits and other income tax benefits from a tax credit program for which an entity has elected to apply the proportional amortization method in annual and interim periods.  The provisions of ASU 2023-02 are effective for fiscal years beginning after December 15, 2023. The adoption of ASU 2023-02 did not have a significant impact on our consolidated financial statements.

In October 2023, the FASB issued Accounting Standards Update No. 2023-06, Disclosure Improvements:  Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.  ASU 2023-06 modifies the disclosure and presentation requirements of various topics to align  disclosures with SEC Release No. 33-10532, Disclosure Update and Simplification, which was issued in August 2018.  ASU 2023-06 also provides clarifications or technical corrections of certain current  disclosure requirements.  The provisions of ASU 2023-06 are effective on the

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

date in which the SEC removal of the related disclosure from Regulation S-X or Regulation S-K, with early adoption prohibited.  The adoption of ASU 2023-06 did not have a significant impact on our consolidated financial statements.

In November 2023, the FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.  ASU 2023-07 expands segment disclosure requirements for public entities, primarily through enhanced disclosures about significant segment expenses and other segment items on an annual and interim basis.  ASU 2023-07 also requires full segment disclosures, currently only required in annual periods, to be included in interim periods as well.  ASU 2023-07 is effective for fiscal years beginning after December 15, 2024.  The adoption of ASU 2023-07 did not have a significant impact on our consolidated financial statements.

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

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosure (Subtopic 220:40):  Disaggregation of Income Statement Expenses.  ASU 2024-03 requires new tabular disclosures of certain prescribed income statement expenses, including among other things, employee compensation and depreciation.  Additionally, ASU 2024-03 requires disclosure of selling expenses based upon an entity’s own definition.  The provisions of ASU 2024-03 are effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027.  The adoption of ASU 2024-03 is not expected to have a significant impact on our consolidated financial statements.

(2) Investment Securities, Equity Securities with Readily Determinable Fair Values and Other Investments

Available-for-sale and held-to-maturity debt securities in an unrealized loss position are evaluated for the underlying cause of the loss. In the event that the deterioration in value is attributable to credit related reasons, then the amount of credit-related impairment would be recorded as a charge to our ACL with subsequent changes in the amount of impairment, up or down, also recorded through our ACL. The exception to this process will occur if we intend to sell an impaired available-for-sale debt security or if we will more likely than not be required to sell a credit impaired available-for-sale debt security prior to the value recovering to the security’s amortized cost. In those situations, the entire credit-related impairment amount would be required to be recognized in earnings. We have evaluated the debt securities classified as available-for-sale and held-to-maturity at December 31, 2024 and December 31, 2023, and have determined that no debt securities in an unrealized loss position are arising from credit related reasons, and have therefore not recorded any allowances for debt securities in our ACL for the period. Unrealized gains and losses related to equity securities with readily determinable fair values are included in net income.

The amortized cost and estimated fair value by type of investment security at December 31, 2024 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$4,400	$—	$—	$4,400	$4,400
Total investment securities	$4,400	$—	$—	$4,400	$4,400

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	Available for Sale Debt Securities
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value(1)

	(Dollars in Thousands)
Residential mortgage-backed securities	$5,315,488	$8,858	$(489,170)	$4,835,176	$4,835,176
Obligations of states and political subdivisions	156,822	331	(4,413)	152,740	152,740
Total investment securities	$5,472,310	$9,189	$(493,583)	$4,987,916	$4,987,916

(1)	Included in the carrying value of residential mortgage- backed securities are $1,001,184 of mortgage-backed securities issued by Ginnie Mae and $3,833,992 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

The amortized cost and estimated fair value of investment securities at December 31, 2024, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized	Estimated	Amortized	Estimated
	Cost	fair value	Cost	fair value

	(Dollars in Thousands)
Due in one year or less	$1,325	$1,325	$—	$—
Due after one year through five years	3,075	3,075	—	—
Due after five years through ten years	—	—	1,442	1,438
Due after ten years	—	—	155,380	151,302
Residential mortgage-backed securities	—	—	5,315,488	4,835,176
Total investment securities	$4,400	$4,400	$5,472,310	$4,987,916

The amortized cost and estimated fair value by type of investment security at December 31, 2023 are as follows:

	Held to Maturity
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Carrying
	cost	gains	losses	fair value	value

	(Dollars in Thousands)
Other securities	$3,400	$—	$—	$3,400	$3,400
Total investment securities	$3,400	$—	$—	$3,400	$3,400

	Available for Sale
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair	Carrying
	cost	gains	losses	value	value(1)

	(Dollars in Thousands)
Residential mortgage-backed securities	$5,169,813	$9,541	$(519,255)	4,660,099	4,660,099
Obligations of states and political subdivisions	161,001	1,602	(361)	162,242	162,242
Total investment securities	$5,330,814	$11,143	$(519,616)	$4,822,341	$4,822,341
(1)	Included in the carrying value of residential mortgage- backed securities are $959,421 of mortgage-backed securities issued by Ginnie Mae, $3,700,678 of mortgage-backed securities issued by Fannie Mae and Freddie Mac

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

The amortized cost and fair value of available for sale investment securities pledged to qualify for fiduciary powers, to secure public monies as required by law, repurchase agreements and short-term fixed borrowings was $1,896,183,000 and $1,646,971,000, respectively, at December 31, 2024.

Proceeds from the sale and call of securities available-for-sale were $3,750,000, $2,045,000, and $800,000 during 2024, 2023 and 2022, respectively, which amounts included $0, $0 and $0 of mortgage-backed securities. Gross gains of $0, $0 and $0, and gross losses of $1,000, $3,000 and $0 were realized on the sales and calls in 2024, 2023 and 2022, respectively.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2024 were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

	(Dollars in Thousands)
Available for sale:
Residential mortgage-backed securities	$544,375	$(4,126)	$3,358,586	$(485,044)	$3,902,961	$(489,170)
Obligations of states and political subdivisions	66,450	(2,389)	57,551	(2,024)	124,001	(4,413)
	$610,825	$(6,515)	$3,416,137	$(487,068)	$4,026,962	$(493,583)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2023 were as follows:

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

Equity securities with readily determinable fair values consist primarily of Community Reinvestment Act funds. At December 31, 2024 and December 31, 2023, the balance in equity securities with readily determinable fair values recorded at fair value were $5,394,000 and $5,417,000, respectively. The following is a summary of unrealized and

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

realized gains and losses recognized in net income on equity securities for the twelve months ended December 31, 2024, 2023, and 2022:

Year Ended
December 31, 2024
(Dollars in Thousands)

Net losses recognized during the period on equity securities	$(24)
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(24)

Year Ended
December 31, 2023
(Dollars in Thousands)

Net gains recognized during the period on equity securities	$59
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized gains recognized during the reporting period on equity securities still held at the reporting date	$59

Year Ended
December 31, 2022
(Dollars in Thousands)

Net losses recognized during the period on equity securities	$(721)
Less: Net gains and (losses) recognized during the period on equity securities sold during the period	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(721)

Other investments include equity and merchant banking investments held by our subsidiary banks and non-banking entities. We hold ownership interests in limited partnerships for the purpose of investing in low-income housing tax credit (“LIHTC”) projects. The partnerships may acquire, construct, or rehabilitate housing for low- and moderate-income individuals. We realize a return primarily from federal tax credits and other federal tax deductions associated with the underlying projects. We are a limited partner in the partnerships, and not required to consolidate the entities in our consolidated financial statements. Investments in LIHTC projects totaled $186,369,000 at December 31, 2024 and $200,245,000 at December 31, 2023 and are included in other investments on the consolidated financial statements. Unfunded commitments to LIHTC projects totaled $25,064,000 at December 31, 2024 and $34,126,000 at December 31, 2023 and are included in other liabilities on the consolidated financial statements. Tax credits and other tax benefits, as well as amortization expense associated with investments in qualified low-income housing partnerships, are accounted for using the proportional amortization method of accounting.  There was a total of $28,310,000 in estimated tax credits related to these investments recorded for the twelve months ended December 31, 2024 and $26,615,000 in estimated amortization related to these investments for the twelve months ended December 31, 2024.  There were no impairment losses recorded on tax equity investments during the twelve months ended December 31, 2024.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Loans

A summary of loans, by loan type at December 31, 2024 and 2023 is as follows:

	December 31,	December 31,
	2024	2023

	(Dollars in Thousands)
Commercial, financial and agricultural	$5,089,721	$4,802,622
Real estate - mortgage	999,313	938,901
Real estate - construction	2,484,454	2,091,622
Consumer	49,777	45,121
Foreign	186,561	180,695
Total loans	$8,809,826	$8,058,961

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Commercial real estate loans. This category includes loans secured by farmland, multifamily properties, owner-occupied commercial properties, and non-owner-occupied commercial properties. Owner-occupied commercial properties include warehouses often along the U.S. border for import/export operations, office space where the borrower is the primary tenant, restaurants and other single-tenant retail spaces. Non-owner-occupied commercial properties include hotels, retail centers, office and professional buildings, and leased warehouses. These loans carry the risk of repayment when market values deteriorate, the business experiences turnover in key management, the business is unable to attract or maintain stable occupancy levels, or the market experiences an exit of a specific business type that is significant to the local economy, such as a manufacturing plant. Our primary risk management tool is internal monitoring measured against internal concentration limits that are significantly lower than regulatory thresholds and are segmented by low-risk and high-risk characteristics, such as the borrower’s equity, cash flow coverage, and non-amortizing versus amortizing status, further disaggregated by the length of time to pay in full.  This monitoring is regularly reported to senior management and the board of directors.  Risk management practices also extend to managing the borrower’s relationship with us and are designed to recognize degradation in the borrower’s ability to repay under established terms well before the borrower may default.  Loan and deposit activity by the borrower is monitored on a frequent basis, which may prompt a change in risk classification.  Once a loan is moved to a more severe risk classification, the loan performance, and when applicable, a plan by the borrower to rectify issues are monitored and reviewed at least quarterly.  Additionally, our credit administration team, who is independent from the lending team, reviews a substantial portion of the commercial lending portfolio annually, which includes a significant portion of the commercial real estate loan portfolio given the current mix of loans in our portfolio.  The table below summarizes the commercial real estate loan portfolio disaggregated by the type of real estate securing the credit as of December 31, 2024:

	December 31, 2024		December 31, 2023
	(Dollars in Thousands)		(Dollars in Thousands)
	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate:
Commercial real estate construction development	$1,313,984	23.0%	$1,035,936	19.6%
Hotel	1,080,706	18.9	1,116,539	21.1
Retail multi-tenant	738,874	12.9	699,145	13.2
Lot development: residential and commercial lots	513,760	9.0	548,797	10.4
Warehouse	435,783	7.6	355,635	6.7
Office/Professional buildings	416,014	7.3	311,413	5.9
1 - 4 family construction	338,832	5.9	329,828	6.2
Multi-family	310,115	5.4	380,839	7.2
Owner occupied real estate	270,584	4.7	246,797	4.7
Commercial leased properties	194,023	3.4	167,539	3.2
Farmland	109,697	1.9	97,812	1.8
Total commercial real estate	$5,722,372	$100.0%	$5,290,280	$100.0%

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

Our internal Watch List report is segregated into the following categories: (i) Pass, (ii) Economic Monitoring, (iii) Special Review, (iv) Watch List—Pass, (v) Watch List—Substandard, and (vi) Watch List—Doubtful. Loans placed in the Economic Monitoring or Special Review categories reflect our opinion that the loans have potential weaknesses that require monitoring on a more frequent basis. Credits in those categories are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. Loans placed in the Watch List—Pass category reflect our opinion that the credit contains weaknesses that represent a greater degree of risk, which warrants “extra attention.” Credits placed in this category are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. Loans placed in the Watch List—Substandard category are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. Those credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market, or political conditions which may jeopardize repayment of principal under contractual terms. Furthermore, there is a possibility that we may sustain some future loss if such weaknesses are not corrected. Loans placed in the Watch List—Doubtful category have shown defined weaknesses and reflect our belief that it is likely, based on current information and events, that we will be unable to collect all principal and/or interest amounts contractually due. Loans placed in the Watch List—Doubtful category are placed on non-accrual when they are moved to that category.

For the purposes of the ACL, in order to maintain segments with sufficient history for meaningful results, the credits in the Pass and Economic Monitoring categories are aggregated, the credits in the Special Review and Watch List—Pass category are aggregated, and the credits in the Watch List—Substandard category remain in their own segment. For loans classified as Watch List—Doubtful, management evaluates these credits in accordance FASB ASC Subtopic 326-20, “Financial Instruments – Credit Losses – Measured at Amortized Cost,” and, if deemed necessary, a specific reserve is allocated to the loan. The analysis of the specific reserve is based on a variety of factors, including the borrower’s ability to pay, the economic conditions impacting the borrower’s industry and any collateral deficiency.  If it is a collateral-dependent loan, the net realizable fair value of collateral will be evaluated for any deficiencies. Substantially all of our loans evaluated as Watch List – Doubtful are measured using the fair value of collateral method.  In rare cases, we may use other methods to determine the specific reserve of a loan if such loan is not collateral dependent.

Within each collectively evaluated pool, the robustness of the lifetime historical loss-rate is evaluated and, if needed, is supplemented with peer loss rates through a model risk adjustment. Certain qualitative loss factors are then evaluated to incorporate management’s two-year reasonable and supportable forecast period followed by a reversion to the pool’s average lifetime loss-rate. Those qualitative loss factors are: (i) trends in portfolio volume and composition, (ii) volume and trends in classified loans, delinquencies and non-accruals, (iii) concentration risk, (iv) trends in underlying collateral value, (v) changes in policies, procedures, and strategies, and (vi) economic conditions. Qualitative factors also include potential losses stemming from operational risk factors arising from fraud, natural disasters, pandemics, geopolitical events and large loans. The large loan operational risk factor was added beginning in the second quarter of 2023.  Because of the magnitude of large loans, they pose a higher risk of default.  Recognizing this risk and establishing an operational risk factor to capture that risk, is prudent action in the current economic environment.  Large loans are usually part of a larger relationship with collateral that is pledged across the relationship.  Defaulting on a larger loan may therefore jeopardize an entire collateral relationship.  The current economic environment has created challenges for borrowers to service their debt.  Increasing cap rates, elevated office vacancies, an upward trend in apartment vacancies and significant increases in interest rates are all contributing to the elevated risk in large loans.   Should any of the factors considered by management in evaluating the adequacy of the ACL change, our estimate could also change, which could affect the level of future credit loss expense.

We have elected to not measure an ACL for accrued interest receivable given our timely approach in identifying and writing off uncollectible accrued interest. An ACL for off-balance sheet exposure is derived from a projected usage

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

A summary of the changes in the allowance for probable loan losses by loan class is as follows:

	December 31, 2024
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2023	$35,550	$55,291	$42,703	$5,088	$5,812	$11,024	$318	$1,283	$157,069
Losses charged to allowance	(34,149)	(2,228)	—	—	(46)	—	(185)	—	(36,608)
Recoveries credited to allowance	4,079	—	20	—	38	123	13	1	4,274
Net losses charged to allowance	(30,070)	(2,228)	20	—	(8)	123	(172)	1	(32,334)
Provision (credit) charged to operations	24,373	7,576	1,267	(219)	(276)	(1,116)	135	62	31,802
Balance at December 31, 2024	$29,853	$60,639	$43,990	$4,869	$5,528	$10,031	$281	$1,346	$156,537

	December 31, 2023
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2022	$26,728	$44,684	$36,474	$3,794	$4,759	$8,284	$281	$968	$125,972
Losses charged to allowance	(9,664)	—	—	—	(43)	(298)	(179)	—	(10,184)
Recoveries credited to allowance	5,433	837	143	—	16	260	16	—	6,705
Net losses charged to allowance	(4,231)	837	143	—	(27)	(38)	(163)	—	(3,479)
Provision (credit) charged to operations	13,053	9,770	6,086	1,294	1,080	2,778	200	315	34,576
Balance at December 31, 2023	$35,550	$55,291	$42,703	$5,088	$5,812	$11,024	$318	$1,283	$157,069

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2022
	Domestic							Foreign
		Commercial
		real estate:
		other	Commercial
		construction &	real estate:	Commercial
		land	farmland &	real estate:	Residential:	Residential:
	Commercial	development	commercial	multifamily	first lien	junior lien	Consumer	Foreign	Total

	(Dollars in Thousands)
Balance at December 31, 2021	$23,178	$35,390	$35,654	$3,291	$4,073	$7,754	$272	$762	$110,374
Losses charged to allowance	(9,050)	(2)	(16)	—	(160)	(28)	(223)	—	(9,479)
Recoveries credited to allowance	2,894	123	27	—	240	104	38	—	3,426
Net losses charged to allowance	(6,156)	121	11	—	80	76	(185)	—	(6,053)
Provision (credit) charged to operations	9,706	9,173	809	503	606	454	194	206	21,651
Balance at December 31, 2022	$26,728	$44,684	$36,474	$3,794	$4,759	$8,284	$281	$968	$125,972

The ACL is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate of probable loan losses when evaluating loans (i) individually or (ii) collectively. The increase in losses charged to the ACL for the year ended December 31, 2024 in the Commercial category can be attributed to a charge-down on one loan secured primarily by equipment and pipeline infrastructure used in the oil and gas industry.  The credit has been classified as Watch-List Doubtful since the end of 2022 at which time, and going forward, we have evaluated our loss exposure and adjusted reserves accordingly.  We also continued to attempt to work with our customer during that period; however, those negotiations came to a halt late in the third quarter of 2023 when the customer declared bankruptcy.  In March 2024, the bankruptcy court awarded the winning bid at foreclosure for the assets collateralizing the loan to a principal owner of the business.  The bid was not for the full carrying value of the loan and resulted in a charge-down of approximately $25.6 million.  The pool specific qualitative loss factors management deemed appropriate for the ACL calculation at December 31, 2023 remained constant in the December 31, 2024 calculation.

The table below provides additional information on the balance of loans individually or collectively evaluated for impairment and their related allowance, by loan class:

	December 31, 2024
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$52,110	$400	$1,799,693	$29,453
Commercial real estate: other construction & land development	8,195	8,122	2,476,259	52,517
Commercial real estate: farmland & commercial	65,733	8,228	2,862,070	35,762
Commercial real estate: multifamily	42,964	1,882	267,151	2,987
Residential: first lien	45	—	530,039	5,528
Residential: junior lien	141	—	469,088	10,031
Consumer	—	—	49,777	281
Foreign	—	—	186,561	1,346

Total	$169,188	$18,632	$8,640,638	$137,905

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2023
	Loans Individually		Loans Collectively
	Evaluated For		Evaluated For
	Impairment		Impairment
	Recorded		Recorded
	Investment	Allowance	Investment	Allowance

	(Dollars in Thousands)
Domestic
Commercial	$30,872	$7,971	$1,597,358	$27,579
Commercial real estate: other construction & land development	15,701	4,320	2,075,921	50,971
Commercial real estate: farmland & commercial	299	—	2,793,254	42,703
Commercial real estate: multifamily	96	—	380,743	5,088
Residential: first lien	93	—	477,940	5,812
Residential: junior lien	—	—	460,868	11,024
Consumer	—	—	45,121	318
Foreign	—	—	180,695	1,283

Total	$47,061	$12,291	$8,011,900	$144,778

The increase in Commercial loans individually evaluated for impairment at December 31, 2024 compared to December 31, 2023 can be attributed to two loans secured by commercial properties that were placed on non-accrual in the fourth quarter of 2024.  The increase in commercial real estate: farmland & commercial loans individually evaluated for impairment at December 31, 2024 compared to December 31, 2023 can be attributed to one relationship secured by commercial buildings in which childcare centers are operated. The increase in Commercial real estate: multifamily loans can be attributed to two loans secured by apartments that were placed on non-accrual in the third quarter of 2024.

Loans accounted for on a non-accrual basis at December 31, 2024, 2023 and 2022 amounted to $169,136,000, $47,170,000, and $51,648,000, respectively. The effect of such non-accrual loans reduced interest income by approximately $12,661,000, $6,614,000, and $116,000 for the years ended December 31, 2024, 2023, and 2022, respectively. Amounts received on non-accruals are applied, for financial accounting purposes, first to principal and then to interest after all principal has been collected. Accruing loans contractually past due 90 days or more as to principal or interest payments at December 31, 2024, 2023, and 2022 amounted to approximately $6,693,000, $5,597,000, and $6,132,000, respectively.

The table below provides additional information on loans accounted for on a non-accrual basis by loan class:

	December 31, 2024		December 31, 2023

	(Dollars in Thousands)
	Total Non-Accrual Loans	Non-Accrual Loans with No Credit Allowance	Total Non-Accrual Loans	Non-Accrual Loans with No Credit Allowance
Domestic
Commercial	$52,110	$51,276	$30,872	$122
Commercial real estate: other construction & land development	8,195	73	15,701	5,400
Commercial real estate: farmland & commercial	65,733	24,757	299	211
Commercial real estate: multifamily	42,964	73	96	96
Residential: first lien	134	134	202	172
Total non-accrual loans	$169,136	$76,313	$47,170	$6,001

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

We occasionally provide modifications to borrowers experiencing financial difficulties.  Modifications may include certain concessions that we must evaluate under ASU 2022-02 to determine the need for disclosure.  Concessions to borrowers experiencing financial difficulties that would require disclosure include principal forgiveness, term extension, an other-than-insignificant payment delay, an interest rate reduction or a combination of these concessions.  For the twelve months ended December 31, 2024, we did not provide any material modifications under these circumstances to any borrower experiencing financial difficulty that would require disclosure.

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

While management considers that it is generally able to identify borrowers with financial problems reasonably early and to monitor credit extended to such borrowers carefully, there is no precise method of predicting loan losses. The determination that a loan is likely to be uncollectible and that it should be wholly or partially charged-off as a loss is an exercise of judgment. Similarly, the determination of the adequacy of the ACL (formerly allowance for probable loan losses) can be made only on a subjective basis. It is the judgment of our management that the ACL at December 31, 2024 and December 31, 2023, was adequate to absorb expected losses from loans in the portfolio at that date.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table presents information regarding the aging of past due loans by loan class:

	December 31, 2024
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$4,070	$51,577	$579	$534	$56,226	$1,795,577	$1,851,803
Commercial real estate: other construction & land development	2,421	15	8,122	—	10,558	2,473,896	2,484,454
Commercial real estate: farmland & commercial	1,221	—	26,416	262	27,637	2,900,166	2,927,803
Commercial real estate: multifamily	—	270	25,064	—	25,334	284,781	310,115
Residential: first lien	4,763	1,337	3,631	3,542	9,731	520,353	530,084
Residential: junior lien	2,599	1,544	2,000	2,000	6,143	463,086	469,229
Consumer	122	32	16	16	170	49,607	49,777
Foreign	816	1,992	339	339	3,147	183,414	186,561
Total past due loans	$16,012	$56,767	$66,167	$6,693	$138,946	$8,670,880	$8,809,826

	December 31, 2023
				90 Days or	Total
	30 - 59	60 - 89	90 Days or	greater &	Past		Total
	Days	Days	Greater	still accruing	Due	Current	Portfolio

	(Dollars in Thousands)
Domestic
Commercial	$2,387	$1,583	$30,238	$539	$34,208	$1,594,022	$1,628,230
Commercial real estate: other construction & land development	3,460	—	10,245	—	13,705	2,077,917	2,091,622
Commercial real estate: farmland & commercial	1,424	371	93	4	1,888	2,791,665	2,793,553
Commercial real estate: multifamily	369	330	—	—	699	380,140	380,839
Residential: first lien	1,812	1,439	2,545	2,437	5,796	472,236	478,032
Residential: junior lien	1,273	613	1,701	1,701	3,587	457,282	460,869
Consumer	263	11	27	27	301	44,820	45,121
Foreign	1,884	848	889	889	3,621	177,074	180,695
Total past due loans	$12,872	$5,195	$45,738	$5,597	$63,805	$7,995,156	$8,058,961

The increase in Commercial loans past due 60 - 89 days or greater at December 31, 2024 can be primarily attributed to two loans secured by commercial properties that were placed on non-accrual in the fourth quarter of 2024.  The decrease in Commercial loans past due 90 days or greater at December 31, 2024 can be attributed to a loan secured by equipment and pipeline infrastructure used in the oil and gas industry and oil and gas production that was charged-down in the first quarter of 2024.  The increase in Commercial real estate:  farmland and commercial loans past due 90 days or greater at December 3, 2024 can be attributed to two loans, one is a hotel and one is a commercial building, both of which are on non-accrual at December 31, 2024.  The increase in Commercial real estate: multifamily loans at December 31, 2024 can be attributed to a loan secured by apartments that is on non-accrual at December 31, 2024.  Our internal classified report is segregated into the following categories: (i) “Special Review Credits,” (ii) “Watch List—Pass Credits,” or (iii) “Watch List—Substandard Credits.” The loans placed in the “Special Review Credits” category reflect our opinion that the loans reflect potential weakness which require monitoring on a more frequent basis. The “Special Review Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Pass Credits” category reflect our opinion that the credit contains weaknesses which represent a greater degree of risk, which warrant “extra attention.” The “Watch List—Pass Credits” are reviewed and discussed on a regular basis with the credit department and the lending staff to determine if a change in category is warranted. The loans placed in the “Watch List—Substandard Credits” classification are considered to be potentially inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These credit obligations, even if apparently protected by collateral value, have shown defined weaknesses related to adverse financial, managerial, economic, market, or political conditions which may jeopardize

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

repayment of principal and interest. Furthermore, there is the possibility that we could sustain some future loss if such weaknesses are not corrected.

A summary of the loan portfolio by credit quality indicator by loan class is as follows:

	2024	2023	2022	2021	2020	Prior	Total

	(Dollars in Thousands)
Balance at December 31, 2024
Domestic
Commercial
Pass	$993,045	$343,212	$135,057	$214,702	$37,670	$63,030	$1,786,716
Watch List - Pass	—	11,113	—	—	—	—	11,113
Watch List - Substandard	1,341	327	74	122	—	—	1,864
Watch List - Doubtful	881	51,184	45	—	—	—	52,110
Total Commercial	$995,267	$405,836	$135,176	$214,824	$37,670	$63,030	$1,851,803
Commercial
Current-period gross writeoffs	$5,711	$2,689	$25,686	$44	$14	$5	$34,149
Commercial real estate: other construction & land development
Pass	$1,029,399	$921,180	$322,348	$144,221	$39,908	$2,925	$2,459,981
Special Review	—	16,000	—	—	—	—	16,000
Watch List - Substandard	278	—	—	—	—	—	278
Watch List - Doubtful	73	—	8,122	—	—	—	8,195
Total Commercial real estate: other construction & land development	$1,029,750	$937,180	$330,470	$144,221	$39,908	$2,925	$2,484,454
Commercial real estate: other construction & land development
Current-period gross writeoffs	$—	$1,146	$1,082	$—	$—	$—	$2,228
Commercial real estate: farmland & commercial
Pass	$814,273	$631,806	$531,035	$312,757	$220,510	$245,334	$2,755,715
Special Review	643	67,567	—	—	—	—	68,210
Watch List - Pass	16,490	—	—	—	—	—	16,490
Watch List - Substandard	18,934	242	2,122	—	357	—	21,655
Watch List - Doubtful	52,973	115	12,645	—	—	—	65,733
Total Commercial real estate: farmland & commercial	$903,313	$699,730	$545,802	$312,757	$220,867	$245,334	$2,927,803
Commercial real estate: multifamily
Pass	$90,092	$11,538	$108,830	$18,621	$8,198	$29,871	$267,150
Watch List - Doubtful	17,901	25,064	—	—	—	—	42,965
Total Commercial real estate: multifamily	$107,993	$36,602	$108,830	$18,621	$8,198	$29,871	$310,115
Residential: first lien
Pass	$180,743	$107,100	$81,618	$57,503	$29,316	$73,390	$529,670
Watch List - Substandard	95	—	—	274	—	—	369
Watch List - Doubtful	23	—	22	—	—	—	45
Total Residential: first lien	$180,861	$107,100	$81,640	$57,777	$29,316	$73,390	$530,084
Residential: first lien
Current-period gross writeoffs	$—	$—	$—	$—	$—	$46	$46
Residential: junior lien
Pass	$91,202	$73,740	$65,144	$70,969	$65,799	$102,234	$469,088
Watch List- Doubtful	141	—	—	—	—	—	141
Total Residential: junior lien	$91,343	$73,740	$65,144	$70,969	$65,799	$102,234	$469,229
Consumer
Pass	$38,778	$8,137	$904	$422	$22	$1,514	$49,777
Total Consumer	$38,778	$8,137	$904	$422	$22	$1,514	$49,777
Consumer
Current-period gross writeoffs	$43	$120	$22	$—	$—	$—	$185
Foreign
Pass	$124,716	$30,648	$16,877	$6,962	$2,879	$4,479	$186,561
Total Foreign	$124,716	$30,648	$16,877	$6,962	$2,879	$4,479	$186,561
Total Loans	$3,472,021	$2,298,973	$1,284,843	$826,553	$404,659	$522,777	$8,809,826

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	2023	2022	2021	2020	2019	Prior	Total

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

The increase in Watch-List Pass Commercial loans at December 31, 2024 compared to December 31, 2023 can be primarily attributable to a relationship secured by commercial property, which was downgraded in the fourth quarter of 2024, offset by the charge-down of a loan secured by equipment and pipeline infrastructure used in the oil and gas industry and oil and gas production that was charged down in the first quarter of 2024, as previously discussed.  The increase in Special Review Commercial real estate: other construction and land development loans at December 31, 2024 compared to December 31, 2023 can be attributed to a loan secured by residential lots that was upgraded from Watch-List Substandard.  The decrease in Watch-List Substandard loans in the same category for the same period can be attributed to the upgrade to Special Review of the residential lot loan, as mentioned, and the reclassification of a loan securing a hotel

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

upon the completion of construction to the Commercial real estate: farmland & commercial category. The increase in Commercial real estate: multifamily loans can be primarily attributed to two loans secured by apartments that were placed on non-accrual in 2024.

(5) Bank Premises and Equipment

A summary of bank premises and equipment, by asset classification, at December 31, 2024 and 2023 were as follows:

	Estimated
	useful lives				2024	2023

					(Dollars in Thousands)
Bank buildings and improvements	5	-	39	years	$588,093	$582,075
Furniture, equipment and vehicles	1	-	20	years	331,200	325,855
Land					110,919	108,551
Less: accumulated depreciation					(601,991)	(579,387)
Bank premises and equipment, net					$428,221	$437,094

(6) Deposits

Deposits as of December 31, 2024 and 2023 and related interest expense for the years ended December 31, 2024, 2023, and 2022 were as follows:

	2024	2023

	(Dollars in Thousands)
Deposits:
Demand - non-interest bearing
Domestic	$3,790,875	$4,126,635
Foreign	821,469	904,210
Total demand non-interest bearing	4,612,344	5,030,845
Savings and interest bearing demand
Domestic	3,317,461	3,161,411
Foreign	1,282,496	1,207,121
Total savings and interest bearing demand	4,599,957	4,368,532
Time, certificates of deposit $100,000 or more
Domestic	876,254	763,419
Foreign	1,390,566	1,103,710
Less than $100,000
Domestic	317,220	289,565
Foreign	315,503	268,483
Total time, certificates of deposit	2,899,543	2,425,177
Total deposits	$12,111,844	$11,824,554

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	2024	2023	2022

	(Dollars in Thousands)
Interest expense:
Savings and interest bearing demand
Domestic	$56,759	$42,148	$9,196
Foreign	25,153	18,189	3,490
Total savings and interest bearing demand	81,912	60,337	12,686
Time, certificates of deposit $100,000 or more
Domestic	32,283	18,597	5,528
Foreign	47,420	25,471	3,867
Less than $100,000
Domestic	8,748	4,592	1,027
Foreign	8,517	4,498	735
Total time, certificates of deposit	96,968	53,158	11,157
Total interest expense on deposits	$178,880	$113,495	$23,843

Scheduled maturities of time deposits as of December 31, 2024 were as follows:

Total
(in thousands)
2025	$2,730,997
2026	119,228
2027	32,607
2028	16,285
2029	424
Thereafter	2
Total	$2,899,543

Scheduled maturities of time deposits in amounts of $100,000 or more at December 31, 2024, were as follows:

Total
(in thousands)
Due within 3 months or less	$982,133
Due after 3 months and within 6 months	698,349
Due after 6 months and within 12 months	465,005
Due after 12 months	121,333
$2,266,820

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2024 and December 31, 2023 were $1,494,267,000 and $1,202,170,000, respectively.

 (7) Securities Sold Under Repurchase Agreements

Our Subsidiary Banks have entered into repurchase agreements with individual customers of the Subsidiary Banks. The purchasers have agreed to resell to the Subsidiary Banks identical securities upon the maturities of the agreements. Securities sold under repurchase agreements were mortgage-backed securities and averaged $616,208,000 and $469,152,000 during 2024 and 2023, respectively, and the maximum amount outstanding at any month end during 2024 and 2023 was $713,772,000 and $544,418,000, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Further information related to repurchase agreements at December 31, 2024 and 2023 is set forth in the following table:

	Collateral Securities		Repurchase Borrowing
	Book Value of	Fair Value of	Balance of	Weighted Average
	Securities Sold	Securities Sold	Liability	Interest Rate

	(Dollars in Thousands)
December 31, 2024 term:
Overnight agreements	$775,760	$687,091	$523,152	3.09%
1 to 29 days	15,872	13,604	11,100	4.75
30 to 90 days	—	—	—	—
Over 90 days	1,914	1,871	1,070	4.00
Total	$793,546	$702,566	$535,322	3.12%
December 31, 2023 term:
Overnight agreements	$667,647	$587,673	$518,650	3.76%
1 to 29 days	24,842	20,454	10,696	4.50
30 to 90 days	—	—	—	—
Over 90 days	1,623	1,574	1,070	4.00
Total	$694,112	$609,701	$530,416	3.78%

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

Further information regarding our other borrowed funds at December 31, 2024 and 2023 is set forth in the following table:

	December 31,
	2024	2023

	(Dollars in Thousands)
Federal Home Loan Bank advances—long-term(1)
Balance at year end	$10,541	$10,745
Rate on balance outstanding at year end	2.61%	2.61%
Average daily balance	$10,635	$10,837
Average rate	2.61%	2.61%
Maximum amount outstanding at any month end	$10,729	$10,928
(1)	Long-term advances at December 31, 2024 and December 31, 2023 consisted of amortizing advances. Two amortizing advances are outstanding at December 31, 2024 in the amounts of $2,852,000 and $7,689,000 and mature in December 2033 and November 2033, respectively. The amortization on the amortizing long-term advances totals approximately $210,000, $215,000, $221,000, $227,000 and $233,000 for the years ending December 31, 2025, 2026, 2027, 2028 and December 31, 2029, respectively.

(9) Junior Subordinated Deferrable Interest Debentures

We currently have four statutory business trusts under the laws of the State of Delaware for the purpose of issuing trust preferred securities. These statutory business trusts (the “Trusts”) each issued capital and common securities (“Capital

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

and Common Securities”) and invested the proceeds thereof in an equivalent amount of junior subordinated debentures (the “Debentures”) we issued. As of December 31, 2024 and December 31, 2023, the principal amount of debentures outstanding totaled $108,868,000, respectively.

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

For financial reporting purposes, the Trusts are treated as investments and not consolidated in the consolidated financial statements. Although the Capital Securities issued by each of the Trusts are not included as a component of shareholders’ equity on the consolidated statement of condition, the Capital Securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the Capital Securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. At December 31, 2024 and December 31, 2023, the total $108,868,000, respectively, of the Capital Securities outstanding qualified as Tier 1 capital.

The following table illustrates key information about each of the Debentures and their interest rates at December 31, 2024:

	Junior
	Subordinated
	Deferrable
	Interest	Repricing	Interest	Interest				Optional
	Debentures	Frequency	Rate	Rate Index(1)			Maturity Date	Redemption Date(2)
	(Dollars in Thousands)
Trust IX	$41,238	Quarterly	6.47%	SOFR	+	1.62	October 2036	October 2011
Trust X	21,021	Quarterly	6.48%	SOFR	+	1.65	February 2037	February 2012
Trust XI	25,990	Quarterly	6.47%	SOFR	+	1.62	July 2037	July 2012
Trust XII	20,619	Quarterly	6.21%	SOFR	+	1.45	September 2037	September 2012
	$108,868
(1)	On July 1, 2023, the interest rate index on the Capital and Common Securities transitioned from U.S.-dollar London Interbank Offered Rate (“LIBOR”) to the Three-Month CME Term Secured Overnight Financing rate (“SOFR”) with a 26-basis point spread adjustment.
(2)	The Capital Securities may be redeemed in whole or in part on any interest payment date after the Optional Redemption Date.

(10) Earnings per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

outstanding during the reporting period. The calculation of the basic EPS and the diluted EPS for the years ended December 31, 2024, 2023, and 2022 is set forth in the following table:

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(Dollars in Thousands,
	Except Per Share Amounts)
December 31, 2024:
Basic EPS
Net income available to common shareholders	$409,167	62,180,448	$6.58
Potential dilutive common shares	—	117,830
Diluted EPS	$409,167	62,298,278	$6.57
December 31, 2023:
Basic EPS
Net income available to common shareholders	$411,768	62,082,827	$6.63
Potential dilutive common shares	—	138,774
Diluted EPS	$411,768	62,221,601	$6.62
December 31, 2022:
Basic EPS
Net income available to common shareholders	$300,232	62,658,414	$4.79
Potential dilutive common shares	—	151,820
Diluted EPS	$300,232	62,810,234	$4.78

(11) Employees’ Profit-Sharing Plan

We have a deferred profit-sharing plan for full-time employees with a minimum of one year of continuous employment. Our annual contribution to the plan is based on a percentage, as determined by our Board of Directors, of income before income taxes, as defined, for the year. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $4,460,000, $4,011,000, and $4,300,000 were charged to income for the years ended December 31, 2024, 2023, and 2022, respectively.

(12) International Operations

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A summary of assets attributable to international operations at December 31, 2024 and 2023 are as follows:

	2024	2023

	(Dollars in Thousands)
Loans:
Commercial	$99,836	$106,241
Others	86,725	74,454
	186,561	180,695
Less allowance for probable credit losses	(1,346)	(1,283)
Net loans	$185,215	$179,412
Accrued interest receivable	$991	$515

At December 31, 2024 and December 31, 2023, we had $149,543,000 and $147,551,000, respectively, in outstanding standby and commercial letters of credit to facilitate trade activities.

Revenues directly attributable to international operations were approximately $8,669,000, $8,212,000, and $4,821,000 for the years ended December 31, 2024, 2023 and 2022, respectively.

(13) Income Taxes

We file a consolidated U.S. Federal and State income tax return. The current and deferred portions of net income tax expense included in the consolidated statements of income are presented below for the years ended December 31:

	2024	2023	2022

	(Dollars in Thousands)
Current
U.S.	$105,114	$82,657	$66,670
State	5,905	6,137	5,118
Total current taxes	111,019	88,794	71,788
Deferred
U.S.	(11,430)	23,001	10,555
State	(36)	(51)	64
Total deferred taxes	(11,466)	22,950	10,619
Total income taxes	$99,553	$111,744	$82,407

The income tax expense differs from the amount computed by applying the U.S. Federal income tax rate of 21% for 2024, 2023, and 2022 to income before income taxes.  Included in the table below is the net tax benefit related to investments in LIHTC projects.  Additional information on LIHTC investments can be found in Note 2 – Investment

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Securities, Equity Securities with Readily Determinable Fair Values and Other Investments.  The reasons for the differences for the years ended December 31 are as follows:

	2024	2023	2022

	(Dollars in Thousands)
Computed expected tax expense	$107,134	$110,065	$80,893
Change in taxes resulting from:
Tax-exempt interest income	(3,233)	(3,663)	(2,433)
State tax, net of federal income taxes, tax credit and refunds	4,636	4,808	4,094
Other investment income	(2,626)	(2,761)	(1,391)
Net investment in low income housing investments	(2,531)	1,974	1,906
Other	(3,827)	1,321	(662)
Actual tax expense	$99,553	$111,744	$82,407

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2024 and 2023 are reflected below:

	2024	2023

	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, principally due to the allowance for probable loan losses	$40,883	$32,136
Other real estate owned	1,443	1,649
Accrued expenses	539	581
Net unrealized losses on available for sale investment securities	105,339	110,584
Other	1,480	1,352
Total deferred tax assets	149,684	146,302
Deferred tax liabilities:
Bank premises and equipment, principally due to differences on depreciation	(14,648)	(14,879)
Impairment charges on available-for-sale securities	(19)	(19)
Identified intangible assets and goodwill	(14,151)	(14,151)
Partnership investment pass through	(55,117)	(58,376)
Other	(4,189)	(3,321)
Total deferred tax liabilities	(88,124)	(90,746)
Net deferred tax asset	$61,560	$55,556

The net deferred tax asset of $61,560,000 and $55,556,000 at December 31, 2024 and December 31, 2023, respectively, is included in other assets in the consolidated statements of condition.

(14) Stock Options and Stock Appreciation Rights

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

yield and employee termination rates within the valuation model. The expected term of options was derived from historical exercise behavior. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of option activity under the stock option plans for the twelve months ended December 31, 2024 is as follows:

			Weighted
		Weighted	average
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
	options	price	term (years)	value ($)
				(in Thousands)
Options outstanding at December 31, 2023	383,865	$30.65
Plus: Options granted	—	—
Less:
Options exercised	(149,773)	25.08
Options expired	—	—
Options forfeited	(21,937)	23.93
Options outstanding at December 31, 2024	212,155	35.27	4.13	$5,918

Options fully vested and exercisable at December 31, 2024	121,714	$35.92	3.31	$3,316

Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2024, 2023, and 2022 was approximately $214,000, $330,000, and $449,000, respectively. As of December 31, 2024, there was approximately $218,000 of total unrecognized stock-based compensation cost related to non-vested options granted under our plans that will be recognized over a weighted average period of 1.4 years.

Other information pertaining to option activity during the twelve months ended December 31, 2024, 2023, and 2022 is as follows:

	Twelve Months Ended December 31,
	2024	2023	2022
Weighted average grant date fair value of stock options granted	$—	$—	$11.24
Total fair value of stock options vested	$616,286	$514,000	$514,000
Total intrinsic value of stock options exercised	$4,640,000	$1,060,000	$1,670,000

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

On April 18, 2022, the Board of Directors adopted the 2022 International Bancshares Stock Appreciation Rights Plan (the “SAR Plan”). There are 750,000 shares of underlying common stock that may be used for stock appreciation right (“SAR”) grants under the plan, however, no actual shares will be granted. Upon exercise, the SAR will be settled in cash. SARs granted may be exercisable for a period of up to 10 years from the date of grant and may vest over an eight-year period. As of December 31, 2024, a total of 456,702 SARS had been issued under the SAR Plan.

A summary of activity under the SAR Plan for the twelve months ended December 31, 2024 is as follows:

			Weighted
		Weighted	average
	Number of	average	remaining	Aggregate
	stock appreciation	exercise	contractual	intrinsic
	rights	price	term (years)	value ($)
				(in Thousands)
SARs outstanding at December 31, 2023	465,250	$39.35
Plus: SARs granted	8,000	53.91
Less:
SARs exercised	(2,548)	39.33
SARs expired	—	—
SARs forfeited	(14,000)	39.33
SARs outstanding at December 31, 2024	456,702	39.61	7.54	$10,757

SARs fully vested and exercisable at December 31, 2024	22,435	$39.35	7.50	$534

The fair value of the liability for payments due to stock appreciation rights holders at December 31, 2024 and December 31, 2023 is approximately $4,540,000 and $1,464,000, respectively, as calculated using a Black-Scholes-Merton model, and is included in other liabilities on the consolidated statements of condition. The expense recorded in connection with all grants under the SAR Plan totaled $3,144,000, $918,000 and $546,000, respectively, for the twelve months ended December 31, 2024, 2023, and 2022. As of December 31, 2024, there was approximately $8,309,000 in unrecognized liability related to non-vested SARs granted under the plan that will be recognized over a weighted average period of 7.5 years.

(15) Commitments, Contingent Liabilities and Other Matters

On March 15, 2020, the FRB announced that it had reduced regulatory reserve requirements to zero percent effective on March 26, 2020; therefore, no cash is required to be maintained to satisfy regulatory reserve requirements.

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

(16) Transactions with Related Parties

In the ordinary course of business, the Subsidiary Banks make loans to our directors and executive officers, including their affiliates, families, and companies in which they are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amounts receivable from such related parties amounted to approximately $6,669,000 and $13,335,000 at December 31, 2024 and 2023, respectively.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(17) Financial Instruments with Off-Statement of Condition Risk and Concentrations of Credit Risk

In the normal course of business, the Subsidiary Banks are party to financial instruments with off-statement of condition risk to meet the financing needs of their customers. These financial instruments include commitments to their customers. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement the Subsidiary Banks have in particular classes of financial instruments. At December 31, 2024, the following financial amounts of instruments, whose contract amounts represent credit risks, were outstanding (in thousands):

Commitments to extend credit	$3,440,252
Credit card lines	$12,985
Standby letters of credit	$147,435
Commercial letters of credit	$2,108

We enter into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, we are required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. At December 31, 2024, the maximum potential amount of future payments is approximately $147,435,000. At December 31, 2024, the fair value of these guarantees is not significant. Unsecured letters of credit totaled approximately $23,334,000 and $23,677,000 at December 31, 2024 and 2023, respectively.

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

(18) Capital Requirements

Bank regulatory agencies limit the amount of dividends, which the Subsidiary Banks can pay, without obtaining prior approval from such agencies. At December 31, 2024, the Subsidiary Banks could pay dividends of up to $1,440,000,000 without prior regulatory approval and without adversely affecting their “well-capitalized” status under regulatory capital rules in effect at December 31, 2024. In addition to legal requirements, regulatory authorities also consider the adequacy of the Subsidiary Banks’ total capital in relation to their deposits and other factors. These capital

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

adequacy considerations also limit amounts available for payment of dividends. We historically have not allowed any Subsidiary Bank to pay dividends in such a manner as to impair its capital adequacy.

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

Current quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table on the following page) of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2024, that we met all capital adequacy requirements to which we are subject.

       In July 2013, the FDIC and other regulatory bodies established a new, comprehensive capital framework for U.S. banking organizations, consisting of minimum requirements that increase both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the Basel III capital reforms and various related capital provisions of the Dodd-Frank Act. Consistent with the Basel international framework, the rules include a new minimum ratio of Common Equity Tier 1 (“CET1”) capital to risk-weighted assets of 4.5% and a CET1 capital conservation buffer of 2.5% of risk-weighted assets, effectively resulting in a minimum ratio of CET1 capital to risk-weighted assets of at least 7% upon full implementation. The capital conservation buffer is designed to absorb losses during periods of economic stress.  Banking institutions with a  ratio of CET1 capital to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.  The rules also raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. Regarding the quality of capital, the rules emphasize CET1 capital and implements strict eligibility criteria for regulatory capital instruments. The rules also improve the methodology for calculating risk-weighted assets to enhance risk sensitivity. The rules were subject to a four-year phase-in period for mandatory compliance, and we were required to begin to phase-in the new rules beginning on January 1, 2015. We believe that as of December 31, 2024, we meet all fully phased-in capital adequacy requirements.

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

In December 2017, the Basel Committee on Banking Supervision unveiled its final set of standards and reforms to its Basel III regulatory capital framework, commonly called “Basel III Endgame” or “Basel IV.”  The Basel IV framework makes changes to the capital framework first introduced as “Basel III” in 2010 and aim to reduce excessive variability in banks’ calculations of risk-weighted capital ratios. Implementation of Basel IV began on January 1, 2023 and will continue over a five-year transition period by regulators in individual countries, including the U.S. federal bank regulatory agencies. The U.S. has targeted implementation of Basel IV to begin on July 1, 2025, subject to a three-year transition period with full compliance expected by July 1, 2028.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2024, our capital levels continue to exceed all capital adequacy requirements under the Basel III Capital Rules as currently applicable to us.

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

As of December 31, 2024, the most recent notification from the FDIC categorized all the Subsidiary Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” we must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed our categorization as well-capitalized.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2024 under current guidelines are presented in the following table:

			For Capital Adequacy		To Be Well-Capitalized
			Purposes		Under Prompt Corrective
	Actual		Phase In Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2024:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$2,893,228	22.42%	$903,203	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,638,720	19.46	589,359	7.000	$547,262	6.50%
International Bank of Commerce, Brownsville	554,879	26.11	148,761	7.000	138,136	6.50
International Bank of Commerce, Oklahoma	240,023	20.57	81,679	7.000	75,845	6.50
Commerce Bank	102,200	37.50	19,077	7.000	17,714	6.50
International Bank of Commerce, Zapata	66,932	32.74	14,310	7.000	13,287	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$3,136,215	24.31%	$1,354,805	10.500%	N/A	N/A
International Bank of Commerce, Laredo	1,744,057	20.71	884,039	10.500	$841,942	10.00%
International Bank of Commerce, Brownsville	578,515	27.22	223,142	10.500	212,516	10.00
International Bank of Commerce, Oklahoma	254,659	21.82	122,519	10.500	116,685	10.00
Commerce Bank	105,090	38.56	28,616	10.500	27,253	10.00
International Bank of Commerce, Zapata	69,278	33.89	21,464	10.500	20,442	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$2,974,881	23.06%	$1,096,747	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,638,720	19.46	715,651	8.500	$673,554	8.00%
International Bank of Commerce, Brownsville	554,879	26.11	180,639	8.500	170,013	8.00
International Bank of Commerce, Oklahoma	240,023	20.57	99,182	8.500	93,348	8.00
Commerce Bank	102,200	37.50	23,165	8.500	21,802	8.00
International Bank of Commerce, Zapata	66,932	32.74	17,376	8.500	16,354	8.00
Tier 1 Capital (to Average Assets):
Consolidated	$2,974,881	18.84%	$631,755	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,638,720	17.67	370,911	4.00	463,639	5.00%
International Bank of Commerce, Brownsville	554,879	13.08	169,680	4.00	212,100	5.00
International Bank of Commerce, Oklahoma	240,023	14.47	66,341	4.00	82,926	5.00
Commerce Bank	102,200	13.53	30,219	4.00	37,774	5.00
International Bank of Commerce, Zapata	66,932	13.44	19,917	4.00	24,896	5.00

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Our actual capital amounts and ratios for 2023 are also presented in the following table:

					To Be Well-Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(greater than	(greater than	(greater than	(greater than
			or equal to)	or equal to)	or equal to)	or equal to)
	(Dollars in Thousands)
As of December 31, 2023:
Common Equity Tier 1 (to Risk Weighted Assets):
Consolidated	$2,563,130	21.72%	$825,968	7.000%	N/A	N/A
International Bank of Commerce, Laredo	1,444,775	18.54	545,611	7.000	$506,639	6.50%
International Bank of Commerce, Oklahoma	477,390	24.41	136,883	7.000	127,106	6.50
International Bank of Commerce, Brownsville	232,965	20.72	78,718	7.000	73,095	6.50
International Bank of Commerce, Zapata	97,334	36.57	18,628	7.000	17,298	6.50
Commerce Bank	64,110	31.18	14,394	7.000	13,366	6.50
Total Capital (to Risk Weighted Assets):
Consolidated	$2,790,171	23.65%	$1,238,952	10.500%	N/A	N/A	%
International Bank of Commerce, Laredo	1,542,462	19.79	818,416	10.500	$779,444	10.00
International Bank of Commerce, Oklahoma	500,268	25.58	205,325	10.500	195,547	10.00
International Bank of Commerce, Brownsville	247,031	21.97	118,076	10.500	112,454	10.00
International Bank of Commerce, Zapata	100,660	37.82	27,943	10.500	26,612	10.00
Commerce Bank	66,680	32.43	21,591	10.500	20,563	10.00
Tier 1 Capital (to Risk Weighted Assets):							%
Consolidated	$2,642,492	22.39%	$1,002,961	8.500%	N/A	N/A
International Bank of Commerce, Laredo	1,444,775	18.54	662,527	8.500	$623,555	8.00
International Bank of Commerce, Oklahoma	477,390	24.41	166,215	8.500	156,438	8.00
International Bank of Commerce, Brownsville	232,965	20.72	95,586	8.500	89,963	8.00
International Bank of Commerce, Zapata	97,334	36.57	22,620	8.500	21,290	8.00
Commerce Bank	64,110	31.18	17,478	8.500	16,450	8.00%
Tier 1 Capital (to Average Assets):
Consolidated	$2,642,492	17.46%	$605,262	4.00%	$ N/A	N/A
International Bank of Commerce, Laredo	1,444,775	16.40	352,412	4.00	440,515	5.00
International Bank of Commerce, Oklahoma	477,390	11.79	161,919	4.00	202,398	5.00
International Bank of Commerce, Brownsville	232,965	14.72	63,294	4.00	79,117	5.00
International Bank of Commerce, Zapata	97,334	14.50	26,858	4.00	33,572	5.00
Commerce Bank	64,110	13.26	19,338	4.00	24,172	5.00

(19) Fair Value

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

The following table represents financial instruments reported on the consolidated statements of condition at their fair value as of December 31, 2024 by level within the fair value measurement hierarchy.

		Fair Value Measurements at
		Reporting Date Using
		(in Thousands)
		Quoted
		Prices in
		Active	Significant
	Assets/Liabilities	Markets for	Other	Significant
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
	December 31, 2024	(Level 1)	(Level 2)	(Level 3)
Measured on a recurring basis:
Assets:
Available for sale debt securities
Residential mortgage-backed securities	$4,835,176	$—	$4,835,176	$—
States and political subdivisions	152,741	—	152,741	—
Equity Securities	5,394	5,394	—	—
	$4,993,311	$5,394	$4,987,917	$—

The following table represents financial instruments reported on the consolidated balance sheets at their fair value as of December 31, 2023 by level within the fair value measurement hierarchy.

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

For the years ended December 31, 2024 and December 31, 2023, debt investment securities available-for-sale are classified within Level 2 of the valuation hierarchy. Equity securities with readily determinable fair values are classified within Level 1. For debt securities classified as Level 2 in the fair value hierarchy, we obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Certain financial instruments are measured at fair value on a nonrecurring basis. They are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the period ended December 31, 2024 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets for	Other	Significant	Net
	Period ended	Identical	Observable	Unobservable	Provision
	December 31,	Assets	Inputs	Inputs	During
	2024	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Watch List—Doubtful loans	$169,246	$—	$—	$169,246	$14,662
Other real estate owned	11,537	—	—	11,537	632

The following table represents financial instruments measured at fair value on a non-recurring basis as of and for the year ended December 31, 2023 by level within the fair value measurement hierarchy:

Fair Value Measurements at Reporting
Date Using
(in thousands)
Quoted
	Assets/Liabilities	Prices in
	Measured at	Active	Significant
	Fair Value	Markets	Other	Significant	Net
	Year ended	for Identical	Observable	Unobservable	Provision
	December 31,	Assets	Inputs	Inputs	During
	2023	(Level 1)	(Level 2)	(Level 3)	Period
Measured on a non-recurring basis:
Assets:
Watch List—Doubtful loans	$46,124	$—	$—	$46,124	$10,221
Other real estate owned	307	—	—	307	2,538

Our assets measured at fair value on a non-recurring basis are limited to loans classified as Watch List—Doubtful and other real estate owned. The tabular disclosures above include only those loans or other real estate owned that had a change in the provision for credit loss during the reporting period or for which a new specific provision for credit loss was established during the reporting period.  The fair value of Watch List—Doubtful loans is derived in accordance with FASB ASC Subtopic 326-10, “Financial Instruments – Credit Losses - Overall”. They are primarily comprised of collateral-dependent commercial loans. As the primary sources of loan repayments decline, the secondary repayment source, the collateral, takes on greater significance. Correctly evaluating the fair value becomes even more important. Re-measurement of the loan to fair value is done through a specific valuation allowance included in the allowance for credit losses (“ACL”). The fair value of the loan is based on the fair value of the collateral, as determined through either an appraisal or internal evaluation process. The basis for our appraisal and appraisal review process are applicable regulatory guidelines, including regulatory appraisal laws and the Uniform Standards of Professional Appraisal Practice, which are incorporated into our lending policy.  All collateral dependent loans are evaluated in accordance with our lending policy to assess if a third-party appraisal is required to be obtained as part of our credit underwriting and monitoring process.  Collateral dependent loans that do not meet the requirements for a third-party appraisal are required to undergo an internal evaluation by our in-house independent appraisal staff.

Our determination to either seek an appraisal or to perform an internal evaluation is performed by our credit quality committee, which analyzes the existing collateral values of the doubtful loans and identifies obsolete appraisals or

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

internal evaluations. The credit quality committee reviews the existing appraisal to determine if the collateral value is reasonable in view of the current use of the collateral and the economic environment related to the collateral.  The ultimate decision on the appropriate action is made by our independent credit administration team. A new appraisal is not required if an internal evaluation, as performed by our in-house independent appraisal staff, is able to appropriately update the original appraisal assumptions to reflect current market conditions and provide an estimate of the collateral’s market value for analysis of the doubtful loan. The internal evaluations must be in writing and contain sufficient information detailing the analysis, assumptions and conclusions, and they must support performing an evaluation in lieu of ordering a new appraisal.

As of December 31, 2024, we had $168,621,000 of doubtful commercial collateral-dependent loans, of which $110,583,000 had an appraisal performed within the immediately preceding rolling twelve-month period, and of which $0 had an internal evaluation performed within the immediately preceding rolling twelve-month period. As of December 31, 2023, we had approximately $46,491,000 of doubtful commercial collateral-dependent loans, of which $1,272,000 had an appraisal performed within the immediately preceding rolling twelve-month period and of which $35,061,000 had an internal evaluation performed within the immediately preceding rolling twelve-month period.

Other real estate owned is comprised of real estate acquired by foreclosure and deeds in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell such property (as determined by independent appraisal) within Level 3 of the fair value hierarchy. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the ACL (formerly allowance for probable loan losses), if necessary. The fair value is reviewed periodically, and subsequent write downs are made accordingly through a charge to operations. Other real estate owned is included in other assets on the consolidated financial statements. For the twelve months ended December 31, 2024, 2023, and 2022, we recorded approximately $2,228,000, $0, and $2,000, respectively, in charges to the ACL in connection with loans transferred to other real estate owned. For the twelve months ended December 31, 2024, 2023, and 2022, we recorded approximately $632,000, $2,538,000, and $1,627,000, respectively, in adjustments to fair value in connection with other real estate owned.

The fair value estimates, methods, and assumptions for our financial instruments at December 31, 2024 and December 31, 2023 are outlined below.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For variable rate performing loans, the carrying amount approximates the fair value. For fixed rate performing loans, the fair value is calculated by discounting scheduled cash flows using current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality. Fixed rate performing loans are within Level 3 of the fair value hierarchy. At December 31, 2024 and December 31, 2023, the carrying amount of fixed rate performing loans was $1,216,156,000 and $1,199,347,000, respectively, and the estimated fair value was $1,154,862,000 and $1,073,892,000, respectively.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposit accounts, savings accounts and interest-bearing demand deposit accounts, was equal to the amount payable on demand as of December 31, 2024 and December 31, 2023. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is based on currently offered rates. Time deposits are within Level 3 of the fair value hierarchy. At December 31, 2024 and December 31, 2023, the carrying amount of time deposits was $2,899,543,000 and $2,425,177,000, respectively, and the estimated fair value was $2,895,245,000 and $2,428,681,000, respectively.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements are short-term maturities. Due to the contractual terms of the instruments, the carrying amounts approximated fair value at December 31, 2024 and December 31, 2023.

Junior Subordinated Deferrable Interest Debentures

We currently have floating rate junior subordinated deferrable interest debentures outstanding. Due to the contractual terms of the floating rate junior subordinated deferrable interest debentures, the carrying amounts approximated fair value at December 31, 2024 and December 31, 2023.

Other Borrowed Funds

We currently have long-term borrowings issued from the Federal Home Loan Bank (“FHLB”). The long-term borrowings outstanding at December 31, 2024 and December 31, 2023 are fixed-rate borrowings and the fair value is based on established market spreads for similar types of borrowings. The fixed-rate long-term borrowings are included in Level 2 of the fair value hierarchy. At December 31, 2024 and December 31, 2023, the carrying amount of the fixed-rate long-term FHLB borrowings was $10,541,000 and $10,745,000, respectively, and the estimated fair value was $10,541,000 and $10,745,000, respectively.

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

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

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Condition

(Parent Company Only)

December 31, 2024 and 2023

(Dollars in Thousands)

	2024	2023
ASSETS
Cash	$65,858	$105,184
Other investments	155,416	111,382
Net loans	60,502	62,150
Investment in subsidiaries	2,622,447	2,281,952
Goodwill	3,365	3,365
Other assets	12,744	8,617
Total assets	$2,920,332	$2,572,650
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Junior subordinated deferrable interest debentures	$108,868	$108,868
Due to IBC Trading	21	21
Other liabilities	14,736	15,987
Total liabilities	123,625	124,876
Shareholders’ equity:
Common shares	96,617	96,467
Surplus	159,333	155,511
Retained earnings	3,356,177	3,029,088
Accumulated other comprehensive loss	(379,054)	(397,889)
	3,233,073	2,883,177
Less cost of shares in treasury	(436,366)	(435,403)
Total shareholders’ equity	2,796,707	2,447,774
Total liabilities and shareholders’ equity	$2,920,332	$2,572,650

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Income

(Parent Company Only)

Years ended December 31, 2024, 2023 and 2022

(Dollars in Thousands)

	2024	2023	2022
Income:
Dividends from subsidiaries	$130,000	$179,000	$222,175
Interest income on notes receivable	7,602	5,769	2,394
(Loss) income on other investments	(3,356)	(6,150)	8,662
Other	1,059	4	857
Total income	135,305	178,623	234,088
Expenses:
Interest expense (Debentures)	7,762	8,122	5,037
Provision for credit loss	625	500	437
Other	6,252	252	2,291
Total expenses	14,639	8,874	7,765
Income before federal income taxes and equity in undistributed net income of subsidiaries	120,666	169,749	226,323
Income tax (benefit) expense	(833)	(1,365)	504
Income before equity in undistributed net income of subsidiaries	121,499	171,114	225,819
Equity in undistributed net income of subsidiaries	287,668	240,654	74,413
Net income	$409,167	$411,768	$300,232

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(22) International Bancshares Corporation (Parent Company Only) Financial Information

Statements of Cash Flows

(Parent Company Only)

Years ended December 31, 2024, 2023 and 2022

(Dollars in Thousands)

	2024	2023	2022
Operating activities:
Net income	$409,167	$411,768	$300,232
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	625	500	437
Unrealized (gain) loss on equity securities with readily determinable fair values	(27)	(14)	36
Stock compensation expense	214	330	449
(Decrease) increase in other liabilities	(1,251)	4,911	1,743
Equity in undistributed net income of subsidiaries	(287,668)	(240,654)	(74,413)
Net cash provided by operating activities	121,060	176,841	228,484
Investing activities:
Net increase in loans	(24,528)	(20,170)	(32,556)
Increase in other assets and other investments	(56,575)	(33,285)	(43,343)
Net cash used in investing activities	(81,103)	(53,455)	(75,899)
Financing activities:
Redemption of long-term debt	—	(25,774)	—
Proceeds from stock transactions	3,758	1,167	1,537
Payments of cash dividends - common	(82,078)	(78,247)	(75,375)
Purchase of treasury stock	(963)	(4,611)	(52,048)
Net cash used in financing activities	(79,283)	(107,465)	(125,886)
(Decrease) increase in cash	(39,326)	15,921	26,699
Cash at beginning of year	105,184	89,263	62,564
Cash at end of year	$65,858	$105,184	$89,263

Non-cash investing activities:
Net transfers from loans to other investments	$25,551	$—	$—

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2024

Interest income	$215,564	222,657	215,672	212,089
Interest expense	54,646	54,715	51,441	48,481
Net interest income	160,918	167,942	164,231	163,608
Provision for probable loan losses	1,451	8,602	8,771	12,978
Non-interest income	47,318	43,842	43,520	42,242
Non-interest expense	73,153	76,215	74,108	69,643

Income before income taxes	133,632	126,967	124,872	123,229

Income taxes	18,548	27,195	27,892	25,898

Net income	$115,084	$99,772	$96,980	$97,331

Per common share:
Basic

Net income	$1.85	$1.60	$1.56	$1.57

Diluted

Net income	$1.85	$1.60	$1.56	$1.56

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Quarterly Income Statements

(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
2023

Interest income	$209,714	204,175	198,124	188,149
Interest expense	45,181	36,847	31,669	22,964
Net interest income	164,533	167,328	166,455	165,185
Provision for probable loan losses	6,697	10,476	8,816	8,587
Non-interest income	46,492	45,385	37,702	40,362
Non-interest expense	68,591	71,200	67,534	68,029

Income before income taxes	135,737	131,037	127,807	128,931

Income taxes	29,361	27,773	27,322	27,288

Net income	$106,376	$103,264	$100,485	$101,643

Per common share:
Basic

Net income	$1.71	$1.66	$1.62	$1.64

Diluted

Net income	$1.71	$1.66	$1.62	$1.64

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

Condensed Average Statements of Condition

(Dollars in Thousands)

(Unaudited)

Distribution of Assets, Liabilities and Shareholders’ Equity

The following table sets forth a comparative summary of average interest earning assets and average interest-bearing liabilities and related interest yields for the years ended December 31, 2024, 2023, and 2022. Tax-exempt income has not been adjusted to a tax-equivalent basis:

	2024			2023			2022
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost	Balance	Interest	Rate/Cost

	(Dollars in Thousands)
Assets
Interest earning assets:
Loan, net of unearned discounts:
Domestic	$8,224,350	672,611	8.18%	$7,526,132	611,836	8.13%	$6,977,890	397,356	5.69%
Foreign	131,700	8,669	6.58	147,477	8,212	5.57	138,262	4,821	3.49
Investment securities:
Taxable	5,238,923	153,486	2.93	5,167,485	132,151	2.56	4,510,293	74,988	1.66
Tax-exempt	158,526	6,146	3.88	162,300	6,259	3.86	70,636	2,541	3.60
Other	510,722	25,070	4.91	869,497	41,704	4.80	2,831,040	46,075	1.63
Total interest-earning assets	14,264,221	865,982	6.07%	13,872,891	800,162	5.77%	14,528,121	525,781	3.62%
Non-interest earning assets:
Cash and cash equivalents	140,757			141,365			365,194
Bank premises and equipment, net	414,631			412,678			415,883
Other assets	1,303,411			1,350,722			1,203,790
Less allowance for probable loan losses	(153,940)			(141,016)			(116,188)
Total	$15,969,080			$15,636,640			$16,396,800
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Savings and interest bearing demand deposits	$4,498,554	81,912	1.82%	$4,487,192	60,337	1.34%	$4,667,048	12,686	0.27%
Time deposits:
Domestic	1,134,834	41,031	3.62	985,189	23,189	2.35	1,020,388	6,555	0.64
Foreign	1,523,829	55,937	3.67	1,262,762	29,969	2.37	1,139,209	4,602	0.40
Securities sold under repurchase agreements	616,208	22,340	3.63	469,152	14,760	3.15	476,877	2,495	0.52
Other borrowings	10,718	281	2.62	10,839	283	2.61	386,924	6,781	1.75
Junior subordinated interest deferrable debentures	108,868	7,782	7.13	115,859	8,123	7.01	134,642	5,037	3.74
Total interest bearing liabilities	7,893,011	209,283	2.65%	7,330,993	136,661	1.86%	7,825,088	38,156	0.49%
Non-interest bearing liabilities:
Demand Deposits	4,800,102			5,299,865			5,973,462
Other liabilities	279,972			333,309			200,013
Shareholders’ equity	2,995,995			2,672,483			2,398,237
Total	$15,969,080			$15,636,650			$16,396,800
Net interest income		$656,699			$663,501			$487,625
Net yield on interest earning assets			4.60%			4.78%			3.36%

INTERNATIONAL BANCSHARES CORPORATION

OFFICERS AND DIRECTORS

OFFICERS	DIRECTORS

DENNIS E. NIXON	DENNIS E. NIXON
Chairman of the Board and President	Chairman of the Board
International Bank of Commerce
JUDITH I. WAWROSKI
Chief Accounting Officer and Treasurer	JAVIER DE ANDA
Senior Vice President
DALIA F. MARTINEZ	B.P. Newman Investment Company
Vice President
DOUG HOWLAND
MIRTA SALCEDO	Investments
Auditor
RUDOLPH M. MILES
MARISA V. SANTOS	Investments
Secretary
LARRY NORTON
HILDA V. TORRES	Investments
Assistant Secretary
ROBERTO R. RESENDEZ
Investments

ANTONIO R. SANCHEZ, JR.
Chairman of the Board
Sanchez Oil & Gas Corporation
Investments

DIANA G. ZUNIGA
President and Owner
Investors Alliance, Inc.